Form 10-K, Exhibit 13
period 1996-12-31
WILMINGTON TRUST CORP
filed 1997-03-28
CIK 872821

EXHIBIT 13




                          WILMINGTON TRUST CORPORATION

                               1996 ANNUAL REPORT



                             A VISION FOR THE FUTURE

                              A STRATEGY FOR GROWTH





                            [WILMINGTON TRUST LOGO.]

                                TABLE OF CONTENTS



The Year in Brief.............................................................1

Letter to Stockholders........................................................3

Significant Events............................................................7

Feature Section...............................................................8

Management's Discussion and Analysis.........................................14

Consolidated Financial Statements............................................45

Notes to Consolidated Financial Statements...................................49

Organizational Listings......................................................79

Stockholder Information......................................................85

                                  [OUR MISSION]

                         Helping our customers succeed.

THE YEAR IN BRIEF

WILMINGTON TRUST CORPORATION AND SUBSIDIARIES

                                                                   Increase
FOR THE YEAR (in thousands)          1996            1995         (Decrease)
----------------------------------------------------------------------------

Net interest income                 $  214,221      $  197,364        8.5%

Provision for loan losses               16,000          12,280       30.3

Other income                           138,237         127,640        8.3

Net interest and other income          336,458         312,724        7.6

Other expense                          192,339         181,004        6.3

Income before income taxes             144,119         131,720        9.4

Applicable income taxes                 46,841          41,689       12.4

Net income                              97,278          90,031        8.0

PER SHARE*
----------------------------------------------------------------------------

Net income                          $     2.83      $     2.56       10.5%

Dividends paid                            1.29            1.17       10.3

Book value at December 31                13.71           13.09        4.7

AT YEAR END (in thousands)
----------------------------------------------------------------------------

Assets                              $5,564,409      $5,372,198        3.6%

Loans                                3,771,484       3,521,915        7.1

Reserve for loan losses                 54,361          49,867        9.0

Investment securities                1,266,151       1,360,778       (7.0)

Deposits                             3,913,698       3,587,585        9.1

Stockholders' equity                   464,717         459,371        1.2


* ALL PER SHARE AMOUNTS THROUGHOUT THIS REPORT HAVE BEEN ADJUSTED TO REFLECT THE FOUR 100% STOCK DIVIDENDS (2-FOR-1 SPLITS) EFFECTED SINCE 1983. NOTE: PRIOR PERIOD AMOUNTS THROUGHOUT THIS REPORT HAVE BEEN RESTATED TO REFLECT THE ACQUISITIONS IN 1992 OF THE SUSSEX TRUST COMPANY AND IN 1990 OF WILMINGTON CAPITAL MANAGEMENT, INC. AND THE PEOPLES BANK OF HARRINGTON UNDER THE POOLING OF INTERESTS METHOD.

             [GRAPH OF NET INCOME FOR EACH YEAR FROM 1986 TO 1996,
                  WITH THE FOLLOWING PLOT POINTS, IN MILLIONS:

                1986 - $39.01
                1987 - $46.72
                1988 - $55.61
                1989 - $61.19
                1990 - $68.53
                1991 - $72.76
                1992 - $64.01
                1992A- $78.76 BEFORE CHANGE IN ACCOUNTING PRINCIPLE
                1993 - $82.76
                1994 - $85.17
                1995 - $90.03
                1996 - $97.28

              GRAPH OF RETURN ON STOCKHOLDERS' EQUITY FOR EACH YEAR
               FROM 1986 TO 1996, WITH THE FOLLOWING PLOT POINTS:


                1986 - 21.24%
                1987 - 21.92%
                1988 - 23.38%
                1989 - 22.08%
                1990 - 22.67%
                1991 - 21.09%
                1992 - 17.44%
                1992A- 20.62% BEFORE CHANGE IN ACCOUNTING PRINCIPLE
                1993 - 21.12%
                1994 - 20.84%
                1995 - 20.70%
                1996 - 21.38%


                GRAPH OF RETURN ON ASSETS FOR EACH YEAR FROM 1986
                    TO 1996, WITH THE FOLLOWING PLOT POINTS:


                1986 - 1.35%
                1987 - 1.50%
                1988 - 1.73%
                1989 - 1.70%
                1990 - 1.72%
                1991 - 1.75%
                1992 - 1.55%
                1992A- 1.90% BEFORE CHANGE IN ACCOUNTING PRINCIPLE
                1993 - 1.96%
                1994 - 1.88%
                1995 - 1.83%
                1996 - 1.83%]

                [PICTURE OF TED T. CECALA, CHAIRMAN OF THE BOARD
                          AND CHIEF EXECUTIVE OFFICER.]


TO OUR STOCKHOLDERS

As your new Chairman and Chief Executive Officer, I am pleased to report that Wilmington Trust Corporation continued to achieve record performance for the year 1996.

Earnings per share were $2.83, up 11% from the $2.56 reported for the previous year. Net income reached a record $97.3 million, up 8% from the $90.0 million reported for 1995.

Total revenues for the year reached $352.5 million, up 8% from the $325.0 million reported in 1995. These higher revenues were the result of a 9% increase in net interest income, up to $214.2 million from the $197.4 million reported last year, combined with an 8% increase in total other income, up to $138.2 million from the $127.6 million reported last year.

Return on stockholders' equity was 21.38% and return on assets for the year was 1.83%, compared to 20.70% and 1.83%, respectively, reported a year ago. Wilmington Trust continues to rank among the top financial institutions in the nation in these key indices of financial performance.

THE STORY BEHIND THE PERFORMANCE.

As our financial results indicate, Wilmington Trust continues to build on its long and proud history of outstanding performance. But the numbers only begin to tell the story of where the company stands today and where it is headed tomorrow.

Today, Wilmington Trust holds the dominant market share in our home state and is also among the nation's ten largest personal trust companies, with responsibility for $100 billion in assets on behalf of customers in 50 states and 17 foreign countries.

We operate at one of the highest levels of efficiency in our industry and have completed our 15th consecutive year of record performance. Not coincidentally, our market value has grown over the past 15 years from just $82 million to over $1.4 billion.

These are impressive accomplishments and they provide a solid foundation to build our future.

PLANNING FOR CONTINUED GROWTH.

Wilmington Trust strives to be an organization that applies its resources to pursuing the best interests of its customers. That is why our corporate mission is "Helping our customers succeed." Experience has shown that this is the clearest path to our own success and growth.

To achieve this mission, we have established a clear vision for the future and a clear direction for how we will reach our goals. Our vision for Wilmington Trust is an organization that includes:

 .   FOCUS ON CORE  BUSINESSES:  All of us at  Wilmington  Trust  believe we will continue to be a leader in the banking and investment services industry. One that is positioned to capitalize on major economic trends such as the rapid growth in the number of entrepreneurs and professionals and a transfer of generational wealth that promises to be the largest in the history of the world.

    We continue to grow our banking business, with our disciplined credit practices and emphasis on relationships, in Delaware, Pennsylvania, Maryland and Florida.

    Building on our long tradition of providing exceptional service to wealthy individuals and families, we are currently expanding our asset management, trust, and estate planning services. We are expanding our banking and trust franchises into geographic areas where wealth is concentrated. Our plans call for opening new offices in New York and California while increasing our presence in both Pennsylvania and Florida.

    Also, we will leverage our core capabilities through alliances that we will forge with other lending institutions that will augment our own business development efforts.

 .   TECHNOLOGICAL   EXCELLENCE:   Wilmington  Trust  is  an  organization   that
    emphasizes technology-based solutions that offer operational efficiency to our organization while providing the high level of service that customers expect.

    Our new trust administration system provides our customers with one of the most advanced workstations available in the industry. The system supports our significant trust and asset management business and provides us a technological foundation we can expand to keep pace with ever-changing laws, securities and financial markets.

    We are also actively involved in developing banking delivery systems that complement our traditional sales offices that are cost-effective and convenient for our customers.

 .   ORGANIZATIONAL STRENGTH: To fulfill our mission, we must continue to develop
    a  strong,  highly  focused  organization,   structured  in  a  manner  that
    encourages responsiveness to customer needs.

    That is why a company-wide effort has been initiated to streamline our organization, improve internal communication and focus on four key goal areas.

 .   SHAREHOLDER  VALUE:  Above all,  Wilmington  Trust is an  organization  that provides stockholders with superior long-term value.

                 [GRAPH OF NET INCOME PER SHARE FOR EACH YEAR
               FROM 1986 TO 1996, WITH THE FOLLOWING PLOT POINTS:

                1986 - $1.02
                1987 - $1.21
                1988 - $1.45
                1989 - $1.59
                1990 - $1.81
                1991 - $1.92
                1992 - $1.70
                1992A- $2.09 BEFORE CHANGE IN ACCOUNTING PRINCIPLE
                1993 - $2.24
                1994 - $2.37
                1995 - $2.56
                1996 - $2.83]


We actively manage our balance sheet, remaining averse to excessive risk while building revenues and controlling costs. At the same time, we strive to achieve high returns on our capital by investing in our businesses and maintaining a prudent level of capital. We manage the growth of capital through our stock buyback program and dividends.

Efforts like these help Wilmington Trust to consistently rank as one of the strongest financial institutions in America-a well-capitalized company, with excellent performance and a tradition of providing increasing shareholder value.


                [PICTURE OF ROBERT V. A. HARRA, JR., PRESIDENT,
                      CHIEF OPERATING OFFICER AND TREASURER]



A TIME OF CHALLENGES AND OPPORTUNITIES.

Looking ahead, I see many challenges for our organization--but many more opportunities.

Wilmington Trust has a unique heritage, reputation for service and culture that sets us apart from the competition in the rapidly changing financial services industry.

We provide a  competitive  array of  financial  services  including  traditional
deposit  accounts,   relationship-oriented  lending,  mutual  funds,  and  trust services.

Our infrastructure of information technology provides us with the ability to understand and serve our customers better.

We have a geographic presence in several of the nation's most promising markets and plans for expanding into others.

Our staff of talented and dedicated professionals gives us an important competitive edge.

And we enjoy the confidence of customers who have come to rely on us for long-term solutions to their financial needs.

This is a period of exciting growth for Wilmington Trust. I am looking forward to reporting the results of our efforts in the months and years ahead. I thank you for your continued confidence in our organization.



                                      /s/ Ted T. Cecala

                                      Ted T. Cecala

                                      Chairman and Chief Executive Officer

SIGNIFICANT EVENTS



 .   Robert V. A. Harra,  Jr. was named President in January of 1996. He has been with the company since 1971. Bob was elected Vice President and Commercial Loan Division Manager in 1983, Senior Vice President, Personal Banking Department, and a member of the Senior Management Committee in 1984 and Executive Vice President in 1992. In July, he was elected Chief Operating Officer.

 .   Wilmington  Trust was listed on the  Keefe,  Bruyette  & Woods  "1996  Honor
    Roll." There were only seven banks to share the distinction of reporting earnings per share increases for at least ten consecutive years. We have been on this Honor Roll since 1991.

 .   The Board of  Directors  authorized  the buyback of four  million  shares of
    Wilmington Trust common stock. Since 1987 we have had several buyback programs and have purchased an average of 860,000 shares each year.

 .   The company acquired 24% ownership of Clemente  Capital,  Inc., a global and international equity and fixed-income investment management firm that is headquartered in New York City. This strategic alliance allows us to broaden the range of investment expertise that we offer to our clients.

 .   Wilmington  Trust was named one of the 10 Best  Earners  in the U.S.  Banker magazine "Top 100 Performance Ranking." The company was ranked as the sixth most profitable bank, based on return on equity. We have consistently ranked near the top of the list in this important measure of performance.

 .   Ted T. Cecala was elected  Chairman and Chief  Executive  Officer in June of
    1996. Ted joined the company in 1979 as Controller. He was named Senior Vice President, Corporate Development Department, and a member of the Senior
    Management Committee in 1985 and Executive Vice President and Chief Financial Officer in 1990.

 .   Early in 1997,  Thomas L.  Gossage  resigned  from our  Board of  Directors, having served since 1992. We thank Tom for his years of service. Also in 1997, R. Keith Elliott became the newest member of our Board. We look forward to having Keith's energy and experience to help guide us into the future.

           [PICTURE OF LEONARD W. QUILL, DIRECTOR AND FORMER CHAIRMAN
                    OF THE BOARD AND CHIEF EXECUTIVE OFFICER.]


39 YEARS OF DEDICATED SERVICE

Leonard Quill retired as Chairman of Wilmington Trust on June 30, 1996 after a four-year term as Chairman. During that period, Wilmington Trust continued its growth with record profits each year. Leonard joined Wilmington Trust in 1957 and served for ten years in various bank departments before being named Vice President and Commercial Loan Manager. Ten years later, he became Senior Vice President, Commercial Banking Department. In 1990, Leonard was elected to the Board of Directors and named President and Chief Operating Officer. Two years later, he was elected Chairman and Chief Executive Officer. Leonard is a member of the Wilmington Trust Board of Directors and active in the many community organizations with which he has been associated.

         [PICTURE INCLUDING A PERSONAL COMPUTER, WILMINGTON TRUST CREDIT
                AND DEBIT CARDS, A PORTABLE TELEPHONE, A PEN AND
                       APPOINTMENT BOOK AND A NEWSPAPER.]


THE STRATEGIC PRIORITIES OF THE ORGANIZATION

During 1996, Wilmington Trust set four strategic priorities to guide our growth and align our resources as we enter the new millennium. In the pages ahead these priorities are described in more detail.

BUSINESS

From our foundation of strength, we will channel future sales and service activities to build key businesses that combine the best mix of customer value, competitive positioning and profitability for the company.

INFORMATION

Taking advantage of new technological solutions, we will concentrate our systems development on increasing ease, speed, flexibility and responsiveness in the flow of information and service to our customers and within the company.

FINANCIAL

Taking into account the dynamics of market opportunity, prudent diversity and risk management, we will accelerate investments in businesses that can produce sustained earnings growth and reduce investments in businesses that hold only limited potential for sustainable returns.

ORGANIZATION

We will cultivate our highly motivated staff's understanding of our customers to
continually   enhance   the  value  we   deliver   from   every   point  in  the
company--whether it be through sales, service or support operations.

Major initiatives have been set in motion to support the achievement of these strategic directions. Virtually every senior manager in the company is involved in these initiatives, ensuring the commitment of the entire enterprise. This coordinated effort means Wilmington Trust can put plans into action more quickly, effectively and responsively than companies of larger size. The result is an enhanced ability to be successful in our very competitive marketplace.

       [PICTURE INCLUDING A MAP OF NORTHERN DELAWARE AND EASTERN MARYLAND,
        A MAP OF SOUTHERN PENNSYLVANIA, WILMINGTON TRUST CREDIT AND DEBIT
           CARDS AND BROCHURES DESCRIBING WILMINGTON TRUST PRODUCTS.]


BUSINESS


[BUILDING KEY BUSINESSES.]

Wilmington Trust's record of success has been the result of the strong relationships we have built with a diverse and loyal customer base--ranging from the majority of consumers in Delaware to over half of the Fortune 500 companies in the United States. Nonetheless, we recognize that markets change over time, and we must change with them. This has pointed to several major initiatives to be undertaken over the years ahead as we implement our strategic plan.



                         [PICTURE OF COMPUTER TERMINAL.]



FORGING CUSTOMER RELATIONSHIPS.

Our current customers represent an opportunity to broaden the services we provide to them as well as extend relationships to include their business or personal interests, their family members and their heirs.

Additionally, we have the opportunity to build newer business lines that offer attractive returns to the company. These include investment services to the consumer market, employee benefits and electronic cash management services to middle market companies, and private banking services to professionals and owners of closely held businesses, to name a few. Our estimates suggest the opportunities to build relationships with existing customers are significant, customer reception is predictably high and our competitive advantages are real. To realize these opportunities, our plan calls for specific emphasis on building customer loyalty and retention through service improvement measures, staff incentives to cross-sell services across lines of responsibility and marketing programs to increase the number of services we provide to each of our most valued customers.

ENTERING NEW MARKETS.

Wilmington Trust's strong presence and share of business in Delaware provide a foundation of strength to support the company's selective expansion into new markets. To build from this base, our plan calls for expansion into markets where we can capitalize on competitive advantages and establish relationships with customer groups that offer significant opportunities to the company. Specifically, we look to the contiguous areas of Maryland, New Jersey and Pennsylvania as offering very attractive opportunities to build our commercial banking, private banking and trust businesses, particularly as local firms are disrupted by acquisition activities.

Beyond our local region, we plan to enter centers of commerce and wealth to market trust and asset management services. We believe Wilmington Trust's image, reputation and leading position in the nation's corporate capital provide unique opportunities in markets requiring the more sophisticated financial arrangements in which we specialize.

In addition to geographic expansion, our plan focuses on taking advantage of the presence we have built over the last 13 years in Florida as well as alliances we have established for marketing investment and trust services.

FOCUSING INVESTMENTS TO BUILD SUSTAINED EARNINGS GROWTH.

Wilmington Trust's entry into new markets, as well as our sustained leadership in our local market, will require increased investments in people, technology and marketing--the foundations of our enterprise. As we look into the future, we expect the competitive environment to increase in intensity. It is critical that we carefully target our investments to those businesses and markets that offer the greatest potential for sustainable, long-term earnings growth. In support of our plans, we have initiatives under way to restructure our business mix to add emphasis to businesses that provide the greatest market potential, sustainable advantage and profitability and form the basis on which we channel investments for growth.



INFORMATION



[UNLOCKING THE POWER OF INFORMATION.]



                         [PICTURE OF SATELLITE DISHES.]


Information is one of Wilmington Trust's most important assets. This rich source of knowledge about our customers and their relationship with us allows us to deliver new and innovative services.

Our goal is to continually make information more accessible to those who need it most--both staff members and customers.

INFORMATION STRATEGIC PLAN.

Our plan draws on input from every area of the organization, including sales, marketing, product development, finance, and customer service, and consists of four objectives:

 .   Long-Term Planning:  The long-range plan for our organization's  information needs enables us to project future requirements and evaluate emerging technologies within a context of how effectively they can help us achieve those requirements.

 .   Needs  Identification  Process:  We are  enhancing  this  process to help us quickly recognize the ever-changing information needs and expectations of our staff and our customers. This process will include market research, internal surveys, and other tools that will help us stay attuned to how technology can serve people.

 .   Customer Access: We will continue to implement friendly, easy-to-use systems
    that  provide  our  individual   and  business   customers  with  access  to
    information important to them. Currently, our systems include a variety of resourceful telephone and on-line banking services. In the future, our services will be expanded to put more information and more control in the hands of those who can best use it.


         [PICTURE OF A DESK WITH A COMPUTER TERMINAL, WILMINGTON TRUST
             CHECKS AND ACCOUNT STATEMENTS, A CLOCK RADIO AND KEYS.]


 .   A Technology Continuum:  Knowing that technology is evolving at an extremely rapid pace, we will work to incorporate new systems into existing ones smoothly. This will help us maximize the value of our investments, while helping to create a seamless level of service.


  [PICTURE OF WILMINGTON TRUST "SELF-SERVICE BANKER" AUTOMATED TELLER MACHINE.]


A TRADITION OF LEADERSHIP.

Information is so important that many customers already choose their financial services provider on the basis of how quickly and efficiently information-based solutions can be delivered.

Wilmington Trust has traditionally been a leader in this area, having developed systems that have met with great success in the marketplace. Through the vigorous implementation of our information plan, we are demonstrating our commitment to remaining a leader in the future.

FINANCIAL


          [PICTURE INCLUDING WILMINGTON TRUST NOTE PAD, MISCELLANEOUS
              DOMESTIC AND INTERNATIONAL CURRENCY AND A CALCULATOR.]



[BUILDING ON FINANCIAL STRENGTH.]

Ultimately, financial performance is the yardstick by which all of our activities are measured. After all, it is our financial strength that fuels future growth.

We are proud that Wilmington Trust is already among the top-performing financial institutions in America, with a long track record of net income growth. And as we move into the next century, our commitment to continued growth is stronger than ever.

FOCUSING RESOURCES.

To achieve our ambitious goals for financial performance, Wilmington Trust is focusing its resources on those opportunities that will have the greatest impact on future profitability.

That means expanding our presence in market areas that offer opportunities for increased income, such as asset management and other fee-based services. It also means discontinuing marginal activities that consume resources without contributing their fair share to our earnings or growth.

We continue to refine our ability to distinguish profitable businesses from less profitable ones, by using tools that measure the contribution of products, markets, and customer relationships. These tools will allow all new ideas to be judged within the context of their true business value.

However, our financial professionals recognize that not all decisions can be made solely by the numbers, and that some of the best ideas take time to deliver results. Therefore, they continue to act as facilitators of, not barriers to, innovation.

A COMPANY-WIDE COMMITMENT TO EFFICIENCY.

Building profitability also means looking for efficiencies that will decrease our overhead expenses. Currently, our goal is to reduce our operating budget by at least $2 million annually by streamlining processes and controlling costs.



                      [PICTURE OF A HAND ON A CALCULATOR.]



The entire Wilmington Trust staff supports this effort by providing a steady flow of ideas on how our organization can work more intelligently and efficiently.

A STRONG AVERSION TO RISK.

Our goal is to protect our organization against excessive forms of financial risk, including those related to credit, fluctuating interest rates, and business activities. The safeguarding of our capital position has long been a hallmark of our company, and we continue to make it a top priority.



               [PICTURE INCLUDING MISCELLANEOUS WILMINGTON TRUST
                 PUBLICATIONS, A PORTABLE TELEPHONE, EYEGLASSES
                       AND A WILMINGTON TRUST COFFEE MUG.]


ORGANIZATION



[STRENGTHENING A UNIFIED ORGANIZATION.]

The success of our strategic plan, and the initiatives that support our priorities, depend on a unified and diverse staff. Wilmington Trust enjoys a strong spirit of cooperation and has embraced working principles that include empowerment with accountability, honesty and integrity, teamwork, respect and courage. With an ability to anticipate and respond to the needs of our customers, we are working together to achieve our mission.



           [PICTURE OF SEVERAL BROCHURES DESCRIBING WILMINGTON TRUST
                             PRODUCTS AND PROGRAMS.]


A VISION OF THE FUTURE.

Wilmington Trust's strategic plan calls for major initiatives that touch virtually every aspect of our business. Over the next several years, we plan to double the size of our commercial and private banking loan portfolios as well as add significant growth to our fee-based businesses. Concurrently, we plan to keep a diligent watch on risk management and expense control.

Beyond the targets, our staff has adopted a renewed commitment to nurturing a productive, motivating culture at Wilmington Trust. These commitments are critical to our success as we must maintain an environment within our company that enables us to maneuver effectively and efficiently in a very competitive marketplace. This commitment must be evident in all that we do as we help our customers succeed and continue to position Wilmington Trust for continued success well into the 21st century.


  [PICTURE OF DESK WITH WILMINGTON TRUST BUSINESS CARDS AND DAYTIMER CALENDAR.]

MANAGEMENT'S DISCUSSION AND ANALYSIS
WILMINGTON TRUST CORPORATION AND SUBSIDIARIES


SUMMARY

1996 marked the fifteenth consecutive year in which the Corporation has posted record earnings.1 Net income for 1996 reached a record $97.3 million, or $2.83 per share. This was an 8% increase over the $90 million, or $2.56 per share, reported for 1995.

The improvement was attributable to growth in both of the major components of the Corporation's income. Net interest income increased 9% to $214.2 million, an increase of $16.9 million over the $197.4 million reported for 1995. Noninterest revenues increased 8% to $138.2 million, an increase of $10.6 million over the $127.6 million reported for 1995.

The provision for loan losses for 1996 was $16 million, an increase of $3.7 million, or 30%, over the $12.3 million provision for 1995.

Operating expenses for 1996 were $192.3 million. This was an increase of $11.3 million, or 6%, over the $181 million reported for 1995. The provision for income taxes was $46.8 million, an increase of $5.2 million, or 12%, over the $41.7 million reported for 1995. These results produced a return on average stockholders' equity of 21.38%, above the 20.70% reported for last year, and marked the twelfth consecutive year that return on equity1 has exceeded 20%. The return on average assets for 1996 was 1.83%, unchanged from a year ago.

The Corporation maintained its high level of productivity during 1996. The net profit margin (measured by net income as a percentage of the sum of net interest and noninterest income) for 1996 was 27.6%, down slightly from the 27.7% reported for 1995. Productivity for 1996, as measured by net income per staff member, was $40,000, up from the $39,000 reported for 1995.

Statistical disclosures required of bank holding companies by Industry Guide 3 are included in the Corporation's Annual Report on Form 10-K for 1996.

________________________________

1 BASED UPON INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE.

The following table presents comparative five-year average balance sheets and income statements, as well as interest income and expense and respective yields and costs of funds for those years.

     [GRAPH OF NET INCOME PER STAFF MEMBER FOR EACH YEAR FROM 1986 TO 1996,
                  WITH THE FOLLOWING PLOT POINTS, IN THOUSANDS:


                    1986 - $20.63
                    1987 - $23.38
                    1988 - $25.45
                    1989 - $28.16
                    1990 - $31.45
                    1991 - $32.88
                    1992 - $29.26
                    1992A- $36.00 BEFORE CHANGE IN ACCOUNTING PRINCIPLE 1993 - $36.72
                    1994 - $36.98
                    1995 - $38.61
                    1996 - $40.23]

           [GRAPH OF NET PROFIT MARGIN (NET INCOME AS A PERCENTAGE OF
                 OPERATING REVENUES) FOR EACH YEAR FROM 1986 TO
                      1996, WITH THE FOLLOWING PLOT POINTS:


                    1986 - 25.61%
                    1987 - 26.13%
                    1988 - 28.72%
                    1989 - 28.53%
                    1990 - 29.34%
                    1991 - 28.51%
                    1992 - 23.24%
                    1992A- 28.59% BEFORE CHANGE IN ACCOUNTING PRINCIPLE 1993 - 28.69%
                    1994 - 28.64%
                    1995 - 27.70%
                    1996 - 27.60%]

FIVE-YEAR ANALYSIS OF EARNINGS AND CONSOLIDATED STATEMENT OF CONDITION WILMINGTON TRUST CORPORATION AND SUBSIDIARIES


                                                          1996                                1995
                                             ------------------------------   -------------------------------------
(In thousands; rates on                      Average     Income/    Average      Average       Income/     Average
tax-equivalent basis)                        balance     expense     rate        balance       expense       rate
-------------------------------------------------------------------------------------------------------------------
Time deposits in other banks                $      __  $     __         __%    $     __       $    __          __%
Federal funds sold and securities
purchased under agreements to resell           26,459     1,475        5.57        17,522         1,036       5.91
---------------------------------------------------------------                 -----------------------
   Total short-term investments                26,459     1,475        5.57        17,522         1,036       5.91
                                          -------------------------------------------------------------------------
U.S. Treasury and government agencies         818,585    51,511        6.30       598,501        37,182       6.21
State and municipal(1)                         35,473     2,829        8.00        42,099         3,077       7.31
Preferred stock (1)                           133,322    10,058        7.51       155,632         9,865       6.34
Asset-backed securities                       259,071    15,163        5.85       290,779        15,946       5.48
Other(1)                                       96,556     5,321        5.53        96,991         5,595       5.76
---------------------------------------------------------------                ------------------------
   Total investment securities              1,343,007    84,882        6.33     1,184,002        71,665       6.05
                                           ------------------------------------------------------------------------

Commercial, financial and
   agricultural                             1,160,899   103,131        8.88     1,074,860        99,199       9.23
Real Estate---construction                    114,827    11,150        9.71       103,104        10,739      10.42
Mortgage--commercial                          806,782    77,871        9.65       751,937        74,244       9.87
Mortgage--residential                         683,095    53,563        7.84       633,852        50,356       7.94
Installment loans to individuals              836,827    80,941        9.67       827,029        81,141       9.81
---------------------------------------------------------------                ------------------------
    Total loans(1)(2)                       3,602,430   326,656        9.07     3,390,782       315,679       9.31
                                           ------------------------------------------------------------------------
   Total earning assets                     4,971,896   413,013        8.31     4,592,306       388,380       8.46
Other assets                                  335,467                             340,560
-----------------------------------------------------                          ----------
Total assets                               $5,307,363                          $4,932,866
                                           ========================================================================
Savings                                    $  356,542     8,431        2.36    $  357,048         8,703       2.44
Interest-bearing demand                     1,007,652    25,962        2.58       981,379        26,253       2.68
Certificates under $100,000                 1,245,436    72,095        5.79     1,084,165        61,540       5.68
Certificates $100,000 and over                281,314    15,467        5.50       161,403         8,808       5.46
---------------------------------------------------------------                ------------------------
   Total interest-bearing deposits          2,890,944   121,955        4.22     2,583,995       105,304       4.08
                                           -----------------------------------------------------------------------
Federal funds purchased and securities
  sold under agreements to repurchase       1,161,521    63,429        5.46     1,203,372        72,178       6.00
U.S. Treasury demand                           34,241     1,766        5.16        36,044         2,147       5.96
---------------------------------------------------------------                ------------------------
   Total short-term borrowings              1,195,762    65,195        5.45     1,239,416        74,325       6.00
                                            ----------------------------------------------------------------------
Long-term debt                                 30,910     1,479        4.78         6,981           348       4.98
---------------------------------------------------------------                ------------------------
   Total interest-bearing liabilities       4,117,616   188,629        4.58     3,830,392       179,977       4.70
Demand deposits                               633,066                             580,928
Other noninterest funds                       221,214                             180,986
------------------------------------------------------------------------------------------------------------------
   Total funds used to support              4,971,896   188,629        3.80     4,592,306       179,977       3.92
     earning assets
Stockholders' equity                          454,917                             434,843
   Equity used to support earning assets     (221,214)                           (180,986)
Other liabilities                             101,764                              86,703
-----------------------------------------------------                          ----------
Total liabilities and stockholders'
  equity                                   $5,307,363                          $4,932,866
                                           ========================================================================

16




                                                          1996                                1995
                                             ------------------------------   -------------------------------------
(In thousands; rates on                      Average     Income/    Average      Average       Income/     Average
tax-equivalent basis)                        balance     expense     rate        balance       expense       rate
-------------------------------------------------------------------------------------------------------------------

Net interest income/yield                               224,384        4.51                     208,403       4.54
   Tax-equivalent adjustment                            (10,163)                                (11,039)
                                                       -------------------------------------------------------------
Net interest income                                     214,221                                 197,364
Provision for loan losses                               (16,000)                                (12,280)
--------------------------------------------------------------------------------------------------------------------
Net interest income after provision
   for loan losses                                      198,221                                 185,084
--------------------------------------------------------------------------------------------------------------------
Other income
Trust and investment management
   fees                                                  98,247                                  87,982
Service charges on deposit
   accounts                                              19,038                                  17,497
Other operating income                                   19,764                                  19,894
Securities gains/(losses)                                 1,188                                   2,267
--------------------------------------------------------------------------------------------------------------------
   Total other income                                   138,237                                 127,640
                                                       -------------------------------------------------------------
   Net interest and other income                        336,458                                 312,724
                                                       -------------------------------------------------------------
Other expense
Salaries and employment benefits                        119,574                                 110,670
Net occupancy                                            11,111                                  10,706
Furniture and equipment                                  14,413                                  14,067
Other operating expense                                  47,241                                  45,561
--------------------------------------------------------------------------------------------------------------------
   Total other expense                                  192,339                                 181,004
                                                        ------------------------------------------------------------
Income before income taxes and
   cumulative effect of change
   in accounting principle                              144,119                                 131,720
Applicable income taxes                                  46,841                                  41,689
--------------------------------------------------------------------------------------------------------------------
   Income before cumulative effect
     of change in accounting principle                   97,278                                  90,031
Cumulative effect of change in accounting
     principle (net of income tax
     benefit of $8,296)                                      --                                      --
--------------------------------------------------------------------------------------------------------------------
   Net income                                           $97,278                                 $90,031
                                                        ============================================================
Per share data:

   Income before cumulative effect of
     change in accounting principle                       $2.83                                   $2.56
   Cumulative effect of change in
     accounting principle                                    --                                      --
                                                        ------------------------------------------------------------
Net income per share                                      $2.83                                   $2.56
                                                        ============================================================

(1) TAX ADVANTAGED INCOME HAS BEEN ADJUSTED TO A TAX-EQUIVALENT BASIS USING COMBINED STATUTORY FEDERAL AND STATE INCOME TAX RATES OF 38.2% IN 1996, 1995, 1994 AND 1993 AND 37.2% IN 1992.

(2) LOAN BALANCES INCLUDE NONACCRUAL LOANS. AMORTIZATION OF DEFERRED LOAN FEES HAS BEEN INCLUDED IN INTEREST INCOME.

NOTE: AVERAGE RATES ARE CALCULATED USING AVERAGE BALANCES BASED ON HISTORICAL COST AND DO NOT REFLECT THE MARKET VALUATION ADJUSTMENT REQUIRED BY STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 115, "ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES," EFFECTIVE JANUARY 1, 1994.


                                                             1994                                          1993
                                             ---------------------------------------     -------------------------------------
(In thousands; rates on                        Average           Income/     Average       Average         Income/     Average
tax-equivalent basis)                          balance          expense        rate        balance        expense        rate
-------------------------------------------------------------------------------------------------------------------------------
Time deposits in other banks                  $      152      $      7         3.95%       $  1,856      $     83        4.47%
Federal funds sold and securities
purchased under agreements to resell              26,273         1,155         4.40          19,392           645        3.33
----------------------------------------------------------------------                     ----------------------
   Total short-term investments                   26,425         1,162         4.40          21,248           728        3.43
                                              --------------------------------------------------------------------------------
U.S. Treasury and government agencies            457,961        26,263         5.73         427,900        27,433        6.41
State and municipal(1)                            53,335         3,921         7.35          82,036         6,851        8.35
Preferred stock (1)                              235,773        11,006         4.67         302,032        11,168        3.70
Asset-backed securities                          227,415        11,199         4.92          75,729         3,929        5.19
Other(1)                                          85,531         4,050         4.74          58,355         1,777        3.05
----------------------------------------------------------------------                     ----------------------
   Total investment securities                 1,060,015        56,439         5.33         946,052        51,158        5.41
                                              --------------------------------------------------------------------------------
Commercial, financial and
   agricultural                                  947,544        77,565         8.19         854,720        72,887        8.53
Real Estate---construction                       120,067        10,687         8.90         124,438         9,293        7.47
Mortgage--commercial                             686,307        55,530         8.09         641,554        46,943        7.32
Mortgage--residential                            605,971        47,604         7.86         623,738        55,495        8.90
Installment loans to individuals                 754,495        69,429         9.20         705,459        65,734        9.32
----------------------------------------------------------------------                     ----------------------
    Total loans(1)(2)                          3,114,384       260,815         8.37       2,949,909       250,352        8.49
                                              --------------------------------------------------------------------------------
   Total earning assets                        4,200,824       318,416         7.58       3,917,209       302,238        7.72
Other assets                                     321,221                                    304,603
--------------------------------------------------------                                 ----------
Total assets                                  $4,522,045                                 $4,221,812
                                              ================================================================================
Savings                                       $  380,543         8,712         2.29      $  333,423         8,727        2.62
Interest-bearing demand                        1,101,916        24,962         2.27       1,069,309        25,501        2.38
Certificates under $100,000                    1,047,090        49,908         4.77       1,114,884        56,317        5.05
Certificates $100,000 and over                   175,187         6,895         3.94         201,269         8,249        4.10
----------------------------------------------------------------------                   ------------------------
   Total interest-bearing deposits             2,704,736        90,477         3.35       2,718,885        98,794        3.63
                                              --------------------------------------------------------------------------------
Federal funds purchased and securities
  sold under agreements to repurchase            722,377        31,154         4.31         480,575        15,516        3.23
U.S. Treasury demand                              52,925         1,921         3.63          64,437         1,815        2.82
----------------------------------------------------------------------                   ----------
   Total short-term borrowings                   775,302        33,075         4.27         545,012        17,331        3.18
                                              --------------------------------------------------------------------------------
Long-term debt                                        --            --           --              --            --          --
----------------------------------------------------------------------                   ------------------------
   Total interest-bearing liabilities          3,480,038       123,552         3.55       3,263,897       116,125        3.56
Demand deposits                                  559,574                                    500,396
Other noninterest funds                          161,212                                    152,916
-----------------------------------------------------------------------------------------------------------------------------
   Total funds used to support
     earning assets                            4,200,824       123,552         2.94       3,917,209       116,125        2.97
Stockholders' equity                             408,647                                    391,782
   Equity used to support earning assets        (161,212)                                  (152,916)
Other liabilities                                 73,786                                     65,737
                                              ----------                                 ----------
Total liabilities and stockholders'
    equity                                    $4,522,045                                 $4,221,812
                                              ================================================================================


18

                                                              1994                                          1993
                                              -----------------------------------    ---------------------------------
(In thousands; rates on                         Average     Income/     Average       Average      Income/     Average
tax-equivalent basis)                           balance     expense        rate        balance     expense        rate
----------------------------------------------------------------------------------------------------------------------

Net interest income/yield                                   194,864       4.64                      186,113      4.75
   Tax-equivalent adjustment                                (10,534)                                (11,266)
                                                           -----------------------------------------------------------
Net interest income                                         184,330                                 174,847
Provision for loan losses                                    (4,550)                                 (9,500)
----------------------------------------------------------------------------------------------------------------------
Net interest income after provision
   for loan losses                                          179,780                                 165,347
----------------------------------------------------------------------------------------------------------------------
Other income
Trust and investment management
   fees                                                      82,542                                  78,313
Service charges on deposit
   accounts                                                  16,648                                  16,424
Other operating income                                       16,048                                  18,662
Securities gains/(losses)                                    (2,157)                                    268
----------------------------------------------------------------------------------------------------------------------
   Total other income                                       113,081                                 113,667
                                                            ----------------------------------------------------------
   Net interest and other income                            292,861                                 279,014
                                                            ----------------------------------------------------------
Other expense
Salaries and employment benefits                            101,813                                  95,849
Net occupancy                                                10,232                                   9,317
Furniture and equipment                                      12,302                                  11,380
Other operating expense                                      47,680                                  45,240
----------------------------------------------------------------------------------------------------------------------
   Total other expense                                      172,027                                 161,786
                                                            ----------------------------------------------------------
Income before income taxes and
   cumulative effect of change
   in accounting principle                                  120,834                                 117,228
Applicable income taxes                                      35,665                                  34,467
----------------------------------------------------------------------------------------------------------------------
   Income before cumulative effect
     of change in accounting principle                       85,169                                  82,761
Cumulative effect of change in accounting
     principle (net of income tax
     benefit of $8,296)                                          --                                      --
----------------------------------------------------------------------------------------------------------------------
   Net income                                              $ 85,169                               $  82,761
                                                           ===========================================================
Per share data:
   Income before cumulative effect of
     change in accounting principle                        $   2.37                               $    2.24
   Cumulative effect of change in
     accounting principle                                        --                                      --
                                                           -----------------------------------------------------------
Net income per share                                       $   2.37                               $    2.24
                                                           ===========================================================

(1) TAX  ADVANTAGED  INCOME HAS BEEN  ADJUSTED TO A  TAX-EQUIVALENT  BASIS USING
    COMBINED  STATUTORY  FEDERAL  AND STATE  INCOME  TAX RATES OF 38.2% IN 1996,
    1995, 1994 AND 1993 AND 37.2% IN 1992.

(2) LOAN BALANCES INCLUDE  NONACCRUAL LOANS.  AMORTIZATION OF DEFERRED LOAN FEES
    HAS BEEN INCLUDED IN INTEREST INCOME.

NOTE:  AVERAGE RATES ARE CALCULATED  USING AVERAGE  BALANCES BASED ON HISTORICAL
COST AND DO NOT REFLECT THE MARKET VALUATION ADJUSTMENT REQUIRED BY STATEMENT OF
FINANCIAL  ACCOUNTING  STANDARDS NO. 115, "ACCOUNTING FOR CERTAIN INVESTMENTS IN
DEBT AND EQUITY SECURITIES," EFFECTIVE JANUARY 1, 1994.



                                                              1992
                                              -------------------------------

(In thousands; rates on                         Average     Income/   Average
tax-equivalent basis)                           balance     expense      rate
-----------------------------------------------------------------------------

Time deposits in other banks                    $  3,770   $    159      4.22%
Federal funds sold and securities
purchased under agreements to resell              69,017      2,441      3.54
-------------------------------------------------------------------
   Total short-term investments                   72,787      2,600      3.57
                                              -------------------------------
U.S. Treasury and government agencies            275,190     21,633      7.86
State and municipal(1)                            88,612      7,718      8.71
Preferred stock (1)                              287,470     12,311      4.28
Asset-backed securities                           96,053      8,237      8.58
Other(1)                                          56,611      2,433      4.30
-------------------------------------------------------------------
   Total investment securities                   803,936     52,332      6.51
                                              -------------------------------
Commercial, financial and
   agricultural                                  813,491     75,144      9.24
Real Estate---construction                       120,428      9,618      7.99
Mortgage--commercial                             631,981     48,742      7.71
Mortgage--residential                            714,929     67,448      9.43
Installment loans to individuals                 698,747     71,747     10.27
-------------------------------------------------------------------
    Total loans(1)(2)                          2,979,576    272,699      9.15
                                              -------------------------------
   Total earning assets                        3,856,299    327,631      8.50
Other assets                                     279,496
--------------------------------------------------------
Total assets                                  $4,135,795
                                              ===============================
Savings                                       $  259,925      9,410      3.62
Interest-bearing demand                          976,028     33,065      3.39
Certificates under $100,000                    1,235,310     74,570      6.04
Certificates $100,000 and over                   307,505     14,948      4.86
-------------------------------------------------------------------
   Total interest-bearing deposits             2,778,768    131,993      4.75
                                              -------------------------------
Federal funds purchased and securities
  sold under agreements to repurchase            417,344     16,202      3.88
U.S. Treasury demand                              62,233      2,102      3.38
-------------------------------------------------------------------
   Total short-term borrowings                   479,577     18,304      3.82
                                              -------------------------------
Long-term debt                                        --         --        --
-------------------------------------------------------------------
   Total interest-bearing liabilities          3,258,345    150,297      4.61
Demand deposits                                  443,205
Other noninterest funds                          154,749
-----------------------------------------------------------------------------
   Total funds used to support
     earning assets                            3,856,299    150,297      3.90
Stockholders' equity                             367,144
   Equity used to support earning assets        (154,749)
Other liabilities                                 67,101
--------------------------------------------------------
Total liabilities and stockholders'
    equity                                    $4,135,795
                                              ===============================

                                                         1992
                                              -----------------------------

(In thousands; rates on                         Average   Income/   Average
tax-equivalent basis)                           balance   expense      rate
---------------------------------------------------------------------------
Net interest income/yield                                 177,334      4.60
   Tax-equivalent adjustment                              (12,120)

Net interest income                                       165,214
Provision for loan losses                                 (13,000)
---------------------------------------------------------------------------
Net interest income after provision
   for loan losses                                        152,214
---------------------------------------------------------------------------
Other income
Trust and investment management
   fees                                                    77,002
Service charges on deposit
   accounts                                                15,109
Other operating income                                     15,897
Securities gains/(losses)                                   2,259
---------------------------------------------------------------------------
   Total other income                                     110,267
                                                        -------------------
   Net interest and other income                          262,481
                                                        -------------------
Other expense
Salaries and employment benefits                           90,419
Net occupancy                                               8,581
Furniture and equipment                                    11,179
Other operating expense                                    43,602
---------------------------------------------------------------------------
   Total other expense                                    153,781
                                                        -------------------
Income before income taxes and
   cumulative effect of change
   in accounting principle                                108,700
Applicable income taxes                                    29,938
---------------------------------------------------------------------------
   Income before cumulative effect
     of change in accounting principle                     78,762
Cumulative effect of change in accounting
     principle (net of income tax
     benefit of $8,296)                                   (14,749)
---------------------------------------------------------------------------
   Net income                                            $ 64,013
                                                         ==================
Per share data:
   Income before cumulative effect of
     change in accounting principle                      $   2.09
   Cumulative effect of change in
     accounting principle                                   (0.39)
                                                         ------------------
Net income per share                                     $   1.70
                                                         ==================

(1) TAX ADVANTAGED INCOME HAS BEEN ADJUSTED TO A TAX-EQUIVALENT BASIS USING COMBINED STATUTORY FEDERAL AND STATE INCOME TAX RATES OF 38.2% IN 1996, 1995, 1994 AND 1993 AND 37.2% IN 1992.

(2) LOAN BALANCES INCLUDE NONACCRUAL LOANS. AMORTIZATION OF DEFERRED LOAN FEES HAS BEEN INCLUDED IN INTEREST INCOME.

NOTE: AVERAGE RATES ARE CALCULATED USING AVERAGE BALANCES BASED ON HISTORICAL COST AND DO NOT REFLECT THE MARKET VALUATION ADJUSTMENT REQUIRED BY STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 115, "ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES," EFFECTIVE JANUARY 1, 1994.

STATEMENT OF CONDITION

Total assets for 1996 increased, on average, $374.5 million, or 8%, to $5.31 billion. A $379.6 million, or 8%, increase in the average level of earning assets was primarily responsible for this increase.

Average total earning assets for 1996 were $4.97 billion. This was a $379.6 million, or 8%, increase over the $4.59 billion reported for 1995. Growth in the level of loans outstanding was responsible for 56% of this increase, while growth in the investment portfolio was responsible for 42% of this increase. The loan portfolio grew $211.6 million, or 6%, to $3.6 billion. Contributing to this increase was an $86 million, or 8%, increase in commercial loans, a $54.8 million, or 7%, increase in commercial mortgage loans, a $49.2 million, or 8%, increase in residential mortgage loans, an $11.7 million, or 11%, increase in real estate construction loans, and a $9.8 million, or 1%, increase in consumer loans. Approximately 20% of this 1996 loan growth was a direct result of the Corporation's marketing and sales efforts in its expansion markets in southeastern Pennsylvania, Maryland and Florida.

The average level of investment securities for 1996 increased $159 million, or 13%, as the Corporation took steps to maintain its overall leverage position and to pre-invest anticipated maturities. Contributing to this increase were higher levels of U.S. Treasury and government agency securities, which increased $220.1 million, or 37%, to $818.6 million. This increase was offset, in part, by lower levels of asset-backed securities, preferred stocks and municipal bonds which paid down, were sold or matured during the year.

On the liability side of the balance sheet, total liabilities increased $354.4 million, or 8%, on average. A $359.1 million increase in total deposits and a $23.9 million increase in long-term debt were offset, in part, by a $43.7 million, or 4%, decrease in short-term borrowings. Total deposits for 1996 reached $3.52 billion. This was an increase of $359.1 million, or 11%, over the $3.16 billion reported for 1995. The growth in retail deposits was primarily due to the Corporation's marketing efforts during 1996 in both Delaware and its expansion markets of Pennsylvania and Maryland. A premium-rate certificate of deposit program was offered for establishing a relationship banking account. As a result, all categories of retail interest-bearing deposits other than savings accounts increased on average during the year. Certificates of deposit under $100,000 increased $161.3 million, or 15%. Noninterest-bearing demand accounts increased $52.1 million, or 9%, to $633.1 million. The average level of short-term borrowings fell $43.7 million, or 4%, to $1.2 billion due, in part, to the increase in the level of certificates of deposit $100,000 and over. These increased, on average, $120 million, or 74%. The average level of long-term debt increased $24 million. The Corporation obtained funding from the Federal Home Loan Bank of Pittsburgh to construct its new operations center in Wilmington, Delaware. If further funding needs arise that exceed funding provided by retail deposits, the Corporation anticipates that it would be able to meet those funding needs in a timely and cost-effective manner. See "Liquidity."

Average total stockholders' equity during 1996 increased $20.1 million, or 5%, to $454.9 million. Additions to equity from earnings for the year were offset in part by higher levels of dividend payments and the Corporation's ongoing stock repurchases. See "Capital Resources."

SOURCES OF LOANS

        [PIE CHART OF LOAN PORTFOLIOS, WITH THE FOLLOWING PLOT POINTS:

        CONSUMER LOANS

        PERSONAL - 17.9%

        RESIDENTIAL MORTGAGE-FIXED RATE - 12.2%

        RESIDENTIAL MORTGAGE-FLOATING RATE - 5.8%

        HOME EQUITY - 3.6%

        CREDIT CARDS - 1.9%

        LEASES - 2.6%

        TOTAL CONSUMER LOANS - 44.0%


        COMMERCIAL LOANS

        PERMANENT MORTGAGE - 12.6%

        REAL ESTATE DEVELOPMENT - 5.2%

        REAL ESTATE INTERIM PROJECT - 3.9%

        BUSINESS - 34.3%

        TOTAL COMMERCIAL LOANS - 56.0%]



NET INTEREST INCOME

The Corporation's net interest income for 1996, on a fully tax-equivalent ("FTE") basis, was $224.4 million, an increase of $16 million, or 8%, over the $208.4 million reported for 1995. This was a result of a $24.6 million increase in interest revenues offset, in part, by an $8.7 million increase in interest expense. The Corporation's net interest margin for 1996 declined three basis points, to 4.51% from 4.54% reported for 1995.

Interest income (FTE) for 1996 totaled $413 million, an increase of $24.6 million, or 6%, over the $388.4 million reported for 1995. Interest revenues increased $32 million due to a $379.6 million increase in the average level of earning assets. This increase was offset, in part, by a $7.4 million decrease in interest revenues as a result of the lower interest rate environment. The average interest rate earned on the Corporation's assets for 1996 was 8.31%, a 15-basis point decrease from the 8.46% earned for 1995. This decrease in interest income attributable to the declining rate environment was partially offset by the Corporation's investment in interest rate swap and interest rate floor contracts. Swaps of $400 million, on which the Corporation is making variable-rate payments and is receiving fixed-rate payments, increased interest income $2.2 million during 1996. This compares with $450 million of swaps outstanding during 1995, which reduced interest income $1.2 million. Interest rate floors of $250 million, on which the Corporation receives payments when the floating rate index is below the strike price, contributed $955,000 to interest revenues during 1996, compared with $200 million in floors which contributed $85,000 to interest revenues during 1995. These numbers were offset, in part, by amortized acquisition costs of $320,000 and $313,000 in 1996 and 1995, respectively. During the second quarter of 1995, the sale of $200 million of floors resulted in a $4.3 million gain, which is being deferred and accreted into income over the remaining lives of the floors sold. The accreted gain for 1996 and 1995 was $1.2 million and $892,000, respectively. The net result of the swaps and floors was an increase of eight basis points in the Corporation's net interest margin during 1996, compared to a one-basis point reduction in the Corporation's net interest margin for 1995.

Interest expense for 1996 was $188.6 million, an increase of $8.7 million, or 5%, over the $180 million reported for 1995. Interest expense increased $13.5 million due to a $287.2 million increase in interest-bearing liabilities. Offsetting this increase, in part, was a $4.8 million decrease in interest expense due to the lower interest rate environment. The average rate of interest paid on the Corporation's liabilities for 1996 was 3.8%, a 12-basis point decrease from the 3.92% paid during 1995. The Corporation's prime lending rate (the rate at which banks lend to their most creditworthy customers) and the discount rate (the rate at which the Federal Reserve Banks lend money to their member banks) declined during the year. The average prime rate for 1996 was 8.27%, while the discount rate was 5.02%, compared with corresponding average rates for 1995 of 8.83% and 5.2%, respectively.


        [GRAPH OF NET INTEREST MARGIN FOR EACH YEAR FROM 1986 TO 1996,
                        WITH THE FOLLOWING PLOT POINTS:

                                  1986 - 4.54%
                                  1987 - 4.30%
                                  1988 - 4.41%
                                  1989 - 4.46%
                                  1990 - 4.23%
                                  1991 - 4.37%
                                  1992 - 4.62%
                                  1993 - 4.76%
                                  1994 - 4.64%
                                  1995 - 4.54%
                                  1996 - 4.51%]

NONINTEREST REVENUES AND OPERATING EXPENSES


       [GRAPH OF OPERATING REVENUES (NET INTEREST INCOME BEFORE PROVISION
          FOR LOAN LOSSES PLUS NONINTEREST INCOME) FOR EACH YEAR FROM
           1986 TO 1996, WITH THE FOLLOWING PLOT POINTS, IN MILLIONS:


              NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES
                                 1986 - $ 85.00
                                 1987 - $ 99.40
                                 1988 - $112.10
                                 1989 - $128.03
                                 1990 - $137.57
                                 1991 - $152.89
                                 1992 - $165.21
                                 1993 - $174.85
                                 1994 - $184.33
                                 1995 - $197.36
                                 1996 - $214.22

                               NONINTEREST INCOME
                                 1986 - $ 67.29
                                 1987 - $ 79.36
                                 1988 - $ 81.53
                                 1989 - $ 86.43
                                 1990 - $ 95.97
                                 1991 - $102.31
                                 1992 - $110.27
                                 1993 - $113.67
                                 1994 - $113.08
                                 1995 - $127.64
                                 1996 - $138.24

                            TOTAL OPERATING REVENUES
                                 1986 - $152.29
                                 1987 - $178.76
                                 1988 - $193.63
                                 1989 - $214.46
                                 1990 - $233.54
                                 1991 - $255.20
                                 1992 - $275.48
                                 1993 - $288.52
                                 1994 - $297.41
                                 1995 - $325.00
                                 1996 - $352.46]

                [GRAPH OF EFFICIENCY RATIO (TOTAL OTHER EXPENSES
                   AS A PERCENTAGE OF OPERATING REVENUES ON A
                      TAX-EQUIVALENT BASIS) FOR EACH YEAR
               FROM 1986 TO 1996, WITH THE FOLLOWING PLOT POINTS:

                                  1986 - 52.23%
                                  1987 - 53.23%
                                  1988 - 53.69%
                                  1989 - 53.60%
                                  1990 - 53.21%
                                  1991 - 52.71%
                                  1992 - 53.47%
                                  1993 - 53.97%
                                  1994 - 55.86%
                                  1995 - 53.86%
                                  1996 - 53.04%]


Revenues from noninterest sources for 1996 were $138.2 million, an increase of $10.6 million, or 8%, over the $127.6 million reported for 1995.

Trust and asset management fees during 1996 increased $10.3 million, or 12%, to $98.2 million. All three components--personal trust fees, corporate financial services fees and asset management fees--reflected increases over 1995. These results are attributable in part to the establishment of a highly competitive incentive-based compensation program and expanded sales efforts. The contribution of these fees to net income was approximately the same as the percentage of trust and asset management fees to total operating revenues.

Personal trust fees in 1996 were $47.5 million, or 13% of operating revenues. This was a $6.1 million, or 15%, increase over the $41.4 million reported for 1995. These fees are primarily earned from principal, income and distribution commissions on assets held in personal trust accounts. Estate settlement, private banking and personal tax return preparation also contributed to these fees. During 1996, higher levels of fee income were reported from all components of this business line.

Corporate financial services fees for 1996 were $28.1 million, or 8% of operating revenues. This was a $946,000, or 3%, increase over the $27.1 million reported for 1995. These fees are generated by providing trust and custody services to corporate clients and financial intermediaries. The Corporation also acts as trustee for leased capital equipment, collateralized securities, bond financings, corporate restructurings, bankruptcy liquidations and fiduciary services for all types of employee benefit trusts. Services as a corporate custodian include all aspects of establishing and administering Delaware investment holding companies. During 1996, income from each of these fee sources improved over 1995 levels, except for equipment leasing and corporate agency fees, which remained level with 1995.

Asset management fees for 1996 were $22.7 million, or 6% of operating revenues. This was a $3.3 million, or 17%, increase over the $19.5 million reported for 1995. The Corporation offers a broad range of institutional portfolio management services, including domestic and foreign entities, fixed-income investments and short-term cash management, and manages a variety of mutual funds. In addition, the Corporation provides discount brokerage services through Wilmington Brokerage Services Company, a subsidiary of Wilmington Trust Company, the Corporation's principal banking subsidiary (the "Bank"), providing convenience and efficiency to both customers and correspondent banks. During 1996, higher fee income was generated by mutual fund administration, equity management and the discount brokerage subsidiary, while fixed-income management fees were the same as in 1995.

Service charges on deposit accounts for 1996 were $19 million, an increase of $1.5 million, or 9%, over the $17.5 million reported for 1995. This increase was due to higher returned item and overdraft fees, automated teller machine fees, checkbook fees and checking account balance fees, all of which benefited from a pricing increase in the middle of 1995. Other operating income for 1996 was $19.8 million, a $130,000, or 0.7%, decrease from the $19.9 million reported for 1995. Higher credit card fees and loan origination fees and gains on residential mortgage loan sales were responsible for this increase.

Securities gains of $1.2 million were recognized in 1996, compared with $2.3 million of such gains in 1995.

Noninterest (operating) expenses for 1996 were $192.3 million, an increase of $11.3 million, or 6%, over the $181 million reported for 1995. Personnel expenses for 1996 were $119.6 million, an $8.9 million, or 8%, increase over the $110.7 million reported for 1995. Higher salaries, bonuses, incentives, payroll taxes and health insurance costs were partially offset by lower pension expense. Salaries and wages were $82.2 million, an increase of $4.9 million, or 6%, over the $77.3 million reported for 1995. To incent its employees and pay for performance, the Corporation offers its employees highly competitive sales incentives and a profit-sharing bonus. Bonuses and incentives earned in 1996 were $17.6 million, an increase of $2.6 million, or 17%, over the $15 million earned in 1995. No salary or employment benefit costs associated with the development of the Corporation's new trust system were capitalized during 1996. This compares with $845,000 of such capitalized personnel costs for 1995.

Net occupancy and furniture and equipment expenses during 1996 increased modestly due, in part, to higher depreciation and maintenance expense on electronic data processing equipment. Other operating expenses in 1996 were $41.3 million, a $1.6 million, or 4%, increase over the $39.7 million reported for 1995. Higher advertising, telephone, legal and travel expense were offset, in part, by lower FDIC deposit insurance premiums. The Corporation's commitment to growth in its expansion markets, deposit generation and enhancing its recognition as one of the nation's premier trust companies was evidenced by a $1.1 million, or 26%, increase in advertising expense for 1996 to $5.4 million.

The provision for income taxes for 1996 was $46.8 million, a $5.2 million, or 12%, increase over the $41.7 million reported for 1995. The Corporation's effective tax rate for the year was 32.5%, compared with 31.6% in 1995.

INTEREST RATE SENSITIVITY

        [GRAPH OF TRUST AND ASSET MANAGEMENT FEES FOR EACH YEAR FROM 1986
             TO 1996, WITH THE FOLLOWING PLOT POINTS, IN MILLIONS:

                               PERSONAL TRUST FEES

                                  1986 - $20.7
                                  1987 - $20.8
                                  1988 - $21.5
                                  1989 - $25.3
                                  1990 - $32.0
                                  1991 - $33.4
                                  1992 - $35.3
                                  1993 - $36.0
                                  1994 - $37.5
                                  1995 - $41.4
                                  1996 - $47.4

                              CORPORATE TRUST FEES

                                  1986 - $12.0
                                  1987 - $16.8
                                  1988 - $19.7
                                  1989 - $19.3
                                  1990 - $21.9
                                  1991 - $22.8
                                  1992 - $23.7
                                  1993 - $23.9
                                  1994 - $25.8
                                  1995 - $27.1
                                  1996 - $28.1

                              ASSET MANAGEMENT FEES

                                  1986 - $11.6
                                  1987 - $13.9
                                  1988 - $13.9
                                  1989 - $14.2
                                  1990 - $14.6
                                  1991 - $16.5
                                  1992 - $18.0
                                  1993 - $18.4
                                  1994 - $19.2
                                  1995 - $19.5
                                  1996 - $22.7

                      TOTAL TRUST AND ASSET MANAGEMENT FEES

                                  1986 - $44.3
                                  1987 - $51.5
                                  1988 - $55.1
                                  1989 - $58.8
                                  1990 - $68.5
                                  1991 - $72.7
                                  1992 - $77.0
                                  1993 - $78.3
                                  1994 - $82.5
                                  1995 - $88.0
                                  1996 - $98.2]


Net interest income is an important determinant of the Corporation's financial performance. Through interest rate sensitivity management, the Corporation seeks to maximize the growth of net interest income on a consistent basis by minimizing the effects of fluctuations associated with changing market interest rates.

The composition of assets, liabilities and off-balance-sheet instruments and their respective repricing and maturity characteristics are evaluated in assessing the Corporation's exposure to changes in interest rates. Gap analysis, used to measure the difference between volumes of rate-sensitive assets and liabilities, examines the Corporation's balance sheet at one point in time, but does not capture any balance sheet dynamics that may be present. Instead, it assumes that all rate-sensitive balances reprice at the same time and to the same extent. Because of these inherent limitations, the Corporation also employs simulation models to measure dynamic changes in rate-sensitive assets, liabilities and off-balance-sheet instruments caused by variations in interest rates.

The Corporation's interest rate sensitivity, as measured by gap analysis, was liability-sensitive at the end of 1996. Liability sensitivity indicates that liabilities reprice faster than assets and, therefore, if interest rates decline, net interest income would rise, assuming all other variables remained constant. Conversely, if interest rates rise, net interest income would decline. The Corporation's one-year gap as a percentage of total rate-sensitive assets as of December 31, 1996 was (20.6%), down from the (22.7%) reported at year-end 1995. A significant portion of the Corporation's current liability-sensitivity is attributable to the repricing characteristics of certain of its liability products, including savings, interest-bearing demand and money market accounts, which typically do not reprice to the same extent as market interest rates. Contributing to the smaller year-end gap position were increases in money market investments.

During 1996, the Corporation sold certain fixed-rate residential mortgage loans into the secondary market. The primary goal of this program was to eliminate the risk that the average lives of these fixed-rate residential mortgage loans would extend beyond their anticipated durations, as frequently occurs during periods of rising interest rates. Total mortgage loans sold during 1996 were $57.3 million.

Management reviews the Corporation's rate sensitivity regularly, and uses a variety of strategies as needed to adjust that sensitivity. These include changing the relative proportions of fixed-rate and floating-rate assets and liabilities, as well as utilizing off-balance-sheet measures such as swaps and floors.

At December 31, 1996, the Corporation was committed to swaps with a total notional amount of $400 million, down from the $450 million at year-end 1995. The swaps have remaining maturities of between one and 40 months, with a weighted average maturity of 18 months. At December 31, 1996, the Corporation was committed to floors with a total notional amount of $250 million, as compared to $200 million at year-end 1995. The floors have remaining maturities of between 31 and 45 months, with a weighted average maturity of 36 months. The net interest differential, and the amortization of the initial fees associated with the purchase of the floors and any gains recorded on sale, are reported under the caption "Interest and fees on loans" and are recognized over the lives of the respective instruments. See "Net Interest Income."

LIQUIDITY

A financial institution's liquidity represents its ability to meet, in a timely manner, cash flow requirements that may arise from increases in demand for loans and other assets or from decreases in deposits or other funding sources. Liquidity management, therefore, contains both asset and liability components. Liquidity of the asset side of the balance sheet is provided by the maturity and marketability of loans and investments. In addition, all time deposits at other banks, federal funds sold and securities purchased under agreements to resell are considered liquid.

Liquidity of the liability side of the balance sheet is usually provided primarily through a stable, growing base of core deposits. The stability of core deposits limits the amount of liquidity required to satisfy the demand for loans and short-term and intermediate-term customer withdrawals. Additional funding sources include the Corporation's internally generated capital, large certificates of deposit, federal funds purchased and securities sold under agreements to repurchase.

The changing market for deposits has shifted the mix of the Corporation's funding sources. In 1996, the proportion of funding provided by retail deposits and certificates of deposit greater than $100,000 increased. This increase allowed the Corporation to reduce its reliance on federal funds purchased and securities sold under agreements to repurchase. The Corporation believes that its acceptance in the national markets will permit it to obtain additional funding if the need arises in the future. In addition, the Bank is a member of the Federal Home Loan Bank of Pittsburgh, which provides an additional source of funds.

Management   monitors  the  Corporation's   existing  and  projected   liquidity
requirements on an ongoing basis, and implements appropriate strategies when deemed necessary.



ASSET QUALITY AND LOAN LOSS PROVISION

Net chargeoffs for 1996 were $11.5 million, an increase of $424,000, or 4%, over the $11.1 million reported for 1995. The Corporation's provision for loan losses for 1996 was $16 million. This was $3.7 million, or 30%, higher than the $12.3 million provision for 1995. The reserve for loan losses at December 31, 1996 was $54.4 million, a 9% increase over the $49.9 million at the corresponding date a year ago. The reserve at year-end, as a percentage of loans outstanding, was 1.44%, an increase over the 1.42% reported at year-end 1995. Loans past due 90 days or more, nonaccruing loans and restructured loans at December 31, 1996 totaled $61.2 million. This represented an increase of $8.3 million, or 16%, above the $52.9 million reported at year-end 1995. Loans past due 90 days or more at December 31, 1996 totaled $20.4 million, a $1.1 million, or 6%, increase over the $19.3 million reported at year-end 1995. Nonaccruing loans at year-end 1996 were $40.7 million, a $7.2 million, or 21%, increase over the $33.6 million reported at year-end 1995. No loans were classified as restructured at either year-end.

Other real estate owned ("OREO") at December 31, 1996 was $5.1 million, a $9.2 million, or 64%, decrease from the $14.3 million reported at year-end 1995. Net activity within the OREO portfolio during 1996 included the addition of $7.3 million of properties securing nonperforming loans. Loans and real estate totaling $16.5 million were removed from the portfolio through chargeoffs and sales. Chargeoffs within the portfolio during 1996 were $1.1 million. The balance was liquidated through sales, which resulted in net losses of $386,000. Expenses incurred to carry this portfolio during 1996 were $500,000.

The overall level of nonperforming loans increased during 1996. Slow economic conditions or any further deterioration in markets the Corporation serves may further impair the ability of some borrowers to repay their loans in full on a timely basis. In that event, management would expect increased levels of nonperforming assets, credit losses and provisions for loan losses. To minimize the likelihood and impact of such conditions, management continually monitors the entire loan portfolio to identify potential problem loans and avoid disproportionately high concentrations of loans to individual borrowers and industries. An integral part of this process is a regular analysis of all past due loans. At December 31, 1996, an analysis of loans 90 days or more past due, which totaled $20.4 million, indicated approximately 60% of those loans were in the Corporation's commercial loan portfolio, 22% in the residential mortgage loan portfolio and 18% in the consumer loan portfolio. This compares with corresponding levels of 75%, 11% and 10%, respectively, at December 31, 1995. The Corporation's analysis of these loans indicates that the businesses and/or the incomes supporting their repayment are well-diversified.

As a result of the Corporation's ongoing monitoring of its loan portfolios, at December 31, 1996, approximately $12 million in loans were identified that are either currently performing in accordance with their terms or are less than 90 days past due but for which, in management's opinion, serious doubt exists as to the borrowers' ability to continue to repay their loans on a timely basis. In light of the current levels of past due, nonaccruing and potential problem loans, management believes that the Corporation's reserve for loan losses is adequate based upon currently available information. The Corporation's determination of the adequacy of its reserve is based upon an evaluation of classified loans and other assets, past loss experience, current economic conditions, real estate market conditions and regulatory recommendations. The total amount and allocation of the loan loss reserve among the various loan portfolios is based primarily on an evaluation of the loss potential of individual credits and previous credit loss experience, considering management's assessment of current and future economic conditions. It is not necessarily indicative of the actual loss amounts by loan category that may ultimately occur.



          [GRAPHS OF RESERVE FOR LOAN LOSSES AND OF NONACCRUING LOANS
                     FOR EACH YEAR FROM 1986 TO 1996, WITH
                    THE FOLLOWING PLOT POINTS, IN MILLIONS:

                             RESERVE FOR LOAN LOSSES

                                 1986 - $27.394
                                 1987 - $28.389
                                 1988 - $34.282
                                 1989 - $38.595
                                 1990 - $42.405
                                 1991 - $44.996
                                 1992 - $46.962
                                 1993 - $51.363
                                 1994 - $48.669
                                 1995 - $49.867
                                 1996 - $54.361

                                NONACCRUING LOANS

                                 1986 - $ 2.997
                                 1987 - $ 9.872
                                 1988 - $11.687
                                 1989 - $12.248
                                 1990 - $13.932
                                 1991 - $53.962
                                 1992 - $29.674
                                 1993 - $21.983
                                 1994 - $28.851
                                 1995 - $33.576
                                 1996 - $40.735]

CAPITAL RESOURCES

A strong capital position provides a margin of safety for depositors and stockholders, and enables a financial institution to take advantage of profitable opportunities and provide for future growth. The Corporation's capital increased in 1996 over 1995 due primarily to increases in earnings, reflected by the 11.51% rate of capital generation in 1996, down slightly from the rate of 11.67% in 1995. The Corporation's capital increase was offset, in part, by an increase in cash dividends paid of $3.2 million and the Corporation's ongoing common stock buyback program, in which $51.8 million was used to purchase the Corporation's common stock on the open market. These factors resulted in a 1.2% increase in total stockholders' equity to $464.7 million at year-end, compared with $459.4 million at year-end 1995.

The Federal Reserve Board's risk-based capital guidelines establish the minimum levels of capital a bank holding company must hold. The guidelines are intended to reflect the varying degrees of risk associated with different balance sheet and off-balance-sheet items. The Corporation has reviewed its balance sheet and off-balance-sheet items and calculated its capital position under the risk-based capital guidelines. As of December 31, 1996, the Corporation's total risk-based capital ratio was 12.01%, down from the 12.06% reported at the corresponding date a year ago. The Corporation's Tier 1 risk-based capital ratio at that date was 10.76%, down from the 10.84% reported at year-end 1995, and its Tier 1 leverage capital ratio was 8.59%, down from the 8.98% reported a year ago. Each of these ratios exceeded the minimum levels required for adequately capitalized institutions of 8%, 4% and 4%, respectively, and the levels required for "well capitalized" institutions of 10%, 6% and 5%, respectively.

On April 18, 1996, the Corporation's Board of Directors increased the quarterly dividend to $.33 per share. This marked the fifteenth consecutive year of increased cash dividends. Dividends paid for 1996 totaled $1.29 per share, a 10% increase over the $1.17 per share paid in 1995. The Corporation's dividend payout ratio for 1996 was 45.6%, down slightly from the 45.7% payout for 1995.

On April 18, 1996, the Corporation's Board of Directors also authorized the buyback of four million additional shares of the Corporation's common stock. This program commenced in May 1996 upon the completion of the three million share buyback program that began in October 1993. A total of 722,707 shares at a cost of $23.2 million were purchased in 1996 under the previous program. At December 31, 1996, 814,367 shares had been bought under the current program at a cost of $28.6 million. Total shares purchased during 1996 were 1,537,074, at a cost of $51.8 million.

Management will continue to review the Corporation's capital position, and will make adjustments as needed to assure that the Corporation's capital base will be sufficient to satisfy existing and impending regulatory requirements, as well as meet appropriate standards of safety and provide for future growth.


             [GRAPH OF EQUITY TO ASSET RATIO FOR EACH YEAR FROM 1986
                    TO 1996, WITH THE FOLLOWING PLOT POINTS:

                                  1986 - 6.36%
                                  1987 - 6.86%
                                  1988 - 7.39%
                                  1989 - 7.71%
                                  1990 - 7.58%
                                  1991 - 8.30%
                                  1992 - 8.88%
                                  1993 - 9.28%
                                  1994 - 9.04%
                                  1995 - 8.82%
                                  1996 - 8.57%]


The Corporation's common stock is traded over-the-counter under the symbol "WILM", and is listed in the Nasdaq National Market System. The following table summarizes the price ranges of the Corporation's common stock and its quarterly dividends.

Common Stock Price Range and Dividend Rate By Quarter


--------------------------------------------------------------------------------
                             1996                              1995
                  -----------------------------    -----------------------------
 Quarter            High       Low     Dividend      High      Low     Dividend
--------------------------------------------------------------------------------

    1              $35.00    $30.25     $0.30       $25.75    $22.75    $0.27
    2              $34.25    $31.25     $0.33       $28.875   $24.25    $0.30
    3              $36.25    $30.75     $0.33       $31.50    $28.25    $0.30
    4              $41.75    $35.25     $0.33       $32.50    $28.75    $0.30
                  ==============================================================

--------------------------------------------------------------------------------


INFLATION

The Corporation's asset and liability structure is substantially different from that of an industrial company, since virtually all assets and liabilities of a financial institution are monetary in nature. Accordingly, changes in interest rates may have a significant impact on a bank's performance. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. Therefore, the impact of inflation on a bank's financial performance is indeterminable.

FINANCIAL ANALYSIS 1995/1994



Net income for 1995 was $90 million, or $2.56 per share. This was a 6% increase over the $85.2 million, or $2.37 per share, reported for 1994.

Earning assets in 1995 increased, on average, $391.5 million, or 9%, to $4.6 billion. This increase was primarily attributable to a $276.4 million, or 9%, increase in the average level of the loan portfolio to $3.4 billion. Contributing to this increase was a $127.3 million, or 13%, increase in commercial loans, a $65.6 million, or 10%, increase in commercial mortgage loans, a $72.5 million, or 10%, increase in consumer loans and a $27.9 million, or 5%, increase in residential mortgage loans. These increases were offset, in part, by a $17 million, or 14%, decrease in real estate construction loans. The average level of investment securities during 1995 increased $124 million, or 12%, to $1.2 billion. U.S. Treasury and government agency securities increased $140.5 million, or 31%, to $598.5 million. Asset-backed securities increased $63.4 million, or 28%, to $290.8 million. These increases were offset, in part, by an $80.1 million, or 34%, decline in money market preferred stock to $155.6 million.

Interest-bearing liabilities in 1995 increased, on average, $350.4 million, or 10%, to $3.83 billion. Short-term borrowings, on average, increased $464 million, or 60%, to $1.24 billion. Total deposits for 1995, on average, were $3.16 billion, a decrease of $99.4 million, or 3%, from the $3.26 billion reported for 1994. A decrease of $85.6 million in the average level of retail deposits accounted for virtually all of this decrease. Savings deposits declined, on average, $23.5 million, or 6%, to $357 million, while interest-bearing demand accounts declined, on average, $120.5 million, or 11%, to $981.4 million. Partially offsetting these decreases were increases in the average levels of certificates of deposit under $100,000, which increased $37.1 million, or 4%, to $1.1 billion and demand deposits, which increased $21.4 million, or 4%, to $581 million. Stockholders' equity during 1995 increased, on average, $26.2 million, or 6.4%, to $434.8 million on the strength of $90 million in earnings for the year, offset in part by higher levels of dividend payments and the Corporation's ongoing stock buyback program.

Net interest income (FTE) in 1995 increased $13.5 million, or 7%, to $208.4 million from $194.9 million in 1994. A $70 million increase in interest revenues was offset, in part, by a $56.4 million increase in interest expense. The higher interest rate environment was responsible for $40.3 million, or 58%, of the increase in interest revenues, while a $391.5 million increase in the average level of earning assets was responsible for the other $29.7 million of this increase. The average rate earned on the Corporation's assets for 1995 was 8.46%, an 88-basis point increase over the 7.58% earned for 1994. This increase in interest income was partially offset by the Corporation's investment in swaps and floors. The $450 million in swaps reduced interest income during 1995 $1.2 million, while the $300 million of swaps outstanding during 1994 increased interest revenues $2.4 million. The $200 million in floors contributed $85,000 to interest revenue during 1995. However, this was more than offset by $313,000 of amortized acquisition expense for the original $400 million of floors. During 1995, $200 million of those floors were sold, resulting in a $4.3 million gain which is being deferred and accreted into income over the remaining lives of the floors sold. The gain accreted during 1995 was $892,000. There were no floors during 1994. The swaps and floors reduced the Corporation's net interest margin one basis point in 1995, compared with a six-basis point decrease in 1994.

Interest expense for 1995 increased $56.4 million, or 46%, to $180 million from $123.6 million for 1994. Approximately $44 million, or 78%, of this increase was attributable to the higher interest rate environment. A $350.4 million increase in the average level of interest-bearing liabilities was responsible for the remaining $12.4 million of the increase. The average rate of interest paid on the Corporation's liabilities during 1995 was 3.92%, a 98-basis point increase over the 2.94% paid during 1994.

           [GRAPH OF DIVIDENDS PER SHARE PAID FOR EACH YEAR FROM 1986
                    TO 1996, WITH THE FOLLOWING PLOT POINTS:

                                  1986 - $0.32
                                  1987 - $0.39
                                  1988 - $0.46
                                  1989 - $0.59
                                  1990 - $0.72
                                  1991 - $0.80
                                  1992 - $0.88
                                  1993 - $0.98
                                  1994 - $1.06
                                  1995 - $1.17
                                  1996 - $1.29]


The provision for loan losses for 1995 was $12.3 million. This was $7.7 million higher than the $4.6 million provision for 1994. The reserve for loan losses at December 31, 1995 was $49.9 million, or 1.42% of loans outstanding. This compares with corresponding levels of $48.7 million, and 1.48% of loans outstanding, reported at year-end 1994. Loans past due 90 days or more, nonaccruing loans and restructured loans at December 31, 1995 totaled $52.9 million. This was a $3 million, or 6%, increase over the $49.9 million reported at December 31, 1994. Nonaccruing loans at year-end 1995 were $33.6 million, a $4.7 million, or 16%, increase over the $28.9 million reported at year-end 1994. No loans were classified as restructured at either year-end. The OREO portfolio totaled $14.3 million, a decrease of $3.3 million, or 19%, from the $17.6 million reported at year-end 1994. Approximately $3.9 million of properties securing nonperforming loans were added to this portfolio during 1995, while $7.2 million were removed through chargeoffs and sales. Chargeoffs in this portfolio during 1995 were $607,000. The remainder were liquidated through sales, which resulted in net losses of $213,000. Expenses of $81,000 were incurred to carry this portfolio during 1995.

Revenues from noninterest sources in 1995 increased $14.6 million, or 13%, to $127.6 million, over the $113.1 million reported for 1994. Trust and asset management fees increased $5.4 million, or 7%, to $88 million. All three components of this revenue source contributed to this increase. Personal trust fees were $41.4 million, or 13% of operating revenues. This was a $3.9 million, or 10%, increase over the $37.5 million reported for 1994. Corporate financial services fees for 1995 were $27.1 million, or 8% of operating revenues. This was a $1.3 million, or 5%, increase over the $25.8 million reported for 1994. Asset management fees in 1995 were $19.5 million, or 6% of operating revenues. This was a $276,000, or 1%, increase over the $19.2 million reported for 1994. Service charges on deposit accounts in 1995 were $17.5 million, an increase of $849,000, or 5%, over the $16.6 million reported for 1994, due primarily to higher returned item and overdraft fees, automated teller machine fees, checkbook fees and checking account balance fees, all of which benefited from a mid-year pricing increase. Other operating income increased $3.8 million, or 24%, to $19.9 million due to higher credit card fees, gains on residential mortgage loan sales and the disposition of other real estate owned. Securities gains of $2.3 million were recognized in 1995, compared with $2.2 million of securities losses in 1994. In December 1995, the Corporation reclassified approximately 50% of its investment portfolio into the "available for sale" category as permitted under Financial Accounting Standard No. 115--"Accounting for Certain Investments in Debt and Equity Securities." Subsequent to that transfer, $46.5 million in securities were sold at a gain of approximately $2.1 million.

Operating  expenses  for 1995  increased  $9  million,  or 5%, to $181  million.
Personnel expenses increased $8.9 million, or 9%, to $110.7 million due to higher levels of salaries, bonuses, incentives, payroll taxes and health insurance costs. Approximately $845,000 in salary and benefit costs associated with the development of the Corporation's new trust system were capitalized in 1995, compared with $1.7 million of such costs in 1994. Net occupancy and furniture and equipment expenses during 1995 increased $474,000, or 5%, and $1.8 million, or 14%, respectively, due to the acquisition by Wilmington Trust FSB of three branch locations in Maryland during the latter part of 1994, the opening of a new trust office in downtown Philadelphia by Wilmington Trust of Pennsylvania, the Corporation's Pennsylvania bank subsidiary, and higher levels of depreciation and maintenance expense on electronic data processing equipment. Other operating expense in 1995 declined $2.6 million, or 6%, due primarily to FDIC deposit insurance premiums, which decreased $3.7 million, or 48%, from the $7.7 million paid in 1994. Offsetting this decrease, in part, were higher levels of expense for servicing, consulting and advertising.

The provision for income taxes for 1995 increased $6 million, or 17%, to $41.7 million. Higher levels of pre-tax income were primarily responsible for this increase. The Corporation's effective tax rate for 1995 was 31.6%, compared with 29.5% for 1994.



OTHER INFORMATION

ACCOUNTING PRONOUNCEMENTS

In June 1996, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 125--"Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This Statement establishes new rules for determining whether a transfer of financial assets constitutes a sale and, if so, the determination of any resulting gain or loss. The Statement is effective for transactions entered into after December 31, 1996. Based upon current circumstances, the Statement will not have a material impact on the Corporation's financial position or results of operations.



CONSOLIDATED ELEVEN-YEAR SUMMARY OF SELECTED FINANCIAL DATA
WILMINGTON TRUST CORPORATION AND SUBSIDIARIES


CONSOLIDATED AVERAGE STATEMENT OF CONDITION
(in thousands)                                1996       1995          1994          1993          1992            1991
-------------------------------------------------------------------------------------------------------------------------
Assets:
Cash and due from banks                   $  187,473  $  194,224    $  202,777    $  194,808    $  180,747     $  167,438
Short-term investments                        26,459      17,522        26,425        21,248        72,787         73,258
Investment securities                      1,343,007   1,184,002     1,060,015       946,052       803,936        901,273
Loans                                      3,602,430   3,390,782     3,114,384     2,949,909     2,979,576      2,932,963
  Reserve for loan losses                    (50,768)    (47,895)      (50,258)      (48,619)      (45,615)       (43,724)
-------------------------------------------------------------------------------------------------------------------------
   Net loans                               3,551,662   3,342,887     3,064,126     2,901,290     2,933,961      2,889,239
                                          -------------------------------------------------------------------------------
Other                                        198,762     194,231       168,702       158,414       144,364        126,486
-------------------------------------------------------------------------------------------------------------------------
  Total                                   $5,307,363  $4,932,866    $4,522,045    $4,221,812    $4,135,795     $4,157,694
                                          ===============================================================================
Liabilities and stockholders'
   equity:
Demand deposits (noninterest-
   bearing)                               $  633,066  $  580,928    $  559,574    $  500,396    $  443,205     $  393,260
Deposits (interest-bearing)                2,890,944   2,583,995     2,704,736     2,718,885     2,778,768      2,858,595
Short-term borrowings                      1,195,762   1,239,416       775,302       545,012       479,577        499,083
Other                                        101,764      86,703        73,786        65,737        67,101         61,705
Long-term debt                                30,910       6,981            --            --            --             --
-------------------------------------------------------------------------------------------------------------------------
  Total                                    4,852,446   4,498,023     4,113,398     3,830,030     3,768,651      3,812,643
Stockholders' equity                         454,917     434,843       408,647       391,782       367,144        345,051
-------------------------------------------------------------------------------------------------------------------------
  Total                                   $5,307,363  $4,932,866    $4,522,045    $4,221,812    $4,135,795     $4,157,694
                                          ===============================================================================
 .........................................................................................................................
CONSOLIDATED STATEMENT OF INCOME
Net interest income                       $  214,221  $  197,364    $  184,330    $  174,847    $  165,214     $  152,891
-------------------------------------------------------------------------------------------------------------------------
Trust and asset management fees               98,247      87,982        82,542        78,313        77,002         72,605
Other noninterest revenues                    38,802      37,391        32,696        35,086        31,006         29,132
Securities gains/(losses)                      1,188       2,267        (2,157)          268         2,259            574
-------------------------------------------------------------------------------------------------------------------------
  Total noninterest income                   138,237     127,640       113,081       113,667       110,267        102,311
                                          -------------------------------------------------------------------------------
  Operating revenues                         352,458     325,004       297,411       288,514       275,481        255,202
                                          -------------------------------------------------------------------------------
Provision for loan losses                    (16,000)    (12,280)       (4,550)       (9,500)      (13,000)       (15,702)
                                          -------------------------------------------------------------------------------
Salaries and employment benefits             119,574     110,670       101,813        95,849        90,419         85,204
Other operating expenses                      72,765      70,334        70,214        65,937        63,362         58,380
-------------------------------------------------------------------------------------------------------------------------
  Total other expense                        192,339     181,004       172,027       161,786       153,781        143,584
                                          -------------------------------------------------------------------------------
Income before income taxes and
  cumulative effect of change in
  accounting principle                       144,119     131,720       120,834       117,228       108,700         95,916
Applicable income taxes                       46,841      41,689        35,665        34,467        29,938         23,155
-------------------------------------------------------------------------------------------------------------------------
  Income before cumulative effect
    of change in accounting principle         97,278      90,031        85,169        82,761        78,762         72,761
Cumulative effect of change in
  accounting principle (net of
  income tax benefit of $8,296)*                  --          --            --            --       (14,749)            --
-------------------------------------------------------------------------------------------------------------------------

                                                                              39




  Net income                                 $ 97,278    $ 90,031    $   85,169    $   82,761    $   64,013     $   72,761
                                          ================================================================================
Per share data:
  Income before cumulative effect
    of change in accounting principle        $   2.83    $   2.56    $     2.37    $     2.24    $     2.09     $     1.92
  Cumulative effect of change in
    accounting principle*                          --          --            --            --         (0.39)            --
--------------------------------------------------------------------------------------------------------------------------
  Net income per share                       $   2.83    $   2.56    $     2.37    $     2.24    $     1.70     $     1.92
                                          ================================================================================
  Percentage change from prior year                11%          8%            6%           32%         (11)%             6%

 ..........................................................................................................................
SELECTED FINANCIAL RATIOS AND STATISTICS
Net income as a percentage of:
  Average stockholders' equity(3)               21.38%      20.70%        20.84%        21.12%        20.62%         21.09%
  Average total assets(3)                        1.83        1.83          1.88          1.96          1.90           1.75
--------------------------------------------------------------------------------------------------------------------------
Loan quality:
   Percentage of average total
     loans:
     Net chargeoffs                              0.32%       0.33%         0.23%         0.28%         0.37%          0.45%
     Nonaccruing loans                           1.13        0.99          0.93          0.75          1.00           1.84
   Percentage of total loans:
     Reserve for loan losses**                   1.44        1.42          1.48          1.69          1.56           1.48
--------------------------------------------------------------------------------------------------------------------------
Selected per share data:
  Dividends paid                            $    1.29    $   1.17    $     1.06    $    0.975    $     0.88     $     0.80
  Book value**                                  13.71       13.09         11.80         10.87         10.12           9.79
  Stock price**                                 39.50       30.88         22.75         26.25         26.50          29.00
--------------------------------------------------------------------------------------------------------------------------
Staff members (full-time equivalents)**         2,418       2,332         2,303         2,254         2,188          2,213
Stockholders**                                 10,241       9,000         9,097         8,880         8,261          7,477
--------------------------------------------------------------------------------------------------------------------------
Net income per staff member(3)              $  40,231    $ 38,607    $   36,982    $   36,717    $   35,997     $   32,879
Overhead ratio(1)                               53.04%      53.86%        55.86%        53.97%        53.47%         52.71%
Capital generation rate(2)(3)                   11.51%      11.68%        11.88%        12.35%        12.18%         13.43%
Risk-based capital ratio**                      12.00%      12.06%        12.51%        12.36%        12.36%         12.13%
Price/earnings multiple**                       13.96       12.06          9.60         11.72         15.59          15.10
--------------------------------------------------------------------------------------------------------------------------


*   EFFECTIVE  JANUARY 1, 1992, SFAS NO. 106,  "EMPLOYERS'  ACCOUNTING FOR  POSTRETIREMENT
    BENEFITS OTHER THAN PENSIONS," WAS ADOPTED.
**  AT YEAR-END
1   TOTAL OTHER EXPENSES AS A PERCENTAGE OF OPERATING REVENUE.
2   NET INCOME LESS DIVIDENDS PAID AS A PERCENTAGE OF PRIOR YEAR-END STOCKHOLDERS' EQUITY.
3   BASED UPON INCOME BEFORE THE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE.



CONSOLIDATED ELEVEN-YEAR SUMMARY OF SELECTED FINANCIAL DATA (cont'd)
WILMINGTON TRUST CORPORATION AND SUBSIDIARIES


CONSOLIDATED AVERAGE STATEMENT OF CONDITION
(in thousands)                                   1990        1989          1988          1987          1986
-------------------------------------------------------------------------------------------------------------
Assets:

Cash and due from banks                     $  183,859   $  181,126    $  183,921    $  178,185    $  152,013
Short-term investments                          79,830      102,531       151,387       320,669       271,715
Investment securities                          874,955      698,246       600,629       510,253       599,714
Loans                                        2,768,890    2,531,576     2,204,212     2,029,865     1,795,569
  Reserve for loan losses                      (41,045)     (36,959)      (31,668)      (28,052)      (24,200)
-------------------------------------------------------------------------------------------------------------
   Net loans                                 2,727,845    2,494,617     2,172,544     2,001,813     1,771,369
                                            -----------------------------------------------------------------
Other                                          124,370      117,951       112,029        96,615        92,370
-------------------------------------------------------------------------------------------------------------
  Total                                     $3,990,859   $3,594,471    $3,220,510    $3,107,535    $2,887,181
                                            =================================================================
Liabilities and stockholders'
   equity:
Demand deposits (noninterest-
  bearing)                                  $  399,668   $  421,994    $  422,441    $  482,499    $  446,823
Deposits (interest-bearing)                  2,593,897    2,319,031     2,185,029     2,080,553     1,895,549
Short-term borrowings                          629,995      514,418       315,999       270,662       305,250
Other                                           64,971       61,830        59,195        60,693        55,891
Long-term debt                                      --           --            --            --            --
-------------------------------------------------------------------------------------------------------------
  Total                                      3,688,531     3,317,273     2,982,664     2,894,407    2,703,513
Stockholders' equity                           302,328       277,198       237,846       213,128      183,668
-------------------------------------------------------------------------------------------------------------
  Total                                     $3,990,859    $3,594,471    $3,220,510    $3,107,535   $2,887,181
                                            =================================================================
 .............................................................................................................
CONSOLIDATED STATEMENT OF INCOME
Net interest income                         $  137,569    $  128,033    $  112,101    $   99,403   $   85,001
-------------------------------------------------------------------------------------------------------------
Trust and asset management fees                 68,527        58,714        55,131        51,507       44,335
Other noninterest revenues                      26,644        24,812        23,632        25,218       21,683
Securities gains/(losses)                          802         2,904         2,768         2,633        1,273
-------------------------------------------------------------------------------------------------------------
  Total noninterest income                      95,973        86,430        81,531        79,358       67,291
                                            -----------------------------------------------------------------
  Operating revenues                           233,542       214,463       193,632       178,761      152,292
                                            -----------------------------------------------------------------
Provision for loan losses                      (12,487)      (13,644)      (11,569)      (12,650)      (9,517)
                                            -----------------------------------------------------------------
Salaries and employment benefits                80,214        76,462        67,611        62,746       58,017
Other operating expenses                        54,639        49,539        46,120        44,951       40,364
-------------------------------------------------------------------------------------------------------------
  Total other expense                          134,853       126,001       113,731       107,697       98,381
                                            -----------------------------------------------------------------


                                                                              41



                                                 1990        1989          1988          1987          1986
-------------------------------------------------------------------------------------------------------------

Income before income taxes and
  cumulative effect of change in
  accounting principle                          86,202        74,818        68,332        58,414        44,394
Applicable income taxes                         17,673        13,624        12,718        11,695         5,385
--------------------------------------------------------------------------------------------------------------
  Income before cumulative effect
    of change in accounting principle           68,529        61,194        55,614        46,719        39,009
    principle
Cumulative effect of change in
  accounting principle (net of
  income tax benefit of $8,296)*                    --            --            --            --            --
--------------------------------------------------------------------------------------------------------------
  Net income                                $   68,529        61,194    $   55,614    $   46,719    $  39,009
                                            ==================================================================
Per share data:
  Income before cumulative effect
    of change in accounting principle       $     1.81          1.59    $     1.45    $     1.21    $    1.02
  Cumulative effect of change in
    accounting principle*                           --            --            --            --           --
-------------------------------------------------------------------------------------------------------------
  Net income per share                      $     1.81          1.59    $     1.45    $     1.21    $    1.02
                                            =================================================================
   Percentage change from prior year                14%           10%           20%           19%          23%


SELECTED FINANCIAL RATIOS AND STATISTICS
Net income as a percentage of:

  Average stockholders' equity(3)                22.67%        22.08%        23.38%        21.92%       21.24%
  Average total assets(3)                         1.72          1.70          1.73          1.50         1.35
-------------------------------------------------------------------------------------------------------------
Loan quality:
   Percentage of average total loans:
     Net chargeoffs                               0.31%         0.37%         0.26%         0.57%        0.22%
     Nonaccruing loans                            0.50          0.48          0.53          0.49         0.17
   Percentage of total loans:
     Reserve for loan losses**                    1.46          1.42          1.43          1.36         1.43
-------------------------------------------------------------------------------------------------------------
Selected per share data:
  Dividends paid                            $     0.72      $   0.59    $     0.46    $     0.39    $    0.32
  Book value**                                    8.58          7.61          6.76          5.84         5.13
  Stock price**                                  20.00         18.88         13.63         13.00        11.50
--------------------------------------------------------------------------------------------------------------
Staff members (full-time equivalents)**          2,179         2,173         2,185         1,998        1,891
Stockholders**                                   7,444         7,332         7,209         7,268        6,767
-------------------------------------------------------------------------------------------------------------
Net income per staff member(3)              $   31,450      $ 28,161    $   25,453    $   23,383    $  20,629
Overhead ratio(1)                                53.21%        53.60%        53.69%        53.23%       52.23%
Capital generation rate(2)(3)                    14.53%        15.07%        16.99%        16.03%       15.96%
Risk-based capital ratio**                       11.52%        11.19%           --            --           --
Price/earnings multiple**                        11.05         11.87          9.40         10.74        11.27


*    EFFECTIVE JANUARY 1, 1992, SFAS NO. 106,  "EMPLOYERS'  ACCOUNTING FOR  POSTRETIREMENT
     BENEFITS OTHER THAN PENSIONS," WAS ADOPTED.
**   AT YEAR-END
1    TOTAL OTHER EXPENSES AS A PERCENTAGE OF OPERATING REVENUE.
2    NET INCOME  LESS  DIVIDENDS  PAID AS A  PERCENTAGE  OF PRIOR  YEAR-END  STOCKHOLDERS' EQUITY.
3    BASED UPON INCOME BEFORE THE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE.


WILMINGTON TRUST CORPORATION AND SUBSIDIARIES


CONSOLIDATED AVERAGE STATEMENT OF CONDITION
(in thousands)                                    Compound Growth Rates
                                             ------------------------------
                                              1986 to 1996     1991 to 1996
                                             -------------     ------------
Assets:
Cash and due from banks                           2.12%            2.29%
Short-term investments                          (20.78)          (18.43)
Investment securities                             8.40             8.30
Loans                                             7.21             4.20
  Reserve for loan losses                         7.69             3.03
-----------------------------------------------------------------------
   Net loans                                      7.20             4.21
                                               ------------------------
Other                                             7.96             9.46
-----------------------------------------------------------------------
  Total                                           6.28             5.00
                                               ========================
Liabilities and stockholders'
  equity:
Demand deposits (noninterest-                     3.55             9.99
   bearing)
Deposits (interest-bearing)                       4.31             0.23
Short-term borrowings                            14.63            19.10
Other                                             6.18            10.52
Long-term debt                                      --               --
-----------------------------------------------------------------------
  Total                                           6.02             4.94
Stockholders' equity                              9.49             5.68
-----------------------------------------------------------------------
  Total                                           6.28             5.00
                                               ========================
 .......................................................................
CONSOLIDATED STATEMENT OF INCOME
Net interest income                               9.68             6.98
-----------------------------------------------------------------------
Trust and asset management fees                   8.28             6.24
Other noninterest revenues                        5.99             5.90
Securities gains/(losses)                        (0.69)           15.66
                                               ------------------------
  Total noninterest income                        7.46             6.20
                                               ------------------------
  Operating revenues                              8.75             6.67
                                               ------------------------
Provision for loan losses                         5.33             0.38
                                               ------------------------
Salaries and employment benefits                  7.50             7.01
Other operating expenses                          6.07             4.50
-----------------------------------------------------------------------
  Total other expense                             6.93             6.02
                                               ------------------------

                                                  Compound Growth Rates
                                              -----------------------------
                                              1986 to 1996     1991 to 1996
                                              ------------     ------------
Income before income taxes and
  cumulative effect of change in
  accounting principle                           12.50             8.48
Applicable income taxes                          24.15            15.13
-----------------------------------------------------------------------
  Income before cumulative effect
    of change in accounting
    principle                                     9.57             5.98
Cumulative effect of change in
  accounting principle (net of
  income tax benefit of $8,296)*                    --               --
  ---------------------------------------------------------------------
  Net income                                      9.57             5.98
                                               ========================
Per share data:
  Income before cumulative effect
    of change in accounting
    principle                                    10.74             8.07
  Cumulative effect of change in
    accounting principle*                           --               --
-----------------------------------------------------------------------
  Net income per share                           10.74             8.07
                                               ========================
   Percentage change from prior year

________________________________________________________________________________

* EFFECTIVE JANUARY 1, 1992, SFAS NO. 106, "EMPLOYERS' ACCOUNTING FOR POSTRETIREMENT BENEFITS OTHER THAN PENSIONS," WAS ADOPTED.
**     AT YEAR-END
1      TOTAL OTHER EXPENSES AS A PERCENTAGE OF OPERATING REVENUE.
2 NET INCOME LESS DIVIDENDS PAID AS A PERCENTAGE OF PRIOR YEAR-END STOCKHOLDERS' EQUITY.
3 BASED UPON INCOME BEFORE THE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE.


CONSOLIDATED STATEMENTS OF CONDITION
WILMINGTON TRUST CORPORATION AND SUBSIDIARIES

------------------------------------------------------------------------------------------
December 31 (in thousands)                                         1996            1995
------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                        $  231,233      $  252,831
                                                               --------------------------
Interest-bearing time deposits in other banks                          --              --
                                                               --------------------------
Federal funds sold and securities purchased
  under agreements to resell                                      134,190          78,866
                                                               --------------------------
Investment securities available for sale                          798,519         910,243
                                                               --------------------------
Investment securities held to maturity (market value
   of $466,763 in 1996 and $453,323 in 1995)                      467,632         450,535
                                                               --------------------------
Loans:
    Commercial, financial and agricultural                      1,237,061       1,159,434
    Real estate--construction                                     123,111         104,871
    Mortgage--commercial                                          862,974         770,304
    Mortgage--residential                                         678,800         669,658
    Installment loans to individuals                              881,994         823,381
    Unearned income                                               (12,456)         (5,733)
-----------------------------------------------------------------------------------------
      Total loans net of unearned income                        3,771,484       3,521,915
    Reserve for loan losses                                       (54,361)        (49,867)
-----------------------------------------------------------------------------------------
      Net loans                                                 3,717,123       3,472,048
                                                               --------------------------
Premises and equipment, net                                        94,387          79,734
Other assets                                                      121,325         127,941
-----------------------------------------------------------------------------------------
      Total assets                                             $5,564,409      $5,372,198
                                                               ==========================
 .........................................................................................

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
    Noninterest-bearing demand                                 $  840,987      $  721,400
    Interest-bearing:
      Savings                                                     352,431         340,581
      Interest-bearing demand                                   1,062,917       1,007,009
      Certificates under $100,000                               1,269,206       1,230,045
      Certificates $100,000 and over                              388,157         288,550
-----------------------------------------------------------------------------------------
      Total deposits                                            3,913,698       3,587,585
                                                               --------------------------
Short-term borrowings:
    Federal funds purchased and securities sold under
       agreements to repurchase                                   983,017       1,166,163
    U.S. Treasury demand                                           53,526          29,389
-----------------------------------------------------------------------------------------
      Total short-term borrowings                               1,036,543       1,195,552
                                                               --------------------------
Other liabilities                                                 106,451         101,690
Long-term debt                                                     43,000          28,000
-----------------------------------------------------------------------------------------
      Total liabilities                                         5,099,692       4,912,827
                                                               --------------------------
Stockholders' equity:
    Common stock ($1.00 par value) authorized 150,000,000
       shares--1996 and 50,000,000 shares--1995                    39,107          39,013
    Capital surplus                                                59,463          58,111
    Retained earnings                                             515,072         462,215
    Net unrealized gain on investment securities available
       for sale, net of taxes                                       1,004           4,379
-----------------------------------------------------------------------------------------
      Total contributed capital and retained earnings             614,646         563,718
    Less:  Treasury stock (shares at cost)                       (149,929)       (104,347)
-----------------------------------------------------------------------------------------
      Total stockholders' equity                                  464,717         459,371
                                                               --------------------------
      Total liabilities and stockholders' equity               $5,564,409      $5,372,198
                                                               ==========================

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.



CONSOLIDATED STATEMENTS OF INCOME
WILMINGTON TRUST CORPORATION AND SUBSIDIARIES

---------------------------------------------------------------------------------------------
For the year ended December 31 (in thousands)           1996             1995        1994
---------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans                            $320,499        $308,487     $254,806
Interest and dividends on investment securities:
  Taxable interest                                      70,728          57,473       40,546
  Tax-exempt interest                                    1,826           2,042        2,586
  Dividends                                              8,322           8,303        8,782
Interest on time deposits in other banks                    --              --            7
Interest on federal funds sold and securities
   purchased under agreements to resell                  1,475           1,036        1,155
-------------------------------------------------------------------------------------------
    Total interest income                              402,850         377,341      307,882
                                                       ------------------------------------
Interest on deposits                                   121,955         105,304       90,477
Interest on short-term borrowings                       65,195          74,325       33,075
Interest on long-term debt                               1,479             348           --
-------------------------------------------------------------------------------------------
    Total interest expense                             188,629         179,977      123,552
                                                       ------------------------------------
Net interest income                                    214,221         197,364      184,330
Provision for loan losses                              (16,000)        (12,280)      (4,550)
-------------------------------------------------------------------------------------------
  Net interest income after provision
     for loan losses                                   198,221         185,084      179,780
                                                       ------------------------------------
 ...........................................................................................

OTHER INCOME
Trust and asset management fees:
  Personal trust                                        47,468          41,395       37,503
  Corporate financial services                          28,059          27,113       25,841
  Asset management                                      22,720          19,474       19,198
-------------------------------------------------------------------------------------------
    Total trust and asset management fees               98,247          87,982       82,542
                                                        -----------------------------------
Service charges on deposit accounts                     19,038          17,497       16,648
Merchant discount fees                                   5,353           4,849        4,213
Other operating income                                  14,411          15,045       11,835
Securities gains/(losses)                                1,188           2,267       (2,157)
-------------------------------------------------------------------------------------------
    Total other income                                 138,237         127,640      113,081
                                                       ------------------------------------
    Net interest and other income                      336,458         312,724      292,861
                                                       ------------------------------------
 ............................................................................................
OTHER EXPENSE
Salaries and employment benefits                       119,574         110,670      101,813
Net occupancy                                           11,111          10,706       10,232
Furniture and equipment                                 14,413          14,067       12,302
Stationery and supplies                                  5,985           5,907        5,415
FDIC insurance                                             670           3,947        7,655
Other operating expense                                 40,586          35,707       34,610
-------------------------------------------------------------------------------------------
    Total other expense                                192,339         181,004      172,027
                                                     --------------------------------------
 ...........................................................................................
NET INCOME
Income before income taxes                             144,119         131,720      120,834
Applicable income taxes                                 46,841          41,689       35,665
-------------------------------------------------------------------------------------------
  Net income                                          $ 97,278       $  90,031     $ 85,169
                                                      =====================================
  Net income per share                                $   2.83       $    2.56     $   2.37
                                                      =====================================
  Weighted average shares outstanding                   34,399          35,213       35,990

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.



CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
WILMINGTON TRUST CORPORATION AND SUBSIDIARIES

----------------------------------------------------------------------------------------------------------------------
                                                 Common Stock
                                             ------------------      Capital     Retained      Valuation    Treasury
(in thousands)                                Shares     Amount      surplus     earnings       reserve       Stock
----------------------------------------------------------------------------------------------------------------------

1994
Balance, January 1                             36,346    $  38,826   $  56,679    $ 366,431    $    --      $ (66,761)
Adjustment to beginning balance for
  change in accounting method, net of
  income taxes of $340                           --           --          --           --            605         --
Net income                                       --           --          --         85,169         --           --
Cash dividends paid--$1.06 per share             --           --          --        (38,225)        --           --
Common stock issued under employment
  benefit plans                                   138           95       1,438         --           --          1,105
Acquisition of treasury stock                  (1,035)        --          --           --           --        (26,240)
Adjustments to net unrealized gain/(loss)
  on investment securities available for
  sale, net of income taxes of $506              --           --          --           --           (900)        --
---------------------------------------------------------------------------------------------------------------------
Balance, December 31                           35,449       38,921      58,117      413,375         (295)     (91,896)
                                               ----------------------------------------------------------------------
 .....................................................................................................................
1995
Net income                                       --           --          --         90,031         --           --
Cash dividends paid--$1.17 per share             --           --          --        (41,191)        --           --
Common stock issued under employment
  benefit plans                                   404           92          (6)        --           --          8,044
Acquisition of treasury stock                    (763)        --          --           --           --        (20,495)
Adjustments to net unrealized gain/(loss)
  on investment securities available for
  sale, net of income taxes of $2,629            --           --          --           --          4,674         --
---------------------------------------------------------------------------------------------------------------------
Balance, December 31                           35,090       39,013      58,111      462,215        4,379     (104,347)
                                               ----------------------------------------------------------------------
 .....................................................................................................................
1996
Net income                                       --           --          --         97,278         --           --
Cash dividends paid--$1,29 per share             --           --          --        (44,421)        --           --
Common stock issued under employment
  benefits plans                                  340           94       1,352         --           --          6,204
Acquisition of treasury stock                  (1,537)        --          --           --           --        (51,786)
Adjustments to net unrealized gain/(loss)
  on investment securities available for
  sale, net of income taxes of $1,898            --           --          --           --         (3,375)        --
---------------------------------------------------------------------------------------------------------------------
Balance, December 31                           33,893    $  39,107   $  59,463    $ 515,072    $   1,004    $(149,929)
                                               ======================================================================
_____________________________________________________________________________________________________________________

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.



CONSOLIDATED STATEMENTS OF CASH FLOWS
WILMINGTON TRUST CORPORATION AND SUBSIDIARIES

-----------------------------------------------------------------------------------------------------------------
For the year ended December 31 (in thousands)                                 1996           1995           1994
------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                                             $    97,278    $    90,031    $    85,169
Adjustments to reconcile net income to net cash provided by
  operating activities:
    Provision for loan losses                                               16,000         12,280          4,550
    Provision for depreciation                                              10,218          9,850          8,694
    Amortization of investment securities available
      for sale discounts and premiums                                        3,032            332             11
    Accretion/amortization of investment securities held to maturity
      discounts and premiums                                                   (32)         3,432          5,054
    Deferred income taxes                                                    2,605            497            601
    Securities (gains)/losses                                               (1,188)        (2,267)         2,157
    Losses/(gains) on sales of loans                                            43           (868)         1,654
    Decrease/(increase) in other assets                                      6,616        (12,988)        (3,938)
    Increase in other liabilities                                            4,054         17,984          6,068
----------------------------------------------------------------------------------------------------------------
      Net cash provided by operating activities                            138,626        118,283        110,020
                                                                         ---------------------------------------
 ................................................................................................................
INVESTING ACTIVITIES
Proceeds from sales of investment securities available for sale            270,246        107,964        125,432
Proceeds from maturities of investment securities available for sale       951,787      1,265,103      1,912,600
Proceeds from maturities of investment securities held to maturity         101,321        246,061        272,560
Purchases of investment securities available for sale                   (1,151,119)    (1,386,526)    (1,951,858)
Purchases of investment securities held to maturity                        (84,693)      (602,393)      (258,138)
Net decrease in interest-bearing time deposits in other banks                 --             --              496
Gross proceeds from sales of loans                                          57,262         29,274         27,116
Net increase in loans                                                     (318,380)      (277,170)      (276,954)
Net increase in premises and equipment                                     (24,871)       (18,806)       (13,981)
----------------------------------------------------------------------------------------------------------------
    Net cash used for investing activities                                (198,447)      (636,493)      (162,727)
                                                                         ---------------------------------------
 ................................................................................................................
FINANCING ACTIVITIES
Net increase/(decrease) in demand, savings and interest-bearing
  demand deposits                                                          187,345        (71,384)        49,056
Net increase/(decrease) in certificates of deposit                         138,768        350,219       (131,752)
Net (decrease)/increase in federal funds purchased and securities
  sold under agreements to repurchase                                     (183,146)       268,664        215,441
Net increase/(decrease) in U.S. Treasury demand                             24,137         (7,919)       (57,692)
Proceeds from issuance of long-term debt                                    15,000         28,000           --
Cash dividends                                                             (44,421)       (41,191)       (38,225)
Proceeds from common stock issued under employment benefit plans             7,650          8,130          2,638
Payments for common stock acquired through buybacks                        (51,786)       (20,495)       (26,240)
----------------------------------------------------------------------------------------------------------------
    Net cash provided by financing activities                               93,547        514,024         13,226
                                                                       -----------------------------------------
Increase/(decrease) in cash and cash equivalents                            33,726         (4,186)       (39,481)
Cash and cash equivalents at beginning of year                             331,697        335,883        375,364
----------------------------------------------------------------------------------------------------------------
    Cash and cash equivalents at end of year                           $   365,423    $   331,697    $   335,883
                                                                       =========================================
 ................................................................................................................
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for:
  Interest                                                             $   186,701    $   170,906    $   113,480
  Taxes                                                                     47,221         35,999         39,454
Loans transferred during the year:
  To other real estate owned                                           $    16,148    $     9,037    $     6,496

  From other real estate owned                                              25,305         12,350          9,062


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
WILMINGTON TRUST CORPORATION AND SUBSIDIARIES


NOTE 1:
SUMMARY OF SIGNIFICANT
ACCOUNTING POLICIES

BUSINESS
Wilmington Trust Corporation (the "Corporation") is a bank and thrift holding company organized under the General Corporation Law of Delaware. It holds all of the outstanding capital stock of Wilmington Trust Company, a Delaware-chartered bank and trust company engaged in commercial and trust banking activities since 1903 ("WTC"). WTC is the largest full-service bank in Delaware, with 56 branch offices and eight principal operating subsidiaries through which it engages in various lines of business.

The Corporation also owns two other financial institutions, Wilmington Trust of Pennsylvania, a Pennsylvania-chartered bank and trust company acquired in 1993 ("WTPA"), and Wilmington Trust FSB, a Federally-chartered savings bank organized in 1994 ("WTFSB").

Through its subsidiaries, the Corporation engages in residential, commercial and construction lending, deposit taking, insurance, travel, investment advisory and broker-dealer services and mutual fund administration.

The Corporation presently conducts its banking activities principally in Delaware, Pennsylvania, Maryland and Florida. The Corporation and its subsidiaries are subject to competition from other financial institutions. They also are subject to the regulations of certain federal and state regulatory agencies and undergo periodic examination by those authorities.

BASIS OF FINANCIAL STATEMENT PRESENTATION
The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles and include, after elimination of material intercompany balances and transactions, the accounts of the Corporation, WTC, WTPA, WTFSB and WTC's subsidiaries. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates that are particularly susceptible to change in the near term relate to the determination of the reserve for loan losses.

CASH FLOWS
The Corporation has defined cash and cash equivalents as those amounts included in the balance sheet captions "Cash and due from banks" and "Federal funds sold and securities purchased under agreements to resell."

INVESTMENT SECURITIES
Debt securities that the Corporation has the intent and ability to hold until maturity are classified as "held to maturity" and are carried at historical cost, adjusted for any amortization of premium or accretion of discount. Trading securities are carried at fair value, with unrealized gains and losses included in earnings. Marketable equity securities and debt securities that are not classified as held to maturity or trading are classified as "available for sale" and are carried at fair value, with the unrealized gains and losses, net of tax, reported as a separate component of stockholders' equity.
                                                                              49

Realized gains and losses and declines in value judged to be other than temporary are included in earnings. The specific identification method is utilized in determining the cost of a security that has been sold. Premiums and discounts are amortized and accreted, respectively, as an adjustment of the securities' yield using the interest method, adjusted for the effects of prepayments on the underlying collateral.

LOANS
Loans are generally stated at their outstanding unpaid principal balance net of any deferred fees or costs on originated loans, and net of any unamortized premiums or discounts on purchased loans. Interest income is accrued and recognized as income based upon the principal amount outstanding. Loan origination and commitment fees net of certain direct origination costs are being deferred, and the net amounts are being amortized over the contractual life of the loans as adjustments to the yield.

The accrual of interest income is discontinued when a reasonable doubt exists as to the collectibility of interest or principal. A loan is determined to be impaired when it is probable that a borrower will be unable to pay all amounts due according to the contractual terms of the loan agreement. Loans, including those determined impaired under SFAS No. 114, as amended, "Accounting by Creditors for Impairment of a Loan," are generally placed on nonaccrual status after they have become 90 days past due. For installment and revolving consumer loans, the accrual of interest income continues until the loan is charged off, which is generally 120 days past due for installment loans and 180 days past due for revolving consumer loans. A nonaccrual loan is not necessarily deemed to be uncollectible.

RESERVE FOR LOAN LOSSES
The reserve for loan losses has been established through provisions for loan losses charged against income. Loans deemed to be uncollectible are charged against the reserve, and subsequent recoveries, if any, are credited to the reserve. Effective January 1, 1995, the Corporation adopted SFAS No. 114 and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures." Under the new standards, the 1995 reserve for loan losses related to loans that are identified for evaluation in accordance with SFAS No. 114 is based on discounted cash flows using the loan's effective interest rate at the date the loan is determined to be impaired or the fair value of the collateral for collateral-dependent loans. Prior to 1995, the reserve for loan losses related to these loans was based on undiscounted cash flows or the fair value of the collateral for collateral-dependent loans. For collateral-dependent loans, management obtains appraisals for all significant properties. The reserve is maintained at a level considered adequate to provide for potential loan losses. In making this determination, management takes into consideration the results of internal review procedures, prior loan loss experience, an assessment of the effect of current and anticipated future economic conditions on the loan portfolio, the financial condition of the borrower and such other factors that, in management's judgment, deserve consideration. The determination of the adequacy of the reserve is inherently subjective as it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change.

PREMISES AND EQUIPMENT
Premises and equipment are stated at cost less accumulated depreciation. Depreciation expense is computed on the straight-line basis over the estimated useful life of the asset. Improvements are capitalized and depreciated over their useful lives. Gains or losses on dispositions of property and equipment are included in income as realized.

INCOME TAXES
The Corporation accounts for income taxes using the liability method under which deferred tax assets and liabilities are determined based upon the differences between financial statement carrying amounts and the tax bases of existing assets and liabilities. These temporary differences are measured at prevailing enacted tax rates that will be in effect when the differences are settled or realized.

The Corporation and its subsidiaries, except for Brandywine Life Insurance Company and Rodney Square Investors, L.P., a 50%-owned partnership, file a consolidated federal income tax return. Brandywine Life Insurance Company and Rodney Square Investors, L.P. file separate returns.

TRUST AND ASSET MANAGEMENT FEES
Trust income is recognized when payments are received, except for certain amounts that are recorded on the accrual basis. Recording income on a cash basis does not have a material effect on net income.

PER-SHARE DATA
Net income per share is based on the weighted average number of shares outstanding during each year. Shares issuable under stock option plans are excluded from the computation of net income per share, since the effect of those shares is immaterial.

DERIVATIVE INTEREST RATE CONTRACTS
The Corporation enters into interest rate swap and interest rate floor contracts in managing interest rate risk in order to reduce the impact of fluctuations in interest rates of identifiable asset categories, principally floating rate commercial loans and commercial mortgage loans.

Swaps are contracts to exchange, at specified intervals, the difference between fixed and floating interest amounts computed on contractual notional principal amounts. The Corporation has entered into swaps in which it receives a fixed rate and pays a floating rate. The net interest differential is reported in "Interest and fees on loans" in the Consolidated Statements of Income and is recognized over the lives of the contracts. No fees were received or paid. There have been no swap terminations.

Floors are contracts which generate interest payments to the Corporation based on the difference between the floating rate index and a predetermined strike rate of the specific floor when the index is below the strike rate. When the index is equal to or above the strike rate, no payments are made or received by the Corporation. The net interest differential, the amortization of the initial fees associated with the purchase of the floors and any gains recorded on the sale of the floors are reported in "Interest and fees on loans" in the Consolidated Statements of Income and recognized over the lives of the contracts. During 1995, floors with a total notional value of $200 million were sold at a gain of $4.3 million. The gain is being deferred and accreted to income over the lives of the original floors sold.

The Corporation does not hold or issue derivative financial instruments for trading purposes.

OTHER REAL ESTATE OWNED
Other real estate owned, which is reported as a component of other assets in the Consolidated Statements of Condition, consists of assets that have been acquired through foreclosure or acceptance of a deed in lieu of foreclosure and loans classified as in-substance foreclosures. In accordance with SFAS No. 114, a loan is classified as an in-substance foreclosure when the Corporation has taken possession of the collateral regardless of whether formal foreclosure proceedings take place. These assets are recorded on the books of the Corporation at the lower of their cost or estimated fair value less cost to sell, adjusted periodically based upon current appraisals.

------------------------------------------------------------------------------

NOTE 2:
RESTRICTIONS ON CASH
AND DUE FROM BANKS

The Federal Reserve Board requires banks to maintain cash reserves against certain categories of average deposit liabilities. Such reserves averaged $14,438,296 during the year ended December 31, 1996.

NOTE 3:
INVESTMENT SECURITIES

The amortized cost and estimated market value of securities are as follows:



---------------------------------------------------------------------------------------------------------------

                                             Amortized cost      Gross       Gross       Estimated market value
Balance, December 31, 1995 (in             -----------------   unrealized  unrealized   -----------------------
thousands)                                 Debt       Equity     gains       losses       Debt         Equity
---------------------------------------------------------------------------------------------------------------
Investment securities available for sale:
U.S. Treasury and government agencies     $530,804    $    --     $6,483    $,(292)      $536,995    $    --
Obligations of state and political
  subdivisions                              18,533         --         99        (5)        18,627         --

Other securities:
  Preferred stock                             --        153,894       79      (124)          --        153,849
  Asset-backed securities                  107,852          --       433      (720)       107,565         --
  Other debt securities                     35,951          --       757       (79)        36,629         --
  Other marketable equity securities          --         56,366      217        (5)          --         56,578
---------------------------------------------------------------------------------------------------------------
    Total                                 $693,140    $ 210,260   $8,068   $(1,225)      $699,816     $210,427
                                          ====================================================================

Investment securities held to maturity:
U.S. Treasury and government agencies     $236,444    $      --   $3,361   $  (445)      $239,360      $    --
Obligations of state and political
  subdivisions                              20,822           --      280       (16)        21,086           --
Other securities:
  Asset-backed securities                  193,269           --    1,276    (1,668)       192,877           --
---------------------------------------------------------------------------------------------------------------
    Total                                 $450,535    $      --   $4,917   $(2,129)      $453,323      $    --
                                          =====================================================================

Balance, December 31, 1996 (in thousands)
---------------------------------------------------------------------------------------------------------------
Investment securities available for sale:
U.S. Treasury and government agencies     $545,330    $      --   $1,951   $(1,509)      $545,772      $    --
Obligations of state and political
  subdivisions                              13,176           --      253       (52)        13,377           --
Other securities:
  Preferred stock                               --      139,186      756       (87)            --       139,885
  Asset-backed securities                   16,096           --       63       (23)        16,136           --
  Other debt securities                     21,665           --      192       (79)        21,778           --
  Other marketable equity securities            --       61,496      105        --            --         61,601
---------------------------------------------------------------------------------------------------------------
     Total                                $596,267    $ 200,682   $3,320   $(1,750)      $597,063      $201,456
                                          =====================================================================

Investment securities held to maturity:
U.S. Treasury and government agencies     $267,502    $    --     $  784   $(1,764)      $266,522      $   --
Obligations of state and political
  subdivisions                              19,121         --        209       (13)        19,317          --
Other securities:
  Asset-backed securities                  181,009         --      1,054    (1,139)       180,924          --
---------------------------------------------------------------------------------------------------------------
     Total                                $467,632    $    --     $2,047   $(2,916)      $466,763      $   --
                                          =====================================================================


The amortized cost and estimated market value of debt securities at December 31, 1996 by contractual maturity are shown below (in thousands). Expected maturities will differ from contractual maturities because the issuers may have the right to call or prepay obligations without penalties.



-----------------------------------------------------------------------------------------------------------
                                            Debt securities available
                                                  for sale                 Debt securities held to maturity
                                        -------------------------------    --------------------------------
                                        Amortized cost     Market value     Amortized cost    Market value
-----------------------------------------------------------------------------------------------------------
Due in one year or less                   $ 208,471        $  208,821       $   1,660        $   1,660
Due after one year through five years       335,809           335,645         210,124          209,025
Due after five years through ten years       25,891            25,894         122,168          122,027
Due after ten years                          26,096            26,703         133,680          134,051
-----------------------------------------------------------------------------------------------------------
                                          $ 596,267         $ 597,063       $ 467,632        $ 466,763
                                          =================================================================




Proceeds from the sales of investment securities available for sale during 1996, 1995 and 1994 were $270,246,485, $107,964,359 and $125,432,437, respectively.
Gross gains of  $1,100,858,  $2,066,312  and  $682,281  in 1996,  1995 and 1994,
respectively, were realized on those sales with no offsetting losses. Securities with an aggregate book value of $851,841,227 at December 31, 1996 were pledged to secure deposits and other commitments. The Corporation's preferred stock portfolio consists of auction-rate, cumulative and non-cumulative preferred stocks. Auction-rate preferred stock is preferred stock with a floating-rate dividend that is paid and reset every 49 days through an auction process in which investors determine the yield through bidding. This pricing mechanism should help assure that the stock will trade at or near par.

At December 31, 1996, the Corporation's asset-backed securities portfolio consisted primarily of collateralized mortgage obligations ("CMOs"). The portfolio has an approximate average life of 1.56 years. The portfolio's aggregate average yield-to-maturity was 5.96%.

At December 31, 1996, the Corporation did not hold state and municipal securities for any one state in excess of 10% of stockholders' equity.

During 1995, the Financial Accounting Standards Board granted companies a one-time opportunity to restructure their investment portfolios without calling into question their intent to hold other debt securities to maturity. The Corporation restructured its investment portfolio to provide a more evenly distributed series of future cash flows and to allow greater flexibility in asset/liability and investment management. The amortized cost of securities held to maturity that were transferred to the available-for-sale portfolio was $708,098,186, with a net unrealized gain of $8,732,941.

------------------------------------------------------------------------------

NOTE 4:
CONCENTRATIONS
OF LOANS

The Corporation's lending activity is primarily focused within Delaware, Pennsylvania, Maryland and Florida. The Corporation makes no foreign loans. At December 31, 1996, approximately 3% of the Corporation's total loan portfolio consisted of real estate construction loans, while approximately 33% represented commercial loans, 23% represented commercial mortgage loans, which were secured by income-producing properties, and approximately 18% and 23%, respectively, represented residential mortgage loans and installment loans to individuals. Each of these ratios was virtually unchanged from that reported at December 31, 1995.

In addition to these loans outstanding, at December 31, 1996 and 1995, unfunded commitments to lend in the real estate sector were approximately $219,194,000 and $140,621,000, respectively. The Corporation generally requires collateral on all real estate exposure and a loan-to-value ratio of no greater than 80% when underwritten. Management believes the Corporation's mortgage portfolio is well-diversified when measured by industry classification statistics.

------------------------------------------------------------------------------

NOTE 5:
RESERVE FOR LOAN LOSSES

The following is an analysis of the reserve for loan losses:

-------------------------------------------------------------------------------
(in thousands)                            1996             1995           1994
-------------------------------------------------------------------------------

Balance, January 1                    $  49,867         $ 48,669       $ 51,363
                                      ------------------------------------------

Charge-offs                             (14,655)         (14,282)       (12,765)
Recoveries                                3,149            3,200          5,521
--------------------------------------------------------------------------------
Net charge-offs                         (11,506)         (11,082)        (7,244)
                                      ------------------------------------------

Provision charged to operations          16,000           12,280          4,550
--------------------------------------------------------------------------------
Balance, December 31                  $  54,361         $ 49,867       $ 48,669
                                      ==========================================

Information with respect to loans that are considered to be impaired under SFAS #114 for the year ended December 31 is as follows:


--------------------------------------------------------------------------------
(in thousands)                                             1996          1995
--------------------------------------------------------------------------------

Average recorded investment in impaired loans            $36,139        $32,987
                                                        ------------------------

Recorded investment in impaired loans at
  year-end subject to a reserve for loan losses
  (1996 reserve-$10,058; 1995 reserve-$5,979)            $39,002        $31,562

Recorded investment in impaired loans at year-end
  requiring no reserve for loan losses                     2,801          2,779
                                                        ------------------------
    Recorded investment in impaired loans at year-end    $41,803        $34,341
                                                        ========================
Recorded investment in impaired loans at year-end
  classified as nonaccruing                              $39,976        $33,039
                                                        ------------------------
Interest income recognized                                 1,906          1,818

Interest income recognized using the cash
  basis method of income recognition                       1,718          1,725

The following is an analysis of interest on nonaccruing loans:

--------------------------------------------------------------------------------
(in thousands)                                       1996       1995      1994
--------------------------------------------------------------------------------
Nonaccruing loans at December 31                     $40,735   $33,576  $28,851
                                                     ---------------------------

Interest income which would have been recognized
  under original terms                               $ 2,757   $ 3,511  $ 2,929

Interest accrued or received                           1,736     1,741    1,526

--------------------------------------------------------------------------------



NOTE 6:
PREMISES
AND EQUIPMENT

A summary of premises and equipment at December 31 is as follows:
--------------------------------------------------------------------------------
(in thousands)                                     1996                    1995
--------------------------------------------------------------------------------

Land                                           $  12,491              $  12,503
Buildings and improvements                        87,045                 72,799
Furniture and equipment                           78,312                 71,872
--------------------------------------------------------------------------------

                                                 177,848                157,174
Accumulated depreciation                         (83,461)               (77,440)
--------------------------------------------------------------------------------

Premises and equipment, net                    $  94,387              $  79,734
                                            ====================================


--------------------------------------------------------------------------------

NOTE 7:
SHORT-TERM
BORROWINGS

A summary of securities sold under agreements to repurchase at December 31 is as follows:
--------------------------------------------------------------------------------

(in thousands)                                          1996              1995
--------------------------------------------------------------------------------

Maximum amount outstanding at any month-end           $230,906          $230,427
Daily average amount outstanding during the period     184,233           151,428

The securities underlying the agreements are under the Corporation's control.

--------------------------------------------------------------------------------



NOTE 8:
LONG-TERM DEBT

WTC has obtained advances from the Federal Home Loan Bank of Pittsburgh to finance the Wilmington Trust Operations Center. Monthly interest payments are due on the first of each month at a fixed interest rate, with the principal due on the maturity date. Any payment of the principal prior to the originally scheduled maturity date is subject to a prepayment fee. Information with respect to the advances is as follows:

--------------------------------------------------------------------------------
Principal Amount               Term              Fixed
(in thousands)               (years)         Interest Rate     Maturity Date
--------------------------------------------------------------------------------

$28,000                         15               6.55%         October 4, 2010

  7,500                         10               6.41          November 6, 2006

  7,500                          5               6.20          October 9, 2001

--------------------------------------------------------------------------------

NOTE 9:
CONTINGENT LIABILITIES

The Corporation and its subsidiaries, at times and in the ordinary course of business, are subject to legal actions that include specified and unspecified damage claims. Management does not believe the outcome of these matters will have a material adverse effect on the financial condition of the Corporation.

--------------------------------------------------------------------------------

NOTE 10:
FAIR VALUE OF
FINANCIAL INSTRUMENTS

The following discloses the fair value of financial instruments held by the Corporation as of December 31, 1996 and 1995, whether or not recognized in the Consolidated Statements of Condition. In cases in which quoted market prices were not available, fair values were based upon estimates using present value or other valuation techniques. These techniques were significantly affected by the assumptions used, including the discount rate and estimates of cash flows. Consequently, these fair values cannot be substantiated by comparisons with independent markets and, in many cases, may not be realized upon the immediate sale of the instrument. Since generally accepted accounting principles exclude certain financial instruments and all nonfinancial instruments from this presentation, the aggregated fair value amounts do not represent the underlying value of the Corporation.

CASH AND SHORT-TERM INVESTMENTS

The carrying amounts reported for "Cash and due from banks," "Interest-bearing time deposits in other banks" and "Federal funds sold and securities purchased under agreements to resell" approximate the fair value of those assets.

INVESTMENT SECURITIES

The fair values of investment securities are based upon quoted market prices when available. If quoted market prices are not available, fair values are based upon quoted market prices of comparable instruments.

LOANS

The fair values of fixed and variable-rate loans that reprice within one year with no significant credit risk are based upon their carrying amounts. The fair values of all other loans are estimated using discounted cash flow analysis, which utilizes interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The reserve for loan losses is allocated among the various components of the loan portfolio in determining the fair values of those loans. The carrying amount of accrued interest receivable approximates its fair value. The fair value of outstanding letters of credit and loan commitments approximate the fees charged for providing such services.

DEPOSITS AND SHORT-TERM BORROWINGS

The fair values for demand deposits are, by definition, equal to the amount payable on demand at the reporting date. The carrying amounts for variable-rate deposits approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using discounted cash flow analysis that applies interest rates currently being offered on certificates. The carrying amounts of federal funds purchased and securities sold under agreements to repurchase and other short-term borrowings approximate their fair values.

LONG-TERM DEBT

The fair value of long-term debt is based on the borrowing rate currently available to WTC for debt with similar terms and remaining maturities.

DERIVATIVE INTEREST RATE CONTRACTS

The fair values of swaps and floors are based upon pricing models using current assumptions.

The carrying values and estimated fair values of the Corporation's financial assets, liabilities and off-balance-sheet financial instruments as of December 31, are as follows:


-------------------------------------------------------------------------------------------------
                                         1996                               1995
                               ---------------------------     ----------------------------------
                                Carrying       Fair             Carrying             Fair
(in thousands)                    Value        Value              Value             Value
-------------------------------------------------------------------------------------------------

Financial assets:

  Cash and due from banks       $  231,233   $  231,233           $  252,831          $  252,831

  Short-term investments           134,190      134,190               78,866              78,866

  Investment securities (see
    note 3)                      1,264,581    1,265,282            1,353,935           1,363,566

  Loans, net of reserves         3,717,123    3,712,701            3,472,048           3,493,500

  Accrued interest receivable       37,382       37,382               37,616              37,616

Financial liabilities:

  Deposits                       3,913,698    3,913,185            3,587,585           3,586,608

  Short-term borrowings          1,036,543    1,036,543            1,195,552           1,195,552

  Accrued interest payable          64,771       64,771               62,844              62,844

  Long-term debt                    43,000       43,246               28,000              28,266


                                      Contractual      Fair      Contractual       Fair
(in thousands)                           Amount       Value        Amount          Value
-------------------------------------------------------------------------------------------------

Off-balance-sheet financial
instruments:

  Unrefunded commitments to extend
    credit                              $1,255,959    $ (3,140)      $ 976,573      $ (2,441)

  Standby and commercial letters of
    credit                                  58,631        (879)         44,090          (661)

  Interest rate swap contracts             400,000         787         450,000         5,179

  Interest rate floor contracts            250,000       3,632         200,000         6,956

-------------------------------------------------------------------------------------------------

NOTE 11:
OFF-BALANCE-SHEET
FINANCIAL AGREEMENTS

In the normal course of business, the Corporation engages in off-balance-sheet financial agreements in order to meet the needs of its customers and to reduce its own exposure to fluctuations in interest rates. A summary of off-balance-sheet financial agreements at December 31 is as follows:


--------------------------------------------------------------------------------
(in thousands)                                           1996              1995
--------------------------------------------------------------------------------

Commitments to extend credit (contractual amount)      $1,255,959       $976,573
Letters of credit (contractual amount)                     58,631         44,090
Interest rate swaps (notional value)                      400,000        450,000
Interest rate floors (notional value)                     250,000        200,000

The Corporation's exposure to credit risk is represented by the contractual amount of both the commitments to extend credit and letters of credit, while the notional amount of the swaps and floors far exceeds any credit risk exposure.

Commitments to extend credit are agreements to lend to a customer. Generally, they have fixed expiration dates or termination clauses and may require payment of a fee. Many commitments expire without ever having been drawn upon. Letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Maturities normally are for terms shorter than five years. Many letters of credit expire unfunded. The credit risk for both of these instruments is essentially the same as that involved in extending loans. The Corporation evaluates each customer's creditworthiness on a case-by-case basis. Collateral (i.e., securities, receivables, inventory, equipment and residential and commercial properties) is obtained depending on management's credit assessment of the customer.

Swaps represent an exchange of interest payments computed on contractual notional principal amounts. Swaps subject the Corporation to market risk associated with changes in interest rates, as well as the risk that the counterparty may fail to perform. At December 31, 1996, swaps with a total notional principal of $400 million were in effect. This compares with $450 million at December 31, 1995. The weighted average variable interest rate that the Corporation paid was 5.54% and 5.91% on December 31, 1996 and 1995,
respectively,   while  the  weighted   average  fixed  interest  rate  that  the
Corporation received was 6.12% and 5.94% on December 31, 1996 and 1995, respectively. The swaps have a weighted average original and remaining term to maturity of approximately 3.0 and 1.5 years, respectively.

Floors reduce the risk associated with a declining interest rate environment and result in receipts only if current interest rates fall below a predetermined strike rate. Floors subject the Corporation to the risk that the counterparty may fail to perform. At December 31, 1996, floors with a total notional principal of $250 million were in effect. This compares with $200 million at December 31, 1995. The weighted average strike rate was 6% on December 31, 1996 and 1995. The floors have a weighted average original and remaining term to maturity of approximately 4.6 and 3.0 years, respectively.

--------------------------------------------------------------------------------

NOTE 12:
CAPITAL REQUIREMENTS

The Corporation is subject to various regulatory capital requirements by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation must meet specific capital guidelines that involve quantitative measures of the Corporation's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Corporation's capital amounts and classification also are subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios (set forth in the following table) of total and tier 1 capital to risk-weighted assets, and tier 1 capital to average assets. Management believes that, as of December 31, 1996, the Corporation meets all capital adequacy requirements to which it is subject.

As of the most recent notification from the federal regulators, the Corporation and each of its subsidiaries were categorized as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes could change the Corporation's category.

A summary of the Corporation's risk-based capital ratios and the levels to be categorized as adequately and well-capitalized as of December 31 is as follows:


--------------------------------------------------------------------------------------------------
                                                                                  To be well-
                                                                                  capitalized
                                                                                     under
                                                                                    prompt
                                                                For capital      corrective
                                                                  adequacy          action
                                                                  purposes        provisions
                                                              ----------------  ------------------
                                                              Amount-  Ratio    Amount    Ratio
                                                Actual        Greater  Greater  Greater   Greater
                                           ----------------   Than or  Than or  Than or   Than or
(in thousands)                             Amount     Ratio   Equal To Equal To Equal To  Equal To
--------------------------------------------------------------------------------------------------

As of December 31, 1996:
  Total capital (to risk-weighted assets):
      Wilmington Trust Corporation         $507,863    12.01%
      Wilmington Trust Company              477,459    11.65  $327,903     8.0%  $409,879  10.0%
  Tier 1 capital (to risk-weighted assets):
      Wilmington Trust Corporation          455,013    10.76
      Wilmington Trust Company              426,224    10.40   163,952     4.0    245,927   6.0
  Tier 1 capital (to average assets):
      Wilmington Trust Corporation          455,013     8.59
      Wilmington Trust Company              426,224     8.24   206,983     4.0    258,728   5.0
As of December 31, 1995:
  Total capital (to risk-weighted assets):
      Wilmington Trust Corporation          491,499    12.06
      Wilmington Trust Company              455,717    11.41   319,427     8.0    399,284  10.0
  Tier 1 capital (to risk-weighted assets):
      Wilmington Trust Corporation          441,632    10.84
      Wilmington Trust Company              408,054    10.22   159,713     4.0    239,570   6.0
  Tier 1 capital (to average assets):
      Wilmington Trust Corporation          441,632     8.98
      Wilmington Trust Company              408,054     8.17   199,741     4.0    249,676   5.0




The primary source of funds for payment of dividends by the Corporation is dividends received from WTC. The ability to pay dividends is limited by Delaware law, which requires capital surplus at least equal to the par value of outstanding common stock.

In October 1993, the Corporation, after obtaining approval of its Board of Directors, announced a plan to buy back 3,000,000 shares of stock. The repurchased shares are held as treasury stock. During the years ended December 31, 1996, 1995 and 1994, 722,707 shares, 762,772 shares and 1,034,911 shares, respectively, were acquired, completing this program. The total cost was $83,337,792.

In April 1996, the Corporation, after obtaining approval of its Board of Directors, announced a plan to buy back an additional 4,000,000 shares of stock for the same purposes. During the year ended December 31, 1996, 814,367 shares were acquired under this program at a cost of $28,611,096.

--------------------------------------------------------------------------------

NOTE 13:
RELATED PARTY
TRANSACTIONS

In the ordinary course of banking business, loans are made to officers and directors of the Corporation and its affiliates as well as to their associates. In the opinion of management, these loans are consistent with sound banking practices and do not involve more than the normal risk of collectibility. At December 31, 1996 and 1995, loans to executive officers and directors of the Corporation and its principal affiliates, including loans to their associates, totaled $31,419,050 and $28,433,267, respectively. During 1996, loan additions were $11,920,700, loan repayments were $9,308,248 and other changes were $373,331. Other changes represent the loan activity of newly elected and retired executive officers and directors.

--------------------------------------------------------------------------------

NOTE 14:
EMPLOYMENT
BENEFIT PLANS

STOCK-BASED COMPENSATION PLANS

At December 31, 1996, the Corporation had two types of stock-based compensation plans, which are described below. The Corporation applies Accounting Principles Board Opinion ("APB") No. 25 and related Interpretations in accounting for these plans. No compensation cost has been recognized in the accompanying Consolidated Financial Statements for those plans. If compensation cost for the Corporation's two types of stock-based compensation plans had been determined based on the fair value at the grant dates for awards under those plans consistent with the methods outlined in SFAS No. 123, "Accounting for Stock-Based Compensation," the Corporation's net income would have been as follows:

--------------------------------------------------------------

                                            1996       1995
--------------------------------------------------------------

Net Income
  As Reported                               $97,278    $90,031
  Pro Forma                                  95,614     88,945

--------------------------------------------------------------


1996 LONG-TERM INCENTIVE PLAN

Under the 1996 Long-Term Incentive Plan, the Corporation may grant incentive stock options, non-statutory stock options and other stock-based awards to officers and other key staff members for up to 1,200,000 shares of common stock. Under the plan, the exercise price of each option equals the last sale price of the Corporation's stock on the date of grant and an option's maximum term is 10 years. Information with respect to that plan and the Corporation's prior stock option plans is as follows:

--------------------------------------------------------------------------------

------------------------------------------------------------------------------
                                       1996                     1995
                             -------------------------  ----------------------
                                              Weighted                Weighted
                                              average                 average
                                 Options      exercise     Options    exercise
                               outstanding     price     outstanding   price
------------------------------------------------------------------------------

Balance, January 1              1,449,901      $23.52    1,573,521      $22.26
Options granted                   337,281       31.69      208,850       25.25
Options exercised                (241,920)      19.74     (311,420)      18.10
Options forfeited                  (1,950)      31.50      (21,050)      26.25
------------------------------------------------------------------------------

Balance, December 31            1,543,312       25.89    1,449,901       23.52
                                ==============================================

Options exercisable,
  December 31                   1,207,981                1,252,201
                                ==============================================

Weighted average fair value of
  options granted during the year              $ 5.10                   $ 4.07


The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The following weighted average assumptions were used:

--------------------------------------------------------------
                                      1996           1995

--------------------------------------------------------------
Dividend yield                           3.72%           3.72%
Expected volatility               17.64-19.65     17.64-19.65
Risk-free interest rate             5.80-5.95       5.80-5.95
Expected option life (years)              3-5             3-5

A summary of the stock options outstanding at December 31, 1996 is as follows:

-----------------------------------------------------------------------------------
                               Options outstanding            Options exercisable
                          -----------------------------     -----------------------
                                      Weighted
                                       average     Weighted                Weighted
                                      remaining    average                 average
Range of                Options      contractual   exercise     Options    exercise
exercise prices       outstanding    life (years)   price     exercisable   price
-----------------------------------------------------------------------------------

$10.75-20.50            311,220          2.2        $18.90       311,220     $18.90
 20.75-25.25            382,811          6.2         24.11       382,811      24.11
 26.50-33.00            849,281          7.6         29.25       513,950      27.66
-----------------------------------------------------------------------------------

 10.75-33.00          1,543,312          6.2         25.89      1,207,981     24.28
===================================================================================



1996 EMPLOYEE STOCK PURCHASE PLAN

Under the Corporation's 1996 Employee Stock Purchase Plan, substantially all staff members may elect to participate in purchasing the Corporation's common stock at the beginning of the plan year through payroll deductions of up to the lesser of 10% of their annual base pay or $21,250, and may terminate participation at any time. The price per share is the lower of 85% of fair market value at time of election to participate or at the end of the plan year, which is May 31. Information with respect to that plan and the Corporation's prior employee stock purchase plans is as follows:


------------------------------------------------------------------------------------------------
                                                         Shares
                                                        reserved
                                                       for future    Subscriptions   Price per
                                                      subscriptions   outstanding      share
------------------------------------------------------------------------------------------------

Balance, January 1, 1994                                   588,209       84,893
                                                      -------------------------
Subscriptions entered into on June 1, 1994                 (96,733)      96,733      $    21.89
Forfeitures                                                  4,024       (4,024)    21.89-22.75
Shares issued                                                    -      (82,792)          21.89
-----------------------------------------------------------------------------------------------
Balance, December 31, 1994                                 495,500       94,810
                                                      -------------------------
Subscriptions entered into on June 1, 1995                 (98,205)      98,205           22.10
Forfeitures                                                  4,391       (4,391)    21.89-30.88
Shares issued                                                    -      (92,169)          21.89
-----------------------------------------------------------------------------------------------
Balance, December 31, 1995                                 401,686       96,455
                                                      -------------------------
Subscriptions entered into on June 1, 1996                 (88,412)      88,412           28.05
Forfeitures                                                  3,995       (3,995)    22.10-39.50
Shares issued                                                    -      (94,550)          22.10
-----------------------------------------------------------------------------------------------
Balance, December 31, 1996                                 317,269       86,322
                                                      =========================

PENSION PLAN

The Wilmington Trust Pension Plan is a non-contributory, defined benefit plan for substantially all staff members of the Corporation and its subsidiaries, and provides for retirement and death benefits. The Corporation has agreed to contribute such amounts as are necessary to provide assets sufficient to meet the benefits to be paid to the plan's members. Annual contributions are designed to fund the plan's current service costs and past service costs plus interest over 10 years.

Costs of the plan are determined actuarially by the projected unit credit method. Plan benefits are based on years of service and a modified career average formula. The plan's assets are invested primarily in collective trust funds managed by WTC. Participation in the collective trust funds of WTC was $91,217,213 and $83,522,723 at December 31, 1996 and 1995, respectively.

A table of the plan's funded status and amounts recognized in the Consolidated Statements of Condition at December 31 is as follows:

--------------------------------------------------------------------------------
(in thousands)                                      1996               1995
--------------------------------------------------------------------------------

Actuarial present value of benefits
  obligations:

  Accumulated benefit obligations:
    Vested                                       $(65,749)            $(62,804)
    Nonvested                                      (3,011)              (2,585)
------------------------------------------------------------------------------
                                                 $(68,760)            $(65,389)
                                               ===============================
Projected benefit obligation                     $(72,602)            $(68,416)
Plan assets at fair value                          87,859               82,085
                                               -------------------------------
Excess of plan assets over projected
  benefit obligation                               15,257               13,669
Unrecognized prior service cost                     8,717                9,511
Unrecognized net (gain)/loss                      (19,691)             (17,614)
Unrecognized net transition cost                   (6,729)              (7,570)
------------------------------------------------------------------------------
Accrued pension costs recognized in the
  consolidated statements of condition           $ (2,446)            $ (2,004)
                                                 =============================




Net pension cost includes the following components:

---------------------------------------------------------------------------------------------------
(in thousands)                                      1996            1995            1994
---------------------------------------------------------------------------------------------------
Service cost-benefits earned during the period     $ 1,983        $  1,515         $ 2,622
Interest cost on projected benefit obligation        5,372           5,115           4,376
Actual return on plan assets                        (8,527)        (13,212)         (4,309)
Net amortization and deferral                        1,614           6,798          (1,708)
---------------------------------------------------------------------------------------------------
Net periodic pension cost                          $   442        $    216         $   981
                                                   ================================================

---------------------------------------------------------------------------------------------------
                                                           1996          1995          1994
---------------------------------------------------------------------------------------------------

Assumptions used in determining the projected benefit obligations were as follows:

    Discount rate                                          7.75%         7.50%
    Average rate of compensation increase                  4.50          4.50

Assumptions used in determining net pension cost were as follows:

    Long-term rate of return on plan assets                9.50%         9.50%         9.00%
    Discount rate                                          7.50          8.50          7.25
    Average rate of compensation increase                  4.50          5.50          5.50


                                                                              67


POST-EMPLOYMENT HEALTH CARE AND LIFE INSURANCE BENEFITS

In addition to providing pension benefits, the Corporation makes available certain health care and life insurance benefits for substantially all retired staff members. Staff members who retire from the Corporation are eligible to receive up to $7,000 each year toward the premium for medical coverage if they are under age 65 and up to $4,000 toward the premium if they are age 65 or over. Staff members who retire also are eligible for $7,500 of life insurance coverage. In accordance with SFAS No. 106, "Employers" Accounting for Postretirement Benefits Other Than Pensions," and SFAS No. 112, "Employers' Accounting for Postemployment Benefits," the cost of providing those benefits is being recognized on an accrual basis.

The components of the net periodic post-employment benefit costs for the years ended December 31 were as follows:

--------------------------------------------------------------------------------
(in thousands)                              1996          1995            1994
--------------------------------------------------------------------------------

   Service cost                          $  509        $  369            $  468

   Interest cost                          1,712         1,807             1,898

   Net amortization and deferral             --           (73)                4
-------------------------------------------------------------------------------
   Net post-employment benefit cost      $2,221        $2,103            $2,370
                                         ======================================

A table of the plan's funded status and amounts recognized in the Consolidated Statements of Condition at December 31 is as follows:

--------------------------------------------------------------------
(in thousands)                                 1996          1995
--------------------------------------------------------------------

Accumulated post-employment benefit
 obligation:

   Retirees                                  $(15,411)      $(15,980)

   Active employees                            (8,292)        (7,968)
--------------------------------------------------------------------
                                              (23,703)       (23,948)
Plan assets at fair value                          --             --
                                             -----------------------
Funded status                                 (23,703)       (23,948)

Unrecognized prior service cost                    --             --

Unrecognized net (gain)/loss                   (2,464)        (1,915)

Unrecognized transition obligation                 --             --
--------------------------------------------------------------------
Accrued post-employment benefit cost         $(26,167)      $(25,863)
                                          ==========================

The following assumptions were utilized in the calculation of the accumulated post-employment benefit obligation. These assumptions are applicable to employees who elected to retire by December 31, 1993. Beginning in 1994, the Corporation capped the amount of premiums that it contributes to this plan. Premium costs in excess of these caps are borne by the plan's participants.


----------------------------------------------------------------------------------------------------------------------
                                                 1996                     1995                        1994
                                     --------------------------  -------------------------   -------------------------
                                        Claims                      Claims                      Claims
                                      Less Than       Claims      Less Than      Claims       Less Than     Claims
                                     or Equal to   Greater Than  or Equal to  Greater Than   or Equal to  Greater Than
                                        Age 65       Age 65         Age 65      Age 65          Age 65      Age 65
----------------------------------------------------------------------------------------------------------------------

Significant actuarial assumptions
  used for other post-employment
  benefits were as follows:

    Discount rate                      7.75%          7.75%           7.50%       7.50%           8.50%       8.50%

    Health care cost trend rate,
      current year                     6.70           6.70            7.60        7.60            9.40        8.50

    Health care cost trend rate,
      ultimate year                    4.25           4.25            4.00        4.00            5.00        5.00

    Trend rate decreases to the
      ultimate rate in the year        2000           2000            2000        2000            1998        1998

Effect of a 1% increase in the
   trend rate (in-thousands):

   Increase in accumulated post-
      employment benefit obligation          $1,199                       $1,289                       $1,317

   Increase in net periodic
     post-employment benefit cost                95                           97                          115
----------------------------------------------------------------------------------------------------------------------


THRIFT SAVINGS PLAN

The Wilmington Trust Thrift Savings Plan covers all full-time staff members who elect to participate in the plan. Eligible staff members may contribute from 1% to 15% of their annual base pay. The first 6% of each staff member's pay is eligible for matching contributions from the Corporation of $.50 on each $1.00. The amounts contributed by the Corporation to this plan were $1,945,386, $1,583,027 and $1,613,229 in 1996, 1995 and 1994, respectively.

--------------------------------------------------------------------------------



NOTE 15:
INCOME TAXES

A reconciliation of the statutory income tax to the income tax expense included in the Consolidated Statements of Income for each of the three years ended December 31 is as follows:

--------------------------------------------------------------------------------
(in thousands)                                   1996          1995       1994
--------------------------------------------------------------------------------

Income before taxes and cumulative effect
  of change in accounting principle            $144,119    $131,720    $120,834
                                               ================================
Income tax at statutory rate of 35%            $ 50,442    $ 46,102    $ 42,292
Tax effect of tax-exempt income                  (4,804)     (5,578)     (4,938)
Tax effect of dividend income                    (1,790)     (1,800)     (1,959)
State taxes, net of federal tax benefit           2,534       2,373       2,298
Other                                               459         592      (2,028)
-------------------------------------------------------------------------------
    Total income taxes                         $ 46,841    $ 41,689    $ 35,665
                                               ================================
Taxes currently payable:
  Federal                                      $ 40,337    $ 37,542    $ 31,528
  State                                           3,899       3,650       3,536
Deferred taxes:
  Federal                                         2,605         497         601
-------------------------------------------------------------------------------
    Total income taxes                         $ 46,841    $ 41,689    $ 35,665
                                               ================================
Taxes from securities gains/(losses)           $    416    $    794    $   (755)

The significant components of the deferred tax liabilities and assets at December 31 are as follows:

--------------------------------------------------------------------------
(in thousands)                                       1996         1995
--------------------------------------------------------------------------

Deferred tax liabilities:
  Tax depreciation                                  $ 2,112        $ 1,951
  Partnerships                                        1,141          1,143
  Prepaid VEBA costs                                  6,073          6,090
  Automobile and equipment leases                     7,432          3,590
  System development costs                            2,129          2,199
  Market valuation on investment securities             565          2,463
  Other                                               4,084          3,598
--------------------------------------------------------------------------
    Total deferred tax liabilities                   23,536         21,034
                                                --------------------------

Deferred tax assets:
  Loan loss provision                                19,035         17,413
  OPEB obligation                                     9,158          9,052
  Loan fees                                           2,745          2,787
  Other                                               3,061          2,952
--------------------------------------------------------------------------
    Total deferred tax assets                        33,999         32,204
                                               ---------------------------
Net deferred tax assets                             $10,463        $11,170
                                               ===========================

No valuation allowance was recognized for the deferred tax assets at December 31, 1996 and 1995.

NOTE 16:
CONSOLIDATED QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

A summary of the unaudited quarterly results of operations for the years ended December 31 is as follows:


---------------------------------------------------------------------------------------------------------
                                     1996                                         1995
                    -------------------------------------------------------------------------------------

(in thousands)       Dec. 31   Sept. 30  June 30   Mar. 31      Dec. 31   Sept. 30   June 30    Mar. 31
--------------------------------------------------------------------------------------------------------

Interest income      $103,483  $101,442  $ 99,162  $ 98,763      $99,607  $96,620    $94,294     $86,820
Interest expense       47,281    47,122    46,698    47,528       47,817   46,226     45,473      40,461
--------------------------------------------------------------------------------------------------------
Net interest income    56,202    54,320    52,464    51,235       51,790   50,394     48,821      46,359
Provision for loan
  losses               (5,000)   (4,000)   (3,500)   (3,500)      (5,000)  (3,000)    (2,520)     (1,760)
--------------------------------------------------------------------------------------------------------
Net interest income
  after provision for
  loan losses          51,202    50,320    48,964    47,735       46,790   47,394     46,301      44,599
Other income           37,077    33,453    34,086    32,433       33,174   30,850     31,646      29,703
Securities gains/
  (losses)                682       519       (10)       (3)       2,192       30         38           7
--------------------------------------------------------------------------------------------------------
Net interest and
  other income         88,961    84,292    83,040    80,165       82,156   78,274     77,985      74,309
Other expense          51,598    47,313    47,319    46,109       47,699   43,602     45,344      44,359
--------------------------------------------------------------------------------------------------------
Income before income
  taxes                37,363    36,979    35,721    34,056       34,457   34,672     32,641      29,950
Applicable income
  taxes                12,083    12,117    11,604    11,037       11,282   11,284     10,143       8,980
--------------------------------------------------------------------------------------------------------
Net income            $25,280  $ 24,862  $ 24,117  $ 23,019      $23,175  $23,388    $22,498     $20,970
                      ==================================================================================
Net income per share  $ 0.74   $   0.73  $   0.70  $   0.66      $  0.66  $  0.66     $ 0.64      $ 0.60
                      ==================================================================================
--------------------------------------------------------------------------------------------------------

NOTE 17:
PARENT COMPANY ONLY FINANCIAL STATEMENTS

The Statements of Condition, Income and Cash Flows for the parent company are as follows:


STATEMENTS OF CONDITION


--------------------------------------------------------------------------
December 31 (in thousands)                          1996            1995
--------------------------------------------------------------------------
Assets
  Cash and due from banks                          $     17       $      1
  Investment in subsidiaries                        457,839        442,109
  Investment securities available for sale            6,278         16,634
  Other assets                                        1,039            999
--------------------------------------------------------------------------
    Total assets                                   $465,173       $459,743
                                                   =======================
Liabilities and Stockholders' Equity
  Liabilities                                      $    456       $    372
  Stockholders' equity                              464,717        459,371
--------------------------------------------------------------------------
    Total liabilities and stockholders' equity     $465,173       $459,743
                                                   =======================

STATEMENTS OF INCOME

--------------------------------------------------------------------------------
For the year ended December 31 (in thousands)      1996       1995        1994
------------------------------------------------------------------------------

Income
  Dividend from subsidiary                      $ 78,743   $ 72,230   $ 67,778
  Management fees from subsidiary                     28         --          9
  Interest                                           261        289         39
------------------------------------------------------------------------------
    Total income                                  79,032     72,519     67,826
                                                ------------------------------
Expense
  Salaries and employment benefits                    60        105        107
  Net occupancy                                        4          5          3
  Stationery and supplies                             --          1          1
  Other operating expense                          1,084      1,088        985
------------------------------------------------------------------------------
    Total expense                                  1,148      1,199      1,096
                                                ------------------------------
Income before income tax benefit and equity in
  undistributed income of subsidiaries            77,884     71,320     66,730
Applicable income tax benefit                       (289)      (311)      (312)
Equity in undistributed income of subsidiaries    19,105     18,400     18,127
------------------------------------------------------------------------------
    Net income                                   $ 97,278   $ 90,031  $ 85,169
                                                 =============================



STATEMENTS OF CASH FLOWS

-----------------------------------------------------------------------------------------------
For the year ended December 31 (in thousands)                      1996      1995         1994
-----------------------------------------------------------------------------------------------

Operating activities
  Net income                                                   $ 97,278   $ 90,031     $ 85,169
  Adjustments to reconcile net income to net
   cash provided by operating activities:
  Equity in undistributed income of subsidiaries                (19,105)   (18,400)     (18,127)
  (Increase)/decrease in other assets                               (40)      (363)         199
  Increase/(decrease) in other liabilities                           84       (378)         380
-----------------------------------------------------------------------------------------------
        Net cash provided by operating activities                78,217     70,890       67,621
                                                              ---------------------------------
Investing activities
  Proceeds from sales of investment securities available
    for sale                                                     34,745     18,242        6,533
  Proceeds from maturity of investment securities
    held to maturity                                                 --      1,290          500
  Purchases of investment securities available for sale         (24,389)   (34,876)      (6,533)
  Purchases of investment securities held to maturity                --         --       (1,290)
  Capital contribution to subsidiaries                               --     (2,000)      (2,000)
  Formation of subsidiary                                            --         --       (3,000)
-----------------------------------------------------------------------------------------------
        Net cash provided by/(used for) investing activities     10,356    (17,344)      (5,790)
                                                               --------------------------------
Financing activities
  Cash dividends                                                (44,421)  (41,191)     (38,225)
  Proceeds from common stock issued under employment
    benefit plans                                                 7,650     8,130        2,638
  Payments for common stock acquired through buybacks           (51,786)  (20,495)     (26,240)
----------------------------------------------------------------------------------------------
        Net cash used for financing activities                  (88,557)  (53,556)     (61,827)
                                                               -------------------------------
  Increase/(decrease) in cash and cash equivalents                   16       (10)           4
  Cash and cash equivalents at beginning of year                      1        11            7
----------------------------------------------------------------------------------------------
        Cash and cash equivalents at end of year               $     17   $     1      $    11
                                                               ===============================

REPORT OF INDEPENDENT AUDITORS

To The Board of Directors and Stockholders:

We have audited the accompanying consolidated statements of condition of Wilmington Trust Corporation and subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Wilmington Trust Corporation and subsidiaries at December 31, 1996 and 1995 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                            /s/ Ernst & Young LLP


Philadelphia, Pennsylvania
January 24, 1997

MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL REPORTING

The management of Wilmington Trust Corporation is responsible for the financial statements and the other financial information included in this Annual Report. The financial statements have been prepared in accordance with generally accepted accounting principles and include amounts based upon management's best judgment where necessary.

Management maintains a system of internal controls and procedures designed to provide reasonable assurance as to the integrity and reliability of financial records and the protection of assets. The system of internal control is continually reviewed for its effectiveness and is revised, when appropriate, due to changing circumstances and requirements.

Independent auditors are appointed by the Board of Directors and ratified by the Corporation's stockholders to audit the financial statements in accordance with generally accepted auditing standards and to independently assess the fair presentation of the Corporation's financial position, results of operations and cash flows. Their report appears in this Annual Report.

The Audit Committee of the Board of Directors, composed exclusively of outside directors, is responsible for reviewing and monitoring the Corporation's accounting and reporting practices. The Audit Committee meets periodically with management, internal auditors and the independent auditors to discuss specific accounting, financial reporting and internal control matters. Both the internal auditors and the independent auditors have direct access to the Audit Committee.

/s/Ted T. Cecala            /s/Robert V. A.Harra, Jr.    /s/David R. Gibson
-------------------------   -------------------------    -----------------------
Ted T. Cecala               Robert V. A.Harra, Jr.       David R. Gibson
Chairman and                President and Chief          Senior Vice President
Chief Executive Officer     Operating Officer            and Chief Financial
                                                         Officer

WILMINGTON TRUST CORPORATION


BOARD OF DIRECTORS

ROBERT H. BOLLING, JR.               ANDREW B. KIRKPATRICK, JR.
Retired Consulting Electrical        Attorney, Counsel,
Engineer                             Law Firm of Morris, Nichols, Arsht
                                     and Tunnell
CAROLYN S. BURGER
Principal, CB Associates, Inc.;      REX L. MEARS
Director, BetzDearborn Inc.          President, Ray S. Mears and Sons,
                                     Inc.
TED T. CECALA
Chairman and Chief Executive         WALTER D. MERTZ*
Officer                              Retired Senior Vice President

RICHARD R. COLLINS                   HUGH E. MILLER
Retired Chief Executive Officer      Retired Vice Chairman,
and Chief Operating Officer,         ICI Americas Incorporated;
American Life Insurance Company      Director MGI PHARMA, Inc.

CHARLES S. CROMPTON, JR.             STACEY J. MOBLEY
Attorney, Partner,                   Senior Vice President, External
Law Firm of Potter, Anderson and     Affairs,
Corroon                              E. I. du Pont de Nemours and
                                     Company;
H. STEWART DUNN, JR.                 Director, DuPont Canada
Attorney, Partner,
Law Firm of Ivins, Phillips and      G. BURTON PEARSON, JR.*
Barker                               Retired Senior Vice President

EDWARD B. DU PONT                    LEONARD W. QUILL
Private Investor;                    Retired Chairman of the Board
Director, Atlantic Aviation
Corporation;                         DAVID P. ROSELLE
Director, E. I. du Pont de Nemours   President, University of Delaware
and Company
                                     THOMAS P. SWEENEY
R. KEITH ELLIOTT                     Attorney, Member,
Chairman and Chief Executive         Law Firm of Richards, Layton and
Officer,                             Finger, P.A.
Hercules Incorporated
                                     BERNARD J. TAYLOR, II
ENDSLEY P. FAIRMAN*                  Retired Chairman of the Board
Retired Senior Vice President

ROBERT C. FORNEY                     MARY JORNLIN THEISEN
Retired Executive Vice President     Former New Castle County Executive
and Director,
E. I. du Pont de Nemours and         ROBERT W. TUNNELL, JR.
Company;                             Managing Partner, Tunnell Companies, L.P.
Director, UGI, Inc. And Amerigas
Propane, Inc.

ROBERT V. A. HARRA, JR.
President, Chief Operating Officer
and Treasurer






















*  ASSOCIATE DIRECTOR.

WILMINGTON TRUST CORPORATION




PRINCIPAL OFFICERS         TED T. CECALA                    DAVID R. GIBSON
                           Chairman and Chief Executive     Senior Vice President
                           Officer                          and Chief Financial Officer

                           ROBERT V. A. HARRA, JR.          THOMAS P. COLLINS
                           President, Chief Operating       Vice President, Legal, and
                           Officer and Treasurer            Secretary

                                                            RONALD K. PENDLETON
                                                            Auditor
------------------------------------------------------------------------------------------------
STANDING COMMITTEES        EXECUTIVE COMMITTEE              TRUST COMMITTEE
                           Ted T. Cecala, CHAIRMAN          (WILMINGTON TRUST COMPANY)
                           Carolyn S. Burger                Robert V. A. Harra, Jr.,
                           Robert C. Forney                 CHAIRMAN
                           Robert V. A. Harra, Jr.          George W. Helme, IV, VICE
                           Hugh E. Miller                   CHAIRMAN
                           Thomas P. Sweeney                Robert H. Bolling, Jr.
                                                            Robert J. Christian
                           AUDIT COMMITTEE                  Howard K. Cohen
                           Charles S. Crompton, Jr.,        H. Stewart Dunn, Jr.
                           CHAIRMAN                         Edward B. du Pont
                           Richard R. Collins               Endsley P. Fairman
                           David P. Roselle                 Walter D. Mertz
                           Mary Jornlin Theisen             G. Burton Pearson, Jr.
                           Robert W. Tunnell, Jr.

                           COMPENSATION COMMITTEE
                           Robert C. Forney, CHAIRMAN
                           Richard R. Collins
                           Charles S. Crompton, Jr.
                           Hugh E. Miller
                           Stacey J. Mobley

------------------------------------------------------------------------------------------------
OPERATING SUBSIDIARIES     WILMINGTON TRUST COMPANY
                           Brandywine Finance Corporation
                           Brandywine Insurance Agency, Inc.
                           Brandywine Life Insurance Company, Inc.
                           Delaware Corporate Management, Inc.
                           Holiday Travel Agency, Inc.
                           Rodney Square Distributors, Inc.
                           Rodney Square Management Corporation
                           WTC Corporate Services, Inc.
                           Wilmington Brokerage Services Company

                           WILMINGTON TRUST OF PENNSYLVANIA

                           WILMINGTON TRUST FSB


WILMINGTON TRUST COMPANY

PRINCIPAL OFFICERS


TED T. CECALA                              JOSEPH M. JACOBS
Chairman, and Chief Executive Officer      Senior Vice President,
                                           Administration
ROBERT V. A. HARRA, JR.
President, Chief Operating Officer         JOHN H. KIPP
and Treasurer                              Senior Vice President,
                                           Information Technology
ROBERT J. CHRISTIAN
Senior Vice President, Asset Management    HUGH D. LEAHY, JR.
                                           Senior Vice President,
HOWARD K. COHEN                            Personal Banking
Senior Vice President,
Corporate Financial Services               ROBERT A. MATARESE
                                           Senior Vice President,
WILLIAM J. FARRELL, II                     Commercial Banking
Senior Vice President,
Trust Operations and Systems Development   RITA C. TURNER
                                           Senior Vice President,
DAVID R. GIBSON                            Marketing
Senior Vice President, Finance
                                           THOMAS P. COLLINS
GEORGE W. HELME, IV                        Vice President, Legal,
Senior Vice President,                     and Secretary
Personal Trust and Private Banking
                                           RONALD K. PENDLETON
                                           Auditor

WILMINGTON TRUST COMPANY


DELAWARE              John E. Burris, CHAIRMAN         Milton C. Manlove
ADVISORY BOARD        John L. Allen, Sr.               Ernest E. Megee, Jr.
                      Joseph R. Bateman                Marion W. Moore
                      Leland Berry                     R. Byron Palmer
                      Alfred G. Best                   William J. Paskey, Jr.
                      A. Dean Betts                    R. James Quillen, Jr.
                      W. Cecil Carpenter               William C. Robertson, Jr.
                      Crawford J. Carroll              John M. Short
                      W. Pierce Ellis                  Charles P. Spicer
                      Robert N. Emory                  J. Edward Taylor
                      Ralph G. Faries, Jr.             Harry K. F. Terry
                      James A. Flood, Sr.              Robert L. Thompson
                      R. Clay Foltz                    W. Pierce Thompson
                      Robert H. George                 Ebe Stephen Townsend, Jr.
                      Jackie Hickman                   Robert W. Tunnell
                      John Janosik                     William W. Vanderwende
                      John W. Jardine, Jr.             James C. White
                      Claude E. Lester                 John E. Wiley, Jr.
                      T. William Lingo                 W. Robert Williams

WILMINGTON TRUST OF PENNSYLVANIA

BOARD OF DIRECTORS


TED T. CECALA, CHAIRMAN                 ROBERT V. A. HARRA, JR.
GERARD A. CHAMBERLAIN                   HUGH E. MILLER
ROBERT C. FORNEY                        LEONARD W. QUILL
________________________________________________________________________________

PRINCIPAL OFFICERS

TED T. CECALA                           ROBERT A. MATARESE
Chairman                                Senior Vice President

ROBERT V. A. HARRA, JR.                 GERARD A. CHAMBERLAIN
President                               Secretary

GEORGE W. HELME, IV                     MARTIN B. MCDONOUGH, JR.
Senior Vice President                   Treasurer

HUGH D. LEAHY, JR.
Senior Vice President






WILMINGTON TRUST FSB

BOARD OF DIRECTORS

GEORGE W. HELME, IV, CHAIRMAN           ROBERT V. A. HARRA, JR.
MICHAEL K. BLOXHAM                      BERNARD B. ISAACSON
WERNER C. BROWN                         HUGH D. LEAHY, JR.
TED T. CECALA                           W. CRAIG MARSHALL
THOMAS P. COLLINS                       JOHN W. PARTRIDGE
EDWARD B. DU PONT                       WALTER F. WILLIAMS
THOMAS L. DU PONT

________________________________________________________________________________

PRINCIPAL OFFICERS


GEORGE W. HELME, IV                   HUGH D. LEAHY, JR.
Chairman and Chief Executive Officer  Senior Vice President and Treasurer

MICHAEL K. BLOXHAM                    ROBERT A. MATARESE
President, Maryland                   Senior Vice President

W. CRAIG MARSHALL                     THOMAS P. COLLINS
President, Florida                    Vice President and Secretary

WILMINGTON TRUST CORPORATION

Stockholder        CORPORATE HEADQUARTERS
Information        Wilmington Trust Center
                   Rodney Square North
                   1100 North Market Street
                   Wilmington, DE  19890-0001
                   (302) 651-1000
                   (800) 441-7120

                   COMMON STOCK

                   Wilmington Trust Corporation common stock is traded under the symbol WILM and is listed on the Nasdaq National Market System.

                   DIVIDENDS

                   Dividends usually are declared in the first month of each quarter to stockholders of record as of the first business day in February, May, August and November. Dividend payment dates usually are two weeks later. Wilmington Trust has paid cash dividends on its common stock since 1914.

                   STOCK  TRANSFER  AGENT,   DIVIDEND   REINVESTMENT  AGENT  AND
                   REGISTRAR OF STOCK

                   Inquiries relating to stockholder records, stock transfers, changes of ownership, changes of address, duplicate mailings, dividend payments and the dividend reinvestment plan should be directed to the stock transfer agent:


                   NORWEST BANK MINNESOTA, N.A.
                     SHAREOWNER SERVICES

                   TELEPHONE:
                   (800) 999-9867

                   MAILING ADDRESS:
                   P.O. Box 64854
                   St. Paul, MN 55164-0854

                   STREET ADDRESS:
                   161 North Concord Exchange
                   South St. Paul, MN 55075

                   DIVIDEND REINVESTMENT AND VOLUNTARY STOCK PURCHASE PLAN

                   The corporation offers a plan under which participating stockholders can purchase additional shares of Wilmington Trust Corporation common stock through automatic reinvestment of their regular quarterly cash dividends and/or voluntary cash payments. All commissions and fees connected with the purchase and safekeeping of the shares are paid by the corporation. For details of the plan, contact the stock transfer agent.


                   DUPLICATE MAILINGS

                   You may receive more than one copy of the Annual Report due to multiple accounts within your household. Wilmington Trust is required to mail an Annual Report to each name on our stockholder list unless the stockholder requests that duplicate mailings be eliminated. To eliminate duplicate mailings, please send a written request to the stock transfer agent.


                   ANNUAL MEETING

                   The  annual   meeting   of   Wilmington   Trust   Corporation
                   stockholders will be held in the Rodney Square Club on the 12th floor of the Wilmington Trust Center, Rodney Square North, 1100 North Market Street, Wilmington, Delaware, at 10:00 a.m. on Thursday, April 17, 1997.

                   INFORMATION REQUESTS

                   Analysts, investors, news media representatives and others seeking financial information, including requests for the Annual Report on Form 10-K filed with the Securities and Exchange Commission, should contact Charles W. King, Vice President, (302) 651-8069.

THIS ANNUAL REPORT WAS DESIGNED BY REESE, TOMASES & ELLICK, INC. AND PRINTED BY CEDAR TREE PRESS. PHOTOGRAPHY BY HAROLD ROSS AND ED ECKSTEIN.


* PAGES 13 THROUGH 56 WERE PRINTED ON RECYCLED PAPER UTILIZING 50% RECYCLED FIBERS AND 20% POST-CONSUMER WASTE.

(BACK COVER WITH WILMINGTON TRUST LOGO AT BOTTOM)