Form 10-K405, Exhibit 13
period 1997-12-31
WILMINGTON TRUST CORP
filed 1998-03-30
CIK 872821

                          Wilmington Trust Corporation
                               1997 Annual Report

                 A Vision for the Future, a Strategy for Growth


                            [WILMINGTON TRUST LOGO]

                                                TABLE OF CONTENTS


[PORTION OF GRAPH.]             The Year in Brief ..........................   1
[PICTURE OF TED T. CECALA.]     Letter to
                                  Stockholders .............................   2
[COMPUTER SCREEN.]              Shared Values ..............................   6
[WILMINGTON TRUST LOGO.]        Helping Customers Succeed ..................   7
                                Management's Discussion
                                  and Analysis .............................  13
                                Consolidated Financial
                                  Statements ...............................  28
                                Notes to Consolidated
                                  Financial Statements .....................  34
                                Organizational Listings ....................  53
                                Stockholder Information ....................  57

THE YEAR IN BRIEF



WILMINGTON TRUST CORPORATION AND SUBSIDIARIES


FOR THE YEAR (in thousands)              1997            1996         Increase
--------------------------------------------------------------------------------
Net interest income                 $  230,016       $  214,221          7.4%
Provision for loan losses               21,500           16,000         34.4
Other income                           157,542          138,237         14.0
Net interest and other income          366,058          336,458          8.8
Other expense                          207,671          192,339          8.0
Income before income taxes             158,387          144,119          9.9
Applicable income taxes                 52,343           46,841         11.7
Net income                             106,044           97,278          9.0

PER SHARE*
--------------------------------------------------------------------------------
Net income--basic                   $     3.15       $     2.83         11.3%
Net income--diluted                       3.08             2.79         10.4
Dividends paid                            1.41             1.29          9.3
Book value at December 31                15.02            13.71          9.6

AT YEAR-END (in thousands)
--------------------------------------------------------------------------------
Assets                              $6,122,351       $5,564,409         10.0%
Loans                                3,993,935        3,771,484          5.9
Reserve for loan losses                 63,805           54,361         17.4
Investment securities                1,649,410        1,266,151         30.3
Deposits                             4,169,030        3,913,698          6.5
Stockholders' equity                   503,007          464,717          8.2

*All per share amounts throughout this report have been adjusted to reflect the four 100% stock dividends (2-for-1 splits) effected since 1983. Note: Prior period amounts throughout this report have been restated to reflect the acquisitions in 1992 of The Sussex Trust Company and in 1990 of Wilmington Capital Management, Inc. and The Peoples Bank of Harrington under the pooling of interests method.


[GRAPH OF RETURN ON ASSETS              [GRAPH OF RETURN ON                     [GRAPH OF NET INCOME FOR
(NET INCOME AS A PERCENTAGE             STOCKHOLDERS' EQUITY                    EACH YEAR FROM 1987 TO
OF AVERAGE ASSETS) FOR EACH             (NET INCOME AS A PERCENTAGE             1997, WITH THE FOLLOWING
YEAR FROM 1987 TO 1997, WITH            OF AVERAGE  STOCKHOLDERS'               PLOT POINTS, IN MILLIONS:
THE FOLLOWING PLOT POINTS:              EQUITY) FOR EACH YEAR FROM
                                        1987 TO 1997, WITH THE                  1987      - $46.72
1987    - 1.50%                         FOLLOWING PLOT POINTS:                  1988      - $55.61
1988    - 1.73%                                                                 1989      - $61.19
1989    - 1.70%                         1987    - 21.92%                        1990      - $68.53
1990    - 1.72%                         1988    - 23.38%                        1991      - $72.76
1991    - 1.75%                         1989    - 22.08%                        1992      - $64.01 AFTER CHANGE
1992    - 1.55% AFTER CHANGE            1990    - 22.67%                                           IN ACCOUNTING
                IN ACCOUNTING           1991    - 21.09%                                           PRINCIPLE
                PRINCIPLE               1992    - 17.44% AFTER CHANGE           1992A     - $78.76 BEFORE CHANGE
1992A   - 1.90% BEFORE CHANGE                            IN ACCOUNTING                             IN ACCOUNTING
                IN ACCOUNTING                            PRINCIPLE                                 PRINCIPLE
                PRINCIPLE               1992A   - 20.62% BEFORE CHANGE          1993      - $82.76
1993    - 1.96%                                          IN ACCOUNTING          1994      - $85.17
1994    - 1.88%                                          PRINCIPLE              1995      - $90.03
1995    - 1.83%                         1993    - 21.12%                        1996      - $97.28
1996    - 1.83%                         1994    - 20.84%                        1997      - $106.04.]
1997    - 1.87%.]                       1995    - 20.70%
                                        1996    - 21.38%
                                        1997    - 22.15%.]

TO OUR STOCKHOLDERS



[PICTURE]

[TED T. CECALA, CHAIRMAN AND CHIEF EXECUTIVE OFFICER,
IN HIS OFFICE IN THE WILMINGTON TRUST CENTER.]

The new strategic direction we put in place for our company a year ago has begun to produce the anticipated results. In 1997, we achieved new records in virtually every aspect of our business, while making significant investments that form the foundation for even stronger growth in the future.

Earnings per share for 1997 were $3.15, up 11% from the $2.83 reported for the previous year. Net income reached a record $106.0 million, up 9% from the $97.3 million reported for 1996.

Total revenues for the year were $387.6 million, up 10% from the $352.5 million in 1996. These higher revenues resulted from a 7% increase in net interest income, up to $230.0 million from the $214.2 million reported last year, combined with a 14% increase in total other income, up to $157.5 million from the $138.2 million reported last year. Total assets at year-end were $6.1 billion, total deposits were $4.2 billion, and stockholders' equity reached $503.0 million.

Return on average stockholders' equity was 22.15% and return on average assets for the year was 1.87%, compared to 21.38% and 1.83%, respectively, reported a year ago. We have now recorded our 13th consecutive year that return on equity has exceeded 20%, our 16th consecutive year of record performance and increased dividends.

This performance once again earned Wilmington Trust a place on the Keefe, Bruyette & Woods "Honor Roll," which recognizes banking institutions whose earnings per share have increased for at least ten consecutive years. We were among 11 banks named to the Honor Roll last year, marking our sixth consecutive appearance.


FOCUSED ON GROWTH

Amidst the fierce competition in the financial services landscape, Wilmington Trust has focused on building on our strong reputation as a fiduciary and investment manager in new markets. We are expanding our presence in areas of the country that offer the greatest potential, such as New York, California,
Florida,  and  regions in  Maryland  and  Pennsylvania  that are  contiguous  to
Delaware. This expansion allows us to offer our unique combination of experience, knowledge, capabilities and Delaware advantages to a much larger number of customers.

Our strategies for growth also call for selected investments in other firms that          [GRAPH OF NET INCOME
complement  our  company's  strengths.  A recent step in this  strategy  was our          PER SHARE FOR EACH
investment in Cramer Rosenthal McGlynn,  an investment  advisory firm located in          YEAR FROM 1987 TO
New York. They bring a proven,  value-oriented  investment approach specializing          1997, WITH THE
in small- and  medium-capitalization  companies  that provide  long-term  growth          FOLLOWING PLOT POINTS:
potential.  Their investment approach is an excellent addition to our investment
services,  and their  commitment to building  lasting  relationships  with their          1987      - $1.21
clients meshes well with our culture and approach to marketing our services.  In          1988      - $1.45
conjunction  with this new  alliance,  we have  selected a location  adjacent to          1989      - $1.59
Cramer  Rosenthal  McGlynn  at 520  Madison  Avenue  in New York City to house a          1990      - $1.81
fiduciary  and  private  banking  group.  Combined,  these  provide  us  with an          1991      - $1.92
excellent foothold in the nation's financial capital.                                     1992      - $1.70 AFTER CHANGE
                                                                                                            IN ACCOUNTING
Our growth  plans  require a  disciplined  approach  that focuses our efforts on                            PRINCIPLE
businesses where we believe we can compete successfully and bring superior value          1992A     - $2.09 BEFORE CHANGE
to our  customers.  In 1997, we spent  considerable  time  evaluating our mix of                            IN ACCOUNTING
                                                                                                            PRINCIPLE
                                                                                          1993      - $2.24
                                                                                          1994      - $2.37
                                                                                          1995      - $2.56
                                                                                          1996      - $2.83
                                                                                          1997      - $3.15.]

businesses, and decided to exit several businesses that were not strategically important to us, such as shareholder services, precious metals and mutual fund processing. At the same time, we increased investments to build our fiduciary, investment management and private banking services significantly. This process of evaluating our business mix and finding more efficient ways to operate is a continuing one at Wilmington Trust.



[PICTURE]

[ROBERT V. A. HARRA, JR., PRESIDENT AND CHIEF OPERATING OFFICER,
OUTSIDE THE RECENTLY COMPLETED WILMINGTON TRUST PLAZA.]


PEOPLE BEHIND
THE PERFORMANCE

Many people believe that it is location or technology that makes a company successful. I do not. Our greatest asset is the people who work at our company each and every day. I would like to recognize the Wilmington Trust team, whose exceptional efforts have produced this past year's accomplishments and will contribute to our company's success in the years ahead. Our people have enthusiastically embraced the challenges before them and have demonstrated tremendous innovation and teamwork in meeting these challenges.

I would also like to express sincere appreciation to the entire Board of Directors and especially to two Board members who will retire from the Board in early 1998: Robert H. Bolling, Jr., and Bernard J. Taylor, II.

Mr. Bolling will retire as the longest-term current Board member, having joined the Board in 1971. He has served on our Board with distinction and has participated in the reshaping of our company.

Mr. Taylor served as Chief Executive Officer from 1979, and as Chairman from 1980, until his retirement in 1992. During that period, Wilmington Trust's market capitalization increased from $65 million to over $1.1 billion. He has been a pivotal figure in the history of Wilmington Trust and set our organization on its current path toward growth during his highly successful tenure. This extraordinary record is a tribute to his outstanding leadership.

We will miss the seasoned guidance of these two leaders and offer our thanks for their many contributions.

I am also pleased to announce that H. Rodney Sharp, III, has been elected to the Wilmington Trust Board of Directors. Mr. Sharp currently serves as a director of
E. I. du Pont de Nemours and Company, and brings valuable experience and insight that will help guide the continued growth of our organization. We are delighted to have him on our Board.


BUILDING ON MOMENTUM

I am very optimistic about the future of our company. Without a doubt, 1998 will be a challenging year in the financial services arena, but I believe we have set our course in a direction that offers significant opportunities well matched to our company's strengths. We have the momentum that enables us to meet the challenges in our rapidly changing industry. With our talented, dedicated team committed to helping our customers succeed, we can continue our exceptional record of success in the future.

On behalf of the entire Wilmington Trust organization, I thank you for your continued confidence and look forward to sharing this exciting future with you.

                                    Ted T. Cecala
                                    Chairman and Chief Executive Officer

SHARED VALUES


[PICTURE]

[AT CRAMER ROSENTHAL MCGLYNN'S NEW YORK OFFICES (L-R):
RONALD H. MCGLYNN, PRESIDENT AND CHIEF EXECUTIVE OFFICER; TED T. CECALA; ROBERT V. A. HARRA, JR.; AND GERALD B. CRAMER, CHAIRMAN.]


[PICTURE]

[IN THE TRADING ROOM OF CRAMER ROSENTHAL MCGLYNN (L-R):
EUGENE A. TRAINOR, III, SENIOR VICE PRESIDENT, CRAMER ROSENTHAL MCGLYNN; ROBERT J. CHRISTIAN, SENIOR VICE PRESIDENT AND CHIEF INVESTMENT OFFICER, WILMINGTON TRUST; AND ARTHUR J. PERGAMENT, SENIOR VICE PRESIDENT, CRAMER ROSENTHAL MCGLYNN.]



WILMINGTON TRUST
AND CRAMER ROSENTHAL
MCGLYNN

When Wilmington Trust acquired a 24% stake in New York's Cramer Rosenthal McGlynn, LLC, it gained a partner whose philosophy, values and clientele are very much like its own.

Cramer Rosenthal McGlynn has established a long track record of excellence in serving the special needs of high net worth clients, as well as foundations, endowments and pension plans. It has also built a reputation for discretion and confidentiality as it quietly helps clients pursue their long-term goals.

The firm is known for personalized service, tailoring its equity, fixed income and private investment portfolios to the needs of each client, and maintains close relationships that are based on continuous communication.

In the words of Gerald B. Cramer, who founded the firm in 1973 with Edward J. Rosenthal and Ronald H. McGlynn, "Our partnership with Wilmington Trust will provide our clients with preferred access to the fiduciary services of one of America's oldest and most highly regarded trust companies. It represents an outstanding opportunity for both organizations and exciting new possibilities for our clients."

HELPING CUSTOMERS SUCCEED

The mission of Wilmington Trust is to help our customers succeed. It is a goal we meet by providing superior banking, trust and investment services, along with a level of personalized service that few institutions offer today. In the pages ahead, we profile a few examples of how our efforts are making a real difference in the lives of individuals and companies we serve.


REGIONAL BANKING SERVICES

Wilmington Trust continues to be the most prominent independent banking institution in its region, offering a full range of financial solutions that include loans, deposit accounts and transaction accounts. We also meet the growing demand for stocks, bonds, mutual funds, annuities and insurance programs through our Wilmington Brokerage Services Company and the Personal Investment Centers located in several Wilmington Trust branch offices.

[THOMAS DRAPER (L) AND DAVID BURTON
IN MILFORD, DELAWARE.]

[PICTURE]


INVESTING
   IN A COMMUNITY'S
       RENAISSANCE


RESTORING A CITY

Wilmington Trust's unique relationship with its home state is exemplified by our role in the restoration of historic Milford, Delaware. The project was conceived by two local businessmen: David Burton, owner of the Milford automotive dealership I.G. Burton; and Thomas Draper, president of Draper Communications, Inc., the owner of WBOC-TV, Salisbury, Maryland.

Under the leadership of these energetic entrepreneurs, the city of Milford has experienced an impressive revival. Older buildings have been transformed into modern office centers. "Pocket parks" have been created and entire city blocks have been brought back to life.

Wilmington Trust has provided the financing for much of this project, which David Burton emphasizes is "very conservative" from a financial standpoint.

"We're businessmen," he explains, "so we have always insisted that any renovations must be absolutely sound financially. But once that criterion has been met, our interest is to leave something behind here in Milford that allows our town to live."


A SHARED VISION

"Wilmington Trust shares our vision," Mr. Burton adds. "While they have been a prudent financial partner, I think they are also acting upon the larger concept of what their investment means to the community."

Tom Draper agrees. "This is an investment of the heart, as well as the pocketbook," he says. "Restoring an urban area can be difficult, but with the bank's help, we've been able to make it work. For us, and for the city of Milford, the relationship with Wilmington Trust has been a very rewarding one."


GEOGRAPHIC EXPANSION

Wilmington Trust has been expanding its service model to other states with high concentrations of successful individuals and businesses.

This strategy has taken us across our immediate borders into Pennsylvania, where we now operate four banking offices in Delaware and Chester counties as well as two Financial Management Centers in Philadelphia and the Main Line suburb of Haverford. We have also expanded in nearby Maryland, where we recently opened a fourth office, in the growing community of Easton. We offer the services of relationship banking teams, which coordinate a full range of private banking, commercial banking and personal trust services.

BEYOND OUR REGION

Wilmington Trust has established a presence in New York, Nevada and Florida and expects to open an office in California, a leading region of personal wealth.

CELEBRATING
 THE GROWTH OF
  THEIR COMPANY


[PICTURE]

[AT THE DEDICATION OF VERTEX'S NEWEST BUILDING (FRONT ROW, L-R): STEFANIE LUCAS, RAY WESTPHAL, ANTOINETTE WESTPHAL, AMANDA RADCLIFFE AND JEFF WESTPHAL.]


The nation's single-richest metropolitan market is New York City, one of the world's financial centers. Wilmington Trust made a commitment to this market by creating an alliance with Cramer Rosenthal McGlynn and will soon open an office adjacent to Cramer Rosenthal McGlynn's Madison Avenue location, offering personal and corporate trust services.


AN ENTREPRENEURIAL FOCUS

Wilmington Trust is focused on serving the needs of closely held companies and their owners, who represent the fastest-growing portion of the affluent market.

A prime example is the Westphal family of southeastern Pennsylvania, whose company, Vertex Inc., is a leading provider of tax compliance software solutions used by many of America's largest corporations. Founded in the 1970s by chairman Ray Westphal, the company has tripled in size since 1990 and currently employs 260 people. Today, Ray's son Jeff serves as the company's president, while wife Antoinette and daughters Amanda Radcliffe and Stefanie Lucas serve as directors.

Wilmington Trust has been instrumental in helping the Westphal family coordinate its closely intertwined corporate banking, personal banking and trust relationships. Services we provide include personal banking accounts, personal trust and estate planning, commercial lending, and residential mortgages. The bank has also provided construction financing for the company's newest building, which was recently completed.

STRATEGIC IMPORTANCE

"As a closely held private business," Ray Westphal says, "our primary banking relationship has strategic importance to our company. Wilmington Trust has demonstrated insight into our unique needs, which is why we recommend the bank highly to others with similar financial management challenges."

The Westphal family also values Wilmington Trust's personal approach which, Stefanie Lucas points out, extends all the way to senior management. "We feel that all levels of the bank truly know us and know Vertex," she says.

Jeff Westphal adds, "Wilmington Trust's ability to manage our personal and corporate banking through a single point of contact has been a great asset to our family and our company."


PERSONAL TRUST AND PRIVATE BANKING SERVICES

Wilmington Trust was founded in 1903 to serve the financial needs of some of America's wealthiest families. We currently rank as one of the largest personal trust institutions in the nation, with $20 billion in personal trust assets.

Our personal trust and private banking services are truly international in scope, with clients in all 50 states and several foreign countries.

The services we provide--trust administration, investment management, private banking, custody services, tax planning, financial planning and estate settlement--help clients maximize their holdings through generations, while minimizing the effects of taxes.


SERVING FOUR GENERATIONS

That these products and services make a real difference in people's lives is evident from the Broll family, whose patriarch, Charles Broll, is the former co-owner of a successful bottling company.

Mr. Broll first selected Wilmington Trust to assist with his parents' financial affairs, having conducted a rigorous process of "due diligence" on regional banking and trust institutions. It is a decision that has now extended across four generations.

"I was so happy with the bank's performance for my parents," Mr. Broll explains, "that I later chose them to handle the trusts that I have established for my children and grandchildren."

While he values the ongoing performance and personalized service that Wilmington Trust provides, Mr. Broll places an equally high value on the bank's tradition of independence and integrity. "The word trust," he says, "is both a noun and a verb. I've found both in Wilmington Trust."



[THE BROLL FAMILY AT THEIR ARIZONA HOME. STANDING, L-R:
JEFF LYTLE, PRIDE COTTEN, CHARLES BROLL, JR.,
CHARLES BROLL AND TURNER BROLL.
SEATED: MEREDITH LYTLE WITH LUCY, LANE AND SAM.]


[PICTURE]


PERFORMANCE
  AND SERVICE FOR
    FOUR GENERATIONS



CORPORATE FINANCIAL SERVICES

Companies across America turn to Wilmington Trust for a variety of advanced corporate financial services and for unparalleled expertise in navigating Delaware's unique tax and regulatory environment.

Wilmington Trust is a recognized leader in the establishment and administration of investment holding companies, business trusts, limited liability companies and limited partnerships.

We are also a leader in providing asset management services to corporations, municipalities, endowments and institutional investors nationwide. This business sector requires a disciplined investment approach, along with impeccable attention to detail, both of which are strengths of the Wilmington Trust team.

Other corporate trust services include assistance in the leasing or financing of major capital equipment, such as aircraft, ships, railcars, power plants and communications equipment.

EMPLOYEE BENEFIT PROGRAMS

One of Wilmington Trust's most rapidly growing corporate trust areas is that of employee benefit trusts, in which we provide fiduciary services for a variety of company-sponsored retirement plans.

Volvo Cars of North America, the New Jersey-based subsidiary of Sweden's leading automobile manufacturer, is a satisfied client of these specialized services.


HELPING EMPLOYEES
    PLAN FOR THE FUTURE


[PICTURE]

[AT VOLVO CARS OF NORTH AMERICA (L-R): MICHAEL THOMAS,
DEPUTY GENERAL COUNSEL; ANTHONY CICCAGLIONE,
MANAGER OF CORPORATE
ACCOUNTING AND REPORTING; CHARISSE RODGERS,
FINANCIAL SERVICES OFFICER,
WILMINGTON TRUST;
JOSEPH AVALLONE,
FINANCIAL REPORTING
MANAGER.]


A STRONG REPUTATION

According to Joe Avallone, the company's Financial Reporting Manager, "We chose Wilmington Trust based on its strong reputation in the industry and have been very glad we did."

"Our account can be fairly complicated to administer," he explains. "For example, it is based on the American Depository Receipts of a preferred stock that is issued in Sweden. In addition, there have been numerous changes in our stock over the years due to divestitures, warrants and other factors. Through it all, Wilmington Trust's people have been very responsive to our needs and very knowledgeable as to how to deal with these special issues."


CREATING VALUE

As these examples show, a financial institution is more than just a business. It is a partner in realizing hopes and ambitions, both personal and corporate. Wilmington Trust never loses sight of its role, and continually seeks new ways to fulfill it more effectively.

By focusing on our customers and helping them succeed, we in turn increase the success of our organization, and enhance shareholder value. In the years ahead, we will continue to build on our strategy of putting the customer first, in order to create even greater value in the future.

MANAGEMENT'S DISCUSSION AND ANALYSIS

WILMINGTON TRUST CORPORATION AND SUBSIDIARIES

SUMMARY

1997 marked the sixteenth consecutive year in which the Corporation has posted record earnings.(1) Net income for 1997 reached a record $106.0 million, or $3.15 per share. This was a 9% increase over the $97.3 million, or $2.83 per share, reported for 1996.

These improvements were attributable to growth in both of the major components of the Corporation's income. Net interest income increased 7% to $230.0 million, an increase of $15.8 million over the $214.2 million reported for 1996. Noninterest revenues increased 14% to $157.5 million, an increase of $19.3 million over the $138.2 million reported for 1996.

The provision for loan losses for 1997 was $21.5 million, an increase of $5.5 million, or 34%, over the $16.0 million provision for 1996.

Operating expenses for 1997 were $207.7 million. This was an increase of $15.4 million, or 8%, over the $192.3 million reported for 1996. The provision for income taxes was $52.3 million, an increase of $5.5 million, or 12%, over the $46.8 million reported for 1996. These results produced a return on average stockholders' equity of 22.15%, above the 21.38% reported for last year, and marked the thirteenth consecutive year that return on equity has exceeded 20%.(1) The return on average assets for 1997 was 1.87%, up slightly over the 1.83% for a year ago.

The Corporation maintained its high level of productivity during 1997. The net profit margin (measured by net income as a percentage of the sum of net interest and noninterest income) for 1997 was 27.4%, down slightly from the 27.6% reported for 1996. Productivity for 1997, as measured by net income per staff member, was $44,000, up from the $40,000 reported for 1996.

Statistical disclosures required of bank holding companies by Industry Guide 3 are included in the Corporation's Annual Report on Form 10-K for 1997.

The following table presents comparative five-year average balance sheets and income statements, as well as interest income and expense and respective yields and costs of funds for those years.

---------------------------

(1)Based upon income before cumulative effect of change in accounting principle.


[GRAPH OF NET INCOME                         [GRAPH OF NET PROFIT
PER STAFF MEMBER FOR                         MARGIN (NET INCOME AS
EACH YEAR FROM 1987                          A PERCENTAGE OF OPERATING
TO 1997, WITH THE                            REVENUES) FOR EACH YEAR
FOLLOWING PLOT POINTS,                       FROM 1987 TO 1997, WITH
IN THOUSANDS:                                THE FOLLOWING PLOT POINTS:

1987      - $23.38                           1987    - 26.13%
1988      - $25.45                           1988    - 28.72%
1989      - $28.16                           1989    - 28.53%
1990      - $31.45                           1990    - 29.34%
1991      - $32.88                           1991    - 28.51%
1992      - $29.26 AFTER CHANGE              1992    - 23.24% AFTER CHANGE
                   IN ACCOUNTING                              IN ACCOUNTING
                   PRINCIPLE                                  PRINCIPLE
1992A     - $36.00 BEFORE CHANGE             1992A   - 28.59% BEFORE CHANGE
                   IN ACCOUNTING                              IN ACCOUNTING
                   PRINCIPLE                                  PRINCIPLE
1993      - $36.72                           1993    - 28.69%
1994      - $36.98                           1994    - 28.64%
1995      - $38.61                           1995    - 27.70%
1996      - $40.23                           1996    - 27.60%
1997      - $43.68.]                         1997    - 27.36%.]


                                                                          1997                                     1996
                                                        ------------------------------------    ------------------------------------
                                                           Average     Income/      Average         Average      Income/    Average
(in thousands; rates on tax-equivalent basis)              balance     expense         rate         balance      expense       rate
------------------------------------------------------------------------------------------------------------------------------------
Time deposits in other banks                            $       --   $      --           --%    $        --   $       --         --%
Federal funds sold and securities
 purchased under agreements to resell                       22,369       1,280         5.72          26,459        1,475       5.57
------------------------------------------------------------------------------                  ------------------------
     Total short-term investments                           22,369       1,280         5.72          26,459        1,475       5.57
                                                        ----------------------------------------------------------------------------
U.S. Treasury and government agencies                      868,296      55,579         6.41         818,585       51,511       6.30
State and municipal(1)                                      27,918       2,223         7.99          35,473        2,829       8.00
Preferred stock(1)                                         131,693       9,906         7.63         133,322       10,058       7.51
Asset-backed securities                                    272,527      17,581         6.46         259,071       15,163       5.85
Other(1)                                                    85,865       5,078         5.93          96,556        5,321       5.53
------------------------------------------------------------------------------                  ------------------------
     Total investment securities                         1,386,299      90,367         6.53       1,343,007       84,882       6.33
                                                        ----------------------------------------------------------------------------
Commercial, financial and agricultural                   1,211,703     105,758         8.73       1,160,899      103,131       8.88
Real estate--construction                                  131,745      12,980         9.85         114,827       11,150       9.71
Mortgage--commercial                                       904,063      85,260         9.43         806,782       77,871       9.65
Mortgage--residential                                      764,246      58,406         7.64         683,095       53,563       7.84
Installment loans to individuals                           909,736      85,953         9.45         836,827       80,941       9.67
------------------------------------------------------------------------------                  ------------------------
     Total loans(1)(2)                                   3,921,493     348,357         8.88       3,602,430      326,656       9.07
                                                        ----------------------------------------------------------------------------
     Total earning assets                                5,330,161     440,004         8.26       4,971,896      413,013       8.31
Other assets                                               349,826                                  335,467
------------------------------------------------------------------                              -----------
Total assets                                           $ 5,679,987                              $ 5,307,363
                                                        ============================================================================
Savings                                                  $ 360,689       8,465         2.35      $  356,542        8,431       2.36
Interest-bearing demand                                  1,078,685      27,393         2.54       1,007,652       25,962       2.58
Certificates under $100,000                              1,246,240      69,717         5.59       1,245,436       72,095       5.79
Certificates $100,000 and over                             506,089      28,601         5.65         281,314       15,467       5.50
------------------------------------------------------------------------------                  ------------------------
     Total interest-bearing deposits                     3,191,703     134,176         4.20       2,890,944      121,955       4.22
                                                        ----------------------------------------------------------------------------
Federal funds purchased and securities
 sold under agreements to repurchase                     1,142,106      63,123         5.53       1,161,521       63,429       5.46
U.S. Treasury demand                                        46,108       2,450         5.31          34,241        1,766       5.16
------------------------------------------------------------------------------                  ------------------------
     Total short-term borrowings                         1,188,214      65,573         5.52       1,195,762       65,195       5.45
                                                        ----------------------------------------------------------------------------
Long-term debt                                              43,000         874         2.03          30,910        1,479       4.78
------------------------------------------------------------------------------                  ------------------------
     Total interest-bearing liabilities                  4,422,917     200,623         4.54       4,117,616      188,629       4.58
Demand deposits                                            678,683                                  633,066
Other noninterest funds                                    228,561                                  221,214
------------------------------------------------------------------------------------------------------------------------------------
     Total funds used to support earning assets          5,330,161     200,623         3.77       4,971,896      188,629       3.80
Stockholders' equity                                       478,814                                  454,917
     Equity used to support earning assets                (228,561)                                (221,214)
Other liabilities                                           99,573                                  101,764
------------------------------------------------------------------                              -----------
Total liabilities and stockholders' equity             $ 5,679,987                              $ 5,307,363
                                                        ============================================================================


                                       14

Net interest income/yield                                              239,381         4.49                      224,384       4.51
     Tax-equivalent adjustment                                          (9,365)                                  (10,163)
------------------------------------------------------------------------------------------------------------------------------------
Net interest income                                                    230,016                                   214,221
Provision for loan losses                                              (21,500)                                  (16,000)
------------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision
 for loan losses                                                       208,516                                   198,221
------------------------------------------------------------------------------------------------------------------------------------
Other income
Trust and asset management fees                                        114,501                                    98,247
Service charges on deposit accounts                                     20,964                                    19,038
Other operating income                                                  22,050                                    19,764
Securities gains/(losses)                                                   27                                     1,188
------------------------------------------------------------------------------------------------------------------------------------
     Total other income                                                157,542                                   138,237
                                                                     ---------------------------------------------------------------
     Net interest and other income                                     366,058                                   336,458
                                                                     ---------------------------------------------------------------
Other expense
Salaries and employment benefits                                       129,816                                   119,574
Net occupancy                                                           11,763                                    11,111
Furniture and equipment                                                 16,361                                    14,413
Other operating expense                                                 49,731                                    47,241
------------------------------------------------------------------------------------------------------------------------------------
     Total other expense                                               207,671                                   192,339
                                                                     ---------------------------------------------------------------
Income before income taxes                                             158,387                                   144,119
Applicable income taxes                                                 52,343                                    46,841
------------------------------------------------------------------------------------------------------------------------------------
     Net income                                                      $ 106,044                                  $ 97,278
                                                                     ===============================================================
     Net income per share--basic                                     $    3.15                                  $   2.83
                                                                     ===============================================================
     Net income per share--diluted                                   $    3.08                                  $   2.79
                                                                     ===============================================================

(1) Tax-advantaged income has been adjusted to a tax-equivalent basis using a combined statutory federal and state income tax rate of 38.2% for all years.

(2) Loan balances include nonaccrual loans. Amortization of deferred loan fees has been included in interest income.


                                      14a



                       1995                                          1994                                    1993
---------------------------------------------      -------------------------------------   --------------------------------------
   Average            Income/         Average       Average         Income/      Average     Average        Income/      Average
   balance            expense            rate       balance         expense         rate     balance        expense         rate
---------------------------------------------------------------------------------------------------------------------------------
 $        --          $     --           --%      $       152      $      7       3.95     $     1,856     $      83        4.47%

      17,522             1,036         5.91            26,273         1,155       4.40          19,392           645        3.33
 -----------------------------                    -------------------------                -------------------------
      17,522             1,036         5.91            26,425         1,162       4.40          21,248           728        3.43
---------------------------------------------------------------------------------------------------------------------------------
     598,501            37,182         6.21           457,961        26,263       5.73         427,900        27,433        6.41
      42,099             3,077         7.31            53,335         3,921       7.35          82,036         6,851        8.35
     155,632             9,865         6.34           235,773        11,006       4.67         302,032        11,168        3.70
     290,779            15,946         5.48           227,415        11,199       4.92          75,729         3,929        5.19
      96,991             5,595         5.76            85,531         4,050       4.74          58,355         1,777        3.05
 -----------------------------                    -------------------------                -------------------------
   1,184,002            71,665         6.05         1,060,015        56,439       5.33         946,052        51,158        5.41
---------------------------------------------------------------------------------------------------------------------------------
   1,074,860            99,199         9.23           947,544        77,565       8.19         854,720        72,887        8.53
     103,104            10,739        10.42           120,067        10,687       8.90         124,438         9,293        7.47
     751,937            74,244         9.87           686,307        55,530       8.09         641,554        46,943        7.32
     633,852            50,356         7.94           605,971        47,604       7.86         623,738        55,495        8.90
     827,029            81,141         9.81           754,495        69,429       9.20         705,459        65,734        9.32
 -----------------------------                    -------------------------                -------------------------
   3,390,782           315,679         9.31         3,114,384       260,815       8.37       2,949,909       250,352        8.49
---------------------------------------------------------------------------------------------------------------------------------
   4,592,306           388,380         8.46         4,200,824       318,416       7.58       3,917,209       302,238        7.72
     340,560                                          321,221                                  304,603
 -----------                                      -----------                              -----------
 $ 4,932,866                                      $ 4,522,045                              $ 4,221,812
=================================================================================================================================
 $   357,048             8,703         2.44       $   380,543         8,712       2.29         333,423         8,727        2.62
     981,379            26,253         2.68         1,101,916        24,962       2.27       1,069,309        25,501        2.38
   1,084,165            61,540         5.68         1,047,090        49,908       4.77       1,114,884        56,317        5.05
     161,403             8,808         5.46           175,187         6,895       3.94         201,269         8,249        4.10
 -----------------------------                    -------------------------                -------------------------
   2,583,995           105,304         4.08         2,704,736        90,477       3.35       2,718,885        98,794        3.63
---------------------------------------------------------------------------------------------------------------------------------
   1,203,372            72,178         6.00           722,377        31,154       4.31         480,575        15,516        3.23
      36,044             2,147         5.96            52,925         1,921       3.63          64,437         1,815        2.82
 -----------------------------                    -------------------------                -------------------------
   1,239,416            74,325         6.00           775,302        33,075       4.27         545,012        17,331        3.18
---------------------------------------------------------------------------------------------------------------------------------
       6,981               348         4.98                --            --         --              --            --          --
 -----------------------------                    -------------------------                -------------------------
   3,830,392           179,977         4.70         3,480,038       123,552       3.55       3,263,897       116,125        3.56
     580,928                                          559,574                                  500,396
     180,986                                          161,212                                  152,916
---------------------------------------------------------------------------------------------------------------------------------
   4,592,306           179,977         3.92         4,200,824       123,552       2.94       3,917,209       116,125        2.97
     434,843                                          408,647                                  391,782
    (180,986)                                        (161,212)                                (152,916)
      86,703                                           73,786                                   65,737
 -----------                                      -----------                              -----------
 $ 4,932,866                                      $ 4,522,045                              $ 4,221,812
=================================================================================================================================


                                       15

                       208,403         4.54                         194,864       4.64                       186,113        4.75
                       (11,039)                                     (10,534)                                 (11,266)
---------------------------------------------------------------------------------------------------------------------------------
                       197,364                                      184,330                                  174,847
                       (12,280)                                      (4,550)                                  (9,500)
---------------------------------------------------------------------------------------------------------------------------------
                       185,084                                      179,780                                  165,347
---------------------------------------------------------------------------------------------------------------------------------

                        87,982                                       82,542                                   78,313
                        17,497                                       16,648                                   16,424
                        19,894                                       16,048                                   18,662
                         2,267                                       (2,157)                                     268
---------------------------------------------------------------------------------------------------------------------------------
                       127,640                                      113,081                                  113,667
---------------------------------------------------------------------------------------------------------------------------------
                       312,724                                      292,861                                  279,014
---------------------------------------------------------------------------------------------------------------------------------
                       110,670                                      101,813                                   95,849
                        10,706                                       10,232                                    9,317
                        14,067                                       12,302                                   11,380
                        45,561                                       47,680                                   45,240
---------------------------------------------------------------------------------------------------------------------------------
                       181,004                                      172,027                                  161,786
---------------------------------------------------------------------------------------------------------------------------------
                       131,720                                      120,834                                  117,228
                        41,689                                       35,665                                   34,467
---------------------------------------------------------------------------------------------------------------------------------
                      $ 90,031                                     $ 85,169                                 $ 82,761
=================================================================================================================================
                      $   2.56                                     $   2.37                                 $   2.24
=================================================================================================================================
                      $   2.53                                     $   2.35                                 $   2.21
=================================================================================================================================

     Note: Average  rates  are  calculated   using  average  balances  based  on
           historical cost and do not reflect the market valuation adjustment required by Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," effective January 1, 1994.



                                      15a

STATEMENT OF CONDITION

Total assets for 1997 increased, on average, $372.6 million, or 7%, to $5.68 billion. A $358.3 million, or 7%, increase in the average level of earning assets was primarily responsible for this increase.

Average total earning assets for 1997 were $5.33 billion. This was a $358.3 million, or 7%, increase over the $4.97 billion reported for 1996. Growth in the level of loans outstanding was responsible for 88% of this increase, while growth in the investment portfolio was responsible for 12% of this increase. The loan portfolio grew $319.1 million, or 9%, to $3.9 billion. Contributing to this increase were a $54.8 million, or 5%, increase in commercial loans, a $97.3 million, or 12%, increase in commercial mortgage loans, an $81.2 million, or 12%, increase in residential mortgage loans, a $16.9 million, or 15%, increase in real estate construction loans, and a $72.9 million, or 9%, increase in consumer loans. Approximately 35% of this 1997 loan growth was a direct result of the Corporation's marketing and sales efforts in its expansion markets in southeastern Pennsylvania, Maryland and Florida.

The average level of investment securities for 1997 increased $43.3 million, or 3%. Contributing to this increase were higher levels of U.S. Treasury and government agency securities, which increased $49.7 million, or 6%, to $868.3 million. This increase was offset, in part, by lower levels of asset-backed securities, preferred stocks and municipal bonds which paid down, were sold or matured during the year.

Total liabilities increased $348.7 million, or 7%, on average in 1997. A $346.4 million increase in total deposits and a $12.1 million increase in long-term debt were offset, in part, by a $7.5 million, or 1%, decrease in short-term borrowings. The average level of total deposits for 1997 reached $3.87 billion, an increase of $346.4 million, or 10%, over the $3.52 billion reported for 1996. The growth in deposits was primarily due to the Corporation's entry into the national certificate of deposit markets, as the average level of certificates of deposit $100,000 and over increased $224.8 million, or 80%, over their 1996 average level of $281.3 million. Also contributing to the growth in deposits were a $45.6 million, or 7%, increase in average demand deposits and a $71.0 million, or 7%, increase in average interest-bearing demand account balances. Average short-term borrowings remained relatively unchanged from 1996, declining $7.5 million, or 1%, to $1.19 billion. Average long-term debt increased $12.1 million, as the Corporation completed its funding from the Federal Home Loan Bank of Pittsburgh to construct its new operations center in Wilmington, Delaware. If further funding needs arise that exceed funding provided by retail deposits, the Corporation anticipates that it would be able to meet those funding needs in a timely and cost-effective manner. See "Liquidity."

Average total stockholders' equity during 1997 increased $23.9 million, or 5%, to $478.8 million. Additions to equity from earnings for the year were offset in part by higher dividend payments and the Corporation's ongoing stock repurchases. See "Capital Resources."


[CHART OF LOAN PORTFOLIOS, WITH THE FOLLOWING PLOT POINTS:

CONSUMER LOANS

PERSONAL                                     -        19.1%
RESIDENTIAL MORTGAGE-FIXED RATE              -        12.8%
RESIDENTIAL MORTGAGE-FLOATING RATE           -         7.5%
HOME EQUITY                                  -         3.5%
CREDIT CARDS                                 -         1.7%
LEASES                                       -         2.2%
TOTAL CONSUMER LOANS                         -        46.8%

COMMERCIAL LOANS

PERMANENT MORTGAGE                           -        12.5%
REAL ESTATE DEVELOPMENT                      -         5.3%
REAL ESTATE INTERIM PROJECTS                 -         1.8%
BUSINESS                                     -        33.6%
TOTAL COMMERCIAL LOANS                       -        53.2%.]

NET INTEREST INCOME

The Corporation's net interest income for 1997, on a fully tax-equivalent ("FTE") basis, was $239.4 million, an increase of $15.0 million, or 7%, over the $224.4 million reported for 1996. This was a result of a $27.0 million increase in interest revenues offset, in part, by a $12.0 million increase in interest expense. The Corporation's net interest margin for 1997 declined two basis points, to 4.49% from 4.51% reported for 1996.


Interest  income (FTE) for 1997  totaled  $440.0  million,  an increase of $27.0          [GRAPH OF NET INTEREST
million,  or 7%, over the $413.0 million  reported for 1996.  Interest  revenues          MARGIN FOR EACH YEAR
increased $31.1 million due to a $358.3 million increase in the average level of          FROM 1987 TO 1997, WITH
earning assets. This increase was offset, in part, by a $4.1 million decrease in          THE FOLLOWING PLOT POINTS:
interest  revenues  as a result  of the lower  interest  rate  environment.  The
average interest rate earned on the  Corporation's  assets for 1997 was 8.26%, a          1987      - 4.30%
five-basis-point  decrease  from the 8.31%  earned for 1996.  This  decrease  in          1988      - 4.41%
interest  income  attributable  to the declining rate  environment was partially          1989      - 4.46%
offset by the  Corporation's  investment in interest rate swap and interest rate          1990      - 4.23%
floor  contracts.  Swap contracts of $318.0  million,  on average,  on which the          1991      - 4.37%
Corporation  is  making  variable-rate  payments  and  is  receiving  fixed-rate          1992      - 4.62%
payments,  increased  interest  income  $621,000 during 1997. This compares with          1993      - 4.76%
$425.0 million, on average,  of interest rate swap contracts  outstanding during          1994      - 4.64%
1996,  which  increased  interest  income $2.2 million.  Interest rate floors of          1995      - 4.54%
$289.0 million, on average, on which the Corporation  receives payments when the          1996      - 4.51%
floating rate index is below the strike price,  contributed $825,000 to interest          1997      - 4.49%.]
revenues during 1997, compared with an average level of $224.0 million of floors during 1996, which contributed $955,000 to interest revenues. These numbers were offset,  in part, by amortized  acquisition  costs related to these contracts of
$550,000 and $320,000 in 1997 and 1996, respectively.  During the second quarter of 1995,  the sale of $200 million of floors  resulted in a $4.3  million  gain, which is being deferred and accreted into income over the remaining lives of the floors sold.  The accreted gain for 1997 was $1.2 million,  unchanged from 1996.
The net result of the swaps and floors was an increase  of four basis  points in
the   Corporation's   net  interest   margin   during   1997,   compared  to  an
eight-basis-point increase in the Corporation's net interest margin for 1996.

Interest expense for 1997 was $200.6 million, an increase of $12.0 million, or 6%, over the $188.6 million reported for 1996. Interest expense increased $14.5 million due to a $305.3 million increase in interest-bearing liabilities. Offsetting this increase, in part, was a $2.5 million decrease in interest expense due to the lower interest rate environment. The average interest rate paid on the Corporation's liabilities for 1997 was 3.77%, a three-basis-point decrease from the 3.80% paid during 1996. The Corporation's prime lending rate (the rate at which banks lend to their most creditworthy customers) increased during the year. The average prime rate for 1997 was 8.44%, up over the 8.27% average prime lending rate for 1996. The average discount rate (the rate at which the Federal Reserve Banks lend money to their member banks) was 5.00%, compared with a corresponding average rate for 1996 of 5.02%.

NONINTEREST REVENUES AND OPERATING EXPENSES

Revenues from noninterest sources for 1997 were $157.5 million, an increase of $19.3 million, or 14%, over the $138.2 million reported for 1996.

Trust and asset management fees during 1997 increased $16.3 million, or 17%, to $114.5 million. All three components--personal trust fees, corporate financial services fees and asset management fees--reflected double-digit increases over 1996. These results continue to be attributable, in part, to the establishment of a highly competitive incentive-based compensation program and expanded sales efforts. Contribution of these fees to net income was approximately the same as the percentage of trust and asset management fees to total operating revenues.

Personal trust fees in 1997 were $55.4 million, or 14% of operating revenues. This was a $7.9 million, or 17%, increase over the $47.5 million reported for 1996. These fees are primarily earned from principal, income and distribution commissions on assets held in personal trust accounts. Estate settlement, private banking and personal tax return preparation also contributed to these fees. During 1997, higher levels of fee income were reported from all components of this business line.

Corporate  financial  services  fees  for  1997  were  $32.7  million,  or 8% of operating revenues. This was a $4.6 million, or 16%, increase over the $28.1 million reported for 1996. These fees are generated by providing trust and custody services to corporate clients and financial intermediaries. The Corporation also acts as trustee for leased capital equipment, collateralized securities, bond financings, corporate restructurings and bankruptcy liquidations and provides fiduciary services for all types of employee benefit trusts. Corporate custodian services include all aspects of establishing and administering Delaware investment holding companies. During 1997, income from each of these fee sources improved over 1996 levels.

Asset management fees for 1997 were $26.4 million, or 7% of operating revenues. This was a $3.7 million, or 16%, increase over the $22.7 million reported for 1996. The Corporation offers a broad range of institutional portfolio management services, including to domestic and foreign entities, fixed-income investments and short-term cash management, and manages a variety of mutual funds. In addition, the Corporation provides discount brokerage services through Wilmington Brokerage Services Company, a subsidiary of Wilmington Trust Company, the Corporation's principal banking subsidiary (the "Bank"), providing convenience and efficiency to both customers and correspondent banks. During 1997, income from each of these fee sources improved over 1996 levels.

Service charges on deposit accounts for 1997 were $21.0 million, an increase of $2.0 million, or 10%, over the $19.0 million reported for 1996. This increase was due to higher returned item and overdraft fees, automated teller machine fees, checkbook fees and checking account balance fees. Other operating income for 1997 was $22.0 million, a $2.2 million, or 11%, increase over the $19.8 million reported for 1996. Higher credit card fees, loan origination fees and gains on the sale of the Corporation's former operations center contributed to this increase.

Securities gains of $27,000 were recognized in 1997, compared to $1.2 million in 1996.

Noninterest (operating) expenses for 1997 were $207.7 million, an increase of $15.4 million, or 8%, over the $192.3 million reported for 1996. Personnel expenses for 1997 were $129.8 million, a $10.2 million, or 9%, increase over the $119.6 million reported for 1996. Higher salaries, bonuses, incentives, payroll

[GRAPH OF TRUST AND
ASSET MANAGEMENT FEES
FOR EACH YEAR FROM
1987 TO 1997, WITH
THE FOLLOWING PLOT
POINTS, IN MILLIONS:

                                                                                TOTAL TRUST AND ASSET
PERSONAL TRUST FEES        CORPORATE TRUST FEES     ASSET MANAGEMENT FEES       MANAGEMENT FEES
1987      - $20.8          1987      - $16.8        1987      - $13.9           1987      - $51.5
1988      - $21.5          1988      - $19.7        1988      - $13.9           1988      - $55.1
1989      - $25.3          1989      - $19.3        1989      - $14.2           1989      - $58.8
1990      - $32.0          1990      - $21.9        1990      - $14.6           1990      - $68.5
1991      - $33.4          1991      - $22.8        1991      - $16.5           1991      - $72.7
1992      - $35.3          1992      - $23.7        1992      - $18.0           1992      - $77.0
1993      - $36.0          1993      - $23.9        1993      - $18.4           1993      - $78.3
1994      - $37.5          1994      - $25.8        1994      - $19.2           1994      - $82.5
1995      - $41.4          1995      - $27.1        1995      - $19.5           1995      - $88.0
1996      - $47.4          1996      - $28.1        1996      - $22.4           1996      - $98.2
1997      - $55.4          1997      - $32.7        1997      - $26.4           1997      - $114.5.]

tax expense and health insurance costs were partially offset by lower pension expense, which declined due to investment performance within the insurance contracts funding the Corporation's supplemental executive retirement plan. Salaries and wages were $89.1 million, an increase of $6.9 million, or 8%, over the $82.2 million reported for 1996. To incent its employees and pay for performance, the Corporation offers its employees highly competitive sales incentives and a profit-sharing bonus. Bonuses and incentives earned in 1997 were $20.4 million, an increase of $2.8 million, or 16%, over the $17.6 million earned in 1996. Health insurance costs in 1997 were $11.4 million, an increase of $1.2 million, or 12%, over the $10.2 million reported in 1996.

Net occupancy and furniture and equipment expenses during 1997 increased modestly due, in part, to higher depreciation and maintenance expense on computer equipment. Other operating expenses in 1997 were $44.8 million, a $3.5 million, or 9%, increase over the $41.3 million reported for 1996. Increased services and consulting fees and advertising expense were primarily responsible for this increase. Service and consulting fees were $6.0 million, a $1.7 million, or 40%, increase over the $4.3 million reported for 1996. The Corporation outsourced its residential mortgage loan servicing to a third-party provider during 1997, which contributed to this increase. In addition, the Corporation continued its commitment to growth in its expansion markets, deposit generation and enhancing its recognition as one of the nation's premier trust companies by increasing its advertising expenditures $1.1 million, or 20%, to $6.5 million during 1997.

The provision for income taxes for 1997 was $52.3 million, a $5.5 million, or 12%, increase over the $46.8 million reported for 1996. The Corporation's effective tax rate for the year was 33.0%, compared with 32.5% in 1996.

[GRAPH OF EFFICIENCY RATIO [TOTAL OTHER EXPENSES AS A PERCENTAGE OF OPERATING REVENUES ON A TAX-EQUIVALENT BASIS] FOR EACH YEAR FROM 1987 TO 1997, WITH THE FOLLOWING PLOT POINTS:

          1987      - 53.23%
          1988      - 53.69%
          1989      - 53.60%
          1990      - 53.21%
          1991      - 52.71%
          1992      - 53.47%
          1993      - 53.97%
          1994      - 55.86%
          1995      - 53.86%
          1996      - 53.04%
          1997      - 52.32%.]

INTEREST RATE SENSITIVITY

Net interest income is an important determinant of the Corporation's financial performance. Through interest rate sensitivity management, the Corporation seeks to maximize the growth of net interest income on a consistent basis by minimizing the effects of fluctuations associated with changing market interest rates.

The composition of assets, liabilities and off-balance-sheet instruments and their respective repricing and maturity characteristics are evaluated in assessing the Corporation's exposure to changes in interest rates. Gap analysis, used to measure the difference between volumes of rate-sensitive assets and liabilities, examines the Corporation's balance sheet at one point in time, but does not capture any balance sheet dynamics that may be present. Instead, it assumes that all rate-sensitive balances reprice at the same time and to the same extent. Because of these inherent limitations, the Corporation also employs simulation models to measure the effect on net interest income of dynamic changes in rate-sensitive assets, liabilities and off-balance-sheet instruments caused by variations in interest rates.

The Corporation's interest rate sensitivity, as measured by gap analysis, was liability-sensitive at the end of 1997. Liability sensitivity indicates that liabilities reprice faster than assets and, therefore, if interest rates decline, net interest income would rise, assuming all other variables remained constant. Conversely, if interest rates rise, net interest income would decline. The Corporation's one-year gap as a percentage of total rate-sensitive assets as of December 31, 1997 was (36.0%), up from (20.3%) reported at year-end 1996. A significant portion of the Corporation's current liability sensitivity is attributable to the repricing characteristics of certain liability products, including savings, interest-bearing demand and money market accounts, which typically do not reprice to the same extent as market interest rates. Contributing to the increased interest rate sensitivity has been an increase in the proportion of fixed-rate loans compared to the proportion of floating-rate loans. In addition, the growth of the investment portfolio, which has been concentrated in fixed-rate instruments, has been funded with floating-rate liabilities, further increasing the negative gap position.

A simulation model is used to project net interest income over a two-year period using multiple interest rate scenarios. The results are compared to net interest income projected for the same time period based on stable interest rates. The Corporation's model employs interest rate scenarios in which interest rates gradually move up or down 250 basis points. The negative one-year gap estimate above indicates that, were interest rates to increase, net interest income would decline. The simulation results support that conclusion, projecting that a 250-basis-point increase in market interest rates would reduce net interest income by 2.5% in the first year and 7.1% in the second year. However, the simulation model also projects that, if interest rates were to decrease gradually by 250 basis points, net interest income would increase 0.2% in the first year but decrease 3.8% in the second year. The Corporation's policy limits the anticipated reduction in net interest income to 10% in the first one-year period assuming a change in interest rates of 250 basis points.

The preceding paragraph contains certain forward-looking statements within the meaning of and made pursuant to the safe harbor provisions of the Private Litigation Securities Reform Act of 1995 regarding the anticipated effects on the Corporation's net interest income resulting from hypothetical changes in market interest rates.

The assumptions the Corporation uses regarding the effect of changes in interest rates on the adjustment of retail deposit rates and the balances of residential mortgages, asset-backed securities and collateralized mortgage obligations
(CMOs) play a significant role in the results the simulation model projects. The adjustment paths are not assumed to be symmetrical.

The Corporation's model employs assumptions that reflect the historical adjustment paths of the Corporation's retail deposit rates to changes in the level of market interest rates. In addition, some of the Corporation's retail deposit rates reach historic lows within the 250-basis-point decline scenario.

The Corporation's model freezes the rates for these deposit products when they equal their historic lows. These model assumptions (asymmetrical adjustments and rate floors based on historic lows) limit the extent to which deposit rates are expected to adjust in a declining rate scenario and contribute to the results the simulation model projects.

Changes in the balances of residential mortgages, CMOs and asset-backed securities are driven by contractual obligations and prepayments. While contractual obligations are not typically influenced by changes in interest rates, prepayment activity (including refinancing) can shift dramatically with changes in interest rates. The Corporation's prepayment assumptions are based on industry estimates for loans with similar coupons and remaining maturities. A 250-basis-point decline in interest rates can cause a significant increase in prepayments when available reinvestment opportunities of similar risk carry lower returns. Conversely, should interest rates rise 250 basis points, the same balances are not likely to prepay at the same rate, but instead are likely to lengthen in effective maturity as debtors elect not to prepay and to retain these now below-market credit terms as long as possible. Holders of mortgages, asset-backed securities and CMOs are left with returns below those prevailing in the current environment. This prepayment-driven effect also contributes to the results the simulation model projects.

[GRAPH OF OPERATING REVENUES (NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES PLUS NONINTEREST INCOME) FOR EACH YEAR FROM 1987 TO 1997, WITH THE FOLLOWING PLOT POINTS, IN MILLIONS:


NET INTEREST INCOME BEFORE
PROVISION FOR LOAN LOSSES      NONINTEREST INCOME       TOTAL OPERATING REVENUES

1987      - $ 99.40            1987      - $ 79.36      1987      - $178.76
1988      - $112.10            1988      - $ 81.53      1988      - $193.63
1989      - $128.03            1989      - $ 88.43      1989      - $214.46
1990      - $137.57            1990      - $ 95.97      1990      - $233.54
1991      - $152.89            1991      - $102.31      1991      - $255.20
1992      - $165.21            1992      - $110.27      1992      - $275.48
1993      - $174.85            1993      - $113.67      1993      - $288.52
1994      - $184.33            1994      - $113.08      1994      - $297.41
1995      - $197.36            1995      - $127.64      1995      - $325.00
1996      - $214.22            1996      - $138.24      1996      - $352.46
1997      - $230.22            1997      - $157.54      1997      - $387.56.]

During 1997, the Corporation sold certain fixed-rate residential mortgage loans into the secondary market. The primary goal of this program was to eliminate the risk that the average lives of these fixed-rate residential mortgage loans would extend beyond their anticipated durations, as frequently occurs during periods of rising interest rates. Total mortgage loans sold during 1997 were $60.4 million.

Management reviews the Corporation's rate sensitivity regularly, and uses a variety of strategies as needed to adjust that sensitivity. These include changing the relative proportions of fixed-rate and floating-rate assets and liabilities, as well as utilizing off-balance-sheet measures such as interest rate swaps and interest rate floors.

At December 31, 1997, the Corporation was committed to interest rate swaps with a total notional amount of $275 million, down from the $400 million at year-end 1996. The swaps have remaining maturities of between 3 and 28 months, with a weighted average maturity of 13 months. At December 31, 1997, the Corporation was committed to interest rate floors with a total notional amount of $325 million, compared to $250 million at year-end 1996. The floors have remaining maturities of between 19 and 54 months, with a weighted average maturity of 30 months. The net interest differential, and the amortization of the initial fees associated with the purchase of the floors and any gains recorded on sale are reported under the caption "Interest and fees on loans" and are recognized over the lives of the respective instruments. See "Net Interest Income."

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

The changing market for deposits has shifted the mix of the Corporation's funding sources. In 1997, the proportion of funding provided by certificates of deposit increased, which allowed the Corporation to reduce its reliance on federal funds purchased and securities sold under agreements to repurchase. The Corporation believes that its acceptance in the national markets will permit it to obtain additional funding if the need arises in the future. The Corporation anticipates issuing debt securities in 1998 to assist in funding its operations. In addition, the Bank is a member of the Federal Home Loan Bank of Pittsburgh, which provides an additional source of funds.

Management   monitors  the  Corporation's   existing  and  projected   liquidity
requirements on an ongoing basis and implements appropriate strategies when deemed necessary.

ASSET QUALITY
AND LOAN LOSS
PROVISION

Net chargeoffs for 1997 were $12.1 million, an increase of $550,000, or 5%, over the $11.5 million reported for 1996. The Corporation's provision for loan losses for 1997 was $21.5 million. This was $5.5 million, or 34%, higher than the $16.0 million provision for 1996. The reserve for loan losses at December 31, 1997 was $63.8 million, a 17% increase over the $54.4 million at December 31, 1996. The reserve at year-end, as a percentage of loans outstanding, was 1.60%, an increase over the 1.44% reported at year-end 1996. Loans past due 90 days or more, nonaccruing loans and restructured loans at December 31, 1997 totaled $44.2 million. This represented a decrease of $17.0 million, or 28%, from the $61.2 million reported at year-end 1996. Loans past due 90 days or more at December 31, 1997 totaled $15.5 million, a $4.9 million, or 24%, decrease from the $20.4 million reported at year-end 1996. Nonaccruing loans at year-end 1997 were $28.7 million, a $12.0 million, or 30%, decrease from the $40.7 million reported at year-end 1996. No loans were classified as restructured at either year-end.

Other real estate owned ("OREO") at December 31, 1997 was $3.7 million, a $1.4 million, or 27%, decrease from the $5.1 million reported at year-end 1996. Net activity within the OREO portfolio during 1997 included the addition of $5.7 million of properties securing nonperforming loans. Loans and real estate totaling $7.1 million were removed from the portfolio through chargeoffs and sales. Chargeoffs within the portfolio during 1997 were $500,000. The balance was liquidated through sales, which resulted in net gains of $116,000. Expenses incurred to carry this portfolio during 1997 were $1.0 million. This compares with chargeoffs of $1.1 million, net losses on dispositions of $386,000 and portfolio expenses of $500,000 during 1996.

The overall level of nonperforming loans decreased during 1997. Slow economic conditions or any deterioration in markets the Corporation serves may further impair the ability of some borrowers to repay their loans in full on a timely basis. In that event, management would expect increased levels of nonperforming assets, credit losses and provisions for loan losses. To minimize the likelihood and impact of such conditions, management continually monitors the entire loan portfolio to identify potential problem loans and avoid disproportionately high concentrations of loans to individual borrowers and industries. An integral part of this process is a regular analysis of all past-due loans. At December 31, 1997, an analysis of loans 90 days or more past due, which totaled $15.5 million, indicated approximately 57% of those loans were in the Corporation's commercial loan portfolio, 16% in the residential mortgage loan portfolio and 27% in the consumer loan portfolio. This compares with corresponding levels of 60%, 22% and 18%, respectively, at December 31, 1996. The Corporation's analysis of these loans indicates that the businesses and/or incomes supporting their repayment are well-diversified.

As a result of the Corporation's ongoing monitoring of its loan portfolios, at December 31, 1997, approximately $7.6 million of loans were identified that are either currently performing in accordance with their terms or are less than 90 days past due but for which, in management's opinion, serious doubt exists as to the borrowers' ability to continue to repay their loans on a timely basis. In light of the current levels of past-due, nonaccruing and potential problem loans, management believes that the Corporation's reserve for loan losses is adequate based upon currently available information. The Corporation's determination of the adequacy of its reserve is based upon an evaluation of classified loans and other assets, past loss experience, current economic conditions, real estate market conditions and regulatory recommendations. The total amount and allocation of the loan loss reserve among the various loan portfolios is based primarily on an evaluation of the loss potential of individual credits and previous credit loss experience, considering management's assessment of current and future economic conditions. It is not necessarily indicative of the actual loss amounts by loan category that may ultimately occur. See also Note 9 to the Corporation's Consolidated Financial Statements for 1997.

[GRAPH OF RESERVE FOR LOAN LOSSES AND NONACCRUING LOANS FOR EACH YEAR FROM 1987 TO 1997, WITH THE FOLLOWING PLOT POINTS, IN MILLIONS:

RESERVE FOR LOAN LOSSES            NONACCRUING LOANS

1987      - $28.389                1987      - $ 9.872
1988      - $34.282                1988      - $11.687
1989      - $38.595                1989      - $12.248
1990      - $42.405                1990      - $13.932
1991      - $44.996                1991      - $53.962
1992      - $46.962                1992      - $29.674
1993      - $51.363                1993      - $21.983
1994      - $48.669                1994      - $28.851
1995      - $49.867                1995      - $33.576
1996      - $54.361                1996      - $40.375
1997      - $63.805                1997      - $28.669.]

CAPITAL RESOURCES

A strong capital position provides a margin of safety for depositors and stockholders and enables a financial institution to take advantage of profitable opportunities and provide for future growth. The Corporation's capital increased in 1997 over 1996, due primarily to increases in earnings, reflected by the 12.59% rate of capital generation in 1997, over the rate of 11.51% in 1996. The Corporation's capital increased despite an increase in cash dividends paid of $3.1 million and the Corporation's ongoing common stock repurchase program, in which $35.9 million was used to purchase the Corporation's common stock on the open market. These factors resulted in a $38.3 million, or 8%, increase in total stockholders' equity to $503.0 million at year-end, compared with $464.7 million at year-end 1996.

The Federal Reserve Board's risk-based capital guidelines establish the minimum levels of capital a bank holding company must hold. The guidelines are intended to reflect the varying degrees of risk associated with different balance-sheet and off-balance-sheet items. The Corporation has reviewed its balance-sheet and off-balance-sheet items and calculated its capital position under the risk-based capital guidelines. As of December 31, 1997, the Corporation's total risk-based capital ratio was 12.38%, over the 12.01% reported at the corresponding date a year ago. The Corporation's Tier 1 risk-based capital ratio at that date was 11.13%, over the 10.76% reported at year-end 1996, and its Tier 1 leverage capital ratio was 8.58%, down slightly from the 8.59% reported a year ago. Each of these ratios exceeded the minimum levels required for adequately capitalized institutions of 8%, 4% and 4%, respectively, and exceeded the levels required for well-capitalized institutions of 10%, 6% and 5%, respectively.

In April 1997, the Corporation's Board of Directors increased the quarterly dividend to $.36 per share. This marked the sixteenth consecutive year of increased cash dividends. Dividends paid for 1997 totaled $1.41 per share, a 9% increase over the $1.29 per share paid in 1996. The Corporation's dividend payout ratio for 1997 was 44.8%, down slightly from the 45.6% payout for 1996.

In April 1996, the Corporation's Board of Directors authorized the buyback of four million additional shares of the Corporation's common stock. This program commenced in May 1996 upon the completion of the three million-share buyback program that began in October 1993. At December 31, 1996, 814,367 shares had been bought under the current program at a cost of $28.6 million. During 1997, an additional 737,729 shares were purchased at a cost of $35.9 million, bringing the total number of shares repurchased under the current program to 1,552,096.

Management will continue to review the Corporation's capital position, and will make adjustments as needed to assure that the Corporation's capital base will be sufficient to satisfy existing and impending regulatory requirements, as well as meet appropriate standards of safety and provide for future growth.

The Corporation's common stock is traded over-the-counter under the symbol "WILM" and is listed on the Nasdaq National Market System. The table below summarizes the price ranges of the Corporation's common stock and its quarterly dividends.

[GRAPH OF EQUITY TO ASSET RATIO FOR EACH YEAR FROM 1987 TO 1997, WITH THE FOLLOWING PLOT POINTS:


          1987      - 6.86%
          1988      - 7.39%
          1989      - 7.71%
          1990      - 7.58%
          1991      - 8.30%
          1992      - 8.88%
          1993      - 9.28%
          1994      - 9.04%
          1995      - 8.82%
          1996      - 8.57%
          1997      - 8.43%.]


COMMON STOCK PRICE RANGE AND DIVIDEND RATE BY QUARTER

--------------------------------------------------------------------------------
                           1997                               1996
               ----------------------------      -------------------------------
Quarter          High       Low    Dividend        High         Low    Dividend
--------------------------------------------------------------------------------
1              $47.00    $39.25       $0.33      $35.00      $30.25       $0.30
2              $47.75    $41.75       $0.36      $34.25      $31.25       $0.33
3              $58.22    $45.38       $0.36      $36.25      $30.75       $0.33
4              $66.00    $54.25       $0.36      $41.75      $35.25       $0.33
               =================================================================

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

FINANCIAL ANALYSIS 1996/1995

Net income for 1996 was $97.3 million, or $2.83 per share. This was an 8% increase over the $90.0 million, or $2.56 per share, reported for 1995.

Earning assets in 1996 increased, on average, $379.6 million, or 8%, to $4.97 billion. This increase was primarily attributable to a $211.6 million, or 6%, increase in the average level of the loan portfolio and a $159.0 million, or 13%, increase in the investment portfolio. Contributing to the increase in the loan portfolio was an $86.0 million, or 8%, increase in commercial loans, a $54.8 million, or 7%, increase in commercial mortgage loans, a $49.2 million, or 8%, increase in residential mortgage loans, an $11.7 million, or 11%, increase in real estate construction loans and a $9.8 million, or 1%, increase in consumer loans. Contributing to the increase in the average level of investment securities during 1996 were U.S. Treasury and government agency securities, which increased $220.1 million, or 37%, to $818.6 million. This increase was offset, in part, by lower levels of asset-backed securities, preferred stocks and municipal bonds, which paid down during 1996.

Interest-bearing liabilities in 1996 increased, on average, $287.2 million, or 7%, to $4.12 billion. Contributing to this increase was a rise in average interest-bearing deposits which was offset, in part, by a decrease in average short-term borrowings. The average level of total deposits increased $359.1 million, or 11%, to $3.52 billion as a result of the Corporation's marketing efforts in Delaware and its expansion markets of Pennsylvania and Maryland. Noninterest-bearing demand balances increased $52.1 million, or 9%, to $633.1 million. Interest-bearing demand accounts increased, on average, $26.3 million, or 3%, to $1.08 billion. Certificates of deposit under $100,000 increased $161.3 million, or 15%, to $1.25 billion, and certificates of deposit $100,000 and over increased $120.0 million, or 74%, to $281.3 million. As a result of this deposit growth, short-term borrowings decreased $43.7 million, or 4%, to $1.20 billion. The average balance of long-term debt increased $23.9 million, as additional funds were drawn to fund construction of the Corporation's new operations center. Stockholders' equity during 1996 increased, on average, $20.1 million, or 5%, to $454.9 million on the strength of $97.3 million in earnings for the year, offset in part by higher levels of dividend payments and the Corporation's ongoing stock repurchases.

Net interest income (FTE) in 1996 increased $16.0 million, or 8%, to $224.4 million from $208.4 million in 1995. A $24.6 million increase in interest revenues was offset, in part, by an $8.7 million increase in interest expense. The increase in average earning assets was responsible for $29.9 million of this increase, which was offset, in part, by a $5.3 million decrease in interest revenues due to the lower interest rate environment. The average rate earned on the Corporation's assets for 1996 was 8.31%, a 15-basis-point decrease from the 8.46% earned for 1995. This increase in interest income was also attributable in part to the Corporation's investment in swaps and floors. The $400 million of swaps increased interest income during 1996 by $2.2 million, while the $450 million of swaps outstanding during 1995 reduced interest revenues $1.2 million.

[GRAPH OF DIVIDENDS PER SHARE PAID FOR EACH YEAR FROM 1987 TO 1997, WITH THE FOLLOWING PLOT POINTS:

          1987      - $0.39
          1988      - $0.46
          1989      - $0.59
          1990      - $0.72
          1991      - $0.80
          1992      - $0.88
          1993      - $0.98
          1994      - $1.06
          1995      - $1.17
          1996      - $1.29
          1997      - $1.41.]

The $250 million of floors contributed $955,000 to interest revenues during 1996. This was partially offset by $320,000 of amortized acquisition expense for the original $400 million of floors. During 1995, $200 million of those contracts were sold, resulting in a $4.3 million gain which is being deferred and accreted into income over the remaining lives of the contracts sold. The gain accreted during 1996 and 1995 was $1.2 million and $892,000, respectively. The swaps and floors increased the Corporation's net interest margin eight basis points in 1996, compared with a one-basis-point decrease in 1995.

Interest expense for 1996 increased $8.7 million, or 5%, to $188.6 million from $180.0 million for 1995. Virtually all of this increase was attributable to the increase in the average level of interest-bearing liabilities, which caused interest expense to increase $15.0 million. Offsetting this increase, in part, was a $6.3 million decrease in interest expense associated with the lower interest rate environment. The average interest rate paid on the Corporation's liabilities during 1996 was 3.80%, a 12-basis-point decrease from the 3.92% paid during 1995.

The provision for loan losses for 1996 was $16.0 million. This was $3.7 million higher than the $12.3 million provision for 1995. The reserve for loan losses at December 31, 1996 was $54.4 million, or 1.44% of loans outstanding. This compares with corresponding levels of $49.9 million, or 1.42% of loans outstanding,  reported  at  year-end  1995.  Loans  past  due 90 days  or  more, nonaccruing loans and restructured loans at December 31, 1996 totaled $61.2 million. This was an $8.3 million, or 16%, increase over the corresponding $52.9 million reported at December 31, 1995. Nonaccruing loans at year-end 1996 were $40.7 million, a $7.2 million, or 21%, increase over the $33.6 million reported at year-end 1995. No loans were classified as restructured at either year-end. The OREO portfolio at December 31, 1996 totaled $5.1 million, a decrease of $9.2 million, or 64%, from the $14.3 million reported at year-end 1995. Approximately $7.3 million of properties securing nonperforming loans were added to this portfolio during 1996, while $16.5 million were removed through chargeoffs and sales. Chargeoffs in this portfolio during 1996 were $1.1 million. The remainder were liquidated through sales, which resulted in net losses of $386,000. Expenses of $500,000 were incurred to carry this portfolio during 1996.

Revenues from noninterest sources in 1996 increased $10.6 million, or 8%, to $138.2 million, over the $127.6 million reported for 1995. Trust and asset management fees increased $10.3 million, or 12%, to $98.2 million. All three components of this revenue source contributed to this increase. Personal trust fees were $47.5 million, or 13% of operating revenues. This was a $6.1 million, or 15%, increase over the $41.4 million reported for 1995. Corporate financial service fees for 1996 were $28.1 million, or 8% of operating revenues. This was a $946,000, or 3%, increase over the $27.1 million reported for 1995. Asset management fees in 1996 were $22.7 million, or 6% of operating revenues. This was a $3.3 million, or 17%, increase over the $19.5 million reported for 1995. Service charges on deposit accounts in 1996 were $19.0 million, an increase of $1.5 million, or 9%, over the $17.5 million reported for 1995, due primarily to higher returned item and overdraft fees, automated teller machine fees, checkbook fees and checking account balance fees, all of which benefited from a mid-year pricing increase. Other operating income decreased $130,000, or 1%, to $19.8 million as higher credit card fees and loan fees were offset by lower precious metals fees and gains on residential mortgage loan sales and the disposition of other real estate owned. Securities gains of $1.2 million were recognized in 1996, compared with $2.3 million in 1995.

Operating expenses for 1996 increased $11.3 million, or 6%, to $192.3 million. Personnel expenses increased $8.9 million, or 8%, to $119.6 million due to higher levels of salaries, bonuses, incentives, payroll taxes and health insurance costs. No salary or benefit costs associated with the development of the Corporation's new trust system were capitalized in 1996, compared with $845,000 of such costs in 1995. Net occupancy and furniture and equipment expenses during 1996 increased $405,000, or 4%, and $346,000, or 2%, respectively, over their 1995 levels. Other operating expense in 1996 declined $1.6 million, or 4%, due primarily to higher levels of advertising, telephone, legal and travel expenses which were offset, in part, by lower FDIC deposit insurance premiums.

The provision for income taxes for 1996 increased $5.2 million, or 12%, to $46.8 million. Higher levels of pre-tax income were primarily responsible for this increase. The Corporation's effective tax rate for 1996 was 32.5%, compared with 31.6% for 1995.

OTHER MATTERS

YEAR 2000 ISSUE

The Corporation has established a company-wide task force which reviewed all computer-based systems and applications and developed a company-wide action plan for the year 2000 date change. The Corporation presently believes that, with modifications to existing software and/or the acquisition of new software, the year 2000 issue will not pose significant operational problems for its computer systems. The Corporation could possibly be affected by the year 2000 issue to the extent other entities not affiliated with it are unsuccessful in addressing this issue. The Corporation has initiated formal communications with its significant vendors and customers to determine the extent to which those entities could impact the Corporation by failing to remediate their own year 2000 issues. There can be no guaranty that the operating systems of other companies will be converted in a timely manner or that remediation costs or difficulties would not have an adverse effect on the Corporation.

The Corporation anticipates primarily utilizing internal resources to reprogram and test its software for required year 2000 modifications. The Corporation anticipates completing these system modifications by December 31, 1998. The total cost for the year 2000 project, including costs and time associated with the impact of third-party year 2000 issues, has not been finalized. These costs, which will be expensed as incurred, are to be funded through operating cash flows.

The preceding two paragraphs contain certain forward-looking and cautionary statements within the meaning of and pursuant to the safe harbor provisions of the Private Litigation Securities Reform Act of 1995.

ACCOUNTING
PRONOUNCEMENTS

In June 1996, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which provides standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. The statement also extends the treatment of mortgage servicing rights to all servicing assets. The provisions of SFAS No. 125 were adopted by the Corporation prospectively as of January 1997 for the following types of transactions: securitizations, recognition of servicing assets and liabilities, transfers of receivables with recourse, loan participations and extinguishments of liabilities.

Certain provisions of SFAS No. 125 relating to repurchase agreements, securities lending and other similar transactions and pledged collateral were deferred for one year by SFAS No. 127, and were adopted prospectively as of January 1998. The adoption of these statements did not have a material impact on the Corporation's financial position or results of operations.

In June 1997, the FASB issued Statement No. 130, "Reporting Comprehensive Income," which establishes rules for reporting and displaying "comprehensive income" and its components in financial statements. Comprehensive income includes net income and other items of comprehensive income, such as unrealized gains and losses on available-for-sale securities and minimum pension liability adjustments, which are excluded from net income. This statement is effective for periods beginning after December 15, 1997 and requires the restatement of all prior periods presented. This statement will result in additional financial statement disclosures.

In June 1997, the FASB issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information," which requires financial disclosures and descriptive information about reportable operating segments in annual financial statements and requires selected information about operating segments in interim financial reports. This statement is effective for periods beginning after December 15, 1997 and requires the restatement of all prior periods presented. However, it is not required to be applied for interim reporting in the initial year of application. Upon adoption, this statement will result in additional financial statement disclosure.

Sale of Mutual Fund Servicing

In November 1997, Rodney Square Management Corporation, a wholly-owned subsidiary of the Bank ("RSMC"), entered into an agreement with PFPC Inc., an indirect subsidiary of PNC Bank, N.A. ("PFPC"), pursuant to which RSMC will transfer to PFPC its interest in certain agreements under which RSMC provided accounting, administrative, custody, distribution and transfer agency services to mutual funds. Closing is subject to the satisfaction of several customary conditions, and is anticipated to take place in the first quarter of 1998.


CONSOLIDATED ELEVEN-YEAR SUMMARY OF SELECTED FINANCIAL DATA
WILMINGTON TRUST CORPORATION AND SUBSIDIARIES


CONSOLIDATED AVERAGE STATEMENTS OF CONDITION

(in thousands)                                                  1997             1996              1995             1994
----------------------------------------------------------------------------------------------------------------------------
Assets:
Cash and due from banks                                     $  190,243        $  187,473       $  194,224       $  202,777
Short-term investments                                          22,369            26,459           17,522           26,425
Investment securities                                        1,386,299         1,343,007        1,184,002        1,060,015
Loans                                                        3,921,493         3,602,430        3,390,782        3,114,384
   Reserve for loan losses                                     (56,747)          (50,768)         (47,895)         (50,258)
   -------------------------------------------------------------------------------------------------------------------------
      Net loans                                              3,864,746         3,551,662        3,342,887        3,064,126
                                                            ----------------------------------------------------------------
Other                                                          216,330           198,762          194,231          168,702
----------------------------------------------------------------------------------------------------------------------------
   Total                                                    $5,679,987        $5,307,363       $4,932,866       $4,522,045
                                                            ================================================================

Liabilities and stockholders' equity:
Demand deposits (noninterest-bearing)                       $  678,683        $  633,066       $  580,928       $  559,574
Deposits (interest-bearing)                                  3,191,703         2,890,944        2,583,995        2,704,736
Short-term borrowings                                        1,188,214         1,195,762        1,239,416          775,302
Other                                                           99,573           101,764           86,703           73,786
Long-term debt                                                  43,000            30,910            6,981               --
----------------------------------------------------------------------------------------------------------------------------
  Total                                                      5,201,173         4,852,446        4,498,023        4,113,398
Stockholders' equity                                           478,814           454,917          434,843          408,647
----------------------------------------------------------------------------------------------------------------------------
  Total                                                     $5,679,987        $5,307,363       $4,932,866       $4,522,045
                                                            ================================================================
CONSOLIDATED STATEMENTS OF INCOME

Net interest income                                         $  230,016        $  214,221       $  197,364       $  184,330
----------------------------------------------------------------------------------------------------------------------------
Trust and asset management fees                                114,501            98,247           87,982           82,542
Other noninterest revenues                                      43,014            38,802           37,391           32,696
Securities gains/(losses)                                           27             1,188            2,267           (2,157)
----------------------------------------------------------------------------------------------------------------------------
   Total noninterest income                                    157,542           138,237          127,640          113,081
                                                            ----------------------------------------------------------------
   Operating revenues                                          387,558           352,458          325,004          297,411
                                                            ----------------------------------------------------------------
Provision for loan losses                                      (21,500)          (16,000)         (12,280)          (4,550)
                                                            ----------------------------------------------------------------

Salaries and employment benefits                               129,816           119,574          110,670          101,813
Other operating expenses                                        77,855            72,765           70,334           70,214
----------------------------------------------------------------------------------------------------------------------------
   Total other expense                                         207,671           192,339          181,004          172,027
                                                            ----------------------------------------------------------------
Income before income taxes and cumulative
  effect of change in accounting principle                     158,387           144,119          131,720          120,834
Applicable income taxes                                         52,343            46,841           41,689           35,665
----------------------------------------------------------------------------------------------------------------------------
   Income before cumulative effect of
     change in accounting principle                            106,044            97,278           90,031           85,169
Cumulative effect of change in accounting principle
  (net of income tax benefit of $8,296)*                            --                --               --               --
----------------------------------------------------------------------------------------------------------------------------
   Net income                                               $  106,044        $   97,278       $   90,031       $   85,169
                                                            ================================================================

                                       28

Per share data:
   Income before cumulative effect of
     change in accounting principle
       Basic*                                               $     3.15        $     2.83       $     2.56       $     2.37
       ---------------------------------------------------------------------------------------------------------------------
       Diluted*                                             $     3.08        $     2.79       $     2.53       $     2.35
       ---------------------------------------------------------------------------------------------------------------------
   Percentage change from prior year
       Basic                                                        11%               11%               8%               6%

SELECTED FINANCIAL RATIOS AND STATISTICS

Net income as a percentage of:
   Average stockholders' equity3                                 22.15%            21.38%           20.70%           20.84%
   Average total assets3                                          1.87              1.83             1.83             1.88
----------------------------------------------------------------------------------------------------------------------------
Loan quality:
   Percentage of average total loans:
      Net charge-offs                                             0.31%             0.32%            0.33%            0.23%
      Nonaccruing loans                                           0.73              1.13             0.99             0.93
   Percentage of total loans:
      Reserve for loan losses**                                   1.60              1.44             1.42             1.48
----------------------------------------------------------------------------------------------------------------------------
Selected per share data:
   Dividends paid                                           $     1.41        $     1.29       $     1.17       $     1.06
   Book value**                                                  15.02             13.71            13.09            11.80
   Stock price**                                                 62.38             39.50            30.88            22.75
----------------------------------------------------------------------------------------------------------------------------
Staff members (full-time equivalents)**                          2,428             2,418            2,332            2,303
Stockholders**                                                  10,164            10,241            9,000            9,097
----------------------------------------------------------------------------------------------------------------------------
Net income per staff member3                                $   43,675        $   40,231       $   38,607       $   36,982
Overhead ratio1                                                  52.32%            53.04%           53.86%           55.86%
Capital generation rate2,3                                       12.59%            11.51%           11.68%           11.88%
Risk-based capital ratio**                                       12.38%            12.01%           12.06%           12.51%
Price/earnings multiple**                                        19.80             13.96            12.06             9.60
----------------------------------------------------------------------------------------------------------------------------

* Effective January 1, 1992, SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Persons," was adopted. Basic and diluted earnings per share after the cumulative effect of change in accounting principle were $1.70 and $1.68, respectively.


                                       28A

                                                                                                         Compound Growth Rates
                                                                                                     ---------------------------
       1993          1992         1991          1990          1989           1988         1987       1987 to 1997   1992 to 1997
--------------------------------------------------------------------------------------------------------------------------------
   $  194,808    $  180,747    $  167,438    $  183,859    $  181,126    $  183,921    $  178,185        0.66%          1.03%
       21,248        72,787        73,258        79,830       102,531       151,387       320,669      (23.38)        (21.02)
      946,052       803,936       901,273       874,955       698,246       600,629       510,253       10.51          11.51
    2,949,909     2,979,576     2,932,963     2,768,890     2,531,576     2,204,212     2,029,865        6.81           5.65
      (48,619)      (45,615)      (43,724)      (41,045)      (36,959)      (31,668)      (28,052)       7.30           4.46
--------------------------------------------------------------------------------------------------------------------------------
    2,901,290     2,933,961     2,889,239     2,727,845     2,494,617     2,172,544     2,001,813        6.80           5.67
--------------------------------------------------------------------------------------------------------------------------------
      158,414       144,364       126,486       124,370       117,951       112,029        96,615        8.39           8.43
--------------------------------------------------------------------------------------------------------------------------------
   $4,221,812    $4,135,795    $4,157,694    $3,990,859    $3,594,471    $3,220,510    $3,107,535        6.22           6.55
================================================================================================================================

   $  500,396    $  443,205    $  393,260    $  399,668    $  421,994    $  422,441    $  482,499        3.47           8.90
    2,718,885     2,778,768     2,858,595     2,593,897     2,319,031     2,185,029     2,080,553        4.37           2.81
      545,012       479,577       499,083       629,995       514,418       315,999       270,662       15.94          19.90
       65,737        67,101        61,705        64,971        61,830        59,195        60,693        5.08           8.21
           --            --            --            --            --            --            --         --             --
--------------------------------------------------------------------------------------------------------------------------------
    3,830,030     3,768,651     3,812,643     3,688,531     3,317,273     2,982,664     2,894,407        6.04           6.66
      391,782       367,144       345,051       302,328       277,198       237,846       213,128        8.43           5.45
--------------------------------------------------------------------------------------------------------------------------------
   $4,221,812    $4,135,795    $4,157,694    $3,990,859    $3,594,471    $3,220,510    $3,107,535        6.22           6.55
================================================================================================================================

   $  174,847    $  165,214    $  152,891    $  137,569    $  128,033    $  112,101    $   99,403        8.75           6.84
--------------------------------------------------------------------------------------------------------------------------------
       78,313        77,002        72,605        68,527        58,714        55,131        51,507        8.32           8.26
       35,086        31,006        29,132        26,644        24,812        23,632        25,218        5.48           6.77
          268         2,259           574           802         2,904         2,768         2,633      (36.75)        (58.74)
--------------------------------------------------------------------------------------------------------------------------------
      113,667       110,267       102,311        95,973        86,430        81,531        79,358        7.10           7.40
--------------------------------------------------------------------------------------------------------------------------------
      288,514       275,481       255,202       233,542       214,463       193,632       178,761        8.05           7.07
--------------------------------------------------------------------------------------------------------------------------------
       (9,500)      (13,000)      (15,702)      (12,487)      (13,644)      (11,569)      (12,650)       5.45          10.59
--------------------------------------------------------------------------------------------------------------------------------

       95,849        90,419        85,204        80,214        76,462        67,611        62,746        7.54           7.50
       65,937        63,362        58,380        54,639        49,539        46,120        44,951        5.65           4.21
--------------------------------------------------------------------------------------------------------------------------------
      161,786       153,781       143,584       134,853       126,001       113,731       107,697        6.79           6.19
--------------------------------------------------------------------------------------------------------------------------------

      117,228       108,700        95,916        86,202        74,818        68,332        58,414       10.49           7.82
       34,467        29,938        23,155        17,673        13,624        12,718        11,695       16.17          11.82
--------------------------------------------------------------------------------------------------------------------------------

       82,761        78,762        72,761        68,529        61,194        55,614        46,719        8.54           6.13

           --       (14,749)           --            --            --            --            --          --             --
--------------------------------------------------------------------------------------------------------------------------------
   $   82,761    $   64,013    $   72,761    $   68,529    $   61,194    $   55,614    $   46,719        8.54          10.62
================================================================================================================================





                                       29



   $    2.24     $    2.09     $    1.92     $    1.81     $    1.59     $    1.45     $    1.21        10.04           8.55
--------------------------------------------------------------------------------------------------------------------------------
   $    2.21     $    2.06     $    1.89     $    1.79     $    1.57     $    1.43     $    1.17        10.16           8.38
--------------------------------------------------------------------------------------------------------------------------------

           7%            9%            6%           14%           10%           20%           19%
 ................................................................................................................................

       21.12%        20.62%        21.09%        22.67%        22.08%        23.38%        21.92%
        1.96          1.90          1.75          1.72          1.70          1.73          1.50
--------------------------------------------------------------------------------------------------------------------------------

        0.28%         0.37%         0.45%         0.31%         0.37%         0.26%         0.57%
        0.75          1.00          1.84          0.50          0.48          0.53          0.49

        1.69          1.56          1.48          1.46          1.42          1.43          1.36
--------------------------------------------------------------------------------------------------------------------------------

   $   0.975     $    0.88     $    0.80     $    0.72     $    0.59     $    0.46     $    0.39
       10.87         10.12          9.79          8.58          7.61          6.76          5.84
       26.25         26.50         29.00         20.00         18.88         13.63         13.00
--------------------------------------------------------------------------------------------------------------------------------
       2,254         2,188         2,213         2,179         2,173         2,185         1,998
       8,880         8,261         7,477         7,444         7,332         7,209         7,268
--------------------------------------------------------------------------------------------------------------------------------
   $  36,717     $  35,997     $  32,879     $  31,450     $  28,161     $  25,453     $  23,383
       53.97%        53.47%        52.71%        53.21%        53.60%        53.69%        53.23%
       12.35%        12.18%        13.43%        14.53%        15.07%        16.99%        16.03%
       12.36%        12.36%        12.13%        11.52%        11.19%           --            --
       11.72         15.59         15.10         11.05         11.87          9.40         10.74
--------------------------------------------------------------------------------------------------------------------------------

**   At year-end
1    Total other expenses as a percentage of operating revenue
2    Net  income  less   dividends  paid  as  a  percentage  of  prior  year-end
     stockholders' equity
3 Based upon income before the cumulative effect of change in accounting principle




                                       29A

CONSOLIDATED STATEMENTS OF CONDITION
WILMINGTON TRUST CORPORATION AND SUBSIDIARIES


ASSETS

-----------------------------------------------------------------------------------------------------------------
December 31 (in thousands)                                                                1997           1996
-----------------------------------------------------------------------------------------------------------------
Cash and due from banks                                                            $  239,392        $  231,233
                                                                                ---------------------------------
Federal funds sold and securities purchased under agreements to resell                 50,000           134,190
                                                                                ---------------------------------
Investment securities available for sale                                            1,316,403           798,519
                                                                                ---------------------------------
Investment securities held to maturity (market value of $333,812 in 1997
  and $466,763 in 1996)                                                               333,007           467,632
                                                                                ---------------------------------
Loans:
   Commercial, financial and agricultural                                           1,207,930         1,237,061
   Real estate -- construction                                                        145,097           123,111
   Mortgage -- commercial                                                             884,146           862,974
   Mortgage -- residential                                                            813,116           678,800
   Installment loans to individuals                                                   954,486           881,994
   Unearned income                                                                    (10,840)          (12,456)
-----------------------------------------------------------------------------------------------------------------
      Total loans net of unearned income                                            3,993,935         3,771,484
   Reserve for loan losses                                                            (63,805)          (54,361)
-----------------------------------------------------------------------------------------------------------------
      Net loans                                                                     3,930,130         3,717,123
                                                                                ---------------------------------
Premises and equipment, net                                                           135,129            94,387
Other assets                                                                          118,290           121,325
-----------------------------------------------------------------------------------------------------------------
      Total assets                                                                 $6,122,351        $5,564,409
                                                                                   ==============================
 .................................................................................................................


LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
   Noninterest-bearing demand                                                      $  792,513        $  840,987
   Interest-bearing:
     Savings                                                                          358,008           352,431
     Interest-bearing demand                                                        1,134,996         1,062,917
     Certificates under $100,000                                                    1,247,302         1,269,206
     Certificates $100,000 and over                                                   636,211           388,157
-----------------------------------------------------------------------------------------------------------------
     Total deposits                                                                 4,169,030         3,913,698
                                                                                ---------------------------------
Short-term borrowings:
   Federal funds purchased and securities sold under agreements
     to repurchase                                                                  1,246,287           983,017
   U.S. Treasury demand                                                                61,290            53,526
-----------------------------------------------------------------------------------------------------------------
      Total short-term borrowings                                                   1,307,577         1,036,543
                                                                                ---------------------------------
Other liabilities                                                                      99,737           106,451
Long-term debt                                                                         43,000            43,000
-----------------------------------------------------------------------------------------------------------------
      Total liabilities                                                             5,619,344         5,099,692
                                                                                ---------------------------------
Stockholders' equity:
   Common stock: $1.00 par value; authorized 150,000,000 shares; issued
     39,191,848 shares in 1997 and 39,107,462 shares in 1996                           39,192            39,107
   Capital surplus                                                                     62,511            59,463
   Retained earnings                                                                  573,570           515,072
   Net unrealized gain on investment securities available for sale, net of taxes        7,504             1,004
-----------------------------------------------------------------------------------------------------------------
      Total contributed capital and retained earnings                                 682,777           614,646
   Less: Treasury stock; 5,713,735 shares in 1997 and 5,214,158 shares
     in 1996, at cost                                                                (179,770)         (149,929)
-----------------------------------------------------------------------------------------------------------------
      Total stockholders' equity                                                      503,007           464,717
                                                                                ---------------------------------
      Total liabilities and stockholders' equity                                   $6,122,351        $5,564,409
                                                                                =================================

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME
WILMINGTON TRUST CORPORATION AND SUBSIDIARIES

---------------------------------------------------------------------------------------------------------------------
For the year ended December 31 (in thousands)                                        1997        1996        1995
---------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans                                                         $342,831    $320,499    $308,487
Interest and dividends on investment securities:
   Taxable interest                                                                  76,838      70,728      57,473
   Tax-exempt interest                                                                1,430       1,826       2,042
   Dividends                                                                          8,260       8,322       8,303
Interest on federal funds sold and securities purchased
  under agreements to resell                                                          1,280       1,475       1,036
---------------------------------------------------------------------------------------------------------------------
      Total interest income                                                         430,639     402,850     377,341
                                                                                   ----------------------------------
Interest on deposits                                                                134,176     121,955     105,304
Interest on short-term borrowings                                                    65,573      65,195      74,325
Interest on long-term debt                                                              874       1,479         348
---------------------------------------------------------------------------------------------------------------------
      Total interest expense                                                        200,623     188,629     179,977
                                                                                   ----------------------------------
Net interest income                                                                 230,016     214,221     197,364
Provision for loan losses                                                           (21,500)    (16,000)    (12,280)
---------------------------------------------------------------------------------------------------------------------
   Net interest income after provision for loan losses                              208,516     198,221     185,084
                                                                                   ----------------------------------
 .....................................................................................................................
OTHER INCOME
Trust and asset management fees:
   Personal trust                                                                    55,403      47,468      41,395
   Corporate financial services                                                      32,689      28,059      27,113
   Asset management                                                                  26,409      22,720      19,474
---------------------------------------------------------------------------------------------------------------------
      Total trust and asset management fees                                         114,501      98,247      87,982
                                                                                   ----------------------------------
Service charges on deposit accounts                                                  20,964      19,038      17,497
Other operating income                                                               22,050      19,764      19,894
Securities gains                                                                         27       1,188       2,267
---------------------------------------------------------------------------------------------------------------------
      Total other income                                                            157,542     138,237     127,640
                                                                                   ----------------------------------
      Net interest and other income                                                 366,058     336,458     312,724
                                                                                   ----------------------------------
 .....................................................................................................................
OTHER EXPENSE
Salaries and employment benefits                                                    129,816     119,574     110,670
Net occupancy                                                                        11,763      11,111      10,706
Furniture and equipment                                                              16,361      14,413      14,067
Stationery and supplies                                                               4,951       5,985       5,907
Other operating expense                                                              44,780      41,256      39,654
---------------------------------------------------------------------------------------------------------------------
      Total other expense                                                           207,671     192,339     181,004
                                                                                   ----------------------------------
 .....................................................................................................................
NET INCOME
Income before income taxes                                                          158,387     144,119     131,720
Applicable income taxes                                                              52,343      46,841      41,689
---------------------------------------------------------------------------------------------------------------------
   Net income                                                                      $106,044    $ 97,278    $ 90,031
                                                                                   ==================================
   Net income per share:
      basic                                                                        $   3.15    $   2.83    $   2.56
                                                                                   ==================================
      diluted                                                                      $   3.08    $   2.79    $   2.53
                                                                                   ==================================
   Weighted average shares outstanding:
      basic                                                                          33,697      34,399      35,213
      diluted                                                                        34,466      34,874      35,540

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
WILMINGTON TRUST CORPORATION AND SUBSIDIARIES

----------------------------------------------------------------------------------------------------------------------
                                                   Common      Capital    Retained  Valuation   Treasury
(in thousands)                                      stock      surplus    earnings   reserve     stock         Total
----------------------------------------------------------------------------------------------------------------------

1995
Balance, January 1                                 $38,921    $58,117    $413,375   $  (295)   $  91,896     $418,222
Net income                                              --         --      90,031        --           --       90,031
Cash dividends paid - $1.17 per share                   --         --     (41,191)       --           --      (41,191)
Common stock issued under employment
  benefit plans                                         92         (6)         --        --        8,044        8,130
Acquisition of treasury stock                           --         --          --        --      (20,495)     (20,495)
Adjustments to net unrealized gain/(loss)
  on investment securities available for
  sale, net of income taxes of $2,629                   --         --          --     4,674           --        4,674
----------------------------------------------------------------------------------------------------------------------
Balance, December 31                                39,013     58,111     462,215     4,379     (104,347)     459,371
                                                   -------------------------------------------------------------------
 ......................................................................................................................
1996
Net income                                              --         --      97,278        --           --       97,278
Cash dividends paid - $1.29 per share                   --         --     (44,421)       --           --      (44,421)
Common stock issued under employment
  benefit plans                                         94      1,352          --        --        6,204        7,650
Acquisition of treasury stock                           --         --          --        --      (51,786)     (51,786)
Adjustments to net unrealized gain/(loss)
  on investment securities available for
  sale, net of income taxes of $1,898                   --         --          --    (3,375)          --       (3,375)
----------------------------------------------------------------------------------------------------------------------
Balance, December 31                                39,107     59,463     515,072     1,004     (149,929)     464,717
                                                   -------------------------------------------------------------------
 ......................................................................................................................
1997
Net income                                              --         --     106,044        --           --      106,044
Cash dividends paid - $1.41 per share                   --         --     (47,546)       --           --      (47,546)
Common stock issued under employment
  benefit plans                                         85      3,048          --        --        6,070        9,203
Acquisition of treasury stock                           --         --          --        --      (35,911)     (35,911)
Adjustments to net unrealized gain/(loss)
  on investment securities available for
  sale, net of income taxes of $3,655                   --         --          --     6,500           --        6,500
----------------------------------------------------------------------------------------------------------------------
Balance, December 31                               $39,192    $62,511    $573,570    $7,504    $(179,770)    $503,007
                                                   ===================================================================

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
WILMINGTON TRUST CORPORATION AND SUBSIDIARIES

----------------------------------------------------------------------------------------------------------------------
For the year ended December 31 (in thousands)                                1997             1996             1995
----------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                                                 $106,044        $ 97,278         $ 90,031
Adjustments to reconcile net income to net cash provided by
  operating activities:
   Provision for loan losses                                                 21,500          16,000           12,280
   Provision for depreciation                                                10,507          10,218            9,850
   Amortization of investment securities available
     for sale discounts and premiums                                          2,634           3,032              332
   (Accretion)/amortization of investment securities held to maturity
     discounts and premiums                                                    (203)            (32)           3,432
   Deferred income taxes                                                       (571)          2,605              497
   Securities gains                                                             (27)         (1,188)          (2,267)
   Losses/(gains) on sales of loans                                             327              43             (868)
   Decrease/(increase) in other assets                                        3,035           6,616          (12,988)
   (Decrease)/increase in other liabilities                                  (9,798)          4,054           17,984
----------------------------------------------------------------------------------------------------------------------
      Net cash provided by operating activities                             133,448         138,626          118,283
                                                                           -------------------------------------------
 ......................................................................................................................
INVESTING ACTIVITIES
Proceeds from sales of investment securities available for sale              21,869         270,246          107,964
Proceeds from maturities of investment securities available for sale        650,253         951,787        1,265,103
Proceeds from maturities of investment securities held to maturity          134,839         101,321          246,061
Purchases of investment securities available for sale                    (1,182,469)     (1,151,119)      (1,386,526)
Purchases of investment securities held to maturity                              --         (84,693)        (602,393)
Gross proceeds from sales of loans                                           60,392          57,262           29,274
Purchases of loans                                                          (67,543)             --               --
Net increase in loans                                                      (227,683)       (318,380)        (277,170)
Net increase in premises and equipment                                      (51,249)        (24,871)         (18,806)
----------------------------------------------------------------------------------------------------------------------
      Net cash used for investing activities                               (661,591)       (198,447)        (636,493)
                                                                           -------------------------------------------
 ......................................................................................................................
FINANCING ACTIVITIES
Net increase/(decrease) in demand, savings and interest-bearing
  demand deposits                                                            29,182         187,345          (71,384)
Net increase in certificates of deposit                                     226,150         138,768          350,219
Net increase/(decrease) in federal funds purchased and securities
  sold under agreements to repurchase                                       263,270        (183,146)         268,664
Net increase/(decrease) in U.S. Treasury demand                               7,764          24,137           (7,919)
Proceeds from issuance of long-term debt                                         --          15,000           28,000
Cash dividends                                                              (47,546)        (44,421)         (41,191)
Proceeds from common stock issued under employment benefit plans              9,203           7,650            8,130
Payments for common stock acquired through buybacks                         (35,911)        (51,786)         (20,495)
----------------------------------------------------------------------------------------------------------------------
      Net cash provided by financing activities                             452,112          93,547          514,024
                                                                           -------------------------------------------

(Decrease)/increase in cash and cash equivalents                            (76,031)         33,726           (4,186)
Cash and cash equivalents at beginning of year                              365,423         331,697          335,883
----------------------------------------------------------------------------------------------------------------------
      Cash and cash equivalents at end of year                             $289,392        $365,423         $331,697
                                                                           ===========================================
 ....................................................................................................................................
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for:
   Interest                                                                $219,624        $186,701         $170,906
   Taxes                                                                    $47,376         $47,221         $ 35,999

Loans transferred during the year:
   To other real estate owned                                                $5,665         $16,148         $  9,037
   From other real estate owned                                               7,058          25,305           12,350

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

WILMINGTON TRUST CORPORATION AND SUBSIDIARIES

NOTE 1:

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business

Wilmington Trust Corporation (the "Corporation") is a bank and thrift holding company organized under the General Corporation Law of Delaware. It holds all of the outstanding capital stock of Wilmington Trust Company, a Delaware-chartered bank and trust company engaged in commercial and trust banking activities since 1903 ("WTC"). WTC is the largest full-service bank in Delaware, with 52 branch offices and nine principal operating subsidiaries through which it engages in various lines of business.

The Corporation also owns two other financial institutions, Wilmington Trust of Pennsylvania, a Pennsylvania-chartered bank and trust company acquired in 1993 ("WTPA"), and Wilmington Trust FSB, a Federally-chartered savings bank organized in 1994 ("WTFSB").

Through its subsidiaries, the Corporation engages in residential, commercial and construction lending, deposit-taking, insurance and investment advisory and broker-dealer services.

The Corporation presently conducts its banking activities principally in Delaware, Pennsylvania, Maryland and Florida. The Corporation and its subsidiaries are subject to competition from other financial institutions. They also are subject to the regulations of certain federal and state regulatory agencies and undergo periodic examination by those authorities.

During 1997, WTC agreed to form an affiliation with Cramer Rosenthal McGlynn, LLC, an investment advisory firm specializing in equity investments in small- to middle-capitalization stocks, with offices in New York City and White Plains, New York. The transaction was completed on January 2, 1998 and allowed WTC to acquire a 24% ownership interest in the firm, with the option to acquire additional ownership in the future. The investment will be accounted for under the equity method of accounting and will be carried in the "other assets" line of the Corporation's Consolidated Statements of Condition.

Basis of Financial Statement Presentation

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles and include, after elimination of material intercompany balances and transactions, the accounts of the Corporation, WTC, WTPA, WTFSB and WTC's subsidiaries. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Estimates that are particularly susceptible to change in the near term relate to the determination of the reserve for loan losses.

Cash Flows

The Corporation has defined cash and cash equivalents as those amounts included in the balance sheet captions "Cash and due from banks" and "Federal funds sold and securities purchased under agreements to resell."

Investment Securities

Debt securities that the Corporation has the intent and ability to hold until maturity are classified as "held to maturity" and are carried at historical cost, adjusted for any amortization of premium or accretion of discount. Marketable equity securities and debt securities that are not classified as held to maturity are classified as "available for sale" and are carried at fair value, with the unrealized gains and losses, net of tax, reported as a separate component of stockholders' equity.

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

Loans

Loans are generally stated at their outstanding unpaid principal balance net of any deferred fees or costs on originated loans, and net of any unamortized premiums or discounts on purchased loans. Interest income is accrued and recognized as income based upon the principal amount outstanding. Loan origination and commitment fees net of certain direct origination costs are being deferred, and the net amounts are being amortized over the contractual life of the loans as adjustments of the yield.

The accrual of interest income is discontinued when a reasonable doubt exists as to the collectibility of interest or principal. A loan is determined to be impaired when it is probable that a borrower will be unable to pay all amounts due according to the contractual terms of the loan agreement. Loans, including those determined impaired under SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," are generally placed on nonaccrual status after they have become 90 days past due. For installment and revolving consumer loans, the accrual of interest income continues until the loan is charged off, which is generally 120 days past due for installment loans and 180 days past due for revolving consumer loans. A nonaccrual loan is not necessarily deemed to be uncollectible.

Reserve for Loan Losses

The reserve for loan losses has been established through provisions for loan losses charged against income. Loans deemed to be uncollectible are charged against the reserve and subsequent recoveries, if any, are credited to the reserve. The Corporation accounts for certain loans under SFAS No. 114 and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures." Under the new standards, the reserve for loan losses related to loans that are identified for evaluation in accordance with SFAS No. 114 is based on discounted cash flows using the loan's effective interest rate at the date the loan is determined to be impaired or the fair value of the collateral for collateral-dependent loans. For collateral-dependent loans, management obtains appraisals for all significant properties. The reserve is maintained at a level considered adequate to provide for potential loan losses. In making this determination, management takes into consideration the results of internal review procedures, prior loan loss experience, an assessment of the effect of current and anticipated future economic conditions on the loan portfolio, the financial condition of the borrower and such other factors that, in management's judgment, deserve consideration. The determination of the adequacy of the reserve is inherently subjective, as it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change.

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

Trust and Asset Management Fees

Trust income is recognized on an accrual basis, except for certain amounts that are collected and recorded on a cash basis. Recording income on a cash basis does not have a material effect on net income.

Per-Share Data

In 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings per Share." SFAS No. 128 replaced the calculation of primary and fully diluted net income per share. Basic net income per share is based on the weighted average number of shares outstanding during each year. Diluted net income per share is similar to basic net income per share, but includes the dilutive effect of shares issuable under stock option plans. All prior period net income per share data has been restated to conform to SFAS No. 128 requirements.

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

Floors are contracts which generate interest payments to the Corporation based on the difference between the floating rate index and a pre-determined strike rate of the specific floor when the index is below the strike rate. When the index is equal to or above the strike rate, no payments are received by the Corporation. The net interest differential, the amortization of the initial fees associated with the purchase of the floors and any gains recorded on the sale of the floors are reported in "Interest and fees on loans" in the Consolidated Statements of Income and are recognized over the lives of the contracts. During 1995, floors with a total notional value of $200 million were sold at a gain of $4.3 million. The gain is being deferred and accreted to income over the lives of the original floors sold.

The Corporation does not hold or issue derivative financial instruments for trading purposes.

Other Real Estate Owned

Other real estate owned, which is reported as a component of other assets in the Consolidated Statements of Condition, consists of assets that have been acquired through foreclosure or acceptance of a deed in lieu of foreclosure and loans for which the Corporation has taken possession of the collateral. These assets are recorded on the books of the Corporation at the lower of their cost or estimated fair value less cost to sell, adjusted periodically based upon current appraisals.

--------------------------------------------------------------------------------
NOTE 2:

RESTRICTIONS ON CASH
AND DUE FROM BANKS

The Federal Reserve Board requires banks to maintain cash reserves against certain categories of average deposit liabilities. Such reserves averaged $20,145,087 during the year ended December 31, 1997.
--------------------------------------------------------------------------------

NOTE 3:

INVESTMENT SECURITIES

The amortized cost and estimated market value of securities are as follows:
------------------------------------------------------------------------------------------------------------------------------
                                                       Amortized Cost          Gross        Gross       Estimated Market Value
                                                  -----------------------   unrealized    unrealized   -----------------------
Balance, December 31, 1996 (in thousands)           Debt          Equity       gains        losses       Debt         Equity
------------------------------------------------------------------------------------------------------------------------------
Investment securities available for sale:

U.S. Treasury and government agencies             $  545,330   $     --     $    1,951   $   (1,509)   $  545,772   $     --
Obligations of state and political subdivisions       13,176         --            253          (52)       13,377         --
Other securities:
  Preferred stock                                       --        139,186          756          (87)         --        139,855
  Asset-backed securities                             16,096         --             63          (23)       16,136         --
  Other debt securities                               21,665         --            192          (79)       21,778         --
  Other marketable equity securities                    --         61,496          105         --            --         61,601
------------------------------------------------------------------------------------------------------------------------------
     Total                                        $  596,267   $  200,682   $    3,320   $   (1,750)   $  597,063   $  201,456
                                                  ============================================================================
Investment securities held to maturity:
U.S. Treasury and government agencies             $  267,502   $     --     $      784       (1,764)   $  266,522   $     --
Obligations of state and political subdivisions       19,121         --            209          (13)       19,317         --
Other securities:
  Asset-backed securities                            181,009         --          1,054       (1,139)      180,924         --
------------------------------------------------------------------------------------------------------------------------------
     Total                                        $  467,632   $     --     $    2,047   $   (2,916)   $  466,763   $     --
                                                  ============================================================================
Balance,  December 31, 1997 (in thousands)
------------------------------------------------------------------------------------------------------------------------------
Investment  securities available for sale:
U.S. Treasury and government agencies             $  784,218   $     --     $    6,641   $     (340)   $  790,519   $     --
Obligations of state and political subdivisions        7,958         --             55           (6)        8,007         --
Other securities:
  Preferred stock                                       --        155,327        3,739         --            --        159,066
  Asset-backed securities                            277,524         --          1,547         (434)      278,637         --
  Other debt securities                               16,002         --            205          (31)       16,176         --
  Other marketable equity securities                    --         63,650          348         --            --         63,998
------------------------------------------------------------------------------------------------------------------------------
     Total                                        $1,085,702   $  218,977   $   12,535   $     (811)   $1,093,339   $  223,064
                                                  ============================================================================
Investment securities held to maturity:
U.S. Treasury and government agencies             $  219,136   $     --     $      460         (430)   $  219,166   $     --
Obligations of state and political subdivisions       12,743         --            452         --          13,195         --
Other securities:
  Asset-backed securities                            101,128         --            624         (301)      101,451         --
------------------------------------------------------------------------------------------------------------------------------
     Total                                        $  333,007   $     --     $    1,536   $     (731)   $  333,812   $     --
                                                  ============================================================================

The amortized cost and estimated market value of debt securities at December 31, 1997 by contractual maturity are shown below (in thousands). Expected maturities will differ from contractual maturities because the issuers may have the right to call or prepay obligations without penalties.

                                           Debt securities available for sale   Debt securities held to maturity
                                           ----------------------------------   --------------------------------
                                            Amortized cost     Market value      Amortized cost    Market value
----------------------------------------------------------------------------------------------------------------
Due in one year or less                       $   97,518        $   97,628        $    1,125        $    1,129
Due after one year through five years            520,488           525,203           220,900           221,115
Due after five years through ten years           231,003           232,990            29,467            29,669
Due after ten years                              236,693           237,518            81,515            81,899
----------------------------------------------------------------------------------------------------------------
                                              $1,085,702        $1,093,339        $  333,007        $  333,812
                                              ==================================================================

Proceeds from the sales of investment securities available for sale during 1997, 1996 and 1995 were $21,869,484, $270,246,485 and $107,964,359, respectively.
Gross  gains of  $24,070,  $1,100,858  and  $2,066,312  in 1997,  1996 and 1995,
respectively, were realized on those sales with no offsetting losses. Securities with an aggregate book value of $826,676,769 at December 31, 1997 were pledged to secure deposits and other commitments.

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

At December 31, 1997, the Corporation's asset-backed securities portfolio consisted primarily of collateralized mortgage obligations ("CMOs"). The portfolio has an approximate average life of 2.82 years. The portfolio's aggregate average yield-to-maturity was 6.74%.

At December 31, 1997, the Corporation did not hold state and municipal securities for any one state in excess of 10% of stockholders' equity.

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

--------------------------------------------------------------------------------
NOTE 4:

CONCENTRATIONS
OF LOANS

The Corporation's lending activity is primarily focused within Delaware, Pennsylvania, Maryland and Florida. The Corporation makes no foreign loans. At December 31, 1997, approximately 4% of the Corporation's total loan portfolio consisted of real estate construction loans, while approximately 30% represented commercial loans, 22% represented commercial mortgage loans, which were secured by income-producing properties, and approximately 20% and 24%, respectively, represented residential mortgage loans and installment loans to individuals. Each of these ratios was virtually unchanged from those reported at December 31, 1996.

In addition to these loans outstanding, at December 31, 1997 and 1996, unfunded commitments to lend in the real estate sector were approximately $318,937,000 and $219,194,000, respectively. The Corporation generally requires collateral on all real estate exposure and a loan-to-value ratio of no greater than 80% when underwritten. Management believes the Corporation's mortgage portfolio is well diversified when measured by industry classification statistics.
--------------------------------------------------------------------------------

NOTE 5:

RESERVE FOR LOAN LOSSES


The following is an analysis of the reserve for loan losses:
-------------------------------------------------------------------------------------------
(in thousands)                              1997                1996                1995
-------------------------------------------------------------------------------------------
Balance, January 1                        $ 54,361            $ 49,867            $ 48,669
                                          -------------------------------------------------
Chargeoffs                                 (16,187)            (14,655)            (14,282)
Recoveries                                   4,131               3,149               3,200
-------------------------------------------------------------------------------------------
Net chargeoffs                             (12,056)            (11,506)            (11,082)
Provision charged to operations             21,500              16,000              12,280
-------------------------------------------------------------------------------------------
Balance, December 31                      $ 63,805            $ 54,361            $ 49,867
                                          =================================================

Information  with  respect to loans  that are  considered  to be  impaired  under SFAS #114 for the years  ended
December 31 is as follows:
----------------------------------------------------------------------------------------------------------------
(in thousands)                                                                          1997              1996
----------------------------------------------------------------------------------------------------------------
Average recorded investment in impaired loans                                          $39,946           $36,139
                                                                                       -------------------------
Recorded investment in impaired loans at year-end subject to a reserve
  for loan losses (1997 reserve--$8,042; 1996 reserve--$10,058)                        $31,731           $39,002
Recorded investment in impaired loans at year-end requiring no reserve
  for loan losses                                                                          524             2,801
                                                                                       -------------------------
    Recorded investment in impaired loans at year-end                                  $32,255           $41,803
                                                                                       =========================
Recorded investment in impaired loans at year-end classified as nonaccruing            $27,007           $39,976
                                                                                       -------------------------
Interest income recognized                                                             $ 2,649           $ 1,906
Interest income recognized using the cash basis method of income recognition             2,162             1,718

The following is an analysis of interest on nonaccruing loans:
---------------------------------------------------------------------------------------------------------------------------
(in thousands)                                                                    1997              1996              1995
---------------------------------------------------------------------------------------------------------------------------
Nonaccruing loans at December 31                                                $28,669           $40,735           $33,576
                                                                                -------------------------------------------
Interest income which would have been recognized under original terms           $ 2,766           $ 2,757           $ 3,511
Interest accrued or received                                                      2,207             1,736             1,741

--------------------------------------------------------------------------------
NOTE 6:

PREMISES AND EQUIPMENT

A summary of premises and equipment at December 31 is as follows:
--------------------------------------------------------------------------------
(in thousands)                              1997                     1996
--------------------------------------------------------------------------------
Land                                     $  11,558               $  12,491
Buildings and improvements                 109,139                  87,045
Furniture and equipment                    102,977                  78,312
--------------------------------------------------------------------------------
                                           223,674                 177,848
Accumulated depreciation                   (88,545)                (83,461)
--------------------------------------------------------------------------------
Premises and equipment, net              $ 135,129               $  94,387
                                         =======================================
--------------------------------------------------------------------------------
NOTE 7:

SHORT-TERM BORROWINGS

A summary of securities sold under agreements to repurchase at December 31 is as follows:
--------------------------------------------------------------------------------
(in thousands)                                           1997          1996
--------------------------------------------------------------------------------
Maximum amount outstanding at any month-end            $253,111     $230,906
Daily average amount outstanding during the period      195,945      184,233

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

--------------------------------------------------------------------------------
NOTE 9:

CONTINGENT LIABILITIES

The Corporation and its subsidiaries, in the ordinary course of business, are involved in various legal proceedings. While it is not feasible to predict the outcome of all pending suits and claims, management does not believe the ultimate resolution of any of these matters will have a material adverse effect on the consolidated financial condition of the Corporation.

The Company is a defendant in a class action lawsuit relating to fees charged to certain personal trust customer accounts during the period from August 1983 through May 1987. This suit was brought in Delaware's Court of Chancery, and was certified as a class during the fourth quarter, 1997. The plaintiff is seeking monetary damages equal to the disputed fees of approximately $8.5 million plus accrued pre-judgment interest approximating $14 million calculated to October 31, 1997. The Company contests all claims set forth in this suit and is vigorously defending itself.

Management has not accrued any expenses associated with the outcome of these various legal proceedings as of December 31, 1997.


--------------------------------------------------------------------------------
NOTE 10:

FAIR VALUE OF
FINANCIAL INSTRUMENTS

The following discloses the fair value of financial instruments held by the Corporation as of December 31, 1997 and 1996, whether or not recognized in the Consolidated Statements of Condition. In cases in which quoted market prices were not available, fair values were based upon estimates using present value or other valuation techniques. These techniques were significantly affected by the assumptions used, including the discount rate and estimates of cash flows. Consequently, these fair values cannot be substantiated by comparisons with independent markets and, in many cases, may not be realized upon the immediate sale of the instrument. Since generally accepted accounting principles exclude certain financial instruments and all nonfinancial instruments from this presentation, the aggregated fair value amounts do not represent the underlying value of the Corporation.

Cash and Short-Term Investments

The carrying amounts reported for "Cash and due from banks" and "Federal funds sold and securities purchased under agreements to resell" approximate the fair value of those assets.

Investment Securities

The fair values of investment securities are based upon quoted market prices when available. If quoted market prices are not available, fair values are based upon quoted market prices of comparable instruments.

Loans

The fair values of fixed-rate and variable-rate loans that reprice within one year with no significant credit risk are based upon their carrying amounts. The fair values of all other loans are estimated using discounted cash flow analysis, which utilizes interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The reserve for loan losses is allocated to the various components of the loan portfolio in determining the fair values of those loans. The carrying amount of accrued interest receivable approximates its fair value. The fair values of outstanding letters of credit and loan commitments approximate the fees charged for providing such services.

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

The carrying values and estimated fair values of the Corporation's financial assets, liabilities and off-balance-sheet financial instruments as of December 31 are as follows:

--------------------------------------------------------------------------------------------------------------------
                                                                1997                               1996
                                                      ---------------------------       ----------------------------
                                                       Carrying           Fair            Carrying         Fair
(in thousands)                                          Value             Value            Value           Value
--------------------------------------------------------------------------------------------------------------------
Financial assets:
             Cash and due from banks                  $  239,392       $  239,392       $  231,233       $  231,233
             Short-term investments                       50,000           50,000          134,190          134,190
             Investment securities (see note 3)        1,649,410        1,650,215        1,266,151        1,265,282
             Loans, net of reserves                    3,930,130        3,938,668        3,717,123        3,712,701
             Accrued interest receivable                  41,555           41,555           37,382           37,382
Financial liabilities:
             Deposits                                  4,169,030        4,179,419        3,913,698        3,913,185
             Short-term borrowings                     1,307,577        1,307,577        1,036,543        1,036,543
             Accrued interest payable                     45,771           45,771           64,771           64,771
             Long-term debt                               43,000           43,187           43,000           43,246

                                                        Contractual       Fair           Contractual         Fair
(in thousands)                                            Amount          Value            Amount            Value
--------------------------------------------------------------------------------------------------------------------
Off-balance-sheet financial instruments:
             Unfunded commitments to extend credit    $1,486,557       $   (3,716)      $1,255,959       $   (3,140)
             Standby and commercial letters of credit     54,774             (822)          58,631             (879)
             Interest rate swap contracts                275,000              363          400,000              787
             Interest rate floor contracts               325,000            3,268          250,000            3,632
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTE 11:

OFF-BALANCE-SHEET FINANCIAL AGREEMENTS

In the normal course of business, the Corporation engages in off-balance-sheet financial agreements in order to meet the needs of its customers and to reduce its own exposure to fluctuations in interest rates. A summary of off-balance-sheet financial agreements at December 31 is as follows:

--------------------------------------------------------------------------------
(in thousands)                                               1997         1996
--------------------------------------------------------------------------------
Commitments to extend credit (contractual amount)        $1,486,557   $1,255,959
Letters of credit (contractual amount)                       54,774       58,631
Interest rate swaps (notional value)                        275,000      400,000
Interest rate floors (notional value)                       325,000      250,000


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

Swaps represent an exchange of interest payments computed on contractual notional principal amounts. Swaps subject the Corporation to market risk associated with changes in interest rates, as well as the risk that the counterparty may fail to perform. At December 31, 1997, swaps with a total notional principal of $275 million were in effect. This compares with $400 million at December 31, 1996. The weighted average variable interest rate that the Corporation paid was 5.55% and 5.54% on December 31, 1997 and 1996,
respectively,   while  the  weighted   average  fixed  interest  rate  that  the
Corporation received was 5.83% and 6.12% on December 31, 1997 and 1996, respectively. The swaps have a weighted average original and remaining term to maturity of approximately 3.4 and 1.1 years, respectively.

Floors reduce the risk associated with a declining interest rate environment and result in receipts only if current interest rates fall below a predetermined strike rate. Floors subject the Corporation to the risk that the counterparty may fail to perform. At December 31, 1997, floors with a total notional principal of $325 million were in effect. This compares with $250 million at December 31, 1996. The weighted average strike rate was 6% on December 31, 1997 and 1996. The floors have a weighted average original and remaining term to maturity of approximately 4.7 and 2.5 years, respectively.


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

Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios (set forth in the following table) of total and tier 1 capital to risk-weighted assets, and tier 1 capital to average assets. Management believes that, as of December 31, 1997 and 1996, the Corporation meets all capital adequacy requirements to which it is subject.

As of the most recent notification from the federal regulators, the Corporation and each of its subsidiaries were categorized as well-capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes could change the Corporation's category.

A summary of the Corporation's risk-based capital ratios and the levels to be categorized as adequately and well-capitalized as of December 31 is as follows:


                                                                                                       To be well-
                                                                                                    capitalized under
                                                                              For capital           prompt corrective
                                                                           adequacy purposes        action provisions
                                                                          -------------------     --------------------
                                                        Actual            Amount        Ratio     Amount        Ratio
                                                ---------------------     GREATER      GREATER    GREATER      GREATER
                                                                          THAN OR      THAN OR    THAN OR      THAN OR
(in thousands)                                  Amount          Ratio    EQUAL TO     EQUAL TO   EQUAL TO     EQUAL TO
----------------------------------------------------------------------------------------------------------------------
As of December 31, 1997:
  Total capital (to risk-weighted assets):
     Wilmington Trust Corporation              $540,979         12.38%
     Wilmington Trust Company                   495,885         11.76    $337,280        8.0%    $421,600        10.0%
  Tier 1 capital (to risk-weighted assets):
     Wilmington Trust Corporation               486,265         11.13
     Wilmington Trust Company                   443,103         10.51     168,640        4.0      252,960         6.0
  Tier 1 capital (to average assets):
     Wilmington Trust Corporation               486,265          8.58
     Wilmington Trust Company                   443,103          7.78     227,838        4.0      284,798         5.0
As of December 31, 1996:
  Total capital (to risk-weighted assets):
     Wilmington Trust Corporation               507,863         12.01
     Wilmington Trust Company                   477,459         11.65     327,903        8.0      409,879        10.0
  Tier 1 capital (to risk-weighted assets):
     Wilmington Trust Corporation               455,013         10.76
     Wilmington Trust Company                   426,224         10.40     163,952        4.0      245,927         6.0
  Tier 1 capital (to average assets):
     Wilmington Trust Corporation               455,013          8.59
     Wilmington Trust Company                   426,224          8.24     206,983        4.0      258,728         5.0


The primary source of funds for payment of dividends by the Corporation historically has been dividends received from WTC. The ability to pay dividends is limited by Delaware law, which requires capital surplus at least equal to the par value of outstanding common stock.

In October 1993, the Corporation, after obtaining approval of its Board of Directors, announced a plan to buy back 3,000,000 shares of its stock. The repurchased shares are held as treasury stock. During the years ended December 31, 1996 and 1995, 722,707 shares and 762,772 shares, respectively, were acquired, completing this program. The total cost was $83,337,792.

In April 1996, the Corporation, after obtaining approval of its Board of Directors, announced a plan to buy back an additional 4,000,000 shares of its stock. During the years ended December 31, 1997 and 1996, 737,729 shares and 814,367 shares, respectively, were acquired under this program at a cost of $64,521,773.


--------------------------------------------------------------------------------
NOTE 13:

RELATED PARTY TRANSACTIONS

In the ordinary course of banking business, loans are made to officers and directors of the Corporation and its affiliates as well as to their associates. In the opinion of management, these loans are consistent with sound banking practices and do not involve more than the normal risk of collectibility. At December 31, 1997 and 1996, loans to executive officers and directors of the Corporation and its principal affiliates, including loans to their associates, totaled $32,107,717 and $31,419,050, respectively. During 1997, loan additions were $15,912,462, loan repayments were $15,901,620 and other changes were $677,825. Other changes represent the loan activity of newly elected executive officers and directors.

--------------------------------------------------------------------------------
NOTE 14:

EMPLOYMENT
BENEFIT PLANS

STOCK-BASED COMPENSATION PLANS

At December 31, 1997, the Corporation had two types of stock-based compensation plans, which are described below. The Corporation applies Accounting Principles Board Opinion ("APB") No. 25 and related Interpretations in accounting for these plans. No compensation cost has been recognized in the accompanying Consolidated Financial Statements for those plans. If compensation cost for the Corporation's two types of stock-based compensation plans had been determined based on the fair value at the grant dates for awards under those plans consistent with the methods outlined in SFAS No. 123, "Accounting for Stock-Based Compensation," the Corporation's net income would have been as follows:

--------------------------------------------------------------------------------
                                          1997             1996            1995
--------------------------------------------------------------------------------
Net income
     As reported                        $106,044        $ 97,278        $ 90,031
     Pro forma                           102,650          95,614          88,945

1996 LONG-TERM INCENTIVE PLAN

Under the 1996 Long-Term Incentive Plan, the Corporation may grant incentive stock options, non-statutory stock options and other stock-based awards to officers and other key staff members for up to 1,200,000 shares of common stock. Under the plan, the exercise price of each option equals the last sale price of the Corporation's stock on the date of grant and an option's maximum term is 10 years. Information with respect to that plan and the Corporation's prior stock option plans is as follows:

------------------------------------------------------------------------------------------------------------------------------
                                                    1997                        1996                          1995
                                        -------------------------     -------------------------     --------------------------
                                                         Weighted                      Weighted                       Weighted
                                                         average                       average                        average
                                          Options        exercise       Options        exercise       Options         exercise
                                        outstanding       price       outstanding       price       outstanding        price
------------------------------------------------------------------------------------------------------------------------------
Balance, January 1                      1,543,312         $25.89      1,449,901         $23.52      1,573,521         $22.26
Options granted                           419,086          42.32        337,281          31.69        208,850          25.25
Options exercised                        (234,912)         24.75       (241,920)         19.74       (311,420)         18.10
Options forfeited                         (11,400)         28.38         (1,950)         31.50        (21,050)         26.25
------------------------------------------------------------------------------------------------------------------------------
Balance, December 31                    1,716,086         $30.04      1,543,312         $25.89      1,449,901         $23.52
                                        ======================================================================================
Options exercisable, December 31        1,297,000                     1,207,981                     1,252,201
                                        ======================================================================================
Weighted average fair value of
 options granted during the year                          $ 7.65                        $ 5.10                        $ 4.07

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The following weighted average assumptions were used:

------------------------------------------------------------------------------------------------------------------------------
                                                          1997                          1996                        1995
------------------------------------------------------------------------------------------------------------------------------
Dividend yields                                            2.29%                          3.72%                        3.72%
Expected volatility                                 17.79-18.03                    17.64-19.65                  17.64-19.65
Risk-free interest rate                               5.36-5.38                      5.80-5.95                    5.80-5.95
Expected option life (years)                                3-5                            3-5                          3-5

A summary of the stock options outstanding at December 31, 1997 is as follows:

                                  Options outstanding                       Options exercisable
                     -----------------------------------------------     -------------------------
                                        Weighted
                                         average            Weighted                      Weighted
                                        remaining           average                       average
Range of               Options         contractual          exercise       Options        exercise
exercise prices      outstanding       life (years)          price       exercisable        price
--------------------------------------------------------------------------------------------------
$14.00-24.75             414,968            2.7              $20.65          414,968        $20.65
 25.00-35.00             882,032            6.6               28.63          882,032         28.63
 36.00-46.00             419,086            5.9               42.32               --            --
--------------------------------------------------------------------------------------------------
$14.00-46.00           1,716,086            5.5              $30.04        1,297,000        $26.07
==================================================================================================









                                       44A

1996 EMPLOYEE STOCK PURCHASE PLAN

Under the Corporation's 1996 Employee Stock Purchase Plan, substantially all staff members may elect to participate in purchasing the Corporation's common stock at the beginning of the plan year through payroll deductions of up to the lesser of 10% of their annual base pay or $21,250, and may terminate participation at any time. The price per share is the lower of 85% of fair market value at time of election to participate or at the end of the plan year, which is May 31. Information with respect to that plan and the Corporation's prior employee stock purchase plans is as follows:


-----------------------------------------------------------------------------------------------------
                                                 Shares reserved
                                                   for future          Subscriptions          Price
                                                  subscriptions         outstanding         per share
-----------------------------------------------------------------------------------------------------
Balance, January 1, 1995                            495,500              94,810
                                                    ----------------------------
Subscriptions entered into on June 1, 1995          (98,205)             98,205          $      22.10
Forfeitures                                           4,391              (4,391)          21.89-22.10
Shares issued                                            --             (92,169)                21.89
-----------------------------------------------------------------------------------------------------
Balance, December 31, 1995                          401,686              96,455
                                                    ----------------------------
Subscriptions entered into on June 1, 1996          (88,412)             88,412                 28.05
Forfeitures                                           3,995              (3,995)          22.10-28.05
Shares issued                                            --             (94,550)                22.10
-----------------------------------------------------------------------------------------------------
Balance, December 31, 1996                          317,269              86,322
                                                    ----------------------------
Subscriptions entered into on June 1, 1997          (76,796)             76,796                 38.14
Forfeitures                                           3,631              (3,631)          28.05-38.14
Shares issued                                            --             (84,386)                28.05
-----------------------------------------------------------------------------------------------------
Balance, December 31, 1997                          244,104              75,101
                                                    ============================


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

Costs of the plan are determined actuarially by the projected unit credit method. Plan benefits are based on years of service and a modified career average formula. The plan's assets are invested primarily in collective trust funds managed by WTC. Participation in the collective trust funds of WTC was $103,085,348 and $91,217,213 at December 31, 1997 and 1996, respectively.

A table of the plan's funded status and amounts recognized in the Consolidated Statements of Condition at December 31 is as follows:

-------------------------------------------------------------------------------------------
(in thousands)                                                    1997               1996
-------------------------------------------------------------------------------------------
Actuarial present value of benefits obligations:
  Accumulated benefit obligation:
     Vested                                                    $ (74,207)        $ (65,749)
     Nonvested                                                    (3,386)           (3,011)
-------------------------------------------------------------------------------------------
                                                               $ (77,593)        $ (68,760)
                                                               ============================
Projected benefit obligation                                   $ (82,943)        $ (72,602)
Plan assets at fair value                                        103,880            87,859
                                                               ----------------------------
Excess of plan assets over projected benefit obligation           20,937            15,257
Unrecognized prior service cost                                    7,923             8,717
Unrecognized net (gain)/loss                                     (25,839)          (19,691)
Unrecognized net transition cost                                  (5,888)           (6,729)
-------------------------------------------------------------------------------------------
Accrued pension costs recognized in the consolidated
 statements of condition                                       $  (2,867)        $  (2,446)
                                                               ============================

Net pension cost includes the following components:

-------------------------------------------------------------------------------------------------
(in thousands)                                          1997              1996             1995
-------------------------------------------------------------------------------------------------
Service cost-benefits earned during the period        $  2,292         $  1,983         $  1,515
Interest cost on projected benefit obligation            5,888            5,372            5,115
Actual return on plan assets                           (19,346)          (8,527)         (13,212)
Net amortization and deferral                           11,587            1,614            6,798
-------------------------------------------------------------------------------------------------
Net periodic pension cost                             $    421         $    442         $    216
                                                      ===========================================

---------------------------------------------------------------------------------------------------------
                                                                           1997         1996        1995
---------------------------------------------------------------------------------------------------------
Assumptions used in determining the projected benefit
  obligation were as follows:
     Discount rate                                                         7.50%        7.75%
     Average rate of compensation increase                                 4.50         4.50
Assumptions used in determining net pension cost were as follows:
     Long-term rate of return on plan assets                               9.50%        9.50%       9.50%
     Discount rate                                                         7.75         7.50        8.50
     Average rate of compensation increase                                 4.50         4.50        5.50

POST-EMPLOYMENT HEALTH CARE AND LIFE INSURANCE BENEFITS

In addition to providing pension benefits, the Corporation makes available certain health care and life insurance benefits for substantially all retired staff members. Staff members who retire from the Corporation are eligible to receive up to $7,000 each year toward the premium for medical coverage if they are under age 65 and up to $4,000 toward the premium if they are age 65 or over. Staff members who retire also are eligible for $7,500 of life insurance coverage. In accordance with SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," and SFAS No. 112, "Employers' Accounting for Postemployment Benefits," the cost of providing those benefits is being recognized on an accrual basis.

The components of the net periodic post-employment benefit costs for the years ended December 31 were as follows:

--------------------------------------------------------------------------------
(in thousands)                            1997           1996           1995
--------------------------------------------------------------------------------
Service cost                            $   524        $   509        $   369
Interest cost                             1,928          1,712          1,807
Net amortization and deferral                --             --            (73)
--------------------------------------------------------------------------------
Net post-employment benefit cost        $ 2,452        $ 2,221        $ 2,103
                                        ========================================

A table of the plan's funded status and amounts recognized in the Consolidated Statements of Condition at December 31 is as follows:

--------------------------------------------------------------------------------
(in thousands)                                    1997                  1996
--------------------------------------------------------------------------------
Accumulated post-employment benefit obligation:
     Retirees                                   $(17,769)            $(15,411)
     Active employees                             (8,889)              (8,292)
--------------------------------------------------------------------------------
                                                 (26,658)             (23,703)
Plan assets at fair value                             --                   --
                                                --------------------------------
Funded status                                    (26,658)             (23,703)
Unrecognized prior service cost                       --                   --
Unrecognized net (gain)/loss                    $    (12)              (2,464)
Unrecognized transition obligation                    --                   --
--------------------------------------------------------------------------------
Accrued post-employment benefit cost            $(26,670)            $(26,167)
                                                ================================


The following assumptions were utilized in the calculation of the accumulated post-employment benefit obligation:

-------------------------------------------------------------------------------------------------------
                                                                   1997          1996           1995
                                                                  Claims        Claims         Claims
-------------------------------------------------------------------------------------------------------
Significant actuarial assumptions used for other
post-employment  benefits were as follows:
     Discount rate                                                 7.50%          7.75%           7.50%
     Health care cost trend rate, current year                     5.00           6.70            7.60
     Health care cost trend rate, ultimate year                    4.00           4.25            4.00
     Trend rate decreases to the ultimate rate in the year         2001           2000            2000
Effect of a 1% increase in the trend rate (in thousands):
     Increase in accumulated post-employment benefit
      obligation                                                $ 1,263        $ 1,199         $ 1,289
     Increase in net periodic post-employment benefit cost          103             95              97
-------------------------------------------------------------------------------------------------------

THRIFT SAVINGS PLAN

The Wilmington Trust Thrift Savings Plan covers all full-time staff members who elect to participate in the plan. Eligible staff members may contribute from 1% to 15% of their annual base pay. The first 6% of each staff member's pay is eligible for matching contributions from the Corporation of $.50 on each $1.00. The amounts contributed by the Corporation to this plan were $2,193,149, $1,945,386 and $1,583,027 in 1997, 1996 and 1995, respectively.

--------------------------------------------------------------------------------
NOTE 15:

INCOME TAXES

A reconciliation of the statutory income tax to the income tax expense included in the Consolidated Statements of Income for each of the three years ended December 31, is as follows:

---------------------------------------------------------------------------------------------
(in thousands)                                            1997          1996          1995
---------------------------------------------------------------------------------------------
Income before taxes and cumulative effect of change
 in accounting principle                               $ 158,387     $ 144,119     $ 131,720
                                                       ======================================
Income tax at statutory rate of 35%                    $  55,435     $  50,442     $  46,102
Tax effect of tax-exempt income                           (4,289)       (4,804)       (5,578)
Tax effect of dividend income                             (1,763)       (1,790)       (1,800)
State taxes, net of federal tax benefit                    2,662         2,534         2,373
Other                                                        298           459           592
---------------------------------------------------------------------------------------------
     Total income taxes                                $  52,343     $  46,841     $  41,689
                                                       ======================================
Taxes currently payable:
  Federal                                              $  48,819     $  40,337     $  37,542
  State                                                    4,095         3,899         3,650
Deferred taxes (benefit):
  Federal                                                   (571)        2,605           497
---------------------------------------------------------------------------------------------
     Total income taxes                                $  52,343     $  46,841     $  41,689
                                                       ======================================
Taxes from securities gains/(losses)                   $       9     $     416     $     794

The significant components of the deferred tax liabilities and assets at December 31 are as follows:

----------------------------------------------------------------------------
(in thousands)                                          1997           1996
----------------------------------------------------------------------------
Deferred tax liabilities:
     Tax depreciation                                 $ 2,265        $ 2,112
     Prepaid VEBA costs                                 7,088          6,073
     Automobile and equipment leases                   11,691          7,432
     System development costs                           2,099          2,129
     Market valuation on investment securities          4,221            565
     Other                                              4,985          5,225
----------------------------------------------------------------------------
          Total deferred tax liabilities               32,349         23,536
                                                       ---------------------
Deferred tax assets:
     Loan loss provision                               22,339         19,035
     OPEB obligation                                    9,334          9,158
     Loan fees                                          4,224          2,745
     Other                                              3,830          3,061
----------------------------------------------------------------------------
          Total deferred tax assets                    39,727         33,999
                                                       ---------------------
Net deferred tax assets                               $ 7,378        $10,463
                                                      ======================

No valuation allowance was recognized for the deferred tax assets at December 31, 1997 and 1996.

--------------------------------------------------------------------------------
NOTE 16:

NET INCOME PER SHARE

The following table sets forth the computation of basic and diluted net income per share:

------------------------------------------------------------------------------------------------------------------------
(in thousands)                                                                    1997            1996            1995
------------------------------------------------------------------------------------------------------------------------
Numerator:
     Net income                                                                 $106,044        $ 97,278        $ 90,031
------------------------------------------------------------------------------------------------------------------------
Denominator:
     Denominator for basic net income per share--weighted-average shares          33,697          34,399          35,213
------------------------------------------------------------------------------------------------------------------------
     Effect of dilutive securities:
          Employee stock options                                                     769             475             327
                                                                                ----------------------------------------
     Denominator for diluted net income per share--
      adjusted weighted-average shares and assumed conversions                    34,466          34,874          35,540
------------------------------------------------------------------------------------------------------------------------
     Basic net income per share                                                 $   3.15        $   2.83        $   2.56
                                                                                ========================================
     Diluted net income per share                                               $   3.08        $   2.79        $   2.53
                                                                                ========================================

------------------------------------------------------------------------------------------------------------------------

                                       48a

--------------------------------------------------------------------------------
NOTE 17:

CONSOLIDATED QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

A summary of the unaudited quarterly results of operations for the years ended December 31 is as follows:

------------------------------------------------------------------------------------------------------------------------------------
                                                       1997                                                1996
                                -------------------------------------------------   ------------------------------------------------
(in thousands)                    Dec. 31      Sept. 30     June 30      Mar. 31      Dec. 31     Sept. 30      June 30     Mar. 31
------------------------------------------------------------------------------------------------------------------------------------
Interest income                 $ 112,835    $ 110,026    $ 106,133    $ 101,645    $ 103,483    $ 101,442    $  99,162   $  98,763
Interest expense                   53,273       52,236       49,127       45,987       47,281       47,122       46,698      47,528
------------------------------------------------------------------------------------------------------------------------------------
Net interest income                59,562       57,790       57,006       55,658       56,202       54,320       52,464      51,235
Provision for loan losses          (7,000)      (5,000)      (5,000)      (4,500)      (5,000)      (4,000)      (3,500)     (3,500)
------------------------------------------------------------------------------------------------------------------------------------
Net interest income after
 provision for loan losses         52,562       52,790       52,006       51,158       51,202       50,320       48,964      47,735
Other income                       43,902       40,247       37,810       35,556       37,077       33,453       34,086      32,433
Securities gains/(losses)              14            1           11            1          682          519          (10)         (3)
------------------------------------------------------------------------------------------------------------------------------------
Net interest and other income      96,478       93,038       89,827       86,715       88,961       84,292       83,040      80,165
Other expense                      54,648       52,523       50,802       49,698       51,598       47,313       47,319      46,109
------------------------------------------------------------------------------------------------------------------------------------
Income before income taxes         41,830       40,515       39,025       37,017       37,363       36,979       35,721      34,056
Applicable income taxes            14,254       13,252       12,741       12,096       12,083       12,117       11,604      11,037
------------------------------------------------------------------------------------------------------------------------------------
Net income                      $  27,576    $  27,263    $  26,284    $  24,921    $  25,280    $  24,862    $  24,117   $  23,019
                                ====================================================================================================
Net income per share-basic      $    0.82    $    0.81    $    0.78    $    0.74    $    0.74    $    0.73    $    0.70   $    0.66
                                ====================================================================================================
Net income per share-diluted    $    0.80    $    0.79    $    0.77    $    0.72    $    0.73    $    0.72    $    0.69   $    0.65
                                ====================================================================================================

--------------------------------------------------------------------------------
NOTE 18:

PARENT COMPANY ONLY FINANCIAL STATEMENTS

The Statements of Condition, Income and Cash Flows for the parent company are as follows:

STATEMENTS OF CONDITION

--------------------------------------------------------------------------------
December 31 (in thousands)                                 1997            1996
--------------------------------------------------------------------------------
Assets
     Cash and due from banks                              $     26      $     17
     Investment in subsidiaries                            485,987       457,839
     Investment securities available for sale               17,251         6,278
     Other assets                                              339         1,039
--------------------------------------------------------------------------------
          Total assets                                    $503,603      $465,173
                                                          ======================
Liabilities and stockholders' equity
     Liabilities                                          $    596      $    456
     Stockholders' equity                                  503,007       464,717
--------------------------------------------------------------------------------
          Total liabilities and stockholders' equity      $503,603      $465,173
                                                          ======================

STATEMENTS OF INCOME

------------------------------------------------------------------------------------------
For the year ended December 31 (in thousands)             1997         1996        1995
------------------------------------------------------------------------------------------
Income
     Dividend from subsidiary                         $  86,989    $  78,743    $  72,230
     Management fees from subsidiary                        113           28           --
     Interest                                               275          261          289
------------------------------------------------------------------------------------------
          Total income                                   87,377       79,032       72,519
                                                      ------------------------------------
Expense
     Salaries and employment benefits                       197           60          105
     Net occupancy                                            6            4            5
     Stationery and supplies                                  1           --            1
     Other operating expense                              1,055        1,084        1,088
------------------------------------------------------------------------------------------
          Total expense                                   1,259        1,148        1,199
                                                      ------------------------------------
     Income before income tax benefit and equity in
      undistributed income of subsidiaries               86,118       77,884       71,320
     Applicable income tax benefit                         (278)        (289)        (311)
     Equity in undistributed income of subsidiaries      19,648       19,105       18,400
------------------------------------------------------------------------------------------
          Net income                                  $ 106,044    $  97,278    $  90,031
                                                      ====================================

                                       49a

STATEMENTS OF CASH FLOWS

-----------------------------------------------------------------------------------------------------------
For the year ended December 31 (in thousands)                             1997         1996         1995
-----------------------------------------------------------------------------------------------------------
Operating activities
     Net income                                                        $ 106,044    $  97,278    $  90,031
     Adjustments to reconcile net income to net cash
      provided by operating activities:
     Equity in undistributed income of subsidiaries                      (19,648)     (19,105)     (18,400)
     Decrease/(increase) in other assets                                     700          (40)        (363)
     Increase/(decrease) in other liabilities                                140           84         (378)
-----------------------------------------------------------------------------------------------------------
          Net cash provided by operating activities                       87,236       78,217       70,890
                                                                       ------------------------------------
Investing activities
     Proceeds from sales of investment securities available for sale      16,868       34,745       18,242
     Proceeds from maturity of investment securities
      held to maturity                                                      --           --          1,290
     Purchases of investment securities available for sale               (27,841)     (24,389)     (34,876)
     Capital contribution to subsidiaries                                 (2,000)        --         (2,000)
-----------------------------------------------------------------------------------------------------------
          Net cash (used for)/provided by investing activities           (12,973)      10,356      (17,344)
                                                                       ------------------------------------
Financing activities
     Cash dividends                                                      (47,546)     (44,421)     (41,191)
     Proceeds from common stock issued under
      employment benefit plans                                             9,203        7,650        8,130
     Payments for common stock acquired through buybacks                 (35,911)     (51,786)     (20,495)
-----------------------------------------------------------------------------------------------------------
          Net cash used for financing activities                         (74,254)     (88,557)     (53,556)
                                                                       ------------------------------------
     Increase/(decrease) in cash and cash equivalents                          9           16          (10)
     Cash and cash equivalents at beginning of year                           17            1           11
-----------------------------------------------------------------------------------------------------------
          Cash and cash equivalents at end of year                     $      26    $      17    $       1
                                                                       ====================================

WILMINGTON TRUST CORPORATION


To the Board of Directors and Stockholders:                 REPORT OF

                                                            INDEPENDENT AUDITORS

We have audited the accompanying consolidated statements of condition of Wilmington Trust Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Wilmington Trust Corporation and subsidiaries at December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                                       /s/ Ernst & Young LLP



Philadelphia, Pennsylvania
January 23, 1998

WILMINGTON TRUST CORPORATION


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

/s/ Ted T. Cecala          /s/ Robert V. A. Harra, Jr.    /s/  David R. Gibson

Ted T. Cecala              Robert V. A. Harra, Jr.        David R. Gibson
Chairman and               President and Chief            Senior Vice President
Chief Executive Officer    Operating Officer              and Chief Financial
                                                          Officer

WILMINGTON TRUST CORPORATION


BOARD OF DIRECTORS

Robert H. Bolling, Jr.**                               Andrew B. Kirkpatrick, Jr.
Retired Consulting Electrical Engineer                 Attorney, Counsel,
                                                       Law Firm of Morris, Nichols, Arsht and Tunnell
Carolyn S. Burger
Principal, CB Associates, Inc.;                        Rex L. Mears
Director, BetzDearborn Inc.                            President, Ray L. Mears and Sons, Inc.

Ted T. Cecala                                          Walter D. Mertz*
Chairman and Chief Executive Officer                   Retired Senior Vice President

Richard R. Collins                                     Hugh E. Miller
Retired President and                                  Retired Vice Chairman,
Chief Operating Officer,                               ICI Americas Incorporated;
American Life Insurance Company                        Director, MGI PHARMA, Inc.

Charles S. Crompton, Jr.                               Stacey J. Mobley
Attorney, Partner,                                     Senior Vice President, Communications,
Law Firm of Potter, Anderson and Corroon               E. I. du Pont de Nemours and Company

H. Stewart Dunn, Jr.                                   G. Burton Pearson, Jr.*
Attorney, Partner,                                     Retired Senior Vice President
Law Firm of Ivins, Phillips and Barker
                                                       Leonard W. Quill
Edward B. du Pont                                      Retired Chairman of the Board
Private Investor;
Director, E. I. du Pont de Nemours and Company         David P. Roselle
                                                       President, University of Delaware
R. Keith Elliott
Director, Chairman, President and Chief                H. Rodney Sharp, III***
Executive Officer, Hercules                            Retired Manager, E. I. du Pont de Nemours
Incorporated; Director, PECO Energy                    and Company; Director, E. I. du Pont de
                                                       Nemours and Company
Endsley P. Fairman*
Retired Senior Vice President                          Thomas P. Sweeney
                                                       Attorney, Member,
Robert C. Forney                                       Law Firm of Richards, Layton and Finger, P.A.
Retired Executive Vice President and Director,
E. I. du Pont de Nemours and Company;                  Bernard J. Taylor, II**
Director, UGI, Inc.;                                   Retired Chairman of the Board
Director, Amerigas Propane, Inc.
                                                       Mary Jornlin Theisen
Robert V. A. Harra, Jr.                                Former New Castle County Executive
President, Chief Operating Officer and Treasurer
                                                       Robert W. Tunnell, Jr.
                                                       Managing Partner, Tunnell Companies, L.P.


  *Associate Director
 **Retiring from the Board on 5/21/1998
***Elected to the Board on 1/15/1998

WILMINGTON TRUST CORPORATION


OFFICERS

Ted T. Cecala                           David R. Gibson
Chairman and                            Senior Vice President
Chief Executive Officer                 and Chief Financial Officer

Robert V. A. Harra, Jr.                 Thomas P. Collins
President, Chief Operating Officer      Vice President, Legal, and Secretary
and Treasurer
                                        Ronald K. Pendleton
                                        Auditor

--------------------------------------------------------------------------------

STANDING COMMITTEES

EXECUTIVE COMMITTEE                     TRUST COMMITTEE
Ted T. Cecala, Chairman                 (Wilmington Trust Company)
Carolyn S. Burger                       Robert V. A. Harra, Jr., Chairman
Robert C. Forney                        George W. Helme, IV, Vice Chairman
Robert V. A. Harra, Jr.                 Robert H. Bolling, Jr.
Hugh E. Miller                          Robert J. Christian
Thomas P. Sweeney                       Howard K. Cohen
                                        H. Stewart Dunn, Jr.
AUDIT COMMITTEE                         Edward B. du Pont
Charles S. Crompton, Jr., Chairman      Endsley P. Fairman
Richard R. Collins                      Walter D. Mertz
David P. Roselle                        G. Burton Pearson, Jr.
Mary Jornlin Theisen
Robert W. Tunnell, Jr.

COMPENSATION COMMITTEE
Robert C. Forney, Chairman
Richard R. Collins
Charles S. Crompton, Jr.
Hugh E. Miller
Stacey J. Mobley

--------------------------------------------------------------------------------

OPERATING SUBSIDIARIES

WILMINGTON TRUST COMPANY
Brandywine Finance Corporation
Brandywine Insurance Agency, Inc.
Brandywine Life Insurance Company, Inc.
Delaware Corporate Management, Inc.
Rodney Square Distributors, Inc.
Rodney Square Management Corporation
Wilmington Brokerage Services Company
W. T. Investments, Inc.
WTC Corporate Services, Inc.

WILMINGTON TRUST OF PENNSYLVANIA

WILMINGTON TRUST FSB

WILMINGTON TRUST COMPANY

PRINCIPAL OFFICERS


Ted. T. Cecala                                 Joseph M. Jacobs, Jr.
Chairman and                                   Senior Vice President,
Chief Executive Officer                        Administration

Robert V. A. Harra, Jr.                        John H. Kipp
President, Chief Operating Officer             Senior Vice President,
and Treasurer                                  Information Technology

Robert J. Christian                            Hugh D. Leahy, Jr.
Senior Vice President, Asset Management        Senior Vice President,
                                               Personal Banking
Howard K. Cohen
Senior Vice President,                         Robert A. Matarese
Corporate Financial Services                   Senior Vice President,
                                               Commercial Banking
William J. Farrell, II
Senior Vice President,                         Rita C. Turner
Trust Operations and Systems Development       Senior Vice President,
                                               Marketing
David R. Gibson
Senior Vice President, Finance,                Thomas P. Collins
and Chief Financial Officer                    Vice President, Legal,
                                               and Secretary
George W. Helme, IV
Senior Vice President,                         Ronald K. Pendleton
Personal Trust and Private Banking             Auditor


DELAWARE ADVISORY BOARD

John E. Burris, Chairman      Robert H. George              John M. Short
John L. Allen, Sr.            Jackie Hickman                Charles P. Spicer
Joseph R. Bateman             John Janosik                  J. Edward Taylor
Leland Berry                  John W. Jardine, Jr.          Harry K. F. Terry
Alfred G. Best                Claude E. Lester              Robert L. Thompson
A. Dean Betts                 T. William Lingo              W. Pierce Thompson
W. Cecil Carpenter            Ernest E. Megee, Jr.          Ebe Stephen Townsend, Jr.
Crawford J. Carroll           Marion W. Moore               Robert W. Tunnell
W. Pierce Ellis               R. Byron Palmer               William W. Vanderwende
Robert N. Emory               William J. Paskey, Jr.        James C. White
Ralph G. Faries, Jr.          R. James Quillen, Jr.         John E. Willey, Jr.
James A. Flood, Sr.           William C. Robertson, Jr.     W. Robert Williams
R. Clay Foltz

WILMINGTON TRUST OF PENNSYLVANIA


BOARD OF DIRECTORS

Ted T. Cecala, Chairman                      Robert V.A. Harra, Jr.
Gerard A. Chamberlain                        Hugh E. Miller
Robert C. Forney                             Leonard W. Quill


PRINCIPAL OFFICERS

Ted T. Cecala                                Robert A. Matarese
Chairman                                     Senior Vice President

Robert V.A. Harra, Jr.                       Gerard A. Chamberlain
President                                    Secretary

George W. Helme, IV                          Martin B. McDonough, Jr.
Senior Vice President                        Treasurer

Hugh D. Leahy, Jr.                           Ronald K. Pendleton
Senior Vice President                        Auditor




WILMINGTON TRUST FSB

BOARD OF DIRECTORS

George W. Helme, IV, Chairman                Robert V.A. Harra, Jr.
Michael K. Bloxham                           Bernard B. Isaacson
Werner C. Brown                              Hugh D. Leahy, Jr.
Ted T. Cecala                                Curtis L. Lyman
Thomas P. Collins                            Walter F. Williams
Edward B. du Pont
Thomas L. du Pont

PRINCIPAL OFFICERS

George W. Helme, IV                          Hugh D. Leahy, Jr.
Chairman and Chief Executive Officer         Senior Vice President and Treasurer

Michael K. Bloxham                           Robert A. Matarese
President, Maryland                          Senior Vice President

Curtis L. Lyman                              Thomas P. Collins
President, Florida                           Vice President and Secretary

David R. Gibson                              Ronald K. Pendleton
Senior Vice President, Finance,              Auditor
and Chief Financial Officer

WILMINGTON TRUST CORPORATION


STOCKHOLDER INFORMATION

CORPORATE HEADQUARTERS                                 DIVIDEND REINVESTMENT AND VOLUNTARY STOCK PURCHASE PLAN

Wilmington Trust Center                                The Corporation offers a plan under which par-
Rodney Square North                                    ticipating stockholders can purchase additional
1100 North Market Street                               shares of the Corporation's common stock
Wilmington, DE 19890-0001                              through automatic reinvestment of their regular
(302) 651-1000                                         quarterly cash dividends and/or voluntary cash
(800) 441-7120                                         payments.  All commissions and fees connected
                                                       with the purchase and safekeeping of the shares
COMMON STOCK                                           are paid by the Corporation.  For details of the
                                                       plan, contact the stock transfer agent.
Wilmington Trust Corporation common stock
is traded under the symbol WILM and is listed          DUPLICATE MAILINGS
on the Nasdaq National Market System.
                                                       You may receive more than one copy of the
DIVIDENDS                                              Annual Report due to multiple accounts within
                                                       your household.  The Corporation is required
Dividends usually are declared in the first month      to mail an Annual Report to each name on our
of each quarter to stockholders of record as of the    stockholder list unless the stockholder requests
first business day in February, May, August and        that duplicate mailings be eliminated.  To elimi-
November.  Dividend payment dates usually are          nate duplicate mailings, please send a written
two weeks later.  Wilmington Trust has paid cash       request to the stock transfer agent.
dividends on its common stock since 1914.
                                                       ANNUAL MEETING
STOCK TRANSFER AGENT, DIVIDEND
REINVESTMENT AGENT AND REGISTRAR OF STOCK              The annual meeting of the Corporation's stock-
                                                       holders will be held in the Wilmington Trust Plaza,
Inquiries relating to stockholder records, stock       301 West 11th Street, Wilmington, Delaware, at
transfers, changes of ownership, changes of            11:00 a.m. on Thursday, May 21, 1998.
address, duplicate mailings, dividend payments
and the dividend reinvestment plan should be           INFORMATION REQUESTS
directed to the stock transfer agent:
                                                       Analysts, investors, news media representatives
NORWEST BANK MINNESOTA, N.A.                           and others seeking financial information, includ-
SHAREOWNER SERVICES                                    ing requests for the Annual Report on Form
                                                       10-K filed with the Securities and Exchange
Telephone:                                             Commission, should contact Charles W. King,
(800) 999-9867                                         Vice President, (302) 651-8069.

Mailing Address:
P.O. Box 64854
St. Paul, MN 55164-0854

Street Address:
161 North Concord Exchange
South St. Paul, MN 55075


This annual report was designed by Reese, Tomases & Ellick, Inc. and printed by Cedar Tree Press.
Photography by Ed Eckstein.


Pages 13 through 56 were printed on recycled paper utilizing 50% recycled fibers and 20% post-consumer waste.