Form 10-K, Exhibit 13
period 1998-12-31
WILMINGTON TRUST CORP
filed 1999-03-31
CIK 872821

WILMINGTON TRUST CORPORATION

                                   ----------

                               1998 ANNUAL REPORT

                            [WILMINGTON TRUST LOGO.]

                             A Vision for the Future

                              A Strategy for Growth

                           A Basis for Building Value

   A VISION FOR THE FUTURE, A STRATEGY FOR GROWTH, A BASIS FOR BUILDING VALUE

     IN 1996, WILMINGTON TRUST EMBARKED ON A COURSE OF METAMORPHOSIS TOWARD BECOMING THE PREMIER WEALTH MANAGEMENT COMPANY IN THE UNITED STATES. THE FOLLOWING YEAR, AS WE WORKED TO BETTER ALIGN THE CAPABILITIES IN WHICH WE
 EXCEL WITH THE NEEDS OF OUR CUSTOMERS, OUR VISION AND STRATEGY BECAME CLEARER.
     IN THIS REPORT, OUR 1998 RESULTS REFLECT OUR PROGRESS AGAINST PLAN AND
   HOW OUR FOCUS ON THE CREATION, GROWTH, AND PROTECTION OF WEALTH IS BUILDING
                   VALUE FOR CUSTOMERS AND SHAREHOLDERS ALIKE.

                            [WILMINGTON TRUST LOGO.]

                               Table of Contents

WILMINGTON TRUST AT A GLANCE ..............................................    1

THE YEAR IN BRIEF .........................................................    2

LETTER TO STOCKHOLDERS ....................................................    3

A VISION FOR THE FUTURE,
A STRATEGY FOR GROWTH,
A BASIS FOR BUILDING VALUE ................................................    6

MANAGEMENT'S DISCUSSION
AND ANALYSIS ..............................................................   13

CONSOLIDATED FINANCIAL
STATEMENTS ................................................................   32

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS ......................................................   36

ORGANIZATIONAL LISTINGS ...................................................   59

STOCKHOLDER INFORMATION ...................................................   63

WILMINGTON TRUST AT A GLANCE

Wilmington Trust is a wealth management company that provides a full range of financial services to customers throughout the United States and in more than 50 countries on six continents. Founded in 1903 as an asset management company, Wilmington Trust is one of the leading personal trust and private banking companies in the U.S., with responsibility for $123 billion in trust, custody, and asset management relationships.

[PHOTO OF WILMINGTON TRUST CENTER AND STATUE OF CAESAR RODNEY
WILMINGTON, DELAWARE.]

We help individuals, families, privately held businesses, public corporations, and institutions create, grow, and protect their wealth through a specialized array of banking, lending, investment management, trust, and planning services. Our extensive knowledge of and experience with the advantages afforded to trusts and business entities by Delaware's favorable legal, judicial, and regulatory climate remain a competitive distinction.

[PHOTO OF SKYLINE OF PALM BEACH, FLORIDA
PALM BEACH.]

The dominant financial company in the Delaware region, Wilmington Trust also has offices in California, Florida, Maryland, Nevada, New York, and
Pennsylvania.

[PHOTO OF SKYLINE OF NEW YORK CITY
NEW YORK CITY.]

[PHOTO OF SKYLINE OF LOS ANGELES, CALIFORNIA
LOS ANGELES.]

================================================================================
Wilmington Trust has:

Reported record earnings every year since 1982

Paid increased dividends every year since 1982

Posted a return on equity of 20% or more every year since 1985

Been listed since 1991 on the Keefe, Bruyette & Woods Honor Roll of banking institutions with earnings-per-share increases for at least 10 consecutive years


Wilmington Trust is:

One of only 21 companies among the 9,000 that are publicly traded on U.S. exchanges to post increased earnings per share every year for the past 15 years(1)

The 11th largest personal trust company in the U.S.(2)

The 12th best performing U.S. bank among those with assets greater than $1 billion (3)

One of the 15 best performers among banks with less than $25 billion in assets(4)

One of AMERICAN BANKER's top 25 banking companies for assets under management(5)


Sources:

(1)  FactSet Research Systems

(2)  THOMSON-ABA DIRECTORY OF TRUST BANKING, Fifth Edition, 1997 rankings

(3)  ABA BANKING JOURNAL, July 1998

(4)  U.S. BANKER, May 1998

(5)  AMERICAN BANKER 1997 rankings

                                                                               1
================================================================================

--------------------------------------------------------------------------------

[GRAPH OF RETURN ON ASSETS (NET INCOME AS A PERCENTAGE OF AVERAGE ASSETS) FOR EACH YEAR FROM 1988 TO 1998, WITH THE FOLLOWING PLOT POINTS.

          1988   -   1.73%
          1989   -   1.70%
          1990   -   1.72%
          1991   -   1.75%
          1992   -   1.55% AFTER CHANGE IN ACCOUNTING PRINCIPLE
          1992A  -   1.90% BEFPRE CHANGE IN ACCOUNTING PRINCIPLE
          1993   -   1.96%
          1994   -   1.88%
          1995   -   1.83%
          1996   -   1.83%
          1997   -   1.87%
          1998   -   1.83%.]

[GRAPH OF RETURN ON STOCKHOLDERS' EQUITY (NET INCOME AS A PERCENTAGE OF AVERAGE STOCKHOLDERS' EQUITY) FOR EACH YEAR FROM 1988 TO 1998, WITH THE FOLLOWING PLOT
POINTS:

          1988   -   23.38%
          1989   -   22.08%
          1990   -   22.67%
          1991   -   21.09%
          1992   -   17.44% AFTER CHANGE IN ACCOUNTING PRINCIPLE
          1992A  -   20.62% BEFPRE CHANGE IN ACCOUNTING PRINCIPLE
          1993   -   21.12%
          1994   -   20.84%
          1995   -   20.70%
          1996   -   21.38%
          1997   -   22.15%
          1998   -   21.70%.]

[GRAPH OF DIVIDENDS PER SHARE PAID FOR EACH YEAR FROM 1988 TO 1998, WITH THE FOLLOWING PLOT POINTS:

          1988   -   $0.46
          1989   -   $0.59
          1990   -   $0.72
          1991   -   $0.80
          1992   -   $0.88
          1993   -   $0.98
          1994   -   $1.06
          1995   -   $1.17
          1996   -   $1.29
          1997   -   $1.41
          1998   -   $1.53.]

--------------------------------------------------------------------------------
                                                        [WILMINGTON TRUST LOGO.]
YEAR IN BRIEF

                                                                       Increase
FOR THE YEAR (IN THOUSANDS)                  1998             1997    (Decrease)

Net interest income                       $  237,697      $  230,016       3.3%
Provision for loan losses                     20,000          21,500      (7.0)
Other income                                 183,917         157,542      16.7
Net interest and other income                401,614         366,058       9.7
Other expense                                230,066         207,671      10.8
Income before income taxes                   171,548         158,387       8.3
Applicable income taxes                       57,223          52,343       9.3
Net income                                   114,325         106,044       7.8

PER SHARE*
--------------------------------------------------------------------------------
Net income-basic                          $     3.41      $     3.15       8.3%
Net income-diluted                              3.34            3.08       8.4
Dividends paid                                  1.53            1.41       8.5
Book value at December 31                      16.39           15.02       9.1


AT YEAR-END (IN THOUSANDS)
--------------------------------------------------------------------------------
Assets                                    $6,300,565      $6,122,351       2.9%
Loans                                      4,319,633       3,993,935       8.2
Reserve for loan losses                       71,906          63,805      12.7
Investment securities                      1,372,652       1,649,410     (16.8)
Deposits                                   4,536,763       4,169,030       8.8
Stockholders' equity                         546,209         503,007       8.6

* ALL PER SHARE AMOUNTS THROUGHOUT THIS REPORT HAVE BEEN ADJUSTED TO REFLECT THE FOUR 100% STOCK DIVIDENDS (2-FOR-1 SPLITS) EFFECTED SINCE 1983. NOTE:
     PRIOR PERIOD AMOUNTS THROUGHOUT THIS REPORT HAVE BEEN RESTATED TO REFLECT THE ACQUISITIONS IN 1992 OF THE SUSSEX TRUST COMPANY AND IN 1990 OF WILMINGTON CAPITAL MANAGEMENT, INC., AND THE PEOPLES BANK OF HARRINGTON UNDER THE POOLING OF INTERESTS METHOD.

[PHOTO OF TED T. CECALA
TED T. CECALA
CHAIRMAN AND CHIEF EXECUTIVE OFFICER.]
--------------------------------------------------------------------------------
TO OUR STOCKHOLDERS

Strong results across the range of our wealth management capabilities distinguished Wilmington Trust's performance in 1998. In the face of market fluctuations, shifts in the competitive landscape, and expenses associated with the expansion of our franchise beyond Delaware, we posted record earnings per share, record net income, and record levels of growth in our trust and asset management businesses.

Wilmington Trust has produced record earnings and paid increased dividends every year since 1982. Our return on equity has been 20% or more every year since 1985. This is an enviable achievement that few publicly held companies--and fewer still in our industry--can claim. In fact, of 9,000 companies traded on U.S. exchanges, Wilmington Trust is one of only 21 to post increased earnings over the past 15 years. This exemplifies the premium we place on building value consistently over time.

We build value for customers by helping them create, grow, and preserve their wealth. We build value for shareholders by consistently growing our business and producing solid returns that exceed the cost of our capital.

--------------------------------------------------------------------------------
Performance in brief
--------------------------------------------------------------------------------
Earnings per share for 1998 were $3.34, up 8.4% from the $3.08 reported for 1997. Net income reached a record $114.3 million, 7.8% over the 1997 figure.

[GRAPH OF NET INCOME PER SHARE FOR EACH YEAR FROM 1988 TO 1998, WITH THE FOLLOWING PLOT POINTS:

          1988   -   $1.45
          1989   -   $1.59
          1990   -   $1.81
          1991   -   $1.92
          1992   -   $1.70 AFTER CHANGE IN ACCOUNTING PRINCIPLE
          1992A  -   $2.09 BEFPRE CHANGE IN ACCOUNTING PRINCIPLE
          1993   -   $2.24
          1994   -   $2.37
          1995   -   $2.56
          1996   -   $2.83
          1997   -   $3.15
          1998   -   $3.41.]


Total revenues for the year increased 8.8% to $421.6 million, largely on the strength of the trust and asset management business, in which revenues grew 12.5% to $128.8 million. Asset management revenues grew to $25.6 million, a 12% increase, reflecting investments and activity in our newer markets of California, New York, and Florida. Demand for our specialty trust services drove corporate financial services revenues to $43.7 million, a 15.4% increase. Personal trust revenues rose 10.6% to $59.5 million.

Net interest income grew 3.3% as a result of expansion in the loan as well as securities portfolios.

Costs related to the opening of new offices in California, Delaware, New York, and Pennsylvania, along with Year 2000 preparations, led to expenses for the year of $230 million, a 10.8% increase.

At year end, total banking assets were $6.3 billion, a 3% increase; loans outstanding reached $4.3 billion, an 8.2% rise; deposits grew 8.8% to $4.5 billion; and stockholders' equity totaled $546.2 million, an 8.6% increase.

--------------------------------------------------------------------------------
Milestones

On January 15, 1998, we welcomed to our Board of Directors H. Rodney Sharp III, a current director and retired manager of E. I. du Pont de Nemours and Company.

On May 21, 1998, two Directors, Robert H. Bolling Jr. and Bernard J. Taylor II, retired from our Board. We deeply appreciate the wisdom, vision, and inspiration they supplied as watchful stewards of our company.

Mr. Bolling, a retired consulting electrical engineer and pillar of the Delaware community, served on our Board with unwavering dedication for 27 years--a tenure longer than that of any current Director. A constant source of guidance, one of Mr. Bolling's most notable contributions was helping to bring Mr. Taylor on board as Chief Executive Officer in 1979.

A year later, Mr. Taylor was elected chairman, a post he held until 1992. The extraordinary growth we experienced under his leadership catapulted Wilmington Trust into national prominence, set a performance standard few publicly traded companies have achieved, and established a level of financial strength that underpins our independence.
--------------------------------------------------------------------------------

[PHOTO OF ROBERT V.A. HARRA JR.
PRESIDENT AND CHIEF OPERATING OFFICER.]


Assets under management grew to $123 billion and were boosted in 1998 by our acquisition of the $500 million Kiewit family of mutual funds.

Year-end results produced a return on average stockholders' equity of 21.70% and a return on assets of 1.83%, versus 22.15% and 1.87% for 1997.

--------------------------------------------------------------------------------
Helping customers succeed
--------------------------------------------------------------------------------

The strategic repositioning we set in motion in mid-1996 is generating momentum that is readily apparent. We continue to be the leading banking company in the Delaware region--a position we intend to defend vigorously. We are extending our Delaware market strengths into contiguous regions on Maryland's Eastern Shore and in southeastern Pennsylvania, where the market potential is six times the size of Delaware's. We are expanding our presence in centers of wealth like Florida, New York, and California.

Over the past year, we enhanced our ability to serve customers through new product offerings, additional offices, and technological advances.

We broadened our array of available investment products by affiliating with two nationally known investment advisory firms, Cramer Rosenthal McGlynn and Roxbury Capital Management. We opened trust and investment offices in New York and California. In Villanova, Pennsylvania, and Georgetown, Delaware, we opened new offices that simplify the way we help customers by combining banking, trust, commercial lending, investment advisory, and financial planning services under one roof.

We employed technology to make our services more convenient. We introduced advanced-function ATMs that let customers cash checks to the penny. We launched online banking through our Web site at www.wilmingtontrust.com, giving customers round-the-clock access to their accounts and information about our capabilities from anywhere in the world.

--------------------------------------------------------------------------------
Prudent and principled management
--------------------------------------------------------------------------------

Our focus on top-line revenue growth has not diminished our commitment to careful expense management and judicious loan underwriting standards.

The increased expenses we incurred in 1998 as a result of investments we are making in our future were countered by productivity gains and initiatives that give customers access to our services in new ways that decrease our reliance on more expensive physical locations. For example, the costs associated with the introduction of online banking were approximately $1 million--roughly the same amount needed to open one branch office.

[SKETCH OF WILMINGTON TRUST PUBLICATIONS CAPTIONED "DOING BUSINESS" AND "ON-LINE BANKING".]

Our well-diversified loan portfolio is located primarily in the Delaware region; we have no Latin American, Asian, or Russian loans. While industry consolidation and interest rate pressures in 1998 caused compression in loan pricing, we have not relaxed our underwriting standards. The quality of our loan portfolio, as measured by credit losses as a percentage of loans outstanding, is among the best in the U.S.

--------------------------------------------------------------------------------
A basis for building value
--------------------------------------------------------------------------------

At the end of 1998, we announced our plans to list on the New York Stock Exchange, effective January 12, 1999, under the new ticker symbol WL. We look forward to the increased visibility that is expected to accrue from listing on the world's largest and most dominant equity market.

In this rapidly changing industry, where financial supermarkets are proliferating, I can't imagine a better time for Wilmington Trust to differentiate itself as a specialty provider of wealth management services. Our competitive advantages continue to be our accessibility, responsiveness, attentiveness, ability to move quickly, and focus on customers as important individuals. These attributes, combined with the superior talent, professionalism, and dedication of our people, leave us positioned better than ever to capitalize on market opportunities and build value for customers and shareholders alike.

On behalf of the entire Wilmington Trust organization, I thank you for your continued confidence in our ability to continue our exceptional record of success well into the next century.


/s/ Ted T. Cecala

Ted T. Cecala
Chairman and Chief Executive Officer

--------------------------------------------------------------------------------
Milestones

Sadly, the month of May 1998 also brought the tragic news of Endsley P. Fairman's sudden death. Mr. Fairman devoted more than 62 years of his life to our company, beginning in 1936 when he joined our trust department. He was elected to our Board in 1968; a year later, he became senior vice president, secretary, and head of the trust department. After his retirement from active employment in 1973, he was named an Associate Director, a post he held until his death. Few individuals held a more profound understanding of our company or left such a legacy of principled leadership. His uncanny insight, advice, and counsel are sorely missed.


                                                                               5
--------------------------------------------------------------------------------

[PHOTO OF TED T. CECALA AND ROBERT V.A. HARRA JR. OF WILMINGTON TRUST AND HARRY WILSON AND CLARE MCTERNAN OF ROXBURY CAPITAL MANAGEMENT SITTING AT A TABLE.]

Customers of both Wilmington Trust and Roxbury Capital Management benefit from the two companies' 1998 affiliation, discussed here by (clockwise from top left) Roxbury Senior Managing Director Harry Wilson; Wilmington Trust Chairman and Chief Executive Officer Ted Cecala; Clare McTernan, Roxbury managing director; and Robert V. A. Harra Jr., Wilmington Trust president and chief operating officer.

--------------------------------------------------------------------------------
A VISION FOR THE FUTURE, A STRATEGY FOR GROWTH, A BASIS FOR BUILDING VALUE

To build value for customers and shareholders, and to seize opportunities in today's dynamic and competitive marketplace, Wilmington Trust--already the leading financial company in Delaware--is extending its franchise into other key centers of wealth. Our strategy calls for defending our dominance of the Delaware market while concentrating on three core business capabilities--wealth management, corporate trust, and commercial banking--as we build momentum in southeastern Pennsylvania, Florida, California, and New York.

--------------------------------------------------------------------------------
Wealth management: growing need, growing opportunities
--------------------------------------------------------------------------------

Demographics and dollars are driving the market for wealth management services to unprecedented levels of growth. Consider:

o During 1999, someone in the United States will turn 50 approximately once every 10 seconds*--a pace census projections suggest will continue well into the next century. These baby boomers--whose life expectancy extends to age 85 and beyond--are moving into their prime saving and investment years and giving more thought to retirement and estate planning.

                          *Source: U.S. Census, 1997 resident population by age

================================================================================
                       Wealth Management Market Potential
================================================================================

                                                Number of
                                                households
                                                with annual       Investable
                                                  income             assets
                                               >=$150,000        (in billions)
--------------------------------------------------------------------------------
California
 LOS ANGELES AND ORANGE COUNTRIES                 159,604         $   403
 STATEWIDE                                        350,887         $ 1,000
--------------------------------------------------------------------------------
Delaware                                            8,100         $    27
--------------------------------------------------------------------------------
Florida
 PALM BEACH SIX-COUNTY
 METROPOLITAN AREA                                 64,300         $   174
--------------------------------------------------------------------------------
Maryland
 EASTERN SHORE                                      1,979         $     8
--------------------------------------------------------------------------------
New York City
 12-COUNTY METROPOLITAN AREA                      166,610         $   400
--------------------------------------------------------------------------------
Pennsylvania
 BUCKS, CHESTER, DELAWARE,
 MONTGOMERY, AND PHIDADELPHIA
 COUNTIES                                          45,610         $   132
--------------------------------------------------------------------------------

       Source: CACI SOURCEBOOK OF DEMOGRAPHICS, 1998
================================================================================

Wilmington Trust's expansion in California, Florida, and New York is a key part of our increasing commitment to delivering exceptional wealth management services.

Wilmington Trust broadened its available array of investment styles by affiliating with Roxbury Capital Management in 1998--and Roxbury's clients gained access to Wilmington Trust's range of fiduciary services. Meeting at Roxbury's Santa Monica trading desk are (standing, left to right) Roxbury Senior Managing Directors Anthony Browne and Kevin Riley; Wilmington Trust President and Chief Operating Officer Robert V. A. Harra Jr.; Harry Wilson, Roxbury senior managing director; and Ted Cecala, Wilmington Trust chairman and chief executive officer.

[PHOTO OF TED T. CECALA AND ROBERT V.A. HARRA JR. OF WILMINGTON TRUST AND ANTHONY BROWN, KEVIN RILEY, AND HARRY WILSON OF ROXBURY CAPITAL MANAGEMENT AND WILMINGTON TRUST LOGO.]


o The rapid rate at which new businesses are being started in the United States is creating more entrepreneurs, executives, and, ultimately, beneficiaries who need wealth planning and wealth preservation services.

o As the baby boomers' parents pass on their accumulated assets, the largest generational transfer of wealth in the history of the world--a sum estimated at $12 trillion--is under way.

Wilmington Trust is engaged in several key strategies to capture the opportunities this environment presents. We are expanding geographically; we are augmenting our investment management capabilities; and we are bringing our century-old expertise and the legal and tax advantages of trusts created under Delaware law to more customers than ever before.

Our geographic expansion is targeted at the largest centers of wealth in the United States. In 1998 we opened trust offices in midtown Manhattan and Santa Monica, California. We continued to strengthen our services in southeastern Pennsylvania, where we now have seven offices, and in Florida, where we have had a growing presence since 1982. In late spring 1999 we will move our Florida headquarters to new premises on PGA Boulevard in North Palm Beach.

We are broadening our array of investment styles and options by affiliating with high-quality advisory firms that complement our core equity product. In July 1998 we acquired a 30% interest in California-based Roxbury Capital Management, a growth investor with $6 billion under management.

The alliance with Roxbury, whose specialty products include a socially responsible portfolio, followed our January 1998 acquisition of 24% of Cramer Rosenthal McGlynn. With $4.5 billion under management, the New York-based Cramer Rosenthal McGlynn is a value investor whose capabilities also include special equity, limited partnerships, and high-yield vehicles.

These affiliations are expanding Wilmington Trust's investment offerings--and our customer base--as Roxbury and Cramer Rosenthal McGlynn clients gain access to our private banking, trust, and estate planning services. To capitalize on the potential for mutually beneficial relationships, our Manhattan and Santa Monica offices are located in the same buildings, respectively, as Cramer Rosenthal McGlynn and Roxbury.

--------------------------------------------------------------------------------
CORPORATE TRUST: CORNERING THE MARKET IN NICHE SERVICES

Wilmington Trust's corporate trust business is a combination of specialty services that leverage the advantages of Delaware's tax structure and corporate law. With a 30-year track record and clients in 46 countries on six continents, Wilmington Trust is the preferred trustee for large capital market transactions and an expert in structuring and

[PHOTO OF LEN SPILKA OF KING WORLD PRODUCTIONS AND HOWARD COHEN OF WILMINGTON TRUST ON THE SET OF "INSIDE EDITION" AND WILMINGTON TRUST LOGO.]


Corporations in the energy, transportation, financial services, communications, and entertainment industries around the world use Wilmington Trust's specialized trust services. For King World Productions, Inc.--the leading supplier of first-run syndicated television programming, including "Jeopardy," "Wheel of Fortune," "The Oprah Winfrey Show," and "Hollywood Squares"--Wilmington Trust has customized an array of trustee and asset management services that meets King World's needs. Here, Len Spilka, King World vice president--finance and treasurer (left), and Howard Cohen, head of corporate trust for Wilmington Trust, visit the set of "Inside Edition," which King World produces and distributes.

[PHOTO OF NEW YORK STOCK EXCHANGE WITH WILMINGTON TRUST BANNERS.]

Banners on the New York Stock Exchange facade proclaimed Wilmington Trust's new ticker symbol--WL--on January 12, 1999, our first day of trading on the world's largest stock market.


administering special-purpose entities and vehicles--activities we market from our offices in Delaware, Nevada, and New York.

We serve as trustee and manager for a wide variety of financings and securitizations, including leveraged leases, asset-backed securities, municipal tax liens, project financings, trust-preferred securities, high-yield bonds, and corporate restructurings. This business has more than doubled in just three years. In 1996 we participated in 600 transactions; in 1998 that number jumped to l,600 and included structures for financing aircraft, ships, rolling stock, power plants, and communications equipment.

--------------------------------------------------------------------------------
The Delaware advantage

Progressive legal and tax advantages that feature security, flexibility, and privacy make Delaware the premier jurisdiction in the United States for personal trusts and corporations.

For  personal trusts:

o Delaware's abolition of the Rule Against Perpetuities lets individuals create personal property trusts that will last indefinitely.

o No Delaware income tax is imposed on income accumulated or capital gains incurred for nonresident beneficiaries of a Delaware trust.

o Delaware's Prudent Investor Rule permits maximum investment flexibility in trust asset management.

o    Creators may choose investment advisors in addition to the trustee.

o    Delaware trusts provide effective protection from creditor claims.

o Confidentiality is ensured because court accountings and filings are not required.


For corporations:

o There is no Delaware income tax on activities in the state that are confined to the maintenance and management of intangible assets.

o    One person may hold all of a corporation's offices.

Another advantage--one that benefits individuals, families, and business entities alike--is Delaware's internationally renowned Court of Chancery, which has jurisdiction over the majority of corporate, partnership, trust, estate, and other fiduciary matters.

For more detailed information, visit www.delawareadvantage.com.

[PHOTO OF WILMINGTON TRUST PUBLICATIONS CAPTIONED "THE DELAWARE ADVANTAGE," "ADVANTAGES FOR BUSINESSES," "WHY WILMINGTON TRUST?" AND "GOLD KEY SERVICES".]

                                                                               9
--------------------------------------------------------------------------------

[PHOTO OF TIM JOHNSON OF WILMINGTON TRUST AT COMPUTER TERMINAL.]

Wilmington Trust's Tim Johnson monitors market movements in a constant search for value in fixed-income investments for corporate trust and other customers.


A growing new business for us with exceptional potential is serving as direction trustee for large 401(k) plans in which we have alliances with major participant record keepers. From a base of only $400,000 in fees in 1995, this business generated fee revenues of $4 million in 1998.

Delaware's tax and legal climate make it the situs of choice for special-purpose entities and vehicles, including Delaware business trusts, limited liability companies, limited partnerships, finance companies, and passive investment companies, for which Wilmington Trust provides customized packages of fiduciary, investment, and administrative services. We are trustee for some 2,000 Delaware business trusts, roughly half the number on record in the state.

One niche market we are pursuing is servicing bankruptcy restructurings and liquidations, a strong fee-based business in which we act on behalf of creditors. Other opportunities lie offshore, where we are seeing increased interest in euro-denominated securities.

--------------------------------------------------------------------------------
COMMERCIAL BANKING: TARGETED EXPANSION PRODUCING RESULTS

Dominance in one market and disruption in another define Wilmington Trust's competitive advantages in the commercial banking arena, where our target customers are privately owned businesses with sales between $5 million and $150 million.

================================================================================
                      Commercial Banking Market Potential
================================================================================
                                           Number of businesses
                                            with annual sales
                                              (in millions)
                                         $5-$9.9           >=$10
--------------------------------------------------------------------------------
       Delaware
         NEW CASTLE COUNTY                  223             289
         KENT AND SUSSEX COUNTIES            79             100
--------------------------------------------------------------------------------
       Pennsylvania
         BUCKS, CHESTER, DELAWARE,
         MONTGOMERY, AND PHILADELPHIA
         COUNTIES                         1,834           2,162
--------------------------------------------------------------------------------
       Source: CACI SOURCEBOOK OF COUNTY DEMOGRAPHICS, 1998
================================================================================

Already the dominant player in the Delaware market, Wilmington Trust's commercial banking growth opportunities lie in areas like southeastern Pennsylvania, where there are roughly six times as many potential business customers as there are in Delaware.

One example of Wilmington Trust's growing relationships in southeastern Pennsylvania is the Berwind Property Group (BPG), a leading private real estate investment company. For BPG, Wilmington Trust has assembled an array of banking, trust, and corporate cash management services as well as credit facilities for properties in Pennsylvania, New Jersey, and Florida, including the Berwind Group's private hangar at Philadelphia International Airport. Shown there, left to right, are Scott Williams, BPG senior vice president; Barry Howard, BPG vice chairman; Mark Graham, head of Wilmington Trust's Pennsylvania division; K. C. Barrett, Wilmington Trust's BPG relationship manager, and Daniel DiLella, BPG president and chief executive officer.


[PHOTO OF SCOTT WILLIAMS, BARRY HOWARD, AND DANIEL DILELLA OF BERWIND FINANCIAL GROUP AND MARK GRAHAM AND K.C. BARRETT OF WILMINGTON TRUST AT BERWIND'S HANGAR AT PHILADELPHIA INTERNATIONAL AIRPORT AND WILMINGTON TRUST LOGO.]

Already the leading commercial bank in Delaware, a natural extension of our market is the five-county metropolitan area in southeastern Pennsylvania that surrounds Philadelphia and abuts Delaware's northern border. Industry consolidation in this market, which is six times larger than Delaware's, has unsettled the competitive landscape and opened opportunities for the kind of relationship-oriented approach in which Wilmington Trust specializes.

In addition to needing a full range of commercial banking services, business owners in this market typically are interested in private banking, asset management, and, ultimately, trust and estate planning services. They are looking for a high degree of personal service, access to decision makers, and consistent credit policies--all hallmarks of Wilmington Trust.

In 1998 we established a base in Villanova, Pennsylvania, bringing to seven the number of offices we have in the region. The Villanova office exemplifies our plans for expansion in the southeastern Pennsylvania market: the development of commercial banking offices that serve as a base for team-based customer service. Instead of asking business customers to conduct their banking business at our branches, we go to them. For example, we service these customers through regularly scheduled couriers with whom we contract.

Efforts in this market are producing solid results. In 1998 more than 60% of Wilmington Trust's total new loan volume originated in southeastern Pennsylvania--and roughly 50% of the trust revenues generated in this market came from commercial banking referrals and team-based selling.

--------------------------------------------------------------------------------
BUILDING VALUE: COMPETITIVE DISTINCTIONS

Wilmington Trust helps customers create, grow, and preserve their wealth with competitive distinctions that include deep, long-lasting relationships; extensive expertise; innovative solutions; high-performance execution; and ready access to decision makers. As the market for our services continues to expand, these distinctions--combined with superior performance--form Wilmington Trust's basis for building value for customers and shareholders alike.


[PHOTO OF ERIC CHEUNG AND TONY ANZALONE OF WILMINGTON TRUST AT COMPUTER TERMINAL AND WILMINGTON TRUST LOGO.]

Wilmington Trust's Eric Cheung (left), head of fixed-income management, confers with colleague Tony Anzalone to design optimal asset allocation for investment advisory customers.

================================================================================
MANAGEMENT'S DISCUSSION AND ANALYSIS
================================================================================
Wilmington Trust Corporation and Subsidiaries

                                                                         SUMMARY

1998 marked the seventeenth consecutive year in which the Corporation has posted record earnings.(1) Net income for 1998 reached a record $114.3 million, or $3.41 per share. This was an 8% increase over the $106.0 million, or $3.15 per share, reported for 1997. On a diluted basis, per share earnings were $3.34, also an 8% increase over the $3.08 reported for 1997.

     These improvements were attributable to growth in both of the major components of the Corporation's income. Net interest income increased 3% to $237.7 million, an increase of $7.7 million over the $230.0 million reported for 1997. Noninterest revenues increased 17% to $183.9 million, an increase of $26.4 million over the $157.5 million reported for 1997.

     The provision for loan losses for 1998 was $20.0 million, a decrease of $1.5 million, or 7%, from the $21.5 million provision for 1997.

     Operating expenses for 1998 were $230.1 million. This was an increase of $22.4 million, or 11%, over the $207.7 million reported for 1997. The provision for income taxes was $57.2 million, an increase of $4.9 million, or 9%, over the $52.3 million reported for 1997. These results produced a return on average stockholders' equity of 21.70%, slightly below the 22.15% reported for last year, and marked the fourteenth consecutive year that return on equity has exceeded 20%.(1) The return on average assets for 1998 was 1.83%, down slightly from the 1.87% for a year ago.

     The Corporation maintained its high level of productivity during 1998. The net profit margin (measured by net income as a percentage of the sum of net interest and noninterest income) for 1998 was 27.1%, down slightly from the 27.4% reported for 1997. Productivity for 1998, as measured by net income per staff member, was $47,000, up from the $44,000 reported for 1997.

     Statistical disclosures required of bank holding companies by Industry Guide 3 are included in the Corporation's Annual Report on Form 10-K for 1998.

     The following table presents comparative five-year average balance sheets and income statements, as well as interest income and expense and respective yields and costs of funds for those years.

[GRAPH OF NET INCOME PER STAFF MEMBER FOR EACH YEAR FROM 1988 TO 1998, WITH THE FOLLOWING PLOT POINTS, IN THOUSANDS:

          1988   -   $25.45
          1989   -   $28.16
          1990   -   $31.45
          1991   -   $32.88
          1992   -   $29.26 AFTER CHANGE IN ACCOUNTING PRINCIPLE
          1992A  -   $36.00 BEFPRE CHANGE IN ACCOUNTING PRINCIPLE
          1993   -   $36.72
          1994   -   $36.98
          1995   -   $38.61
          1996   -   $40.23
          1997   -   $43.68
          1998   -   $46.82.]

[GRAPH OF NET PROFIT MARGIN (NET INCOME AS A PERCENTAGE OF OPERATING REVENUES) FOR EACH YEAR FROM 1988 TO 1998, WITH THE FOLLOWING PLOT POINTS:

          1988   -   28.72%
          1989   -   28.53%
          1990   -   29.34%
          1991   -   28.51%
          1992   -   23.24% AFTER CHANGE IN ACCOUNTING PRINCIPLE
          1992A  -   28.59% BEFPRE CHANGE IN ACCOUNTING PRINCIPLE
          1993   -   28.69%
          1994   -   28.64%
          1995   -   27.70%
          1996   -   27.60%
          1997   -   27.36%
          1998   -   27.12%]


(1) Based upon income before cumulative effect of change in accounting principle.

================================================================================
FIVE-YEAR ANALYSIS OF EARNINGS AND CONSOLIDATED STATEMENTS OF CONDITION
================================================================================
Wilmington Trust Corporation and Subsidiaries


                                                                              1998                                   1997
                                                          --------------------------------------  ----------------------------------
                                                             Average         Income/     Average      Average       Income/  Average
(IN THOUSANDS; RATES ON TAX-EQUIVALENT BASIS)                balance         expense       rate       balance       expense   rate
------------------------------------------------------------------------------------------------------------------------------------
Time deposits in other banks                              $        --       $      --       --%   $        --       $     --     --%
Federal funds sold and securities
 purchased under agreements to resell                          31,081           1,665     5.36         22,369          1,280   5.72
-------------------------------------------------------------------------------------             --------------------------
   Total short-term investments                                31,081           1,665     5.36         22,369          1,280   5.72
                                                          --------------------------------------------------------------------------
U.S. Treasury and government agencies                         983,276          60,627     6.22        868,296         55,579   6.41
State and municipal(1)                                         16,672           1,278     7.73         27,918          2,223   7.99
Preferred stock(1)                                            146,595          10,846     7.56        131,693          9,906   7.63
Asset-backed securities                                       358,929          23,749     6.66        272,527         17,581   6.46
Other(1)                                                      104,123           5,874     5.67         85,865          5,078   5.93
-------------------------------------------------------------------------------------             --------------------------
   Total investment securities                              1,609,595         102,374     6.42      1,386,299         90,367   6.53
                                                          --------------------------------------------------------------------------
Commercial, financial and agricultural                      1,263,385         107,039     8.47      1,211,703        105,758   8.73
Real estate--construction                                     180,830          16,953     9.38        131,745         12,980   9.85
Mortgage--commercial                                          890,375          83,040     9.33        904,063         85,260   9.43
Mortgage--residential                                         837,218          65,195     7.79        764,246         58,406   7.64
Installment loans to individuals                              984,590          89,044     9.04        909,736         85,953   9.45
-------------------------------------------------------------------------------------             --------------------------
   Total loans(1)(2)                                        4,156,398         361,271     8.69      3,921,493        348,357   8.88
                                                          --------------------------------------------------------------------------
   Total earning assets                                     5,797,074         465,310     8.05      5,330,161        440,004   8.26

Other assets                                                  455,365                                 349,826
---------------------------------------------------------------------                             -----------
Total assets                                              $ 6,252,439                             $ 5,679,987
                                                          ==========================================================================
Savings                                                   $   406,060           9,141     2.25    $   397,179          9,561   2.41
Interest-bearing demand                                     1,222,866          30,800     2.52      1,078,685         27,393   2.54
Certificates under $100,000                                 1,208,244          66,045     5.47      1,209,750         68,621   5.67
Certificates $100,000 and over                                842,368          47,750     5.67        506,089         28,601   5.65
-------------------------------------------------------------------------------------             --------------------------
   Total interest-bearing deposits                          3,679,538         153,736     4.18      3,191,703        134,176   4.20
                                                          --------------------------------------------------------------------------
Federal funds purchased and securities
 sold under agreements to repurchase                        1,027,184          55,583     5.41      1,142,106         63,123   5.53
U.S. Treasury demand                                           49,338           2,377     4.82         46,108          2,450   5.31
-------------------------------------------------------------------------------------             --------------------------
   Total short-term borrowings                              1,076,522          57,960     5.38      1,188,214         65,573   5.52
                                                          --------------------------------------------------------------------------
Long-term debt                                                125,877           7,546     5.99         43,000            874   2.03
-------------------------------------------------------------------------------------             --------------------------
   Total interest-bearing liabilities                       4,881,937         219,242     4.49      4,422,917        200,623   4.54
Demand deposits                                               747,791                                 678,683
Other noninterest funds                                       167,346                                 228,561
------------------------------------------------------------------------------------------------------------------------------------
   Total funds used to support earning assets               5,797,074         219,242     3.79      5,330,161        200,623   3.77
Stockholders' equity                                          526,742                                 478,814
   Equity used to support earning assets                     (167,346)                               (228,561)
Other liabilities                                              95,969                                  99,573
----------------------------------------------------------------------                              ---------
Total liabilities and stockholders' equity                $ 6,252,439                             $ 5,679,987
                                                          ==========================================================================
Net interest income/yield                                                     246,068     4.26                       239,381   4.49
   Tax-equivalent adjustment                                                   (8,371)                                (9,365)
------------------------------------------------------------------------------------------------------------------------------------
Net interest income                                                           237,697                                230,016
Provision for loan losses                                                     (20,000)                               (21,500)
------------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision
 for loan losses                                                              217,697                                208,516
------------------------------------------------------------------------------------------------------------------------------------
Other income
Trust and asset management fees                                               128,801                                114,501
Service charges on deposit accounts                                            21,934                                 20,964
Other operating income                                                         26,496                                 22,050
Securities gains/(losses)                                                       6,686                                     27
------------------------------------------------------------------------------------------------------------------------------------
   Total other income                                                         183,917                                157,542
                                                                            --------------------------------------------------------
   Net interest and other income                                              401,614                                366,058
                                                                            --------------------------------------------------------
Other expense
Salaries and employment benefits                                              137,917                                129,816
Net occupancy                                                                  13,236                                 11,763
Furniture and equipment                                                        19,024                                 16,361
Other operating expense                                                        59,889                                 49,731
------------------------------------------------------------------------------------------------------------------------------------
   Total other expense                                                        230,066                                207,671
                                                                            --------------------------------------------------------
Income before income taxes                                                    171,548                                158,387
Applicable income taxes                                                        57,223                                 52,343
------------------------------------------------------------------------------------------------------------------------------------
   Net income                                                               $ 114,325                               $106,044
                                                                            ========================================================
   Net income per share--basic                                              $    3.41                               $   3.15
                                                                            ========================================================
   Net income per share--diluted                                            $    3.34                               $   3.08
                                                                            ========================================================

(1) TAX-ADVANTAGED INCOME HAS BEEN ADJUSTED TO A TAX-EQUIVALENT BASIS USING A COMBINED STATUTORY FEDERAL AND STATE INCOME TAX RATE OF 38.2% FOR ALL YEARS.

(2) LOAN BALANCES INCLUDE NONACCRUAL LOANS. AMORTIZATION OF DEFERRED LOAN FEES HAS BEEN INCLUDED IN INTEREST INCOME.

                      1996                                          1995                                        1994
-------------------------------------------      ----------------------------------------  ----------------------------------------
    Average        Income/          Average        Average       Income/         Average       Average       Income/        Average
    balance        expense             rate        balance       expense            rate       balance       expense           rate
-----------------------------------------------------------------------------------------------------------------------------------

 $       --       $     --              --%     $       --      $     --              --%  $       152   $         7           3.95%

     26,459          1,475             5.57         17,522         1,036            5.91        26,273         1,155           4.40
--------------------------                      -------------------------                  -------------------------
     26,459          1,475             5.57         17,522         1,036            5.91        26,425         1,162           4.40
------------------------------------------------------------------------------------------------------------------------------------
    818,585         51,511             6.30        598,501        37,182            6.21       457,961        26,263           5.73
     35,473          2,829             8.00         42,099         3,077            7.31        53,335         3,921           7.35
    133,322         10,058             7.51        155,632         9,865            6.34       235,773        11,006           4.67
    259,071         15,163             5.85        290,779        15,946            5.48       227,415        11,199           4.92
     96,556          5,321             5.53         96,991         5,595            5.76        85,531         4,050           4.74
--------------------------                      -------------------------                  -------------------------
  1,343,007         84,882             6.33      1,184,002        71,665            6.05     1,060,015        56,439           5.33
------------------------------------------------------------------------------------------------------------------------------------
  1,160,899        103,131             8.88      1,074,860        99,199            9.23       947,544        77,565           8.19
    114,827         11,150             9.71        103,104        10,739           10.42       120,067        10,687           8.90
    806,782         77,871             9.65        751,937        74,244            9.87       686,307        55,530           8.09
    683,095         53,563             7.84        633,852        50,356            7.94       605,971        47,604           7.86
    836,827         80,941             9.67        827,029        81,141            9.81       754,495        69,429           9.20
--------------------------                      -------------------------                  -------------------------
  3,602,430        326,656             9.07      3,390,782       315,679            9.31     3,114,384       260,815           8.37
------------------------------------------------------------------------------------------------------------------------------------
  4,971,896        413,013             8.31      4,592,306       388,380            8.46     4,200,824       318,416           7.58
    335,467                                        340,560                                     321,221
-----------                                     ----------                                 -----------
$ 5,307,363                                    $ 4,932,866                                 $ 4,522,045
====================================================================================================================================
$   396,650          9,671             2.44    $   404,421        10,222            2.53   $   441,396        10,246           2.32
  1,007,652         25,962             2.58        981,379        26,253            2.68     1,101,916        24,962           2.27
  1,205,328         70,855             5.88      1,036,792        60,021            5.79       986,237        48,374           4.90
    281,314         15,467             5.50        161,403         8,808            5.46       175,187         6,895           3.94
--------------------------                      -------------------------                  -------------------------
  2,890,944        121,955             4.22      2,583,995       105,304            4.08     2,704,736        90,477           3.35
------------------------------------------------------------------------------------------------------------------------------------
  1,161,521         63,429             5.46      1,203,372        72,178            6.00       722,377        31,154           4.31
     34,241          1,766             5.16         36,044         2,147            5.96        52,925         1,921           3.63
--------------------------                      -------------------------                  -------------------------
  1,195,762         65,195             5.45      1,239,416        74,325            6.00       775,302        33,075           4.27
------------------------------------------------------------------------------------------------------------------------------------
     30,910          1,479             4.78          6,981           348            4.98            --            --             --
--------------------------                      -------------------------                  -------------------------
  4,117,616        188,629             4.58      3,830,392       179,977            4.70     3,480,038       123,552           3.55
    633,066                                        580,928                                     559,574
    221,214                                        180,986                                     161,212
------------------------------------------------------------------------------------------------------------------------------------
  4,971,896        188,629             3.80      4,592,306       179,977            3.92     4,200,824       123,552           2.94
    454,917                                        434,843                                     408,647
   (221,214)                                      (180,986)                                   (161,212)
    101,764                                         86,703                                      73,786
-----------                                    -----------                                 -----------
$ 5,307,363                                    $ 4,932,866                                 $ 4,522,045
====================================================================================================================================
                   224,384             4.51                      208,403            4.54                     194,864           4.64
                   (10,163)                                      (11,039)                                    (10,534)
------------------------------------------------------------------------------------------------------------------------------------
                   214,221                                       197,364                                     184,330
                   (16,000)                                      (12,280)                                     (4,550)
------------------------------------------------------------------------------------------------------------------------------------
                   198,221                                       185,084                                     179,780
------------------------------------------------------------------------------------------------------------------------------------
                    98,247                                        87,982                                      82,542
                    19,038                                        17,497                                      16,648
                    19,764                                        19,894                                      16,048
                     1,188                                         2,267                                      (2,157)
------------------------------------------------------------------------------------------------------------------------------------
                   138,237                                       127,640                                     113,081
------------------------------------------------------------------------------------------------------------------------------------
                   336,458                                       312,724                                     292,861
------------------------------------------------------------------------------------------------------------------------------------
                   119,574                                       110,670                                     101,813
                    11,111                                        10,706                                      10,232
                    14,413                                        14,067                                      12,302
                    47,241                                        45,561                                      47,680
------------------------------------------------------------------------------------------------------------------------------------
                   192,339                                       181,004                                     172,027
------------------------------------------------------------------------------------------------------------------------------------
                   144,119                                       131,720                                     120,834
                    46,841                                        41,689                                      35,665
------------------------------------------------------------------------------------------------------------------------------------
               $    97,278                                   $    90,031                                    $ 85,169
====================================================================================================================================
               $      2.83                                   $      2.56                                    $   2.37
====================================================================================================================================
               $      2.79                                   $      2.53                                    $   2.35
====================================================================================================================================


NOTE: AVERAGE RATES ARE CALCULATED USING AVERAGE BALANCES BASED ON HISTORICAL COST AND DO NOT REFLECT THE MARKET VALUATION ADJUSTMENT REQUIRED BY STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 115, "ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES," EFFECTIVE JANUARY 1, 1994.

================================================================================
MANAGEMENT'S DISCUSSION AND ANALYSIS
================================================================================
Wilmington Trust Corporation and Subsidiaries


STATEMENT OF CONDITION

Total assets for 1998 increased, on average, $572.5 million, or 10%, to $6.25 billion, due primarily to increased loans and investment securities.

     Average total earning assets for 1998 were $5.80 billion. This was a $470.0 million, or 9%, increase over the $5.33 billion reported for 1997. Growth in loans outstanding was responsible for 48% of this increase. The loan portfolio grew $234.9 million, or 6%, to $4.16 billion. Contributing to this increase were a $74.9 million, or 8%, increase in consumer loans, a $73.0 million, or 10%, increase in residential mortgage loans, a $49.1 million, or 37%, increase in real estate construction loans, and a $46.5 million, or 4%, increase in commercial loans, offset in part by a $13.7 million, or 2%, decrease in commercial mortgage loans. Approximately 63% of this 1998 net loan growth was a direct result of the Corporation's marketing and sales efforts in its expansion market in southeastern Pennsylvania.

     The average level of investment securities for 1998 was $1.61 billion, an increase of $223.3 million, or 16%. Contributing to this increase were higher levels of U.S. Treasury and government agency securities, which increased $115.0 million, or 13%, to $983.3 million, and asset-backed securities, which increased $86.4 million, or 32%, to $358.9 million.

     Total liabilities increased $524.5 million, or 10%, on average in 1998. Approximately 88% of this increase was due to higher levels of interest-bearing liabilities. A $556.9 million increase in total deposits and an $82.9 million increase in long-term debt were offset, in part, by a $111.7 million decrease in short-term borrowings. The average level of total deposits for 1998 reached $4.43 billion, an increase of $556.9 million, or 14%, over the $3.87 billion reported for 1997. The growth in deposits was primarily due to the Corporation's expansion in the national certificate of deposit markets, as the average level of certificates of deposit $100,000 and over increased $336.3 million, or 66%, over their 1997 average level of $506.1 million. Also contributing to the growth in the deposits were a $144.2 million, or 13%, increase in interest-bearing demand deposits to $1.22 billion and a $45.4 million, or 13%, increase in savings account balances to $406.1 million. Noninterest-bearing demand account balances increased $69.1 million, or 10%, to $747.8 million. Offsetting these increases in part was a $38.0 million decrease in certificates of deposit less than $100,000 to $1.21 billion. Average short-term borrowings decreased $111.7 million, or 9%, to $1.08 billion, as the Corporation reduced its level of term federal funds purchased as a direct result of deposit growth. The Corporation's issuance of $125.0 million in subordinated notes in the second quarter of 1998 increased the average level of long-term debt for the year by $82.9 million. The addition of the subordinated notes to the $43 million of funds borrowed in 1997 from the Federal Home Loan Bank of Pittsburgh increased the year-end level of long-term debt to $168.0 million. If further funding needs arise that exceed funding provided by retail deposits, the Corporation anticipates that it would be able to meet those funding needs in a timely and cost-effective manner. See "Liquidity."

     Average total stockholders' equity during 1998 increased $47.9 million, or 10%, to $526.7 million. Additions to equity from earnings for the year were offset in part by higher dividend payments and the Corporation's ongoing stock repurchases. See "Capital Resources."

--------------------------------------------------------------------------------

SOURCES OF LOANS

[THE FOLLOWING TABLES WERE REPRESENTED BY A PIE CHART IN THE PRINTED MATERIAL.

                                CONSUMER LOANS

                             PERSONAL  17.7% (A)
    RESIDENTIAL MORTGAGE - FIXED RATE  12.5% (B)
 RESIDENTIAL MORTGAGE - FLOATING RATE   7.3% (C)
                          HOME EQUITY   3.1% (D)
                         CREDIT CARDS   1.7% (E)
                               LEASES   1.5% (F)
                                       ====
                                TOTAL  43.8%


                               COMMERCIAL LOANS

                            (G) 12.7%   PERMANENT MORTGAGE
                            (H)  5.8%   REAL ESTATE DEVELOPMENT
                            (I)  3.2%   REAL ESTATE INTERIM PROJECTS
                            (J) 34.5%   BUSINESS
                                ====
                                56.2%   TOTAL.]

================================================================================
MANAGEMENT'S DISCUSSION AND ANALYSIS
================================================================================
Wilmington Trust Corporation and Subsidiaries

                                                             NET INTEREST INCOME

The Corporation's net interest income for 1998, on a fully tax-equivalent (FTE) basis, was $246.1 million, an increase of $6.7 million, or 3%, over the $239.4 million reported for 1997. This was a result of a $25.3 million increase in interest revenues offset, in part, by an $18.6 million increase in interest expense.

     Interest income (FTE) for 1998 totaled $465.3 million, an increase of $25.3 million, or 6%, over the $440.0 million reported for 1997. Interest revenues increased $34.8 million due to a $466.9 million increase in the average level of earning assets. This increase was offset, in part, by a $9.5 million decrease in interest revenues as a result of the lower interest rate environment. The average interest rate earned on the Corporation's assets for 1998 was 8.05%, a 21 basis point decrease from the 8.26% earned for 1997. This decrease in interest income attributable to the declining rate environment was partially offset by the Corporation's investment in interest rate swap and interest rate floor contracts. Swap contracts of $153.0 million, on average, on which the Corporation is making variable-rate payments and is receiving fixed-rate payments, increased interest income $174,000 during 1998. This compares with $318.0 million, on average, of interest rate swap contracts outstanding during 1997, which increased interest income $621,000. Interest rate floors of $325.0 million, on average, on which the Corporation receives payments when the floating rate index is below the strike price, contributed $1.2 million to interest revenues during 1998, compared with an average level of $289.0 million of floors during 1997, which contributed $825,000 to interest revenues in that year. These interest rate floors were offset, in part, by amortized acquisition costs related to these contracts of $620,000 and $550,000 in 1998 and 1997, respectively. During the second quarter of 1995, the sale of $200 million of floors resulted in a $4.3 million gain, which is being deferred and accreted into income over the remaining lives of the floors sold. The accreted gain for 1998 was $938,000, down from $1.2 million for 1997. The net result of the swaps and floors was an increase of three basis points in the Corporation's net interest margin during 1998, compared to a four basis point increase in the Corporation's net interest margin for 1997.

     Interest expense for 1998 was $219.2 million, an increase of $18.6 million, or 9%, over the $200.6 million reported for 1997. Interest expense increased $18.3 million, due to a $459.0 million increase in interest-bearing liabilities and a $329,000 decrease due to the higher interest rate environment. The average interest rate paid on the Corporation's liabilities for 1998 was 3.79%, a two basis point increase from the 3.77% paid during 1997. The Corporation's prime lending rate (the rate at which banks lend to their most creditworthy customers) decreased during the year. The Corporation's average prime lending rate for 1998 was 8.35%, down from 8.44% for 1997. The average discount rate (the rate at which the Federal Reserve Banks lend money to their member banks) was 4.92%, compared with a corresponding average rate for 1997 of 5.00%. See "Quantitative and Qualitative Disclosures About Market Risk." The Corporation's net interest margin for 1998 was 4.26%, 23 basis points below the 4.49% reported for 1997. The compression of the Corporation's net interest margin is likely to continue and could increase even further over the near term. Contributing to this effect were several one-time events, compounded by several broader trends. In the second quarter of 1998, the Corporation issued $125 million of subordinated debt, which has raised its cost of funds without a corresponding increase in asset yields. The Corporation used these funds to acquire its interests in Cramer Rosenthal McGlynn, LLC and Roxbury Capital Management, LLC, resulting in additional fee income but no additional interest income. The current trend of converting adjustable-rate commercial loans to fixed rates has further contributed to a decline in asset yields. The flattening of the Treasury and related yield curves has driven fixed-rate loan pricing lower without a commensurate reduction in the Corporation's cost of funds. Reductions in the prime lending rate the Corporation offers on certain loans, coupled with a core deposit base that may be difficult to reprice in light of the proximity of current deposit rates to historic lows, could lead to some additional compression in the Corporation's net interest margin.

[GRAPH OF NET INTEREST MARGIN FOR EACH YEAR FROM 1988 TO 1998, WITH THE FOLLOWING PLOT POINTS:

          1988   -   4.41%
          1989   -   4.46%
          1990   -   4.23%
          1991   -   4.37%
          1992   -   4.62%
          1993   -   4.76%
          1994   -   4.64%
          1995   -   4.54%
          1996   -   4.51%
          1997   -   4.49%
          1998   -   4.26%.]

================================================================================
MANAGEMENT'S DISCUSSION AND ANALYSIS
================================================================================
Wilmington Trust Corporation and Subsidiaries

NONINTEREST REVENUES AND OPERATING EXPENSES

[GRAPH OF TRUST AND ASSET MANAGEMENT FEES FOR EACH YEAR FROM 1988 TO 1998, WITH THE FOLLOWING PLOT POINTS, IN MILLIONS:

          PERSONAL TRUST FEES

          1988   -   $21.5
          1989   -   $25.3
          1990   -   $32.0
          1991   -   $33.4
          1992   -   $35.3
          1993   -   $36.0
          1994   -   $37.5
          1995   -   $41.4
          1996   -   $45.3
          1997   -   $53.8
          1998   -   $59.5

          CORPORATE TRUST FEES

          1988   -   $19.7
          1989   -   $19.3
          1990   -   $21.9
          1991   -   $22.8
          1992   -   $23.7
          1993   -   $23.9
          1994   -   $25.8
          1995   -   $27.1
          1996   -   $32.8
          1997   -   $37.8
          1998   -   $43.7

          ASSET MANAGEMENT FEES

          1988   -   $13.9
          1989   -   $14.2
          1990   -   $14.6
          1991   -   $16.5
          1992   -   $18.0
          1993   -   $18.4
          1994   -   $19.2
          1995   -   $19.5
          1996   -   $20.1
          1997   -   $22.9
          1998   -   $25.6

          TOTAL TRUST AND ASSET MANAGEMENT FEES

          1988   -   $ 55.1
          1989   -   $ 58.8
          1990   -   $ 68.5
          1991   -   $ 72.7
          1992   -   $ 77.0
          1993   -   $ 78.3
          1994   -   $ 82.5
          1995   -   $ 88.0
          1996   -   $ 98.2
          1997   -   $114.5
          1998   -   $128.8.]

Revenues from noninterest sources for 1998 were $183.9 million, an increase of $26.4 million, or 17%, over the $157.5 million reported for 1997. Improvement in these fee businesses was due in part to our enhanced ability to assist customers in growing and managing their wealth by broadening our array of available investment products through affiliations with Roxbury Capital Management, LLC and Cramer Rosenthal McGlynn, LLC and our being named as investment advisor to the Kiewit family of mutual funds. Customer access was also improved through our opening of offices in New York City and Santa Monica, California; reconfiguration of our services in southeastern Pennsylvania and southern Delaware; the launching of our Web site (www.wilmingtontrust.com); the introduction of online banking; and the rollout of advanced-function automated teller machines.

     Trust and asset management fees during 1998 increased $14.3 million, or 12%, to $128.8 million. Excluding the mutual fund processing business we sold in early 1998, trust and asset management fees increased $19.9 million, or 18%, during 1998. All three components--personal trust fees, corporate financial services fees, and asset management fees--reflected double-digit increases over 1997. These results continue to be attributable, in part, to the establishment of a highly competitive incentive-based compensation program, expanded sales efforts, and affiliations with investment management firms.

     Personal trust fees in 1998 were $59.5 million, or 14% of operating revenues. This was a $5.7 million, or 11%, increase over the $53.8 million reported for 1997. These fees are primarily earned from principal, income, and distribution commissions on assets held in personal trust accounts. Estate settlement, private banking, and personal tax return preparation also contributed to these fees. During 1998, higher fee income was reported from all components of this business line.

     Corporate financial services fees for 1998 were $43.7 million, or 10% of operating revenues. This was a $5.8 million, or 15%, increase over the $37.8 million reported for 1997. These fees are generated by providing trust, custody, and specialized administrative services to corporate clients and financial intermediaries. The Corporation acts as trustee for leased capital equipment, collateralized securities, bond financings, corporate restructurings, and bankruptcy liquidations and provides fiduciary services for all types of employee benefit trusts. Corporate custody services include all aspects of establishing and administering Delaware investment holding companies. During 1998, income from most of these fee sources improved over 1997 levels.

     Asset management fees for 1998 were $25.6 million, or 6% of operating revenues. This was a $2.7 million, or 12%, increase over the $22.9 million reported for 1997. In early 1998, Rodney Square Management Corporation (RSMC), a wholly owned subsidiary of Wilmington Trust Company, the Corporation's principal banking subsidiary (WTC), completed the sale of its interest in certain agreements under which it provided accounting, administrative, custody, distribution, and transfer agency services to mutual funds. Fees from this mutual fund processing business contributed $975,000 and $6.6 million to revenue in 1998 and 1997, respectively. Asset management fees in 1998, exclusive of this mutual fund processing revenue, grew $7.5 million, or 43%. The Corporation's affiliation with Cramer Rosenthal McGlynn, LLC and Roxbury Capital Management, LLC contributed approximately half of this revenue growth. The Corporation offers a broad range of institutional portfolio management services to domestic and foreign entities, including fixed-income investments and short-term cash management, and manages a variety of mutual funds. In addition, the Corporation provides discount brokerage services through Wilmington Brokerage Services Company, a subsidiary of WTC, providing convenience and efficiency to both customers and correspondent banks.

================================================================================
MANAGEMENT'S DISCUSSION AND ANALYSIS
================================================================================
Wilmington Trust Corporation and Subsidiaries


     Service charges on deposit accounts for 1998 were $21.9 million, an increase of $970,000, or 5%, over the $21.0 million reported for 1997. This increase was due to higher automated teller machine fees, which increased $556,000, or 22%, to $3.1 million, and returned item and overdraft fees, which increased $257,000, or 4%, to $7.2 million.

     Other operating income for 1998 was $26.5 million, a $4.4 million, or 20%, increase over the $22.0 million reported for 1997. A gain of $5.5 million was recorded in 1998 for the sale of RSMC's mutual fund processing business. Offsetting this gain in part was a decrease of $1.8 million in revenues associated with the precious metals business the Corporation sold during the year. That business' depository operations, retail precious metals business, and refined investments programs were sold early in 1998. Also offsetting this gain in part was a $5.5 million provision established in the first quarter in connection with the anticipated settlement of litigation. Other items contributing to the increase in other operating income were higher loan origination and credit card fees and gains from the disposition of other real estate owned (OREO).

     Securities gains of $6.7 million were recognized in 1998, compared to $27,000 in 1997, as the Corporation sold selective investments to reposition the investment portfolio.

     Noninterest (operating) expenses for 1998 were $230.1 million, an increase of $22.4 million, or 11%, over the $207.7 million reported for 1997. Personnel expenses for 1998 were $137.9 million, an $8.1 million, or 6%, increase over the $129.8 million reported for 1997. Salaries and wages increased $5.2 million, or 6%, to $94.3 million. To incent its employees and pay for performance, the Corporation offers its employees highly competitive sales incentives and a profit-sharing bonus. Bonuses and incentives earned in 1998 were $22.6 million, an increase of $2.2 million, or 11%, over the $20.4 million earned in 1997. Employee benefit expense increased $1.2 million, or 6%, to $22.9 million as increased payroll taxes, recruiting, and thrift plan expenses were offset in part by lower health care insurance costs.

     Net occupancy and furniture and equipment expenses during 1998 increased $4.1 million, or 15%, to $32.3 million. Higher depreciation and maintenance expense on electronic data processing equipment and the Corporation's new operations facility were primarily responsible for this increase.

     Other operating expenses in 1998 were $54.4 million, a $9.7 million, or 22%, increase over the $44.8 million reported for 1997. Approximately $5.5 million, or 57%, of this increase was associated with the settlement of a class action lawsuit which had been pending for more than six years. Absent this item, other operating expenses for 1998 increased $4.2 million, or 9%. Increased service and consulting fees were primarily responsible for this increase. Service and consulting fees were $11.0 million, a $5.0 million, or 82%, increase over the $6.0 million reported for 1997. The Corporation outsourced its residential mortgage loan servicing to a third-party provider during 1997, which contributed to this increase. Expenses incurred to remediate the Corporation's Year 2000 issue were also recorded as servicing and consulting fees. See "Other Matters--Year 2000 Issue" below.

     The provision for income taxes for 1998 was $57.2 million, a $4.9 million, or 9%, increase over the $52.3 million reported for 1997. Federal income tax expense increased $4.6 million, or 10%, to $52.9 million, while state income tax expense increased $261,000, or 6%, to $4.3 million. The Corporation's effective tax rate for the year was 33.4%, compared with 33.0% in 1997.

[GRAPH OF EFFICIENCY RATIO [TOTAL OTHER EXPENSES AS A PERCENTAGE OF OPERATING REVENUES ON A TAX-EQUIVALENT BASIS] FOR EACH YEAR FROM 1988 TO 1998, WITH THE FOLLOWING PLOT POINTS:

          1988   -   53.69%
          1989   -   53.60%
          1990   -   53.21%
          1991   -   52.71%
          1992   -   53.47%
          1993   -   53.97%
          1994   -   55.86%
          1995   -   53.86%
          1996   -   53.04%
          1997   -   52.32%
          1998   -   53.51%.]

================================================================================
MANAGEMENT'S DISCUSSION AND ANALYSIS
================================================================================
Wilmington Trust Corporation and Subsidiaries


QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

[GRAPH OF OPERATING REVENUES [NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES PLUS NONINTEREST INCOME] FOR EACH YEAR FROM 1988 TO 1998, WITH THE FOLLOWING PLOT POINTS, IN MILLIONS:

          NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES

          1988   -   $112.10
          1989   -   $128.03
          1990   -   $137.57
          1991   -   $152.89
          1992   -   $165.21
          1993   -   $174.85
          1994   -   $184.33
          1995   -   $197.36
          1996   -   $214.22
          1997   -   $230.22
          1998   -   $237.70

          NONINTEREST INCOME

          1988   -   $ 81.53
          1989   -   $ 86.43
          1990   -   $ 95.97
          1991   -   $102.31
          1992   -   $110.27
          1993   -   $113.67
          1994   -   $113.08
          1995   -   $127.64
          1996   -   $138.24
          1997   -   $157.54
          1998   -   $183.92

          TOTAL OPERATING REVENUES

          1988   -   $193.63
          1989   -   $214.46
          1990   -   $233.54
          1991   -   $255.20
          1992   -   $275.48
          1993   -   $288.52
          1994   -   $297.41
          1995   -   $325.00
          1996   -   $352.46
          1997   -   $387.56
          1998   -   $421.62.]


     Net interest income is an important determinant of the Corporation's financial performance. Through interest rate sensitivity management, the Corporation seeks to maximize the growth of net interest income on a consistent basis by minimizing the effects of fluctuations associated with changing market interest rates.

     The Corporation employs simulation models to measure the effect of variations in interest rates on net interest income. The composition of assets, liabilities, and off-balance-sheet instruments and their respective repricing and maturity characteristics are evaluated in assessing the Corporation's exposure to changes in interest rates.

     Net interest income is projected using multiple interest rate scenarios. The results are compared to net interest income projected using stable interest rates. The Corporation's model employs interest rate scenarios in which interest rates gradually move up or down 250 basis points. The simulation model projects, as of December 31, 1998, that a gradual 250 basis point increase in market interest rates would reduce net interest income by 1.6% over a one-year period. This figure compares to a projected decrease at December 31, 1997, of 2.6%. If interest rates were to gradually decrease 250 basis points, the simulation model projects, as of December 31, 1998, that net interest income would decrease 2.4% over a one-year period. This figure compares to a projected increase at December 31, 1997, of 1.1%. The Corporation's policy limits the permitted reduction in projected net interest income to 10% over a one-year period given a change in interest rates.

     The preceding paragraph contains certain forward-looking statements regarding the anticipated effects on the Corporation's net interest income resulting from hypothetical changes in market interest rates. The assumptions the Corporation uses regarding the effects of changes in interest rates on the adjustment of retail deposit rates and the balances of residential mortgages, asset-backed securities, and collateralized mortgage obligations (CMOs) play a significant role in the results the simulation model projects. The adjustment paths are not assumed to be symmetrical.

     The Corporation's model employs assumptions that reflect the historical adjustment paths of the Corporation's retail deposit rates to changes in the level of market interest rates. In addition, some of the Corporation's retail deposit rates reach historic lows within the 250 basis point decline scenario. The Corporation's model freezes the rates for these deposit products when they equal their historic lows. These model assumptions (asymmetrical adjustments and rate floors based on historic lows) limit the extent to which deposit rates are expected to adjust in a declining rate scenario and contribute to the projected simulation results.

     Changes in the balances of residential mortgages, CMOs, and asset-backed securities are driven by contractual obligations and prepayments. While contractual obligations are not typically influenced by changes in interest rates, prepayment activity (including refinancing) can shift dramatically with changes in interest rates. The Corporation's prepayment assumptions are based on industry estimates for loans with similar coupons and remaining maturities. A 250 basis point decline in interest rates can lead to a significant increase in prepayments when available reinvestment opportunities of similar risk carry lower returns. Conversely, should interest rates rise 250 basis points, the same balances are not likely to prepay at the same rate, but instead are likely to lengthen in effective maturity as debtors elect not to prepay and to retain these now below-market credit terms for as long as possible. Holders of mortgages, asset-backed securities, and CMOs are left with returns below those prevailing in the current environment. This prepayment-driven effect also contributes to the projected simulation results.

     During 1998, the Corporation sold certain fixed-rate residential mortgage loans into the secondary market. The primary goal of this program is to reduce the risk that the average duration of these fixed-rate residential mortgage loans would

================================================================================
MANAGEMENT'S DISCUSSION AND ANALYSIS
================================================================================
Wilmington Trust Corporation and Subsidiaries


extend well beyond the duration that was anticipated at origination, as frequently occurs during periods of rising interest rates. Total mortgage loans sold during 1998 were $121.3 million.

     Management reviews the Corporation's rate sensitivity regularly, and may employ a variety of strategies as needed to adjust that sensitivity. These include changing the relative proportions of fixed-rate and floating-rate assets and liabilities, as well as utilizing off-balance-sheet measures such as interest rate swaps and interest rate floors.

     At December 31, 1998, the Corporation was committed to interest rate swaps with a total notional amount of $25 million, down from $275 million at year-end 1997. The swaps have a remaining maturity of two months. During the second quarter of 1998, the Corporation sold interest rate swaps with a total notional amount of $100 million. These swaps were sold as part of the Corporation's management of its interest rate risk. Shifts in the mix of assets on the Corporation's balance sheet eliminated the need for those interest rate swaps. At December 31, 1998, the Corporation was committed to interest rate floors with a total notional amount of $325 million, unchanged from year-end 1997. The floors have remaining maturities of between 7 and 42 months, with a weighted average maturity of 18 months. The net interest differential, the amortization of the initial fees associated with the purchase of the floors, and any gains recorded on sale are reported under the caption "Interest and fees on loans" and are recognized over the lives of the respective instruments. See "Net Interest Income."

--------------------------------------------------------------------------------
                                                                       LIQUIDITY

A financial institution's liquidity represents its ability to meet, in a timely manner, cash flow requirements that may arise from increases in demand for loans and other assets or from decreases in deposits or other funding sources. Liquidity management, therefore, contains both asset and liability components. Liquidity of the asset side of the balance sheet is provided by the maturity and marketability of loans and investments. In addition, all time deposits at other banks, federal funds sold, and securities purchased under agreements to resell are considered liquid.

     Liquidity of the liability side of the balance sheet is usually provided primarily through a stable, growing base of core deposits. The stability of core deposits limits the amount of liquidity required to satisfy the demand for loans and short-term and intermediate-term customer withdrawals. Additional funding sources include the Corporation's internally generated capital, large certificates of deposit, federal funds purchased, and securities sold under agreements to repurchase.

     The changing market for deposits has shifted the mix of the Corporation's funding sources. In 1998, an increased proportion of funding provided from interest-bearing deposits, including money market deposit and savings accounts, allowed the Corporation to reduce its reliance on federal funds purchased and securities sold under agreements to repurchase. In addition, in May, the Corporation issued $125 million of subordinated debt securities. This further reduced the Corporation's reliance on federal funds purchased and securities sold under agreements to repurchase. The Corporation believes that its acceptance in the national markets will permit it to obtain additional funding if the need arises in the future. In addition, the Bank is a member of the Federal Home Loan Bank of Pittsburgh, which provides an additional source of funds.

     Management monitors the Corporation's existing and projected liquidity requirements on an ongoing basis, and implements appropriate strategies when deemed necessary.

================================================================================
MANAGEMENT'S DISCUSSION AND ANALYSIS
================================================================================
Wilmington Trust Corporation and Subsidiaries


ASSET QUALITY AND LOAN LOSS PROVISION

[GRAPH OF RESERVE FOR LOAN LOSSES AND NONACCRUING LOANS FOR EACH YEAR FROM 1988 TO 1998, WITH THE FOLLOWING PLOT POINTS, IN MILLIONS:

          RESERVE FOR LOAN LOSSES

          1988   -   $34.282
          1989   -   $38.595
          1990   -   $42.405
          1991   -   $44.996
          1992   -   $46,962
          1993   -   $51,363
          1994   -   $48.669
          1995   -   $49.867
          1996   -   $54.361
          1997   -   $63.805
          1998   -   $71.906

          NONACCRUING LOANS

          1988   -   $11.687
          1989   -   $12.248
          1990   -   $13.932
          1991   -   $53.962
          1992   -   $29.674
          1993   -   $21.983
          1994   -   $28.851
          1995   -   $33.576
          1996   -   $40.735
          1997   -   $28.669
          1998   -   $30.598.]

Net chargeoffs for 1998 were $11.9 million, a decrease of $200,000, or 1%, from the $12.1 million reported for 1997. The Corporation's provision for loan losses for 1998 was $20.0 million. This was $1.5 million, or 7%, lower than the $21.5 million provision for 1997. The reserve for loan losses at December 31, 1998, was $71.9 million, a 13% increase over the $63.8 million at December 31, 1997. The reserve at year-end, as a percentage of loans outstanding, was 1.66%, an increase over the 1.60% reported at year-end 1997. Loans past due 90 days or more, nonaccruing loans, and restructured loans at December 31, 1998, totaled $49.2 million. This represented an increase of $5.0 million, or 11%, over the $44.2 million reported at year-end 1997. Loans past due 90 days or more at December 31, 1998, totaled $18.6 million, or 4.3% of total loans, a $3.1 million, or 20%, increase over the $15.5 million reported at year-end 1997. Nonaccruing loans at year-end 1998 were $30.6 million, or .71% of total loans, a $1.9 million, or 7%, increase over the $28.7 million reported at year-end 1997. No loans were classified as restructured at either year-end.

     Other real estate owned (OREO) at December 31, 1998, was $1.5 million, a $2.2 million, or 59%, decrease from the $3.7 million reported at year-end 1997. Net activity within the OREO portfolio during 1998 included the addition of $2.7 million of properties securing nonperforming loans. Loans and real estate totaling $4.9 million were removed from the portfolio through chargeoffs and sales. Chargeoffs within the portfolio during 1998 were $792,000. The balance was liquidated through sales, which resulted in net gains of $195,000. Expenses incurred to carry this portfolio during 1998 were $260,000. This compares with chargeoffs of $500,000, net gains on dispositions of $116,000 and portfolio expenses of $1.0 million during 1997.

     The overall level of nonperforming assets increased slightly during 1998. Slow economic conditions or any further deterioration in markets the Corporation serves may further impair the ability of some borrowers to repay their loans in full on a timely basis. In that event, management would expect increased levels of nonperforming assets, credit losses, and provisions for loan losses. To minimize the likelihood and impact of such conditions, management continually monitors the entire loan portfolio to identify potential problem loans and avoid disproportionately high concentrations of loans to individual borrowers and industries. An integral part of this process is a regular analysis of all past-due loans. At December 31, 1998, an analysis of loans 90 days or more past due, which totaled $18.6 million, indicated approximately 70% of those loans were in the Corporation's commercial loan portfolio, 18% in the residential mortgage loan portfolio, and 12% in the consumer loan portfolio. This compares with corresponding levels of 57%, 16%, and 27%, respectively, at December 31, 1997. The Corporation's analysis of these loans indicates that the businesses and/or the incomes supporting their repayment are well diversified.

     As a result of the Corporation's ongoing monitoring of its loan portfolios, at December 31, 1998, approximately $37.9 million in loans were identified that are either currently performing in accordance with their terms or are less than 90 days past due but for which, in management's opinion, serious doubt exists as to the borrowers' ability to continue to repay their loans on a timely basis. In light of the current levels of past due, nonaccruing, and potential problem loans, management believes that the Corporation's reserve for loan losses is adequate based upon currently available information. As described in footnote number one to the Consolidated Financial Statements, the Corporation has an established methodology to determine the adequacy of the reserve for loan losses. The methodology, which has been applied on a consistent basis for the three years ended December 31, 1998, considers current micro- and macro-economic factors, historical net loss experience, current delinquency trends, and movement within the internally reported loan quality classifications. The total amount and allocation of the reserve for loan loss among the various portfolios is based primarily on management's evaluation of the results obtained through application of this methodology. It is not necessarily indicative of the actual loss amounts by loan category that may ultimately occur.

================================================================================
MANAGEMENT'S DISCUSSION AND ANALYSIS
================================================================================
Wilmington Trust Corporation and Subsidiaries

CAPITAL RESOURCES

[GRAPH OF EQUITY TO ASSET RATIO FOR EACH YEAR FROM 1988 TO 1998, WITH THE FOLLOWING PLOT POINTS:

          1988   -   7.39%
          1989   -   7.71%
          1990   -   7.58%
          1991   -   8.30%
          1992   -   8.88%
          1993   -   9.28%
          1994   -   9.04%
          1995   -   8.82%
          1996   -   8.57%
          1997   -   8.43%
          1998   -   8.42%.]


A strong capital position provides a margin of safety for depositors and stockholders, and enables a financial institution to take advantage of profitable opportunities and provide for future growth. The Corporation's capital increased in 1998 over 1997 due primarily to increases in earnings, reflected by the 12.54% rate of capital generation in 1998, down slightly from the rate of 12.59% in 1997. The Corporation's capital increased despite an increase in cash dividends paid of $3.7 million and the Corporation's ongoing common stock repurchase program, in which $31.3 million was used to purchase the Corporation's common stock on the open market. These factors resulted in a $43.2 million, or 9%, increase in total stockholders' equity to $546.2 million at year-end, compared with $503.0 million at year-end 1997.

     The Federal Reserve Board's risk-based capital guidelines establish the minimum levels of capital a bank holding company must have. The guidelines are intended to reflect the varying degrees of risk associated with different balance sheet and off-balance-sheet items. The Corporation has reviewed its balance sheet and off-balance-sheet items and calculated its capital position under the risk-based capital guidelines. As of December 31, 1998, the Corporation's total risk-based capital ratio was 12.48%, above the 12.38% reported at the corresponding date a year ago. The Corporation's Tier 1 risk-based capital ratio at that date was 8.55%, down from the 11.13% reported at year-end 1997, and its Tier 1 leverage capital ratio was 6.61%, down from the 8.58% reported a year ago. The decline in the Tier 1 ratios during 1998 was the direct result of goodwill associated with the Corporation's investments in Cramer Rosenthal McGlynn, LLC and Roxbury Capital Management, LLC. A similar decline was not evident in the total risk-based capital ratio as the effect of that goodwill was offset by a corresponding increase in Tier 2 capital from the issuance of subordinated debt. Each of these ratios exceeded the minimum levels required for adequately capitalized institutions of 8%, 4%, and 4%, respectively, and exceeded the levels required for well-capitalized institutions of 10%, 6%, and 5%, respectively.

     On April 17, 1998, the Corporation's Board of Directors increased the quarterly dividend to $.39 per share. This marked the seventeenth consecutive year of increased cash dividends. Dividends paid for 1998 totaled $1.53 per share, a 9% increase over the $1.41 per share paid in 1997. The Corporation's dividend payout ratio for 1998 was 44.9%, up slightly over the 44.8% payout for 1997.

     On April 18, 1996, the Corporation's Board of Directors authorized the buyback of 4,000,000 additional shares of the Corporation's common stock. This program commenced in May 1996 upon completion of the 3,000,000 share buyback program that began in October 1993. At December 31, 1997, 1,552,096 shares had been bought under the current program at a cost of $64.5 million. During 1998, an additional 546,220 shares were purchased at a cost of $31.4 million, which brings the total number of shares repurchased under the current program to 2,098,316.

     Management will continue to review the Corporation's capital position, and will make adjustments as needed to assure that the Corporation's capital base will be sufficient to satisfy existing and impending regulatory requirements, as well as meet appropriate standards of safety and provide for future growth.

     The Corporation's common stock is traded on the New York Stock Exchange
(NYSE) under the symbol WL. The listing was moved from Nasdaq to the NYSE effective January 12, 1999, a key step in building both customer and investor awareness. The table below summarizes the price ranges of the Corporation's common stock and its quarterly dividends.

------------------------------------------------------------------------------------------
                                     COMMON STOCK PRICE RANGE AND DIVIDEND RATE BY QUARTER
------------------------------------------------------------------------------------------
                                   1998                                 1997
                    --------------------------------      --------------------------------
Quarter              High          Low      Dividend        High        Low       Dividend
----------------------------------------------------      --------------------------------
1                   $67.13        $57.00      $0.36       $47.00       $39.25        $0.33
2                   $68.50        $56.25      $0.39       $47.75       $41.75        $0.36
3                   $63.25        $46.38      $0.39       $58.22       $45.38        $0.36
4                   $62.00        $46.38      $0.39       $66.00       $54.25        $0.36
                    ======================================================================

================================================================================
MANAGEMENT'S DISCUSSION AND ANALYSIS
================================================================================
Wilmington Trust Corporation and Subsidiaries


INFLATION

The Corporation's asset and liability structure is substantially different from that of an industrial company, since virtually all assets and liabilities of a financial institution are monetary in nature. Accordingly, changes in interest rates may have a significant impact on a bank's performance. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. Therefore, the impact of inflation on a bank's financial performance is indeterminable.
--------------------------------------------------------------------------------

FINANCIAL ANALYSIS
1997/1996

[GRAPH OF NET INCOME FOR EACH YEAR FROM 1988 TO 1998, WITH THE FOLLOWING PLOT POINTS, IN MILLIONS:

          1988   -   $ 55.61
          1989   -   $ 61.19
          1990   -   $ 68.53
          1991   -   $ 72.76
          1992   -   $ 64.01 AFTER CHANGE IN ACCOUNTING PRINCIPLE
          1992A  -   $ 78.76 BEFORE CHANGE IN ACCOUNTING PRINCIPLE
          1993   -   $ 82.76
          1994   -   $ 85.17
          1995   -   $ 90.03
          1996   -   $ 97.28
          1997   -   $106.04
          1998   -   $114.33.]

Net income for 1997 was $106.0 million, or $3.15 per share. This was a 9% increase over the $97.3 million, or $2.83 per share, reported for 1996. On a diluted basis, per-share earnings were $3.08, a 10% increase over the $2.79 reported for 1996.

     Earning assets in 1997 increased, on average, $358.3 million, or 7%, to $5.33 billion. This increase was primarily attributable to a $319.1 million, or 9%, increase in the average level of the loan portfolio. Contributing to this increase in the loan portfolio was a $54.8 million, or 5%, increase in commercial loans, a $97.3 million, or 12%, increase in commercial mortgage loans, an $81.2 million, or 12%, increase in residential mortgage loans, a $16.9 million, or 15%, increase in real estate construction loans, and a $72.9 million, or 9%, increase in consumer loans. Approximately 35% of this 1997 loan growth was a direct result of the Corporation's marketing and sales efforts in its expansion markets in southeastern Pennsylvania, Maryland, and Florida.

     Investment securities for 1997, on average, increased $43.3 million, or 3%. Contributing to this increase were higher levels of U.S. Treasury and government agency securities, which increased $49.7 million, or 6%, to $868.3 million. This increase was offset, in part, by lower levels of asset-backed securities, preferred stocks, and municipal bonds which paid down, matured, or were sold during 1997.

     Interest-bearing liabilities in 1997 increased, on average, $305.3 million, or 7%, to $4.42 billion. Contributing to this increase was an increase in the average level of both interest-bearing deposits and short-term borrowings. The average level of total deposits increased $346.4 million, or 10%, to $3.87 billion as a result of the Corporation's entry into the national certificate of deposit markets, as the average level of certificates of deposit $100,000 and over increased $224.8 million, or 80%, over their 1996 average level of $281.3 million. Also contributing to the growth in deposits were a $45.6 million, or 7%, increase in average demand deposits and a $71.0 million, or 7%, increase in average interest-bearing demand account balances. Average short-term borrowings remained relatively unchanged from 1996, declining $7.5 million, or 1%, to $1.19 billion. The average balance of long-term debt increased $12.1 million, as the Corporation completed its funding from the Federal Home Loan Bank of Pittsburgh.

     Stockholders' equity during 1997 increased, on average, $23.9 million, or 5%, to $478.8 million on the strength of $106.0 million in earnings for the year, offset in part by higher dividend payments and the Corporation's ongoing stock repurchases.

     Net interest income (FTE) in 1997 increased $15.0 million, or 7%, to $239.4 million from the $224.4 million in 1996. A $27.0 million increase in interest revenues was offset, in part, by a $12.0 million increase in interest expense. The increase in the average level of earning assets was responsible for $31.1 million of this increase. This was offset, in part, by a $4.1 million decrease in interest revenues attributable to the lower interest rate environment. The average rate earned on the

================================================================================
MANAGEMENT'S DISCUSSION AND ANALYSIS
================================================================================
Wilmington Trust Corporation and Subsidiaries


Corporation's assets for 1997 was 8.26%, a five basis point decrease from the 8.31% earned for 1996. This decrease in interest income was partially offset by the Corporation's investment in swaps and floors. The $318 million in swaps increased interest income during 1997 by $621,000, while the $425 million of swaps outstanding during 1996 increased interest income $2.2 million. The $289 million in floors contributed $825,000 to interest income during 1997, compared with an average level of $224 million during 1996, which contributed $955,000 to interest income that year. However, this was offset by $550,000 and $320,000 of amortized acquisition costs in 1997 and 1996, respectively, for the original $400 million of floors. During 1995, $200 million of those contracts were sold, resulting in a $4.3 million gain which is being deferred and accreted into income over the remaining lives of the contracts sold. The gain accreted during 1997 was $1.2 million, unchanged from 1996. The swaps and floors increased the Corporation's net interest margin four basis points in 1997, compared with an eight basis point increase in 1996.

     Interest expense for 1997 increased $12.0 million, or 6%, to $200.6 million from $188.6 million for 1996. This increase was attributable to the increase in the average level of interest-bearing liabilities, which caused interest expense to increase $14.5 million. Offsetting this increase, in part, was a $2.5 million decrease in interest expense associated with the lower interest rate environment. The average rate of interest paid on the Corporation's liabilities during 1997 was 3.77%, a three basis point decrease from the 3.80% paid during 1996.

     The provision for loan losses for 1997 was $21.5 million. This was $5.5 million higher than the $16.0 million provision for 1996. The reserve for loan losses at December 31, 1997, was $63.8 million, or 1.60% of loans outstanding. This compares with corresponding levels of $54.4 million, and 1.44% of loans outstanding, reported at year-end 1996. Loans past due 90 days or more, nonaccruing loans, and restructured loans at December 31, 1997, totaled $44.2 million. This was a $17.0 million, or 28%, decrease from the corresponding $61.2 million reported at December 31, 1996. Nonaccruing loans at year-end 1997 were $28.7 million, a $12.0 million, or 30%, decrease from the $40.7 million reported at year-end 1996. No loans were classified as restructured at either year-end. The OREO portfolio at December 31, 1997, totaled $3.7 million, a decrease of $1.4 million, or 27%, from the $5.1 million reported at year-end 1996. Approximately $5.7 million of properties securing nonperforming loans were added to this portfolio during 1997, while $7.1 million were removed through chargeoffs and sales. Chargeoffs in this portfolio during 1997 were $500,000. The remainder was liquidated through sales, which resulted in net gains of $116,000. Expenses of $1.0 million were incurred to carry this portfolio during 1997.

     Revenues from noninterest sources in 1997 increased $19.3 million, or 14%, to $157.5 million, over the $138.2 million reported for 1996. Trust and asset management fees increased $16.3 million, or 17%, to $114.5 million. All three components of this revenue source contributed to this increase. Personal trust fees were $55.4 million, or 14% of operating revenues. This was a $7.9 million, or 17%, increase over the $47.5 million reported for 1996. Corporate financial services fees for 1997 were $32.7 million, or 8% of operating revenues. This was a $4.6 million, or 16%, increase over the $28.1 million reported for 1996. Asset management fees in 1997 were $26.4 million, or 7% of operating revenues. This was a $3.7 million, or 16%, increase over the $22.7 million reported for 1996. Service charges on deposit accounts in 1997 were $21.0 million, an increase of $2.0 million, or 10%, over the $19.0 million reported for 1996, due primarily to higher returned item and overdraft fees, automated teller machine fees, checkbook fees, and checking account balance fees. Other operating income increased $2.2 million, or

================================================================================
MANAGEMENT'S DISCUSSION AND ANALYSIS
================================================================================
Wilmington Trust Corporation and Subsidiaries


11%, to $22.0 million, as higher credit card fees, loan origination fees, and a gain recorded on the sale of the Corporation's former operations center contributed to this increase. Securities gains of $27,000 were recognized in 1997, compared with $1.2 million in 1996.

     Operating expenses for 1997 increased $15.4 million, or 8%, to $207.7 million. Personnel expenses increased $10.2 million, or 9%, to $129.8 million due to higher levels of salaries, bonuses, incentives, payroll taxes, and health insurance costs. These were partially offset by lower pension expense, which declined due to investment performance within the insurance contracts funding the Corporation's supplemental executive retirement plan. Net occupancy and furniture and equipment expenses during 1997 increased modestly due, in part, to higher depreciation and maintenance expense on computer equipment. Other operating expense in 1997 increased $3.5 million, or 9%, due primarily to increased advertising expense and service and consulting fees. Service and consulting fees for 1997 were $6.0 million, a $1.7 million, or 40%, increase over the $4.3 million reported for 1996. The Corporation's outsourcing of its residential mortgage loan servicing to a third-party provider contributed to this increase. The Corporation continued its commitment to growth in its expansion markets, deposit generation, and enhancing its recognition as one of the nation's premier trust companies by increasing its advertising expenditures $1.1 million, or 20%, to $6.5 million during 1997.

     The provision for income taxes for 1997 increased $5.5 million, or 12%, to $52.3 million. Higher pretax income was primarily responsible for this increase. The Corporation's effective tax rate for 1997 was 33.0%, compared with 32.5% for 1996.

--------------------------------------------------------------------------------

OTHER MATTERS

YEAR 2000 ISSUE

The Corporation is working to help assure that date-sensitive systems and hardware are prepared for orderly transition to the year 2000 without disrupting our customer accounts and operations.

     We began renovating business application systems in late 1995. The Corporation established a Year 2000 Program Management Office (PMO) to manage our Year 2000 project on an enterprise-wide basis. We conduct weekly project reviews of our Year 2000 efforts with a management steering team, and quarterly meetings with senior management and the Board of Directors.

THE PMO

The PMO comprises project leaders representing information technology and each major business area, such as commercial banking, personal banking, personal trust and private banking, and corporate financial services. This team coordinates the major initiatives and strategies in each constituent's respective area. The initiatives include business risk/impact analysis, information technology, credit risk, vendor management, investment risk, communications, and contingency planning.

     The Corporation worked with an international consulting firm for approximately six months to assist in our Year 2000 efforts. That firm assisted in implementing an enterprise-wide PMO and strategies to help assure business area readiness, vendor readiness, external communication, and contingency planning.

THE PMO MASTER PLAN

The following is a description and status of each strategy in our Year 2000 program:

INFORMATION TECHNOLOGY

We are using a project approach the FDIC has endorsed to help assure continuity and efficiency among all our project teams. The approach uses the following five steps: awareness, assessment, renovation, testing, and implementation.

================================================================================
MANAGEMENT'S DISCUSSION AND ANALYSIS
================================================================================
Wilmington Trust Corporation and Subsidiaries


o RENOVATION: We have completed assessment and substantially completed renovation of our core critical hardware and software systems. We budgeted 62,545 hours for those efforts in 1998 and used 58,873, or 94%. We anticipate completing renovation and testing of some noncore systems during the first half of 1999.

o TESTING: In 1998, we budgeted 29,600 hours for testing individual applications and our infrastructure in accordance with guidelines published by the Federal Financial Institutions Examination Council (FFIEC). This included aging copies of our production data and running test simulations for critical Year 2000 dates. We completed 20,230 hours, or 68% of the testing that was budgeted. The majority of the remainder of those hours will be utilized during the first quarter of 1999.

          We have budgeted 71,000 internal hours for our Year 2000 efforts in 1999. We anticipate that a substantial portion of those will be used to test our core applications and infrastructure in a "time machine" environment, in which our mainframe and mid-range computers will actually process in December 31, 1999, to January 3, 2000, and February 28 and 29 to March 1, 2000, environments. We expect to have completed renovation and testing of remaining critical hardware and software systems by June 30, 1999. In the remainder of the 71,000 hours we have budgeted for our Year 2000 efforts for 1999, we expect to plan for critical dates in the year 2000, assure that future modifications to our software applications do not introduce new date-related problems, and provide any production support that may be necessary.

o IMPLEMENTATION: As we have renovated applications we have implemented Year 2000 versions of software, which are running today.

          In preparing for the year 2000, we have made technology investments that will improve our ability to support our infrastructure and deliver improved services to our customers. These include installing a standard NT desktop PC throughout our company, which we anticipate will be completed by the end of the third quarter of 1999; a new wire transfer system; introduction of online banking; and improvements in infrastructure to support around-the-clock customer access.

CREDIT RISK

Our credit risk strategy includes assessing risks for existing commercial loan relationships over $1 million and assessing all new loan relationships over $1 million. We will continue to evaluate the need to establish additional loan loss reserves, and are monitoring existing relationships for Year 2000 readiness.

INVESTMENT RISK

We have evaluated investment risk for trust accounts for which Wilmington Trust has investment responsibility, as well as for the Corporation's own investment portfolio. We have developed an investment risk strategy based on the different types of holdings, such as equity, fixed-income, or mutual funds.

VENDOR MANAGEMENT

We have corresponded with providers of core services and products through several mailings. We are continuing to assess key critical vendors, such as power and telecommunication companies. We are reviewing their systems renovation, testing, implementation, and contingency plans. We are monitoring the status of critical vendors and will initiate contingency planning for products where the potential for vendors to impact the delivery of services to us is high. In addition, the Corporation is monitoring the status of regulatory reviews of our major service providers. Where feasible, we are testing critical vendor-supplied products, such as software and hardware, and environmental systems such as air conditioning and elevator systems.

================================================================================
MANAGEMENT'S DISCUSSION AND ANALYSIS
================================================================================
Wilmington Trust Corporation and Subsidiaries


COSTS

The Corporation estimates that it spent $12.35 million through December 31, 1998, in internal and outside costs toward required modifications, upgrades, and replacements of its internal systems and testing. We presently anticipate incurring an additional $11.0 million in 1999 in internal and outside costs. In the year 2000, we estimate we will spend $1.8 million in internal costs for production support. We expect these costs to continue to be funded through operating cash flows.

     We devoted approximately 30% of our available application programming and 21% of our total internal information technology resources to the Year 2000 issue in 1998. We have deferred some other information technology projects pending resolution of the Year 2000 issue, but do not believe those deferrals will have a material adverse impact on our financial performance or results of operations.

CONTINGENCY PLANNING

We are assessing the potential impact of Year 2000 failures on our core business functions and are developing contingency plans where that impact presents a high risk. The Corporation expects to finalize its contingency plans by June 30, 1999.

     As part of our contingency planning, we are monitoring our liquidity needs as the year 2000 approaches to assure that we have sufficient cash on hand to support any changes in customer activity. In addition, we have supplemented our normal contingency plans to ensure the temporary availability of power at our processing facilities.

     We believe we are addressing all key components necessary to resolve the Year 2000 issue. Nevertheless, it is not possible to determine with complete certainty that all Year 2000 issues affecting us or our vendors or customers are identified and corrected, or the duration, severity, or final consequences of any failure. The Corporation anticipates that it is possible that it may experience certain operational inconsistencies and inefficiencies. This may result in, among other things, temporary delays in processing customers' checks and payments and other transactions, and could divert the Corporation's time and attention and financial resources from ordinary business activities. We also could experience the possible failure of certain systems, which may require significant efforts to prevent or alleviate material business disruptions.

DISCLAIMER

The discussion above of the Corporation's efforts and expectations relating to Year 2000 compliance are forward-looking statements. The Corporation's ability to achieve Year 2000 compliance and the level of incremental costs associated with that compliance could be adversely impacted by, among other things, the availability and cost of programming and testing resources, vendors' and customers' ability to modify proprietary software, and unanticipated problems identified in the ongoing compliance review.

ADDITIONAL INFORMATION

Additional information about the Year 2000 issue is available at our Web site at wilmingtontrust.com, or you can call us at (302) 651-1985. You also can send your questions via fax to (302) 651-1990 or e-mail to year2000@wilmingtontrust.com.

================================================================================
MANAGEMENT'S DISCUSSION AND ANALYSIS
================================================================================
Wilmington Trust Corporation and Subsidiaries


     In addition, one of our regulators, the Federal Deposit Insurance Corporation, has an informative site that addresses the year 2000 and financial institutions for banking customers. You can reach their site at fdic.gov/consumer/consnews/cnfall98/index.html.

ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 is required to be adopted in all fiscal quarters of fiscal years beginning after June 15, 1999. The Statement will require the Corporation to recognize all derivatives on its balance sheet at their fair value. Derivatives which are not hedges must be adjusted to fair value through income. If a derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the derivative will be offset either against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be recognized in earnings immediately. The Corporation has not yet determined what the effect of SFAS No. 133 will be on the Corporation's earnings or financial position.

================================================================================
Consolidated Eleven-Year Summary of Selected Financial Data
================================================================================
Wilmington Trust Corporation and Subsidiaries

(in thousands)                                                          1998              1997              1996              1995
----------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED AVERAGE STATEMENTS OF CONDITION

Assets:
Cash and due from banks                                          $   188,183       $   190,243       $   187,473       $   194,224
Short-term investments                                                31,081            22,369            26,459            17,522
Investment securities                                              1,609,595         1,386,299         1,343,007         1,184,002
Loans                                                              4,156,398         3,921,493         3,602,430         3,390,782
   Reserve for loan losses                                           (66,178)          (56,747)          (50,768)          (47,895)
   ---------------------------------------------------------------------------------------------------------------------------------
     Net loans                                                     4,090,220         3,864,746         3,551,662         3,342,887
                                                                 -------------------------------------------------------------------
Other                                                                333,360           216,330           198,762           194,231
------------------------------------------------------------------------------------------------------------------------------------
     Total                                                       $ 6,252,439       $ 5,679,987       $ 5,307,363       $ 4,932,866
                                                                 ===================================================================

Liabilities and stockholders' equity:
Demand deposits (noninterest-bearing)                            $   747,791       $   678,683       $   633,066       $   580,928
Deposits (interest-bearing)                                        3,679,538         3,191,703         2,890,944         2,583,995
Short-term borrowings                                              1,076,522         1,188,214         1,195,762         1,239,416
Other                                                                 95,969            99,573           101,764            86,703
Long-term debt                                                       125,877            43,000            30,910             6,981
------------------------------------------------------------------------------------------------------------------------------------
     Total                                                         5,725,697         5,201,173         4,852,446         4,498,023
Stockholders' equity                                                 526,742           478,814           454,917           434,843
------------------------------------------------------------------------------------------------------------------------------------
     Total                                                       $ 6,252,439       $ 5,679,987       $ 5,307,363       $ 4,932,866
                                                                 ===================================================================
------------------------------------------------------------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF INCOME

Net interest income                                              $   237,697       $   230,016       $   214,221       $   197,364
------------------------------------------------------------------------------------------------------------------------------------
Trust and asset management fees                                      128,801           114,501            98,247            87,982
Other noninterest revenues                                            48,430            43,014            38,802            37,391
Securities gains/(losses)                                              6,686                27             1,188             2,267
------------------------------------------------------------------------------------------------------------------------------------
     Total noninterest income                                        183,917           157,542           138,237           127,640
                                                                 -------------------------------------------------------------------
     Operating revenues                                              421,614           387,558           352,458           325,004
                                                                 -------------------------------------------------------------------
Provision for loan losses                                            (20,000)          (21,500)          (16,000)          (12,280)
                                                                 -------------------------------------------------------------------

Salaries and employment benefits                                     137,917           129,816           119,574           110,670
Other operating expenses                                              92,149            77,855            72,765            70,334
------------------------------------------------------------------------------------------------------------------------------------
     Total other expense                                             230,066           207,671           192,339           181,004
                                                                 -------------------------------------------------------------------
Income before income taxes and cumulative
 effect of change in accounting principle                            171,548           158,387           144,119           131,720
Applicable income taxes                                               57,223            52,343            46,841            41,689
------------------------------------------------------------------------------------------------------------------------------------
     Income before cumulative effect of
      change in accounting principle                                 114,325           106,044            97,278            90,031
Cumulative effect of change in accounting principle
 (net of income tax benefit of $8,296)*                                   --                --                --                --
------------------------------------------------------------------------------------------------------------------------------------
     Net income                                                  $   114,325       $   106,044       $    97,278       $    90,031
                                                                 ===================================================================

Per share data:
     Income before cumulative effect of
      change in accounting principle
      Basic*                                                     $      3.41       $      3.15       $      2.83       $      2.56
   ---------------------------------------------------------------------------------------------------------------------------------
      Diluted*                                                   $      3.34       $      3.08       $      2.79       $      2.53
   ---------------------------------------------------------------------------------------------------------------------------------
     Percentage change from prior year
      Basic                                                                8%               11%               11%                8%
------------------------------------------------------------------------------------------------------------------------------------

SELECTED FINANCIAL RATIOS AND STATISTICS

Net income as a percentage of:
   Average stockholders' equity(3)                                     21.70%            22.15%            21.38%            20.70%
   Average total assets(3)                                              1.83              1.87              1.83              1.83
------------------------------------------------------------------------------------------------------------------------------------
Loan quality:
   Percentage of average total loans:
     Net charge-offs                                                    0.29%             0.31%             0.32%             0.33%
     Nonaccruing loans                                                  0.74              0.73              1.13              0.99
   Percentage of total loans:
     Reserve for loan losses**                                          1.66              1.60              1.44              1.42
------------------------------------------------------------------------------------------------------------------------------------
Selected per share data:
   Dividends paid                                                $      1.53       $      1.41       $      1.29       $      1.17
   Book value**                                                        16.39             15.02             13.71             13.09
   Stock price**                                                       61.63             62.38             39.50             30.88
------------------------------------------------------------------------------------------------------------------------------------
Staff members (full-time equivalents)**                                2,442             2,428             2,418             2,332
Stockholders**                                                         9,868            10,164            10,241             9,000
------------------------------------------------------------------------------------------------------------------------------------
Net income per staff member(3)                                   $    46,816       $    43,675       $    40,231       $    38,607
Efficiency ratio(1)                                                    53.51%            52.32%            53.04%            53.86%
Capital generation rate(2),(3)                                         12.54%            12.59%            11.51%            11.68%
Risk-based capital ratio**                                             12.47%            12.38%            12.01%            12.06%
Price/earnings multiple**                                              18.07             19.80             13.96             12.06
------------------------------------------------------------------------------------------------------------------------------------

* EFFECTIVE JANUARY 1, 1992, SFAS NO. 106, "EMPLOYERS' ACCOUNTING FOR POSTRETIREMENT BENEFITS OTHER THAN PENSIONS," WAS ADOPTED. BASIC AND DILUTED EARNINGS PER SHARE AFTER THE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE WERE $1.70 AND $1.68, RESPECTIVELY.

                                                                                                            Compound Growth Rates
                                                                                                            ---------------------
                                                                                                               1988 to    1993 to
        1994            1993            1992            1991            1990            1989            1988      1998       1998
-----------------------------------------------------------------------------------------------------------------------------------
$    202,777     $   194,808     $   180,747     $   167,438     $   183,859     $   181,126     $   183,921      0.23%     (0.69)%
      26,425          21,248          72,787          73,258          79,830         102,531         151,387    (14.64)      7.90
   1,060,015         946,052         803,936         901,273         874,955         698,246         600,629     10.36      11.21
   3,114,384       2,949,909       2,979,576       2,932,963       2,768,890       2,531,576       2,204,212      6.55       7.10
     (50,258)        (48,619)        (45,615)        (43,724)        (41,045)        (36,959)        (31,668)     7.65       6.36
-----------------------------------------------------------------------------------------------------------------------------------
   3,064,126       2,901,290       2,933,961       2,889,239       2,727,845       2,494,617       2,172,544      6.53       7.11
-----------------------------------------------------------------------------------------------------------------------------------
     168,702         158,414         144,364         126,486         124,370         117,951         112,029     11.52      16.04
-----------------------------------------------------------------------------------------------------------------------------------
$  4,522,045     $ 4,221,812     $ 4,135,795     $ 4,157,694     $ 3,990,859     $ 3,594,471     $ 3,220,510      6.86       8.17
===================================================================================================================================

$    559,574     $   500,396     $   443,205     $   393,260     $   399,668     $   421,994     $   422,441      5.88       8.37
   2,704,736       2,718,885       2,778,768       2,858,595       2,593,897       2,319,031       2,185,029      5.35       6.24
     775,302         545,012         479,577         499,083         629,995         514,418         315,999     13.04      14.58
      73,786          65,737          67,101          61,705          64,971          61,830          59,195      4.95       7.86
         --               --              --              --              --              --              --        --         --
-----------------------------------------------------------------------------------------------------------------------------------
   4,113,398       3,830,030       3,768,651       3,812,643       3,688,531       3,317,273       2,982,664      6.74       8.37
     408,647         391,782         367,144         345,051         302,328         277,198         237,846      8.28       6.10
-----------------------------------------------------------------------------------------------------------------------------------
$  4,522,045     $ 4,221,812     $ 4,135,795     $ 4,157,694     $ 3,990,859     $ 3,594,471     $ 3,220,510      6.86       8.17
===================================================================================================================================
-----------------------------------------------------------------------------------------------------------------------------------
$    184,330     $   174,847     $   165,214     $   152,891     $   137,569     $   128,033     $   112,101      7.81       6.33
-----------------------------------------------------------------------------------------------------------------------------------
      82,542          78,313          77,002          72,605          68,527          58,714          55,131      8.86      10.46
      32,696          35,086          31,006          29,132          26,644          24,812          23,632      7.44       6.66
      (2,157)            268           2,259             574             802           2,904           2,768      9.22      90.29
-----------------------------------------------------------------------------------------------------------------------------------
     113,081         113,667         110,267         102,311          95,973          86,430          81,531      8.48      10.10
-----------------------------------------------------------------------------------------------------------------------------------
     297,411         288,514         275,481         255,202         233,542         214,463         193,632      8.09       7.88
-----------------------------------------------------------------------------------------------------------------------------------
      (4,550)         (9,500)        (13,000)        (15,702)        (12,487)        (13,644)        (11,569)     5.63      16.05
-----------------------------------------------------------------------------------------------------------------------------------

     101,813          95,849          90,419          85,204          80,214          76,462          67,611      7.39       7.55
      70,214          65,937          63,362          58,380          54,639          49,539          46,120      7.17       6.92
-----------------------------------------------------------------------------------------------------------------------------------
     172,027         161,786         153,781         143,584         134,853         126,001         113,731      7.30       7.30
-----------------------------------------------------------------------------------------------------------------------------------

     120,834         117,228         108,700          95,916          86,202          74,818          68,332      9.64       7.91
      35,665          34,467          29,938          23,155          17,673          13,624          12,718     16.23      10.67
-----------------------------------------------------------------------------------------------------------------------------------

      85,169          82,761          78,762          72,761          68,529          61,194          55,614      7.47       6.68

          --              --         (14,749)             --              --              --              --        --         --
-----------------------------------------------------------------------------------------------------------------------------------
$     85,169     $    82,761     $    64,013     $    72,761     $    68,529     $    61,194     $    55,614      7.47       6.68
===================================================================================================================================

$       2.37     $      2.24     $      2.09     $      1.92     $      1.81     $      1.59     $      1.45      8.93       8.77
-----------------------------------------------------------------------------------------------------------------------------------
$       2.35     $      2.21     $      2.06     $      1.89     $      1.79     $      1.57     $      1.43      8.85       8.61
-----------------------------------------------------------------------------------------------------------------------------------

           6%              7%              9%              6%             14%             10%             20%

-----------------------------------------------------------------------------------------------------------------------------------

       20.84%          21.12%          20.62%          21.09%          22.67%          22.08%          23.38%
        1.88            1.96            1.90            1.75            1.72            1.70            1.73
-----------------------------------------------------------------------------------------------------------------------------------

        0.23%           0.28%           0.37%           0.45%           0.31%           0.37%           0.26%
        0.93            0.75            1.00            1.84            0.50            0.48            0.53

        1.48            1.69            1.56            1.48            1.46            1.42            1.43
-----------------------------------------------------------------------------------------------------------------------------------

$       1.06     $     0.975     $      0.88     $      0.80     $      0.72     $      0.59     $      0.46
       11.80           10.87           10.12            9.79            8.58            7.61            6.76
       22.75           26.25           26.50           29.00           20.00           18.88           13.63
-----------------------------------------------------------------------------------------------------------------------------------
       2,303           2,254           2,188           2,213           2,179           2,173           2,185
       9,097           8,880           8,261           7,477           7,444           7,332           7,209
-----------------------------------------------------------------------------------------------------------------------------------
$     36,982     $    36,717     $    35,997     $    32,879     $    31,450     $    28,161     $    25,453
       55.86%          53.97%          53.47%          52.71%          53.21%          53.60%          53.69%
       11.88%          12.35%          12.18%          13.43%          14.53%          15.07%          16.99%
       12.51%          12.36%          12.36%          12.13%          11.52%          11.19%             --
        9.60           11.72           15.59           15.10           11.05           11.87            9.40
-----------------------------------------------------------------------------------------------------------------------------------


**   At year-end  (1) Total other expenses as a percentage of operating revenue
                  (2) Net income less dividends paid as a percentage of prior year-end stockholders' equity
                  (3) Based upon income before the cumulative effect of change in accounting principle

================================================================================
CONSOLIDATED STATEMENTS OF CONDITION
================================================================================
Wilmington Trust Corporation and Subsidiaries

-----------------------------------------------------------------------------------------------------
December 31 (in thousands)                                                       1998           1997
-----------------------------------------------------------------------------------------------------
ASSETS

Cash and due from banks                                                    $  204,579    $   239,392
                                                                           --------------------------
Interest-bearing time deposits in other banks                                      --             --
                                                                           --------------------------
Federal funds sold and securities purchased under agreements to resell         83,500         50,000
                                                                           --------------------------
Investment securities available for sale                                    1,298,741      1,316,403
                                                                           --------------------------
Investment securities held to maturity (market value of $74,480 in 1998
 and $333,812 in 1997)                                                         73,911        333,007
                                                                           -------------------------
Loans:
   Commercial, financial, and agricultural                                  1,370,566      1,207,930
   Real estate-construction                                                   211,733        145,097
   Mortgage-commercial                                                        869,442        884,146
   Mortgage-residential                                                       857,626        813,116
   Installment loans to individuals                                         1,015,056        954,486
   Unearned income                                                             (4,790)       (10,840)
-----------------------------------------------------------------------------------------------------
     Total loans net of unearned income                                     4,319,633      3,993,935
   Reserve for loan losses                                                    (71,906)       (63,805)
-----------------------------------------------------------------------------------------------------
     Net loans                                                              4,247,727      3,930,130
                                                                          --------------------------
Premises and equipment, net                                                   145,492        135,129
Other assets                                                                  246,615        118,290
----------------------------------------------------------------------------------------------------
     Total assets                                                         $ 6,300,565    $ 6,122,351
                                                                          ==========================
----------------------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY


Deposits:
   Noninterest-bearing demand                                             $   912,066    $   792,513
   Interest-bearing:
     Savings                                                                  404,015        393,539
     Interest-bearing demand                                                1,425,953      1,134,996
     Certificates under $100,000                                            1,182,183      1,211,771
     Certificates $100,000 and over                                           612,546        636,211
-----------------------------------------------------------------------------------------------------
     Total deposits                                                         4,536,763      4,169,030
                                                                          ---------------------------
Short-term borrowings:
   Federal funds purchased and securities sold under agreements
    to repurchase                                                             932,346      1,246,287
   U.S. Treasury demand                                                        18,944         61,290
-----------------------------------------------------------------------------------------------------
     Total short-term borrowings                                              951,290      1,307,577
                                                                          ---------------------------
Other liabilities                                                              98,303         99,737
Long-term debt                                                                168,000         43,000
-----------------------------------------------------------------------------------------------------
     Total liabilities                                                      5,754,356      5,619,344
                                                                          ---------------------------
Stockholders' equity:
   Common stock: $1.00 par value; authorized 150,000,000 shares;
    issued 39,264,173 shares in 1998 and 39,191,848 shares in 1997             39,264         39,192
   Capital surplus                                                             67,047         62,511
   Retained earnings                                                          636,662        573,570
   Accumulated other comprehensive income                                       5,928          7,504
-----------------------------------------------------------------------------------------------------
     Total contributed capital and retained earnings                          748,901        682,777
   Less: Treasury stock; 5,935,072 shares in 1998
    and 5,713,735 shares in 1997, at cost                                    (202,692)      (179,770)
-----------------------------------------------------------------------------------------------------
     Total stockholders' equity                                               546,209        503,007
                                                                          ---------------------------
     Total liabilities and stockholders' equity                           $ 6,300,565    $ 6,122,351
                                                                          ===========================


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

32


================================================================================
CONSOLIDATED STATEMENTS OF INCOME
================================================================================
Wilmington Trust Corporation and Subsidiaries


----------------------------------------------------------------------------------------------
For the year ended December 31 (in thousands)                   1998         1997         1996
----------------------------------------------------------------------------------------------
INTEREST INCOME

Interest and fees on loans                                 $ 356,668    $ 342,831    $ 320,499
Interest and dividends on investment securities:
   Taxable interest                                           88,717       76,838       70,728
   Tax-exempt interest                                           851        1,430        1,826
   Dividends                                                   9,038        8,260        8,322
Interest on time deposits in other banks                          --           --           --
Interest on federal funds sold and securities purchased
 under agreements to resell                                    1,665        1,280        1,475
----------------------------------------------------------------------------------------------
     Total interest income                                   456,939      430,639      402,850
                                                           -----------------------------------
Interest on deposits                                         153,736      134,176      121,955
Interest on short-term borrowings                             57,960       65,573       65,195
Interest on long-term debt                                     7,546          874        1,479
----------------------------------------------------------------------------------------------
     Total interest expense                                  219,242      200,623      188,629
                                                           -----------------------------------
Net interest income                                          237,697      230,016      214,221
Provision for loan losses                                    (20,000)     (21,500)     (16,000)
----------------------------------------------------------------------------------------------
     Net interest income after provision for loan losses     217,697      208,516      198,221
                                                           -----------------------------------
----------------------------------------------------------------------------------------------
OTHER INCOME

Trust and asset management fees:
   Personal trust                                             59,494       53,772       45,320
   Corporate financial services                               43,661       37,824       32,843
   Asset management                                           25,646       22,905       20,084
----------------------------------------------------------------------------------------------
     Total trust and asset management fees                   128,801      114,501       98,247
                                                           -----------------------------------
Service charges on deposit accounts                           21,934       20,964       19,038
Other operating income                                        26,496       22,050       19,764
Securities gains                                               6,686           27        1,188
----------------------------------------------------------------------------------------------
     Total other income                                      183,917      157,542      138,237
                                                           -----------------------------------
     Net interest and other income                           401,614      366,058      336,458
                                                           -----------------------------------
----------------------------------------------------------------------------------------------
OTHER EXPENSES

Salaries and employment benefits                             137,917      129,816      119,574
Net occupancy                                                 13,236       11,763       11,111
Furniture and equipment                                       19,024       16,361       14,413
Servicing and consulting                                      10,967        6,034        4,320
Other operating expense                                       48,922       43,697       42,921
----------------------------------------------------------------------------------------------
     Total other expense                                     230,066      207,671      192,339
                                                           -----------------------------------
----------------------------------------------------------------------------------------------
NET INCOME

Income before income taxes                                   171,548      158,387      144,119
Applicable income taxes                                       57,223       52,343       46,841
----------------------------------------------------------------------------------------------
     Net income                                            $ 114,325    $ 106,044    $  97,278
                                                           ===================================
     Net income per share:
      basic                                                $    3.41    $    3.15    $    2.83
                                                           ===================================
      diluted                                              $    3.34    $    3.08    $    2.79
                                                           ===================================
     Weighted average shares outstanding:
      basic                                                   33,487       33,697       34,399
      diluted                                                 34,275       34,466       34,874


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

================================================================================
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
================================================================================
Wilmington Trust Corporation and Subsidiaries

------------------------------------------------------------------------------------------------------------------------
                                                                                   Accumulated
                                                                                         other
                                                 Common     Capital    Retained  comprehensive     Treasury
(in thousands)                                    stock     surplus    earnings         income        stock        Total
------------------------------------------------------------------------------------------------------------------------
1996

Balance, January 1                            $  39,013   $  58,111   $ 462,215      $   4,379    $(104,347)   $ 459,371
Comprehensive income:
   Net income                                        --          --      97,278             --           --       97,278
   Other comprehensive income, net of tax
      Unrealized loss on securities, net of
       income tax benefit of $1,898                  --          --          --         (3,375)          --       (3,375)
                                                                                                               ----------
Comprehensive income                                                                                              93,903
                                                                                                               ----------
Cash dividends paid-$1.29 per share                  --          --     (44,421)            --           --      (44,421)
Common stock issued under employment
 benefit plans                                       94       1,352          --             --        6,204        7,650
Acquisition of treasury stock                        --          --          --             --      (51,786)     (51,786)
-------------------------------------------------------------------------------------------------------------------------
Balance, December 31                             39,107      59,463     515,072          1,004     (149,929)     464,717
                                              ---------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
1997

Comprehensive income:
   Net income                                        --          --     106,044             --           --      106,044
   Other comprehensive income, net of tax
      Unrealized gain on securities, net of
       income taxes of $3,655                        --          --          --          6,500           --        6,500
                                                                                                               ---------
Comprehensive income                                                                                             112,544
                                                                                                               ---------
Cash dividends paid-$1.41 per share                  --          --     (47,546)            --           --      (47,546)
Common stock issued under employment
 benefit plans                                       85       3,048          --             --        6,070        9,203
Acquisition of treasury stock                        --          --          --             --      (35,911)     (35,911)
------------------------------------------------------------------------------------------------------------------------
Balance, December 31                             39,192      62,511     573,570          7,504     (179,770)     503,007
                                              --------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
1998

Comprehensive income:
   Net income                                        --          --     114,325             --           --      114,325
   Other comprehensive income, net of tax
      Unrealized loss on securities, net of
       income tax benefit of $886                    --          --          --         (1,576)          --       (1,576)
                                                                                                               ---------
Comprehensive income                                                                                             112,749
                                                                                                               ---------
Cash dividends paid-$1.53 per share                  --          --     (51,233)            --           --      (51,233)
Common stock issued under employment
 benefit plans                                       72       4,536          --             --        8,421       13,029
Acquisition of treasury stock                        --          --          --             --      (31,343)     (31,343)
------------------------------------------------------------------------------------------------------------------------
Balance, December 31                          $  39,264   $  67,047   $ 636,662      $   5,928    $(202,692)   $ 546,209
                                              ==========================================================================


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

================================================================================
CONSOLIDATED STATEMENTS OF CASH FLOWS
================================================================================
Wilmington Trust Corporation and Subsidiaries


-----------------------------------------------------------------------------------------------------------------
For the year ended December 31 (in thousands)                                  1998           1997           1996
------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES

Net income                                                              $   114,325    $   106,044    $    97,278
Adjustments to reconcile net income to net cash provided by
 operating activities:
   Provision for loan losses                                                 20,000         21,500         16,000
   Provision for depreciation                                                14,021         10,507         10,218
   (Accretion)/amortization of investment securities available
    for sale discounts and premiums                                          (1,439)         2,634          3,032
   (Accretion)/amortization of investment securities held to maturity
    discounts and premiums                                                     (270)          (203)           (32)
   Deferred income taxes                                                     (1,817)          (571)         2,605
   Securities gains                                                          (6,686)           (27)        (1,188)
   Decrease in other assets                                                   2,865          3,035          6,616
   Increase/(decrease) in other liabilities                                   1,269         (9,748)         4,054
------------------------------------------------------------------------------------------------------------------
     Net cash provided by operating activities                              142,268        133,121        138,583
                                                                        ------------------------------------------
------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES

Proceeds from sales of investment securities available for sale           1,041,818        965,559      1,234,575
Proceeds from maturities of investment securities available for sale        578,183        278,723        319,987
Proceeds from maturities of investment securities held to maturity          259,398        134,839        101,321
Purchases of investment securities available for sale                    (1,596,708)    (1,754,629)    (1,483,648)
Purchases of investment securities held to maturity                              --             --        (84,693)
Investments in affiliates                                                  (131,190)            --             --
Gross proceeds from sales of loans                                          122,351         60,719         57,305
Purchases of loans                                                           (1,095)       (67,543)            --
Net increase in loans                                                      (458,853)      (227,683)      (318,380)
Net increase in premises and equipment                                      (24,384)       (51,249)       (24,871)
------------------------------------------------------------------------------------------------------------------
     Net cash used for investing activities                                (210,480)      (661,264)      (198,404)
                                                                        ------------------------------------------
------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES

Net increase in demand, savings, and interest-bearing
 demand deposits                                                            420,986         24,953        185,333
Net (decrease)/increase in certificates of deposit                          (53,253)       230,379        140,780
Net (decrease)/increase in federal funds purchased and securities
 sold under agreements to repurchase                                       (313,941)       263,270       (183,146)
Net (decrease)/increase in U.S. Treasury demand                             (42,346)         7,764         24,137
Proceeds from issuance of long-term debt                                    125,000             --         15,000
Cash dividends                                                              (51,233)       (47,546)       (44,421)
Proceeds from common stock issued under employment benefit plans             13,029          9,203          7,650
Payments for common stock acquired through buybacks                         (31,343)       (35,911)       (51,786)
------------------------------------------------------------------------------------------------------------------
     Net cash provided by financing activities                               66,899        452,112         93,547
                                                                        ------------------------------------------
(Decrease)/increase in cash and cash equivalents                             (1,313)       (76,031)        33,726
Cash and cash equivalents at beginning of year                              289,392        365,423        331,697
------------------------------------------------------------------------------------------------------------------
     Cash and cash equivalents at end of year                           $   288,079    $   289,392    $   365,423
                                                                        ==========================================
------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash paid during the year for:
   Interest                                                             $   220,460    $   219,624    $   186,701
   Taxes                                                                     52,630         47,376         47,221
Loans transferred during the year:
   To other real estate owned                                           $     2,706    $     5,665    $    16,148
   From other real estate owned                                               4,912          7,058         25,305


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================
Wilmington Trust Corporation and Subsidiaries


NOTE 1:

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


BUSINESS

Wilmington Trust Corporation (Corporation) is a bank and thrift holding company organized under the General Corporation Law of Delaware. It holds all of the outstanding capital stock of Wilmington Trust Company (WTC), a Delaware-chartered bank and trust company engaged in commercial and trust banking activities since 1903. WTC is the largest full-service bank in Delaware, with 52 branch offices and eight principal operating subsidiaries through which it engages in various lines of business.

     The Corporation also owns two other financial institutions, Wilmington Trust of Pennsylvania (WTPA), a Pennsylvania-chartered bank and trust company acquired in 1993 and Wilmington Trust FSB (WTFSB), a federally-chartered savings bank organized in 1994, and an investment holding company, WT Investments, Inc.
(WTI).

     Through its subsidiaries, the Corporation engages in residential, commercial, and construction lending, deposit-taking, insurance, investment advisory, and broker-dealer services.

     The Corporation presently conducts activities through its subsidiaries in Delaware, Pennsylvania, Maryland, Florida, Nevada, New York, and California. The Corporation and its subsidiaries are subject to competition from other financial institutions. They are also subject to the regulations of certain federal and state regulatory agencies and undergo periodic examination by those authorities.

     On January 2, 1998, WTI consummated a transaction with Cramer Rosenthal McGlynn, LLC, an investment advisory firm specializing in equity investments in small- to middle-capitalization stocks, with offices in New York City and White Plains, New York. As a result of this transaction, WTI acquired a 24% equity interest in the firm and will be able to acquire additional ownership in the future. The investment is accounted for under the equity method of accounting and is recorded in the "other assets" line of the Corporation's Consolidated Statements of Condition.

     On July 31, 1998, WTI consummated a transaction with Roxbury Capital Management, LLC, an asset management firm headquartered in Santa Monica, California, performing investment management services relating to large-capitalization stocks for institutional and individual clients. As a result of this transaction, WTI has a preferred profits interest equal to 30% of revenues in the firm, and will be able to acquire additional ownership in the future. The investment is accounted for under the equity method of accounting and is carried in the "other assets" line of the Corporation's Consolidated Statements of Condition. The excess of the carrying value over the underlying equity resulting from these transactions is $125 million at December 31, 1998, and is being amortized over 25 years.

BASIS OF FINANCIAL STATEMENT PRESENTATION

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles and include, after elimination of material intercompany balances and transactions, the accounts of the Corporation, WTC, WTPA, WTFSB, WTI, and WTC's subsidiaries. The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Estimates that are particularly susceptible to change in the near term relate to the determination of the reserve for loan losses. Certain prior year amounts have been reclassified to conform to current year presentation.

CASH FLOWS

The Corporation has defined cash and cash equivalents as those amounts included in the balance sheet captions "Cash and due from banks" and "Federal funds sold and securities purchased under agreements to resell."

INVESTMENT SECURITIES

Debt securities that the Corporation has the intent and ability to hold until maturity are classified as "held to maturity" and are carried at historical cost, adjusted for any amortization of premium or accretion of discount. Marketable equity securities and

================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================
Wilmington Trust Corporation and Subsidiaries


debt securities that are not classified as held to maturity are classified as "available for sale" and are carried at fair value with the unrealized gains and losses, net of tax, reported as a separate component of stockholders' equity.

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

     It is the policy of the Corporation to maintain a reserve for loan losses (reserve) which is sufficient to absorb estimated losses based on subjective judgments regarding the collectibility of loans within the reported portfolio. The adequacy of the reserve for loan losses is evaluated on a quarterly basis by personnel independent of the various lending functions. In evaluating the adequacy of the reserve, specific consideration is given to current micro- and macro-economic factors, historical net loss experience, current delinquency trends, and movement within the internally reported loan quality classifications. The methodology employed to determine the necessary level of reserve to maintain has been applied on a basis consistent with prior periods.

     Reserve allocations for the commercial portfolios are maintained at various levels. Impairment reserve allocations typically are established for nonperforming commercial credits as identified for evaluation in accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," and are based on the present value of anticipated cash flows discounted at the loan's effective interest rate at the date the loan is determined to be impaired or the fair value of the collateral for collateral-dependent loans. For collateral-dependent loans, management obtains appraisals for all significant properties. Specific reserve allocations are typically established for large potential problem or problem credits not considered to be impaired. Specific reserve allocations represent subjective estimates of loss potential and consider potential collateral shortfalls not yet recognized as losses for financial reporting purposes. All commercial credits and unfunded letters of credit not subject to impairment or specific reserve allocations are allocated a general allowance based on

================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================
Wilmington Trust Corporation and Subsidiaries


NOTE 1:

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


their internal risk-rating classification. An eight-point risk-rating classification system is maintained. The definitions and allowance allocation percentages for all adverse classifications are consistent with current regulatory guidelines.

     Reserve allocations for the retail portfolios are determined statistically. Specific allocations are established for identified problem credits which typically represent loans nearing the policy guidelines for charge-off recognition. General allocations are established for the remaining retail portfolios by applying a ratio to the outstanding balances which considers the net loss experience recognized over an historical period for the respective product. Adjustments are made as information becomes known that adversely affects the perceived quality of an individual retail portfolio. No material adjustments were made to the calculated retail reserves during the two-year period ended December 31, 1998.

     A portion of the reserve is not specifically allocated to the commercial or retail portfolios. This unallocated portion represents approximately 17% of the total reserve for loan losses at December 31, 1998.

     The determination of the adequacy of the reserve is inherently subjective, as it requires material estimates, including the amounts and timing of future cash flows expected to be received on impaired loans, that may be susceptible to significant change.

PREMISES AND EQUIPMENT

Premises and equipment are stated at cost less accumulated depreciation. Depreciation expense is computed on the straight-line basis over the estimated useful life of the asset. Improvements are capitalized and depreciated over their useful lives. Gains or losses on dispositions of property and equipment are included in income as realized.

INCOME TAXES

The Corporation accounts for income taxes using the liability method, under which deferred tax assets and liabilities are determined based upon the differences between financial statement carrying amounts and the tax bases of existing assets and liabilities. These temporary differences are measured at prevailing enacted tax rates that will be in effect when the differences are settled or realized.

     The Corporation and its subsidiaries, except for Brandywine Life Insurance Company and Rodney Square Investors, L.P., a 50%-owned partnership, file a consolidated federal income tax return. Brandywine Life Insurance Company and Rodney Square Investors, L.P., file separate returns.

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

COMPREHENSIVE INCOME

Effective January 1, 1998, the Corporation adopted SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes new rules for the reporting and display of comprehensive income and its components. The statement requires, among other things, unrealized gains or losses on the Corporation's available-for-sale securities, which prior to adoption were reported separately in shareholders' equity, to be included in comprehensive income. The adoption of SFAS No. 130 had no impact on the Corporation's net income or shareholders' equity.

SEGMENT INFORMATION

Effective December 31, 1998, the Corporation adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 requires certain descriptive information about the Corporation's reportable segments. This information includes the factors that management uses to identify the reportable segments, the types of products and services from which each reportable segment derives its revenues, and how management

================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================
Wilmington Trust Corporation and Subsidiaries


measures segment profit or loss and segment assets. The adoption of SFAS No. 131 resulted in additional financial statement disclosures and requires interim reporting starting in 1999.

PENSIONS AND OTHER POSTRETIREMENT BENEFITS

Effective December 31, 1998, the Corporation adopted SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." SFAS 132 standardizes the disclosure requirements for pensions and other postretirement benefits. The adoption of SFAS No. 132 had no effect on measurement or recognition of pensions and other postretirement benefits, but changed the format in which the information about these benefits is disclosed.

DERIVATIVE INTEREST RATE CONTRACTS

The Corporation enters into interest rate swap and interest rate floor contracts in managing interest rate risk in order to reduce the impact of fluctuations in interest rates of identifiable asset categories, principally floating-rate commercial loans and commercial mortgage loans.

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

     Floors are contracts which generate interest payments to the Corporation based on the difference between the floating-rate index and a predetermined strike rate of the specific floor when the index is below the strike rate. When the index is equal to or above the strike rate, no payments are made or received by the Corporation. The net interest differential, the amortization of the initial fees associated with the purchase of the floors, and any gains recorded on the sale of the floors are reported in "Interest and fees on loans" in the Consolidated Statements of Income and recognized over the lives of the contracts.

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

--------------------------------------------------------------------------------

NOTE 2:

RESTRICTIONS ON CASH AND DUE FROM BANKS

The Federal Reserve Board requires banks to maintain cash reserves against certain categories of average deposit liabilities. Such reserves averaged $24,142,723 during the year ended December 31, 1998.

================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================
Wilmington Trust Corporation and Subsidiaries

NOTE 3:

INVESTMENT SECURITIES

The amortized cost and estimated market value of securities are as follows:
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                            Amortized cost           Gross        Gross       Estimated market value
                                                        -----------------------   unrealized   unrealized    -----------------------
Balance, December 31, 1997 (in thousands)                   Debt       Equity        gains        losses        Debt        Equity
------------------------------------------------------------------------------------------------------------------------------------
Investment securities available for sale:
U.S. Treasury and government agencies                   $  784,218   $       --   $    6,641   $     (340)   $  790,519   $       --
Obligations of state and political subdivisions              7,958           --           55           (6)        8,007           --
Other securities:
   Preferred stock                                              --      155,327        3,739           --            --      159,006
   Asset-backed securities                                 277,524           --        1,547         (434)      278,637           --
   Other debt securities                                    16,002           --          205          (31)       16,176           --
   Other marketable equity securities                           --       63,650          348           --            --       63,998
------------------------------------------------------------------------------------------------------------------------------------
      Total                                             $1,085,702   $  218,977   $   12,535   $     (811)   $1,093,339   $  223,064
                                                        ============================================================================
Investment securities held to maturity:
U.S. Treasury and government agencies                   $  219,136   $       --   $      460   $     (430)   $  219,166   $       --
Obligations of state and political subdivisions             12,743           --          452           --        13,195           --
Other securities:
   Asset-backed securities                                 101,128           --          624         (301)      101,451           --
------------------------------------------------------------------------------------------------------------------------------------
      Total                                             $  333,007   $       --   $    1,536   $     (731)   $  333,812   $       --
                                                        ============================================================================

Balance, December 31, 1998 (in thousands)
------------------------------------------------------------------------------------------------------------------------------------
Investment securities available for sale:
U.S. Treasury and government agencies                   $  791,456   $       --   $    8,210   $   (3,001)   $  796,665   $       --
Obligations of state and political subdivisions              6,930           --          261           (5)        7,186           --
Other securities:
   Preferred stock                                              --      178,455        2,353           --            --      180,808
   Asset-backed securities                                 227,683           --        1,123         (103)      228,703           --
   Other debt securities                                    10,500           --           80          (62)       10,518           --
   Other marketable equity securities                           --       74,455          406           --            --       74,861
------------------------------------------------------------------------------------------------------------------------------------
      Total                                             $1,036,569   $  252,910   $   12,433   $   (3,171)   $1,043,072   $  255,669
                                                        ============================================================================
Investment securities held to maturity:
U.S. Treasury and government agencies                   $   29,098   $       --   $       96   $       --    $   29,194   $       --
Obligations of state and political subdivisions              8,098           --          390           --         8,488           --
Other securities:
   Asset-backed securities                                  36,715           --          131          (48)       36,798           --
------------------------------------------------------------------------------------------------------------------------------------
      Total                                             $   73,911   $       --   $      617   $      (48)   $   74,480   $       --
                                                        ============================================================================


The amortized cost and estimated market value of debt securities at December 31, 1998, by contractual maturity are shown below (in thousands).

Expected maturities will differ from contractual maturities because the issuers may have the right to call or prepay obligations without penalties.

                                                   Debt securities available for sale          Debt securities held to maturity
                                                   ----------------------------------         ---------------------------------
                                                    Amortized cost       Market value         Amortized cost       Market value
-------------------------------------------------------------------------------------------------------------------------------
Due in one year or less                                 $   76,989         $   77,056             $    2,152         $    2,159
Due after one year through five years                      389,097            395,585                 27,587             27,766
Due after five years through 10 years                      126,708            126,839                 18,971             19,131
Due after 10 years                                         443,775            443,592                 25,201             25,424
-------------------------------------------------------------------------------------------------------------------------------
                                                        $1,036,569         $1,043,072             $   73,911         $   74,480
                                                        =======================================================================

================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================
Wilmington Trust Corporation and Subsidiaries


Proceeds from the sales of investment securities available for sale during 1998, 1997, and 1996 were $1,041,818,319, $965,559,484, and $1,234,575,485, respectively. Gross gains of $6,669,263, $24,070, and $1,100,858 in 1998, 1997, and 1996, respectively, were realized on those sales, with an offsetting loss of $15,072 in 1998. There were no offsetting losses in 1997 or 1996. Securities with an aggregate book value of $742,575,665 at December 31, 1998, were pledged to secure deposits and other commitments.

     The Corporation's preferred stock portfolio consists of auction-rate, cumulative, and noncumulative preferred stocks. Auction-rate preferred stock is preferred stock with a floating-rate dividend that is paid and reset every 49 days through an auction process in which investors determine the yield through bidding. This pricing mechanism should help assure that the stock will trade at or near par.

     At December 31, 1998, the Corporation's asset-backed securities portfolio consisted primarily of collateralized mortgage obligations. The portfolio has an approximate average life of 4.71 years. The portfolio's aggregate average yield-to-maturity was 6.44%.

     At December 31, 1998, the Corporation did not hold state and municipal securities for any one state in excess of 10% of stockholders' equity.

--------------------------------------------------------------------------------

NOTE 4:

CONCENTRATIONS OF LOANS

The Corporation's lending activity is primarily focused within Delaware, Pennsylvania, Maryland, and Florida. The Corporation makes no foreign loans. At December 31, 1998, approximately 5% of the Corporation's total loan portfolio consisted of real estate construction loans, while approximately 32% represented commercial loans, 20% represented commercial mortgage loans, which were secured by income-producing properties, and approximately 20% and 23%, respectively, represented residential mortgage loans and installment loans to individuals. Each of these ratios was virtually unchanged from those reported at December 31, 1997.

     In addition to these loans outstanding, at December 31, 1998 and 1997, unfunded commitments to lend in the real estate sector were approximately $492,882,000 and $318,937,000, respectively. The Corporation generally requires collateral on all real estate exposure and a loan-to-value ratio of no greater than 80% when underwritten. Management believes the Corporation's mortgage portfolio is well diversified when measured by industry classification statistics.

--------------------------------------------------------------------------------

NOTE 5:

RESERVE FOR LOAN LOSSES

The following is an analysis of the reserve for loan losses:

--------------------------------------------------------------------------------
(in thousands)                                 1998          1997          1996
--------------------------------------------------------------------------------
Balance, January 1                         $ 63,805      $ 54,361      $ 49,867
                                           -------------------------------------
Chargeoffs                                  (15,930)      (16,187)      (14,655)
Recoveries                                    4,031         4,131         3,149
--------------------------------------------------------------------------------
Net chargeoffs                              (11,899)      (12,056)      (11,506)
                                           -------------------------------------
Provision charged to operations              20,000        21,500        16,000
--------------------------------------------------------------------------------
Balance, December 31                       $ 71,906      $ 63,805      $ 54,361
                                           =====================================

================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================
Wilmington Trust Corporation and Subsidiaries

NOTE 5:

RESERVE FOR LOAN LOSSES
(CONTINUED)

Information with respect to loans that are considered to be impaired under SFAS #114 for the year ended December 31 is as follows:

---------------------------------------------------------------------------------------------------------------------------------
(in thousands)                                                                                   1998          1997          1996
---------------------------------------------------------------------------------------------------------------------------------
Average recorded investment in impaired loans                                                 $33,053       $39,946       $36,139
                                                                                              -----------------------------------
Recorded investment in impaired loans at year-end subject to a reserve for loan losses (1998 reserve--$7,184; 1997 reserve--$8,042;
  1996 reserve--$10,058)                                                                      $38,486       $31,731       $39,002
Recorded investment in impaired loans at year-end requiring no reserve
  for loan losses                                                                                  96           524         2,801
                                                                                              -----------------------------------
Recorded investment in impaired loans at year-end                                             $38,582       $32,255       $41,803
                                                                                              ===================================
Recorded investment in impaired loans at year-end classified as nonaccruing                   $27,835       $27,007       $39,976
                                                                                              -----------------------------------
Interest income recognized                                                                    $ 3,078       $ 2,649       $ 1,906
Interest income recognized using the cash basis method of income recognition                    2,302         2,162         1,718


The following is an analysis of interest on nonaccruing loans:

---------------------------------------------------------------------------------------------------------------------------------
(in thousands)                                                                                   1998          1997          1996
---------------------------------------------------------------------------------------------------------------------------------
Nonaccruing loans at December 31                                                              $30,598       $28,669       $40,735
                                                                                          ---------------------------------------
Interest income which would have been recognized under original terms                         $ 3,219       $ 2,766       $ 2,757
Interest accrued or received                                                                    2,408         2,207         1,736
---------------------------------------------------------------------------------------------------------------------------------



NOTE 6:

PREMISES AND EQUIPMENT

A summary of premises and equipment at December 31 is as follows:

-------------------------------------------------------------------------------------------------------------------
(in thousands)                                                                                   1998          1997
-------------------------------------------------------------------------------------------------------------------
Land                                                                                        $  11,488     $  11,558
Buildings and improvements                                                                    110,035       109,139
Furniture and equipment                                                                       124,701       102,977
-------------------------------------------------------------------------------------------------------------------
                                                                                              246,224       223,674
Accumulated depreciation                                                                     (100,732)      (88,545)
-------------------------------------------------------------------------------------------------------------------
Premises and equipment, net                                                                 $ 145,492     $ 135,129
                                                                                            =======================

-------------------------------------------------------------------------------------------------------------------

NOTE 7:

SHORT-TERM BORROWINGS

A summary of securities sold under agreements to repurchase at December 31 is as follows:

-------------------------------------------------------------------------------------------------------------------
(in thousands)                                                                                   1998          1997
-------------------------------------------------------------------------------------------------------------------
Maximum amount outstanding at any month-end                                                  $264,146      $253,111
Daily average amount outstanding during the period                                            206,040       195,945

The securities underlying the agreements are under the Corporation's control.

-------------------------------------------------------------------------------------------------------------------

NOTE 8:

LONG-TERM DEBT

WTC has obtained advances from the Federal Home Loan Bank of Pittsburgh to finance the Wilmington Trust Plaza. Monthly interest payments are due on the first of each month at a fixed interest rate, with the principal due on the maturity date. Any payment of the principal prior to the originally scheduled maturity date is subject to a prepayment fee. Information with respect to the advances is as follows:

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

================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================
Wilmington Trust Corporation and Subsidiaries

On May 4, 1998, the Corporation issued $125,000,000 in unsecured subordinated notes due May 1, 2008. Semiannual interest payments are due on May 1 and November 1 in each year at a fixed interest rate of 6.625%, with the principal due on May 1, 2008. The notes are not redeemable prior to maturity and will not be subject to any sinking fund.

     Under a shelf registration statement filed on March 31, 1998, with the Securities and Exchange Commission, the Corporation has registered but not issued debt securities, which may be either senior or subordinated, of $100,000,000 at December 31, 1998. The interest rate will be set at the time of issue.

--------------------------------------------------------------------------------

NOTE 9:

CONTINGENT LIABILITIES

The Corporation and its subsidiaries, in the ordinary course of business, are involved in various legal proceedings. While it is not feasible to predict the outcome of all pending suits and claims, management does not believe the ultimate resolution of any of these matters will have a material adverse effect on the Corporation's consolidated financial condition.

--------------------------------------------------------------------------------

NOTE 10:

FAIR VALUE OF FINANCIAL INSTRUMENTS

The following discloses the fair value of financial instruments held by the Corporation as of December 31, 1998 and 1997, whether or not recognized in the Consolidated Statements of Condition. In cases in which quoted market prices were not available, fair values were based upon estimates using present value or other valuation techniques. These techniques were significantly affected by the assumptions used, including the discount rate and estimates of cash flows. Consequently, these fair values cannot be substantiated by comparisons with independent markets and, in many cases, may not be realized upon the immediate sale of the instrument. Since generally accepted accounting principles do not require that certain financial instruments and all nonfinancial instruments be included in this presentation, the aggregated fair value amounts do not represent the underlying value of the Corporation.

CASH AND SHORT-TERM INVESTMENTS

The carrying amounts reported for "Cash and due from banks," "Interest-bearing time deposits in other banks," and "Federal funds sold and securities purchased under agreements to resell" approximate the fair value of those assets.

INVESTMENT SECURITIES

The fair values of investment securities are based upon quoted market prices when available. If quoted market prices are not available, fair values are based upon quoted market prices of comparable instruments.

LOANS

The fair values of fixed- and variable-rate loans that reprice within one year with no significant credit risk are based upon their carrying amounts. The fair values of all other loans are estimated using discounted cash flow analysis, which utilizes interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The reserve for loan losses is allocated to the various components of the loan portfolio in determining the fair values of those loans. The carrying amount of accrued interest receivable approximates its fair value. The fair value of outstanding letters of credit and loan commitments approximate the fees charged for providing such services.

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

================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================
Wilmington Trust Corporation and Subsidiaries


NOTE 10:

FAIR VALUE OF FINANCIAL INSTRUMENTS
(CONTINUED)

LONG-TERM DEBT

The fair value of long-term debt is based on the borrowing rate currently available to WTC for debt with similar terms and remaining maturities.

DERIVATIVE INTEREST RATE CONTRACTS

The fair values of swaps and floors are based upon pricing models using current assumptions.

The carrying values and estimated fair values of the Corporation's financial assets, liabilities, and off-balance-sheet financial instruments as of December 31 are as follows:

------------------------------------------------------------------------------------------------------------------------------------
                                                                              1998                                  1997
                                                                 -----------------------------        ------------------------------
                                                                   Carrying            Fair              Carrying            Fair
(in thousands)                                                       value             value               value             value
------------------------------------------------------------------------------------------------------------------------------------
Financial assets:
   Cash and due from banks                                       $   204,579       $   204,579        $   239,392       $   239,392
   Short-term investments                                             83,500            83,500             50,000            50,000
   Investment securities (see note 3)                              1,372,652         1,373,221          1,649,410         1,650,215
   Loans, net of reserves                                          4,247,727         4,302,115          3,930,130         3,938,668
   Accrued interest receivable                                        38,266            38,266             41,555            41,555
Financial liabilities:
   Deposits                                                        4,536,763         4,529,414          4,169,030         4,179,419
   Short-term borrowings                                             951,290           951,290          1,307,577         1,307,577
   Accrued interest payable                                           44,553            44,553             45,771            45,771
   Long-term debt                                                    168,000           166,626             43,000            43,187


                                                                   Contractual          Fair            Contractual          Fair
(in thousands)                                                       amount             value             amount             value
------------------------------------------------------------------------------------------------------------------------------------
Off-balance-sheet financial instruments:
   Unfunded commitments to extend credit                         $ 1,749,479       $    (4,374)       $ 1,486,557       $    (3,716)
   Standby and commercial letters of credit                           70,050            (1,051)            54,774              (822)
   Interest rate swap contracts                                       25,000                (9)           275,000               363
   Interest rate floor contracts                                     325,000             5,450            325,000             3,268

------------------------------------------------------------------------------------------------------------------------------------


NOTE 11:

OFF-BALANCE-SHEET FINANCIAL AGREEMENTS

In the normal course of business, the Corporation engages in off-balance-sheet financial agreements in order to meet the needs of its customers and to reduce its own exposure to fluctuations in interest rates. A summary of off-balance-sheet financial agreements at December 31 is as follows:

--------------------------------------------------------------------------------
(in thousands)                                                 1998         1997
--------------------------------------------------------------------------------
Commitments to extend credit (contractual amount)        $1,749,479   $1,486,557
Letters of credit (contractual amount)                       70,050       54,774
Interest rate swaps (notional value)                         25,000      275,000
Interest rate floors (notional value)                       325,000      325,000

The Corporation's exposure to credit risk is represented by the contractual amount of both the commitments to extend credit and letters of credit, while the notional amount of the swaps and floors far exceeds any credit risk exposure.

     Commitments to extend credit are agreements to lend to a customer. Generally, they have fixed expiration dates or termination clauses and may require payment of a fee. Many commitments expire without ever having been drawn upon. Letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Maturities normally are for terms shorter than five years. Many letters of credit expire unfunded. The credit risk for both of these instruments is essentially the same as that involved in extending loans. The Corporation evaluates each customer's creditworthiness on a case-by-case basis. Collateral (e.g., securities, receivables, inventory, equipment,

================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================
Wilmington Trust Corporation and Subsidiaries

and residential and commercial properties) is obtained depending on management's credit assessment of the customer.

     Swaps represent an exchange of interest payments computed on contractual notional principal amounts. Swaps subject the Corporation to market risk associated with changes in interest rates, as well as the risk that the counterparty may fail to perform. At December 31, 1998, swaps with a total notional principal of $25 million were in effect. This compares with $275 million at December 31, 1997. The weighted average variable interest rate that the Corporation paid was 5.40% and 5.55% on December 31, 1998 and 1997, respectively, while the weighted average fixed interest rate that the Corporation received was 5.17% and 5.83% on those dates, respectively. The swaps have a weighted average original and remaining term to maturity of approximately three years and two months, respectively.

     Floors reduce the risk associated with a declining interest rate environment and result in receipts only if current interest rates fall below a predetermined strike rate. Floors subject the Corporation to the risk that the counterparty may fail to perform. At December 31, 1998 and 1997, floors with a total notional principal of $325 million were in effect. The weighted average strike rate was 6% on December 31, 1998 and 1997. The floors have a weighted average original and remaining term to maturity of approximately 4.7 and 1.5 years, respectively.

--------------------------------------------------------------------------------

                                                            NOTE 12:

                                                            CAPITAL REQUIREMENTS

The Corporation is subject to various regulatory capital requirements by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation must meet specific capital guidelines that involve quantitative measures of the Corporation's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Corporation's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital to risk-weighted assets, and Tier 1 capital to average assets. Management believes that, as of December 31, 1998 and 1997, the Corporation meets all capital adequacy requirements to which it is subject.

   As of the most recent notification from the federal regulators, the Corporation and each of its banking subsidiaries were categorized as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes could change the Corporation's category.

   A summary of the Corporation's risk-based capital ratios and the levels to be categorized as adequately and well capitalized as of December 31 is as follows:

================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================
Wilmington Trust Corporation and Subsidiaries


NOTE 12:

CAPITAL REQUIREMENTS
(CONTINUED)

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                    To be well
                                                                                                                 capitalized under
                                                                                            For capital          prompt corrective
                                                                                         adequacy purposes       action provisions
                                                                   Actual              --------------------    ---------------------
                                                          ----------------------        Amount        Ratio     Amount         Ratio
(in thousands)                                             Amount          Ratio          >=           >=         >=            >=
------------------------------------------------------------------------------------------------------------------------------------
As of December 31, 1998:
   Total capital (to risk-weighted assets):
      Wilmington Trust Corporation                        $589,103         12.48%
      Wilmington Trust Company                             521,853         11.34       $368,016        8.0%    $460,019        10.0%
   Tier 1 capital (to risk-weighted assets):
      Wilmington Trust Corporation                         403,804          8.55
      Wilmington Trust Company                             463,115         10.07        184,008        4.0      276,012         6.0
   Tier 1 capital (to average assets):
      Wilmington Trust Corporation                         403,804          6.61
      Wilmington Trust Company                             463,115          7.99        231,968        4.0      289,960         5.0

As of December 31, 1997:
   Total capital (to risk-weighted assets):
      Wilmington Trust Corporation                        $540,979         12.38%
      Wilmington Trust Company                             495,885         11.76       $337,280        8.0%    $421,600        10.0%
   Tier 1 capital (to risk-weighted assets):
      Wilmington Trust Corporation                         486,265         11.13
      Wilmington Trust Company                             443,103         10.51        168,640        4.0      252,960         6.0
   Tier 1 capital (to average assets):
      Wilmington Trust Corporation                         486,265          8.58
      Wilmington Trust Company                             443,103          7.78        227,838        4.0      284,798         5.0

The primary source of funds for payment of dividends by the Corporation historically has been dividends received from WTC. The ability to pay dividends is limited by Delaware law, which requires capital surplus at least equal to the par value of outstanding common stock.

     In April 1996, the Corporation, after obtaining approval of its Board of Directors, announced a plan to buy back an additional 4,000,000 shares of its stock. During the years ended December 31, 1998, 1997, and 1996, 546,220 shares, 737,729 shares, and 814,367 shares, respectively, were acquired under this program at a cost of $95,865,369.

--------------------------------------------------------------------------------

NOTE 13:

RELATED PARTY TRANSACTIONS

In the ordinary course of banking business, loans are made to officers and directors of the Corporation and its affiliates as well as to their associates. In the opinion of management, these loans are consistent with sound banking practices and do not involve more than the normal risk of collectibility. At December 31, 1998 and 1997, loans to executive officers and directors of the Corporation and its principal affiliates, including loans to their associates, totaled $52,819,798 and $32,107,717, respectively. During 1998, loan additions were $56,481,495, loan repayments were $35,914,022, and other changes were $144,608. Other changes represent the loan activity of newly elected executive officers and directors.

================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================
Wilmington Trust Corporation and Subsidiaries

NOTE 14:

EMPLOYMENT BENEFIT PLANS

STOCK-BASED COMPENSATION PLANS

At December 31, 1998, the Corporation had two types of stock-based compensation plans, which are described below. The Corporation applies Accounting Principles Board Opinion (APB) No. 25 and related Interpretations in accounting for these plans. No compensation cost has been recognized in the accompanying Consolidated Financial Statements for those plans. If compensation cost for the Corporation's two types of stock-based compensation plans had been determined based on the fair value at the grant dates for awards under those plans consistent with the methods outlined in SFAS No. 123, "Accounting for Stock-based Compensation," the Corporation's net income would have been as follows:

--------------------------------------------------------------------------------
                                          1998         1997        1996
--------------------------------------------------------------------------------
Net income:
   As reported                        $114,325     $106,044     $97,278
   Pro forma                           111,530      102,650      95,614

Basic earnings per share:
   As reported                        $   3.41     $   3.15     $  2.83
   Pro forma                              3.33         3.05        2.78

Diluted earnings per share:
   As reported                        $   3.34     $   3.08     $  2.79
   Pro forma                              3.25         2.98        2.74

1996 LONG-TERM INCENTIVE PLAN

Under the 1996 Long-term Incentive Plan, the Corporation may grant incentive stock options, nonstatutory stock options, and other stock-based awards to officers and other key staff members for up to 1,200,000 shares of common stock. Under the plan, the exercise price of each option equals the last sale price of the Corporation's stock on the date of grant, and an option's maximum term is 10 years. Information with respect to that plan and the Corporation's prior stock option plans is as follows:

---------------------------------------------------------------------------------------------------------------------
                                                       1998                    1997                    1996
                                             ----------------------   ----------------------   ----------------------
                                                           Weighted                 Weighted                 Weighted
                                                           average                  average                  average
                                               Options     exercise     Options     exercise     Options     exercise
                                             outstanding     price    outstanding     price    outstanding     price
---------------------------------------------------------------------------------------------------------------------
Balance, January 1                            1,716,086    $ 30.04     1,543,312    $ 25.89     1,449,901    $ 23.52
Options granted                                 260,577      62.23       419,086      42.32       337,281      31.69
Options exercised                              (322,121)     26.09      (234,912)     24.75      (241,920)     19.74
Options forfeited                               (37,700)     44.86       (11,400)     28.38        (1,950)     31.50
---------------------------------------------------------------------------------------------------------------------
Balance, December 31                          1,616,842    $ 35.67     1,716,086    $ 30.04     1,543,312    $ 25.89
                                              =======================================================================
Options exercisable, December 31              1,363,465                1,297,000                1,207,981
                                              =======================================================================
Weighted average fair value of
 options granted during the year                           $ 10.56                  $ 7.65                   $ 5.10

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The following weighted average assumptions were used:

--------------------------------------------------------------------------------
                                        1998            1997            1996
--------------------------------------------------------------------------------
Dividend yields                         2.77%           2.29%           3.72%
Expected volatility              19.77-21.18     17.79-18.03     17.64-19.65
Risk-free interest rate            4.54-4.57       5.36-5.38       5.80-5.95
Expected option life (years)             3-5             3-5             3-5

================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================
Wilmington Trust Corporation and Subsidiaries

NOTE 14:

EMPLOYMENT BENEFIT PLANS
(CONTINUED)

A summary of stock options outstanding at December 31, 1998, is as follows:

----------------------------------------------------------------------------------------------
                              Options outstanding                       Options exercisable
                    ----------------------------------------          ------------------------
                                     Weighted
                                      average       Weighted                          Weighted
                                     remaining       average                           average
Range of              Options       contractual     exercise            Options       exercise
exercise prices     outstanding    life (years)       price           exercisable       price
---------------------------------------------------------------------------------------------
$16.88-30.00          660,356           3.1           $23.91            660,356        $23.91
 30.25-45.00          600,912           6.0            35.73            600,912         35.73
 45.50-66.50          355,574           6.6            57.42            102,197         45.50
---------------------------------------------------------------------------------------------
$16.88-66.50        1,616,842           4.9           $35.67          1,363,465        $30.74
=============================================================================================

1996 EMPLOYEE STOCK PURCHASE PLAN

Under the Corporation's 1996 Employee Stock Purchase Plan, substantially all staff members may elect to participate in purchasing the Corporation's common stock at the beginning of the plan year through payroll deductions of up to the lesser of 10% of their annual base pay or $21,250, and may terminate participation at any time. The price per share is the lower of 85% of fair market value at time of election to participate or at the end of the plan year, which is May 31. Information with respect to that plan and the Corporation's prior employee stock purchase plans is as follows:

--------------------------------------------------------------------------------------------------
                                                     Shares reserved
                                                       for future      Subscriptions      Price
                                                      subscriptions     outstanding     per share
--------------------------------------------------------------------------------------------------
Balance, January 1, 1996                                401,686           96,455
                                                        -------------------------
Subscriptions entered into on June 1, 1996              (88,412)          88,412      $      28.05
Forfeitures                                               3,995           (3,995)      22.10-28.05
Shares issued                                                --          (94,550)            22.10
--------------------------------------------------------------------------------------------------
Balance, December 31, 1996                              317,269           86,322
                                                        -------------------------
Subscriptions entered into on June 1, 1997              (76,796)          76,796             38.14
Forfeitures                                               3,631           (3,631)      28.05-38.14
Shares issued                                               --           (84,386)            28.05
--------------------------------------------------------------------------------------------------
Balance, December 31, 1997                              244,104           75,101
                                                        -------------------------
Subscriptions entered into on June 1, 1998              (56,356)          56,356             51.53
Forfeitures                                               4,980           (4,980)      38.14-51.53
Shares issued                                                --          (72,325)            38.14
--------------------------------------------------------------------------------------------------
Balance, December 31, 1998                              192,728           54,152
                                                        =========================

================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================
Wilmington Trust Corporation and Subsidiaries

PENSION PLAN

The Wilmington Trust Pension Plan is a noncontributory, defined benefit plan for substantially all staff members of the Corporation and its subsidiaries, and provides for retirement and death benefits. The Corporation has agreed to contribute such amounts as are necessary to provide assets sufficient to meet the benefits to be paid to the plan's members. Annual contributions are designed to fund the plan's current service costs and past service costs plus interest over 10 years.

     Costs of the plan are determined actuarially by the projected unit credit method. Plan benefits are based on years of service and a modified career average formula. The plan's assets are invested primarily in the Rodney Square Strategic Equity and Fixed-Income Funds managed by Rodney Square Management Corporation (RSMC), a subsidiary of WTC. Participation in the mutual funds of RSMC was $107,976,832 at December 31, 1998. During 1998, the plan's assets, which were held in collective trust funds managed by WTC, were transferred to the RSMC mutual funds. Participation in the collective trust funds of WTC was $103,085,348 at December 31, 1997.

--------------------------------------------------------------------------------

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

In 1989, the Corporation adopted a Supplemental Executive Retirement Plan. The plan, covering selected officers, is a nonqualified defined benefit plan. Assumptions used in determining the net periodic pension costs are similar to those used in determining the cost of the Corporation's pension plan. While the plan is unfunded, the Corporation has invested in corporate-owned life insurance contracts to meet its future obligations. The projected benefit obligation and the accumulated benefit obligation exceeded the plan assets by $7,041,116 and $5,129,116, respectively, at December 31, 1998, and $5,696,036 and $4,226,036,
respectively, at December 31, 1997.

--------------------------------------------------------------------------------

POST-EMPLOYMENT HEALTH CARE AND LIFE INSURANCE BENEFITS

In addition to providing pension benefits, the Corporation makes available certain health care and life insurance benefits for substantially all retired staff members. Staff members who retire from the Corporation are eligible to receive up to $7,000 each year toward the premium for medical coverage if they are under age 65, and up to $4,000 toward the premium if they are age 65 or over. Staff members who retire also are eligible for $7,500 of life insurance coverage. In accordance with SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," and SFAS No. 112, "Employers' Accounting for Postemployment Benefits," the cost of providing those benefits is being recognized on an accrual basis.

================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================
Wilmington Trust Corporation and Subsidiaries


NOTE 14:

EMPLOYMENT BENEFIT PLANS
(CONTINUED)

Information with respect to the pension and post-employment benefit plans is as follows:

------------------------------------------------------------------------------------------------------------------------------------
                                                                                      Pension benefits      Post-employment benefits
                                                                                   ----------------------   ------------------------
(in thousands)                                                                         1998         1997         1998         1997
------------------------------------------------------------------------------------------------------------------------------------
Change in benefit obligation:
Net benefit obligation at beginning of year                                        $  88,639    $  77,613    $  26,657    $  23,704
Service cost                                                                           3,052        2,424          559          524
Interest cost                                                                          6,796        6,299        1,906        1,928
Plan participants' contributions                                                          --           --           69           62
Actuarial (gain)/loss                                                                 12,023        6,016        2,993        2,451
Gross benefits paid                                                                   (4,254)      (3,713)      (2,022)      (2,011)
------------------------------------------------------------------------------------------------------------------------------------
Net benefit obligation at end of year                                              $ 106,256    $  88,639    $  30,162    $  26,658
                                                                                   =================================================

Change in plan assets:
Fair value of plan assets at beginning of year                                     $ 103,880    $  87,859    $      --    $      --
Actual return on plan assets                                                           1,208       19,346           --           --
Employer contributions                                                                   388          388        1,953        1,949
Plan participants' contributions                                                          --           --           69           62
Gross benefits paid                                                                   (4,254)      (3,713)      (2,022)      (2,011)
------------------------------------------------------------------------------------------------------------------------------------
Fair value of plan assets at end of year                                           $ 101,222    $ 103,880    $      --    $      --
                                                                                   =================================================

Funded status at end of year                                                       $  (5,034)   $  15,241    $ (30,162)   $ (26,658)
Unrecognized net actuarial (gain)/loss                                                (4,555)     (23,902)       2,980          (12)
Unrecognized net transition obligation/(asset)                                        (4,470)      (5,051)          --           --
Unrecognized prior service cost                                                        7,469        8,131           --           --
------------------------------------------------------------------------------------------------------------------------------------
Net amount recognized at end of year                                               $  (6,590)   $  (5,581)   $ (27,182)   $ (26,670)
                                                                                   =================================================

Amounts recognized in the Consolidated Statements of Condition consist of:
Accrued benefit cost                                                               $  (6,590)   $  (5,581)   $ (27,182)   $ (26,670)
Accrued benefit liability                                                             (1,917)      (1,519)          --           --
Intangible asset                                                                         916        1,045           --           --
Accumulated other comprehensive income                                                 1,001          474           --           --
------------------------------------------------------------------------------------------------------------------------------------
Net amount recognized at end of year                                               $  (6,590)   $  (5,581)   $ (27,182)   $ (26,670)
                                                                                   =================================================

------------------------------------------------------------------------------------------------------------------------------------
                                                                       Pension benefits                  Post-employment benefits
                                                             ----------------------------------     --------------------------------
(in thousands, except percentages)                              1998         1997         1996         1998        1997        1996
------------------------------------------------------------------------------------------------------------------------------------
Weighted-average assumptions used were as follows:
Discount rate                                                   6.75%        7.50%        7.75%        6.75%       7.50%       7.75%
Expected return on plan assets                                  9.50         9.50         9.50
Rate of compensation increase                                   4.50         4.50         4.50

Components of net periodic benefit cost:
Service cost                                                 $ 2,879      $ 2,292      $ 1,983      $   559     $   524     $   509
Interest cost                                                  6,336        5,888        5,372        1,906       1,928       1,712
Expected return on plan assets                                (8,440)      (7,557)      (6,866)          --          --          --
Amortization of transition obligation/(asset)                   (841)        (841)        (841)          --          --          --
Amortization of prior service cost                               794          794          794           --          --          --
Recognized actuarial (gain)/loss                                (219)        (155)          --           --          --          --
------------------------------------------------------------------------------------------------------------------------------------
Net periodic benefit cost                                    $   509      $   421      $   442      $ 2,465     $ 2,452     $ 2,221
                                                             =======================================================================

For measurement purposes, the assumed health care cost trend rate for 1999 is 4.50%. This rate is assumed to decrease gradually to 4.0% for 2001 and remain at that level thereafter.

A one-percentage-point change in the assumed health care trend rate would have the following effect:

                                                                 1%         1%
(in thousands)                                                increase  decrease
--------------------------------------------------------------------------------
Effect on total service and interest cost components of
net periodic post-employment health care benefit cost           $ 93     $ (89)

Effect on accumulated post-employment benefit obligation
for health care benefits                                       1,069      (980)

================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================
Wilmington Trust Corporation and Subsidiaries


THRIFT SAVINGS PLAN

The Wilmington Trust Thrift Savings Plan covers all full-time staff members who elect to participate in the plan. Eligible staff members may contribute from 1% to 15% of their annual base pay. The first 6% of each staff member's pay is eligible for matching contributions from the Corporation of $.50 on each $1.00. The amounts contributed by the Corporation to this plan were $2,351,725, $2,193,149, and $1,945,386 in 1998, 1997, and 1996, respectively.

--------------------------------------------------------------------------------

NOTE 15:

INCOME TAXES

A reconciliation of the statutory income tax to the income tax expense included in the Consolidated Statements of Income for each of the three years ended December 31 is as follows:

-----------------------------------------------------------------------------------------
(in thousands)                                        1998           1997           1996
-----------------------------------------------------------------------------------------
Income before taxes                              $ 171,548      $ 158,387      $ 144,119
                                                 ========================================
Income tax at statutory rate of 35%              $  60,042      $  55,435      $  50,442
Tax effect of tax-exempt and dividend income        (5,442)        (6,052)        (6,594)
State taxes, net of federal tax benefit              2,831          2,662          2,534
Other                                                 (208)           298            459
-----------------------------------------------------------------------------------------
      Total income taxes                         $  57,223      $  52,343      $  46,841
                                                 ========================================
Taxes currently payable:
   Federal                                       $  54,684      $  48,819      $  40,337
   State                                             4,356          4,095          3,899
Deferred taxes (benefit):
   Federal                                          (1,817)          (571)         2,605
-----------------------------------------------------------------------------------------
      Total income taxes                         $  57,223      $  52,343      $  46,841
                                                 ========================================
Taxes from securities gains                      $   2,340      $       9      $     416

The significant components of the deferred tax liabilities and assets at December 31 are as follows:

--------------------------------------------------------------------------------
(in thousands)                                                 1998         1997
--------------------------------------------------------------------------------
Deferred tax liabilities:
   Tax depreciation                                         $ 4,549      $ 2,265
   Prepaid VEBA costs                                         6,475        7,088
   Automobile and equipment leases                           12,753       11,691
   System development costs                                   2,088        2,099
   Market valuation on investment securities                  3,335        4,221
   Other                                                      4,510        4,985
--------------------------------------------------------------------------------
      Total deferred tax liabilities                         33,710       32,349
                                                            --------------------
Deferred tax assets:
   Loan loss provision                                       25,188       22,339
   OPEB obligation                                            9,511        9,334
   Unearned fees                                              5,606        4,224
   Pension and SERP                                           2,205        1,847
   Other                                                      1,280        1,983
--------------------------------------------------------------------------------
      Total deferred tax assets                              43,790       39,727
                                                            --------------------
Net deferred tax assets                                     $10,080      $ 7,378
                                                            ====================


No valuation allowance was recognized for the deferred tax assets at December 31, 1998 and 1997.

================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================
Wilmington Trust Corporation and Subsidiaries

NOTE 16:

EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share:

----------------------------------------------------------------------------------------------------
(in thousands)                                                            1998       1997       1996
----------------------------------------------------------------------------------------------------
Numerator:
   Net income                                                         $114,325   $106,044   $ 97,278
----------------------------------------------------------------------------------------------------
Denominator:
   Denominator for basic earnings per share--weighted-average shares    33,487     33,697     34,399
----------------------------------------------------------------------------------------------------
   Effect of dilutive securities:
    Employee stock options                                                 788        769        475
                                                                      ------------------------------
   Denominator for diluted earnings per share--
   adjusted weighted-average shares and assumed conversions             34,275     34,466     34,874
----------------------------------------------------------------------------------------------------
   Basic earnings per share                                           $   3.41   $   3.15   $   2.83
                                                                      ==============================
   Diluted earnings per share                                         $   3.34   $   3.08   $   2.79
                                                                      ==============================
----------------------------------------------------------------------------------------------------


NOTE 17:

CONSOLIDATED QUARTERLY RESULTS OF OPERATIONS
(UNAUDITED)

A summary of the unaudited quarterly results of operations for the years ended December 31 is as follows:

-----------------------------------------------------------------------------------------------------------------------------
                                                     1998                                             1997
                                ----------------------------------------------   --------------------------------------------
(in thousands)                   Dec. 31    Sept. 30     June 30      Mar. 31     Dec. 31    Sept. 30     June 30     Mar. 31
-----------------------------------------------------------------------------------------------------------------------------
Interest income                 $110,686    $115,611    $117,123     $113,519    $112,835    $110,026    $106,133    $101,645
Interest expense                  51,538      56,693      56,906       54,105      53,273      52,236      49,127      45,987
-----------------------------------------------------------------------------------------------------------------------------
Net interest income               59,148      58,918      60,217       59,414      59,562      57,790      57,006      55,658
Provision for loan losses         (5,000)     (5,000)     (5,000)      (5,000)     (7,000)     (5,000)     (5,000)     (4,500)
-----------------------------------------------------------------------------------------------------------------------------
Net interest income after
 provision for loan losses        54,148      53,918      55,217       54,414      52,562      52,790      52,006      51,158
Other income                      46,078      42,569      42,999       45,585      43,902      40,247      37,810      35,556
Securities gains/(losses)          1,939       4,745          33          (31)         14           1          11           1
-----------------------------------------------------------------------------------------------------------------------------
Net interest and other income    102,165     101,232      98,249       99,968      96,478      93,038      89,827      86,715
Other expense                     57,397      57,209      55,990       59,470      54,648      52,523      50,802      49,698
-----------------------------------------------------------------------------------------------------------------------------
Income before income taxes        44,768      44,023      42,259       40,498      41,830      40,515      39,025      37,017
Applicable income taxes           15,275      14,792      13,970       13,186      14,254      13,252      12,741      12,096
-----------------------------------------------------------------------------------------------------------------------------
Net income                      $ 29,493    $ 29,231    $ 28,289     $ 27,312    $ 27,576    $ 27,263    $ 26,284    $ 24,921
                                =============================================================================================
Net income per share-basic      $   0.88    $   0.87    $   0.84     $   0.82    $   0.82    $   0.81    $   0.78    $   0.74
                                =============================================================================================
Net income per share-diluted    $   0.87    $   0.86    $   0.82     $   0.79    $   0.80    $   0.79    $   0.77    $   0.72
                                =============================================================================================

================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================
Wilmington Trust Corporation and Subsidiaries

NOTE 18:

SEGMENT REPORTING

For the purposes of reporting our results, we divide our business activities into three segments: Banking, Fee-based, and Funds Management. Two segments--Banking and Fee-based--comprise the services we provide to customers. The other segment, Funds Management, comprises activities that are not directly customer-related and that are undertaken primarily for the Corporation's general purposes, including management of the investment portfolio, funding, and interest rate risk management.

     The Banking and Fee-based segments are managed separately but have overlapping markets, customers, and systems. Because of the Corporation's strategy to develop full relationships across a broad product array, these two segments market separate products and services to a common base of customers.

     The scope of the Banking segment includes lending, deposit taking, and branch banking in our primary markets of Delaware, Pennsylvania, and Maryland, along with institutional deposit taking on a national basis. Lending activities include commercial loans, commercial and residential mortgages, and construction and consumer loans. Deposit products include demand checking, certificates of deposit, negotiable order of withdrawal accounts, and various savings and money market accounts.

     The scope of the Fee-based segment includes personal trust, asset management, mutual fund, corporate trust, and employee benefit trust services to individuals and corporations in the United States and some 50 other countries. Personal trust activities include trust services, private banking, estate settlement, and tax preparation. Asset management activities include a broad range of portfolio management services, including fixed income, short-term cash management, and contributions resulting from affiliations with Cramer Rosenthal McGlynn, LLC and Roxbury Capital Management, LLC. Corporate trust activities include custody services, trusteeships for capital leases, collateralized securities, corporate restructurings, and bankruptcies. Results for 1998 include expenses for opening new offices in New York and California.

     The scope of the Funds Management sector encompasses revenues and expenses not allocated to the two customer-related business segments and includes intercompany eliminations not directly related to a segment; the Corporation's investment portfolio activities; and nonrecurring income and expenses, which include gains and losses on the sale of investment securities.

     The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Corporation evaluates performance based on profit or loss from operations before income taxes and not including nonrecurring gains and losses. The Corporation generally accounts for intersegment sales and transfers as if the sales or transfers were to third parties e.g., at current market prices. Profit or loss from infrequent events such as the sale of a business are reported separately for each segment.

================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================
Wilmington Trust Corporation and Subsidiaries


NOTE 18:

SEGMENT REPORTING
(CONTINUED)

Financial data by segment for 1998 through 1996 is as follows:

------------------------------------------------------------------------------------------------------------------------------------
                                                                  Banking            Fee-based           Funds
YEAR ENDED DECEMBER 31, 1998 (IN THOUSANDS)                       business           business         management            Totals
------------------------------------------------------------------------------------------------------------------------------------
Net interest income                                            $   205,543        $    22,919        $    11,162        $   239,624
Provision for loan losses                                          (19,769)              (231)                --            (20,000)
------------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision                                185,774             22,688             11,162            219,624
Trust and asset management fees:
   Personal trust                                                       --             59,676                 --             59,676
   Corporate financial services                                         --             45,120                 --             45,120
   Asset management                                                     --             24,674                 --             24,674
Other operating income                                              37,591              2,646              3,141             43,378
Securities gains/(losses)                                                1                 --              6,685              6,686
------------------------------------------------------------------------------------------------------------------------------------
Net interest and other income                                      223,366            154,804             20,988            399,158
Other expense                                                     (122,603)           (96,311)            (3,487)          (222,401)
------------------------------------------------------------------------------------------------------------------------------------
Segment profit from operations                                     100,763             58,493             17,501            176,757
Segment loss from infrequent events                                     --             (1,988)                --             (1,988)
------------------------------------------------------------------------------------------------------------------------------------
Segment profit before income taxes                             $   100,763        $    56,505        $    17,501        $   174,769
====================================================================================================================================
Intersegment revenue                                           $     7,046        $     4,712        $     1,530        $    13,288
Depreciation and amortization                                        8,819              6,077                234             15,130
Investment in equity method investees                                   --            132,826                 --            132,826
Segment average assets                                           3,868,716            577,413          2,964,571          7,410,700

YEAR ENDED DECEMBER 31, 1997 (IN THOUSANDS)
------------------------------------------------------------------------------------------------------------------------------------
Net interest income                                            $   192,565        $    23,476        $    15,876        $   231,917
Provision for loan losses                                          (21,410)               (90)                --            (21,500)
------------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision                                171,155             23,386             15,876            210,417
Trust and asset management fees:
   Personal trust                                                       --             53,770                 --             53,770
   Corporate financial services                                         --             40,958                 --             40,958
   Asset management                                                     --             16,472                 --             16,472
Other operating income                                              37,186              1,518              2,789             41,493
Securities gains/(losses)                                               (4)                --                 31                 27
------------------------------------------------------------------------------------------------------------------------------------
Net interest and other income                                      208,337            136,104             18,696            363,137
Other expense                                                     (114,159)           (84,607)            (2,467)          (201,233)
------------------------------------------------------------------------------------------------------------------------------------
Segment profit from operations                                      94,178             51,497             16,229            161,904
Segment loss from infrequent events                                     --               (281)                --               (281)
------------------------------------------------------------------------------------------------------------------------------------
Segment profit before income taxes                             $    94,178        $    51,216        $    16,229        $   161,623
====================================================================================================================================
Intersegment revenue                                           $     4,651        $     4,162        $     1,029        $     9,842
Depreciation and amortization                                        7,083              4,924                 43             12,050
Segment average assets                                           3,724,242            435,373          2,364,622          6,524,237

YEAR ENDED DECEMBER 31, 1996 (IN THOUSANDS)
------------------------------------------------------------------------------------------------------------------------------------
Net interest income                                            $   181,350        $    20,658        $    14,041        $   216,049
Provision for loan losses                                          (15,655)              (345)                --            (16,000)
------------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision                                165,695             20,313             14,041            200,049
Trust and asset management fees:
   Personal trust                                                       --             45,320                 --             45,320
   Corporate financial services                                         --             35,507                 --             35,507
   Asset management                                                     --             15,341                 --             15,341
Other operating income                                              33,188              1,781              2,169             37,138
Securities gains/(losses)                                               --                 74              1,114              1,188
------------------------------------------------------------------------------------------------------------------------------------
Net interest and other income                                      198,883            118,336             17,324            334,543
Other expense                                                     (107,881)           (75,879)            (2,231)          (185,991)
------------------------------------------------------------------------------------------------------------------------------------
Segment profit from operations                                      91,002             42,457             15,093            148,552
Segment loss from infrequent events                                     --             (1,130)                --             (1,130)
------------------------------------------------------------------------------------------------------------------------------------
Segment profit before income taxes                             $    91,002        $    41,327        $    15,093        $   147,422
====================================================================================================================================
Intersegment revenue                                           $     2,853        $     3,781        $     1,434              8,068
Depreciation and amortization                                        7,028              4,909                 36             11,973
Segment average assets                                           3,445,259            397,915          2,102,909          5,946,083

================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================
Wilmington Trust Corporation and Subsidiaries


A reconciliation of reportable segment amounts to the consolidated balances is as follows:

-------------------------------------------------------------------------------------------
Year ended December 31 (in thousands)                    1998           1997           1996
-------------------------------------------------------------------------------------------
Revenue:
Total revenues for reportable segments            $   239,824    $   232,164    $   216,349
Other revenues                                        186,822        161,788        142,127
Elimination of intersegment revenues                   (5,032)        (6,394)        (6,018)
--------------------------------------------------------------------------------------------
   Total consolidated revenues before provision   $   421,614    $   387,558    $   352,458
                                                  ==========================================

Profit or loss:
Total profit or loss for reportable segments      $   174,769    $   161,623    $   147,422
Elimination of intersegment profits                    (3,221)        (3,236)        (3,303)
--------------------------------------------------------------------------------------------
                                                  $   171,548    $   158,387    $   144,119
                                                  ==========================================

Assets:
Total assets for reportable segments              $ 7,410,700    $ 6,524,237    $ 5,946,083
Other assets                                          207,885        168,536        151,774
Elimination of intersegment assets                 (1,373,184)    (1,021,855)      (798,693)
Other assets not allocated to segments                  7,038          9,069          8,199
--------------------------------------------------------------------------------------------
   Consolidated total average assets              $ 6,252,439    $ 5,679,987    $ 5,307,363
                                                  ==========================================
--------------------------------------------------------------------------------------------


NOTE 19:

PARENT COMPANY ONLY FINANCIAL STATEMENTS

The Statements of Condition, Income, and Cash Flows for the parent company are as follows:

STATEMENTS OF CONDITION

--------------------------------------------------------------------------------
December 31 (in thousands)                                     1998         1997
--------------------------------------------------------------------------------
Assets
   Cash and due from banks                                 $     23     $     26
   Investment in subsidiaries                               567,063      485,987
   Investment securities available for sale                  24,063       17,251
   Advance to subsidiary                                     79,682           --
   Other assets                                               2,394          339
--------------------------------------------------------------------------------
      Total assets                                         $673,225     $503,603
                                                           =====================

Liabilities and stockholders' equity
   Liabilities                                             $  2,016     $    596
   Long-term debt                                           125,000           --
   Stockholders' equity                                     546,209      503,007
--------------------------------------------------------------------------------
      Total liabilities and stockholders' equity           $673,225     $503,603
                                                           =====================

================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================
Wilmington Trust Corporation and Subsidiaries


NOTE 19:

PARENT COMPANY ONLY FINANCIAL STATEMENTS
(CONTINUED)

STATEMENTS OF INCOME
-----------------------------------------------------------------------------------------------------------------
For the year ended December 31 (in thousands)                                     1998         1997         1996
-----------------------------------------------------------------------------------------------------------------
Income
   Dividend from subsidiary                                                  $  93,765    $  86,989    $  78,743
   Management fees from subsidiary                                                  19          113           28
   Interest on advance to subsidiary                                             2,047           --           --
   Interest                                                                      1,554          275          261
-----------------------------------------------------------------------------------------------------------------
      Total income                                                              97,385       87,377       79,032
                                                                             ------------------------------------
Expense
   Interest on long-term debt                                                    5,452           --           --
   Salaries and employment benefits                                                 84          197           60
   Net occupancy                                                                     1            6            4
   Stationery and supplies                                                          --            1           --
   Other operating expense                                                       1,114        1,055        1,084
-----------------------------------------------------------------------------------------------------------------
      Total expense                                                              6,651        1,259        1,148
                                                                             ------------------------------------
   Income before income tax benefit and equity in
    undistributed income of subsidiaries                                        90,734       86,118       77,884
   Applicable income tax benefit                                                (1,039)        (278)        (289)
   Equity in undistributed income of subsidiaries                               22,552       19,648       19,105
-----------------------------------------------------------------------------------------------------------------
      Net income                                                             $ 114,325    $ 106,044    $  97,278
                                                                             ====================================

STATEMENTS OF CASH FLOWS
-----------------------------------------------------------------------------------------------------------------
For the year ended December 31 (in thousands)                                     1998         1997         1996
-----------------------------------------------------------------------------------------------------------------
Operating activities
   Net income                                                                $ 114,325    $ 106,044    $  97,278
   Adjustments to reconcile net income to net cash
    provided by operating activities:
   Equity in undistributed income of subsidiaries                              (22,552)     (19,648)     (19,105)
   Accretion of investment securities available for sale discounts                (644)          --           --
   (Increase)/decrease in other assets                                          (2,055)         700          (40)
   Increase in other liabilities                                                 1,420          140           84
-----------------------------------------------------------------------------------------------------------------
      Net cash provided by operating activities                                 90,494       87,236       78,217
                                                                             ------------------------------------
Investing activities
   Proceeds from sales of investment securities available for sale             253,812       16,868       34,745
   Purchases of investment securities available for sale                      (259,980)     (27,841)     (24,389)
   Capital contribution to subsidiaries                                         (5,000)      (2,000)          --
   Advance to subsidiary                                                       (79,682)          --           --
   Purchase of indirect subsidiary                                             (55,100)          --           --
-----------------------------------------------------------------------------------------------------------------
      Net cash provided by/(used for) investing activities                    (145,950)     (12,973)      10,356
                                                                             ------------------------------------
Financing activities
   Cash dividends                                                              (51,233)     (47,546)     (44,421)
   Proceeds for issuance of long-term debt                                     125,000           --           --
   Proceeds from common stock issued under
    employment benefit plans                                                    13,029        9,203        7,650
   Payments for common stock acquired through buybacks                         (31,343)     (35,911)     (51,786)
-----------------------------------------------------------------------------------------------------------------
      Net cash provided by/(used for) financing activities                      55,453      (74,254)     (88,557)
                                                                             ------------------------------------
   (Decrease)/increase in cash and cash equivalents                                 (3)           9           16
   Cash and cash equivalents at beginning of year                                   26           17            1
-----------------------------------------------------------------------------------------------------------------
      Cash and cash equivalents at end of year                               $      23    $      26    $      17
                                                                             ====================================

================================================================================
WILMINGTON TRUST CORPORATION
================================================================================


REPORT OF INDEPENDENT AUDITORS

To The Board of Directors and Stockholders:

We have audited the accompanying consolidated statements of condition of Wilmington Trust Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Wilmington Trust Corporation and subsidiaries at December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                                  /s/Ernst & Young LLP

Philadelphia, Pennsylvania
January 22, 1999

================================================================================
WILMINGTON TRUST CORPORATION
================================================================================

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

Independent auditors are appointed by the Board of Directors and ratified by the Corporation's stockholders to audit the financial statements in accordance with generally accepted auditing standards and to independently assess the fair presentation of the Corporation's financial position, results of operations, and cash flows. Their report appears in this Annual Report.

The Audit Committee of the Board of Directors, composed exclusively of outside directors, is responsible for reviewing and monitoring the Corporation's accounting and reporting practices. The Audit Committee meets periodically with management, internal auditors, and the independent auditors to discuss specific accounting, financial reporting, and internal control matters. Both the internal auditors and the independent auditors have direct access to the Audit Committee.



/s/Ted T. Cecala              /s/Robert V. A. Harra Jr.       /s/David R. Gibson

Ted T. Cecala                 Robert V. A. Harra Jr.          David R. Gibson
Chairman and                  President and Chief             Chief Financial
Chief Executive Officer       Operating Officer               Officer

================================================================================
WILMINGTON TRUST CORPORATION
================================================================================

BOARD OF DIRECTORS

CAROLYN S. BURGER
Principal, CB Associates, Inc.;
Director, PJM Interconnection, L.L.C.
and Rodel, Inc.

TED T. CECALA
Chairman and Chief Executive Officer
Member, Board of Managers,
Cramer Rosenthal McGlynn, LLC
and Roxbury Capital Management, LLC

RICHARD R. COLLINS
Retired President and
Chief Operating Officer,
American Life Insurance Company

CHARLES S. CROMPTON JR.
Attorney, Partner,
Law Firm of Potter, Anderson and Corroon

H. STEWART DUNN JR.
Attorney, Partner,
Law Firm of Ivins, Phillips and Barker

EDWARD B. DU PONT
Private Investor;
Director, E. I. du Pont de Nemours and Company

R. KEITH ELLIOTT
Director, Chairman, President, and
Chief Executive Officer, Hercules Incorporated;
Director, PECO Energy and Computer
Task Group

ROBERT C. FORNEY*
Retired Executive Vice President and Director,
E. I. du Pont de Nemours and Company

ROBERT V. A. HARRA JR.
President, Chief Operating Officer, and Treasurer

ANDREW B. KIRKPATRICK JR.
Attorney, Counsel,
Law Firm of Morris, Nichols, Arsht and Tunnell

REX L. MEARS
President, Ray L. Mears and Sons, Inc.

WALTER D. MERTZ**
Retired Senior Vice President

HUGH E. MILLER
Retired Vice Chairman,
ICI Americas Incorporated;
Chairman and Director, MGI PHARMA, Inc.

STACEY J. MOBLEY
Senior Vice President, Communications,
E. I. du Pont de Nemours and Company

G. BURTON PEARSON JR.**
Retired Senior Vice President

LEONARD W. QUILL
Retired Chairman of the Board

DAVID P. ROSELLE
President, University of Delaware

H. RODNEY SHARP III
Retired Manager, E. I. du Pont de Nemours and Company; Director, E. I. du Pont de Nemours and Company

THOMAS P. SWEENEY
Attorney, Member,
Law Firm of Richards, Layton and Finger, P.A.

MARY JORNLIN THEISEN
Former New Castle County Executive

ROBERT W. TUNNELL JR.
Managing Partner, Tunnell Companies, L.P.


*  RETIRING FROM THE BOARD ON MAY 20, 1999
** ASSOCIATE DIRECTOR

================================================================================
WILMINGTON TRUST CORPORATION
================================================================================

PRINCIPAL OFFICERS

TED T. CECALA
Chairman and
Chief Executive Officer

ROBERT V. A. HARRA JR.
President, Chief Operating Officer,
and Treasurer

DAVID R. GIBSON
Senior Vice President
and Chief Financial Officer

THOMAS P. COLLINS
Vice President, Legal, and Secretary

RONALD K. PENDLETON
Auditor

--------------------------------------------------------------------------------

STANDING COMMITTEES

EXECUTIVE COMMITTEE

Ted T. Cecala, CHAIRMAN
Carolyn S. Burger
Robert C. Forney
Robert V. A. Harra Jr.
Hugh E. Miller
Thomas P. Sweeney

AUDIT COMMITTEE

Charles S. Crompton Jr., CHAIRMAN
Richard R. Collins
David P. Roselle
Mary Jornlin Theisen
Robert W. Tunnell Jr.

COMPENSATION COMMITTEE

Robert C. Forney, CHAIRMAN
Richard R. Collins
Charles S. Crompton Jr.
Hugh E. Miller
Stacey J. Mobley

TRUST COMMITTEE
(WILMINGTON TRUST COMPANY)

Robert V. A. Harra Jr., CHAIRMAN
Robert J. Christian
Howard K. Cohen
H. Stewart Dunn Jr.
Edward B. du Pont
Walter D. Mertz
G. Burton Pearson Jr.

--------------------------------------------------------------------------------

OPERATING SUBSIDIARIES

WILMINGTON TRUST COMPANY

Brandywine Finance Corporation
Brandywine Insurance Agency, Inc.
Brandywine Life Insurance Company, Inc.
Delaware Corporate Management, Inc.
Organization Services, Inc.
Rodney Square Distributors, Inc.
Rodney Square Management Corporation
Wilmington Brokerage Services Company
WTC Corporate Services, Inc.

WILMINGTON TRUST OF PENNSYLVANIA

WILMINGTON TRUST FSB

WT INVESTMENTS, INC.

================================================================================
WILMINGTON TRUST COMPANY
================================================================================

PRINCIPAL OFFICERS

TED T. CECALA
Chairman and
Chief Executive Officer

ROBERT V. A. HARRA JR.
President, Chief Operating Officer,
and Treasurer

ROBERT J. CHRISTIAN
Senior Vice President, Asset Management

HOWARD K. COHEN
Senior Vice President,
Corporate Financial Services

WILLIAM J. FARRELL II
Senior Vice President, Information Technology,
Trust Operations, and Systems Development

DAVID R. GIBSON
Senior Vice President, Finance,
and Chief Financial Officer

JOSEPH M. JACOBS JR.
Senior Vice President,
Administration

HUGH D. LEAHY JR.
Senior Vice President,
Personal Banking

ROBERT A. MATARESE
Senior Vice President,
Commercial Banking

RITA C. TURNER
Senior Vice President,
Marketing

THOMAS P. COLLINS
Vice President, Legal,
and Secretary

RONALD K. PENDLETON
Auditor

--------------------------------------------------------------------------------

DELAWARE ADVISORY BOARD

John E. Burris, CHAIRMAN
John L. Allen Sr.
Joseph R. Bateman
Leland Berry
Alfred G. Best
A. Dean Betts
W. Cecil Carpenter
Crawford J. Carroll
W. Pierce Ellis
Robert N. Emory
Ralph G. Faries Jr.
James A. Flood Sr.
R. Clay Foltz
Robert H. George
Jackie Hickman
John Janosik
John W. Jardine Jr.
Claude E. Lester
T. William Lingo
Ernest E. Megee Jr.
Marion W. Moore
R. Byron Palmer
William J. Paskey Jr.
R. James Quillen Jr.
William C. Robertson Jr.
John M. Short
Charles P. Spicer
J. Edward Taylor
Harry K. F. Terry
Robert L. Thompson
W. Pierce Thompson
Ebe Stephen Townsend Jr.
Robert W. Tunnell
William W. Vanderwende
James C. White
John E. Willey Jr.
W. Robert Williams

================================================================================
WILMINGTON TRUST OF PENNSYLVANIA
================================================================================

BOARD OF DIRECTORS

TED T. CECALA, CHAIRMAN
GERARD A. CHAMBERLAIN
ROBERT C. FORNEY
ROBERT V. A. HARRA JR.
HUGH E. MILLER
LEONARD W. QUILL

--------------------------------------------------------------------------------

PRINCIPAL OFFICERS

TED T. CECALA
Chairman

ROBERT V. A. HARRA JR.
President

HUGH D. LEAHY JR.
Senior Vice President

ROBERT A. MATARESE
Senior Vice President

GERARD A. CHAMBERLAIN
Secretary

MARTIN B. MCDONOUGH JR.
Treasurer

RONALD K. PENDLETON
Auditor


================================================================================
WILMINGTON TRUST FSB
================================================================================

BOARD OF DIRECTORS

ROBERT V. A. HARRA JR., CHAIRMAN
MICHAEL K. BLOXHAM
WERNER C. BROWN
TED T. CECALA
THOMAS P. COLLINS
EDWARD B. DU PONT
THOMAS L. DU PONT
PETER E. GUERNSEY JR.
BERNARD B. ISAACSON
HUGH D. LEAHY JR.
CURTIS L. LYMAN
WALTER F. WILLIAMS

--------------------------------------------------------------------------------

PRINCIPAL OFFICERS

ROBERT V. A. HARRA JR.
Chairman and Chief Executive Officer

MICHAEL K. BLOXHAM
President, Maryland

CURTIS L. LYMAN
President, Florida

PETER E. GUERNSEY JR.
President, New York

MICHAEL J. MEDIANO
President, California

DAVID R. GIBSON
Senior Vice President, Finance,
and Chief Financial Officer

HUGH D. LEAHY JR.
Senior Vice President and Treasurer

ROBERT A. MATARESE
Senior Vice President

THOMAS P. COLLINS
Vice President, Legal, and Secretary

RONALD K. PENDLETON
Auditor

================================================================================
WILMINGTON TRUST CORPORATION
================================================================================

                                                         STOCKHOLDER INFORMATION

CORPORATE HEADQUARTERS

Wilmington Trust Center
Rodney Square North
1100 North Market Street
Wilmington, DE 19890-0001
(302) 651-1000
(800) 441-7120

COMMON STOCK

Wilmington Trust Corporation common stock is traded under the symbol WL on the New York Stock Exchange.

DIVIDENDS

Dividends usually are declared in the first month of each quarter to stockholders of record as of the first business day in February, May, August, and November. Dividend payment dates usually are two weeks later. Wilmington Trust has paid cash dividends on its common stock since 1914.

STOCK TRANSFER AGENT, DIVIDEND REINVESTMENT AGENT, AND REGISTRAR OF STOCK

Inquiries relating to stockholder records, stock transfers, changes of ownership, changes of address, duplicate mailings, dividend payments, and the dividend reinvestment plan should be directed to the stock transfer agent:

NORWEST BANK MINNESOTA, N.A.
SHAREOWNER SERVICES

TELEPHONE:
(800) 999-9867

MAILING ADDRESS:
P.O. Box 64854
St. Paul, MN 55164-0854

STREET ADDRESS:
161 North Concord Exchange
South St. Paul, MN 55075

DIVIDEND REINVESTMENT AND VOLUNTARY STOCK PURCHASE PLAN

The Corporation offers a plan under which participating stockholders can purchase additional shares of the Corporation's common stock through automatic reinvestment of their regular quarterly cash dividends and/or voluntary cash payments. All commissions and fees connected with the purchase and safekeeping of the shares are paid by the Corporation. For details of the plan, contact the stock transfer agent.

DUPLICATE MAILINGS

You may receive more than one copy of the Annual Report due to multiple accounts within your household. The Corporation is required to mail an Annual Report to each name on our stockholder list unless the stockholder requests that duplicate mailings be eliminated. To eliminate duplicate mailings, please send a written request to the stock transfer agent.

ANNUAL MEETING

The annual meeting of the Corporation's stockholders will be held at the Wilmington Trust Plaza, 301 West 11th Street, Wilmington, Delaware, at 10:00 a.m. on Thursday, May 20, 1999.

INFORMATION REQUESTS

Analysts, investors, news media representatives, and others seeking financial information, including requests for the Annual Report on Form 10-K filed with the Securities and Exchange Commission, should contact Ellen J. Roberts, Vice President, (302) 651-8069.

THIS ANNUAL REPORT WAS DESIGNED BY REESE, TOMASES & ELLICK, INC., AND PRINTED BY CEDAR TREE PRESS.

PHOTOGRAPHY: KEVIN FLEMING, SETH JOEL, ADDISON GEARY, MARK ROSS

[LOGO] THIS ANNUAL REPORT WAS PRINTED ON RECYCLED PAPER.

WILMINGTON TRUST CORPORATION
Rodney Square North
1100 North Market Street
Wilmington, DE19890
(302) 651-1000
(800) 441-7120


CALIFORNIA
Santa Monica


DELAWARE
52 offices throughout the state


FLORIDA
North Palm Beach, Tequesta, Stuart, Vero Beach


MARYLAND
Easton, Ocean City, Riverside, Salisbury


NEVADA
Las Vegas


NEW YORK
Midtown Manhattan


PENNSYLVANIA
Villanova, Haverford, Lionville,
Media, Philadelphia, West Chester


[LOGO]  WILMINGTON TRUST

www.wilmingtontrust.com