Form 10-K, Exhibit 13
period 1999-12-31
WILMINGTON TRUST CORP
filed 2000-03-30
CIK 872821

ANNUAL REPORT TO SHAREHOLDERS FOR 1999
































                                   Exhibit 13

                                                    ----------------------------
                                                            WILMINGTON
                                                    ----------------------------


[PHOTO OF CHILD SITTING IN A TREE.]




                                                    ----------------------------
                                                                WILMINGTON TRUST
                                                                     CORPORATION
                                                                   ANNUAL REPORT
                                                                            1999
                                                    ----------------------------

[PHOTO OF TREE WITH CHILD SITTING IN A TIRE SWING.]

                                                    ----------------------------
                                                                          WE ARE
                                                    ----------------------------
                                                                    RELATIONSHIP
                                                                        MANAGERS
                                                    ----------------------------
                                                                  WHOSE BUSINESS
                                                                     IS BUILDING
                                                                          WEALTH
                                                    ----------------------------

WEALTH MANAGEMENT


[PHOTO OF WILMINGTON TRUST CLIENT ELIZABETH PESCE AND RODNEY WOOD, SENIOR VICE PRESIDENT OF PRIVATE CLIENT ADVISORY SERVICES DEPARTMENT, AND ROBERT V.A. HARRA, JR., PRESIDENT AND CHIEF OPERATING OFFICER.]


--------------------------------------------------------------------------------
WE CULTIVATE RELATIONSHIPS
--------------------------------------------------------------------------------

   For nearly a century, clients have chosen to do business with Wilmington Trust because of the promise of enduring relationships and performance that helps create, grow, and preserve their wealth. Of all the assets we manage, the most valuable -- and the ones that remain our greatest competitive distinction -- are our relationships with clients.

   Dating to 1903, when our company was founded to manage trusts and assets for the du Pont family, our relationship roots run deep. Some of our current family relationships extend across five generations and some of our experts have worked with the same group of families for more than 35 years.

   As the demand for our specialized expertise has spread, so have our roots. Today our relationships reach far beyond Delaware to locales throughout the United States and in more than 50 other countries. Among our thousands of clients are some of the world's wealthiest individuals, largest corporations, most profitable business owners, and most promising entrepreneurs.

   We have responsibility for $135 billion in trust, custody, and asset management relationships. We are the 12th largest personal trust provider in the U.S.(1) and we manage more than $18 billion in personal trust assets.

   In addition to the personal and corporate trust structures in which we specialize, our capabilities encompass a full array of financial planning, asset and investment management, estate planning, tax planning, lending, insurance, banking, and brokerage services. We deliver innovative solutions, precise execution, and responsive service. Personalized, individual attention and ready access to decision makers are hallmarks of our approach.

   Our clients are as varied as our capabilities, which are organized into three core businesses: wealth management, specialty corporate trust, and commercial banking.

Trust client Elizabeth Pesce outlines financial objectives for her family and business with Rod Wood, Center, Head of Private Client Advisory Services, and Bob Harra, Wilmington Trust President.

--------------------------------------------------------------------------------
BY LISTENING
--------------------------------------------------------------------------------


   Our wealth management clients are located throughout the U.S. and abroad. We have more than 9,700 private client and personal trust accounts, totaling $28.5 billion. More than two-thirds of these accounts have balances in excess of $5 million; our average account size is $3 million.

   Our specialty corporate trust clients are global in scope and comprise most Fortune 500 companies. Through long-standing relationships with these corporations and their investment bankers, accountants, and legal and tax advisors, we are the preferred trustee or administrator for a wide variety of sophisticated financing structures. We service more than 11,000 trusts, holding companies, and other entities. We also act as trustee and custodian for more than 1,000 pension and 401(k) employee benefit plans.

   Our $7.2 billion commercial banking business is focused on Delaware, southeastern Pennsylvania, and Maryland's eastern shore and our lending activities are targeted to privately held businesses. Our $4.8 billion loan portfolio is well diversified and comprises a mix of commercial credits extended to clients with whom we develop in-depth relationships. Our lending approach is consistent through economic cycles, our chargeoffs remain low, and our net interest margin is stable. We are the dominant commercial bank in Delaware and we have retail relationships with 41% of the households in the state.

(1) Thomson Financial Publishing, 1998 personal trust rankings

WEALTH PROTECTION

   Changing demographics and a surging economy are creating more demand for our wealth preservation capabilities and posing new opportunities to build and strengthen relationships with clients.

o Every 10 seconds a baby boomer turns 50, moves into his or her prime savings and investment years, and begins to focus on retirement and estate planning.
o History's largest transfer of wealth from one generation to the next -- a sum estimated at $12 trillion -- is underway, as baby boomers' parents pass on their accumulated assets.
o New wealth is being created at record levels as economic expansion swells the ranks of the affluent.
o The rapid pace of new business launches is increasing the number of entrepreneurs, executives, and beneficiaries who need financial planning assistance.

   Clients who need to protect their wealth choose Wilmington Trust for a number of reasons. High on the list are our range of financial planning capabilities and our in-depth knowledge of the advantages associated with trusts established in Delaware.

   Even more important to clients, however, than our expertise with these complex and sophisticated structures is our relationship orientation. We act as a client's chief financial officer, as circumstances change and as time passes, bringing to bear all of the services, products, and planning necessary to meet financial objectives.

   Our trust, tax, and legal specialists collaborate with our clients' attorneys and advisors on estate plans that help achieve wealth transfer objectives. Our financial planners help clients prepare for retirement, manage tax liabilities, and fund college educations for their children and grandchildren. We can recommend the best timing and the best methods for exercising stock options -- and for minimizing the resulting taxes. We also advise on refinancing debt, structuring payments, and other methods of improving cash flow.

   Optimizing wealth is our heritage -- and our legacy. From our Brandywine Valley roots to today's Silicon Valley fortunes, clients choose Wilmington Trust because of our abiding relationships and demonstrated ability to help create, grow, and preserve wealth.


--------------------------------------------------------------------------------
ADVISING GENERATIONS . . .
--------------------------------------------------------------------------------

                                                    ----------------------------
                                                                    OUR PLANNING
                                                                 TECHNIQUES HELP
                                                                 ENSURE THAT OUR
                                                          CLIENTS' BENEFICIARIES
                                                             ARE WELL CARED FOR.
                                                    ----------------------------




[PICTURE OF CHILD ON SWING.]









--------------------------------------------------------------------------------
PRESENT AND FUTURE
--------------------------------------------------------------------------------

[PICTURE OF ROBERT J. CHRISTIAN, SENIOR VICE PRESIDENT OF ASSET MANGEMENT DEPARTMENT, AND ERIC CHEUNG, MANAGER OF FIXED-INCOME INVESTMENTS.]

Chief Investment Officer Bob Christian, left, devises strategy with Eric Cheung, manager of fixed income investments.

--------------------------------------------------------------------------------
STANDING
--------------------------------------------------------------------------------

                                                          INVESTMENT PERFORMANCE




--------------------------------------------------------------------------------
THE TEST OF TIME
--------------------------------------------------------------------------------

   When client relationships span multiple generations and market cycles, managing investments is a long-term proposition. We employ a disciplined asset allocation model that is designed to provide highly competitive returns without undue risk. We build and manage portfolios that can withstand volatility and deliver optimal performance over extended time horizons -- an approach that works equally well during both market expansions and downturns.

   Using a combination of equity, fixed income, and cash equivalent instruments, we customize investment selections that deliver maximum growth within risk tolerance parameters. Our emphasis on the long-term view minimizes the attractiveness of rapid growth and short-term gains. We typically look for holdings we can retain for a minimum of five years. On average, our annual portfolio turnover is in the 20% range.

   The combination of our own expertise and our affiliations with two highly regarded investment management firms enables us to provide a full array of asset classes and management styles. We manage our large cap core, small cap, and fixed income portfolios internally. California-based growth manager Roxbury Capital Management, in whom we hold a 30% preferred interest, oversees our growth equity process and gives our clients access to socially responsible investments. Our value equity process is managed by New York-based Cramer Rosenthal McGlynn, in whom we hold a 34% interest.

   During 1999 Wilmington Trust's assets under management grew 12% to $26 billion and our assets under administration rose 11% to $135 billion. Roxbury Capital Management's assets under management rose from $6 billion at the end of 1998 to $11.2 billion at the end of 1999. At year end 1999, Cramer Rosenthal McGlynn's assets under management stood at $3.2 billion.

   In 1999 our alliances with Roxbury Capital Management and Cramer Rosenthal McGlynn led to the creation of a comprehensive and competitive family of mutual funds. We established the Wilmington Funds, a single fund family that comprises seven equity portfolios, three fixed income portfolios, and four money market portfolios. At year-end 1999 the family totaled more than $4.6 billion.

--------------------------------------------------------------------------------
ACCESS . . .
--------------------------------------------------------------------------------


[PHOTO OF REGINA POPE, MANAGER OF ONLINE PORTFOLIO SERVICES FOR TRUST CLIENTS, ON COMPUTER SCREEN, AND GOVERNMENT BUILDING IN BACKGROUND.]

Regina Pope manages online portfolio services for trust clients.

                                                                      TECHNOLOGY




--------------------------------------------------------------------------------
BUILDS RELATIONSHIPS
--------------------------------------------------------------------------------

   When clients want the convenience of now, we offer a growing array of online and other technology-based tools. Technology is reshaping how we deliver services -- and the value of unlimited access is creating new opportunities for relationships with clients.

   At the core is wilmingtontrust.com, the gateway to our online banking and brokerage offerings, as well as to a spectrum of services that ranges from commentary on market performance to information on the tax-advantaged structures available under Delaware law.

   Our online banking account access and bill payment service was launched in January 1999 and online brokerage debuted in October. Users can access all of their banking and brokerage accounts via a single sign-on.

   In addition to our online offerings, we added new features to our touch-tone telephone banking services in 1999 and introduced enhanced function ATMs to the Delaware market. These ATMs hold coins as well as currency, enabling customers to cash checks to the penny. Our "Hi! TECH" ad campaign during the fall of 1999 helped position our online, telephone, and enhanced function ATM services as friendly, accessible, and convenient, and generated an increase in the usage of these options.

   We also launched our eRoom for corporate trust clients, a service that lets participants in complex trust agreements collaborate on documents in a private and password-protected Web-based environment -- eliminating the risks associated with less secure e-mail transmissions as well as the need for costly and time-consuming photocopying, faxing, and overnight delivery.

   Many of our clients use PC-driven portfolio programs that we develop and maintain. We are migrating these programs to Web-based applications that will allow us to offer service improvements from a central location, regardless of a client's software or release configuration.

   In 2000 we will enhance wilmingtontrust.com and introduce a Web site for wealth management clients. Over the next few years, we plan to reduce the number of branches we operate in Delaware but increase the number of technology-driven "touch points" through which customers access our services. The combined effect of these initiatives reflects how customers are changing the ways in which they interact with us -- and how we are using technology to our advantage.

THE "DELAWARE ADVANTAGE"


--------------------------------------------------------------------------------
AT HOME IN DELAWARE
--------------------------------------------------------------------------------

Delaware's trust and tax law advantages, innovative estate planning vehicles, and Court of Chancery have earned our home state national and international renown as the premier jurisdiction in the United States for corporate and personal trusts.

   To a large extent, we share a common genealogy with the body of legislation and case law that comprise the "Delaware advantage." Our founders' families and ancestors established relationships that set the stage for what today gives Delaware -- and Wilmington Trust -- competitive distinction in this complex and sophisticated arena.

   To complement Delaware's singular reputation, we offer a package of comprehensive capabilities as unique as the state itself. For generations, our experts have helped individuals, families, and businesses navigate the nuances of the structures available under Delaware law.

   Passing wealth on to successive generations without incurring excessive transfer taxes is possible through Delaware dynasty trusts, in which personal property may be held forever. Certain irrevocable trusts are exempt from Delaware income tax. Delaware does not assess tax on the value of intangible personal property. Direction trust statutes permit the use of third-party investment advisors; other statutes provide protection from creditors' claims. Grantors are assured the highest levels of confidentiality because trust court accountings are not required in Delaware and court proceedings may be sealed.

   For corporations, Delaware's tax and legal climate makes it the situs of choice for special-purpose entities designed to provide a bankruptcy-remote vehicle that isolates and protects the assets it holds. Delaware business trusts, for example, insulate assets from attachment and offer protection from creditors, pass-through tax

[PHOTO OF CYNTHIA L. CORLISS, CORPORATE TRUST COUNSELOR, AND EMMITT R. HARMON, MANAGING DIRECTOR, EUROPE, STANDING IN STAIRWAY OF LEGISLATIVE HALL IN DOVER, DELAWARE.]

Cynthia L. Corliss, corporate trust counsel, and Emmitt R. Harmon, managing director, Europe, at Legislative Hall in Dover, the Delaware state capital.

treatment, and limited liability for owners and managers. We are trustee for some 2,000 Delaware business trusts, roughly half the number on record in the state.

   As the preferred trustee for other special purpose vehicles like limited liability companies, limited partnerships, finance companies, and passive investment companies, we provide fiduciary, investment, and administrative services in a manner that establishes a substantive presence in the jurisdiction of choice.

INTERNATIONAL PRESENCE


[PHOTO OF PALM LEAF.]




--------------------------------------------------------------------------------
AND WHERE WE'RE NEEDED
--------------------------------------------------------------------------------


[PHOTO OF CACTUS PLANT.]


Nearly a century has passed since Wilmington Trust's roots in Delaware first took hold. Today, in a time when technology renders geographic boundaries moot, our scope spans the globe. Our customers are based throughout the United States and in more than 50 other countries. We meet their financial planning and wealth management needs through a combination of personal visits, Web-based technology, and physical locations in California, Delaware, Florida, Maryland, Nevada, New York, Pennsylvania, and London.

   In Delaware, where we are the dominant banking company, we have begun a multi-year undertaking that is changing our 48 brick-and-mortar branches into a network of transaction centers, sales offices, and financial planning centers.

   In the five counties surrounding Philadelphia, a market six times the size of our home state's, we don't rely on branches to serve customers. From our sales office in Villanova, we target privately held businesses with annual sales of between $5 million and $200 million. Our lenders and wealth managers call on them at their places of business and we employ couriers to service their cash and deposit needs. We are replicating this approach on Maryland's eastern shore.

   High-net-worth individuals are our focus in California, New York, and Florida, where we have had an active presence along the Treasure Coast since 1983 and opened a new office in North Palm Beach in 1999. In California and New York, where we established offices in 1998, we are located adjacent to our affiliated money managers: Cramer Rosenthal McGlynn in Manhattan and Roxbury Capital Management in Santa Monica.

   In 1999 we opened an office in London to take advantage of corporate trust opportunities stemming from the introduction of the euro and resulting single currency, cross-border asset securitization opportunities.

[PHOTO OF TREE BRANCH.]
LONDON, ENGLAND




[PHOTO OF MAPLE LEAF.]
NEW YORK, NEW YORK
PHILADELPHIA, PENNSYLVANIA
WILMINGTON, DELAWARE
MARYLAND'S EASTERN SHORE




[PHOTO OF PALM TREE.]
PALM BEACH, FLORIDA

CHAIRMAN'S LETTER

--------------------------------------------------------------------------------
TO OUR STOCKHOLDERS
--------------------------------------------------------------------------------


YEAR IN BRIEF
--------------------------------------------------------------------------------
                                                                        INCREASE
FOR THE YEARS ENDED DECEMBER 31          1999           1998          (DECREASE)
--------------------------------------------------------------------------------

in thousands except per share amounts
Net interest Income                  $  245,913     $  237,697           3.5%
Provision for loan losses                17,500         20,000        (12.5)
Other income                            191,453        183,917           4.1
Net interest and other income           419,866        401,614           4.5
Other expense                           258,204        230,066          12.2
Income before income taxes              161,662        171,548         (5.8)
Applicable income taxes                  54,365         57,223         (5.0)
Net income                              107,297        114,325         (6.1)

Per share
Net income - basic                   $     3.26     $     3.41         (4.4)%
Net income - diluted                       3.21           3.34         (3.9)
Dividends paid                             1.65           1.53           7.8
Book value at December 31                 15.40          16.39         (6.0)

Assets                               $7,201,944     $6,300,565          14.3%
Loans                                 4,820,079      4,319,633          11.6
Reserve for loan losses                  76,925         71,906           7.0
Investment Securities                 1,717,499      1,372,652          25.1
Deposits                              5,369,484      4,536,763          18.4
Stockholders' equity                    498,231        546,209         (8.8)

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


[PHOTO OF TED T. CECALA, CHAIRMAN AND CHIEF EXECUTIVE OFFICER.]
TED T. CECALA
CHAIRMAN AND CHIEF EXECUTIVE OFFICER

In 1999 Wilmington Trust's earnings per share and net income were $3.21 and $107.3 million, respectively. Nonrecurring items, including a one-time, pre-tax, non-cash write off of $13.4 million for outsourcing and branch reconfiguration activities, impacted performance. Absent the one-time charge, earnings per share would have been $3.47.

   These results should not overshadow the tremendous progress we made. We introduced new delivery channels; we conducted more business in markets outside Delaware; and we embarked on a series of steps that will change our cost structure. We began to see a return on the expansion investments we have made over the past two years and we took action to accelerate our growth in 2000 and beyond.

   Two performance measures in which we still outpace our peers were especially noteworthy: return on average assets, which was 1.60%, and return on equity, which was 20.18%. Our return on equity has been 20% or higher every year since 1985, an especially enviable record considering the substantial investments we have made in recent years to position our company for the future.

--------------------------------------------------------------------------------
Our return on equity has been 20% or higher every year since 1985, an especially enviable record considering the substantial investments we have made in recent years to position our company for future growth.
--------------------------------------------------------------------------------

   We finished the year on target for revenue growth in all areas of our business. We posted double-digit increases in trust and asset management revenues, which rose 15.2% to $148.4 million as a result of new business development and our affiliations with Cramer Rosenthal McGlynn and Roxbury Capital Management.

[BAR GRAPH OF RETURN ON ASSETS (NET INCOME AS A PERCENTAGE OF AVERAGE ASSETS) FOR EACH YEAR FROM 1989 TO 1999, WITH THE FOLLOWING PLOT POINTS:

                  1989      -  1.70%
                  1990      -  1.72%
                  1991      -  1.75%
                  1992      -  1.55% AFTER CHANGE IN ACCOUNTING PRINCIPLE
                  1992A     -  1.90% BEFORE CHANGE IN ACCOUNTING PRINCIPLE
                  1993      -  1.96%
                  1994      -  1.88%
                  1995      -  1.83%
                  1996      -  1.83%
                  1997      -  1.87%
                  1998      -  1.83%
                  1999      -  1.60% AFTER ONE-TIME CHARGE
                  1999A     -  1.73% BEFORE ONE-TIME CHARGE.]

   Fee-based revenues, which are growing at a faster pace than spread-based income, continued to increase as a percentage of our total revenues. At year-end 1999, fee-based revenues comprised 43.6% of our total revenues, up from 42.7% at year-end 1998 and 40.6% at year-end 1997.

   Loan balances on average increased 9% to $4.5 billion; more than half this growth came from our expansion into the five counties surrounding Philadelphia. Net interest income, at $245.9 million, was up 3.5% but below the growth rate of the overall portfolio, due to pricing pressures that compressed the net interest margin from 4.26% in 1998 to 4.11 % in 1999.

   The quality of our credit portfolio remained strong, as nonperforming assets declined and charge-offs were stable at 0.07%. The reserve for loan losses at year-end was 1.60% of loans outstanding, compared with 1.66% at year-end 1998.

   Total assets under management reached a new high of $26 billion, 12% higher than 1998. Assets under administration reached $135.1 billion, an 11% increase. Total banking assets were $7.2 billion, up 14.3%. Loans outstanding increased 11.6% to $4.8 billion. Deposits rose 18.4% to $5.4 billion. Stockholders' equity totaled $498.2 million.

   Reflecting our continued commitment to shareholder value, we paid a dividend in 1999 of $1.65 per share, an increase of 7.8% over the dividend paid in 1998.

   One other 1999 milestone that warrants attention was the move of our stock listing from Nasdaq to the New York Stock Exchange.

[BAR GRAPH OF RETURN ON STOCKHOLDERS' EQUITY (NET INCOME AS A PERCENTAGE OF AVERAGE STOCKHOLDERS' EQUITY) FOR EACH YEAR FROM 1989 TO 1999, WITH THE FOLLOWING PLOT POINTS:

                  1989      -  22.08%
                  1990      -  22.67%
                  1991      -  21.09%
                  1992      -  17.44% AFTER CHANGE IN ACCOUNTING PRINCIPLE
                  1992A     -  20.62% BEFORE CHANGE IN ACCOUNTING PRINCIPLE
                  1993      -  21.12%
                  1994      -  20.84%
                  1995      -  20.70%
                  1996      -  21.38%.
                  1997      -  22.15%
                  1998      -  21.70%
                  1999      -  20.18% AFTER ONE-TIME CHARGE
                  1999A     -  21.80% BEFORE ONE-TIME CHARGE.]

NEW OFFICES, NEW TECHNOLOGY, NEW GROWTH

As our growth plans move beyond Delaware, where we hold a dominant market position, we have established firm footholds in other geographic locations. The year past marked our first full year with offices in New York and California, where we gained momentum. We made solid progress in southeastern Pennsylvania, as evidenced by our loan growth. In Florida, we opened a new office in North Palm Beach. We also opened an office in London.

   Some of our most exciting achievements during 1999 involved the ways in which we are using technology. The widespread acceptance of the Internet and the economic potential of e-commerce led us to devote considerable resources to Web-based applications. The most prominent of these were the launches of our online banking and brokerage services.

   We added new features to our touch-tone telephone banking system and
                                       15

introduced enhanced function ATMS, machines that carry coin dispensers so customers may cash checks to the penny.


                                       15A

--------------------------------------------------------------------------------
Outsourcing check processing and trust accounting gives us access to world-class capabilities -- and the ability to purchase services as we need them, rather than invest to meet anticipated demand and create unused capacity.
--------------------------------------------------------------------------------

   Technological tools are changing the ways customers perform routine banking transactions -- and changing the way we allocate resources to our traditional branch network, where we currently process 12,000,000 teller transactions per year. Over the next two to three years, we envision that at least half of those transactions will move to online banking, telephone banking, or enhanced function ATMS.

[BAR GRAPH OF DIVIDENDS PER SHARE PAID FOR EACH YEAR FROM 1989 TO 1999, WITH THE FOLLOWING PLOT POINTS:

                  1989      -  $0.59
                  1990      -  $0.72
                  1991      -  $0.80
                  1992      -  $0.88
                  1993      -  $0.98
                  1994      -  $1.06
                  1995      -  $1.17
                  1996      -  $1.29
                  1997      -  $1.41
                  1998      -  $1.53
                  1999      -  $1.65.]

   At the same time, we will increase the number of physical locations and "touchpoints" from which clients may access our services. In our branch offices, we will change the focus of staff members from performing transactions to advising on a full range of financial services. As we continue to evaluate the effectiveness of all of our delivery channels, we may close or sell 25% or more of our traditional branch offices.

STRENGTHENING RELATIONSHIPS AND BUILDING VALUE

In December we announced plans to outsource our check processing and core accounting processing for personal and institutional trust accounts to external providers for whom data processing is a core business. As a result, we will gain access to world-class capabilities -- and the ability to purchase services as we need them, rather than invest to meet anticipated demand and create unused capacity. Furthermore, this lets us spread operational risk and focus our technology resources on areas of strategic importance, initiatives in which we can achieve the greatest competitive distinction, and efforts that build relationships with clients.

[BAR GRAPH OF NET INCOME PER SHARE FOR EACH YEAR FROM 1989 TO 1999, WITH THE FOLLOWING PLOT POINTS:

                  1989      -  $1.59
                  1990      -  $1.81
                  1991      -  $1.92
                  1992      -  $1.70 AFTER CHANGE IN ACCOUNTING PRINCIPLE
                  1992A     -  $2.09 BEFORE CHANGE IN ACCOUNTING PRINCIPLE
                  1993      -  $2.24
                  1994      -  $2.37
                  1995      -  $2.56
                  1996      -  $2.83
                  1997      -  $3.15
                  1998      -  $3.41
                  1999      -  $3.26 AFTER ONE-TIME CHARGE
                  1999A     -  $3.52 BEFORE ONE-TIME CHARGE.]

   Going forward, our business plan -- combined with the superior talent, professionalism, and dedication of our staff members -- leaves us well positioned for the coming year and beyond. We will continue to focus our efforts on strengthening our relationships with clients, growing our core businesses, maximizing the differentiating factors that distinguish us from our competitors, and building value for clients and shareholders alike.

   On behalf of the entire Wilmington Trust team, I thank you for your continued confidence in our ability to continue our record of success.


/s/ Ted T. Cecala
Ted T. Cecala
Chairman and Chief Executive Officer

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS WILMINGTON TRUST CORPORATION AND SUBSIDIARIES 1999 ANNUAL REPORT
--------------------------------------------------------------------------------

     1999 operating earnings, exclusive of a one-time charge, were $115.9 million, or $3.52 per share, a 1% increase over the $3.41 per share reported for 1998. On a diluted basis, operating earnings were $3.47 per share compared to the $3.34 reported for 1998. Net income for 1999 was $107.3 million, or $3.26 per share. This was a 6% decrease from the $114.3 million, or $3.41 per share, reported for 1998. On a diluted basis, per share net income was $3.21, a 4% decrease from the $3.34 reported for 1998.

     1999 earnings were down 6% from the 1998 level due primarily to a $13.4 million pre-tax charge in the fourth quarter. In December, the Corporation announced its plans to outsource certain back office data processing functions - check processing and core accounting processing for personal and institutional trust accounts. The one-time charge included $11.2 million for outsourcing check processing and core accounting processing for personal and institutional trust accounts, $800,000 for branch closures, and $1.4 million for automated teller machines and software reconfiguration charges. The outsourcing of these services is part of the Corporation's strategy to concentrate resources on areas where its greatest competitive distinction can be achieved. This move toward a variable cost structure will enable the Corporation to purchase services as needed rather than invest to meet anticipated demand and create unused capacity.

     Improvement was realized in both of the major components of the Corporation's income. Net interest income increased 4% to $245.9 million, an increase of $8.2 million over the $237.7 million reported for 1998. Non-interest revenues also increased 4%, to $191.5 million, an increase of $7.5 million over the $183.9 million reported for 1998.

     The provision for loan losses for 1999 was $17.5 million, a decrease of $2.5 million, or 13%, from the $20.0 million provision for 1998.

     Operating expenses, absent the one-time charge, were $244.8 million, $14.7 million, or 6%, higher than the $230.1 million for 1998. After the charge, operating expenses were $258.2 million, an increase of $28.1 million, or 12%, over the $230.1 million reported for 1998. The provision for income taxes was $54.4 million, a decrease of $2.9 million, or 5%, from the $57.2 million reported for 1998. These results produced a return on average stockholders' equity of 20.18%, down from the 21.70% reported last year, and marked the fifteenth consecutive year that return on equity has exceeded 20%.1 The return on average assets for 1999 was 1.60%, down from 1.83% for a year ago.

     The Corporation maintained its high level of productivity during 1999. The net profit margin (measured by net income as a percentage of the sum of net interest and non-interest income), absent the one-time charge, was 26.5%, down from the 27.1% reported for 1998. Productivity for 1999, measured by net income per staff member, was $48,000 before the charge. This was an increase over the $47,000 reported for 1998. Including the charge, the net profit margin was 24.5% and the net income per staff member was $44,000.

     Statistical disclosures required of bank holding companies by Industry Guide 3 are included in the Corporation's Annual Report on Form 10-K for 1999.

     The following table presents comparative five-year average balance sheets and income statements, as well as interest income and expense and respective yields and costs of funds for those years.


[BAR GRAPH OF NET INCOME PER STAFF MEMBER FOR EACH YEAR FROM 1989 TO 1999, WITH THE FOLLOWING PLOT POINTS, IN THOUSANDS:

      1989   -  $28.16
      1990   -  $31.45
      1991   -  $32.88
      1992   -  $29.26 AFTER CHANGE IN ACCOUNTING PRINCIPLE
      1992A  -  $36.00 BEFORE CHANGE IN ACCOUNTING PRINCIPLE
      1993   -  $36.72
      1994   -  $36.98
      1995   -  $38.61
      1996   -  $40.23
      1997   -  $43.68
      1998   -  $46.82
      1999   -  $44.08 AFTER ONE-TIME CHARGE
      1999A  -  $47.61 BEFORE ONE-TIME CHARGE.]

[BAR GRAPH OF NET PROFIT MARGIN (NET INCOME AS A PERCENTAGE OF OPERATING REVENUES) FOR EACH YEAR FROM 1989 TO 1999, WITH THE FOLLOWING PLOT POINTS:

      1989   -  28.53%
      1990   -  29.34%
      1991   -  28.51%
      1992   -  23.24% AFTER CHANGE IN ACCOUNTING PRINCIPLE
      1992A  -  28.59% BEFORE CHANGE IN ACCOUNTING PRINCIPLE
      1993   -  28.69%
      1994   -  28.64%
      1995   -  27.70%
      1996   -  27.60%
      1997   -  27.36%
      1998   -  27.12%.
      1999   -  24.53% AFTER ONE-TIME CHARGE
      1999A  -  26.49% BEFORE ONE-TIME CHARGE.]

     1 Based on income before cumulative effect of change in accounting principle.

                                       17A

--------------------------------------------------------------------------------
FIVE-YEAR ANALYSIS OF EARNINGS AND CONSOLIDATED STATEMENTS OF CONDITION
WILMINGTON TRUST CORPORATION AND SUBSIDIARIES 1999 ANNUAL REPORT
--------------------------------------------------------------------------------

                                                                          1999
                                               ----------------------------------------------
(in thousands, except per share amounts;
rates on tax-equivalent basis)                 Average balance  Income/expense  Average rate
---------------------------------------------------------------------------------------------
Time deposits in other banks                        $        -        $      -            -%
Federal funds sold and securities
     purchased under agreements to resell               31,521           1,566          4.97
-------------------------------------------------------------------------------
     Total short-term investments                       31,521           1,566          4.97
                                               ----------------------------------------------
U.S. Treasury and government agencies                  937,878          55,412          5.85
State and municipal1                                    14,411           1,086          7.64
Preferred stock1                                       159,738          11,278          7.05
Asset-backed securities                                352,615          22,221          6.23
Other1                                                 129,712           7,439          5.73
-------------------------------------------------------------------------------
     Total investment securities                     1,594,354          97,436          6.06
                                               ----------------------------------------------
Commercial, financial and agricultural               1,423,794         113,217          7.95
Real estate - construction                             268,668          23,775          8.85
Mortgage - commercial                                  882,038          77,217          8.75
Mortgage - residential                                 895,138          63,877          7.14
Installment loans to individuals1,2                  1,060,785          93,010          8.77
-------------------------------------------------------------------------------
     Total loans1,2                                  4,530,423         371,096          8.19
                                               ----------------------------------------------
     Total earning assets                            6,156,298         470,098          7.62
Other assets                                           532,767
---------------------------------------------------------------
Total assets                                        $6,689,065
                                               ==============================================
Savings                                             $  411,352           7,364          1.79
Interest-bearing demand                              1,377,749          29,670          2.15
Certificates under $100,000                          1,137,764          57,031          5.01
Certificates $100,000 and over                         983,340          53,429          5.43
-------------------------------------------------------------------------------
     Total interest-bearing deposits                 3,910,205         147,494          3.77
                                               ----------------------------------------------
Federal funds purchased and securities
     sold under agreements to repurchase             1,102,470          55,862          5.07
U.S. Treasury demand                                    35,643           1,846          5.18
-------------------------------------------------------------------------------
     Total short-term borrowings                     1,138,113          57,708          5.07
                                               ----------------------------------------------
Long-term debt                                         168,000          11,061          6.58
-------------------------------------------------------------------------------
     Total interest-bearing liabilities              5,216,318         216,263          4.15
Demand deposits                                        856,171
Other noninterest funds                                 83,809
---------------------------------------------------------------------------------------------
     Total funds used to support earning assets      6,156,298         216,263          3.51
Stockholders' equity                                   531,592
     Equity used to support earning assets            (83,809)
Other liabilities                                       84,984
---------------------------------------------------------------
Total liabilities and stockholders' equity          $6,689,065
                                               ==============================================
Net interest income/yield                                              253,835          4.11
     Tax-equivalent adjustment                                         (7,922)
---------------------------------------------------------------------------------------------
Net interest income                                                    245,913
Provision for loan losses                                             (17,500)
---------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                    228,413
---------------------------------------------------------------------------------------------
Other income
Trust and asset management fees                                        148,413
Service charges on deposit accounts                                     23,817
Other operating income                                                  17,979
Securities gains/(losses)                                                1,244
---------------------------------------------------------------------------------------------
     Total other income                                                191,453
                                                                      -----------------------
     Net interest and other income                                     419,866
                                                                      -----------------------

                                       18


Other expense
Salaries and employment benefits                                       147,219
Net occupancy                                                           15,440
Furniture and equipment                                                 21,513
Other operating expense                                                 74,032
---------------------------------------------------------------------------------------------
     Total other expense                                               258,204
                                                                     ------------------------
Income before income taxes                                             161,662
Applicable income taxes                                                 54,365
---------------------------------------------------------------------------------------------
     Net income                                                       $107,297
                                                                     ========================
     Net income per share - basic                                     $   3.26
                                                                     ========================
     Net income per share - diluted                                   $   3.21
                                                                     ========================


1 Tax-advantaged income has been adjusted to a tax-equivalent basis using a combined statutory federal and state income tax rate of 38.2% for all years.

2 Loan balances include nonaccrual loans. Amortization of deferred loan fees has been included in interest income.

  Note: Average rates are calculated using average balances based on historical cost and do not reflect market valuation adjustments.

                                      18A

--------------------------------------------------------------------------------
FIVE-YEAR ANALYSIS OF EARNINGS AND CONSOLIDATED STATEMENTS OF CONDITION
WILMINGTON TRUST CORPORATION AND SUBSIDIARIES 1999 ANNUAL REPORT
--------------------------------------------------------------------------------

                                                                          1998
                                               ----------------------------------------------
(in thousands, except per share amounts;
rates on tax-equivalent basis)                 Average balance  Income/expense  Average rate
---------------------------------------------------------------------------------------------
Time deposits in other banks                        $        -     $        -             -%
Federal funds sold and securities
     purchased under agreements to resell               31,081          1,665           5.36
------------------------------------------------------------------------------
     Total short-term investments                       31,081          1,665           5.36
                                               ----------------------------------------------
U.S. Treasury and government agencies                  983,276         60,627           6.22
State and municipal1                                    16,672          1,278           7.73
Preferred stock1                                       146,595         10,846           7.56
Asset-backed securities                                358,929         23,749           6.66
Other1                                                 104,123          5,874           5.67
------------------------------------------------------------------------------
     Total investment securities                     1,609,595        102,374           6.42
                                               ----------------------------------------------
Commercial, financial and agricultural               1,263,385        107,039           8.47
Real estate - construction                             180,830         16,953           9.38
Mortgage - commercial                                  890,375         83,040           9.33
Mortgage - residential                                 837,218         65,195           7.79
Installment loans to individuals1,2                    984,590         89,044           9.04
------------------------------------------------------------------------------
     Total loans1,2                                  4,156,398        361,271           8.69
                                               ----------------------------------------------
     Total earning assets                            5,797,074        465,310           8.05
Other assets                                           455,365
---------------------------------------------------------------
Total assets                                        $6,252,439
                                               ==============================================
Savings                                             $  406,060          9,141           2.25
Interest-bearing demand                              1,222,866         30,800           2.52
Certificates under $100,000                          1,208,244         66,045           5.47
Certificates $100,000 and over                         842,368         47,750           5.67
------------------------------------------------------------------------------
     Total interest-bearing deposits                 3,679,538        153,736           4.18
                                               ----------------------------------------------
Federal funds purchased and securities
     sold under agreements to repurchase             1,027,184         55,583           5.41
U.S. Treasury demand                                    49,338          2,377           4.82
------------------------------------------------------------------------------
     Total short-term borrowings                     1,076,522         57,960           5.38
                                               ----------------------------------------------
Long-term debt                                         125,877          7,546           5.99
------------------------------------------------------------------------------
     Total interest-bearing liabilities              4,881,937        219,242           4.49
Demand deposits                                        747,791
Other noninterest funds                                167,346
---------------------------------------------------------------------------------------------
     Total funds used to support earning assets      5,797,074        219,242           3.79
Stockholders' equity                                   526,742
     Equity used to support earning assets           (167,346)
Other liabilities                                       95,969
---------------------------------------------------------------
Total liabilities and stockholders' equity          $6,252,439
                                               ==============================================
Net interest income/yield                                             246,068           4.26
     Tax-equivalent adjustment                                        (8,371)
---------------------------------------------------------------------------------------------
Net interest income                                                   237,697
Provision for loan losses                                            (20,000)
---------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                   217,697
---------------------------------------------------------------------------------------------
Other income
Trust and asset management fees                                       128,801
Service charges on deposit accounts                                    21,934
Other operating income                                                 26,496
Securities gains/(losses)                                               6,686
---------------------------------------------------------------------------------------------
     Total other income                                               183,917
                                               ----------------------------------------------
     Net interest and other income                                    401,614
                                               ----------------------------------------------
                                      18B


Other expense
Salaries and employment benefits                                      137,917
Net occupancy                                                          13,236
Furniture and equipment                                                19,024
Other operating expense                                                59,889
---------------------------------------------------------------------------------------------
     Total other expense                                              230,066
                                               ----------------------------------------------
Income before income taxes                                            171,548
Applicable income taxes                                                57,223
---------------------------------------------------------------------------------------------
     Net income                                                      $114,325
                                               ==============================================
     Net income per share - basic                                    $   3.41
                                               ==============================================
     Net income per share - diluted                                  $   3.34
                                               ==============================================

1 Tax-advantaged income has been adjusted to a tax-equivalent basis using a combined statutory federal and state income tax rate of 38.2% for all years.

2 Loan balances include nonaccrual loans. Amortization of deferred loan fees has been included in interest income.

  Note: Average rates are calculated using average balances based on historical cost and do not reflect market valuation adjustments.

                                      18C

--------------------------------------------------------------------------------
FIVE-YEAR ANALYSIS OF EARNINGS AND CONSOLIDATED STATEMENTS OF CONDITION
WILMINGTON TRUST CORPORATION AND SUBSIDIARIES 1999 ANNUAL REPORT
--------------------------------------------------------------------------------

                                                                             1997
                                                ----------------------------------------------
(in thousands, except per share amounts;
rates on tax-equivalent basis)                  Average balance  Income/expense  Average rate
----------------------------------------------------------------------------------------------
Time deposits in other banks                          $       -        $      -            -%
Federal funds sold and securities
     purchased under agreements to resell                22,369           1,280          5.72
--------------------------------------------------------------------------------
     Total short-term investments                        22,369           1,280          5.72
                                                ----------------------------------------------
U.S. Treasury and government agencies                   868,296          55,579          6.41
State and municipal1                                     27,918           2,223          7.99
Preferred stock1                                        131,693           9,906          7.63
Asset-backed securities                                 272,527          17,581          6.46
Other1                                                   85,865           5,078          5.93
--------------------------------------------------------------------------------
     Total investment securities                      1,386,299          90,367          6.53
                                                ----------------------------------------------
Commercial, financial and agricultural                1,211,703         105,758          8.73
Real estate - construction                              131,745          12,980          9.85
Mortgage - commercial                                   904,063          85,260          9.43
Mortgage - residential                                  764,246          58,406          7.64
Installment loans to individuals1,2                     909,736          85,953          9.45
--------------------------------------------------------------------------------
     Total loans1,2                                   3,921,493         348,357          8.88
                                                ----------------------------------------------
     Total earning assets                             5,330,161         440,004          8.26
Other assets                                            349,826
----------------------------------------------------------------
Total assets                                         $5,679,987
                                                ==============================================
Savings                                              $  397,179           9,561          2.41
Interest-bearing demand                               1,078,685          27,393          2.54
Certificates under $100,000                           1,209,750          68,621          5.67
Certificates $100,000 and over                          506,089          28,601          5.65
--------------------------------------------------------------------------------
     Total interest-bearing deposits                  3,191,703         134,176          4.20
                                                ----------------------------------------------
Federal funds purchased and securities
     sold under agreements to repurchase              1,142,106          63,123          5.53
U.S. Treasury demand                                     46,108           2,450          5.31
--------------------------------------------------------------------------------
     Total short-term borrowings                      1,188,214          65,573          5.52
                                                ----------------------------------------------
Long-term debt                                           43,000             874          2.03
--------------------------------------------------------------------------------
     Total interest-bearing liabilities               4,422,917         200,623          4.54
Demand deposits                                         678,683
Other noninterest funds                                 228,561
----------------------------------------------------------------------------------------------
     Total funds used to support earning assets       5,330,161         200,623          3.77
Stockholders' equity                                    478,814
     Equity used to support earning assets            (228,561)
Other liabilities                                        99,573
----------------------------------------------------------------
Total liabilities and stockholders' equity           $5,679,987
                                                ==============================================
Net interest income/yield                                               239,381          4.49
     Tax-equivalent adjustment                                          (9,365)
----------------------------------------------------------------------------------------------
Net interest income                                                     230,016
Provision for loan losses                                              (21,500)
----------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                     208,516
----------------------------------------------------------------------------------------------
Other income
Trust and asset management fees                                         114,501
Service charges on deposit accounts                                      20,964
Other operating income                                                   22,050
Securities gains/(losses)                                                    27
----------------------------------------------------------------------------------------------
     Total other income                                                 157,542
                                                ----------------------------------------------
     Net interest and other income                                      366,058
                                                ----------------------------------------------
                                       19


Other expense
Salaries and employment benefits                                        129,816
Net occupancy                                                            11,763
Furniture and equipment                                                  16,361
Other operating expense                                                  49,731
----------------------------------------------------------------------------------------------
     Total other expense                                                207,671
                                                ----------------------------------------------
Income before income taxes                                              158,387
Applicable income taxes                                                  52,343
----------------------------------------------------------------------------------------------
     Net income                                                        $106,044
                                                ==============================================
     Net income per share - basic                                      $   3.15
                                                ==============================================
     Net income per share - diluted                                    $   3.08
                                                ==============================================

1 Tax-advantaged income has been adjusted to a tax-equivalent basis using a combined statutory federal and state income tax rate of 38.2% for all years.

2 Loan balances include nonaccrual loans. Amortization of deferred loan fees has been included in interest income.

  Note: Average rates are calculated using average balances based on historical cost and do not reflect market valuation adjustments.

                                       19A

--------------------------------------------------------------------------------
FIVE-YEAR ANALYSIS OF EARNINGS AND CONSOLIDATED STATEMENTS OF CONDITION
WILMINGTON TRUST CORPORATION AND SUBSIDIARIES 1999 ANNUAL REPORT
--------------------------------------------------------------------------------

                                                                        1996
                                             ----------------------------------------------
(in thousands, except per share amounts;
rates on tax-equivalent basis)               Average balance  Income/expense  Average rate
-------------------------------------------------------------------------------------------
Time deposits in other banks                      $        -        $      -            -%
Federal funds sold and securities
     purchased under agreements to resell             26,459           1,475          5.57
-----------------------------------------------------------------------------
     Total short-term investments                     26,459           1,475          5.57
                                             ----------------------------------------------
U.S. Treasury and government agencies                818,585          51,511          6.30
State and municipal1                                  35,473           2,829          8.00
Preferred stock1                                     133,322          10,058          7.51
Asset-backed securities                              259,071          15,163          5.85
Other1                                                96,556           5,321          5.53
-----------------------------------------------------------------------------
     Total investment securities                   1,343,007          84,882          6.33
                                             ----------------------------------------------
Commercial, financial and agricultural             1,160,899         103,131          8.88
Real estate - construction                           114,827          11,150          9.71
Mortgage - commercial                                806,782          77,871          9.65
Mortgage - residential                               683,095          53,563          7.84
Installment loans to individuals1,2                  836,827          80,941          9.67
-----------------------------------------------------------------------------
     Total loans1,2                                3,602,430         326,656          9.07
                                             ----------------------------------------------
     Total earning assets                          4,971,896         413,013          8.31
Other assets                                         335,467
-------------------------------------------------------------
Total assets                                      $5,307,363
                                             ==============================================
Savings                                           $  396,650           9,671          2.44
Interest-bearing demand                            1,007,652          25,962          2.58
Certificates under $100,000                        1,205,328          70,855          5.88
Certificates $100,000 and over                       281,314          15,467          5.50
-----------------------------------------------------------------------------
     Total interest-bearing deposits               2,890,944         121,955          4.22
                                             ----------------------------------------------
Federal funds purchased and securities
     sold under agreements to repurchase           1,161,521          63,429          5.46
U.S. Treasury demand                                  34,241           1,766          5.16
-----------------------------------------------------------------------------
     Total short-term borrowings                   1,195,762          65,195          5.45
                                             ----------------------------------------------
Long-term debt                                        30,910           1,479          4.78
-----------------------------------------------------------------------------
     Total interest-bearing liabilities            4,117,616         188,629          4.58
Demand deposits                                      633,066
Other noninterest funds                              221,214
-------------------------------------------------------------------------------------------
     Total funds used to support earning assets    4,971,896         188,629          3.80
Stockholders' equity                                 454,917
     Equity used to support earning assets         (221,214)
Other liabilities                                    101,764
-------------------------------------------------------------
Total liabilities and stockholders' equity        $5,307,363
                                             ==============================================
Net interest income/yield                                            224,384          4.51
     Tax-equivalent adjustment                                      (10,163)
-------------------------------------------------------------------------------------------
Net interest income                                                  214,221
Provision for loan losses                                           (16,000)
-------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                  198,221
-------------------------------------------------------------------------------------------
Other income
Trust and asset management fees                                       98,247
Service charges on deposit accounts                                   19,038
Other operating income                                                19,764
Securities gains/(losses)                                              1,188
-------------------------------------------------------------------------------------------
     Total other income                                              138,237
                                             ----------------------------------------------
     Net interest and other income                                   336,458
                                             ----------------------------------------------

                                      19B


Other expense
Salaries and employment benefits                                     119,574
Net occupancy                                                         11,111
Furniture and equipment                                               14,413
Other operating expense                                               47,241
-------------------------------------------------------------------------------------------
     Total other expense                                             192,339
                                             ----------------------------------------------
Income before income taxes                                           144,119
Applicable income taxes                                               46,841
-------------------------------------------------------------------------------------------
     Net income                                                     $ 97,278
                                             ==============================================
     Net income per share - basic                                   $   2.83
                                             ==============================================
     Net income per share - diluted                                 $   2.79
                                             ==============================================

1 Tax-advantaged income has been adjusted to a tax-equivalent basis using a combined statutory federal and state income tax rate of 38.2% for all years.

2 Loan balances include nonaccrual loans. Amortization of deferred loan fees has been included in interest income.

  Note: Average rates are calculated using average balances based on historical cost and do not reflect market valuation adjustments.

                                      19C

--------------------------------------------------------------------------------
FIVE-YEAR ANALYSIS OF EARNINGS AND CONSOLIDATED STATEMENTS OF CONDITION
WILMINGTON TRUST CORPORATION AND SUBSIDIARIES 1999 ANNUAL REPORT
--------------------------------------------------------------------------------

                                                                               1995
                                                    ----------------------------------------------
(in thousands, except per share amounts;
rates on tax-equivalent basis)                      Average balance  Income/expense  Average rate
--------------------------------------------------------------------------------------------------
Time deposits in other banks                              $       -        $      -            -%
Federal funds sold and securities
     purchased under agreements to resell                    17,522           1,036          5.91
------------------------------------------------------------------------------------
     Total short-term investments                            17,522           1,036          5.91
                                                    ----------------------------------------------
U.S. Treasury and government agencies                       598,501          37,182          6.21
State and municipal1                                         42,099           3,077          7.31
Preferred stock1                                            155,632           9,865          6.34
Asset-backed securities                                     290,779          15,946          5.48
Other1                                                       96,991           5,595          5.76
------------------------------------------------------------------------------------
     Total investment securities                          1,184,002          71,665          6.05
                                                    ----------------------------------------------
Commercial, financial and agricultural                    1,074,860          99,199          9.23
Real estate - construction                                  103,104          10,739         10.42
Mortgage - commercial                                       751,937          74,244          9.87
Mortgage - residential                                      633,852          50,356          7.94
Installment loans to individuals1,2                         827,029          81,141          9.81
------------------------------------------------------------------------------------
     Total loans1,2                                       3,390,782         315,679          9.31
                                                    ----------------------------------------------
     Total earning assets                                 4,592,306         388,380          8.46
Other assets                                                340,560
--------------------------------------------------------------------
Total assets                                             $4,932,866
                                                    ==============================================
Savings                                                 $   404,421          10,222          2.53
Interest-bearing demand                                     981,379          26,253          2.68
Certificates under $100,000                               1,036,792          60,021          5.79
Certificates $100,000 and over                              161,403           8,808          5.46
------------------------------------------------------------------------------------
     Total interest-bearing deposits                      2,583,995         105,304          4.08
                                                    ----------------------------------------------
Federal funds purchased and securities
     sold under agreements to repurchase                  1,203,372          72,178          6.00
U.S. Treasury demand                                         36,044           2,147          5.96
------------------------------------------------------------------------------------
     Total short-term borrowings                          1,239,416          74,325          6.00
                                                    ----------------------------------------------
Long-term debt                                                6,981             348          4.98
------------------------------------------------------------------------------------
     Total interest-bearing liabilities                   3,830,392         179,977          4.70
Demand deposits                                             580,928
Other noninterest funds                                     180,986
--------------------------------------------------------------------------------------------------
     Total funds used to support earning assets           4,592,306         179,977          3.92
Stockholders' equity                                        434,843
     Equity used to support earning assets                (180,986)
Other liabilities                                            86,703
--------------------------------------------------------------------
Total liabilities and stockholders' equity               $4,932,866
                                                    ==============================================
Net interest income/yield                                                   208,403          4.54
     Tax-equivalent adjustment                                             (11,039)
--------------------------------------------------------------------------------------------------
Net interest income                                                         197,364
Provision for loan losses                                                  (12,280)
--------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                         185,084
--------------------------------------------------------------------------------------------------
Other income
Trust and asset management fees                                              87,982
Service charges on deposit accounts                                          17,497
Other operating income                                                       19,894
Securities gains/(losses)                                                     2,267
--------------------------------------------------------------------------------------------------
     Total other income                                                     127,640
                                                    ----------------------------------------------
     Net interest and other income                                          312,724
                                                    ----------------------------------------------
                                      19D


Other expense
Salaries and employment benefits                                            110,670
Net occupancy                                                                10,706
Furniture and equipment                                                      14,067
Other operating expense                                                      45,561
--------------------------------------------------------------------------------------------------
     Total other expense                                                    181,004
                                                    ----------------------------------------------
Income before income taxes                                                  131,720
Applicable income taxes                                                      41,689
--------------------------------------------------------------------------------------------------
     Net income                                                            $ 90,031
                                                    ==============================================
     Net income per share - basic                                          $   2.56
                                                    ==============================================
     Net income per share - diluted                                        $   2.53
                                                    ==============================================

1 Tax-advantaged income has been adjusted to a tax-equivalent basis using a combined statutory federal and state income tax rate of 38.2% for all years.

2 Loan balances include nonaccrual loans. Amortization of deferred loan fees has been included in interest income.

  Note: Average rates are calculated using average balances based on historical cost and do not reflect market valuation adjustments.

                                      19E

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS WILMINGTON TRUST CORPORATION AND SUBSIDIARIES 1999 ANNUAL REPORT
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
STATEMENT OF CONDITION
--------------------------------------------------------------------------------

     Total assets for 1999 increased, on average, $436.6 million, or 7%, to $6.7 billion, due primarily to increased loan levels.

     Average total earning assets for 1999 were $6.16 billion. This was a $359.2 million, or 6%, increase over the $5.80 billion reported for 1998. Growth in loans outstanding was responsible for this increase. The loan portfolio grew $374.0 million, or 9%, to $4.53 billion. Contributing to this increase were a $155.7 million, or 12%, increase in commercial loans, an $87.8 million, or 49%, increase in real estate construction loans, a $76.2 million, or 8%, increase in consumer loans, and a $57.9 million, or 7%, increase in residential mortgage loans, offset in part by an $8.3 million, or 1%, decrease in commercial mortgage loans. Approximately 59% of this 1999 loan growth was a direct result of the Corporation's marketing and sales efforts in southeastern Pennsylvania.

     The average level of investment securities for 1999 was $1.59 billion, a decrease of $15.2 million, or 1%, from 1998. Investment securities available for sale increased, on average, $151.1 million, or 11%, to $1.55 billion. Higher levels of U.S. Treasury and government agency securities, asset-backed securities, and corporate bonds contributed to this increase. The available for sale portfolio had $54.4 million of unrealized losses at December 31, 1999, compared to $9.3 million in unrealized gains at December 31, 1998. Investment securities held to maturity decreased, on average, $166.4 million, or 80%, to $42.5 million as the replacements for maturing securities are being classified as available for sale.

     Total liabilities in 1999 increased $431.8 million, or 8%, on average, with approximately 77% of this increase due to higher levels of interest-bearing liabilities. A $230.7 million, or 6%, increase in total interest-bearing deposits, a $61.6 million, or 6%, increase in short-term borrowings, and a $42.1 million, or 34%, increase in long-term debt contributed to this increase. Non-interest-bearing demand deposits for 1999 on average reached $856.2 million, an increase of $108.4 million, or 15%, over the $747.8 million reported for 1998. The growth in interest-bearing deposits was due to increased levels of interest-bearing demand deposit accounts, up $154.9 million, or 13%, and certificates of deposit $100,000 and over, which rose $141.0 million, or 17%. Offsetting these increases, in part, were certificates of deposit less than $100,000, which decreased $70.5 million, or 6%. Short-term borrowings increased $61.6 million, or 6%, to $1.14 billion, as the Corporation increased its level of term Federal funds purchased and originated a $25 million line of credit with an unaffiliated bank in order to meet the growth in earning assets. If further funding needs arise, the Corporation anticipates that it would be able to meet those funding needs in a timely and cost-effective manner. See "Liquidity."

     Average total stockholders' equity during 1999 increased $4.9 million, or 1%, to $531.6 million. Additions to equity from earnings for the year were offset in part by higher dividend payments, ongoing purchases of the Corporation's stock, and the increase in unrealized losses within the Corporation's available for sale investment portfolio. See "Capital Resources."

[PIE CHART OF LOAN PORTFOLIOS, WITH THE FOLLOWING PLOT POINTS:

      COMMERCIAL

      PERMANENT MORTGAGE                        -     12.9%
      REAL ESTATE DEVELOPMENT                   -      7.5%
      REAL ESTATE INTERIM PROJECTS              -      3.7%
      BUSINESS                                  -     33.6%

      CONSUMER

      PERSONAL                                  -     16.6%
      RESIDENTIAL MORTGAGE-FIXED RATE           -     12.3%
      RESIDENTIAL MORTGAGE -FLOATING RATE       -      7.9%
      HOME EQUITY                               -      2.9%
      CREDIT CARDS                              -      1.5%
      LEASES                                    -      1.2%.]

--------------------------------------------------------------------------------
NET INTEREST INCOME
--------------------------------------------------------------------------------

     The Corporation's net interest income for 1999, on a fully tax-equivalent
(FTE) basis, was $253.8 million, an increase of $7.8 million, or 3%, over the

$246.1 million reported for 1998. This was a result of a $4.8 million increase in interest revenues and a $3.0 million decrease in interest expense.

     Interest income (FTE) for 1999 totaled $470.1 million, an increase of $4.8 million, or 1%, over the $465.3 million reported for 1998. Interest revenues increased $33.3 million due to a $359.2 million increase in the average level of earning assets. This increase was offset, in part, by a $28.5 million decrease in interest revenues as a result of the lower interest rate environment. The average interest rate earned on the Corporation's assets for 1999 was 7.62%, a 43-basis point decrease from the 8.05% earned for 1998. The Corporation's prime lending rate (the rate at which banks lend to their most creditworthy customers) decreased during the year. The Corporation's average prime lending rate for 1999 was 8.00%, down from 8.35% for 1998. This decrease in interest income attributable to the declining rate environment was partially offset by the Corporation's investment in interest rate floor contracts. The net result of the $283.3 million of floor contracts during 1999 was an increase of two basis points in the Corporation's net interest margin. This compares to a three basis point increase in the net interest margin provided by the $325.0 million of floor contracts in 1998.

     Interest expense for 1999 was $216.3 million, a decrease of $3.0 million, or 1%, from the $219.2 million reported for 1998. Interest expense increased $14.1 million due to a $334.4 million increase in interest-bearing liabilities. Offsetting this increase was a $17.1 million decrease in interest expense due to the lower interest rate environment. The average interest rate paid on the Corporation's liabilities for 1999 was 3.51%, a 28-basis point decrease from the 3.79% paid during 1998. The average discount rate (the rate at which the Federal Reserve Banks lend money to their member banks) was 4.62%, compared with a corresponding average rate for 1998 of 4.92%. See "Quantitative and Qualitative Disclosures About Market Risk."

     The Corporation's net interest margin for 1999 was 4.11%, 15 basis points below the 4.26% reported for 1998. Yields on earning assets declined 43 basis points, in large part driven by a lower rate environment for most of the year. The decline in the yield from the loan portfolio was greater than might be expected by viewing changes in market interest rates. The portfolio yield decline was exacerbated by several key trends. Customers elected to convert adjustable-rate commercial loans to a fixed-rate basis to take advantage of the flat yield curve. In addition, market conditions resulted in aggressive pricing for new loans. The lower interest rate environment also reduced the Corporation's cost of funds 28 basis points during the year. The Corporation reduced the rates offered on its retail deposit products, reflecting the movements in market interest rates. At the same time, the cost of funds purchased in the national markets also declined. The overall cost of funds, however, did not decline to the same extent as earning asset yields, resulting in the narrower margin.

[BAR GRAPH OF NET INTEREST MARGIN FOR EACH YEAR FROM 1989 TO 1999, WITH THE FOLLOWING PLOT POINTS:

            1989   -  4.46%
            1990   -  4.23%
            1991   -  4.37%
            1992   -  4.62%
            1993   -  4.76%
            1994   -  4.64%
            1995   -  4.54%
            1996   -  4.51%
            1997   -  4.49%
            1998   -  4.26%
            1999   -  4.11%.]

--------------------------------------------------------------------------------
NON-INTEREST REVENUES AND OPERATING EXPENSES
--------------------------------------------------------------------------------

     Double-digit growth in the Corporation's fiduciary and wealth management businesses was the impetus behind the improved non-interest revenues. The improvement in the Corporation's fee businesses was due in part to our enhanced ability to assist customers in growing and managing their wealth. This has been accomplished by broadening our array of available investment products through affiliations with the asset management firms Roxbury Capital Management, LLC and

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS WILMINGTON TRUST CORPORATION AND SUBSIDIARIES 1999 ANNUAL REPORT
--------------------------------------------------------------------------------

Cramer Rosenthal McGlynn, LLC. Customer service also was improved through our opening of offices in New York City and Santa Monica, California, reconfiguration of our services in southeastern Pennsylvania and southern Delaware, the launching of our web site (www.wilmingtontrust.com), the introduction of online banking, and the roll-out of advanced function automated teller machines.

     Revenues from non-interest sources for 1999 were $191.5 million, an increase of $7.5 million, or 4%, over the $183.9 million reported for 1998.

     Total trust and asset management fees during 1999 were $148.4 million and were 34% of operating revenues. This was an increase over the 31% of operating revenues reported for 1998. Asset management fees rose 36%, personal trust fees rose 12%, and corporate financial services fees rose 7%.

     Personal trust fees in 1999 were $66.8 million, or 15% of operating revenues. This was a $7.3 million, or 12%, increase over the $59.5 million reported for 1998. These fees primarily are based on principal, income, and distribution commissions on assets held in personal trust accounts. Estate settlement, private banking, and personal tax return preparation also contributed to these fees. During 1999, higher fee income was reported from most components of this business line.

     Corporate financial services fees for 1999 were $46.8 million, or 11% of operating revenues. This was a $3.2 million, or 7%, increase over the $43.7 million reported for 1998. These fees are generated by providing trust, custody, and specialized administrative services to corporate clients and financial intermediaries. The Corporation acts as trustee for leased capital equipment, collateralized securities, bond financings, corporate restructurings, and bankruptcy liquidations and provides fiduciary services for all types of employee benefit trusts. Corporate custody services include all aspects of establishing and administering Delaware investment holding companies. During 1999, revenue from most of these fee sources improved over 1998 levels.

     Asset management fees for 1999 were $34.8 million, or 8% of operating revenues. This was a $9.2 million, or 36%, increase over the $25.6 million reported for 1998. The Corporation's affiliation with Cramer Rosenthal McGlynn, LLC and Roxbury Capital Management, LLC contributed approximately two-thirds of this revenue growth. Assets under management with these two affiliates during 1999 grew 40%, to $14.4 billion.

[BAR GRAPH OF TRUST AND ASSET MANAGEMENT FEES FOR EACH YEAR FROM 1989 TO 1999, WITH THE FOLLOWING PLOT POINTS, IN MILLIONS:

            PERSONAL TRUST FEES

            1989   -  $25.3
            1990   -  $32.0
            1991   -  $33.4
            1992   -  $35.3
            1993   -  $36.0
            1994   -  $37.5
            1995   -  $41.4
            1996   -  $45.3
            1997  -   $53.8
            1998  -   $59.5
            1999  -   $66.8

            CORPORATE TRUST FEES

            1989   -  $19.3
            1990   -  $21.9
            1991   -  $22.8
            1992   -  $23.7
            1993   -  $23.9
            1994   -  $25.8
            1995   -  $27.1
            1996   -  $32.8
            1997   -  $37.8
            1998   -  $43.7
            1999   -  $46.8

            ASSET MANAGEMENT FEES

            1989   -  $14.2
            1990   -  $14.6
            1991   -  $16.5
            1992   -  $18.0
            1993   -  $18.4
            1994   -  $19.2
            1995   -  $19.5
            1996   -  $20.1
            1997   -  $22.9
            1998   -  $25.6
            1999   -  $34.8

            TOTAL TRUST AND ASSET MANAGEMENT FEES

            1989   -  $ 58.8
            1990   -  $ 68.5
            1991   -  $ 72.7
            1992   -  $ 77.0
            1993   -  $ 78.3
            1994   -  $ 82.5
            1995   -  $ 88.0
            1996   -  $ 98.2
            1997   -  $114.5
            1998   -  $128.8
            1999   -  $148.4.]


     The Corporation offers a broad range of institutional portfolio management services to domestic and foreign entities, including fixed-income investments and short-term cash management, and manages a variety of mutual funds. In addition, the Corporation provides brokerage services through Wilmington Brokerage Services Company, a subsidiary of Wilmington Trust Company.

     Service charges on deposit accounts for 1999 were $23.8 million, an increase of $1.9 million, or 9%, over the $21.9 million reported for 1998. This increase was due to higher levels of service charge fees on business checking accounts, which increased $1.2 million, or 28%, to $5.4 million, and returned item and overdraft fees, which increased $479,000, or 7%, to $7.7 million.

     Other operating income for 1999 was $18.0 million, an $8.5 million, or 32%, decrease from the $26.5 million reported for 1998. Higher levels of loan fees and merchant and card holder service fees were more than offset by losses on asset dispositions and a nonrecurring gain in 1998. Fees from card transactions

                                       22A
rose $1.1 million, or 13%, to $9.3 million due to increased levels of merchant and interchange transactions. Loan fees rose $332,000, or 7%, to $5.0 million due to increased levels of commercial loan late charge fees and letter of credit fees. Losses on the disposition of vehicles coming off lease during 1999 rose $1.3 million, or 139%, to $2.2 million, as deterioration in the resale markets coincided with peak inventory levels. During 1998, a nonrecurring gain of $5.5 million was recorded for the sale of Rodney Square Management Corporation's (RSMC's) mutual fund processing business.

     Securities gains of $1.2 million were recognized in 1999, compared to $6.7 million in 1998, as the Corporation sold selective investments during 1998 to reposition the investment portfolio.

     Non-interest (operating) expenses for 1999 were $258.2 million, an increase of $28.1 million, or 12%, over the $230.1 million reported for 1998. Personnel expenses for 1999 were $147.2 million, a $9.3 million, or 7%, increase over the $137.9 million reported for 1998. Salaries and wages increased $6.0 million, or 6%, to $100.0 million due in part to staffing the Corporation's new locations. Bonuses and incentives earned in 1999 were $12.7 million, an increase of $2.7 million, or 27%, over the $10.0 million earned in 1998. Included in this amount were $1.2 million of incentives related to the Corporation's year 2000 effort. Offsetting this increase was a $2.9 million, or 30%, decrease in the profit-sharing bonus which was based upon the Corporation's return on equity and growth in net income. Employee benefit expense increased $2.0 million, or 9%, to $24.9 million, due primarily to higher health insurance costs.

     Net occupancy and furniture and equipment expenses during 1999 increased $4.7 million, or 15%, to $37.0 million. Higher depreciation and maintenance expense on electronic data processing equipment, the Corporation's new operations facility, and its new offices were primarily responsible for this increase.

     Other operating expenses in 1999, before the one-time charge, were $244.8 million, a $14.7 million, or 6%, increase over the $230.1 million reported for 1998. The 1998 results included a $5.5 million charge for the settlement of a class action lawsuit. Absent this charge in 1998, other operating expenses during 1999 rose $20.2 million, or 9%.

     In December 1999, the Corporation announced its plans to outsource certain back office data processing functions - check processing and core accounting processing for personal and institutional trust accounts. The one-time charge included $11.2 million for outsourcing check processing and core accounting processing for personal and institutional trust accounts, $800,000 for branch closures, and $1.4 million for automated teller machines and software reconfiguration charges. Approximately 100 check processing employees were affected by outsourcing the Corporation's check processing; most were employed by the new provider in the first quarter of 2000. After the one-time charge, operating expenses were $258.2 million, a $28.1 million, or 12%, increase over the $230.1 million reported for 1998. Advertising expense rose $1.9 million, or 25%, to $9.4 million as an increased effort was made in support of the Corporation's expansion markets and its "Hi!-Tech" campaign promoting technological and electronic capabilities. Higher levels of telephone, data communication, and customer development expenses contributed to the remainder of the increase.

[BAR GRAPH OF EFFICIENCY RATIO [TOTAL OTHER EXPENSES AS A PERCENTAGE OF OPERATING REVENUES ON A TAX-EQUIVALENT BASIS] FOR EACH YEAR FROM 1989 TO 1999, WITH THE FOLLOWING PLOT POINTS:

                  1989      -  53.60%
                  1990      -  53.21%
                  1991      -  52.71%
                  1992      -  53.47%
                  1993      -  53.97%
                  1994      -  55.86%
                  1995      -  53.86%
                  1996      -  53.04%
                  1997      -  52.32%
                  1998      -  53.51%
                  1999      -  57.99% BEFORE ONE-TIME CHARGE.]
                  1999A     -  54.98% AFTER ONE-TIME CHARGE.]

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS WILMINGTON TRUST CORPORATION AND SUBSIDIARIES 1999 ANNUAL REPORT
--------------------------------------------------------------------------------

     The provision for income taxes for 1999 was $54.4 million, a $2.9 million, or 5%, decrease from the $57.2 million reported for 1998. Federal income tax expense decreased $3.8 million, or 7%, to $49.0 million, while state income tax expense increased $970,000, or 22%, to $5.3 million. The Corporation's effective tax rate for the year was 33.6%, compared with 33.4% in 1998.

--------------------------------------------------------------------------------
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
--------------------------------------------------------------------------------

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

     Net interest income is projected using multiple interest rate scenarios. The results are compared to net interest income projected using stable interest rates. The Corporation's model employs interest rate scenarios in which interest rates gradually move up or down 250 basis points. The simulation model projects, as of December 31, 1999, that a gradual 250-basis point increase in market interest rates would decrease net interest income by 5.5% over a one-year period. This figure compares to a projected decrease at December 31, 1998 of 1.6%. If interest rates were to gradually decrease 250 basis points, the simulation model projects, as of December 31, 1999, that net interest income would increase 2.9% over a one-year period. This figure compares to a projected decrease at December 31, 1998 of 2.4%. The Corporation's policy limits the permitted reduction in projected net interest income to 10% over a one-year period given a change in interest rates.

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

[BAR GRAPH OF OPERATING REVENUES [NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES PLUS NONINTEREST INCOME] FOR EACH YEAR FROM 1989 TO 1999, WITH THE FOLLOWING PLOT POINTS, IN MILLIONS:

        NET INTEREST INCOME BEFORE PROVISIONS FOR LOAN LOSSES

                  1989      -  $128.03
                  1990      -  $137.57
                  1991      -  $152.89
                  1992      -  $165.21
                  1993      -  $174.85
                  1994      -  $184.33
                  1995      -  $197.36
                  1996      -  $214.22
                  1997      -  $230.22
                  1998      -  $237.70
                  1999      -  $245.91

        NONINTEREST INCOME

                  1989      -  $ 86.43
                  1990      -  $ 95.97
                  1991      -  $102.31
                  1992      -  $110.27
                  1993      -  $113.67
                  1994      -  $113.08
                  1995      -  $127.64
                  1996      -  $138.24
                  1997      -  $157.54
                  1998      -  $183.92
                  1999      -  $191.45

        TOTAL OPERATING REVENUES

                  1989      -  $214.46
                  1990      -  $233.54
                  1991      -  $255.20
                  1992      -  $275.48
                  1993      -  $288.52
                  1994      -  $297.41
                  1995      -  $325.00
                  1996      -  $352.46
                  1997      -  $387.56
                  1998      -  $421.62
                  1999     -   $437.36.]

     The Corporation's model employs assumptions that reflect the historical adjustment paths of its retail deposit rates to changes in the level of market interest rates. In addition, some of the Corporation's retail deposit rates reach historic lows within the 250-basis point decline scenario. The Corporation's model freezes the rates for these deposit products when they equal their historic lows. These model assumptions (asymmetrical adjustments and rate floors based on historic lows) limit the extent to which deposit rates are expected to adjust in a declining rate scenario and contribute to the projected simulation results.

     Changes in the balances of residential mortgages, CMOs, and asset-backed securities are driven by contractual obligations and prepayments. While contractual obligations are not typically influenced by changes in interest rates, prepayment activity (including refinancing) can shift dramatically with changes in interest rates. The Corporation's prepayment assumptions are based on industry estimates for loans with similar coupons and remaining maturities. A

                                       24A

250-basis point decline in interest rates can lead to a significant increase in prepayments when available reinvestment opportunities of similar risk carry lower returns. Conversely, should interest rates rise 250 basis points, the same balances are not likely to prepay at the same rate, but instead are likely to lengthen in effective maturity as debtors elect not to prepay and to retain these now below-market credit terms for as long as possible. Holders of mortgages, asset-backed securities, and CMOs are left with returns below those prevailing in the current environment. This prepayment-driven effect also contributes to the projected simulation results.

     During 1999, the Corporation sold certain fixed-rate residential mortgage loans into the secondary market. The primary goal of this program is to reduce the risk that the average duration of these fixed-rate residential mortgage loans would extend well beyond the duration that was anticipated at origination, as frequently occurs during periods of rising interest rates. Total mortgage loans sold during 1999 were $76 million.

     Management reviews the Corporation's rate sensitivity regularly, and may employ a variety of strategies as needed to adjust that sensitivity. These include changing the relative proportions of fixed-rate and floating-rate assets and liabilities, as well as utilizing off-balance-sheet measures such as interest rate swaps and interest rate floors.

     At December 31, 1999, the Corporation was committed to interest rate floors with a total notional amount of $225 million, down from the $325 million at year-end 1998. The floors have remaining maturities of between 1 and 30 months, with a weighted average maturity of 11.5 months. The net interest differential, the amortization of the initial fees associated with the purchase of the floors, and any gains recorded on sale are reported under the caption "Interest and fees on loans" and are recognized over the lives of the respective instruments. See "Net Interest Income."

--------------------------------------------------------------------------------
LIQUIDITY
--------------------------------------------------------------------------------

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

     The changing market for deposits has shifted the mix of the Corporation's funding sources. In 1999, the proportion of funding provided by demand deposits and interest-bearing demand deposits increased from the prior year. These increases offset a decline in the proportion of funding provided by certificates of deposit and allowed the Corporation to reduce its reliance on short-term

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS WILMINGTON TRUST CORPORATION AND SUBSIDIARIES 1999 ANNUAL REPORT
--------------------------------------------------------------------------------

borrowings (principally Federal funds purchased and securities sold under agreements to repurchase).

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

--------------------------------------------------------------------------------
ASSET QUALITY AND LOAN-LOSS PROVISION
--------------------------------------------------------------------------------

     Net chargeoffs for 1999 were $12.5 million, an increase of $582,000, or 5%, over the $11.9 million reported for 1998. The Corporation's provision for loan losses for 1999 was $17.5 million. This was $2.5 million, or 13%, lower than the $20.0 million provision for 1998. The reserve for loan losses at December 31, 1999 was $76.9 million, a 7% increase over the $71.9 million at December 31, 1998. The reserve at year-end, as a percentage of loans outstanding, was 1.60%, a decrease from the 1.66% reported at year-end 1998. Loans past due 90 days or more, non-accrual loans, and restructured loans at December 31, 1999 totaled $45.7 million. This represented a decrease of $3.5 million, or 7%, from the $49.2 million reported at year-end 1998. Loans past due 90 days or more at December 31, 1999 totaled $16.5 million, a $2.0 million, or 11%, decrease from the $18.6 million reported at year-end 1998. Non-accrual loans at year-end 1999 were $29.2 million, a $1.4 million, or 5%, decrease from the $30.6 million reported at year-end 1998. No loans were classified as restructured at either year-end.

     Other real estate owned (OREO) at December 31, 1999 was $576,000, a $956,000, or 62%, decrease from the $1.5 million reported at year-end 1998. Net activity within the OREO portfolio during 1999 included the addition of $1.8 million of properties securing non-performing loans. Loans and real estate totaling $2.8 million were removed from the portfolio through chargeoffs and sales. Chargeoffs within the portfolio during 1999 were $727,000. The balance was liquidated through sales, which resulted in net gains of $886,000. Expenses incurred to carry this portfolio during 1999 were $156,000. This compared with chargeoffs of $792,000, net gains on dispositions of $195,000, and portfolio expenses of $260,000 during 1998.

[BAR GRAPH OF RESERVE FOR LOAN LOSSES AND NONACCRUING LOANS FOR EACH YEAR FROM 1989 TO 1999, WITH THE FOLLOWING PLOT POINTS, IN MILLIONS:

         RESERVE FOR LOAN LOSSES

                  1989      -  $38.595
                  1990      -  $42.405
                  1991      -  $44.996
                  1992      -  $46.962
                  1993      -  $51.363
                  1994      -  $48.669
                  1995      -  $49.867
                  1996      -  $54.361
                  1997      -  $63.805
                  1998      -  $71.906
                  1999      -  $76.925

         NONACCURING LOANS

                  1989      -  $12.248
                  1990      -  $13.932
                  1991      -  $53.962
                  1992      -  $29.674
                  1993      -  $21.983
                  1994      -  $28.851
                  1995      -  $33.576
                  1996      -  $40.735
                  1997      -  $28.669
                  1998      -  $30.598
                  1999      -  $29.184.]

     The overall level of non-performing loans during 1999 decreased $2.4 million, or 7%. Slow economic conditions or any further deterioration in markets the Corporation serves may further impair the ability of some borrowers to repay their loans in full on a timely basis. In that event, management would expect increased levels of non-performing assets, credit losses, and provisions for loan losses. To minimize the likelihood and impact of such conditions, management continually monitors the entire loan portfolio to identify potential problem loans and avoid disproportionately high concentrations of loans to individual borrowers and industries. An integral part of this process is a regular analysis of all past due loans. At December 31, 1999, an analysis of loans 90 days or more past due, which totaled $16.5 million, indicated that approximately 65% of those loans were in the Corporation's commercial loan portfolio, 24% in the residential mortgage loan portfolio, and 11% in the consumer loan portfolio. This compares with corresponding levels of 70%, 18%, and 12%, respectively, at December 31, 1998. The Corporation's analysis of these

                                       26A
loans indicates that the businesses and/or the incomes supporting their repayment are well-diversified.

     As a result of the Corporation's ongoing monitoring of its loan portfolios, at December 31, 1999, approximately $48.8 million in loans were identified that are either currently performing in accordance with their terms or are less than 90 days past due, but for which, in management's opinion, serious doubt exists as to the borrowers' ability to continue to repay their loans on a timely basis. This compares with the $37.9 million in loans at year-end 1998 about which the Corporation had serious doubt. In light of the current levels of past due, non-accrual, and potential problem loans, management believes that the Corporation's reserve for loan losses is adequate based upon currently available information. At December 31, 1999, approximately $13.5 million, or 18%, of the reserve for loan losses was unallocated. This compares to the $11.9 million, or 17%, of the reserve that was classified as unallocated at year-end 1998. The Corporation's determination of the adequacy of its reserve is based upon an evaluation of classified loans and other assets, past loss experience, current economic conditions, real estate market conditions, and regulatory recommendations. The total amount and allocation of the loan loss reserve among the various loan portfolios is based primarily on an evaluation of the loss potential of individual credits and previous credit loss experience, considering management's assessment of current and future economic conditions. It is not necessarily indicative of the actual loss amounts by loan category that may ultimately occur.

--------------------------------------------------------------------------------
CAPITAL RESOURCES
--------------------------------------------------------------------------------

     Management continues to review the Corporation's capital position, and makes adjustments as needed to assure that the Corporation's capital base is sufficient to satisfy existing and impending regulatory requirements, as well as meet appropriate standards of safety and provide for future growth.

     The Corporation's capital decreased in 1999 due primarily to increased activity in the acquisition of treasury stock and higher unrealized losses in the Corporation's investment portfolio. The Corporation's 1999 capital generation rate, prior to the one-time charge, was 11.26%, down from the 12.54% reported for 1998. After the one-time charge, the capital generation rate was 9.69%. The acquisition of 1.38 million shares of the Corporation's stock during 1999 reduced its capital by $74.9 million. The Corporation's investment portfolio, classified as available for sale, contained $54.4 million in temporary unrealized losses at year-end 1999, compared with $9.3 million in unrealized gains at year-end 1998. This valuation shift had a $40.7 million after-tax impact on the Corporation's capital during 1999.

[BAR GRAPH OF EQUITY TO ASSET RATIO FOR EACH YEAR FROM 1989 TO 1999, WITH THE FOLLOWING PLOT POINTS:

                  1989   -   7.71%
                  1990   -   7.58%
                  1991   -   8.30%
                  1992   -   8.88%
                  1993   -   9.28%
                  1994   -   9.04%
                  1995   -   8.82%
                  1996   -   8.57%
                  1997   -   8.43%
                  1998   -   8.42%
                  1999   -   7.95%.]

     The Federal Reserve Board's risk-based capital guidelines establish the minimum levels of capital a bank holding company must have. The guidelines are intended to reflect the varying degrees of risk associated with different balance sheet and off-balance-sheet items. The Corporation has reviewed its balance sheet and off-balance-sheet items and calculated its capital position under the risk-based capital guidelines. As of December 31, 1999, the Corporation's total risk-based capital ratio was 10.67%, down from the 12.48%

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS WILMINGTON TRUST CORPORATION AND SUBSIDIARIES 1999 ANNUAL REPORT
--------------------------------------------------------------------------------

reported at the corresponding date a year ago. The Corporation's Tier 1 risk-based capital ratio at that date was 7.03%, down from the 8.55% reported at year-end 1998, and its Tier 1 leverage capital ratio was 5.65%, down from the 6.61% reported a year ago. Each of these ratios exceeded the minimum levels required for adequately-capitalized institutions of 8%, 4%, and 4%, respectively, and exceeded the levels required for well-capitalized institutions of 10%, 6%, and 5%, respectively.

     On April 15, 1999, the Corporation's Board of Directors increased the quarterly dividend to $.42 per share. This marked the eighteenth consecutive year of increased cash dividends. Dividends paid for 1999 totaled $1.65 per share, an 8% increase over the $1.53 per share paid in 1998. The Corporation's dividend payout ratio for 1999 was 50.6%, higher than the 44.9% payout for 1998. Absent the pre-tax charge of $13.4 million, basic net income per share would have been $3.52 and the dividend payout ratio would have been 46.9%.

     In April 1996, the Corporation's Board of Directors authorized the buyback of 4,000,000 shares of the Corporation's commoncommon stock. At December 31, 1998, 2,098,316 shares had been bought under the program at a cost of $95.9 million. During 1999, an additional 1,381,077 shares were purchased at a cost of $74.9 million, bringing the total number of shares repurchased under the current program to 3,479,393.

[BAR GRAPH OF NET INCOME FOR EACH YEAR FROM 1989 TO 1999, WITH THE FOLLOWING PLOT POINTS, IN MILLIONS:

                  1989      -  $61.19
                  1990      -  $68.53
                  1991      -  $72.76
                  1992      -  $64.01 AFTER CHANGE IN ACCOUNTING PRINCIPLE
                  1992A     -  $78.76 BEFORE CHANGE IN ACCOUNTING PRINCIPLE
                  1993      -  $82.76
                  1994      -  $85.17
                  1995      -  $90.03
                  1996      -  $97.28
                  1997      -  $106.04
                  1998      -  $114.33
                  1999      -  $107.30 AFTER ONE-TIME CHARGE
                  1999A     -  $115.88 BEFORE ONE-TIME CHARGE.]

     The Corporation's common stock is traded on the New York Stock Exchange
(NYSE) under the symbol "WL." The listing was moved from Nasdaq to the NYSE in January 1999, a key step in building both customer and investor awareness. The table below summarizes the price ranges of the Corporation's common stock and its quarterly dividends.

              Common Stock Price Range and Dividend Rate by Quarter

                               1999                             1998
                  ----------------------------     ----------------------------
                    High        Low   Dividend       High        Low   Dividend
                  ------     ------   --------     ------     ------   --------
First Quarter     $63.50     $55.88      $0.39     $67.13     $57.00      $0.36
Second Quarter    $62.63     $56.19      $0.42     $68.50     $56.00      $0.39
Third Quarter     $58.38     $46.75      $0.42     $63.25     $46.38      $0.39
Fourth Quarter    $56.50     $44.75      $0.42     $62.00     $46.38      $0.39
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
INFLATION
--------------------------------------------------------------------------------

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

--------------------------------------------------------------------------------
FINANCIAL ANALYSIS 1998/1997
--------------------------------------------------------------------------------

     Net income for 1998 was $114.3 million, or $3.41 per share. This was an 8% increase over the $106.0 million, or $3.15 per share, reported for 1997. On a diluted basis, per share earnings were $3.34, an 8% increase over the $3.08 reported for 1997.

     Earning assets in 1998 increased, on average, $470.0 million, or 9%, to $5.80 billion. Approximately 48% of this increase was due to growth in the average level of loans outstanding. The loan portfolio rose $234.9 million, or

6%, to an average level of $4.16 billion. Contributing to this increase was a $46.5 million, or 4%, increase in commercial loans, a $73.0 million, or 10%, increase in residential mortgage loans, a $49.1 million, or 37%, increase in real estate construction loans, and a $74.9 million, or 8%, increase in consumer loans. These increases were offset in part by a $13.7 million, or 2%, decrease in commercial mortgage loans. Approximately 63% of this 1998 loan growth was a direct result of the Corporation's marketing and sales efforts in its expansion market in southeastern Pennsylvania.

     The average level of the investment securities for 1998 increased $223.3 million, or 16%, to $1.61 billion. Contributing to this increase were higher levels of U.S. Treasury and government agency securities, which increased $115.0 million, or 13%, to $983.3 million. Asset-backed securities increased $86.4 million, or 32%, to $358.9 million.

     Interest-bearing liabilities in 1998 increased, on average, $459.0 million, or 10%, to $4.88 billion. Contributing to this increase were higher levels of interest-bearing deposits and long-term debt offset, in part, by lower levels of short-term borrowings. Interest-bearing deposits rose $487.8 million, or 15%, to $3.68 billion as the Corporation expanded its efforts into the national certificate of deposit markets. Certificates of deposit $100,000 and over rose $336.3 million, or 66%. Also contributing to the increase were interest-bearing demand accounts, which increased $144.2 million, or 13%. Long-term debt rose $82.9 million, or 193%, to $125.9 million as the Corporation issued $125.0 million in subordinated notes in the second quarter of 1998. The addition of the subordinated notes to the $43 million of funds previously borrowed from the Federal Home Loan Bank of Pittsburgh increased the year-end level of long-term debt to $168.0 million.

     Stockholders' equity during 1998 increased, on average, $47.9 million, or 10%, to $526.7 million. Additions to equity from earnings for the year were offset in part by higher dividend payments and the Corporation's ongoing stock repurchases.

     Net interest income (FTE) in 1998 increased $6.7 million, or 3%, to $246.1 million from the $239.4 million in 1997. A $25.3 million increase in interest revenues was offset, in part, by an $18.6 million increase in interest expense. The increase in the average level of earning assets was responsible for $34.8 million of this increase. This was offset, in part, by a $9.5 million decrease in interest revenues attributable to the lower interest rate environment. The average rate earned on the Corporation's assets for 1998 was 8.05%, a 21-basis-point decrease from the 8.26% earned for 1997. This decrease in interest income was partially offset by the Corporation's investment in interest rate swap and interest rate floor contracts. The $153.0 million in swaps increased interest income during 1998 $174,000, while the $318 million of swaps outstanding during 1997 increased interest income $621,000. The $325 million in floors contributed $1.2 million to interest income during 1998, compared with an average level of $289 million during 1997, which contributed $825,000 to interest income that year. However, this was offset by $620,000 and $550,000 of amortized acquisition costs in 1998 and 1997, respectively. During 1995, $200 million of those contracts were sold, resulting in a $4.3 million gain which is being deferred and accreted into income over the remaining lives of the contracts sold. The gain accreted during 1998 was $938,000, down from the $1.2

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS WILMINGTON TRUST CORPORATION AND SUBSIDIARIES 1999 ANNUAL REPORT
--------------------------------------------------------------------------------

million for 1997. The swaps and floors increased the Corporation's net interest margin three basis points in 1998, compared with a four basis point increase in 1997.

     Interest expense for 1998 increased $18.6 million, or 9%, to $219.2 million from $200.6 million for 1997. The higher cost was attributable to the increase in the average level of interest-bearing liabilities, which caused interest expense to increase $18.3 million, and the higher interest rate environment, which increased interest expense $329,000. The average rate of interest paid on the Corporation's liabilities during 1998 was 3.79%, a two-basis-point increase over the 3.77% paid during 1997. The Corporation's net interest margin for 1998 was 4.26%, down 23 basis points from the 4.49% reported for 1997.

     The provision for loan losses for 1998 was $20.0 million. This was $1.5 million lower than the $21.5 million provision for 1997. The reserve for loan losses at December 31, 1998 was $71.9 million, or 1.66% of loans outstanding. This compares with corresponding levels of $63.8 million and 1.60% of loans outstanding reported at year-end 1997. Loans past due 90 days or more, non-accrual loans, and restructured loans at December 31, 1998 totaled $49.2 million. This was a $5.0 million, or 11%, increase over the corresponding level of $44.2 million reported at December 31, 1997. Non-accrual loans at year-end 1998 were $30.6 million, a $1.9 million, or 7%, increase over the $28.7 million reported at year-end 1997. No loans were classified as restructured at either year-end. The OREO portfolio at December 31, 1998 totaled $1.5 million, a decrease of $2.2 million, or 59%, from the $3.7 million reported at year-end 1997. Approximately $2.7 million of properties securing non-performing loans were added to this portfolio during 1998, while $4.9 million were removed through chargeoffs and sales. Chargeoffs in this portfolio during 1998 were $792,000. The remainder was liquidated through sales, which resulted in net gains of $195,000. Expenses of $260,000 were incurred to carry this portfolio during 1998. These amounts compare with chargeoffs of $500,000, net gains on dispositions of $116,000, and portfolio expenses of $1.0 million during 1997.

     Revenues from non-interest sources in 1998 increased $26.4 million, or 17%, to $183.9 million, over the $157.5 million reported for 1997. Trust and asset management fees increased $14.3 million, or 12%, to $128.8 million. All three components of this revenue source contributed to this increase. Personal trust fees were $59.5 million, or 14% of operating revenues. This was a $5.7 million, or 11%, increase over the $53.8 million reported for 1997. Corporate financial services fees for 1998 were $43.7 million, or 10% of operating revenues. This was a $5.8 million, or 15%, increase over the $37.8 million reported for 1997. Asset management fees in 1998 were $25.6 million, or 6% of operating revenues. This was a $2.7 million, or 12%, increase over the $22.9 million reported for 1997. Service charges on deposit accounts in 1998 were $21.9 million, an increase of $970,000, or 5%, over the $21.0 million reported for 1997, due primarily to returned item and overdraft fees, automated teller machine fees, checkbook fees, and checking account balance fees. Other operating income increased $4.4 million, or 20%, to $26.5 million, as a gain of $5.5 million was recorded for the sale of RSMC's mutual fund processing business. Offsetting this gain in part was a $1.8 million decrease in precious metals revenues associated with the precious metals business the Corporation sold during the year. Also offsetting this gain was a $5.5 million provision in connection with the settlement of litigation. Other items contributing to the increase in other operating income were higher levels of card fees, loan origination fees, and gains recorded on the sale of OREO. Securities gains of $6.7 million were recognized in 1998, as the Corporation sold selective investments to reposition its investment portfolio.

     Operating expenses for 1998 increased $22.4 million, or 11%, to $230.1 million. Personnel expenses increased $8.1 million, or 6%, to $137.9 million due to higher levels of salaries, bonuses, incentives, payroll taxes, and thrift plan costs. These were partially offset by lower health care insurance costs. Net occupancy and furniture and equipment expenses during 1998 increased $4.1 million, or 15%, due, in part, to higher depreciation and maintenance expense on computer equipment and the Corporation's new operations facility. Other operating expense in 1998 increased $9.7 million, or 22%, due primarily to the $5.5 million settlement of the class action lawsuit which had been pending for more than six years. Absent this charge, other operating expense increased $4.2 million, or 9%. Service and consulting fees for 1998 were $11.0 million, a $5.0 million, or 82%, increase over the $6.0 million reported for 1997. The Corporation's outsourcing of its residential mortgage loan servicing to a third-party provider during 1997 contributed to this increase. Expenses incurred to remediate the Corporation's Year 2000 issue were also recorded as servicing and consulting fees.

     The provision for income taxes for 1998 increased $4.9 million, or 9%, to $57.2 million. Higher pre-tax income was primarily responsible for this increase. The Corporation's effective tax rate for 1998 was 33.4%, compared with 33.0% for 1997.

--------------------------------------------------------------------------------
OTHER INFORMATION
--------------------------------------------------------------------------------

YEAR 2000 ISSUE

     The Corporation transitioned into the year 2000 successfully, without experiencing significant problems. We will continue to monitor our systems during other date-critical periods, including the end of the year 2000, to ensure smooth processing. We believe we are prepared for handling other date-critical periods, based on our renovation, testing, contingency planning, and contacts with third parties. We do not anticipate any material impact due to date processing.

     The Corporation estimates that it spent $23.9 million through December 31, 1999 in outside and internal costs toward required modifications, upgrades, and replacements of its internal systems and testing. We presently anticipate incurring approximately $410,000 in 2000 for resources supporting the monitoring of critical date periods.

----------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED ELEVEN-YEAR SUMMARY OF SELECTED FINANCIAL DATA WILMINGTON TRUST CORPORATION AND SUBSIDIARIES 1999 ANNUAL REPORT
----------------------------------------------------------------------------------------------------------------------------

(in thousands)                                          1999         1998         1997         1996         1995     1994
-------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED AVERAGE STATEMENTS OF CONDITION
Assets:
Cash and due from banks                           $  198,002   $  188,183   $  190,243   $  187,473   $  194,224   $  202,777
Short-term investments                                31,521       31,081       22,369       26,459       17,522       26,425
Investment securities                              1,594,354    1,609,595    1,386,299    1,343,007    1,184,002    1,060,015
Loans                                              4,530,423    4,156,398    3,921,493    3,602,430    3,390,782    3,114,384
     Reserve for loan losses                        (73,295)     (66,178)     (56,747)     (50,768)     (47,895)     (50,258)
-------------------------------------------------------------------------------------------------------------------------------
     Net loans                                     4,457,128    4,090,220    3,864,746    3,551,662    3,342,887    3,064,126
Other                                                408,060      333,360      216,330      198,762      194,231      168,702
-------------------------------------------------------------------------------------------------------------------------------
     Total                                        $6,689,065   $6,252,439   $5,679,987   $5,307,363   $4,932,866   $4,522,045
===============================================================================================================================
Liabilities and stockholders' equity:
Demand deposits (noninterest-bearing)             $  856,171   $  747,791   $  678,683   $  633,066   $  580,928   $  559,574
Deposits (interest-bearing)                        3,910,205    3,679,538    3,191,703    2,890,944    2,583,995    2,704,736
Short-term borrowings                              1,138,113    1,076,522    1,188,214    1,195,762    1,239,416      775,302
Other                                                 84,984       95,969       99,573      101,764       86,703       73,786
Long-term debt                                       168,000      125,877       43,000       30,910        6,981            -
-------------------------------------------------------------------------------------------------------------------------------
     Total                                         6,157,473    5,725,697    5,201,173    4,852,446    4,498,023    4,113,398
Stockholders' equity                                 531,592      526,742      478,814      454,917      434,843      408,647
-------------------------------------------------------------------------------------------------------------------------------
     Total                                        $6,689,065   $6,252,439   $5,679,987   $5,307,363   $4,932,866   $4,522,045
===============================================================================================================================
CONSOLIDATED STATEMENTS OF INCOME
Net interest income                               $  245,913   $  237,697   $  230,016   $  214,221   $  197,364   $  184,330
-------------------------------------------------------------------------------------------------------------------------------
Trust and asset management fees                      148,413      128,801      114,501       98,247       87,982       82,542
Other noninterest revenues                            41,796       48,430       43,014       38,802       37,391       32,696
Securities gains/(losses)                              1,244        6,686           27        1,188        2,267       (2,157)
-------------------------------------------------------------------------------------------------------------------------------
     Total noninterest income                        191,453      183,917      157,542      138,237      127,640      113,081
Operating revenues                                   437,366      421,614      387,558      352,458      325,004      297,411
Provision for loan losses                           (17,500)     (20,000)     (21,500)     (16,000)     (12,280)      (4,550)
Salaries and employment benefits                     147,219      137,917      129,816      119,574      110,670      101,813
Other operating expenses                             110,985       92,149       77,855       72,765       70,334       70,214
-------------------------------------------------------------------------------------------------------------------------------
     Total other expense                             258,204      230,066      207,671      192,339      181,004      172,027
-------------------------------------------------------------------------------------------------------------------------------
Income before income taxes and cumulative effect
     of change in accounting principle               161,662      171,548      158,387      144,119      131,720      120,834
Applicable income taxes                               54,365       57,223       52,343       46,841       41,689       35,665
-------------------------------------------------------------------------------------------------------------------------------
     Income before cumulative effect
     of change in accounting principle               107,297      114,325      106,044       97,278       90,031       85,169
Cumulative effect of change in accounting principle
     (net of income tax benefit of $8,296)*                -            -            -            -            -            -
-------------------------------------------------------------------------------------------------------------------------------
     Net income                                   $  107,297   $  114,325   $  106,044   $   97,278   $   90,031   $   85,169
===============================================================================================================================
Per share data:
     Income before cumulative effect of change
     in accounting principle
          Basic*                                  $     3.26   $     3.41   $     3.15   $     2.83   $     2.56   $     2.37
          Diluted*                                $     3.21   $     3.34   $     3.08   $     2.79   $     2.53   $     2.35
-------------------------------------------------------------------------------------------------------------------------------
     Percentage change from prior year
          Basic                                          (4)%           8%          11%          11%           8%           6%
===============================================================================================================================
SELECTED FINANCIAL RATIOS AND STATISTICS
     Net income as a percentage of:
          Average stockholders' equity3                20.18%       21.70%       22.15%       21.38%       20.70%       20.84%
          Average total assets3                         1.60         1.83         1.87         1.83         1.83         1.88
-------------------------------------------------------------------------------------------------------------------------------
Loan quality:
     Percentage of average total loans:
          Net charge-offs                               0.28%        0.29%        0.31%        0.32%        0.33%        0.23%
          Nonaccruing loans                             0.64         0.74         0.73         1.13         0.99         0.93
     Percentage of total loans:
          Reserve for loan losses**                     1.60         1.66         1.60         1.44         1.42         1.48
-------------------------------------------------------------------------------------------------------------------------------
Selected per share data:
     Dividends paid                                $    1.65   $     1.53   $     1.41   $     1.29   $     1.17   $     1.06
     Book value**                                      15.40        16.39        15.02        13.71        13.09        11.80
     Stock price**                                     48.25        61.63        62.38        39.50        30.88        22.75
-------------------------------------------------------------------------------------------------------------------------------

                                       32


Staff members (full-time equivalents)**                2,434        2,442        2,428        2,418        2,332        2,303
Stockholders**                                         9,617        9,868       10,164       10,241        9,000        9,097
-------------------------------------------------------------------------------------------------------------------------------
Net income per staff member3                       $  44,083   $   46,816   $   43,675   $   40,231   $   38,607   $   36,982
Efficiency ratio1                                      57.99%       53.51%       52.32%       53.04%       53.86%       55.86%
Capital generation rate2,3                              9.69%       12.54%       12.59%       11.51%       11.68%       11.88%
Risk-based capital ratio**                             10.67%       12.47%       12.38%       12.01%       12.06%       12.51%
Price/earnings multiple**                              14.80        18.07        19.80        13.96        12.06         9.60
-------------------------------------------------------------------------------------------------------------------------------

* Effective January 1, 1992, SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," was adopted. Basic and diluted earnings per share after the cumulative effect of change in accounting principle was $1.70 and $1.68, respectively. ** At year-end

1 Total other expenses as a percentage of operating revenue.
2 Net income less dividends paid as a percentage of prior year-end stockholders'
  equity.
3 Based upon income before the cumulative effect of change in accounting principle.

                                      32A

----------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED ELEVEN-YEAR SUMMARY OF SELECTED FINANCIAL DATA WILMINGTON TRUST CORPORATION AND SUBSIDIARIES 1999 ANNUAL REPORT
----------------------------------------------------------------------------------------------------------------------------

                                                                                                         Compound Growth Rates
(in thousands)                               1993         1992         1991        1990         1989  1989 to 1999     1994 to 1999
------------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED AVERAGE STATEMENTS OF CONDITION
Assets:
Cash and due from banks                $  194,808   $  180,747   $  167,438   $ 183,859   $  181,126         0.89%         (0.48)%
Short-term investments                     21,248       72,787       73,258      79,830      102,531       (11.11)           3.59
Investment securities                     946,052      803,936      901,273     874,955      698,246         8.61            8.51
Loans                                   2,949,909    2,979,576    2,932,963   2,768,890    2,531,576         5.99            7.78
     Reserve for loan losses             (48,619)     (45,615)     (43,724)    (41,045)     (36,959)         7.09            7.84
------------------------------------------------------------------------------------------------------------------------------------
     Net loans                          2,901,290    2,933,961    2,889,239   2,727,845    2,494,617         5.98            7.78
Other                                     158,414      144,364      126,486     124,370      117,951        13.21           19.32
------------------------------------------------------------------------------------------------------------------------------------
     Total                             $4,221,812   $4,135,795   $4,157,694  $3,990,859   $3,594,471         6.41            8.14
====================================================================================================================================
Liabilities and stockholders' equity:
Demand deposits (noninterest-bearing)  $  500,396   $  443,205   $  393,260  $  399,668   $  421,994         7.33            8.88
Deposits (interest-bearing)             2,718,885    2,778,768    2,858,595   2,593,897    2,319,031         5.36            7.65
Short-term borrowings                     545,012      479,577      499,083     629,995      514,418         8.26            7.98
Other                                      65,737       67,101       61,705      64,971       61,830         3.23            2.87
Long-term debt                                  -            -            -           -            -            -               -
------------------------------------------------------------------------------------------------------------------------------------
     Total                              3,830,030    3,768,651    3,812,643   3,688,531    3,317,273         6.38            8.40
Stockholders' equity                      391,782      367,144      345,051     302,328      277,198         6.73            5.40
------------------------------------------------------------------------------------------------------------------------------------
     Total                            $ 4,221,812   $4,135,795   $4,157,694  $3,990,859   $3,594,471         6.41            8.14
====================================================================================================================================
CONSOLIDATED STATEMENTS OF INCOME
Net interest income                   $   174,847   $  165,214   $  152,891  $  137,569   $  128,033         6.74            5.93
------------------------------------------------------------------------------------------------------------------------------------
Trust and asset management fees            78,313       77,002       72,605      68,527       58,714         9.72           12.45
Other noninterest revenues                  35,08       31,006       29,132      26,644       24,812         5.35            5.03
Securities gains/(losses)                     268        2,259          574         802        2,904       (8.13)               -
------------------------------------------------------------------------------------------------------------------------------------
     Total noninterest income             113,667      110,267      102,311      95,973       86,430         8.28           11.11
Operating revenues                        288,514      275,481      255,202     233,542      214,463         7.39            8.02
Provision for loan losses                 (9,500)     (13,000)     (15,702)    (12,487)     (13,644)         2.52           30.92
Salaries and employment benefits           95,849       90,419       85,204      80,214       76,462         6.77            7.65
Other operating expenses                   65,937       63,362       58,380      54,639       49,539         8.40            9.59
------------------------------------------------------------------------------------------------------------------------------------
     Total other expense                  161,786      153,781      143,584     134,853      126,001         7.44            8.46
------------------------------------------------------------------------------------------------------------------------------------
Income before income taxes and cumulative effect
     of change in accounting principle    117,228      108,700       95,916      86,202       74,818         8.01            5.99
Applicable income taxes                    34,467       29,938       23,155      17,673       13,624        14.84            8.80
------------------------------------------------------------------------------------------------------------------------------------
     Income before cumulative effect
     of change in accounting principle     82,761       78,762       72,761      68,529       61,194         5.78            4.73
Cumulative effect of change in accounting principle
     (net of income tax benefit of $8,296)*     -     (14,749)           -           -            -            -               -
------------------------------------------------------------------------------------------------------------------------------------
     Net income                         $  82,761    $  64,013   $   72,761  $   68,529   $   61,194         5.78            4.73
------------------------------------------------------------------------------------------------------------------------------------
Per share data:
     Income before cumulative effect of change
     in accounting principle
          Basic*                        $    2.24    $    2.09   $     1.92  $     1.81   $     1.59         7.44            6.58
          Diluted*                      $    2.21    $    2.06   $     1.89  $     1.79   $     1.57         7.41            6.44
------------------------------------------------------------------------------------------------------------------------------------
     Percentage change from prior year
          Basic                                 7%           9%           6%         14%          10%
====================================================================================================================================
SELECTED FINANCIAL RATIOS AND STATISTICS
     Net income as a percentage of:
          Average stockholders' equity3     21.12%       20.62%       21.09%      22.67%       22.08%
          Average total assets3              1.96         1.90         1.75        1.72         1.70
------------------------------------------------------------------------------------------------------------------------------------
Loan quality:
     Percentage of average total loans:
          Net charge-offs                    0.28%        0.37%        0.45%       0.31%        0.37%
          Nonaccruing loans                  0.75         1.00         1.84        0.50         0.48
     Percentage of total loans:
          Reserve for loan losses**          1.69         1.56         1.48        1.46         1.42
------------------------------------------------------------------------------------------------------------------------------------
Selected per share data:
     Dividends paid                     $   0.975    $    0.88  $      0.80  $     0.72   $     0.59
     Book value**                           10.87        10.12         9.79        8.58         7.61
     Stock price**                          26.25        26.50        29.00       20.00        18.88
------------------------------------------------------------------------------------------------------------------------------------

                                                                 33

Staff members (full-time equivalents)**      2,254        2,188       2,213        2,179        2,173
Stockholders**                               8,880        8,261       7,477        7,444        7,332
------------------------------------------------------------------------------------------------------------------------------------
Net income per staff member3            $   36,717   $   35,997  $   32,879   $   31,450   $   28,161
Efficiency ratio1                            53.97%       53.47%      52.71%       53.21%       53.60%
Capital generation rate2,3                   12.35%       12.18%      13.43%       14.53%       15.07%
Risk-based capital ratio**                   12.36%       12.36%      12.13%       11.52%       11.19%
Price/earnings multiple**                    11.72        15.59       15.10        11.05        11.87
------------------------------------------------------------------------------------------------------------------------------------

* Effective January 1, 1992, SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," was adopted. Basic and diluted earnings per share after the cumulative effect of change in accounting principle was $1.70 and $1.68, respectively. ** At year-end

1 Total other expenses as a percentage of operating revenue.
2 Net income less dividends paid as a percentage of prior year-end stockholders'
  equity.
3 Based upon income before the cumulative effect of change in accounting principle.

                                      33A


-----------------------------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CONDITION WILMINGTON TRUST CORPORATION AND SUBSIDIARIES 1999 ANNUAL REPORT
-----------------------------------------------------------------------------------------------------

December 31 (in thousands, except per share amounts)                                                        1999            1998
----------------------------------------------------------------------------------------------------------------------------------
ASSETS
   Cash and due from banks                                                                            $  225,145      $  204,579
   Interest-bearing time deposits in other banks                                                               -               -
   Federal funds sold and securities purchased under agreements to resell                                129,760          83,500
   Investment securities available for sale                                                            1,686,267       1,298,741
   Investment securities held to maturity (market value of $31,150 in 1999 and $74,480 in 1998)           31,232          73,911
   Loans:
   Commercial, financial and agricultural                                                              1,521,336       1,370,566
   Real estate - construction                                                                            303,734         211,733
   Mortgage - commercial                                                                                 919,297         869,442
   Mortgage - residential                                                                                968,259         857,626
   Installment loans to individuals                                                                    1,108,945       1,015,056
   Unearned income                                                                                       (1,492)         (4,790)
----------------------------------------------------------------------------------------------------------------------------------
     Total loans net of unearned income                                                                4,820,079       4,319,633
   Reserve for loan losses                                                                              (76,925)        (71,906)
----------------------------------------------------------------------------------------------------------------------------------
     Net loans                                                                                         4,743,154       4,247,727
   Premises and equipment, net                                                                           132,160         145,492
   Goodwill and other intangible assets, net of accumulated amortization of
   $20,818 in 1999 and $12,395 in 1998                                                                   163,622         141,460
   Other assets                                                                                           90,604         105,155
----------------------------------------------------------------------------------------------------------------------------------
     Total assets                                                                                     $7,201,944      $6,300,565
==================================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
   Deposits:
     Noninterest-bearing demand                                                                       $  994,643      $  912,066
     Interest-bearing:
     Savings                                                                                             393,750         404,015
       Interest-bearing demand                                                                         1,397,574       1,425,953
       Certificates under $100,000                                                                     1,067,729       1,182,183
       Certificates $100,000 and over                                                                  1,515,788         612,546
----------------------------------------------------------------------------------------------------------------------------------
         Total deposits                                                                                5,369,484       4,536,763
   Short-term borrowings:
     Federal funds purchased and securities sold under agreements to repurchase                          995,858         932,346
     U.S. Treasury demand                                                                                 95,000          18,944
----------------------------------------------------------------------------------------------------------------------------------
         Total short-term borrowings                                                                   1,090,858         951,290
   Other liabilities                                                                                      75,371          98,303
   Long-term debt                                                                                        168,000         168,000
----------------------------------------------------------------------------------------------------------------------------------
         Total liabilities                                                                             6,703,713       5,754,356
   Stockholders' equity:
     Common stock: $1.00 par value, authorized 150,000,000 shares; issued 39,264,173 shares               39,264          39,264
     Capital surplus                                                                                      70,749          67,047
     Retained earnings                                                                                   689,598         636,662
     Accumulated other comprehensive income                                                             (34,796)           5,928
----------------------------------------------------------------------------------------------------------------------------------
         Total contributed capital and retained earnings                                                 764,815         748,901
   Less: Treasury stock; 6,911,398 shares in 1999 and 5,935,072 shares in 1998, at cost                (266,584)       (202,692)
----------------------------------------------------------------------------------------------------------------------------------
         Total stockholders' equity                                                                      498,231         546,209
----------------------------------------------------------------------------------------------------------------------------------
         Total liabilities and stockholders' equity                                                   $7,201,944      $6,300,565
==================================================================================================================================
See notes to consolidated financial statements.

-----------------------------------------------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF INCOME WILMINGTON TRUST CORPORATION AND SUBSIDIARIES 1999 ANNUAL REPORT
-----------------------------------------------------------------------------------------------------------------------

For the year ended December 31 (in thousands, except per share amounts)                   1999        1998        1997
-----------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
   Interest and fees on loans                                                         $367,063    $356,668   $342,831
   Interest and dividends on investment securities:
     Taxable interest                                                                   83,233      88,717     76,838
     Tax-exempt interest                                                                   722         851      1,430
     Dividends                                                                           9,592       9,038      8,260
   Interest on time deposits in other banks                                                  -           -          -
   Interest on federal funds sold and securities purchased under agreements to resell    1,566       1,665      1,280
-----------------------------------------------------------------------------------------------------------------------
       Total interest income                                                           462,176     456,939    430,639
                                                                                    -----------------------------------
   Interest on deposits                                                                147,494     153,736    134,176
   Interest on short-term borrowings                                                    57,708      57,960     65,573
   Interest on long-term debt                                                           11,061       7,546        874
-----------------------------------------------------------------------------------------------------------------------
       Total interest expense                                                          216,263     219,242    200,623
                                                                                    -----------------------------------
   Net interest income                                                                 245,913     237,697    230,016
   Provision for loan losses                                                          (17,500)    (20,000)   (21,500)
-----------------------------------------------------------------------------------------------------------------------
       Net interest income after provision for loan losses                             228,413     217,697    208,516
                                                                                    -----------------------------------
OTHER INCOME
   Trust and asset management fees:
     Personal trust                                                                     66,804      59,494     53,772
     Corporate financial services                                                       46,813      43,661     37,824
     Asset management                                                                   34,796      25,646     22,905
-----------------------------------------------------------------------------------------------------------------------
       Total trust and asset management fees                                           148,413     128,801    114,501
                                                                                    -----------------------------------
   Service charges on deposit accounts                                                  23,817      21,934     20,964
   Card fees                                                                             9,343       8,273      7,694
   Other operating income                                                                8,636      18,223     14,356
   Securities gains                                                                      1,244       6,686         27
-----------------------------------------------------------------------------------------------------------------------
       Total other income                                                              191,453     183,917    157,542
                                                                                    -----------------------------------
       Net interest and other income                                                   419,866     401,614    366,058
                                                                                    -----------------------------------
OTHER EXPENSE
   Salaries and employment benefits                                                    147,219     137,917    129,816
   Net occupancy                                                                        15,440      13,236     11,763
   Furniture and equipment                                                              21,513      19,024     16,361
   Advertising and contributions                                                         9,388       7,492      7,884
   Servicing and consulting fees                                                         7,290       7,954      2,473
   Abandonment of fixed assets and other related charges                                13,401           -          -
   Other operating expense                                                              43,953      44,443     39,374
-----------------------------------------------------------------------------------------------------------------------
       Total other expense                                                             258,204     230,066    207,671
                                                                                    -----------------------------------
NET INCOME
   Income before income taxes                                                          161,662     171,548    158,387
   Applicable income taxes                                                              54,365      57,223     52,343
-----------------------------------------------------------------------------------------------------------------------
       Net income                                                                     $107,297    $114,325   $106,044
                                                                                    ===================================
       Net income per share:
         basic                                                                        $   3.26      $ 3.41     $ 3.15
                                                                                    ===================================
         diluted                                                                      $   3.21      $ 3.34     $ 3.08
                                                                                    ===================================
       Weighted average shares outstanding:
         basic                                                                          32,913      33,487     33,697
         diluted                                                                        33,383      34,275     34,466

See notes to consolidated financial statements.

---------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY WILMINGTON TRUST CORPORATION AND SUBSIDIARIES 1999 ANNUAL REPORT
---------------------------------------------------------------------------------------------------------------------------

                                                                                Accumulated
                                                                                      other
                                                Common     Capital  Retained  comprehensive    Treasury
(in thousands, except per share amounts)         stock     surplus  earnings         income       stock      Total
--------------------------------------------------------------------------------------------------------------------
1997
   Balance, January 1                         $ 39,107     $59,463  $515,072       $  1,004   $(149,929)  $464,717
   Comprehensive income:
     Net income                                      -           -   106,044              -           -    106,044
     Other comprehensive income, net of tax
         Unrealized gain on securities,
            net of income taxes of $3,655            -           -         -          6,500           -      6,500
                                                                                                          ----------
   Comprehensive income                                                                                    112,544
                                                                                                          ----------
   Cash dividends paid - $1.41 per share             -           -  (47,546)              -           -   (47,546)
   Common stock issued under
     employment benefit plans                       85       3,048         -              -       6,070      9,203
   Acquisition of treasury stock                     -           -         -              -    (35,911)   (35,911)
--------------------------------------------------------------------------------------------------------------------
   Balance, December 31                         39,192      62,511   573,570          7,504   (179,770)    503,007
--------------------------------------------------------------------------------------------------------------------
1998
   Comprehensive income:
     Net income                                      -           -   114,325              -           -    114,325
     Other comprehensive income, net of tax
       Unrealized loss on securities,
           net of income taxes of $886               -           -         -        (1,576)           -    (1,576)
                                                                                                          ----------
   Comprehensive income                                                                                    112,749
                                                                                                          ----------
   Cash dividends paid - $1.53 per share             -           -  (51,233)              -           -   (51,233)
   Common stock issued under
     employment benefit plans                       72       4,536         -              -       8,421     13,029
   Acquisition of treasury stock                     -           -         -              -     (31,43)   (31,343)
--------------------------------------------------------------------------------------------------------------------
   Balance, December 31                         39,264      67,047   636,662          5,928   (202,692)    546,209
--------------------------------------------------------------------------------------------------------------------
1999
   Comprehensive income:
     Net income                                      -           -   107,297              -           -    107,297
     Other comprehensive income, net of tax
       Unrealized loss on securities,
           net of income taxes of $22,908            -           -         -       (40,724)           -   (40,724)
                                                                                                          ----------
   Comprehensive income                                                                               -     66,573
                                                                                                          ----------
   Cash dividends paid - $1.65 per share             -           -  (54,361)              -           -   (54,361)
   Common stock issued under
     employment benefit plans                        -       3,702         -              -      10,999     14,701
   Acquisition of treasury stock                     -           -         -              -    (74,891)   (74,891)
--------------------------------------------------------------------------------------------------------------------
   Balance, December 31                       $ 39,264     $70,749  $689,598      $(34,796)  $(266,584)   $498,231
====================================================================================================================
See notes to consolidated financial statements.

-------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS WILMINGTON TRUST CORPORATION AND SUBSIDIARIES 1999 ANNUAL REPORT
-------------------------------------------------------------------------------------------------------------------------

For the year ended December 31 (in thousands)                                               1999        1998        1997
-------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
   Net income                                                                        $   107,297 $   114,325 $   106,044
   Adjustments to reconcile net income to net cash provided by operating activities:
     Provision for loan losses                                                            17,500      20,000      21,500
     Provision for depreciation                                                           16,467      14,021      10,507
     Amortization/(accretion) of investment securities
       available for sale discounts and premiums                                           3,643     (1,439)       2,634
     (Accretion)/amortization of investment securities held to
       maturity discounts and premiums                                                      (56)       (270)       (203)
     Deferred income taxes                                                               (8,080)     (1,817)       (571)
     Securities gains                                                                    (1,244)     (6,686)        (27)
     Decrease in other assets                                                             20,047       2,865       3,035
     Increase/(decrease) in other liabilities                                             11,468       2,974     (8,939)
-------------------------------------------------------------------------------------------------------------------------
       Net cash provided by operating activities                                         167,042     143,973     133,980
-------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
   Proceeds from sales of investment securities available for sale                       981,744   1,041,818     965,559
   Proceeds from maturities of investment securities available for sale                  273,839     578,183     278,723
   Proceeds from maturities of investment securities held to maturity                     43,755     259,398     134,839
   Purchases of investment securities available for sale                             (1,709,160) (1,596,708) (1,754,629)
   Purchases of investment securities held to maturity                                   (1,000)          --          --
   Investments in affiliates                                                            (27,658)   (131,190)          --
   Gross proceeds from sales of loans                                                     76,251     122,351      60,719
   Purchases of loans                                                                   (12,341)     (1,095)    (67,543)
   Net increase in loans                                                               (576,837)   (458,853)   (227,683)
   Net increase in premises and equipment                                                (3,135)    (24,384)    (51,249)
-------------------------------------------------------------------------------------------------------------------------
       Net cash used for investing activities                                          (954,542)   (210,480)   (661,264)
-------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
   Net increase in demand, savings and interest-bearing demand deposits                   43,933     420,986      24,953
   Net increase/(decrease) in certificates of deposit                                    788,788    (53,253)     230,379
   Net increase/(decrease) in federal funds purchased and
     securities sold under agreements to repurchase                                       63,512   (313,941)     263,270
   Net increase/(decrease) in U.S. Treasury demand                                        76,056    (42,346)       7,764
   Proceeds from issuance of long-term debt                                                   --     125,000          --
   Cash dividends                                                                       (54,361)    (51,233)    (47,546)
   Proceeds from common stock issued under employment benefit plans                       11,289      11,324       8,344
   Payments for common stock acquired through buybacks                                   74,891)    (31,343)    (35,911)
-------------------------------------------------------------------------------------------------------------------------
       Net cash provided by financing activities                                         854,326      65,194     451,253
-------------------------------------------------------------------------------------------------------------------------
   Increase/(decrease) in cash and cash equivalents                                       66,826     (1,313)    (76,031)
   Cash and cash equivalents at beginning of year                                        288,079     289,392     365,423
-------------------------------------------------------------------------------------------------------------------------
       Cash and cash equivalents at end of year                                      $   354,905 $   288,079 $   289,392
=========================================================================================================================
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
   Cash paid during the year for:
     Interest                                                                        $   204,804 $   220,460 $   219,624
     Taxes                                                                                63,869      52,630      47,376
   Loans transferred during the year:
     To other real estate owned                                                      $     1,805 $     2,706 $     5,665
     From other real estate owned                                                          2,761       4,912       7,058
See notes to consolidated financial statements.

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS WILMINGTON TRUST CORPORATION AND SUBSIDIARIES 1999 ANNUAL REPORT
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
--------------------------------------------------------------------------------

BUSINESS

     Wilmington Trust Corporation (Corporation) is a bank and thrift holding company organized under the General Corporation Law of Delaware. It holds all of the outstanding capital stock of Wilmington Trust Company (WTC), a Delaware-chartered bank and trust company engaged in commercial and trust banking activities since 1903. WTC is the largest full-service bank in Delaware, with 48 branch offices and nine principal operating subsidiaries through which it engages in various lines of business.

     The Corporation also owns two other financial institutions, Wilmington Trust of Pennsylvania (WTPA), a Pennsylvania-chartered bank and trust company acquired in 1993, and Wilmington Trust FSB (WTFSB), a federally-chartered savings bank organized in 1994, and an investment holding company, WT Investments, Inc. (WTI).

     Through its subsidiaries, the Corporation engages in residential, commercial, and construction lending, deposit-taking, insurance, investment advisory, fiduciary, wealth management, and broker-dealer services.

     The Corporation presently conducts activities through its subsidiaries in Delaware, Pennsylvania, Maryland, Florida, Nevada, New York, California, and London. The Corporation and its subsidiaries are subject to competition from other financial institutions. They are also subject to the regulations of certain federal and state regulatory agencies and undergo periodic examination by those authorities.

     On January 2, 1998, WTI consummated a transaction with Cramer Rosenthal McGlynn, LLC, an investment advisory firm specializing in equity investments in small- to middle-capitalization stocks, with offices in New York City and White Plains, New York. As a result of this transaction, WTI acquired a 24% equity interest in the firm, with the ability to acquire additional ownership in the future. WTI increased its equity interest in the firm to 34% in 1999. The investment is accounted for under the equity method of accounting and is recorded in the "goodwill and other intangible assets" and the "other assets" lines of the Corporation's Consolidated Statements of Condition.

     On July 31, 1998, WTI consummated a transaction with Roxbury Capital Management, LLC, an asset management firm headquartered in Santa Monica, California, performing investment management services relating to large-capitalization stocks for institutional and individual clients. As a result of this transaction, WTI has a preferred profits interest equal to 30% of revenues in the firm, with the ability to acquire additional ownership in the future. The investment is accounted for under the equity method of accounting and is recorded in the "goodwill and other intangible assets" and the "other assets" lines of the Corporation's Consolidated Statements of Condition. The excess of the carrying value over the underlying equity resulting from these transactions was $147 million and $125 million at December 31, 1999 and 1998, respectively, and is being amortized over 25 years.


BASIS OF FINANCIAL STATEMENT PRESENTATION

     The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States and include, after elimination of material intercompany balances and transactions, the accounts of the Corporation, WTC, WTPA, WTFSB, WTI, and WTC's subsidiaries. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Estimates that are particularly susceptible to change in the near term relate to the determination of the reserve for loan losses. Certain prior year amounts have been reclassified to conform to current year presentation.

ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." Adoption of this accounting pronouncement was required for all fiscal quarters of fiscal years beginning after June 15, 1999. The statement will require the Corporation to recognize all derivatives on its balance sheet at their fair value. Derivatives which are not hedges must be adjusted to fair value through income. If a derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the derivative either will be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be recognized in earnings immediately. In June 1999, the FASB's SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133," extended the pronouncement's effective date. The Corporation plans to adopt the provisions of this statement, as amended, beginning January 1, 2001, which is the statement's new effective date. The impact of adoption on the Corporation's financial position, results of operations, and cash flows is not presently determinable and will depend on the financial position and the nature and purpose of the derivative instruments in use at that time.

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

LOANS

     Loans are generally stated at their outstanding unpaid principal balance net of any deferred fees or costs on originated loans, and net of any unamortized premiums or discounts on purchased loans. Interest income is accrued and recognized as income based upon the principal amount outstanding. Loan

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS WILMINGTON TRUST CORPORATION AND SUBSIDIARIES 1999 ANNUAL REPORT
--------------------------------------------------------------------------------

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

     Reserve allocations for the commercial portfolios are maintained at various levels. Impairment reserve allocations typically are established for nonperforming commercial credits as identified for evaluation in accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," and are based on the present value of anticipated cash flows discounted at the loan's effective interest rate at the date the loan is determined to be impaired or the fair value of the collateral for collateral-dependent loans. For collateral-dependent loans, management obtains appraisals for all significant properties. Specific reserve allocations are typically established for large potential problem or problem credits not considered to be impaired. Specific reserve allocations represent subjective estimates of loss potential and consider potential collateral shortfalls not yet recognized as losses for financial reporting purposes. All commercial credits and unfunded letters of credit not subject to impairments or specific reserve allocations are allocated a general allowance based on their internal risk-rating classification. An eight-point risk-rating classification system is maintained. The definitions and allowance allocation percentages for all adverse classifications are consistent with current regulatory guidelines.

     Reserve allocations for the retail portfolios are determined statistically. Specific allocations are established for identified problem credits which typically represent loans nearing the policy guidelines for chargeoff recognition. General allocations are established for the remaining retail portfolios by applying a ratio to the outstanding balances which considers the net loss experience recognized over a historical period for the respective product. Adjustments are made as information becomes known that adversely affects the perceived quality of an individual retail portfolio. No material adjustments were made to the calculated retail reserves during the two-year period ended December 31, 1999.

     A portion of the reserve is not specifically allocated to the commercial or retail portfolios. This unallocated portion represented approximately 18% and 17% of the total reserve for loan losses at December 31, 1999 and 1998, respectively.

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

     In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants (AICPA) issued Statement of Position
(SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1, which has been adopted prospectively as of January 1, 1999, requires the capitalization of certain costs incurred in connection with developing or obtaining internal use software. Prior to adoption of SOP 98-1, the Corporation expensed the majority of internal costs incurred for the development of internal use software as incurred. The effect of adopting SOP 98-1 was an increase in net income for the year ended December 31, 1999 of $401,866, or $.01 per share, net of tax.

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

     The Corporation and its subsidiaries, except for Brandywine Life Insurance Company and Rodney Square Investors, L.P. a 50%-owned partnership, file a consolidated federal income tax return. Brandywine Life Insurance Company and Rodney Square Investors, L.P. file separate returns.

TRUST AND ASSET MANAGEMENT FEES

     Trust income is recognized on an accrual basis, except for certain amounts that are collected and recorded on a cash basis. Recording income on a cash basis does not have a material effect on net income.

PER SHARE DATA

     Basic net income per share is based on the weighted average number of shares outstanding during each year. Diluted net income per share is similar to basic net income per share, but includes the dilutive effect of shares issuable under stock option plans.

COMPREHENSIVE INCOME

     SFAS No. 130, "Reporting Comprehensive Income," establishes rules for the reporting and display of comprehensive income and its components. The statement requires, among other things, unrealized gains or losses on the Corporation's available-for-sale securities to be included in comprehensive income.

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS WILMINGTON TRUST CORPORATION AND SUBSIDIARIES 1999 ANNUAL REPORT
--------------------------------------------------------------------------------

DERIVATIVE INTEREST RATE CONTRACTS

     The Corporation enters into interest rate swap and interest rate floor contracts in managing interest rate risk in order to reduce the impact of fluctuations in interest rates of identifiable asset categories, principally floating-rate commercial loans and commercial mortgage loans.

     Swaps are contracts to exchange, at specified intervals, the difference between fixed and floating interest amounts computed on contractual notional principal amounts. The Corporation has entered into swaps in which it receives a fixed rate and it pays a floating rate. The net interest differential is reported in "Interest and fees on loans" in the Consolidated Statements of Income and is recognized over the lives of the contracts. No fees were received or paid.

     Floors are contracts which generate interest payments to the Corporation based on the difference between the floating-rate index and a predetermined strike rate of the specific floor when the index is below the strike rate. When the index is equal to or above the strike rate, no payments are made or received by the Corporation. The net interest differential, the amortization of the initial fees associated with the purchase of the floors, and the amortization of any gains realized on the sale of the floors, are reported in "Interest and fees on loans" in the Consolidated Statements of Income and are recognized over the lives of the contracts.

     The Corporation does not hold or issue derivative financial instruments for trading purposes.

OTHER REAL ESTATE OWNED

     Other real estate owned (OREO), which is reported as a component of other assets in the Consolidated Statements of Condition, consists of assets that have been acquired through foreclosure or acceptance of a deed in lieu of foreclosure and loans for which the Corporation has taken possession of the collateral. These assets are recorded on the books of the Corporation at the lower of their cost or estimated fair value less cost to sell, adjusted periodically based upon current appraisals.

--------------------------------------------------------------------------------
NOTE 2: RESTRICTIONS ON CASH AND DUE FROM BANKS
--------------------------------------------------------------------------------

     The Federal Reserve Board requires banks to maintain cash reserves against certain categories of average deposit liabilities. Such reserves averaged $9,800,474 and $24,142,723 during the years ended December 31, 1999 and December 31, 1998, respectively.

--------------------------------------------------------------------------------
NOTE 3: INVESTMENT SECURITIES
--------------------------------------------------------------------------------

The amortized cost and estimated market value of securities are as follows:

                                                   Amortized cost          Gross       Gross   Estimated market value
                                                 -------------------  unrealized  unrealized   ----------------------
Balance, December 31, 1998 (in thousands)            Debt     Equity       gains      losses       Debt      Equity
---------------------------------------------------------------------------------------------------------------------
Investment securities available for sale:
U.S. Treasury and government agencies          $  791,456   $      -     $ 8,210   $ (3,001)   $  796,665  $      -
Obligations of state and political subdivisions     6,930          -         261         (5)        7,186         -
Other securities:
   Preferred stock                                      -    178,455       2,353          -             -   180,808
   Asset-backed securities                        227,683          -       1,123       (103)      228,703         -
   Other debt securities                           10,500          -          80        (62)       10,518         -
   Other marketable equity securities                   -     74,455         406          -             -    74,861
---------------------------------------------------------------------------------------------------------------------
     Total                                     $1,036,569   $252,910     $12,433  $  (3,171)   $1,043,072  $255,669
=====================================================================================================================
Investment securities held to maturity:
U.S. Treasury and government agencies          $   29,098   $      -     $    96  $       -    $   29,194  $      -
Obligations of state and political subdivisions     8,098          -         390          -         8,488         -
Other securities:
   Asset-backed securities                         36,715          -         131        (48)       36,798         -
---------------------------------------------------------------------------------------------------------------------
     Total                                     $   73,911   $      -     $   617  $     (48)   $   74,480  $      -
=====================================================================================================================
Balance, December 31, 1999 (in thousands)
---------------------------------------------------------------------------------------------------------------------
Investment securities available for sale:
U.S. Treasury and government agencies          $1,030,825   $      -     $   339  $ (33,365)   $  997,799  $      -
Obligations of state and political subdivisions     4,565          -         167          -         4,732         -
Other securities:
   Preferred stock                                      -     51,554           -     (9,077)            -   142,477
   Asset-backed securities                        362,786          -          89    (12,053)      350,822         -
   Other debt securities                          100,533          -         484       (863)      100,154         -
   Other marketable equity securities                   -     90,373         154       (244)            -    90,283
---------------------------------------------------------------------------------------------------------------------
     Total                                     $1,498,709   $241,927     $ 1,233  $ (55,602)   $1,453,507  $232,760
=====================================================================================================================
Investment securities held to maturity:
U.S. Treasury and government agencies          $   11,960   $      -     $     -  $    (213)   $   11,747  $      -
Obligations of state and political subdivisions     7,244          -         161          -         7,405         -
Other securities:
   Asset-backed securities                         11,028          -          13        (43)       10,998         -
   Other debt securities                            1,000          -           -          -         1,000         -
---------------------------------------------------------------------------------------------------------------------
     Total                                     $   31,232   $      -     $   174  $    (256)   $   31,150  $      -
=====================================================================================================================

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS WILMINGTON TRUST CORPORATION AND SUBSIDIARIES 1999 ANNUAL REPORT
--------------------------------------------------------------------------------

     The amortized cost and estimated market value of debt securities at December 31, 1999 by contractual maturity are shown below (in thousands).

     Expected maturities will differ from contractual maturities because the issuers may have the right to call or prepay obligations without penalties.

                                  Debt securities available for sale  Debt securities held to maturity
                                  ----------------------------------  --------------------------------
                                     Amortized cost   Market value     Amortized cost   Market value
------------------------------------------------------------------------------------------------------
Due in one year or less                  $  139,843     $  139,618           $    400       $    402
Due after one year through five years       397,778        389,397             11,581         11,401
Due after five years through ten years      277,264        262,841             10,695         10,704
Due after ten years                         683,824        661,651              8,556          8,643
------------------------------------------------------------------------------------------------------
                                         $1,498,709     $1,453,507            $31,232        $31,150
======================================================================================================

     Proceeds from the sales of investment securities available for sale during 1999, 1998, and 1997 were $981,744,446, $1,041,818,319, and $965,559,484, respectively. Gross gains of $1,252,594, $6,669,263, and $24,070 in 1999, 1998, and 1997, respectively, were realized on those sales, with offsetting losses of $8,192 and $15,072 in 1999 and 1998, respectively. There were no offsetting losses in 1997. Securities with an aggregate book value of $1,185,979,064 at December 31, 1999 were pledged to secure deposits and other commitments.

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

     At December 31, 1999, the Corporation's asset-backed securities portfolio consisted primarily of collateralized mortgage obligations. The portfolio has an approximate average life of 3.11 years. The portfolio's aggregate average yield-to-maturity was 6.24%.

     At December 31, 1999, the Corporation did not hold state and municipal securities for any one state in excess of 10% of stockholders' equity.

--------------------------------------------------------------------------------
NOTE 4: CONCENTRATIONS OF LOANS
--------------------------------------------------------------------------------

     The Corporation's lending activity primarily is focused within Delaware, Pennsylvania, Maryland, and Florida. The Corporation makes no foreign loans. At December 31, 1999, approximately 6% of the Corporation's total loan portfolio consisted of real estate construction loans, while approximately 32% represented commercial loans, 19% represented commercial mortgage loans, which were secured by income-producing properties, and approximately 20% and 23%, respectively, represented residential mortgage loans and installment loans to individuals. Each of these ratios was virtually unchanged from the corresponding ratio reported at December 31, 1998.

     In addition to these loans outstanding, at December 31, 1999 and 1998, unfunded commitments to lend in the real estate sector were approximately $569,333,000 and $492,882,000, respectively. The Corporation generally requires collateral on all real estate exposure and a loan-to-value ratio of no greater than 80% when underwritten. Management believes the Corporation's mortgage portfolio is well diversified when measured by industry classification statistics.

--------------------------------------------------------------------------------
NOTE 5: RESERVE FOR LOAN LOSSES
--------------------------------------------------------------------------------

     The following is an analysis of the reserve for loan losses:

(in thousands)                             1999           1998           1997
--------------------------------------------------------------------------------
Balance, January 1                     $ 71,906       $ 63,805       $ 54,361
--------------------------------------------------------------------------------
Chargeoffs                             (16,500)       (15,930)       (16,187)
Recoveries                                4,019          4,031          4,131
--------------------------------------------------------------------------------
Net chargeoffs                         (12,481)       (11,899)       (12,056)
--------------------------------------------------------------------------------
Provision charged to operations          17,500         20,000         21,500
--------------------------------------------------------------------------------
Balance, December 31                   $ 76,925       $ 71,906       $ 63,805
================================================================================

     Information with respect to loans that are considered to be impaired under SFAS #114 for the year ended December 31 is as follows:

(in thousands)                             1999           1998           1997
--------------------------------------------------------------------------------
Average recorded investment
   in impaired loans                    $52,403        $33,053        $39,946
--------------------------------------------------------------------------------
Recorded investment in
   impaired loans at year-end
   subject to a reserve for
   loan losses (1999 reserve -
   $7,222; 1998 reserve -
   $7,184; 1997 reserve
   - $8,042)                            $26,157        $38,486        $31,731
Recorded investment in impaired
   loans at year-end requiring
   no reserve for loan losses             8,043             96            524
--------------------------------------------------------------------------------
Recorded investment in
   impaired loans at year-end           $34,200        $38,582        $32,255
================================================================================
Recorded investment in
   impaired loans at year-end
   classified as nonaccruing            $27,135        $27,835        $27,007
--------------------------------------------------------------------------------
Interest income recognized              $ 3,245        $ 3,078        $ 2,649
Interest income recognized
   using the cash basis method
   of income recognition                  2,555          2,302          2,162
--------------------------------------------------------------------------------

    The following is an analysis of interest on nonaccruing loans:

(in thousands)                             1999           1998           1997
--------------------------------------------------------------------------------
Nonaccruing loans at
   December 31                          $29,184        $30,598        $28,669
--------------------------------------------------------------------------------
Interest income which would
   have been recognized under
   original terms                       $ 3,584        $ 3,219        $ 2,766
Interest accrued or received              2,644          2,408          2,207
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTE 6: PREMISES AND EQUIPMENT
--------------------------------------------------------------------------------

    A summary of premises and equipment at December 31 is as follows:

(in thousands)                             1999           1998
-------------------------------------------------------------------------------
Land                                   $ 10,903      $  11,488
Buildings and improvements              106,804        110,035
Furniture and equipment                 121,340        124,701
--------------------------------------------------------------------------------
                                        239,047        246,224
Accumulated depreciation              (106,887)      (100,732)
--------------------------------------------------------------------------------
Premises and equipment, net            $132,160      $ 145,492
================================================================================

     During the fourth quarter of 1999, the Corporation announced plans to outsource its check processing and core accounting processing for personal and institutional trust accounts. The Corporation determined that the processing functions identified could be performed more cost effectively by an external provider. In conjunction with the Corporation's commitment to outsource these functions, assets including imaging equipment and capitalized software with a carrying value of $11,181,342 were abandoned in full.

     In addition, the Corporation closed several retail branch locations. Accordingly, the Corporation evaluated the ongoing value of furniture and fixtures associated with the various locations. Based on the evaluation performed, the Corporation determined that the related assets, including property, with a carrying value of $886,062 were impaired. A charge of $758,330 was recognized to reduce the related assets to their fair value based on available market prices.

     In conjunction with the identified outsourcing plans and branch closures, additional expenses amounting to $1,461,419 were recognized in the fourth quarter. These expenses represent charges associated with automated teller machines and software reconfiguration.

                                      45A

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS WILMINGTON TRUST CORPORATION AND SUBSIDIARIES 1999 ANNUAL REPORT
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTE 7: SHORT-TERM BORROWINGS
--------------------------------------------------------------------------------

     Short-term borrowings include federal funds purchased, securities sold under agreements to repurchase, other borrowings, and U.S. Treasury demand notes.

     Federal funds purchased and securities sold under agreements to repurchase generally mature within 60 days from the transaction date. Securities sold under agreements to repurchase are delivered to either broker-dealers or custodian accounts for customers. The securities underlying the agreements are U.S. Treasury bills, notes, and bonds which are held at the Federal Reserve as collateral for the repurchase agreements. Other borrowed funds, which consist of term federal funds purchased and a line of credit, and Treasury tax and loan deposits are generally repaid within seven to 180 days from the transaction date.

     At December 31, 1999, $25,000,000 was outstanding under a $25,000,000 line of credit agreement between the Corporation and an unaffiliated bank. The credit agreement provides for interest to be paid on outstanding balances at the London Interbank Offered Rate (LIBOR) plus 2% and requires the Corporation to maintain certain financial ratios pertaining to loan quality, limitations on debt, and risk-based capital ratios. The Corporation was in compliance with all required covenants set forth by the agreement at December 31, 1999. In addition, the Corporation has a $25,000,000 uncommitted line of credit agreement with an unaffiliated bank. There are no commitment fees associated with this agreement and the interest to be paid on outstanding balances will be based on prevailing commercial paper rates. No amounts were outstanding under this agreement at December 31, 1999. No line of credit agreements were available to the Corporation at December 31, 1998.

     A summary of securities sold under agreements to repurchase at December 31 is as follows:

(in thousands)                              1999          1998
--------------------------------------------------------------------------------
Maximum amount outstanding at
   any month-end                        $269,138      $264,146
Daily average amount outstanding
   during the period                     183,396       206,040
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTE 8: LONG-TERM DEBT
--------------------------------------------------------------------------------

     WTC has obtained advances from the Federal Home Loan Bank of Pittsburgh to finance its operations facility, the Wilmington Trust Plaza. Monthly interest payments are due on the first of each month at a fixed interest rate, with the principal due on the maturity date. Any payment of the principal prior to the originally scheduled maturity date is subject to a prepayment fee. Information with respect to the advances is as follows:

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

     Under a shelf registration statement filed on March 31, 1998 with the Securities and Exchange Commission, the Corporation has registered but not issued debt securities, which may be either senior or subordinated, of $100,000,000 at December 31, 1999. The interest rate will be set at the time of issue.

--------------------------------------------------------------------------------
NOTE 9: CONTINGENT LIABILITIES
--------------------------------------------------------------------------------

     The Corporation and its subsidiaries, in the ordinary course of business, are involved in various legal proceedings. While it is not feasible to predict the outcome of all pending suits and claims, management does not believe the ultimate resolution of any of these matters will have a material adverse effect on the Corporation's consolidated financial condition.

--------------------------------------------------------------------------------
NOTE 10: FAIR VALUE OF FINANCIAL INSTRUMENTS
--------------------------------------------------------------------------------

     The following discloses the fair value of financial instruments held by the Corporation as of December 31, 1999 and 1998, whether or not recognized in the Consolidated Statements of Condition. In cases in which quoted market prices were not available, fair values were based upon estimates using present value or other valuation techniques. These techniques were significantly affected by the assumptions used, including the discount rate and estimates of cash flows. Consequently, these fair values cannot be substantiated by comparisons with independent markets and, in many cases, may not be realized upon the immediate sale of the instrument. Since generally accepted accounting principles do not require that certain financial instruments and all nonfinancial instruments be included in this presentation, the aggregated fair value amounts do not represent the underlying value of the Corporation.

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

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS WILMINGTON TRUST CORPORATION AND SUBSIDIARIES 1999 ANNUAL REPORT
--------------------------------------------------------------------------------

     The carrying values and estimated fair values of the Corporation's financial assets, liabilities, and off-balance-sheet financial instruments as of December 31 are as follows:

                                                         1999                      1998
                                                  ---------------------     ---------------------
                                                  Carrying         Fair     Carrying         Fair
(in thousands)                                       value        value        value        value
--------------------------------------------------------------------------------------------------
Financial assets:
   Cash and due from banks                      $  225,145   $  225,145   $  204,579   $  204,579
   Short-term investments                          129,760      129,760       83,500       83,500
   Investment securities (see note 3)            1,717,499    1,717,417    1,372,652    1,373,221
   Loans, net of reserves                        4,743,154    4,656,606    4,247,727    4,302,115
   Accrued interest receivable                      43,672       43,672       38,266       38,266
Financial liabilities:
   Deposits                                      5,369,484    5,268,414    4,536,763    4,529,414
   Short-term borrowings                         1,090,858    1,090,858      951,290      951,290
   Accrued interest payable                         56,012       56,012       44,553       44,553
   Long-term debt                                  168,000      166,554      168,000      166,626
--------------------------------------------------------------------------------------------------
                                               Contractual         Fair  Contractual         Fair
(in thousands)                                      amount        value       amount        value
--------------------------------------------------------------------------------------------------
Off-balance-sheet financial instruments:
   Unfunded commitments to extend credit        $2,132,588   $  (5,331)   $1,749,479   $  (4,374)
   Standby and commercial letters of credit        100,996      (1,515)       70,050      (1,051)
   Interest rate swap contracts                          -            -       25,000          (9)
   Interest rate floor contracts                   225,000          220      325,000        5,450
--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTE 11: OFF-BALANCE-SHEET FINANCIAL AGREEMENTS
--------------------------------------------------------------------------------

     In the normal course of business, the Corporation engages in off-balance-sheet financial agreements in order to meet the needs of its customers and to reduce its own exposure to fluctuations in interest rates. A summary of off-balance-sheet financial agreements at December 31 is as follows:

(in thousands)                                        1999          1998
--------------------------------------------------------------------------------
Commitments to extend credit
   (contractual amount)                         $2,132,588    $1,749,479
Letters of credit (contractual amount)             100,996        70,050
Interest rate swaps (notional value)                     -        25,000
Interest rate floors (notional value)              225,000       325,000
--------------------------------------------------------------------------------

     The Corporation's exposure to credit risk is represented by the contractual amount of both the commitments to extend credit and letters of credit, while the notional amount of the swaps and floors far exceeds any credit risk exposure.

     Commitments to extend credit are agreements to lend to a customer. Generally, they have fixed expiration dates or termination clauses and may require payment of a fee. Many commitments expire without ever having been drawn upon. Letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Maturities normally are for terms shorter than five years. Many letters of credit expire unfunded. The credit risk for both of these instruments is essentially the same as that involved in extending loans. The Corporation evaluates each customer's creditworthiness on a case-by-case basis. Collateral (e.g., securities, receivables, inventory, equipment, and residential and commercial properties) is obtained depending on management's credit assessment of the customer.

     Swaps represent an exchange of interest payments computed on contractual notional principal amounts. Swaps subject the Corporation to market risk associated with changes in interest rates, as well as the risk that the counterparty may fail to perform. There were no swaps in effect at December 31, 1999. At December 31, 1998, swaps with a total notional principal of $25 million were in effect. The weighted average variable interest rate that the Corporation paid was 5.40% on December 31, 1998, while the weighted average fixed interest rate that the Corporation received was 5.17% on that date.

     Floors reduce the risk associated with a declining interest rate environment and result in receipts only if current interest rates fall below a predetermined strike rate. Floors subject the Corporation to the risk that the counterparty may fail to perform. At December 31, 1999, floors with a total notional principal of $225 million were in effect. This compares with $325 million at December 31, 1998. The weighted average strike rate was 6% on December 31, 1999 and 1998. The floors have a weighted average original and remaining term to maturity of approximately 4.8 years and 1 year, respectively.

--------------------------------------------------------------------------------
NOTE 12: CAPITAL REQUIREMENTS
--------------------------------------------------------------------------------

     The Corporation is subject to various regulatory capital requirements by the federal banking agencies. Failure to meet minimum capital requirements can result in certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation must meet specific capital guidelines that involve quantitative measures of the Corporation's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Corporation's capital amounts and classification also are subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital to risk-weighted assets, and Tier 1 capital to average assets. Management believes that, as of December 31, 1999 and 1998, the Corporation meets all capital adequacy requirements to which it is subject.

     As of the most recent notification from the federal regulators, the Corporation and each of its subsidiaries were categorized as well-capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes could change the Corporation's category.

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS WILMINGTON TRUST CORPORATION AND SUBSIDIARIES 1999 ANNUAL REPORT
--------------------------------------------------------------------------------

     A summary of the Corporation's risk-based capital ratios and the levels to be categorized as adequately- and well-capitalized as of December 31 is as follows:

                                                                                                To be well-
                                                                                             capitalized under
                                                                       For capital           prompt corrective
                                                                    adequacy purposes        action provisions
                                                     Actual         ------------------       ------------------
                                                 --------------     Amount       Ratio       Amount       Ratio
(in thousands)                                   Amount   Ratio          >           >            >           >
                                                                         -           -            -           -
----------------------------------------------------------------------------------------------------------------
As of December 31, 1999:
   Total capital (to risk-weighted assets):
     Wilmington Trust Corporation              $559,154   10.67%
     Wilmington Trust Company                   500,298   10.12   $395,657        8.00%    $494,572       10.00%
   Tier 1 capital (to risk-weighted assets):
     Wilmington Trust Corporation               368,521    7.03
     Wilmington Trust Company                   438,359    8.86    197,829        4.00      296,743        6.00
   Tier 1 capital (to average assets):
     Wilmington Trust Corporation               368,521    5.65
     Wilmington Trust Company                   438,359    6.68    262,663        4.00      328,329        5.00
As of December 31, 1998:
   Total capital (to risk-weighted assets):
     Wilmington Trust Corporation              $589,103   12.48%
     Wilmington Trust Company                   521,853   11.34   $368,016        8.00%    $460,019       10.00%
   Tier 1 capital (to risk-weighted assets):
     Wilmington Trust Corporation               403,804    8.55
     Wilmington Trust Company                   463,115   10.07    184,008        4.00      276,012        6.00
   Tier 1 capital (to average assets):
     Wilmington Trust Corporation               403,804    6.61
     Wilmington Trust Company                   463,115    7.99    231,968        4.00      289,960        5.00
----------------------------------------------------------------------------------------------------------------

     The primary source of funds for payment of dividends by the Corporation historically has been dividends received from WTC. The ability to pay dividends is limited by Delaware law, which permits a corporation to pay dividends only out of its capital surplus.

     In April 1996, the Corporation, after obtaining approval of its Board of Directors, announced a plan to buy back 4,000,000 shares of its stock. During the years ended December 31, 1999, 1998, and 1997, 1,381,077 shares, 546,220 shares, and 737,729 shares, respectively, were acquired under this program at a total cost of $142,144,393.

--------------------------------------------------------------------------------
NOTE 13: RELATED PARTY TRANSACTIONS
--------------------------------------------------------------------------------

     In the ordinary course of banking business, loans are made to officers and directors of the Corporation and its affiliates as well as to their associates. In the opinion of management, these loans are consistent with sound banking practices and do not involve more than the normal risk of collectibility. At December 31, 1999 and 1998, loans to executive officers and directors of the Corporation and its principal affiliates, including loans to their associates, totaled $60,447,041 and $52,819,798, respectively. During 1999, loan additions were $15,980,262, loan repayments were $9,056,446, and other changes were $703,427.

--------------------------------------------------------------------------------
NOTE 14: EMPLOYMENT BENEFIT PLANS
--------------------------------------------------------------------------------

STOCK-BASED COMPENSATION PLANS

     At December 31, 1999, the Corporation had two types of stock-based compensation plans, which are described below. The Corporation applies Accounting Principles Board Opinion (APB) No. 25 and related Interpretations in accounting for these plans. No compensation cost has been recognized in the accompanying Consolidated Financial Statements for those plans. If compensation cost for the Corporation's two types of stock-based compensation plans had been determined based on the fair value at the grant dates for awards under those plans consistent with the methods outlined in SFAS No. 123, "Accounting for Stock-Based Compensation," the Corporation's net income would have been as follows:

                                        1999         1998         1997
--------------------------------------------------------------------------------
Net income:
   As reported                      $107,297     $114,325     $106,044
   Pro forma                         103,645      111,530      102,650
Basic earnings per share:
   As reported                      $   3.26     $   3.41     $   3.15
   Pro forma                            3.15         3.33         3.05
Diluted earnings per share:
   As reported                      $   3.21     $   3.34     $   3.08
   Pro forma                            3.10         3.25         2.98
--------------------------------------------------------------------------------

1996 LONG-TERM INCENTIVE PLAN

     Under the 1996 Long-Term Incentive Plan, the Corporation may grant incentive stock options, non-statutory stock options, and other stock-based awards to officers and other key staff members for up to 1,200,000 shares of common stock. Under the plan, the exercise price of each option equals the last sale price of the Corporation's stock on the date of grant, and an option's maximum term is 10 years. Information with respect to that plan and the Corporation's prior stock option plans is as follows:

                                             1999                         1998                         1997
                                 ---------------------------------------------------------------------------------------
                                                     Weighted                     Weighted                     Weighted
                                      Option          average      Options         average      Options         average
                                  outstanding  exercise price  outstanding  exercise price  outstanding  exercise price
------------------------------------------------------------------------------------------------------------------------
Balance, January 1                  1,616,842          $35.67    1,716,086          $30.04    1,543,312          $25.89
Options granted                       397,926           57.38      260,577           62.23      419,086           42.32
Options exercised                   (348,776)           24.36    (322,121)           26.09    (234,912)           24.75
Options forfeited                    (38,300)           53.47     (37,700)           44.86     (11,400)           28.38
------------------------------------------------------------------------------------------------------------------------
Balance, December 31                1,627,692           42.99    1,616,842           35.67    1,716,086           30.04
========================================================================================================================
Options exercisable, December 31    1,202,501                    1,363,465                    1,297,000
========================================================================================================================
Weighted average fair value of
   option granted during the year                      $10.90                       $10.56                       $ 7.65
------------------------------------------------------------------------------------------------------------------------

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The following weighted average assumptions were used:

                                     1999               1998               1997
--------------------------------------------------------------------------------
Dividend yields                      3.57%              2.77%              2.29%
Expected volatility           21.36-22.05        19.77-21.18        17.79-18.03
Risk-free interest rate         6.41-6.50          4.54-4.57          5.36-5.38
Expected option life (years)          3-5                3-5                3-5
--------------------------------------------------------------------------------

     A summary of the stock options outstanding at December 31, 1999 is as follows:

                                       Options outstanding                 Options exercisable
                            -----------------------------------------  ---------------------------
                                             Weighted
                                              average
                                            remaining        Weighted                     Weighted
                                Options   contractual         average      Options         average
Range of exercise prices    outstanding  life (years)  exercise price  exercisable  exercise price
---------------------------------------------------------------------------------------------------
$19.50-31.50                    547,647           3.1          $26.88      547,647          $26.88
 31.75-57.44                    551,350           7.0           42.95      452,042           39.94
 57.56-66.50                    528,695           6.2           59.70      202,812           62.58
---------------------------------------------------------------------------------------------------
$19.50-66.50                  1,627,692           5.5          $42.99    1,202,501          $37.81
===================================================================================================

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS WILMINGTON TRUST CORPORATION AND SUBSIDIARIES 1999 ANNUAL REPORT
--------------------------------------------------------------------------------

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

                                           Shares reserved
                                                for future  Subscriptions          Price
                                             subscriptions    outstanding      per share
-----------------------------------------------------------------------------------------
Balance,
  January 1, 1997                                  413,678         86,322
--------------------------------------------------------------------------
Subscriptions entered into on June 1, 1997        (76,796)         76,796    $     38.14
Forfeitures                                          3,631        (3,631)    28.05-38.14
Shares issued                                            -       (84,386)          28.05
-----------------------------------------------------------------------------------------
Balance,
  December 31, 1997                                340,513         75,101
--------------------------------------------------------------------------
Subscriptions entered into on June 1, 1998        (56,356)         56,356          51.53
Forfeitures                                          4,980        (4,980)    38.14-51.53
Shares issued                                             -      (72,325)          38.14
-----------------------------------------------------------------------------------------
Balance,
  December 31, 1998                                289,137         54,152
-----------------------------------------------------------------------------------------
Subscriptions entered into on June 1, 1999        (59,959)         59,959          49.78
Forfeitures                                          3,865        (3,865)    49.78-51.53
Shares issued                                            -       (52,829)          49.99
-----------------------------------------------------------------------------------------
Balance,
  December 31, 1999                                233,043         57,417
==========================================================================

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

     Costs of the plan are determined actuarially by the projected unit credit method. Plan benefits are based on years of service and a modified career average formula. The plan's assets are invested primarily in the Wilmington Equity and Fixed-Income Funds (formerly the Rodney Square Strategic Equity and Fixed-Income Funds), managed by WTC and its affiliates. Participation in the plan was $134,381,635 and $107,976,832 at December 31, 1999 and 1998,
respectively.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     In 1989, the Corporation adopted a Supplemental Executive Retirement Plan
(SERP). The plan, covering selected officers, is a nonqualified defined benefit plan. Assumptions used in determining the net periodic pension costs are similar to those used in determining the cost of the Corporation's pension plan. The Corporation has invested in corporate-owned life insurance contracts to meet its future obligations under this plan. The projected benefit obligation and the accumulated benefit obligation exceeded the assets by $7,070,365 and $5,180,243, respectively, at December 31, 1999, and $7,041,116 and $5,129,116, respectively, at December 31, 1998.

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

                                       52A

     Information with respect to the pension, SERP, and post-employment benefit plans is as follows:

                                                          Pension/SERP benefits  Post-employment benefits
                                                        -----------------------  ------------------------
(in thousands)                                                1999         1998         1999         1998
----------------------------------------------------------------------------------------------------------
Change in benefit obligation:
Net benefit obligation at beginning of year               $106,256     $ 88,639     $ 30,162     $ 26,657
Service cost                                                 4,029        3,052          586          559
Interest cost                                                7,240        6,796        2,017        1,906
Plan participants' contributions                                 -            -           89           69
Actuarial (gain)/loss                                     (11,887)       12,023        (849)        2,993
Gross benefits paid                                        (5,204)      (4,254)      (2,196)      (2,022)
----------------------------------------------------------------------------------------------------------
Net benefit obligation at end of year                     $100,434     $106,256     $ 29,809     $ 30,162
==========================================================================================================
Change in plan assets:
Fair value of plan assets at beginning of year            $101,222     $103,880     $      -     $      -
Actual return on plan assets                                 9,267        1,208            -            -
Employer contribution                                          430          388        2,107        1,953
Plan participants' contributions                                 -            -           89           69
Gross benefits paid                                        (5,204)      (4,254)      (2,196)      (2,022)
----------------------------------------------------------------------------------------------------------
Fair value of plan assets at end of year                  $105,715     $101,222     $      -     $      -
==========================================================================================================
Funded status at end of year                              $  5,281     $(5,034)    $(29,809)    $(30,162)
Unrecognized net actuarial (gain)/loss                    (16,789)      (4,555)        2,131        2,980
Unrecognized net transition obligation/(asset)             (3,719)      (4,470)            -            -
Unrecognized prior service cost                              6,645        7,469            -            -
----------------------------------------------------------------------------------------------------------
Net amount recognized at end of year                      $(8,582)    $ (6,590)    $(27,678)    $(27,182)
==========================================================================================================
Amounts recognized in the
   Consolidated Statements of Condition consist of:
Accrued benefit cost                                      $(8,582)    $ (6,590)    $(27,678)    $(27,182)
Accrued benefit liability                                  (1,395)      (1,917)            -            -
Intangible asset                                               797          916            -            -
----------------------------------------------------------------------------------------------------------
Other                                                          598        1,001            -            -
Net amount recognized at end of year                      $(8,582)     $(6,590)    $(27,678)    $(27,182)
==========================================================================================================

                                                     Pension/SERP benefits               Post-employment benefits
                                              --------------------------------      -------------------------------
(in thousands, except percentages)                1999        1998        1997         1999        1998        1997
-------------------------------------------------------------------------------------------------------------------
Weighted-average assumptions used were
   as follows:
Discount rate                                    7.50%        6.75%      7.50%         7.50%       6.75%       7.50%
Expected return on plan assets                   9.50         9.50       9.50
Rate of compensation increase                    4.50         4.50       4.50
Components of net periodic benefit cost:
Service cost                                  $ 4,029      $ 3,052    $ 2,424        $  586      $  559      $  524
Interest cost                                   7,240        6,796      6,299         2,017       1,906       1,928
Expected return on plan assets                (9,093)      (8,440)    (7,557)             -           -           -
Amortization of transition obligation/(asset)   (751)        (581)      (581)             -           -           -
Amortization of prior service cost                824          663        635             -           -           -
Recognized actuarial (gain)/loss                  192         (93)       (69)             -           -           -
-------------------------------------------------------------------------------------------------------------------
Net periodic benefit cost                      $2,441     $  1,397    $ 1,151        $2,603      $2,465      $2,452
===================================================================================================================

     For measurement purposes, the assumed health care cost trend rate for 2000 is 4.25%. This rate is assumed to decrease to 4.0% for 2001 and remain at that level thereafter.

     A one percentage point change in the assumed health care trend rate would have the following effect:

                                                                  1%         1%
(in thousands)                                              increase   decrease
--------------------------------------------------------------------------------
Effect on total service and interest cost components
of net periodic post-employment health care benefit cost   $  104     $  (115)

Effect on accumulated post-retirement benefit obligation
for health care benefits                                    1,127      (1,229)

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS WILMINGTON TRUST CORPORATION AND SUBSIDIARIES 1999 ANNUAL REPORT
--------------------------------------------------------------------------------

THRIFT SAVINGS PLAN

     The Wilmington Trust Thrift Savings Plan covers all full-time staff members who elect to participate in the plan. Eligible staff members may contribute from 1% to 15% of their annual base pay. The first 6% of each staff member's pay is eligible for matching contributions from the Corporation of $.50 on each $1.00. The amounts contributed by the Corporation to this plan were $2,436,249, $2,351,725, and $2,193,149 in 1999, 1998, and 1997, respectively.

--------------------------------------------------------------------------------
NOTE 15: INCOME TAXES
--------------------------------------------------------------------------------

     A reconciliation of the statutory income tax to the income tax expense included in the Consolidated Statements of Income for each of the three years ended December 31 is as follows:

(in thousands)                           1999          1998         1997
--------------------------------------------------------------------------------
Income before taxes                  $161,662      $171,548     $158,387
================================================================================
Income tax at statutory
   rate of 35%                       $ 56,582      $ 60,042     $ 55,435
Tax effect of tax-exempt and
   dividend income                    (5,152)       (5,442)      (6,052)
State taxes, net of federal
   tax benefit                          3,462         2,831        2,662
Other                                   (527)         (208)          298
--------------------------------------------------------------------------------
     Total income taxes              $ 54,365      $ 57,223     $ 52,343
================================================================================
Taxes currently payable:
   Federal                           $ 57,119      $ 54,684     $ 48,819
   State                                5,326         4,356        4,095
Deferred taxes (benefit):
   Federal                            (8,080)       (1,817)        (571)
--------------------------------------------------------------------------------
     Total income taxes              $ 54,365      $ 57,223     $ 52,343
================================================================================
Taxes from securities gains          $    436      $  2,340     $      9
--------------------------------------------------------------------------------

     The significant components of the deferred tax liabilities and assets at December 31 are as follows:

 (in thousands)                                  1999         1998
--------------------------------------------------------------------------------
Deferred tax liabilities:
   Tax depreciation                           $ 3,581      $ 4,549
   Prepaid VEBA costs                           7,420        6,475
   Automobile and equipment leases              8,605       12,753
   System development costs                     1,976        2,088
   Market valuation on investment securities        -        3,335
   Partnerships                                 1,912          772
   Other                                        3,100        3,738
--------------------------------------------------------------------------------
     Total deferred tax liabilities            26,594       33,710
--------------------------------------------------------------------------------
Deferred tax assets:
   Loan loss provision                         26,944       25,188
   OPEB obligation                              9,687        9,511
   Unearned fees                                6,868        5,606
   Pension and SERP                             2,927        2,205
   Market valuation on investment securities   19,564            -
   Other                                        1,665        1,280
--------------------------------------------------------------------------------
     Total deferred tax assets                 67,655       43,790

Net deferred tax assets                       $41,061      $10,080
================================================================================
     No valuation allowance was recognized for the deferred tax assets at December 31, 1999 and 1998.

--------------------------------------------------------------------------------
NOTE 16: EARNINGS PER SHARE
--------------------------------------------------------------------------------

     The following table sets forth the computation of basic and diluted net earnings per share:

(in thousands, except per share amounts)       1999         1998         1997
--------------------------------------------------------------------------------
Numerator:
   Net income                              $107,297     $114,325     $106,044
--------------------------------------------------------------------------------
Denominator:
   Denominator for basic
     earnings per share -
     weighted-average shares                 32,913       33,487       33,697
--------------------------------------------------------------------------------
   Effect of dilutive securities:
     Employee stock options                     470          788          769
--------------------------------------------------------------------------------
   Denominator for diluted
     earnings per share -
     adjusted weighted
     average shares and
     assumed conversions                     33,383       34,275       34,466
--------------------------------------------------------------------------------
   Basic earnings per share                 $  3.26       $ 3.41       $ 3.15
================================================================================
   Diluted earnings per share               $  3.21       $ 3.34       $ 3.08
================================================================================

                                      54A

--------------------------------------------------------------------------------
NOTE 17: CONSOLIDATED QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)
--------------------------------------------------------------------------------

     A summary of the unaudited quarterly results of operations for the years ended December 31 is as follows:

                                                              1999                                   1998
                                         ----------------------------------------------------------------------------------
(in thousands, except per share amounts)  Dec. 31     Sept. 30   June 30   Mar. 31  Dec. 31  Sept. 30   June 30   Mar. 31
---------------------------------------------------------------------------------------------------------------------------
Interest income                          $123,493     $118,564  $112,731  $107,388 $110,686  $115,611  $117,123  $113,519
Interest expense                           60,197       55,487    51,010    49,569   51,538    56,693    56,906    54,105
---------------------------------------------------------------------------------------------------------------------------
Net interest income                        63,296       63,077    61,721    57,819   59,148    58,918    60,217    59,414
Provision for loan losses                 (4,000)      (4,000)   (4,500)   (5,000)  (5,000)   (5,000)   (5,000)   (5,000)
---------------------------------------------------------------------------------------------------------------------------
Net interest income after
   provision for loan losses               59,296       59,077    57,221    52,819   54,148    53,918    55,217    54,414
Other income                               49,516       49,031    46,083    45,579   46,078    42,569    42,999    45,585
Securities gains/(losses)                     399          821         4        20    1,939     4,745        33      (31)
---------------------------------------------------------------------------------------------------------------------------
Net interest and other income             109,211      108,929   103,308    98,418  102,165   101,232    98,249    99,968
Other expense                              81,936(1)    62,961    58,264    55,043   57,397    57,209    55,990    59,470
---------------------------------------------------------------------------------------------------------------------------
Income before income taxes                 27,275       45,968    45,044    43,375   44,768    44,023    42,259    40,498
Applicable income taxes                     9,806(1)    15,242    15,098    14,219   15,275    14,792    13,970    13,186
---------------------------------------------------------------------------------------------------------------------------
Net income                               $ 17,469     $ 30,726  $ 29,946  $ 29,156 $ 29,493  $ 29,231  $ 28,289  $ 27,312
===========================================================================================================================
Net income per share - basic             $   0.54     $   0.94  $   0.90  $   0.88 $   0.88  $   0.87  $   0.84  $   0.82
===========================================================================================================================
Net income per share - dilute            $   0.53     $   0.92  $   0.89  $   0.87 $   0.87  $   0.86  $   0.82  $   0.79
===========================================================================================================================

(1) Includes a one-time write-off resulting in a net loss of $13,401,091 from the abandonment of fixed assets and other related charges with a tax effect of $4,822,090.

--------------------------------------------------------------------------------
NOTE 18: SEGMENT REPORTING
--------------------------------------------------------------------------------

     For the purposes of reporting our results, we divide our business activities into three segments: Banking, Fee-based, and Funds Management. Two segments - Banking and Fee-based - comprise the services we provide to customers. The other segment, Funds Management, comprises activities that are not directly customer-related and that are undertaken primarily for the Corporation's general purposes, including management of the investment portfolio, funding, and interest rate risk management.

     The Banking and Fee-based segments are managed separately but have overlapping markets, customers, and systems. Because of the Corporation's strategy to develop full relationships across a broad product array, these two segments market separate products and services to a common base of customers.

     The scope of the Banking segment includes lending, deposit taking, and branch banking in our primary markets of Delaware, Pennsylvania, and Maryland, along with institutional deposit-taking on a national basis. Lending activities include commercial loans, commercial and residential mortgages, and construction

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS WILMINGTON TRUST CORPORATION AND SUBSIDIARIES 1999 ANNUAL REPORT
--------------------------------------------------------------------------------

and consumer loans. Deposit products include demand checking, certificates of deposit, negotiable order of withdrawal accounts, and various savings and money market accounts.

     The scope of the Fee-based segment includes personal trust, asset management, mutual fund, corporate trust, and employee benefit plan services to individuals and corporations in the United States and some 50 other countries. Personal trust activities include trust services, private banking, estate settlement, and tax preparation. Asset management activities include a broad range of portfolio management services, including fixed-income, short-term cash management, and contributions resulting from affiliations with Cramer Rosenthal McGlynn, LLC and Roxbury Capital Management, LLC. Corporate trust activities include custody services, trusteeships for capital leases, collateralized securities, corporate restructurings, and bankruptcies. Results for 1998 include expenses for opening new offices in New York and California.

     The scope of the Funds Management sector encompasses revenues and expenses not allocated to the two customer-related business segments and includes intercompany eliminations not directly related to a segment, the Corporation's investment portfolio activities, and nonrecurring income and expenses, which include gains and losses on the sale of investment securities.

     The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Corporation evaluates performance based on profit or loss from operations before income taxes and not including nonrecurring gains and losses. The Corporation generally accounts for intersegment sales and transfers as if the sales or transfers were to third parties (i.e., at current market prices). Profit or loss from infrequent events such as the sale of a business are reported separately for each segment.

Financial data by segment for the years 1999 through 1997 are as follows:

                                                           Banking     Fee-based        Funds
YEAR ENDED DECEMBER 31, 1999 (in thousands)               business      business   management      Totals
-----------------------------------------------------------------------------------------------------------
Net interest income                                     $  212,527     $  23,809   $   11,658  $  247,994
Provision for loan losses                                 (17,406)          (94)            -    (17,500)
-----------------------------------------------------------------------------------------------------------
Net interest income after provision                        195,121        23,715       11,658     230,494
Trust and asset management fees:
   Personal trust                                                -        67,193            -      67,193
   Corporate financial services                                  -        47,006            -      47,006
   Asset management                                              -        34,796            -      34,796
Other operating income                                      40,283         2,330          928      43,541
Securities gains/(losses)                                      400             -          844       1,244
-----------------------------------------------------------------------------------------------------------
Net interest and other income                              235,804       175,040       13,430     424,274
Other expense                                            (134,121)1    (123,338)1     (2,239)   (259,698)
-----------------------------------------------------------------------------------------------------------
Segment profit from operations                             101,683        51,702       11,191     164,576
Segment loss from infrequent events                              -         (726)            -       (726)
-----------------------------------------------------------------------------------------------------------
Segment profit before income taxes                      $  101,683     $  50,976   $   11,191  $  163,850
===========================================================================================================
Intersegment revenue                                    $   13,047     $   7,383   $    2,300  $   22,730
Depreciation and amortization                               10,492         6,821          278      17,591
Investment in equity method investees                            -       157,910            -     157,910
Segment average assets                                   4,236,601       725,803    3,305,609   8,268,013
YEAR ENDED DECEMBER 31, 1998 (in thousands)
-----------------------------------------------------------------------------------------------------------
Net interest income                                     $  205,543     $  22,919   $   11,162  $  239,624
Provision for loan losses                                 (19,769)         (231)            -    (20,000)
-----------------------------------------------------------------------------------------------------------
Net interest income after provision                        185,774        22,688       11,162     219,624
Trust and asset management fees:
   Personal trust                                                -        59,676            -      59,676
   Corporate financial services                                  -        45,120            -      45,120
   Asset management                                              -        24,674            -      24,674
Other operating income                                      37,591         2,646        3,141      43,378
Securities gains/(losses)                                        1             -        6,685       6,686
-----------------------------------------------------------------------------------------------------------
Net interest and other income                              223,366       154,804       20,988     399,158
Other expense                                            (122,603)      (96,311)      (3,487)   (222,401)
-----------------------------------------------------------------------------------------------------------
Segment profit from operations                             100,763        58,493       17,501     176,757
Segment loss from infrequent events                              -       (1,988)            -     (1,988)
-----------------------------------------------------------------------------------------------------------
Segment profit before income taxes                      $  100,763     $  56,505   $   17,501  $  174,769
===========================================================================================================
Intersegment revenue                                    $    7,046     $   4,712   $    1,530  $   13,288
Depreciation and amortization                                8,819         6,077          234      15,130
Investment in equity method investees                            -       132,826            -     132,826
Segment average assets                                   3,868,716       577,413    2,964,571   7,410,700
YEAR ENDED DECEMBER 31, 1997 (in thousands)
-----------------------------------------------------------------------------------------------------------
Net interest income                                     $  192,565     $  23,476   $   15,876  $  231,917
Provision for loan losses                                 (21,410)          (90)           -     (21,500)
-----------------------------------------------------------------------------------------------------------
Net interest income after provision                        171,155        23,386       15,876     210,417
Trust and asset management fees:
   Personal trust                                                -        53,770            -      53,770
   Corporate financial services                                  -        40,958            -      40,958
   Asset management                                              -        16,472            -      16,472
Other operating income                                      37,186         1,518        2,789      41,493
Securities gains/(losses)                                      (4)             -           31          27
-----------------------------------------------------------------------------------------------------------
Net interest and other income                              208,337       136,104       18,696     363,137
Other expense                                            (114,159)      (84,607)      (2,467)   (201,233)
-----------------------------------------------------------------------------------------------------------
Segment profit from operations                              94,178        51,497       16,229     161,904
Segment loss from infrequent events                              -         (281)            -       (281)
-----------------------------------------------------------------------------------------------------------
Segment profit before income taxes                      $   94,178     $  51,216   $   16,229  $  161,623
===========================================================================================================
Intersegment revenue                                    $    4,651     $   4,162   $    1,029  $    9,842
Depreciation and amortization                                7,083         4,924           43      12,050
Segment average assets                                   3,724,242       435,373    2,364,622   6,524,237

1 Includes allocated portions of the one-time write-off of $13,401,091 from the abandonment of fixed assets and other charges.

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS WILMINGTON TRUST CORPORATION AND SUBSIDIARIES 1999 ANNUAL REPORT
--------------------------------------------------------------------------------

     A reconciliation of reportable segment amounts to the consolidated balances is as follows:

Year ended December 31
(in thousands)                          1999              1998             1997
--------------------------------------------------------------------------------
Revenue:
Total revenues for
   reportable segments           $   247,898       $   239,824      $   232,164
Other revenues                       193,780           186,822          161,788
Elimination of
   intersegment
   revenues                          (4,312)           (5,032)          (6,394)
--------------------------------------------------------------------------------
   Total consolidated
     revenues before
     provision                   $   437,366       $   421,614      $   387,558
--------------------------------------------------------------------------------
Profit or loss:
Total profit or loss for
   reportable segments           $   163,850       $   174,769      $   161,623
Elimination of
   intersegment profits              (2,188)           (3,221)          (3,236)
                                 $   161,662       $   171,548      $   158,387
================================================================================
Assets, on average:
Total assets for
   reportable segments           $ 8,268,013       $ 7,410,700      $ 6,524,237
Other assets                         223,201           207,885          168,536
Elimination of
   intersegment assets           (1,802,149)       (1,373,184)      (1,021,855)
Other assets not
   allocated to segments                   -             7,038            9,069
--------------------------------------------------------------------------------
   Consolidated total
     average assets              $ 6,689,065       $ 6,252,439      $ 5,679,987
================================================================================

--------------------------------------------------------------------------------
NOTE 19: PARENT COMPANY ONLY FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     The Statements of Condition, Income, and Cash Flows for the parent company are as follows:

STATEMENTS OF CONDITION
December 31 (in thousands)                        1999              1998
--------------------------------------------------------------------------------
Assets
   Cash and due from banks                     $ 3,784            $   23
   Investment in subsidiaries                  539,362           567,063
   Investment securities available for sale        134            24,063
   Advance to subsidiary                        84,000            79,682
   Dividend receivable from subsidiary          20,000                 -
   Income taxes receivable                       4,973               414
   Other assets                                  2,342             1,980
--------------------------------------------------------------------------------
     Total assets                             $654,595          $673,225
================================================================================
Liabilities and stockholders' equity
   Liabilities                                 $ 6,364           $ 2,016
   Other borrowings                             25,000                 -
   Long-term debt                              125,000           125,000
   Stockholders' equity                        498,231           546,209
--------------------------------------------------------------------------------
     Total liabilities and
       stockholders' equity                   $654,595          $673,225
================================================================================

STATEMENTS OF INCOME

For the year ended December 31
(in thousands)                          1999              1998             1997
--------------------------------------------------------------------------------
Income
   Dividend from subsidiary         $123,350          $ 93,765         $ 86,989
   Management fees from
     subsidiary                            -                19              113
   Interest on advance
     to subsidiary                     5,594             2,047                -
   Interest                              194             1,554              275
--------------------------------------------------------------------------------
     Total income                    129,138            97,385           87,377
--------------------------------------------------------------------------------
Expense
   Interest on other borrowings          468                 -                -
   Interest on long-term debt          8,281             5,452                -
   Salaries and employment
     benefits                              -                84              197
   Net occupancy                           -                 1                6
   Stationery and supplies                 -                 -                1
   Other operating expense             1,065             1,114            1,055
--------------------------------------------------------------------------------
     Total expense                     9,814             6,651            1,259
--------------------------------------------------------------------------------
   Income before income tax
     benefit and equity in
     undistributed income
     of subsidiaries                 119,324            90,734           86,118
   Applicable income
     tax benefit                     (1,287)           (1,039)            (278)
   Dividends in excess of
     subsidiary income              (13,314)                -                -
   Equity in undistributed
     income of subsidiaries                -            22,552           19,648
--------------------------------------------------------------------------------
     Net income                     $107,297          $114,325         $106,044
================================================================================

                                      58A

--------------------------------------------------------------------------------
WILMINGTON TRUST CORPORATION
--------------------------------------------------------------------------------

STATEMENTS OF CASH FLOWS

For the year ended December 31 (in thousands)                              1999         1998         1997
-----------------------------------------------------------------------------------------------------------
Operating activities
   Net income                                                          $107,297     $114,325     $106,044
   Adjustments to reconcile net income to net cash provided
     by operating activities:
   Dividends in excess of subsidiary income                              13,314            -            -
   Equity in undistributed income of subsidiaries                             -     (22,552)     (19,648)
   Accretion of investment securities available for sale discounts          (8)        (644)            -
   (Increase)/decrease in other assets                                 (24,921)      (2,055)         700
   Increase in other liabilities                                          4,348        1,420          140
-----------------------------------------------------------------------------------------------------------
     Net cash provided by operating activities                          100,030       90,494       87,236
-----------------------------------------------------------------------------------------------------------
Investing activities
   Proceeds from sales of investment securities available for sale       58,509      253,812       16,868
   Purchases of investment securities available for sale               (34,571)    (259,980)     (27,841)
   Capital contribution to subsidiaries                                (26,338)      (5,000)      (2,000)
   Advance to subsidiary                                               (10,318)     (79,682)            -
   Repayment of advance to subsidiary                                     6,000            -            -
   Purchase of indirect subsidiary                                            -     (55,100)            -
-----------------------------------------------------------------------------------------------------------
     Net cash used for investing activities                             (6,718)    (145,950)     (12,973)
-----------------------------------------------------------------------------------------------------------
Financing activities
   Cash dividends                                                      (54,361)     (51,233)     (47,546)
   Proceeds from issuance of long-term debt                                   -      125,000            -
   Proceeds from line of credit                                          25,000            -            -
   Proceeds from common stock issued under employment benefit plans      14,701       13,029        9,203
   Payments for common stock acquired through buybacks                 (74,891)     (31,343)     (35,911)
-----------------------------------------------------------------------------------------------------------
     Net cash (used for)/provided by financing activities              (89,551)       55,453     (74,254)
-----------------------------------------------------------------------------------------------------------
   Increase/(decrease) in cash and cash equivalents                       3,761          (3)            9
   Cash and cash equivalents at beginning of year                            23           26           17
-----------------------------------------------------------------------------------------------------------
     Cash and cash equivalents at end of year                          $  3,784     $     23     $     26
===========================================================================================================

--------------------------------------------------------------------------------
WILMINGTON TRUST CORPORATION
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL REPORTING
--------------------------------------------------------------------------------

     The management of Wilmington Trust Corporation (Corporation) is responsible for the financial statements and the other financial information included in this Annual Report. The financial statements have been prepared in accordance with accounting principles generally accepted in the United States and include amounts based upon management's best judgment where necessary.

     Management maintains a system of internal controls and procedures designed to provide reasonable assurance as to the integrity and reliability of financial records and the protection of assets. The system of internal control is continually reviewed for its effectiveness and is revised, when appropriate, due to changing circumstances and requirements.

     Independent auditors are appointed by the Board of Directors to audit the financial statements in accordance with auditing standards generally accepted in the United States and to independently assess the fair presentation of the Corporation's financial position, results of operations and cash flows. Their report appears in this Annual Report.

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

/s/ Ted T. Cecala                       /s/ David R. Gibson
Ted T. Cecala                           David R. Gibson
Chairman and Chief Executive            Senior Vice President and
Officer                                 Chief Financial Officer


/s/ Robert V. A. Harra Jr.
Robert V. A. Harra Jr.
President, Chief Operating
Officer and Treasurer

--------------------------------------------------------------------------------
REPORT OF INDEPENDENT AUDITORS
--------------------------------------------------------------------------------

     To The Board of Directors and Shareholders Wilmington Trust Corporation

     We have audited the accompanying consolidated statements of condition of Wilmington Trust Corporation and subsidiaries (Corporation) as of December 31, 1999 and 1998, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Wilmington Trust Corporation and subsidiaries at December 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.



                                        /s/ Ernst & Young LLP

Philadelphia, Pennsylvania
January 24, 2000

--------------------------------------------------------------------------------
WILMINGTON TRUST CORPORATION
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
BOARD OF DIRECTORS
--------------------------------------------------------------------------------

CAROLYN S. BURGER
Principal, CB Associates, Inc.; Director,
PJM Interconnection, L.L.C.

TED T. CECALA
Chairman and Chief Executive Officer;
Member, Board of Managers,
Cramer Rosenthal McGlynn, LLC and
Roxbury Capital Management, LLC

RICHARD R. COLLINS
Retired President and Chief Operating Officer,
American Life Insurance Company

CHARLES S. CROMPTON JR.
Attorney, Counsel, Law Firm of Potter,
Anderson and Corroon

H. STEWART DUNN JR.
Attorney, Partner, Law Firm of Ivins,
Phillips and Barker

EDWARD B. DU PONT
Private Investor; Director,
E. I. du Pont de Nemours and Company

R. KEITH ELLIOTT
Director, Chairman, Hercules Incorporated;
Director, PECO Energy and Computer Task Group

ROBERT C. FORNEY1
Retired Executive Vice President and Director,
E. I. du Pont de Nemours and Company

ROBERT V. A. HARRA JR.
President, Chief Operating Officer, and Treasurer

ANDREW B. KIRKPATRICK JR.
Attorney, Counsel, Law Firm of
Morris, Nichols, Arsht and Tunnell

REX L. MEARS
President, Ray L. Mears and Sons, Inc.

WALTER D. MERTZ2
Retired Senior Vice President

HUGH E. MILLER
Retired Vice Chairman, ICI Americas Incorporated;
Chairman and Director, MGI PHARMA, Inc.

STACEY J. MOBLEY
Senior Vice President, General Counsel, and
Chief Administrative Officer,
E. I. du Pont de Nemours and Company

G. BURTON PEARSON JR.2,3
Retired Senior Vice President

LEONARD W. QUILL
Retired Chairman of the Board

DAVID P. ROSELLE
President, University of Delaware

H. RODNEY SHARP III
Retired Manager,
E. I. du Pont de Nemours and Company; Director,
E. I. du Pont de Nemours and Company

THOMAS P. SWEENEY
Attorney, Member, Law Firm of
Richards, Layton and Finger, P.A.

MARY JORNLIN THEISEN
Former New Castle County Executive

ROBERT W. TUNNELL JR.
Managing Partner, Tunnell Companies, L.P.

1 Retired from the Board on May 20, 1999
2 Associate Director
3 Deceased December 7, 1999

                                       61A

--------------------------------------------------------------------------------
WILMINGTON TRUST CORPORATION
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
OFFICERS
--------------------------------------------------------------------------------

TED T. CECALA
Chairman and
Chief Executive Officer

ROBERT V. A. HARRA JR.
President, Chief Operating Officer,
and Treasurer

DAVID R. GIBSON
Senior Vice President
and Chief Financial Officer

WILLIAM J. FARRELL II
Senior Vice President

THOMAS P. COLLINS
Vice President, Legal, and Secretary

RONALD K. PENDLETON
Auditor

--------------------------------------------------------------------------------
STANDING COMMITTEES
--------------------------------------------------------------------------------

EXECUTIVE COMMITTEE
Ted T. Cecala, CHAIRMAN
Carolyn S. Burger, Charles S. Crompton Jr.,
Robert V. A. Harra Jr., Hugh E. Miller,
Thomas P. Sweeney

AUDIT COMMITTEE
David P. Roselle, CHAIRMAN
Richard R. Collins, R. Keith Elliott,
Mary Jornlin Theisen, Robert W. Tunnell Jr.

COMPENSATION COMMITTEE
Hugh E. Miller,  CHAIRMAN
Richard R. Collins, Charles S. Crompton Jr.,
Stacey J. Mobley, David P. Roselle

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
Rex L. Mears, CHAIRMAN
Carolyn S. Burger, H. Stewart Dunn Jr.,
R. Keith Elliott, Thomas P. Sweeney

--------------------------------------------------------------------------------
OPERATING SUBSIDIARIES
--------------------------------------------------------------------------------

WILMINGTON TRUST COMPANY
Brandywine Finance Corporation
Brandywine Insurance Agency, Inc.
Brandywine Life Insurance Company, Inc.
Delaware Corporate Management, Inc.
Organization Services, Inc.
Rodney Square Management Corporation
WTC Corporate Services, Inc.
Wilmington Brokerage Services Company
Wilmington Trust Global Services, Ltd.

WILMINGTON TRUST OF PENNSYLVANIA

WILMINGTON TRUST FSB

WT INVESTMENTS, INC.

--------------------------------------------------------------------------------
WILMINGTON TRUST COMPANY
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
PRINCIPAL OFFICERS
--------------------------------------------------------------------------------

TED T. CECALA
Chairman and
Chief Executive Officer

ROBERT V. A. HARRA JR.
President, Chief Operating Officer,
and Treasurer

ROBERT J. CHRISTIAN
Senior Vice President and Chief Investment Officer,
Asset Management

HOWARD K. COHEN
Senior Vice President,
Corporate Financial Services

WILLIAM J. FARRELL II
Senior Vice President, Information Technology,
Trust Operations, and Systems Development

DAVID R. GIBSON
Senior Vice President, Finance and Administration, and Chief Financial Officer

HUGH D. LEAHY JR.
Senior Vice President,
Personal Banking

ROBERT A. MATARESE
Senior Vice President,
Commercial Banking

RITA C. TURNER
Senior Vice President,
Marketing

RODNEY P. WOOD
Senior Vice President,
Private Client
Advisory Services

THOMAS P. COLLINS
Vice President, Legal,
and Secretary

RONALD K. PENDLETON
Auditor

--------------------------------------------------------------------------------
MILESTONES
--------------------------------------------------------------------------------

     Long-time director Robert C. Forney retired from the Wilmington Trust Corporation Board of Directors in May 1999. During his 24 years of service, Mr. Forney provided invaluable counsel and contributed in a number of capacities. He served on the Executive Committee and chaired the Compensation Committee. We thank him for his commitment, dedication, and insight.

     Sadly, we noted the passing on December 7 of one of our associate directors, The Hon. George Burton Pearson Jr. A former Vice Chancellor in Delaware's Court of Chancery, Judge Pearson joined our trust department in 1949. In 1966, he was named chairman of the Trust Committee, on which he actively participated until his death. We will long remember his vivacity, inquisitiveness, and keen sense of humor.

STOCKHOLDER INFORMATION

Corporate Headquarters
Wilmington Trust Center
Rodney Square North
1100 North Market Street
Wilmington, DE 19890-0001
(302) 651-1000
(800) 441-7120

www.wilmingtontrust.com

COMMON STOCK

Wilmington Trust Corporation common stock is traded under the symbol WL on the New York Stock Exchange.

DIVIDENDS

Dividends usually are declared in the first month on each quarter to stockholders of record as of a designated date in each of February, May, August, and November. Dividend payment dates usually are two weeks later. Wilmington Trust has paid cash dividends on its common stock since 1914.

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

NORWEST BANK MINNESOTA, N.A.
SHAREOWNER SERVICES
Telephone: (800) 999-9867

Mailing Address: P.O. Box 64854
                 St. Paul, MN 55164-0854

Street Address:  161 North Concord Exchange
                 South St. Paul, MN 55075

Please note that as a reuslt of its merger with Wells Fargo, Norwest Shareowner Services intends to change its name to Wells Fargo Shareowner Services in mid-2000.

DIVIDEND REINVESTMENT AND VOLUNTARY STOCK PURCHASE PLAN

The Corporation offers a plan under which participating stockholders can purchase aditional shares of the Corporation's common stock through automatic reinvestment of their regular quarterly cash dividends and/or voluntary cash payments. All commissions and fees connected with the purchase and safekeeping of the shares are paid by the Corporation. For details of the plan, contact the stock transfer agent.

DUPLICATE MAILINGS

You may receive more than one copy of the Annual Report due to multiple accounts within your household. The Corporation is required to mail an Annual Report to each name on our stockholder list unless the stockholder requests that duplicate mailings be eliminated. To eliminate duplicate mailings, please send a written request to the stock transfer agent.

ANNUAL MEETING

The annual meeting of the Corporation's stockholders will be held at the Wilmington Trust Plaza, 301 West 11th Street, Wilmington, Delaware, at 10:00 a.m. on Thursday, May 11, 2000.

INFORMATION REQUESTS

Analysts, investors, news media representatives, and others seeking financial information, including requests for the Annual Report on Form 10-K filed with the Securities and Exchange Commission, should contact Ellen J. Roberts, Vice President, Media and Investor Relations, (302) 651-8069.

* This annual report was printed on recycled paper.

Design by Addison www.addison.com

Major photography by William Vasquez

Printing by Cedar Tree Press

[PHOTO OF TREE.]

BACK COVER

[WILMINGTON TRUST LOGO] WILMINGTON TRUST
WILMINGTON TRUST CORPORATION
RODNEY SQUARE NORTH
1100 NORTH MARKET STREET
WILMINGTON, DE  19890-0001
(302) 651-1000
(800) 441-7120


www.wilmingtontrust.com


CALIFORNIA
   Santa Monica
DELAWARE
   48 offices throughout the state
FLORIDA
   North Palm Beach,
   Stuart, Vero Beach
MARYLAND
   Easton and Salisbury
NEVADA
   Las Vegas
NEW YORK
   Midtown Manhattan
PENNSYLVANIA
   Villanova, Haverford, Lionville, Media, Philadelphia, West Chester
ENGLAND
   London