Form 10-K, Exhibit 13
period 2000-12-31
WILMINGTON TRUST CORP
filed 2001-04-02
CIK 872821

                                   EXHIBIT 13





           [PHOTO OF GLASS DOOR WITH WILMINGTON TRUST NAME AND LOGO.]





                                                    WILMINGTON TRUST CORPORATION
                                                              ANNUAL REPORT 2000

                                              WILMINGTON STORIES



                                                      ...PORTRAY THE PERSONAL
                                                         RELATIONSHIPS, PROWESS,
                                                         AND PERFORMANCE
                                                         THAT HELP OUR CLIENTS
                                                         CAPTURE SUCCESS.

                    [PHOTO OF MAN STANDING NEXT TO A HORSE.]




"WILMINGTON SHOWED ME HOW DIVERSIFICATION COULD ACTUALLY REDUCE MY RISK AND STILL ACHIEVE THE RETURN I NEED. WILMINGTON IS RESTRUCTURING MY PORTFOLIO -- AND HELPING ME RIDE OUT CHANGING ECONOMIC CYCLES."

                                        PERFORMANCE THAT STANDS THE TEST OF TIME


                                    OPTIMIZES
                              WILMINGTON



When we develop an asset management relationship with clients, we start from the position that their situations are unique. We consider their family, business, and charitable goals, as well as their tax situations, risk tolerance, financial circumstances, return expectations, and legal constraints. Then we construct portfolios designed to withstand volatility and produce optimal results over extended time horizons.

   In conjunction with our affiliate money managers, we offer a full array of asset classes and investment styles. Core equity and fixed income capabilities, expertise that we have internally, form the backbone of our investment process. Those styles are managed by a cohesive, seasoned team of Wilmington Trust portfolio managers, research analysts, and traders who have experienced bear as well as bull markets.

   Roxbury Capital Management, our Santa Monica-based affiliate, provides growth-style management for our clients. Our New York-based affiliate, Cramer Rosenthal McGlynn (CRM), is a value-style manager. We use a multimanager approach for international investments.

   These affiliations allow us to provide clients with customized, balanced, and well-diversified portfolios that include a range of investment options and styles. In addition, both Roxbury and CRM enable us to offer the kinds of more specialized investing opportunities in which our clients are showing an increasing interest. These include socially responsible, science and technology, and balanced portfolios, which Roxbury offers. Limited partnership and private equity placements are available through CRM.

   Our investment approach comprises a range of cash equivalent, fixed income, and equity instruments. Our focus is on maximizing the highest risk-adjusted returns over time. To that end, we employ distinct asset allocation strategies that provide diversification through the use of different asset classes and investment styles. These strategies are designed to enhance returns at a given level of risk and reduce portfolio volatility.

   We use strategies that correspond to our clients' risk profiles that could range from capital preservation at the most conservative end of the spectrum to maximum appreciation for those whose situations warrant a more aggressive approach. We typically recommend a portfolio mix that includes a combination of fixed income and equity investments; large- and small-capitalization stocks; and value, growth, and international equities. In appropriate situations we also recommend alternative investments.

   At year-end 2000, assets under management at Wilmington Trust reached $26.8 billion. In addition, assets under management at Roxbury Capital Management reached $11.3 billion. CRM's assets under management were $3.4 billion. Combined assets under management at Wilmington Trust, Roxbury, and CRM totaled $41.5 billion.

RELATIONSHIPS THAT SPAN A SPECTRUM OF NEEDS

WILMINGTON
       GROWS



We've been helping businesses emerge, expand, and evolve since the start of the 20th century. We focus on meeting our clients' needs, rather than selling them products - an approach that has enabled us to forge long-lasting relationships in both our regional banking and specialty corporate financial services businesses.

   Our regional commercial banking business is focused in the Delaware Valley. We work with the most promising entrepreneurs, professionals, and middle-market business owners, usually those with annual sales in the $5 million to $200 million range. We typically provide them with services that include planning, investing, lending, cash management, and credit.

   Although these relationships may begin with a loan, they deepen with the integration of other capabilities, like retirement and succession planning; risk and insurance planning; employee benefit plan services; specialized financing; and investment services for business as well as personal assets.

   Relationships begin differently with our specialty corporate financial services clients, who comprise some of the largest corporations in the world. They rely on us for specialized trust services that support intricate transactions and sophisticated financing structures. Our competitive distinctions in this arena are twofold.

   First, because of its trust and tax laws and Court of Chancery, the state of Delaware is regarded as the premier jurisdiction in the United States for trusts. We are recognized by the legal, accounting, and investment banking communities throughout the U.S. as experts in the nuances of Delaware's body of legislation and case law. Second, since we generally have no lending relationship with our corporate financial services clients, we have no conflicts of interest.

   We provide comprehensive administrative, custody, investment management, and fiduciary services for corporate trusts. Specializing in capital markets financing structures, including asset securitizations, and debt and bankruptcy restructurings, we are trustee for more than 11,000 special purpose trust vehicles. We provide nexus services - the substantive presence required by law - for more than 2,600 holding companies. In addition, we serve as trustee and custodian for more than 1,000 pension and 401(k) plans.

   Nevada law offers advantages similar to those available in Delaware and we have a corporate financial services office in Las Vegas. We also have an office in London as well as in the Cayman Islands and Channel Islands, where we established a presence in 2000.

        [PHOTO OF ROBERT V.A. HARRA, JR., PRESIDENT AND CHIEF OPERATING
         OFFICER, AND AMANDA C. CABOT, INC., PRESIDENT OF DANSKO, INC.]






"BOTH MY PERSONAL ASSETS AND MY BUSINESS ARE GROWING AT WILMINGTON TRUST," SAYS AMANDA C. CABOT, FOUNDER AND PRESIDENT OF DANSKO, INC., A 10-YEAR-OLD, $30+ MILLION BUSINESS BASED IN WEST GROVE, PENNSYLVANIA, THAT DESIGNS AND IMPORTS CLOGS. "CONSTRUCTION FINANCING LET ME EXPAND MY WAREHOUSE AND OFFICES, AND WILMINGTON'S CONNECTIONS IN THE UNITED KINGDOM HELPED ME DEVELOP AN IMPORTANT EUROPEAN BANKING RELATIONSHIP," NOTES CABOT, WITH WILMINGTON TRUST PRESIDENT ROBERT V.A. HARRA JR.

                      [PHOTO OF MAN AND WOMAN IN A CANOE.]




"NEW TAX LAWS, MORE INVESTMENT OPPORTUNITIES, INNOVATIVE PLANNING TECHNIQUES - WILMINGTON EARNED OUR TRUST, HELPED US NAVIGATE THESE INCREASINGLY COMPLEX ISSUES, AND SIMPLIFIED OUR LIVES."

                                            CAPTURING CUTTING-EDGE OPPORTUNITIES

   WILMINGTON
MOVES

We've been in the business of building relationships with some of the world's most affluent individuals and families since 1903, when our company was founded. Today we are the 13th largest provider of personal trust services in the United States.

   Clients select Wilmington Trust for a number of reasons. High among them are our customized planning capabilities, our unparalleled knowledge of the legal and tax advantages available in the state of Delaware, and our focus on relationships.

   You will find Wilmington Trust clients in all 50 states and abroad. Our clients are among the top 2% of the wealthiest individuals in the U.S., including 10% of the Forbes 400. We have more than 9,000 private client and personal trust accounts, which average $3 million each. The size of each relationship, however, is typically far larger, tending to total $5 million or more, an indication of our responsiveness to what our clients need and desire.

   We strive to be a trusted and innovative partner, working to secure a client's financial future, to find the most advantageous ways to grow and protect wealth, to seek the best alternatives available, and to deliver them seamlessly. Our scope of services encompasses financial, tax, retirement, insurance, and estate planning; investment and asset management; trust planning and administration; custom lending; brokerage; private banking; and estate settlement.

   For each client, a dedicated private client advisor coordinates these capabilities. Our advisors have an average of 18 years' experience and hold a variety of professional designations. Many are certified public accountants, certified financial planners, attorneys, and insurance agents. All place a far greater priority on the client relationship than on any one particular product or service.

   Economic and demographic indicators point to an increasing demand for our services. The largest intergenerational transfer of wealth - a sum estimated at $12 trillion - is under way. As a large segment of our population moves into their prime saving and investment years, more of them are focusing on retirement and investment planning. And new businesses are being created at record rates.

   To capitalize on these opportunities, we are broadening our geographic presence across the U.S. In 2000, we expanded our offices in New York and California, established new offices in Pennsylvania, and opened our fourth office in Florida.

MULTIDIMENSIONAL, MULTIGENERATIONAL PLANNING

WILMINGTON LISTENS

The first step in creating a secure financial future for our clients' families is to listen. Listening is something we do carefully, thoughtfully, and thoroughly. We've been doing it for nearly a century - and it forms the foundation of our relationships with clients and the plans we develop in partnership with them.

   Some of our current family relationships extend across five generations. Some of our expert advisors have worked with the same group of families for more than 35 years.

   Even when relationships are that enduring, no two are alike. That's why we view the elements that comprise the financial lives of our clients in the context of their vision for themselves and their families - their personal goals, their business goals, their charitable goals, their goals for their heirs.

   Each plan is detailed, comprehensive, and personalized. We use our expertise in taxation and fiduciary law to develop the most effective planning strategies. Because of our extensive experience and comprehensive resources, we explore all the aspects that ordinarily might not be considered.

   Our professionals are on the cutting edge of new tax laws, investment opportunities, and planning techniques. Our in-house experts are leaders in their field. We also work closely with outside accountants, trust and estate attorneys, financial planners, money managers, and investment brokers.

   Chief among our competitive distinctions is our intimate knowledge of the legal and tax-advantaged structures available under Delaware law, including:

- The state's Asset Protection Trust law, which offers benefits similar to those formerly available only in offshore jurisdictions, without the uncertainty of moving assets out of the United States.

- The Delaware Dynasty Trust, which allows individuals and families to pass their wealth on to their heirs in perpetuity without incurring excessive tax liabilities.

-  Direction trusts, which permit the use of third-party investment advisors.

-  Irrevocable trusts that are exempt from Delaware income tax.

- "Spendthrift" clauses that offer maximum protection against creditors' claims.

In many cases, trusts established in other states may be moved to Delaware.

   When risk, control, and tax considerations are especially important, our experts develop and execute plans that solve complex issues.

   Clients we've helped recently include:

- A relocating business executive and his wife with numerous investment accounts. They were looking to establish a relationship with one institution that could manage their investment accounts, estate planning, deposit accounts, and loans. We consolidated their investments into six management accounts and arranged a jumbo mortgage for their new home in fewer than 14 days.

- The owners of a large insurance business looking to improve the return on their $250+ million portfolio and to assure the efficient transfer of their wealth to 12 members of their family, spanning four generations. We enhanced the return on their working capital, and developed individualized strategies and portfolios for their family members.

- A successful professional couple whose investment portfolio needed restructuring and who needed to reduce their estate and inheritance taxes. Prior to our plan, their after-tax inheritance to their heirs was $16 million. We showed them how they could leave as much as $93 million through a combination of wealth replacement trusts, charitable trusts, and dynasty trusts.

[PHOTO OF CHILDRENS' LEGS DANGLING OVER WATER.]




"IT'S NOT JUST ABOUT HIRING A FINANCIAL ADVISOR; IT'S ABOUT HAVING A REAL PARTNER WHO CAN ANTICIPATE AND MEET OUR NEEDS. SMART PEOPLE AND DEFT STRATEGY ARE THE ASSETS THAT REALLY MATTER TO OUR FAMILY."

      [PHOTO OF MAN TALKING TO WOMAN WITH A LAPTOP COMPUTER AND CELL PHONE.]



"AT wilmingtontrust.com, I'M ONLY A MOUSE-CLICK AWAY FROM THE LATEST FINANCIAL NEWS, A VARIETY OF PLANNING AND WEALTH MANAGEMENT TOOLS, AND COMPLETE ACCESS TO ALL MY ACCOUNTS AND PORTFOLIOS."

                                        UNLIMITED ACCESS FROM WHEREVER, WHENEVER

                                                                      WILMINGTON
                                                                         ANYTIME


The value of anytime, anywhere access made possible by today's technology has created new opportunities for us to build and strengthen relationships with clients. At the core is wilmingtontrust.com, the gateway to our array of online offerings. The site, which was remodeled in 2000, offers registered users the kind of individualized attention to which our clients are accustomed.

   This site personalizes content to fit the fingerprint of each client's specific interests, financial situation, and goals. It gives visitors access to a complete arsenal of real-time analysis, investment management, and online trading resources. It automatically tracks a user's securities portfolio and reflects changes in market valuation. It also lets clients, if they choose, have a direct and ongoing e-mail dialogue with our planning and investment experts. And, of course, clients may use it to perform routine online banking and bill-paying transactions.

   The Internet provides the convenience and flexibility desired by our clients
- and it helps us deliver our services more efficiently. Online portfolio and account management, which formerly used a desktop product that was installed and maintained by our staff, is now available via the Web. This mitigates issues caused by differing software or release configurations, and allows us to make improvements - or troubleshoot, when necessary - more quickly, from a centralized technical support center.

   More specialized online services are available to our corporate trust clients. Our interactive eRooms let all parties to complex transactions collaborate in real time in a private, encrypted environment. Private "webinars" hosted by attorneys and other experts offer interactive opportunities to explore new structuring options or recent legal and regulatory developments. Our newest feature, wtauctions.com, sets the standard for auction agent services.

   Technology is changing the way we conduct business at our branches, too. Augmenting our 45 offices in Delaware are six new Hi!TECH Centers located in high-traffic areas. These centers, open around the clock, offer electronic night depositories and coin and currency dispensers, as well as ATMs that cash checks to the penny. In addition, Hi!TECH ATMs are available at other branch offices throughout Delaware.

LETTER TO STOCKHOLDERS  TED T. CECALA


  [PHOTO OF TED T. CECALA, CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER.]

Ted T. Cecala
Chairman and Chief Executive Officer.


"ALL THREE OF OUR BUSINESS LINES - PRIVATE CLIENT ADVISORY SERVICES, CORPORATE FINANCIAL SERVICES, AND REGIONAL BANKING - POSTED DOUBLE-DIGIT INCREASES IN NEW BUSINESS DEVELOPMENT."


TO OUR STOCKHOLDERS

Wilmington Trust's focus on relationship-driven businesses enabled us to finish the year with record levels of net income, earnings per share, and new business development. This is especially noteworthy given the challenges presented by escalating interest rates and market volatility.

[BAR GRAPH OF RETURN ON STOCKHOLDERS' EQUITY (NET INCOME AS A PERCENTAGE OF AVERAGE STOCKHOLDERS' EQUITY) FOR EACH YEAR FROM 1990 TO 2000, WITH FOLLOWING PLOT POINTS:

          1990  - 22.67%
          1991  - 21.09%
          1992  - 17.44% AFTER CHANGE IN ACCOUNTING PRINCIPLE
          1992A - 20.62% BEFORE CHANGE IN ACCOUNTING PRINCIPLE
          1993  - 21.12%
          1994  - 20.84%
          1995  - 20.70%
          1996  - 21.38%
          1997  - 22.15%
          1998  - 21.70%
          1999  - 20.18% AFTER ONE-TIME CHARGE
          1999A - 21.80% BEFORE ONE-TIME CHARGE
          2000  - 22.76%.]

   Net income was $120.9 million, 13% higher than in 1999. Earnings per share on a diluted basis were $3.70, a 15.3% increase. All three of our business lines - Private Client Advisory Services, Corporate Financial Services, and Regional Banking - posted double-digit increases in new business development. Private Client Advisory Services and Corporate Financial Services recorded their best years ever.

   Assets under management at Wilmington Trust reached $26.8 billion, also a record high and an indication of new business acquisition as well as prudent management. Assets under management at Roxbury Capital Management, our growth-style affiliate, reached $11.3 billion. At Cramer Rosenthal McGlynn, our value-style manager, assets under management at year-end were $3.4 billion. We were especially pleased with these higher year-over-year balances, given the 9.1% drop in the S&P 500 and a 39.2% decline in the Nasdaq composite index in 2000.

   The percentage of income derived from our fee businesses continued to grow, accounting for 46.7% of our 2000 revenues. Private Client Advisory Services fees totaled a record $99.7 million for the year. New business development was 23% higher in 2000; nearly half this activity was generated by our California, Florida, New York, and Pennsylvania offices. This strong new business activity was muted somewhat by the impact of market fluctuations, as approximately 70% of our

                                                                 WILMINGTON
                                                                        PERFORMS


YEAR IN BRIEF


                                                                                                                Increase
For the years ended December 31 (in thousands, except per share amounts)            2000            1999       (Decrease)
-------------------------------------------------------------------------------------------------------------------------
Net interest income                                                           $  255,139      $  245,913             3.8%
Provision for loan losses                                                         21,900          17,500            25.1
Other income                                                                     216,210         191,453            12.9
Net interest and other income                                                    449,449         419,866             7.0
Other expense                                                                    264,682         258,204             2.5
Income before income taxes                                                       184,767         161,662            14.3
Applicable income taxes                                                           63,828          54,365            17.4
Net income                                                                       120,939         107,297            12.7

Per Share*
Net income - basic                                                            $     3.74      $     3.26            14.7%
Net income - diluted                                                                3.70            3.21            15.3
Dividends paid                                                                      1.77            1.65             7.3
Book value at December 31                                                          18.27           15.40            18.6

Assets                                                                        $7,321,616      $7,201,944             1.7%
Loans                                                                          5,188,409       4,820,079             7.6
Reserve for loan losses                                                           76,739          76,925            (0.2)
Investment securities                                                          1,460,803       1,717,499           (14.9)
Deposits                                                                       5,286,016       5,369,484            (1.6)
Stockholders' equity                                                             591,900         498,231            18.8

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

"OUR FEE BUSINESSES ARE GROWING AT A FASTER PACE THAN OUR BANKING BUSINESS. IN 1995, FEES COMPRISED ONLY 39% OF OUR INCOME. IN 2000, FEES REPRESENTED 47% OF OUR REVENUES."


Private Client Advisory fees are tied to the value of holdings in client portfolios.

   Conversely, only about 25% of fees in our Corporate Financial Services business are tied to asset valuations. In 2000, Corporate Financial Services fees rose to $51.5 million. All three components of this business - capital markets trust services, nexus and holding company services, and employee benefits services - grew at double-digit rates. Demand was strong for our specialized capabilities that support asset-backed securitizations, capital equipment leasing, and bankruptcy filings. Our newer sales offices in New York and Nevada contributed handsomely to new business development.

   Our regional banking business saw average loan balances rise 11.5% to $5.1 billion. This growth reflects the health of the Delaware Valley's diversified economy, our dominance of the Delaware market, and our growing presence in southeastern Pennsylvania. Nearly two-thirds of the growth in the loan portfolio came from outside Delaware.

     [BAR GRAPH OF DILUTED NET INCOME PER SHARE FOR EACH YEAR FROM 1990 TO 2000, WITH THE FOLLOWING PLOT POINTS:

          1990   -  $1.79
          1991   -  $1.89
          1992   -  $1.68 AFTER CHANGE IN ACCOUNTING PRINCIPLE
          1992A  -  $2.06 BEFORE CHANGE IN ACCOUNTING PRINCIPLE
          1993   -  $2.21
          1994   -  $2.35
          1995   -  $2.53
          1996   -  $2.79
          1997   -  $3.08
          1998   -  $3.34
          1999   -  $3.21 AFTER ONE-TIME CHARGE
          1999A  -  $3.47 BEFORE ONE-TIME CHARGE
          2000   -  $3.70.]

   The growth in net interest income, which rose 3.75% to $255.1 million in 2000, was slower than that of the overall portfolio for several reasons. Among them were the Federal Reserve's interest rate increases and the rapid pace at which they were made, which compressed our net interest margin from 4.11% in 1999 to 3.92% in 2000.

   We experienced a higher level of charge-offs during 2000 opposite our historical averages due to a few problem loans. We believe the quality of our portfolio is sound, and is supported by three factors: our long-standing commitment to high underwriting standards; our emphasis on relationships over transactions; and our regional concentration on middle-market companies in the Delaware Valley that need a broad range of our services. Our portfolio remains well diversified among the commercial, commercial mortgage, consumer, and residential mortgage sectors.

   No summary of our 2000 achievements would be complete without mention of our continued track record of increasing our dividend and posting above-average return on equity. We have raised our dividend every year since 1982; during 2000 the quarterly payout rose 7.1%, from $0.42 to $0.45 per share. Our return on equity has been 20% or higher every year since 1985; for 2000 it was 22.76%, up from 20.18% for 1999. Return on average assets for 2000 was 1.68%, compared with 1.60% for 1999.

GROWING OUR FEE-BASED BUSINESSES

The diversification of our business strikes a balance between interest-spread and fee-based revenues that enables us to produce consistent returns with minimal risk and low volatility. Our regional banking business is profitable and a good source of clients for our other lines of business. Our fee-based Private Client Advisory Services and Corporate Financial Services businesses, however, present the opportunity for significant future growth beyond the Delaware Valley, given their national and international scope.

   By design, our fee businesses are growing at a faster pace than our banking business. In 1995, fees comprised only 39% of our income. In 2000, fees represented 47% of our revenues. This illustrates our aggressive commitment to building the fee component of our company, and is evidence that the investments we have made over the past four years to expand our reach beyond Delaware are reaping returns.

   Among those investments are the positions we hold in Roxbury Capital Management and Cramer Rosenthal McGlynn (CRM). The healthy stream of revenue generated by our positions in Roxbury and CRM was 32.4% higher than in 1999. Equally if not more important than the revenue stream, however, is how these two affiliations have broadened our market reach and deepened our product offerings. We now are able to offer a full array of investment styles that support our asset allocation approach to investing. Furthermore, these investments jump-started our entry into the New York and southern California wealth management markets and continue to help us build momentum outside Delaware.

   We expanded both our New York and California offices during 2000, adding more private client advisors and corporate financial services sales people. We opened an office in Boca Raton, Florida, our fourth in that state. In Pennsylvania, we opened new sales centers in West Chester and Doylestown. We also established a physical presence in the Cayman Islands and Channel Islands after being granted trust powers in both those jurisdictions.

   In 2001 we expect to expand our Philadelphia and Las Vegas offices, and open a new office in Orange County, California.

REFINING OUR BANKING STRATEGY

We have a specific focus in our commercial and retail banking strategies. Our commercial banking services are regional in nature and targeted to a specific market segment that needs and is interested in the broader range of our private client advisory services. While we continue to grow our commercial banking services throughout southeastern Pennsylvania and the Delaware Valley region, our retail banking services are much more limited in geographic scope. In a refinement of our retail strategy, we sold our retail branches in Maryland and Pennsylvania during 2000. Going forward, we will concentrate our retail banking efforts in the state of Delaware.

   The lion's share of Delawareans already do their banking with Wilmington Trust and we are positioning our branches as places where the focus is on building and strengthening relationships with clients rather than performing routine banking transactions. More than 85% of our branch sales staff members are licensed to sell investment products.

   [BAR GRAPH OF RETURN ON ASSETS (NET INCOME AS A PERCENTAGE OF AVERAGE ASSETS) FOR EACH YEAR FROM 1990 TO 2000, WITH THE FOLLOWING PLOT POINTS:

          1990  -  1.72%
          1991  -  1.75%
          1992  -  1.55% AFTER CHANGE IN ACCOUNTING PRINCIPLE
          1992A -  1.90% BEFORE CHANGE IN ACCOUNTING PRINCIPLE
          1993  -  1.96%
          1994  -  1.88%
          1995  -  1.83%
          1996  -  1.83%
          1997  -  1.87%
          1998  -  1.83%
          1999  -  1.60% AFTER ONE-TIME CHARGE
          1999A -  1.73% BEFORE ONE-TIME CHARGE
          2000  -  1.68%.]

   Our studies indicate that 50% of the routine transactions conducted by tellers each year can be performed by electronic alternatives, like our online banking and touch-tone telephone offerings or our new Hi!TECH centers. These automated centers feature night depositories, coin and currency dispensers, and ATMs that cash checks to the penny.

   Services like these have created new levels of convenience for our customers
- and new efficiencies for our company. In 2000 we moved nearly 1 million transactions out of teller lines.

LEVERAGING OUR COMPETITIVE DISTINCTIONS

We made strides during 2000 toward capitalizing on the value of our brand name, maximizing technology to our benefit, and moving more costs from a fixed to a variable basis.

   [BAR GRAPH OF DIVIDENDS PER SHARE PAID FOR EACH YEAR FROM 1990 TO 2000, WITH THE FOLLOWING PLOT POINTS:

          1990  - $ 0.72
          1991  - $ 0.80
          1992  - $ 0.88
          1993  - $ 0.98
          1994  - $ 1.06
          1995  - $ 1.17
          1996  - $ 1.29
          1997  - $ 1.41
          1998  - $ 1.53
          1999  - $ 1.65
          2000  - $ 1.77.]


   The Wilmington Trust name is a powerful and prestigious brand. Our reputation for superior service and expertise in the nuances of Delaware law is well known. We completed a number of steps during 2000 to increase the value of our brand. Chief among them was the creation and implementation of a standardized sales presentation system that provides consistent, timely material across all business lines. In addition, we adopted new brand standards and an identity program, which included a face-lift for our corporate logo.

   Our Web site, wilmingtontrust.com, underwent significant remodeling. In addition to providing access to online banking, brokerage, and portfolio services, the site now offers a full range of personalized financial planning and management tools that users may customize to suit their preferences.

   [BAR GRAPH OF COMMON STOCK PRICE AND BOOK VALUE PER SHARE AT THE END OF EACH YEAR FROM 1990 TO 2000, WITH THE FOLLOWING PLOT POINTS:

         COMMON STOCK PRICE
          1990  -  $20.00
          1991  -  $29.00
          1992  -  $26.50
          1993  -  $26.25
          1994  -  $22.75
          1995  -  $30.88
          1996  -  $39.50
          1997  -  $62.38
          1998  -  $61.63
          1999  -  $48.25
          2000  -  $62.06.

       BOOK VALUE PER SHARE
          1990  -  $ 8.58
          1991  -  $ 9.79
          1992  -  $10.12
          1993  -  $10.87
          1994  -  $11.80
          1995  -  $13.09
          1996  -  $13.71
          1997  -  $15.02
          1998  -  $16.39
          1999  -  $15.40
          2000  -  $18.27.]



   An important way for us to increase efficiency is to concentrate our efforts on client-focused activities. To that end, we outsourced our check and item processing and commenced the conversion of our trust processing and accounting system to an outside service partner. This highly complex process is scheduled for completion in early 2002.

   Our most valuable competitive distinction, of course, comes from the people who comprise the Wilmington Trust team, who forge our relationships with clients, and who parlay our products and prowess into superior performance. We have the right approach, the right scope of services, and - most importantly - the right team of people in place to build lasting value for our clients and shareholders.

   [BAR GRAPH OF OPERATING REVENUES (NET INTEREST AND OTHER INCOME EXCLUSIVE OF AFFILIATE MANAGER GOODWILL AMORTIZATION AND SECURITIES GAINS AND LOSSES) FOR EACH YEAR FROM 1990 TO 2000, WITH THE FOLLOWING PLOT POINTS, IN MILLIONS:

          1990  -  $232.74
          1991  -  $254.63
          1992  -  $273.22
          1993  -  $288.25
          1994  -  $299.57
          1995  -  $322.73
          1996  -  $351.27
          1997  -  $387.53
          1998  -  $418.45
          1999  -  $442.30
          2000  -  $479.26.]

   On behalf of everyone at Wilmington Trust, I thank you for your continued confidence in our ability to succeed and our prospects for the future.



/s/ TED T. CECALA
-----------------
    TED T. CECALA
    Chairman and Chief Executive Officer

MANAGEMENT'S DISCUSSION AND ANALYSIS WILMINGTON TRUST CORPORATION AND SUBSIDIARIES ANNUAL REPORT 2000

Net income for 2000 was $120.9 million, or $3.74 per share, an increase of 13% over the $107.3 million, or $3.26 per share, reported for 1999. On a diluted basis, per share earnings were $3.70, compared to the $3.21 reported for 1999. The Corporation's 1999 results included a $13.4 million one-time pre-tax charge to earnings primarily for the outsourcing of certain back office data processing functions.

         New business and record income levels propelled earnings growth for the year from the Corporation's fee businesses. These contributed 47% of total revenues in 2000, compared with 45% during 1999.

         Improvement was realized in both of the major components of the Corporation's income. Net interest income increased 4% to $255.1 million, an increase of $9.2 million over the $245.9 million reported for 1999. Noninterest revenues increased $24.8 million, or 13%, to $216.2 million.

         The provision for loan losses for 2000 was $21.9 million, an increase of $4.4 million, or 25%, over the $17.5 million provision for 1999.

         Operating expenses for 2000 were $264.7 million, $6.5 million, or 3%, higher than the $258.2 million for 1999. Absent the one-time charge of $13.4 million in the fourth quarter of 1999, operating expenses in 2000 were 8% above those in 1999. The provision for income taxes was $63.8 million, an increase of $9.5 million, or 17%, over the $54.4 million reported for 1999.

         These results produced a return on average stockholders' equity of 22.76%, above the 20.18% reported last year, and marked the sixteenth consecutive year that return on equity has exceeded 20%.(1) The return on average assets for 2000 was 1.68%, above the 1.60% for a year ago.

     [BAR GRAPH OF NET INCOME PER STAFF MEMBER FOR EACH YEAR FROM 1990 TO 2000, WITH THE FOLLOWING PLOT POINTS, IN THOUSANDS:

                          1990   -    $31.45
                          1991   -    $32.88
                          1992   -    $29.26 AFTER CHANGE IN ACCOUNTING PRINCIPLE
                          1992A  -    $36.00 BEFORE CHANGE IN ACCOUNTING PRINCIPLE
                          1993   -    $36.72
                          1994   -    $36.98
                          1995   -    $38.61
                          1996   -    $40.23
                          1997   -    $43.68
                          1998   -    $46.82
                          1999   -    $44.08 AFTER ONE-TIME CHARGE
                          1999A  -    $47.61 BEFORE ONE-TIME CHARGE
                          2000   -    $52.61.]


         The Corporation maintained its high level of productivity during 2000. The net profit margin (measured by net income as a percentage of the sum of net interest and noninterest income) was 25.7%, above the 24.53% reported for 1999. Productivity for 2000, measured by net income per staff member, was $52,600. This was an increase over the $44,000 reported for 1999.

         In December 2000, the Corporation became a financial holding company under the Bank Holding Company Act. This will permit greater flexibility in possible future affiliations with other companies such as banks, securities firms, or insurance companies, as the Corporation emphasizes the growth of its fee businesses.

         Statistical disclosures required of financial holding companies by Industry Guide 3 are included in the Corporation's Annual Report on Form 10-K for 2000.

         The following table presents comparative five-year average balance sheets and income statements, as well as interest income and expense and respective yields and costs of funds for those years.

(1) Based on income before cumulative effect of change in accounting principle.

FIVE-YEAR ANALYSIS OF EARNINGS AND CONSOLIDATED STATEMENTS OF CONDITION WILMINGTON TRUST CORPORATION AND SUBSIDIARIES ANNUAL REPORT 2000

                                                                       2000                                     1999
                                           ---------------------------------------      --------------------------------------
(in thousands, except per share
 amounts; rates on                           Average         Income/       Average        Average         Income/      Average
 tax-equivalent basis)                       balance         expense        rate         balance          expense       rate
------------------------------------------------------------------------------------------------------------------------------------
Time deposits in other banks               $       --        $     --           -%        $       --          $     --          -%
Federal funds sold and
   securities
   purchased under
   agreements to resell                        29,530           1,810          6.13           31,521             1,566         4.97
---------------------------------------------------------------------                     ----------------------------
   Total short-term investments                29,530           1,810          6.13           31,521             1,566         4.97
                                           ----------------------------------------------------------------------------------------
U.S. Treasury and government
    agencies                                  921,610          56,814          5.98          937,878            55,412         5.85
State and municipal(1)                         14,282           1,028          7.28           14,411             1,086         7.64
Preferred stock(1)                            112,704           9,900          8.12          159,738            11,278         7.05
Asset-backed securities                       324,690          20,771          6.19          352,615            22,221         6.23
Other(1)                                      193,724          13,391          6.87          129,712             7,439         5.73
---------------------------------------------------------------------                     ----------------------------
     Total investment securities            1,567,010         101,904          6.31        1,594,354            97,436         6.06
                                           ----------------------------------------------------------------------------------------
Commercial, financial and agricultural      1,580,074         137,782          8.72        1,423,794           113,217         7.95
Real estate - construction                    361,283          34,873          9.65          268,668            23,775         8.85
Mortgage - commercial                         942,893          82,867          8.79          882,038            77,217         8.75
Mortgage - residential                        977,185          70,167          7.18          895,138            63,877         7.14
Installment loans to
     individuals(1,2)                       1,191,644         108,362          9.09        1,060,785            93,010         8.77
---------------------------------------------------------------------
                                                                                          ----------------------------
     Total loans(1,2)                       5,053,079         434,051          8.59        4,530,423           371,096         8.19
                                           ----------------------------------------------------------------------------------------
     Total earning assets                   6,649,619         537,765          8.03        6,156,298           470,098         7.62
Other assets                                  559,101                                        532,767
                                                                                          ----------
Total assets                               $7,208,720                                     $6,689,065
                                           ========================================================================================
Savings                                    $  379,837           5,824          1.53       $  411,352             7,364         1.79
Interest-bearing demand                     1,327,498          29,268          2.20        1,377,749            29,670         2.15
Certificates under $100,000                   981,248          48,665          4.96        1,137,764            57,031         5.01
Certificates $100,000 and over              1,692,782         108,443          6.41          983,340            53,429         5.43
---------------------------------------------------------------------                     ----------------------------
     Total interest-bearing deposits        4,381,365         192,200          4.39        3,910,205           147,494         3.77
                                           ----------------------------------------------------------------------------------------
Federal funds purchased
   and securities
   sold under agreements
   to repurchase                            1,102,497          69,424          6.30        1,102,470            55,862         5.07
U.S. Treasury demand                           43,453           2,630          6.05           35,643             1,846         5.18
---------------------------------------------------------------------                     ----------------------------
     Total short-term borrowings            1,145,950          72,054          6.29        1,138,113            57,708         5.07
                                           ----------------------------------------------------------------------------------------
Long-term debt                                168,000          11,061          6.58          168,000            11,061         6.58
---------------------------------------------------------------------                     ----------------------------
     Total interest-bearing
     liabilities                            5,695,315         275,315          4.83        5,216,318           216,263         4.15
Demand deposits                               889,686                                        856,171
Other noninterest funds                        64,618                                         83,809
-----------------------------------------------------------------------------------------------------------------------------------
     Total funds used to support
     earning assets                         6,649,619         275,315          4.11        6,156,298           216,263         3.51
Stockholders' equity                          531,471                                        531,592
     Equity used to support
     earning assets                           (64,618)                                       (83,809)
Other liabilities                              92,248                                         84,984
-----------------------------------------------------                                     ----------
Total liabilities and
     stockholders' equity                  $7,208,720                                     $6,689,065
                                           ========================================================================================
Net interest income/yield                                     262,450          3.92                            253,835         4.11
     Tax-equivalent adjustment                                 (7,311)                                          (7,922)
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income                                           255,139                                          245,913
Provision for loan losses                                     (21,900)                                         (17,500)
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision
  for loan losses                                             233,239                                          228,413
-----------------------------------------------------------------------------------------------------------------------------------
Other income
Total advisory fees net of
  affiliate manager goodwill amortization                     165,034                                          148,413
Service charges on deposit accounts                            25,344                                           23,817
Other operating income                                         26,248                                           17,979
Securities gains/(losses)                                        (416)                                           1,244
-----------------------------------------------------------------------------------------------------------------------------------
     Total other income                                       216,210                                          191,453
                                                             ----------------------------------------------------------------------
     Net interest and other income                            449,449                                          419,866
                                                             ----------------------------------------------------------------------
Other expense
Salaries and employment benefits                              162,939                                          147,219
Net occupancy                                                  15,741                                           15,440
Furniture and equipment                                        23,013                                           21,513
Other operating expense                                        62,989                                           74,032
-----------------------------------------------------------------------------------------------------------------------------------
     Total other expense                                      264,682                                          258,204
                                                             ----------------------------------------------------------------------
Income before income taxes                                    184,767                                          161,662
Applicable income taxes                                        63,828                                           54,365
-----------------------------------------------------------------------------------------------------------------------------------
     Net income                                              $120,939                                         $107,297
                                                             ======================================================================
     Net income per share - basic                            $   3.74                                           $ 3.26
                                                             ======================================================================
     Net income per share - diluted                          $   3.70                                           $ 3.21
===================================================================================================================================

(1) Tax-advantaged income has been adjusted to a tax-equivalent basis using a combined statutory Federal and state income tax rate of 35% for all years.

(2) Loan balances include nonaccrual loans. Amortization of deferred loan fees has been included in interest income.

                               1998                                                           1997
----------------------------------------------------------              --------------------------------------------------------
Average balance        Income/expense         Average rate              Average balance           Income/expense    Average rate
--------------------------------------------------------------------------------------------------------------------------------
$       -                      $  -                    -%                 $        -               $      -                  -%

    31,081                     1,665                5.36                      22,369                  1,280               5.72
------------------------------------                                      ---------------------------------
    31,081                     1,665                5.36                      22,369                  1,280               5.72
-------------------------------------------------------------------------------------------------------------------------------
   983,276                    60,627                6.22                     868,296                 55,579               6.41
    16,672                     1,278                7.73                      27,918                  2,223               7.99
   146,595                    10,846                7.56                     131,693                  9,906               7.63
   358,929                    23,749                6.66                     272,527                 17,581               6.46
   104,123                     5,874                5.67                      85,865                  5,078               5.93
------------------------------------                                      ---------------------------------
 1,609,595                   102,374                6.42                   1,386,299                 90,367               6.53
-------------------------------------------------------------------------------------------------------------------------------
 1,263,385                   107,039                8.47                   1,211,703                105,758               8.73
   180,830                    16,953                9.38                     131,745                 12,980               9.85
   890,375                    83,040                9.33                     904,063                 85,260               9.43
   837,218                    65,195                7.79                     764,246                 58,406               7.64
   984,590                    89,044                9.04                     909,736                 85,953               9.45
------------------------------------                                      ---------------------------------
 4,156,398                   361,271                8.69                   3,921,493                348,357               8.88
-------------------------------------------------------------------------------------------------------------------------------
 5,797,074                   465,310                8.05                   5,330,161                440,004               8.26
   455,365                                                                   349,826
---------------                                                           --------------
$6,252,439                                                                $5,679,987
===============================================================================================================================
$  406,060                     9,141                2.25                  $  397,179                  9,561               2.41
 1,222,866                    30,800                2.52                   1,078,685                 27,393               2.54
 1,208,244                    66,045                5.47                   1,209,750                 68,621               5.67
   842,368                    47,750                5.67                     506,089                 28,601               5.65
------------------------------------                                      ---------------------------------
 3,679,538                   153,736                4.18                   3,191,703                134,176               4.20
-------------------------------------------------------------------------------------------------------------------------------
 1,027,184                    55,583                5.41                   1,142,106                 63,123               5.53
    49,338                     2,377                4.82                      46,108                  2,450               5.31
------------------------------------                                      ---------------------------------
 1,076,522                    57,960                5.38                   1,188,214                 65,573               5.52
-------------------------------------------------------------------------------------------------------------------------------
   125,877                     7,546                5.99                      43,000                    874               2.03
------------------------------------                                      ---------------------------------
 4,881,937                   219,242                4.49                   4,422,917                200,623               4.54
   747,791                                                                   678,683
   167,346                                                                   228,561
-------------------------------------------------------------------------------------------------------------------------------
 5,797,074                   219,242                3.79                   5,330,161                200,623               3.77
   526,742                                                                   478,814
  (167,346)                                                                 (228,561)
    95,969                                                                    99,573
----------                                                                ---------------------------------
$6,252,439                                                                $5,679,987
===============================================================================================================================
                             246,068                4.26                                            239,381               4.49
                              (8,371)                                                                (9,365)
-------------------------------------------------------------------------------------------------------------------------------
                             237,697                                                                230,016
                             (20,000)                                                               (21,500)
-------------------------------------------------------------------------------------------------------------------------------
                             217,697                                                                208,516
-------------------------------------------------------------------------------------------------------------------------------
                             128,801                                                                114,501
                              21,934                                                                 20,964
                              26,496                                                                 22,050
                               6,686                                                                     27
-------------------------------------------------------------------------------------------------------------------------------
                             183,917                                                                157,542
-------------------------------------------------------------------------------------------------------------------------------
                             401,614                                                                366,058
-------------------------------------------------------------------------------------------------------------------------------
                             137,917                                                                129,816
                              13,236                                                                 11,763
                              19,024                                                                 16,361
                              59,889                                                                 49,731
-------------------------------------------------------------------------------------------------------------------------------
                             230,066                                                                207,671
-------------------------------------------------------------------------------------------------------------------------------
                             171,548                                                                158,387
                              57,223                                                                 52,343
-------------------------------------------------------------------------------------------------------------------------------
                            $114,325                                                               $106,044
===============================================================================================================================
                            $   3.41                                                               $   3.15
===============================================================================================================================
                            $   3.34                                                               $   3.08
===============================================================================================================================


                                 1996
--------------------------------------------------------------------------
Average balance               Income/expense                  Average rate
--------------------------------------------------------------------------
$        -                       $     -                              -%

    26,459                          1,475                          5.57
-----------------------------------------
    26,459                          1,475                          5.57
--------------------------------------------------------------------------
   818,585                         51,511                          6.30
    35,473                          2,829                          8.00
   133,322                         10,058                          7.51
   259,071                         15,163                          5.85
    96,556                          5,321                          5.53
-----------------------------------------
 1,343,007                         84,882                          6.33
--------------------------------------------------------------------------
 1,160,899                        103,131                          8.88
   114,827                         11,150                          9.71
   806,782                         77,871                          9.65
   683,095                         53,563                          7.84
   836,827                         80,941                          9.67
-----------------------------------------
 3,602,430                        326,656                          9.07
--------------------------------------------------------------------------
 4,971,896                        413,013                          8.31
   335,467
--------------------------------------------------------------------------
$5,307,363
==========================================================================
$  396,650                          9,671                          2.44
 1,007,652                         25,962                          2.58
 1,205,328                         70,855                          5.88
   281,314                         15,467                          5.50
-----------------------------------------
 2,890,944                        121,955                          4.22
--------------------------------------------------------------------------
 1,161,521                         63,429                          5.46
    34,241                          1,766                          5.16
-----------------------------------------
 1,195,762                         65,195                          5.45
--------------------------------------------------------------------------
    30,910                          1,479                          4.78
-----------------------------------------
 4,117,616                        188,629                          4.58
   633,066
   221,214
 4,971,896                        188,629                          3.80
   454,917
  (221,214)
   101,764
----------
$5,307,363
==========================================================================
                                  224,384                          4.51
                                  (10,163)
--------------------------------------------------------------------------
                                  214,221
                                  (16,000)
--------------------------------------------------------------------------
                                  198,221
--------------------------------------------------------------------------
                                   98,247
                                   19,038
                                   19,764
                                    1,188
--------------------------------------------------------------------------
                                  138,237
--------------------------------------------------------------------------
                                  336,458
--------------------------------------------------------------------------
                                  119,574
                                   11,111
                                   14,413
                                   47,241
--------------------------------------------------------------------------
                                  192,339
--------------------------------------------------------------------------
                                  144,119
                                   46,841
--------------------------------------------------------------------------
                                 $ 97,278
==========================================================================
                                 $   2.83
==========================================================================
                                 $   2.79
==========================================================================


Note: Average rates are calculated using average balances based on historical cost and do not reflect market valuation adjustments.

MANAGEMENT'S DISCUSSION AND ANALYSIS WILMINGTON TRUST CORPORATION AND SUBSIDIARIES ANNUAL REPORT 2000


STATEMENT OF CONDITION

         Total assets for 2000 increased, on average, $519.7 million, or 8%, to $7.2 billion, due primarily to increased loan levels.

     [PIE CHART OF LOAN PORTFOLIOS, WITH THE FOLLOWING PLOT POINTS:

            COMMERCIAL
            PERMANENT MORTGAGE                           -    12.9%
            REAL ESTATE DEVELOPMENT                      -    10.4%
            REAL ESTATE INTERIM PROJECTS                 -     2.8%
            BUSINESS                                     -    33.6%

            CONSUMER

            PERSONAL                                     -    17.2%
            RESIDENTIAL MORTGAGE-FIXED RATE              -    10.3%
            RESIDENTIAL MORTGAGE-FLOATING RATE           -     7.5%
            HOME EQUITY                                  -     2.9%
            CREDIT CARDS                                 -     1.4%
            LEASES                                       -     1.1%

         Average total earning assets for 2000 were $6.65 billion. This was a $493.3 million, or 8%, increase over the $6.16 billion reported for 1999. Growth in loans outstanding was primarily responsible for this increase. The loan portfolio grew $522.6 million, or 12%, to $5.05 billion. Contributing to this increase was a $154.2 million, or 11%, increase in commercial loans, a $130.9 million, or 12%, increase in consumer loans, consisting of installment, credit card, home equity, and secured demand loans, a $92.6 million, or 35%, increase in real estate construction loans, an $82.0 million, or 9%, increase in residential mortgage loans, and a $60.9 million, or 7%, increase in commercial mortgage loans. Approximately 60% of this 2000 loan growth was realized outside of the Corporation's Delaware market, with one-third originating in the southeastern Pennsylvania market.

         The investment portfolio at year-end 2000 was $1.46 billion, $256.7 million, or 15%, below its prior year-end level, as low-yielding, fixed-rate securities matured or were sold in the latter portion of the year and not replaced to reduce leverage in the Corporation's balance sheet. The available-for-sale portfolio was $246.2 million, or 15%, below that at year-end 1999, and the held-to-maturity portfolio was $10.5 million, or 33%, below that at year-end 1999. On average, however, balances for the year were only $27.3 million, or 2%, below those for 1999, as the available-for-sale portfolio decreased $10.0 million, or 1%, to $1.54 billion and the held-to-maturity portfolio decreased $17.3 million, or 41%. Unrealized losses within the available-for-sale portfolio at December 31, 2000 decreased to $7.0 million, compared with $54.4 million of unrealized losses at December 31,1999.

         Total liabilities in 2000 increased, on average, $519.7 million, or 8%, with approximately 92% of this increase due to higher levels of interest-bearing liabilities. Interest-bearing deposits rose $471.2 million, or 12%, to $4.38 billion and short-term borrowings increased $7.8 million, or 1%, to $1.15 billion. Noninterest bearing demand deposits for 2000, on average, reached $889.7 million, an increase of $33.5 million, or 4%, over the $856.2 million reported for 1999. The growth in interest-bearing deposits was due primarily to higher levels of certificates of deposit $100,000 and over, which increased $709.4 million, or 72%, to $1.69 billion. All of this increase was due to certificates purchased in the national markets to fund balance sheet growth and replace declines in core deposits. Balances of certificates of deposit $100,000 or less in 2000 declined $156.5 million, or 14%, to $981.2 million. Interest-bearing demand balances declined $50.3 million, or 4%, to $1.33 billion, and savings account balances declined $31.5 million, or 8%, to $379.8 million. This decrease in core deposits was due, in part, to the Corporation's branch repositioning efforts, which resulted in the sale of three Maryland branches in the second quarter of the year and four Pennsylvania branches in the third quarter. The Maryland branches had a combined deposit base of $23.0 million, while the Pennsylvania branches had a combined deposit base of $54 million. Short-term borrowings in 2000 increased $7.8 million, or 1%, to $1.14 billion, due to the higher average level of U.S. Treasury demand balances. Should further funding needs arise, the Corporation anticipates that it would be able to meet those funding needs in a timely and cost-effective manner. See "Liquidity."

         Average total stockholders' equity during 2000 was unchanged from the prior year at $531.5 million.

Additions to equity from earnings and the reduction in the level of unrealized losses within the available-for-sale investment portfolio were offset in part by higher dividend payments and ongoing purchases of the Corporation's stock. See "Capital Resources."

NET INTEREST INCOME

The Corporation's net interest income for 2000, on a fully tax-equivalent ("FTE") basis, was $262.5 million, an increase of $8.6 million, or 3%, over the $253.8 million reported for 1999. This resulted from a $67.7 million increase in interest income, offset in part by a $59.1 million increase in interest expense.

         Interest income (FTE) for 2000 totaled $537.8 million, an increase of $67.7 million, or 14%, over the $470.1 million reported for 1999. Interest revenues increased $43.0 million due to a $493.3 million increase in the average level of earning assets. This increase was complemented by a $24.7 million increase in interest revenues resulting from the higher interest rate environment. The average interest rate earned on the Corporation's assets for 2000 was 8.03%, a 41-basis-point increase over the 7.62% earned for 1999. The Corporation's average prime lending rate (the rate at which banks lend to their most creditworthy customers) was 9.24%, 124 basis points above the 8.00% for 1999.

         Interest expense for 2000 was $275.3 million, an increase of $59.1 million, or 23%, above the $216.3 million reported for 1999. Interest expense increased $29.4 million due to a $479.0 million increase in the average level of interest-bearing liabilities, and increased another $29.6 million due to the higher interest rate environment. The average interest rate the Corporation paid on its liabilities for 2000 was 4.11%, a 60-basis-point increase over the 3.51% paid during 1999. The average discount rate (the rate at which the Federal Reserve Banks lend money to their member banks) was 6.24%, compared with a corresponding average rate for 1999 of 4.62%. See "Quantitative and Qualitative Disclosures about Market Risk."

     [BAR GRAPH OF NET INTEREST MARGIN FOR EACH YEAR FROM 1990 TO 2000, WITH THE FOLLOWING PLOT POINTS:

                                1990 -    4.23%
                                1991 -    4.37%
                                1992 -    4.62%
                                1993 -    4.76%
                                1994 -    4.64%
                                1995 -    4.54%
                                1996 -    4.51%
                                1997 -    4.49%
                                1998 -    4.26%
                                1999 -    4.11%
                                2000 -    3.92%.]

         The Corporation's net interest margin for 2000 was 3.92%, 19 basis points below the 4.11% reported for 1999. Yields on earning assets increased 41 basis points, in large part driven by the increase in the average level of earning assets and the higher interest rate environment for most of the year. That rate environment also increased the Corporation's cost of funds during the year by 60 basis points. The Corporation increased the rates offered on its retail deposit products, reflecting the movements in market interest rates. At the same time, the cost of funds purchased in the national markets also increased. The overall yield on earning assets, however, did not rise to the same extent as the cost of funds, resulting in the narrower margin. The Corporation held $114.2 million of floor contracts, on average, during 2000, which had no effect on the Corporation's net interest margin, as the contracts' strike price was beneath market interest rates. This compares with a two-basis-point increase in the net interest margin provided by the $283.3 million of floor contracts the Corporation held in 1999.


NONINTEREST REVENUES AND OPERATING EXPENSE

Double-digit growth in the Corporation's fee-based businesses was the impetus behind the improved noninterest revenues. The percentage of operating revenues derived from these fee-based businesses continued to increase, accounting for 47% of operating revenues for 2000 compared with 44% for 1999. Assets under management, excluding those of our affiliate managers, reached $26.8 billion at year-end 2000, compared with $25.5 billion at September 30, 2000 and year-end 1999. Our affiliate managers, Roxbury Capital

MANAGEMENT'S DISCUSSION AND ANALYSIS WILMINGTON TRUST CORPORATION AND SUBSIDIARIES ANNUAL REPORT 2000


Management, LLC and Cramer Rosenthal McGlynn, LLC, had total assets under management at year-end 2000 of $14.7 billion, slightly ahead of the $14.4 billion at year-end 1999 but below the $17.3 billion reported at September 30, 2000.


Operating revenues, excluding securities gains and losses and amortization of goodwill associated with our affiliate manager acquisitions, were $479.3 million, an increase of $36.9 million, or 8%, over the $442.3 million reported for 1999.


OPERATING REVENUES

                                                                     % of                        % of
                                                                Operating                   Operating
(in thousands)                                    2000           Revenues          1999      Revenues
-----------------------------------------------------------------------------------------------------
Net interest income                          $ 255,139               53%       $245,912           56%
Fee income:
   Advisory fees                               172,521               36%        154,596           35%
   Service charges                              25,344                5%         23,817            5%
   Other operating income                       26,248*               6%         17,979            4%
-----------------------------------------------------------------------------------------------------
   Total fee income                          $ 224,113               47%       $196,392           44%
=====================================================================================================
Total operating revenues                     $ 479,252              100%       $442,304          100%
Affiliate manager goodwill amortization         (7,487)                          (6,183)
Securities gains/(losses)                         (416)                           1,244
-----------------------------------------------------------------------------------------------------
   Net interest and other income,
     before loan loss provision              $ 471,349                         $437,365
=====================================================================================================

*Includes $7.2 million of gains from branch sales.

[BAR GRAPH OF TOTAL ADVISORY FEES FOR EACH YEAR FROM 1990 TO 2000, WITH THE FOLLOWING PLOT POINTS, IN MILLIONS:

          PRIVATE CLIENT ADVISORY SERVICES FEES

                     1990 - $47.7
                     1991 - $51.0
                     1992 - $54.5
                     1993 - $55.6
                     1994 - $58.0
                     1995 - $62.2
                     1996 - $67.0
                     1997 - $78.6
                     1998 - $83.1
                     1999 - $93.9
                     2000 - $99.7

            CORPORATE FINANCIAL SERVICES FEES

                     1990 - $20.8
                     1991 - $21.6
                     1992 - $22.5
                     1993 - $22.7
                     1994 - $24.5
                     1995 - $25.8
                     1996 - $31.2
                     1997 - $35.9
                     1998 - $41.9
                     1999 - $44.6
                     2000 - $51.5

                 AFFILIATE MANAGER FEES

                     1990 - $ 0.0
                     1991 - $ 0.0
                     1992 - $ 0.0
                     1993 - $ 0.0
                     1994 - $ 0.0
                     1995 - $ 0.0
                     1996 - $ 0.0
                     1997 - $ 0.0
                     1998 - $ 7.4
                     1999 - $16.1
                     2000 - $21.3

                  TOTAL ADVISORY FEES

                     1990 - $ 68.5
                     1991 - $ 72.6
                     1992 - $ 77.0
                     1993 - $ 78.3
                     1994 - $ 82.5
                     1995 - $ 88.0
                     1996 - $ 98.2
                     1997 - $114.5
                     1998 - $132.4
                     1999 - $154.6
                     2000 - $172.5.]

         Total advisory fees during 2000 were $172.5 million, an increase of $17.9 million, or 12%, over those for 1999. This represented 77% of fee income and 36% of operating revenues for 2000.

         Private client advisory fees were $99.7 million, which was $5.9 million, or 6%, higher than the corresponding fees for 1999. Record levels of new business activity, which increased 23% to $12.8 million, were offset, in part, by lower fees based on the market value of assets under management. The S&P 500 and Nasdaq composite indices declined 9.1% and 39.2%, respectively, during 2000. These fees primarily are based on principal, income, and distribution commissions on assets held in personal trust accounts. Estate settlement, private banking, and personal tax return preparation also contributed to these fees. The Corporation also offers a broad range of institutional portfolio management services to domestic and foreign entities, including fixed-income investments and short-term cash management, and manages a variety of mutual funds. In addition, the Corporation provides brokerage services through Wilmington Brokerage Services Company, a subsidiary of Wilmington Trust Company.

         Corporate financial services fees for 2000 were $51.5 million, $6.8 million, or 15%, above those for 1999. All three components of this business - capital markets trust services, nexus and holding company services, and employee benefits services - posted double-digit increases for the year. The Corporation provides a wide range of trust, custody, and specialized administrative services to domestic and international corporate clients and financial intermediaries. The Corporation acts as trustee for leased capital equipment, collateralized securities, bond financings, corporate restructurings, and bankruptcy liquidations, and provides fiduciary services for all types of employee benefit trusts. Corporate custody services include all aspects of establishing and administering Delaware and Nevada investment holding companies.

         Affiliate manager fees for 2000 were $21.3 million. This was an increase of $5.2 million, or 32%, over the $16.1 million reported for 1999. The Corporation's affiliation with Cramer Rosenthal McGlynn, LLC, a value-style manager, and Roxbury Capital Management, LLC, a growth-style manager, contributed this revenue growth. Assets under management of these two affiliates increased to $17.3 billion at September 30, 2000, before declining to $14.7 billion at year-end.

         Service charges on deposit accounts for 2000 were $25.3 million, an increase of $1.5 million, or 6%, over the $23.8 million reported for 1999. This increase was due to higher levels of fees for automated teller machines, returned items and overdrafts, service charges on regular checking accounts, and other related checking account fees.

         Card fee income for 2000 was $10.0 million, a $661,000, or 7%, increase over the $9.4 million reported for 1999, due to increased merchant discount and interchange fees. Other operating income for 2000 was $16.2 million, a $7.6 million, or 88%, increase over the $8.6 million reported for 1999. Gains of $7.2 million recorded from the sale of certain of the Corporation's Pennsylvania and Maryland branches as part of its branch reconfiguration strategy were primarily responsible for this increase. Higher levels of loan fees also contributed to this growth. Loan fees during 2000 increased $838,000, or 17%, to $5.8 million due to increased levels of commercial loan, residential mortgage, late charge, and letter of credit fees.

         Securities losses of $416,000 were recognized in 2000, compared with $1.2 million in gains for 1999, as the Corporation sold selective fixed-rate, low-yielding investments during 2000.

[BAR GRAPH OF EFFICIENCY RATIO [TOTAL OTHER EXPENSES AS A PERCENTAGE OF OPERATING REVENUES ON A TAX-EQUIVALENT BASIS] FOR EACH YEAR FROM 1990 TO 2000, WITH THE FOLLOWING PLOT POINTS:

              1990  - 53.21%
              1991  - 52.71%
              1992  - 53.47%
              1993  - 53.97%
              1994  - 55.86%
              1995  - 53.86%
              1996  - 53.04%
              1997  - 52.32%
              1998  - 53.51%
              1999  - 57.99% AFTER ONE-TIME CHARGE
              1999A - 54.98% BEFORE ONE-TIME CHARGE
              2000  - 55.30%.]

     Noninterest (operating) expenses for 2000 were $264.7 million, an increase of $6.5 million, or 3%, over the $258.2 million reported for 1999. Absent the $13.4 million one-time charge taken in the fourth quarter of 1999, operating expenses for 2000 were 8% above year-ago levels. Personnel expenses for 2000 were $162.9 million, a $15.7 million, or 11%, increase over the $147.2 million reported for 1999. Salaries and wages increased $14.2 million, or 12%, to $135.0 million, due primarily to increased incentives and performance bonuses and staffing the Corporation's new locations. Bonuses and incentives in 2000 were $32.1 million, an increase of $9.5 million, or 42%, over the $22.7 million earned in 1999. Included in this amount was $6.4 million of increased profit-sharing bonus expense, which is based on a formula driven by return on equity and net income growth. Employee benefit expense increased $1.5 million, or 6%, to $27.9 million, due primarily to higher pension and health insurance costs.

         Net occupancy and furniture and equipment expenses during 2000 increased $1.8 million, or 5%, to $38.8 million. Higher depreciation and maintenance expense on electronic data processing equipment and rent on new office locations were primarily responsible for this increase.

         Advertising and contribution expense in 2000 was $8.5 million, a decrease of $846,000, or 9%, as lower levels of advertising and marketing research offset higher levels of charitable giving.

         Servicing and consulting expense in 2000 was $8.2 million, an increase of $872,000, or 12%, over the $7.3 million for 1999 resulting from the Corporation's outsourcing of its trust statement processing.

         The 1999 results included a $13.4 million one-time, pre-tax charge, primarily for outsourcing those and certain other back-office data processing functions. See "Financial Analysis 1999/1998."

MANAGEMENT'S DISCUSSION AND ANALYSIS WILMINGTON TRUST CORPORATION AND SUBSIDIARIES ANNUAL REPORT 2000


         Other operating expense in 2000 was $46.3 million, a $2.3 million, or 5%, increase over the $44.0 million reported for 1999. This increase was attributable to higher originating and processing fees associated with the Corporation's outsourcing of its item processing.

         The provision for income taxes for 2000 was $63.8 million, a $9.5 million, or 17%, increase over the $54.4 million reported for 1999. Federal income tax expense increased $9.0 million, or 18%, to $58.1 million, primarily due to the $23.1 million increase in pre-tax earnings. State income tax expense increased $437,000, or 8%, to $5.7 million. The Corporation's effective tax rate for the year was 34.5%, compared with 33.6% in 1999.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Net interest income is an important determinant of the Corporation's financial performance. Through interest rate sensitivity management, the Corporation seeks to maximize the growth of net interest income on a consistent basis by managing the effects of fluctuations associated with changing market interest rates.

         The Corporation employs simulation models to measure the effect of variations in interest rates on net interest income. The composition of assets, liabilities, and off-balance-sheet instruments and their respective repricing and maturity characteristics, as well as certain external factors such as the level of market interest rates, are evaluated in assessing the Corporation's exposure to changes in interest rates.

         Net interest income is projected using multiple interest rate scenarios. The results are compared to net interest income projected using stable interest rates. The Corporation's model employs interest rate scenarios in which interest rates gradually move up or down 250 basis points. The simulation model projects, as of December 31, 2000, that a gradual 250-basis-point increase in market interest rates would decrease net interest income over a one-year period by .2%. If interest rates were to gradually decrease 250 basis points, the simulation model projects, as of December 31, 2000, that net interest income would decrease 2.4% over a one-year period. The Corporation's policy limits the permitted reduction in projected net interest income to 10% over a one-year period given a change in interest rates.

         The preceding paragraph contains certain forward-looking statements regarding the anticipated effects on the Corporation's net interest income resulting from hypothetical changes in market interest rates. The assumptions the Corporation uses regarding the effects of changes in interest rates on the adjustment of retail deposit rates and the balances of residential mortgages, asset-backed securities, and collateralized mortgage obligations ("CMOs") play a significant role in the results the simulation model projects. The adjustment paths are not assumed to be symmetrical.

         The Corporation's model employs assumptions that reflect the historical adjustment paths of its retail deposit rates to changes in the level of market interest rates. In addition, some of the Corporation's retail deposit rates reach historic lows within the 250-basis-point decline scenario. The Corporation's model freezes the rates for these deposit products when they equal their historic lows. These model assumptions (asymmetrical adjustments and rate floors based on historic lows) limit the extent to which deposit rates are expected to adjust in a declining rate scenario, and contribute to the projected simulation results.

         Contractual obligations and prepayments drive the change in the balances of residential mortgages, CMOs, and asset-backed securities. While contractual obligations are not typically influenced by changes in interest rates, prepayment activity (including refinancing) can shift dramatically with changes in interest rates. The Corporation's prepayment assumptions are based on industry estimates for loans with similar coupons and remaining maturities. A 250-basis-point decline in interest rates can lead to a significant increase in prepayments when available reinvestment opportunities of similar risk carry lower returns. Conversely, should interest rates rise 250 basis points, the same balances are not likely to prepay at the same rate, but instead are likely to lengthen in effective maturity as debtors elect not to prepay and to retain these now below-market credit terms for as long as possible. Holders of mortgages, asset-backed securities, and CMOs are left with returns below those prevailing in the current environment. This prepayment-driven effect also contributes to the projected simulation results.

         During 2000, the Corporation sold certain fixed-rate residential mortgage loans into the secondary market. The primary goal of this program is to reduce the risk that the average duration of these fixed-rate residential mortgage loans would extend well beyond the duration that was anticipated at origination, as frequently occurs during periods of rising interest rates. Total mortgage loans sold during 2000 were $109 million.

         Management reviews the Corporation's rate sensitivity regularly, and may employ a variety of strategies as needed to adjust that sensitivity. These include changing the relative proportions of fixed-rate and floating-rate assets and liabilities, as well as utilizing off-balance-sheet measures such as interest rate swaps and interest rate floors.

         At December 31, 2000, the Corporation was committed to interest rate floors with a total notional amount of $175 million, down from the $225 million at year-end 1999. The floors have remaining maturities of between 15 and 56 months, with a weighted average maturity of 39 months. The net interest differential, the amortization of the initial fees associated with the purchase of the floors, and any gains recorded on sale are reported under the caption "Interest and fees on loans" and are recognized over the lives of the respective instruments. See "Net Interest Income."

LIQUIDITY

A financial institution's liquidity represents its ability to meet, in a timely manner, cash flow requirements that may arise from increases in demand for loans and other assets or from decreases in deposits or other funding sources. Liquidity management, therefore, contains both asset and liability components. The maturity and marketability of loans and investments provide liquidity on the asset side of the balance sheet. In addition, all time deposits at other banks, Federal funds sold, and securities purchased under agreements to resell are considered liquid.

         Liquidity on the liability side of the balance sheet is provided through core deposits, the Corporation's internally-generated capital, large certificates of deposit, Federal funds purchased, and securities sold under agreements to repurchase.

         The changing market for deposits has shifted the mix of the Corporation's funding sources. In 2000, the proportion of funding provided by core deposits - demand deposits, interest-bearing demand deposits, and certificates of deposit - decreased from the prior year. These decreases in core deposits increased the proportion of funding provided by national certificates of deposit and caused the Corporation to increase its reliance on short-term borrowings (principally Federal funds purchased and securities sold under agreements to repurchase).

         Management continuously monitors the Corporation's existing and projected liquidity requirements. The Corporation believes that its acceptance in the national markets will permit it to obtain additional

MANAGEMENT'S DISCUSSION AND ANALYSIS WILMINGTON TRUST CORPORATION AND SUBSIDIARIES ANNUAL REPORT 2000


funding if the need arises in the future. Wilmington Trust Company is a member of the Federal Home Loan Bank of Pittsburgh, which provides an additional source of funds.

     [BAR GRAPH OF RESERVE FOR LOAN LOSSES AND NONACCRUING LOANS FOR EACH YEAR FROM 1990 TO 2000, WITH THE FOLLOWING PLOT POINTS, IN MILLIONS:

     RESERVE FOR LOAN LOSSES

          1990 - $42.405
          1991 - $44.996
          1992 - $46.962
          1993 - $51.363
          1994 - $48.669
          1995 - $49.867
          1996 - $54.361
          1997 - $63.805
          1998 - $71.906
          1999 - $76.925
          2000 - $76.739

     NONACCRUING LOANS

          1990 - $13.932
          1991 - $53.962
          1992 - $29.674
          1993 - $21.983
          1994 - $28.851
          1995 - $33.576
          1996 - $40.735
          1997 - $28.669
          1998 - $30.598
          1999 - $29.184
          2000 - $40.161.]


ASSET QUALITY AND LOAN-LOSS PROVISION

Net chargeoffs for 2000 were $22.1 million, an increase of $9.6 million, or 77%, over the $12.5 million reported for 1999. The Corporation's provision for loan losses for 2000 was $21.9 million. This was $4.4 million, or 25%, higher than the $17.5 million provision for 1999. The reserve for loan losses at December 31, 2000 was $76.7 million, virtually unchanged from the $76.9 million at December 31, 1999. The reserve at year-end, as a percentage of loans outstanding, was 1.48%, a decrease from the 1.60% reported at year-end 1999. Loans past due 90 days or more, nonaccrual loans, and restructured loans at December 31, 2000 totaled $53.7 million. This represented an increase of $7.9 million, or 17%, over the $45.8 million reported at year-end 1999. Loans past due 90 days or more at December 31, 2000 totaled $13.5 million, a $3.0 million, or 18%, decrease from the $16.5 million reported at year-end 1999. Nonaccrual loans at year-end 2000 were $40.2 million, including $2.6 million in loans that also were classified as restructured. This was $11.0 million, or 38%, above the $29.2 million of nonaccrual loans reported at year-end 1999. At year-end 1999, $55,000 of loans were classified as restructured.

         Other real estate owned ("OREO") at December 31, 2000 was $717,000, a $141,000, or 24%, increase over the $576,000 reported at year-end 1999. Net activity within the OREO portfolio during 2000 included the addition of $1.9 million of properties securing non-performing loans. Loans and real estate totaling $1.8 million were removed from the portfolio through chargeoffs and sales. Chargeoffs within the portfolio during 2000 were $20,000. The balance was liquidated through sales, which resulted in net gains of $287,000. Expenses incurred to carry this portfolio during 2000 were $133,000. This compared with chargeoffs of $727,000, net gains on dispositions of $886,000, and portfolio expenses of $156,000 during 1999.

         The overall level of nonperforming loans during 2000 increased $11.1 million, or 37%. Slow economic conditions or any further deterioration in markets the Corporation serves may further impair the ability of some borrowers to repay their loans in full on a timely basis. In that event, management would expect increased levels of nonperforming assets, credit losses, and provisions for loan losses. To minimize the likelihood and impact of such conditions, management continually monitors the entire loan portfolio to identify potential problem loans and avoid disproportionately high concentrations of loans to individual borrowers and industries. An integral part of this process is a regular analysis of all past due loans. At December 31, 2000, an analysis of loans 90 days or more past due, which totaled $13.5 million, indicated that approximately 65% of those loans were in the Corporation's commercial loan portfolio, 24% in the residential mortgage loan portfolio, and 11% in the consumer loan portfolio. These ratios are unchanged from the corresponding levels at December 31, 1999. The Corporation's analysis of these loans indicates that the businesses and/or the incomes supporting their repayment are well diversified.

         As a result of the Corporation's ongoing monitoring of its loan portfolios, at December 31, 2000, approximately $44.8 million in loans were identified that are either currently performing in accordance with their terms or are less than 90 days past due, but for which, in management's opinion, serious doubt exists as to the borrowers' ability to continue to repay their loans on a timely basis. This compares with the $48.8 million in loans at year-end 1999 about which the Corporation had serious doubt. In light of the current levels of past due, nonaccrual, and potential problem loans, management believes that the Corporation's reserve for loan losses is adequate based upon currently available information.

         The Corporation's loan loss reserve methodology is sound and has provided an appropriate degree of reserve adequacy over an extended period of time. The Corporation's reserve is reflective of estimated credit losses for specifically identified loans, as well as estimated probable losses inherent in the remainder of the portfolio. The methodology includes an analysis of lending business conditions and their effect on estimated credit losses, which is the basis for an unallocated portion of the reserve assessment. These business conditions include potential shifts in current market conditions, loan growth in new markets, the average loan size and complexity within the portfolio, trends in delinquent payment performance, the direction of risk rating migration within the portfolio, the level of serious doubt loans, the impact of litigation, and trends in bankruptcy filings. Management has established a range of between 5% and 20% as an acceptable percentage of the unallocated reserve as a proportion of the total reserve. This range is based on historic unallocated levels in conjunction the assessment of the business conditions mentioned above. The unallocated and allocated portions of the reserve are reassessed quarterly. At December 31, 2000, approximately $5.1 million, or 7%, of the reserve for loan losses was unallocated. This compares with $13.5 million, or 18%, of the reserve that was classified as unallocated at year-end 1999. During 2000, several significant problem credits, with high levels of uncertainty, were resolved through increased chargeoffs and corresponding increases in the loan loss provision. Loan growth has been addressed through the allocation of reserves for new business. Delinquency trends and serious doubt levels both declined from prior year-end levels. The percentage of loans carrying a pass rating remained high, at 95%. As a result, management believes that the Corporation's reserve for loan losses is adequate, based upon currently available information.


   [BAR GRAPH OF NET CHARGEOFFS AS A PERCENTAGE OF AVERAGE TOTAL ASSETS FOR EACH YEAR FROM 1990 TO 2000, WITH THE FOLLOWING PLOT POINTS:

             1990 - 0.31%
             1991 - 0.45%
             1992 - 0.37%
             1993 - 0.28%
             1994 - 0.23%
             1995 - 0.33%
             1996 - 0.32%
             1997 - 0.31%
             1998 - 0.29%
             1999 - 0.28%
             2000 - 0.44%.]

CAPITAL RESOURCES

Management continues to review the Corporation's capital position, and make adjustments as needed to assure that the Corporation's capital base is sufficient to satisfy existing and impending regulatory requirements, as well as to meet appropriate standards of safety and to provide for future growth.

         The Corporation's capital increased in 2000 due primarily to increased earnings and improvement in the market value of the Corporation's investment portfolio. The Corporation's 2000 capital generation rate was 12.8%, an increase over the 9.7% reported for 1999. Absent the one-time charge in 1999, the capital generation rate that year would have been 11.26%. Current year earnings, net of cash dividends, added $63.8 million to the Corporation's capital. The improvement in the market value of Corporation's available-for-sale investment portfolio added $30.4 million to the Corporation's equity, as unrealized, after-tax losses declined from $34.8 million at year-end 1999 to $4.4 million at year-end 2000.

         The Federal Reserve Board's risk-based capital guidelines establish the minimum levels of capital a bank holding company must have. The guidelines are intended to reflect the varying degrees of risk associated with different balance-sheet and off-balance-sheet

MANAGEMENT'S DISCUSSION AND ANALYSIS WILMINGTON TRUST CORPORATION AND SUBSIDIARIES ANNUAL REPORT 2000


items. The Corporation has reviewed its balance-sheet and off-balance-sheet items and calculated its capital position under the risk-based capital guidelines. At December 31, 2000, the Corporation's total risk-based capital ratio was 10.80%, above the 10.67% reported at the corresponding date a year ago. The Corporation's Tier 1 risk-based capital ratio at that date was 7.33%, an increase over the 7.03% reported at year-end 1999, and its Tier 1 leverage capital ratio was 5.87%, an increase over the 5.65% reported a year ago. Each of these ratios exceeded the minimum levels required for adequately-capitalized institutions of 8%, 4%, and 4%, respectively, as well as the levels required for well-capitalized institutions of 10%, 6%, and 5%, respectively.

     [BAR GRAPH OF EQUITY TO ASSET RATIO FOR EACH YEAR FROM 1990 TO 2000, WITH THE FOLLOWING PLOT POINTS:

          1990 - 7.58%
          1991 - 8.30%
          1992 - 8.88%
          1993 - 9.28%
          1994 - 9.04%
          1995 - 8.82%
          1996 - 8.57%
          1997 - 8.43%
          1998 - 8.42%
          1999 - 7.95%
          2000 - 7.37%.]


         On April 20, 2000, the Corporation's Board of Directors increased the quarterly dividend to $.45 per share. This marked the nineteenth consecutive year of increased cash dividends. Dividends paid for 2000 totaled $1.77 per share, a 7% increase over the $1.65 per share paid in 1999. The Corporation's dividend payout ratio for 2000 was 47.36%, slightly lower than the 50.6% payout ratio for 1999. Absent the pre-tax charge of $13.4 million in 1999, basic net income per share would have been $3.52 and the dividend payout ratio would have been 46.9%.

         In April 1996, the Corporation's Board of Directors authorized the buyback of 4,000,000 shares of the Corporation's common stock. At year-end 1999, 1,381,077 shares had been bought under the program at a cost of $74.9 million. During 2000, 187,386 additional shares were purchased at a cost of $8.9 million, bringing the total number of shares repurchased under the current program to 3,666,779.

         The Corporation's common stock is traded on the New York Stock Exchange under the symbol "WL." The table below summarizes the price ranges of the Corporation's common stock and its quarterly dividends.


COMMON STOCK PRICE RANGE AND DIVIDEND RATE BY QUARTER

                                 2000                               1999
                    -------------------------------    ------------------------------
                     HIGH        LOW       DIVIDEND      High       Low      Dividend
                    -------------------------------    ------------------------------
First Quarter       $55.44      $40.56      $0.42      $63.50      $55.88       $0.39
Second Quarter      $54.38      $42.63      $0.45      $62.63      $56.19       $0.42
Third Quarter       $55.63      $42.19      $0.45      $58.38      $46.75       $0.42
Fourth Quarter      $63.38      $47.75      $0.45      $56.50      $44.75       $0.42
=====================================================================================



INFLATION

The Corporation's asset and liability structure is substantially different from that of an industrial company, since virtually all assets and liabilities of a financial institution are monetary in nature. Accordingly, changes in interest rates may have a significant impact on a financial institution's performance. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. Therefore, the impact of inflation on a financial institution's performance is indeterminable.

FINANCIAL ANALYSIS 1999/1998

Net income for 1999 was $107.3 million, or $3.26 per share. This was a 6% decrease from the $114.3 million, or $3.41 per share, reported for 1998. On a diluted basis, per share earnings were $3.21, a 4% decrease from the

$3.34 reported for 1998. 1999 operating earnings, exclusive of a one-time $13.4 million pre-tax charge the Corporation announced in the fourth quarter, primarily attributable to its outsourcing certain back office data processing functions, were $115.9 million, or $3.52 per share. 1999 earnings were 6% below the 1998 level due to this one-time charge. The one-time charge included $11.2 million for outsourcing check processing and core accounting processing for personal and institutional trust accounts, $800,000 for branch closures as part of the Corporation's branch reconfiguration plan, and $1.4 million for automated teller machines and software reconfiguration charges.

         Earning assets in 1999 increased, on average, $359.2 million, or 6%, to $6.16 billion. Virtually all of this increase was due to growth in the average level of loans outstanding. The loan portfolio increased $374.0 million, or 9%, to an average level of $4.53 billion. Contributing to this increase was a $155.7 million, or 12%, increase in commercial loans, a $57.9 million, or 7%, increase in residential mortgage loans, an $87.8 million, or 49%, increase in real estate construction loans, and a $76.2 million, or 8%, increase in consumer loans. These increases were offset in part by an $8.3 million, or 1%, decrease in commercial mortgage loans. Approximately 59% of this 1999 loan growth was a direct result of the Corporation's marketing and sales efforts in its expansion market in southeastern Pennsylvania.

         The average level of investment securities for 1999 decreased $15.2 million, or 1%, to $1.59 billion. The available-for-sale portfolio increased, on average, $151.1 million, as securities maturing in the held-to-maturity portfolio, which decreased $166.3 million, were replaced. Contributing to this decrease were maturities of U.S. Treasury and government agency securities, which decreased $45.4 million, or 5%, to $937.9 million, and asset-backed securities, which decreased $6.3 million, or 2%, to $352.6 million.

         [BAR GRAPH OF NET INCOME FOR EACH YEAR FROM 1999 to 2000, WITH THE FOLLOWING PLOT POINTS, IN MILLIONS:

         1990  - $68.53
         1991  - $72.76
         1992  - $64.01 AFTER CHANGE IN ACCOUNTING PRINCIPLE
         1992A - $78.76 BEFORE CHANGE IN ACCOUNTING PRINCIPLE
         1993  - $82.76
         1994  - $85.17
         1995  - $90.03
         1996  - $97.28
         1997  - $106.04
         1998  - $114.33
         1999  - $107.30 AFTER ONE-TIME CHARGE
         1999A - $115.88 BEFORE ONE-TIME CHARGE
         2000  - $120.94.]



         Interest-bearing liabilities in 1999 increased, on average, $334.4 million, or 7%, to $5.22 billion. Contributing to this increase were higher levels of interest-bearing deposits, short-term borrowings, and long-term debt. Interest-bearing deposits rose $230.7 million, or 6%, to $3.91 billion, as interest-bearing demand balances increased $154.9 million, or 13%, to $1.38 billion, and certificates of deposit $100,000 and over increased $141.0 million, or 17%, to $983.3 million. Offsetting this increase in part were certificates of deposit $100,000 or less, which declined $70.5 million, or 6%, to $1.14 billion. Long-term debt increased $42.1 million, or 33%, to $168.0 million.

         Stockholders' equity during 1999 increased, on average, $4.9 million, or 1%, to $531.6 million. Additions to equity from earnings for the year were offset in part by higher dividend payments and the Corporation's ongoing stock repurchases.

         Net interest income (FTE) in 1999 increased $7.8 million, or 3%, to $253.8 million from the $246.1 million in 1998. This resulted from a $4.8 million increase in interest revenues and a $3.0 million decrease in interest expense. The increase in the average level of earning assets was responsible for $33.3 million of this increase. This was offset, in part, by a $28.5 million decrease in interest revenues attributable to the lower interest rate environment. The average rate earned on the Corporation's assets for 1999 was 7.62%, a 43-basis-point decrease from the 8.05% earned for 1998. This decrease in interest income attributable to the declining rate environment was partially offset by the Corporation's investment in interest rate floor contracts. The $283.3 million in floor contracts contributed $2.2 million to interest income during 1999, compared

MANAGEMENT'S DISCUSSION AND ANALYSIS WILMINGTON TRUST CORPORATION AND SUBSIDIARIES ANNUAL REPORT 2000


with an average level of $325.0 million during 1998, which contributed $1.2 million to interest income that year. However, this was partially offset by $571,000 and $620,000 of amortized acquisition costs in 1999 and 1998, respectively. During 1995, $200 million of those contracts were sold, resulting in a $4.3 million gain which is being deferred and accreted into income over the remaining lives of the contracts sold. The gain accreted during 1999 was $49,000, down from the $938,000 for 1998. The swaps and floors increased the Corporation's net interest margin two basis points in 1999, compared with a three-basis-point increase in 1998.

         Interest expense for 1999 decreased $3.0 million, or 1%, to $216.3 million from $219.2 million for 1998. The lower expense was attributable to the lower interest rate environment, which decreased interest expense $17.1 million, partially offset by the increase in the average level of interest-bearing liabilities, which caused interest expense to increase $14.1 million. The average rate of interest paid on the Corporation's liabilities during 1999 was 3.51%, a 28-basis-point decrease from the 3.79% paid during 1998. The Corporation's net interest margin for 1999 was 4.11%, down 15 basis points from the 4.26% reported for 1998.

         [BAR GRAPH OF NONPERFORMING LOANS AS A PERCENTAGE OF AVERAGE TOTAL LOANS FOR EACH YEAR FROM 1990 TO 2000, WITH THE FOLLOWING PLOT POINTS:


        1990 - 0.67%
        1991 - 2.09%
        1992 - 1.86%
        1993 - 1.54%
        1994 - 1.49%
        1995 - 1.41%
        1996 - 1.31%
        1997 - 0.87%
        1998 - 0.77%
        1999 - 0.66%
        2000 - 0.81%.]




         The provision for loan losses for 1999 was $17.5 million. This was $2.5 million lower than the $20.0 million provision for 1998. The reserve for loan losses at December 31, 1999 was $76.9 million, or 1.60% of loans outstanding. This compares with corresponding levels of $71.9 million and 1.66% of loans outstanding reported at year-end 1998. Loans past due 90 days or more, non-accrual loans, and restructured loans at December 31, 1999 totaled $45.7 million. This was a $3.5 million, or 7%, decrease from the corresponding level of $49.2 million reported at December 31, 1998. Nonaccrual loans at year-end 1999 were $29.2 million, a $1.4 million, or 5%, decrease from the $30.6 million reported at year-end 1998. At December 31,1999, $55,000 of loans were classified as restructured, as compared with none at the previous year-end. The OREO portfolio at December 31, 1999 totaled $576,000, a decrease of $956,000, or 62%, from the $1.5 million reported at year-end 1998. Approximately $1.8 million of properties securing non-performing loans were added to this portfolio during 1999, while $2.8 million were removed through chargeoffs and sales. Chargeoffs in this portfolio during 1999 were $727,000. The remainder was liquidated through sales, which resulted in net gains of $886,000. Expenses of $156,000 were incurred to carry this portfolio during 1999. These amounts compare with chargeoffs of $792,000, net gains on dispositions of $195,000, and portfolio expenses of $260,000 during 1998.

         Revenues from noninterest sources in 1999 increased $7.5 million, or 4%, to $191.5 million, above the $183.9 million reported for 1998. Total advisory fees increased $19.6 million, or 15%, to $148.4 million. All three components of this revenue source - private client advisory fees, corporate financial services fees, and affiliate manager fees - contributed to this increase. Private client advisory fees were $93.9 million, $10.8 million, or 13%, above the $83.1 million reported for 1998. Corporate financial services fees were $44.6 million, $2.8 million, or 7%, above the $41.9 million reported for 1998. Affiliate manager fees, before amortization expense, were $16.1 million, $8.7 million, or 118%, above the $7.4 million reported for 1998, due in part to a full year of investment in 1999 compared to a partial year in 1998. Service charges on deposit accounts in 1999 were $23.8 million, an increase of $1.9 million, or 9%, over the $21.9 million reported for 1998. This was due primarily to higher fees on business checking accounts, which increased $1.2 million, or 28%, to

$5.4 million, and returned item and overdraft fees, which increased $479,000, or 7%, to $7.7 million. Card fees were $9.3 million, an increase of $1.1 million, or 13%, above the $8.3 million reported for 1998, due to higher merchant discount and interchange fees. Other operating income decreased $9.6 million, or 53%, to $8.6 million, as higher loan fees were more than offset by losses on asset dispositions and a nonrecurring gain in 1998. The 1998 results included a gain of $5.5 million for the sale of Rodney Square Management Corporation's mutual fund processing business.


   [BAR GRAPH OF OTHER INCOME FOR EACH YEAR FROM 1990 TO 2000, WITH THE FOLLOWING PLOT POINTS, IN MILLIONS:

     TOTAL ADVISORY FEES

                               1990  -  $ 68.527
                               1991  -  $ 72.605
                               1992  -  $ 77.002
                               1993  -  $ 78.313
                               1994  -  $ 82.542
                               1995  -  $ 87.982
                               1996  -  $ 98.247
                               1997  -  $114.501
                               1998  -  $128.801
                               1999  -  $148.413
                               2000  -  $165.034

                           MISCELLANEOUS OTHER INCOME

                               1990  -  $27.446
                               1991  -  $29.706
                               1992  -  $33.265
                               1993  -  $35.354
                               1994  -  $30.539
                               1995  -  $39.658
                               1996  -  $39.990
                               1997  -  $43.041
                               1998  -  $55.116
                               1999  -  $43.040
                               2000  -  $51.176

                               TOTAL OTHER INCOME

                               1990  -  $ 95.973
                               1991  -  $102.311
                               1992  -  $110.267
                               1993  -  $113.667
                               1994  -  $113.081
                               1995  -  $127.640
                               1996  -  $138.237
                               1997  -  $157.542
                               1998  -  $183.917
                               1999  -  $191.453
                               2000  -  $216.210.]

         Operating expenses for 1999 increased $28.1 million, or 12%, to $258.2 million. Personnel expenses increased $9.3 million, or 7%, to $147.2 million. These increased costs were to staff the Corporation's new locations and higher levels of bonuses and incentives due in part to the Corporation's Year 2000 effort. Partially offsetting these increases was a lower profit-sharing bonus expense. Net occupancy and furniture and equipment expenses during 1999 increased $4.7 million, or 15%, due, in part, to higher depreciation and maintenance expense on electronic data processing equipment and the Corporation's new operations facility. Advertising expense increased $1.9 million, or 25%, to $9.4 million as the Corporation increased efforts to support its expansion markets and to promote its new Hi!Tech campaign. Other operating expense of $44.0 million was unchanged from its 1998 level. The 1998 results, however, included a $5.5 million charge for the settlement of a class action lawsuit.

         The provision for income taxes for 1999 decreased $2.9 million, or 5%, to $54.4 million. Lower pre-tax income resulting from the one-time charge during 1999 was primarily responsible for this decrease. The Corporation's effective tax rate for 1999 was 33.6%, compared with 33.4% for 1998.

CONSOLIDATED ELEVEN-YEAR SUMMARY OF SELECTED FINANCIAL DATA WILMINGTON TRUST CORPORATION AND SUBSIDIARIES ANNUAL REPORT 2000

(in thousands)                                                    2000            1999              1998             1997
-----------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED AVERAGE STATEMENTS OF CONDITION
Assets:
Cash and due from banks                                        $  194,720       $  198,002       $  188,183       $  190,243
Short-term investments                                             29,530           31,521           31,081           22,369
Investment securities                                           1,567,010        1,594,354        1,609,595        1,386,299
Loans                                                           5,053,079        4,530,423        4,156,398        3,921,493
   Reserve for loan losses                                        (75,292)         (73,295)         (66,178)         (56,747)
-----------------------------------------------------------------------------------------------------------------------------
      Net loans                                                 4,977,787        4,457,128        4,090,220        3,864,746
Other                                                             439,673          408,060          333,360          216,330
-----------------------------------------------------------------------------------------------------------------------------
      Total                                                    $7,208,720       $6,689,065       $6,252,439       $5,679,987
=============================================================================================================================
Liabilities and stockholders' equity:
Demand deposits (noninterest-bearing)                          $  889,686       $  856,171       $  747,791       $  678,683
Deposits (interest-bearing)                                     4,381,365        3,910,205        3,679,538        3,191,703
Short-term borrowings                                           1,145,950        1,138,113        1,076,522        1,188,214
Other                                                              92,248           84,984           95,969           99,573
Long-term debt                                                    168,000          168,000          125,877           43,000
-----------------------------------------------------------------------------------------------------------------------------
      Total                                                     6,677,249        6,157,473        5,725,697        5,201,173
Stockholders' equity                                              531,471          531,592          526,742          478,814
-----------------------------------------------------------------------------------------------------------------------------
      Total                                                    $7,208,720       $6,689,065       $6,252,439       $5,679,987
=============================================================================================================================
CONSOLIDATED STATEMENTS OF INCOME
Net interest income                                            $  255,139       $  245,913       $  237,697       $  230,016
-----------------------------------------------------------------------------------------------------------------------------
Total advisory fees net of affiliate
 manager goodwill amortization                                    165,034          148,413          128,801          114,501
Other noninterest revenues                                         51,592           41,796           48,430           43,014
Securities gains/(losses)                                            (416)           1,244            6,686               27
-----------------------------------------------------------------------------------------------------------------------------
      Total noninterest income                                    216,210          191,453          183,917          157,542
                                                                  -----------------------------------------------------------
      Net interest and other income                               471,349          437,366          421,614          387,558
                                                                  -----------------------------------------------------------
Provision for loan losses                                         (21,900)         (17,500)         (20,000)         (21,500)
                                                                  -----------------------------------------------------------
Salaries and employment benefits                                  162,939          147,219          137,917          129,816
Other operating expenses                                          101,743          110,985           92,149           77,855
-----------------------------------------------------------------------------------------------------------------------------
      Total other expense                                         264,682          258,204          230,066          207,671
-----------------------------------------------------------------------------------------------------------------------------
Income before income taxes and
  cumulative effect of change
  in accounting principle                                         184,767          161,662          171,548          158,387
Applicable income taxes                                            63,828           54,365           57,223           52,343
-----------------------------------------------------------------------------------------------------------------------------
      Income before cumulative
        effect of change in accounting
        principle                                                 120,939          107,297          114,325          106,044
Cumulative effect of change in
  accounting principle
  (net of income tax benefit of $8,296)*                                -               -                -                -
-----------------------------------------------------------------------------------------------------------------------------
      Net income                                               $  120,939       $  107,297       $  114,325       $  106,044
=============================================================================================================================
Per share data:
      Income before cumulative effect
        of change in accounting principle
        Basic*                                                 $     3.74       $     3.26         $   3.41       $     3.15
        Diluted*                                               $     3.70       $     3.21         $   3.34       $     3.08
-----------------------------------------------------------------------------------------------------------------------------
      Percentage change from prior year
        Basic                                                          15%              (4)%              8%              11%
=============================================================================================================================
SELECTED FINANCIAL RATIOS AND
 STATISTICS
Net income as a percentage of:
   Average stockholders' equity(3)                                  22.76%           20.18%           21.70%           22.15%
   Average total assets(3)                                           1.68             1.60             1.83             1.87
-----------------------------------------------------------------------------------------------------------------------------
Loan quality:
   Percentage of average total loans:

      Net charge-offs                                                0.44%            0.28%            0.29%            0.31%
      Nonaccruing loans                                              0.79             0.64             0.74             0.73
   Percentage of total loans:
      Reserve for loan losses**                                      1.48             1.60             1.66             1.60
-----------------------------------------------------------------------------------------------------------------------------
Selected per share data:
   Dividends paid                                              $     1.77       $     1.65         $   1.53       $     1.41
   Book value**                                                     18.27            15.40            16.39            15.02
   Stock price**                                                    62.06            48.25            61.63            62.38
-----------------------------------------------------------------------------------------------------------------------------
Staff members (full-time equivalents)**                             2,299            2,434            2,442            2,428
Stockholders**                                                      9,189            9,617            9,868           10,164
-----------------------------------------------------------------------------------------------------------------------------
Net income per staff member(3)                                 $   52,605       $   44,083       $   46,816       $   43,675
Efficiency ratio(1,3)                                               55.30%           54.98%           53.51%           52.32%
Capital generation rate(2,3)                                        12.80%            9.69%           12.54%           12.59%
Risk-based capital ratio**                                          10.80%           10.67%           12.47%           12.38%
Price/earnings multiple**                                           16.59            14.80            18.07            19.80
-----------------------------------------------------------------------------------------------------------------------------

*Effective January 1, 1992, SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," was adopted. Basic and diluted earnings per share after the cumulative effect of change in accounting principle was $1.70 and $1.68, respectively.

**At year-end

                                                                                                             Compound Growth Rates
                                                                                                               1999 to    1995 to
  1996             1995            1994             1993          1992           1991            1990            2000      2000
----------------------------------------------------------------------------------------------------------------------------------
$  187,473     $  194,224      $  202,777      $  194,808      $  180,747     $  167,438      $  183,859          0.58%      0.05%
    26,459         17,522          26,425          21,248          72,787         73,258          79,830         (9.47)     11.00
 1,343,007      1,184,002       1,060,015         946,052         803,936        901,273         874,955          6.00       5.77
 3,602,430      3,390,782       3,114,384       2,949,909       2,979,576      2,932,963       2,768,890          6.20       8.31
   (50,768)       (47,895)        (50,258)        (48,619)        (45,615)       (43,724)        (41,045)         6.25       9.47
----------------------------------------------------------------------------------------------------------------------------------
 3,551,662      3,342,887       3,064,126       2,901,290       2,933,961      2,889,239       2,727,845          6.20       8.29
   198,762        194,231         168,702         158,414         144,364        126,486         124,370         13.46      17.75
----------------------------------------------------------------------------------------------------------------------------------
$5,307,363     $4,932,866      $4,522,045      $4,221,812      $4,135,795     $4,157,694      $3,990,859          6.09       7.88
==================================================================================================================================

$  633,066     $  580,928      $  559,574      $  500,396      $  443,205     $  393,260      $  399,668          8.33       8.90
 2,890,944      2,583,995       2,704,736       2,718,885       2,778,768      2,858,595       2,593,897          5.38      11.14
 1,195,762      1,239,416         775,302         545,012         479,577        499,083         629,995          6.17      (1.56)
   101,764         86,703          73,786          65,737          67,101         61,705          64,971          3.57       1.25
    30,910          6,981              -               -               -               -               -             -      88.92
----------------------------------------------------------------------------------------------------------------------------------
 4,852,446      4,498,023       4,113,398       3,830,030       3,768,651      3,812,643       3,688,531          6.11       8.22
   454,917        434,843         408,647         391,782         367,144        345,051         302,328          5.80       4.09
----------------------------------------------------------------------------------------------------------------------------------
$5,307,363     $4,932,866      $4,522,045      $4,221,812      $4,135,795     $4,157,694      $3,990,859          6.09       7.88
==================================================================================================================================

$  214,221     $  197,364      $  184,330      $  174,847      $  165,214     $  152,891      $  137,569          6.37       5.27
----------------------------------------------------------------------------------------------------------------------------------
    98,247         87,982          82,542          78,313          77,002         72,605          68,527          9.19      13.41
    38,802         37,391          32,696          35,086          31,006         29,132          26,644          6.83       6.65
     1,188          2,267          (2,157)            268           2,259            574             802             -          -
----------------------------------------------------------------------------------------------------------------------------------
   138,237        127,640         113,081         113,667         110,267        102,311          95,973          8.46      11.12
----------------------------------------------------------------------------------------------------------------------------------
   352,458        325,004         297,411         288,514         275,481        255,202         233,542          7.27       7.72
----------------------------------------------------------------------------------------------------------------------------------
   (16,000)       (12,280)         (4,550)         (9,500)        (13,000)       (15,702)        (12,487)         5.78      12.27
----------------------------------------------------------------------------------------------------------------------------------
   119,574        110,670         101,813          95,849          90,419         85,204          80,214          7.34       8.04
    72,765         70,334          70,214          65,937          63,362         58,380          54,639          6.41       7.66
----------------------------------------------------------------------------------------------------------------------------------
   192,339        181,004         172,027         161,786         153,781        143,584         134,853          6.98       7.90
----------------------------------------------------------------------------------------------------------------------------------
   144,119        131,720         120,834         117,228         108,700         95,916          86,202          7.92       7.00
    46,841         41,689          35,665          34,467          29,938         23,155          17,673         13.70       8.89
----------------------------------------------------------------------------------------------------------------------------------
    97,278         90,031          85,169          82,761          78,762         72,761          68,529          5.84       6.08
         -              -               -               -         (14,749)             -               -             -          -
----------------------------------------------------------------------------------------------------------------------------------
$   97,278     $   90,031      $   85,169      $   82,761      $   64,013     $   72,761      $   68,529          5.84       6.08
==================================================================================================================================

$     2.83     $     2.56      $     2.37      $     2.24      $     2.09     $     1.92      $     1.81          7.53       7.88
$     2.79     $     2.53      $     2.35      $     2.21      $     2.06     $     1.89      $     1.79          7.53       7.90
----------------------------------------------------------------------------------------------------------------------------------

        11%             8%              6%              7%              9%             6%             14%
========================================================================================================

     21.38%         20.70%          20.84%          21.12%          20.62%         21.09%          22.67%
      1.83           1.83            1.88            1.96            1.90           1.75            1.72
--------------------------------------------------------------------------------------------------------


      0.32%          0.33%           0.23%           0.28%           0.37%          0.45%           0.31%
      1.13           0.99            0.93            0.75            1.00           1.84            0.50

      1.44           1.42            1.48            1.69            1.56           1.48            1.46
--------------------------------------------------------------------------------------------------------

$     1.29     $     1.17      $     1.06      $    0.975      $     0.88     $     0.80      $     0.72
     13.71          13.09           11.80           10.87           10.12           9.79            8.58
     39.50          30.88           22.75           26.25           26.50          29.00           20.00
--------------------------------------------------------------------------------------------------------
     2,418          2,332           2,303           2,254           2,188          2,213           2,179
    10,241          9,000           9,097           8,880           8,261          7,477           7,444
--------------------------------------------------------------------------------------------------------
$   40,231     $   38,607      $   36,982      $   36,717      $   35,997     $   32,879      $   31,450
     53.04%         53.86%          55.86%          53.97%          53.47%         52.71%          53.21%
     11.51%         11.68%          11.88%          12.35%          12.18%         13.43%          14.53%
     12.01%         12.06%          12.51%          12.36%          12.36%         12.13%          11.52%
     13.96          12.06            9.60           11.72           15.59          15.10           11.05
--------------------------------------------------------------------------------------------------------


(1) Total other expenses as a percentage of net interest and other income on a tax-equivalent basis.
(2) Net income less dividends paid as a percentage of prior year-end stockholders' equity.
(3) Based upon income before the cumulative effect of change in accounting principle or one-time write-off.

CONSOLIDATED STATEMENTS OF CONDITION WILMINGTON TRUST CORPORATION AND SUBSIDIARIES ANNUAL REPORT 2000


December 31 (dollars in thousands, except per share amounts)                                             2000               1999
--------------------------------------------------------------------------------------------------------------------------------
ASSETS
   Cash and due from banks                                                                        $   223,819        $   225,145
   Federal funds sold and securities purchased under agreements to resell                              50,175            129,760
   Investment securities available for sale                                                         1,440,065          1,686,267
   Investment securities held to maturity (market value of $20,984 in 2000 and
     $31,150 in 1999)                                                                                  20,738             31,232
   Loans:
     Commercial, financial, and agricultural                                                        1,622,654          1,521,336
     Real estate - construction                                                                       372,702            303,734
     Mortgage - commercial                                                                            990,433            919,297
     Mortgage - residential                                                                           925,938            968,259
     Installment loans to individuals                                                               1,277,291          1,108,945
     Unearned income                                                                                     (609)            (1,492)
--------------------------------------------------------------------------------------------------------------------------------
         Total loans net of unearned income                                                         5,188,409          4,820,079
     Reserve for loan losses                                                                          (76,739)           (76,925)
--------------------------------------------------------------------------------------------------------------------------------
         Net loans                                                                                  5,111,670          4,743,154
   Premises and equipment, net                                                                        130,910            132,160
   Goodwill and other intangible assets, net of accumulated amortization of
     $17,187 in 2000 and $9,700 in 1999                                                               172,015            148,005
   Accrued interest receivable                                                                         49,200             43,672
   Other assets                                                                                       123,024             62,549
--------------------------------------------------------------------------------------------------------------------------------
         Total assets                                                                             $ 7,321,616        $ 7,201,944
================================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
   Deposits:
     Noninterest-bearing demand                                                                   $   955,651        $   994,643
     Interest-bearing:
       Savings                                                                                        350,213            393,750
       Interest-bearing demand                                                                      1,413,173          1,397,574
       Certificates under $100,000                                                                    927,500          1,067,729
       Certificates $100,000 and over                                                               1,639,479          1,515,788
--------------------------------------------------------------------------------------------------------------------------------
         Total deposits                                                                             5,286,016          5,369,484
   Short-term borrowings:
     Federal funds purchased and securities sold under agreements to repurchase                     1,099,445            970,858
     U.S. Treasury demand                                                                              30,757             95,000
     Line of credit                                                                                    17,000             25,000
--------------------------------------------------------------------------------------------------------------------------------
         Total short-term borrowings                                                                1,147,202          1,090,858
   Accrued interest payable                                                                            51,655             56,012
   Other liabilities                                                                                   76,843             19,359
   Long-term debt                                                                                     168,000            168,000
--------------------------------------------------------------------------------------------------------------------------------
         Total liabilities                                                                          6,729,716          6,703,713
   Stockholders' equity:
     Common stock: $1.00 par value, authorized 150,000,000 shares; issued 39,264,173 shares            39,264             39,264
     Capital surplus                                                                                   72,817             70,749
     Retained earnings                                                                                753,373            689,598
     Accumulated other comprehensive income                                                            (4,429)           (34,796)
--------------------------------------------------------------------------------------------------------------------------------
         Total contributed capital and retained earnings                                              861,025            764,815
     Less: Treasury stock; 6,870,855 shares in 2000 and 6,911,398 shares in 1999, at cost            (269,125)          (266,584)
--------------------------------------------------------------------------------------------------------------------------------
         Total stockholders' equity                                                                   591,900            498,231
--------------------------------------------------------------------------------------------------------------------------------
         Total liabilities and stockholders' equity                                               $ 7,321,616        $ 7,201,944
================================================================================================================================


See notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF INCOME WILMINGTON TRUST CORPORATION AND SUBSIDIARIES ANNUAL REPORT 2000


For the year ended December 31 (in thousands, except per share amounts)              2000             1999             1998
---------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
   Interest and fees on loans                                                   $ 430,233        $ 367,063        $ 356,668
   Interest and dividends on investment securities:
     Taxable interest                                                              88,486           83,233           88,717
     Tax-exempt interest                                                              742              722              851
     Dividends                                                                      9,183            9,592            9,038
   Interest on Federal funds sold and securities purchased under agreements
     to resell                                                                      1,810            1,566            1,665
---------------------------------------------------------------------------------------------------------------------------
       Total interest income                                                      530,454          462,176          456,939
                                                                                -------------------------------------------
   Interest on deposits                                                           192,200          147,494          153,736
   Interest on short-term borrowings                                               72,054           57,708           57,960
   Interest on long-term debt                                                      11,061           11,061            7,546
---------------------------------------------------------------------------------------------------------------------------
       Total interest expense                                                     275,315          216,263          219,242
                                                                                -------------------------------------------
   Net interest income                                                            255,139          245,913          237,697
   Provision for loan losses                                                      (21,900)         (17,500)         (20,000)
---------------------------------------------------------------------------------------------------------------------------
       Net interest income after provision for loan losses                        233,239          228,413          217,697
---------------------------------------------------------------------------------------------------------------------------
OTHER INCOME
   Total advisory fees:
     Private client advisory services                                              99,732           93,853           83,057
     Corporate financial services                                                  51,470           44,642           41,878
     Affiliate managers                                                            21,319           16,101            7,383
---------------------------------------------------------------------------------------------------------------------------
       Total advisory fees                                                        172,521          154,596          132,318
     Amortization of goodwill                                                      (7,487)          (6,183)          (3,517)
---------------------------------------------------------------------------------------------------------------------------
       Net total advisory fees after amortization of goodwill                     165,034          148,413          128,801
   Service charges on deposit accounts                                             25,344           23,817           21,934
   Card fees                                                                       10,004            9,343            8,273
   Other operating income                                                          16,244            8,636           18,223
   Securities gains/(losses)                                                         (416)           1,244            6,686
---------------------------------------------------------------------------------------------------------------------------
       Total other income                                                         216,210          191,453          183,917
                                                                                -------------------------------------------
       Net interest and other income                                              449,449          419,866          401,614
                                                                                -------------------------------------------
OTHER EXPENSE
   Salaries and employment benefits                                               162,939          147,219          137,917
   Net occupancy                                                                   15,741           15,440           13,236
   Furniture and equipment                                                         23,013           21,513           19,024
   Advertising and contributions                                                    8,542            9,388            7,492
   Servicing and consulting fees                                                    8,162            7,290            7,954
   Abandonment of fixed assets and other related charges                               --           13,401               --
   Other operating expense                                                         46,285           43,953           44,443
---------------------------------------------------------------------------------------------------------------------------
       Total other expense                                                        264,682          258,204          230,066
                                                                                -------------------------------------------
NET INCOME
   Income before income taxes                                                     184,767          161,662          171,548
   Applicable income taxes                                                         63,828           54,365           57,223
---------------------------------------------------------------------------------------------------------------------------
       Net income                                                               $ 120,939        $ 107,297        $ 114,325
                                                                                ===========================================
       Net income per share:
         basic                                                                  $    3.74        $    3.26        $    3.41
                                                                                ===========================================
         diluted                                                                $    3.70        $    3.21        $    3.34
                                                                                ===========================================
       Weighted average shares outstanding:
         basic                                                                     32,305           32,913           33,487
         diluted                                                                   32,680           33,383           34,275


See notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY WILMINGTON TRUST CORPORATION AND SUBSIDIARIES ANNUAL REPORT 2000

                                                                             Common         Capital        Retained
(in thousands, except per share amounts)                                      stock         surplus        earnings
--------------------------------------------------------------------------------------------------------------------
1998
   Balance, January 1                                                     $  39,192       $  62,511       $ 573,570
   Comprehensive income:
     Net income                                                                  --              --         114,325
     Other comprehensive income, net of tax
       Unrealized losses on securities, net of income taxes of $1,521            --              --              --
       Reclassification adjustment for security gains included in
         net income, net of income taxes of $2,407                               --              --              --
       Net unrealized losses on securities                                       --              --              --
       Total comprehensive income                                                --              --              --
   Cash dividends paid - $1.53 per share                                         --              --         (51,233)
   Common stock issued under employment benefit plans                            72           4,536              --
   Acquisition of treasury stock                                                 --              --              --
--------------------------------------------------------------------------------------------------------------------
   Balance, December 31                                                      39,264          67,047         636,662
--------------------------------------------------------------------------------------------------------------------
1999
   Comprehensive income:
     Net income                                                                  --              --         107,297
     Other comprehensive income, net of tax
       Unrealized losses on securities, net of income taxes of $22,459           --              --              --
       Reclassification adjustment for security gains included in
         net income, net of income taxes of $448                                 --              --              --
       Net unrealized losses on securities                                       --              --              --
       Total comprehensive income                                                --              --              --
   Cash dividends paid - $1.65 per share                                         --              --         (54,361)
   Common stock issued under employment benefit plans                            --           3,702              --
   Acquisition of treasury stock                                                 --              --              --
--------------------------------------------------------------------------------------------------------------------
   Balance, December 31                                                      39,264          70,749         689,598
--------------------------------------------------------------------------------------------------------------------
2000
   Comprehensive income:
     Net income                                                                  --              --         120,939
     Other comprehensive income, net of tax
       Unrealized gains on securities, net of income taxes of $16,931            --              --              --
       Reclassification adjustment for security losses included in
         net income, net of income taxes of $150                                 --              --              --
       Net unrealized losses on securities                                       --              --              --
       Total comprehensive income                                                --              --              --
   Cash dividends paid - $1.77 per share                                         --              --         (57,164)
   Common stock issued under employment benefit plans                            --           1,949              --
   Nonemployee stock option expense                                              --             119              --
   Acquisition of treasury stock                                                 --              --              --
--------------------------------------------------------------------------------------------------------------------
   Balance, December 31                                                   $  39,264       $  72,817       $ 753,373
====================================================================================================================

                                                                          Accumulated
                                                                                other
                                                                        comprehensive        Treasury
(in thousands, except per share amounts)                                       income           stock         Total
-----------------------------------------------------------------------------------------------------------------------
1998
   Balance, January 1                                                       $   7,504        $(179,770)       $ 503,007
   Comprehensive income:
     Net income                                                                    --               --          114,325
     Other comprehensive income, net of tax
       Unrealized losses on securities, net of income taxes of $1,521           2,703               --            2,703
       Reclassification adjustment for security gains included in
         net income, net of income taxes of $2,407                             (4,279)              --           (4,279)
                                                                            ---------
       Net unrealized losses on securities                                     (1,576)              --               --
                                                                                                              ---------
       Total comprehensive income                                                  --               --          112,749
   Cash dividends paid - $1.53 per share                                           --               --          (51,233)
   Common stock issued under employment benefit plans                              --            8,421           13,029
   Acquisition of treasury stock                                                   --          (31,343)         (31,343)
-----------------------------------------------------------------------------------------------------------------------
   Balance, December 31                                                         5,928         (202,692)         546,209
-----------------------------------------------------------------------------------------------------------------------
1999
   Comprehensive income:
     Net income                                                                    --               --          107,297
     Other comprehensive income, net of tax
       Unrealized losses on securities, net of income taxes of $22,459        (39,928)              --          (39,928)
       Reclassification adjustment for security gains included in
         net income, net of income taxes of $448                                 (796)              --             (796)
                                                                            ---------
       Net unrealized losses on securities                                    (40,724)              --               --
                                                                                                              ---------
       Total comprehensive income                                                  --               --           66,573
   Cash dividends paid - $1.65 per share                                           --               --          (54,361)
   Common stock issued under employment benefit plans                              --           10,999           14,701
   Acquisition of treasury stock                                                   --          (74,891)         (74,891)
-----------------------------------------------------------------------------------------------------------------------
   Balance, December 31                                                       (34,796)        (266,584)         498,231
-----------------------------------------------------------------------------------------------------------------------
2000
   Comprehensive income:
     Net income                                                                    --               --          120,939
     Other comprehensive income, net of tax
       Unrealized gains on securities, net of income taxes of $16,931          30,101               --           30,101
       Reclassification adjustment for security losses included in
         net income, net of income taxes of $150                                  266               --              266
                                                                            ---------
       Net unrealized losses on securities                                     30,367               --               --
                                                                                                              ---------
       Total comprehensive income                                                  --               --          151,306
   Cash dividends paid - $1.77 per share                                           --               --          (57,164)
   Common stock issued under employment benefit plans                              --            6,395            8,344
   Nonemployee stock option expense                                                --               --              119
   Acquisition of treasury stock                                                   --           (8,936)          (8,936)
-----------------------------------------------------------------------------------------------------------------------
   Balance, December 31                                                     $  (4,429)       $(269,125)       $ 591,900
=======================================================================================================================


See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS WILMINGTON TRUST CORPORATION AND SUBSIDIARIES ANNUAL REPORT 2000


For the year ended December 31 (in thousands)                                               2000             1999            1998
---------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
   Net income                                                                        $   120,939      $   107,297     $   114,325
   Adjustments to reconcile net income to net cash provided by operating activities:
     Provision for loan losses                                                            21,900           17,500          20,000
     Provision for depreciation                                                           17,615           16,467          14,021
     Compensation expense - nonemployee stock options                                        119               --              --
     Amortization/(accretion) of investment securities available for sale
       discounts and premiums                                                              6,624            3,643          (1,439)
     Accretion of investment securities held to maturity discounts and premiums              (12)             (56)           (270)
     Deferred income taxes                                                                (2,346)          (8,080)         (1,817)
     Securities losses/(gains)                                                               416           (1,244)         (6,686)
     (Increase)/decrease in other assets                                                 (54,650)          20,047           2,865
     Increase in other liabilities                                                        36,812           11,468           2,974
---------------------------------------------------------------------------------------------------------------------------------
       Net cash provided by operating activities                                         147,417          167,042         143,973
---------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
   Proceeds from sales of investment securities available for sale                       495,749          981,744       1,041,818
   Proceeds from maturities of investment securities available for sale                  241,092          273,839         578,183
   Proceeds from maturities of investment securities held to maturity                     10,656           43,755         259,398
   Purchases of investment securities available for sale                                (450,231)      (1,709,160)     (1,596,708)
   Purchases of investment securities held to maturity                                      (150)          (1,000)             --
   Investments in affiliates                                                             (33,017)         (27,658)       (131,190)
   Gross proceeds from sales of loans                                                    111,346           76,251         122,351
   Purchases of loans                                                                    (10,262)         (12,341)         (1,095)
   Net increase in loans                                                                (491,500)        (576,837)       (458,853)
   Net increase in premises and equipment                                                (16,365)          (3,135)        (24,384)
---------------------------------------------------------------------------------------------------------------------------------
       Net cash used for investing activities                                           (142,682)        (954,542)       (210,480)
---------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
   Net (decrease)/increase in demand, savings and interest-bearing demand deposits       (66,930)          43,933         420,986
   Net (decrease)/increase in certificates of deposit                                    (16,538)         788,788         (53,253)
   Net increase/(decrease) in Federal funds purchased and securities sold under
     agreements to repurchase                                                            128,587           38,512        (313,941)
   Net (decrease)/increase in U.S. Treasury demand                                       (64,243)          76,056         (42,346)
   Proceeds from issuance of long-term debt                                                   --               --         125,000
   Net (decrease)/increase in line of credit                                              (8,000)          25,000              --
   Cash dividends                                                                        (57,164)         (54,361)        (51,233)
   Proceeds from common stock issued under employment benefit plans, net of taxes          7,578           11,289          11,324
   Payments for common stock acquired through buybacks                                    (8,936)         (74,891)        (31,343)
---------------------------------------------------------------------------------------------------------------------------------
       Net cash (used for)/provided by financing activities                              (85,646)         854,326          65,194
---------------------------------------------------------------------------------------------------------------------------------
   (Decrease)/increase in cash and cash equivalents                                      (80,911)          66,826          (1,313)
   Cash and cash equivalents at beginning of year                                        354,905          288,079         289,392
---------------------------------------------------------------------------------------------------------------------------------
       Cash and cash equivalents at end of year                                      $   273,994      $   354,905     $   288,079
=================================================================================================================================
SUPPLEMENTAL DISCLOSURE OF CASHFLOW INFORMATION
   Cash paid during the year for:
     Interest                                                                        $   279,672      $   204,804     $   220,460
     Taxes                                                                                68,043           63,869          52,630
   Loans transferred during the year:
     To other real estate owned                                                      $     1,935      $     1,805     $     2,706
     From other real estate owned                                                          1,794            2,761           4,912


See notes to consolidated financial statements

   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS WILMINGTON TRUST CORPORATION AND SUBSIDIARIES ANNUAL REPORT 2000


   NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


   BUSINESS

   Wilmington Trust Corporation (the "Corporation") is a bank and thrift holding company organized under the General Corporation Law of Delaware. In December 2000, the Corporation became a financial holding company under the Bank Holding Company Act. It holds all of the outstanding capital stock of Wilmington Trust Company ("WTC"), a Delaware-chartered bank and trust company engaged in commercial and trust banking activities since 1903. WTC is the largest full-service bank in Delaware, with 45 branch offices and 17 principal operating subsidiaries through which it engages in various lines of business.

      The Corporation also owns two other financial institutions, Wilmington Trust of Pennsylvania ("WTPA"), a Pennsylvania-chartered bank and trust company acquired in 1993, and Wilmington Trust FSB ("WTFSB"), a Federally-chartered savings bank organized in 1994, Rodney Square Management Corporation ("RSMC"), a registered investment advisor, and WT Investments, Inc. ("WTI"), an investment holding company.

      Through its subsidiaries, the Corporation engages in residential, commercial, and construction lending, deposit-taking, insurance, investment advisory, fiduciary, wealth management, and broker-dealer services.

      The Corporation presently conducts activities through its subsidiaries in Delaware, Pennsylvania, Maryland, Florida, Nevada, New York, California, London, and the Cayman and Channel Islands. The Corporation and its subsidiaries are subject to competition from other financial institutions. They are also subject to the regulations of certain Federal and state regulatory agencies and undergo periodic examination by those authorities.

      On January 2, 1998, WTI consummated a transaction with Cramer Rosenthal McGlynn, LLC, an investment advisory firm specializing in equity investments in small- to middle-capitalization stocks, with offices in New York City and White Plains, New York. As a result of this transaction, WTI acquired a 24% equity interest in the firm, with the ability to acquire additional ownership in the future. WTI increased its equity interest in the firm to 34% in 1999 and to 56.5% in 2000. The investment is accounted for under the equity method of accounting and is recorded in the "goodwill and other intangible assets" and the "other assets" lines of the Corporation's Consolidated Statements of Condition.

      On July 31, 1998, WTI consummated a transaction with Roxbury Capital Management, LLC, an asset management firm headquartered in Santa Monica, California, performing investment management services relating to large-capitalization stocks for institutional and individual clients. As a result of this transaction, WTI has a preferred profits interest equal to 30% of revenues in the firm, with the ability to acquire additional ownership in the future. WTI also acquired an 8.2% equity interest in the firm in 2000. The investment is accounted for under the equity method of accounting and is recorded in the "goodwill and other intangible assets" and the "other assets" lines of the Corporation's Consolidated Statements of Condition. The excess of the carrying value over the underlying equity resulting from these transactions was $171 million and $147 million at December 31, 2000 and 1999, respectively, and is being amortized over 25 years. The financial results of Cramer Rosenthal McGlynn, LLC and Roxbury Capital Management, LLC are not consolidated with those of the Corporation, in part because of the control the other owners of those entities retain over numerous important governance matters.

   BASIS OF FINANCIAL STATEMENT PRESENTATION

   The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States and include, after elimination of material intercompany balances and transactions, the accounts of the Corporation, WTC, WTPA, WTFSB, RSMC, WTI, and WTC's subsidiaries. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Estimates that are particularly susceptible to change in the near term relate to the determination of the reserve for loan losses. Certain prior year amounts have been reclassified to conform to current year presentation.

   ACCOUNTING PRONOUNCEMENTS

   In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, which is required to be adopted in years beginning after June 15, 2000. The Corporation is required to adopt the new statement effective January 1, 2001. The statement will require the Corporation to recognize all derivatives on its balance sheet at their fair value. Derivatives which are not hedges must be adjusted to fair value through income. If a derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the derivative will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be recognized in earnings immediately. Based on the Corporation's derivative positions at December 31, 2000, the Corporation estimates that the effect of adoption will be immaterial to both the Consolidated Statements of Condition and Income.

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

   LOANS

   Loans are generally stated at their outstanding unpaid principal balance net of any deferred fees or costs on originated loans, and net of any unamortized premiums or

   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS WILMINGTON TRUST CORPORATION AND SUBSIDIARIES ANNUAL REPORT 2000

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

      It is the policy of the Corporation to maintain a reserve for loan losses which is sufficient to absorb estimated losses based on subjective judgments regarding the collectibility of loans within the reported portfolio. The adequacy of the reserve for loan losses is evaluated on a quarterly basis by personnel independent of the various lending functions. In evaluating the adequacy of the reserve, specific consideration is given to current micro- and macro-economic factors, historical net loss experience, current delinquency trends, and movement within the internally reported loan quality classifications. The methodology employed to determine the necessary level of reserve to maintain has been applied on a basis consistent with prior periods.

      Reserve allocations for the commercial portfolios are maintained at various levels. Impairment reserve allocations typically are established for nonperforming commercial credits as identified for evaluation in accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," and are based on the present value of anticipated cash flows discounted at the loan's effective interest rate at the date the loan is determined to be impaired or the fair value of the collateral for collateral-dependent loans. For collateral-dependent loans, management obtains appraisals for all significant properties. Specific reserve allocations are typically established for large potential problem or problem credits not considered to be impaired. Specific reserve allocations represent subjective estimates of loss potential and consider potential collateral shortfalls not yet recognized as losses for financial reporting purposes. All commercial credits and unfunded letters of credit not subject to impairment or specific reserve allocations are allocated a general allowance based on their internal risk-rating classification. An eight-point risk-rating classification system is maintained. The definitions and allowance allocation percentages for all adverse classifications are consistent with current regulatory guidelines.

      Reserve allocations for the retail portfolios are determined statistically. Specific allocations are established for identified problem credits which typically represent loans nearing the policy guidelines for chargeoff recognition. General allocations are established for the remaining retail portfolios by applying a ratio to the outstanding balances which considers the net loss experience recognized over a historical period for the respective product. Adjustments are made as information becomes known that adversely affects the perceived quality of an individual retail portfolio. No material adjustments were made to the calculated retail reserves during the two-year period ended December 31, 2000.

      A portion of the reserve is not specifically allocated to the commercial or retail portfolios. This unallocated portion represented approximately 7% and 18% of the total reserve for loan losses at December 31, 2000 and 1999, respectively.

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

      In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1, which has been adopted prospectively as of January 1, 1999, and requires the capitalization of certain costs incurred in connection with developing or obtaining internal use software. Prior to adoption of SOP 98-1, the Corporation expensed the majority of internal costs incurred for the development of internal use software as incurred. The effect of adopting SOP 98-1 was an increase in net income for the year ended December 31, 2000 of $496,365, or $0.01 per share, net of tax, as compared with $401,866, or $0.01 per share, for the year ended December 31, 1999.

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

      The Corporation and its subsidiaries, except for Brandywine Life Insurance Company and Rodney Square Investors, L.P., a 50%-owned partnership, file a consolidated Federal income tax return. Brandywine Life Insurance Company, Wilmington Trust (Cayman), Ltd., Wilmington Trust (Channel Islands), Ltd., and Rodney Square Investors, L.P., file separate returns. Wilmington Trust (Cayman), Ltd. and Wilmington Trust (Channel Islands), Ltd. are foreign companies and are not subject to United States Federal income taxes.

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

   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS WILMINGTON TRUST CORPORATION AND SUBSIDIARIES ANNUAL REPORT 2000

   COMPREHENSIVE INCOME

   SFAS No. 130, "Reporting Comprehensive Income," establishes rules for the reporting and display of comprehensive income and its components. The statement requires, among other things, unrealized gains or losses on the Corporation's available-for-sale securities to be included in comprehensive income.

   DERIVATIVE INTEREST RATE CONTRACTS

   The Corporation enters into interest rate swap and interest rate floor contracts in managing interest rate risk to reduce the impact of fluctuations in interest rates of identifiable asset categories, principally floating-rate commercial loans and commercial mortgage loans.

      Swaps are contracts to exchange, at specified intervals, the difference between fixed- and floating-rate interest amounts computed on contractual notional principal amounts. The Corporation has entered into swaps in which it pays a fixed rate and it receives a floating rate. The net interest differential and the amortization of the initial fees associated with the swaps are reported in "Interest and fees on loans" in the Consolidated Statements of Income and are recognized over the lives of the contracts.

      Floors are contracts which generate interest payments to the Corporation based on the difference between the floating-rate index and a predetermined strike rate of the specific floor when the index is below the strike rate. When the index is equal to or above the strike rate, no payments are made or received by the Corporation. The net interest differential, the amortization of the initial fees associated with the purchase of the floors, and the amortization of any gains realized on the sale of the floors are reported in "Interest and fees on loans" in the Consolidated Statements of Income and are recognized over the lives of the contracts.

      The Corporation does not hold or issue derivative financial instruments for trading purposes.

   OTHER REAL ESTATE OWNED

   Other real estate owned ("OREO"), which is reported as a component of other assets in the Consolidated Statements of Condition, consists of assets that have been acquired through foreclosure or acceptance of a deed in lieu of foreclosure and loans for which the Corporation has taken possession of the collateral. These assets are recorded on the books of the Corporation at the lower of their cost or estimated fair value less cost to sell, adjusted periodically based upon current appraisals.

   NOTE 2: RESTRICTIONS ON CASH AND
   DUE FROM BANKS

   The Federal Reserve Board requires banks to maintain cash reserves against certain categories of average deposit liabilities. Such reserves averaged $4,723,074 and $9,800,474 during the years ended December 31, 2000 and December 31, 1999, respectively.
   38

   NOTE 3: INVESTMENT SECURITIES


   The amortized cost and estimated market value of securities are as follows:

                                                                                            Amortized cost               Gross
                                                                                    ---------------------------        unrealized
Balance, December 31, 2000 (in thousands)                                              Debt             Equity            gains
---------------------------------------------------------------------------------------------------------------------------------
Investment securities available for sale:
U.S. Treasury and government agencies                                               $  878,267       $       --       $    4,646
Obligations of state and political subdivisions                                         11,443               --              333
Other securities:
   Preferred stock                                                                          --          106,727               --
   Asset-backed securities                                                             293,345               --              697
   Other debt securities                                                               116,475               --              501
   Other marketable equity securities                                                       --           40,728              238
---------------------------------------------------------------------------------------------------------------------------------
    Total                                                                           $1,299,530       $  147,455       $    6,415
=================================================================================================================================

Investment securities held to maturity:
U.S. Treasury and government agencies                                               $   11,003       $       --       $       --
Obligations of state and political subdivisions                                          6,640               --              273
Other securities:
   Asset-backed securities                                                               2,195               --               --
   Other debt securities                                                                   900               --               --
---------------------------------------------------------------------------------------------------------------------------------
    Total                                                                           $   20,738       $       --       $      273
=================================================================================================================================

Balance, December 31, 1999 (in thousands)
=================================================================================================================================
Investment securities available for sale:
U.S. Treasury and government agencies                                               $1,030,825       $       --       $      339
Obligations of state and political subdivisions                                          4,565               --              167
Other securities:
   Preferred stock                                                                          --          151,554               --
   Asset-backed securities                                                             362,786               --               89
   Other debt securities                                                               100,533               --              484
   Other marketable equity securities                                                       --           90,373              154
---------------------------------------------------------------------------------------------------------------------------------
    Total                                                                           $1,498,709       $  241,927       $    1,233
=================================================================================================================================

Investment securities held to maturity:
U.S. Treasury and government agencies                                               $   11,960       $       --       $       --
Obligations of state and political subdivisions                                          7,244               --              161
Other securities:
   Asset-backed securities                                                              11,028               --               13
   Other debt securities                                                                 1,000               --               --
---------------------------------------------------------------------------------------------------------------------------------
    Total                                                                           $   31,232       $       --       $      174
=================================================================================================================================

                                                                                   Gross             Estimated market value
                                                                                 unrealized       ---------------------------
Balance, December 31, 2000 (in thousands)                                          losses            Debt            Equity
-----------------------------------------------------------------------------------------------------------------------------
Investment securities available for sale:
U.S. Treasury and government agencies                                           $   (3,981)       $  878,932       $       --
Obligations of state and political subdivisions                                         --            11,776               --
Other securities:
   Preferred stock                                                                  (6,264)               --          100,463
   Asset-backed securities                                                            (893)          293,149               --
   Other debt securities                                                            (2,197)          114,779               --
   Other marketable equity securities                                                   --                --           40,966
-----------------------------------------------------------------------------------------------------------------------------
    Total                                                                       $  (13,335)       $1,298,636       $  141,429
=============================================================================================================================

Investment securities held to maturity:
U.S. Treasury and government agencies                                           $      (22)       $   10,981       $       --
Obligations of state and political subdivisions                                         --             6,913               --
Other securities:
   Asset-backed securities                                                              (5)            2,190               --
   Other debt securities                                                                --               900               --
-----------------------------------------------------------------------------------------------------------------------------
    Total                                                                       $      (27)       $   20,984       $       --
=============================================================================================================================

Balance, December 31, 1999 (in thousands)
=============================================================================================================================
Investment securities available for sale:
U.S. Treasury and government agencies                                           $  (33,365)       $  997,799       $       --
Obligations of state and political subdivisions                                         --             4,732               --
Other securities:
   Preferred stock                                                                  (9,077)               --          142,477
   Asset-backed securities                                                         (12,053)          350,822               --
   Other debt securities                                                              (863)          100,154               --
   Other marketable equity securities                                                 (244)               --           90,283
-----------------------------------------------------------------------------------------------------------------------------
    Total                                                                       $  (55,602)       $1,453,507       $  232,760
=============================================================================================================================

Investment securities held to maturity:
U.S. Treasury and government agencies                                           $     (213)       $   11,747       $       --
Obligations of state and political subdivisions                                         --             7,405               --
Other securities:
   Asset-backed securities                                                             (43)           10,998               --
   Other debt securities                                                                --             1,000               --
-----------------------------------------------------------------------------------------------------------------------------
    Total                                                                       $     (256)       $   31,150       $       --
=============================================================================================================================

   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS WILMINGTON TRUST CORPORATION AND SUBSIDIARIES ANNUAL REPORT 2000

      The amortized cost and estimated market value of debt securities at December 31, 2000 by contractual maturity are shown below (in thousands).

      Expected maturities will differ from contractual maturities because the issuers may have the right to call or prepay obligations without penalties.

                                                    Debt securities available for sale  Debt securities held to maturity
                                                    ----------------------------------  --------------------------------
                                                      Amortized cost   Market value     Amortized cost      Market value
------------------------------------------------------------------------------------------------------------------------
   Due in one year or less                                $  103,028     $  103,424           $  1,324           $ 1,328
   Due after one year through five years                     393,690        395,706             10,715            10,701
   Due after five years through ten years                    233,424        232,915              4,755             4,896
   Due after ten years                                       569,388        566,591              3,944             4,059
------------------------------------------------------------------------------------------------------------------------
                                                          $1,299,530     $1,298,636           $ 20,738           $20,984
========================================================================================================================

      Proceeds from the sales of investment securities available for sale during 2000, 1999, and 1998 were $495,749,632, $981,744,446, and $1,041,818,319, respectively. Gross gains of $3,328,419, $1,252,594, and $6,669,263 in 2000,
   1999, and 1998, respectively, were realized on those sales, with offsetting losses of $4,067,760, $8,192, and $15,072 in 2000, 1999 and 1998,
   respectively. Securities with an aggregate book value of $1,071,042,472 at December 31, 2000 were pledged to secure deposits and other commitments.

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

      At December 31, 2000, the Corporation's asset-backed securities portfolio consisted primarily of collateralized mortgage obligations. The portfolio has an approximate average life of 3.37 years. The portfolio's aggregate average yield-to-maturity was 6.21%.

      At December 31, 2000, the Corporation did not hold state and municipal securities for any one state in excess of 10% of stockholders' equity.

   NOTE 4: CONCENTRATIONS OF LOANS

   The Corporation's lending activity primarily is focused within Delaware, Pennsylvania, Maryland, and Florida. The Corporation makes no foreign loans. At December 31, 2000, approximately 7% of the Corporation's total loan portfolio consisted of real estate construction loans, while approximately 31% represented commercial loans, 19% represented commercial mortgage loans, which were secured by income-producing properties, and approximately 18% and 25%, respectively, represented residential mortgage loans and installment loans to individuals. These ratios are consistent with the corresponding ratios reported at December 31, 1999.

      In addition to these loans outstanding, at December 31, 2000 and 1999, unfunded commitments to lend in the real estate sector were approximately $499,934,000 and $569,333,000, respectively. The Corporation generally requires collateral on all real estate exposure and a loan-to-value ratio of no greater than 80% when underwritten. Management believes the Corporation's mortgage portfolio is well diversified when measured by industry classification statistics.

   NOTE 5: RESERVE FOR LOAN LOSSES

   The following is an analysis of the reserve for loan losses:

(in thousands)                            2000            1999            1998
-------------------------------------------------------------------------------
Balance, January 1                    $ 76,925        $ 71,906        $ 63,805
-------------------------------------------------------------------------------
Chargeoffs                             (26,383)        (16,500)        (15,930)
Recoveries                               4,297           4,019           4,031
-------------------------------------------------------------------------------
Net chargeoffs                         (22,086)        (12,481)        (11,899)
Provision charged to operations         21,900          17,500          20,000
-------------------------------------------------------------------------------
Balance, December 31                  $ 76,739        $ 76,925        $ 71,906
===============================================================================

      Information with respect to loans that are considered to be impaired under SFAS No. 114 for the year ended December 31 is as follows:

(in thousands)                                    2000          1999          1998
----------------------------------------------------------------------------------
Average recorded investment
   in impaired loans                           $42,290       $52,403       $33,053
----------------------------------------------------------------------------------
Recorded investment in impaired loans at
   year-end subject to a reserve for
   loan losses (2000 reserve - $10,066;
   1999 reserve - $7,222; 1998 reserve -
   $7,184)                                     $36,213       $26,157       $38,486
Recorded investment in impaired
   loans at year-end requiring
   no reserve for loan losses                      303         8,043            96
----------------------------------------------------------------------------------
Recorded investment in
   impaired loans at year-end                  $36,516       $34,200       $38,582
==================================================================================
Recorded investment in
   impaired loans at year-end
   classified as nonaccruing                   $36,484       $27,135       $27,835
----------------------------------------------------------------------------------
Interest income recognized                     $ 4,646       $ 3,245       $ 3,078
Interest income recognized
   using the cash basis method
   of income recognition                         4,618         2,555         2,302
----------------------------------------------------------------------------------

      The following is an analysis of interest on nonaccruing loans:

(in thousands)                         2000          1999          1998
-----------------------------------------------------------------------
Nonaccruing loans at
   December 31                      $40,161       $29,184       $30,598
-----------------------------------------------------------------------
Interest income which would
   have been recognized under
   original terms                   $ 5,754       $ 3,584       $ 3,219
Interest accrued or received          4,743         2,644         2,408
-----------------------------------------------------------------------

   NOTE 6: PREMISES AND EQUIPMENT


   A summary of premises and equipment at December 31 is as follows:

   (in thousands)                      2000         1999
   -----------------------------------------------------
   Land                           $  10,036    $  10,903
   Buildings and improvements       113,003      106,804
   Furniture and equipment          128,628      121,340
   -----------------------------------------------------
                                    251,667      239,047
   Accumulated depreciation        (120,757)    (106,887)
   -----------------------------------------------------
   Premises and equipment, net    $ 130,910    $ 132,160
   =====================================================

      During the fourth quarter of 1999, the Corporation announced plans to outsource its check processing and core accounting processing for personal and institutional trust accounts. The Corporation determined that these processing functions identified could be performed more cost-effectively by an external provider. In conjunction with the Corporation's commitment to outsource these functions, assets including imaging equipment and capitalized software with a carrying value of $11,181,342 were abandoned in full.

      In addition, the Corporation closed several retail branch locations. Accordingly, the Corporation evaluated the ongoing value of furniture and fixtures associated with the locations. Based on the evaluation performed, the Corporation determined that the related assets, including property, with a carrying value of $886,062 were impaired. A charge of $758,330 was recognized to reduce the related assets to their fair value based on available market prices.

      In conjunction with the identified outsourcing plans and branch closures, additional expenses amounting to $1,461,419 were recognized in the fourth quarter of 1999. These expenses represent charges associated with automated teller machines and software reconfiguration.

   NOTE 7: SHORT-TERM BORROWINGS

   Short-term borrowings include Federal funds purchased, and securities sold under agreements to repurchase, U.S. Treasury demand notes, and a line of credit.

      Federal funds purchased and securities sold under agreements to repurchase generally mature within 90 days from the transaction date. Securities sold under agreements to repurchase are delivered to either broker-dealers or custodian accounts for customers. The securities underlying the agreements are U.S. Treasury bills, notes, and bonds which are held at the Federal Reserve as collateral for the repurchase agreements. U.S. Treasury demand notes are generally repaid within seven to 180 days from the transaction date.

      At December 31, 2000 and 1999, the balance outstanding under a line of credit between the Corporation and an unaffiliated bank was $17,000,000 and $25,000,000, respectively. At December 31, 1999, the line of credit provided for interest to be paid on outstanding balances at the London Interbank Offered Rate ("LIBOR") plus .50%. During 2000, the credit agreement was amended increasing the line of credit to $35,000,000 and providing for interest to be paid on outstanding balances at LIBOR plus .35%. The agreement requires the Corporation to maintain certain financial ratios pertaining to loan quality, limitations on debt, and risk-based capital ratios. The Corporation was in compliance with all required covenants set forth by the agreement at December 31, 2000 and 1999. At December 31, 1999, the Corporation also had a $25,000,000 uncommitted line of credit agreement with an unaffiliated bank. There were no commitment fees associated with this agreement, and the interest to be paid on outstanding balances was based on prevailing commercial paper rates. No amounts were outstanding under this agreement at December 31, 1999. During 2000, this agreement was terminated.

      A summary of securities sold under agreements to repurchase at December 31 is as follows:

   (in thousands)                          2000        1999
   ---------------------------------------------------------
   Maximum amount outstanding at
      any month-end                    $242,686    $269,138
   Daily average amount outstanding
      during the period                 207,669     183,396
   --------------------------------------------------------

   NOTE 8:LONG-TERM DEBT


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

    Principal amount           Term      Fixed
   (in thousands)             (years)   interest rate       Maturity date
   --------------------------------------------------------------------------
   $28,000                      15            6.55%         October 4, 2010
     7,500                      10            6.41          November 6, 2006
     7,500                       5            6.20          October 9, 2001
   --------------------------------------------------------------------------

      On May 4, 1998, the Corporation issued $125,000,000 in unsecured subordinated notes due May 1, 2008. Semiannual interest payments are due on May 1 and November 1 in each year at a fixed interest rate of 6.625%. The notes are not redeemable prior to maturity and will not be subject to any sinking fund.

      Under a shelf registration statement filed on March 31, 1998 with the Securities and Exchange Commission, the Corporation has registered but not issued debt securities, which may be either senior or subordinated, of $100,000,000 at December 31, 2000. The interest rate will be set at the time of issue.

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


   NOTE 10: FAIR VALUE OF FINANCIAL INSTRUMENTS


   The following discloses the fair value of financial instruments held by the Corporation as of December 31, 2000 and 1999, whether or not recognized in the Consolidated Statements of Condition. In cases in which quoted market prices were not available, fair values were based upon estimates using present value or other valuation techniques. These techniques were significantly affected by the assumptions used, including the discount rate and estimates of cash flows. Consequently, these fair values cannot be substantiated by comparisons with independent markets and, in many cases, may not be realized upon the immediate sale of the instrument. Since generally accepted accounting principles do not require that certain financial instruments and all nonfinancial instruments be included in this presentation, the aggregated fair value amounts do not represent the underlying value of the Corporation.

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

   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS WILMINGTON TRUST CORPORATION AND SUBSIDIARIES ANNUAL REPORT 2000

   The carrying values and estimated fair values of the Corporation's financial assets, liabilities, and off-balance-sheet financial instruments as of December 31 are as follows:

                                                                         2000                         1999
                                                              -------------------------     ------------------------
                                                               Carrying          Fair        Carrying         Fair
   (IN THOUSANDS)                                                value          value          value         value
   -----------------------------------------------------------------------------------------------------------------
   Financial assets:
      Cash and due from banks                                 $  223,819     $  223,819     $  225,145    $  225,145
      Short-term investments                                      50,175         50,175        129,760       129,760
      Investment securities (see note 3)                       1,460,803      1,461,049      1,717,499     1,717,417
      Loans, net of reserves                                   5,111,670      5,045,906      4,743,154     4,656,606
      Accrued interest receivable                                 49,200         49,200         43,672        43,672
   Financial liabilities:
      Deposits                                                 5,286,016      5,287,742      5,369,484     5,268,414
      Short-term borrowings                                    1,147,202      1,147,202      1,090,858     1,090,858
      Accrued interest payable                                    51,655         51,655         56,012        56,012
      Long-term debt                                             168,000        166,190        168,000       166,554
   -----------------------------------------------------------------------------------------------------------------

                                                             Contractual           Fair    Contractual         Fair
   (IN THOUSANDS)                                                 amount          value         amount        value
   -----------------------------------------------------------------------------------------------------------------
   Off-balance-sheet financial instruments:
      Unfunded commitments to extend credit                   $2,151,443       $(10,757)    $2,132,588     $ (5,331)
      Standby and commercial letters of credit                   144,005         (2,160)       100,996       (1,515)
      Interest rate swap contracts                                10,161           (408)            --           --
      Interest rate floor contracts                              175,000          3,172        225,000          220

-------------------------------------------------------------------------------------------------------------------

   NOTE 11: OFF-BALANCE-SHEET
   FINANCIAL AGREEMENTS

   In the normal course of business, the Corporation engages in off-balance-sheet financial agreements in order to meet the needs of its customers and to reduce its own exposure to fluctuations in interest rates. A summary of off-balance-sheet financial agreements at December 31 is shown in the table above for Note 10, "Fair Value of Financial Instruments."

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

      Swaps represent an exchange of interest payments computed on contractual notional principal amounts. Swaps subject the Corporation to market risk associated with changes in interest rates, as well as the risk that the counterparty may fail to perform. At December 31, 2000, swaps with a total notional principal of $10,160,713 were in effect. The weighted average variable interest rate that the Corporation received was 6.52% on December 31, 2000, while the weighted average fixed interest rate that the Corporation paid on that date was 7.16%. The swaps have a weighted average original and remaining term to maturity of approximately 5.1 and 4.7 years, respectively. There were no swaps in effect at December 31, 1999.

      Floors reduce the risk associated with a declining interest rate environment and result in receipts only if current interest rates fall below a predetermined strike rate. Floors subject the Corporation to the risk that the counterparty may fail to perform. At December 31, 2000, floors with a total notional principal of $175 million were in effect. This compares with $225 million at December 31, 1999. The weighted average strike rate on December 31, 2000 and 1999 was 6%. The floors have a weighted average original and remaining term to maturity of approximately 4.9 and 3.3 years, respectively.

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

      Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital to risk-weighted assets, and Tier 1 capital to average assets. Management believes that, as of December 31, 2000 and 1999, the Corporation meets all capital adequacy requirements to which it is subject.

      As of the most recent notification from the Federal regulators, the Corporation and each of its subsidiaries were categorized as well-capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes could change the above categorizations.

   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS WILMINGTON TRUST CORPORATION AND SUBSIDIARIES ANNUAL REPORT 2000

   A summary of the Corporation's risk-based capital ratios and the levels to be categorized as adequately- and well-capitalized as of December 31 is as follows:

                                                                                                               To be well-
                                                                                                            capitalized under
                                                                                   For capital              prompt corrective
                                                                                adequacy purposes           action provisions
                                                                               ---------------------      ----------------------
                                                            Actual             Amount         Ratio        Amount        Ratio
                                                   ----------------------
   (in thousands)                                   Amount          Ratio     > or = to     > or = to    > or = to     > or = to
   -----------------------------------------------------------------------------------------------------------------------------
   As of December 31, 2000:
    Total capital (to risk-weighted assets):
     Wilmington Trust Corporation                  $607,948       10.80%
     Wilmington Trust Company                       543,265       10.36        $419,476        8.00%       $524,345       10.00%
    Tier 1 capital (to risk-weighted assets):
     Wilmington Trust Corporation                   412,497        7.33
     Wilmington Trust Company                       477,665        9.11         209,738        4.00         314,607        6.00
    Tier 1 capital (to average assets):
     Wilmington Trust Corporation                   412,497        5.87
     Wilmington Trust Company                       477,665        6.93         275,570        4.00         344,463        5.00
   As of December 31, 1999:
    Total capital (to risk-weighted assets):
     Wilmington Trust Corporation                  $559,154       10.67%
     Wilmington Trust Company                       500,298       10.12        $395,657        8.00%       $494,572       10.00%
    Tier 1 capital (to risk-weighted assets):
     Wilmington Trust Corporation                   368,521        7.03
     Wilmington Trust Company                       438,359        8.86         197,829        4.00         296,743        6.00
    Tier 1 capital (to average assets):
     Wilmington Trust Corporation                   368,521        5.65
     Wilmington Trust Company                       438,359        6.68         262,663        4.00         328,329        5.00
   -----------------------------------------------------------------------------------------------------------------------------

      The primary source of funds for payment of dividends by the Corporation historically has been dividends received from WTC. The ability to pay dividends is limited by Delaware law, which permits a corporation to pay dividends only out of its capital surplus.

      In April 1996, the Corporation, after obtaining approval of its Board of Directors, announced a plan to buy back 4,000,000 shares of its stock. During the years ended December 31, 2000, 1999, and 1998, 187,386 shares, 1,381,077 shares, and 546,220 shares, respectively, were acquired under this program at a total cost of $115,170,386.

   NOTE 13: RELATED PARTY TRANSACTIONS

   In the ordinary course of banking business, loans are made to officers and directors of the Corporation and its affiliates as well as to their associates. In the opinion of management, these loans are consistent with sound banking practices and do not involve more than the normal risk of collectibility. At December 31, 2000 and 1999, loans to executive officers and directors of the Corporation and its principal affiliates, including loans to their associates, totaled $64,341,761 and $60,447,041, respectively. During 2000, loan additions were $21,083,264, loan repayments were $14,174,775 and other changes were

   $(3,013,769). Other changes include the loan activity of retired executive officers and directors.

      The Corporation is a guarantor for 56% - its ownership interest - of three obligations of its affiliate, Cramer Rosenthal McGlynn, LLC. The guarantee is for two lines of credit totaling $5 million, at LIBOR plus 2%, which expire December 8, 2002. The third credit is a $2 million amortizing term loan, at LIBOR plus 2%, the balance of which was $1.3 million at December 31, 2000.

   NOTE 14: EMPLOYMENT BENEFIT PLANS

   STOCK-BASED COMPENSATION PLANS

   At December 31, 2000, the Corporation had two types of stock-based compensation plans, which are described below. The Corporation applies Accounting Principles Board Opinion (APB) No. 25 and related Interpretations in accounting for these plans. No compensation cost has been recognized in the accompanying Consolidated Financial Statements for those plans. If compensation cost for the Corporation's two types of stock-based compensation plans had been determined based on the fair value at the grant dates for awards under those plans consistent with the methods outlined in SFAS No. 123, "Accounting for Stock-Based Compensation," the Corporation's net income would have been as follows:

                                         2000              1999              1998
---------------------------------------------------------------------------------
Net income:
   As reported                    $   120,939       $   107,297       $   114,325
   Pro forma                          116,570           103,645           111,530
Basic earnings per share:
   As reported                    $      3.74       $      3.26       $      3.41
   Pro forma                             3.61              3.15              3.33
Diluted earnings per share:
   As reported                    $      3.70       $      3.21       $      3.34
   Pro forma                      $      3.57              3.10              3.25
---------------------------------------------------------------------------------

   1999 LONG-TERM INCENTIVE PLAN
   Under the 1999 Long-Term Incentive Plan, the Corporation may grant incentive stock options, nonstatutory stock options, and other stock-based and cash-based awards to officers and other key staff members for up to 1,500,000 shares of common stock. Under the plan, the exercise price of each option equals the last sale price of the Corporation's stock on the date of grant, and an option's maximum term is 10 years. Information with respect to that plan and the Corporation's prior stock option plans is as follows:

                                                  2000                            1999                           1998
                                       -----------------------------  ------------------------------  -----------------------------
                                                            Weighted                        Weighted                       Weighted
                                            Options          average       Options           average       Options          average
                                        outstanding   exercise price   outstanding    exercise price   outstanding   exercise price
   --------------------------------------------------------------------------------------------------------------------------------
   Balance, January 1                   1,627,692        $42.99         1,616,842           $35.67      1,716,086        $30.04
   Options granted                        511,370         50.38           397,926            57.38        260,577         62.23
   Options exercised                     (170,999)        29.77          (348,776)           24.36       (322,121)        26.09
   Options forfeited                      (81,663)        54.04           (38,300)           53.47        (37,700)        44.86
   --------------------------------------------------------------------------------------------------------------------------------
   Balance, December 31                 1,886,400         45.71         1,627,692            42.99      1,616,842         35.67
   ================================================================================================================================
   Options exercisable, December 31     1,054,358                       1,202,501                       1,363,465
   ================================================================================================================================
   Weighted average fair value of
      options granted during the year                    $ 9.82                             $10.90                       $10.56
   --------------------------------------------------------------------------------------------------------------------------------

      The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The following weighted average assumptions were used:

                                                                 2000                  1999                    1998
   -------------------------------------------------------------------------------------------------------------------
   Dividend yields                                                 2.93%                   3.57%                  2.77%
   Expected volatility                                    22.07 - 27.08           21.36 - 22.05          19.77 - 21.18
   Risk-free interest rate                                 4.76 -  4.89             6.41 - 6.50            4.54 - 4.57
   Expected option life (years)                                   3 - 5                   3 - 5                  3 - 5
   -------------------------------------------------------------------------------------------------------------------

   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS WILMINGTON TRUST CORPORATION AND SUBSIDIARIES ANNUAL REPORT 2000


   A summary of stock options outstanding at December 31, 2000 is as follows:

                                                    Options outstanding                        Options exercisable
                                       -----------------------------------------------  ---------------------------------
                                                           Weighted
                                                            average
                                                          remaining        Weighted                             Weighted
                                          Options       contractual         average         Options              average
   Range of exercise prices           outstanding      life (years)  exercise price     exercisable       exercise price
   ----------------------------------------------------------------------------------------------------------------------
   $19.50 - 42.63                         716,895           4.0           $39.96           628,840             $30.32
    43.00 - 56.63                         605,300           7.5            55.58            74,814              46.66
    57.00 - 66.50                         564,205           5.7            59.41           350,704              59.90
   ----------------------------------------------------------------------------------------------------------------------
   $19.50 - 66.50                       1,886,400           5.6           $45.71         1,054,358             $41.32
   ======================================================================================================================

   2000 EMPLOYEE STOCK PURCHASE PLAN

   Under the Corporation's 2000 Employee Stock Purchase Plan, substantially all staff members may elect to participate in purchasing the Corporation's common stock at the beginning of the plan year through payroll deductions of up to the lesser of 10% of their annual base pay or $21,250, and may terminate participation at any time. The price per share is the lower of 85% of fair market value at time of election to participate or at the end of the plan year, which is May 31. Information with respect to that plan and the Corporation's prior employee stock purchase plans is as follows:

                          Shares reserved
                               for future    Subscriptions          Price
                            subscriptions      outstanding      per share
----------------------------------------------------------------------------
Balance,
   January 1, 1998             340,513          75,101
------------------------------------------------------
Subscriptions entered
   into on June 1, 1998        (56,356)         56,356             $51.53
Forfeitures                      4,980          (4,980)       38.14-51.53
Shares issued                       --         (72,325)             38.14
----------------------------------------------------------------------------
Balance,
   December 31, 1998           289,137          54,152
------------------------------------------------------
Subscriptions entered
   into on June 1, 1999        (59,959)         59,959             $49.78
Forfeitures                      3,865          (3,865)       49.78-51.53
Shares issued                       --         (52,829)             49.99
----------------------------------------------------------------------------
Balance,
   December 31, 1999           233,043          57,417
------------------------------------------------------
Appropriation -
   new plan                    400,000             --
Subscriptions entered
   into on June 1, 2000        (54,812)         54,812             $44.57
Forfeitures                      6,515          (6,515)       44.57-49.78
Shares issued                       --         (53,786)             43.14
Cancellation - old plan       (236,674)             --
----------------------------------------------------------------------------
Balance,
   December 31, 2000           348,072          51,928
============================================================================

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

      Costs of the plan are determined actuarially by the projected unit credit method. Plan benefits are based on years of service and a modified career average formula. The plan's assets are invested primarily in the Wilmington Equity and Fixed-Income Funds (formerly the Rodney Square Strategic Equity and Fixed-Income Funds), managed by WTC and its affiliates. Participation in the plan was $131,935,813 and $134,381,635 at December 31, 2000 and 1999,
   respectively.

   SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

   In 1989, the Corporation adopted a Supplemental Executive Retirement Plan (the "SERP"). The plan, covering selected officers, is a nonqualified defined benefit plan. Assumptions used in determining the net periodic pension costs are similar to those used in determining the cost of the Corporation's pension plan. The Corporation has invested in corporate-owned life insurance contracts to meet its future obligations under this plan. The projected benefit obligation and the accumulated benefit obligation exceeded the assets by $11,186,667 and $8,034,528, respectively, at December 31, 2000, and $7,070,365 and
   $5,180,243, respectively, at December 31, 1999.

   POSTEMPLOYMENT HEALTH CARE AND
   LIFE INSURANCE BENEFITS

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

      Information with respect to the pension, SERP, and postemployment benefit plans is as follows:

                                                            Pension/SERP benefits            Postemployment benefits
                                                        ----------------------------      ---------------------------
(in thousands)                                               2000             1999             2000             1999
---------------------------------------------------------------------------------------------------------------------
Change in benefit obligation:
Net benefit obligation at beginning of year             $ 100,434        $ 106,256        $  29,809        $  30,162
Service cost                                                3,721            4,029              635              586
Interest cost                                               7,944            7,240            2,142            2,017
Plan participants' contributions                               --               --              136               89
Plan amendments                                             3,938               --               --               --
Actuarial (gain)/loss                                      (2,493)         (11,887)          (3,264)            (849)
Gross benefits paid                                        (5,086)          (5,204)          (2,647)          (2,196)
---------------------------------------------------------------------------------------------------------------------
Net benefit obligation at end of year                   $ 108,458        $ 100,434        $  26,811        $  29,809
=====================================================================================================================
Change in plan assets:
Fair value of plan assets at beginning of year          $ 105,715        $ 101,222        $      --        $      --
Actual return on plan assets                               21,147            9,267               --               --
Employer contribution                                         485              430            2,511            2,107
Plan participants' contributions                               --               --              136               89
Gross benefits paid                                        (5,086)          (5,204)          (2,647)          (2,196)
---------------------------------------------------------------------------------------------------------------------
Fair value of plan assets at end of year                $ 122,261        $ 105,715        $      --        $      --
=====================================================================================================================
Funded status at end of year                            $  13,804        $   5,281        $ (26,811)       $ (29,809)
Unrecognized net actuarial (gain)/loss                    (30,331)         (16,789)          (1,132)           2,131
Unrecognized net transition obligation/(asset)             (2,951)          (3,719)              --               --
Unrecognized prior service cost                             9,520            6,645               --               --
---------------------------------------------------------------------------------------------------------------------
Net amount recognized at end of year                    $  (9,958)       $  (8,582)       $ (27,943)       $ (27,678)
=====================================================================================================================
Amounts recognized in the Consolidated Statements
 of Condition consist of:
Accrued benefit cost                                    $  (9,958)       $  (8,582)       $ (27,943)       $ (27,678)
Accrued benefit liability                                  (3,233)          (1,395)              --               --
Intangible asset                                            3,233              797               --               --
Other                                                          --              598               --               --
---------------------------------------------------------------------------------------------------------------------
Net amount recognized at end of year                    $  (9,958)       $  (8,582)       $ (27,943)       $ (27,678)
=====================================================================================================================

   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS WILMINGTON TRUST CORPORATION AND SUBSIDIARIES ANNUAL REPORT 2000


                                                           Pension/SERP benefits                  Postemployment benefits
                                                  ----------------------------------     --------------------------------------
(in thousands, except percentages)                   2000         1999         1998         2000           1999           1998
-------------------------------------------------------------------------------------------------------------------------------
Weighted average assumptions used were
   as follows:
Discount rate                                        7.75%        7.50%        6.75%        7.75%          7.50%          6.75%
Expected return on plan assets                       9.50         9.50         9.50
Rate of compensation increase                        4.50         4.50         4.50
Components of net periodic benefit cost:
Service cost                                      $ 3,721      $ 4,029      $ 3,052      $   635        $   586        $   559
Interest cost                                       7,944        7,240        6,796        2,142          2,017          1,906
Expected return on plan assets                     (9,745)      (9,093)      (8,440)          --             --             --
Amortization of transition obligation/(asset)        (768)        (751)        (581)          --             --             --
Amortization of prior service cost                  1,063          824          663           --             --             --
Recognized actuarial (gain)/loss                     (353)         192          (93)          --             --             --
-------------------------------------------------------------------------------------------------------------------------------
Net periodic benefit cost                         $ 1,862      $ 2,441      $ 1,397      $ 2,777        $ 2,603        $ 2,465
===============================================================================================================================

      For measurement purposes, the assumed health care cost trend rate for 2000 is 4.00% and is assumed to remain at that level thereafter.

      A one-percentage-point change in the assumed health care trend rate would have the following effect:

                                                                                                  1%            1%
   (in thousands)                                                                           increase      decrease
   -----------------------------------------------------------------------------------------------------------------
   Effect on total service and interest cost components of net periodic postemployment
      health care benefit cost                                                                $ 72         $ (79)
   Effect on accumulated postretirement benefit obligation for health care benefits            875          (904)
--------------------------------------------------------------------------------------------------------------------

   THRIFT SAVINGS PLAN

   The Wilmington Trust Thrift Savings Plan covers all full-time staff members who elect to participate in the plan. Eligible staff members may contribute from 1% to 15% of their annual base pay. The first 6% of each staff member's pay is eligible for matching contributions from the Corporation of $.50 on each $1.00. The amounts contributed by the Corporation to this plan were $2,503,123, $2,436,249, and $2,351,725 in 2000, 1999, and 1998, respectively.

   NOTE 15: INCOME TAXES

   A reconciliation of the statutory income tax to the income tax expense included in the Consolidated Statements of Income for each of the three years ended December 31 is as follows:

(in thousands)                          2000             1999             1998
------------------------------------------------------------------------------
Income before taxes                $ 184,767        $ 161,662        $ 171,548
==============================================================================
Income tax at statutory
   rate of 35%                     $  64,668        $  56,582        $  60,042
Tax effect of tax-exempt and
   dividend income                    (4,748)          (5,152)          (5,442)
State taxes, net of Federal
   tax benefit                         3,746            3,462            2,831
Other                                    162             (527)            (208)
------------------------------------------------------------------------------
     Total income taxes            $  63,828        $  54,365        $  57,223
==============================================================================
Taxes currently payable:
   Federal                         $  60,411        $  57,119        $  54,684
   State                               5,763            5,326            4,356
Deferred taxes (benefit):
   Federal                            (2,346)          (8,080)          (1,817)
------------------------------------------------------------------------------
     Total income taxes            $  63,828        $  54,365        $  57,223
==============================================================================
Taxes from securities gains        $     146        $     436        $   2,340
------------------------------------------------------------------------------

      The significant components of the deferred tax liabilities and assets at December 31 are as follows:

(in thousands)                                        2000          1999
------------------------------------------------------------------------
Deferred tax liabilities:
   Tax depreciation                                $ 2,708       $ 3,581
   Prepaid VEBA costs                                7,980         7,420
   Automobile and equipment leases                   6,110         8,605
   System development costs                          1,545         1,976
   Partnerships                                      5,699         1,912
   Other                                             2,094         3,100
------------------------------------------------------------------------
     Total deferred tax liabilities                 26,136        26,594
------------------------------------------------------------------------
Deferred tax assets:
   Loan loss provision                              26,878        26,944
   OPEB obligation                                   9,780         9,687
   Unearned fees                                     7,490         6,868
   Pension and SERP                                  3,425         2,927
   Market valuation on investment securities         2,491        19,564
   Other                                             2,406         1,665
------------------------------------------------------------------------
     Total deferred tax assets                      52,470        67,655
------------------------------------------------------------------------
Net deferred tax assets                            $26,334       $41,061
========================================================================

   No valuation allowance was recognized for the deferred tax assets at December 31, 2000 and 1999.

   NOTE 16: EARNINGS PER SHARE

   The following table sets forth the computation of basic and diluted net earnings per share:

(in thousands,
except per share amounts)                   2000           1999           1998
------------------------------------------------------------------------------
Numerator:
   Net income                           $120,939       $107,297       $114,325
------------------------------------------------------------------------------
Denominator:
   Denominator for basic
     earnings per share -
     weighted average shares              32,305         32,913         33,487
------------------------------------------------------------------------------
   Effect of dilutive securities:
     Employee stock options                  375            470            788
------------------------------------------------------------------------------
   Denominator for diluted
     earnings per share-
     adjusted weighted
     average shares and
     assumed conversions                  32,680         33,383         34,275
------------------------------------------------------------------------------
   Basic earnings per share             $   3.74       $   3.26       $   3.41
==============================================================================
   Diluted earnings per share           $   3.70       $   3.21       $   3.34
==============================================================================

   NOTE 17: CONSOLIDATED QUARTERLY
   RESULTS OF OPERATIONS (UNAUDITED)


   A summary of the unaudited quarterly results of operations for the years ended December 31 is as follows:

                                                           2000                                          1999
                                      -------------------------------------------    ----------------------------------------------
(in thousands, except per share
amounts)                               DEC. 31   SEPT. 30      JUNE 30    MAR. 31     Dec. 31     Sept. 30      June 30      Mar. 31
------------------------------------------------------------------------------------------------------------------------------------
Interest income                       $136,651   $135,203    $ 132,582   $126,018    $123,493    $ 118,564    $ 112,731    $ 107,388
Interest expense                        72,443     72,587       67,957     62,328      60,197       55,487       51,010       49,569
------------------------------------------------------------------------------------------------------------------------------------
Net interest income                     64,208     62,616       64,625     63,690      63,296       63,077       61,721       57,819
Provision for loan losses               (5,000)    (6,400)      (5,000)    (5,500)     (4,000)      (4,000)      (4,500)     (5,000)
------------------------------------------------------------------------------------------------------------------------------------
Net interest income after
  provision for loan losses             59,208     56,216       59,625     58,190      59,296       59,077       57,221       52,819
Other income                            56,039     58,823       51,037     50,727      49,516       49,031       46,083       45,579
Securities gains/(losses)                1,360     (3,436)         185      1,475         399          821            4           20
------------------------------------------------------------------------------------------------------------------------------------
Net interest and other income          116,607    111,603      110,847    110,392     109,211      108,929      103,308       98,418
Other expense                           70,565     64,527       65,027     64,563      81,936(1)    62,961       58,264       55,043
------------------------------------------------------------------------------------------------------------------------------------
Income before income taxes              46,042     47,076       45,820     45,829      27,275       45,968       45,044       43,375
Applicable income taxes                 17,237     15,986       15,377     15,228       9,806(1)    15,242       15,098       14,219
------------------------------------------------------------------------------------------------------------------------------------
Net income                            $ 28,805   $ 31,090    $  30,443   $ 30,601    $ 17,469     $ 30,726     $ 29,946     $ 29,156
====================================================================================================================================
Net income per share - basic          $   0.89   $   0.96    $    0.94   $   0.95    $   0.54     $   0.94     $   0.90     $   0.88
====================================================================================================================================
Net income per share - diluted        $   0.87   $   0.95    $    0.94   $   0.94    $   0.53     $   0.92     $   0.89     $   0.87
====================================================================================================================================

(1) Includes a one-time write-off resulting in a net loss of $13,401,091 from the abandonment of fixed assets and other related charges with a tax effect of $4,822,090.

   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS WILMINGTON TRUST CORPORATION AND SUBSIDIARIES ANNUAL REPORT 2000

   NOTE 18: SEGMENT REPORTING

   For the purposes of reporting our results, we divide our business activities into two segments. Our banking and fee-based segments comprise the services we provide to customers. Prior to 2000, the Corporation reported a funds management segment, which included activities not directly customer-related, but which were undertaken primarily for the Corporation's general purposes. Those activities included investment portfolio management, funding, and interest rate risk management. During 2000, those activities were combined and now are reflected in the banking and fee-based segments. The 1998 and 1999 amounts have been restated to reflect this change.

      The banking and fee-based segments are managed separately but have overlapping markets, customers and systems. The Corporation's strategy is to develop full relationships across a broad product array. As a result these two segments market separate products and services to a common base of customers.

      The banking segment includes lending, deposit-taking, and branch banking in our primary markets of Delaware, Pennsylvania, and Maryland, along with institutional deposit-taking on a national basis. Lending activities include commercial loans, commercial and residential mortgages, and construction and consumer loans. Deposit products include demand checking, certificates of deposit, negotiable order of withdrawal accounts, and various savings and money market accounts.

      The fee-based segment includes private client advisory, asset management, mutual fund, corporate trust, and employee benefit plan services to individuals and corporations in the United States and some 50 other countries. Private client advisory services include personal trust, private banking, estate settlement, tax preparation, and a broad range of portfolio management services, including fixed-income products and short-term cash management. Asset management includes income resulting from our alliances with Cramer Rosenthal McGlynn, LLC and Roxbury Capital Management, LLC. Corporate financial services activities include custody services, trusteeships for capital leases, collateralized securities, corporate restructuring, and bankruptcies.

      The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Corporation evaluates performance based on profit or loss from operations before income taxes exclusive of nonrecurring gains and losses. The Corporation generally accounts for intersegment sales and transfers as if the sales or transfers were to third parties (i.e., at current market prices). Profit or loss resulting from infrequent events, such as the sale of a business, are reported separately for each segment.

   Financial data by segment for the years 2000 through 1998 are as follows:

                                                            Banking            Fee-based
YEAR ENDED DECEMBER 31, 2000 (in thousands)                 business            business            Totals
------------------------------------------------------------------------------------------------------------
Net interest income                                       $   218,798        $    36,341        $   255,139
Provision for loan losses                                     (21,362)              (538)           (21,900)
------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses           197,436             35,803            233,239
Total advisory fees:
   Private client advisory services                             6,549             93,183             99,732
   Corporate financial services                                    --             51,470             51,470
   Affiliate managers                                              --             21,319             21,319
------------------------------------------------------------------------------------------------------------
     Total advisory fees                                        6,549            165,972            172,521
   Amortization of goodwill                                        --             (7,487)            (7,487)
------------------------------------------------------------------------------------------------------------
     Net total advisory fees                                    6,549            158,485            165,034
Other operating income                                         42,753              1,567             44,320
Securities gains/(losses)                                        (333)               (83)              (416)
------------------------------------------------------------------------------------------------------------
Net interest and other income                                 246,405            195,772            442,177
Other expense                                                (146,563)          (118,119)          (264,682)
------------------------------------------------------------------------------------------------------------
Segment profit from operations                                 99,842             77,653            177,495
Segment gain/(loss) from infrequent events                      6,018              1,254              7,272
------------------------------------------------------------------------------------------------------------
Segment profit before income taxes                        $   105,860        $    78,907        $   184,767
============================================================================================================
Intersegment revenue                                      $        --        $        --        $        --
Depreciation and amortization                                  12,027              6,922             18,949
Investment in equity method investees                              --            186,071            186,071
Segment average assets                                      5,919,585          1,289,135          7,208,720

YEAR ENDED DECEMBER 31, 1999 (in thousands)
------------------------------------------------------------------------------------------------------------
Net interest income                                       $   218,363        $    27,550        $   245,913
Provision for loan losses                                     (17,207)              (293)           (17,500)
------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses           201,156             27,257            228,413
Total advisory fees:
   Private client advisory services                             6,223             87,630             93,853
   Corporate financial services                                    --             44,642             44,642
   Affiliate managers                                              --             16,101             16,101
------------------------------------------------------------------------------------------------------------
     Total advisory fees                                        6,223            148,373            154,596
   Amortization of goodwill                                        --             (6,183)            (6,183)
------------------------------------------------------------------------------------------------------------
     Net total advisory fees                                    6,223            142,190            148,413
Other operating income                                         35,001              5,969             40,970
Securities gains/(losses)                                         996                248              1,244
------------------------------------------------------------------------------------------------------------
Net interest and other income                                 243,376            175,664            419,040
Other expense                                                (138,450)          (106,353)          (244,803)
------------------------------------------------------------------------------------------------------------
Segment profit from operations                                104,926             69,311            174,237
Segment gain/(loss) from infrequent events                     (3,301)            (9,274)           (12,575)
------------------------------------------------------------------------------------------------------------
Segment profit before income taxes                        $   101,625        $    60,037        $   161,662
============================================================================================================
Intersegment revenue                                      $        --        $        --        $        --
Depreciation and amortization                                  11,564              6,234             17,798
Investment in equity method investees                              --            157,910            157,910
Segment average assets                                      5,480,238          1,208,827          6,689,065

   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS WILMINGTON TRUST CORPORATION AND SUBSIDIARIES ANNUAL REPORT 2000

                                                             Banking           Fee-based
YEAR ENDED DECEMBER 31, 1998 (in thousands)                 business            business           Totals
------------------------------------------------------------------------------------------------------------
Net interest income                                       $   202,062        $    35,635        $   237,697
Provision for loan losses                                     (19,720)              (280)           (20,000)
------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses           182,342             35,355            217,697
Total advisory fees:
   Private client advisory services                             4,974             78,083             83,057
   Corporate financial services                                    --             41,878             41,878
   Affiliate managers                                              --              7,383              7,383
------------------------------------------------------------------------------------------------------------
     Total advisory fees                                        4,974            127,344            132,318
   Amortization of goodwill                                        --             (3,517)            (3,517)
------------------------------------------------------------------------------------------------------------
     Net total advisory fees                                    4,974            123,827            128,801
Other operating income                                         38,721              2,879             41,600
Securities gains/(losses)                                       5,349              1,337              6,686
------------------------------------------------------------------------------------------------------------
Net interest and other income                                 231,386            163,398            394,784
Other expense                                                (128,282)           (96,284)          (224,566)
------------------------------------------------------------------------------------------------------------
Segment profit from operations                                103,104             67,114            170,218
Segment gain/(loss) from infrequent events                     (2,303)             3,633              1,330
------------------------------------------------------------------------------------------------------------
Segment profit before income taxes                        $   100,801        $    70,747        $   171,548
============================================================================================================
Intersegment revenue                                      $        --        $        --        $        --
Depreciation and amortization                                   9,831              5,299             15,130
Investment in equity method investees                              --            132,826            132,826
Segment average assets                                      5,289,685            962,754          6,252,439


   A reconciliation of reportable segment amounts to the consolidated balances is as follows:

Year ended December 31
(in thousands)                            2000               1999              1998
-----------------------------------------------------------------------------------
Revenue:
   Net interest income             $   255,139        $   245,913       $   237,697
   Net total advisory fees             165,034            148,413           128,801
   Other operating income               44,320             40,970            41,600
   Securities gains/(losses)              (416)             1,244             6,686
-----------------------------------------------------------------------------------
Total revenues for
   reportable segments                 464,077            436,540           414,784
Nonrecurring revenues                    7,272                826             6,830
Elimination of inter-
   segment revenues                         --                 --                --
-----------------------------------------------------------------------------------
   Total revenues per
     Consolidated
     Statements
     of Income                     $   471,349        $   437,366       $   421,614
===================================================================================
Profit or loss:
Total profit or loss for
   reportable segments             $   177,495        $   174,237       $   170,218
Elimination of inter-
   segment profits                          --                 --                --
-----------------------------------------------------------------------------------
   Total segment profit
     from operations               $   177,495        $   174,237       $   170,218
===================================================================================
Assets:
Total assets for
   reportable segments             $ 7,208,720        $ 6,689,065       $ 6,252,439
Elimination of inter-
   segment assets                           --                 --                --
-----------------------------------------------------------------------------------
     Consolidated total
       average assets              $ 7,208,720        $ 6,689,065       $ 6,252,439
===================================================================================

   NOTE 19: PARENT COMPANY-ONLY
   FINANCIAL STATEMENTS

   The Statements of Condition, Income, and Cash Flows for the parent company are as follows:

   STATEMENTS OF CONDITION

December 31 (in thousands)                            2000           1999
-------------------------------------------------------------------------
Assets
   Cash and due from banks                        $  3,989       $  3,784
   Investment in subsidiaries                      643,194        539,362
   Investment securities available for sale            131            134
   Advance to subsidiary                            80,800         84,000
   Dividend receivable from subsidiary                  --         20,000
   Income taxes receivable                           5,918          4,973
   Other assets                                      2,200          2,342
-------------------------------------------------------------------------
     Total assets                                 $736,232       $654,595
=========================================================================
Liabilities and stockholders' equity
   Liabilities                                    $  2,332       $  6,364
   Line of credit                                   17,000         25,000
   Long-term debt                                  125,000        125,000
   Stockholders' equity                            591,900        498,231
-------------------------------------------------------------------------
     Total liabilities and
       stockholders' equity                       $736,232       $654,595
=========================================================================

   STATEMENTS OF INCOME

   For the year ended December 31 (in thousands)                                              2000          1999          1998
   ---------------------------------------------------------------------------------------------------------------------------
   Income
      Dividend from subsidiary                                                           $  78,550     $ 123,350     $  93,765
      Management fees from subsidiary                                                           --            --            19
      Interest on advance to subsidiary                                                      6,447         5,594         2,047
      Interest                                                                                  47           194         1,554
   ---------------------------------------------------------------------------------------------------------------------------
         Total income                                                                       85,044       129,138        97,385
   ---------------------------------------------------------------------------------------------------------------------------
   Expense
      Interest on other borrowings                                                           1,322           468            --
      Interest on long-term debt                                                             8,281         8,281         5,452
      Salaries and employment benefits                                                         119            --            84
      Net occupancy                                                                             --            --             1
      Other operating expense                                                                1,301         1,065         1,114
   ---------------------------------------------------------------------------------------------------------------------------
        Total expense                                                                       11,023         9,814         6,651
   ---------------------------------------------------------------------------------------------------------------------------
      Income before income tax
        benefit and equity in undistributed income of subsidiaries                          74,021       119,324        90,734
      Applicable income tax benefit                                                         (1,579)       (1,287)       (1,039)
      Dividends in excess of subsidiary income                                                  --       (13,314)           --
      Equity in undistributed income of subsidiaries                                        45,339            --        22,552
   ---------------------------------------------------------------------------------------------------------------------------
        Net income                                                                       $ 120,939     $ 107,297     $ 114,325
   ===========================================================================================================================


STATEMENTS OF CASH FLOWS

For the year ended December 31 (in thousands)                                                 2000          1999          1998
-------------------------------------------------------------------------------------------------------------------------------
Operating activities
   Net income                                                                            $ 120,939     $ 107,297     $ 114,325
   Adjustments to reconcile net income to net cash provided by operating activities:
   Equity in undistributed income of subsidiaries                                          (45,339)           --       (22,552)
   Dividends in excess of subsidiary income                                                     --        13,314            --
   Compensation expense - nonemployee stock options                                            119            --            --
   Accretion of investment securities available for sale discounts                              --            (8)         (644)
   Decrease/(increase) in other assets                                                      19,963       (21,509)         (350)
   (Decrease)/increase in other liabilities                                                 (4,032)        4,348         1,420
-------------------------------------------------------------------------------------------------------------------------------
     Net cash provided by operating activities                                              91,650       103,442        92,199
-------------------------------------------------------------------------------------------------------------------------------
Investing activities
   Proceeds from sales of investment securities available for sale                          22,550        58,509       253,812
   Purchases of investment securities available for sale                                   (22,547)      (34,571)     (259,980)
   Capital contribution to subsidiaries                                                    (28,126)      (26,338)       (5,000)
   Advance to subsidiary                                                                    (2,800)      (10,318)      (79,682)
   Repayment of advance to subsidiary                                                        6,000         6,000            --
   Purchase of indirect subsidiary                                                              --            --       (55,100)
-------------------------------------------------------------------------------------------------------------------------------
     Net cash used for investing activities                                                (24,923)       (6,718)     (145,950)
-------------------------------------------------------------------------------------------------------------------------------
Financing activities
   Cash dividends                                                                          (57,164)      (54,361)      (51,233)
   Proceeds from issuance of long-term debt                                                     --            --       125,000
   Net (decrease)/increase in line of credit                                                (8,000)       25,000            --
   Proceeds from common stock issued under employment benefit plans, net of taxes            7,578        11,289        11,324
   Payments for common stock acquired through buybacks                                      (8,936)      (74,891)      (31,343)
-------------------------------------------------------------------------------------------------------------------------------
     Net cash (used for)/provided by financing activities                                  (66,522)      (92,963)       53,748
-------------------------------------------------------------------------------------------------------------------------------
   Increase/(decrease) in cash and cash equivalents                                            205         3,761            (3)
   Cash and cash equivalents at beginning of year                                            3,784            23            26
-------------------------------------------------------------------------------------------------------------------------------
     Cash and cash equivalents at end of year                                            $   3,989     $   3,784     $      23
===============================================================================================================================

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


   /s/ Ted T. Cecala                        /s/ David R. Gibson
   --------------------------               ------------------------------
   TED T. CECALA                            DAVID R. GIBSON
   Chairman and                             Senior Vice President and
   Chief Executive Officer                  Chief Financial Officer


   /s/ Robert V.A. Harra Jr.
   --------------------------
   ROBERT V.A. HARRA JR.
   President, Chief Operating Officer, and Treasurer


   REPORT OF INDEPENDENT AUDITORS


   To the Board of Directors and Shareholders Wilmington Trust Corporation

   We have audited the accompanying consolidated statements of condition of Wilmington Trust Corporation and subsidiaries (Corporation) as of December 31, 2000 and 1999, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Wilmington Trust Corporation and subsidiaries at December 31, 2000 and 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.


                                                           /s/ Ernst & Young LLP
   Philadelphia, Pennsylvania
   January 26, 2001

   WILMINGTON TRUST CORPORATION

   BOARD OF DIRECTORS


   CAROLYN S. BURGER

   Principal, CB Associates, Inc.; Director,
   PJM Interconnection, L.L.C.

   TED T. CECALA

   Chairman and Chief Executive Officer;
   Member, Board of Managers,
   Cramer Rosenthal McGlynn, LLC and
   Roxbury Capital Management, LLC

   RICHARD R. COLLINS

   Retired President, Chief Executive Officer, and Chief Operating Officer,
   American Life Insurance Company

   CHARLES S. CROMPTON JR.

   Attorney, Counsel, Law Firm of Potter,
   Anderson and Corroon

   H. STEWART DUNN JR.

   Attorney, Partner, Law Firm of Ivins,
   Phillips and Barker

   EDWARD B. du PONT

   Private Investor; Director,
   E. I. du Pont de Nemours and Company

   R. KEITH ELLIOTT

   Retired Director, Chairman, Hercules Incorporated;
   Director, Computer Task Group,
   Checkpoint Systems, Inc.,
   The Sithe Energies Company,
   and The Institute for Defense Analyses

   ROBERT V.A. HARRA JR.

   President, Chief Operating Officer, and Treasurer

   ANDREW B. KIRKPATRICK JR. (1)

   Attorney, Counsel, Law Firm of
   Morris, Nichols, Arsht and Tunnell

   REX L. MEARS

   President, Ray S. Mears and Sons, Inc.

   WALTER D. MERTZ (2)

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

   MARY JORNLIN THEISEN (1)

   Former New Castle County Executive

   ROBERT W. TUNNELL JR.

   Managing Partner, Tunnell Companies, L.P.


   (1)  Retired from the Board on May 11, 2000

   (2)  Associate Director



MILESTONES

Two members of our Board of Directors retired in May 2000: Andrew B. Kirkpatrick Jr. and Mary Jornlin Theisen.

     A prominent and senior member of Delaware's legal community, Mr. Kirkpatrick was elected to our Board in 1983. He provided invaluable counsel in a number of areas over the years.

     In 1981 Ms. Jornlin Theisen became the first woman elected to our Board. She was a long-standing member of the Audit Committee and her experience as treasurer of the State of Delaware and county executive of New Castle County, Delaware, brought us important civic and political perspectives.

     We note with appreciation their dedication, commitment, and insight and we thank them for their years of service.

   WILMINGTON TRUST CORPORATION

   OFFICERS


   TED T. CECALA

   Chairman and
   Chief Executive Officer

   ROBERT V. A. HARRA JR.

   President, Chief Operating Officer,
   and Treasurer

   DAVID R. GIBSON

   Senior Vice President
   and Chief Financial Officer


   WILLIAM J. FARRELL II

   Senior Vice President

   MICHAEL A. DIGREGORIO

   Vice President and Secretary

   GERALD F. SOPP

   Vice President and Controller

   RONALD K. PENDLETON

   Auditor


   STANDING COMMITTEES


   EXECUTIVE COMMITTEE
   Ted T. Cecala, Chairman
   Carolyn S. Burger, Charles S. Crompton Jr.,
   H. Stewart Dunn Jr., Robert V. A. Harra Jr.,
   H. Rodney Sharp III, Thomas P. Sweeney

   AUDIT COMMITTEE
   David P. Roselle, Chairman
   Richard R. Collins, Edward B. du Pont,
   R. Keith Elliott, Hugh E. Miller

   COMPENSATION COMMITTEE
   Hugh E. Miller,  Chairman
   Charles S. Crompton Jr., Rex L. Mears,
   Stacey J. Mobley, David P. Roselle

   NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
   Rex L. Mears, Chairman
   Carolyn S. Burger, R. Keith Elliott,
   Thomas P. Sweeney, Robert W. Tunnell Jr.


   OPERATING SUBSIDIARIES


   WILMINGTON TRUST COMPANY
   Brandywine Finance Corporation
   Brandywine Insurance Agency, Inc.
   Brandywine Life Insurance Company, Inc.
   Delaware Corporate Management, Inc.
      Nevada Corporate Management, Inc.
      Organization Services, Inc.
      Organization Services Overseas, Inc.
   WTC Corporate Services, Inc.
   Wilmington Brokerage Services Company
   Wilmington Trust Global Services, Ltd.
   Wilmington Trust (Cayman), Ltd.
   Wilmington Trust (Channel Islands), Ltd.

   WILMINGTON TRUST OF PENNSYLVANIA

   WILMINGTON TRUST FSB

   WT INVESTMENTS, INC.

   RODNEY SQUARE MANAGEMENT CORPORATION

   WILMINGTON TRUST COMPANY


   PRINCIPAL OFFICERS


   TED T. CECALA
   Chairman and
   Chief Executive Officer

   ROBERT V.A. HARRA JR.
   President, Chief Operating Officer,
   and Treasurer

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

   HUGH D. LEAHY JR.
   Senior Vice President,
   Personal Banking

   ROBERT A. MATARESE
   Senior Vice President,
   Commercial Banking

   RITA C. TURNER
   Senior Vice President,
   Marketing

   RODNEY P. WOOD
   Senior Vice President,
   Private Client
   Advisory Services

   MICHAEL A. DIGREGORIO
   Vice President and Secretary

   GERALD F. SOPP
   Vice President and Controller

   RONALD K. PENDLETON
   Auditor


   REGIONAL PRESIDENTS


   ALAN K. BONDE
   Wilmington Trust FSB
   Western United States

   MARK A. GRAHAM
   Wilmington Trust of Pennsylvania

   PETER E. "TONY" GUERNSEY JR.
   Wilmington Trust FSB
   Northeastern United States

   CURTIS L. LYMAN
   Wilmington Trust FSB
   Florida

WILMINGTON TRUST CORPORATION


   STOCKHOLDER INFORMATION

   Corporate Headquarters
   Wilmington Trust Center
   Rodney Square North
   1100 North Market Street
   Wilmington, DE 19890-0001
   (302) 651-1000
   (800) 441-7120
   www.wilmingtontrust.com

   COMMON STOCK

   Wilmington Trust Corporation common stock is traded under the symbol WL on the New York Stock Exchange.

   DIVIDENDS

   Dividends usually are declared in the first month of each quarter to stockholders of record as of a designated date in each of February, May, August, and November. Dividend payment dates usually are two weeks later. Wilmington Trust has paid cash dividends on its common stock since 1914.

   STOCK TRANSFER AGENT, DIVIDEND REINVESTMENT
   AGENT, AND REGISTRAR OF STOCK

   Inquiries relating to stockholder records, stock transfers, changes of ownership, changes of address, duplicate mailings, dividend payments, and the dividend reinvestment plan should be directed to the stock transfer agent:
   Wells Fargo Shareowner Services
   Telephone: (800) 999-9867
   Mailing Address: P.O. Box 64854
                    St. Paul, MN 55164-0854
   Street Address:  161 North Concord Exchange
                    South St. Paul, MN 55075


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

   ANNUAL MEETING

   The annual meeting of the Corporation's stockholders will be held at the Wilmington Trust Plaza, 301 West 11th Street, Wilmington, Delaware, at 10:00 a.m. on Thursday, May 17, 2001.

   INFORMATION REQUESTS

   Analysts, investors, news media representatives, and others seeking financial information, including requests for the Annual Report on Form 10-K filed with the Securities and Exchange Commission, should contact Ellen J. Roberts, Vice President, Media and Investor Relations, (302) 651-8069.



         [RECYCLE LOGO]        This annual report was printed on recycled paper.


Design by Addison  www.addison.com    Cover photography by William Vazquez
Photography on pages 5 and 12 by Scott Hewitt    Printing by Cedar Tree Press


64