Form 10-K, Exhibit 13
period 2001-12-31
WILMINGTON TRUST CORP
filed 2002-03-29
CIK 872821

                     ANNUAL REPORT TO SHAREHOLDERS FOR 2001













                                   EXHIBIT 13

WILMINGTON TRUST ANNUAL REPORT 2001

                                                        [WILMINGTON TRUST LOGO]














                                      2001
                                     ANNUAL
                                     REPORT

                       [CASCADING FILIGREE LINE GRAPHIC]

Founded in 1903 as an asset management firm, Wilmington Trust has evolved into one of the largest and most reputable wealth management firms in the United States.

We provide financial planning, investment management, specialty trust, lending, and banking services to individuals, families, privately held businesses, and large corporations and institutions throughout the U.S. and in 50 other countries.

[CASCADING FILIGREE LINE GRAPHIC.]

YEAR IN BRIEF

For the years ended December 31                                           INCREASE
(in millions, except per share amounts)           2001          2000     (DECREASE)
-------------------------------------------------------------------------------------
Net interest income                            $    258.8    $    255.1           1.4%
Provision for loan losses                            19.8          21.9          (9.4)
Other income                                        228.0         216.2           5.5
Net interest and other income                       467.0         449.4           3.9
Other expense                                       276.9         264.7           4.6
Income before income taxes and cumulative
   effect of change in accounting principle         190.1         184.7           2.9
Applicable income taxes                              66.0          63.8           3.4
Income before cumulative effect of change
   in accounting principle                          124.1         120.9           2.6
Cumulative effect of change in accounting
   principle (net of income taxes of $584)            1.1            --            --
                                               ------------------------
NET INCOME                                          125.2         120.9           3.5
Per Share*
-------------------------------------------------------------------------------------
Net income per share - basic:
Income before cumulative effect of
   change in accounting principle              $     3.81    $     3.74           1.9%
Cumulative effect of change in
   accounting principle                              0.03            --            --
                                               ------------------------

NET INCOME PER SHARE - BASIC                         3.84          3.74           2.7
Net income per share - diluted:
Income before cumulative effect of
   change in accounting principle                    3.77          3.70           1.9
Cumulative effect of change in
   accounting principle                              0.03            --            --
                                               ------------------------
NET INCOME PER SHARE - DILUTED                       3.80          3.70           2.7
Dividends paid                                       1.89          1.77           6.8
Book value at December 31                           20.87         18.27          14.2
-------------------------------------------------------------------------------------
Regional banking assets                        $  7,518.5    $  7,321.6           2.7%
Loans                                             5,488.0       5,188.4           5.8
Reserve for loan losses                              80.8          76.7           5.3
Investment securities                             1,281.3       1,460.8         (12.3)
Deposits                                          5,590.8       5,286.0           5.8
Stockholders' equity                                682.5         591.9          15.3
--------------------------------------------------------------------------------------
Assets under management:
Wilmington Trust Company                       $ 24,594.2    $ 27,994.4         (12.1)%
Roxbury Capital Management                        7,700.0      11,300.0         (31.9)
Cramer Rosenthal McGlynn                          4,640.0       3,380.0          37.3

* All per share amounts throughout this report have been adjusted to reflect the four 100% stock dividends (2-for-1 splits) effected since 1983.

Note: Prior period amounts throughout this report have been restated to reflect the acquisition in 1992 of The Sussex Trust Company under the pooling of interest method.

WILMINGTON TRUST ANNUAL REPORT 2001

[CASCADING FILIGREE LINE GRAPHIC.]


[PHOTO OF TED T. CECALA, CHAIRMAN AND CHIEF EXECUTIVE OFFICER.]


TO OUR STOCKHOLDERS: Wilmington Trust's performance in 2001 was impressive on a number of fronts. Both net income and earnings per share reached record levels. Revenue from our advisory businesses was higher than ever. We continued to see strong new business development in all three of our core businesses. Credit quality remained stable.

     These achievements occurred during a year in which the value of most investment securities declined, economic uncertainties mounted, and the Federal Reserve System--moving 11 times in 12 months--reduced short-term interest rates a total of 475 basis points. These challenges gave us the opportunity to demonstrate our ability to deliver consistent profitability with low volatility.

     Net income rose 3.5% to $125.2 million. Earnings per share, on a diluted basis, were $3.80. The percentage of operating revenue generated by our advisory businesses continued to increase, reaching 48%. Loan balances, on average, reached $5.2 billion. Our reserve for loan losses held steady. Our provision for loan losses, our net charge-offs, and nonperforming loans all declined. We kept expenses in check even as we invested in new markets and expanded in others.

     Despite tumbling interest rates, net interest income held steady and our net interest margin improved 10 basis points from last year.

     Income from our advisory businesses increased more than 7% to $185.0 million, despite the market volatility that affected fee revenue and assets under management. Combined assets under management at Wilmington Trust, Roxbury Capital Management, and Cramer Rosenthal McGlynn amounted to $36.9 billion.

     The impact of market conditions on our performance was offset by the strength of our efforts to develop new business during the year. In addition to offering more services to existing clients, we continued to grow by entering new markets and adding more services. We opened a second office in California, entered New Jersey, and enlarged our offices in Philadelphia and Las Vegas.

     Perhaps the most exciting venture we undertook in 2001 was to make a significant investment in Atlanta-based Balentine & Company, one of the most prominent high-net-worth investment counseling firms in the Southeast. This advances our capacity to provide clients with the broadest scope of investment management alternatives, and it gives us access to one of the fastest-growing and wealthiest markets in the United States. We have opened a trust office adjacent to Balentine's headquarters and named the firm's principal, Robert M. Balentine, president of Wilmington Trust in Georgia.

     One measure of performance about which we are especially proud is our 20-year track record of paying increased dividends. In 2001 we raised our dividend nearly 7% to $1.89 per share. Our return on average assets for 2001 was 1.73% and our return on equity was 19.53%.

     Over the course of the last 10 years, we have invested in three affiliates, opened 14 new offices in eight states, and established a presence in two offshore jurisdictions and London. During that time, our operating revenues have nearly doubled--but the size of our staff has stayed nearly the same. Today we have 2,316 staff members, only 103 more than we had in 1991.

WILMINGTON TRUST ANNUAL REPORT 2001

OUR BUSINESS MIX PROVIDES A DIVERSIFIED REVENUE STREAM THAT ENABLES US TO DELIVER CONSISTENT PROFITABILITY WITH LOW VOLATILITY.

     Our ability to achieve this level of efficiency is the result of our careful attention to expense management; increased use of Internet-based offerings; improvements to telephone and ATM services; and better use of management information systems. In addition, over the last several years, we have outsourced several noncore services. This has enabled us to devote our full focus to growing our three core businesses: regional banking, corporate financial services, and private client advisory services.

REGIONAL BANKING BENEFITS FROM DIVERSIFIED ECONOMY Our banking business is focused on the Delaware Valley region, which includes southeastern Pennsylvania, the state of Delaware, and Maryland's Eastern Shore. We are the leading financial institution in Delaware and we are gaining market share in the five counties surrounding the Philadelphia metropolitan area.

     This region's economy was relatively healthy in 2001. The area benefits from a range of industries, which includes the chemical, life sciences, financial services, manufacturing, agriculture, tourism, and government sectors. Unemployment in Delaware is among the lowest in the U.S.

     These factors helped mitigate the impact of economic uncertainty. Loan balances, on average, were up 4% to $5.2 billion. Approximately half the growth in our loan portfolio was from Pennsylvania, where our relationship management focus continued to be well-received.

     In our commercial banking business, our target clients are owners of privately held businesses with $5 million to $250 million in sales. We look for opportunities where we can establish deep relationships and provide a combination of commercial credit, retirement and succession planning, and investment management services. To that end, our lenders and private client advisors call on clients in teams.

[BAR GRAPH OF DILUTED EARNINGS PER SHARE FOR EACH YEAR FROM 1991 TO 2001, WITH THE FOLLOWING PLOT POINTS:

                  1991    -    $1.89
                  1992    -    $1.68  AFTER CHANGE IN ACCOUNTING PRINCIPLE
                  1992A   -    $2.06  BEFORE CHANGE IN ACCOUNTING PRINCIPLE
                  1993    -    $2.21
                  1994    -    $2.35
                  1995    -    $2.53
                  1996    -    $2.79
                  1997    -    $3.08
                  1998    -    $3.34
                  1999    -    $3.21  AFTER ONE-TIME CHARGE
                  1999a   -    $3.47  BEFORE ONE-TIME CHARGE
                  2000    -    $3.70
                  2001    -    $3.77  BEFORE CHANGE IN ACCOUNTING PRINCIPLE
                  2001A   -    $3.80  AFTER CHANGE IN ACCOUNTING PRINCIPLE.]


[BAR GRAPH OF DIVIDENDS PER SHARE PAID FOR EACH YEAR FROM 1991 TO 2001, WITH THE FOLLOWING PLOT POINTS:

                  1991    -    $0.80
                  1992    -    $0.88
                  1993    -    $0.98
                  1994    -    $1.06
                  1995    -    $1.17
                  1996    -    $1.29
                  1997    -    $1.41
                  1998    -    $1.53
                  1999    -    $1.65
                  2000    -    $1.77
                  2001    -    $1.89.]

FROM TRUST COMPANY TO FULL SERVICE ADVISOR

By entering new markets and expanding in others--California, Florida, Georgia, New Jersey, New York, and Pennsylvania--we have established a presence in the wealthiest and fastest-growing regions in the U.S. By opening offices in Nevada, London, the Cayman Islands, and the Channel Islands, we have made the most favorable jurisdictions in the world available to our clients. By affiliating with Cramer Rosenthal McGlynn, Roxbury Capital Management, and Balentine & Company, we have entered new markets with a circle of influence already in place--and extended our investment offerings across a broad range of products, classes, and styles. Through this measured, deliberate approach to growth, we are combining our expertise with marketplace opportunities in order to build our business with current and prospective clients.

       1903          1930          1940          1950          1960         1970          1980          1990          2000


REGIONAL BANKING

      Our banking business grows along with Delaware's economy.

            New products and delivery channels like ATMs and telephone banking are introduced.

                  Our statewide expansion and focus on commercial banking establish us as the leading financial institution in Delaware.

                        We extend commercial banking services into Maryland and Pennsylvania.

                              Online banking and Internet-based services alter the way routine banking services are performed and provided, and we transform traditional branches into sales centers.


CORPORATE FINANCIAL SERVICES

      Expertise in the nuances of Delaware law builds our corporate trust business.

            Prominence gained from our role as collateral agent for Chrysler leads to demand for capital markets trustee services, and ERISA mandates the use of a corporate trustee.

                  The use of asset-backed securitizations and other sophisticated financing structures gains popularity and increases demand for trust services.

                        Nevada's favorable tax and legal environment prompts us to open an office there - and follow with offices in other favorable jurisdictions.

                              Advent of the euro creates more international opportunities.

PRIVATE CLIENT ADVISORY SERVICES

      Our ability to leverage Delaware's reputation as the premier jurisdiction for trusts gains momentum with direction trusts in the 1930s.

            Delaware adopts the prudent investor rule, and a growing client base outside the state prompts expansion into Florida.

                  With clients in all 50 states, we establish a presence in the most attractive wealth management markets and open offices in New York, California, and Pennsylvania. Delaware law permits asset protection trusts.

                        By affiliating with specialist managers, we add a full array of products, asset classes, and styles to our investment offerings and gain entry into new markets.

                              Our acquisition of Balentine & Company adds a "manager of managers" capability and facilitates our entrance into Atlanta and the surrounding region. Delaware enacts a total return unitrust statute. We enter New Jersey.

REGIONAL BANKING

Cash management

Commercial lending

Capital markets access

Interest rate hedging

Business succession planning

Investment and insurance products

Brokerage

CORPORATE FINANCIAL SERVICES

Capital markets and structured financing trusts

Trustee services for corporate
restructurings and bankruptcies

Special purpose vehicles in domestic and offshore tax-advantaged jurisdictions

Nexus services for holding companies

Retirement plan trustee and custody services

Fiduciary services

PRIVATE CLIENT ADVISORY SERVICES

Investment management

Equity and fixed income investing

International equities and private placements

Estate, retirement, and succession planning

Risk and insurance planning

Personal trust services

Estate settlement

Credit services

WILMINGTON TRUST ANNUAL REPORT

2001

         OUR RESULTS
DEMONSTRATE HOW WELL
   WE ARE ADDING AND
      GROWING CLIENT
      RELATIONSHIPS,
     ESPECIALLY WHEN
     COMPARED TO THE
  DECLINES ALL MAJOR
      MARKET INDICES
        EXPERIENCED.

         The commercial loan portfolio rose nearly 6% to $3.0 billion, on average. At $2.2 billion, on average, the level of consumer loans held steady. The composition of the portfolio remained well-diversified across commercial and consumer lines, and the weighting of various sectors was relatively unchanged.

         Our rigorous underwriting standards manifest themselves in the quality of our credit portfolio. Net charge-offs, as a percentage of average loans outstanding, have been below 50 basis points since 1990 and stood at 30 basis points at year-end 2001. At 1.47%, our loan loss reserve was 1 basis point lower than last year's.

         Our retail banking business is concentrated in Delaware, where we are repositioning traditional branches as sales centers. The number of branch staff licensed to sell investment products has grown from 11 in 1998 to 100 in 2001. All of our branch managers, and 80% of our branch sales staff, are now able to sell mutual funds, annuities, life insurance plans, Section 529 college savings plans, and other investment services.

         More clients are using our online services and ATMs that perform a wide variety of functions to conduct routine banking transactions. Our commercial online banking product went fully live in 2001. Our Web site traffic was 27% higher than in 2000, and enrollment in our online services was 50% higher. With more clients taking advantage of technology-based options, we have witnessed a 20% drop in teller transactions from 1998 to 2001.

CORPORATE FINANCIAL SERVICES POSTS RECORD YEAR--AGAIN Over the past five years, our corporate financial services business has grown at a compound annual rate of 13.4%. This trend continued in 2001, as revenue reached a record $58.4 million, 13.5% higher than in 2000.

         What drives the demand for these niche services is the need for complex financing structures that require a trustee. Our clients, who comprise attorneys, accountants, investment bankers, and most of the companies listed on the Fortune 100, choose us as their trustee because of our reputation as a superior provider of specialized trust, fiduciary, and administrative services in the most favorable legal jurisdictions in the world. Furthermore, as consolidation continues in our industry, we are among a decreasing number of trust providers that remain free from lending or underwriting conflicts of interest.

         Due to its legal and tax advantages, Delaware has long been regarded as the jurisdiction of choice in the U.S. for corporate matters. Delaware's advantage is enhanced by its unique Chancery Court system, in which judges, not juries, render decisions. Other attractive jurisdictions in which we have expertise and offices are Nevada, the Cayman Islands, and the Channel Islands. We also have corporate financial services experts based in New York, California, and London.

[BAR GRAPH OF OPERATING REVENUES (NET INTEREST AND OTHER INCOME EXCLUSIVE OF AFFILIATE MANAGER GOODWILL AMORTIZATION AND SECURITIES GAINS AND LOSSES) FOR EACH YEAR FROM 1991 TO 2001, WITH THE FOLLOWING PLOT POINTS, IN MILLIONS, AND VERSUS FULL-TIME EQUIVALENT STAFF MEMBERS:

                  1991    -    $255
                  1992    -    $273
                  1993    -    $288
                  1994    -    $300
                  1995    -    $323
                  1996    -    $351
                  1997    -    $388
                  1998    -    $418
                  1999    -    $442
                  2000    -    $479
                  2001    -    $493]

      FULL-TIME EQUIVALENT STAFF MEMBERS:

                  1991    -    2,213
                  1992    -    2,188
                  1993    -    2,254
                  1994    -    2,303
                  1995    -    2,332
                  1996    -    2,418
                  1997    -    2,428
                  1998    -    2,442
                  1999    -    2,434
                  2000    -    2,299
                  2001    -    2,316.]

[BAR GRAPH OF TOTAL FEES FOR EACH YEAR FROM 1991 TO 2001, WITH THE FOLLOWING PLOT POINTS, IN MILLIONS:

            PRIVATE CLIENT ADVISORY SERVICES FEES

                  1991    -    $51.0
                  1992    -    $54.5
                  1993    -    $55.6
                  1994    -    $58.0
                  1995    -    $62.2
                  1996    -    $67.0
                  1997    -    $78.6
                  1998    -    $83.1
                  1999    -    $93.9
                  2000    -    $99.7
                  2001    -    $106.1

            CORPORATE FINANCIAL SERVICES FEES

                  1991    -    $21.6
                  1992    -    $22.5
                  1993    -    $22.7
                  1994    -    $24.5
                  1995    -    $25.8
                  1996    -    $31.2
                  1997    -    $35.9
                  1998    -    $41.9
                  1999    -    $44.6
                  2000    -    $51.5
                  2001    -    $58.4

            AFFILIATE MANAGER FEES

                  1991    -    $ 0.0
                  1992    -    $ 0.0
                  1993    -    $ 0.0
                  1994    -    $ 0.0
                  1995    -    $ 0.0
                  1996    -    $ 0.0
                  1997    -    $ 0.0
                  1998    -    $ 7.4
                  1999    -    $16.1
                  2000    -    $21.3
                  2001    -    $20.5

            OTHER FEES

                  1991    -    $29.1
                  1992    -    $31.1
                  1993    -    $35.1
                  1994    -    $32.7
                  1995    -    $37.4
                  1996    -    $38.8
                  1997    -    $43.0
                  1998    -    $48.4
                  1999    -    $41.8
                  2000    -    $51.6
                  2001    -    $49.7

            TOTAL OPERATING REVENUES

                  1991    -    $101.7
                  1992    -    $108.1
                  1993    -    $113.4
                  1994    -    $115.2
                  1995    -    $125.4
                  1996    -    $137.0
                  1997    -    $157.5
                  1998    -    $180.8
                  1999    -    $196.4
                  2000    -    $224.1
                  2001    -    $234.7

            BAR GRAPH OF TOTAL FEES AS A PERCENTAGE OF OPERATING
            REVENUES FOR EACH YEAR FROM 1991 TO 2001, WITH THE
            FOLLOWING PLOT POINTS:

                  1991    -    39.96%
                  1992    -    39.53%
                  1993    -    39.34%
                  1994    -    38.47%
                  1995    -    38.85%
                  1996    -    39.02%
                  1997    -    40.64%
                  1998    -    43.20%
                  1999    -    44.40%
                  2000    -    46.76%
                  2001    -    47.56%.]

         This business comprises three components: capital markets trust services, services for holding companies and special purpose entities, and trust services for employee benefit plans.

         In 2001, capital markets services was the strongest component of this business, generating fee revenue that was 35% higher than in 2000. In this component, we serve as the owner trustee or indenture trustee for a wide variety of financing structures, including large equipment leasing transactions, asset-backed securitizations, and corporate bankruptcies and restructurings. Interest in these services is growing in Europe, where the advent of the euro should spark new demand for asset-backed securitizations.

         For investment holding companies and special purpose entities, we perform administrative and accounting services and provide dedicated office space and staff that typically are required in the jurisdiction in which the entity is domiciled. This component posted a 17% increase in fees over 2000.

         In the corporate retirement services component, we serve as trustee and custodian for qualified and nonqualified plans. We have established and customized a direct electronic link with the National Securities Clearing Corporation (NSCC), the primary clearing agent for mutual funds. The volume of transactions we process through the NSCC qualifies us as one of the largest trust company users of that system.

         Most of the revenue from our corporate financial services business is generated on a fee-for-service basis and comes from contracts that span multiyear periods, which provides an annuity-like revenue stream. Only about 25% of the fees in this business are tied to valuations of the assets held in trust.

GROWTH IN PRIVATE CLIENT ADVISORY SERVICES IS MASKED BY MARKET DECLINES The vast majority--close to 70%--of our private client advisory fees are tied to market valuations. The fact that this business reached record-high revenue of $106.1 million in 2001 demonstrates how well we are adding and growing client relationships, especially when compared to the significant declines experienced by all major market indices during the year. Private client advisory fees rose more than 6% against a 21% drop in the Nasdaq Composite Index, a 12% decrease in the Standard & Poor's 500 Index, and a 5% deterioration in the Dow Jones Industrial Average.

         Absent these market conditions, our performance in this business would have been considerably stronger and the impact of new business development would have been much more apparent.

         Sales in New York were almost double the 2000 level, and sales in California were three times higher than in 2000. When we opened our Orange County, California, office in June, we hit the ground running, with key staff in place and a full pipeline of business. New business development also was solid in Florida, where we appointed a new president, and in Pennsylvania, where demand led us to add staff and office space.

         This success demonstrates our capacity to attract new clients as well as to provide more services for those with whom we already have relationships, as we continue to leverage the investments we have made over the last few years in new markets and services that strengthen our advisory capabilities.

         For example, we have broadened the range of asset styles and classes in which our clients may invest, which helps them achieve diversification and optimize performance. Our 1998 affiliations with

WILMINGTON TRUST ANNUAL REPORT

2001



Cramer Rosenthal McGlynn and Roxbury Capital Management added value and growth styles, respectively, to our internal core equity and fixed income offerings. This past year, we added a wider variety of private equity and hedge fund capabilities.

OUR ACQUISITION OF BALENTINE & COMPANY ADVANCES OUR CAPACITY TO PROVIDE THE BROADEST SCOPE OF INVESTMENT MANAGEMENT ALTERNATIVES.

         Our acquisition of Balentine & Company is the latest extension of our continuum of investment capabilities. Now we are able to offer a "manager of managers" program, in which Balentine experts customize clients' accounts by utilizing a cadre of independent money managers.

         We also added a new trust product in 2001. The state of Delaware, long the vanguard of favorable trust law, broke ground again last year when it became the first state in the U.S. to enact a new trust statute that provides for the conversion of existing irrevocable trusts into total return unitrusts. This type of trust can be structured to accommodate conflicting priorities that sometimes emerge between current and future income beneficiaries. It allows the mix of equity and fixed income investments to be adjusted to more aggressively grow the trust's principal for future recipients, while not interfering with current beneficiaries' needs for income. We were among the first financial institutions to offer this new service, which previous trust law did not permit.

NEW DIRECTORS JOIN OUR BOARD In December we elected two new directors: Betsy S. Atkins and Deborah I. Fine. Their election adds sales, marketing, and management expertise to our Board and broadens its geographic representation.

         A resident of Miami, Florida, Betsy has more than 20 years of management experience and is widely published on the subject of corporate board governance. She is chief executive officer of Accordiant Ventures, a venture fund with approximately $200 million invested in the technology and life sciences sectors. She is also a director of Lucent Technologies and Polycom Inc., and a trustee of Florida International University. She was appointed recently by President George W. Bush to the Pension Benefit Guaranty Corporation Advisory Committee.

         Deborah is a member of the Avon Products, Inc. Executive Council and president of Avon's Teen Business, where she is responsible for defining, developing, and leading Avon's entry into the global teenage market. Before joining Avon, Debi held senior positions at Conde Nast Publications, Inc., most recently as vice president and publisher of Glamour magazine. A resident of the Princeton, New Jersey, area, Debi is an executive director of Cosmetic Executive Women. Advertising Age named her a "Woman to Watch" and she recently was appointed to the People magazine Digital Heroes Campaign.

         As we welcome Betsy and Debi, we bid a fond farewell to H. Stewart Dunn Jr., who retired from our Board in May 2001. We benefited greatly from Stewart's perspective as partner in a prominent Washington, D.C., law firm and his vast knowledge of trust law. During his tenure, which began in 1988, Stewart served on our trust and nominating and corporate governance committees, and was a rotating member of the executive committee. We note with gratitude his many contributions.

ABOVE ALL, WE ARE A PEOPLE BUSINESS As a relationship management company, nothing is more important than the people who support our business. Without our staff, there can be no client relationships.

         I believe we have the very best staff in the business. They demonstrated their concern for clients, always the priority, in an especially powerful way in the aftermath of September 11. To assist clients and make sure they had access to their money, our banking staff kept branches open, even as most other businesses closed, and our call center stayed open until 11:00 p.m. that night. Our advisory staff contacted each of their clients within 24 hours of the incident to answer questions. Our investment experts outlined strategies to address potential market reaction in conference calls on the day after the attack, the Friday of that week, and again the following Monday, when the markets reopened. I continue to receive compliments on how our staff handled that most difficult of times.

         Fortunately, none of our staff were harmed in the attack, but many of our colleagues and clients' families were. We grieve for their loss and stand ready to help in any way we can.

         As we look ahead, we note that our three core capabilities--regional banking, corporate financial services, and private client advisory services--constitute a mix of businesses that provides a diversified stream of revenue. Our focus on relationship management distinguishes us in the marketplace and enables us to capture new opportunities. In business for nearly 100 years, we have experience throughout a variety of economic climates.

         On behalf of all of us at Wilmington Trust, I thank you for your continued confidence in our ability to create value for our clients and shareholders.







/s/ Ted T. Cecala
    Ted T. Cecala
    Chairman and Chief Executive Officer

8         2001




          FINANCIAL TABLE OF CONTENTS

9         MANAGEMENT'S DISCUSSION AND ANALYSIS

24        CONSOLIDATED ELEVEN-YEAR SUMMARY
          OF SELECTED FINANCIAL DATA

26        CONSOLIDATED QUARTERLY RESULTS OF OPERATIONS

27        CONSOLIDATED STATEMENTS OF CONDITION

28        CONSOLIDATED STATEMENTS OF INCOME

29        CONSOLIDATED STATEMENTS OF CHANGES IN
          STOCKHOLDERS' EQUITY

30        CONSOLIDATED STATEMENTS OF CASH FLOWS

31        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

54        MANAGEMENT'S RESPONSIBILITY
          FOR FINANCIAL REPORTING

54        REPORT OF INDEPENDENT AUDITORS

55        DIRECTORS AND COMMITTEES

56        OFFICERS AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION AND ANALYSIS


FINANCIAL ANALYSIS 2001

Net income for 2001 was $125.2 million, or $3.84 per share, an increase of 3% over the $120.9 million, or $3.74 per share, reported last year. On a diluted basis, earnings per share were $3.80, compared to the $3.70 reported for 2000. The 2001 results included a $1.1 million after-tax adjustment, or $0.03 per share, for the cumulative effect of a change in accounting principle related to the adoption of Financial Accounting Standards Board Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities." See Note 1 to the Consolidated Financial Statements.

         These results reflect the value of the Corporation's diversified mix of businesses and the success of its new business development efforts. Advisory business revenue increased 7% opposite double-digit declines in market benchmarks, while the loan portfolio grew, on average, 4% during a period of economic uncertainty.

         Improvement was realized in the major components of the Corporation's revenue. Net interest income improved $3.7 million, or 1%, to $258.8 million, while noninterest revenues rose $11.8 million, or 5%, to $228.0 million.

         The provision for loan losses for 2001 was $19.9 million, compared to the $21.9 million provision for last year, a decline of $2.1 million, or 9%.

         Operating expenses for 2001 increased $12.2 million, or 5%, to $276.9 million and the provision for income taxes increased $2.2 million, or 3%, to $66.0 million.

         These results produced a return on average stockholders' equity of 19.53% and a return on average assets of 1.73%.

         The Corporation maintained its high level of productivity during 2001. The net profit margin, which measures the percentage of revenue dollars resulting in net income, was 25.3%, unchanged from the prior year. Productivity measured by net income per staff member was $54,000, up 3% over the $52,600 reported for 2000.

         Statistical disclosures required of financial holding companies by Industry Guide 3 are included in the Corporation's Annual Report on Form 10-K for 2001.

         The following table presents comparative five-year average balance sheets and income statements, as well as interest revenue and expense and respective yields and costs of funds for those years.

FIVE-YEAR ANALYSIS OF EARNINGS AND CONSOLIDATED STATEMENTS OF CONDITION



                                                                                                  2001
                                                                                                  ----
                                                                               AVERAGE           INCOME/             AVERAGE
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS; RATES ON TAX-EQUIVALENT BASIS)        BALANCE           EXPENSE                RATE
----------------------------------------------------------------------------------------------------------------------------
FEDERAL FUNDS SOLD AND SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL      $    28,654      $       998              3.48%
                                                                            ----------------------------
U.S. Treasury and government agencies                                           798,389           44,937              5.71
State and municipal(1)                                                           18,354            2,857             16.07
Preferred stock(1)                                                               87,081            7,682              8.31
Asset-backed securities(1)                                                      282,528           17,018              6.11
Other(1)                                                                        155,517            9,117              5.81
                                                                            ----------------------------
TOTAL INVESTMENT SECURITIES                                                   1,341,869           81,611              6.12
Commercial, financial, and agricultural                                       1,636,554          117,293              7.17
Real estate - construction                                                      405,553           29,934              7.38
Mortgage - commercial                                                         1,005,961           80,595              8.01
Mortgage - residential                                                          906,180           64,472              7.11
Installment loans to individuals                                              1,281,049          100,544              7.85
                                                                            ----------------------------
TOTAL LOANS(1,2)                                                              5,235,297          392,838              7.50

Total earning assets                                                          6,605,820          475,447              7.21
Other assets                                                                    623,414
----------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                $ 7,229,234

Savings                                                                     $   346,765      $     2,721              0.78%
Interest-bearing demand                                                       1,297,181           18,269              1.41
Certificates under $100,000                                                     914,381           44,365              4.85
Certificates $100,000 and over                                                1,776,893           86,687              4.88
                                                                            ----------------------------
TOTAL INTEREST-BEARING DEPOSITS                                               4,335,220          152,042              3.51

Federal funds purchased and securities sold under agreements to
repurchase                                                                      983,167           45,455              4.62
U.S. Treasury demand                                                             44,480            1,534              3.45
                                                                            ----------------------------
TOTAL SHORT-TERM BORROWINGS                                                   1,027,647           46,989              4.57

Long-term debt                                                                  166,274           10,954              6.59
                                                                            ----------------------------
TOTAL INTEREST-BEARING LIABILITIES                                            5,529,141          209,985              3.80

Demand deposits                                                                 927,947
Other noninterest funds                                                         148,732
                                                                            ----------------------------
TOTAL FUNDS USED TO SUPPORT EARNING ASSETS                                    6,605,820          209,985              3.19

Stockholders' equity                                                            640,786
Equity used to support earning assets                                          (148,732)
Other liabilities                                                               131,360
----------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                  $ 7,229,234

Net interest income/yield                                                                    $   265,462              4.02%
Tax-equivalent adjustment                                                                         (6,649)
                                                                                             -----------
Net interest income                                                                              258,813
Provision for loan losses                                                                        (19,850)
                                                                                             -----------
Net interest income after provision for loan losses                                              238,963
Other income
Total advisory fees net of affiliate manager goodwill amortization                               176,841
Service charges on deposit accounts                                                               27,240
Other operating income                                                                            22,400
Securities gains/(losses)                                                                          1,522
                                                                                             -----------
TOTAL OTHER INCOME                                                                               228,003
                                                                                             -----------
NET INTEREST AND OTHER INCOME                                                                    466,966

Other expense
Salaries and employment benefits                                                                 166,794
Net occupancy                                                                                     16,846
Furniture and equipment                                                                           23,665
Other operating expense*                                                                          69,612
                                                                                             -----------
TOTAL OTHER EXPENSE                                                                              276,917

Income before income taxes and cumulative effect of change in
     accounting principle                                                                        190,049
     Applicable income taxes                                                                      66,009
                                                                                             -----------
NET INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE                            124,040
Cumulative effect of change in accounting principle
     (net of income taxes of $584)                                                                 1,130
                                                                                             -----------
NET INCOME *                                                                                 $   125,170
NET INCOME PER SHARE - DILUTED
     BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE                              $      3.77
     CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE                                            0.03
----------------------------------------------------------------------------------------------------------------------------
                                                                                             $      3.80


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

 * 1999 results included a $13.4 million one-time write-off.

11



                                                                                                 2000
                                                                                                 ----
                                                                               AVERAGE          INCOME/           AVERAGE
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS; RATES ON TAX-EQUIVALENT BASIS)        BALANCE          EXPENSE              RATE
-------------------------------------------------------------------------------------------------------------------------
FEDERAL FUNDS SOLD AND SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL     $    29,530      $     1,810             6.13%
                                                                           ----------------------------
U.S. Treasury and government agencies                                          921,610           56,814             5.98
State and municipal(1)                                                          14,282            1,028             7.28
Preferred stock(1)                                                             112,704            9,900             8.12
Asset-backed securities(1)                                                     324,690           20,771             6.19
Other(1)                                                                       193,724           13,391             6.87
                                                                           ----------------------------
TOTAL INVESTMENT SECURITIES                                                  1,567,010          101,904             6.31

Commercial, financial, and agricultural                                      1,580,074          137,782             8.72
Real estate - construction                                                     361,283           34,873             9.65
Mortgage - commercial                                                          942,893           82,867             8.79
Mortgage - residential                                                         977,185           70,167             7.18
Installment loans to individuals                                             1,191,644          108,362             9.09
                                                                           ----------------------------
TOTAL LOANS(1,2)                                                             5,053,079          434,051             8.59

Total earning assets                                                         6,649,619          537,765             8.03
Other assets                                                                   559,101
-------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                               $ 7,208,720

Savings                                                                    $   379,837      $     5,824             1.53%
Interest-bearing demand                                                      1,327,498           29,268             2.20
Certificates under $100,000                                                    981,248           48,665             4.96
Certificates $100,000 and over                                               1,692,782          108,443             6.41
                                                                           ----------------------------
TOTAL INTEREST-BEARING DEPOSITS                                              4,381,365          192,200             4.39

Federal funds purchased and securities sold under agreements to
repurchase                                                                   1,102,497           69,424             6.30
U.S. Treasury demand                                                            43,453            2,630             6.05
                                                                           ----------------------------
TOTAL SHORT-TERM BORROWINGS                                                  1,145,950           72,054             6.29

Long-term debt                                                                 168,000           11,061             6.58
                                                                           ----------------------------
TOTAL INTEREST-BEARING LIABILITIES                                           5,695,315          275,315             4.83

Demand deposits                                                                889,686
Other noninterest funds                                                         64,618
                                                                           ----------------------------
TOTAL FUNDS USED TO SUPPORT EARNING ASSETS                                   6,649,619          275,315             4.11

Stockholders' equity                                                           531,471
Equity used to support earning assets                                          (64,618)
Other liabilities                                                               92,248
-------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                 $ 7,208,720

Net interest income/yield                                                                   $   262,450             3.92
Tax-equivalent adjustment                                                                        (7,311)
                                                                                            -----------
Net interest income                                                                             255,139
Provision for loan losses                                                                       (21,900)
                                                                                            -----------
Net interest income after provision for loan losses                                             233,239
Other income
Total advisory fees net of affiliate manager goodwill amortization                              165,034
Service charges on deposit accounts                                                              25,344
Other operating income                                                                           26,248
Securities gains/(losses)                                                                          (416)
                                                                                            -----------
TOTAL OTHER INCOME                                                                              216,210
                                                                                            -----------
NET INTEREST AND OTHER INCOME                                                                   449,449

Other expense
Salaries and employment benefits                                                                162,939
Net occupancy                                                                                    15,741
Furniture and equipment                                                                          23,013
Other operating expense*                                                                         62,989
                                                                                            -----------
TOTAL OTHER EXPENSE                                                                             264,682

Income before income taxes and cumulative effect of change in
     accounting principle                                                                       184,767
     Applicable income taxes                                                                     63,828
                                                                                            -----------
NET INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE                           120,939

Cumulative effect of change in accounting principle
     (net of income taxes of $584)                                                                   --
                                                                                            -----------
NET INCOME *                                                                                $   120,939
NET INCOME PER SHARE - DILUTED
     BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE                             $      3.70
     CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE                                             --
-------------------------------------------------------------------------------------------------------------------------
                                                                                            $      3.70



                                                                                                       1999
                                                                                                       ----
                                                                                    AVERAGE           INCOME/     AVERAGE
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS; RATES ON TAX-EQUIVALENT BASIS)             BALANCE           EXPENSE        RATE
-------------------------------------------------------------------------------------------------------------------------
FEDERAL FUNDS SOLD AND SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL           $    31,521      $     1,566       4.97%
                                                                           ----------------------------------
U.S. Treasury and government agencies                                                937,878           55,412       5.85
State and municipal(1)                                                                14,411            1,086       7.64
Preferred stock(1)                                                                   159,738           11,278       7.05
Asset-backed securities(1)                                                           352,615           22,221       6.23
Other(1)                                                                             129,712            7,439       5.73
                                                                                 ----------------------------
TOTAL INVESTMENT SECURITIES                                                        1,594,354           97,436       6.06

Commercial, financial, and agricultural                                            1,423,794          113,217       7.95
Real estate - construction                                                           268,668           23,775       8.85
Mortgage - commercial                                                                882,038           77,217       8.75
Mortgage - residential                                                               895,138           63,877       7.14
Installment loans to individuals                                                   1,060,785           93,010       8.77
                                                                                 ----------------------------
TOTAL LOANS(1,2)                                                                   4,530,423          371,096       8.19

Total earning assets                                                               6,156,298          470,098       7.62
Other assets                                                                         532,767
-------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                     $ 6,689,065

Savings                                                                          $   411,352      $     7,364       1.79%
Interest-bearing demand                                                            1,377,749           29,670       2.15
Certificates under $100,000                                                        1,137,764           57,031       5.01
Certificates $100,000 and over                                                       983,340           53,429       5.43
                                                                                 ----------------------------
TOTAL INTEREST-BEARING DEPOSITS                                                    3,910,205          147,494       3.77

Federal funds purchased and securities sold under agreements to
repurchase                                                                         1,102,470           55,862       5.07
U.S. Treasury demand                                                                  35,643            1,846       5.18
                                                                                 ----------------------------
TOTAL SHORT-TERM BORROWINGS                                                        1,138,113           57,708       5.07

Long-term debt                                                                       168,000           11,061       6.58
                                                                                 ----------------------------
TOTAL INTEREST-BEARING LIABILITIES                                                 5,216,318          216,263       4.15

Demand deposits                                                                      856,171
Other noninterest funds                                                               83,809
                                                                                 ----------------------------
TOTAL FUNDS USED TO SUPPORT EARNING ASSETS                                         6,156,298          216,263       3.51

Stockholders' equity                                                                 531,592
Equity used to support earning assets                                                (83,809)
Other liabilities                                                                     84,984
-------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                       $ 6,689,065

Net interest income/yield                                                                         $   253,835       4.11%
Tax-equivalent adjustment                                                                              (7,922)
                                                                                                  -----------
Net interest income                                                                                   245,913
Provision for loan losses                                                                             (17,500)
                                                                                                  -----------
Net interest income after provision for loan losses                                                   228,413
Other income
Total advisory fees net of affiliate manager goodwill amortization                                    148,413
Service charges on deposit accounts                                                                    23,817
Other operating income                                                                                 17,979
Securities gains/(losses)                                                                               1,244
                                                                                                  -----------
TOTAL OTHER INCOME                                                                                    191,453
                                                                                                  -----------
NET INTEREST AND OTHER INCOME                                                                         419,866

Other expense
Salaries and employment benefits                                                                      147,219
Net occupancy                                                                                          15,440
Furniture and equipment                                                                                21,513
Other operating expense*                                                                               74,032
                                                                                                  -----------
TOTAL OTHER EXPENSE                                                                                   258,204

Income before income taxes and cumulative effect of change in
  accounting principle                                                                                161,662
  Applicable income taxes                                                                              54,365
                                                                                                  -----------
NET INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE                                 107,297

Cumulative effect of change in accounting principle
  (net of income taxes of $584)                                                                            --
                                                                                                  -----------
NET INCOME *                                                                                      $   107,297
NET INCOME PER SHARE - DILUTED
  BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE                                      $      3.21
  CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE                                                      --
-------------------------------------------------------------------------------------------------------------------------
                                                                                                  $      3.21



                                                                                                      1998
                                                                                                      ----
                                                                                   AVERAGE           INCOME/      AVERAGE
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS; RATES ON TAX-EQUIVALENT BASIS)            BALANCE           EXPENSE         RATE
-------------------------------------------------------------------------------------------------------------------------
FEDERAL FUNDS SOLD AND SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL          $    31,081      $     1,665        5.36%
                                                                           ---------------------------------
U.S. Treasury and government agencies                                               983,276           60,627        6.22
State and municipal(1)                                                               16,672            1,278        7.73
Preferred stock(1)                                                                  146,595           10,846        7.56
Asset-backed securities(1)                                                          358,929           23,749        6.66
Other(1)                                                                            104,123            5,874        5.67
                                                                                ----------------------------
TOTAL INVESTMENT SECURITIES                                                       1,609,595          102,374        6.42

Commercial, financial, and agricultural                                           1,263,385          107,039        8.47
Real estate - construction                                                          180,830           16,953        9.38
Mortgage - commercial                                                               890,375           83,040        9.33
Mortgage - residential                                                              837,218           65,195        7.79
Installment loans to individuals                                                    984,590           89,044        9.04
                                                                                ----------------------------
TOTAL LOANS(1,2)                                                                  4,156,398          361,271        8.69

Total earning assets                                                              5,797,074          465,310        8.05
Other assets                                                                        455,365
--------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                    $ 6,252,439

Savings                                                                         $   406,060      $     9,141        2.25%
Interest-bearing demand                                                           1,222,866           30,800        2.52
Certificates under $100,000                                                       1,208,244           66,045        5.47
Certificates $100,000 and over                                                      842,368           47,750        5.67
                                                                                ----------------------------
TOTAL INTEREST-BEARING DEPOSITS                                                   3,679,538          153,736        4.18

Federal funds purchased and securities sold under agreements to
repurchase                                                                        1,027,184           55,583        5.41
U.S. Treasury demand                                                                 49,338            2,377        4.82
                                                                                ----------------------------
TOTAL SHORT-TERM BORROWINGS                                                       1,076,522           57,960        5.38

Long-term debt                                                                      125,877            7,546        5.99
                                                                                ----------------------------
TOTAL INTEREST-BEARING LIABILITIES                                                4,881,937          219,242        4.49

Demand deposits                                                                     747,791
Other noninterest funds                                                             167,346
                                                                                ----------------------------
TOTAL FUNDS USED TO SUPPORT EARNING ASSETS                                        5,797,074          219,242        3.79

Stockholders' equity                                                                526,742
Equity used to support earning assets                                              (167,346)
Other liabilities                                                                    95,969
--------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                      $ 6,252,439

Net interest income/yield                                                                        $   246,068        4.26%
Tax-equivalent adjustment                                                                             (8,371)
                                                                                                 -----------
Net interest income                                                                                  237,697
Provision for loan losses                                                                            (20,000)
                                                                                                 -----------
Net interest income after provision for loan losses                                                  217,697
Other income
Total advisory fees net of affiliate manager goodwill amortization                                   128,801
Service charges on deposit accounts                                                                   21,934
Other operating income                                                                                26,496
Securities gains/(losses)                                                                              6,686
                                                                                                 -----------
TOTAL OTHER INCOME                                                                                   183,917
                                                                                                 -----------
NET INTEREST AND OTHER INCOME                                                                        401,614

Other expense
Salaries and employment benefits                                                                     137,917
Net occupancy                                                                                         13,236
Furniture and equipment                                                                               19,024
Other operating expense*                                                                              59,889
                                                                                                 -----------
TOTAL OTHER EXPENSE                                                                                  230,066

Income before income taxes and cumulative effect of change in
accounting principle                                                                                 171,548
Applicable income taxes                                                                               57,223
                                                                                                 -----------
NET INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE                                114,325

Cumulative effect of change in accounting principle
(net of income taxes of $584)                                                                             --
                                                                                                 -----------
NET INCOME *                                                                                     $   114,325
NET INCOME PER SHARE - DILUTED
BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE                                       $      3.34
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE                                                       --
--------------------------------------------------------------------------------------------------------------------------
                                                                                                 $      3.34


                                                                                                 1997
                                                                                                 ----
                                                                               AVERAGE          INCOME/        AVERAGE
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS; RATES ON TAX-EQUIVALENT BASIS)        BALANCE          EXPENSE          RATE
----------------------------------------------------------------------------------------------------------------------
FEDERAL FUNDS SOLD AND SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL       $    22,369     $     1,280         5.72%
                                                                           -----------------------------
U.S. Treasury and government agencies                                            868,296          55,579         6.41
State and municipal(1)                                                            27,918           2,223         7.99
Preferred stock(1)                                                               131,693           9,906         7.63
Asset-backed securities(1)                                                       272,527          17,581         6.46
Other(1)                                                                          85,865           5,078         5.93
                                                                             ---------------------------
TOTAL INVESTMENT SECURITIES                                                    1,386,299          90,367         6.53

Commercial, financial, and agricultural                                        1,211,703         105,758         8.73
Real estate - construction                                                       131,745          12,980         9.85
Mortgage - commercial                                                            904,063          85,260         9.43
Mortgage - residential                                                           764,246          58,406         7.64
Installment loans to individuals                                                 909,736          85,953         9.45
                                                                             ---------------------------
TOTAL LOANS(1,2)                                                               3,921,493         348,357         8.88

Total earning assets                                                           5,330,161         440,004         8.26
Other assets                                                                     349,826
----------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                 $ 5,679,987

Savings                                                                      $   397,179     $     9,561         2.41%
Interest-bearing demand                                                        1,078,685          27,393         2.54
Certificates under $100,000                                                    1,209,750          68,621         5.67
Certificates $100,000 and over                                                   506,089          28,601         5.65
                                                                             ---------------------------
TOTAL INTEREST-BEARING DEPOSITS                                                3,191,703         134,176         4.20

Federal funds purchased and securities sold under agreements to
repurchase                                                                     1,142,106          63,123         5.53
U.S. Treasury demand                                                              46,108           2,450         5.31
                                                                             ---------------------------
TOTAL SHORT-TERM BORROWINGS                                                    1,188,214          65,573         5.52

Long-term debt                                                                    43,000             874         2.03
                                                                             ---------------------------
TOTAL INTEREST-BEARING LIABILITIES                                             4,422,917         200,623         4.54

Demand deposits                                                                  678,683
Other noninterest funds                                                          228,561
                                                                             ---------------------------
TOTAL FUNDS USED TO SUPPORT EARNING ASSETS                                     5,330,161         200,623         3.77

Stockholders' equity                                                             478,814
Equity used to support earning assets                                           (228,561)
Other liabilities                                                                 99,573
----------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                   $ 5,679,987

Net interest income/yield                                                                    $   239,381         4.49%
Tax-equivalent adjustment                                                                         (9,365)
                                                                                             -----------
Net interest income                                                                              230,016
Provision for loan losses                                                                        (21,500)
                                                                                             -----------
Net interest income after provision for loan losses                                              208,516
Other income
Total advisory fees net of affiliate manager goodwill amortization                               114,501
Service charges on deposit accounts                                                               20,964
Other operating income                                                                            22,050
Securities gains/(losses)                                                                             27
                                                                                             -----------
TOTAL OTHER INCOME                                                                               157,542
                                                                                             -----------
NET INTEREST AND OTHER INCOME                                                                    366,058

Other expense
Salaries and employment benefits                                                                 129,816
Net occupancy                                                                                     11,763
Furniture and equipment                                                                           16,361
Other operating expense*                                                                          49,731
                                                                                             -----------
TOTAL OTHER EXPENSE                                                                              207,671

Income before income taxes and cumulative effect of change in
  accounting principle                                                                           158,387
  Applicable income taxes                                                                         52,343
                                                                                             -----------
NET INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE                            106,044

Cumulative effect of change in accounting principle
  (net of income taxes of $584)                                                                       --
                                                                                             -----------
NET INCOME *                                                                                 $   106,044
NET INCOME PER SHARE - DILUTED
  BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE                                 $      3.08
  CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE                                                 --
----------------------------------------------------------------------------------------------------------------------
                                                                                             $      3.08

MANAGEMENT'S DISCUSSION AND ANALYSIS



STATEMENT OF CONDITION Total banking assets at December 31, 2001, were $7.5 billion, or $196.8 million and 3% higher than at year-end 2000, due primarily to the growth in the loan portfolio.

         Average total assets for the year were $7.2 billion, or $20.5 million and 0.3%, higher than last year, also due primarily to growth in the loan portfolio.

         The year-to-year growth in the loan portfolio was $299.6 million, or 6%, to $5.5 billion. The growth in the loan portfolio was offset partially by a contraction of the investment portfolio, which declined by $179.4 million to $1.28 billion.

         The growth in the loan portfolio was fueled by commercial lending within three major categories - commercial, financial, and agricultural loans; real estate construction loans; and commercial mortgage loans - which together grew $285.7 million, or 10%, to $3.27 billion. Retail lending, which includes loans to individuals consisting of residential mortgage and consumer loans, increased $13.9 million, or 0.6%, to $2.22 billion.

         Contributing to the increase in commercial lending were a $239.1 million, or 15%, increase in commercial, financial, and agricultural loans; a $27.8 million, or 8%, increase in real estate construction loans; and a $19.0 million, or 2%, increase in commercial mortgage loans. Contributing to the increase in the retail lending was a $74.5 million, or 6%, increase in consumer loans, consisting of installment, credit card, home equity, and secured demand loans. This increase was offset partially by a $60.6 million, or 7%, decrease in residential mortgage loans. The Corporation sold approximately $87.9 million of newly originated residential mortgage loans into the secondary market during 2001. At December 31, 2001, the Corporation's banking affiliates had approximately $2.7 billion in loan commitments outstanding that had not been drawn.

         Approximately 44% of the loan growth in 2001 occurred within the Corporation's Delaware market, while 42% originated in the southeastern Pennsylvania market and the remainder came from those markets served by the Corporation's thrift subsidiary, Wilmington Trust FSB. In the Delaware market, where it already has an estimated 40% market share, loans, on average, grew $80.9 million, driven by a mixture of new and existing business relationships. In the Pennsylvania market, where it has a single-digit market share, the Corporation's ability to grow its loan portfolio is dependent on developing new business relationships. Over the years, the Corporation's experience in growing the loan portfolio in southeastern Pennsylvania has been excellent. During 2001, the balance, on average, of loans originated in the southeastern Pennsylvania market reached $960.2 million. This is representative of a trend of steady loan growth since the Corporation's entry into this market in 1993.

         The investment portfolio at year-end 2001 was $1.28 billion, or $179.5 million and 12%, below its prior year-end level, as securities matured, were called, or were sold and not replaced. The available-for-sale portfolio of $1.26 billion was $175.2 million, or 12%, below that at year-end 2000, and the held-to-maturity portfolio of $16.5 million was $4.3 million, or 21%, below that at year-end 2000. The available-for-sale portfolio at year-end 2001, which is subject to mark-to-market rules, included net unrealized gains of $14.6 million. This was a $21.5 million improvement over December 31, 2000, and was the result of the decline in interest rates during 2001.

         The Corporation continued to invest in technology and facilities during the year, resulting in a $9.3 million, or 7%, increase in its premises and equipment category. The Corporation made investments in its global trust accounting and customer relationship management systems during 2001, as well as making enhancements to its online banking systems. Renovations were completed on the Corporation's headquarters and existing offices in Philadelphia, Pennsylvania, and Las Vegas, Nevada, and new offices were opened in Orange County, California, and Morristown, New Jersey.

         Goodwill increased $36.4 million, or 21%, to $208.4 million. During the year, the Corporation raised its ownership interest by $44.5 million in affiliate asset manager Roxbury Capital Management, LLC. The increase in goodwill was offset by $8.1 million of amortization expense.

         Total liabilities at year-end 2001 increased $106.2 million, or 2%, to $6.8 billion, with virtually all of this increase due to higher levels of deposits. Deposit levels increased $304.8 million, or 6%, over their prior year-end levels due primarily to noninterest-bearing demand deposits, which increased $302.7 million, or 32%. Short-term borrowings declined $190.6 million, or 17%, due primarily to a $271.2 million, or 25%, decrease in federal funds purchased and securities sold under agreements to repurchase. As existing funding matured during the year, certificates of deposit were less expensive than term federal funds of similar maturities. As a result, there was a modest shift in the Corporation's funding sources, as 85% came from deposits compared with 82% at the prior year-end. Should further funding needs arise, the Corporation anticipates that it will be able to meet those funding needs in both a timely and cost-effective manner. See "Liquidity."

         Other liabilities increased $16.6 million, or 22%, to $93.5 million. Income taxes payable associated with unrealized gains in the available-for-sale investment portfolio increased $7.3 million and federal income taxes payable increased $5.4 million. Employee benefit accruals for salaries, health care, and pension costs increased $3.7 million.

         Total stockholders' equity at December 31, 2001, was $682.5 million, an increase of $90.6 million, or 15%, over the $591.9 million reported at year-end 2000. Additions to equity from earnings and the improvement in the level of unrealized gains within the available-for-sale investment portfolio were partially offset by dividends and ongoing purchases of the Corporation's stock. See "Capital Resources."

NET INTEREST INCOME Net interest income is the difference between interest income received on earning assets, such as loans and investment securities, and interest expense paid on liabilities, such as deposits and short-term borrowings. Movements in interest rates and the relative levels of earning assets and interest-bearing liabilities held by the Corporation affect its net interest margin and the resulting net interest income. The net interest margin is determined by dividing fully tax-equivalent (FTE) net interest income by average total earning assets.

         The Corporation's net interest income for 2001, on an FTE basis, was $265.5 million, an increase of $3.0 million, or 1%, over last year. The Corporation's net interest margin for 2001 was 4.02%, 10 basis points above the 3.92% reported for 2000.

         The Federal Reserve Board lowered short-term interest rates 11 times during 2001, reducing the discount rate to 1.25%, 475 basis points below the 6.00% at which it began the year. These rate reductions caused both interest revenue and interest expense to decline during the year.

         Interest revenue (FTE) for 2001 totaled $475.4 million, a decrease of $62.3 million, or 12%, from the $537.8 million reported for 2000. Interest revenue declined $62.0 million as the average rate earned on the Corporation's assets fell 82 basis points to 7.21%. Interest revenues declined another $285,000 due to a $43.8 million decrease in the average level of earning assets to $6.6 billion. The Corporation's average prime lending rate (the rate at which banks lend to their most creditworthy customers) was 6.93%, 231 basis points below the 9.24% for 2000.

         Interest expense for 2001 was $210.0 million, a decrease of $65.4 million, or 24%, from last year. Interest expense declined $58.7 million, as the average rate the Corporation paid on its interest-bearing liabilities fell 92 basis points to 3.19%. The aforementioned reductions in the discount rate by the Federal Reserve Board were responsible for this decrease. Interest expense declined an additional $6.7 million, due to a $166.2 million decrease in the average level of interest-bearing liabilities to $5.5 billion. The average discount rate (the rate at which the Federal Reserve Banks lend money to their member banks) was 3.4%, compared with a corresponding average rate for 2000 of 6.24%. See "Quantitative and Qualitative Disclosures about Market Risk."

NONINTEREST REVENUES AND OPERATING EXPENSES Growth in the Corporation's fee-based businesses was the impetus behind improved noninterest revenues. The percentage of operating revenues derived from these fee-based businesses continued to increase, accounting for 48% of operating revenues for 2001 compared with 47% for 2000.

MANAGEMENT'S DISCUSSION AND ANALYSIS



         Operating revenues, excluding securities gains and losses and amortization of goodwill associated with affiliate asset manager acquisitions, were $493.5 million, an increase of $14.2 million, or 3%, over the $479.3 million reported for 2000.

                                                                  % of                          % of
                                                             Operating                     Operating
(in thousands)                                 2001           revenues       2000           revenues
----------------------------------------------------------------------------------------------------
Net interest income                         $ 258,813             52%      $ 255,139            53%

Fee income:
Advisory fees                                 185,036             37%        172,521            36%
Service charges                                27,240              6%         25,344             5%
Other operating income*                        22,400              5%         26,248             6%
----------------------------------------------------------------------------------------------------
TOTAL FEE INCOME                            $ 234,676             48%      $ 224,113            47%

Total operating revenues                    $ 493,489            100%      $ 479,252           100%
Affiliate manager goodwill amortization        (8,195)                        (7,487)
Securities gains/(losses)                       1,522                           (416)
----------------------------------------------------------------------------------------------------
NET INTEREST AND OTHER INCOME,
   BEFORE LOAN LOSS PROVISION               $ 486,816                      $ 471,349

*  Includes $7.2 million of gains from branch sales in 2000.

Total advisory fees during 2001 were $185.0 million, an increase of $12.5 million, or 7%, over last year. This represented 79% of fee income and 37% of operating revenues for 2001, compared with corresponding ratios of 77% and 36%, respectively, for last year.

         Private client advisory fees were $106.1 million, $6.3 million, or 6%, higher than last year. New business development was strong throughout the United States, with record sales posted in New York and California. This is noteworthy given that the Nasdaq, Dow Jones Industrial Average, and S&P 500 were down 21%, 5%, and 12%, respectively, and that approximately 70% of our private client advisory fees are tied to securities valuations. These fees primarily are based on principal, income, and distribution commissions on assets held in personal trust accounts. Estate settlement, private banking, and personal tax return preparation also contributed to these fees. The Corporation also offers a broad range of institutional portfolio management services to domestic and foreign entities, including fixed-income investments and short-term cash management, and, through its affiliates, manages a variety of mutual funds. In addition, the Corporation provides brokerage services through Wilmington Brokerage Services Company, a subsidiary of Wilmington Trust Company.

         Assets under management at year-end 2001, excluding those of our affiliate asset managers, were $24.6 billion, down 12% from $28.0 billion at year-end 2000. Affiliate asset manager fees for 2001 were $20.6 million. This was a decline of $764,000, or 4%, from the $21.3 million reported last year. The difficult market conditions of 2001 were the primary cause of this decline, with results tied to the investment style of each affiliate. Revenues from Cramer Rosenthal McGlynn, a value-style manager, increased to $6.3 million, as assets under management increased 37% to $4.6 billion at year-end 2001. Cramer Rosenthal McGlynn bills revenues in arrears and calculates certain revenues and compensation expense based on peer statistics. These statistics are not available at the time the Corporation consolidates its results. Therefore, earnings from Cramer Rosenthal McGlynn recognized in the Corporation's results of operations are based on estimates. Revenues from Roxbury Capital Management, a growth-style manager, declined 28% to $14.2 million, as assets under management declined 32% to $7.7 billion at year-end 2001. Roxbury calculates certain compensation expense on the results of operations. This compensation expense is not available at the time the Corporation consolidates its results. Consequently, net earnings from Roxbury recognized in the Corporation's earnings are based on estimates.

         Corporate financial services fees for 2001 were $58.4 million, $6.9 million, or 13%, higher than last year. Double-digit increases were realized by the capital markets trust service and nexus and holding company service components of this business. Capital market trust services increased 35% to $29.8 million, while nexus and holding company services increased 17% to

$12.4 million. The majority of our corporate financial services revenue is generated on a fee-for-service basis. The balance, approximately 25%, is tied to asset valuations. The Corporation provides a wide range of trust, custody, and specialized administrative services to domestic and international corporate clients and financial intermediaries. The Corporation acts as trustee for leased capital equipment, collateralized securities, bond financings, corporate restructurings, and bankruptcy liquidations, and provides fiduciary services for most types of employee benefit trusts. The Corporation also provides administrative services in its capacity as agent or trustee in special purpose entity transactions in jurisdictions such as the Cayman Islands, Channel Islands, Nevada, and Delaware. In some capital equipment transactions, such as those involving aircraft, railcars, and vessels, the Corporation serves as the owner trustee, representing large institutional investors. In this capacity, the Corporation receives an annual fee for providing administrative services for the trusts, but maintains no economic interest and does not provide any investment banking advice or credit offerings in these transactions. Furthermore, the Corporation limits its liability through indemnification provisions in the operative documents for each such transaction.

         Expense associated with the amortization of acquisition goodwill increased $708,000, or 9%, due to additional equity interests acquired in Roxbury. At December 31, 2001, the Corporation held a 56.53% equity position in Cramer Rosenthal McGlynn. The Corporation has a 100% interest in the preferred shares of Roxbury, entitling it to a 30% share of its revenues, together with a 40.25% interest in Roxbury's common shares, entitling it to a like percentage of net income.

         On January 2, 2002, the Corporation completed its acquisition of a 100% equity interest and an 80% profits interest in Balentine & Company, LLC. Headquartered in Atlanta, Balentine oversees management for $3.5 billion in assets for high net worth families, foundations, and endowments. It has particular expertise in selecting independent investment managers to meet the needs of clients. The results of Balentine's operations will not be included in the Corporation's financial statements until 2002.

         Service charges on deposit accounts for 2001 were $27.2 million, an increase of $1.9 million, or 7%, over last year. This increase was due principally to increases in fees for automated teller machines, returned items and overdrafts, and service charges on regular and other related checking accounts. Business checking fee income for 2001 was $6.7 million, a $1.4 million, or 26%, increase over last year due in part to a fee increase implemented in the first half of 2001.

         Loan fees for 2001 were $7.7 million, an increase of $1.9 million, or 32%, over last year. Key drivers of this increase included increases in commercial and retail loan fees, letter of credit fees, loan application fees, and documentary fees.

         Other operating income for 2001 was $4.4 million, a $6.0 million, or 58%, decrease from last year. Gains of $7.2 million reported in 2000 from the sale of certain of the Corporation's Pennsylvania and Maryland branches in connection with its branch reconfiguration strategy primarily were responsible for this decrease. Securities gains of $1.5 million were recognized in 2001, compared with $416,000 in losses for last year, as the Corporation sold selective fixed-rate investments and had outstanding warrants called in connection with a merger.

         Operating expenses for 2001 were $276.9 million, an increase of $12.2 million, or 5%, over last year. The Corporation experienced increases in expenses for salaries and employment benefits, net occupancy, servicing and consulting fees, and other operating costs.

         Salaries and employment benefits expenses for 2001 were $166.8 million, a $3.9 million, or 2%, increase over last year. Salary and wage expense during 2001 increased $6.7 million, or 7%, to $109.8 million. The Corporation's full-time equivalent employee count at December 31, 2001 was 2,316, compared with 2,299 at December 31, 2000. The year-end 2000 count was a decrease of 135 staff positions from 1999, reflecting the outsourcing of the Corporation's item processing unit late in 1999 and early 2000. The increase in salaries and wages in 2001 was offset partially by a decline in incentives and bonuses, which decreased $4.2 million, due principally to a $5.5 million drop in the profit-sharing bonus. This bonus is based on a formula driven by return on equity and net income growth. Employment benefits expense increased $1.3 million, or 5%, to $29.2 million, due primarily to higher payroll tax, health insurance, and pension expenses.

         Net occupancy and furniture and equipment expenses during 2001 increased $1.8 million, or 5%, over last year. Depreciation expense increased $881,000, or 5%, to $18.5 million, reflecting the Corporation's investment in new software, which targets new products and services, internal efficiencies, internet services, and the Corporation's trust system. Further contributing to these

MANAGEMENT'S DISCUSSION AND ANALYSIS





increases were expenses associated with the opening of new offices in Orange County, California, and Morristown, New Jersey; expansion of the offices in Philadelphia and Las Vegas; and renovations to the Corporation's headquarters.

         Servicing and consulting expense in 2001 was $9.1 million, an increase of $904,000, or 11%, over last year, resulting primarily from the Corporation's outsourcing of its trust tax return preparation work to a third-party vendor and increased advisory fees paid to its affiliate asset managers.

         Other operating expense in 2001 was $51.6 million, a $5.3 million, or 12%, increase over last year. This increase was attributable to outsourcing item processing, legal expenses, and training expenses.

         The provision for income taxes for 2001 was $66.0 million, a $2.2 million, or 3%, increase over last year. Federal income tax expense was $61.4 million, an increase of $3.3 million, or 6%, while state income tax expense was $4.6 million, a decrease of $1.2 million, or 20%. A refund received from a prior year's state tax filing, coupled with the Corporation's lower tax rate for its investment holding companies, were responsible for the decrease in state income tax expense. The Corporation's effective tax rate for the year was 34.7%, compared with 34.5% in 2000.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK Net interest income is an important determinant of the Corporation's financial performance. Through management of its interest rate sensitivity exposure, the Corporation seeks to maximize the growth of net interest income on a consistent basis by minimizing the effects of fluctuations associated with changing market interest rates.

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

         Net interest income is projected using multiple interest rate scenarios. The results are compared to net interest income projected using stable interest rates. The Corporation's model generally employs interest rate scenarios in which interest rates gradually move up or down 250 basis points over one year. As of December 31, 2001, the declining rate scenario would gradually move down 175 basis points until the federal funds rate equals zero. This change ensures that negative rates are not created within the simulation model. The rising rate scenario remains unchanged and would gradually increase 250 basis points. The simulation model projects, as of December 31, 2001, that a gradual 250 basis point increase in market interest rates would increase net interest income by 2.7% over a one-year period. This compares to a decrease of 0.2% as measured at December 31, 2000. If interest rates were to decrease gradually 175 basis points, the simulation model projects, as of December 31, 2001, that net interest income would decrease 5.1% over a one-year period. This compares to a decrease of 2.4% the simulation projected would occur on a gradual 250-basis-point decline in market interest rates as measured at December 31, 2000. The movement in the rate sensitivity measurements over the past year has been driven primarily by several key changes. The relative proportion of fixed-rate and floating-rate assets has shifted as loans matured or were repaid and mortgages were sold, while new loans were originated that had a floating interest rate.

         In addition, the change in the absolute level of short-term interest rates affects the simulation results. For example, the rates currently offered on retail deposits are currently at levels that are essentially floors, meaning that they are unlikely to decline further given any additional rate declines. The Corporation's objective is to keep any interest rate imbalance from reducing net interest income by 10% within a one-year period, as projected by the simulation model. Should it be determined that a course of action is necessary, based on the simulation model, strategies will be developed and presented to the Corporation's Board of Directors.

         The preceding paragraphs contain certain forward-looking statements regarding the anticipated effects on the Corporation's net interest income resulting from hypothetical changes in market interest rates. The assumptions that the Corporation uses regarding the effects of changes in interest rates on the adjustment of retail deposit rates and the prepayment of residential mortgages, asset-backed securities, and collateralized mortgage obligations play a significant role in the results the simulation model projects. Rate and prepayment assumptions used in the Bank's simulation model differ for both assets and liabilities in rising as compared to declining interest rate environments. Nevertheless, these assumptions are inherently uncertain and, as a result, the simulation model cannot predict precisely the impact of changes in interest rates on net interest income.

         Management reviews the Corporation's exposure to interest rate risk regularly, and may employ a variety of strategies as needed to adjust its sensitivity. This includes changing the relative proportions of fixed-rate and floating-rate assets and liabilities, changing the number and maturity of funding sources and asset securitizations, and utilizing derivative contracts, such as interest rate swaps and interest rate floors.

         The Corporation previously entered into floors to hedge against the impact of adverse market interest rate changes on the cash flows of floating-rate commercial loans. Changes in the intrinsic value of the contracts were expected to be highly effective in offsetting changes in cash flows attributable to fluctuations in market interest rates below the strike price of the floors. However, at December 31, 2001, all floors had been sold. Net gains and/or losses remaining in "Accumulated Other Comprehensive Income" are being amortized over the original intended hedge period and recorded in "Interest and Fees on Loans" in the Consolidated Statements of Income. See "Net Interest Income."

LIQUIDITY A financial institution's liquidity represents its ability to meet, in a timely manner, cash flow requirements that may arise from increases in demand for loans and other assets or from decreases in deposits or other funding sources. Liquidity management, therefore, contains both asset and liability components. The maturity and marketability of loans and investments provide liquidity, along with all time deposits at other banks, federal funds sold, and securities purchased under agreements to resell.

         Liquidity also results from the Corporation's internally-generated capital, core deposits, large certificates of deposit, federal funds purchased, securities sold under agreements to repurchase, and other credit facilities.

         In 2001, the proportion of funding provided by core deposits -- demand deposits, interest-bearing demand deposits, and certificates of deposit -- was stable when compared to the prior year. As total assets on average were stable year to year, funding sources were also stable, with the relative proportions of core deposits and short-term borrowings (principally federal funds purchased and securities sold under agreements to repurchase) virtually unchanged.

         The Corporation is a guarantor for 57% -- its ownership interest -- of three obligations of its affiliate, Cramer Rosenthal McGlynn. The guaranty is for two lines of credit totaling $8 million, at LIBOR plus 2%, which expire December 8, 2002. The third credit facility is a $2 million amortizing term loan, at LIBOR plus 2%, the balance of which was $666,667 at December 31, 2001.

         Management continuously monitors the Corporation's existing and projected liquidity requirements. The Corporation believes that its acceptance in the national markets will permit it to obtain additional funding if the need arises in the future. The Bank is a member of the Federal Home Loan Bank of Pittsburgh, which provides an additional source of funds.

ASSET QUALITY AND LOAN LOSS PROVISION Net chargeoffs for 2001 were $15.8 million, a decrease of $6.3 million, or 28%, from the $22.1 million reported for 2000. The Corporation's provision for loan losses for 2001 was $19.9 million. This was $2.1 million, or 9%, lower than last year. The reserve for loan losses at December 31, 2001, was $80.8 million, an increase of $4.0 million, or 5%, over the $76.7 million at December 31, 2000. The reserve at year-end as a percentage of loans outstanding was 1.47%, a decrease of one basis point from the 1.48% reported at year-end 2000. Loans past due 90 days or more, nonaccrual loans, and restructured loans at December 31, 2001, totaled $51.9 million. This represented a decrease of $4.4 million, or 8%, from the $56.3 million reported at year-end 2000. Loans past due 90 days or more at December 31, 2001, totaled $13.5 million, unchanged from year-end 2000. Nonaccrual loans at year-end 2001 were $38.0 million. This was $2.1 million, or 5%, below the $40.2 million of nonaccrual loans at year-end 2000. At year-end 2001, $375,000 of loans were classified as restructured compared with $2.6 million at year-end 2000. Other real estate owned (OREO) at year-end 2001 was $398,000, down $319,000, or 44%, from $717,000 at year-end 2000.

Management's Discussion and Analysis




         The overall level of nonperforming loans during 2001 decreased $2.5 million, or 6%. Deteriorating economic conditions or any further deterioration in markets the Corporation serves have the potential to impair the ability of some borrowers to repay their loans in full on a timely basis. In that event, management would expect increased levels of nonperforming assets, credit losses, and provisions for loan losses. To minimize the likelihood and impact of such conditions, management continually monitors the entire loan portfolio to identify potential problem loans and avoid disproportionately high concentrations of loans to individual borrowers and industries. An integral part of this process is a regular analysis of all past due loans. At December 31, 2001, an analysis of loans past due 90 days or more totaled $13.5 million and indicated that approximately 68% of those loans were in the Corporation's commercial loan portfolio, 23% in the residential mortgage loan portfolio, and 9% in the consumer loan portfolio. The corresponding ratios at December 31, 2000 were 65%, 24%, and 11%, respectively.

         As a result of the Corporation's ongoing monitoring of its loan portfolios, at December 31, 2001, approximately $60.6 million of loans were identified that are either currently performing in accordance with their terms or are less than 90 days past due, but for which, in management's opinion, serious doubt exists as to the borrowers' ability to continue to repay their loans on a timely basis. This compares with the $44.8 million in loans at year-end 2000 about which the Corporation had serious doubt. In light of the current levels of past due, nonaccrual, and problem loans, management believes that the Corporation's reserve for loan losses is a reasonable estimate of the known and inherent losses in the loan portfolio.

         The Corporation's loan loss reserve methodology is sound and has provided an appropriate level of reserve adequacy over an extended period of time. The Corporation's reserve is reflective of estimated credit losses for specifically identified and estimated probable losses inherent in the remainder of the portfolio based on loan type and risk rating classification. The methodology includes an analysis of the business climate and the potential effect on credit losses, which is the basis for an unallocated portion of the reserve assessment. The business climate includes shifts in current market conditions, loan growth in expansion markets, the average loan size and complexity within the portfolio, trends in delinquent payment performance, the direction of risk rating migration within the portfolio, the level of serious doubt loans, the impact of litigation, and trends in bankruptcy filings. The unallocated and allocated portions of the reserve are reassessed quarterly during the regular application of the reserve methodology. At December 31, 2001, approximately $6.3 million, or 8%, of the reserve for loan losses was unallocated. This compares with $5.1 million, or 7%, of the reserve that was unallocated at year-end 2000. Loan growth has been addressed through the allocation of reserves to the new loans within the parameters of the reserve methodology. Delinquency trends and serious doubt levels both declined from prior year-end levels. The percentage of loans carrying a pass rating remained high, at 95%, unchanged from the prior year.

CAPITAL RESOURCES Management continues to review the Corporation's capital position and make adjustments as needed to assure that the Corporation's capital base is sufficient to satisfy existing and impending regulatory requirements, as well as to meet appropriate standards of safety and provide for future growth.

         The Corporation's capital increased in 2001 due primarily to increased earnings and improvement in the market value of the Corporation's investment portfolio. The Corporation's 2001 capital generation rate was 10.8%, a decrease from the 12.8% reported for 2000. Current year earnings of $125.1 million, net of $61.5 million in cash dividends, added $63.6 million to the Corporation's capital. The improvement in the market value of the Corporation's available-for-sale investment portfolio added an additional $13.8 million to equity. Common stock issued under employee benefit plans added another $16.0 million, while the acquisition of treasury stock reduced equity by $3.5 million. The remainder of the increase, $748,000, was the result of net unrealized holding gains, which arose during the year on derivatives held as cash flow hedges.

         The Federal Reserve Board's risk-based capital guidelines establish the minimum levels of capital for a bank holding company. The guidelines are intended to reflect the varying degrees of risk associated with different balance sheet and off-balance-sheet items. The Corporation has reviewed its balance sheet and off-balance-sheet items and calculated its capital position under the risk-based capital guidelines. At December 31, 2001, the Corporation's total risk-based capital ratio was 11.16%, compared with 10.80% reported at the corresponding date a year ago. The Corporation's Tier 1 risk-based capital ratio at that date was 7.78%, compared with 7.33% reported at year-end 2000, and its Tier 1 leverage capital ratio was 6.49%, compared with 5.87% reported a year ago. Each of these ratios exceeded the minimum levels required for adequately capitalized institutions of 8%, 4%, and 4%, respectively, as well as the levels required for well-capitalized institutions of 10%, 6%, and 5%, respectively.

         In April 2001, the Corporation's Board of Directors increased the quarterly dividend to $0.48 per share. This marked the twentieth consecutive year of increased cash dividends. Dividends paid for 2001 totaled $1.89 per share, a 7% increase over the $1.77 per share paid in 2000. The Corporation's dividend payout ratio for 2001 was 49.15%, compared to the 47.26% pay-out ratio for last year.

         In April 1996, the Corporation's Board of Directors authorized the buyback of 4,000,000 shares of the Corporation's common stock. At year-end 2000, 3,666,779 shares had been bought under the program at a cost of $179.7 million. During 2001, 57,408 additional shares were purchased at a cost of $3.5 million, bringing the total number of shares repurchased under the current program to 3,724,187.

         The Corporation's common stock is traded on the New York Stock Exchange under the symbol "WL." The table below summarizes the price ranges of the Corporation's common stock and its quarterly dividends.


COMMON STOCK PRICE RANGE AND DIVIDEND RATE BY QUARTER

                                        2001                                       2000
Quarter                 High            Low         Dividend         High           Low        Dividend
-------------------------------------------------------------------------------------------------------
First quarter      $   62.85        $   53.34      $   0.45      $   55.44      $   40.56      $   0.42
Second quarter     $   66.35        $   56.20      $   0.48      $   54.38      $   42.63      $   0.45
Third quarter      $   67.00        $   50.20      $   0.48      $   55.63      $   42.19      $   0.45
Fourth quarter     $   63.45        $   51.00      $   0.48      $   63.38      $   47.75      $   0.45

INFLATION The Corporation's asset and liability structure is substantially different from that of an industrial company, since virtually all assets and liabilities of a financial institution are monetary in nature. Accordingly, changes in interest rates may have a significant impact on a bank holding company's performance. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. The impact, therefore, of inflation on a bank holding company's financial performance is indeterminable.

FINANCIAL ANALYSIS 2000/1999
Net income for 2000 was $120.9 million, or $3.74 per share. This was a 13% increase over the $107.3 million, or $3.26 per share, reported for 1999. On a diluted basis, earnings per share were $3.70, a 15% increase over the $3.21 reported for 1999. The Corporation's 1999 results included a one-time, pre-tax charge to earnings primarily for the outsourcing of certain back office data processing functions. New business and record income levels from the Corporation's fee businesses propelled earnings growth for the year. These contributed 47% of total revenues in 2000, compared with 45% during 1999.

STATEMENT OF CONDITION Total banking assets at December 31, 2000, were $7.3 billion, an increase of $119.7 million, or 2%, over the $7.2 billion at December 31, 1999. Virtually all of this increase was due to growth in the level of loans outstanding as the loan portfolio increased $368.3 million, or 8%, to $5.2 billion. Contributing to this increase was a $168.3 million, or 15%, increase in consumer loans, a $101.3 million, or 7%, increase in commercial loans, a $71.1 million, or 8%, increase in commercial mortgage loans, and a $69.0 million, or 23%, increase in real estate construction loans. These increases were offset in part by a $42.3 million, or 4%, decrease in residential mortgage loans. Approximately 60% of this 2000 loan growth was realized outside of the Corporation's Delaware market, with one-third originating in the southeastern Pennsylvania market.

Management's Discussion and Analysis



         The investment securities portfolio at December 31, 2000, was $1.46 billion, a decrease of $256.7 million, or 15%, from the $1.72 billion at the corresponding date in 1999. The available-for-sale portfolio decreased $246.2 million, or 15%, as low-yielding, fixed-rate securities matured or were sold in the latter portion of the year and were not replaced to reduce leverage in the Corporation's balance sheet. Contributing to this decrease were maturities of U.S. Treasury and government agency securities, which decreased $118.9 million, or 12%, to $878.9 million, and asset-backed securities, which decreased $57.7 million, or 16%, to $293.1 million.

         Goodwill increased $24.0 million, or 16%, to $172.0 million, as the Corporation increased its ownership in its affiliate asset managers.

         Total liabilities at December 31, 2000, were $6.73 billion, an increase of $26.0 million, or 0.4%, over the prior year-end amount. Interest-bearing liabilities at December 31, 2000, were $5.65 billion, an increase of $11.9 million, or 0.2%, over their prior year-end amount. Noninterest-bearing demand account balances at year-end 2000 were $955.7 million, down $39.0 million, or 4%, from the prior year-end. Interest-bearing deposit account balances at year-end 2000 were $4.3 billion, down $44.5 million, or 1%. Short-term borrowings increased $56.3 million, or 5%, to $1.15 billion, offsetting the declines in core deposit balances. Overnight federal fund balances increased $171.9 million, or 542%, to $203.6 million, further offsetting declines in core deposit and other short-term borrowing balance categories.

         Stockholders' equity at December 31, 2000, was $591.9 million, up $93.7 million, or 19%, more than the $498.2 million at December 31, 1999. Earnings of $120.9 million, a $30.4 million improvement in unrealized gains within the available-for-sale investment portfolio, and $8.5 million of stock issued under employment benefit plans were offset, in part, by $57.2 million of cash dividends and $8.9 million of treasury stock acquisitions.

NET INTEREST INCOME The Corporation's net interest income (FTE) for 2000 increased $8.6 million, or 3%, to $262.5 million from $253.8 million in 1999. This resulted from a $67.7 million increase in interest revenues and a $59.1 million increase in interest expense. The increase in interest revenues was partially the result of a $493.3 million increase in the average level of earning assets. The earning asset increase contributed $43.0 million of the $67.7 million interest revenue increase, with the remaining $24.7 million resulting from the higher rate environment. The average rate earned on the Corporation's assets for 2000 was 8.03%, a 41-basis-point increase over the 7.62% earned for 1999.

         Interest expense for 2000 increased $59.1 million, or 23%, to $275.3 million from $216.3 million for 1999. Interest expense increased $29.4 million as the result of a $479.0 million increase in the average level of interest-bearing liabilities. Interest expense increased an additional $29.6 million as a result of the higher interest rate environment. The average interest rate paid on the Corporation's liabilities during 2000 was 4.11%, a 60-basis-point increase over the 3.51% paid during 1999. The Corporation's net interest margin for 2000 was 3.92%, down 19 basis points from the 4.11% reported for 1999.

ASSET QUALITY The provision for loan losses for 2000 was $21.9 million. This was $4.4 million, or 25%, higher than the $17.5 million provision for 1999. The reserve for loan losses at December 31, 2000, was $76.7 million, or 1.48% of loans outstanding. This compares with corresponding levels of $76.9 million and 1.60% of loans outstanding reported at year-end 1999.

         Loans past due 90 days or more, nonaccrual loans, and restructured loans at December 31, 2000, totaled $53.7 million. This was a $7.9 million, or 17%, increase over the corresponding level of $45.8 million reported at December 31, 1999. Nonaccrual loans at year-end 2000 were $40.2 million, including $2.6 million in loans that were also classified as restructured. This was $11.0 million, or 38%, above the $29.2 million reported at year-end 1999. At December 31, 2000, $2.6 million of loans were classified as restructured, compared with $55,000 at the previous year-end. The OREO portfolio at December 31, 2000, totaled $717,000, an increase of $141,000, or 24%, over the $576,000 reported at year-end 1999. Approximately $1.9 million of properties securing non-performing loans were added to this portfolio during 2000, while $1.8 million were removed through chargeoffs and sales. Chargeoffs in this portfolio during 2000 were $20,000. The remainder was liquidated through sales, which resulted in net gains of $287,000. Expenses incurred to carry this portfolio during 2000 were $133,000. These amounts compare with chargeoffs of $727,000, net gains on dispositions of $886,000, and portfolio expenses of $156,000 during 1999.

NONINTEREST REVENUES AND OPERATING EXPENSES Revenues from noninterest sources in 2000 increased $24.8 million, or 13%, to $216.2 million, above the $191.5 million reported for 1999. Net total advisory fees increased $16.6 million, or 11%, to $165.0 million. All three components of this revenue source -- private client advisory fees, corporate financial services fees, and affiliate asset manager fees -- contributed to this increase.

         Private client advisory fees were $99.7 million, or $5.9 million and 6%, above the $93.9 million reported for 1999. Record levels of new business activity, up 23% to $12.8 million, were offset, in part, by lower fees resulting from the market value of assets under management. The S&P 500 and the Nasdaq Composite indices declined 9% and 39%, respectively, during 2000.

         Corporate financial services fees were $51.5 million, $6.8 million, or 15%, above the $44.6 million reported for 1999. All three components of this business -- capital markets trust services, nexus and holding company services, and employee benefit services -- posted double-digit increases for the year.

         Affiliate asset manager fees, before amortization expense, were $21.3 million, and $5.2 million, or 32%, above the $16.1 million reported for 1999. The Corporation's affiliations with Cramer Rosenthal McGlynn and Roxbury Capital Management contributed to this increase. Assets under management of these two affiliates increased to $17.3 billion at September 30, 2000, before declining to $14.7 billion at year-end 2000.

         Service charges on deposit accounts in 2000 were $25.3 million, an increase of $1.5 million, or 6%, over the $23.8 million reported for 1999. This was due primarily to higher levels of fees for automated teller machines, returned items and overdrafts, service charges on regular checking accounts, and other related checking account fees.

         Card fees were $10.0 million, an increase of $661,000, or 7%, above the $9.4 million reported for 1999, due to higher merchant discount and interchange fees.

         Other operating income increased $7.6 million, or 88%, to $16.2 million, as gains of $7.2 million were recorded on the sale of certain of the Corporation's Pennsylvania and Maryland branches as part of its branch reconfiguration strategy. Increased loan fees of $838,000, or 17%, to $5.8 million also contributed to this increase.

         Securities losses of $416,000 were recognized in 2000, compared with $1.2 million in gains for 1999, as the Corporation sold selective fixed-rate, low-yielding investments during 2000.

         Operating expenses for 2000 increased $6.5 million, or 3%, to $264.7 million. Personnel expenses increased $15.7 million, or 11%, to $162.9 million. These increased costs were to staff the Corporation's new locations and higher levels of bonuses and incentives. This amount included $6.4 million of increased profit-sharing bonus expense.

         Net occupancy and furniture and equipment expenses during 2000 increased $1.8 million, or 5%, due, in part, to higher depreciation and maintenance expense on electronic data processing equipment and rent expense on new office locations.

         Advertising and contributions expense decreased $846,000, or 9%, to $8.5 million, as lower levels of advertising and marketing research offset higher levels of charitable giving.

         Servicing and consulting expense increased $872,000, or 12%, to $8.2 million, as the Corporation engaged a third-party vendor to outsource its trust statement processing.

         The 1999 results included a $13.4 million one-time, pre-tax charge, primarily for outsourcing those and certain other back-office data processing functions.

         Other operating expense of $46.3 million was an increase of $2.3 million, or 5%, over the $44.0 million for 1999. This increase was attributable to higher originating and processing fees associated with the Corporation's outsourcing of its item processing.

         The provision for income taxes for 2000 increased $9.5 million, or 17%, to $63.8 million. Higher pre-tax income was primarily responsible for this increase. The Corporation's effective tax rate for 2000 was 34.5%, compared with 33.6% for 1999.

ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133,"Accounting for Derivative Instruments and Hedging Activities." This statement, as amended by SFAS No. 137,"Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133" in June 1999 and SFAS No. 138,"Accounting for Certain Derivative Instruments and Certain Hedging Activities" in June 2000, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. The Statement requires the Corporation to recognize all derivatives on its balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If a derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the derivative are either offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be recognized in earnings immediately. SFAS No. 133, as amended, was effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The adoption of Statement No. 133 on January 1, 2001, resulted in the cumulative effect of the accounting change of $1.1 million after-tax being recognized as income in the Consolidated Statements of Income.

         In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This Statement supersedes and replaces the guidance in SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." It revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, although it carries over most of SFAS No. 125's provisions without reconsideration. This Statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001, and recognition and reclassification of collateral and disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. This Statement is to be applied prospectively with certain exceptions. Other than those exceptions, earlier or retroactive application of its accounting provisions is not permitted. The adoption of this Statement did not have an impact on the Corporation's earnings, financial condition, or equity.

         In June 2001, the FASB issued SFAS No. 141, "Business Combinations." This Statement addresses financial accounting and reporting for business combinations and supersedes Accounting Principles Board (APB) Opinion No. 16, "Business Combinations," and SFAS No. 38, "Accounting for Preacquisition Contingencies of Purchased Enterprises." All business combinations within the scope of this Statement are to be accounted for using the purchase method, thereby eliminating use of the pooling-of-interests method. The provisions of this Statement apply to all business combinations initiated after June 30, 2001. This Statement also applies to all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001, or later. The adoption of this Statement did not have an impact on the Corporation's earnings, financial condition, or equity.

         In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets." This Statement addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, "Intangible Assets." It addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. This Statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. The provisions of this Statement are required to be applied starting with fiscal years beginning after December 15, 2001, except that goodwill and intangible assets acquired after June 30, 2001, will be subject immediately to the nonamortization and amortization provisions of the Statement. Early application is permitted for entities with fiscal years beginning after March 15, 2001, provided that the first interim financial statements have not previously been issued. This Statement is required to be applied at the beginning of an entity's fiscal year and to all goodwill and other intangible assets recognized in financial statements at that date. Beginning January 1, 2002, annual amortization expense will be reduced by approximately $8.8 million, resulting in increased after-tax income of $5.8 million. Other than the cessation of amortization, the Corporation does not anticipate an impact on earnings, financial condition, or equity upon adoption. As of December 31, 2001, the Corporation has tested its goodwill related to affiliate asset managers and found none to be impaired.

         In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." This Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development, and/or normal operation of a long-lived asset, except for certain obligations of lessees. The Statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. This Statement amends SFAS No. 19, "Financial Accounting and Reporting by Oil and Gas Producing Companies," and it applies to all entities. It is effective for financial statements issued for fiscal years beginning after June 15, 2002. Earlier application is encouraged. The Corporation does not expect the adoption of this Statement to have an impact on its earnings, financial condition, or equity.

         In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This Statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." However, this Statement retains the fundamental provisions of SFAS No. 121 for (a) recognition and measurement of the impairment of long-lived assets to be held and used and (b) measurement of long-lived assets to be disposed of by sale. This Statement supersedes the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." However, this Statement retains the requirement of APB Opinion No. 30 to report discontinued operations separately from continuing operations and extends that reporting to a component of an entity that either has been disposed of (by sale, by abandonment, or in distribution to owners) or is classified as held for sale. This Statement also amends Accounting Research Bulletin No. 51, "Consolidated Financial Statements," to eliminate the exception to consolidation for a temporarily controlled subsidiary. The provisions of this Statement are effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years, with earlier application encouraged. The provisions of this Statement generally are to be applied prospectively. The Corporation does not expect the adoption of this Statement to have an impact on its earnings, financial condition, or equity.

24/25


CONSOLIDATED ELEVEN-YEAR SUMMARY OF SELECTED FINANCIAL DATA


(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                                    2001              2000              1999
------------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED AVERAGE STATEMENTS OF CONDITION
Assets:
Cash and due from banks                                                 $   215,790       $   194,720       $   198,002
Short-term investments                                                       28,654            29,530            31,521
Investment securities                                                     1,341,869         1,567,010         1,594,354
Loans                                                                     5,235,297         5,053,079         4,530,423
  Reserve for loan losses                                                   (77,795)          (75,292)          (73,295)
------------------------------------------------------------------------------------------------------------------------------------
    Net loans                                                             5,157,502         4,977,787         4,457,128
Other                                                                       485,419           439,673           408,060
------------------------------------------------------------------------------------------------------------------------------------
TOTAL                                                                   $ 7,229,234       $ 7,208,720       $ 6,689,065

Liabilities and stockholders' equity:
Demand deposits (noninterest-bearing)                                   $   927,947       $   889,686       $   856,171
Deposits (interest-bearing)                                               4,335,220         4,381,365         3,910,205
Short-term borrowings                                                     1,027,647         1,145,950         1,138,113
Other                                                                       131,360            92,248            84,984
Long-term debt                                                              166,274           168,000           168,000
------------------------------------------------------------------------------------------------------------------------------------
    Total                                                                 6,588,448         6,677,249         6,157,473
Stockholders' equity                                                        640,786           531,471           531,592
------------------------------------------------------------------------------------------------------------------------------------
TOTAL                                                                   $ 7,229,234       $ 7,208,720       $ 6,689,065

CONSOLIDATED STATEMENTS OF INCOME
Net interest income                                                     $   258,813       $   255,139       $   245,913
------------------------------------------------------------------------------------------------------------------------------------
Total advisory fees net of amortization of goodwill                         176,841           165,034           148,413
Other noninterest revenues                                                   49,640            51,592            41,796
Securities gains/(losses)                                                     1,522              (416)            1,244
------------------------------------------------------------------------------------------------------------------------------------
Total noninterest income                                                    228,003           216,210           191,453
------------------------------------------------------------------------------------------------------------------------------------
Net interest and other income                                               486,816           471,349           437,366
------------------------------------------------------------------------------------------------------------------------------------
Provision for loan losses                                                   (19,850)          (21,900)          (17,500)
------------------------------------------------------------------------------------------------------------------------------------
Salaries and employment benefits                                            166,794           162,939           147,219
Other operating expenses*                                                   110,123           101,743           110,985
------------------------------------------------------------------------------------------------------------------------------------
Total other expense                                                         276,917           264,682           258,204

Income before income taxes and cumulative effect of
  change in accounting principle                                            190,049           184,767           161,662
Applicable income taxes                                                      66,009            63,828            54,365
------------------------------------------------------------------------------------------------------------------------------------
Income before cumulative effect of change in accounting principle           124,040           120,939           107,297
Cumulative effect of change in accounting principle (net of income
  taxes of $584 in 2001 and income tax benefit of $8,296 in 1992)             1,130                --                --
------------------------------------------------------------------------------------------------------------------------------------
NET INCOME*                                                             $   125,170       $   120,939       $   107,297

Net income per share - diluted:
  Income before cumulative effect of change in accounting principle     $      3.77       $      3.70       $      3.21
  Cumulative effect of change in accounting principle                          0.03                --                --
------------------------------------------------------------------------------------------------------------------------------------
  Net income per share - diluted                                        $      3.80       $      3.70       $      3.21
PERCENTAGE CHANGE FROM PRIOR YEAR                                                 3%               15%               (4)%

SELECTED FINANCIAL RATIOS AND STATISTICS
Net income as a percentage of:
  Average stockholders' equity                                                19.53%            22.76%            20.18%
  Average total assets                                                         1.73              1.68              1.60
------------------------------------------------------------------------------------------------------------------------------------
Loan quality:
Percentage of average total loans:
  Net charge-offs                                                              0.30%             0.44%             0.28%
  Nonaccruing loans                                                            0.73              0.79              0.64
Percentage of total loans:
  Reserve for loan losses**                                                    1.47              1.48              1.60
------------------------------------------------------------------------------------------------------------------------------------

Selected per share data:
Dividends paid                                                          $      1.89       $      1.77       $      1.65
Book value**                                                                  20.87             18.27             15.40
Stock price**                                                                 63.31             62.06             48.25
------------------------------------------------------------------------------------------------------------------------------------

Staff members (full-time equivalents)**                                       2,316             2,299             2,434
Stockholders**                                                                8,841             9,189             9,617
------------------------------------------------------------------------------------------------------------------------------------
Net income per staff member(1)                                          $    54,046       $    52,605       $    44,083
Efficiency ratio(1,2)                                                         56.12%            55.30%            54.98%
Capital generation rate(1,3)                                                  10.75%            12.80%             9.69%
Risk-based capital ratio**                                                    11.16%            10.80%            10.67%
Price/earnings multiple**                                                     16.49             16.59             14.80
------------------------------------------------------------------------------------------------------------------------------------

*    1999 results included a $13.4 million one-time write-off.

**   At year-end.

(1) Based upon income before the cumulative effect of change in accounting principle or one-time write-off.

(2) Total other expenses as a percentage of net interest and other income on a tax-equivalent basis.

(3) Net income less dividends paid as a percentage of prior year-end stockholders' equity.

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                                  1998           1997           1996           1995
----------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED AVERAGE STATEMENTS OF CONDITION
Assets:
Cash and due from banks                                               $   188,183    $   190,243    $   187,473    $   194,224
Short-term investments                                                     31,081         22,369         26,459         17,522
Investment securities                                                   1,609,595      1,386,299      1,343,007      1,184,002
Loans                                                                   4,156,398      3,921,493      3,602,430      3,390,782
  Reserve for loan losses                                                 (66,178)       (56,747)       (50,768)       (47,895)
----------------------------------------------------------------------------------------------------------------------------------
    Net loans                                                           4,090,220      3,864,746      3,551,662      3,342,887
Other                                                                     333,360        216,330        198,762        194,231
----------------------------------------------------------------------------------------------------------------------------------
TOTAL                                                                 $ 6,252,439    $ 5,679,987    $ 5,307,363    $ 4,932,866

Liabilities and stockholders' equity:
Demand deposits (noninterest-bearing)                                 $   747,791    $   678,683    $   633,066    $   580,928
Deposits (interest-bearing)                                             3,679,538      3,191,703      2,890,944      2,583,995
Short-term borrowings                                                   1,076,522      1,188,214      1,195,762      1,239,416
Other                                                                      95,969         99,573        101,764         86,703
Long-term debt                                                            125,877         43,000         30,910          6,981
----------------------------------------------------------------------------------------------------------------------------------
    Total                                                               5,725,697      5,201,173      4,852,446      4,498,023
Stockholders' equity                                                      526,742        478,814        454,917        434,843
----------------------------------------------------------------------------------------------------------------------------------
TOTAL                                                                 $ 6,252,439    $ 5,679,987    $ 5,307,363    $ 4,932,866

CONSOLIDATED STATEMENTS OF INCOME
Net interest income                                                   $   237,697    $   230,016    $   214,221    $   197,364
----------------------------------------------------------------------------------------------------------------------------------
Total advisory fees net of amortization of goodwill                       128,801        114,501         98,247         87,982
Other noninterest revenues                                                 48,430         43,014         38,802         37,391
Securities gains/(losses)                                                   6,686             27          1,188          2,267
----------------------------------------------------------------------------------------------------------------------------------
Total noninterest income                                                  183,917        157,542        138,237        127,640
----------------------------------------------------------------------------------------------------------------------------------
Net interest and other income                                             421,614        387,558        352,458        325,004
----------------------------------------------------------------------------------------------------------------------------------
Provision for loan losses                                                 (20,000)       (21,500)       (16,000)       (12,280)
----------------------------------------------------------------------------------------------------------------------------------
Salaries and employment benefits                                          137,917        129,816        119,574        110,670
Other operating expenses*                                                  92,149         77,855         72,765         70,334
----------------------------------------------------------------------------------------------------------------------------------
Total other expense                                                       230,066        207,671        192,339        181,004

Income before income taxes and cumulative effect of
  change in accounting principle                                          171,548        158,387        144,119        131,720
Applicable income taxes                                                    57,223         52,343         46,841         41,689
----------------------------------------------------------------------------------------------------------------------------------
Income before cumulative effect of change in accounting principle         114,325        106,044         97,278         90,031
Cumulative effect of change in accounting principle (net of income
  taxes of $584 in 2001 and income tax benefit of $8,296 in 1992)              --             --             --             --
----------------------------------------------------------------------------------------------------------------------------------
NET INCOME*                                                           $   114,325    $   106,044    $    97,278    $    90,031

Net income per share - diluted:
  Income before cumulative effect of change in accounting principle   $      3.34    $      3.08    $      2.79    $      2.53
  Cumulative effect of change in accounting principle                          --             --             --             --
----------------------------------------------------------------------------------------------------------------------------------
  Net income per share - diluted                                      $      3.34    $      3.08    $      2.79    $      2.53
PERCENTAGE CHANGE FROM PRIOR YEAR                                               8%            10%            10%             8%

SELECTED FINANCIAL RATIOS AND STATISTICS
Net income as a percentage of:
  Average stockholders' equity                                              21.70%         22.15%         21.38%         20.70%
  Average total assets                                                       1.83           1.87           1.83           1.83
----------------------------------------------------------------------------------------------------------------------------------
Loan quality:
Percentage of average total loans:
  Net charge-offs                                                            0.29%          0.31%          0.32%          0.33%
  Nonaccruing loans                                                          0.74           0.73           1.13           0.99
Percentage of total loans:
  Reserve for loan losses**                                                  1.66           1.60           1.44           1.42
----------------------------------------------------------------------------------------------------------------------------------

Selected per share data:
Dividends paid                                                        $      1.53    $      1.41    $      1.29    $      1.17
Book value**                                                                16.39          15.02          13.71          13.09
Stock price**                                                               61.63          62.38          39.50          30.88
----------------------------------------------------------------------------------------------------------------------------------

Staff members (full-time equivalents)**                                     2,442          2,428          2,418          2,332
Stockholders**                                                              9,868         10,164         10,241          9,000
----------------------------------------------------------------------------------------------------------------------------------
Net income per staff member(1)                                        $    46,816    $    43,675    $    40,231    $    38,607
Efficiency ratio(1,2)                                                       53.51%         52.32%         53.04%         53.86%
Capital generation rate(1,3)                                                12.54%         12.59%         11.51%         11.68%
Risk-based capital ratio**                                                  12.47%         12.38%         12.01%         12.06%
Price/earnings multiple**                                                   18.07          19.80          13.96          12.06
----------------------------------------------------------------------------------------------------------------------------------


(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                                  1994           1993           1992            1991
-----------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED AVERAGE STATEMENTS OF CONDITION
Assets:
Cash and due from banks                                               $   202,777    $   194,808    $   180,747     $   167,438
Short-term investments                                                     26,425         21,248         72,787          73,258
Investment securities                                                   1,060,015        946,052        803,936         901,273
Loans                                                                   3,114,384      2,949,909      2,979,576       2,932,963
  Reserve for loan losses                                                 (50,258)       (48,619)       (45,615)        (43,724)
-----------------------------------------------------------------------------------------------------------------------------------
    Net loans                                                           3,064,126      2,901,290      2,933,961       2,889,239
Other                                                                     168,702        158,414        144,364         126,486
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL                                                                 $ 4,522,045    $ 4,221,812    $ 4,135,795     $ 4,157,694

Liabilities and stockholders' equity:
Demand deposits (noninterest-bearing)                                 $   559,574    $   500,396    $   443,205     $   393,260
Deposits (interest-bearing)                                             2,704,736      2,718,885      2,778,768       2,858,595
Short-term borrowings                                                     775,302        545,012        479,577         499,083
Other                                                                      73,786         65,737         67,101          61,705
Long-term debt                                                                 --             --             --              --
-----------------------------------------------------------------------------------------------------------------------------------
    Total                                                               4,113,398      3,830,030      3,768,651       3,812,643
Stockholders' equity                                                      408,647        391,782        367,144         345,051
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL                                                                 $ 4,522,045    $ 4,221,812    $ 4,135,795     $ 4,157,694

CONSOLIDATED STATEMENTS OF INCOME
Net interest income                                                   $   184,330    $   174,847    $   165,214     $   152,891
-----------------------------------------------------------------------------------------------------------------------------------
Total advisory fees net of amortization of goodwill                        82,542         78,313         77,002          72,605
Other noninterest revenues                                                 32,696         35,086         31,006          29,132
Securities gains/(losses)                                                  (2,157)           268          2,259             574
-----------------------------------------------------------------------------------------------------------------------------------
Total noninterest income                                                  113,081        113,667        110,267         102,311
-----------------------------------------------------------------------------------------------------------------------------------
Net interest and other income                                             297,411        288,514        275,481         255,202
-----------------------------------------------------------------------------------------------------------------------------------
Provision for loan losses                                                  (4,550)        (9,500)       (13,000)        (15,702)
-----------------------------------------------------------------------------------------------------------------------------------
Salaries and employment benefits                                          101,813         95,849         90,419          85,204
Other operating expenses*                                                  70,214         65,937         63,362          58,380
-----------------------------------------------------------------------------------------------------------------------------------
Total other expense                                                       172,027        161,786        153,781         143,584

Income before income taxes and cumulative effect of
  change in accounting principle                                          120,834        117,228        108,700          95,916
Applicable income taxes                                                    35,665         34,467         29,938          23,155
-----------------------------------------------------------------------------------------------------------------------------------
Income before cumulative effect of change in accounting principle          85,169         82,761         78,762          72,761
Cumulative effect of change in accounting principle (net of income
  taxes of $584 in 2001 and income tax benefit of $8,296 in 1992)              --             --        (14,748)             --
-----------------------------------------------------------------------------------------------------------------------------------
NET INCOME*                                                           $    85,169    $    82,761    $    64,014     $    72,761

Net income per share - diluted:
  Income before cumulative effect of change in accounting principle   $      2.35    $      2.21    $      2.06     $      1.89
  Cumulative effect of change in accounting principle                          --             --          (0.38)             --
-----------------------------------------------------------------------------------------------------------------------------------
  Net income per share - diluted                                      $      2.35    $      2.21    $      1.68     $      1.89
PERCENTAGE CHANGE FROM PRIOR YEAR                                               6%            32%           (11)%             6%

SELECTED FINANCIAL RATIOS AND STATISTICS
Net income as a percentage of:
  Average stockholders' equity                                              20.84%         21.12%         20.62%          21.09%
  Average total assets                                                       1.88           1.96           1.90            1.75
--------------------------------------------------------------------------------------------------------------------------------
Loan quality:
Percentage of average total loans:
  Net charge-offs                                                            0.23%          0.28%          0.37%           0.45%
  Nonaccruing loans                                                          0.93           0.75           1.00            1.84
Percentage of total loans:
  Reserve for loan losses**                                                  1.48           1.69           1.56            1.48
--------------------------------------------------------------------------------------------------------------------------------

Selected per share data:
Dividends paid                                                        $      1.06    $     0.975    $      0.88     $      0.80
Book value**                                                                11.80          10.87          10.12            9.79
Stock price**                                                               22.75          26.25          26.50           29.00
--------------------------------------------------------------------------------------------------------------------------------

Staff members (full-time equivalents)**                                     2,303          2,254          2,188           2,213
Stockholders**                                                              9,097          8,880          8,261           7,477
--------------------------------------------------------------------------------------------------------------------------------
Net income per staff member(1)                                        $    36,982    $    36,717    $    35,997     $    32,879
Efficiency ratio(1,2)                                                       55.86%         53.97%         53.47%          52.71%
Capital generation rate(1,3)                                                11.88%         12.35%         12.18%          13.43%
Risk-based capital ratio**                                                  12.51%         12.36%         12.36%          12.13%
Price/earnings multiple**                                                    9.60          11.72          15.59           15.10
-----------------------------------------------------------------------------------------------------------------------------------

                                                                         COMPOUND GROWTH RATES
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                              1991 TO 2001   1996 TO 2001
-------------------------------------------------------------------------------------------------
CONSOLIDATED AVERAGE STATEMENTS OF CONDITION
Assets:
Cash and due from banks                                                   2.57%          2.85
Short-term investments                                                   (8.96)          1.61
Investment securities                                                     4.06          (0.02)
Loans                                                                     5.97           7.76
  Reserve for loan losses                                                 5.93           8.91
-------------------------------------------------------------------------------------------------
    Net loans                                                             5.97           7.75
Other                                                                    14.40          19.55
-------------------------------------------------------------------------------------------------
TOTAL                                                                     5.69           6.38

Liabilities and stockholders' equity:
Demand deposits (noninterest-bearing)                                     8.96           7.95
Deposits (interest-bearing)                                               4.25           8.44
Short-term borrowings                                                     7.49          (2.98)
Other                                                                     7.85           5.24
Long-term debt                                                              --          40.01
-------------------------------------------------------------------------------------------------
    Total                                                                 5.62           6.31
Stockholders' equity                                                      6.39           7.09
-------------------------------------------------------------------------------------------------
TOTAL                                                                     5.69           6.38

CONSOLIDATED STATEMENTS OF INCOME
Net interest income                                                       5.40           3.85
-------------------------------------------------------------------------------------------------
Total advisory fees net of amortization of goodwill                       9.31          12.47
Other noninterest revenues                                                5.47           5.05
Securities gains/(losses)                                                10.24           5.08
-------------------------------------------------------------------------------------------------
Total noninterest income                                                  8.34          10.53
-------------------------------------------------------------------------------------------------
Net interest and other income                                             6.67           6.67
-------------------------------------------------------------------------------------------------
Provision for loan losses                                                 2.37           4.41
-------------------------------------------------------------------------------------------------
Salaries and employment benefits                                          6.95           6.88
Other operating expenses*                                                 6.55           8.64
-------------------------------------------------------------------------------------------------
Total other expense                                                       6.79           7.56

Income before income taxes and cumulative effect of
  change in accounting principle                                          7.08           5.69
Applicable income taxes                                                  11.04           7.10
-------------------------------------------------------------------------------------------------
Income before cumulative effect of change in accounting principle         5.48           4.98
Cumulative effect of change in accounting principle (net of income
  taxes of $584 in 2001 and income tax benefit of $8,296 in 1992)           --             --
-------------------------------------------------------------------------------------------------
NET INCOME*                                                               5.57           5.17

Net income per share - diluted:
  Income before cumulative effect of change in accounting principle       7.15           6.21
  Cumulative effect of change in accounting principle                       --             --
-------------------------------------------------------------------------------------------------
  Net income per share - diluted                                          7.23           6.37
PERCENTAGE CHANGE FROM PRIOR YEAR

SELECTED FINANCIAL RATIOS AND STATISTICS
Net income as a percentage of:
  Average stockholders' equity
  Average total assets
----------------------------------------------------------------------
Loan quality:
Percentage of average total loans:
  Net charge-offs
  Nonaccruing loans
Percentage of total loans:
  Reserve for loan losses**
----------------------------------------------------------------------

Selected per share data:
Dividends paid
Book value**
Stock price**
----------------------------------------------------------------------

Staff members (full-time equivalents)**
Stockholders**
----------------------------------------------------------------------
Net income per staff member(1)
Efficiency ratio(1,2)
Capital generation rate(1,3)
Risk-based capital ratio**
Price/earnings multiple**
---------------------------------------------------------------------------------------------------

CONSOLIDATED QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)



A summary of the unaudited quarterly results of operations for the years ended December 31 is as follows:

                                                     2001                                                2000
-----------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS,
EXCEPT PER SHARE AMOUNTS)       DEC. 31     SEPT. 30      JUNE 30      MAR. 31      DEC. 31     SEPT. 30      JUNE 30      MAR. 31
-----------------------------------------------------------------------------------------------------------------------------------
Interest income               $ 104,003    $ 115,196    $ 121,834    $ 127,765    $ 136,651    $ 135,203    $ 132,582    $ 126,018
Interest expense                 38,273       49,320       56,828       65,564       72,443       72,587       67,957       62,328
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income              65,730       65,876       65,006       62,201       64,208       62,616       64,625       63,690
Provision for loan losses        (4,600)      (5,300)      (4,700)      (5,250)      (5,000)      (6,400)      (5,000)      (5,500)
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income
  after provision for
  loan losses                    61,130       60,576       60,306       56,951       59,208       56,216       59,625       58,190
Other income                     59,872       55,838       54,805       55,966       56,039       58,823       51,037       50,727
Securities gains/(losses)           738            2           71          711        1,360       (3,436)         185        1,475
-----------------------------------------------------------------------------------------------------------------------------------
Net interest and
  other income                  121,740      116,416      115,182      113,628      116,607      111,603      110,847      110,392
Other expense                    71,861       68,858       68,134       68,064       70,565       64,527       65,027       64,563
-----------------------------------------------------------------------------------------------------------------------------------
Income before income
  taxes and cumulative
  effect of change in
  accounting principle           49,879       47,558       47,048       45,564       46,042       47,076       45,820       45,829
Applicable income taxes          18,141       16,305       16,066       15,497       17,237       15,986       15,377       15,228
-----------------------------------------------------------------------------------------------------------------------------------
Net income before
  cumulative effect of
  change in accounting
  principle                   $  31,738    $  31,253    $  30,982    $  30,067    $  28,805    $  31,090    $  30,443    $  30,601
Cumulative effect of change
  in accounting principle
  (net of income taxes
  of $584)                           --           --           --        1,130           --           --           --           --
-----------------------------------------------------------------------------------------------------------------------------------
NET INCOME                    $  31,738    $  31,253    $  30,982    $  31,197    $  28,805    $  31,090    $  30,443    $  30,601

Net income per share -
  basic before cumulative
  effect of change in
  accounting principle        $    0.97    $    0.96    $    0.95    $    0.93    $    0.89    $    0.96    $    0.94    $    0.95
CUMULATIVE EFFECT OF CHANGE
  IN ACCOUNTING PRINCIPLE            --           --           --         0.03           --           --           --           --
-----------------------------------------------------------------------------------------------------------------------------------
NET INCOME PER SHARE -
  BASIC                       $    0.97    $    0.96    $    0.95    $    0.96    $    0.89    $    0.96    $    0.94    $    0.95

NET INCOME PER SHARE -
  DILUTED BEFORE
  CUMULATIVE EFFECT
  OF CHANGE IN
  ACCOUNTING PRINCIPLE        $    0.96    $    0.95    $    0.94    $    0.92    $    0.87    $    0.95    $    0.94    $    0.94
CUMULATIVE EFFECT
  OF CHANGE IN
  ACCOUNTING PRINCIPLE               --           --           --         0.03           --           --           --           --
-----------------------------------------------------------------------------------------------------------------------------------
NET INCOME PER SHARE -
  DILUTED                     $    0.96    $    0.95    $    0.94    $    0.95    $    0.87    $    0.95    $    0.94    $    0.94

CONSOLIDATED STATEMENTS OF CONDITION

FOR THE YEAR ENDED DECEMBER 31 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)         2001             2000
---------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                     $   210,104      $   223,819
Federal funds sold and securities purchased under agreements to resell          104,999           50,175
Investment securities available for sale                                      1,264,848        1,440,065
Investment securities held to maturity (market value of $17,086 in 2001
  and $20,984 in 2000)                                                           16,452           20,738
Loans:
  Commercial, financial and agricultural                                      1,861,727        1,622,654
  Real estate - construction                                                    400,534          372,702
  Mortgage - commercial                                                       1,009,442          990,433
  Mortgage - residential                                                        865,305          925,938
  Installment loans to individuals                                            1,351,825        1,277,291
  Unearned income                                                                  (874)            (609)
---------------------------------------------------------------------------------------------------------
    Total loans net of unearned income                                        5,487,959        5,188,409
  Reserve for loan losses                                                       (80,784)         (76,739)
---------------------------------------------------------------------------------------------------------
    Net loans                                                                 5,407,175        5,111,670
Premises and equipment, net                                                     140,224          130,910
Goodwill and other intangible assets, net of accumulated amortization
  of $25,383 in 2001 and $17,187 in 2000                                        208,373          172,015
Accrued interest receivable                                                      40,558           49,200
Other assets                                                                    125,729          123,024
---------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                $ 7,518,462      $ 7,321,616

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
  Noninterest-bearing demand                                                $ 1,258,322      $   955,651
  Interest-bearing:
    Savings                                                                     356,182          350,213
    Interest-bearing demand                                                   1,410,280        1,413,173
    Certificates under $100,000                                                 900,059          927,500
    Certificates $100,000 and over                                            1,665,942        1,639,479
---------------------------------------------------------------------------------------------------------
    Total deposits                                                            5,590,785        5,286,016
Short-term borrowings:
  Federal funds purchased and securities sold under agreements
    to repurchase                                                               828,261        1,099,445
  U.S.Treasury demand                                                            94,871           30,757
  Line of credit                                                                 33,500           17,000
---------------------------------------------------------------------------------------------------------
    Total short-term borrowings                                                 956,632        1,147,202
Accrued interest payable                                                         34,540           51,655
Other liabilities                                                                93,475           76,843
Long-term debt                                                                  160,500          168,000
---------------------------------------------------------------------------------------------------------
    Total liabilities                                                         6,835,932        6,729,716
Stockholders' equity:
  Common stock: $1.00 par value, authorized 150,000,000 shares;
    issued 39,264,173 shares                                                     39,264           39,264
  Capital surplus                                                                78,190           72,817
  Retained earnings                                                             817,017          753,373
  Accumulated other comprehensive income                                         10,078           (4,429)
---------------------------------------------------------------------------------------------------------
    Total contributed capital and retained earnings                             944,549          861,025
  Less: Treasury stock; 6,563,956 shares in 2001 and 6,870,855 shares
    in 2000, at cost                                                           (262,019)        (269,125)
---------------------------------------------------------------------------------------------------------
    Total stockholders' equity                                                  682,530          591,900
---------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                  $ 7,518,462      $ 7,321,616

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEAR ENDED DECEMBER 31
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                             2001           2000           1999
----------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans                                        $ 389,517      $ 430,233      $ 367,063
Interest and dividends on investment securities:
  Taxable interest                                                   69,408         88,486         83,233
  Tax-exempt interest                                                 1,862            742            722
  Dividends                                                           7,013          9,183          9,592
Interest on federal funds sold and securities purchased under
  agreements to resell                                                  998          1,810          1,566
----------------------------------------------------------------------------------------------------------
  Total interest income                                             468,798        530,454        462,176
                                                                  ----------------------------------------
Interest on deposits                                                152,042        192,200        147,494
Interest on short-term borrowings                                    46,989         72,054         57,708
Interest on long-term debt                                           10,954         11,061         11,061
----------------------------------------------------------------------------------------------------------
  Total interest expense                                            209,985        275,315        216,263
                                                                  ----------------------------------------
Net interest income                                                 258,813        255,139        245,913
Provision for loan losses                                           (19,850)       (21,900)       (17,500)
----------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                 238,963        233,239        228,413
----------------------------------------------------------------------------------------------------------
OTHER INCOME
Total advisory fees:
  Private client advisory services                                  106,074         99,732         93,853
  Corporate financial services                                       58,407         51,470         44,642
  Affiliate managers                                                 20,555         21,319         16,101
----------------------------------------------------------------------------------------------------------
  Total advisory fees                                               185,036        172,521        154,596
    Amortization of goodwill                                         (8,195)        (7,487)        (6,183)
                                                                  ----------------------------------------
  Net total advisory fees after amortization of goodwill            176,841        165,034        148,413
                                                                  ----------------------------------------
Service charges on deposit accounts                                  27,240         25,344         23,817
Loan fees and late charges                                            7,691          5,812          4,974
Card fees                                                            10,313         10,004          9,343
Other operating income                                                4,396         10,432          3,662
Securities gains/(losses)                                             1,522           (416)         1,244
----------------------------------------------------------------------------------------------------------
  Total other income                                                228,003        216,210        191,453
                                                                  ----------------------------------------
Net interest and other income                                       466,966        449,449        419,866
                                                                  ----------------------------------------
OTHER EXPENSE
Salaries and employment benefits                                    166,794        162,939        147,219
Net occupancy                                                        16,846         15,741         15,440
Furniture and equipment                                              23,665         23,013         21,513
Advertising and contributions                                         8,932          8,542          9,388
Servicing and consulting fees                                         9,066          8,162          7,290
Abandonment of fixed assets and other related charges                    --             --         13,401
Other operating expense                                              51,614         46,285         43,953
----------------------------------------------------------------------------------------------------------
Total other expense                                                 276,917        264,682        258,204
                                                                  ----------------------------------------
NET INCOME
Income before income taxes and cumulative effect of
  change in accounting principle                                    190,049        184,767        161,662
Income tax expense                                                   66,009         63,828         54,365
----------------------------------------------------------------------------------------------------------
Net income before cumulative effect of change in
  accounting principle                                            $ 124,040      $ 120,939      $ 107,297
Cumulative effect of change in accounting principle
  (net of income taxes of $584)                                       1,130             --             --
----------------------------------------------------------------------------------------------------------
NET INCOME                                                        $ 125,170      $ 120,939      $ 107,297
                                                                  ----------------------------------------
Net income per share - basic:
  Before cumulative effect of change in accounting principle      $    3.81      $    3.74      $    3.26
  Cumulative effect of change in accounting principle                  0.03             --             --
                                                                  ----------------------------------------
NET INCOME PER SHARE - BASIC                                      $    3.84      $    3.74      $    3.26

Net income per share - diluted:
  Before cumulative effect of change in accounting principle      $    3.77      $    3.70      $    3.21
  Cumulative effect of change in accounting principle                  0.03             --             --
                                                                  ----------------------------------------
NET INCOME PER SHARE - DILUTED                                    $    3.80      $    3.70      $    3.21

Weighted average shares outstanding:
  basic                                                              32,573         32,305         32,913
  diluted                                                            32,971         32,680         33,383

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                         ACCUMULATED
                                                                                            OTHER
                                                    COMMON      CAPITAL      RETAINED   COMPREHENSIVE    TREASURY
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)            STOCK       SURPLUS      EARNINGS       INCOME        STOCK         TOTAL
--------------------------------------------------------------------------------------------------------------------------------
1999
Balance, January 1                                $  39,264    $  67,047    $ 636,662     $   5,928     $(202,692)    $ 546,209
Comprehensive income:
  Net income                                             --           --      107,297            --            --       107,297
  Other comprehensive income, net of tax
    Unrealized losses on securities, net of
      income taxes of ($22,459)                          --           --           --       (39,928)           --       (39,928)
    Reclassification adjustment for security
      gains included in net income, net of
      income taxes of ($448)                             --           --           --          (796)           --          (796)
                                                                                          ---------
    Net unrealized losses on securities                  --           --           --       (40,724)           --            --
                                                                                                                      ---------
    Total comprehensive income                           --           --           --            --            --        66,573
Cash dividends paid - $1.65 per share                    --           --      (54,361)           --            --       (54,361)
Common stock issued under employment
  benefit plans (404,751 shares issued)                  --        3,702           --            --        10,999        14,701
Acquisition of treasury stock
  (1,381,077 shares acquired)                            --           --           --            --       (74,891)      (74,891)
--------------------------------------------------------------------------------------------------------------------------------
Balance, December 31                                 39,264       70,749      689,598       (34,796)     (266,584)      498,231

2000
Comprehensive income:
  Net income                                             --           --      120,939            --            --       120,939
  Other comprehensive income, net of tax
    Unrealized gains on securities, net
      of income taxes of $16,931                         --           --           --        30,101            --        30,101
    Reclassification adjustment for security
      losses included in net income, net of
      income taxes of $150                               --           --           --           266            --           266
                                                                                          ---------
    Net unrealized gains on securities                   --           --           --        30,367            --            --
                                                                                                                      ---------
    Total comprehensive income                           --           --           --            --            --       151,306
Cash dividends paid - $1.77 per share                    --           --      (57,164)           --            --       (57,164)
Common stock issued under employment
  benefit plans (227,929 shares issued)                  --        1,949           --            --         6,395         8,344
Nonemployee stock option expense                         --          119           --            --            --           119
Acquisition of treasury stock
  (187,386 shares acquired)                              --           --           --            --        (8,936)       (8,936)
--------------------------------------------------------------------------------------------------------------------------------
Balance, December 31                                 39,264       72,817      753,373        (4,429)     (269,125)      591,900

2001
Comprehensive income:
  Net income                                             --           --      125,170            --            --       125,170
  Other comprehensive income, net of tax
    Unrealized gains on securities, net
      of income taxes of $8,288                          --           --           --        14,733            --        14,733
    Reclassification adjustment for security
      gains included in net income, net of
      income taxes of ($548)                             --           --           --          (974)           --          (974)
                                                                                          ---------
    Net unrealized gains on securities                   --           --           --        13,759            --            --
    Net unrealized holding gains arising
      during the year on derivatives used
      for cash flow hedge, net of income
      taxes of $373                                      --           --           --           944            --           944
    Reclassification adjustment for derivative
      gains included in net income, net of
      income taxes of ($21)                              --           --           --          (196)           --          (196)
                                                                                                                      ---------
    Total comprehensive income                           --           --           --            --            --       139,677
Cash dividends paid - $1.89 per share                    --           --      (61,526)           --            --       (61,526)
Common stock issued under employment
  benefit plans (364,307 shares issued)                  --        5,254           --            --        10,602        15,856
Nonemployee stock option expense                         --          119           --            --            --           119
Acquisition of treasury stock
  (57,408 shares acquired)                               --           --           --            --        (3,496)       (3,496)
--------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31                              $  39,264    $  78,190    $ 817,017     $  10,078     $(262,019)    $ 682,530

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS



FOR THE YEAR ENDED DECEMBER 31 (IN THOUSANDS)                 2001             2000             1999
----------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                             $   125,170      $   120,939      $   107,297
Adjustments to reconcile net income to net cash
   provided by operating activities:
   Provision for loan losses                                19,850           21,900           17,500
   Provision for depreciation                               18,496           17,615           16,467
   Compensation expense - nonemployee
     stock options                                             119              119               --
   Amortization of investment securities available
     for sale discounts and premiums                        11,267            6,624            3,643
   Amortization/(accretion) of investment
     securities held to maturity discounts
     and premiums                                                6              (12)             (56)
   Deferred income taxes                                    (2,932)          (2,346)          (8,080)
   Gross proceeds from sales of loans                       88,852          111,346           76,743
   Gains on sales of loans                                    (932)          (1,859)            (492)
   Securities (gains)/losses                                (1,522)             416           (1,244)
   Decrease/(increase) in other assets                      18,164          (54,650)          20,047
   (Decrease)/increase in other liabilities                 (6,884)          36,812           11,468
----------------------------------------------------------------------------------------------------
Net cash provided by operating activities                  269,654          256,904          243,293

INVESTING ACTIVITIES
Proceeds from sales of investment securities
   available for sale                                       54,661          495,749          981,744
Proceeds from maturities of investment
   securities available for sale                           463,517          241,092          273,839
Proceeds from maturities of investment
   securities held to maturity                               4,280           10,656           43,755
Purchases of investment securities
   available for sale                                     (331,207)        (450,231)      (1,709,160)
Purchases of investment securities
   held to maturity                                             --             (150)          (1,000)
Investments in affiliates                                  (44,553)         (33,017)         (27,658)
Purchases of loans                                         (12,020)         (10,262)         (12,341)
Net increase in loans                                     (391,255)        (489,641)        (576,837)
Purchases of premises and equipment                        (49,639)         (27,172)         (28,396)
Dispositions of premises and equipment                      21,829           10,807           25,261
----------------------------------------------------------------------------------------------------
Net cash used for investing activities                    (284,387)        (252,169)      (1,030,793)

FINANCING ACTIVITIES
Net increase/(decrease) in demand, savings and
   interest-bearing demand deposits                        305,747          (66,930)          43,933
Net (decrease)/increase in certificates of deposit            (978)         (16,538)         788,788
Net (decrease)/increase in federal
   funds purchased and securities sold under
   agreements to repurchase                               (271,184)         128,587           38,512
Net increase/(decrease) in U.S. Treasury demand             64,114          (64,243)          76,056
Maturity of long-term debt                                  (7,500)              --               --
Net increase/(decrease) in line of credit                   16,500           (8,000)          25,000
Cash dividends                                             (61,526)         (57,164)         (54,361)
Proceeds from common stock issued under
   employment benefit plans, net of taxes                   14,165            7,578           11,289
Payments for common stock acquired
   through buybacks                                         (3,496)          (8,936)         (74,891)
----------------------------------------------------------------------------------------------------
Net cash provided by/(used for)
   financing activities                                     55,842          (85,646)         854,326
----------------------------------------------------------------------------------------------------
Increase/(decrease) in cash and cash equivalents            41,109          (80,911)          66,826
Cash and cash equivalents at beginning of year             273,994          354,905          288,079
----------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR               $   315,103      $   273,994      $   354,905

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for:
   Interest                                            $   227,100      $   279,672      $   204,804
   Taxes                                                    62,822           68,043           63,869
Loans transferred during the year:
   To other real estate owned                          $       966      $     1,935      $     1,805
   From other real estate owned                              1,285            1,794            2,761

See notes to consolidated financial statements.

NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS


NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS Wilmington Trust Corporation (the Corporation) is a bank and thrift holding company organized under the General Corporation Law of Delaware. In December 2000 the Corporation became a financial holding company under the Bank Holding Company Act. It holds all of the outstanding capital stock of Wilmington Trust Company (WTC), a Delaware-chartered bank and trust company engaged in commercial and trust banking activities since 1903. WTC is the largest full-service bank in Delaware, with 45 branch offices and 11 principal operating subsidiaries through which it engages in various lines of business.

        The Corporation also owns two other depository institutions, Wilmington Trust of Pennsylvania (WTPA), a Pennsylvania-chartered bank and trust company acquired in 1993, and Wilmington Trust FSB (WTFSB), a Federally chartered savings bank organized in 1994, a registered investment advisor, Rodney Square Management Corporation (RSMC), and an investment holding company, WT Investments, Inc. (WTI).

        Through its subsidiaries, the Corporation engages in residential, commercial, and construction lending, deposit-taking, insurance, investment advisory, fiduciary, wealth management, and broker-dealer services.

        The Corporation presently conducts activities through its subsidiaries in California, Delaware, Florida, Georgia, Maryland, Nevada, New Jersey, New York, Pennsylvania, London, the Cayman Islands, and the Channel Islands. The Corporation and its subsidiaries are subject to competition from other financial institutions. They are also subject to the regulations of certain federal and state regulatory agencies and undergo periodic examination by those authorities.

        On January 2, 1998, WTI consummated a transaction with Cramer Rosenthal McGlynn, LLC, an investment advisory firm specializing in equity investments in small- to middle-capitalization stocks, with offices in New York City and White Plains, New York. As a result of this transaction, WTI acquired a 24% equity interest in the firm, with the ability to acquire additional ownership in the future. WTI increased its equity interest in the firm to 34% in 1999, and to 56.53% in 2000. Under the agreement, principal members and certain key employees of the LLC were granted options to purchase shares in the LLC. If all of these shares were exercised at December 31, 2001, WTI's equity interest would be reduced to 33.4%. Additionally, these same principal members and key employees, subject to certain restrictions, can exercise options to put their shares of the LLC to WTI, which would increase WTI's equity interest. Conversely, WTI, subject to certain restrictions, can exercise options to call shares held by principal members and key employees, which would increase WTI's equity interest. In the event of a change in control of WTI, the principal members and key employees can call all of the shares held by WTI and retain ownership. The investment is accounted for under the equity method of accounting and is recorded in the "goodwill and other intangible assets" and the "other assets" lines of the Corporation's Consolidated Statements of Condition. The financial results of Cramer Rosenthal McGlynn are not consolidated with those of the Corporation, in part because of the control the other owners of those entities retain over numerous important governance matters.

        On July 31, 1998, WTI consummated a transaction with Roxbury Capital Management, LLC, an asset management firm headquartered in Santa Monica, California, performing investment management services relating to large-capitalization stocks for institutional and individual clients. As a result of this transaction, WTI acquired 100% of the preferred shares, which entitled it to a preferred profits interest equal to 30% of revenues in the firm. In 2000, WTI acquired

10.96% of the common shares and increased its ownership of the common shares to 40.25% in 2001. Under the agreement, principal members and certain key employees were granted options to purchase common shares in the LLC owned by WTI. If all of these options were exercised at December 31, 2001, WTI's common share interest would be reduced to 33.6%. Additionally, these same principal members and key employees can exercise options to put their common shares of the LLC to WTI, which would increase WTI's ownership. Conversely, WTI, subject to certain restrictions, can exercise options to call common shares held by principal members and key employees, which would increase WTI's ownership. The investment is accounted for under the equity method of accounting and is recorded in the "goodwill and other intangible assets" and the "other assets" lines of the Corporation's Consolidated Statements of Condition.

        The excess of the carrying value over the underlying equity resulting from these transactions was $208 million and $171 million at December 31, 2001, and 2000, respectively.

        On January 2, 2002, the Corporation completed its acquisition of a 100% equity interest and an 80% profits interest in Balentine & Company, LLC. Balentine, headquartered in Atlanta, Georgia, with offices in Nashville, Tennessee, oversees management for nearly $3.5 billion in assets for high net worth families, foundations, and endowments. The Corporation issued 141,489 shares of its common stock to shareholders of Balentine at the closing of this transaction, and will issue additional shares representing the balance of the purchase price in five annual installments from 2003 to 2007. The transaction will be accounted for under the purchase method of accounting and Balentine's 2002 operating results will be consolidated beginning with the Corporation's 2002 financial statements.

BASIS OF FINANCIAL STATEMENT PRESENTATION The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and include, after elimination of material intercompany balances and transactions, the accounts of the Corporation, WTC, WTPA, WTFSB, RSMC, WTI, and WTC's subsidiaries. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Estimates that are particularly susceptible to change in the near term relate to the determination of the reserve for loan losses and recognition of income from affiliates. Certain prior year amounts have been reclassified to conform to current year presentation.

ACCOUNTING PRONOUNCEMENTS In June 1998, the Financial Accounting Standards Board
(FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement, as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133" in June 1999 and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities" in June 2000, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. The Statement requires the Corporation to recognize all derivatives on its balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If a derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the derivative are either offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be recognized in earnings immediately. SFAS No. 133, as amended, was effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The adoption of Statement No. 133 on January 1, 2001, resulted in the cumulative effect of the accounting change of $1.1 million after-tax being recognized as income in the Consolidated Statements of Income.

        In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This Statement supersedes and replaces the guidance in SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and

Extinguishments of Liabilities." It revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, although it carries over most of SFAS No. 125's provisions without reconsideration. This Statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001, and recognition and reclassification of collateral and disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. This Statement is to be applied prospectively with certain exceptions. Other than those exceptions, earlier or retroactive application of its accounting provisions is not permitted. The adoption of this Statement did not have an impact on the Corporation's earnings, financial condition, or equity.

        In June 2001, the FASB issued SFAS No. 141, "Business Combinations." This Statement addresses financial accounting and reporting for business combinations and supersedes Accounting Principles Board Opinion No. 16, "Business Combinations," and SFAS No. 38, "Accounting for Preacquisition Contingencies of Purchased Enterprises." All business combinations within the scope of this Statement are to be accounted for using the purchase method, thereby eliminating use of the pooling-of-interests method. The provisions of this Statement apply to all business combinations initiated after June 30, 2001. This Statement also applies to all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001, or later. The adoption of this Statement did not have an impact on the Corporation's earnings, financial condition, or equity.

        In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets." This Statement addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion
No. 17, "Intangible Assets." It addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. This Statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. The provisions of this Statement are required to be applied starting with fiscal years beginning after December 15, 2001, except that goodwill and intangible assets acquired after June 30, 2001, will be subject immediately to the nonamortization and amortization provisions of the Statement. Early application is permitted for entities with fiscal years beginning after March 15, 2001, provided that the first interim financial statements have not previously been issued. This Statement is required to be applied at the beginning of an entity's fiscal year and to all goodwill and other intangible assets recognized in financial statements at that date. Beginning January 1, 2002, annual amortization expense will be reduced by approximately $8.8 million, resulting in increased after-tax income of $5.8 million. Other than the cessation of amortization, the Corporation does not anticipate an impact on earnings, financial condition, or equity upon adoption. As of December 31, 2001, the Corporation has tested its goodwill related to affiliate asset managers and found none to be impaired.

        In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." This Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development, and/or normal operation of a long-lived asset, except for certain obligations of lessees. The Statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. This Statement amends SFAS No. 19, "Financial Accounting and Reporting by Oil and Gas Producing Companies," and it applies to all entities. It is effective for financial statements issued for fiscal years beginning after June 15, 2002. Earlier application is encouraged. The Corporation does not expect the adoption of this Statement to have an impact on its earnings, financial condition, or equity.

        In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This Statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." However, this Statement retains the fundamental provisions of SFAS No. 121 for (a) recognition and measurement of the impairment of long-lived assets to be held and used and (b) measurement of long-lived assets to be disposed of by sale. This Statement supersedes the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." However, this Statement retains the requirement of APB Opinion 30 to report discontinued operations separately from continuing operations and extends that reporting to a component of an entity that either has been disposed of (by sale, by abandonment, or in distribution to owners) or is classified as held for sale. This Statement also amends Accounting Research Bulletin (ARB) No. 51, "Consolidated Financial Statements," to eliminate the exception to consolidation for a temporarily controlled subsidiary. The provisions of this Statement are effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years, with earlier application encouraged. The provisions of this Statement generally are to be applied prospectively. The Corporation does not expect the adoption of this Statement to have an impact on its earnings, financial condition, or equity.

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

        Realized gains and losses and declines in value judged to be other than temporary are included in earnings. The specific identification method is utilized in determining the cost of a security that has been sold. Premiums and discounts are amortized and accreted, respectively, as an adjustment of the securities' yield using the interest method, adjusted for the effects of pre-payments on the underlying assets.

LOANS Loans are generally stated at their outstanding unpaid principal balance net of any deferred fees or costs on originated loans, and net of any unamortized premiums or discounts on purchased loans. Interest income is accrued and recognized as income based upon the principal amount outstanding. Loan origination and commitment fees net of certain direct origination costs are being deferred, and the net amounts are being amortized over the contractual life of the loans as adjustments of the yield utilizing the interest method. The accrual of interest income is discontinued when a reasonable doubt exists as to the collectibility of interest or principal. A loan is determined to be impaired when it is probable that a borrower will be unable to pay all amounts due according to the contractual terms of the loan agreement. Loans, including those determined impaired under SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," are generally placed on nonaccrual status after they have become 90 days past due. For installment and revolving consumer loans, the accrual of interest income continues until the loan is charged off, which is generally 120 days past due for installment loans and 180 days past due for revolving consumer loans. A nonaccrual loan is not necessarily deemed to be uncollectible.

RESERVE FOR LOAN LOSSES The reserve for loan losses has been established through provisions for loan losses charged against income. Loans deemed to be uncollectible are charged against the reserve and subsequent recoveries, if any, are credited to the reserve.

        It is the policy of the Corporation to maintain a reserve for loan losses which is management's best estimate of known and inherent estimated losses based on subjective judgments regarding the collectibility of loans within the reported portfolio. The reserve for loan losses is evaluated on a quarterly basis by personnel independent of the various lending functions. In evaluating the reserve, specific consideration is given to current micro- and macro-economic factors, historical net loss experience, current delinquency trends, and movement within the internally reported loan quality classifications among other matters. The methodology employed to determine the necessary level of reserve to maintain has been applied on a basis consistent with prior periods.

        Reserve allocations for the commercial portfolios are maintained at various levels. Impairment reserve allocations typically are established for nonperforming commercial credits as identified for evaluation in accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," and are based on the present value of anticipated cash flows discounted at the loan's effective interest rate at the date the loan is determined to be impaired or the fair value of the collateral for collateral-dependent loans. For collateral-dependent loans, management obtains appraisals for all significant properties. Specific reserve allocations are typically established for large problem or problem credits not considered to be impaired. Specific reserve allocations represent subjective estimates of probable losses and consider estimated collateral shortfalls. All commercial credits and letters of credit not subject to impairment or specific reserve allocations are allocated a general allowance based on their internal risk-rating classification. An eight-point risk-rating classification system is maintained. The definitions and allowance allocation percentages for all adverse classifications are consistent with current regulatory guidelines.

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

        A portion of the reserve is not specifically allocated to the commercial or retail portfolios and represents probable or inherent losses caused by certain business conditions not accounted for otherwise. Typically, business conditions, including current economic/market conditions, portfolio complexity, payment performance, loan portfolio risk rating migration, the level of "serious doubt" loans, litigation impact and bankruptcy trends are the core of the unallocated reserve position.

        The determination of the reserve is inherently subjective, as it requires material estimates, including the amounts and timing of future cash flows expected to be received on impaired loans, that may be susceptible to significant change.

PREMISES AND EQUIPMENT Premises and equipment are stated at cost less accumulated depreciation. Depreciation expense is computed on the straight-line basis over the estimated useful life of the asset. Improvements are capitalized and depreciated over their useful lives. Gains or losses on dispositions of property and equipment are included in income as realized.

GOODWILL AND OTHER INTANGIBLE ASSETS Goodwill represents the unamortized balance of the excess of the purchase price over the proportionate underlying fair value of net equity at the time of the Corporation's investments in its affiliate asset managers. In addition to periodic testing, a substantial and permanent loss of either customer accounts and/or assets under management would trigger testing for impairment. A discounted cash flow approach would be taken utilizing the risk-adjusted cost of capital as a discount rate.

INCOME TAXES The Corporation accounts for income taxes using the liability method, under which deferred tax assets and liabilities are determined based upon the differences between financial statement carrying amounts and the tax basis of existing assets and liabilities. These temporary differences are measured at prevailing enacted tax rates that will be in effect when the differences are settled or realized.

        The Corporation and its subsidiaries, except for Brandywine Life Insurance Company and Rodney Square Investors, L.P., a 50%-owned partnership, file a consolidated federal income tax return. Brandywine Life Insurance Company, Wilmington Trust (Cayman), Ltd., Wilmington Trust (Channel Islands), Ltd., and Rodney Square Investors, L.P., file separate returns. Wilmington Trust (Cayman), Ltd., and Wilmington Trust (Channel Islands), Ltd., are foreign companies and are not subject to United States federal income taxes.

TRUST AND ASSET MANAGEMENT FEES Trust income is recognized on an accrual basis, except for certain amounts that are recorded when billed. Recording income when billed does not have a material effect on net income.

PER-SHARE DATA Basic net income per share is based on the weighted average number of shares outstanding during each year. Diluted net income per share is similar to basic net income per share, but includes the dilutive effect of shares issuable under stock option plans.

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

        Swaps are contracts to exchange, at specified intervals, the difference between fixed- and floating-rate interest amounts computed on contractual notional principal amounts. The Corporation has entered into swaps in which it pays a fixed rate and it receives a floating rate. The net interest differential associated with the swaps is reported in "Interest and Fees on Loans" in the Consolidated Statements of Income. The net gains or losses resulting from the changes in fair value of the swaps are recorded to "Other Operating Income" in the Consolidated Statements of Income.

        Floors are contracts that generate interest payments to the Corporation based on the difference between the floating-rate index and a predetermined strike rate of the specific floor when the index is below the strike rate. When the index is equal to or above the strike rate, no payments are made or received by the Corporation. The Corporation enters into these contracts to hedge against the impact of adverse market interest rate changes on the cash flows of floating-rate commercial loans. Hedge effectiveness is assessed by comparing the changes in intrinsic value of the interest rate floors with the changes in the variable interest rates for the commercial loans.

        Changes in the fair value of the floors attributed to the change in "time value" are excluded in assessing the hedge's effectiveness and are recorded to "Other Operating Income" in the Consolidated Statements of Income. Changes in the fair value that are determined to be ineffective are also recorded to "Other Operating Income" in the Consolidated Statements of Income. The effective portion of the change in fair value is recorded in "Other Comprehensive Income" in the Consolidated Statements of Condition.

        The Corporation does not hold or issue derivative financial instruments for trading purposes.

        Other operating income for the period ended December 31, 2001, includes net gains of $596,048 resulting from the change in fair value of the floors that was excluded in assessing hedge effectiveness. Net gains or losses resulting from the cash flow hedges' ineffectiveness were immaterial. The amounts recorded to "Other Comprehensive Income" are subsequently reclassified to "Interest and Fees on Loans" in the Consolidated Statements of Income as a yield adjustment in the same period in which the hedged forecasted transaction affects earnings. On April 17, 2001, the Corporation sold all of its floors at a gain of $32,682. For the twelve months ended December 31, 2001, $217,143 of gains in "Accumulated Other Comprehensive Income" were reclassified to earnings. During the 12 months ending December 31, 2002, $298,812 of gains in "Accumulated Other Comprehensive Income" are expected to be reclassified to earnings.

OTHER REAL ESTATE OWNED Other real estate owned (OREO), which is reported as a component of other assets in the Consolidated Statements of Condition, consists of assets that have been acquired through foreclosure or acceptance of a deed in lieu of foreclosure and loans for which the Corporation has taken possession of the collateral. These assets are recorded on the books of the Corporation at the lower of their cost or estimated fair value less cost to sell, adjusted periodi-cally based upon current appraisals.

NOTE 2 RESTRICTIONS ON CASH AND DUE FROM BANKS

The Federal Reserve Board requires banks to maintain cash reserves against certain categories of average deposit liabilities. Such reserves averaged $12,017,244 and $4,723,074 during the years ended December 31, 2001, and December 31, 2000, respectively.

NOTE 3 INVESTMENT SECURITIES

The amortized cost and estimated market value of securities are as follows:

BALANCE,
DECEMBER 31, 2001                                    Amortized Cost            Gross         Gross          Estimated market value
                                              -------------------------     unrealized     unrealized      -------------------------
(in thousands)                                    Debt         Equity          gains         losses          Debt          Equity
------------------------------------------------------------------------------------------------------------------------------------
Investment securities
   available for sale:
U.S. Treasury and
   government agencies                        $  744,798     $       --     $   14,596     $      (12)     $  759,382     $       --
Obligations of state and
   political subdivisions                         12,385             --            585             --          12,970             --
Other securities:
   Preferred stock                                    --         87,654             --         (3,263)             --         84,391
   Asset-backed securities                       259,936             --          6,324             --         266,260             --
   Other debt securities                         100,950             --          1,149         (4,968)         97,131             --
   Other marketable
      equity securities                               --         44,547            167             --              --         44,714
------------------------------------------------------------------------------------------------------------------------------------
TOTAL                                         $1,118,069     $  132,201     $   22,821     $   (8,243)     $1,135,743     $  129,105
Investment securities held to maturity:
U.S. Treasury and
   government agencies                        $   10,593     $       --     $      363     $       --      $   10,956     $       --
Obligations of state and
   political subdivisions                          4,921             --            271             --           5,192             --
Other securities:
   Asset-backed securities                           938             --             --             --             938             --
   Other debt securities                              --             --             --             --              --             --
------------------------------------------------------------------------------------------------------------------------------------
TOTAL                                         $   16,452     $       --     $      634     $       --      $   17,086     $       --

BALANCE,
DECEMBER 31, 2000
(in thousands)
------------------------------------------------------------------------------------------------------------------------------------
Investment securities available for sale:
U.S. Treasury and
   government agencies                        $  878,267     $       --     $    4,646     $   (3,981)     $  878,932     $       --
Obligations of state and
   political subdivisions                         11,443             --            333             --          11,776             --
Other securities:
   Preferred stock                                    --        106,727             --         (6,264)             --        100,463
   Asset-backed securities                       293,345             --            697           (893)        293,149             --
   Other debt securities                         116,475             --            501         (2,197)        114,779             --
   Other marketable
      equity securities                               --         40,728            238             --              --         40,966
------------------------------------------------------------------------------------------------------------------------------------
TOTAL                                         $1,299,530     $  147,455     $    6,415     $  (13,335)     $1,298,636     $  141,429
Investment securities held to maturity:
U.S. Treasury and
   government agencies                        $   11,003     $       --     $       --     $      (22)     $   10,981     $       --
Obligations of state and
   political subdivisions                          6,640             --            273             --           6,913             --
Other securities:
   Asset-backed securities                         2,195             --             --             (5)          2,190             --
   Other debt securities                             900             --             --             --             900             --
------------------------------------------------------------------------------------------------------------------------------------
TOTAL                                         $   20,738     $       --     $      273     $      (27)     $   20,984     $       --

The amortized cost and estimated market value of debt securities at December 31, 2001 by contractual maturity are shown below (in thousands). Expected maturities will differ from contractual maturities because the issuers may have the right to call or prepay obligations without penalties.

                                         Debt securities available for sale      Debt securities held to maturity
-----------------------------------------------------------------------------------------------------------------
                                         Amortized cost    Market value           Amortized cost   Market value
-----------------------------------------------------------------------------------------------------------------
Due in one year or less                    $  254,987       $  256,476             $   10,000       $   10,359
Due after one year through five years         303,287          313,388                    822              842
Due after five years through ten years        129,226          132,963                  3,593            3,838
Due after ten years                           430,569          432,916                  2,037            2,047
-----------------------------------------------------------------------------------------------------------------
                                           $1,118,069       $1,135,743             $   16,452       $   17,086


Proceeds from the sales of investment securities available for sale during 2001, 2000, and 1999 were $54,660,516, $495,749,632, and $981,744,446, respectively.
Gross gains of $1,501,958, $3,328,419, and $1,252,594 in 2001, 2000, and 1999,
respectively, were realized on those sales, with offsetting losses of $4,067,760 and $8,192 in 2000 and 1999, respectively. There were no offsetting losses in 2001. Gross gains of $19,602 and $323,212 in 2001 and 2000, respectively, were realized on called securities with no offsetting losses. No gains were realized in 1999 on called securities. Securities with an aggregate book value of $969,221,716 at December 31, 2001 were pledged to secure deposits and other commitments.

        The Corporation's preferred stock portfolio consists of cumulative and noncumulative preferred stocks.

        At December 31, 2001, the Corporation's asset-backed securities portfolio consisted primarily of collateralized mortgage obligations. The portfolio has an approximate average life of 2.39 years. The portfolio's aggregate average yield-to-maturity was 6.09%.

NOTE 4 CONCENTRATIONS OF LOANS

The Corporation's lending activity primarily is focused within Delaware, Pennsylvania, Maryland, and Florida. The Corporation makes no foreign loans. At December 31, 2001, approximately 7% of the Corporation's total loan portfolio consisted of real estate construction loans, while approximately 34% represented commercial loans, 18% represented commercial mortgage loans, which were secured by income-producing properties, and approximately 16% and 25%, respectively, represented residential mortgage loans and installment loans to individuals. These ratios are consistent with the corresponding ratios reported at December 31, 2000.

        In addition to these loans outstanding, at December 31, 2001 and 2000, unfunded commitments to lend in the real estate sector were approximately $785,634,000 and $499,934,000, respectively. The Corporation generally requires collateral on all real estate exposure and a loan-to-value ratio of no greater than 80% when underwritten.

NOTE 5 RESERVE FOR LOAN LOSSES

The following is an analysis of the reserve for loan losses:

(in thousands)                         2001          2000          1999
-------------------------------------------------------------------------
Balance, January 1                  $ 76,739      $ 76,925      $ 71,906
-------------------------------------------------------------------------
Charge-offs                          (19,335)      (26,383)      (16,500)
Recoveries                             3,530         4,297         4,019
-------------------------------------------------------------------------
Net charge-offs                      (15,805)      (22,086)      (12,481)
Provision charged to operations       19,850        21,900        17,500
-------------------------------------------------------------------------
BALANCE, DECEMBER 31                $ 80,784      $ 76,739      $ 76,925

Information with respect to loans that are considered to be impaired under SFAS No. 114 for the year ended December 31 is as follows:

(in thousands)                                                          2001         2000         1999
--------------------------------------------------------------------------------------------------------
Average recorded investment in impaired loans                         $ 34,178     $ 42,290     $ 52,403
--------------------------------------------------------------------------------------------------------
Recorded investment in impaired loans at
   year-end subject to a reserve for loan losses
   (2001 reserve -- $6,297; 2000 reserve --
   $10,066; 1999 reserve -- $7,222)                                   $ 34,535     $ 36,213     $ 26,157
Recorded investment in impaired loans at
   year-end requiring no reserve for
   loan losses                                                             316          303        8,043
--------------------------------------------------------------------------------------------------------
RECORDED INVESTMENT IN IMPAIRED LOANS
AT YEAR-END                                                           $ 34,851     $ 36,516     $ 34,200

Recorded investment in impaired loans
   at year-end classified as nonaccruing                              $ 32,601     $ 36,484     $ 27,135
--------------------------------------------------------------------------------------------------------
Interest income recognized                                            $  1,961     $  4,646     $  3,245
Interest income recognized using the
   cash basis method of income recognition                               1,842        4,618        2,555

The following is an analysis of interest on nonaccruing loans:

(in thousands)                                                          2001         2000         1999
--------------------------------------------------------------------------------------------------------
Nonaccruing loans at December 31                                      $ 38,016     $ 40,161     $ 29,184
--------------------------------------------------------------------------------------------------------
Interest income which would have been
   recognized under original terms                                    $  2,707     $  5,754     $  3,584
Interest accrued or received                                             2,021        4,743        2,644

NOTE 6 PREMISES AND EQUIPMENT
A summary of premises and equipment at December 31 is as follows:

(in thousands)                                                                        2001         2000
--------------------------------------------------------------------------------------------------------
Land                                                                               $  9,406    $  10,036
Buildings and improvements                                                          123,326      113,003
Furniture and equipment                                                             144,104      128,628
--------------------------------------------------------------------------------------------------------
                                                                                    276,836      251,667
Accumulated depreciation                                                           (136,612)    (120,757)
--------------------------------------------------------------------------------------------------------
PREMISES AND EQUIPMENT, NET                                                        $140,224    $ 130,910

During the fourth quarter of 1999, the Corporation announced plans to outsource its check processing and core accounting processing for personal and institutional trust accounts. The Corporation determined that these processing functions could be performed more cost-effectively by an external provider. In conjunction with the Corporation's commitment to outsource these functions, assets including imaging equipment and capitalized software with a carrying value of $11,181,342 were abandoned during 1999 in full.

        In addition, the Corporation closed several retail branch locations during 1999. Accordingly, the Corporation evaluated the ongoing value of furniture and fixtures associated with those locations. Based on the evaluation performed, the Corporation determined that the related assets, including property, with a carrying value of $886,062 were impaired. A charge of $758,330 was recognized to reduce the related assets to their fair value based on available market prices.

        In conjunction with the identified outsourcing plans and branch closures, additional expenses amounting to $1,461,419 were recognized in the fourth quarter of 1999. These expenses represented charges associated with automated teller machines and software reconfiguration.

NOTE 7 SHORT-TERM BORROWINGS

Short-term borrowings include federal funds purchased, securities sold under agreements to repurchase, U.S. Treasury demand notes, and lines of credit.

        Federal funds purchased and securities sold under agreements to repurchase generally mature within 365 days from the transaction date. The securities underlying the agreements are U.S. Treasury bills, notes, and bonds that are held at the Federal Reserve as collateral. U.S. Treasury demand notes are generally repaid within seven to 180 days from the transaction date.

        At December 31, 2001, and 2000, the balance outstanding under a line of credit between the Corporation and an unaffiliated bank was $33,500,000 and $17,000,000, respectively. At December 31, 2001, and 2000, the line of credit provided for interest to be paid on outstanding balances at the London Interbank Offered Rate (LIBOR) plus .35%. During 2001, the credit agreement was amended increasing the line of credit from $35,000,000 to $50,000,000. The agreement requires the Corporation to maintain certain financial ratios pertaining to loan quality, limitations on debt, and risk-based capital. The Corporation was in compliance with all required covenants contained in the agreement at December 31, 2001 and 2000.

        A summary of securities sold under agreements to repurchase at December 31 is as follows:

(in thousands)                                           2001         2000
----------------------------------------------------------------------------
Maximum amount outstanding at any month-end            $290,576     $242,686
Daily average amount outstanding during the period      235,600      207,669

NOTE 8 LONG-TERM DEBT

WTC has obtained advances from the Federal Home Loan Bank of Pittsburgh to finance its operations facility, the Wilmington Trust Plaza. Monthly interest payments are due on the first of each month at a fixed interest rate, with the principal due on the maturity date. Any payment of the principal prior to the originally scheduled maturity date is subject to a prepayment fee. On October 9, 2001, a $7,500,000 advance with a 6.20% fixed interest rate and an original term of five years matured. Information with respect to the advances is as follows:

Principal amount (in thousands)          Term (years)   Fixed interest rate     Maturity date
------------------------------------------------------------------------------------------------
                        $28,000              15                 6.55%           October 4, 2010
                          7,500              10                 6.41           November 6, 2006

On May 4, 1998, the Corporation issued $125,000,000 in unsecured subordinated notes due May 1, 2008. Semiannual interest payments are due on May 1 and November 1 of each year at a fixed interest rate of 6.625%. The notes are not redeemable prior to maturity and will not be subject to any sinking fund.

        Under a shelf registration statement filed on March 31, 1998, with the Securities and Exchange Commission, the Corporation has registered but not issued debt securities, which may be either senior or subordinated, of $100,000,000 at December 31, 2001. The interest rate will be set at the time of issue.

NOTE 9 CONTINGENT LIABILITIES

The Corporation and its subsidiaries, in the ordinary course of business, are involved in various legal proceedings. While it is not feasible to predict the outcome of all pending suits and claims, management does not believe the ultimate resolution of any of these matters will have a material adverse effect on the Corporation's consolidated financial condition.

NOTE 10 FAIR VALUE OF FINANCIAL INSTRUMENTS

The following discloses the fair value of financial instruments held by the Corporation as of December 31, 2001, and 2000, whether or not recognized in the Consolidated Statements of Condition. In cases in which quoted market prices were not available, fair values were based upon estimates using present value or other valuation techniques. These techniques were significantly affected by the assumptions used, including the discount rate and estimates of cash flows. Consequently, these fair values cannot be substantiated by comparisons with independent markets and, in many cases, may not be realized upon the immediate sale of the instrument. Since generally accepted accounting principles do not require that certain financial instruments and all nonfinancial instruments be included in this presentation, the aggregated fair value amounts do not represent the underlying value of the Corporation.

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

DEPOSITS AND SHORT-TERM BORROWINGS The fair values for demand deposits are, by definition, equal to the amount payable on demand at the reporting date. The carrying amounts for variable-rate deposits approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using discounted cash flow analysis that utilizes interest rates currently being offered on certificates. The carrying amounts of federal funds purchased and securities sold under agreements to repurchase and other short-term borrowings approximate their fair values.

LONG-TERM DEBT The fair value of long-term debt is based on the borrowing rate currently available to WTC for debt with similar terms and remaining maturities.

DERIVATIVE INTEREST RATE CONTRACTS The fair values of swaps and floors are based upon pricing models using current assumptions.

        SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" (see note 1), was adopted on January 1, 2001, and requires the Corporation to recognize all derivatives on its balance sheet at their fair value. Interest rate swap and floor contracts are recorded in the "Other Assets" and the "Other Liabilities" lines of the Corporation's Consolidated Statements of Condition. Prior to the adoption of SFAS No. 133, interest rate swap and floor contracts were classified as off-balance-sheet financial instruments.

        Some of the Corporation's commercial loan customers minimize their interest rate risk by entering into swaps with the Corporation, in which they exchange the floating interest rate for a fixed rate on a particular loan. The Corporation in turn offsets this interest rate risk by entering into mirror swaps with a third party, in which it exchanges the loan customer's fixed interest payments for floating rate payments. The swaps listed in the following table represent those types of interest rate swaps. At December 31, 2001, the Corporation did not have any other interest rate swaps.

        The carrying values and estimated fair values of the Corporation's financial assets, liabilities, and off-balance-sheet financial instruments as of December 31 are as follows:


                                           2001                                     2000
(in thousands)               Carrying value     Fair value          Carrying value        Fair value
----------------------------------------------------------------------------------------------------
Financial assets:
Cash and due from banks          $  210,104     $  210,104            $  223,819          $  223,819
Short-term investments              104,999        104,999                50,175              50,175
Investment securities             1,281,300      1,281,934             1,460,803           1,461,049
Loans, net of reserves            5,407,175      5,551,734             5,111,670           5,045,906
Interest rate swap contracts          1,339          1,339                    --                  --
Accrued interest receivable          40,558         40,558                49,200              49,200
Financial liabilities:
Deposits                          5,590,785      5,571,138             5,286,016           5,287,742
Short-term borrowings               956,632        956,632             1,147,202           1,147,202
Interest rate swap contracts          1,339          1,339                    --                  --
Accrued interest payable             34,540         34,540                51,655              51,655
Long-term debt                      160,500        158,579               168,000             166,190

                                            Contractual           Fair    Contractual           Fair
(in thousands)                                   amount          value         amount          value
----------------------------------------------------------------------------------------------------
Off-balance-sheet financial instruments:
Unfunded commitments to
   extend credit                             $2,658,374     $   10,240     $2,151,443     $    8,113
Standby and commercial letters
   of credit                                    246,484          3,697        144,005          2,160
Interest rate swap contracts                         --             --         10,161           (408)
Interest rate floor contracts                        --             --        175,000          3,172

NOTE 11 OFF-BALANCE-SHEET FINANCIAL AGREEMENTS

In the normal course of business, the Corporation engages in off-balance-sheet financial agreements in order to meet the needs of its customers. A summary of off-balance-sheet financial agreements at December 31 is shown in the table above for Note 10, "Fair Value of Financial Instruments."

        The Corporation's exposure to credit risk is represented by the contractual amount of both the commitments to extend credit and letters of credit, while the notional amount of the swaps and floors far exceeds any credit risk exposure.

        Commitments to extend credit are agreements to lend to a customer. Generally they have fixed expiration dates or termination clauses and may require payment of a fee. Many commitments expire without ever having been drawn upon. Letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Maturities normally are for terms shorter than five years. Many letters of credit expire unfunded. The credit risk for both of these instruments is essentially the same as that involved in extending loans. The Corporation evaluates each customer's creditworthiness on a case-by-case basis. Collateral (e.g., securities, receivables, inventory, equipment, and residential and commercial properties) is obtained depending on management's credit assessment of the customer.

        Swaps represent an exchange of interest payments computed on contractual notional principal amounts. Swaps subject the Corporation to market risk associated with changes in interest rates, as well as the risk that the counterparty may fail to perform. At December 31, 2000, swaps with a total notional principal of $10,160,713 were in effect and had a weighted average original and remaining term to maturity of approximately 5.1 and 4.7 years, respectively. The weighted average variable interest rate that the Corporation received was 6.52% on December 31, 2000, while the weighted average fixed interest rate that the Corporation paid on that date was 7.16%.

        Floors reduce the risk associated with a declining interest rate environment and result in receipts only if current interest rates fall below a predetermined strike rate. Floors subject the Corporation to the risk that the counterparty may fail to perform. There were no floors in effect at December 31, 2001. At December 31, 2000, floors with a total notional principal of $175 million were in effect and had a weighted average original and remaining term to maturity of approximately 4.9 and 3.3 years, respectively. The weighted average strike rate on December 31, 2000, was 6%.

NOTE 12       CAPITAL REQUIREMENTS

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

        Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital to risk-weighted assets, and Tier 1 capital to average assets. Management believes that, as of December 31, 2001, and 2000, the Corporation meets all capital adequacy requirements to which it is subject.

        As of the most recent notification from the Federal regulators, the Corporation and each of its depository subsidiaries were categorized as well-capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes could change the above categorizations.

        A summary of the Corporation's risk-based capital ratios and the levels to be categorized as adequately- and well-capitalized as of December 31 is as follows:

                                                                                                    To be well-capitalized
                                                                             For capital            under prompt corrective
                                                  Actual                   adequacy purposes           action provisions
                                             -----------------        --------------------------  --------------------------
                                                                        Amount        Ratio         Amount        Ratio
                                                                      Greater Than  Greater Than  Greater Than  Greater Than
(in thousands)                                 Amount      Ratio      or Equal To   or Equal To   or Equal To   or Equal To
----------------------------------------------------------------------------------------------------------------------------
As of December 31, 2001:

Total capital (to risk-weighted assets):
Wilmington Trust Corporation                  $653,365     11.16%
Wilmington Trust Company                       587,088     10.81          $434,628      8.00%        $543,285     10.00%

Tier 1 capital (to risk-weighted assets):
Wilmington Trust Corporation                   455,108      7.78
Wilmington Trust Company                       519,109      9.56           217,314      4.00          325,973      6.00

Tier 1 capital (to average assets):
Wilmington Trust Corporation                   455,108      6.49
Wilmington Trust Company                       519,109      7.49           277,398      4.00          346,747      5.00

As of December 31, 2000:

Total capital (to risk-weighted assets):
Wilmington Trust Corporation                  $607,948     10.80%
Wilmington Trust Company                       543,265     10.36          $419,476      8.00%        $524,345     10.00%

Tier 1 capital (to risk-weighted assets):
Wilmington Trust Corporation                   412,497      7.33
Wilmington Trust Company                       477,665      9.11           209,738      4.00          314,607      6.00

Tier 1 capital (to average assets):
Wilmington Trust Corporation                   412,497      5.87
Wilmington Trust Company                       477,665      6.93           275,570      4.00          344,463      5.00

The primary source of funds for payment of dividends by the Corporation historically has been dividends received from WTC. The ability to pay dividends is limited by Delaware law, which permits a corporation to pay dividends only out of its capital surplus.

        In April 1996, the Corporation, after obtaining approval of its Board of Directors, announced a plan to buy back 4,000,000 shares of its stock. During the years ended December 31, 2001, 2000, and 1999, 57,408 shares, 187,386 shares, and 1,381,077 shares, respectively, were acquired under this program at a total cost of $87,322,916. Under this 4,000,000 share program, 3,724,187 shares have been repurchased at a total cost of $183,188,285.

NOTE 13 RELATED PARTY TRANSACTIONS

In the ordinary course of banking business, loans are made to officers and directors of the Corporation and its affiliates as well as to their associates. In the opinion of management, these loans are consistent with sound banking practices and do not involve more than the normal risk of collectibility. At December 31, 2001, and 2000, loans to executive officers and directors of the Corporation and its principal affiliates, including loans to their associates, totaled $66,483,271 and $64,341,761, respectively. During 2001, loan additions were $14,546,559, loan repayments were $12,326,154, and other changes were $(78,895). Other changes include the loan activity of retired executive officers and directors.

        The Corporation is a guarantor for 57% - its ownership interest - of three obligations of its affiliate, Cramer Rosenthal McGlynn. The guaranty is for two lines of credit totaling $8 million, at LIBOR plus 2%, which expire December 8, 2002. The third credit facility is a $2 million amortizing term loan, at LIBOR plus 2%, the balance of which was $666,667 at December 31, 2001.

        While eliminated in the consolidated financial statements, WTC is the sole source of federal funds and term federal funds to WTPA and WTFSB. For the years ended December 31, 2001 and December 31, 2000, federal funds to WTPA averaged $63,053,666 and $41,291,683, respectively, and term federal funds to WTPA averaged $345,389,041 and $259,412,732, respectively. For the years ended December 31, 2001 and December 31, 2000, federal funds to WTFSB averaged $31,685,815 and $18,841,192, respectively, and term federal funds to WTFSB averaged $125,326,027 and $87,421,421, respectively.

NOTE 14 EMPLOYMENT BENEFIT PLANS

STOCK-BASED COMPENSATION PLANS At December 31, 2001, the Corporation had three types of stock-based compensation plans, which are described below. The Corporation applies APB No. 25 and related Interpretations in accounting for these plans. No compensation cost has been recognized in the accompanying Consolidated Financial Statements for those plans. If compensation cost for the Corporation's three types of stock-based compensation plans had been determined based on the fair value at the grant dates for awards under those plans consistent with the methods outlined in SFAS No. 123, "Accounting for Stock-Based Compensation," the Corporation's net income would have been as follows:


                                2001        2000       1999
------------------------------------------------------------
Net income
As reported                  $125,170    $120,939   $107,297
Pro forma                     120,283     116,570    103,645

Basic earnings per share:
As reported                  $   3.84    $   3.74   $  3.26
Pro forma                        3.69        3.61      3.15

Diluted earnings per share:
As reported                  $   3.80    $   3.70   $  3.21
Pro forma                        3.65        3.57      3.10

1999 LONG-TERM INCENTIVE PLAN Under its 1999 long-term incentive plan, the Corporation may grant incentive stock options, nonstatutory stock options, and other stock-based and cash-based awards to officers and other key staff members for up to 1,500,000 shares of common stock. Under the plan, the exercise price of each option equals the last sale price of the Corporation's stock on the date of grant, and an option's maximum term is 10 years. Information with respect to that plan and the Corporation's prior stock option plans is as follows:

                                                 2001                          2000                          1999
----------------------------------------------------------------------------------------------------------------------------
                                                      Weighted                       Weighted                       Weighted
                                                       average                        average                        average
                                         Options      exercise         Options       exercise         Options       exercise
                                     outstanding         price     outstanding          price     outstanding          price
----------------------------------------------------------------------------------------------------------------------------
Balance, January 1                    1,886,400      $   45.71      1,627,692      $    42.99      1,616,842      $    35.67
Options granted                         485,406          61.76        511,370           50.38        397,926           57.38
Options exercised                      (311,155)         37.78       (170,999)          29.77       (348,776)          24.36
Options forfeited                       (51,159)         55.22        (81,663)          54.04        (38,300)          53.47
----------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31                  2,009,492          50.58      1,886,400           45.71      1,627,692           42.99
OPTIONS EXERCISABLE, DECEMBER 31      1,090,686                     1,054,358                      1,202,501
Weighted average fair value of
  option granted during the year                     $   12.38                     $     9.82                     $    10.90

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The following weighted average assumptions were used:

                                    2001              2000              1999
----------------------------------------------------------------------------------
Dividend yields                           2.99%             2.93%             3.57%
Expected volatility              27.05 - 28.20     22.07 - 27.08     21.36 - 22.05
Risk-free interest rate            3.74 - 3.99       4.76 - 4.89       6.41 - 6.50
Expected option life (years)             3 - 5             3 - 5             3 - 5

A summary of the stock options outstanding at December 31, 2001, is as follows:

                                                     Options outstanding                              Options exercisable
------------------------------------------------------------------------------------------------------------------------------
                                                             Weighted
                                                              average          Weighted                              Weighted
                                                            remaining           average                               average
Range of                          Options                 contractual          exercise            Options           exercise
exercise prices               outstanding                life (years)             price        exercisable              price
$19.50 - 48.00                    680,235                    4.1                $43.62           655,350              $34.80
 48.19 - 58.50                    660,841                    6.9                 54.76           190,404               57.52
 58.60 - 66.50                    668,416                    8.1                 62.10           244,932               62.65
------------------------------------------------------------------------------------------------------------------------------
$19.50 - 66.50                  2,009,492                    6.3                $50.58         1,090,686              $45.02

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

                                             Shares reserved
                                                  for future    Subscriptions           Price
                                               subscriptions      outstanding       per share
----------------------------------------------------------------------------------------------
Balance, January 1, 1999                        289,137            54,152
-------------------------------------------------------------------------
Subscriptions entered into on June 1, 1999      (59,959)           59,959       $        49.78
Forfeitures                                       3,865            (3,865)       49.78 - 51.53
Shares issued                                        --           (52,829)               49.99
----------------------------------------------------------------------------------------------
Balance, December 31, 1999                      233,043            57,417

Appropriation-new plan                          400,000                --
Subscriptions entered into on June 1, 2000      (54,812)           54,812       $        44.57
Forfeitures                                       6,515            (6,515)       44.57 - 49.78
Shares issued                                        --           (53,786)               43.14
Cancellation-old plan                          (236,674)               --
----------------------------------------------------------------------------------------------
Balance, December 31, 2000                      348,072            51,928

Subscriptions entered into on June 1, 2001      (49,922)           49,922       $        54.53
Forfeitures                                       2,208            (2,208)       44.57 - 54.53
Shares issued                                        --           (50,896)               44.57
----------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2001                      300,358            48,746



2001 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN Under the Corporation's 2001 non-employee director stock option plan, the Compensation Committee of the Board of Directors may grant nonstatutory stock options to non-employee directors for up to 100,000 shares of common stock. Under the plan, the exercise price of each option equals the last sale price of the Corporation's stock on the date of grant, and an option's maximum term is ten years. Information with respect to that plan is as follows:

                         Shares available                             Options                 Price
                                for grant                         outstanding             per share
---------------------------------------------------------------------------------------------------
Appropriation - new plan        100,000                                 --
Options granted                 (56,000)                            56,000                  $62.75
---------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2001       44,000                             56,000

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

        Costs of the plan are determined actuarially by the projected unit credit method. Plan benefits are based on years of service and a modified career average formula. The plan's assets are invested primarily in the equity and fixed-income portfolios of the Wilmington Funds managed by WTC's affiliates. Participation in these funds by the plan was $95,855,172 and $131,935,813 at December 31, 2001, and 2000, respectively. The projected benefit obligation and the accumulated benefit obligation exceeded the plan assets by $16,473,572 and $3,854,627, respectively, at December 31, 2001. At December 31, 2000, the projected benefit obligation and the accumulated benefit obligation did not exceed the plan's assets.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN In 1989, the Corporation adopted a Supplemental Executive Retirement Plan (SERP). The plan, covering selected officers, is a nonqualified defined benefit plan. Assumptions used in determining the net periodic pension costs are similar to those used in determining the cost of the Corporation's pension plan. The Corporation has invested in corporate-owned life insurance contracts to meet its future obligations under this plan. The projected benefit obligation and the accumulated benefit obligation exceeded the plan assets by $12,108,777 and $9,270,709, respectively, at December 31, 2001, and $11,186,667 and $8,034,528,
respectively, at December 31, 2000.

POSTEMPLOYMENT HEALTH CARE AND LIFE INSURANCE BENEFITS In addition to providing pension benefits, the Corporation makes available certain health care and life insurance benefits for substantially all retired staff members. Staff members who retire from the Corporation are eligible to receive up to $7,000 each year toward the premium for medical coverage if they are younger than age 65, and up to $4,000 toward the premium if they are age 65 or older. Staff members who retire also are eligible for $7,500 of life insurance coverage. In accordance with SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," and SFAS No. 112, "Employers' Accounting for Postemployment Benefits," the cost of providing those benefits is being recognized on an accrual basis.

        Information with respect to the pension, SERP, and postemployment benefit plans is as follows:


                                    Pension/SERP benefits        Postemployment benefits
----------------------------------------------------------------------------------------
(in thousands)                       2001           2000           2001           2000
----------------------------------------------------------------------------------------
Change in benefit obligation:
Net benefit obligation at
   beginning of year              $ 108,458      $ 100,434      $  26,811      $  29,809
Service cost                          3,837          3,721            604            635
Interest cost                         8,563          7,944          1,979          2,142
Plan participants'
   contributions                         --             --            247            136
Plan amendments                          --          3,938             --             --
Actuarial loss/(gain)                 9,019         (2,493)         6,956         (3,264)
Gross benefits paid                  (5,392)        (5,086)        (3,006)        (2,647)
----------------------------------------------------------------------------------------
NET BENEFIT OBLIGATION AT
   END OF YEAR                    $ 124,485      $ 108,458      $  33,591      $  26,811

Change in plan assets:
Fair value of plan assets at
   beginning of year              $ 122,261      $ 105,715      $      --      $      --
Actual return on plan assets        (21,409)        21,147             --             --
Employer contribution                   442            485          2,759          2,511
Plan participants'
   contributions                         --             --            247            136
Gross benefits paid                  (5,392)        (5,086)        (3,006)        (2,647)
----------------------------------------------------------------------------------------
FAIR VALUE OF PLAN ASSETS AT
   END OF YEAR                    $  95,902      $ 122,261      $      --      $      --

Funded status at end of year      $ (28,583)     $  13,803      $ (33,591)     $ (26,811)
Unrecognized net actuarial
   loss/(gain)                       11,367        (30,330)         5,823         (1,132)
Unrecognized net transition
   obligation/(asset)                (2,184)        (2,951)            --             --
Unrecognized prior
   service cost                       8,377          9,520             --             --
----------------------------------------------------------------------------------------
NET AMOUNT RECOGNIZED AT
   END OF YEAR                    $ (11,023)     $  (9,958)     $ (27,768)     $ (27,943)

Amounts recognized in the
   Consolidated Statements
   of Condition consist of:
Accrued benefit cost              $ (11,023)     $  (9,958)     $ (27,768)     $ (27,943)
Accrued benefit liability            (3,309)        (3,233)            --             --
Intangible asset                      3,303          3,233             --             --
Accumulated other
   comprehensive income                   6             --             --             --
----------------------------------------------------------------------------------------
NET AMOUNT RECOGNIZED AT
   END OF YEAR                    $ (11,023)     $  (9,958)     $ (27,768)     $ (27,943)

                                         Pension/SERP benefits                Postemployment benefits

------------------------------------------------------------------------------------------------------
(in thousands)                             2001        2000         1999      2001     2000      1999
------------------------------------------------------------------------------------------------------
Weighted average assumptions used
  were as follows:
Discount rate                              7.25%        7.75%       7.50%     7.25%     7.75%      7.50%
Expected return on plan assets             9.50         9.50        9.50
Rate of compensation increase              4.50         4.50        4.50
Components of net periodic
  benefit cost:
Service cost                             $3,837       $3,721      $4,029    $  604    $  635     $  586
Interest cost                             8,563        7,944       7,240     1,979     2,142      2,017
Expected return on plan assets          (10,553)      (9,745)         --        --        --
Amortization of transition
 obligation/(asset)                        (768)        (768)       (751)       --        --         --
Amortization of prior service cost        1,143        1,063         824        --        --         --
Recognized actuarial (gain)/loss           (744)        (353)        192        --        --         --

---------------------------------------------------------------------------------------------------------
NET PERIODIC BENEFIT COST                $1,478        $1,862     $2,441    $2,583    $2,777     $2,603



For measurement purposes, the assumed health care cost trend rate for 2002 is 11.00%. This rate is assumed to decrease gradually to 5.00% for 2008 and remain at that level thereafter.

      A one-percentage-point change in the assumed health care cost trend rate would have the following effect:

(in thousands)                                                 1% increase   1% decrease
----------------------------------------------------------------------------------------
Effect on total service and interest cost components of net
  periodic postemployment health care benefit cost             $ (78)        $  73
Effect on accumulated postretirement benefit obligation for
  health care benefits                                          (990)          971

THRIFT SAVINGS PLAN The Wilmington Trust Thrift Savings Plan covers all full-time staff members who elect to participate in the plan. Eligible staff members may contribute from 1% to 15% of their annual base pay. The first 6% of each staff member's pay is eligible for matching contributions from the Corporation of $0.50 on each $1.00. The amounts contributed by the Corporation to this plan were $2,814,654, $2,503,123, and $2,436,249 in 2001, 2000, and
1999, respectively.

NOTE 15 INCOME TAXES

A reconciliation of the statutory income tax to the income tax expense included in the Consolidated Statements of Income for each of the three years ended December 31 is as follows:

(in thousands)                                        2001            2000           1999
--------------------------------------------------------------------------------------------
Income before taxes and cumulative effect of
  change in accounting principle                  $ 190,049       $ 184,767       $ 161,662
-------------------------------------------------------------------------------------------
Income tax at statutory rate of 35%               $  66,517       $  64,668       $  56,582
Tax effect of tax-exempt and dividend income         (4,323)         (4,748)         (5,152)
State taxes, net of federal tax benefit               2,989           3,746           3,462
Other                                                   826             162            (527)
--------------------------------------------------------------------------------------------
TOTAL INCOME TAXES                                $  66,009       $  63,828       $  54,365
Taxes currently payable:
Federal                                           $  64,342       $  60,411       $  57,119
State                                                 4,599           5,763           5,326
Deferred taxes (benefit):
Federal                                              (2,932)         (2,346)         (8,080)
--------------------------------------------------------------------------------------------
TOTAL INCOME TAXES                                $  66,009       $  63,828       $  54,365

The Corporation adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as of January 1, 2001. The cumulative effect of the adoption was a $1,130,000 increase to consolidated income net of $584,000 of tax expense.

      The significant components of the deferred tax liabilities and assets at December 31 are as follows:

(in thousands)                                              2001         2000
--------------------------------------------------------------------------------
Deferred tax liabilities:
Tax depreciation                                          $ 1,584      $ 2,708
Prepaid VEBA costs                                          6,510        7,980
Automobile and equipment leases                             6,355        6,110
System development costs                                    1,348        1,545
Partnerships                                                7,653        5,699
Market valuation on investment securities                   5,601           --
Other                                                       2,094        2,094
--------------------------------------------------------------------------------
Total deferred tax liabilities                             31,145       26,136
--------------------------------------------------------------------------------

Deferred tax assets:
Loan loss provision                                        28,289       26,878
OPEB obligation                                             9,719        9,780
Unearned fees                                               8,168        7,490
Pension and SERP                                            3,836        3,425
Market valuation on investment securities                      --        2,491
Other                                                       2,307        2,406
--------------------------------------------------------------------------------
Total deferred tax assets                                  52,319       52,470
--------------------------------------------------------------------------------
NET DEFERRED TAX ASSETS                                   $21,174      $26,334


No valuation allowance was recognized for the deferred tax assets at December 31, 2001 and 2000. Management believes it is more likely than not that the deferred tax assets will be realized.

NOTE 16 EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share:

(in thousands)                                    2001          2000          1999
------------------------------------------------------------------------------------
Numerator:
 Net income                                     $125,170      $120,939      $107,297
------------------------------------------------------------------------------------
Denominator:
 Denominator for basic earnings per share-            --
  weighted-average shares                         32,573        32,305        32,913
------------------------------------------------------------------------------------
 Effect of dilutive securities:
  Employee stock options                             398           375           470
------------------------------------------------------------------------------------
 Denominator for diluted earnings per share-          --
  adjusted weighted-average shares and
  assumed conversions                             32,971        32,680        33,383
------------------------------------------------------------------------------------
 BASIC EARNINGS PER SHARE                       $   3.84      $   3.74      $   3.26
 DILUTED EARNINGS PER SHARE                     $   3.80      $   3.70      $   3.21

NOTE 17 SEGMENT REPORTING

For the purposes of reporting our results, we divide our business activities into two segments. Our banking and advisory fee-based segments comprise the services we provide to customers. Previously we also reported a funds management segment, which included activities not directly customer-related, but which were undertaken primarily for the Corporation's general purposes. Those activities included management of the investment portfolio, funding, and interest rate risk management. Those activities now are reflected in the banking and advisory fee-based segments, and the 2000 amounts have been restated to reflect this change.

50
      The banking and advisory fee-based segments are managed separately but have overlapping markets, customers, and systems. The Corporation's strategy to develop full relationships across a broad product array allows these two segments to market separate products and services to a common base of customers.

      The banking segment includes lending, deposit-taking, and branch banking in our primary banking markets of Delaware, Pennsylvania, and Maryland, along with institutional deposit-taking on a national basis. Lending activities include commercial loans, commercial and residential mortgages, and construction and consumer loans. Deposit products include demand checking, certificates of deposit, negotiable order of withdrawal accounts, and various savings and money market accounts.

      The advisory fee-based segment includes private client advisory services, asset management, mutual fund, corporate trust, and corporate retirement plan services to individuals and corporations in the United States and more than 50 other countries. Private client advisory service activities include investment management, trust services, private banking, estate settlement, financial planning, and tax preparation. Asset management activities include a broad range of portfolio management services, including fixed-income, short-term cash management, and contributions resulting from affiliations with Cramer Rosenthal McGlynn and Roxbury Capital Management. Corporate trust activities include custody services and trusteeships for capital leases, collateralized securities, corporate restructurings, and bankruptcies.

      The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Corporation evaluates performance based on profit or loss from operations before income taxes and without including nonrecurring gains and losses. The Corporation generally records intersegment sales and transfers as if the sales or transfers were to third parties (i.e., at current market prices). Profit or loss from infrequent events such as the sale of a business are reported separately for each segment.

      Financial data by segment for the years 2001 through 1999 is as follows:

                                                    Banking         Fee-based
YEAR ENDED DECEMBER 31, 2001 (in thousands)        business          business            Totals
-----------------------------------------------------------------------------------------------
Net interest income                             $   221,037       $    37,776       $   258,813
Provision for loan losses                           (19,480)             (370)          (19,850)
-----------------------------------------------------------------------------------------------
Net interest income after provision
  for loan losses                                   201,557            37,406           238,963


Total advisory fees:
Private client advisory services                      6,459            99,615           106,074
Corporate financial services                          2,704            55,703            58,407
Affiliate managers                                       --            20,555            20,555
-----------------------------------------------------------------------------------------------
Total advisory fees                                   9,163           175,873           185,036
Amortization of goodwill                                 --            (8,195)           (8,195)
-----------------------------------------------------------------------------------------------
Net total advisory fees                               9,163           167,678           176,841

Other operating income                               46,298             3,342            49,640
Securities gains/(losses)                             1,522                --             1,522
-----------------------------------------------------------------------------------------------
Net interest and other income                       258,540           208,426           466,966
Other expense                                      (149,339)         (127,578)         (276,917)
-----------------------------------------------------------------------------------------------
Segment profit from operations                      109,201            80,848           190,049
Segment gain/(loss) from infrequent events            1,714                --             1,714
-----------------------------------------------------------------------------------------------
SEGMENT PROFIT BEFORE INCOME TAXES              $   110,915       $    80,848       $   191,763

Intersegment revenue                            $        --       $        --       $        --
Depreciation and amortization                        19,375            11,336            30,711
Investment in equity method investees                    --           221,195           221,195
Segment average assets                            6,085,212         1,144,022         7,229,234


                                                      Banking         Fee-based
YEAR ENDED DECEMBER 31, 2000 (in thousands)          business          business        Totals
-------------------------------------------------------------------------------------------------
Net interest income                               $   224,967       $    30,172       $   255,139
Provision for loan losses                             (21,362)             (538)          (21,900)
--------------------------------------------------------------------------------------------------
Net interest income after provision
  for loan losses                                     203,605            29,634           233,239

Total advisory fees:
Private client advisory services                        6,549            93,183            99,732
Corporate financial services                               --            51,470            51,470
Affiliate managers                                         --            21,319            21,319
--------------------------------------------------------------------------------------------------
Total advisory fees                                     6,549           165,972           172,521
Amortization of goodwill                                   --            (7,487)           (7,487)
--------------------------------------------------------------------------------------------------
Net total advisory fees                                 6,549           158,485           165,034

Other operating income                                 42,753             1,567            44,320
Securities gains/(losses)                                (333)              (83)             (416)
--------------------------------------------------------------------------------------------------
Net interest and other income                         252,574           189,603           442,177
Other expense                                        (146,563)         (118,119)         (264,682)
--------------------------------------------------------------------------------------------------
Segment profit from operations                        106,011            71,484           177,495
Segment gain/(loss) from infrequent events              6,018             1,254             7,272
-------------------------------------------------------------------------------------------------
SEGMENT PROFIT BEFORE INCOME TAXES                $   112,029       $    72,738       $   184,767

Intersegment revenue                              $        --       $        --       $        --
Depreciation and amortization                          16,031             9,227            25,258
Investment in equity method investees                      --           186,071           186,071
Segment average assets                              5,919,585         1,289,135         7,208,720

YEAR ENDED DECEMBER 31, 1999 (in thousands)
--------------------------------------------------------------------------------------------------
Net interest income                               $   218,363       $    27,550       $   245,913
Provision for loan losses                             (17,207)             (293)          (17,500)
-------------------------------------------------------------------------------------------------
Net interest income after provision for loan
  losses                                              201,156            27,257           228,413

Total advisory fees:
Private client advisory services                        6,223            87,630            93,853
Corporate financial services                               --            44,642            44,642
Affiliate managers                                         --            16,101            16,101
--------------------------------------------------------------------------------------------------
Total advisory fees                                     6,223           148,373           154,596
Amortization of goodwill                                   --            (6,183)           (6,183)
--------------------------------------------------------------------------------------------------
Net total advisory fees                                 6,223           142,190           148,413

Other operating income                                 35,001             5,969            40,970
Securities gains/(losses)                                 996               248             1,244
--------------------------------------------------------------------------------------------------
Net interest and other income                         243,376           175,664           419,040
Other expense                                        (138,450)         (106,353)         (244,803)
--------------------------------------------------------------------------------------------------
Segment profit from operations                        104,926            69,311           174,237
Segment gain/(loss) from infrequent events             (3,301)           (9,274)          (12,575)
--------------------------------------------------------------------------------------------------
SEGMENT PROFIT BEFORE INCOME TAXES                $   101,625       $    60,037       $   161,662

Intersegment revenue                              $        --       $        --       $        --
Depreciation and amortization                          13,761             7,418            21,179
Investment in equity method investees                      --           157,910           157,910
Segment average assets                              5,480,238         1,208,827         6,689,065


A reconciliation of reportable segment amounts to the consolidated balances is as follows:


Year ended December 31 (in thousands)                  2001             2000              1999
------------------------------------------------------------------------------------------------

Revenue:
Net interest income                               $   258,813      $   255,139       $   245,913
Net total advisory fees                               176,841          165,034           148,413
Other operating income                                 49,640           44,320            40,970
Securities gains/(losses)                               1,522             (416)            1,244
------------------------------------------------------------------------------------------------
Total revenues for reportable segments                486,816          464,077           436,540
Nonrecurring revenues                                   1,713            7,272               826
Elimination of intersegment revenues                       --               --                --
------------------------------------------------------------------------------------------------
TOTAL REVENUES PER CONSOLIDATED
 STATEMENTS OF INCOME                             $   488,529      $   471,349       $   437,366
Profit or loss:
Total profit or loss for reportable segments      $   190,048      $   177,495       $   174,237
Elimination of intersegment profits                        --               --                --
------------------------------------------------------------------------------------------------
TOTAL SEGMENT PROFIT FROM OPERATIONS              $   190,048      $   177,495       $   174,237
Assets:
Total assets for reportable segments              $ 7,229,234      $ 7,208,720       $ 6,689,065
Elimination of intersegment assets                         --               --                --
------------------------------------------------------------------------------------------------
CONSOLIDATED TOTAL AVERAGE ASSETS                 $ 7,229,234      $ 7,208,720       $ 6,689,065


NOTE 18 PARENT COMPANY-ONLY FINANCIAL STATEMENTS


The Statements of Condition, Income, and Cash Flows for the parent company are as follows:

STATEMENTS OF CONDITION

December 31 (in thousands)                                  2001          2000
--------------------------------------------------------------------------------
Assets
Cash and due from banks                                   $  4,023      $  3,989
Investment in subsidiaries                                 726,878       643,194
Investment securities available for sale                    14,622           131
Advance to subsidiary                                       88,100        80,800
Income taxes receivable                                      7,480         5,918
Other assets                                                 2,463         2,200
--------------------------------------------------------------------------------
TOTAL ASSETS                                              $843,566      $736,232

Liabilities and stockholders' equity
Liabilities                                               $  2,536      $  2,332
Line of credit                                              33,500        17,000
Long-term debt                                             125,000       125,000
Stockholders' equity                                       682,530       591,900
--------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                $843,566      $736,232

STATEMENTS OF INCOME

For the year ended December 31 (in thousands)            2001            2000          1999
---------------------------------------------------------------------------------------------
Income
Dividend from subsidiaries                          $  83,800       $  78,550       $ 123,350
Interest on advance to subsidiary                       4,301           6,447           5,594
Interest                                                  232              47             194
Other operating income                                     41              --              --
---------------------------------------------------------------------------------------------
Total income                                           88,374          85,044         129,138
---------------------------------------------------------------------------------------------

Expense
Interest on other borrowings                              855           1,322             468
Interest on long-term debt                              8,281           8,281           8,281
Salaries and employment benefits                          119             119              --
Stationery and supplies                                     1              --              --
Other operating expense                                 1,243           1,301           1,065
---------------------------------------------------------------------------------------------
Total expense                                          10,499          11,023           9,814
---------------------------------------------------------------------------------------------
Income before income tax benefit and equity
  in undistributed income of subsidiaries              77,875          74,021         119,324
Applicable income tax benefit                          (2,074)         (1,579)         (1,287)
Dividends in excess of subsidiary income                   --              --         (13,314)
Equity in undistributed income of subsidiaries         45,221          45,339              --
---------------------------------------------------------------------------------------------
NET INCOME                                          $ 125,170       $ 120,939       $ 107,297

STATEMENT OF CASH FLOWS

For the year ended December 31 (in thousands)            2001           2000          1999
----------------------------------------------------------------------------------------------
Operating activities
Net income                                           $ 125,170       $ 120,939       $ 107,297
Adjustments to reconcile net income to net cash
  provided by operating activities:
Equity in undistributed income of subsidiaries         (45,221)        (45,339)             --
Dividends in excess of subsidiary income                    --              --          13,314
Compensation expense -- nonemployee
  stock options                                            119             119              --
Accretion of investment securities available
  for sale discounts                                        --              --              (8)
(Increase)/decrease in other assets                       (134)         19,963         (21,509)
Increase/(decrease) in other liabilities                   204          (4,032)          4,348
----------------------------------------------------------------------------------------------
Net cash provided by operating activities               80,138          91,650         103,442
----------------------------------------------------------------------------------------------

Investing activities
Proceeds from sales of investment securities
  available for sale                                    45,041          22,550          58,509
Purchases of investment securities
  available for sale                                   (59,532)        (22,547)        (34,571)
Capital contribution to subsidiaries                   (23,000)        (28,126)        (26,338)
Advance to subsidiary                                  (17,350)         (2,800)        (10,318)
Repayment of advance to subsidiary                      10,050           6,000           6,000
Purchase of indirect subsidiary                           (956)             --              --
----------------------------------------------------------------------------------------------
Net cash used for investing activities                 (45,747)        (24,923)         (6,718)
----------------------------------------------------------------------------------------------

Financing activities
Cash dividends                                         (61,526)        (57,164)        (54,361)
Net increase/(decrease) in line of credit               16,500          (8,000)         25,000
Proceeds from common stock issued under
  employment benefit plans, net of taxes                14,165           7,578          11,289
Payments for common stock acquired
  through buybacks                                      (3,496)         (8,936)        (74,891)
----------------------------------------------------------------------------------------------
Net cash used for financing activities                 (34,357)        (66,522)        (92,963)
----------------------------------------------------------------------------------------------

Increase in cash and cash equivalents                       34             205           3,761
Cash and cash equivalents at beginning of year           3,989           3,784              23
----------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR             $   4,023       $   3,989       $   3,784

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

      Management maintains a system of internal controls and procedures designed to provide reasonable assurance as to the integrity and reliability of financial records and the protection of assets. The system of internal control is reviewed continually for its effectiveness and is revised, when appropriate, due to changing circumstances and requirements.

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


/s/TED T. CECALA         /s/  ROBERT V. A. HARRA JR.       /s/  DAVID R. GIBSON
TED T. CECALA                 ROBERT V. A. HARRA JR.            DAVID R. GIBSON
Chairman and                  President, Chief Operating        Senior Vice President and
Chief Executive Officer       Officer, and Treasurer            Chief Financial Officer

REPORT  OF  INDEPENDENT  AUDITORS



The Board of Directors
Wilmington Trust Corporation:

We have audited the accompanying consolidated statement of condition of Wilmington Trust Corporation (the Corporation) as of December 31, 2001, and the related consolidated statements of income, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audit. The accompanying consolidated financial statements of Wilmington Trust Corporation as of December 31, 2000 and for the years ended December 31, 2000 and 1999, were audited by other auditors whose report thereon dated January 26, 2001, expressed an unqualified opinion on those statements.

      We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the 2001 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Wilmington Trust Corporation as of December 31, 2001, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

      As discussed in Note 1 to the consolidated financial statements, the Corporation adopted Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, in 2001.


January 15, 2002                             /s/ KPMG LLP

DIRECTORS AND COMMITTEES


BOARD OF DIRECTORS

BETSY S. ATKINS
Chief Executive Officer of Accordiant Ventures

CAROLYN S. BURGER
Principal, CB Associates, Inc.;
Director, PJM
Interconnection, L.L.C.

TED T. CECALA
Chairman and Chief Executive Officer; Member, Board of Managers, Cramer Rosenthal McGlynn, LLC, and Roxbury Capital Management, LLC

RICHARD R. COLLINS
Retired, Chief Executive Officer and Chief Operating Officer, American Life Insurance Company

CHARLES S. CROMPTON JR., ESQUIRE
Attorney, Counsel, Law Firm of Potter,
Anderson and Corroon, LLP

EDWARD B. DU PONT
Private Investor; Director, E. I. du Pont de Nemours and Company

R. KEITH ELLIOTT
Retired Director, Chairman, Hercules Incorporated; Director, Computer Task Group, Checkpoint Systems, Inc., The Sithe Energies Company, and The Institute for Defense Analyses

DEBORAH I. FINE
President of Avon Products  - Teen Division

ROBERT V. A. HARRA JR.
President, Chief Operating Officer, and Treasurer

REX L. MEARS
President, Ray L. Mears and Sons, Inc.

WALTER D. MERTZ (1)
Retired Senior Vice President

HUGH E. MILLER
Retired Vice Chairman, ICI Americas Incorporated; Chairman and Director, MGI PHARMA, Inc.

STACEY J. MOBLEY
Senior Vice President, General Counsel, and Chief Administrative Officer, E. I. du Pont de Nemours and Company

LEONARD W. QUILL
Retired Chairman of the Board

DR. DAVID P. ROSELLE
President, University of Delaware

H. RODNEY SHARP III
Retired Manager, E. I. du Pont de Nemours and Company; Director, E. I. du Pont de Nemours and Company

THOMAS P. SWEENEY, ESQUIRE
Attorney, Member, Law Firm of Richards, Layton and Finger, P.A.

ROBERT W. TUNNELL JR.
Managing Partner, Tunnell Companies, L.P.


STANDING COMMITTEES


EXECUTIVE COMMITTEE

Ted T. Cecala, Chairperson
Carolyn S. Burger
Charles S. Crompton Jr.
Edward B. du Pont
R. Keith Elliott
Robert V. A. Harra Jr.
David P. Roselle

AUDIT COMMITTEE

Carolyn S. Burger, Chairperson
Richard R. Collins
Edward B. du Pont
Hugh E. Miller

COMPENSATION COMMITTEE

Stacey J. Mobley, Chairperson
Charles S. Crompton Jr.
R. Keith Elliott
Rex L. Mears
H. Rodney Sharp III

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Rex L. Mears, Chairperson
Hugh E. Miller
H. Rodney Sharp III
Thomas P. Sweeney
Robert W. Tunnell Jr.


(1) Associate Director

OFFICERS  AND  SUBSIDIARIES

WILMINGTON TRUST CORPORATION
WILMINGTON TRUST COMPANY
PRINCIPAL OFFICERS

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

HUGH D. LEAHY JR.
Senior Vice President, Personal Financial Services

ROBERT A. MATARESE
Senior Vice President, Commercial Banking

RITA C. TURNER
Senior Vice President, Marketing

RODNEY P. WOOD
Senior Vice President, Private Client Advisory Services


REGIONAL PRESIDENTS

ROBERT M. BALENTINE
Georgia

ALAN K. BONDE
California

MARK A. GRAHAM
Pennsylvania

PETER E. "TONY" GUERNSEY JR.
New York

KEMP C. STICKNEY
Florida

OPERATING SUBSIDIARIES

WILMINGTON TRUST COMPANY

Brandywine Finance
Corporation
Brandywine Insurance Agency, Inc.
Brandywine Life Insurance Company, Inc.
Delaware Corporate
Management, Inc.
   Nevada Corporate Management, Inc.
   Organization Services, Inc.
Wilmington Brokerage Services Company
Wilmington Trust Global Services, Ltd.
Wilmington Trust (Cayman),Ltd.
Wilmington Trust (Channel Islands), Ltd.
WTC Corporate Services, Inc.
RODNEY SQUARE MANAGEMENT
CORPORATION
WILMINGTON TRUST OF
PENNSYLVANIA
WILMINGTON TRUST FSB
WT INVESTMENTS, INC.

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

WELLS FARGO
SHAREOWNER SERVICES

Telephone: (800) 999-9867

Mailing Address:
P.O. Box 64854
St. Paul, MN 55164

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

DUPLICATE MAILINGS

You may receive more than one copy of this annual report due to multiple accounts within your household. The Corporation is required to mail an annual report to each name on our stockholder list unless the stockholder requests that duplicate mailings be eliminated. To eliminate duplicate mailings, please send a written request to the stock transfer agent.

ANNUAL MEETING

The annual meeting of the Corporation's stockholders will be held at the Wilmington Trust Plaza, 301 West 11th Street, Wilmington, Delaware, on Thursday, April 18, 2002, at 10:00 a.m.

INFORMATION REQUESTS

Analysts, investors, news media representatives, and others seeking financial information, including requests for the annual report on Form 10-K filed with the Securities and Exchange Commission, should contact Ellen J. Roberts,Vice President, Media and Investor Relations, (302) 651-8069.

WILMINGTON TRUST OFFICE LOCATIONS

Wilmington Trust Corporation
Corporate Headquarters
Rodney Square North                                   302.651.1000
1100 North Market Street                              800.441.7120
Wilmington, DE 19890-0001


wilmingtontrust.com

CALIFORNIA                       NEVADA                    LONDON

COSTA MESA 714.384.4150          LAS VEGAS 702.866.2200    44.207.877.0627
SANTA MONICA 310.899.7000

FLORIDA                          NEW JERSEY                CAYMAN ISLANDS
BOCA RATON 561.620.3245          MORRISTOWN 973.285.3341   345.946.4091
NORTH PALM BEACH 561.630.1477
STUART 561.286.3686              NEW YORK                  CHANNEL ISLANDS
VERO BEACH 561.234.1700          MANHATTAN 212.751.9500    44.1534.501.888

GEORGIA                          PENNSYLVANIA
ATLANTA 404.760.2150             DOYLESTOWN 267.880.7004
                                 PHILADELPHIA 215.419.6570
                                 VILLANOVA 610.520.1430
MARYLAND                         WEST CHESTER 610.430.2202
SALISBURY 410.219.5161



                                                         [WILMINGTON TRUST LOGO]