Form 10-K, Exhibit 13
period 2002-12-31
WILMINGTON TRUST CORP
filed 2003-03-27
CIK 872821

                     ANNUAL REPORT TO SHAREHOLDERS FOR 2002

                                   EXHIBIT 13

                                                                      Exhibit 13


annual report 2002

[MISCELLANEOUS COLOR AND BLACK AND WHITE PHOTOS.]

Sound advice and strategic financial solutions. Asset allocation to minimize risk and enhance returns. Accurate, reliable execution of complex transactions in multiple jurisdictions. Commitment to excellence and accountability in practice for 100 years. Enduring relationships with multiple generations of client families. A business design that helps our clients succeed, our company prosper, and our communities thrive. New markets and opportunities through expansion and acquisition. Solid growth in each core business. Continued profitability. Stable credit quality.









                                                         [WILMINGTON TRUST LOGO]

IN 2003, WILMINGTON TRUST CELEBRATES 100 YEARS OF CAPITAL STRENGTH,CONSISTENT PROFITABILITY,AND SUPERIOR CLIENT SERVICE. ALTHOUGH MANY THINGS ARE DIFFERENT FROM THE DAY WE OPENED IN 1903,THE VALUES ON WHICH WE WERE FOUNDED - INTEGRITY, STABILITY, AND EXCELLENCE - REMAIN UNCHANGED.THEY HAVE GUIDED OUR FIRST CENTURY OF SUCCESS,AND THEY CONTINUE TO INSPIRE OUR PURSUIT OF SOLUTIONS THAT HELP OUR CLIENTS, STAFF, AND SHAREHOLDERS SUCCEED.

AS WE BEGIN OUR SECOND CENTURY, WE ARE FORTUNATE TO HAVE RELATIONSHIPS WITH CLIENTS THROUGHOUT THE DELAWARE VALLEY REGION, ACROSS THE UNITED STATES,AND AROUND THE WORLD. AS THEY DID 100 YEARS AGO, THE INDIVIDUALS, FAMILIES,PRIVATELY HELD BUSINESSES, LARGE CORPORATIONS, AND INSTITUTIONS WHO ARE OUR CLIENTS
TODAY RELY ON OUR CUSTOMIZED FINANCIAL SOLUTIONS, AND OUR ADVISORY, INVESTMENT, FIDUCIARY, AND BANKING EXPERTISE,TO HELP THEM GROW, MANAGE, AND PROTECT THEIR WEALTH.


YEAR IN BRIEF

For the years ended December 31
(in millions, except per share amounts)               2002             2001             % change
-------------------------------------------------------------------------------------------------
Net interest income                               $     276.5      $     258.8              6.8%
Noninterest income                                      262.2            228.0             15.0
Noninterest expense                                     309.9            276.9             11.9
Net income                                              133.2            125.2              6.4

Net income per share (diluted)                    $      2.01      $      1.90*             5.8
Dividends paid per share                          $     1.005      $     0.945*             6.3
-------------------------------------------------------------------------------------------------

Average balances (in millions)
-------------------------------------------------------------------------------------------------

Total assets                                      $   7,661.0      $   7,229.2              6.0%
Loan balances                                         5,691.2          5,235.3              8.7
Reserve for loan losses                                  83.0             77.8              6.7
Core deposits                                         3,981.2          3,675.0              8.3
Stockholders' equity                                    719.6            640.8             12.3
-------------------------------------------------------------------------------------------------

Assets under management (in billions)
-------------------------------------------------------------------------------------------------

Wilmington Trust Company**                        $      21.7      $      23.8             (8.8)%
Cramer Rosenthal McGlynn                                  3.5              4.6            (23.9)
Roxbury Capital Management                                3.7              7.7            (51.9)
Combined assets under management**                       28.9             36.1            (19.9)
-------------------------------------------------------------------------------------------------

Selected statistics
-------------------------------------------------------------------------------------------------
Return on assets                                         1.74%            1.73%
Return on equity                                        18.50%           19.53%
Net interest margin                                      4.02%            4.02%
Full-time equivalent staff                              2,361            2,316
Weighted average shares outstanding (diluted)          66,301           65,942*
-------------------------------------------------------------------------------------------------



* Adjusted for
two-for-one stock split
in June 2002.
**Includes Balentine &
Company.

                              100 YEARS OF GROWTH

A century of experience in wealth management. Stability across changing market conditions and economic cycles. Our strength is serving families over long periods of time. Working capital and financing for privately held businesses. Banking services that help clients manage everyday personal finances. Trustee and administrative services that support capital markets transactions. Double-digit growth in wealth advisory revenue. Double-digit growth in corporate client revenue. Solid growth in loan and deposit balances. Record net income and earnings per share.

        TO OUR STOCKHOLDERS: 2002 was a difficult year for our economy - and a remarkable year for our company. Each of our businesses experienced growth, and the diversified stream of revenue they generated helped to mitigate the impact of the economic environment on our earnings. Net income reached a record high of $133.2 million, or $2.01 per share.

        These results were achieved despite economic malaise that persisted throughout the year. Concerns mounted about the potential for military conflict and a wave of corporate scandals shook investor confidence. The equity markets were plagued by turbulence and fell for the third consecutive year.

        In the wake of these converging forces, Wilmington Trust thrived. Our advisory businesses achieved double-digit growth against financial markets that posted double-digit declines. In our regional banking business, loan balances topped $6 billion for the first time. Credit quality remained stable. Core deposits exceeded $4 billion.

        Throughout the company, we developed relationships with new clients and we deepened relationships with established clients. We made significant acquisitions, entered important new markets, and added distinctive new products
- all while keeping expenses in check. Most importantly, our staff provided superior service to our clients.

        As they have every year since 1982, our consistent earnings and strong capital position enabled us to increase our cash dividend. This marks the 21st year in a row that we have raised our dividend, a track record that places us in the company of a select few. According to Mergent's Dividend Achievers, of all the publicly held companies that trade on the New York Stock Exchange, the NASDAQ, or the American Stock Exchange, only 159 have raised their dividends for 20 or more consecutive years.

        In June, we declared a two-for-one stock split, which increased the number of WL shares outstanding to more than 65 million.

        Capital strength, consistent profitability, superior client service - these characteristics have prevailed at our company since its inception in 1903. A century later, we celebrate our centennial with a continued commitment to delivering the stability, security, and service that have guided our first 100 years of success.

                      WILMINGTON TRUST ANNUAL REPORT 2002

                      Our results - record high net income

                     of $133 million and $2.01 per share -

                 were achieved in one of the most economically

                       challenging years in recent memory

        WE UNDERTOOK a number of initiatives in 2002 that illustrate our measured and deliberate approach to expansion. The acquisitions we made, the products we introduced, and the changes we implemented enhanced our ability to capture opportunities where we see the greatest potential for success.

                 The Delaware Valley economy remained resilient,
                         and the strength of our banking
              business helped mitigate the impact of volatility in
                              the financial markets

In January, we made a significant addition to our wealth advisory capabilities by acquiring Balentine & Company, an investment counseling firm based in Atlanta. The Balentine strategy uses forward-looking analyses of capital markets to bring clients a combination of optimal diversification strategies, best-in-class investment managers, and portfolio rebalancing. By working only with independent money managers, the Balentine strategy achieves objectivity. The response to this offering has been overwhelmingly positive.

        The Balentine acquisition gave us access to one of the fastest-growing high-net-worth markets in the United States. In February, we opened a trust office adjacent to Balentine's headquarters in Atlanta, and the Balentine office in Nashville added to the list of locations where we have a physical presence.

        In recent years we have taken steps to ensure that our investment choices encompass the full spectrum of asset classes and styles. We added a private equity capability in February, when we acquired an interest in Camden Partners, a Baltimore-based private equity and fund-of-funds manager.

        We leveraged our relationship with Camden Partners by opening a trust office at their Inner Harbor location. Later in the year, we relocated the headquarters of our federal savings bank subsidiary, which has provided the platform for our national expansion, from Salisbury, Maryland, to our Baltimore office.

        The international scope of our corporate client business was substantially strengthened in April, when we completed the acquisition of SPV Management Limited, which added five European jurisdictions to the list of locales in which we are authorized to perform specialty trustee and administrative services. SPV Management is a leading supplier of management services that support structured finance transactions in England, Ireland, Italy, Luxembourg, and The Netherlands.

                                  CHARTS I & II

   EARNINGS PER SHARE
  Diluted, in dollars

    Before change in
  accounting principle

     Before one-time
       write-off

     After change in
  accounting principle


       [BAR GRAPH]

92                   1.03
93                   1.10
94                   1.17
95                   1.27
96                   1.39
97                   1.54
98                   1.67
99                   1.74
00                   1.85
01                   1.90
02                   2.01

Consistent growth throughout volatile markets and economic conditions. Operating revenue has doubled since 1992 while staff size has risen only 8%. Careful attention to expense management. Stable credit quality with net charge-offs at historic lows. Cash dividend increases every year since 1982. Developing relationships with new clients and deepening relationships with established clients. Some of our client relationships span five generations.


      DIVIDENDS PAID
        Per share
       in dollars


       [BAR GRAPH]

92                   .440
93                   .488
94                   .530
95                   .585
96                   .645
97                   .705
98                   .765
99                   .825
00                   .885
01                   .945
02                  1.005

                      WILMINGTON TRUST ANNUAL REPORT 2002


                                Fee-based income
                          is growing more rapidly than
                               net interest income
                       and now accounts for nearly half of
                              our operating revenue

A well-diversified consumer and commercial loan portfolio. A relationship focus that serves clients throughout changing economic cycles. The advantages of agility and access to key decision makers. Lending policies structured to minimize credit risk and interest-rate risk. Targeting privately held business owners with planning as well as financing needs. Trustee and administrative services that support clients who avail themselves of legal and tax advantages in key jurisdictions around the world. Multiple solutions that meet multiple and evolving needs in the capital markets and structured finance industries. Demographic changes and economic conditions are sparking increased demand for financial, retirement, and estate planning services. Clients benefit from the intellectual capital we gleaned over a century's worth of experience. A combination of proprietary and nonproprietary products to achieve investment goals.

Back home in the Delaware Valley region, we continued to lead the banking market in the state of Delaware, and we continued to gain market share throughout southeastern Pennsylvania. Using only four sales offices in the five counties surrounding Philadelphia, our Pennsylvania loan balances reached $1 billion.

      Our banking business is based on relationships, not transactions. To emphasize that point, we have been transforming key offices in Delaware from traditional branches into advisory centers where clients may augment their banking needs with a range of investment and insurance products. In November, we completed the conversion of our main office in Dover, Delaware's state capital, to a sales center.

      In December, we expanded our presence in Florida by opening a new office on Palm Beach on Royal Palm Way.

MARKET VOLATILITY and continued economic uncertainty throughout 2002 reinforced the need for strategic asset allocation and financial planning, and increased the demand for the complex solutions in which we specialize. In 2002, in addition to the Balentine strategy, we introduced several new tax-advantaged ways for our wealth advisory clients to plan for the future and preserve their wealth.

      Both of our investment affiliates made changes. Value-style manager Cramer Rosenthal McGlynn added new portfolio management staff. Growth-style manager Roxbury Capital Management introduced a new small-cap offering that was well received.

IN OUR CORPORATE CLIENT BUSINESS, demand increased for a number of our solutions for capital markets transactions, specialized entities, and retirement services.

      We provided more trustee and administrative services on behalf of asset-backed securitizations, especially in Europe. The market there for this type of financing structure is relatively new, and its use is becoming more widespread as clients leverage the common-currency opportunities presented by the euro.

      The market for services that support trust-preferred securitizations mushroomed in 2002. More community banks and small financial institutions were able to utilize this type of capital-raising

                               CHAIRMAN'S LETTER


tool in a structure that enabled them to aggregate their financing needs and share the legal and underwriting costs associated with trust-preferred issues.

                           We are a leading corporate
                    trustee for investment bankers, corporate
                       attorneys, tax advisors, securities
                  issuers, and other structured finance experts

The scope of our corporate client business is broad enough to endure a variety of economic conditions, and the elements that contributed to a rise in corporate bankruptcies and restructurings in 2002 led to more bankruptcy-related appointments for us. A competitive advantage for us in this business is the fact that we have virtually no securities underwriting or lending relationships with large corporations, which places us among a dwindling number of trust companies that are free from such conflicts of interest.

      Our retirement services business was strong and the number of plans for which we serve as trustee was 46% higher than in 2001. We develop much of this business in conjunction with third-party record keepers and plan consultants and, in 2002, we added two new providers to the group of alliance partners with whom we work.

ECONOMIC TURMOIL took its toll on many financial institutions in 2002 in the form of problem loans. I am pleased to report that this was not the case at Wilmington Trust. Our credit quality remained stable, thanks to our strict underwriting culture and relationship focus. Our loan portfolio remained well diversified across commercial and consumer lines, and its composition remained relatively unchanged.

      Our banking business benefited from the resilient, diversified economy throughout the Delaware Valley region, which we loosely describe as encompassing the I-95 corridor between Princeton and Baltimore, the state of Delaware, and Maryland's Eastern Shore. As one of the few remaining banking companies headquartered in this region, we are attracting a considerable amount of business from clients who value our flexibility, accessibility, and desire to accommodate their credit as well as their planning needs.

      In Delaware, refinements to our traditional branches continued to be well received, and deposit and loan balances grew. Enhancements to our online and electronic delivery platforms resulted in one million fewer teller transactions, as clients opted for the convenience of electronic banking. Sales of personal loans, investment products, and insurance products reached record levels.

                       WILMINGTON TRUST ANNUAL REPORT 2002

                             We consider the new SEC

                 and NYSE requirements to be essential elements

                          of ethical business conduct;

                       many of them were already in place

                                 at our company

CORPORATE GOVERNANCE and accountability were scrutinized closely during 2002. The wave of corporate scandals resulted in the most sweeping securities legislation since Franklin D. Roosevelt was president, and prompted the Securities and Exchange Commission and the New York Stock Exchange to issue new rules and regulations.

      Many of the new requirements have been in place at Wilmington Trust for some time. We regard them as an integral part of sound business practices and an extension of our core values, and we hope they will help restore investor confidence.

                        Our Board of Directors guides our
                     company with sound counsel, meticulous
                        oversight, and exacting scrutiny

In 1903, our original Board of Directors comprised eight men. Two were duPont family members who served as president and vice president. Today, 16 men and women sit on our Board. Only two of us - Bob Harra, our president, and I - are members of management.

      The composition of each of our Committees is rotated or changed every year. Our Audit, Compensation, and Nominating and Corporate Governance Committees are composed solely of nonmanagement directors. The Audit Committee meets quarterly without management present. Our Audit Committee chair, Carolyn Burger, is well versed in financial management. She is the former president and CEO of Bell Atlantic Delaware and former vice president, secretary, and treasurer of Bell Atlantic Corporation.

WILMINGTON TRUST opened in 1903 to provide banking and trust services to clients in Wilmington, Delaware. Over the course of our first 100 years, our services became increasingly more complex and comprehensive. We expanded throughout the Delaware Valley region, entered the commercial banking business, launched our corporate client business, built a market-leader reputation, and developed relationships with clients throughout the country and the world.

      In recent years, we have worked hard to set the stage for our second century. We have:

o     Exited unprofitable businesses,

o     Outsourced commodity-type services,

o Transformed our traditional bank branches into centers where advisors help clients meet financial needs,

                                CHARTS III & IV


                               OPERATING REVENUE
                                     VERSUS
                                    FULL-TIME
                                EQUIVALENT STAFF

                                     Revenue
                             in millions of dollars
                                Operating revenue

                                  Staff members


                                  [BAR GRAPH]

                               92       93       94       95       96       97      98       99       00      01       02
Operating revenue             273      288      300      323      351      387     418      442      479     493      538
(in millions of dollars)
Staff members                2188     2254     2303     2332     2418     2428    2442     2434     2299    2316     2361


A leading corporate trustee for investment bankers, corporate attorneys, tax advisors, securities issuers, and other structured finance experts. A business mix that generates a diversified stream of revenue. Service enhancements that add value. Technology improvements that increase efficiency. Trusts and entities that hold tangible or intangible assets provide protections from creditors, issue securities, or set the stage for spin-offs or initial public offerings.

                                 TOTAL FEES AS A
                                   PERCENT OF
                                OPERATING REVENUE
                          Fees in millions of dollars


                           Fee income as a percent of
                                operating revenue

                            Affiliate asset managers

                            Corporate client services

                            Wealth advisory services

                           Other noninterest revenue


                                  [BAR GRAPH

[BAR GRAPH OF TOTAL FEES FOR EACH YEAR FROM 1992 TO 2002, WITH THE FOLLOWING PLOT POINTS, IN MILLIONS:

                                92      93      94        95       96        97        98        99        00        01      02
Affiliate asset managers    $  0.0   $  0.0   $  0.0    $  0.0   $  0.0    $  0.0    $  7.4    $ 16.1    $ 21.3    $ 20.5   $ 16.2

Corporate client services   $ 22.5   $ 22.7   $ 24.5    $ 25.8   $ 31.2    $ 35.9    $ 41.9    $ 44.6    $ 51.5    $ 58.4   $ 67.2

Wealth advisory services    $ 54.5   $ 55.6   $ 58.0    $ 62.2   $ 67.0    $ 78.6    $ 83.1    $ 93.9    $ 99.7    $106.1   $124.0

Other noninterest revenues  $ 31.0   $ 35.1   $ 32.7    $ 37.4   $ 38.8    $ 43.0    $ 48.4    $ 41.8    $ 51.6    $ 49.6   $ 54.0

Total fees                  $108.0   $113.4   $115.2    $125.4   $137.0    $157.5    $180.7    $196.4    $224.1    $234.7   $261.4]

Fee income as a percent
 of operating revenue        39.53    39.34    38.47     38.85    39.02     40.64     43.20     44.40     46.76     47.56    48.59]

                       WILMINGTON TRUST ANNUAL REPORT 2002

Safeguarding assets and providing solutions for families and businesses. Teams of financial and estate planning experts, investment advisors, research analysts, trust and tax advisors, custom lenders, and in-house attorneys. Staff in branches who sell investment, insurance, and advisory products. Honesty, integrity, and accountability form the foundation of our company's core values and fiscal policies. Our corporate governance and accountability practices embrace the highest of ethical standards. The most suitable asset allocation and investment strategy for each client. Experts with advanced degrees and professional designations. More bankruptcy-related corporate trustee appointments because we rarely have securities underwriting or lending conflicts of interest. Convenient and secure online banking, bill paying, brokerage services, and portfolio management. Repositioning branches as centers where we help clients plan their financial futures.

o     Invested in or acquired new investment capabilities,

o     Added offices in Maryland, Pennsylvania, and Florida, and

o Opened new offices in California, Georgia, Nevada, New Jersey, New York, London, the Cayman Islands, and the Channel Islands.

      This year, we celebrate our 100th birthday with a firm focus on the future. Going forward, we intend to:

o Invest in businesses that have the most potential for long-term growth or high operating profit margins.

o Be the market leader in each of our businesses - and to be recognized and sought out by clients, shareholders, and prospective staff members as such.

o     Increase profitability without compromising our overall risk profile.

Today, the services we perform for clients are more complex, and the methodologies we employ are more sophisticated, but the dreams and possibilities we work to fulfill remain essentially the same as they were on that sunny day in July 1903 when we first opened our doors. Our clients still want to assure the financial health of their families and their businesses, now and in the future.


We are able to provide the solutions that help them meet their goals because of the experience we have gained and the intellectual capital we have gleaned from a century's worth of experience.

NONE OF WHAT WE ACCOMPLISH would be possible without people: the clients who seek our solutions, the staff members who serve our clients, the shareholders who invest in us, and the Directors who provide counsel to our company.

I believe we have the best possible combination of people and locations to deliver exceptional client service and solid corporate performance

We are fortunate to have a dedicated, involved Board of Directors who utilize their vast and varied experience to benefit our company, and whose careful scrutiny helps hold us to the highest standards of accountability. I thank them for their service.

I also thank our staff, whose skills and expertise match the complexity and sophistication of the solutions we provide. I believe

                               CHAIRMAN'S LETTER


                            [PICTURE OF TED CECALA]

that our staff comprises the most qualified, capable, and committed group of people working in our industry today.

      When we claim longevity as a competitive distinction, we are referring to more than the date on our incorporation papers. Half of our senior managers have been part of our team for more than 20 years. Company-wide, approximately 10% of our staff members have been with us for 25 years or more. In other words, they have been serving clients for fully one-quarter of our company's history.

      One of our earliest advertisements proclaimed, "We believe that one of the first principles of successful banking is a wholehearted desire to be accommodating and helpful." A century later, that attitude remains pervasive, and an enduring commitment to client relationships continues to flourish.


      Clients have relied on Wilmington Trust for 100 years now to safeguard their assets and help them provide for their families, businesses, and heirs. It is a privilege to be part of a firm with a legacy as strong as ours, and it is gratifying to have held the trust of clients throughout a century's worth of generations. As we commence our second century, we thank you for your continued confidence in our ability to create solutions for clients and value for shareholders.

/S/ TED T.CECALA

Ted T. Cecala

Chairman and Chief Executive Officer

                       MANAGEMENT DISCUSSION AND ANALYSIS

FINANCIAL TABLE OF CONTENTS

11 Management's discussion and analysis of financial condition and results of operations

12    Five-year analysis of earnings and consolidated statements of condition

14    Consolidated eleven-year summary of selected financial data

34    Consolidated quarterly results of operations

35    Consolidated statements of condition

36    Consolidated statements of income

37    Consolidated statements of changes in stockholders' equity

38    Consolidated statements of cash flows

39    Notes to consolidated financial statements

59    Management's responsibility for financial reporting

60    Report of independent auditors

61    Directors and committees

62    Officers and subsidiaries

Company overview

Wilmington Trust Corporation (the corporation) is a financial services holding company that specializes in wealth advisory services, corporate client services, and regional banking. These businesses generate a diversified stream of interest-based and noninterest revenue.

o The wealth advisory business serves clients throughout the United States and in many foreign countries.

o The corporate client business provides specialty trust services for national and multinational institutions.

o The regional banking business targets commercial and consumer clients throughout the Delaware Valley region.

      The corporation's wholly owned bank subsidiary, Wilmington Trust Company, was founded by members of the duPont family in 1903. Today the corporation comprises one of the leading wealth management companies in the United States; the preferred provider of specialty corporate trust services; the dominant banking company in Delaware; and a growing commercial banking presence in south-eastern Pennsylvania.

      Wilmington Trust and its affiliates have offices in California, Delaware, Florida, Georgia, Maryland, Nevada, New Jersey, New York, Pennsylvania, Tennessee, the Cayman Islands, London, and the Channel Islands. In addition, the corporation is authorized to conduct business in Ireland, Italy, Luxembourg, and The Netherlands.

      At December 31, 2002, Wilmington Trust and its affiliates had $8.1 billion in banking assets and $28.9 billion in assets under management.

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements that reflect the corporation's current expectations about its future performance. These forward-looking statements rely on a number of assumptions and estimates that could be inaccurate and that are subject to risks and uncertainties. These include changes in regional and national economic conditions, changes in market interest rates,and competition for deposits, loans, and assets under management. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the company. Please refer to Form 10-K and other filings the corporation makes with the Securities and Exchange Commission from time to time for a further discussion of these risks and uncertainties. The company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date this report is first mailed to shareholders.

                      WILMINGTON TRUST ANNUAL REPORT 2002

                            Management's Discussion
                    and Analysis of Financial Condition and
                              Results of Operations

2002 Financial analysis

2002 PERFORMANCE SUMMARY

Wilmington Trust Corporation's mix of businesses and the diversified stream of revenue they generate delivered profitable growth with relatively low volatility in 2002, despite the convergence of three economic forces:

o     The overall economy remained sluggish.

o     Interest rates continued to fall.

o     Equity markets declined for the third consecutive year.

      Against this backdrop, all businesses performed well and all major components of the corporation's revenue increased. Superior client service and strong new business development,along with two acquisitions, produced net income and earnings per share that were 6% higher than for 2001.

      Net income for 2002 was $133.2 million, or $2.03 per share, compared to $125.2 million and $1.92 per share reported for 2001. On a diluted basis, 2002 earnings per share were $2.01, versus $1.90 for 2001.

      The regional banking business achieved solid growth, and net interest income increased 7% to $276.5 million, which was $17.7 million higher than the 2001 net interest income of $258.8 million.

      Wealth advisory revenue was 17% higher than for 2001, and corporate client revenue was 15% higher. Total advisory revenue reached $206.2 million, a 17% increase. Total noninterest income rose 15%, or $34.2 million, to $262.2 million, and comprised nearly 49% of operating revenue. The only area that did not exceed 2001 results was revenue from affiliate investment managers Cramer Rosenthal McGlynn and Roxbury Capital Management.

      The economy in the Delaware Valley region remained resilient and the strength of the banking business helped mitigate the impact of the volatility in the financial markets. Loan balances continued to grow and were $5.7 billion, on average, for the year. Credit quality remained stable.

      In keeping with the growth in the loan portfolio, the provision for loan losses increased by $2.1 million, or 11%, from $19.9 million in 2001 to $22.0 million in 2002.

      Expenses reflected the opening of new wealth advisory offices in Atlanta, Baltimore, and Palm Beach, and the acquisition of two firms that strengthened the corporation's advisory businesses:

o Balentine Delaware Holding Company, LLC, an investment counseling firm, which added highly specialized investment capabilities and facilitated the company's entrance into the Atlanta market; and

o SPV Management Limited, which significantly broadened the corporation's ability to serve corporate clients in Europe.

      The growth in revenue generated outside of Delaware and a decrease in the tax-exempt holdings in the corporation's investment and loan portfolios combined to cause an increase in income tax expense. The provision for income taxes rose $7.0 million, or 11%, from $66.0 million to $73.0 million. The effective tax rate increased to 35.4%, from 34.7% in 2001.

      Even with the expansion and the consolidation of revenue and expenses from Balentine and SPV Management, the corporation maintained its high level of productivity. Net income per staff member rose to $56,400, up 4% from the $54,000 reported for 2001. On a full-time-equivalent basis, there were 2,361 staff members, only 45 more than in 2001. The net profit margin, which measures the percentage of operating revenue that results in net income, was 24.75%, compared with 25.36% in 2001 (see page 19).

      The 2002 results produced a return on average stockholders' equity of 18.50% and a return on average assets of 1.74%, compared with 19.53% and 1.73%, respectively, for 2001.

      As a result of the corporation's growth, profitability, and the price of its shares, two other steps were taken in 2002 to benefit shareholders:

o In April, the cash dividend was increased by 6.25% to $1.02 on an annualized basis. This marked the twenty-first consecutive year of dividend increases.

o On June 17, a two-for-one stock split was effected in the form of a 100% stock dividend.

      Per share amounts throughout this report have been adjusted to reflect this split.

      The following tables offer an historical perspective on the corporation's performance. The first table presents comparative five-year average balance sheets and income statements, interest revenue and expense, and the respective yields and cost of funds for those years. The second table presents a consolidated 11-year summary of selected financial data.

      Other statistical disclosures required of bank holding companies by Industry Guide 3 are included in the corporation's 2002 annual report on Form 10-K.

Five-year analysis of earnings and consolidated statements of condition Wilmington Trust Annual Report 2002


                                                                                                  2002
-----------------------------------------------------------------------------------------------------------------------
                                                                                      Average       Income/     Average
(in thousands, except per share amounts; rates on tax-equivalent basis)               balance       expense       rate
-----------------------------------------------------------------------------------------------------------------------

Federal funds sold and securities purchased under agreements to resell              $    28,190    $    604       2.14%
                                                                                      ---------------------
U.S. Treasury and government agencies                                                   584,235      24,597       4.30
State and municipal(1)                                                                   17,252       1,491       8.98
Preferred stock(1)                                                                       86,436       7,399       8.19
Mortgage-backed securities                                                              428,450      24,023       5.76
Other(1)                                                                                179,039       6,522       3.56
                                                                                      ---------------------
Total investment securities                                                           1,295,412      64,032       5.01
Commercial, financial and agricultural                                                2,005,416     104,209       5.20
Real estate - construction                                                              448,039      22,805       5.09
Mortgage - commercial                                                                   998,488      63,640       6.37
Mortgage - residential                                                                  777,092      53,782       6.92
Installment loans to individuals                                                      1,462,217      88,918       6.08
                                                                                      ---------------------
Total loans(1),(2)                                                                    5,691,252     333,354       5.86
Total earning assets                                                                  7,014,854     397,990       5.69
Other assets                                                                            646,181
----------------------------------------------------------------------------------------------------------------------
Total assets                                                                        $ 7,661,035
Savings                                                                             $   353,950         883       0.25
Interest-bearing demand                                                               1,735,197      10,115       0.58
Certificates under $100,000                                                             891,188      31,242       3.51
Certificates $100,000 and over                                                        2,016,003      45,733       2.27
                                                                                      ---------------------
Total interest-bearing deposits                                                       4,996,338      87,973       1.76
Federal funds purchased and securities sold under agreements to repurchase              792,094      17,348       2.19
U.S. Treasury demand                                                                     28,989         424       1.46
                                                                                      ---------------------
Total short-term borrowings                                                             821,083      17,772       2.16
Long-term debt                                                                          160,500      10,596       6.60
                                                                                      ---------------------
Total interest-bearing liabilities                                                    5,977,921     116,341       1.95
Demand deposits                                                                         831,314
Other noninterest funds                                                                 205,619
                                                                                      ---------------------
Total funds used to support earning assets                                            7,014,854     116,341       1.67
Stockholders' equity                                                                    719,630
Equity used to support earning assets                                                  (205,619)
Other liabilities                                                                       132,170
----------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                                          $ 7,661,035
Net interest income/yield                                                                           281,649       4.02
Tax-equivalent adjustment                                                                            (5,119)
                                                                                                   --------
Net interest income                                                                                 276,530
Provision for loan losses                                                                           (22,013)
                                                                                                   --------
Net interest income after provision for loan losses                                                 254,517
Noninterest income
Total advisory fees net of affiliate manager goodwill amortization                                  206,189
Service charges on deposit accounts                                                                  29,875
Other noninterest income                                                                             24,090
Securities gains/(losses)                                                                             2,005
                                                                                                   --------
Total noninterest income                                                                            262,159
                                                                                                   --------
Net interest and noninterest income                                                                 516,676
Noninterest expense
Salaries and employment benefits                                                                    182,455
Net occupancy                                                                                        20,370
Furniture and equipment                                                                              26,186
Other noninterest expense*                                                                           80,881
                                                                                                   --------
Total noninterest expense                                                                           309,892
Income before income taxes, minority interest, and cumulative effect of change
 in accounting principle                                                                            206,784
Applicable income taxes                                                                              73,002
                                                                                                   --------
Net Income before minority interest and cumulative effect of change in accounting
 principle                                                                                          133,782
Minority interest                                                                                       625
                                                                                                   --------
Net Income before cumulative effect of change in accounting principle                               133,157
Cumulative effect of change in accounting principle (net of income taxes of $584)                        --
                                                                                                   --------
Net income*                                                                                        $133,157
Net income per share - diluted
     Before cumulative effect of change in accounting principle                                    $   2.01
     Cumulative effect of change in accounting principle                                                --
-------------------------------------------------------------------------------------------------- --------
                                                                                                   $   2.01
-----------------------------------------------------------------------------------------------------------

(1) Tax-advantaged income has been adjusted to a tax-equivalent basis using a combined statutory federal and state income tax rate of 35% for all years.

(2) Loan balances include nonaccrual loans. Amortization of deferred loan fees has been included in interest income.

Note: Average rates are calculated using average balances based on historical cost and do not reflect market valuation adjustments.

*1999 results included a $13.4 million one-time pretax charge for outsourcing data processing functions.


                 2001                                      2000                                  1999
-----------------------------------------------------------------------------------------------------------------
 Average        Income/        Average       Average      Income/    Average     Average        Income/   Average
 balance        expense         rate         balance      expense     rate       balance        expense     rate
-----------------------------------------------------------------------------------------------------------------

$    28,654   $       998          3.48%   $    29,530    $  1,810   6.13%     $   31,521      $  1,566   4.97%
-------------------------                  -----------------------             ------------------------


    579,645        31,913          5.60        641,198      39,183   5.73         602,972        35,330   5.82
     18,354         2,857         16.07         14,282       1,028   7.28          14,411         1,086   7.64
     87,081         7,682          8.31        112,704       9,900   8.12         159,738        11,278   7.05
    501,272        30,042          6.07        605,102      38,402   5.92         687,521        42,303   6.07
    155,517         9,117          5.81        193,724      13,391   6.87         129,712         7,439   5.73
-------------------------                  -----------------------             ------------------------
  1,341,869        81,611          6.12      1,567,010     101,904   6.31       1,594,354        97,436   6.06
  1,636,554       117,293          7.17      1,580,074     137,782   8.72       1,423,794       113,217   7.95
    405,553        29,934          7.38        361,283      34,873   9.65         268,668        23,775   8.85
  1,005,961        80,595          8.01        942,893      82,867   8.79         882,038        77,217   8.75
    906,180        64,472          7.11        977,185      70,167   7.18         895,138        63,877   7.14
  1,281,049       100,544          7.85      1,191,644     108,362   9.09       1,060,785        93,010   8.77
-------------------------                  -----------------------             ------------------------
  5,235,297       392,838          7.50      5,053,079     434,051   8.59       4,530,423       371,096   8.19
  6,605,820       475,447          7.21      6,649,619     537,765   8.03       6,156,298       470,098   7.62
    623,414                                    559,101                            532,767
--------------------------------------------------------------------------------------------------------------
$ 7,229,234                                $ 7,208,720                         $6,689,065
$   346,765         2,721          0.78    $   379,837       5,824   1.53      $  411,352         7,364   1.79
  1,297,181        18,269          1.41      1,327,498      29,268   2.20       1,377,749        29,670   2.15
    914,381        44,365          4.85        981,248      48,665   4.96       1,137,764        57,031   5.01
  1,776,893        86,687          4.88      1,692,782     108,443   6.41         983,340        53,429   5.43
-------------------------                  -----------------------             ------------------------
  4,335,220       152,042          3.51      4,381,365     192,200   4.39       3,910,205       147,494   3.77
    983,167        45,455          4.62      1,102,497      69,424   6.30       1,102,470        55,862   5.07
     44,480         1,534          3.45         43,453       2,630   6.05          35,643         1,846   5.18
-------------------------                  -----------------------             ------------------------
  1,027,647        46,989          4.57      1,145,950      72,054   6.29       1,138,113        57,708   5.07
    166,274        10,954          6.59        168,000      11,061   6.58         168,000        11,061   6.58
-------------------------                  -----------------------             ------------------------
  5,529,141       209,985          3.80      5,695,315     275,315   4.83       5,216,318       216,263   4.15
    927,947                                    889,686                            856,171
    148,732                                     64,618                             83,809
-------------------------                  -----------------------             ------------------------
  6,605,820       209,985          3.19      6,649,619     275,315   4.11       6,156,298       216,263   3.51
    640,786                                    531,471                            531,592
   (148,732)                                   (64,618)                           (83,809)
    131,360                                     92,248                             84,984
-------------------------------------------------------------------------------------------------------
$ 7,229,234                                $ 7,208,720                         $6,689,065
                  265,462          4.02                    262,450   3.92                       253,835   4.11
                  (6,649)                                  (7,311)                               (7,922)
                  ------                                   ------                                ------

                  258,813                                  255,139                              245,913
                 (19,850)                                  (21,900)                             (17,500)
                  ------                                   ------                                ------
                  238,963                                  233,239                              228,413

                  176,841                                  165,034                              148,413
                   27,240                                   25,344                               23,817
                   22,400                                   26,248                               17,979
                    1,522                                     (416)                               1,244
                  ------                                   ------                                ------
                  228,003                                  216,210                              191,453
                  ------                                   ------                                ------
                  466,966                                  449,449                              419,866

                  166,794                                  162,939                              147,219
                   16,846                                   15,741                               15,440
                   23,665                                   23,013                               21,513
                   69,612                                   62,989                               74,032
                  ------                                    ------                               ------
                  276,917                                  264,682                              258,204
                  190,049                                  184,767                              161,662
                   66,009                                   63,828                               54,365
                  ------                                   ------                                ------
                  124,040                                  120,939                              107,297
                       --                                       --                                   --
                  ------                                   ------                                ------
                  124,040                                  120,939                              107,297
                    1,130                                     --                                    --
                  ------                                   ------                                ------
              $   125,170                               $  120,939                             $107,297

              $      1.88                               $     1.85                             $   1.61
                     0.02                                       --                                   --
                  -------------------------------------------------------------------------------------
              $      1.90                               $     1.85                             $   1.61
                  -------------------------------------------------------------------------------------




                   1998
-------------------------------------
   Average       Income/      Average
   balance       expense       rate
-------------------------------------

$   31,081      $  1,665      5.36%
------------------------


   933,127        53,112      5.74
    16,672         1,278      7.73
   146,595        10,846      7.56
   409,078        31,264      7.70
   104,123         5,874      5.67
------------------------
 1,609,595       102,374      6.42
 1,263,385       107,039      8.47
   180,830        16,953      9.38
   890,375        83,040      9.33
   837,218        65,195      7.79
   984,590        89,044      9.04
------------------------
 4,156,398       361,271      8.69
 5,797,074       465,310      8.05
   455,365
------------------------------------
$6,252,439

$  406,060         9,141      2.25
 1,222,866        30,800      2.52
 1,208,244        66,045      5.47
   842,368        47,750      5.67
------------------------
 3,679,538       153,736      4.18
 1,027,184        55,583      5.41
    49,338         2,377      4.82
------------------------
 1,076,522        57,960      5.38
   125,877         7,546      5.99
------------------------
 4,881,937       219,242      4.49
   747,791
   167,346
------------------------
 5,797,074       219,242      3.79
   526,742
  (167,346)
    95,969
----------------------------------
$6,252,439
                 246,068      4.26
                  (8,371)
                  ------

                 237,697
                 (20,000)

                 217,697

                 128,801
                  21,934
                  26,496
                   6,686
                  ------
                 183,917
                  ------
                 401,614

                 137,917
                  13,236
                  19,024
                  59,889
                  ------
                 230,066

                 171,548
                  57,223
                  ------
                 114,325
                      --
                  ------
                 114,325
                      --
                  ------
                $114,325

                $   1.67
                      --
                  ------
                $   1.67
                  ------


Consolidated eleven-year summary of selected financial data
Wilmington Trust Annual Report 2002

(in thousands, except per share amounts)                                       2002          2001           2000              1999
------------------------------------------------------------------------------------------------------------------------------------

Consolidated Average Statement of Condition
Assets:

Cash and due from banks                                                    $   189,061    $   215,790    $   194,720    $   198,002
Short-term investments                                                          28,190         28,654         29,530         31,521
Investment securities                                                        1,295,412      1,341,869      1,567,010      1,594,354
Loans                                                                        5,691,252      5,235,297      5,053,079      4,530,423
  Reserve for loan losses                                                      (83,046)       (77,795)       (75,292)       (73,295)
------------------------------------------------------------------------------------------------------------------------------------
  Net loans                                                                  5,608,206      5,157,502      4,977,787      4,457,128
Other                                                                          540,166        485,419        439,673        408,060
------------------------------------------------------------------------------------------------------------------------------------
  Total                                                                    $ 7,661,035    $ 7,229,234    $ 7,208,720    $ 6,689,065
------------------------------------------------------------------------------------------------------------------------------------
Liabilities and stockholders' equity:
Demand deposits (noninterest-bearing)                                      $   831,314    $   927,947    $   889,686    $   856,171
Deposits (interest-bearing)                                                  4,996,338      4,335,220      4,381,365      3,910,205
Short-term borrowings                                                          821,083      1,027,647      1,145,950      1,138,113
Other                                                                          132,107        131,360         92,248         84,984
Long-term debt                                                                 160,500        166,274        168,000        168,000
-----------------------------------------------------------------------------------------------------------------------------------
  Total                                                                      6,941,342      6,588,448      6,677,249      6,157,473
Minority interest                                                                   63             --             --             --
Stockholders' equity                                                           719,630        640,786        531,471        531,592
------------------------------------------------------------------------------------------------------------------------------------
  Total                                                                    $ 7,661,035    $ 7,229,234    $ 7,208,720    $ 6,689,065
------------------------------------------------------------------------------------------------------------------------------------
Consolidated Statement of Income
Net interest income                                                        $   276,530    $   258,813    $   255,139    $   245,913
------------------------------------------------------------------------------------------------------------------------------------
Total advisory fees net of amortization of goodwill                            206,189        176,841        165,034        148,413
Other noninterest income                                                        53,965         49,640         51,592         41,796
Securities gains/(losses)                                                        2,005          1,522           (416)         1,244
------------------------------------------------------------------------------------------------------------------------------------
  Total noninterest income                                                     262,159        228,003        216,210        191,453
                                                                            --------------------------------------------------------
  Net interest and noninterest income                                          538,689        486,816        471,349        437,366
                                                                            --------------------------------------------------------
Provision for loan losses                                                      (22,013)       (19,850)       (21,900)       (17,500)
                                                                            --------------------------------------------------------
Salaries and employment benefits                                               182,455        166,794        162,939        147,219
Other noninterest expenses**                                                   127,437        110,123        101,743        110,985
------------------------------------------------------------------------------------------------------------------------------------
  Total noninterest expense                                                    309,892        276,917        264,682        258,204
------------------------------------------------------------------------------------------------------------------------------------
Income before income taxes, minority interest and
  cumulative effect of change in accounting principle                          206,784        190,049        184,767        161,662
Applicable income taxes                                                         73,002         66,009         63,828         54,365
------------------------------------------------------------------------------------------------------------------------------------
Net income before minority interest and cumulative
  effect of change in accounting principle                                     133,782        124,040        120,939        107,297
Minority interest                                                                  625             --             --             --
------------------------------------------------------------------------------------------------------------------------------------
Net income before cumulative effect of change in accounting principle          133,157        124,040        120,939        107,297
Cumulative effect of change in accounting principle (net of income taxes
  of $584 in 2001 and income tax benefit of $8,296 in 1992)                         --          1,130             --             --
------------------------------------------------------------------------------------------------------------------------------------
  Net income**                                                             $   133,157    $   125,170    $   120,939    $   107,297
------------------------------------------------------------------------------------------------------------------------------------
Net income per share - diluted:
  Income before cumulative effect of change in accounting principle        $      2.01    $      1.88    $      1.85    $      1.61
  Cumulative effect of change in accounting principle                               --           0.02             --             --
------------------------------------------------------------------------------------------------------------------------------------
  Net income per share - diluted                                           $      2.01    $      1.90    $      1.85    $      1.61
------------------------------------------------------------------------------------------------------------------------------------
  Percentage change from prior year                                                  6%             3%            15%           (4)%
------------------------------------------------------------------------------------------------------------------------------------
Selected Financial Ratios and Statistics
Net income as a percentage of:
  Average stockholders' equity(3)                                                18.50%         19.53%         22.76%         20.18%
  Average total assets(3)                                                         1.74           1.73           1.68           1.60
------------------------------------------------------------------------------------------------------------------------------------
Loan quality:
  Percentage of average total loans:
    Net charge-offs                                                               0.31%          0.30%          0.44%          0.28%
    Nonaccruing loans                                                             0.74           0.73           0.79           0.64
  Percentage of total loans:
    Reserve for loan losses*                                                      1.41           1.47           1.48           1.60
------------------------------------------------------------------------------------------------------------------------------------
Selected per share data:
  Dividends paid                                                           $     1.005    $     0.945    $     0.885     $    0.825
  Book value*                                                                    11.30          10.44           9.14           7.70
  Stock price*                                                                   31.68          31.66          31.03          24.13
------------------------------------------------------------------------------------------------------------------------------------
Staff members (full-time equivalents)*                                           2,361          2,316          2,299          2,434
Stockholders*                                                                    8,712          8,841          9,189          9,617
------------------------------------------------------------------------------------------------------------------------------------
Net income per staff member(3)                                             $    56,399    $    54,046    $    52,605    $    44,083
Efficiency ratio(1),(3)                                                          56.99%         56.12%         55.30%         54.98%
Capital generation rate(2),(3)                                                    9.84%         10.75%         12.80%          9.69%
Risk-based capital ratio*                                                        10.19%         11.16%         10.80%         10.67%
Price/earnings multiple*                                                         15.61          16.49          16.59          14.80
------------------------------------------------------------------------------------------------------------------------------------

* At year-end.

** 1999 results included a $13.4 million one-time pretax charge for outsourcing data processing functions.

                                                                                                               Compound Growth Rates
                                                                                                               ---------------------
                                                                                                                1992 to     1997 to
    1998             1997           1996            1995            1994            1993            1992          2002       2002
------------------------------------------------------------------------------------------------------------------------------------


$   188,183     $   190,243     $   187,473     $   194,224     $   202,777    $   194,808     $   180,747          0.45%    (0.12)%
     31,081          22,369          26,459          17,522          26,425         21,248          72,787         (9.05)     4.73
  1,609,595       1,386,299       1,343,007       1,184,002       1,060,015        946,052         803,936          4.89     (1.35)
  4,156,398       3,921,493       3,602,430       3,390,782       3,114,384      2,949,909       2,979,576          6.69      7.73
    (66,178)        (56,747)        (50,768)        (47,895)        (50,258)       (48,619)        (45,615)         6.17      7.91
------------------------------------------------------------------------------------------------------------------------------------
  4,090,220       3,864,746       3,551,662       3,342,887       3,064,126      2,901,290       2,933,961          6.69      7.73
    333,360         216,330         198,762         194,231         168,702        158,414         144,364         14.11     20.08
------------------------------------------------------------------------------------------------------------------------------------
$ 6,252,439     $ 5,679,987     $ 5,307,363     $ 4,932,866     $ 4,522,045    $ 4,221,812     $ 4,135,795          6.36      6.17
------------------------------------------------------------------------------------------------------------------------------------
$   747,791     $   678,683     $   633,066     $   580,928     $   559,574    $   500,396     $   443,205          6.49      4.14
  3,679,538       3,191,703       2,890,944       2,583,995       2,704,736      2,718,885       2,778,768          6.04      9.38
  1,076,522       1,188,214       1,195,762       1,239,416         775,302        545,012         479,577          5.52     (7.13)
     95,969          99,573         101,764          86,703          73,786         65,737          67,101          7.01      5.82
    125,877          43,000          30,910           6,981              --             --              --            --     30.14
------------------------------------------------------------------------------------------------------------------------------------
  5,725,697       5,201,173       4,852,446       4,498,023       4,113,398      3,830,030       3,768,651          6.30      5.94
        --              --              --              --              --             --              --            --        --
    526,742         478,814         454,917         434,843         408,647        391,782         367,144          6.96      8.49
------------------------------------------------------------------------------------------------------------------------------------
$ 6,252,439     $ 5,679,987     $ 5,307,363     $ 4,932,866     $ 4,522,045    $ 4,221,812     $ 4,135,795          6.36      6.17
------------------------------------------------------------------------------------------------------------------------------------
$   237,697     $   230,016     $   214,221     $   197,364     $   184,330    $   174,847     $   165,214          5.29      3.75
------------------------------------------------------------------------------------------------------------------------------------
    128,801         114,501          98,247          87,982          82,542         78,313          77,002         10.35     12.48
     48,430          43,014          38,802          37,391          32,696         35,086          31,006          5.70      4.64
      6,686              27           1,188           2,267          (2,157)           268           2,259         (1.19)   136.67
------------------------------------------------------------------------------------------------------------------------------------
    183,917         157,542         138,237         127,640         113,081        113,667         110,267          9.05     10.72
------------------------------------------------------------------------------------------------------------------------------------
    421,614         387,558         352,458         325,004         297,411        288,514         275,481          6.94      6.81
------------------------------------------------------------------------------------------------------------------------------------
    (20,000)        (21,500)        (16,000)        (12,280)         (4,550)        (9,500)        (13,000)         5.41      0.47
------------------------------------------------------------------------------------------------------------------------------------

    137,917         129,816         119,574         110,670         101,813         95,849          90,419          7.27      7.04
     92,149          77,855          72,765          70,334          70,214         65,937          63,362          7.24     10.36
------------------------------------------------------------------------------------------------------------------------------------

    230,066         207,671         192,339         181,004         172,027        161,786         153,781          7.26      8.33
------------------------------------------------------------------------------------------------------------------------------------
    171,548         158,387         144,119         131,720         120,834        117,228         108,700          6.64      5.48
     57,223          52,343          46,841          41,689          35,665         34,467          29,938          9.32      6.88
------------------------------------------------------------------------------------------------------------------------------------
    114,325         106,044          97,278          90,031          85,169         82,761          78,762          5.44      4.76
        --              --              --              --              --             --              --             --        --
------------------------------------------------------------------------------------------------------------------------------------
    114,325         106,044          97,278          90,031          85,169         82,761          78,762          5.39      4.66

         --              --              --              --              --             --         (14,748)      (100.00)       --
------------------------------------------------------------------------------------------------------------------------------------
$   114,325     $   106,044     $    97,278     $    90,031     $    85,169    $    82,761     $    64,014          7.60      4.66
------------------------------------------------------------------------------------------------------------------------------------
$      1.67     $      1.54     $      1.39     $      1.27     $      1.17    $      1.10     $      1.03          6.91      5.47
         --              --              --              --              --             --           (0.19)      (100.00)       --
------------------------------------------------------------------------------------------------------------------------------------
$      1.67     $      1.54     $      1.39     $      1.27     $      1.17    $      1.10     $      0.84          9.12      5.47
------------------------------------------------------------------------------------------------------------------------------------
          8%             11%              9%              9%              6%            31%           (11)%
-------------------------------------------------------------------------------------------------------------

      21.70%          22.15%          21.38%          20.70%          20.84%         21.12%          20.62%
       1.83            1.87            1.83            1.83            1.88           1.96            1.90
-------------------------------------------------------------------------------------------------------------

       0.29%           0.31%           0.32%           0.33%           0.23%          0.28%           0.37%
       0.74            0.73            1.13            0.99            0.93           0.75            1.00

       1.66            1.60            1.44            1.42            1.48           1.69            1.56
-------------------------------------------------------------------------------------------------------------
$     0.765     $     0.705     $     0.645     $     0.585     $      0.53    $    0.4875     $      0.44
       8.19            7.51            6.86            6.55            5.90           5.44            5.06
      30.82           31.19           19.75           15.44           11.38          13.13           13.25
-------------------------------------------------------------------------------------------------------------
      2,442           2,428           2,418           2,332           2,303          2,254           2,188
      9,868          10,164          10,241           9,000           9,097          8,880           8,261
-------------------------------------------------------------------------------------------------------------
$    46,816     $    43,675     $    40,231     $    38,607     $    36,982    $    36,717     $    35,997
      53.51%          52.32%          53.04%          53.86%          55.86%         53.97%          53.47%
      12.54%          12.59%          11.51%          11.68%          11.88%         12.35%          12.18%
      12.47%          12.38%          12.01%          12.06%          12.51%         12.36%          12.36%
      18.07           19.80           13.96           12.06            9.60          11.72           15.59
-------------------------------------------------------------------------------------------------------------


(1) Total other expenses as a percentage of net interest and other income on a tax-equivalent basis.

(2) Net income less dividends paid as a percentage of prior year-end stockholders' equity.

(3) Based upon income before the cumulative effect of change in accounting principle or one-time pretax charge for outsourcing data processing functions.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS


2002 STATEMENT OF CONDITION

      At December 31, 2002, the corporation's balance sheet demonstrated the strength of the regional banking business and reflected:

o     10% growth in loan balances;

o     an 8% increase in core deposit balances; and

o     a modest shift in funding sources.

      The banking business benefited from the relative health of the Delaware Valley economy, dominance of the Delaware market, and growing market share throughout southeastern Pennsylvania. This region, on which the banking business is focused, encompasses the area from Princeton, New Jersey, to Baltimore, Maryland.

      The area's economic base is diversified among the financial services, life sciences, chemical, pharmaceutical, manufacturing, agricultural, and tourism sectors. Unemployment rates in the region are lower and housing activity is higher than elsewhere in the U.S.

ASSETS At year-end, the corporation's assets totaled $8.1 billion, which was $612.8 million, or 8%, higher than at year-end 2001. On average, assets for the year were $7.7 billion, which was an increase of $431.8 million, or 6%, from 2001. Higher loan balances were the primary drivers of this improvement. Growth in the investment portfolio also contributed to the increase in assets.

      Loan balances rose steadily throughout the year. Year-to-year growth in the loan portfolio amounted to $537.1 million and balances rose 10% to $6.0 billion, a new high. On average, loan balances for the year rose 9%, from $5.2 billion to $5.7 billion. In comparison, according to the Federal Reserve System, seasonally adjusted loan balances for commercial banks in the U.S. increased only 5.5% from December 2001 to December 2002.

      In 2002, activity in Delaware accounted for approximately 47% of the growth in the total portfolio, while 43% of the increase originated in the southeastern Pennsylvania market. The remainder of the growth consisted primarily of private client lending,and came from the corporation's thrift subsidiary, Wilmington Trust FSB, which has offices in California, Florida, Georgia, Maryland, Nevada, and New York.

LOAN COMPOSITION BY SUBSIDIARY

                                                        Wilmington                      Wilmington              Wilmington
                                                        Trust                           Trust of                Trust
2002                                                    Company                         Pennsylvania            FSB
----------------------------------------------------------------------------------------------------------------------------
Commercial                                              69.6%                           28.5%                   1.9%
Construction                                            59.7%                           38.8%                   1.5%
Commercial mortgage                                     80.8%                           13.5%                   5.7%
Residential mortgage                                    78.2%                           12.5%                   9.3%
Consumer                                                79.3%                           12.4%                   8.3%
----------------------------------------------------------------------------------------------------------------------------

In 2002, approximately 61% of the loans in the portfolio had floating rates. The composition of the portfolio remained well-diversified across consumer and commercial lines.

CHANGES IN LOAN PORTFOLIO COMPOSITION BY INDUSTRY/SECTOR

Loan portfolio composition
At December 31                                              2002                         2001                   2000
----------------------------------------------------------------------------------------------------------------------------

Commercial                                                  39%                          34%                    31%
Construction                                                 8%                           7%                     7%
Commercial mortgage                                         16%                          18%                    19%
Residential mortgage                                        11%                          16%                    18%
Consumer                                                    26%                          25%                    25%
----------------------------------------------------------------------------------------------------------------------------

In 2002, the commercial banking business was especially strong and accounted for 97% of the growth in total loans. In this business, the corporation targets clients whose privately held businesses generate between $5 million and $250 million in annual sales, and where the opportunity exists for an advisory as well as a lending relationship. The corporation does not pursue syndicated lending opportunities, and usually does not lend to commercial clients based outside the Delaware Valley region.

      The commercial loan growth resulted from a mix of more business from existing clients and the addition of business from new clients, especially in southeastern Pennsylvania, where balances topped $1 billion for the first time. Clients in this market, which includes the five-county Philadelphia metropolitan area, have been subject to continuing consolidation among commercial banks. The corporation's size, local headquarters, and access to decision makers offer an attractive alternative.

      Total period-end commercial balances, which comprise commercial, construction, and commercial mortgage loans, increased 16% for the year to $3.79 billion, which was $523 million higher than year-end 2001 commercial balances of $3.27 billion. On average,total commercial balances for the year were $3.45 billion, which was $403 million, or 13%, higher than the $3.05 billion for 2001. At period-end, total commercial balances represented 63% of the total loan portfolio, compared with 59% for 2001. On average, total commercial balances comprised 61% of the total loan portfolio in 2002, up from 58% in 2001 .

      Within the commercial portfolio, demand was especially strong for commercial and construction loans, which both increased by 25%. The commercial line, which includes financial and agricultural loans, added $467.6 million. Construction loans were $100.5 million higher. Commercial mortgage loans decreased by $45.0 million, or 4%.

                      WILMINGTON TRUST ANNUAL REPORT 2002

      Excluding floor plan loans to auto dealers, the greatest concentration -- 37% of the commercial portfolio -- was in loans that were $1 million to $5 million in size. In 2002, more than 92% of commercial loan clients had an average loan size of $1.7 million and a median loan size of $0.7 million. This compares with $1.6 million and $0.7 million, respectively, in 2001.

      The corporation's retail lending activities are concentrated in Delaware. Period-end retail loan balances for 2002 were $2.23 billion, compared with $2.22 billion for 2001. On average,retail loan balances were $2.24 billion for 2002, versus $2.19 billion in 2001.

      Period-end consumer loan balances were 15%, or $202.1 million, higher than in 2001, and reflected demand for installment, credit card, home equity, and secured demand loans.The growth in consumer lending was offset by a 22%, or $188.1 million, decrease in residential mortgage balances.

      Residential mortgage balances declined because of the corporation's strategy to sell all new residential mortgage production, including home refinancings, into the secondary market. For 2002 versus 2001, there was a 27% increase in the number of mortgages refinanced, as clients took advantage of lower interest rates. In addition, mortgage prepayments and maturities contributed to the decline in mortgage balances.

      During 2002, the corporation sold approximately $129.6 million of newly originated residential mortgage loans into the secondary market.

      At December 31, 2002, the corporation's banking affiliates had approximately $2.7 billion in loan commitments outstanding that had not been drawn.

      Also contributing to the rise in total assets for 2002 was the size of the investment portfolio. At year-end 2002, investment securities totaled $1.3 billion, which was $67.4 million, or 5%, higher than its prior-year-end level.

      The available-for-sale portfolio of $1.3 billion was $79.1 million, or 6%, higher than at year-end 2001. The held-to-maturity portfolio of $4.8 million was $11.7 million, or 71%, below that of the year-ago period. The portfolio now has a weighted average life of five years and a duration of 2.5.

      At year-end 2002, the available-for-sale portfolio included unrealized gains of $17.9 million. This was a $3.3 million improvement over December 31, 2001, which resulted from the decline in interest rates during 2002.

      In December, the corporation acquired the 50% interest held by a partner in its downtown Wilmington, Delaware, headquarters building. In addition, new wealth advisory offices were opened during the year in Atlanta, Baltimore, and Palm Beach. This increased the premises and equipment line by $14.9 million, or 11%.

      Acquisition and affiliate investment activity caused goodwill to increase 13%, or $27.3 million, to $240.2 million. Certain principals at value-style affiliate Cramer Rosenthal McGlynn exercised their right to put a portion of the shares associated with their firm to Wilmington Trust, in accordance with the terms of the limited liability company agreement (see Note 1 on page 39). This increased the corporation's ownership position in the affiliate by $13.8 million, or 12%.

      Other contributors to the increase in goodwill were:

o     the acquisition of SPV Management, which added $7.2 million;

o     the acquisition of Balentine, which added $4.4 million; and

o     an investment in Camden Partners Holdings, LLC, which added
      $2.4 million.

      The investment in Baltimore-based Camden Partners added a private equity component to the corporation's array of investment management capabilities and facilitated entry into that market.

      Partially offsetting the increase in goodwill was a $1.2 million reduction for Clemente Capital, Inc., a global investment management firm in which the corporation acquired an interest in 1996. Although Clemente Capital is still in operation, the corporation has received no income from this investment since 1998. Under the new accounting rules established by Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets," management has written down this investment in full.

      Other assets at year-end 2002 increased $23.7 million, or 21%, to $138.2 million. Other assets consist of deferred income taxes receivable, prepaid VEBA trust, credit derivative contracts (interest rate swaps), affiliate asset manager investments, other real estate owned, and other customer receivables. Higher levels of client swap contracts, the investments in affiliate asset managers, prepaid VEBA funding, and deferred income taxes receivable contributed to this increase.

LIABILITIES At year-end 2002, total liabilities were $7.4 billion. This was an increase of $554.1 million, or 8%. Deposit balances, which exceeded expectations, accounted for virtually all of the increase. Although there was no apparent or quantifiable reason for this increase, anecdotal evidence suggests that continued turmoil in the financial markets led clients to move funds into the safety and security of insured deposits.

      At the end of 2002, total deposits were $6.3 billion, which was $746.3 million, or 13%, higher than 2001 deposits. This was more than double the 5.4% increase in seasonally adjusted deposit

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

balances reported by the Federal Reserve System for commercial banks in the U.S.

      The increase in period-end deposit balances was led by interest-bearing demand deposits, which were 30%, or $423.2 million, higher than for 2001. Balances for certificates of deposit in amounts of $100,000 or higher rose 25%, or $414.6 million, to $2.1 billion. Approximately 93%, or $1.9 billion, of these large certificates represented wholesale funds purchased to support loan growth. Partially offsetting these increases was a $68.7 million, or 5%, decrease in noninterest-bearing demand account balances.

      Period-end core interest-bearing and demand deposits rose 8%, or $316.3 million, to $4.4 billion. Core deposits include all deposits except those certificates of deposit greater than $100,000 that are purchased in the wholesale market.

      More than 96% of core deposit balances, on average, were generated in Delaware. Roughly 3% occurred in Pennsylvania and the remainder came from elsewhere in the U.S. through Wilmington Trust FSB.

     The following table illustrates changes in the corporation's core deposit balances.

CHANGES IN CORE DEPOSIT BALANCES

At year-end (in millions)                            2002                   2001           $ Change          % Change
----------------------------------------------------------------------------------------------------------------------
Total deposits                                       $6,337.1               $5,590.8       $746.3               13%
Less certificates
  > $100,000                                          2,080.5                1,665.9        414.6               25%
Plus local certificates
  > $100,000                                            135.3                  150.8        (15.4)            (10)%
----------------------------------------------------------------------------------------------------------------------
Total core deposits                                   4,391.9                4,075.6        316.3                8%
Less noninterest-
  bearing demand                                      1,189.6                1,258.3        (68.7)             (5)%
----------------------------------------------------------------------------------------------------------------------
Core interest-
  bearing deposits                                   $3,202.3               $2,817.3       $385.0               14%
----------------------------------------------------------------------------------------------------------------------


It is important to note the growth in loan and core deposit balances in the context of the branch rationalization the corporation has undertaken in recent years. In Delaware, because of the proximity of many of the branches to each other, the corporation has closed 12 branches since 1997. In addition, many of the remaining branches have been transformed into sales centers. Clients have been encouraged to perform routine transactions at ATMs or through online or telephone banking services, rather than at teller windows. In 1999, there were
12.0 million teller transactions. That number dropped to 11.0 million in 2000, and 9.9 million in 2001. In 2002, teller transactions totaled 9.0 million.
These branch network changes have been effected without any reduction in loan or deposit balances.

      In recent years, the corporation has also endeavored to move from a fixed to a variable-cost basis whenever possible. As part of these efforts, the corporation has elected to utilize purchased funds -- primarily in the form of short-term borrowings -- to support loan growth in regions outside Delaware, rather than build an expensive network of branches.

      In 2002, approximately 71% of the balance sheet growth, on average, was funded by the increase in core deposit balances. This increase reduced the need for purchased funds. As a result, there was a modest shift in the corporation's funding sources.

      Short-term borrowings declined $221.9 million, or 23%, to $734.7 million. Federal funds purchased and securities sold under agreements to repurchase declined $169.4 million, or 20%, to $658.8 million. U.S. Treasury demand balances declined $53.0 million, or 56%, to $41.9 million. Should further funding needs arise, the corporation anticipates that it would be able to meet these needs in both a timely and cost-effective manner (see "Liquidity" on page
23).

      Other liabilities include unearned advisory fees, pension, SERP and post-employment benefits, profit sharing, and current and deferred income taxes. In 2002, other liabilities increased $34.5 million, or 37%, to $128.0 million. Approximately one-half of the increase was attributable to the recording of a minimum pension liability. Current and deferred income taxes accounted for the remainder of the increase.

      At December 31, 2002, total stockholders' equity was $741.3 million.
This was $58.7 million, or 9%, more than the $682.5 million reported at year-end 2001. Additions to equity from earnings and improvement in the level of unrealized gains within the available-for-sale investment portfolio were partially offset by dividends and the corporation's ongoing stock repurchases (see "Capital Resources" on page 25).

2002 INCOME STATEMENT

The corporation's mix of businesses generates a combination of net interest income and noninterest income. The regional banking business generates primarily net interest income with related banking fees. Revenue from the advisory businesses is derived primarily from fees earned for services provided, or noninterest income.

      Having this diversified revenue stream contributes to the corporation's ability to produce consistent growth and profitability with low volatility. The advantage of having these different sources of revenue was apparent in 2002, as the strength of the regional banking business helped mitigate the impact of financial market volatility on the wealth advisory business.

                      WILMINGTON TRUST ANNUAL REPORT 2002

      Operating revenue, which is the sum of net interest and noninterest income minus the sum of securities gains or losses and amortization of goodwill associated with affiliate asset manager acquisitions, reached a record high of $537.9 million in 2002. This was 9%, or $44.4 million, higher than the $493.5 million reported for 2001.

      Since 1997, the corporation has endeavored to achieve more balance between net interest income and noninterest income. Revenue from the advisory businesses is mainly fee-based, and fee income is increasing as a percentage of total operating revenue. Fee income, which is the sum of noninterest income and amortization minus securities gains or losses, accounted for 49% of total operating revenue in 2002, versus 48% in 2001.

OPERATING REVENUE

                                              % of                            % of
                                            operating                       operating
(in thousands)                 2002          revenue            2001         revenue
--------------------------------------------------------------------------------------

Net interest income            $276,530        51%            $258,813        52%
Fee income:
   Advisory fees                207,442        39%             185,036        37%
   Service charges               29,875         6%              27,240         6%
   Other noninterest income      24,090         4%              22,400         5%
--------------------------------------------------------------------------------------
Total fee income               $261,407        49%            $234,676        48%
--------------------------------------------------------------------------------------
Total operating revenue        $537,937       100%            $493,489       100%
Amortization of affiliate
  goodwill and other
  intangibles                    (1,253)                        (8,195)
Securities gains/(losses)         2,005                          1,522
--------------------------------------------------------------------------------------
Net interest and other
  income, before loan
  loss provision               $538,689                       $486,816
Provision for loan losses       (22,013)                       (19,850)
--------------------------------------------------------------------------------------
Net interest and
  noninterest income           $516,676                       $466,966
--------------------------------------------------------------------------------------

NET INTEREST INCOME Net interest income is the difference between interest income received on earning assets, such as loans and investment securities, and interest expense paid on liabilities, such as deposits and short-term borrowings. Movements in interest rates, and the relative levels of earning assets and interest-bearing liabilities the corporation holds, affect its net interest margin and the resulting net interest income. The net interest margin is determined by dividing fully tax-equivalent (FTE) net interest income by the average of total earning assets.

      In 2002, net interest income, on an FTE basis, was $281.6 million. This was $16.2 million, or 6%, higher than in 2001. The net interest margin for 2002 was 4.02%, the same as for 2001.

      Interest revenue was affected by the continued decline in short-term interest rates. After lowering rates 11 times and a total of 475 basis points in 2001, the Federal Reserve Board lowered rates again, by another 50 basis points, in November 2002. This move brought short-term rates to a 40-year low.

      The interest rate environment brought the corporation's average prime lending rate (the rate at which banks lend to their most credit-worthy clients) to 4.67%. This was 226 basis points lower than the 2001 rate of 6.93%.

      On an FTE basis, interest revenue totaled $398.0 million in 2002. This was 16%, or $77.4 million, lower than the $475.4 million in 2001 interest revenue. The average rate earned on the corporation's assets fell 152 basis points to 5.69%. Lower rates reduced interest revenue by approximately $108.1 million. Partially offsetting this decline was an increase in interest revenue of $30.7 million due to an increase in the average level of earning assets, which rose $409.0 million to $7.0 billion.

      Interest expense for 2002 was $116.3 million, which was $93.6 million, or 45%, lower than interest expense for 2001. This decline was caused partially by the Federal Reserve's reduction in the average discount rate, which was 1.17% for 2002 versus 3.40% in 2001. The discount rate is the rate at which the Federal Reserve Banks lend to their member banks. Interest expense was $100.6 million lower, as the average rate the corporation paid on its interest-bearing liabilities fell 185 basis points to 1.95%.

      Partially offsetting the decline in interest expense was a $7.0 million increase associated with a $448.8 million rise in the average level of interest-bearing liabilities (see "Quantitative and Qualitative Disclosures about Market Risk" on page 23).

NONINTEREST INCOME Noninterest income comprises fees generated by the wealth advisory and corporate client businesses, service charges on deposit accounts, other operating income, the amortization of goodwill associated with affiliate asset manager acquisitions, and securities gains or losses. The vast majority of noninterest income is generated by the corporation's advisory businesses.

      In 2002, noninterest income totaled $262.2 million, which was 15%, or $34.2 million, higher than in 2001. Revenue from the advisory businesses accounted for 86% of that amount.

      Advisory business revenue includes results from the wealth advisory business, the corporate client business, and the affiliate asset managers, Cramer Rosenthal McGlynn and Roxbury Capital

                      MANAGEMENT'S DISCUSSION AND ANALYSIS


Management. Balentine's results are consolidated in the corporation's wealth advisory business. Results from SPV Management are consolidated in the corporate client business.

      Much of the corporation's advisory business revenue is related to financial market valuations. All of the affiliate asset manager revenue is based on asset levels and valuations. Approximately 70% of fees in the wealth advisory business are tied to the valuations of securities held in client portfolios, and approximately 50% of that amount is tied to equity markets. The impact is least severe on the corporate client business, where only 25% of fees are tied to asset valuations. The vast majority of corporate client revenue is generated on a fee-for-service basis.

      In 2002, financial markets experienced their third consecutive decline. All major equity market indices recorded double-digit declines that ranged from 17% to 31%.

EQUITY MARKET DECLINES VERSUS ADVISORY FEE GROWTH

                                                     % change
Index/revenue source                         2002 versus 2001
--------------------------------------------------------------
Dow Jones Industrial Average                  - 16.76%
NASDAQ Composite                              - 31.53%
S&P 500                                       - 23.37%
Russell 2000                                  - 21.58%
Wealth advisory fees                          + 16.90%
Net total advisory fees                       + 16.59%
--------------------------------------------------------------

Against the equity market declines, advisory fees, net of amortization, were 17% higher than in 2001. Advisory fees totaled $206.2 million, a $29.3 million increase. This growth represented 86% of the increase in total noninterest income. Absent the Balentine and SPV Management acquisitions, advisory fees were 7% higher than in 2001. By either measure, these results were noteworthy in the face of the financial market declines.

CHANGES IN ASSETS UNDER MANAGEMENT

At year-end (in billions)         2002     2001      $ change   % change
-------------------------------------------------------------------------
Wilmington Trust                  $21.7    $23.8      $(2.1)      (9)%
Cramer Rosenthal McGlynn            3.5      4.6       (1.1)     (24)%
Roxbury Capital Management          3.7      7.7       (4.0)     (52)%
-------------------------------------------------------------------------
Combined assets under
 management                       $28.9    $36.1      $(7.2)     (20)%
-------------------------------------------------------------------------

ASSETS UNDER MANAGEMENT Much of the wealth advisory revenue and all of the affiliate asset manager revenue are related to the levels of assets under management. In addition to fluctuating valuations, assets under management at Wilmington Trust are also impacted by trust distributions and terminations.

      In 2002, assets under management were affected by the enormous volatility in the financial markets. Combined assets under management, including those of affiliates Cramer Rosenthal McGlynn and Roxbury Capital Management, totaled $28.9 billion at year-end.

WEALTH ADVISORY SERVICES In the face of the obstacles presented by the declines and volatility in financial markets, the wealth advisory business produced record-high levels of revenue and sales. Wealth advisory revenue reached $124.0 million, which was 17%, or $17.9 million, higher than in 2001. The full extent of wealth advisory growth was masked by the impact on fee revenue of the lower equity valuations in client portfolios.

      The acquisition of Balentine, the addition of new products, and increased demand for financial planning in the wake of an uncertain economy fueled the growth. Revenue from Balentine exceeded expectations and totaled $13.8 million, as both new and existing clients sought independent investment counseling services. It is anticipated that the Balentine investment strategy will add $1 billion in new assets during 2003.

      Wealth advisory sales were more than 20% ahead of 2001 levels. Business development was strong with existing as well as new clients. Sales were particularly strong in the New York and Delaware offices, which manage relationships with clients throughout the United States. Sales in the Pennsylvania market were nearly double their 2001 levels. New capabilities that contributed to sales growth included the Balentine strategy, a leveraged life insurance product, and a donor-advised charitable gift fund.

CORPORATE CLIENT SERVICES In 2002, the corporate client business, which serves U.S.-based and multinational clients, continued its trend of double-digit growth. Revenue reached a record high $67.2 million for 2002, which was 15%, or $8.8 million, ahead of 2001. Revenue in all three divisions of this business - capital markets trusts, entity management, and retirement services - exceeded 2001 levels.

      Contributing to the increase was the acquisition of London-based SPV Management, which added several European countries to the list of preferred jurisdictions in which the corporation is authorized to conduct business. Those jurisdictions now include Delaware, Nevada, the Cayman Islands, the Channel Islands, England, Ireland, Italy, Luxembourg, and The Netherlands.

                      WILMINGTON TRUST ANNUAL REPORT 2002





      The capital markets division performs trustee and related administrative services on behalf of financing structures that clients create in preferred jurisdictions. Clients commonly use such structures, which require that assets be held in a trust, in order to provide cash flow, achieve protection from creditors, or gain market efficiencies. Many of the trusts administered by this division hold large capital equipment, such as aircraft and rolling stock; hold securitized assets, such as credit card receivables and mortgage balances; or issue trust-preferred securities.

      The life of such a trust may range from one to 30 years. The corporation typically is paid an annual fee during the life of the trust. The amount of the fee depends on the level of service provided. Services may be as simple as acting as registrar or paying agent, or as complex as handling cash flows and investments for international project financing.

      In 2002, the capital markets division was the largest contributor to total corporate client revenue. It generated $41.4 million, which was 10%, or $3.7 million, higher than for 2001, and accounted for 62% of total 2002 corporate client revenue. The increase resulted from higher demand for services related to asset-backed securitizations, trust-preferred securitizations, and corporate bankruptcies.

      The corporation is gaining more successor trustee, collateral agent, and other bankruptcy-related appointments because of its lack of a lending or securities underwriting conflict of interest. In 2002, the corporation served in a trustee relationship with each of the 10 largest U.S. public bankruptcies. This compares with five such relationships in 2001.

      The second largest contributor to corporate client revenue is the entity management division. In 2002, entity management experienced the highest level of growth among the three divisions, and produced revenue of $17.2 million. This was 15%, or $8.8 million, higher than in 2001, and represented 26% of total corporate client income. Approximately 41% of this division's growth resulted from the acquisition of SPV Management, which broadened the corporation's ability to serve European clients.

      The entity management division serves clients who establish legal residency in jurisdictions that offer advantageous legal, tax, and creditor protections. Legal residency is achieved through the formation of a special purpose entity in the preferred jurisdiction. In order to have resident status, these jurisdictions require the entity to meet a number of conditions that demonstrate substance, or "nexus." The entity management division performs administrative services that help to establish and maintain the entity's nexus.

      These services typically include providing independent directors for the entity, organizing and hosting the entity's periodic management meetings, and providing a physical location for the entity. Services also may include a variety of other accounting and administrative tasks. The fee for these services varies according to the complexity of the work performed, and is paid annually over the life of the entity.

      Services performed by the third corporate client division, the retirement services division, are based on the ERISA mandate which requires that retirement plan assets be held in a trust. This division provides trustee, custodial, and administrative services for pension, 401(k), and other retirement plans in which the plan sponsor elects an unbundled plan, which means that the various asset management, record keeping, and trustee functions are performed by different providers.

      The retirement services division forms alliances with third-party record keepers and other unbundled service providers to develop business. One of its competitive advantages is a proprietary settlement system that features a direct link to the National Securities Clearing Corporation.

      In 2002, the number of retirement plans served increased 46% and two new alliances were formed. The division generated revenue of $8.6 million in 2002, which was 3%, or $0.3 million, higher than for 2001, and represented 13% of total corporate client revenue.

AFFILIATE ASSET MANAGERS In the affiliate asset manager line, the corporation records combined revenue from Cramer Rosenthal McGlynn and Roxbury Capital Management. The amount of revenue received from these affiliates is based on the corporation's investment position in each.

      At December 31, 2002, the corporation held a 63.47% equity interest in Cramer Rosenthal McGlynn. The corporation held a 40.91% interest in Roxbury Capital Management's common shares plus a 30% preferred interest in its gross revenue.

      In 2002, both managers struggled against the poor performance of equity markets. Affiliate revenue fell sharply for the year and totaled $16.3 million, which was $4.3 million, or 21%, lower than the $20.6 million recorded in 2001.

      The decrease was due primarily to a dramatic decline in income from Roxbury, a growth-style investment manager. Revenue from Roxbury fell 40%, to $8.6 million, as assets under management declined 52% to $3.7 billion. In addition to being affected by declining valuations, Roxbury experienced the loss of some business, as clients moved assets away from this style of investing.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

      During the second half of the year, Roxbury initiated a number of steps to stabilize its revenue trend. A small-cap product was added and expenses were reduced. A mid-cap product is in the incubation stage and additional third-party marketing relationships are planned.

      The impact of market volatility and investor caution was not as harsh at Cramer Rosenthal McGlynn, a value-style investment manager. Revenue from Cramer Rosenthal McGlynn totaled $7.7 million, which was 21% more than the $6.3 million recorded in 2001. Assets under management reached $5 billion in March, but the growth could not be sustained in the face of market declines. At year-end 2002, assets under management were $3.5 billion, which was 24% lower than at year-end 2001.

      Given current asset levels and operating margins, the combined affiliate manager revenue is expected to total between $4 million and $5 million in 2003. This compares with the $16.3 million recorded in 2002.

Goodwill and service charges In 2002, expense associated with the amortization of acquisition goodwill decreased $8.6 million, or 87%, as the corporation adopted SFAS No. 142, "Goodwill and Other Intangible Assets," which discontinued the practice of systematically amortizing goodwill, but not other intangibles. Goodwill is now subject to periodic measurement for impairment. Impairment losses would be recognized in the period incurred.

      Service charges on deposit accounts increased to $29.9 million, which was $2.6 million, or 10%, higher than in 2001. This increase was due principally to increases in fees for returned items and overdrafts, service charges on regular and other related checking accounts, and automated teller machines. Business checking fee income for 2002 was $8.2 million, a $1.5 million, or 18%, increase over last year, due in part to a fee increase implemented in the first half of the year.

NONINTEREST EXPENSE Noninterest expense growth reflected the corporation's acquisitions of Balentine and SPV Management, and the opening of wealth advisory offices in Atlanta, Baltimore, and Palm Beach. Expenses were consolidated when the acquisitions were completed, which was January 2002 for Balentine and April 2002 for SPV Management.

      In 2002, noninterest expense totaled $309.9 million. This was 12%, or $33.0 million, higher than 2001 noninterest expense. Approximately $15.6 million, or 47%, of the increase was attributable to the acquisitions. Absent the acquisitions, 2002 noninterest expense was $294.3 million, which was 6%, or $17.4 million, higher than 2001.

      Salaries and employment benefits expenses were $182.4 million, which was 9%, or $15.7 million, higher than in 2001. Approximately $8.1 million, or 52%, of the increase was acquisition-related. On a normalized basis, excluding the acquisitions, salaries and employment benefits expenses increased $7.6 million, or 5%.

    The corporation had 2,361 full-time-equivalent staff members at December 31, 2002, which was 45 more than at year-end 2001. The Balentine and SPV Management acquisitions added 63 staff members. Absent these acquisitions, there were 18 fewer full-time-equivalent staff members than at the end of 2001.

      Net occupancy expense rose to $20.4 million, which was $3.5 million, or 21%, higher than in 2001. The acquisitions accounted for approximately 27% of the increase. The new office openings and improvements to existing offices also contributed to the increase.

      Furniture and equipment expenses were $2.5 million, or 11%, higher than for 2001. Approximately 20% of this increase was acquisition-related, while the remainder was due to higher depreciation and maintenance costs on furnishings and electronic data processing equipment.

      Servicing and consulting expense was $13.5 million, which was $4.4 million, or 49%, higher than in 2001. Compensation paid to Balentine's subadvisors accounted for approximately $1.9 million, or 44%, of this increase.

      Other noninterest expense totaled $43.1 million, which was $5.3 million, or 14%, higher than in 2001.

- Approximately $1.8 million, or 34%, of this increase was acquisition-related and included fees paid by SPV Management to directors it provides on behalf of clients.

- Legal fees were $5.0 million, an increase of $2.8 million, or 85%. Legal expenses included $1.8 million to settle litigation pending since 1996 that involved an aircraft-leasing venture in which the company served as a trustee.

- A $1.2 million loss was recorded for the write-down of the corporation's investment in Clemente Capital, Inc.

      As more revenue was generated outside Delaware, the corporation was subject to additional local and state taxing authorities and to tax rates that were higher than Delaware's. This contributed to the increase in tax expense, as did the pay-downs, redemptions, and maturites of tax-exempt securities and loans. In 2002, the provision for income taxes was $73.0 million, which was $7.0 million, or 11%, higher than in 2001. Federal income tax expense was $66.9 million, an increase of $4.9 million, or 8%. State income tax expense was $6.0 million, an increase of $1.4 million, or 30%. The corporation's effective tax rate for the year was 35.4%, up from 34.7% in 2001.

                      WILMINGTON TRUST ANNUAL REPORT 2002

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Net interest income is an important determinant of the corporation's financial performance. Through management of its interest rate sensitivity exposure, the corporation seeks to maximize the growth of net interest income on a consistent basis by minimizing the effects of fluctuations associated with changing market interest rates.

      The corporation employs simulation models to assess interest rate exposure and the effect of variations in interest rates on net interest income. The models evaluate numerous factors, including:

-     the composition of assets, liabilities, and off-balance sheet instruments;

-     their respective repricing and maturity characteristics;

-     the level of market interest rates; and

-     other external factors.

      The simulations compare multiple interest rate scenarios against a stable interest rate environment. As a general rule, the model employs scenarios in which rates gradually move up or down 250 basis points over one year. The corporation's objective is to prevent any interest rate change from having a material impact on net interest income within a one-year period.

      Because of 2002's low interest rate levels, as of December 31, 2002, the declining rate scenario in the simulation model gradually moved down only 125 basis points, until the federal funds rate equaled zero. This ensured that negative rates were not created within the model.

      As of December 31, 2002, the simulation projected that a gradual 250-basis-point increase in market interest rates would cause net interest income to rise 8.53% over a one-year period. At December 31, 2001, the scenario predicted a 2.57% increase.

      If interest rates were to experience a gradual decline of 125 basis points, the model projected that net interest income would decrease 7.17% over a one-year period. At December 31, 2001, the model employed a 175-basis-point-decline scenario and projected that net interest income would decrease 5.18%.

      The preceding paragraphs contain certain forward-looking statements regarding the anticipated effects on the corporation's net interest income resulting from hypothetical changes in market interest rates. The assumptions the corporation uses regarding the effects of changes in interest rates on the adjustment of retail deposit rates and the prepayment of residential mortgages, asset-backed securities, and collateralized mortgage obligations play a significant role in the results the simulation model projects. Rate and prepayment assumptions used in the corporation's simulation model differ for both assets and liabilities in rising, as compared to declining, interest rate environments. Nevertheless, these assumptions are inherently uncertain and, as a result, the simulation model cannot predict precisely the impact of changes in interest rates on net interest income. Management reviews the exposure to interest rate risk regularly, and may employ a variety of strategies as needed to adjust its sensitivity. This includes changing the relative proportions of fixed-rate and floating-rate assets and liabilities; changing the number and maturity of funding sources; asset securitizations; and utilizing derivative contracts such as interest rate swaps and interest rate floors.

LIQUIDITY

A financial institution's liquidity demonstrates its ability to meet, in a timely manner, cash flow requirements that may arise from increases in demand for loans or other assets, or from decreases in deposits or other funding sources. Liquidity management, therefore, contains both asset and liability components.

      The maturity and marketability of loans and investments provide liquidity, as do time deposits at other banks, federal funds sold, and securities purchased under agreements to resell. Liquidity also results from internally generated capital, core deposits, large certificates of deposit, federal funds purchased, securities sold under agreements to repurchase, and other credit facilities. In 2002, the proportion of funding that came from core deposits and stockholders' equity was 63.1% in 2002 and 63.3% in 2001.

      Management continuously monitors the corporation's existing and projected liquidity requirements. The corporation believes that its standing in the national markets will enable it to obtain additional funding if the need arises. Wilmington Trust Company is a member of the Federal Home Loan Bank of Pittsburgh and has $1 billion in available borrowing capacity secured by collateral.

ASSET QUALITY AND LOAN LOSS PROVISION

The corporation's approach to lending is based on adherence to strict underwriting standards. The corporation undertakes a comprehensive review of the financial condition of the individuals and institutions to which it lends. One of the key determinants in the decision to extend credit is the nature and extent of the client relationship.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

Loans are rarely made outside of the regional banking business's geographic footprint.

      As loan balances have increased steadily over the years, and as lending has expanded into Pennsylvania and Maryland, the portfolio has remained well-diversified across industry and sector lines, and credit quality has remained relatively stable. Net charge-offs have been less than 50 basis points since 1990. Since 2000, more than 95% of the portfolio's loans have been classified as "pass" by the corporation's internal risk-rating system.

      At year-end 2002, 95.65% of the loans in the portfolio were rated "pass," up from 95.12% at year-end 2001. Delinquency trends as well as serious doubt loans declined from the prior year-end levels.

      In management's opinion, the primary indicator of credit quality is the net charge-off ratio. For 2002, net charge-offs were 31 basis points, compared with 30 basis points for both 2001 and 2000.

      For 2002, net charge-offs totaled $17.6 million. This was $1.8 million, or 12%, higher than the $15.8 million reported for 2001. A single lending relationship with a commercial client in the biomedical industry accounted for most of the increase.

      In keeping with the portfolio growth, the provision as well as the reserve for loan losses increased. In 2002, the provision for loan losses was $22.0 million, which was $2.1 million, or 11%, higher than for 2001. The reserve for loan losses at December 31, 2002, was $85.2 million, which was $4.4 million, or 5%, higher than the year-end 2001 reserve of $80.8 million.

      As a percentage of loans outstanding, the year-end 2002 reserve was 1.41%, which was 6 basis points lower than the year-end 2001 reserve of 1.47%.

      Combined loans past due 90 days or more, nonaccruing loans, and restructured loans at December 31, 2002, totaled $54.8 million. This was $2.9 million, or 6%, higher than the $51.9 million reported at year-end 2001.

      Loans past due 90 days or more at December 31, 2002, were $12.5 million, down from $13.5 million at December 31, 2001. Approximately 64% of the 2002 year-end loans past due 90 days or more were in the commercial loan portfolio; 22% were in the residential mortgage loan portfolio; and 14% were consumer loans. The corresponding ratios at December 31, 2001, were 68%, 23%, and 9%, respectively.

      Nonaccruing loans at year-end 2002 totaled $42.4 million. This was $4.3 million, or 11%, higher than the $38.0 million in non-accruing loans at year-end 2001. Nearly all of the increase was due to a single relationship with a commercial client in the educational services industry.

      At year-end 2002, no loans were classified as restructured, compared with loans totaling $375,000 at year-end 2001. Other real estate owned (OREO) at year-end 2002 was $3.1 million, up from $398,000 at year-end 2001. Most of this increase was related to a residential real estate development in Maryland, from which management expects a full recovery.

      The overall level of nonperforming loans during 2002 increased $7.1 million, or 18%, to $45.4 million. The percentage of non-performing assets to total loans was 75 basis points for 2002 versus 70 basis points for 2001.

      If the economy in markets where the corporation conducts business remains sluggish or deteriorates further, conditions may further impair the ability of some borrowers to repay their loans in full on a timely basis. In that event, management would expect levels of nonperforming assets, credit losses, and provisions for loan losses to increase.

      To minimize the likelihood and impact of such conditions, management continually monitors the entire loan portfolio to identify potential problem loans and avoid disproportionately high concentrations of loans to individual borrowers and industries. An integral part of this process is a regular analysis of all past due loans.

      Management has identified some loans in the portfolio for which serious doubt exists as to the ability of the borrowers to repay their loans on a timely basis, even though these loans currently either are performing in accordance with their terms, or are fewer than 90 days past due. At December 31, 2002, such loans amounted to approximately $36.2 million. In comparison, such loans at year-end 2001 were nearly twice that level and totaled $60.6 million.

      In light of the current levels of past due, nonaccruing, and problem loans, management believes that the reserve for loan losses is a reasonable estimate of the known and inherent losses in the credit portfolio.

      The methodology used to calculate the reserve for loan losses has provided a high degree of reserve adequacy over an extended period of time. The reserve reflects estimated credit losses for specifically identified, as well as estimated, probable losses inherent in the remainder of the portfolio, based on loan type and risk rating classification. The reserve methodology includes an analysis of the business climate and the potential effect on credit losses, which is the basis for an unallocated portion of the reserve assessment. The business climate analysis reviews:

-     shifts in current market conditions,

-     the average loan size and complexity within the portfolio,

-     trends in delinquency,

                      WILMINGTON TRUST ANNUAL REPORT 2002


-     changes in the internal risk rating classification,

-     the level of serious doubt loans,

-     the potential for recoveries, and

-     trends in bankruptcy filings.

      The unallocated and allocated portions of the reserve are reassessed quarterly as part of the regular application of the reserve methodology. In accordance with the growth in loan balances, a portion of the reserve is allocated to new loans within the parameters of the reserve methodology.

      At December 31, 2002, approximately $6.1 million, or 7%, of the reserve for loan losses was unallocated. In comparison, $6.3 million, or 8%, of the reserve was unallocated at year-end 2001.

CAPITAL RESOURCES

Management reviews the corporation's capital position and makes adjustments as needed to assure that the capital base is sufficient to satisfy existing and impending regulatory requirements; to meet appropriate standards of safety; and to provide for future growth.

      The corporation's capital increased in 2002 due primarily to increased earnings and improvement in the market value of the investment portfolio. The capital generation rate for 2002 was 9.8%, a decrease from the 10.8% reported for 2001. Current year earnings of $133.2 million, net of $66.0 million in cash dividends, added $67.2 million to the corporation's capital. The market value improvement in the available-for-sale investment portfolio added $2.2 million, while common stock issued under employee benefit plans and the Balentine acquisition added another $12.7 million and $8.8 million, respectively. Equity was reduced by $18.7 million for the acquisition of treasury stock and by $13.8 million for the recording of an after-tax minimum pension liability. The remainder of the increase, $383,000, was the result of net unrealized holding gains, which arose during the year on derivatives held as cash flow hedges and foreign currency translation adjustments.

      The Federal Reserve Board's risk-based capital guidelines establish minimum levels of capital for a bank holding company. The guidelines are intended to reflect the varying degrees of risk associated with different on-balance sheet and off-balance sheet items. The corporation has reviewed its on- and off-balance sheet items and calculated its capital position under these risk-based capital guidelines.

      At December 31, 2002, the corporation's total risk-based capital ratio was 10.15%, compared with 11.16% reported at the corresponding date a year ago. The Tier 1 risk-based capital ratio at that date was 7.03%, compared with 7.78% reported at year-end 2001. The Tier 1 leverage capital ratio was 6.08%, compared with 6.49% reported a year ago. Each of these ratios exceeded the minimum levels required for adequately capitalized institutions of 8%, 4%, and 4%, respectively, as well as the levels required for well-capitalized institutions of 10%, 6%, and 5%, respectively.

      In April 2002, the corporation's Board of Directors announced a two-for-one stock split that took the form of a 100% stock dividend. The Board also increased the quarterly dividend to $0.255 per share on a post-split basis. The Board has increased the cash dividend every year since 1982.

      Dividends paid for 2002 totaled $1.005 per share, which was 6% higher than the $0.945 per share paid in 2001. The dividend payout ratio for 2002 was 50.0%, compared to 49.7% for 2001.

      In April 1996, the Board authorized the buyback of 8,000,000 shares (split-adjusted) of the corporation's common stock. That program was completed during 2002 with the purchase of 551,626 shares. A new 8,000,000-share buyback program was announced in April 2002. During 2002, the corporation bought back 600,360 of its shares. Of that number, 48,734 were bought under the new program, at a cost of $1.3 million.

      The corporation's common stock is traded on the New York Stock Exchange under the symbol "WL." The following table summarizes the price ranges of the corporation's common stock and its quarterly dividends.

COMMON STOCK PRICE RANGE AND DIVIDEND RATE BY QUARTER*

                                       2002                         2001
-------------------------------------------------------------------------------------
                              High     Low     Dividend    High     Low      Dividend
-------------------------------------------------------------------------------------

First quarter                $34.63   $30.85    $0.240    $27.72   $26.67     $0.225
Second quarter               $34.53   $29.75    $0.255    $33.18   $28.10     $0.240
Third quarter                $32.17   $25.05    $0.255    $33.50   $25.10     $0.240
Fourth quarter               $33.09   $25.20    $0.255    $31.73   $25.50     $0.240
------------------------------------------------------------------------------------

*Adjusted for the two-for-one stock split paid on June 17, 2002.

INFLATION

The corporation's asset and liability structure is substantially different from an industrial company's, since virtually all of the assets and liabilities of a financial institution are monetary in nature. Accordingly, changes in interest rates may have a significant impact on a bank holding company's performance. Interest rates do not necessarily move in the same direction or at the same magnitude as the prices of goods and services. The impact, therefore, of inflation on a bank holding company's financial performance is indeterminable.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS


2001/2000 Financial analysis

2001/2000 PERFORMANCE SUMMARY

Net income for 2001 was $125.2 million, or $1.92 per share, an increase of 3% over the $120.9 million, or $1.87 per share, reported for 2000. On a diluted basis, earnings per share were $1.90, compared to the $1.85 reported for 2000. The 2001 results included a $1.1 million after-tax adjustment, or $0.02 per share, for the cumulative effect of a change in accounting principle related to the adoption of FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities."

     Improvement was realized in the major components of the corporation's revenue. Net interest income improved $3.7 million, or 1%, to $258.8 million, while noninterest revenues rose $11.8 million, or 5%, to $228.0 million. The provision for loan losses for 2001 was $19.9 million, compared to the $21.9 million provision for 2000, a decline of $2.1 million, or 9%. Operating expenses for 2001 increased $12.2 million, or 5%, to $276.9 million and the provision for income taxes increased $2.2 million, or 3%, to $66.0 million. These results produced a return on average stockholders' equity of 19.53% and a return on average assets of 1.73%.

      The corporation maintained its high level of productivity during 2001. The net profit margin, which measures the percentage of revenue dollars resulting in net income, was 25.3%, unchanged from 2000. Productivity measured by net income per staff member was $54,000, up 3% over the $52,600 reported for 2000.

2001/2000 STATEMENT OF CONDITION

Total assets at December 31, 2001, were $7.5 billion, $196.8 million, or 3%, higher than at year-end 2000, due primarily to growth in the loan portfolio. Average total assets for the year were $7.2 billion, or $20.5 million and 0.3%, higher than for 2000, also due primarily to growth in the loan portfolio.

      The year-to-year growth in the loan portfolio was $299.6 million, or 6%, to $5.5 billion. The growth in the loan portfolio was offset partially by a contraction of the investment portfolio, which declined $179.4 million to $1.28 billion.

      The growth in the loan portfolio was fueled by commercial lending, which grew $285.7 million, or 10%, to $3.27 billion. Retail lending, which includes loans to individuals consisting of residential mortgage and consumer loans, increased $13.9 million, or 0.6%, to $2.22 billion.

      Approximately 44% of the loan growth in 2001 occurred within the corporation's Delaware market, while 42% originated in the southeastern Pennsylvania market, and the remainder came from those markets served by the corporation's thrift subsidiary, Wilmington Trust FSB.

      The investment portfolio at year-end 2001 was $1.28 billion, or $179.5 million and 12%, below its 2000 year-end level, as securities matured, were called, or were sold and not replaced. The available-for-sale portfolio of $1.26 billion was $175.2 million, or 12%, below that at year-end 2000, and the held-to-maturity portfolio of $16.5 million was $4.3 million, or 21%, below that at year-end 2000. The available-for-sale portfolio at year-end 2001, which is subject to mark-to-market rules, included unrealized gains of $14.6 million. This was a $21.5 million improvement over the level at December 31, 2000, and was the result of the decline in interest rates during 2001.

      The corporation continued to invest in technology and facilities during the year, resulting in a $9.3 million, or 7%, increase in premises and equipment. The corporation made investments in its global trust accounting and customer relationship management systems during 2001, as well as in enhancements to its online banking systems. Renovations were completed on the corporation's headquarters and existing offices in Philadelphia, Pennsylvania, and Las Vegas, Nevada, and new offices were opened in Orange County, California, and Morristown, New Jersey.

      Goodwill increased $36.4 million, or 21%, to $208.4 million, as the corporation increased its ownership interest by $44.5 million in affiliate asset manager Roxbury Capital Management. Partially offsetting this increase was $8.1 million of amortization expense.

      Total liabilities at year-end 2001 increased $106.2 million, or 2%, to $6.8 billion, with virtually all of this increase due to higher levels of deposits. Deposit levels increased $304.8 million, or 6%, over their 2000 year-end levels due primarily to noninterest-bearing demand deposits, which increased $302.7 million, or 32%. Short-term borrowings declined $190.6 million, or 17%, due primarily to a $271.2 million, or 25%, decrease in federal funds purchased and securities sold under agreements to repurchase. As existing funding matured during the year, certificates of deposit were less expensive than term federal funds of similar maturities. As a result, there was a modest shift in the corporation's funding sources, as 85% came from deposits, compared with 82% at the prior year-end.

      Other liabilities increased $16.6 million, or 22%, to $93.5 million. Income taxes payable increased $12.7 million, as the tax liability associated with unrealized gains in the available-for-sale investment portfolio increased $7.3 million and federal income taxes payable increased $5.4 million. Employee benefit accruals for salaries, health care, and pension costs increased $3.7 million.

                    WILMINGTON TRUST ANNUAL REPORT  2002

      Total stockholders' equity at December 31, 2001, was $682.5 million, an increase of $90.6 million, or 15%, over the $591.9 million reported at year-end 2000. Additions to equity from earnings and the improvement in the level of unrealized gains within the available-for-sale investment portfolio were partially offset by dividends and ongoing purchases of the corporation's stock.

2001/2000 INCOME STATEMENT

NET INTEREST INCOME The corporation's net interest income for 2001, on an FTE basis, was $265.5 million, an increase of $3.0 million, or 1%, over net income for 2000. The corporation's net interest margin for 2001 was 4.02%, 10 basis points above the 3.92% reported for 2000.

      The Federal Reserve Board lowered short-term interest rates 11 times during 2001, reducing the discount rate to 1.25%, 475 basis point below the 6.00% at which it began the year. These rate reductions caused both interest revenue and interest expense to decline during the year.

      Interest revenue (FTE) for 2001 totaled $475.4 million, a decrease of $62.3 million, or 12%, from the $537.8 million reported for 2000. Interest revenue declined $62.0 million as the average rate earned on the corporation's assets fell 82 basis points to 7.21%. Interest revenues declined another $285,000 due to a $43.8 million decrease in the average level of earning assets to $6.6 billion. The corporation's average prime lending rate was 6.93%, 231 basis points below the 9.24% for 2000.

      Interest expense for 2001 was $210.0 million, a decrease of $65.4 million, or 24%, from 2000. Interest expense declined $58.7 million, as the average rate the corporation paid on its interest-bearing liabilities fell 92 basis points to 3.19%. The aforementioned reductions in the discount rate by the Federal Reserve Board were responsible for this decrease. Interest expense declined an additional $6.7 million, due to a $166.2 million decrease in the average level of interest-bearing liabilities to $5.5 billion. The average discount rate was 3.4%, compared with a corresponding average rate for 2000 of 6.24%.

NONINTEREST REVENUE Growth in the corporation's fee-based businesses was the impetus behind improved noninterest revenues. The percentage of operating revenue derived from these fee-based businesses continued to increase, accounting for 48% of operating revenues for 2001, compared with 47% for 2000.

      Operating revenue was $493.5 million, an increase of $14.2 million, or 3%, over the $479.3 million reported for 2000.

      Total advisory fees during 2001 were $185.0 million, an increase of $12.5 million, or 7%, over 2000. This represented 79% of fee income and 37% of operating revenues for 2001, compared with corresponding ratios of 77% and 36%, respectively, for 2000.

      Wealth advisory fees were $106.1 million, $6.3 million, or 6%, higher than for 2000. New business development was strong throughout the United States, with record sales posted in New York and California. This is noteworthy given that the NASDAQ Composite Index, the Dow Jones Industrial Average, and the S&P 500 were down 21%, 5%, and 12%, respectively, and that approximately 70% of wealth advisory fees are tied to securities valuations.

      Assets under management at year-end 2001, excluding those of affiliate asset managers, were $23.8 billion, down 15% from $28.0 billion at year-end 2000. Affiliate asset manager fees for 2001 were $20.6 million. This was a decline of $764,000, or 4%, from the $21.3 million reported for 2000. The difficult market conditions of 2001 were the primary cause of this decline, with results tied to the investment style of each affiliate. Revenue from Cramer Rosenthal McGlynn increased 287% to $6.3 million, as assets under management increased 37% to $4.6 billion at year-end 2001. Revenue from Roxbury Capital Management declined 28% to $14.2 million, as assets under management declined 32% to $7.7 billion at year-end 2001.

      Corporate client services fees for 2001 were $58.4 million, $6.9 million, or 13%, higher than 2000. Double-digit increases were realized by the capital markets trust and entity management components of this business. Capital market trust services increased 35% to $29.8 million, while entity management services increased 17% to $12.4 million.

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

      Service charges on deposit accounts for 2001 were $27.2 million, an increase of $1.9 million, or 7%, over 2000. This increase was due principally to increases in fees for returned items and overdrafts, service charges on regular and other related checking accounts, and automated teller machines. Business checking fee income for 2001 was $6.7 million, a $1.4 million, or 26%, increase over 2000 due in part to a fee increase implemented in the first half of 2001.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS






      Loan fees for 2001 were $7.7 million, an increase of $1.9 million, or 32%, over 2000. Key drivers of this increase included increases in commercial and retail loan fees, letter of credit fees, loan application fees, and documentary fees.

      Other noninterest income for 2001 was $4.4 million, a $6.0 million, or 58%, decrease from 2000. Gains of $7.2 million reported in 2000 from the sale of certain of the corporation's Pennsylvania and Maryland branches in connection with its branch rationalization strategy were primarily responsible for this decrease. Securities gains of $1.5 million were recognized in 2001, compared with $416,000 in losses for 2000, as the corporation sold selective fixed-rate investments and had outstanding warrants purchased in connection with a merger.

NONINTEREST EXPENSE Noninterest expense for 2001 was $276.9 million, an increase of $12.2 million, or 5%, over 2000. The corporation experienced expense increases in salaries and employment benefits, net occupancy, servicing and consulting fees, and other non-interest costs.

      Salaries and employment benefits expenses for 2001 were $166.8 million, a $3.9 million, or 2%, increase over those for 2000. Salary and wage expense during 2001 increased $6.7 million, or 7%, to $109.8 million. The corporation's full-time-equivalent employee number at December 31, 2001, was 2,316, compared with 2,299 at December 31, 2000. The year-end 2000 count was a decrease of 135 staff positions from 1999, reflecting the outsourcing of the corporation's item processing unit late in 1999 and early 2000. The increase in salaries and wages in 2001 was offset partially by a decline in incentives and bonuses, which decreased $4.2 million, due principally to a $5.5 million drop in the profit-sharing bonus. This bonus is based on a formula driven by return on equity and net income growth. Employment benefits expense increased $1.3 million, or 5%, to $29.2 million, due primarily to higher payroll tax, health insurance, and pension expenses.

      Net occupancy and furniture and equipment expenses during 2001 increased $1.8 million, or 5%, over 2000. Depreciation expense increased $881,000, or 5%, to $18.5 million, reflecting investment in new software that targets new products and services, as well as in internal efficiencies, Internet services, and the corporation's trust system. Further contributing to these increases were expenses associated with the opening of new offices in Orange County, California, and Morristown, New Jersey; expansion of the offices in Philadelphia and Las Vegas; and renovations to the corporation's headquarters.

      Servicing and consulting expense in 2001 was $9.1 million, an increase of $904,000, or 11%, over 2000, resulting primarily from the corporation' s outsourcing of its trust tax return preparation work to a third-party vendor and increased advisory fees paid to its affiliate asset managers.

      Other noninterest expense in 2001 was $51.6 million, a $5.3 million, or 12%, increase over 2000. This increase was attributable to outsourcing contracts for item processing, legal expenses, and training expenses.

      The provision for income taxes for 2001 was $66.0 million, a $2.2 million, or 3%, increase over 2000. Federal income tax expense was $61.4 million, an increase of $3.3 million, or 6%, while state income tax expense was $4.6 million, a decrease of $1.2 million, or 20%. A refund received from a prior year's state tax filing, coupled with the corporation's lower tax rate for its investment holding companies, were responsible for the decrease in state income tax expense. The corporation's effective tax rate for the year was 34.7%, compared with 34.5% in 2000.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Net interest income is projected using multiple interest rate scenarios. The results are compared to net interest income projected using stable interest rates. The corporation' s model generally employs interest rate scenarios in which interest rates gradually move up or down 250 basis points over one year. As of December 31, 2001, the declining rate scenario would gradually move down 175 basis points until the federal funds rate equals zero. This change ensures that negative rates are not created within the simulation model. The rising rate scenario remains unchanged and would gradually increase 250 basis points. The simulation model projected, as of December 31, 2001, that a gradual 250 basis point increase in market interest rates would increase net interest income by 2.7% over a one-year period. This compares to a decrease of 0.2% as measured at December 31, 2000. If interest rates were to decrease gradually 175 basis points, the simulation model projected, as of December 31, 2001, that net interest income would decrease 5.1% over a one-year period. This compares to a decrease of 2.4% the simulation projected would occur on a gradual 250-basis-point decline in market interest rates as measured at December 31, 2000. The movement in the rate sensitivity measurements during 2001 was driven primarily by several key changes. The relative proportion of fixed-rate and floating-rate assets shifted as loans matured or were repaid and mortgages sold, while new loans were originated that had a floating interest rate.

                      WILMINGTON TRUST ANNUAL REPORT 2002

LIQUIDITY

In 2001, the proportion of funding provided by core deposits -- demand deposits, interest-bearing demand deposits, and certificates of deposit -- was stable when compared to the prior year. As average total assets were stable year-to-year, funding sources were also stable, with the relative proportions of core deposits and short-term borrowings (principally federal funds purchased and securities sold under agreements to repurchase) virtually unchanged.

ASSET QUALITY AND LOAN LOSS PROVISION

Net charge-offs for 2001 were $15.8 million, a decrease of $6.3 million, or 28%, from the $22.1 million reported for 2000. The corporation's provision for loan losses for 2001 was $19.9 million. This was $2.1 million, or 9%, lower than 2000. The reserve for loan losses at December 31, 2001, was $80.8 million, an increase of $4.0 million, or 5%, over the $76.7 million reported at December 31, 2000. The reserve at year-end as a percentage of loans outstanding was 1.47%, a decrease of one basis point from the 1.48% reported at year-end 2000. Loans past due 90 days or more, nonaccruing loans, and restructured loans at December 31, 2001, totaled $51.9 million. This represented a decrease of $4.4 million, or 8%, from the $56.3 million reported at year-end 2000. Loans past due 90 days or more at December 31, 2001, totaled $13.5 million, unchanged from year-end 2000.

Nonaccruing loans at year-end 2001 were $38.0 million. This was $2.1 million, or 5%, below the $40.2 million of nonaccruing loans at year-end 2000. At year-end 2001, $375,000 of loans were classified as restructured, compared with $2.6 million at year-end 2000. OREO at year-end 2001 was $398,000, down $319,000, or 44%, from $717,000 at year-end 2000.

    The overall level of nonperforming loans during 2001 decreased
$2.5 million, or 6%. At December 31, 2001, an analysis of loans past due 90 days or more totaled $13.5 million and reflected that approximately 68% of those loans were in the corporation's commercial loan portfolio, 23% in the residential mortgage loan portfolio, and 9% in the consumer loan portfolio. The corresponding ratios at December 31, 2000, were 65%, 24%, and 11%, respectively.

    At December 31, 2001, approximately $60.6 million of loans were identified that were either currently performing in accordance with their terms or were less than 90 days past due but for which, in management's opinion, serious doubt existed as to the borrowers' ability to continue to repay their loans on a timely basis. This compares with the $44.8 million in loans at year-end 2000 about which the corporation had serious doubt.

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

CAPITAL RESOURCES

The corporation's capital increased in 2001 due primarily to increased earnings and improvement in the market value of the corporation's investment portfolio. The corporation's 2001 capital generation rate was 10.8%, a decrease from the 12.8% reported for 2000. Earnings in 2001 of $125.1 million, net of $61.5 million in cash dividends, added $63.6 million to the corporation's capital. The improvement in the market value of the corporation's available-for-sale investment portfolio added an additional $13.8 million to equity. Common stock issued under employee benefit plans added another $16.0 million, while the acquisition of treasury stock reduced equity by $3.5 million. The remainder of the increase, $748,000, was the result of net unrealized holding gains, which arose during the year on derivatives held as cash flow hedges

    At December 31, 2001, the corporation's total risk-based capital ratio was 11.16%, compared with 10.80% reported at the corresponding date in 2000. The corporation's Tier 1 risk-based capital ratio at that date was 7.78%, compared with 7.33% reported at year-end 2000, and its Tier 1 leverage capital ratio was 6.49%, compared with 5.87% reported for 2000. Each of these ratios exceeded the minimum levels required for adequately capitalized institutions of 8%, 4%, and 4%, respectively, as well as the levels required for well-capitalized institutions of 10%, 6%, and 5%, respectively.

    In April 2001, the corporation's Board increased the quarterly dividend to $0.24 per share (split-adjusted). This marked the twentieth consecutive year of increased cash dividends. Dividends paid for 2001, on a split-adjusted basis, totaled $0.945 per share, a 7% increase over the $0.885 per share paid in 2000. The corporation's dividend payout ratio for 2001 was 49.15%, compared to the 47.26% payout ratio for 2000.

    In April 1996, the Board authorized the buyback of 8,000,000 shares (split-adjusted) of the corporation's common stock. At year-end 2000, 7,333,558 shares had been bought under the program at a cost of $179.7 million. During 2001, 114,816 additional shares were purchased at a cost of $3.5 million, bringing the total number of shares repurchased under the current program to 7,448,374.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

Other information

ACCOUNTING PRONOUNCEMENTS

In August 2001, the FASB issued Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This Statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." However, the Statement retains the fundamental provisions of Statement No. 121 for (a) recognition and measurement of the impairment of long-lived assets to be held and used, and (b) measurement of long-lived assets to be disposed of by sale.

    This Statement supersedes the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual, and Infrequently Occurring Events and Transactions," for the disposal of a segment of a business. However, this Statement retains the requirement of Opinion No. 30 to report discontinued operations separately from continuing operations and extends that reporting to a component of an entity that either has been disposed of (by sale, by abandonment, or in distribution to owners) or is classified as held for sale. This Statement also amends ARB No. 51, "Consolidated Financial Statements," to eliminate the exception to consolidation for a temporarily controlled subsidiary.

    The provisions of this Statement are effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years, with earlier application encouraged.

    In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." This Statement rescinds SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt," and an amendment of that Statement, SFAS No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements," along with rescinding SFAS No. 44, "Accounting for Intangible Assets of Motor Carriers," and amending SFAS No. 13, "Accounting for Leases." SFAS No. 145 (1) eliminates an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions, (2) eliminates the extraordinary item treatment of reporting gains and losses from extinguishments of debt, and (3) makes certain other technical corrections.

    The provisions of SFAS No. 145 related to the rescission of SFAS No. 4 apply in fiscal years beginning after May 15, 2002. The provisions of SFAS No. 145 related to SFAS No. 13 are effective for transactions occurring after May 15, 2002. All other provisions of SFAS No. 145 are effective for financial statements issued on or after May 15, 2002. The adoption of this Statement did not have an impact on the corporation's consolidated earnings, financial condition, or equity.

    In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. Management is unable to determine the impact of this Statement due to its prospective application.

    In October 2002, the FASB issued SFAS No. 147, "Acquisitions of Certain Financial Institutions," which amends SFAS No. 72, "Accounting for Certain Acquisitions of Banking or Thrift Institutions," SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," and FASB Interpretation No. 9. Except for transactions between two or more mutual institutions, this Statement removes acquisitions of financial institutions from the scope of both Statement No. 72 and Interpretation No. 9 and requires that those transactions be accounted for in accordance with SFAS No. 141, "Business Combinations," and No. 142, "Goodwill and Other Intangible Assets." Accordingly, the requirement in paragraph 5 of SFAS No. 72 to recognize any excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired as an unidentifiable intangible asset no longer applies to acquisitions of businesses within the scope of this Statement. In addition, this Statement amends SFAS No. 144 to include in its scope long-term customer-relationship intangible assets of financial institutions such as depositor- and borrower-relationship intangible assets and credit cardholder intangible assets. Consequently, those intangible assets are subject to the same undiscounted cash flow recoverability test, impairment loss recognition, and measurement provisions that SFAS No. 144 requires for other long-lived assets that are held and used.

                      WILMINGTON TRUST ANNUAL REPORT 2002

    With some exceptions, the requirements of SFAS No. 147 are effective October 1, 2002. The Corporation does not expect the adoption of this Statement to have an impact on its consolidated earnings, financial condition, or equity.

    In December, 2002, the FASB issued SFAS 148, "Accounting for Stock-Based Compensation - Transition and Disclosure." This Statement amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of that Statement to require prominent disclosure about the effects on reported net income of an entity's accounting policy decisions with respect to stock-based employee compensation. Finally, this Statement amends Accounting Principles Board (APB) Opinion No. 28, "Interim Financial Reporting," to require disclosure about those effects in interim financial information. The requirements for SFAS 148 are effective for financial statements for fiscal years ended and interim periods beginning after December 15, 2002. The corporation uses the "intrinsic value" approach to accounting for stock-based compensation as permitted under APB Opinion No. 25. The corporation has adopted the disclosure provisions of SFAS No. 148. The disclosure provisions had no impact on the corporation's consolidated earnings, financial condition, or equity (see disclosure information in Note 1 of the consolidated financial statements).

    On January 17, 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin
(ARB) No. 51, Consolidated Financial Statements." This Interpretation addresses the consolidation by business enterprises of variable interest entities to which the normal conditions for consolidation do not apply, due to the entities' lack of a voting interest or lack of control through ownership of a voting interest. The Interpretation requires that an enterprise review its degree of involvement in a variable interest entity to determine if it is the primary beneficiary. Certain disclosures about the variable interest entity and the enterprise's involvement are required by both the primary beneficiary and by the enterprise that has a significant interest in a variable interest entity. Enterprises with variable interests in variable interest entities created after January 31, 2003, must apply the provisions of the Interpretation to those entities immediately. Enterprises with a variable interest in a variable interest entity before February 1, 2003, must apply the provisions of the Interpretation to those entities no later than the beginning of the first interim or annual reporting period beginning after June 15, 2003. If it is reasonably possible that an enterprise will consolidate or disclose information about the variable interest entity when this Interpretation becomes effective, the enterprise must make similar disclosures in all financial statements issued after January 31, 2003, regardless of the date on which the variable interest entity was created. The corporation does not expect this Interpretation to have an impact on its consolidated earnings, financial condition, or equity.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Discussion and analysis of the financial condition and results of operations are based on the consolidated financial statements of the corporation, which are prepared in conformity with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses, as well as related disclosure of contingent assets and liabilities at the date of the financial statements and during the reporting period. Management evaluates estimates on an ongoing basis, including those estimates related to the allowance for loan losses, stock-based employee compensation, consolidation of certain SPEs, affiliate fee income, impairment of goodwill, recognition of corporate trust fees, loan origination fees, and mortgage servicing assets. Management bases its estimates on historical experience and various other factors and assumptions that are believed to be reasonable under the circumstances. This forms the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

    Management believes the following critical accounting policies affect its more significant judgments and the estimates that are used in preparation of its consolidated financial statements: reserve for loan losses, stock-based employee compensation, consolidation of certain SPEs, and impairment of goodwill.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

RESERVE FOR LOAN LOSSES

The corporation maintains a reserve for loan losses that is management's best estimate of known and inherent estimated losses, based on subjective judgments regarding the collectibility of loans within the portfolio. The reserve is reduced by actual credit losses, and is increased by the provision for loan losses and recoveries from loans previously charged off. Personnel independent of the various lending functions evaluate the reserve on a quarterly basis. The level is determined by assigning specific reserves to individually identified problem credits, and a general reserve to all other loans. In evaluating the reserve, specific consideration is given to current micro- and macro-economic factors, historical net loss experience, current delinquency trends, and movement within the internally reported loan quality classifications. The methodology used to determine the necessary level of the reserve has been applied on a basis consistent with prior periods.

    A portion of the reserve is not specifically allocated to either the commercial or retail portfolio, and represents probable or inherent losses that could be caused by certain business conditions not accounted for otherwise. Typically, business conditions, including current economic and market conditions, portfolio complexity, payment performance, loan portfolio risk rating migration, the level of serious doubt loans, litigation impact, and bankruptcy trends, are the core of the unallocated reserve position. The determination of the reserve is inherently subjective, and it requires material estimates, including the amounts and timing of future cash flows expected to be received on impaired loans, that may be susceptible to significant change. Because events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that increases to the reserve will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above.

    Management believes that it uses the best information available to make determinations about the reserve and that it has established its existing reserve for loan losses in accordance with generally accepted accounting principles. If circumstances differ substantially from the assumptions used in making determinations, future adjustments to the reserve may be necessary and results of operations could be affected.

    In addition, various regulatory agencies, as an integral part of their examination process, periodically review the corporation's banking affiliate's reserve for losses on loans. Such agencies may require the corporation to recognize additions to the reserve based on their judgments about information available to them at the time of their examination.

STOCK-BASED
EMPLOYEE COMPENSATION

The corporation accounts for its stock-based employee compensation plans under the "intrinsic value" approach, in accordance with the provisions of APB No. 25, rather than the "fair value" approach as prescribed in SFAS No. 123. The "intrinsic value" approach limits the compensation expense to the excess of a stock option's market price on the grant date over the option's exercise price. Since the corporation's stock option plans have exercise prices equal to market values on the grant date, no compensation expense is recognized in the financial statements. The "fair value" approach under SFAS No. 123 takes into account the time value of the option and will generally result in compensation expense being recorded. Each year since the inception of SFAS No. 123, the corporation has disclosed, in the notes to the financial statements contained in its annual report to shareholders (Note 1 - Summary of significant accounting policies), what the earnings impact would have been, had the corporation elected the "fair value" approach under SFAS No. 123. Future earnings would be impacted if any change in generally accepted accounting principles were to limit the continued use of the "intrinsic value" approach.

CONSOLIDATION OF VARIABLE INTEREST ENTITIES (VIEs)

In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which defines a "qualifying SPE" and precludes its consolidation in the financial statements of a transferor or affiliate. On January 17, 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities, an interpretation of ARB No. 51, Consolidated Financial Statements." This Interpretation addresses the consolidation by business enterprises of VIEs to which the normal conditions for consolidation do not apply due to the entity's lack of a voting interest or lack of control through ownership of a voting interest. This Interpretation requires that an enterprise review its degree of involvement in a VIE to determine if it is the primary beneficiary. The primary beneficiary is required to consolidate the VIE into its consolidated financial statements.

    The corporation, through its corporate client services business, and its U.K. subsidiary, SPV Management, act as agent/trustee in more than 8,000 transactions involving VIEs. The corporation acts in a fee-for-service capacity in each of these transactions. The corporation believes

                      WILMINGTON TRUST ANNUAL REPORT 2002

that, under existing and proposed generally accepted accounting principles relating to consolidations, its capacity in relation to these VIEs precludes it from consolidating them into its financial statements. A change in generally accepted accounting principles relating to the rules for consolidation that would require consolidation of VIEs due to the corporation's capacity as a service provider or trustee could significantly increase the assets and liabilities shown in the corporation's consolidated statement of condition and consequently could have an adverse effect on its regulatory capital ratios.

IMPAIRMENT OF GOODWILL

Through a series of acquisitions, the corporation has accumulated goodwill with a net carrying value of $240 million at December 31, 2002. Through 2001, this goodwill was subject to periodic amortization, in accordance with the provisions of APB No. 17, "Intangible Assets." This treatment provided for a gradual reduction in the book value of the assets over their useful lives. Amortization could be changed if later events and circumstances warranted a revised estimate of the useful lives of the assets. Additionally, under APB No. 17, estimations of value and future benefits could indicate that the unamortized cost should be reduced by a reduction in net income.

    The 2002 adoption of SFAS No. 142, "Goodwill and Other Intangible Assets," eliminated the requirement to amortize goodwill, and substituted impairment testing. The purpose of impairment testing is to ensure that an amount presented in the financial statements for goodwill does not exceed its actual fair value. A methodology that is consistent with how the acquired entity or business was originally valued is to be utilized in testing for impairment on an annual basis. If this testing indicates that the fair value of the asset is less than its book value, an impairment expense must be recorded in the period that the asset has been determined to have a permanent reduction in value. There may be more volatility in reported income than under the previous standard, because impairment losses are likely to occur irregularly and in varying amounts. A major portion of the goodwill on the corporation's books is related to its affiliate asset manager acquisitions. A decline in the fair value of the investment in either of these firms could incur an impairment expense.

Consolidated quarterly results of operations (unaudited)

Wilmington Trust Annual Report 2002

A summary of the unaudited quarterly results of operations for the years ended December 31 is as follows:

                                                                    2002
                                      ---------------------------------------------------------------
(in thousands, except per
share amounts)                          Dec. 31          Sept. 30          June 30            Mar. 31
-----------------------------------------------------------------------------------------------------
Interest income                       $  96,937         $ 100,130         $  99,536         $  96,268
Interest expense                         26,999            29,286            28,966            31,090
-----------------------------------------------------------------------------------------------------
Net interest income                      69,938            70,844            70,570            65,178
Provision for loan losses                (5,556)           (5,100)           (6,062)           (5,295)
-----------------------------------------------------------------------------------------------------
Net interest income after
  provision for loan losses              64,382            65,744            64,508            59,883
Noninterest income                       65,715            65,429            64,339            64,671
Securities gains/(losses)                 2,005              --                --                --
-----------------------------------------------------------------------------------------------------
Net interest and
  noninterest income                    132,102           131,173           128,847           124,554
Noninterest expense                      81,662            77,096            75,854            75,280
-----------------------------------------------------------------------------------------------------
Income before income taxes,
  minority interest, and
  cumulative effect of change
  in accounting principle                50,440            54,077            52,993            49,274
Applicable income taxes                  17,901            19,369            18,613            17,119
-----------------------------------------------------------------------------------------------------
Net income before minority
  interest and cumulative
  effect of change
  in accounting principle                32,539            34,708            34,380            32,155
Minority interest                           241               182               143                59
-----------------------------------------------------------------------------------------------------
Net income before cumulative
  effect of change in
  accounting principle                   32,298            34,526            34,237            32,096
Cumulative effect of change
  in accounting principle (net
  of income taxes of $584)                 --                --                --                --
-----------------------------------------------------------------------------------------------------
Net income                            $  32,298         $  34,526         $  34,237         $  32,096
Net income per share - basic
  before cumulative effect
  of change in accounting
  principle                           $    0.49         $    0.53         $    0.52         $    0.49
Cumulative effect of change
  in accounting principle                  --                --                --                --
-----------------------------------------------------------------------------------------------------
Net income per share - basic          $    0.49         $    0.53         $    0.52         $    0.49
Net income per share - diluted
  before cumulative effect
  of change in accounting
  principle                           $    0.49         $    0.52         $    0.52         $    0.48
Cumulative effect of change
  in accounting principle                  --                --                --                --
-----------------------------------------------------------------------------------------------------
Net income per share - diluted        $    0.49         $    0.52         $    0.52         $    0.48
-----------------------------------------------------------------------------------------------------

                                                                    2001
                                      ---------------------------------------------------------------
(in thousands, except per
share amounts)                          Dec. 31          Sept. 30          June 30           Mar. 31
-----------------------------------------------------------------------------------------------------
Interest income                       $ 104,003         $ 115,196         $ 121,834         $ 127,765
Interest expense                         38,273            49,320            56,828            65,564
-----------------------------------------------------------------------------------------------------
Net interest income                      65,730            65,876            65,006            62,201
Provision for loan losses                (4,600)           (5,300)           (4,700)           (5,250)
-----------------------------------------------------------------------------------------------------
Net interest income after
  provision for loan losses              61,130            60,576            60,306            56,951
Noninterest income                       59,872            55,838            54,805            55,966
Securities gains/(losses)                   738                 2                71               711
-----------------------------------------------------------------------------------------------------
Net interest and
  noninterest income                    121,740           116,416           115,182           113,628
Noninterest expense                      71,861            68,858            68,134            68,064
-----------------------------------------------------------------------------------------------------
Income before income taxes,
  minority interest, and
  cumulative effect of change
  in accounting principle                49,879            47,558            47,048            45,564
Applicable income taxes                  18,141            16,305            16,066            15,497
-----------------------------------------------------------------------------------------------------
Net income before minority
  interest and cumulative
  effect of change
  in accounting principle                31,738            31,253            30,982            30,067
Minority interest                          --                --                --                --
-----------------------------------------------------------------------------------------------------
Net income before cumulative
  effect of change in
  accounting principle                   31,738            31,253            30,982            30,067
Cumulative effect of change
  in accounting principle (net
  of income taxes of $584)                 --                --                --               1,130
-----------------------------------------------------------------------------------------------------
Net income                            $  31,738         $  31,253         $  30,982         $  31,197
Net income per share - basic
  before cumulative effect
  of change in accounting
  principle                           $    0.48         $    0.48         $    0.48         $    0.46
Cumulative effect of change
  in accounting principle                  --                --                --                0.02
-----------------------------------------------------------------------------------------------------
Net income per share - basic          $    0.48         $    0.48         $    0.48         $    0.48
Net income per share - diluted
  before cumulative effect
  of change in accounting
  principle                           $    0.48         $    0.48         $    0.47         $    0.45
Cumulative effect of change
  in accounting principle                  --                --                --                0.02
-----------------------------------------------------------------------------------------------------
Net income per share - diluted        $    0.48         $    0.48         $    0.47         $    0.47
-----------------------------------------------------------------------------------------------------

Consolidated statements of condition

Wilmington Trust Annual Report 2002

December 31 (in thousands, except per share amounts)                                                      2002               2001
-----------------------------------------------------------------------------------------------------------------------------------
Assets
Cash and due from banks                                                                              $   248,850        $   210,104
Federal funds sold and securities purchased under agreements to resell                                        32            104,999
Investment securities available for sale                                                               1,343,899          1,264,848

Investment securities held to maturity (market value of $5,131 in 2002 and $17,086 in 2001)                4,787             16,452
Loans:
  Commercial, financial, and agricultural                                                              2,328,875          1,861,727
  Real estate - construction                                                                             501,077            400,534
  Mortgage - commercial                                                                                  964,405          1,009,442
  Mortgage - residential                                                                                 677,205            865,305
  Installment loans to individuals                                                                     1,553,934          1,351,825
  Unearned income                                                                                           (392)              (874)
-----------------------------------------------------------------------------------------------------------------------------------
       Total loans net of unearned income                                                              6,025,104          5,487,959
  Reserve for loan losses                                                                                (85,157)           (80,784)
-----------------------------------------------------------------------------------------------------------------------------------
    Net loans                                                                                          5,939,947          5,407,175
Premises and equipment, net                                                                              155,166            140,224
Goodwill, net of accumulated amortization of $29,785 in 2002 and 2001                                    240,173            212,851
Other intangible assets, net of accumulated amortization of $8,125 in 2002 and $5,698 in 2001             21,672              6,815
Accrued interest receivable                                                                               38,593             40,558
Other assets                                                                                             138,156            114,436
-----------------------------------------------------------------------------------------------------------------------------------
Total assets                                                                                         $ 8,131,275        $ 7,518,462
-----------------------------------------------------------------------------------------------------------------------------------

Liabilities and Stockholders' Equity
Deposits:
  Noninterest-bearing demand                                                                         $ 1,189,610        $ 1,258,322
  Interest-bearing:
    Savings                                                                                              349,322            356,182
    Interest-bearing demand                                                                            1,833,516          1,410,280
    Certificates under $100,000                                                                          884,137            900,059
    Certificates $100,000 and over                                                                     2,080,508          1,665,942
-----------------------------------------------------------------------------------------------------------------------------------
    Total deposits                                                                                     6,337,093          5,590,785
Short-term borrowings:
  Federal funds purchased and securities sold under agreements to repurchase                             658,828            828,261
  U.S. Treasury demand                                                                                    41,889             94,871
  Line of credit                                                                                          34,000             33,500
-----------------------------------------------------------------------------------------------------------------------------------
    Total short-term borrowings                                                                          734,717            956,632
Accrued interest payable                                                                                  29,708             34,540
Other liabilities                                                                                        127,983             93,475
Long-term debt                                                                                           160,500            160,500
-----------------------------------------------------------------------------------------------------------------------------------
    Total liabilities                                                                                  7,390,001          6,835,932
Minority interest                                                                                              5               --
Stockholders' equity:
  Common stock: $1.00 par value, authorized 150,000,000 shares; issued 78,528,346 shares                  78,528             39,264
  Capital surplus                                                                                         49,115             78,190
  Retained earnings                                                                                      884,203            817,017
  Accumulated other comprehensive income                                                                  (1,209)            10,078
-----------------------------------------------------------------------------------------------------------------------------------
    Total contributed capital and retained earnings                                                    1,010,637            944,549
  Less: Treasury stock; 12,900,601 shares in 2002 and 13,127,912 shares in 2001, at cost                (269,368)          (262,019)
-----------------------------------------------------------------------------------------------------------------------------------
    Total stockholders' equity                                                                           741,269            682,530
-----------------------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                                                           $ 8,131,275        $ 7,518,462
===================================================================================================================================

See notes to consolidated financial statements.

Consolidated statements of income

Wilmington Trust Annual Report 2002

For the year ended December 31
(in thousands, except per share amounts)                          2002           2001           2000
------------------------------------------------------------------------------------------------------
Interest Income
Interest and fees on loans                                     $ 330,986      $ 389,517      $ 430,233
Interest and dividends on investment securities:
  Taxable interest                                                54,258         69,408         88,486
  Tax-exempt interest                                                971          1,862            742
  Dividends                                                        6,052          7,013          9,183
Interest on federal funds sold and securities
  purchased under agreements to resell                               604            998          1,810
------------------------------------------------------------------------------------------------------
  Total interest income                                          392,871        468,798        530,454
                                                                 -------------------------------------
Interest on deposits                                              87,973        152,042        192,200
Interest on short-term borrowings                                 17,772         46,989         72,054
Interest on long-term debt                                        10,596         10,954         11,061
------------------------------------------------------------------------------------------------------
  Total interest expense                                         116,341        209,985        275,315
                                                                --------------------------------------
Net interest income                                              276,530        258,813        255,139
Provision for loan losses                                        (22,013)       (19,850)       (21,900)
------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses              254,517        238,963        233,239
------------------------------------------------------------------------------------------------------
Noninterest Income
  Total advisory fees:
  Wealth advisory services                                       124,005        106,074         99,732
  Corporate client services                                       67,167         58,407         51,470
  Affiliate managers                                              16,270         20,555         21,319
------------------------------------------------------------------------------------------------------
  Total advisory fees                                            207,442        185,036        172,521
    Amortization of affiliate manager goodwill
      and other intangibles                                       (1,253)        (8,195)        (7,487)
                                                                --------------------------------------
    Net total advisory fees after amortization
      of goodwill and other intangibles                          206,189        176,841        165,034
------------------------------------------------------------------------------------------------------
Service charges on deposit accounts                               29,875         27,240         25,344
Loan fees and late charges                                         7,665          7,691          5,812
Card fees                                                         10,672         10,313         10,004
Other noninterest income                                           5,753          4,396         10,432
Securities gains/(losses)                                          2,005          1,522           (416)
------------------------------------------------------------------------------------------------------
  Total noninterest income                                       262,159        228,003        216,210
                                                                --------------------------------------
Net interest and noninterest income                              516,676        466,966        449,449
                                                                --------------------------------------
Noninterest Expense
Salaries and employment benefits                                 182,455        166,794        162,939
Net occupancy                                                     20,370         16,846         15,741
Furniture and equipment                                           26,186         23,665         23,013
Advertising and contributions                                      9,519          8,932          8,542
Servicing and consulting fees                                     13,491          9,066          8,162
Travel, entertainment, and training                                7,504          6,326          4,967
Originating and processing fees                                    7,281          7,471          4,472
Other noninterest expense                                         43,086         37,817         36,846
------------------------------------------------------------------------------------------------------
  Total noninterest expense                                      309,892        276,917        264,682
                                                                --------------------------------------
Net income
Income before income taxes, minority interest,
  and cumulative effect of change in accounting principle        206,784        190,049        184,767
Income tax expense                                                73,002         66,009         63,828
------------------------------------------------------------------------------------------------------
Net income before minority interest and cumulative
  effect of change in accounting principle                     $ 133,782      $ 124,040      $ 120,939
Minority interest                                                    625             --             --
------------------------------------------------------------------------------------------------------
Net income before cumulative effect of
  change in accounting principle                                 133,157        124,040        120,939
Cumulative effect of change in accounting
  principle (net of income taxes of $584)                             --          1,130             --
------------------------------------------------------------------------------------------------------
Net income                                                     $ 133,157      $ 125,170      $ 120,939
Net income per share - basic:
  Before cumulative effect of change in accounting principle   $    2.03      $    1.90      $    1.87
  Cumulative effect of change in accounting principle                 --           0.02             --
                                                                --------------------------------------
Net income per share - basic                                   $    2.03      $    1.92      $    1.87
------------------------------------------------------------------------------------------------------
Net income per share - diluted:
                                                                --------------------------------------
  Before cumulative effect of change in accounting principle   $    2.01      $    1.88      $    1.85
  Cumulative effect of change in accounting principle                 --           0.02             --
                                                                --------------------------------------
Net income per share - diluted                                 $    2.01      $    1.90      $    1.85
------------------------------------------------------------------------------------------------------
Weighted average shares outstanding:
  Basic                                                           65,617         65,147         64,610
  Diluted                                                         66,301         65,942         65,360
------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.
                                       36

Consolidated statements of changes in stockholders' equity

Wilmington Trust Annual Report 2002

                                                                   Common       Capital       Retained
(in thousands, except per share amounts)                           stock        surplus       earnings
------------------------------------------------------------------------------------------------------
2000
Balance, January 1                                               $ 39,264      $ 70,749      $ 689,598
Comprehensive income:
  Net income                                                         --            --          120,939
  Other comprehensive income, net of tax
    Unrealized gains on securities, net of income taxes
      of $16,931                                                     --            --             --
    Reclassification adjustment for security losses included in
      net income, net of income taxes of $150                        --            --             --
    Net unrealized gains on securities                               --            --             --
    Total comprehensive income                                       --            --             --
Cash dividends paid - $.885 per share                                --            --          (57,164)
Common stock issued under employment benefit plans and
  to the Board of Directors (227,929 shares issued)                  --           1,949           --
Nonemployee stock option expense                                     --             119           --
Acquisition of treasury stock (187,386 shares acquired)              --            --             --
------------------------------------------------------------------------------------------------------
Balance, December 31                                               39,264        72,817        753,373

2001
Comprehensive income:
  Net income                                                         --            --          125,170
  Other comprehensive income, net of tax
    Unrealized gains on securities, net of income taxes
      of $8,288                                                      --            --             --
    Reclassification adjustment for security gains included in
      net income, net of income taxes of ($548)                      --            --             --
    Net unrealized gains on securities                               --            --             --
    Net unrealized holding gains arising during the year on
      derivatives used for cash flow hedges, net of income
      taxes of $373                                                  --            --             --
    Reclassification adjustment for derivative gains included in
      net income, net of income taxes of ($21)                       --            --             --
    Total comprehensive income                                       --            --             --
Cash dividends paid - $.945 per share                                --            --          (61,526)
Common stock issued under employment benefit plans and
  to the Board of Directors (364,307 shares issued)                  --           5,254           --
Nonemployee stock option expense                                     --             119           --
Acquisition of treasury stock (57,408 shares acquired)               --            --             --
------------------------------------------------------------------------------------------------------
Balance, December 31                                               39,264        78,190        817,017
2002
Comprehensive income:
  Net income                                                         --            --          133,157
  Other comprehensive income, net of tax
    Unrealized gains on securities, net of income taxes
      of $1,935                                                      --            --             --
    Reclassification adjustment for security gains included in
      net income, net of income taxes of ($722)                      --            --             --
    Net unrealized gains on securities                               --            --             --
    Reclassification adjustment for derivative gains included
      in net income, net of income taxes of ($95)                    --            --             --
    Foreign currency translation adjustments                         --            --
    Minimum pension liability adjustment, net of income
      taxes of ($7,444)                                              --            --
  Total comprehensive income                                         --            --             --
Cash dividends paid - $1.005 per share                               --            --          (65,971)
Stock dividend - 100% (32,836,677 shares issued,
  6,427,496 treasury shares)                                       39,264       (39,264)          --
Common stock issued under employment benefit plans and
  to the Board of Directors (332,561 shares issued)                  --           5,213           --
Nonemployee stock option expense                                     --             119           --
Common stock issued for purchase of subsidiary
  (141,489 shares issued)                                            --           4,857           --
Acquisition of treasury stock (383,199 shares acquired)              --            --             --
------------------------------------------------------------------------------------------------------
Balance, December 31                                             $ 78,528      $ 49,115      $ 884,203
------------------------------------------------------------------------------------------------------

                                                                Accumulated
                                                                      other
                                                              comprehensive       Treasury
                                                                     income          stock       Total
-------------------------------------------------------------------------------------------------------
(in thousands, except per share amounts)
Balance, January 1                                               $(34,796)     $(266,584)     $ 498,231
2000
Comprehensive income:
  Net income                                                         --             --          120,939
  Other comprehensive income, net of tax
    Unrealized gains on securities, net of income taxes
      of $16,931                                                   30,101           --           30,101
    Reclassification adjustment for security losses included in
      net income, net of income taxes of $150                         266           --              266
                                                                 --------                     ---------
    Net unrealized gains on securities                             30,367           --             --
    Total comprehensive income                                       --             --          151,306
Cash dividends paid - $.885 per share                                --             --          (57,164)
Common stock issued under employment benefit plans and
  to the Board of Directors (227,929 shares issued)                  --            6,395          8,344
Nonemployee stock option expense                                     --             --              119
Acquisition of treasury stock (187,386 shares acquired)              --           (8,936)        (8,936)
-------------------------------------------------------------------------------------------------------
Balance, December 31                                               (4,429)      (269,125)       591,900
2001
Comprehensive income:
  Net income                                                         --             --          125,170
  Other comprehensive income, net of tax
    Unrealized gains on securities, net of income taxes
      of $8,288                                                    14,733           --           14,733
    Reclassification adjustment for security gains included in
      net income, net of income taxes of ($548)                      (974)          --             (974)
                                                                 --------
    Net unrealized gains on securities                             13,759           --             --
    Net unrealized holding gains arising during the year on
      derivatives used for cash flow hedges, net of income
      taxes of $373                                                   944           --              944
    Reclassification adjustment for derivative gains included in
      net income, net of income taxes of ($21)                       (196)          --             (196)
                                                                                              ---------
    Total comprehensive income                                       --             --          139,677
Cash dividends paid - $.945 per share                                --             --          (61,526)
Common stock issued under employment benefit plans and
  to the Board of Directors (364,307 shares issued)                  --           10,602         15,856
Nonemployee stock option expense                                     --             --              119
Acquisition of treasury stock (57,408 shares acquired)               --           (3,496)        (3,496)
-------------------------------------------------------------------------------------------------------
Balance, December 31                                               10,078       (262,019)       682,530
2002
Comprehensive income:
  Net income                                                         --             --          133,157
  Other comprehensive income, net of tax
    Unrealized gains on securities, net of income taxes
      of $1,935                                                     3,439           --            3,439
    Reclassification adjustment for security gains included in
      net income, net of income taxes of ($722)                    (1,283)          --           (1,283)
                                                                  -------
    Net unrealized gains on securities                              2,156           --             --
    Reclassification adjustment for derivative gains included
      in net income, net of income taxes of ($95)                    (207)          --             (207)
    Foreign currency translation adjustments                          590                           590
    Minimum pension liability adjustment, net of income
      taxes of ($7,444)                                           (13,826)                      (13,826)
                                                                                                -------
  Total comprehensive income                                         --             --          121,870
Cash dividends paid - $1.005 per share                               --             --          (65,971)
Stock dividend - 100% (32,836,677 shares issued,
  6,427,496 treasury shares)                                         --             --             --
Common stock issued under employment benefit plans and
  to the Board of Directors (332,561 shares issued)                  --            7,393         12,606
Nonemployee stock option expense                                     --             --              119
Common stock issued for purchase of subsidiary
  (141,489 shares issued)                                            --            3,979          8,836
Acquisition of treasury stock (383,199 shares acquired)              --          (18,721)       (18,721)
-------------------------------------------------------------------------------------------------------
Balance, December 31                                             $ (1,209)     $(269,368)     $ 741,269
-------------------------------------------------------------------------------------------------------



See notes to consolidated financial statements.

Consolidated statements of cash flows

Wilmington Trust Annual Report 2002


For the year ended December 31 (in thousands)                                                   2002         2001         2000
---------------------------------------------------------------------------------------------------------------------------------
Operating Activities
Net income                                                                                    $ 133,157    $ 125,170    $ 120,939
Adjustments to reconcile net income to net cash provided by operating activities:
  Provision for loan losses                                                                      22,013       19,850       21,900
  Provision for depreciation                                                                     21,030       18,496       17,615
  Amortization of goodwill and other intangible assets                                            2,412        9,846        9,059
  Minority interest in net income                                                                     5           --           --
  Compensation expense - nonemployee stock options                                                  119          119          119
  Amortization of investment securities available-for-sale discounts and premiums                15,401       11,267        6,624
  Amortization/(accretion) of investment securities held-to-maturity discounts and premiums           5            6          (12)
  Deferred income taxes                                                                           5,777       (2,932)      (2,346)
  Originations of residential mortgages available for sale                                     (129,586)     (87,920)    (109,487)
  Gross proceeds from sales of loans                                                            131,732       88,852      111,346
  Gains on sales of loans                                                                        (2,146)        (932)      (1,859)
  Securities (gains)/losses                                                                      (2,005)      (1,522)         416
  (Increase)/decrease in other assets                                                           (35,721)       8,318      (63,709)
  Increase/(decrease) in other liabilities                                                       12,034       (6,884)      36,812
---------------------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                                       174,227      181,734      147,417
Investing Activities
  Proceeds from sales of investment securities available for sale                               114,658       54,661      495,749
  Proceeds from maturities of investment securities available for sale                          661,297      463,517      241,092
  Proceeds from maturities of investment securities held to maturity                             11,766        4,280       10,656
  Purchases of investment securities available for sale                                        (865,039)    (331,207)    (450,231)
  Purchases of investment securities held to maturity                                              (100)          --         (150)
  Investments in affiliates                                                                     (16,874)     (44,553)     (33,017)
  Cash paid for purchase of subsidiary                                                           (6,356)          --           --
  Purchases of loans                                                                             (3,314)     (12,020)     (10,262)
  Net increase in loans                                                                        (551,471)    (303,335)    (380,154)
  Purchases of premises and equipment                                                           (40,843)     (49,639)     (27,172)
  Dispositions of premises and equipment                                                          4,871       21,829       10,807
---------------------------------------------------------------------------------------------------------------------------------
Net cash used for investing activities                                                         (691,405)    (196,467)    (142,682)
Financing Activities
  Net increase/(decrease) in demand, savings and interest-bearing demand deposits               347,664      305,747      (66,930)
  Net increase/(decrease) in certificates of deposit                                            398,644         (978)     (16,538)
  Net (decrease)/increase in federal funds purchased and securities sold under agreements to
    repurchase                                                                                 (169,433)    (271,184)     128,587
  Net (decrease)/increase in U.S. Treasury demand                                               (52,982)      64,114      (64,243)
  Maturity of long-term debt                                                                         --       (7,500)          --
  Net increase/(decrease) in line of credit                                                         500       16,500       (8,000)
  Cash dividends                                                                                (65,971)     (61,526)     (57,164)
  Proceeds from common stock issued under employment benefit plans                               11,187       14,165        7,578
  Payments for common stock acquired through buybacks                                           (18,721)      (3,496)      (8,936)
---------------------------------------------------------------------------------------------------------------------------------
Net cash provided by/(used for) financing activities                                            450,888       55,842      (85,646)
Effect of foreign currency translation on cash                                                       69           --           --
---------------------------------------------------------------------------------------------------------------------------------
(Decrease)/increase in cash and cash equivalents                                                (66,221)      41,109      (80,911)
Cash and cash equivalents at beginning of year                                                  315,103      273,994      354,905
---------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                                      $ 248,882    $ 315,103    $ 273,994
---------------------------------------------------------------------------------------------------------------------------------
Supplemental Disclosure of Cash Flow Information
Cash paid during the year for:
  Interest                                                                                    $ 121,173    $ 227,100    $ 279,672
  Taxes                                                                                          74,816       62,822       68,043
Loans transferred during the year:
  To other real estate owned                                                                  $   3,189    $     966    $   1,935
  From other real estate owned                                                                      469        1,285        1,794
In conjunction with the acquisitions of Balentine, SPV Management, and
  Rodney Square Investors, liabilities were assumed as follows:
  Fair value of assets acquired                                                               $  44,783    $      --    $      --
  Common stock issued                                                                            (8,836)          --           --
  Cash paid                                                                                     (19,102)          --           --
---------------------------------------------------------------------------------------------------------------------------------
  Liabilities assumed                                                                         $  16,485    $      --    $      --
=================================================================================================================================

See notes to consolidated financial statements.

                      WILMINGTON TRUST ANNUAL REPORT 2002



                              Notes to consolidated
                              financial statements


Note 1: Summary of significant
accounting policies

BUSINESS

Wilmington Trust Corporation (the corporation) is a bank and thrift holding company organized under the General Corporation Law of Delaware. In December 2000, the corporation became a financial holding company under the Bank Holding Company Act. It holds all of the outstanding capital stock of Wilmington Trust Company (WTC), a Delaware-chartered bank and trust company engaged in commercial and trust banking activities since 1903. WTC is the largest full-service bank in Delaware, with 45 branch offices and 12 principal operating subsidiaries through which it engages in various lines of business.

      The corporation also owns two other depository institutions, Wilmington Trust of Pennsylvania (WTPA), a Pennsylvania-chartered bank and trust company, and Wilmington Trust FSB (WTFSB), a Federally-chartered savings bank, a registered investment advisor, Rodney Square Management Corporation (RSMC), and two investment holding companies, WT Investments, Inc. (WTI) and Wilmington Trust (UK) Limited (WTUK).

      Through its subsidiaries, the corporation engages in fiduciary, wealth management, investment advisory, insurance, and broker-dealer services, residential, commercial, and construction lending, and deposit-taking.

      Wilmington Trust and its affiliates have offices in California, Delaware, Florida, Georgia, Maryland, Nevada, New Jersey, New York, Pennsylvania, Tennessee, the Cayman Islands, London, and the Channel Islands. In addition, the company is authorized to conduct business in Ireland, Italy, Luxembourg, and The Netherlands. The corporation and its subsidiaries are subject to competition from other financial institutions. They are also subject to the regulations of certain federal and state regulatory agencies and undergo periodic examination by those authorities.

AFFILIATE ASSET MANAGERS

On January 2, 1998, WTI consummated a transaction with Cramer Rosenthal McGlynn, LLC, an investment advisory firm specializing in equity investments in small- to middle-capitalization stocks, with offices in New York City and White Plains, New York. As a result of this transaction, WTI acquired a 24% equity interest in the firm, with the ability to acquire additional ownership in the future. WTI increased its equity interest in the firm to 34% in 1999, 56.53% in 2000, and 63.47% in 2002. Under the acquisition agreement, principal members and certain key employees of the LLC have been granted options to purchase interests in the LLC. If all of these options were exercised at December 31, 2002, WTI's equity interest would be reduced to 50.67%. Additionally, these same principal members and key employees, subject to certain restrictions, can put their interests in the LLC to WTI, which would increase WTI's equity interest. Conversely, WTI, subject to certain restrictions, can call interests held by principal members and key employees, which would increase WTI's equity interest. In the event of a change in control of the corporation, the principal members and key employees can call the interests held by WTI and retain ownership. The investment is accounted for under the equity method of accounting and is recorded in the "Goodwill" and "Other intangible assets" and the "Other assets" lines of the corporation's Consolidated Statements of Condition. The financial results of Cramer Rosenthal McGlynn are not consolidated with those of the corporation, in part because of the control the other owners of that entity retain over numerous important governance matters.

      On July 31, 1998, WTI consummated a transaction with Roxbury Capital Management, LLC, an asset management firm headquartered in Santa Monica, California, performing investment management services relating to large-capitalization stocks for institutional and individual clients. As a result of this transaction, WTI acquired 100% of the preferred interests, which entitle it to a preferred profits interest equal to 30% of revenues in the firm. In 2000, WTI acquired 10.96% of the common interests and increased its ownership of the common interests to 40.25% in 2001 and 40.91% in 2002. Under the acquisition agreement, principal members and certain key employees have been granted options to purchase common interests in the LLC owned by WTI. If all these options were exercised at December 31, 2002, WTI's common interests would be reduced to 33.6%. Additionally, these same principal members and key employees can put their common interests in the LLC to WTI, which would increase WTI's ownership. Conversely, WTI, subject to certain restrictions, can call common interests held by principal members and key employees, which would increase WTI's ownership. The investment is accounted for under the equity method of accounting and is recorded in the "Goodwill," "Other intangible assets," and "Other assets" lines of the corporation's Consolidated Statements of Condition.

      The excess of the carrying value over the underlying equity resulting from these transactions was $222 million and $208 million at December 31, 2002 and 2001, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


ACQUISITIONS

On January 2, 2002, WTI completed its acquisition of a 100% equity interest and an 80% profits interest in Balentine Delaware Holding Company, LLC (Balentine). Balentine, an investment advisory firm headquartered in Atlanta, Georgia, with offices in Nashville, Tennessee, oversees management for nearly $1.4 billion in assets for high net worth families, foundations, and endowments. Through this affiliation, the corporation has gained access to the Atlanta region, which is one of the fastest growing metropolitan areas in the United States. The corporation issued 141,489 shares of its common stock to shareholders of Balentine at the closing of this transaction, and will issue additional shares representing the balance of the purchase price in five installments from 2004 to 2007. The transaction was accounted for under the purchase method of accounting and Balentine's 2002 full-year operating results have been consolidated in the corporation's 2002 financial statements.

      In April 2002, WTUK completed its acquisition of SPV Management Limited
(SPV), a London-based provider of entity management and nexus services for special purpose companies. In addition to London, the firm is authorized to do business in Milan, Italy, Dublin, Ireland, the Cayman Islands, and the Channel Islands, and also provides services to special purpose entities incorporated in Luxembourg and The Netherlands. This affiliation advances the corporation's position as a leading global provider of administrative, fiduciary, and other corporate management services. SPV's 2002 results since the acquisition have been included in the corporation's 2002 consolidated financial statements.

      In February 2002, WTI completed its acquisition of a 25% equity interest in Camden Partners Holdings, LLC, a Baltimore-based private equity firm. This affiliation gives the corporation access to Camden's "fund of funds" private equity advisory service, which organizes venture capital and corporate finance funds.

BASIS OF FINANCIAL
STATEMENT PRESENTATION

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and include, after elimination of material intercompany balances and transactions, the accounts of the corporation, WTC, WTPA, WTFSB, RSMC, WTI, WTUK, and WTC's subsidiaries. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management evaluates estimates on an ongoing basis, including those estimates related to the reserve for loan losses, stock-based employee compensation, consolidation of certain SPEs, affiliate fee income, impairment of goodwill, recognition of corporate trust fees, loan origination fees, and mortgage servicing assets. Certain prior year amounts have been reclassified to conform to current year presentation. All common stock and per share amounts have been adjusted to reflect the 100% stock dividend paid on June 17, 2002.

ACCOUNTING PRONOUNCEMENTS

In August 2001, the FASB issued Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This Statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." However, the Statement retains the fundamental provisions of Statement 121 for (a) recognition and measurement of the impairment of long-lived assets to be held and used, and (b) measurement of long-lived assets to be disposed of by sale.

      This Statement supersedes the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual, and Infrequently Occurring Events and Transactions," for the disposal of a segment of a business. However, this Statement retains the requirement of Opinion No. 30 to report discontinued operations separately from continuing operations and extends that reporting to a component of an entity that either has been disposed of (by sale, by abandonment, or in distribution to owners) or is classified as held for sale. This Statement also amends ARB No. 51, "Consolidated Financial Statements," to eliminate the exception to consolidation for a temporarily controlled subsidiary.

      The provisions of this Statement are effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years, with earlier application encouraged. The provisions of this Statement generally are to be applied prospectively. The adoption of this Statement did not have an impact on the corporation's consolidated earnings, financial condition, or equity.

      In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." This Statement rescinds SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt,"

                      WILMINGTON TRUST ANNUAL REPORT 2002

and an amendment of that Statement, SFAS No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements," along with rescinding SFAS No. 44, "Accounting for Intangible Assets of Motor Carriers," and amending SFAS No. 13, "Accounting for Leases." SFAS No. 145 (a) eliminates an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions, (b) eliminates the extraordinary item treatment of reporting gains and losses from extinguishments of debt, and (c) makes certain other technical corrections. The provisions of SFAS No. 145 related to the rescission of SFAS No. 4 apply in fiscal years beginning after May 15, 2002. The provisions of SFAS No. 145 related to SFAS No. 13 are effective for transactions occurring after May 15, 2002. All other provisions of SFAS No. 145 are effective for financial statements issued on or after May 15, 2002. The adoption of this Statement did not have an impact on the corporation's consolidated earnings, financial condition, or equity.

      In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. Management is unable to determine the impact of this Statement due to its prospective nature.

      In October 2002, the FASB issued SFAS No. 147, "Acquisitions of Certain Financial Institutions," which amends SFAS No. 72, "Accounting for Certain Acquisitions of Banking or Thrift Institutions," SFAS No.144, "Accounting for the Impairment or Disposal of Long-Lived Assets," and FASB Interpretation No. 9. Except for transactions between two or more mutual institutions, this Statement removes acquisitions of financial institutions from the scope of both Statement No. 72 and Interpretation 9 and requires that those transactions be accounted for in accordance with SFAS No. 141, "Business Combinations," and No. 142, "Goodwill and Other Intangible Assets." Accordingly, the requirement in paragraph 5 of SFAS No. 72 to recognize any excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired as an unidentifiable intangible asset no longer applies to acquisitions of businesses within the scope of this Statement. In addition, this Statement amends SFAS No. 144 to include in its scope long-term customer-relationship intangible assets of financial institutions such as depositor- and borrower-relationship intangible assets and credit cardholder intangible assets. Consequently, those intangible assets are subject to the same undiscounted cash flow recoverability test, impairment loss recognition, and measurement provisions that SFAS No. 144 requires for other long-lived assets that are held and used.

      With some exceptions, the requirements of SFAS No. 147 are effective October 1, 2002. The Corporation does not expect the adoption of this Statement to have an impact on its consolidated earnings, financial condition, or equity.

      In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-based Compensation - Transition and Disclosure." This Statement amends SFAS No. 123, "Accounting for Stock-based Compensation," to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of that Statement to require prominent disclosure about the effects on reported net income of an entity's accounting policy decisions with respect to stock-based employee compensation. Finally, this Statement amends APB Opinion No. 28, "Interim Financial Reporting," to require disclosure about those effects in interim financial information. The requirements for SFAS No. 148 are effective for financial statements for fiscal years ended and interim periods beginning after December 15, 2002. The corporation uses the "intrinsic value" approach to accounting for stock-based compensation as permitted under APB Opinion No. 25. The corporation has adopted the disclosure provisions of SFAS No. 148. The disclosure provisions had no impact on the corporation's consolidated earnings, financial condition, or equity (see "Stock-based compensation plans" at end of Note 1).

      On January 17, 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51, Consolidated Financial Statements." This Interpretation addresses the consolidation by business enterprises of variable interest entities to which the normal conditions for consolidation do not apply due to the entities' lack of a voting interest or lack of control through ownership of a voting interest. The Interpretation requires that an enterprise review its degree of involvement in a variable interest entity to determine if it is the primary beneficiary. The primary beneficiary is required to consolidate the variable interest entity into its consolidated financial statements.

      Certain disclosures about the variable interest entity and the enterprise's involvement are required by both the primary beneficiary and by any enterprise that has a significant interest in a variable

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


interest entity. Enterprises with variable interests in variable interest entities created after January 31, 2003, must apply the provisions of the Interpretation to those entities immediately. Enterprises with a variable interest in a variable interest entity created before February 1, 2003 must apply the provisions of the Interpretation to those entities no later than the beginning of the first interim or annual reporting period beginning after June 15, 2003. If it is reasonably possible that an enterprise will consolidate or disclose information about a variable interest entity when this Interpretation becomes effective, the enterprise must make similar disclosures in all financial statements issued after January 31, 2003, regardless of the date on which the variable interest entity was created. The corporation does not expect this Interpretation to have an impact on its consolidated earnings, financial condition, or equity.

Accounting Policies

CASH The corporation has defined cash and cash equivalents as those amounts included in the balance sheet captions "Cash and due from banks" and "Federal funds sold and securities purchased under agreements to resell."

INVESTMENT SECURITIES Debt securities that the corporation has the intent and ability to hold until maturity are classified as "held to maturity" and are carried at historical cost, adjusted for any amortization of premium or accretion of discount. Marketable equity securities and debt securities that are not classified as held to maturity are classified as "available for sale" and are carried at fair value, with the unrealized gains and losses, net of tax, reported as a part of "Other comprehensive income" within stockholders' equity.

      Realized gains and losses and declines in value judged to be other than temporary are included in earnings. The specific identification method is utilized in determining the cost of a security that has been sold. Premiums and discounts are amortized and accreted, respectively, as an adjustment of the securities' yield using the interest method, adjusted for the effects of prepayments on the underlying assets.

LOANS Loans are generally stated at their outstanding unpaid principal balance net of any deferred fees or costs on originated loans, and net of any unamortized premiums or discounts on purchased loans. Interest income is accrued and recognized as income based upon the principal amount outstanding. Loan origination and commitment fees net of certain direct origination costs are being deferred, and the net amounts are being amortized over the contractual life of the loans as adjustments to the yield utilizing the interest method. The accrual of interest income is discontinued when a reasonable doubt exists as to the collectibility of interest or principal. A loan is determined to be impaired when it is probable that a borrower will be unable to pay all amounts due according to the contractual terms of the loan agreement. Loans, including those determined impaired under SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," are generally placed on nonaccrual status after they have become 90 days past due. For installment and revolving consumer loans, the accrual of interest income continues until the loan is charged off, which is generally 120 days past due for installment loans and 180 days past due for revolving consumer loans. A nonaccrual loan is not necessarily deemed to be uncollectible.

RESERVE FOR LOAN LOSSES The reserve for loan losses has been established through provisions for loan losses charged against income. Loans deemed to be uncollectible are charged against the reserve on a quarterly basis. Recoveries, if any, are credited to the reserve.

      It is the policy of the corporation to maintain a reserve for loan losses which is management's best estimate of known and inherent estimated losses based on subjective judgments regarding the collectibility of loans within the portfolio. The reserve for loan losses is evaluated on a quarterly basis by personnel independent of the various lending functions. In evaluating the reserve, specific consideration is given to current micro- and macro-economic factors, historical net loss experience, current delinquency trends, and movement within the internally reported loan quality classifications, among other matters. The methodology employed to determine the necessary level of reserve to maintain has been applied on a basis consistent with prior periods.

      Reserve allocations for the commercial portfolios are maintained at various levels. Impairment reserve allocations typically are established for nonperforming commercial credits as identified for evaluation in accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," and are based on the present value of anticipated cash flows discounted at the loan's effective interest rate at the date the loan is determined to be impaired or the fair value of the collateral for collateral-dependent loans. For collateral-dependent loans, management obtains appraisals for all significant properties. Specific allocations represent subjective estimates of probable losses and consider estimated collateral shortfalls. All commercial credits and letters of credit not subject to specific impairment allocations are assigned a general reserve based on their internal risk-rating classification. An eight-point risk-rating classification system is maintained.

                      WILMINGTON TRUST ANNUAL REPORT 2002


The definitions and reserve allocation percentages for all adverse classifications are consistent with current regulatory guidelines.

      Reserve allocations for the retail portfolios are determined statistically. Specific allocations are established for identified problem credits, which typically represent loans nearing the policy guidelines for chargeoff recognition. General allocations are established for the remaining retail portfolios by applying a ratio to the outstanding balances which considers the net loss experience recognized over a historical period for the respective product. Adjustments are made as information becomes known that adversely affects the perceived quality of an individual retail portfolio.

      A portion of the reserve is not specifically allocated to the commercial or retail portfolios and represents probable or inherent losses caused by certain business conditions not accounted for otherwise. Typically, business conditions, including current economic and market conditions, portfolio complexity, payment performance, loan portfolio risk rating migration, the level of "serious doubt" loans, litigation impact, and bankruptcy trends are the core of an unallocated reserve position.

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

GOODWILL AND OTHER INTANGIBLE ASSETS Goodwill represents the unamortized balance of the excess of the purchase price over the proportionate underlying fair value of net equity at the time of the corporation's investments in its affiliate asset managers and other acquisitions. In addition to periodic testing, a substantial and permanent loss of either customer accounts and/or assets under management would trigger testing for impairment using a discounted cash flow approach.

INCOME TAXES The corporation accounts for income taxes using the asset and liability method, under which deferred tax assets and liabilities are determined based upon the differences between financial statement carrying amounts and the tax bases of existing assets and liabilities. These temporary differences are measured at prevailing enacted tax rates that will be in effect when the differences are settled or realized.

      The corporation and its subsidiaries, except for Brandywine Life Insurance Company, Rodney Square Investors, L.P., Wilmington Trust (Cayman), Ltd., Wilmington Trust (Channel Islands), Ltd., and WTUK and its subsidiaries, file a consolidated federal income tax return. Brandywine Life Insurance Company, Rodney Square Investors, L.P., Wilmington Trust (Cayman), Ltd., Wilmington Trust (Channel Islands), Ltd., and WTUK and its subsidiaries file separate returns. Wilmington Trust (Cayman), Ltd., Wilmington Trust (Channel Islands), Ltd., and WTUK and its subsidiaries are foreign companies and are not subject to United States federal income taxes.

      The corporation records low-income housing and rehabilitation investment tax credits using the equity and the effective yield methods, respectively, in accordance with Emerging Issues Task Force Abstract No. 94-1.

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

COMPREHENSIVE INCOME SFAS No. 130,"Reporting Comprehensive Income," establishes rules for the reporting and display of comprehensive income and its components. This Statement requires, among other things, unrealized gains or losses on the corporation's available-for-sale securities, additional minimum pension liabilities, derivative gains and losses, and foreign currency translation adjustments to be included in comprehensive income.

DERIVATIVE INTEREST RATE

CONTRACTS The corporation recognizes all derivatives on its balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If a derivative is a hedge, depending on the nature of the hedge, changes in the fair value of

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


the derivative are either offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be recognized in earnings immediately.

      The corporation previously has entered into interest rate swap and interest rate floor contracts in managing interest rate risk to reduce the impact of fluctuations in interest rates of identifiable asset categories, principally floating-rate commercial loans and commercial mortgage loans.

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

      Changes in the fair value of the floors attributed to the change in "time value" are excluded in assessing the hedge's effectiveness and are recorded to "Other noninterest income" in the Consolidated Statements of Income. Changes in the fair value that are determined to be ineffective are also recorded to "Other noninterest income" in the Consolidated Statements of Income. The effective portion of the change in fair value is recorded in "Other comprehensive income" in the Consolidated Statements of Condition.

      The corporation does not hold or issue derivative financial instruments for trading purposes.

      Other noninterest income for the period ended December 31, 2001, includes net gains of $596,048 resulting from the change in fair value of floors that was excluded in assessing hedge effectiveness. Net gains or losses resulting from the cash flow hedges' ineffectiveness were immaterial. The amounts recorded to "Other comprehensive income" are subsequently reclassified to "Interest and fees on loans" in the Consolidated Statements of Income as a yield adjustment in the same period in which the hedged forecasted transaction affects earnings.

      On April 17, 2001, the corporation sold all of its floors at a gain of $32,682. For the twelve months ended December 31, 2002, and 2001, $302,601 and $217,143, respectively, of gains in "Accumulated other comprehensive income" were reclassified to earnings. During the 12 months ending December 31, 2003, $308,400 of gains in "Accumulated other comprehensive income" are expected to be reclassified to earnings.


OTHER REAL ESTATE OWNED Other real estate owned (OREO), which is reported as a component of "Other assets" in the Consolidated Statements of Condition, consists of assets that have been acquired through foreclosure or acceptance of a deed in lieu of foreclosure and loans for which the corporation has taken possession of the collateral. These assets are recorded on the books of the corporation at the lower of their cost or estimated fair value less cost to sell, adjusted periodically based upon current appraisals.

STOCK-BASED COMPENSATION PLANS

At December 31, 2002, the corporation had three types of stock-based compensation plans, which are described in Note 15. The corporation applies APB No. 25 and related Interpretations in accounting for these plans. No stock-based compensation cost has been recognized in the accompanying consolidated financial statements for those plans. If compensation cost for the corporation's three types of stock-based compensation plans had been determined based on the fair value at the grant dates for awards under those plans consistent with the methods outlined in SFAS No. 123, "Accounting for Stock-Based Compensation," the corporation's net income would have been as follows:

(in thousands, except per share amounts)         2002            2001          2000
---------------------------------------------------------------------------------------
Net income:
As reported                                   $   133,157    $   125,170    $   120,939
Deduct: Total stock-based employee
  compensation expense determined
  under fair value based method
  for all awards, net of related
  tax effects                                      (4,436)        (4,703)        (3,161)
---------------------------------------------------------------------------------------
Pro forma net income                          $   128,721    $   120,467    $   117,778
Basic earnings per share:
As reported                                   $      2.03    $      1.92    $      1.87
Pro forma                                            1.96           1.85           1.82
Diluted earnings per share:
As reported                                   $      2.01    $      1.90    $      1.85
Pro forma                                            1.94           1.83           1.80
=======================================================================================

Note 2: Restrictions on cash and due from banks

The Federal Reserve Board requires banks to maintain cash reserves against certain categories of average deposit liabilities. Such reserves averaged $10.8 million and $12.0 million during 2002 and 2001, respectively.

                      WILMINGTON TRUST ANNUAL REPORT 2002


Note 3: Investment securities

The amortized cost and estimated market value of securities are as follows:



                                                           Amortized Cost            Gross        Gross     Estimated market value
                                                      -----------------------   unrealized   unrealized    -----------------------
(in thousands)                                           Debt        Equity          gains       losses         Debt        Equity
----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2002
Investment securities available for sale:
U.S. Treasury and government agencies                 $  476,166   $       --   $   13,359   $       --    $  489,525   $       --
Obligations of state and political subdivisions           12,293           --          746           --        13,039           --
Other securities:
  Preferred stock                                             --      113,740           --       (1,944)           --      111,796
  Mortgage-backed securities                             496,188           --       11,312           --       507,500           --
  Other debt securities                                  194,168           --        1,270       (7,335)      188,103           --
  Other marketable equity securities                          --       33,398          570          (32)           --       33,936
----------------------------------------------------------------------------------------------------------------------------------
Total                                                 $1,178,815   $  147,138   $   27,257   $   (9,311)   $1,198,167   $  145,732
Investment securities held to maturity:
Obligations of state and political subdivisions       $    3,592   $       --   $      338   $       --    $    3,930   $       --
Mortgage-backed securities                                   295           --            6           --           301           --
Other debt securities                                        900           --           --           --           900           --
----------------------------------------------------------------------------------------------------------------------------------
Total                                                 $    4,787   $       --   $      344   $       --    $    5,131   $       --
Balance, December 31, 2001
Investment securities available for sale:
U.S. Treasury and government agencies                 $  564,075   $       --   $   11,877   $       (9)   $  575,944   $       --
Obligations of state and political subdivisions           12,385           --          585           --        12,970           --
Other securities:
  Preferred stock                                             --       87,654           --       (3,263)           --       84,391
  Mortgage-backed securities                             440,659           --        9,043           (3)      449,698           --
  Other debt securities                                  100,950           --        1,149       (4,968)       97,131           --
  Other marketable equity securities                          --       44,547          167           --            --       44,714
----------------------------------------------------------------------------------------------------------------------------------
Total                                                 $1,118,069   $  132,201   $   22,821   $   (8,243)   $1,135,743   $  129,105
Investment securities held to maturity:
U.S. Treasury and government agencies                 $   10,000   $       --   $      359   $       --    $   10,359   $       --
Obligations of state and political subdivisions            4,921           --          271           --         5,192           --
Mortgage-backed securities                                 1,531           --            4           --         1,535           --
----------------------------------------------------------------------------------------------------------------------------------
Total                                                 $   16,452   $       --   $      634   $       --    $   17,086   $       --
==================================================================================================================================

The amortized cost and estimated market value of debt securities at December 31, 2002, by contractual maturity are shown below (in thousands). Expected maturities will differ from contractual maturities because the issuers may have the right to call or prepay obligations without penalties.


                                        Debt securities available for sale    Debt securities held to maturity
--------------------------------------------------------------------------------------------------------------
                                            Amortized         Market            Amortized         Market
                                                 cost          value                 cost          value
--------------------------------------------------------------------------------------------------------------
Due in one year or less                    $  199,986     $  200,336           $       --     $       --
Due after one year through five years         297,144        309,821                1,813          1,912
Due after five years through ten years        174,926        181,332                1,779          2,018
Due after ten years                           506,759        506,678                1,195          1,201
--------------------------------------------------------------------------------------------------------------
Total                                      $1,178,815     $1,198,167           $    4,787     $    5,131
==============================================================================================================

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


      Proceeds from the sales of investment securities available for sale during 2002, 2001, and 2000 were $114.7 million, $54.7 million, and $495.7 million, respectively. Gross gains of $2.132 million, $1.5 million, and $3.3 million in 2002, 2001, and 2000, respectively, were realized on those sales, with offsetting losses of $4.1 million in 2000. There were no offsetting losses in 2002 or 2001. Gross gains of $7,000, $20,000, and $323,000 in 2002, 2001, and
2000, respectively, were realized on called securities, with offsetting losses of $134,000 in 2002. There were no offsetting losses in 2001 or 2000. Securities with an aggregate book value of $695.7 million at December 31, 2002, were pledged to secure deposits and other commitments.

      The corporation's preferred stock portfolio consists of cumulative and noncumulative preferred stocks.

      At December 31, 2002, the corporation's mortgage-backed securities portfolio had an approximate average life of 4.40 years. The portfolio's aggregate average yield-to-maturity was 5.20%.

Note 4: Concentrations of loans

The corporation's lending activity primarily is focused within Delaware, Florida, Maryland, and Pennsylvania. The corporation makes no foreign loans. At December 31, 2002, approximately 8% of the corporation's total loan portfolio consisted of real estate construction loans, while approximately 39% represented commercial loans, 16% represented commercial mortgage loans, which were secured by income-producing properties, and approximately 11% and 26%, respectively, represented residential mortgage loans and installment loans to individuals. These ratios are consistent with the corresponding ratios reported at December 31, 2001.

      In addition to these loans outstanding, at December 31, 2002, and 2001, unfunded commitments to lend in the real estate sector were approximately $856.7 million and $785.6 million, respectively. The corporation generally requires collateral on all real estate exposure and a loan-to-value ratio of no greater than 80% when underwritten.

Note 5: Reserve for loan losses

The following is an analysis of the reserve for loan losses:

(in thousands)                               2002          2001          2000
-------------------------------------------------------------------------------
Balance, January 1                         $ 80,784      $ 76,739      $ 76,925
-------------------------------------------------------------------------------
Charge-offs                                 (22,433)      (19,335)      (26,383)
Recoveries                                    4,793         3,530         4,297
-------------------------------------------------------------------------------
Net charge-offs                             (17,640)      (15,805)      (22,086)
Provision charged to operations              22,013        19,850        21,900
-------------------------------------------------------------------------------
Balance, December 31                       $ 85,157      $ 80,784      $ 76,739
===============================================================================


Information with respect to loans that are considered to be impaired under SFAS No. 114 for the year ended December 31 is as follows:

(in thousands)                              2002       2001     2000
----------------------------------------------------------------------
Average recorded investment
  in impaired loans                        $37,869   $34,178   $42,290
Recorded investment in impaired
  loans at year-end subject to a
  reserve for loan losses
  (2002 reserve - $11,668;
  2001 reserve - $6,297;
  2000 reserve - $10,066)                  $37,133   $34,535   $36,213
Recorded investment in impaired
  loans at year-end requiring no
  reserve for loan losses                    1,203       316       303
----------------------------------------------------------------------
Recorded investment in impaired
  loans at year-end                        $38,336   $34,851   $36,516
Recorded investment in impaired
  loans at year-end classified
  as nonaccruing                           $37,364   $32,601   $36,484
----------------------------------------------------------------------
Interest income recognized                 $ 2,737   $ 1,961   $ 4,646
Interest income recognized
  above using the cash basis
  method of income recognition               2,730     1,842     4,618
----------------------------------------------------------------------


The following is an analysis of interest on nonaccruing loans:

(in thousands)                               2002      2001     2000
----------------------------------------------------------------------
Nonaccruing loans at December 31           $42,352   $38,016   $40,161
----------------------------------------------------------------------
Interest income which would have
  been recognized under original terms     $ 2,796   $ 2,707   $ 5,754
Interest received                            2,888     2,021     4,743
======================================================================


Note 6: Premises and equipment

A summary of premises and equipment at December 31 is as follows:

(in thousands)                                         2002       2001
-------------------------------------------------------------------------
Land                                               $  10,136    $   9,406
Buildings and improvements                           137,600      123,326
Furniture and equipment                              154,874      144,104
-------------------------------------------------------------------------
                                                     302,610      276,836
Accumulated depreciation                            (147,444)    (136,612)
-------------------------------------------------------------------------
Premises and equipment, net                        $ 155,166    $ 140,224
=========================================================================

Buildings and improvements are depreciated on a straight-line basis over an estimated useful life of 39 years.

      Furniture and equipment is depreciated on a straight-line basis over an estimated useful life of 3, 5, or 7 years.

                      WILMINGTON TRUST ANNUAL REPORT 2002


Note 7: Goodwill and other intangible assets

A summary of goodwill and other intangible assets at December 31 is as follows:

                                                         2002                                       2001
----------------------------------------------------------------------------------------------------------------------------
                                     Gross                            Net            Gross                            Net
                                    carrying      Accumulated       carrying        carrying      Accumulated       carrying
(in thousands)                       amount       amortization       amount          amount       amortization       amount
----------------------------------------------------------------------------------------------------------------------------
Goodwill (nonamortizing)            $269,958        $ 29,785        $240,173        $242,636        $ 29,785        $212,851
Other intangibles
Amortizing:
   Mortgage servicing rights        $  5,400        $  3,032        $  2,368        $  4,295        $  2,203        $  2,092
   Customer lists                     15,209           3,022          12,187           4,796           1,840           2,956
   Acquisition costs                   1,635           1,464             171           1,635           1,137             498
   Other intangibles                     722             607             115             722             517             205
Nonamortizing
   Pension and SERP intangibles        6,831              --           6,831           1,064              --           1,064
----------------------------------------------------------------------------------------------------------------------------
Total other intangibles             $ 29,797        $  8,125        $ 21,672        $ 12,512        $  5,697        $  6,815
============================================================================================================================


Amortization expense of goodwill and other intangible assets for the years ended December 31 is as follows:

(in thousands)                    2002         2001
----------------------------------------------------
Amortization expense             $2,412       $9,846
====================================================

The estimated amortization expense of other intangible assets for each of the five succeeding fiscal years is as follows:

Estimated annual amortization expense (in thousands)
-------------------------------------------------------------------
For the year ended December 31, 2003                         $2,398
For the year ended December 31, 2004                          2,099
For the year ended December 31, 2005                          1,584
For the year ended December 31, 2006                          1,116
For the year ended December 31, 2007                          1,044
-------------------------------------------------------------------


The changes in the carrying amount of goodwill for the years ended December 31 are as follows:

                                                               2002                                        2001
---------------------------------------------------------------------------------------------------------------------------------
                                               Banking      Fee-Based                      Banking       Fee-Based
(in thousands)                                 Business     Business         Total         Business       Business        Total
---------------------------------------------------------------------------------------------------------------------------------
Balance as of January 1                       $   3,752     $ 209,099      $ 212,851      $   4,311      $ 172,557      $ 176,868
Goodwill acquired                                    --        27,754         27,754             --         44,553         44,553
Amortization expense                                 --            --             --           (559)        (8,011)        (8,570)
Impairment loss                                      --        (1,151)        (1,151)            --         (1,151)        (1,151)
Increase in carrying value due to foreign
   currency translation adjustments                  --           719            719             --             --             --
---------------------------------------------------------------------------------------------------------------------------------
Balance as of December 31                     $   3,752     $ 236,421      $ 240,173      $   3,752      $ 209,099      $ 212,851
=================================================================================================================================


The goodwill acquired above includes $4.4 million recorded in connection with the acquisition of Balentine, $2.4 million recorded in connection with the WTI's investment in Camden Partners Holdings, $6.4 million recorded in connection with the acquisition of SPV Management, and $13.8 million recorded in connection with increases in WTI's equity interest in Cramer Rosenthal McGlynn.

      During 2002, a loss was recognized for $1.2 million, the corporation's remaining investment in Clemente Capital, Inc. (Clemente), a global investment management adviser. Clemente's financial performance and account retention led to the corporation's writeoff of this investment. The loss was recorded in the "Other noninterest expense" line of the corporation's Consolidated Statements of Income.

      Other intangible assets acquired during the year ended December 31, 2002, are as follows:

                                                                 Weighted
                                                                  average
                                        Amount     Residual    amortization
(in thousands)                         Assigned     Value      period in years
------------------------------------------------------------------------------
Mortgage servicing rights              $ 1,104        --              8
Customer lists                           9,984        --             18
Customer list increase in carrying
  value due to foreign currency
  translation adjustments                  428        --             --
Pension and SERP intangibles             5,767        --             --
------------------------------------------------------------------------------
Total                                  $17,283        --             --
------------------------------------------------------------------------------

The following table sets forth the computation of basic and diluted net income per share adjusted for the adoption of SFAS No. 142:


(in thousands,
except per share amounts)                 2002          2001           2000
--------------------------------------------------------------------------------
Reported net income                    $ 133,157     $ 125,170      $ 120,939
Add back: goodwill
  amortization                                --         8,570          7,861
Tax effect                                    --        (2,977)        (2,716)
--------------------------------------------------------------------------------
Adjusted net income                    $ 133,157     $ 130,763      $ 126,084
Net income per share - basic
Reported net income                    $    2.03     $    1.92      $    1.87
Goodwill amortization                         --          0.09           0.08
--------------------------------------------------------------------------------
Adjusted net income
  per share - basic                    $    2.03     $    2.01      $    1.95
Net income per share - diluted
Reported net income                    $    2.01     $    1.90      $    1.85
Goodwill amortization                         --          0.08           0.08
--------------------------------------------------------------------------------
Adjusted net income
  per share - diluted                  $    2.01     $    1.98      $    1.93
--------------------------------------------------------------------------------


Note 8: Securities purchased under agreements to resell and short-term borrowings

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

      The corporation maintains lines of credit with two unaffiliated banks for $50.0 million and $25.0 million, respectively. Each line provides for interest to be paid on outstanding balances at the London Interbank Offered Rate (LIBOR) plus .35% and .30%, respectively. The agreements require the corporation to maintain certain financial ratios pertaining to loan quality, limitations on debt, and risk-based capital. The corporation was in compliance with all required covenants contained in the agreements at December 31, 2002, and 2001. The outstanding balances at December 31, 2002, and 2001, on one line of credit were $17.0 and $33.5 million, respectively. The outstanding balance at December 31, 2002, on the other line of credit was $17.0 million.

      A summary of securities purchased under agreements to resell at December 31 is as follows:

(in thousands)                           2002           2001
--------------------------------------------------------------
Maximum amount outstanding at
     any month-end                     $108,413      $128,981
Daily average amount outstanding
     during the period                    7,370         8,661
Weighted average interest rate for
     average amounts outstanding
     during the period                     2.51%         3.36%
--------------------------------------------------------------

A summary of securities sold under agreements to repurchase at December 31 is as follows:

(in thousands)                           2002          2001
-------------------------------------------------------------
Maximum amount outstanding at
  any month-end                        $287,168      $290,576
Daily average amount outstanding
  during the period                     232,004       235,600
Weighted average interest rate for
  average amounts outstanding
  during the period                        1.03%         3.06%
--------------------------------------------------------------

Note 9:    Long-term debt

WTC has obtained advances from the Federal Home Loan Bank of Pittsburgh to finance its operations facility, the Wilmington Trust Plaza. Monthly interest payments are due on the first of each month at a fixed interest rate, with the principal due on the maturity date. Any payment of the principal prior to the originally scheduled maturity date is subject to a prepayment fee. On October 9, 2001, a $7.5 million advance with a 6.20% fixed interest rate and an original term of five years matured. Information with respect to the advances is as follows:

Principal amount       Term          Fixed
(in thousands)        (years)     interest rate           Maturity date
------------------------------------------------------------------------
$28,000                 15             6.55%             October 4, 2010
  7,500                 10             6.41             November 6, 2006
------------------------------------------------------------------------

On May 4, 1998, the corporation issued $125.0 million in unsecured subordinated notes due May 1, 2008. Semiannual interest payments are due on May 1 and November 1 of each year at a fixed interest rate of 6.625%. The notes are not redeemable prior to maturity and will not be subject to any sinking fund.

      Under a shelf registration statement filed on March 31, 1998, with the Securities and Exchange Commission, the corporation has registered but not issued debt securities, which may be either senior or subordinated, of $100 million at December 31, 2002. The interest rate will be set at the time of issue.

Note 10:  Contingent liabilities

The corporation and its subsidiaries, in the ordinary course of business, are involved in various legal proceedings. While it is not feasible to predict the outcome of all pending suits and claims, management does not believe the ultimate resolution of any of these matters will have a material adverse effect on the corporation's consolidated financial condition.

Note 11:  Fair value of financial instruments

The following discloses the fair value of financial instruments held by the corporation as of December 31, 2002, and 2001, whether or not recognized in the Consolidated Statements of Condition. In cases in which quoted market prices were not available, fair values were based upon estimates using present value or other valuation techniques. These techniques were significantly affected by the assumptions used, including the discount rate and estimates of cash flows. Consequently, these fair values cannot be substantiated by comparisons with independent markets and, in many cases, may not be realized upon the immediate sale of the instrument. Since generally accepted accounting principles do not require that certain financial instruments and all nonfinancial instruments be included in this presentation, the aggregated fair value amounts do not represent the underlying value of the corporation.

CASH AND SHORT-TERM INVESTMENTS

The carrying amounts reported for "Cash and due from banks," "Interest-bearing time deposits in other banks," and " Federal funds sold and securities purchased under agreements to resell" approximate the fair value of those assets.

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

ACCRUED INTEREST RECEIVABLE The carrying amount of accrued interest receivable approximates its fair value.

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS The fair value of outstanding letters of credit and loan commitments approximate the fees charged for providing such services.

DEPOSITS AND SHORT-TERM BORROWINGS The fair values for demand deposits are, by definition, equal to the amount payable on demand at the reporting date. The carrying amounts for variable-rate deposits approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using discounted cash flow analysis that utilizes interest rates currently being offered on such certificates. The carrying amounts of federal funds purchased and securities sold under agreements to repurchase and other short-term borrowings approximate their fair values.

LONG-TERM DEBT The fair value of long-term debt is based on the borrowing rate currently available to WTC for debt with similar terms and remaining maturities.

ACCRUED INTEREST PAYABLE The carrying amount of accrued interest payable approximates its fair value.

DERIVATIVE INTEREST RATE CONTRACTS The fair values of swaps and floors are based upon pricing models using current assumptions.
     SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was adopted on January 1, 2001, and requires the corporation to recognize all derivatives on its balance sheet at their fair value. Interest rate swap and floor contracts are recorded in the "Other assets" and the "Other liabilities" lines of the corporation's Consolidated Statements of Condition. Prior to the adoption of SFAS No. 133, interest rate swap and floor contracts were classified as off-balance sheet financial instruments.

      Some of the corporation's commercial loan customers minimize their interest rate risk by entering into swaps with the corporation, in which they exchange the floating interest rate on a particular loan for a fixed interest rate. The corporation in turn offsets this interest rate risk by entering into mirror swaps with a third party, in which the third party exchanges the loan customer's fixed-interest rate payments for floating-rate payments. The swaps listed in the following table represent those types of interest rate swaps. At December 31, 2002, the corporation did not have any other interest rate swaps.

      The carrying values and estimated fair values of the corporation's financial assets, liabilities, and off-balance sheet financial instruments as of December 31 are as follows:

                                    2002                         2001
--------------------------------------------------------------------------------
                             Carrying        Fair         Carrying         Fair
(in thousands)                value          value          value          value
--------------------------------------------------------------------------------
Financial assets:
  Cash and due
    from banks           $  248,850     $  248,850     $  210,104     $  210,104
  Short-term
    investments                  32             32        104,999        104,999
  Investment
    securities            1,348,686      1,349,030      1,281,300      1,281,934
  Loans, net
    of reserves           5,939,947      6,088,286      5,407,175      5,551,734
  Interest rate
    swap contracts            7,800          7,800          1,339          1,339
  Accrued interest
    receivable               38,593         38,593         40,558         40,558
Financial liabilities:
  Deposits                6,337,093      6,349,628      5,590,785      5,571,138
  Short-term
    borrowings              734,717        734,717        956,632        956,632
  Interest rate
    swap contracts            7,800          7,800          1,339          1,339
  Accrued interest
    payable                  29,708         29,708         34,540         34,540
  Long-term debt            160,500        158,664        160,500        158,579
--------------------------------------------------------------------------------


                             2002                          2001
--------------------------------------------------------------------------------
                         Contractual       Fair      Contractual         Fair
(in thousands)             amount          value        amount           value
--------------------------------------------------------------------------------
Off-balance sheet
  financial instruments:
  Unfunded
    commitments
    to extend credit    $2,812,145        $11,002     $2,658,374       $ 10,240
  Standby and
    commercial
    letters of credit      247,890          3,718        246,484          3,697
--------------------------------------------------------------------------------


Note 12: Off-balance sheet financial agreements

In the normal course of business, the corporation engages in off-balance sheet financial agreements in order to meet the needs of its customers. A summary of off-balance sheet financial agreements at December 31 is shown in the table above for Note 11, "Fair Value of Financial Instruments."

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

Note 13: Capital requirements

The corporation and each of its banking subsidiaries is subject to various regulatory capital requirements by the federal banking agencies. Failure to meet minimum capital requirements can result in certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the corporation. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the corporation and each of its banking subsidiaries must meet specific capital guidelines that involve quantitative measures of the corporation's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. These capital amounts and classification also are subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

      Quantitative measures established by regulation to ensure capital adequacy require the corporation to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital to

                      WILMINGTON TRUST ANNUAL REPORT 2002


risk-weighted assets, and Tier 1 capital to average assets. Management believes that, as of December 31, 2002, and 2001, the corporation and each of its banking subsidiaries meet all capital adequacy requirements to which it is subject.

      As of the most recent notification from the Federal regulators, the corporation and each of its banking subsidiaries were categorized as well-capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes could change the above categorizations.

      A summary for the corporation's and its principal banking subsidiary's risk-based capital ratios and the levels to be categorized as adequately and well-capitalized as of December 31 is as follows:

                                                                                              To be well-capitalized
                                                                          For capital         under prompt corrective
                                                                       adequacy purposes        action provisions
                                                      Actual           -----------------      -----------------------
                                               ------------------      Amount       Ratio       Amount       Ratio
(in thousands)                                 Amount       Ratio         >           >            >           >
---------------------------------------------------------------------------------------------------------------------
As of December 31, 2002:
Total capital (to risk-weighted assets):
Wilmington Trust Corporation                  $678,698     10.15%
Wilmington Trust Company                       614,885     10.10      $487,036      8.00%       $608,794     10.00%
Tier 1 capital (to risk-weighted assets):
Wilmington Trust Corporation                   470,089      7.03
Wilmington Trust Company                       540,152      8.87       243,518      4.00         365,277      6.00
Tier 1 capital (to average assets):
Wilmington Trust Corporation                   470,089      6.08
Wilmington Trust Company                       540,152      7.22       299,253      4.00         374,066      5.00
---------------------------------------------------------------------------------------------------------------------
As of December 31, 2001:
Total capital (to risk-weighted assets):
Wilmington Trust Corporation                  $653,365     11.16%
Wilmington Trust Company                       587,088     10.81      $434,628      8.00%       $543,285     10.00%
Tier 1 capital (to risk-weighted assets):
Wilmington Trust Corporation                   455,108      7.78
Wilmington Trust Company                       519,109      9.56       217,314      4.00         325,973      6.00
Tier 1 capital (to average assets):
Wilmington Trust Corporation                   455,108      6.49
Wilmington Trust Company                       519,109      7.49       277,398      4.00         346,747      5.00
---------------------------------------------------------------------------------------------------------------------

The primary source of funds for payment of dividends by the corporation historically has been dividends received from WTC. The ability to pay dividends is limited by Delaware law, which permits a corporation to pay dividends only out of its capital surplus.

      In April 1996, the corporation, after obtaining approval of its Board of Directors, announced a plan to buy back 8 million shares of its stock. During the years ended December 31, 2002, 2001, and 2000, 551,626 shares, 114,816 shares, and 374,772 shares, respectively, were acquired, completing this program. The total cost was $200.6 million.

      In April 2002, the corporation, after obtaining approval of its Board of Directors, announced a new plan to buy back 8 million shares of its stock. During the year ended December 31, 2002, 48,734 shares were acquired under this program at a cost of $1.3 million.

Note 14: Related party transactions

In the ordinary course of banking business, loans are made to officers and directors of the corporation and its affiliates as well as to their associates. In the opinion of management, these loans are consistent with sound banking practices and do not involve more than the normal risk of collectibility. At December 31, 2002, and 2001, loans to executive officers and directors of the corporation and its principal affiliates, including loans to their associates, totaled $67.2 million and $66.5 million, respectively. During 2002, loan additions were $31.0 million, loan repayments were $30.4 million, and other changes were $76,000. Other changes include the loan activity of retired and newly elected executive officers and directors.

      The corporation is a guarantor for 63.47% - its ownership interest - of two obligations of its affiliate, Cramer Rosenthal McGlynn. The

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

guaranty is for two lines of credit totaling $8 million, at LIBOR plus 2%, which will expire December 8, 2003.

Note 15: Employment benefit plans

Under its 2002 and 1999 long-term incentive plans, the corporation may grant incentive stock options, nonstatutory stock options, and other stock-based and cash-based awards to officers, other key staff members, and directors for up to 7 million shares of common stock. Under the plans, the exercise price of each option equals the last sale price of the corporation's stock on the date of grant, and an option's maximum term is 10 years. Information with respect to those plans and the corporation's prior stock option plans is as follows:

                                                  2002                        2001                      2000
-----------------------------------------------------------------------------------------------------------------------------
                                                       Weighted                      Weighted                       Weighted
                                                       average                       average                         average
                                        Options        exercise      Options         exercise       Options         exercise
                                       outstanding       price      outstanding       price       outstanding         price
-----------------------------------------------------------------------------------------------------------------------------
Balance, January 1                      4,018,984      $  25.29      3,772,800      $   22.86      3,255,384      $     21.50
Options granted                           933,796         32.90        970,812          30.88      1,022,740            25.19
Options exercised                        (443,778)        19.12       (622,310)         18.89       (341,998)           14.89
Options forfeited                        (134,562)        29.69       (102,318)         27.61       (163,326)           27.02
-----------------------------------------------------------------------------------------------------------------------------
Balance, December 31                    4,374,440         27.40      4,018,984          25.29      3,772,800            22.86
Options exercisable, December 31        2,545,240                    2,181,372                     2,108,716
Weighted average fair value of
   option granted during the year                      $   5.86                     $    6.19                      $     4.91
-----------------------------------------------------------------------------------------------------------------------------

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The following weighted average assumptions were used:

                                     2002            2001            2000
-----------------------------------------------------------------------------
Dividend yields                         3.02%           2.99%           2.93%
Expected volatility              26.73-27.65     27.05-28.20     22.07-27.08
Risk-free interest rate            2.37-2.78       3.74-3.99       4.76-4.89
Expected option life (years)             3-5             3-5             3-5
------------------------------------------------------------------------------

A summary of the stock options outstanding at December 31, 2002, is as follows:

                                   Options outstanding              Options exercisable
--------------------------------------------------------------------------------------------
                                             Weighted
                                             average       Weighted                 Weighted
                                             remaining      average                 average
                                Options    contractual     exercise     Options     exercise
Range of exercise prices      outstanding   life (years)     price    exercisable    price
--------------------------------------------------------------------------------------------
$12.38-26.59                   1,631,362        5.0         $21.13     1,049,196    $18.61
 26.88-30.88                   1,394,118        7.5          29.89     1,055,244     29.66
 30.98-33.82                   1,348,960        8.6          32.42       440,800     31.35
--------------------------------------------------------------------------------------------
$12.38-33.82                   4,374,440        6.9         $27.40     2,545,240    $25.40
--------------------------------------------------------------------------------------------

                      WILMINGTON TRUST ANNUAL REPORT 2002

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

                                  Shares
                                 reserved
                                for future     Subscriptions   Price
                               subscriptions   outstanding     per share
-------------------------------------------------------------------------
Balance, January 1, 2000         466,086       114,834
-------------------------------------------------------------------------
Appropriation-new plan           800,000         -
Subscriptions entered into
  on June 1, 2000               (109,624)      109,624             $22.29
Forfeitures                       13,030       (13,030)       22.29-24.89
Shares issued                         --      (107,572)             21.57
Cancellation-old plan           (473,348)            --
-------------------------------------------------------------------------
Balance, December 31, 2000       696,144       103,856
Subscriptions entered into
  on June 1, 2001                (99,844)       99,844             $27.26
Forfeitures                        4,416        (4,416)       22.29-27.26
Shares issued                          -      (101,792)             22.29
-------------------------------------------------------------------------
Balance, December 31, 2001       600,716        97,492
Subscriptions entered into
  on June 1, 2002               (131,864)      131,864             $26.10
Forfeitures                        4,169        (4,169)       26.10-27.26
Shares issued                          -       (95,584)             26.53
-------------------------------------------------------------------------
Balance, December 31, 2002       473,021       129,603
-------------------------------------------------------------------------

2001 NON-EMPLOYEE DIRECTOR
STOCK OPTION PLAN

Under the corporation's 2001 non-employee director stock option plan, the Compensation Committee of the Board of Directors may grant nonstatutory stock options to non-employee directors for up to 200,000 shares of common stock. Under the plan, the exercise price of each option equals the last sale price of the corporation's stock on the date of grant, and an option's maximum term is ten years. Information with respect to that plan is as follows:

                                Shares
                               available     Options          Price
                               for grant   outstanding       per share
----------------------------------------------------------------------
Appropriation                   200,000        -
Options granted                (112,000)     112,000           $31.38
----------------------------------------------------------------------
Balance, December 31, 2001       88,000      112,000
Options granted                 (16,000)      16,000           $32.99
Options forfeited                 8,000       (8,000)           32.99
----------------------------------------------------------------------
Balance, December 31, 2002       80,000      120,000
----------------------------------------------------------------------

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

      Costs of the plan are determined actuarially by the projected unit credit method. Plan benefits are based on years of service and a modified career average formula. The plan's assets are invested primarily in the equity and fixed-income portfolios of the Wilmington Funds managed by WTC's affiliates. Participation in these funds by the plan was $78.2 million and $95.9 million at December 31, 2002, and 2001, respectively. The projected benefit obligation and the accumulated benefit obligation exceeded the plan assets by $38.0 million and $22.2 million, respectively, at December 31, 2002, and $16.5 million and $3.9 million, respectively, at December 31, 2001. A minimum liability in the amount of $25.4 million was recorded at December 31, 2002.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

In 1989, the corporation adopted a Supplemental Executive Retirement Plan (the
SERP). The plan, covering selected officers, is a nonqualified defined benefit plan. Assumptions used in determining the net periodic pension costs are similar to those used in determining the cost of the corporation's pension plan. The corporation has

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


invested in corporate-owned life insurance contracts to meet its future obligations under this plan. The projected benefit obligation and the accumulated benefit obligation exceeded the plan assets by $16.0 million and $10.7 million, respectively, at December 31, 2002, and $12.1 million and $9.3 million, respectively, at December 31, 2001.

POSTEMPLOYMENT HEALTH CARE AND LIFE INSURANCE BENEFITS

In addition to providing pension benefits, the corporation makes available certain health care and life insurance benefits for substantially all retired staff members. Staff members who retire from the corporation are eligible to receive up to $7,000 each year toward the premium for medical coverage if they are younger than age 65, and up to $4,000 toward the premium if they are age 65 or older. Staff members who retire also are eligible for $7,500 of life insurance coverage. In accordance with SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," the cost of providing those benefits is being recognized on the accrual basis.

      Information with respect to the pension, SERP, and postemployment benefit plans is as follows:

                                                          Pension benefits          SERP benefits        Postemployment benefits
--------------------------------------------------------------------------------------------------------------------------------
(in thousands)                                           2002         2001         2002        2001         2002          2001
--------------------------------------------------------------------------------------------------------------------------------
Change in benefit obligation:
Net benefit obligation at beginning of year           $ 112,376   $  97,271    $  12,109    $  11,187    $  33,591    $  26,811
Service cost                                              4,568       3,570          313          267          683          604
Interest cost                                             8,381       7,733        1,022          830        2,366        1,979
Plan participants' contributions                             --          --           --           --          299          247
Plan amendments                                             177          --          (53)          --           --           --
Actuarial loss/(gain)                                     9,611       8,752        3,035          267       12,163        6,956
Gross benefits paid                                      (5,223)     (4,950)        (467)        (442)      (3,119)      (3,006)
--------------------------------------------------------------------------------------------------------------------------------
Net benefit obligation at end of year                 $ 129,890   $ 112,376    $  15,959    $  12,109    $  45,983    $  33,591
Change in plan assets:
Fair value of plan assets at beginning of year        $  95,902   $ 122,261    $      --    $      --    $      --    $      --
Actual return on plan assets                             (8,824)    (21,409)          --           --           --           --
Employer contribution                                    10,000          --          467          442        2,820        2,759
Plan participants' contributions                             --          --           --           --          299          247
Gross benefits paid                                      (5,223)     (4,950)        (467)        (442)      (3,119)      (3,006)
--------------------------------------------------------------------------------------------------------------------------------
Fair value of plan assets at end of year              $  91,855   $  95,902    $      --    $      --    $      --    $      --
Funded status at end of year                          $ (38,035)  $ (16,474)   $ (15,959)   $ (12,109)   $ (45,983)   $ (33,591)
Unrecognized net actuarial loss/(gain)                   38,773       9,189        5,000        2,178       17,795        5,823
Unrecognized net transition obligation/(asset)           (1,683)     (2,523)         266          339           --           --
Unrecognized prior service cost                           4,117       4,747        3,233        3,630           --           --
--------------------------------------------------------------------------------------------------------------------------------
Net amount recognized at end of year                  $   3,172   $  (5,061)   $  (7,460)   $  (5,962)   $ (28,188)   $ (27,768)
Amounts recognized in the Consolidated Statements
  of Condition consist of:
Accrued benefit cost                                  $   3,172   $  (5,061)   $  (7,460)   $  (5,962)   $ (28,188)   $ (27,768)
Accrued benefit liability                               (25,387)         --       (3,245)      (3,309)          --           --
Intangible assets                                         4,117          --        3,239        3,303           --           --
--------------------------------------------------------------------------------------------------------------------------------
Net liability recognized                                (18,098)     (5,061)      (7,466)      (5,968)     (28,188)     (27,768)
Accumulated other comprehensive income                   21,270          --            6            6           --           --
--------------------------------------------------------------------------------------------------------------------------------
Net amount recognized at end of year                  $   3,172   $  (5,061)   $  (7,460)   $  (5,962)   $ (28,188)   $ (27,768)
--------------------------------------------------------------------------------------------------------------------------------

                      WILMINGTON TRUST ANNUAL REPORT 2002


                                                                Pension benefits                      SERP Benefits
----------------------------------------------------------------------------------------------------------------------------
(in thousands)                                          2002         2001         2000         2002        2001        2000
----------------------------------------------------------------------------------------------------------------------------
Weighted average assumptions used were as follows:
Discount rate                                            6.75%       7.25%        7.75%        6.75%       7.25%       7.75%
Expected return on plan assets                           9.50        9.50         9.50           --          --          --
Rate of compensation increase                            4.50        4.50         4.50         4.50        4.50        4.50
Components of net periodic benefit cost:
Service cost                                         $  4,568    $  3,570      $ 3,423       $  313      $  267      $  298
Interest cost                                           8,381       7,733        7,196        1,022         830         748
Expected return on plan assets                        (11,149)    (10,553)      (9,745)          --          --          --
Amortization of transition obligation/(asset)            (841)       (841)        (841)          73          73          73
Amortization of prior service cost                        807         794          794          344         349         269
Recognized actuarial (gain)/loss                           --        (781)        (464)         214          37         111
----------------------------------------------------------------------------------------------------------------------------
Net periodic benefit cost                            $  1,766    $    (78)     $   363       $1,966      $1,556      $1,499
----------------------------------------------------------------------------------------------------------------------------

                                                          Postemployment benefits
-------------------------------------------------------------------------------------
(in thousands)                                          2002        2001        2000
-------------------------------------------------------------------------------------
Weighted average assumptions used were as follows:
Discount rate                                           6.75%       7.25%       7.75%
Components of net periodic benefit cost:
Service cost                                          $  683      $  604      $  635
Interest cost                                          2,366       1,979       2,142
Recognized actuarial (gain)/loss                         191          --          --
-------------------------------------------------------------------------------------
Net periodic benefit cost                             $3,240      $2,583      $2,777
-------------------------------------------------------------------------------------

For measurement purposes, the assumed health care cost trend rate for 2003 is 10.00%. This rate is assumed to decrease gradually to 5.00% for 2008 and remain at that level thereafter.

      A one-percentage-point change in the assumed health care trend rate would have the following effect:

                                                          1%          1%
(in thousands)                                       increase     decrease
--------------------------------------------------------------------------
Effect on total service and interest cost
  components of net periodic postemployment
  health care benefit cost                           $  223       $  (182)
Effect on accumulated postretirement benefit
  obligation for health care benefits                 2,225        (1,900)
--------------------------------------------------------------------------

THRIFT SAVINGS PLAN

The Wilmington Trust Thrift Savings Plan covers all full-time staff members who elect to participate in the plan. Eligible staff members may contribute from 1% to 15% of their annual base pay. The first 6% of each staff member's pay is eligible for matching contributions from the corporation of $.50 on each $1.00. The amounts contributed by the corporation to this plan were $3.0 million, $2.8 million, and $2.5 million in 2002, 2001, and 2000, respectively.

Note 16:    Income taxes

A reconciliation of the statutory income tax to the income tax expense included in the Consolidated Statements of Income for each of the three years ended December 31 is as follows:

(in thousands)                                 2002          2001           2000
----------------------------------------------------------------------------------
Income before taxes and cumulative
  effect of change in accounting
  principle less minority interest          $206,159       $190,049      $184,767
----------------------------------------------------------------------------------
Income tax at statutory rate of 35%         $ 72,156       $ 66,517      $ 64,668
Tax effect of tax-exempt and
  dividend income                             (3,327)        (4,323)       (4,748)
State taxes, net of Federal tax benefit        3,899          2,989         3,746
Other                                            274            826           162
---------------------------------------------------------------------------------
Total income taxes                          $ 73,002       $ 66,009      $ 63,828
Taxes currently payable:
Federal                                     $ 63,575       $ 64,342      $ 60,411
State                                          3,530          4,599         5,763
Foreign                                          120             --            --
Deferred taxes payable (benefit):
Federal                                        3,308         (2,932)       (2,346)
State                                          2,469             --            --
---------------------------------------------------------------------------------
Total income taxes                          $ 73,002       $ 66,009      $ 63,828
---------------------------------------------------------------------------------

The corporation adopted SFAS No. 133, " Accounting for Derivative Instruments and Hedging Activities," as of January 1, 2001. The cumulative effect of the adoption was a $1.1 million increase to consolidated income net of $584,000 of tax expense.

      The common stock issued under employment benefit plans in the Consolidated Statements of Changes in Stockholder's Equity for 2002, 2001, and 2000 include a tax benefit of $1.4 million, $1.7 million, and $766,000, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



      The significant components of the deferred tax liabilities and assets at December 31 are as follows:

(in thousands)                                  2002        2001
-----------------------------------------------------------------
Deferred tax liabilities:
Tax depreciation                              $    --     $ 1,584
Prepaid VEBA costs                              8,824       6,510
Automobile and equipment leases                 4,956       6,355
System development costs                        1,230       1,348
Partnerships                                   14,301       7,653
Market valuation on investment securities       6,719       5,601
Other                                           2,416       2,094
-----------------------------------------------------------------
Total deferred tax liabilities                 38,446      31,145
-----------------------------------------------------------------
Deferred tax assets:
Loan loss provision                            29,819      28,289
OPEB obligation                                 9,866       9,719
Unearned fees                                   9,633       8,168
Pension and SERP                                1,478       3,836
Additional minimum pension liability            7,444          --
Other                                           1,929       2,307
-----------------------------------------------------------------
Total deferred tax assets                      60,170      52,319
-----------------------------------------------------------------
Net deferred tax assets                       $21,273     $21,174
-----------------------------------------------------------------

No valuation allowance was recognized for the deferred tax assets at December 31, 2002, and 2001. Management believes it is more likely than not that the deferred tax assets will be realized.

Note 17:  Earnings per share

The following table sets forth the computation of basic and diluted earnings per share:

(in thousands)                       2002          2001         2000
---------------------------------------------------------------------
Numerator:
  Net income                       $133,157     $125,170     $120,939
---------------------------------------------------------------------
Denominator:
  Denominator for basic earnings
    per share -- weighted-average
    shares                           65,617       65,147       64,610
---------------------------------------------------------------------
Effect of dilutive securities:
  Employee stock options                684          795          750
---------------------------------------------------------------------
  Denominator for diluted
    earnings per share --
    adjusted weighted-average shares
    and assumed conversions          66,301       65,942       65,360
---------------------------------------------------------------------
Basic earnings per share           $   2.03     $   1.92     $   1.87
Diluted earnings per share         $   2.01     $   1.90     $   1.85
---------------------------------------------------------------------

Note 18: Segment reporting

For the purposes of reporting our results, the corporation divides its business activities into two segments: banking and advisory fee-based segments. The banking and advisory fee-based segments are managed separately but have overlapping markets, customers, and systems. The corporation's strategy to develop full relationships across a broad product array allows these two segments to market separate products and services to a common base of customers.

      The banking segment includes lending, deposit-taking, and branch banking in our primary banking markets of Delaware, Florida, Maryland, and Pennsylvania, along with institutional deposit-taking on a national basis. Lending activities include commercial loans, commercial and residential mortgages, and construc-tion and consumer loans. Deposit products include demand checking, certificates of deposit, negotiable order of withdrawal accounts, and various savings and money market accounts.

      The advisory fee-based segment includes wealth advisory services, asset management, mutual fund, corporate client services to individuals and corporations in the United States and more than 50 other countries and the results of Balentine and SPV Management. Wealth advisory service activities include investment management, trust services, private banking, estate settlement, financial planning, and tax preparation. Asset management activities include a broad range of portfolio management services, including fixed-income, short-term cash management, and contributions resulting from affiliations with Cramer Rosenthal McGlynn and Roxbury Capital Management. Corporate client services include custody services, trusteeships for capital leases, collateralized securities, corporate restructurings and bankruptcies, entity management services, and retirement services.

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

      Financial data by segment for the years 2002 through 2000 is as follows:

Year ended December 31, 2002                   Banking      Fee-based
(in thousands)                                 business     business      Totals
--------------------------------------------------------------------------------------
Net interest income                     $   242,003      $    34,527      $   276,530
Provision for loan losses                   (21,735)            (278)         (22,013)
--------------------------------------------------------------------------------------
Net interest income after provision
  for loan losses                           220,268           34,249          254,517
Total advisory fees:
  Wealth advisory services                    7,902          116,103          124,005
  Corporate financial services                3,042           64,125           67,167
  Affiliate managers                             --           16,270           16,270
  Amortization of affiliate goodwill
  and other intangibles                          --           (1,253)          (1,253)
Other noninterest income                     51,368            2,597           53,965
Securities gains/(losses)                     2,005               --            2,005
--------------------------------------------------------------------------------------
Net interest and noninterest income         284,585          232,091          516,676
Noninterest expense                        (160,711)        (149,181)        (309,892)
--------------------------------------------------------------------------------------
Segment profit from operations              123,874           82,910          206,784
Minority interest                                --             (625)            (625)
--------------------------------------------------------------------------------------
Segment profit before income taxes      $   123,874      $    82,285      $   206,159
Intersegment revenue                    $        --      $        --      $        --
Depreciation and amortization                25,065           13,783           38,848
Investment in equity method investees            --          242,056          242,056
Segment average assets                    6,227,571        1,433,464        7,661,035
--------------------------------------------------------------------------------------



Year ended December 31, 2001                   Banking       Fee-based
(in thousands)                                 business      business    Totals
-------------------------------------------------------------------------------------
Net interest income                    $    221,037      $    37,776     $    258,813
Provision for loan losses                   (19,480)            (370)         (19,850)
-------------------------------------------------------------------------------------
Net interest income after provision
  for loan losses                           201,557           37,406          238,963
Total advisory fees:
  Wealth advisory services                    6,459           99,615          106,074
  Corporate financial services                2,704           55,703           58,407
  Affiliate managers                             --           20,555           20,555
  Amortization of affiliate
  goodwill and other intangibles                 --           (8,195)          (8,195)
Other noninterest income                     46,298            3,342           49,640
Securities gains/(losses)                     1,522               --            1,522
-------------------------------------------------------------------------------------
Net interest and noninterest income         258,540          208,426          466,966
Noninterest expense                        (149,339)        (127,578)        (276,917)
-------------------------------------------------------------------------------------
Segment profit from operations              109,201           80,848          190,049
Segment gain/(loss) from
  infrequent events                           1,714               --            1,714
-------------------------------------------------------------------------------------
Segment profit before income taxes      $   110,915      $    80,848      $   191,763
Intersegment revenue                    $        --      $        --      $        --
Depreciation and amortization                21,624           17,991           39,615
Investment in equity method investees            --          221,195          221,195
Segment average assets                    6,085,212        1,144,022        7,229,234
-------------------------------------------------------------------------------------


Year ended December 31, 2000                   Banking      Fee-based
(in thousands)                                 business     business     Totals
--------------------------------------------------------------------------------------
Net interest income                     $   224,967     $     30,172      $   255,139
Provision for loan losses                   (21,362)            (538)         (21,900)
--------------------------------------------------------------------------------------
Net interest income after provision
  for loan losses                           203,605           29,634          233,239
  Wealth advisory services                    6,549           93,183           99,732
  Corporate financial services                   --           51,470           51,470
  Affiliate managers                             --           21,319           21,319
  Amortization of affiliate
  goodwill and other intangibles                 --           (7,487)          (7,487)
Other noninterest income                     42,753            1,567           44,320
Securities gains/(losses)                      (333)             (83)            (416)
--------------------------------------------------------------------------------------
Net interest and noninterest income         252,574          189,603          442,177
Noninterest expense                        (146,563)        (118,119)        (264,682)
--------------------------------------------------------------------------------------
Segment profit from operations              106,011           71,484          177,495
Segment gain/(loss) from
  infrequent events                           6,018            1,254            7,272
--------------------------------------------------------------------------------------
Segment profit before income taxes      $   112,029      $    72,738      $   184,767
Intersegment revenue                    $        --      $        --      $        --
Depreciation and amortization                16,625           16,661           33,286
Investment in equity method investees            --          186,071          186,071
Segment average assets                    5,919,585        1,289,135        7,208,720
--------------------------------------------------------------------------------------

Note 19: Parent company-only financial statements

The Statements of Condition, Income, and Cash Flows for the parent company are as follows:

STATEMENTS OF CONDITION

December 31 (in thousands)                       2002        2001
---------------------------------------------------------------------
Assets
Cash and due from banks                        $    657     $  4,023
Investment in subsidiaries                      788,322      726,878
Investment securities available for sale          5,591       14,622
Advance to subsidiary                            96,942       88,100
Income taxes receivable                           7,875        7,480
Other assets                                      3,210        2,463
---------------------------------------------------------------------
Total assets                                   $902,597     $843,566
---------------------------------------------------------------------
Liabilities and stockholders' equity
Liabilities                                    $  2,328     $  2,536
Line of credit                                   34,000       33,500
Long-term debt                                  125,000      125,000
Stockholders' equity                            741,269      682,530
---------------------------------------------------------------------
Total liabilities and stockholders' equity     $902,597     $843,566
---------------------------------------------------------------------

STATEMENTS OF INCOME

For the year ended December 31 (in thousands)      2002          2001           2000
--------------------------------------------------------------------------------------
Income
Dividend from subsidiaries                     $  84,728       $ 83,800        $78,550
Interest on advance to subsidiary                  2,859          4,301          6,447
Interest                                              97            232             47
Other noninterest income                               2             41             --
--------------------------------------------------------------------------------------
Total income                                      87,686         88,374         85,044
--------------------------------------------------------------------------------------
Expense
Interest on other borrowings                         611            855          1,322
Interest on long-term debt                         8,281          8,281          8,281
Salaries and employment benefits                     119            119            119
Stationery and supplies                               --              1             --
Other noninterest expense                          1,583          1,243          1,301
--------------------------------------------------------------------------------------
Total expense                                     10,594         10,499         11,023
--------------------------------------------------------------------------------------
Income before income tax benefit and
  equity in undistributed income
  of subsidiaries                                 77,092         77,875         74,021
Applicable income tax benefit                     (2,672)        (2,074)        (1,579)
Equity in undistributed income
  of subsidiaries                                 53,393         45,221         45,339
--------------------------------------------------------------------------------------
Net income                                     $ 133,157       $125,170       $120,939
--------------------------------------------------------------------------------------

STATEMENTS OF CASH FLOWS

For the year ended December 31 (in thousands)      2002         2001        2000
---------------------------------------------------------------------------------------
Operating activities
Net income                                    $ 133,157      $ 125,170        $120,939
Adjustments to reconcile net income
  to net cash provided by
  operating activities:
Equity in undistributed income
  of subsidiaries                               (53,393)       (45,221)       (45,339)
Compensation expense--nonemployee stock options     119            119            119
Decrease/(increase) in other assets                 277           (134)        19,963
(Decrease)/increase in other liabilities           (208)           204         (4,032)
---------------------------------------------------------------------------------------
Net cash provided by
  operating activities                           79,952         80,138         91,650
---------------------------------------------------------------------------------------
Investing activities
Proceeds from sales of investment
  securities available for sale                  68,978         45,041         22,550
Purchases of investment securities
  available for sale                            (59,947)       (59,532)       (22,547)
Capital contribution to subsidiaries             (5,297)       (23,000)       (28,126)
Advance to subsidiary                           (20,742)       (17,350)        (2,800)
Repayment of advance to subsidiary               11,900         10,050          6,000
Formation of subsidiary                          (5,205)            --             --
Purchase of indirect subsidiary                      --           (956)            --
---------------------------------------------------------------------------------------
Net cash used for investing activities          (10,313)       (45,747)       (24,923)
---------------------------------------------------------------------------------------
Financing activities
Cash dividends                                  (65,971)       (61,526)       (57,164)
Net increase/(decrease) in line of credit           500         16,500         (8,000)
Proceeds from common stock issued
  under employment benefit plans                 11,187         14,165          7,578
Payments for common stock acquired
  through buybacks                              (18,721)        (3,496)        (8,936)
---------------------------------------------------------------------------------------
Net cash used for financing activities          (73,005)       (34,357)       (66,522)
---------------------------------------------------------------------------------------
(Decrease)/increase in cash and
  cash equivalents                               (3,366)            34            205
Cash and cash equivalents at
  beginning of year                               4,023          3,989          3,784
---------------------------------------------------------------------------------------
Cash and cash equivalents
  at end of year                              $     657        $ 4,023        $ 3,989
---------------------------------------------------------------------------------------

                      WILMINGTON TRUST ANNUAL REPORT 2002



Management's responsibility for financial reporting

The management of Wilmington Trust Corporation (the corporation) is responsible for the financial statements and the other financial information included in this Annual Report. The financial statements have been prepared in accordance with accounting principles generally accepted in the United States and include amounts based upon management's best judgment where necessary.

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



/s/ Ted T. Cecala

Ted T. Cecala
Chairman and Chief Executive Officer



/s/ Robert V.A. Harra Jr.

Robert V.A. Harra Jr.
President and Chief Operating Officer



/s/ David R. Gibson

David R. Gibson
Chief Financial Officer and
Executive Vice President,
Finance and Administration

                      WILMINGTON TRUST ANNUAL REPORT 2002



Report of independent auditors

The Board of Directors
Wilmington Trust Corporation:

We have audited the accompanying consolidated statement of condition of Wilmington Trust Corporation and subsidiaries (the Corporation) as of December 31, 2002, and 2001, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The accompanying consolidated financial statements of the Corporation for the year ended December 31, 2000, were audited by other auditors whose report thereon dated January 26, 2001, expressed an unqualified opinion on those statements.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the 2002 and 2001 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Wilmington Trust Corporation and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

     As discussed in Notes 1, 7 and 11 to the consolidated financial statements, the Corporation adopted Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets" in 2002 and SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" in 2001.



[KPMG LLP]

January 15, 2003

                      WILMINGTON TRUST ANNUAL REPORT 2002



Directors and committees

BOARD OF DIRECTORS                                                                     STANDING COMMITTEES

BETSY S. ATKINS                              ROBERT V. A. HARRA JR.                    EXECUTIVE COMMITTEE
President and                                President and Chief Operating Officer     Ted T. Cecala, Chairperson
Chief Executive Officer                                                                Charles S. Crompton Jr.
of Accordiant Ventures                       REX L. MEARS                              Edward B. du Pont
                                             President,                                R. Keith Elliott
CAROLYN S. BURGER                            Ray S. Mears and Sons, Inc.               Robert V. A. Harra Jr.
Principal,                                                                             David P. Roselle
CB Associates, Inc.;                         HUGH E. MILLER                            Robert W. Tunnell Jr.
Director, PJM Interconnection, L.L.C.        Retired Vice Chairman,
                                             ICI Americas Incorporated;                AUDIT COMMITTEE
TED T. CECALA                                Director, MGI PHARMA, Inc.                Carolyn S. Burger, Chairperson
Chairman of the Board and                                                              Richard R. Collins
Chief Executive Officer;                     STACEY J. MOBLEY                          Edward B. du Pont
Member, Board of Managers,                   Senior Vice President, General Counsel,   Rex L. Mears
Cramer Rosenthal McGlynn, LLC,               and Chief Administrative Officer,         Hugh E. Miller
Roxbury Capital Management, LLC, and         E. I. du Pont de Nemours and Company
Balentine Delaware Holding Company, LLC                                                COMPENSATION COMMITTEE
                                             DR. DAVID P. ROSELLE                      Stacey J. Mobley, Chairperson
RICHARD R. COLLINS                           President,                                Charles S. Crompton Jr.
Chairman, Collins, Inc.                      University of Delaware                    R. Keith Elliott
Retired, Chief Executive Officer,                                                      Rex L. Mears
and Chief Operating Officer,                 H. RODNEY SHARP III                       H. Rodney Sharp III
American Life Insurance Company              Retired Manager,
                                             E. I. du Pont de Nemours and Company;     NOMINATING AND CORPORATE
CHARLES S. CROMPTON JR.,                     Director, E. I. du Pont de Nemours        GOVERNANCE COMMITTEE
ESQUIRE                                      and Company                               Hugh E. Miller, Chairperson
Attorney, Counsel,                                                                     H. Rodney Sharp III
Law Firm of Potter,                          THOMAS P. SWEENEY, ESQUIRE                Thomas P. Sweeney
Anderson and Corroon, LLP                    Attorney, Member, Law Firm of Richards,   Robert W. Tunnell Jr.
                                             Layton and Finger, P.A.
EDWARD B. DU PONT                                                                      DIVIDEND DECLARATION
Private Investor;                            ROBERT W. TUNNELL JR.                     COMMITTEE
Director, E. I. du Pont de Nemours           Managing Partner,                         Ted T. Cecala, Chairperson
and Company                                  Tunnell Companies, L.P.                   Robert V. A. Harra Jr.

R. KEITH ELLIOTT
Retired Director, Chairman,                  WALTER D. MERTZ(1)
and CEO, Hercules Incorporated;              Retired Senior Vice President
Director, Computer Task Group,
Checkpoint Systems, Inc., and                (1)  Associate Director of
The Institute for Defense Analyses                Wilmington Trust Company only.



Officers and subsidiaries

WILMINGTON TRUST                             REGIONAL                                  OPERATING SUBSIDIARIES
PRINCIPAL OFFICERS                           PRESIDENTS
                                                                                       WILMINGTON TRUST
TED T. CECALA                                ROBERT M. BALENTINE                       COMPANY
Chairman and Chief Executive Officer         Chairman and Chief Executive Officer,
                                             Balentine & Company                       Brandywine Finance Corporation
ROBERT V.A. HARRA JR.                        Regional President, Georgia, and          Brandywine Insurance Agency, Inc.
President and Chief Operating Officer        Wealth Strategy and Family Offices        Brandywine Life Insurance Company, Inc.
                                                                                       Delaware Corporate Management, Inc.
ROBERT J. CHRISTIAN                          ALAN K. BONDE                             Nevada Corporate Management, Inc.
Chief Investment Officer and Executive       Western United States                     Organization Services, Inc.
Vice President, Investment Strategy                                                    Special Services Delaware, Inc.
                                             MARK A. GRAHAM                            Wilmington Brokerage Services Company
HOWARD K. COHEN                              Pennsylvania and New Jersey               Wilmington Trust Global Services, Ltd.
Executive Vice President,                                                              Wilmington Trust (Cayman), Ltd.
Corporate Client Services                    PETER E. "TONY" GUERNSEY JR.              Wilmington Trust (Channel Islands), Ltd.
                                             Northeastern United States and            WTC Corporate Services, Inc.
WILLIAM J. FARRELL II                        National Expansion
Executive Vice President, Information                                                  RODNEY SQUARE
Technology and Trust Operations              RICHARD F. KLUMPP                         MANAGEMENT CORPORATION
                                             President and CEO,
DAVID R. GIBSON                              Delaware Corporate Management, Inc.       WILMINGTON TRUST
Chief Financial Officer and                                                            OF PENNSYLVANIA
Executive Vice President,                    MARTIN MC DERMOTT
Finance and Administration                   CEO and Managing Director,                WILMINGTON TRUST FSB
                                             SPV Management Limited
ROBERT A. MATARESE                                                                     W T INVESTMENTS, INC.
Executive Vice President,                    KEMP C. STICKNEY                          Balentine Delaware Holding Company, LLC
Credit Policy and Administration             Florida                                   Balentine & Company, LLC
                                                                                       Balentine & Company of Tennessee, L.L.C.
RITA C. TURNER
Executive Vice President,                                                              WILMINGTON TRUST (UK) LIMITED
Client Services and Marketing                                                          SPV Management Limited
                                                                                       SPV Management (Dublin) Limited
RODNEY P. WOOD                                                                         SPV Management (Italia) SRL
Executive Vice President,                                                              SPV Jersey Limited
Wealth Advisory Services                                                               SPV Cayman Limited

I. GAIL HOWARD
Senior Vice President,
Human Resources

MICHAEL A. DIGREGORIO
Senior Vice President, Secretary,
and Chief Counsel

GERALD F. SOPP
Vice President and Controller

RONALD K. PENDLETON
Auditor

Stockholder information

CORPORATE HEADQUARTERS                       DIVIDEND REINVESTMENT                     WILMINGTON TRUST
Wilmington Trust Center                      AND VOLUNTARY STOCK                       OFFICE LOCATIONS
Rodney Square North                          PURCHASE PLAN
1100 North Market Street                     The corporation offers a plan under       CALIFORNIA
Wilmington, DE 19890-0001                    which participating stockholders          Costa Mesa, 714.384.4150
888.456.9361                                 can purchase additional shares of         Santa Monica, 610.899.7000
wilmingtontrust.com                          the corporation's common stock
                                             through automatic reinvestment of         DELAWARE
COMMON STOCK                                 their regular quarterly cash              Corporate headquarters
Wilmington Trust Corporation common          dividends and/or voluntary cash           Wilmington, 302.636.6676
stock is traded under the symbol WL on       payments. All commissions and fees        Office locations throughout the state
the New York Stock Exchange.                 connected with the purchase and
                                             safekeeping of the shares are paid        FLORIDA
DIVIDENDS                                    by the corporation. For details of        North Palm Beach, 561.630.1477
Dividends usually are declared in the        the plan, contact the stock               Palm Beach, 561.514.6730
first month of each quarter to               transfer agent.                           Stuart, 772.286.3686
stockholders of record as of the first                                                 Vero Beach, 772.234.1700
business day in February, May, August,       DUPLICATE MAILINGS
and November. Dividend payment dates         You may receive more than one copy        GEORGIA
usually are two weeks later. Wilmington      of this annual report due to              Atlanta, 404.760.2150
Trust has paid cash dividends on its         multiple accounts within your
common stock since 1908.                     household. The corporation is             MARYLAND
                                             required to mail an annual report         Baltimore, 410.468.4325
STOCK TRANSFER AGENT,                        to each name on our stockholder
DIVIDEND REINVESTMENT                        list unless the stockholder               NEVADA
AGENT, AND REGISTRAR                         requests that duplicate mailings be       Las Vegas, 702.866.2200
OF STOCK                                     eliminated. To eliminate duplicate
Inquiries relating to stockholder            mailings, please send a written           NEW JERSEY
records, stock transfers, changes            request to the stock transfer             Morristown, 973.285.3341
of ownership, changes of address,            agent.
duplicate mailings, dividend                                                           NEW YORK
payments, and the dividend                   ANNUAL MEETING                            Manhattan, 212.751.9500
reinvestment plan should be                  The annual meeting of the
directed to the stock transfer               corporation's stockholders will be        PENNSYLVANIA
agent:                                       held at the Wilmington Trust Plaza,       Doylestown, 267.880.7000
                                             301 West 11th Street, Wilmington,         Philadelphia, 215.419.6570
WELLS FARGO SHAREOWNER                       Delaware, on Thursday, April 17,          Villanova, 610.520.1430
SERVICES                                     2003, at 10:00 a.m.                       West Chester, 610.430.2202
Telephone: 800.999.9867
                                             INFORMATION REQUESTS                      INTERNATIONAL
Mailing Address:                             Analysts, investors, and others           London, 44.207.614.1111
P.O. Box 64854                               seeking financial information,            Channel Islands, 44.1534.495.555 Cayman
St. Paul, MN 55164                           including requests for the annual         Islands, 345.946.4091
                                             report on Form 10-K filed with the
Street Address:                              Securities and Exchange Commission,
161 North Concord Exchange                   should contact Ellen J. Roberts,
South St. Paul, MN 55075                     Vice President, Investor Relations,
                                             302.651.8069.

                                             (C)2003 Wilmington Trust
                                             Corporation. Affiliates in
                                             California, Delaware, Florida,
                                             Georgia, Maryland, Nevada, New
                                             Jersey, New York, and Pennsylvania.
                                             Members FDIC. Other offices in
                                             Tennessee, London, Channel Islands,
                                             and Cayman Islands. Authorized to
                                             conduct business in Ireland, Italy,
                                             Luxembourg, and The Netherlands.


Design by Addison www.addison.com

                          Wilmington Trust Corporation
                             CORPORATE HEADQUARTERS
                              Rodney Square North
                            1000 North Market Street
                                 Wilmington, DE
                                   19890-0001
                                  888.456.9361
                              wilmingtontrust.com









Advisory, investment, fiduciary, and banking expertise. Highly skilled and talented staff. Uncompromised underwriting and risk management standards. Accountability, integrity, and ethics. Sound fiscal policies. Founded in 1903 by the du Pont family. 100 years of capital strength, consistent profitability, and superior client service. Cash dividends paid since 1908. Consecutive dividend increases since 1982. Client relationships throughout the Delaware Valley, across the United States, and around the world. Unique solutions and customized strategies that help clients succeed.













                               [WILMINGTON TRUST
                                    CENTURY
                             CELEBRATION 2003 LOGO]