Form 10-K, Exhibit 13
period 2003-12-31
WILMINGTON TRUST CORP
filed 2004-03-15
CIK 872821

                     ANNUAL REPORT TO SHAREHOLDERS FOR 2003

                                   EXHIBIT 13

Wilmington Trust Corporation
                                                              2003 Annual Report


[PHOTO OF WOMAN][PHOTO OF CHILD AND ADULT IN PLAYGROUND.][PHOTO OF MAN READING.]














                            [WILMINGTON TRUST LOGO]

                          Wilmington Trust Corporation

                         A CENTURY OF SHAREHOLDER VALUE

    On July 8, 2003, Wilmington Trust celebrated its 100th anniversary -- and a century of solutions that help clients succeed, build capital strength, and create shareholder value. As we commence our second century, our advisory, investment, fiduciary, and banking expertise converges in three contrasting, yet complementary, businesses that share an uncompromising dedication to client relationships.

                                REGIONAL BANKING

         Our Regional Banking business is concentrated in the Delaware Valley region, which includes our home state of Delaware, and geographically adjacent areas along the I-95 corridor from Princeton to Baltimore and Maryland's Eastern Shore. The diversified and stable economy in this region has fueled consistent growth in this business.

         We conduct commercial banking throughout the region, where we seek to build long-term relationships with successful business owners who need a combination of lending and wealth management services. Our target commercial client is a family-owned or closely held business with up to $250 million in annual sales. According to D&B, there are nearly 35,000 such businesses in the Delaware Valley region.

         Our retail banking activities are focused on the state of Delaware, where we serve clients through a combination of traditional branches, investment and banking sales centers, electronic banking centers, and online services. We have relationships with nearly 40% of the households in Delaware and more than 50% of Delaware businesses with sales of $500,000 to $10 million. Our loan and deposit balances are higher than those of any other full-service bank in Delaware, and we have 43 branch offices located throughout the state, more than any competitor.

                            CORPORATE CLIENT SERVICES

         Our Corporate Client Services business helps companies that want to use trusts and other legal structures to protect assets, generate capital, and establish a legal presence in multiple locations. The specialized collection of fiduciary and administrative services we offer in this business grew out of our extensive knowledge of the legal and tax advantages available in the state of Delaware. Today our expertise encompasses the most advantageous jurisdictions in the United States, the Caribbean, and Europe.

         Our capabilities range from the routine to the complex. Our clients are the financial executives, tax experts, and investment bankers who advise the largest corporations in the United States and around the world.

         Our trustee services support such capital markets transactions as asset-backed securitizations, equipment leasing, and corporate restructurings. We also provide trust and custody services for 401(k) and other retirement plans. In addition we help companies achieve legal residency in multiple jurisdictions by providing administrative services that include everything from mail processing and accounting to the provision of independent directors.

                            WEALTH ADVISORY SERVICES

         The Wealth Advisory Services business has been the cornerstone of our company for more than 100 years. When members of the du Pont family founded Wilmington Trust in 1903, they established a company to help manage their wealth -- and a culture that was forged on family relationships. Some of our client relationships span five generations, and we specialize in serving families over long periods of time.

         Today we are the 15th largest personal trust provider in the United States. We have had clients in all 50 states and nearly 30 other countries for decades. For many years, we served these clients from our Delaware headquarters and offices on Florida's Treasure Coast. Since 1998 we have opened 14 Wealth Advisory offices in six states, and established a presence in markets where there is a high concentration of wealth.

         Our focus is on clients with $10 million or more to invest. We aim to be their most trusted advisor, and our goal is to grow and protect their wealth. We do this by crafting complex solutions that employ sophisticated financial planning techniques, investment consulting, asset management, trust services, wealth transfer strategies, and custom lending plans.

                   [WILMINGTON TRUST 100TH ANNIVERSARY LOGO]

                          Wilmington Trust Corporation

                                 YEAR IN BRIEF

                                                                                                 INCREASE
FOR THE YEAR ENDED DECEMBER 31                                            2003         2002     (DECREASE)
---------------------------------------------------------------------------------------------------------
INCOME STATEMENT (in millions, except per share amounts)
---------------------------------------------------------------------------------------------------------
Net interest income                                                    $    277.1   $    276.5        0.2%
Noninterest income                                                          264.2        262.2        0.8
Noninterest expense                                                         312.0        309.9        0.7
Net income                                                                  134.4        133.2        0.9
Net income per share (diluted)                                         $     2.02   $     2.01        0.5
Dividends paid per share                                               $    1.065   $    1.005        6.0
---------------------------------------------------------------------------------------------------------
AVERAGE BALANCES (in millions)
---------------------------------------------------------------------------------------------------------
Total assets                                                           $  8,529.5   $  7,661.0       11.3%
Loans                                                                     6,060.0      5,691.3        6.5
Reserve for loan losses                                                      86.7         83.0        4.5
Core deposits                                                             4,356.2      3,981.1        9.4
Stockholders' equity                                                        769.6        719.6        6.9
---------------------------------------------------------------------------------------------------------
ASSETS UNDER MANAGEMENT (in billions)
---------------------------------------------------------------------------------------------------------
Wilmington Trust Company                                               $     24.4   $     21.0       16.2%
Cramer Rosenthal McGlynn                                                      4.7          3.5       34.3
Roxbury Capital Management                                                    3.2          3.7      (13.5)
Combined assets under management                                             32.3         28.2       14.5
---------------------------------------------------------------------------------------------------------
SELECTED STATISTICS                                                                                Change
---------------------------------------------------------------------------------------------------------
Return on assets                                                             1.58%        1.74%     (0.16)%
Return on equity                                                            17.46%       18.51%     (1.05)%
Net interest margin                                                          3.60%        4.02%     (0.42)%
Full-time equivalent staff                                                  2,307        2,361        (54)
Weighted average shares outstanding (diluted)                              66,536       66,301        235

                                                           2003 ANNUAL REPORT  1

LETTER TO SHAREHOLDERS

         In 2003 we celebrated the 100th anniversary of our company and completed our 100th year of profitability. Although the economic environment was challenging, each of our businesses produced impressive growth. In the latter half of the year, our performance began to reflect the rebounding economy and improving equity markets. As a result, we reported net income of $134.4 million for 2003, which was slightly higher than our 2002 net income of $133.2 million. Earnings per share for 2003, on a diluted basis, were $2.02, versus $2.01 for 2002.

         In our Regional Banking business, loan and deposit balances reached record highs, and credit quality remained stable. Loan balances rose steadily throughout 2003 and grew 6.5% to $6.06 billion, on average. Most of the growth occurred in the commercial portfolio, where balances rose 12.2% to $3.87 billion, on average. Core deposits advanced 9.5% to $4.36 billion, on average.

                            [PHOTO OF TED T. CECALA.]

         Our success at generating loan growth helped mitigate the impact of the lowest interest rates since 1958 on our net interest margin, which fell to 3.60%. This was the lowest margin we have recorded since 1981.

         Business development was robust in our Wealth Advisory Services and Corporate Client Services businesses, yielding record-high income. This helped offset the effects of equity markets that remained below their 2002 levels for much of 2003, which masked the full extent of the growth in Wealth Advisory Services and caused income from our affiliate money managers to decrease. Total advisory income rose 1.5% to $210.7 million.

         Expense management, already ingrained in our corporate culture, was emphasized even more strongly in 2003. We held noninterest expenses to $312.0 million, which was less than 1% higher than the 2002 amount.

         Assets under management, including those at affiliates Cramer Rosenthal McGlynn and Roxbury Capital Management, totaled $32.3 billion. This 14.5% increase represented additional business as well as appreciation in market values.

         In April 2003 your Board of Directors reiterated its commitment to shareholder value by authorizing the 22nd consecutive increase in the cash dividend, which rose from $1.02 to $1.08 per share on an annualized basis. According to Mergent, Inc.'s 2003 Dividend Achievers, only 150 of the more than 11,400 dividend-paying companies that are traded publicly on U.S. exchanges have raised their dividends consecutively for 20 years or more.

MAXIMIZING OPPORTUNITY IN A DIFFICULT ECONOMY

         Our aim is to build lasting relationships with our clients, and our focus is on providing solutions. Conditions in 2003 highlighted the advantages of our approach, and helped us attract new clients as well as additional business from existing clients.

         In a year when many banks experienced little, if any, commercial loan growth, we recorded a double-digit increase in commercial balances. This growth reflected credit standards that are based on our familiarity with the Delaware Valley market, and lending decisions that are based on our relationships with clients. We helped clients capitalize on a variety of opportunities that emerged as a result of the economic diversity and stability in the region. In addition, continuing consolidation among commercial banks in the area led more clients to seek relationships with easily accessible decision-makers who live and work in the same communities.

         In our Corporate Client Services business, uncertainty in the post-Enron regulatory environment underscored the benefits of doing business with a company that has a track record like ours. Few competitors, if any, can match our scope of specialized trust and entity management services, our expertise in the nuances of trust law and nexus services, and our extensive experience in multiple jurisdictions. Much of the new business we captured in 2003 resulted from our expanded capabilities in Europe and the Caribbean.

         The double-digit growth in our Wealth Advisory Services business showed the strength of our open-architecture investment consulting capabilities and our comprehensive view of wealth management. The protracted downturn in equity markets confirmed the importance of asset allocation and objective investment advice, two aspects of wealth management in which we specialize. In 2003 we launched the Wilmington Strategic Asset Allocation Mutual Funds, which made it possible for clients to access our asset allocation offerings through separately managed accounts, private partnerships, mutual funds, or common trust funds. Financial planning and estate settlement are other areas of expertise, and there was high demand for these services in 2003.


[BAR GRAPHS OF (1) NET INTEREST AND NONINTEREST INCOME FOR EACH YEAR FROM 1993 TO 2003, WITH THE FOLLOWING PLOT POINTS, IN MILLIONS, AND (2) THE NUMBER OF STAFF MEMBERS AT THE END OF EACH YEAR FROM 1993 TO 2003, WITH THE FOLLOWING PLOT
POINTS:


                                           93     94     95     96     97     98     99     00     01    02     03
NET INTEREST AND NONINTEREST INCOME     $  289 $  297 $  325 $  353 $  388 $  422 $  437 $  471 $  487 $  539 $  541
STAFF MEMBERS                            2,254  2,303  2,332  2,418  2,428  2,442  2,434  2,299  2,316  2,361  2,307.]

OUR PEOPLE MAKE THE DIFFERENCE

         Throughout our history, the essential element of our success has been the ability of our people to capture opportunities and convert them into growth for our company. During our centennial celebration, we acknowledged the tremendous legacy of the people who preceded us. The people who surround us today are just as important, and I would like to recognize the efforts they expend each day on behalf of our clients and shareholders.

         None of what we achieved in 2003 would have been possible without our staff members. These are the people who manage our client relationships, develop solutions, and deliver superior service. I am deeply grateful for the energy, resolve, and focus they display every day.

         I also would like to acknowledge the contributions and involvement of our Board of Directors. We are fortunate to have Board members who approach their work with such diligence. They help us maintain the highest standards of integrity and accountability. Their advice and counsel have been especially valuable as we continue to implement the requirements of the Sarbanes-Oxley Act of 2002.

         Finally, I would like to thank our shareholders for your confidence in our company. Our 2003 results demonstrated our ability to deliver consistent profitability and growth with low volatility, even in less than ideal economic circumstances. As we move forward, I firmly believe that we have the right business model in place, the best expertise in the industry, and the most talented people on board to leverage the success of our first century well into our second.

[BAR GRAPHS OF DILUTED EARNINGS PER SHARE, DIVIDENDS PAID, AND DIVIDEND PAYOUT RATIO FOR EACH YEAR FROM 1993 TO 2003, WITH THE FOLLOWING PLOT POINTS:

                                          93     94     95     96     97      98     99     00     01     02      03
EARNINGS PER SHARE                      $1.10  $1.17  $1.27  $1.34  $1.54   $1.67  $1.61  $1.85  $1.90   $2.01   $2.02
DIVIDENDS PAID                          $0.49  $0.53  $0.59  $0.65  $0.71   $0.77  $0.83  $0.89  $0.95   $1.005  $1.065
DIVIDEND PAYOUT RATIO                    0.44   0.45   0.46   0.46   0.45    0.45   0.51   0.47   0.492   0.495   0.522.]



                                          /s/ Ted T. Cecala
                                          -------------------------------------
                                          Ted T. Cecala
                                          Chairman and Chief Executive Officer

                                                           2003 ANNUAL REPORT  3

                                Regional Banking

                        [PHOTO OF ROBERT V.A. HARRA, JR.]
                                [PHOTO OF WOMAN.]
                           [PHOTO OF FIVE CO-WORKERS.]

"WE HAVE BEEN HELPING INDIVIDUALS AND FAMILIES BUY HOMES, EXPAND BUSINESSES,
AND PLAN FOR FUTURE FINANCIAL NEEDS FOR MORE THAN 100 YEARS NOW. WE LIVE AND WORK IN THE COMMUNITIES WE SERVE, AND WE HAVE A LONG-TERM AND CONSISTENT APPROACH TO LENDING. THESE ARE DISTINCTIONS THAT CLIENTS VALUE, AND THAT HELP US PRODUCE CONSISTENT LOAN GROWTH AND STABLE CREDIT QUALITY."

Robert V. A. Harra Jr.
President and Chief Operating Officer
Business Head, Regional Banking

         In 2003 our focus on relationship management drove growth in loan and deposit balances to record highs. Loan balances for the year were $6.1 billion, on average, which was an increase of more than 6%, and the fourth quarter of 2003 marked our 11th consecutive quarter of loan growth. Core deposit balances rose more than 9%, on average, to $4.4 billion.

         Our loan portfolio remained well diversified across commercial and consumer lines, and its composition was relatively unchanged. Our disciplined underwriting culture kept credit quality stable, and net charge-offs were lower than in 2002.

         Most of the loan growth occurred in our commercial portfolio, where strong lending activity drove balances, on average, to $3.9 billion, which was a 12% increase. Retail loan balances declined because we sell new residential mortgage production into the secondary market, but consumer loan originations rose 17%.

         From a geographic perspective, the growth in the commercial loan portfolio was split fairly evenly between Delaware and Pennsylvania. In Delaware we continued to hold the dominant market share. In southeastern Pennsylvania we continued to gain market share, as more of our target commercial banking clients--family-owned or closely held businesses with annual sales of up to $250 million--were attracted by our relationship-based approach.

         Our commercial banking business benefited from a regional economy that encompasses a broad array of industries and sectors, and the recent economic downturn was less severe in the Delaware Valley than elsewhere in the United States. In 2003 the U.S. Census Bureau ranked Delaware as the seventh-fastest-growing state in the nation. The Bureau also reported that Delaware was the fifth most popular choice for relocation among retirees. In addition Delaware's unemployment rate remained well below the national average.

         Contributing to 2003 loan growth in Delaware was the completion of a limited-access highway that links the northern and central parts of the state. This new artery significantly shortened commuting times and sparked both business and housing development in what formerly had been mostly a rural area. Development also was strong in the southernmost part of Delaware, where easy access to Atlantic Ocean beach resorts continued to draw increasing numbers of year-round residents as well as tourists. Our loans funded a variety of projects, including single-family, multi-family, and age-restricted residential developments, as well as hotel, industrial, and retail ventures.

                                 [PHOTO OF MAN.]

         In southeastern Pennsylvania the target market for our commercial banking business is six times the size of the market in Delaware. Although its economy in 2003 was less robust than Delaware's, the size of the Pennsylvania market more than compensated. Loan balances in southeastern Pennsylvania, which topped $1 billion for the first time in 2002, reached $1.3 billion, on average, in 2003. Our Pennsylvania lending was not concentrated in any one area, and we funded industrial, commercial, and residential projects throughout the region.

[BAR GRAPHS OF AVERAGE LOAN BALANCES FOR WILMINGTON TRUST COMPANY AND WILMINGTON TRUST OF PENNSYLVANIA FOR EACH YEAR FROM 1994 TO 2003, WITH THE FOLLOWING PLOT POINTS, IN MILLIONS:

                            WILMINGTON TRUST COMPANY

                                 1994 - $2.943
                                 1995 - $3.196
                                 1996 - $3.366
                                 1997 - $3.581
                                 1998 - $3.759
                                 1999 - $3.910
                                 2000 - $4.169
                                 2001 - $4.275
                                 2002 - $4.533
                                 2003 - $4.716

                        WILMINGTON TRUST OF PENNSYLVANIA

                                  1994 - $.170
                                  1995 - $.194
                                  1996 - $.237
                                  1997 - $.340
                                  1998 - $.398
                                  1999 - $.620
                                  2000 - $.884
                                  2001 - $.960
                                 2002 - $1.157
                                 2003 - $1.334.]



         Core deposit balances for 2003 were $4.4 billion, on average, which was an increase of 9%. Clients seemed to prefer the safety and accessibility of insured deposits to the more volatile investing environment and the longer-term commitments of certificates of deposit. In addition the number of new deposit accounts was 16% higher than in 2002. Approximately 97% of our core deposit balances were generated in Delaware.

         We continued to invest in our retail banking franchise and dominant market position in Delaware. We renovated several branches, enhanced the security of our ATM network, and continued to position our branch offices as resources that offer clients a broader scope of financial products. Each of our full-service branches has at least one licensed investment specialist on staff.

         We launched new online bill-paying and checking products, and clients increasingly opted to perform routine banking transactions online. The number of registered online users rose 28%, and online transaction volume jumped 52%. In comparison, the number of teller transactions fell for the fourth consecutive year, and declined more than 8% from 2002.

         A factor in the strength of our business in Delaware is the tenure of our branch staff. More than 50% of our branch staff members have been with Wilmington Trust 10 years or longer, and the average tenure of a branch manager is 25 years. This longevity facilitates the focus on client relationships that has been a competitive advantage throughout our first century.

                                                          2003 ANNUAL REPORT   5

Corporate Client Services

[BAR GRAPHS OF CORPORATE CLIENT INCOME (CAPITAL MARKETS SERVICES, ENTITY MANAGEMENT SERVICES, AND CORPORATE RETIREMENT SERVICES) FOR EACH YEAR FROM 1993 TO 2003, WITH THE FOLLOWING PLOT POINTS, IN MILLIONS:

                  CAPITAL MARKETS SERVICES

                    1993      -  $9.271
                    1994      -  $9.99
                    1995      -  $10.433
                    1996      -  $10.298
                    1997      -  $13.237
                    1998      -  $18.375
                    1999      -  $23.367
                    2000      -  $26.419
                    2001      -  $34.007
                    2002      -  $38.347
                    2003      -  $36.5

                  ENTITY MANAGEMENT SERVICES

                    1993      -  $3.116
                    1994      -  $4.257
                    1995      -  $4.688
                    1996      -  $5.127
                    1997      -  $5.947
                    1998      -  $6.984
                    1999      -  $8.772
                    2000      -  $10.615
                    2001      -  $12.467
                    2002      -  $17.29
                    2003      -  $20.9

                  CAPITAL MARKETS SERVICES

                    1993      -  $11.504
                    1994      -  $11.594
                    1995      -  $11.992
                    1996      -  $12.364
                    1997      -  $13.505
                    1998      -  $10.416
                    1999      -  $8.247
                    2000      -  $9.685
                    2001      -  $8.468
                    2002      -  $8.971
                    2003      -  $9.90.]

                     [PHOTO OF TWO MEN AT A TRAIN STATION.]

              [PHOTO OF FOUR MEN AND A WOMAN AT CONFERENCE TABLE.]

         Our ability to craft customized solutions for specialty corporate trusts and business enterprises in the most favorable legal jurisdictions in the world resulted in another year of growth in the Corporate Client Services business. Income for 2003 was $67.3 million, an increase of 5%.

         The geographic expansion we have undertaken in the last several years and our reputation for superior service delivery were key factors in our 2003 performance. Our acquisition last year of London-based SPV Management added Ireland, Italy, Luxembourg, and The Netherlands to the list of jurisdictions in which we are authorized to provide fiduciary and administrative services. This augmented our capabilities in the United Kingdom, the Channel Islands, the Cayman Islands, and the two premier jurisdictions in the United States, which are Delaware and Nevada.

         Our larger presence in Europe opened up new markets for our products and services and helped us gain additional business from existing clients. It also enabled us to win more appointments from multinational clients who establish trusts and entities in more than one location. Some of the transactions we supported in 2003 simultaneously involved European, Caribbean, and American jurisdictions.

         As we widened our geographic and jurisdictional scope, we experienced increased demand for multijurisdictional services, and stronger interest in our Caribbean capabilities. In the Cayman Islands we added staff and opened a new office in George Town, Grand Cayman, in December.

         One of the factors in our 2003 growth was demand for services that support asset-backed securitizations. Activity was high among existing clients as well as new issuers, especially toward the end of the year. We supported twice as many asset-backed securitizations in 2003 as in 2002.

         These structures are used widely in the United States, and they are gaining popularity in Europe, where the market for them is less developed. Before the euro was adopted, the use of many different currencies made it difficult to achieve optimum scale.

         One of our specialties is providing trust and custody services for retirement plans. This aspect of the business is growing, because retirement plans are increasing in number, and the way in which they are administered is changing. This has created additional opportunities for us, and we added 200 plans in 2003.

                                [PHOTO OF HOWARD K. COHEN.]

         Retirement plan sponsors increasingly are electing to separate the three aspects of plan administration into what is called an "unbundled"approach. This gives them the flexibility to select best-in-class providers who specialize in each of the distinctly different roles of investment manager, record keeper, and trustee.

         Our focus is on serving as trustee for 401(k) and other defined contribution plans, which comprise the fastest-growing segment of the industry. According to the Society of Professional Administrators and Record keepers, the percentage of U.S. retirement plan assets held in defined contribution plans rose from 49% in 1995 to 59% in 2002. At Wilmington Trust, defined contribution plans represented only 13% of the plan assets we supported in 1995. By the end of 2003, that number had jumped to 67%.

         The capital markets component of Corporate Client Services was challenged by economic conditions in 2003. To a certain extent, this portion of the business is counter-cyclical. In a down economic cycle, when there is an increase in the number of companies facing financial distress, entering bankruptcy, or exiting bankruptcy, we win more successor trustee and creditor's committee appointments. In a more robust economy, our bankruptcy-related business declines, but we tend to see higher volumes of structured finance transactions.

         Distressed-company assignments were a strong source of growth in 2002 and the first half of 2003. We have a competitive advantage in this market, because these appointments must be awarded to providers that have no lending or securities underwriting relationships with the company in question. We have no such conflicts of interest. Every time consolidation occurs in the financial services industry, the number of conflict-free providers dwindles. In the second half of the year, the number of distressed-company appointments waned, but the market for structured finance transactions remained soft until late in the fourth quarter.

         Another challenge to growth in 2003 was the post-Enron regulatory environment, which prompted many entity management clients and prospects to delay projects until new accounting rules are adopted.

                          [PHOTO OF HOWARD K. COHEN.]

         "The advisors who craft complex financial structures for our client companies look for a service provider of substance that is both conflict-free and independent. We offer them a broad array of capabilities across multiple jurisdictions, customizing our services to meet their clients' needs. We're experienced and flexible. That is why this business continues to grow."

Howard K. Cohen
Executive Vice President
Corporate Client Services

                                                           2003 ANNUAL REPORT  7

                            Wealth Advisory Services

                           [PHOTO OF RODNEY P. WOOD.]

"OUR CLIENTS HAVE A LONG-TERM FOCUS. TO THEM, FINANCIAL PLANNING AND ASSET PROTECTION ARE AS IMPORTANT AS INVESTMENT PERFORMANCE. OUR EXPERTISE IN WRAPPING COMPREHENSIVE PLANNING TECHNIQUES AROUND OBJECTIVE INVESTMENT MANAGEMENT GIVES US A COMPETITIVE EDGE THAT CONSISTENTLY ATTRACTS BUSINESS FROM NEW CLIENTS AS WELL AS ADDITIONAL ASSETS FROM EXISTING CLIENTS."

Rodney P. Wood
Executive Vice President
Wealth Advisory Services

                       [PHOTO OF MAN AND WOMAN TALKING.]

                       [PHOTO OF FAMILY IN LIVING ROOM.]

         Our Wealth Advisory Services business had its best year yet in 2003, thanks to exceptionally strong business development activity. Throughout the year, we attracted new clients and cultivated additional business from existing clients. We strengthened our investment platform, enhanced client service, and continued to invest in markets outside of our home state of Delaware.

         Wealth Advisory income rose 10% to $140 million, a record high. This achievement was especially noteworthy because nearly half of Wealth Advisory income is tied to equity market valuations, and the equity markets remained below their 2002 levels for much of 2003.

         Although the extended equity market downturn during the first half of the year masked the full extent of the growth in this business, it generated more demand for our financial planning and asset allocation expertise. As markets improved toward the end of the year and valuations rose, the magnitude of the growth became more apparent, and we had an especially strong fourth quarter.

         Poor market performance in recent years has reinforced the importance of asset allocation. We believe that asset allocation is the chief determinant of investment return, that diversification is the key to controlling risk, and that objectivity is essential. We achieve objectivity by offering a variety of proprietary and nonproprietary investment solutions across the full spectrum of asset classes and styles.

         In 2003 we improved our asset allocation process by creating an Investment Strategy Team of economists and investment professionals from our California, Delaware, Florida, Georgia, New York, and Pennsylvania offices. The team is structured with permanent as well as rotating members who provide diverse perspectives and expertise in various investment disciplines. In addition to developing forward-looking asset allocation strategies, the team is responsible for selecting and monitoring independent managers.

         We also launched the Wilmington Strategic Asset Allocation Mutual Funds. Each of these five funds focuses on a single asset class, and each fund utilizes multiple managers, combines active and index management, and allows tactical adjustments between styles and strategies. Now clients may access our asset allocation offerings through separately managed accounts, private partnerships, mutual funds, or common trust funds.

                [PHOTO OF WOMAN NEXT TO A PAINTING OF HERSELF.]

         Demand continued to be strong for our open-architecture investment consulting services, which we gained with our 2002 acquisition of Balentine & Company. The Balentine process uses only independent managers. The level of interest in such a process among our target Wealth Advisory clients was quantified in a 2003 survey by The VIP Forum, which reported that more than 82% of affluent individuals and families prefer that their financial advisor offer services and products from many different companies.

[BAR GRAPHS OF WEALTH ADVISORY INCOME FOR EACH YEAR FROM 1993 TO 2003 WITH THE FOLLOWING PLOT POINTS, IN MILLIONS, AND THE STANDARD AND POORS' 500 INDEX AT THE END OF EACH YEAR FROM 1994 TO 2003, WITH THE FOLLOWING PLOT POINTS:

         WEALTH ADVISORY INCOME:

            1994   - $56.7
            1995   - $60.9
            1996   - $70.1
            1997   - $81.8
            1998   - $96.3
            1999   - $114.101
            2000   - $125.819
            2001   - $130.155
            2002   - $143.17
            2003   - $143.4

         STANDARD & POORS' 500:

            1994   - 459.27
            1995   - 615.93
            1996   - 740.74
            1997   - 970.43
            1998   - 1,229.23
            1999   - 1,469.25
            2000   - 1.320.28
            2001   - 1,148.08
            2002   - 879.82
            2003   - 1,111.92.]

         Although asset management is an important aspect of comprehensive wealth management, it is not the only consideration. Investment return is important to our clients, but in many cases it is superseded by the need for wealth preservation and transfer strategies.

         In 2003 the largest percentage of growth in Wealth Advisory income came from the planning, trust, and estate settlement services in which we specialize. Much of our success in this area stems from our century of experience with the nuances of advantageous Delaware trust and tax laws.

         Our expansion into key centers of affluence throughout the United States also contributed to our 2003 growth. In the past five years, we have opened Wealth Advisory offices in six states, and this has created additional and more diversified sources of income and business opportunities. Sales have increased more than 250% since 1998, and the contribution to revenue from our newer offices has risen consistently. In 2003 results were particularly strong in our Florida, New York, and Pennsylvania offices.

         The primary sources of new Wealth Advisory business are referrals from clients, attorneys, and tax advisors. In California, we relocated our West Coast headquarters from Santa Monica to Century City, which improved our proximity to prominent influencers in the Los Angeles area. In addition, we expanded our office in Stuart, Florida.

         According to the Merrill Lynch/Cap Gemini Ernst & Young World Wealth Report 2003, there are approximately 18,000 individuals in the United States with investable assets of $30 million or more, and this number is increasing. Our relationship focus, superior client service, accessible size, and 100-year track record comprise a competitive advantage in a wealth management market that continues to grow.

                                                           2003 ANNUAL REPORT  9

                                Company Overview

         The Corporation is a financial services holding company with a diversified mix of three businesses -- Wealth Advisory Services, Corporate Client Services, and Regional Banking -- which it delivers through its primary wholly owned subsidiaries:

- Wilmington Trust Company, a Delaware-chartered bank and trust company that has engaged in commercial and trust banking activities since 1903. Wilmington Trust Company is the 15th largest personal trust provider in the United States and the largest full-service bank in Delaware, with 43 branch offices throughout the state.

- Wilmington Trust of Pennsylvania, a Pennsylvania-chartered bank and trust company. Wilmington Trust of Pennsylvania has offices in center city Philadelphia, Doylestown, Villanova, and West Chester.

- Wilmington Trust FSB, which serves as the platform for the Corporation's activities beyond Delaware and Pennsylvania. Wilmington Trust FSB offices are located in California, Florida, Georgia, Maryland, Nevada, and New York.

         The Corporation and its affiliates also have offices in Tennessee,the Cayman Islands, the Channel Islands, and London, and other affiliates in Dublin and Milan.

         Through its subsidiaries, the Corporation engages in fiduciary, wealth management, investment advisory, financial planning, insurance, broker-dealer services, deposit taking, and residential, commercial, and construction lending. The Wealth Advisory Services business provides a variety of financial planning and asset management services for high-net-worth individuals and families throughout the United States and in many foreign countries. The Corporate Client Services business provides a variety of specialty trust and administrative services for national and multinational institutions. The Regional Banking business targets consumer banking clients in Delaware and middle-market commercial clients throughout the Delaware Valley region.

         The Corporation and its subsidiaries are subject to the regulations of the Federal Reserve Board, the Federal Deposit Insurance Corporation, the Office of Thrift Supervision, the Delaware Department of Banking, the Pennsylvania Department of Banking, and certain other federal and state authorities.

                          Wilmington Trust Corporation

                               TABLE OF CONTENTS

     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
     FINANCIAL CONDITION AND RESULTS OF OPERATIONS
12   Summary of 2003 performance
13   Analysis of financial condition
13     Assets
16     Liabilities and stockholders' equity
18   Results of operations
18     Net interest income
19     Net interest margin
19     Noninterest income
23     Noninterest expense
24   Asset quality, loan loss reserves, and loan loss provision
26   Disclosures about market risk
27   Liquidity and capital position
29   Off-balance sheet arrangements and contractual obligations
29   Market price of common stock and dividends paid per share
30   Other information and accounting pronouncements

     UNAUDITED FINANCIAL STATEMENTS
32   11-year summary of selected financial data
36   5-year comparative analysis of average balance sheets and
     income statements, interest income and expense, and the
     respective yields and costs of funds for those years
38   5-year comparison of average statements of condition
39   5-year comparison of statements of income
40   2-year comparison of consolidated quarterly results of operations

                            [WILMINGTON TRUST LOGO]

     AUDITED FINANCIAL STATEMENTS
41   Consolidated statements of condition for 2003 and 2002
42   Consolidated statements of income for 2003, 2002, and 2001
44   Consolidated statements of changes in stockholders' equity for 2003, 2002, and 2001
46   Consolidated statements of cash flows for 2003, 2002, and 2001
48   Notes to consolidated financial statements
69   Management's responsibility for financial reporting
70   Independent auditors' report

     OTHER INFORMATION
71   Directors and committees
72   Officers and subsidiaries
     Stockholder information -- inside back cover

[WILMINGTON TRUST LOGO.]

                          Wilmington Trust Corporation

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

SUMMARY OF 2003 PERFORMANCE

         All of the Corporation's businesses performed well in 2003. In the Regional Banking business, loan and deposit balances reached record highs. The Wealth Advisory Services and Corporate Client Services businesses produced record high income. Expense control remained paramount throughout the year, and 2003 noninterest expenses were less than 1% above their 2002 levels.

         These achievements were muted by economic conditions resulting from the impact of the war with Iraq, erosion in investor confidence due to corporate and mutual fund scandals, and uncertainty about the post-Enron regulatory environment. The year was characterized by:

-        the lowest market interest rates since 1958, and

- financial market valuations that remained below their 2002 levels for more than half of 2003.

         These circumstances contributed to significant compression in the Corporation's net interest margin, caused a substantial reduction in income from the affiliate money managers, and masked strong business development in the advisory businesses. While these factors challenged the Corporation's ability to surpass its 2002 results, their convergence in the span of one 12-month period demonstrated the Corporation's resilience and its ability to generate consistent profitability from its diversified mix of businesses. In its 100-year history, Wilmington Trust never has had an unprofitable year.

         Net income for 2003 was $134.4 million, a slight increase from 2002. Net income per share, on a diluted basis, was $2.02, compared with $2.01 for 2002. Net interest income totaled $277.1 million. Noninterest income was $264.2 million, and accounted for 42% of total interest and noninterest income for 2003. The trend seen in recent years of growth in noninterest income was curtailed in 2003 by affiliate money manager income that was 81.6% below its 2002 level.

         Assets under management at Wilmington Trust rose 16.1% to $24.4 billion. On a combined basis,including Cramer Rosenthal McGlynn (CRM) and Roxbury Capital Management (RCM), assets under management rose 14.5% to $32.3 billion.

         Total balance sheet assets were $8.82 billion at year-end 2003, which was 8.5% above the $8.13 billion at year-end 2002. Investment portfolio balances rose 39.3% to $1.88 billion.

         The net interest margin was affected in 2003 by low interest rates, balance sheet expansion, and the Corporation's interest rate sensitivity. After falling steadily throughout the first nine months of the year, the margin stabilized during the fourth quarter. For the full year 2003, the net interest margin was 3.60%, which was 42 basis points lower than for 2002. The average yield on total earning assets was 91 basis points lower than for 2002, while the average cost of funds used to support those assets fell only 49 basis points.

         Helping to offset the margin compression was steady growth throughout the year in loan balances, which reached $6.23 billion at year-end and $6.06 billion, on average. The 2003 fourth quarter marked the 11th consecutive quarter of loan growth. This growth was achieved even as residential mortgage balances decreased $187.6 million from 2002, primarily because of the Corporation's strategy of selling new residential mortgage production into the secondary market. The 2003 loan balance growth was balanced between the state of Delaware, where the Corporation is the dominant banking company, and the five-county metropolitan area surrounding Philadelphia, where the Corporation continues to gain market share.

         Deposit balances rose to $6.58 billion at year-end and $6.29 billion, on average, for 2003. These increases, which the Corporation attributed mainly to client concern about volatility in the equity markets, helped reduce the compression in the net interest margin.

         The Regional Banking business benefited from an economy that remained relatively strong compared to many other parts of the U.S. The Regional Banking business is concentrated in the Delaware Valley, which the Corporation defines as the area along the I-95 corridor from Princeton, New Jersey, to Baltimore, Maryland, the state of Delaware, and Maryland's Eastern Shore. The economy in this region is not dominated by any single large company or industry, and it is well diversified among the financial services, life sciences, pharmaceutical, technology, manufacturing, construction, retail, agriculture, and tourism sectors.

         Credit quality remained stable. The net charge-off ratio for 2003 was 27 basis points. This was 4 basis points lower than the 2002 ratio of 31 basis points, and the lowest level since 1994. Net charge-offs have remained below 50 basis points since 1990. In keeping with the growth in loan balances, the reserve for loan losses increased 5.5% to $89.9 million, while the provision for loan losses remained relatively stable, at $21.6 million for 2003 versus $22.0 million for 2002.

         Even though equity market conditions obscured the full extent of its growth, the Wealth Advisory Services business produced record-high income of $140.4 million. This 10.6% increase reflected the most successful year of sales in the history of this business.

         Income from the Corporate Client Services business rose 4.7% to $67.3 million. The growth of this business was affected by weak economic conditions that slowed demand for services that support structured finance transactions. Other aspects of this business that provide management services and retirement plan services recorded double-digit increases.

                          Wilmington Trust Corporation

         The extended downturn in the equity markets caused income from the two affiliate money managers to fall sharply. Income from value-style manager CRM was $5.3 million for 2003, versus $7.7 million for 2002. Growth-style manager RCM recorded losses for the first three quarters of the year and broke even in the fourth quarter. As a result, RCM reported a loss of $2.3 million for 2003, versus income of $8.6 million in 2002. The combined decline in income from the two affiliates represented approximately $0.13 per share for 2003.

         The net interest margin compression made expense management a priority in 2003. Noninterest expenses were held to $312.0 million, which was an increase of 0.7% from the $309.9 million recorded for 2002. The primary source of the savings was the elimination of the Corporation's profit-sharing plan, which reduced expenses by approximately $10.2 million.

         The tight expense control environment did not prevent the Corporation from continuing to invest in opportunities to serve clients better and improve efficiencies. The California headquarters office in Santa Monica was relocated to Century City and enlarged. This move improved the proximity of Wealth Advisory Services staff members to key influencers, such as trust and estate attorneys and tax advisors, who are a prime source of business. As a result of increased demand for Corporate Client Services capabilities in Caribbean jurisdictions, additional staff members were hired in the Cayman Islands and a new office was opened in George Town, Grand Cayman, in December. Growth in the Corporate Client business also prompted expansion of the Las Vegas office, which underwent its third expansion in five years. In Delaware, major renovations were completed on two branch offices. Technology improvements were made to the client contact management system, the installment loan system, and the auto dealer floor plan system.

         The provision for income taxes was $72.2 million for 2003, which was slightly less than the $73.0 million reported for 2002. The decline in income from the affiliate money managers, which reduced state taxes, accounted for most of the decrease.

         On a full-time equivalent basis, there were 2,307 staff members at year-end 2003, which was 54 fewer than at year-end 2002. Net income per staff member was $58,300, which was an increase of 3.4% from the $56,400 reported for 2002. The net profit margin was 24.78%, which was slightly higher than the 24.76% recorded for 2002.

         The 2003 results produced a return on average stockholders' equity of 17.46% and a return on assets of 1.58%, compared with 18.51% and 1.74%, respectively, for 2002. Stockholders' equity rose 8.0% to $800.8 million.

         The Corporation improved its regulatory capital position with the issue in April 2003 of $250 million in Tier 2-eligible subordinated long-term debt. The proceeds were invested primarily in mortgage-backed securities.

         Also in April 2003 the Board of Directors increased the cash dividend for the 22nd consecutive year, from $1.02 to $1.08 per share on an annualized basis. According to Mergent, Inc.'s 2003 Dividend Achievers, only 150 of the more than 11,400 dividend-paying companies that trade on U.S. exchanges have raised their dividends for 20 or more consecutive years.

         The Corporation celebrated the 100th anniversary of Wilmington Trust Company's founding throughout 2003 with client events, staff recognition, and sales promotions. On July 7, senior management and selected staff rang the closing bell at the New York Stock Exchange. On July 8, the formal anniversary date, celebrations were held at all branches and offices throughout the U.S. Over the course of the year, hundreds of clients commented on how much they valued doing business with a company with such extensive experience.

         The Corporation's performance in 2003 opposite challenging economic conditions exemplified how its emphasis on client service and relationship management continues to be a competitive advantage. In the Regional Banking business, clients value the fact that lending decisions are made locally on the merits of individual projects and relationships, instead of being based solely on economic indicators or industry trends. Advisory business clients appreciate how the company's size makes it possible for solutions to be customized and crafted specifically for their needs. Clients in all three businesses enjoy having access to and frequent contact with decision makers, including business line heads, the president, and the chairman, all of whom regard regular client contact as a priority.

ANALYSIS OF FINANCIAL CONDITION

BALANCE SHEET SUMMARY

         Balance sheet expansion continued in 2003, with increases in loans, investments, deposits, and capital.

         Changes in the balance sheet between year-end 2002 and year-end 2003 reflected 3.3% growth in loan balances, 6.5% growth in core deposit balances, a modest shift in funding sources, 39.3% growth in investment portfolio balances, and an 8.0% increase in stockholders' equity.

         In comparison, between year-end 2001 and year-end 2002, there was 9.8% growth in loan balances and a 7.8% increase in core deposit balances. Stockholders' equity rose 8.6%.

ASSETS

         The Corporation's assets rose to $8.8 billion at year-end 2003 and $8.5 billion, on average, for the year, which were increases of 8.5% and 11.3%, respectively, from 2002. Total earning assets also rose in 2003, to $7.8 billion, on average, which was 11.6% more than for 2002. Higher loan and investment portfolio balances were the primary causes of the 2003 increases.

                                                          2003 ANNUAL REPORT  13

                          Wilmington Trust Corporation

         In comparison, balance sheet assets at year-end 2002 totaled $8.1 billion, which was 8.0% higher than at year-end 2001. On average, balance sheet assets were $7.7 billion, which was 6.0% more than for 2001. Total earning assets for 2002 were $7.0 billion, which was 6.2% more than for 2001. Loan balance growth was the primary cause of the 2002 increases.

INVESTMENT SECURITIES

         Investment portfolio balances rose during 2003 to $1.9 billion. The increase was due in large part to the investment of $250 million in proceeds from the Corporation's issue in April 2003 of long-term debt. Growth in the portfolio also offset declining residential mortgage balances. Management believes that duration and risk can be managed more effectively by investing in mortgage-backed securities than by retaining individual residential mortgages. Accordingly, all new residential mortgage production continues to be sold into the secondary market.

         The Corporation characterizes all new investments as available for sale. In 2003 available-for-sale balances rose 39.5% to $1.9 billion. This included unrealized gains of $15.1 million and unrealized losses of $13.4 million.

         At year-end 2002 the investment portfolio balance was $1.3 billion, which was 5.3% higher than at year-end 2001. The available-for-sale portfolio was $1.3 billion, which was 6.2% more than for 2001. The held-to-maturity portfolio declined 70.9%, from $16.5 million at year-end 2001 to $4.8 million at year-end 2002.

         The following table compares changes in the composition of the investment portfolio.

INVESTMENT PORTFOLIO COMPOSITION AT DECEMBER 31     2003    2002    2001
------------------------------------------------------------------------
Mortgage-backed securities and collateralized
  mortgage obligations                                52%     37%     35%
Treasuries                                            11%     24%     33%
Corporate issues                                      14%     15%      8%
Agencies                                              13%     11%     11%
Money market preferred stocks                          8%     10%      9%
Municipal bonds                                        1%      2%      2%
Other                                                  1%      1%      2%

         The majority of the 2003 investment portfolio growth occurred in mortgage-backed instruments, which is where most of the debt issue proceeds were invested.

         The following table compares changes in the Corporation's overall exposure to mortgage-related instruments.

BALANCE AT DECEMBER 31 (in millions)     2003       2002       2001
---------------------------------------------------------------------
Mortgage-backed investments in the
  securities portfolio                 $  978.7   $  507.5   $  450.3
Residential mortgages in the
  loan portfolio                       $  489.6   $  677.2   $  865.3
---------------------------------------------------------------------
Total exposure to mortgage-related
  instruments                          $1,468.3   $1,184.7   $1,315.6

         At December 31, 2003, the average life of the total portfolio was approximately 5.67 years. Duration was approximately 2.81. On mortgage-related instruments, the average life was approximately 4.50 years and the duration was approximately 4.50.

         At December 31, 2002, the average life of the total portfolio was approximately 4.86 years and duration was approximately 2.50.

LOANS

         Loan balances increased steadily throughout 2003, and were $6.23 billion at year-end and $6.06 billion on average. These were increases of 3.3% and 6.5%, respectively, from 2002. The Corporation considers average loan balances, rather than period-end balances, to be more indicative of trends in its banking business.

         Loan growth was likewise steady throughout 2002, when balances topped $6.0 billion for the first time. Year-end 2002 balances rose 9.8% from year-end 2001. On average, loan balances were $5.7 billion for 2002, which was 8.7% higher than for 2001.

         The loan balance increases resulted from business development with existing as well as new clients. Almost all of the loan growth occurred in the Delaware Valley region, where the Corporation's Regional Banking business is focused. The economy in this region remained diversified and relatively stable compared to other parts of the United States.

         The majority of the 2003 growth in loan balances occurred in the commercial portfolio. In 2002, approximately 97% of the loan growth was in the commercial portfolio. In both 2003 and 2002, certain components of the retail portfolio reflected balance increases, but retail balances on the whole declined as residential mortgage balances decreased.

         The following table compares changes in loan growth by geographic market.

PERCENTAGE OF LOAN GROWTH OCCURRING IN:  2003         2002     2001
---------------------------------------------------------------------
Delaware                                  28%          47%     44%
Pennsylvania                              68%          43%     42%
Elsewhere                                 4%           10%     14%
(Average balances)

         Lending outside the Delaware Valley region was mainly consumer lending associated with Wealth Advisory Services clients throughout the United States.

         The composition of the portfolio remained relatively unchanged and well diversified across consumer and commercial lines, as the following table illustrates.

LOAN PORTFOLIO COMPOSITION AT DECEMBER 31    2003     2002    2001
-------------------------------------------------------------------
Commercial/financial/agricultural            36%       35%     31%
Commercial construction/real estate          10%        8%      8%
Commercial mortgage                          17%       17%     19%
Residential mortgage                         10%       14%     17%
Retail                                       27%       26%     25%
(Average balances)

                          Wilmington Trust Corporation

         The following table compares the composition of the loan portfolio by banking subsidiary:

                                       Wilmington Trust Company    Wilmington Trust of Pennsylvania       Wilmington Trust FSB
-------------------------------------------------------------------------------------------------------------------------------
PORTFOLIO COMPOSITION BY SECTOR        2003     2002     2001         2003       2002       2001         2003      2002    2001
-------------------------------------------------------------------------------------------------------------------------------
Commercial                              87%      90%      90%          12%        10%        10%           1%       -- %    -- %
Commercial construction/real estate     93%      96%      96%           7%         4%         4%          --%       -- %    -- %
Commercial mortgage                     92%      93%      95%           7%         6%         4%           1%        1%      1%
Residential mortgage                    80%      81%      82%          12%        11%        11%           8%        7%      7%
Retail                                  87%      90%      91%           9%         7%         6%           4%        3%      3%
(Average balances)

         In 2003 approximately 71% of the loans in the portfolio had floating rates, compared with approximately 61% in 2002 and 51% in 2001.

         At December 31, 2003, the Corporation's banking affiliates had approximately $2.8 billion in loan commitments outstanding that had not been drawn. At December 31, 2002, this number was approximately $2.7 billion, the same amount as at December 31, 2001.

COMMERCIAL LOANS

         Commercial loan balances, on average, were $3.87 billion for 2003, which was 12.2% higher than for 2002, when commercial balances, on average, were $3.45 billion. The 2002 increase was 13.3% above 2001 commercial balances, on average. Commercial balances accounted for 65% of the total loan portfolio at year-end 2003, 63% at year-end 2002, and 60% at year-end 2001.

         Commercial balances generated in the Pennsylvania market topped $1 billion for the first time in 2002 and reached $1.08 billion, on average, in 2003, and accounted for approximately 28% of the total commercial portfolio.

         The Delaware Valley region continued to experience consolidation among commercial banks. As a result, more clients found an attractive alternative in the Corporation's size, local headquarters, and ready access to decision makers.

         In addition to being focused specifically on the Delaware Valley market, the commercial banking business is targeted to specific clients:family owned and closely held businesses with annual sales of up to $250 million, where the potential exists for a wealth management as well as a credit relationship. The Corporation does not pursue syndicated lending opportunities, and usually does not lend to commercial clients outside the Delaware Valley region.

         In the last several years, loan demand has been supported by the stability of the regional economy. No single sector dominates the regional economy; it is well diversified among the financial services, life sciences, pharmaceutical, refining, manufacturing, construction, retail, agriculture, and tourism sectors.

         Commercial loan balances are reported in three categories:

-        Commercial, financial, and agricultural (C and I) loans,

-        Commercial construction/real estate (CRE) loans, and

-        Commercial mortgage loans.

         In 2003 the largest percentage of growth in the commercial portfolio occurred in CRE loan balances, which were $612.4 million, on average. This was a 36.7% increase from 2002. CRE loans were made throughout the commercial banking market and not concentrated in any one particular area of the region.

         Housing demand remained strong throughout the Delaware Valley. CRE loans were booked across a variety of hotel, industrial, and retail projects, both on a construction and permanent financing basis. CRE loans funded primary, retirement, and resort residential projects and included single-family, multi-family, and age-restricted developments.

         In Delaware much of the development was spurred by completion of a limited access highway that links the more urban parts of the state with areas that were predominantly rural. Development also was strong at Delaware's beach resorts, where year-round living is growing in popularity. The U.S. Census Bureau ranked Delaware as the seventh fastest growing state in the nation, and the fifth most popular choice for retirement living.

         Restrictive development and zoning laws in northern Delaware have been a factor in development in southeastern Pennsylvania, particularly in areas adjacent to the Delaware border.

         C and I loan balances in 2003, on average, were 10.2% higher than for 2002. Commercial mortgage balances, on average, were 4.6% higher than for 2002.

         In comparison, in 2002, C and I loan growth was stronger than CRE loan growth. C and I lending, on average, was 22.5% ahead of 2001 levels. CRE loans, on average, were 10.5% higher than for 2002. Commercial mortgage balances, on average, were lower for 2002 than for 2001.

RETAIL LOANS

         While the Corporation conducts commercial banking activities throughout the Delaware Valley region, its retail banking business is concentrated in the state of Delaware. At year-end 2003, retail loan balances totaled $2.17 billion, which was 2.7% less than at year-end 2002. On average, retail loan balances for 2003 were $2.19 billion, which was a decline of 2.2% from 2002. Lower residential mortgage balances accounted for the decrease.

                                                          2003 ANNUAL REPORT  15

                          Wilmington Trust Corporation

         Most of the growth in retail loan balances was in loans secured with liquid collateral, which are associated primarily with Wealth Advisory Services clients. On average, these balances were $571.1 million for 2003, which was a 25.9% increase. This growth was indicative of the expansion of the Wealth Advisory business in key markets throughout the United States, as clients utilized the Corporation's full complement of wealth advisory and financial services.

         Consumer loan balances, on average, were $1.0 billion, which was 2.9% higher than for 2002. Indirect auto loan origination volumes rose 13.8% and reached their highest level in the Corporation's history. Wilmington Trust is the dominant indirect auto loan lender in Delaware.

         Residential mortgage originations rose 39%, on average, in 2003, but residential mortgage balances declined 24.7%, due to refinancings, maturities, and sales into the secondary market.

         During 2003 the Corporation sold approximately $198.2 million of newly originated residential mortgage loans into the secondary market, compared with approximately $129.6 million in 2002 and approximately $87.9 million in 2001. In 2003, 1,287 mortgages representing $186.9 million were refinanced. This was a 45.1% increase in the number of mortgages refinanced and a 44.3% increase in the dollar amount refinanced from 2002, when 887 mortgages representing $129.5 million were refinanced. In 2001, 701 mortgages representing $92.0 million were refinanced.

         Similar dynamics were apparent in the retail portfolio during 2002. Year-end 2002 retail balances of $2.23 billion were slightly higher than at year-end 2001. On average, retail balances for 2002 were $2.24 billion, which was an increase of 2.4% from 2001 retail balances, on average. Balances rose on the strength of installment, credit card, and home equity loans and loans secured with liquid collateral, but this growth was offset by a 14% decline from 2001 in residential mortgage balances.

         The following table compares changes in the composition of the retail portfolio:

RETAIL LOANS BY INDUSTRY CLASSIFICATION     2003       2002    2001
-------------------------------------------------------------------
Residential mortgage                        23%        30%     40%
Home equity                                 11%         9%      7%
Indirect                                    23%        20%     18%
Other consumer                              12%        15%     16%
Credit card                                  3%         3%      1%
Secured by liquid collateral                28%        23%     17%
(Year-end balances)

RESERVE FOR LOAN LOSSES

         At year-end 2003 the reserve for loan losses was $89.9 million, or 1.44% of loans outstanding. This was a 5.5% increase from year-end 2002, when the reserve was $85.2 million, or 1.41% of loans outstanding.

         A comparison of the year-end 2002 reserve to the 2001 year-end reserve showed that, at year-end 2002, the reserve was 5.4% higher but the reserve ratio was 6 basis points lower. The year-end 2001 reserve was $80.8 million and the reserve ratio was 1.47%.

         Changes in the reserve reflected the growth in loan balances and the application of the Corporation's reserve methodology, including the internal risk rating analysis and net charge-off experience. For more information about the reserve for loan losses, please refer to the "Asset quality"section on page 24; the "Reserve for loan losses" section in Note 1 to the Consolidated Financial Statements on page 50 and Note 5 to the Consolidated Financial Statements, "Reserve for loan losses," on page 54 of this report.

LIABILITIES AND STOCKHOLDERS' EQUITY

         The strength of the Regional Banking business, and increased client interest in the safety and security of insured deposits, caused liabilities to rise above their prior-year levels in both 2003 and 2002. Growth in deposit balances, which reached consecutive record highs, were the primary reasons for the increases.

         In 2003 liabilities totaled $8.0 billion at year-end and $7.8 billion, on average, which were increases of 8.1% and 13.0%, respectively, from 2002 levels.

         In 2002 liabilities totaled $7.4 billion at year-end and $6.9 billion, on average. These were increases of 8.8% and 4.5%, respectively, from 2001.

DEPOSITS

         Period-end deposits typically include deposits associated with the Corporate Client Services business that are not indicative of trends in the Regional Banking business. Accordingly, as it does with loan balances, the Corporation regards average deposit balances as the more appropriate indicator.

         The Corporation's deposits contain a mix of core deposit balances, which are those generated by banking activities, and wholesale CD balances. Core deposit balances, which exclude wholesale CD balances, are more representative of trends in the Regional Banking business than wholesale CD balances.

         Core deposits consist of noninterest-bearing demand, interest-bearing demand, and savings balances, CDs in amounts less than $100,000, and CDs of $100,000 or more that are generated by the banking business. Wholesale CDs are generally in amounts of $100,000 or more.

         For 2003 deposit balances were $6.29 billion, on average, which was a record high, and a 8.0% increase from 2002. Core deposit balances accounted for $375.1 million of the 2003 increase and far outpaced the growth in wholesale CD balances, which rose $91.2 million.

                          Wilmington Trust Corporation

         Core deposit balances for 2003 were $4.36 billion, on average, which was 9.5% higher than for 2002. Wholesale CD balances for 2003, on average, increased 4.9% to $1.94 billion.

         In core deposits, most of the 2003 growth occurred in interest-bearing demand deposits, which jumped 25.9% to $2.18 billion. Noninterest demand and savings balances rose modestly.

         With interest rates at historic lows, clients seemed to prefer the accessibility of demand accounts to the longer-term commitments associated with CDs. Core CD balances, which on average have fallen every year since 1999, were 8.3% lower for 2003 than for 2002.

         For 2002 deposit balances, on average, were $5.83 billion, which was a record high at the time, and 10.7% higher than for 2001. The 2002 versus 2001 increase was split more evenly between core deposits and wholesale CDs. Core deposit balances contributed $306.2 million of the 2002 increase, and wholesale CDs represented $258.4 million of the change.

         Core deposit balances, on average, were $3.98 billion for 2002, which was 8.3% higher than for 2001. Wholesale CD balances, on average, were $1.85 billion for 2002, which was an increase of 16.4% from 2001.

         In core deposits, the 2002 growth in interest-bearing demand deposits was stronger than the 2003 growth. Interest-bearing demand deposits for 2002, on average, were $1.74 billion, which was $438.1 million, or 33.8%, higher than for 2001. Savings balances rose slightly in 2002, while noninterest-bearing demand balances dropped by $96.6 million. Core CD balances for 2002, on average, fell $42.5 million from 2001.

         In 2003, 2002, and 2001, approximately 97% of core deposit balances, on average, were generated in Delaware, where the Corporation's retail banking business is focused. Approximately 2% were generated in Pennsylvania for each of those years, and the remainder was generated elsewhere.

         The continued growth in core deposit and consumer loan (excluding residential mortgages) balances is noteworthy in the context of how the branch network has been repositioned in recent years. The Corporation has closed 14 branches since 1997 and transformed others into sales centers. During this time, online, ATM, and telephone services have increased in popularity as convenient methods of performing routine banking transactions.

         In 1999, 12.0 million teller transactions were recorded. That number dropped to 11.0 million in 2000, 9.9 million in 2001, and 9.0 million in 2002. In 2003, that number dropped another 8% and fell to 8.3 million.

         At the same time, use of online services continues to increase. Comparing 2003 with 2002, the number of registered online users rose 28% and online transaction volume jumped 52%.

OTHER SOURCES OF FUNDS

         The Corporation uses a combination of core deposits and purchased funds to support growth in earning assets.

         In 2003 core deposits funded approximately 100% of the Corporation's loan growth and approximately 43% of the Corporation's total balance sheet growth, on average. In 2002 core deposits funded approximately 67% of loan growth and 71% of total asset growth.

         Short-term borrowings were 18.8% higher, on average, for 2003 than for 2002. Most of the increase was in federal funds purchased and securities sold under agreements to repurchase, which were 21.7% more, on average, than for 2002, and represented all of the total 2003 increase in short-term borrowings. U.S. Treasury demand balances, on average, were 60.0% lower.

         Short-term borrowings were 20.1% lower, on average, for 2002 than for 2001.

         For more information about sources of funding, please refer to the "Liquidity" section on page 27 of this report.

LONG-TERM DEBT

         In April 2003 the Corporation issued long-term debt of $250 million in 10-year subordinated notes. Semiannual interest payments at a rate of 4.875% are due on the notes on April 15 and October 15 of each year, and commenced on October 15, 2003. The notes are not redeemable prior to maturity and will not be subject to any sinking fund.

         This debt issue accounted for most of the increase in long-term debt, which totaled $407.1 million at December 31, 2003. This was $246.6 million, or 153.6%, more than the $160.5 million recorded at December 31, 2002. Prior to the April 2003 debt issue, most of the Corporation's long-term debt was associated with the $125 million of debt issued in 1998 to support investments in the affiliate money managers.

STOCKHOLDERS' EQUITY

         At December 31, 2003, stockholders' equity totaled $800.8 million. This was $59.5 million, or 8.0%, higher than the $741.3 million recorded at December 31, 2002. Additions to equity from earnings were offset partially by unrealized losses on securities within the available-for-sale investment portfolio, dividends, and the Corporation's ongoing stock repurchase plan.

         At December 31, 2002, stockholders' equity totaled $741.3 million, which was 8.6% more than at year-end 2001. Additions to equity from earnings and improvement in the level of unrealized gains within the available-for-sale investment portfolio were offset partially by dividends and stock repurchases.

         For more information about stockholders' equity, please refer to the "Capital position" section on page 27 of this report.

                                                          2003 ANNUAL REPORT  17

                          Wilmington Trust Corporation

RESULTS OF OPERATIONS

INCOME STATEMENT OVERVIEW

         The Corporation's mix of businesses generates a diversified stream of revenue from net interest income and noninterest income. For many years, net interest income was the Corporation's primary source of income. Since 1997, the Corporation has endeavored to achieve more balance between net interest and noninterest income. The Corporation believes that balance among its revenue sources is a key factor in its ability to generate consistent profitability and growth, with low volatility, in a variety of economic conditions.

         Interest income is earned by the Corporation's assets, such as loans and investment securities, and is produced primarily by the Regional Banking business. Net interest income is the difference between the interest revenue received on earning assets and the interest expense paid on liabilities, such as deposits and short-term borrowings. Interest expense is driven by the average balances and composition of the Corporation's interest-bearing liabilities, and by the respective costs of the funding sources found within the mix of interest-bearing liabilities. These factors are influenced by market interest rate levels, competition for deposits, and the availability of alternative sources of funding.

         Noninterest income is income the Corporation earns from fees it charges for services it provides. The majority of noninterest income is generated by the advisory businesses, which include Wealth Advisory Services, Corporate Client Services, and contributions from the two affiliate money managers, CRM and RCM. In addition to advisory income, noninterest income includes service charges on deposit accounts, loan and credit card fees, the amortization of other intangibles associated with affiliate acquisitions and investments in the two affiliate money managers, securities gains or losses, and other noninterest sources of income.

         Net income is the sum of net interest income and noninterest income, minus the sum of noninterest expenses, the provision for loan losses, income taxes, and minority interests associated with acquisitions. Net income is expressed in dollar amounts, earnings-per-share amounts, and as a percentage of average assets and average stockholders' equity.

         Net income for 2003 was $134.4 million, which was $1.2 million more than for 2002. Net income per share, on a diluted basis, was $2.02, compared with $2.01 for 2002. Solid growth in loan balances and record-high advisory revenue were offset by the historically low market interest rate levels, significant compression in the net interest margin, securities market declines that occurred during much of the year, and considerably less income from the affiliate money managers.

         The economic and financial market factors also affected net income in 2002, but the growth rate was higher because 2002 results reflected the acquisitions of Balentine & Company and SPV Management. Net income for 2002 was $133.2 million, which was 6.4% higher than the $125.2 million recorded for 2001. Net income per share for 2002, on a diluted basis, was 5.8% higher than the $1.90 reported for 2001.

         As the following table shows, the main sources of income have remained balanced and, on a percentage basis, relatively unchanged. In 2002 noninterest income exceeded 50% of total net interest and noninterest income for the first time in the Corporation's history.

SOURCE OF INCOME AT DECEMBER 31                2003   2002    2001
------------------------------------------------------------------
Advisory business income                       40.5%  40.2%   39.6%
Total noninterest income                       50.8%  50.7%   48.8%
Net interest income (after provision for loan  49.2%  49.3%   51.2%
 losses)

NET INTEREST INCOME

         In each of the last two years, loan balances and earning assets have reached record-high levels, but declines in market interest rates have precluded a corresponding increase in net interest income. In 2001 the Federal Reserve Board, in 11 downward moves in a 12-month period, reduced short-term rates by 475 basis points. In November 2002 another 50-basis-point reduction occurred, which brought rates to their lowest levels in four decades. In June 2003 rates were reduced by another 25 basis points.

         This interest rate environment caused the Corporation to reduce its prime lending rate (the rate at which it lends to its most creditworthy clients), on average, for the second consecutive year. As the following table shows, the 2003 rate was 55 basis points lower than the average for 2002, which in turn was 226 basis points lower than the average for 2001.

FOR THE YEAR ENDED DECEMBER 31            2003   2002   2001
------------------------------------------------------------
Prime lending rate,on average             4.12%  4.67%  6.93%

         As a result, even though loan balances continued to rise, the pace of growth in net interest income slowed. In 2003 the protracted duration of the low interest rate environment resulted in the smallest increase in net interest income in three years.

         Net interest income for 2003 was $277.1 million, which was slightly more than the $276.5 million recorded for 2002. In comparison, 2003 loan balances, on average, were 6.5%, or $368.7 million, higher than for 2002.

         Interest income for 2003 was $368.8 million, which was $24.0 million, or 6.1%, less than for 2002. Interest and fees earned on loans declined by $29.9 million, or 9.0%. Interest income on federal funds sold and securities purchased under agreements to resell was 33.3% lower. These declines were mitigated by interest and dividends received on investments, which were $67.3 million, or 10.0%, higher than for 2002.

                          Wilmington Trust Corporation

         Interest expense for 2003 was $91.7 million, which was $24.6 million, or 21.2%, less than for 2002. Interest paid on deposits was $24.3 million lower, and interest paid on short-term borrowings was $3.2 million lower. Interest expense on long-term debt was $2.9 million higher, due to the April 2003 long-term debt issuance.

         In contrast to the 0.2% increase in 2003, net interest income for 2002 was up 6.8%, or $17.6 million from the $258.9 million recorded for 2001. Loan balances, on average, for 2002 were 8.7%, or $456.0 million, higher than for 2001. Both interest income and interest expense were lower in 2002 than in 2001.

         In 2003 the average rate the Corporation paid on its interest-bearing liabilities was 1.35%, which was 60 basis points lower than the 1.95% recorded for 2002.

         In 2002 the average rate the Corporation paid on interest-bearing liabilities was 1.95%, which was 185 basis points lower than the 3.80% average in 2001.

NET INTEREST MARGIN

         To compute the net interest margin, the Corporation divides net interest income on a fully tax-equivalent (FTE) basis by average total earning assets.

         On an FTE basis, net interest income for 2003 was $281.9 million, which was $300,000, or 0.1%, higher than the $281.6 million reported for 2002. Total earning assets, on average, were $7.83 billion for 2003, which was $816.0 million, or 11.6%, higher than the $7.01 billion reported for 2002.

         This brought the net interest margin for 2003 to 3.60%, which was 42 basis points lower than the 2002 margin of 4.02%. The margin fell steadily during the first nine months of 2003, from 3.75% for the first quarter to 3.45% for the third quarter. The net interest margin stabilized and reached 3.52% for the fourth quarter.

         The low interest rate environment, balance sheet expansion, and the Corporation's asset sensitivity all contributed to the margin compression. Although loan balances rose, the yields on new loans were lower than those of older loans in the portfolio. A high volume of pay-downs and refinancings also reduced yields. Likewise, the increases in investment portfolio balances were offset by declining yields.

         Between 2002 and 2003, the average yield on total earning assets fell nearly twice as much as the cost of funds used to support those assets. The average yield on total earning assets for 2003 was 4.78%, which was 91 basis points lower than for 2002. In comparison, the average cost of funds used to support those assets was 1.18% for 2003, a decline of 49 basis points from 2002.

         The average yield on loan balances was 5.0%, which was 86 basis points lower in 2003 than 2002. The average yield on total commercial loan balances was 4.66%, also an 86-basis-points decline. The average yield on retail loans was 5.58%, which was 79 basis points lower.

         Declines of 70 basis points or more in 2003 versus 2002 average yields occurred in:

-        Investment securities balances (94 basis points),

-        C and I loan balances (81 basis points),

-        Commercial mortgage balances (103 basis points),

-        Retail installment loans (72 basis points), and

-        Loans secured with liquid collateral (73 basis points).

         The change in the securities portfolio yield reflected approximately $250 million of proceeds from the April 2003 long-term debt issue, which were invested at a net average spread of 1.65%.

         The magnitude of the 2003 yield declines in the loan and investment portfolios far outpaced the corresponding adjustments to core deposit pricing. The average rate paid on core interest-bearing deposits for 2003 reached a new low of 0.98%, which was a decline of 50 basis points from the average rate of 1.48% for 2002.

         The FTE net interest income in 2002 of $281.6 million was a 6.1% increase from the $265.5 million reported for 2001. Total earning assets, on average, were $7.01 billion for 2002, which was 6.2%, or $409.0 million, higher than the $6.61 billion reported for 2001. The net interest margin was 4.02% for both 2002 and 2001.

         The dynamics of the 2002 versus 2001 difference between the average yield on earning assets and the average cost of funds was much different. The 2002 versus 2001 decline in the average yield on total earning assets was 152 basis points, which was equal to the corresponding decline in the cost of funds. The 2002 average yield on loans was 164 basis points lower than for 2001, while the average rate paid on core interest-bearing deposits fell 120 basis points.

         For more information about net interest income and average rates, please refer to the "Five-year analysis of earnings"table on page 36 of this report.

NONINTEREST INCOME

         The pace of growth in noninterest income slowed in 2003. Noninterest income totaled $264.2 million for 2003, which was $2.0 million higher than the 2002 amount of $262.2 million. In comparison, noninterest income for 2002 was 15.0%, or $34.2 million, higher than for 2001. In both years, record-high revenue from the Wealth Advisory Services and Corporate Client Services businesses was offset by significantly lower income from the affiliate money managers. The decline in income from the affiliate money managers was far more severe in 2003 than in 2002.

         Advisory fee income, which includes Wealth Advisory Services, Corporate Client Services, and the affiliate money managers, was $210.7 million for 2003 before amortization expense, compared with $207.5 million for 2002. The 2002 level of advisory income was 12.2% higher than the $185.0 million recorded in 2001.

                                                         2003 ANNUAL REPORT   19

                          Wilmington Trust Corporation

         In 2003 amortization expense rose $400,000 to $1.7 million. This was related to the acquisitions of Balentine and SPV Management. In 2002 amortization expense was $1.3 million, which was $6.9 million less than the $8.2 million recorded for 2001. The 2002 versus 2001 decrease occurred due to the adoption of SFAS No. 142, "Goodwill and Other Intangible Assets," which discontinued the practice of systematically amortizing goodwill, but not other intangible, expenses.

         In 2003 the affiliate contribution to revenue was $3.0 million, which was $13.3 million, or 81.6%, lower than in 2002. This decline represented approximately $0.13 per share. In comparison, the 2002 contribution from the affiliate managers was $4.2 million less than for 2001.

         In 2003 income from service charges on deposit accounts was 8.0% higher than for 2002, and totaled $32.3 million. In 2002 income from service charges was $29.9 million, which was 10.0% higher than for 2001. These changes reflected higher volumes of returned items, overdrafts, and other transactions.

         Loan fees and late charges, card fees, and other noninterest income totaled $22.2 million in 2003, which was 7.9% lower than for 2002. The decrease reflected the sale of the merchant credit card business, which occurred in the fourth quarter of 2002. In 2002 these other noninterest income items totaled $24.1 million, which was 7.1% higher than the $22.5 million reported for 2001. This increase resulted from more favorable dispositions of leased autos and residential mortgages. In addition, approximately $1 million in tenant revenue was recorded in December 2002 on completion of the Corporation's purchase of the 50% of its headquarters building that it did not previously own.

         Securities gains of $0.7 million were recorded in 2003, compared with $2.0 million of gains in 2002 and $1.5 million of gains in 2001.

WEALTH ADVISORY SERVICES

         The Wealth Advisory Services business has produced record-high sales volumes and income in recent years, but the full extent of its growth has been obscured by equity market levels that reduced asset valuations and their associated fees. For much of 2003, equity markets were in their fourth consecutive year of decline until they began to improve mid-year. It wasn't until late in the third quarter that market-based Wealth Advisory fees began to reflect the corresponding increases in asset valuations.

         Wealth Advisory Services income totaled $140.4 million for 2003. This was $13.5 million, or 10.6%, higher than for 2002. Wealth Advisory income for 2002 was $126.9 million, which was $17.3 million, or 15.8%, more than the 2001 amount of $109.6 million. The 2002 versus 2001 increase included $13.8 million from the Balentine acquisition. Balentine's revenue and expenses were consolidated in the Corporation's financial statements beginning in January 2002.

         In the 2003 fourth quarter, the Corporation began disclosing the sources of Wealth Advisory Services income in three categories. This disclosure shows how much of Wealth Advisory revenue is tied to financial market activity and how much is based on the complexity of the services provided.

         The three categories are:

- Trust and investment advisory fees. These fees are based on the valuations of assets held in client portfolios. Approximately 75% of these fees are tied to the equity markets. The remainder is associated with fixed income and other assets that do not track the equity markets.

- Mutual fund fees. Approximately 95% of these fees are related to money market funds and therefore do not reflect equity market movements.

- Other service fees. These fees are transaction-based and bear no relationship to financial markets. They represent the planning and other services that are provided in addition to asset management as part of a comprehensive wealth management program. Because these fees reflect client demand at any given point in time, they may fluctuate from period to period.

         The largest percentage increase in 2003 Wealth Advisory revenue was in other service fees, which were 33.1% higher in 2003 than in 2002. Several large and highly complex financial, retirement, and estate plans and estate settlements were completed during 2003.

         The following table compares changes in the components of Wealth Advisory Services income.

WEALTH ADVISORY SERVICES INCOME (in millions)   2003            2002            2001
-------------------------------------------------------------------------------------
Trust and investment advisory fees             $ 96.8          $ 88.8          $ 79.8
Mutual fund fees                               $ 22.3          $ 22.1          $ 19.2
Other service fees                             $ 21.3          $ 16.0          $ 10.6
-------------------------------------------------------------------------------------
Wealth Advisory Services total                 $140.4          $126.9          $109.6

         Behind the revenue increases were record-high sales volumes. As measured by annualized fees, sales totaled $18.7 million for 2003, which was 5.6% higher than 2002 sales, which were $17.7 million. The 2002 sales results were 31.1% higher than the $13.5 million recorded in 2001. In both years, the sales increases reflected relationships with new clients as well as additional business from existing clients.

         Along with the planning services noted earlier, demand continued to be strong for the open architecture investment consulting services, which were added as a result of the Balentine acquisition. In addition, all of the Corporation's key wealth management markets contributed to business development, which was especially strong in Florida and Pennsylvania. Delaware continued to account for the majority of sales, since the headquarters location serves clients throughout the United States and in other countries.

                          Wilmington Trust Corporation

         The following table compares changes in the percentage of sales that were generated in the key wealth management markets and illustrates how geographic expansion has produced new and more diversified sources of business.

PERCENTAGE OF WEALTH ADVISORY SALES BY MARKET         2003         2002         2001
------------------------------------------------------------------------------------
California                                              5%           7%          12%
Delaware                                               53%          59%          50%
Florida                                                10%           5%          11%
New York                                               15%          16%          19%
Pennsylvania                                           14%          11%           8%

         The percentages will not necessarily add up to 100, since other smaller sources of growth are not included in this table.

CORPORATE CLIENT SERVICES

         The Corporate Client Services business produced record-high income in 2003, due largely to increased demand for entity management services in multiple jurisdictions. Compared to prior years, the overall pace of growth in the Corporate Client Services business slowed due to weakness in the structured finance industry.

         Corporate Client Services income totaled $67.3 million for 2003, which was 4.7% higher than for 2002. In comparison, 2002 Corporate Client income of $64.3 million was 17.1% above the 2001 amount. The 2002 versus 2001 increase included approximately $3.6 million from the acquisition of SPV Management. SPV's revenue and expenses were consolidated in the Corporation's financial statements beginning in April 2002.

         The Corporate Client Services business consists of three specialized components:

- The capital markets component. This component provides trust and related services on behalf of financing structures that clients create in preferred jurisdictions. Such structures typically might hold securitized assets, such as credit card receivables or mortgage balances; hold leases on capital equipment such as aircraft, marine vessels, or rolling stock; issue trust-preferred securities; or support financially distressed companies that are reorganizing, or entering or exiting bankruptcy.

- The entity management component. This component provides administrative services that enable organizations to establish legal residency, or nexus, in favorable jurisdictions. Examples of such services include processing mail, accounting, preparing statutory and tax filings, organizing meetings, and providing independent directors.

- The retirement services component. This component provides trust, custodial, and administrative services for retirement plans as mandated by the U.S. Employee Retirement Income Security Act (ERISA).

         The Corporate Client Services business also produces fee income from cash management services that may be provided in conjunction with trust or entity management activity.

         The following table compares changes in the sources of Corporate Client Services income.

CORPORATE CLIENT SERVICES INCOME (in millions)                   2003           2002           2001
----------------------------------------------------------------------------------------------------
Capital markets services                                         $31.7          $32.2          $29.5
Entity management services                                       $20.9          $17.3          $12.4
Retirement services                                              $ 9.9          $ 9.0          $ 8.5
Cash management services                                         $ 4.8          $ 5.8          $ 4.5
----------------------------------------------------------------------------------------------------
Corporate Client Services total                                  $67.3          $64.3          $54.9

         Approximately 78% of Corporate Client revenue is earned on a fee-for-service basis. Fees are priced according to the complexity of the services provided. Fees may range from $2,000 to $200,000 annually. The services provided may be as routine as acting as registrar or paying agent, or as sophisticated as managing cash flows and investments for international project financing. Most of these services are performed on a multi-year contract basis, which generates an annuity-like stream of income. Such contracts may range from two years to 30 years or more.

         The remainder of Corporate Client revenue is tied to asset valuations, and relates primarily to retirement and cash management services.

         The capital markets component is the largest component of the Corporate Client Services business. This component represented 47.1% of total Corporate Client income in 2003, versus 50.1% in 2002 and 53.7% in 2001. Income from the capital markets component was lower in 2003 than in 2002, due to economic conditions that showed improvement but were not strong enough to spur the volume of activity seen in prior years.

         Certain elements of the capital markets component are counter-cyclical. In difficult economies, demand for services that support financially distressed companies typically increases, and the volume of structured finance activity slows. In more robust economies, the opposite tends to occur.

         In 2003 demand was strong for distressed company services during the first part of the year. In the third quarter, as the economy began to recover, demand for these services waned. Activity in the structured finance industry began to rebound late in the fourth quarter.

         The entity management component was the fastest-growing component in 2003. It recorded 20.8% growth and represented 31.1% of total Corporate Client Services income for 2003, compared with 26.9% for 2002 and 22.8% for 2001. Factors in the increase were growing demand for European-based entities and cross-border transactions in which structures or entities are serviced in multiple jurisdictions. The growth reflected the momentum generated by the 2002 acquisition of London-based provider SPV Management, which added important European jurisdictions and broadened the Corporation's cross-border capabilities. The level of

                                                   2003 ANNUAL REPORT         21

                          Wilmington Trust Corporation

client interest in multi-jurisdictional services prompted expansion in the Caribbean, and the Corporation opened a new office in George Town, Grand Cayman, in December.

         The retirement services component produced 10.0% growth and represented 14.7% of total Corporate Client income in 2003, versus 14.0% in 2002 and 15.3% in 2001. The growth of this component reflected the increasing popularity in the retirement plan industry of "unbundled" plans, which are plans where the asset management, record keeping, and trustee components are administered separately. More plan sponsors are choosing an unbundled approach because it gives them the flexibility to select providers who specialize in the distinctly different roles. The Corporation specializes in providing trustee services for unbundled plans.

         The growth also reflected industry preference for defined contribution plans, such as 401(k) plans, over defined benefit plans. Defined contribution plans represent the fastest-growing segment of the retirement plan industry. According to the Society of Professional Administrators and Recordkeepers, the percentage of retirement assets held in defined contribution plans rose 10% between 1995 and 2002. In 2003 Wilmington Trust added 200 plans to its client roster.

CRAMER ROSENTHAL MCGLYNN

         Fluctuations in income from value-style manager CRM in recent years reflected the impact on assets under management of volatility in the equity markets.

         In 2003, after falling to a low of $3.2 billion in March, CRM's assets under management rose steadily throughout the year and totaled $4.7 billion at December 31. This was an increase of 34.3% from year-end 2002.

         While assets under management rose, income fell. Income from CRM in 2003 was $5.3 million, which was 31.2% lower than in 2002. This occurred because of the low level of market valuations for much of the year and because incentive payments related to hedge fund performance declined.

         In comparison, in 2002, assets under management at CRM fell from their 2001 level, but income increased. CRM's managed assets totaled $3.5 billion at year-end 2002, which was 23.9% lower than at year-end 2001. Income from CRM in 2002 was $7.7 million, which was 22.2% higher than in 2001. Higher incentive payments on hedge fund performance accounted for most of the increase.

         The amount of income received from CRM is based on the Corporation's ownership interest in the firm, which was 69.14% at year-end 2003, 63.47% at year-end 2002, and 56.53% at year-end 2001. CRM's results are not consolidated in the Corporation's financial statements.

ROXBURY  CAPITAL  MANAGEMENT

         Repercussions from equity market volatility, lower market valuations, and investor reticence were extensive at growth-style manager
RCM. Income decreased due to lower valuations and the loss of business as interest ebbed in growth-style investing. The pace of the revenue declines exceeded RCM's ability to reduce expenses. Expenses had grown in line with the 300% rise in assets under management that the firm experienced from 1998 until September 2000, when assets under management reached $14.2 billion.

         After recording losses for each of the first three quarters of 2003, the situation at RCM stabilized and the firm reported break-even results for the fourth quarter. For the 2003 full year, a loss of $2.3 million was recorded. In comparison, RCM contributed income of $8.6 million for 2002 and $14.2 million for 2001.

         RCM implemented significant changes in order to reverse its losses. Expense reduction initiatives were begun in 2002 and continued in 2003. By the end of 2003, monthly expenses and net outflows of business at RCM had declined appreciably.

         At the same time it reduced expenses, RCM took steps to generate additional income. The firm launched a new small-capitalization product in June 2002, which by the end of 2003 had attracted more than $200 million in new assets.

         Assets under management at RCM were lower for 2003 than for 2002. At December 31, 2003, RCM had $3.2 billion in managed assets, which was 13.5% lower than the year-end 2002 amount of $3.7 billion. That amount, in turn, was 51.9% lower than at December 31, 2001, when assets under management totaled $7.7 billion.

         The magnitude of the decline in managed assets between year-end 2001 and year-end 2002 manifested itself in substantially lower income. RCM contributed income in the first three quarters of 2002 but recorded a loss for the fourth quarter. For the full-year 2002, RCM's contribution was $8.6 million in income. This was a decrease of 39.4% from the $14.2 million in income recorded for 2001.

         The results reported for RCM reflect the Corporation's ownership position in the firm. At year-end 2003, the Corporation held a 41.23% interest in RCM's common shares and a 30% preferred interest in RCM's gross revenue. At year-end 2002, these amounts were 40.91% and 30%, respectively. At year-end 2001, they were 40.25% and 30%, respectively.

ASSETS UNDER MANAGEMENT

         The following table compares changes in assets under management at Wilmington Trust and the two affiliate money managers.

ASSETS UNDER MANAGEMENT AT YEAR-END (in billions)                2003           2002           2001
----------------------------------------------------------------------------------------------------
Wilmington Trust                                                 $24.4          $21.0          $23.8
Cramer Rosenthal McGlynn                                         $ 4.7          $ 3.5          $ 4.6
Roxbury Capital Management                                       $ 3.2          $ 3.7          $ 7.7
----------------------------------------------------------------------------------------------------
Total                                                            $32.3          $28.2          $36.1

                          Wilmington Trust Corporation

         Wilmington Trust's managed assets are invested in a mix of instruments that reflects the primary considerations of Wealth Advisory Services clients, who count wealth preservation, tax savings, and income generation among their chief concerns. Approximately 80% of Wilmington Trust's managed assets pertain to Wealth Advisory Services relationships. The following table compares changes in the investment mix in Wilmington Trust's managed assets, excluding affiliate managers.

WILMINGTON TRUST ASSET MIX AT YEAR-END                2003         2002         2001
-----------------------------------------------------------------------------------
Equities                                               55%          56%          62%
Fixed income                                           25%          26%          21%
Cash and equivalents                                    9%          10%          10%
Mutual funds                                            7%           5%           4%
Miscellaneous assets                                    4%           3%           3%

NONINTEREST EXPENSE

         Noninterest expense reflects the costs that the Corporation incurs in the course of normal operations. It includes expenses associated with employment, occupancy, supplies, advertising, third-party providers, and other items.

         In 2003 it was apparent by the end of the first quarter that economic conditions would likely prevent the Corporation from achieving its budgeted revenue goals. In response, management increased its emphasis on expense management and instituted several major cost-cutting initiatives. The company-wide profit sharing plan was eliminated, discretionary expenses were reduced wherever possible, and several renovation and technology-related projects were delayed.

         As a result, noninterest expense for 2003 totaled $312.0 million. This was $2.1 million, or 0.7%, more than for 2002. The ability to limit expense growth to this extent was especially noteworthy considering 2003 expenses reflected:

- 12 months of expenses associated with the acquisition of SPV Management, while 2002 expenses reflected only nine months of expenses from SPV, which was acquired in April 2002.

- Office expansion in Los Angeles, Las Vegas, Stuart, Florida, and Grand Cayman, and renovations to two branch offices in Delaware.

-        Higher incentive payments in line with the record-high sales levels.

         The cost-cutting initiative that had the most impact on limiting expense growth was cancellation of the company-wide profit sharing plan, which reduced expenses by approximately $10.2 million and caused a 3.5% decline in total incentive and bonus expense. The decision to end the plan was a difficult one, but management elected to reduce compensation rather than eliminate jobs. Although the profit-sharing plan no longer exists, incentive-based compensation continues to be a key component of total compensation, and more than 20 incentive plans remain in place throughout the Company.

         Other expense control initiatives were evident in furniture, equipment, and supplies; advertising; and travel and entertainment. The decline in furniture, equipment, and supplies occurred because depreciation expense associated with the desktop operating system was lower, and several technology projects were postponed. The advertising and travel reductions reflected ongoing restraint in discretionary spending.

         Salary and wage expense for 2003 totaled $124.1 million, which was $4.6 million, or 3.8%, higher than the 2002 amount of $119.5 million. Approximately 13.0% of the increase was associated with SPV Management salary expense, as 2003 marked the first full year that these expenses were recorded. The remainder of the increase was due to merit raises.

         Employment benefits expense for 2003 was $35.6 million, which was $3.0 million, or 9.2%, more than for 2002. The increase was due to higher health insurance and pension costs. Pension costs were higher by $5.3 million, or 32.5%, in 2003 than in 2002. This rise reflected changes in actuarial assumptions that were prompted by declining interest rates and the performance of financial markets. For 2003, the Corporation lowered its discount rate from 7.25% to 6.75%, and reduced the assumption on returns from 9.5% to 8.5%.

         Servicing and consulting fees rose 20.7% in 2003 to $16.3 million. This increase reflected demand for the open-architecture investment process, which resulted in additional payments to the third party investment advisors.

         Originating and processing expense rose 6.8% to $7.8 million, due primarily to higher costs associated with wholesale lockbox services, which were outsourced in May 2003.

         In 2002 noninterest expense totaled $309.9 million, which was $33.0 million, or 11.9%, more than the $276.9 million recorded for 2001. Approximately $15.6 million, or 47%, of the increase was due to the Balentine and SPV Management acquisitions. Absent these acquisitions, 2002 noninterest expense was $294.3 million, which was 6.3% higher than for 2001.

         Expenses associated with staff employment, which include salaries and wages, incentives and bonuses, and employment benefits, rose in 2002 by $15.6 million, or 9.4%, from their 2001 level. Approximately $8.1 million, or 52%, of this increase was related to the acquisitions. Absent the acquisitions, the increase was $7.5 million, or 4.6%.

         Net occupancy expense for 2002 was $20.4 million, which was 21.4% higher than for 2001. Approximately 27% of this increase was acquisition-related. The opening of new offices in Atlanta, Baltimore, and Palm Beach during 2002 also contributed to the increase.

         Furniture and equipment expenses for 2002 were 11%, or $2.5 million, higher than for 2001. Approximately 20% of this increase was acquisition-related. The remainder was due to higher depreciation and maintenance costs on furnishings and data processing equipment.

                                                   2003 ANNUAL REPORT         23

                          Wilmington Trust Corporation

         Servicing and consulting expense was 48.4%, or $4.4 million, higher than for 2001. Payments to third party investment advisors who are utilized in the open-architecture investment counseling service accounted for approximately 44%, or $1.9 million, of this increase.

         Other noninterest expense in 2002 was $37.4 million, which was 15.1% higher than for 2001. Approximately $1.8 million, or 34%, of this increase was acquisition-related and included fees paid by SPV Management to directors it provides on behalf of clients. Legal fees rose 85%, or $2.8 million. Approximately $1.8 million of this amount reflected the settlement of litigation that had been pending since 1996 regarding an aircraft-leasing transaction for which the Corporation served as trustee. In addition, other noninterest expense included $1.2 million for the write-down of the Corporation's investment in Clemente Capital, Inc.

HEADCOUNT

         At year-end 2003 full-time equivalent headcount was 2,307. This was 54 fewer than at year-end 2002. The decrease occurred through normal attrition.

         At year-end 2002 full-time equivalent headcount was 2,361, which was 45 more than at year-end 2001. The Balentine and SPV acquisitions added 63 staff members. Absent these additions, full-time equivalent fell by 18 during 2002.

INCOME TAXES

         In 2003 income tax expense totaled $72.2 million, which was 1.1% less than for 2002. The decrease occurred because pre-tax income and revenue from the affiliate money managers were lower, which reduced state income taxes.

         Federal income tax expense for 2003 was $67.4 million, which was slightly higher than the $66.9 million recorded for 2002. State income tax expense for 2003 was $4.6 million, which was 20.0% lower than the $6.0 million recorded in 2002.

         In comparison, income taxes were higher for 2002 than for 2001, because acquisitions and office expansion subjected the Corporation to additional local and state taxing authorities and to rates that were higher than Delaware's. Income tax expense for 2002 was $73.0 million, which was 10.6% higher than for 2001. Pay-downs, redemptions, and maturities of tax-exempt securities and loans also contributed to the increase.

         Federal income tax expense for 2002 was $66.9 million, which was 8.9% more than for 2001. State income tax expense was $6.0 million, which was 30.4% higher than for 2001.

         The Corporation's effective tax rate was 34.8% for 2003, compared with 35.3% for 2002 and 34.7% for 2001.

ASSET QUALITY, LOAN LOSS RESERVE, AND LOAN LOSS PROVISION

         The Corporation seeks to maintain stable credit quality by using an approach to lending that is based on adherence to strict underwriting standards. Before extending credit, the Corporation undertakes a comprehensive review of the financial condition of the individuals and companies to which it lends. One of the key determinants in the decision to extend credit is the nature and extent of the client relationship.

         The Corporation rarely makes loans outside of the Regional Banking business's Delaware Valley footprint. Furthermore, within that region, the Corporation's commercial lending business is focused specifically on family-owned and privately held businesses with annual sales of up to $250 million.

         By concentrating the Corporation's lending activities on specific markets in defined geographic areas that are in and adjacent to its home state of Delaware, management remains cognizant of the economic and other external factors that may affect credit quality. Changes in the regional economy or other external factors could impair the ability of some borrowers to repay their loans. Such an environment would cause management to anticipate increases in nonperforming assets, credit losses, and the provision for loan losses.

         To minimize the impact of changing economic conditions, management endeavors to maintain a loan portfolio that is well diversified across commercial and consumer lines and industry sectors. Management continually monitors the entire loan portfolio to identify potential problem loans and to avoid disproportionately high concentrations of loans to any one borrower or industry sector. Integral parts of this process include a regular analysis of all past-due loans, and the identification of loans that management doubts will be repaid on a timely basis.

         In addition, the Corporation conducts internal risk rating analyses of the loan portfolio on a quarterly basis. The rating system has four classifications:

-        Pass, which identifies loans with no current potential problems;

-        Watchlisted, which identifies potential problem credits;

- Substandard, which identifies problem credits with some probability of loss; and

- Doubtful, which identifies problem credits with a higher probability of loss.

         The definitions of problem and potential problem credits are consistent with the classifications used by regulatory agencies.

         According to the internal risk rating classification, more than 95% of the portfolio has been rated pass every year since 2000. More than 92% of the loans have been rated pass every year since 1998.

                          Wilmington Trust Corporation

         The Corporation maintains a reserve for loan losses that reflects management's best estimate of known and inherent estimated losses that is based on subjective judgments regarding the collectibility of loans within the portfolio. In calculating the reserve, the Corporation evaluates micro-and macro-economic factors, historical net loss experience, delinquency trends, and movements within the internal risk rating classifications, among other things. To accommodate growth in loan balances, a portion of the reserve is allocated to new loans within the parameters of the reserve methodology.

         Management reassesses the reserve on a quarterly basis, as part of the regular application of the reserve methodology. The process that is used to calculate the reserve has provided a high degree of reserve adequacy over an extended period of time, and the Corporation believes that it is sound. For more information about the loan loss reserve policy, please refer to the "Reserve for loan losses" section in Note 1 to the Consolidated Financial Statements on page 50.

         In management's opinion, the most meaningful indicator of credit quality is the net charge-off ratio. Net charge-offs have been below 50 basis points every year since 1990. Other credit quality indicators utilized by management include the ratio of the period-end reserve for loan losses to loans, the ratio of period-end nonperforming assets to loans, and the ratio of period-end loans past due 90 days or more to total loans.

         Over the past three years:

-        Credit quality has remained stable,

- The portfolio has remained well diversified across commercial and consumer lines,

- The internal risk rating analysis has rated more than 95% of loans outstanding as pass, and

-        The net charge-off ratio has remained low.

         The following table illustrates the diversification of the loan portfolio.

LOAN PORTFOLIO COMPOSITION AT DECEMBER 31                       2003         2002         2001
-----------------------------------------------------------------------------------------------
Commercial permanent mortgage                                    10%          10%          12%
Commercial real estate development                               13%          13%          12%
Commercial real estate interim projects                           2%           2%           2%
Commercial business                                              40%          42%          37%
Consumer personal                                                22%          17%          17%
Consumer residential mortgage fixed rate                          6%           8%          10%
Consumer residential mortgage floating rate                       2%           3%           5%
Home equity                                                       4%           3%           3%
Credit cards                                                      1%           1%           1%
Leases                                                           --%           1%           1%
(Year-end balances)

         The following table compares changes in the internal risk rating analysis.

RISK RATINGS AT DECEMBER 31                 2003             2002            2001
---------------------------------------------------------------------------------
Pass                                        95.83%          95.65%          95.12%
Watchlisted                                  2.58%           2.57%           2.60%
Substandard                                  1.27%           1.53%           2.10%
Doubtful                                     0.32%           0.25%           0.18%

         The 2003 increase in the percentage of loans rated doubtful was due mainly to one commercial loan that was moved to non-accruing status at the end of the 2003 first quarter.

         The 2003 net charge-off ratio of 27 basis points was the lowest the ratio has been since 1994. The following table shows changes in net charge-offs.

NET CHARGE-OFFS FOR THE YEAR        2003                  2002                2001
--------------------------------------------------------------------------------------
Net charge-off ratio           27 basis points      31 basis points    30 basis points
Net charge-offs                $16.9 million        $17.6 million      $15.8 million

         The increase in net charge-offs in 2002 compared to 2001 was due primarily to a single relationship with a client in the biomedical industry.

         Changes in the provision and reserve for loan losses reflected the growth in loan balances. For 2003 the provision was slightly lower, while the reserve was $4.7 million higher and the reserve ratio was 3 basis points higher, than for 2002. In 2002, the provision and reserve were increased, but the ratio was 6 basis points lower. The following table compares changes in the provision and reserve for loan losses:

PROVISION AND RESERVE AT YEAR END                       2003              2002            2001
-----------------------------------------------------------------------------------------------
Provision for loan losses (in millions)                $ 21.6           $ 22.0           $ 19.9
Reserve for loan losses (in millions)                  $ 89.9           $ 85.2           $ 80.8
Reserve ratio                                            1.44%            1.41%            1.47%

         At year-end 2003 loans past due 90 days or more totaled $5.6 million, which was a decrease of $6.9 million, or 55.2%, from 2002. The ratio of period-end loans past due 90 days or more to total loans was 9 basis points, compared with 21 basis points for 2002.

         At year-end 2002 loans past due 90 days or more were $12.5 million, which was $1.0 million less than at year-end 2001. The ratio of period-end loans past due 90 days or more to total loans was 25 basis points for 2001.

         Approximately 39% of the 2003 year-end loans past due 90 days or more were in the commercial loan portfolio; 37% were in the residential mortgage portfolio; and 24% were consumer loans. At year-end 2002 the corresponding ratios were 64%, 22%, and 14%, respectively. At year-end 2001 the corresponding ratios were 68%, 23%, and 9%, respectively.

                                                   2003 ANNUAL REPORT         25

                          Wilmington Trust Corporation

         In 2003 there was a substantial decrease from 2002 in the percentage of year-end loans past due 90 days or more that were in the commercial portfolio. This occurred as loans were moved to nonaccruing status or other real estate owned (OREO), or charged off.

         At year-end 2003 nonperforming assets totaled $46.8 million, which was 2.9% higher than at year-end 2002. The year-end 2003 ratio of nonperforming assets was 0.75%, which was 1 basis point lower that at year-end 2002.

         Nonaccruing loans accounted for 97.0% of nonperforming assets at year-end 2003, and totaled $45.4 million. This was 7.1% higher than at year-end 2002. Most of the increase was associated with a $20 million credit relationship with a client in the specialty restaurant and entertainment business. This credit was moved to nonaccruing status at the end of the 2003 first quarter, and it accounted for the majority of the increase in loans rated "doubtful" in the internal risk rating analysis. During the 2003 third quarter, this client made a payment on this loan of approximately $10 million.

         OREO decreased substantially in 2003. This was due primarily to the successful work-out of a residential construction project at a beach resort in Maryland that was classified as OREO in December 2002.

         At year-end 2002 nonperforming assets totaled $45.5 million, compared with $38.4 million at year-end 2001. The year-end 2002 ratio of nonperforming assets was 0.76%, compared with 0.70% at year-end 2001. Nonaccruing loans accounted for 93.2% of nonperforming assets for 2002. At year-end 2002, nonaccruing loans totaled $42.4 million and were 11.6% higher than at year-end 2001. Nearly all of this increase was associated with a single relationship with a commercial client in the educational services industry. The same project that accounted for the decrease in OREO in 2003 was the reason for the increase in OREO in 2002 versus 2001.

         The following table provides a comparison of the risk elements in the Corporation's loan portfolio:

NONPERFORMING ASSETS AT DECEMBER 31 (in millions)       2003             2002             2001
-----------------------------------------------------------------------------------------------
Nonaccruing loans                                      $ 45.4           $ 42.4           $ 38.0
Past due 90 days or more                               $  5.6           $ 12.5           $ 13.5
-----------------------------------------------------------------------------------------------
Total                                                  $ 51.0           $ 54.9           $ 51.5
Percentage of period-end loans                           0.82%            0.91%            0.94%
Other real estate owned                                $  1.4           $  3.1           $  0.4

         No loans were classified as restructured in 2003 or 2002. In 2001 loans totaling $375,000 were classified as restructured.

        At December 31, 2003, management identified approximately $28.5 million of loans that it doubted would be repaid on a timely basis, even though these loans were performing in accordance with their terms or were less than 90 days past due. This compares with $36.2 million of loans about which management had similar doubts at December 31, 2002, and $60.6 million at December 31, 2001.

         At year-end 2003, in light of the levels of past due, nonaccruing, and problem loans, management believed that the reserve for loan losses was a reasonable assessment of estimated and inherent losses in the loan portfolio. At December 31, 2003, approximately $6.1 million, or 6.8%, of the reserve for loan losses was unallocated. In comparison, approximately $6.1 million, or 7.0%, of the reserve was unallocated at year-end 2002. At year-end 2001, approximately $6.3 million, or 8.0%, of the reserve was unallocated. For more information about the loan loss reserve, please refer to Note 5 to the Consolidated Financial Statements on page 54 of this report.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         As a financial institution, the Corporation's primary market risk lies in its exposure to interest rate volatility. Fluctuations in interest rates impact net interest income, which is an important determinant of the Corporation's financial performance. Through management of its interest rate risk, the Corporation seeks to maximize the growth of net interest income on a consistent basis by minimizing the effects of fluctuations associated with changing market interest rates.

         The Corporation employs simulation models to assess interest rate exposure and the effect of variations in interest rates on net interest income. The models evaluate numerous factors, including:

- the composition of assets, liabilities, and off-balance sheet instruments;

-        their respective repricing and maturity characteristics;

-        the level of market interest rates;and

-        other external factors.

         The simulations compare multiple interest rate scenarios against a stable interest rate environment. As a general rule, the model employs scenarios in which rates gradually move up or down 250 basis points over a period of one year. The Corporation's objective is to keep market interest rate changes from reducing net interest income by 10% or more within a one-year period.

         Because interest rates were at historic lows in 2003, the declining rate scenario in the simulation model gradually moved down only 100 basis points, until the federal funds rate equaled zero. This prevented the creation of negative interest rates within the model. The rising rate scenario remained able to accommodate a 250-basis-point upside move.

         At year-end 2003, the model projected that, if interest rates were to experience a gradual decline of 100 basis points, net interest income would decrease 5.33% over a one-year period. Conversely, the model projected that a gradual 250-basis-point increase in market interest rates would cause net interest income to rise 6.14% over a one-year period.

                          Wilmington Trust Corporation

         For 2002 the declining rate scenario moved down only 125 basis points. The rising rate scenario remained at 250 basis points. At year-end 2002, the model projected that a 125-basis-point decline would cause a decrease in net interest income of approximately 7.17%. The model projected that a gradual 250-basis-point increase would cause net interest income to rise 8.53%.

         For 2001 the declining rate scenario moved down only 175 basis points. At December 31, 2001, the model projected that such a decline would result in a decrease in net interest income of 5.1%. A gradual rise of 250 basis points would result in an increase in net interest income of 2.7%.

         The three preceding paragraphs contain certain forward-looking statements regarding the anticipated effects on the Corporation's net interest income resulting from hypothetical changes in market interest rates. The assumptions the Corporation uses regarding the effects of changes in interest rates on the adjustment of retail deposit rates and the prepayment of residential mortgages, asset-backed securities, and collateralized mortgage obligations play a significant role in the results the simulation model projects. Rate and prepayment assumptions used in the Corporation's simulation model differ for both assets and liabilities in rising, as compared to declining, interest rate environments. Nevertheless, these assumptions are inherently uncertain and, as a result, the simulation model cannot predict precisely the impact of changes in interest rates on net interest income. Management reviews the exposure to interest rate risk regularly, and may employ a variety of strategies as needed to adjust its sensitivity. This includes changing the relative proportions of fixed-rate and floating-rate assets and liabilities; changing the number and maturity of funding sources; securitizing assets; and utilizing such derivative contracts as interest rate swaps and interest rate floors.

LIQUIDITY

         The Corporation manages its liquidity to ensure that its cash flows are sufficient to support its operating, investing, and financing activities. The Corporation manages its liquidity to meet increases in demand for loans or other assets, and decreases in deposits or other funding sources. Liquidity is affected by the proportion of funding that is provided by core deposits and stockholders' equity.

         The Corporation's sources of funding include deposit balances, cash that is generated by the investment and loan portfolios, short-term and long-term borrowings, internally generated capital, and other credit facilities.

         Among the Corporation's available sources of funds is the Federal Home Loan Bank of Pittsburgh, of which Wilmington Trust Company is a member. The Company has $1 billion in available borrowing capacity secured by collateral. In addition, at December 31, 2003, the Corporation had $67 million in available borrowing capacity through two lines of credit it maintains with major U.S. financial institutions.

         In 2003 the primary source of funding for the $368.7 million increase in loan balances was core deposit balances, which rose $375.1 million. The proportion of funding provided by core deposits in 2003 was 53.0%, compared with 54.0% in 2002 and 54.2% in 2001. The 2003 proportion of funding from core deposits and stockholders' equity was 62.1%, compared with 63.1% in 2002 and 63.3% in 2001.

         Another source of funding in 2003 was the issue of $250 million in subordinated long-term debt. The debt was issued for general corporate purposes. Proceeds initially were invested in mortgage-backed securities.

         At December 31, 2003, the investment portfolio balance was $1.9 billion. The portfolio is expected to generate approximately $0.6 billion in cash during 2004.

         The Corporation is a guarantor for a portion of two line-of-credit obligations of affiliate money manager CRM. The Corporation's guaranty portion is representative of its ownership interest in CRM. For more information about this guaranty, please refer to Note 14 of the Consolidated Financial Statements, "Related party transactions," on page 60 of this report.

         Management continuously monitors the Corporation's existing and projected liquidity requirements, and believes that its standing in the national markets will enable it to obtain additional funding in a timely and cost-effective manner, should the need arise. For more information about liquidity, please refer to the "Consolidated Statements of Cash Flows," which begin on page 46 of this report.

CAPITAL POSITION

         The Corporation manages its capital to enhance shareholder value and enable management to act opportunistically in a dynamic marketplace. Management reviews the Corporation's capital position and makes adjustments as needed to assure that the capital base is sufficient to satisfy existing and impending regulatory requirements, to meet appropriate standards of safety, and to provide for future growth.

         The Corporation is subject to Federal Reserve Board guidelines that establish minimum levels of capital for bank holding companies to be considered adequately capitalized or well capitalized. The guidelines are intended to reflect the varying degrees of risk associated with different on- and off-balance sheet items.

         Management continually reviews the Corporation's on- and off-balance sheet items and calculates its capital position under these risk-based capital guidelines.

                                                          2003 ANNUAL REPORT 27

                          Wilmington Trust Corporation

         The Corporation's capital ratios have exceeded the minimum levels to be considered a well-capitalized institution every year since 1984, when the minimums initially were set. The following table compares the Corporation's ratios to the guidelines.

                                                                                   Adequately        Well-
                                                                                  capitalized     capitalized
CAPITAL RATIOS AT YEAR-END          2003           2002            2001             minimum         minimum
-------------------------------------------------------------------------------------------------------------
Total risk-based capital           12.45%          10.15%          11.16%              8%             10%
Tier 1 risk-based capital           7.46%           7.03%           7.78%              4%              6%
Tier 1 leverage capital             6.34%           6.08%           6.49%              4%              5%

         The improvement in the total risk-based capital ratio between 2002 and 2003 was due in large part to the Corporation's issuance in April 2003 of $250 million of 10-year 4.875% subordinated notes. The proceeds of this issue were invested primarily in mortgage-backed securities.

         For more information about the Corporation's risk-based capital, please refer to Note 13 to the Consolidated Financial Statements, "Capital Requirements," on page 59 of this report.

         The Corporation's dividend history demonstrates its sustained capital strength. The Corporation has paid cash dividends on its common stock every year since 1908, paid quarterly cash dividends every year since 1916, and increased the dividend every year since 1982.

         In 2003 the Board of Directors continued to allocate capital to the cash dividend, which was increased for the 22nd consecutive year. Share buyback activity was minimal, as the Corporation moved to replenish capital levels that were reduced in connection with the Balentine and SPV acquisitions and other investments.

         Stockholders' equity rose from $741.3 million at December 31, 2002, to $800.8 million at December 31, 2003, or 8.0%, primarily due to earnings. The additions to capital during 2003 consisted of:

- $64.2 million, which reflected earnings of $134.4 million net of $70.2 million in cash dividends;

- $11.3 million from the issue of common stock under employment benefit plans; and

-        $0.2 million in foreign currency exchange adjustments.

         These additions were offset by $16.2 million in reductions, which consisted of:

-        $10.0 million in unrealized losses on securities, net of income taxes;

- $4.5 million for the minimum pension liability adjustment, net of income taxes;

-        $1.1 million for the repurchase of shares; and

- a $0.6 million reclassification adjustment for derivative and securities gains included in net income, net of income taxes.

         For more information about stockholders' equity, please refer to the "Consolidated Statement of Changes in Stockholders' Equity" on page 44 of this report.

         Although stockholders' equity rose, the capital generation rate fell to 8.7% for 2003 from 9.8% for 2002, because cash dividend payments were higher in 2003 than they were in 2002.

         On April 17, 2003, the Corporation's Board of Directors increased the quarterly dividend 5.9%, from $0.255 per share to $0.27 per share. This marked the 22nd consecutive year of increases. Dividends paid for 2003 were $1.065 per share, and dividend payments totaled $70.2 million, which was 6.4% higher than the $66.0 million paid in 2002. The dividend payout ratio for 2003 was 52.2%, compared to 49.5% for 2002.

         The Corporation repurchased 35,635 of its shares during 2003 at a total cost of $1.1 million and at an average cost per share of $31.24. This increased the total number of shares repurchased under the current 8-million-share program, which was authorized in April 2002, to 84,369, at a cost of $2.5 million.

         At December 31, 2002, the Corporation's stockholders' equity was 8.6% higher than the year-end 2001 amount of $682.5 million. The additions to stockholders' equity during 2002 consisted of:

- $67.2 million, which reflected earnings of $133.2 million net of $66.0 million in cash dividends,

- $2.2 million from increases in the market value of available-for-sale investments,

- $12.5 million from the issue of common stock under employment benefit plans,

-        $8.9 million from the acquisition of Balentine & Company, and

- $0.4 million in foreign currency translation adjustments and net unrealized securities gains on derivatives held as cash flow hedges.

         These additions were offset by reductions of $32.5 million, which consisted of:

-        $18.7 million for share repurchases, and

- $13.8 million for the recording of an after-tax minimum pension liability.

         The 2002 capital generation rate of 9.8% was lower than the 2001 rate of 10.8%.

         On April 18, 2002, the Corporation's Board of Directors announced the 21st consecutive increase in the cash dividend, a two-for-one stock split that took the form of a 100% stock dividend, and a new 8-million-share stock repurchase plan.

         The quarterly dividend rose 6.25% in 2002, from $0.24 per share to $0.255 per share. Dividends paid for 2002 were $1.005 per share, and dividend payments totaled $66.0 million, which was 7.3% higher than the $61.5 million paid in 2001. The dividend payout ratio for 2002 was 50.0%, compared to 49.7% for 2001.

         In 2002 the Corporation repurchased 600,360 (383,199 on a pre-split basis) of its shares, at a total cost of $18.7 million and an average cost per share of $31.18. Of the shares purchased in 2002, 551,626 (334,465 on a pre-split basis) shares completed the 8-million-share (split-adjusted) program that was authorized in April 1996. The other 48,734 shares were bought under the new program authorized in April 2002.

                          Wilmington Trust Corporation

OFF-BALANCE SHEET ARRANGEMENTS AND CONTRACTUAL OBLIGATIONS

         In its day-to-day operations, the Corporation employs various financial instruments that generally accepted accounting principles deem to be off-balance sheet arrangements. Under regulatory guidelines, these instruments are considered for the purpose of calculating risk-based capital ratios, but they do not appear on the Corporation's balance sheet.

         These instruments include stand-by and performance letters of credit, unfunded loan commitments, unadvanced lines of credit, and interest rate swaps. The interest rate swaps permit clients to convert floating-rate loan payments into fixed-rate loan payments without exposing the Corporation to interest rate risk. In these arrangements, the Corporation retains the credit risk associated with the potential failure of counter-parties.

         At December 31, 2003, the liquidity exposure of the Corporation that was associated with letters of credit, unfunded loan commitments, and unadvanced lines of credit was $3.25 billion.

         At year-end 2003 the Corporation had entered into $573.9 million of interest rate swaps on behalf of loan clients. The Corporation had entered into an additional $375.0 million of interest rate swap contracts with other financial institutions as part of its efforts to manage interest rate risk. These contracts were associated with the Corporation's issues of subordinated debt.

         The Corporation has two outstanding loans that total $35.5 million from the Federal Home Loan Bank of Pittsburgh. These funds were used to construct Wilmington Trust Plaza, the Corporation's operations center in Wilmington, Delaware, which was completed in 1998.

         Many of the Corporation's branch offices in Delaware, and all of its offices outside the state of Delaware, are leased. Lease commitments, net of sub-lease arrangements, for these locations totaled $38.1 million at year-end 2003.

         At December 31, 2003, the Corporation was the guarantor of two obligations of affiliate manager CRM. The guaranty is for 69.14%, which represents the Corporation's ownership interest in CRM, of two lines of credit totaling $8 million, which will expire on December 6, 2004.

         The following table summarizes the obligations referenced above and the periods over which they extend.

                                                      Less                                            More
CONTRACTUAL OBLIGATION PAYMENTS                       than             1-3            3-5             than
DUE BY PERIOD (in millions)          Total           1 year           years           years          5 years
------------------------------------------------------------------------------------------------------------
Long-term debt obligations           $578.0          $ 22.8          $ 75.8          $198.9          $280.5
Operating lease obligations          $ 38.1          $  6.1          $ 16.1          $ 10.8          $  5.1
Guaranty obligations                 $  8.0          $  8.0          $   --          $   --          $   --
------------------------------------------------------------------------------------------------------------
Total                                $624.1          $ 36.9          $ 91.9          $209.7          $285.6

         The long-term debt obligations in the table above refer to the Corporation's two outstanding subordinated long-term debt issues and its Federal Home Loan Bank advances. The first debt issue, in the amount of $125 million, was issued in 1998, is due in 2008, and was used in the acquisitions of affiliate money managers CRM and RCM. The second, in the amount of $250 million, was issued in 2003, is due in 2013, and was for general liquidity purposes. All of these debt issues are included in the "Long-term debt" line of the Corporation's balance sheet.

         In addition, subject to certain restrictions, principal members of Balentine, CRM, and RCM may put their interests in their respective firms to the Corporation. For more information on these arrangements, please refer to Note 1 to the Consolidated Financial Statements on page 48 of this report.

MARKET PRICE OF COMMON STOCK AND DIVIDENDS PAID PER SHARE

         The Corporation's common stock has been traded on the New York Stock Exchange under the symbol "WL" since January 12, 1999. Prior to that, the Corporation's common stock was traded on the NASDAQ Stock Market(R) under the symbol "WILM."

         At December 31, 2003, there were 66,063,332 shares outstanding and there were 8,666 registered shareholders. The number of registered owners does not include those investors whose shares were held for them by a bank or broker at that date.

    The following table summarizes the price ranges of the Corporation's common stock, its quarterly dividends, and the dividend payout ratio:

                           2003                                     2002                                    2001
-----------------------------------------------------------------------------------------------------------------------------------
Quarter         High        Low       Dividend        High          Low            Dividend     High         Low            Dividend
-----------------------------------------------------------------------------------------------------------------------------------
First          $ 33.61    $ 26.00     $ 0.255        $ 34.63      $ 30.85          $ 0.240     $ 27.72     $ 26.67          $ 0.225
Second         $ 30.55    $ 26.50     $  0.27        $ 34.53      $ 29.75          $ 0.255     $ 33.18     $ 28.10          $ 0.240
Third          $ 32.78    $ 29.03     $  0.27        $ 32.17      $ 25.05          $ 0.255     $ 33.50     $ 25.10          $ 0.240
Fourth         $ 36.47    $ 30.80     $  0.27        $ 33.09      $ 25.20          $ 0.255     $ 31.73     $ 25.50          $ 0.240
-----------------------------------------------------------------------------------------------------------------------------------
Total                                 $ 1.065                                      $ 1.005                                  $ 0.945
Payout ratio                             52.2%                                        49.5%                                    49.2%
(Split-adjusted for periods prior to June 17, 2002)

                                                          2003 ANNUAL REPORT 29

                          Wilmington Trust Corporation

INFLATION

         The Corporation's asset and liability structure is substantially different from that of an industrial company, since virtually all of the assets and liabilities of a financial institution are monetary in nature. Accordingly, changes in interest rates may have a significant impact on a bank holding company's performance. Interest rates do not necessarily move in the same direction or at the same magnitude as the prices of goods and services. The impact, therefore, of inflation on a bank holding company's financial performance is indeterminable.

CONTROLS AND PROCEDURES

         The Chairman of the Board and Chief Executive Officer of the Corporation and its Chief Financial Officer conducted an evaluation of the effectiveness of the Corporation's disclosure controls and procedures as of the end of the period covered by this report, pursuant to Securities Exchange Act Rule 13a-14. Based on that evaluation, the Chairman of the Board and Chief Executive Officer and the Chief Financial Officer concluded that the Corporation's disclosure controls and procedures are effective in alerting them on a timely basis to material information about the Corporation (including its consolidated subsidiaries) required to be included in the periodic filings it makes with the Securities and Exchange Commission. There have been no significant changes in the Corporation's internal controls or in other factors that could significantly affect those controls subsequent to the date of that evaluation.

OTHER INFORMATION

ACCOUNTING PRONOUNCEMENTS

         Please refer to Note 1 to the Consolidated Financial Statements, "Summary of Significant Accounting Policies, "on pages 48-52 of this report for a discussion of the impact of recent accounting pronouncements on the Corporation's financial condition and results of operation.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

         Management's discussion and analysis of the financial condition and results of operations are based on the consolidated financial statements of the Corporation, which are prepared in conformity with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses, as well as the related disclosures of contingent assets and liabilities at the date of the financial statements and during the reporting period. Management evaluates those estimates on an ongoing basis, including those estimates related to the reserve for loan losses, stock-based employee compensation, affiliate fee income, impairment of goodwill, recognition of Corporate Client Services fees, loan origination fees, and mortgage servicing assets. Management bases its estimates on historical experience and various other factors and assumptions that are believed to be reasonable under the circumstances. These form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Management believes the following critical accounting policies affect its more significant judgments and the estimates that are used in preparation of the consolidated financial statements and relate to the reserve for loan losses, stock-based employee compensation, and impairment of goodwill.

         RESERVE FOR LOAN LOSSES: The Corporation maintains a reserve for loan losses that is management's best estimate of known and inherent estimated losses, based on subjective judgments regarding the collectibility of loans within the portfolio. The reserve is reduced by actual credit losses, and is increased by the provision for loan losses and recoveries from loans previously charged-off. Personnel independent of the various lending functions evaluate the reserve on a quarterly basis. The level of the reserve is determined by assigning specific amounts to individually identified problem credits. A general amount is reserved for all other loans. In evaluating the reserve, management gives specific consideration to current micro- and macro-economic factors, historical net loss experience, current delinquency trends, and movement within the internal risk rating classification system. The methodology used to determine the necessary level of the reserve has been applied on a basis consistent with prior periods.

         A portion of the reserve is not specifically allocated to the individual components of the portfolio, and represents probable or inherent losses that could be caused by certain business conditions not accounted for otherwise. Typically, business conditions, including current economic and market conditions, portfolio complexity, payment performance, loan portfolio risk rating migration, the level of serious doubt loans, litigation impact, and bankruptcy trends, are the core of the unallocated reserve position. The determination of the reserve is inherently subjective, and it requires material estimates, including with respect to the amounts and timing of future cash flows expected to be received on impaired loans, that may be susceptible to significant change. Because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that increases to the reserve will not be necessary if the quality of loans deteriorates as a result of the factors discussed above.

         Management believes that it uses the best information available to make determinations about the reserve and that it has established its existing reserve for loan losses in accordance with generally accepted accounting principles. If circumstances differ substantially from the assumptions used in making the determinations, future adjustments to the reserve may be necessary and results of the Corporation's operations could be affected.

                          Wilmington Trust Corporation

         In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Corporation's banking affiliates' reserve for losses on loans. These agencies may require the Corporation to recognize additions to the reserve based on their judgments about information available to them at the time of their examination.

         STOCK-BASED EMPLOYEE COMPENSATION: The Corporation accounts for its stock-based employee compensation plans under the "intrinsic value" approach, in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, rather than the "fair value"approach prescribed in Statement of Financial Accounting Standards (SFAS) No. 123. The "intrinsic value" approach limits the compensation expense to the excess of a stock option's market price on the grant date over the option's exercise price. Since the Corporation's stock-based employee compensation option plans have exercise prices equal to market values on the grant date, no compensation expense is recognized in the financial statements. The "fair value" approach under SFAS No. 123 takes into account the time value of the option and will generally result in compensation expense being recorded upon grant. Each year since the inception of SFAS No. 123, the Corporation has disclosed, in the notes to the financial statements contained in its annual report to shareholders, what the earnings impact would have been had the Corporation elected the "fair value" approach under SFAS No. 123 (see the section on "Stock-based compensation plans" in Note 1, "Summary of Significant Accounting Policies" on page 52). Future earnings would be impacted if any change in generally accepted accounting principles were to limit the continued use of the "intrinsic value" approach. Such changes are reported to be under consideration by the financial accounting standard-setters.

         IMPAIRMENT OF GOODWILL: Through a series of acquisitions, the Corporation has accumulated goodwill with a net carrying value of $243. 2 million at December 31, 2003. Through 2001, this goodwill was subject to periodic amortization in accordance with the provisions of APB No. 17, "Intangible Assets." This treatment provided for a gradual reduction in the book value of the assets over their useful lives. Amortization could be changed if later events and circumstances warrant a revised estimate of the useful lives of the assets. Additionally, under APB No. 17, estimations of value and future benefits could indicate that the unamortized cost should be reduced by a reduction in net income.

         The 2002 adoption of SFAS No. 142, "Goodwill and Other Intangible Assets," eliminated the requirement to amortize goodwill, and substituted impairment testing in its place. The purpose of impairment testing is to ensure that an amount presented in the financial statements for goodwill does not exceed its actual fair value. A methodology that is consistent with how the acquired entity or business was originally valued is to be utilized in testing for impairment on an annual basis. If this testing indicates that the fair value of the asset is less than its book value, an impairment expense must be recorded. There may be more volatility in reported income than under the previous standard, because impairment losses are likely to occur irregularly and in varying amounts. A major portion of the goodwill on the Corporation's books is related to certain of its affiliate asset manager acquisitions. A decline in the fair value of the investment in any of these firms could result in an impairment expense.

         CAUTIONARY STATEMENT: Estimates, predictions, opinions, or statements of belief in this report might be construed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of such statements could relate to identification of trends, statements about the adequacy of the reserve for loan losses, credit quality, the impact of FASB pronouncements on the Corporation, and the effects of asset sensitivity, interest rate changes, and information concerning market risk described in the "Quantitative and Qualitative Disclosures About Market Risk"section on page 26 of this report. Forward-looking statements are based on current expectations and assessments of potential developments. The Corporation's ability to achieve the results reflected in those statements could be affected by, among other things, changes in national or regional economic conditions, changes in market interest rates, significant changes in banking laws or regulations, increased competition in our businesses, higher-than-expected credit losses, the effects of acquisitions and integration of acquired businesses, unanticipated changes in regulatory, judicial, or legislative tax treatment of business transactions, and economic uncertainty created by unrest in other parts of the world.

HISTORICAL PERSPECTIVE

         The following tables offer an historical perspective on the Corporation's performance and include:

-        An unaudited 11-year summary of selected financial data,

- An unaudited 5-year comparative analysis of average balance sheets and income statements, interest income and expense, and the respective yields and costs of funds for those years,

-        An unaudited 5-year comparison of average statements of condition,

-        An unaudited 5-year comparison of statements of income,

- An unaudited 2-year comparison of consolidated results of operations by quarter,

-        Audited consolidated statements of condition for 2003 and 2002,

-        Audited consolidated statements of income for 2003, 2002, and 2001,

- Audited consolidated statements of changes in stockholders' equity for 2003, 2002, and 2001, and

-        Audited consolidated statements of cash flows for 2003, 2002, and 2001.

-        Notes to audited consolidated financial statements.

         Other statistical disclosures that are required of bank holding companies by Industry Guide 3 are included in the Corporation's 2003 Annual Report on Form 10-K.

                                                           2003 ANNUAL REPORT 31

                          Wilmington Trust Corporation

       C O N S O L I D A T E D  E L E V E N - Y E A R  S U M M A R Y  O F
                   S E L E C T E D  F I N A N C I A L  D A T A

(in millions, except per share amounts)                                                          2003        2002        2001
--------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED AVERAGE STATEMENTS OF CONDITION
ASSETS:

Cash and due from banks                                                                       $    190.2  $    189.1  $    215.8
Short-term investments                                                                              28.5        28.2        28.7
Investment securities                                                                            1,742.4     1,295.4     1,341.9
Loans                                                                                            6,060.0     5,691.3     5,235.3
Reserve for loan losses                                                                            (86.7)      (83.0)      (77.8)
Net loans                                                                                        5,973.3     5,608.3     5,157.5
Other                                                                                              595.1       540.0       485.3
--------------------------------------------------------------------------------------------------------------------------------
Total                                                                                         $  8,529.5  $  7,661.0  $  7,229.2
LIABILITIES AND STOCKHOLDERS' EQUITY:
Demand deposits (noninterest-bearing)                                                         $    833.3  $    831.3  $    927.9
Deposits (interest-bearing)                                                                      5,460.6     4,996.3     4,335.2
Short-term borrowings                                                                              975.7       821.1     1,027.7
Other                                                                                              144.4       132.1       131.3
Long-term debt                                                                                     345.8       160.5       166.3
--------------------------------------------------------------------------------------------------------------------------------
Total                                                                                            7,759.8     6,941.3     6,588.4
Minority interest                                                                                    0.1         0.1          --
Stockholders' equity                                                                               769.6       719.6       640.8
--------------------------------------------------------------------------------------------------------------------------------
Total                                                                                         $  8,529.5  $  7,661.0  $  7,229.2
CONSOLIDATED STATEMENTS OF INCOME
Net interest income                                                                           $    277.1  $    276.5  $    258.9
Advisory fees:
 Wealth Advisory Services                                                                          140.4       126.9       109.6
 Corporate Client Services                                                                          67.3        64.3        54.9
 Cramer Rosenthal McGlynn                                                                            5.3         7.7         6.3
 Roxbury Capital Management                                                                         (2.3)        8.6        14.2
--------------------------------------------------------------------------------------------------------------------------------
Total advisory fees                                                                                210.7       207.5       185.0
Amortization of affiliate goodwill and other intangibles                                            (1.7)       (1.3)       (8.2)
--------------------------------------------------------------------------------------------------------------------------------
Net advisory fees                                                                                  209.0       206.2       176.8
Other noninterest income                                                                            54.5        54.0        49.7
Securities gains/(losses)                                                                            0.7         2.0         1.5
--------------------------------------------------------------------------------------------------------------------------------
Total noninterest income                                                                           264.2       262.2       228.0
Net interest and noninterest income (before provision for loan losses)                             541.3       538.7       486.9
Provision for loan losses                                                                          (21.6)      (22.0)      (19.9)
Salaries and employment benefits                                                                   186.5       182.4       166.8
Other noninterest expense(1)                                                                       125.5       127.5       110.1
--------------------------------------------------------------------------------------------------------------------------------
Total noninterest expense                                                                          312.0       309.9       276.9
Income before income taxes, minority interest and cumulative effect of change in
 accounting principle                                                                              207.7       206.8       190.1
Applicable income taxes                                                                             72.2        73.0        66.0
--------------------------------------------------------------------------------------------------------------------------------
Net income before minority interest and cumulative effect of change in accounting principle        135.5       133.8       124.1
Minority interest                                                                                    1.1         0.6          --
--------------------------------------------------------------------------------------------------------------------------------
Net income before cumulative effect of change in accounting principle                              134.4       133.2       124.1
Cumulative effect of change in accounting principle (net of income taxes of $0.6 in 2001)             --          --         1.1
--------------------------------------------------------------------------------------------------------------------------------
Net income(1)                                                                                 $    134.4  $    133.2  $    125.2
                                                                                              ----------  ----------  ----------

                          Wilmington Trust Corporation


                                                                                               Compound  Growth Rates
                                                                                                 1993      1998
   2000       1999        1998      1997         1996        1995        1994        1993       to 2003   to 2003
   ----       ----        ----      ----         ----        ----        ----        ----       -------   -------
$   194.7  $    198.0  $   188.2  $    190.2  $    187.5  $    194.2  $    202.8  $    194.8     (0.24)%    0.21%
     29.5        31.5       31.1        22.4        26.5        17.5        26.4        21.2      3.00     (1.73)
  1,567.0     1,594.4    1,609.6     1,386.3     1,343.0     1,184.0     1,060.0       946.1      6.30      1.60
  5,053.1     4,530.4    4,156.4     3,921.5     3,602.4     3,390.8     3,114.4     2,949.9      7.46      7.83
    (75.3)      (73.3)     (66.2)      (56.7)      (50.8)      (47.9)      (50.3)      (48.6)     5.96      5.54
  4,977.8     4,457.1    4,090.2     3,864.8     3,551.6     3,342.9     3,064.1     2,901.3      7.49      7.87
    439.7       408.1      333.3       216.3       198.8       194.3       168.7       158.4     14.15     12.29
----------------------------------------------------------------------------------------------------------------
$ 7,208.7  $  6,689.1  $ 6,252.4  $  5,680.0  $  5,307.4  $  4,932.9  $  4,522.0  $  4,221.8      7.29      6.41

$   889.7  $    856.2  $   747.8  $    678.7  $    633.1  $    580.9  $    559.6  $    500.4      5.23      2.19
  4,381.4     3,910.3    3,679.5     3,191.7     2,890.9     2,584.0     2,704.7     2,718.9      7.22      8.22
  1,145.9     1,138.1    1,076.5     1,188.2     1,195.8     1,239.4       775.3       545.0      6.00     (1.95)
     92.2        84.9       96.0        99.6       101.8        86.7        73.8        65.7      8.19      8.51
    168.0       168.0      125.9        43.0        30.9         7.0          --          --        --     22.39
----------------------------------------------------------------------------------------------------------------
  6,677.2     6,157.5    5,725.7     5,201.2     4,852.5     4,498.0     4,113.4     3,830.0      7.32      6.27
       --          --         --          --          --          --          --          --        --        --
    531.5       531.6      526.7       478.8       454.9       434.9       408.6       391.8      6.98      7.88
----------------------------------------------------------------------------------------------------------------
$ 7,208.7  $  6,689.1  $ 6,252.4  $  5,680.0  $  5,307.4  $  4,932.9  $  4,522.0  $  4,221.8      7.29      6.41

$   255.1  $    245.9  $   237.7  $    230.0  $    214.2  $    197.4  $    184.3  $    174.8      4.72      3.11

    104.5        98.1       88.8        81.8        70.1        60.9        56.7        54.4      9.95      9.60
     46.7        40.4       35.8        32.7        28.1        27.1        25.8        23.9     10.91     13.46
      1.6         4.1        4.9          --          --          --          --          --        --      1.58
     19.7        12.0        2.5          --          --          --          --          --        --        --
----------------------------------------------------------------------------------------------------------------
    172.5       154.6      132.0       114.5        98.2        88.0        82.5        78.3     10.41      9.80
     (7.5)       (6.2)      (3.2)         --          --          --          --          --        --    (11.88)
----------------------------------------------------------------------------------------------------------------
    165.0       148.4      128.8       114.5        98.2        88.0        82.5        78.3     10.32     10.17
     51.6        41.8       48.4        43.0        38.8        37.3        32.8        35.1      4.50      2.40
     (0.4)        1.3        6.7          --         1.2         2.3        (2.2)        0.3      8.84    (36.35)
----------------------------------------------------------------------------------------------------------------
    216.2       191.5      183.9       157.5       138.2       127.6       113.1       113.7      8.80      7.52
    471.3       437.4      421.6       387.5       352.4       325.0       297.4       288.5      6.50      5.13
    (21.9)      (17.5)     (20.0)      (21.5)      (16.0)      (12.3)       (4.6)       (9.5)     8.56      1.55
    162.9       147.2      137.9       129.8       119.6       110.7       101.8        95.8      6.89      6.22
    101.8       111.0       92.2        77.9        72.7        70.3        70.2        65.9      6.65      6.36
----------------------------------------------------------------------------------------------------------------
    264.7       258.2      230.1       207.7       192.3       181.0       172.0       161.7      6.79      6.28

    184.7       161.7      171.5       158.3       144.1       131.7       120.8       117.3      5.88      3.90
     63.8        54.4       57.2        52.3        46.8        41.7        35.6        34.5      7.66      4.77
----------------------------------------------------------------------------------------------------------------
    120.9       107.3      114.3       106.0        97.3        90.0        85.2        82.8      5.05      3.46
       --          --         --          --          --          --          --          --        --        --
----------------------------------------------------------------------------------------------------------------
    120.9       107.3      114.3       106.0        97.3        90.0        85.2        82.8      4.96      3.29
       --          --         --          --          --          --          --          --        --        --
----------------------------------------------------------------------------------------------------------------
$   120.9  $    107.3  $   114.3  $    106.0  $     97.3  $     90.0  $     85.2  $     82.8      4.96      3.29
                                                                                               -------    ------

                                                                     (continued)

                                                           2003 ANNUAL REPORT 33

                          Wilmington Trust Corporation

       C O N S O L I D A T E D  E L E V E N - Y E A R  S U M M A R Y  O F
                  S E L E C T E D  F I N A N C I A L  D A T A

                                   (continued)

(in millions, except per share amounts)                                              2003        2002      2001
-------------------------------------------------------------------------------------------------------------------
Net income per share--diluted:
    Income before cumulative effect of change in accounting principle(6)          $    2.02   $    2.01  $     1.88
    Cumulative effect of change in accounting principle(6)                               --          --        0.02
-------------------------------------------------------------------------------------------------------------------
Net income per share--diluted(6)                                                  $    2.02   $    2.01  $     1.90
Percentage change from prior year                                                        --%          6%          3%
SELECTED FINANCIAL RATIOS AND STATISTICS
Net income as a percentage of:
    Average stockholders' equity(2)                                                   17.46%      18.51%      19.54%
    Average total assets(2)                                                            1.58        1.74        1.73
Loan quality:
    Percentage of average total loans:
     Net charge-offs                                                                   0.28%       0.31%       0.30%
     Nonaccruing loans                                                                 0.75        0.74        0.73
    Percentage of total loans:
     Reserve for loan losses(3)                                                        1.44        1.41        1.47
Selected per share data:
    Dividends paid(6)                                                             $   1.065   $   1.005  $    0.945
    Book value(3,6)                                                                   12.12       11.30       10.44
    Stock price(3,6)                                                                  36.00       31.68       31.66
Assets under management:
    Wilmington Trust Company                                                       24,352.8    20,966.7    23,829.2
    Cramer Rosenthal McGlynn                                                        4,698.6     3,512.0     4,643.0
    Roxbury Capital Management                                                      3,210.7     3,712.4     7,700.0
-------------------------------------------------------------------------------------------------------------------
                                                                                   32,262.1    28,191.1    36,172.2
Staff members (full-time equivalents)(3)                                              2,307       2,361       2,316
Stockholders(3)                                                                       8,666       8,712       8,841
Net income per staff member (in thousands)(2)                                     $    58.3   $    56.4  $     54.1
Efficiency ratio(2,4)                                                                 57.13%      56.99%      56.11%
Capital generation rate(2,5)                                                           8.66%       9.85%      10.75%
Risk-based capital ratio(3)                                                           12.31%      10.15%      11.16%
Price/earnings multiple(3)                                                            17.65       15.61       16.49

(1) 1999 results included a $13.4 million one-time pre-tax charge for outsourcing data processing functions.

(2) Based upon income before the cumulative effect of change in accounting principle or one-time pre-tax charge for outsourcing data processing functions.

(3) At year-end.

(4) Total other expenses as a percentage of net interest and other income on a tax-equivalent basis.

(5) Net income less dividends paid as a percentage of prior year-end stockholders' equity.

(6) Adjusted for two-for-one stock split June 2002.

                          Wilmington Trust Corporation

                                                                                               Compound Growth Rates
                                                                                                 1993       1998
   2000       1999       1998        1997        1996        1995       1994         1993       to 2003   to 2003
-----------------------------------------------------------------------------------------------------------------
$    1.85  $     1.61  $    1.67  $     1.54  $     1.39  $     1.27  $     1.17  $     1.10      6.27%     3.88%
       --          --         --          --          --          --          --          --        --        --
-----------------------------------------------------------------------------------------------------------------
$    1.85  $     1.61  $    1.67  $     1.54  $     1.39  $     1.27  $     1.17  $     1.10      6.27      3.88
       15%         (4)%        8%         11%          9%          9%          6%         31%

    22.75%      20.18%     21.70%      22.14%      21.39%      20.70%      20.85%      21.13%
     1.68        1.60       1.83        1.87        1.83        1.82        1.88        1.96

     0.44%       0.28%      0.29%       0.31%       0.32%       0.33%       0.23%       0.28%
     0.80        0.64       0.74        0.73        1.13        0.99        0.93        0.75

     1.48        1.60       1.66        1.60        1.44        1.42        1.48        1.69

$   0.885  $    0.825  $   0.765  $    0.705  $    0.645  $    0.585  $     0.53  $   0.4875
     9.14        7.70       8.19        7.51        6.86        6.55        5.90        5.44
    31.03       24.13      30.82       31.19       19.75       15.44       11.38       13.13

 27,994.4    25,529.7   22,770.2    18,740.7    15,569.4    13,806.4    11,462.8    11,254.1
  3,495.0     3,204.0    4,319.0          --          --          --          --          --
 11,300.0    11,200.0    6,000.0          --          --          --          --          --
-----------------------------------------------------------------------------------------------------------------
 42,789.4    39,933.7   33,089.2    18,740.7    15,569.4    13,806.4    11,462.8    11,254.1
    2,299       2,434      2,442       2,428       2,418       2,332       2,303       2,254
    9,189       9,617      9,868      10,164      10,241       9,000       9,097       8,880
$    52.6  $     44.1  $    46.8  $     43.7  $     40.2  $     38.6  $     37.0  $     36.7
    55.31%      57.99%     53.51%      52.32%      53.04%      53.86%      55.86%      53.97%
    12.80%       9.69%     12.54%      12.59%      11.51%      11.68%      11.88%      12.35%
    10.80%      10.67%     12.47%      12.38%      12.01%      12.06%      12.51%      12.36%
    16.59       14.80      18.07       19.80       13.96       12.06        9.60       11.72

                                                           2003 ANNUAL REPORT 35

                          Wilmington Trust Corporation

        F I V E - Y E A R  A N A L Y S I S  O F  E A R N I N G S  A N D
      C O N S O L I D A T E D  S T A T E M E N T S  O F  C O N D I T I O N

                                                                                                             2003
-----------------------------------------------------------------------------------------------------------------------------
                                                                                               Average     Income/    Average
(in millions, except per share amounts; rates on tax-equivalent basis)                         balance     expense     rate
-----------------------------------------------------------------------------------------------------------------------------
ASSETS:
Federal funds sold and securities purchased under agreements to
resell                                                                                         $    28.5   $   0.4     1.26%
U.S. Treasury and government agencies                                                              498.8      16.5     3.38
Obligations of state and political subdivisions(1)                                                  16.4       1.4     9.00
Preferred stock(1)                                                                                 118.4       8.8     7.44
Mortgage-backed securities                                                                         861.1      36.3     4.23
Other securities(1)                                                                                247.7       7.4     2.95
-----------------------------------------------------------------------------------------------------------------------------
Total investment securities
                                                                                                 1,742.4      70.4     4.07
Loans:
  Commercial, financial, and agricultural                                                        2,209.3      97.0     4.39
  Real estate--construction                                                                        612.4      27.5     4.49
  Mortgage--commercial                                                                           1,044.1      55.7     5.34
-----------------------------------------------------------------------------------------------------------------------------
  Total commercial loans                                                                         3,865.8     180.2     4.66
  Mortgage--residential                                                                            585.2      39.1     6.67
  Installment loans to individuals                                                               1,037.9      68.1     6.56
  Secured with liquid collateral                                                                   571.1      15.4     2.69
-----------------------------------------------------------------------------------------------------------------------------
  Total retail loans                                                                             2,194.2     122.6     5.58
Total loans(1,2)                                                                                 6,060.0     302.8     5.00
Total earning assets                                                                             7,830.9     373.6     4.78
Other assets                                                                                       698.6
-----------------------------------------------------------------------------------------------------------------------------
Total assets
                                                                                               $ 8,529.5
LIABILITIES AND STOCKHOLDERS' EQUITY:
Savings deposits                                                                               $   366.0       0.6     0.16
Interest-bearing demand deposits                                                                 2,183.9       9.2     0.42
Certificates under $100,000                                                                        834.4      22.3     2.67
Local certificates $100,000 and over                                                               138.6       2.4     1.74
-----------------------------------------------------------------------------------------------------------------------------
Core interest-bearing deposits                                                                   3,522.9      34.5     0.98
National certificates $100,000 and over                                                          1,937.7      29.2     1.50
-----------------------------------------------------------------------------------------------------------------------------
Total interest-bearing deposits                                                                  5,460.6      63.7     1.17
Federal funds purchased and securities sold under agreements to repurchase                         964.1      14.4     1.50
U.S. Treasury demand                                                                                11.6       0.1     0.87
-----------------------------------------------------------------------------------------------------------------------------
Total short-term borrowings                                                                        975.7      14.5     1.49
Long-term debt                                                                                     345.8      13.5     3.91
-----------------------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities                                                               6,782.1      91.7     1.35
Demand deposits                                                                                    833.3
Other noninterest funds                                                                            215.5
-----------------------------------------------------------------------------------------------------------------------------
Total funds used to support earning assets                                                       7,830.9      91.7     1.18
Minority interest                                                                                    0.1
Stockholders' equity                                                                               769.6
Equity used to support earning assets                                                             (215.5)
Other liabilities                                                                                  144.4
-----------------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                                                     $ 8,529.5
Net interest income/yield                                                                                    281.9     3.60
Tax-equivalent adjustment                                                                                     (4.8)
-----------------------------------------------------------------------------------------------------------------------------
Net interest income                                                                                          277.1

(1) Tax-advantaged income has been adjusted to a tax-equivalent basis using a combined statutory federal and state income tax rate of 35% for all years.

(2) Loan balances include nonaccrual deferred loan fees has been included in interest loans. Amortization of income.

Note: Average rates are calculated using average balances based on historical cost and do not reflect market valuation adjustments.

                          Wilmington Trust Corporation

              2002                              2001                                2000                        1999
-------------------------------------------------------------------------------------------------------------------------------
RAverage      Income/    Average    Average     Income/     Average      Average    Income/  Average  Average   Income/  Average
balance      expense     rate      balance     expense      rate        balance    expense    rate   balance   expense    rate
-------------------------------------------------------------------------------------------------------------------------------
$    28.2  $      0.6       2.14% $     28.7  $    1.0         3.48%  $     29.5  $   1.8    6.13%  $   31.5  $  1.6     4.97%
    584.3        24.6       4.30       579.7      31.9         5.60        641.2     39.2    5.73      603.0    35.3     5.82
     17.2         1.5       8.98        18.3       2.9        16.07         14.3      1.0    7.28       14.4     1.1     7.64
     86.4         7.4       8.19        87.1       7.7         8.31        112.7      9.9    8.12      159.7    11.3     7.05
    428.5        23.9       5.76       501.3      30.0         6.07        605.1     38.4    5.92      687.5    42.3     6.07
    179.0         6.6       3.56       155.5       9.1         5.81        193.7     13.4    6.87      129.8     7.4     5.73
-------------------------------------------------------------------------------------------------------------------------------
  1,295.4        64.0       5.01     1,341.9      81.6         6.12      1,567.0    101.9    6.31    1,594.4    97.4     6.06

  2,005.5       104.2       5.20     1,636.5     117.3         7.17      1,580.1    137.8    8.72    1,423.8   113.2     7.95
    448.0        22.8       5.09       405.6      29.9         7.38        361.3     34.9    9.65      268.7    23.8     8.85
    998.5        63.6       6.37     1,006.0      80.6         8.01        942.9     82.8    8.79      882.0    77.2     8.75
-------------------------------------------------------------------------------------------------------------------------------
  3,452.0       190.6       5.52     3,048.1     227.8         7.47      2,884.3    255.5    8.86    2,574.5   214.2     8.32
    777.1        53.8       6.92       906.2      64.5         7.11        977.2     70.2    7.18      895.1    63.9     7.14
  1,008.5        73.4       7.28       955.2      82.3         8.62        917.8     86.7    9.45      859.4    78.8     9.17
    453.7        15.5       3.42       325.8      18.2         5.59        273.8     21.6    7.89      201.4    14.2     7.05
-------------------------------------------------------------------------------------------------------------------------------
  2,239.3       142.7       6.37     2,187.2     165.0         7.54      2,168.8    178.5    8.23    1,955.9   156.9     8.02
  5,691.3       333.3       5.86     5,235.3     392.8         7.50      5,053.1    434.0    8.59    4,530.4   371.1     8.19
  7,014.9       397.9       5.69     6,605.9     475.4         7.21      6,649.6    537.7    8.03    6,156.3   470.1     7.62
    646.1                              623.3                               559.1                       532.8
-------------------------------------------------------------------------------------------------------------------------------
$ 7,661.0                         $  7,229.2                          $  7,208.7                    $6,689.1

$   353.9         0.9       0.25  $    346.8       2.7         0.78   $    379.8      5.8    1.53   $  411.4     7.4     1.79
  1,735.2        10.1       0.58     1,297.1      18.3         1.41      1,327.5     29.3    2.20    1,377.8    29.7     2.15
    891.2        31.2       3.51       914.4      44.3         4.85        981.2     48.7    4.96    1,137.8    57.0     5.01
    169.5         4.4       2.60       188.8       8.2         4.34        187.9     10.0    5.32      221.3    10.8     4.88
-------------------------------------------------------------------------------------------------------------------------------
  3,149.8        46.6       1.48     2,747.1      73.5         2.68      2,876.4     93.8    3.26    3,148.3   104.9     3.33
  1,846.5        41.4       2.24     1,588.1      78.4         4.94      1,505.0     98.4    6.54      762.0    42.6     5.59
-------------------------------------------------------------------------------------------------------------------------------
  4,996.3        88.0       1.76     4,335.2     151.9         3.51      4,381.4    192.2    4.39    3,910.3   147.5     3.77
    792.1        17.3       2.19       983.2      45.5         4.62      1,102.4     69.4    6.30    1,102.5    55.9     5.07
     29.0         0.4       1.46        44.5       1.5         3.45         43.5      2.6    6.05       35.6     1.8     5.18
-------------------------------------------------------------------------------------------------------------------------------
    821.1        17.7       2.16     1,027.7      47.0         4.57      1,145.9     72.0    6.29    1,138.1    57.7     5.07
    160.5        10.6       6.60       166.3      11.0         6.59        168.0     11.1    6.58      168.0    11.1     6.58
-------------------------------------------------------------------------------------------------------------------------------
  5,977.9       116.3       1.95     5,529.2     209.9         3.80      5,695.3    275.3    4.83    5,216.4   216.3     4.15
    831.3                              927.9                               889.7                       856.2
    205.7                              148.8                                64.6                        83.7
-------------------------------------------------------------------------------------------------------------------------------
  7,014.9       116.3       1.67     6,605.9     209.9         3.19      6,649.6    275.3    4.11    6,156.3   216.3     3.51
      0.1                                 --                                  --                          --
    719.6                              640.8                               531.5                       531.6
   (205.7)                            (148.8)                              (64.6)                      (83.7)
    132.1                              131.3                                92.2                        84.9
-------------------------------------------------------------------------------------------------------------------------------
$ 7,661.0                         $  7,229.2                          $  7,208.7                    $6,689.1
                281.6       4.02                 265.5         4.02                 262.4    3.92              253.8     4.11
                 (5.1)                            (6.6)                              (7.3)                      (7.9)
-------------------------------------------------------------------------------------------------------------------------------
                276.5                            258.9                              255.1                      245.9
-------------------------------------------------------------------------------------------------------------------------------

                                                           2003 ANNUAL REPORT 37

                          Wilmington Trust Corporation

           F I V E - Y E A R  C O M P A R I S O N  O F  A V E R A G E
                  S T A T E M E N T S  O F  C O N D I T I O N

  (in millions)
  For the year ended December 31                                                   2003     2002        2001      2000     1999
----------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                        $   190.2  $   189.1  $   215.8  $  194.7  $  198.0
Federal funds sold and securities purchased under agreements to resell              28.5       28.2       28.7      29.5      31.5
Investment securities:
  U.S. Treasury and government agencies                                            498.8      584.3      579.7     641.2     603.0
  Obligations of state and political subdivisions                                   16.4       17.2       18.3      14.3      14.4
  Preferred stock                                                                  118.4       86.4       87.1     112.7     159.7
  Mortgage-backed securities                                                       861.1      428.5      501.3     605.1     687.5
  Other securities                                                                 247.7      179.0      155.5     193.7     129.8
----------------------------------------------------------------------------------------------------------------------------------
Total investment securities                                                      1,742.4    1,295.4    1,341.9   1,567.0   1,594.4
Loans:
  Commercial, financial, and agricultural                                        2,209.3    2,005.5    1,636.5   1,580.1   1,423.8
  Real estate--construction                                                        612.4      448.0      405.6     361.3     268.7
  Mortgage--commercial                                                           1,044.1      998.5    1,006.0     942.9     882.0
----------------------------------------------------------------------------------------------------------------------------------
  Total commercial loans                                                         3,865.8    3,452.0    3,048.1   2,884.3   2,574.5
  Mortgage--residential                                                            585.2      777.1      906.2     977.2     895.1
  Consumer                                                                       1,037.9    1,008.5      955.2     917.8     859.4
  Secured with liquid collateral                                                   571.1      453.7      325.8     273.8     201.4
----------------------------------------------------------------------------------------------------------------------------------
  Total retail loans                                                             2,194.2    2,239.3    2,187.2   2,168.8   1,955.9
Total loans net of unearned income                                               6,060.0    5,691.3    5,235.3   5,053.1   4,530.4
Reserve for loan losses                                                            (86.7)     (83.0)     (77.8)    (75.3)    (73.3)
----------------------------------------------------------------------------------------------------------------------------------
Net loans                                                                        5,973.3    5,608.3    5,157.5   4,977.8   4,457.1
Premises and equipment                                                             153.4      140.8      137.8     130.3     146.6
Goodwill                                                                           244.1      234.0      191.1     170.0     141.4
Other intangibles                                                                   22.1       12.2        7.1       9.3       9.1
Other assets                                                                       175.5      153.0      149.3     130.1     111.0
----------------------------------------------------------------------------------------------------------------------------------
Total assets                                                                   $ 8,529.5  $ 7,661.0  $ 7,229.2  $7,208.7  $6,689.1
LIABILITIES  AND  STOCKHOLDERS' EQUITY
Deposits:
  Noninterest-bearing demand                                                   $   833.3  $   831.3  $   927.9  $  889.7  $  856.2
  Interest-bearing:
     Savings                                                                       366.0      353.9      346.8     379.8     411.4
     Interest-bearing demand                                                     2,183.9    1,735.2    1,297.1   1,327.5   1,377.8
     Certificates under $100,000                                                   834.4      891.2      914.4     981.2   1,137.8
     Local certificates $100,000 and over                                          138.6      169.5      188.8     187.9     221.3
----------------------------------------------------------------------------------------------------------------------------------
  Total core deposits                                                            4,356.2    3,981.1    3,675.0   3,766.1   4,004.5
  National certificates $100,000 and over                                        1,937.7    1,846.5    1,588.1   1,505.0     762.0
----------------------------------------------------------------------------------------------------------------------------------
Total deposits                                                                   6,293.9    5,827.6    5,263.1   5,271.1   4,766.5
Short-term borrowings:
  Federal funds purchased and securities sold under
     agreements to repurchase                                                      964.1      792.1      983.2   1,102.4   1,102.5
  U.S. Treasury demand                                                              11.6       29.0       44.5      43.5      35.6
----------------------------------------------------------------------------------------------------------------------------------
Total short-term borrowings                                                        975.7      821.1    1,027.7   1,145.9   1,138.1
Other liabilities                                                                  144.4      132.1      131.3      92.2      84.9
Long-term debt                                                                     345.8      160.5      166.3     168.0     168.0
----------------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                7,759.8    6,941.3    6,588.4   6,677.2   6,157.5
Minority interest                                                                    0.1        0.1         --        --        --
Stockholders' equity                                                               769.6      719.6      640.8     531.5     531.6
----------------------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                                     $ 8,529.5  $ 7,661.0  $ 7,229.2  $7,208.7  $6,689.1

                          Wilmington Trust Corporation

                 FIVE - YEAR COMPARISON OF STATEMENTS OF INCOME

(in millions, except per share amounts)
For the year ended December 31                                                   2003       2002       2001       2000       1999
-----------------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME
Interest income                                                                $  368.8   $  392.8   $  468.8   $  530.4   $  462.2
Interest expense                                                                   91.7      116.3      209.9      275.3      216.3
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income                                                               277.1      276.5      258.9      255.1      245.9
Provision for loan losses                                                         (21.6)     (22.0)     (19.9)     (21.9)     (17.5)
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                               255.5      254.5      239.0      233.2      228.4
NONINTEREST INCOME
Advisory fees:
 Wealth Advisory Services                                                         140.4      126.9      109.6      104.5       98.1
 Corporate Client Services                                                         67.3       64.3       54.9       46.7       40.4
 Cramer Rosenthal McGlynn                                                           5.3        7.7        6.3        1.6        4.1
 Roxbury Capital Management                                                        (2.3)       8.6       14.2       19.7       12.0
-----------------------------------------------------------------------------------------------------------------------------------
Advisory fees                                                                     210.7      207.5      185.0      172.5      154.6
Amortization of affiliate goodwill and other intangibles                           (1.7)      (1.3)      (8.2)      (7.5)      (6.2)
-----------------------------------------------------------------------------------------------------------------------------------
Advisory fees after amortization of affiliate goodwill and other intangibles      209.0      206.2      176.8      165.0      148.4
Service charges on deposit accounts                                                32.3       29.9       27.2       25.3       23.8
Other noninterest income                                                           22.2       24.1       22.5       26.3       18.0
Securities gains/(losses)                                                           0.7        2.0        1.5       (0.4)       1.3
-----------------------------------------------------------------------------------------------------------------------------------
Total noninterest income                                                          264.2      262.2      228.0      216.2      191.5
Net interest and noninterest income                                               519.7      516.7      467.0      449.4      419.9
NONINTEREST EXPENSE
Salaries and wages                                                                124.1      119.5      109.2      102.9       98.1
Incentives and bonuses                                                             26.8       30.3       28.4       32.1       22.7
Employment benefits                                                                35.6       32.6       29.2       27.9       26.4
Net occupancy                                                                      20.6       20.4       16.8       15.7       15.4
Furniture, equipment and supplies                                                  28.2       31.9       29.0       29.0       27.4
Other noninterest expense                                                          76.7       75.2       64.3       57.1       68.2
-----------------------------------------------------------------------------------------------------------------------------------
Total noninterest expense                                                         312.0      309.9      276.9      264.7      258.2
NET INCOME
Income before income taxes, minority interest and
  cumulative effect of change in accounting principle                             207.7      206.8      190.1      184.7      161.7
Applicable income taxes                                                            72.2       73.0       66.0       63.8       54.4
-----------------------------------------------------------------------------------------------------------------------------------
Net income before minority interest and cumulative
 effect of change in accounting principle                                         135.5      133.8      124.1      120.9      107.3
Minority interest                                                                   1.1        0.6         --         --         --
-----------------------------------------------------------------------------------------------------------------------------------
Net income before cumulative effect of change in accounting principle             134.4      133.2      124.1      120.9      107.3
Cumulative effect of change in accounting principle
 (net of income taxes of $0.6 in 2001)                                               --         --        1.1         --         --
-----------------------------------------------------------------------------------------------------------------------------------
Net income                                                                     $  134.4   $  133.2   $  125.2   $  120.9   $  107.3
Net income per share--basic:
 Before cumulative effect of change in accounting principle                    $   2.04   $   2.03   $   1.90   $   1.87   $   1.63
 Cumulative effect of change in accounting principle                                 --         --       0.02         --         --
-----------------------------------------------------------------------------------------------------------------------------------
Net income per share--basic                                                    $   2.04   $   2.03   $   1.92   $   1.87   $   1.63
Net income per share--diluted:
 Before cumulative effect of change in accounting principle                    $   2.02   $   2.01   $   1.88   $   1.85   $   1.61
 Cumulative effect of change in accounting principle                                 --         --       0.02         --         --
-----------------------------------------------------------------------------------------------------------------------------------
Net income per share--diluted                                                  $   2.02   $   2.01   $   1.90   $   1.85   $   1.61
Weighted average shares outstanding (in thousands)
 Basic                                                                           65,869     65,617     65,147     64,610     65,827
 Diluted                                                                         66,536     66,301     65,942     65,360     66,765
Net income as a percentage of:
 Average total assets                                                              1.58%      1.74%      1.73%      1.68%      1.60%
 Average stockholders' equity                                                     17.46      18.51      19.54      22.75      20.18

                                                           2003 ANNUAL REPORT 39

                          Wilmington Trust Corporation

            CONSOLIDATED QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following table summarizes the unaudited quarterly results of operations.

                                                                        2003                                   2002
(in millions, except per share amounts)                 ------------------------------------    -----------------------------------
For the year ended December 31                          Dec.31   Sept.30   June 30    Mar.31    Dec.31   Sept.30   June 30   Mar.31
-----------------------------------------------------------------------------------------------------------------------------------
Interest income                                        $  90.7   $  90.5   $  94.7   $  92.8   $  96.9   $ 100.1   $  99.6   $ 96.3
Interest expense                                          20.3      22.4      24.5      24.5      27.0      29.3      29.0     31.1
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income                                       70.4      68.1      70.2      68.3      69.9      70.8      70.6     65.2
Provision for loan losses                                 (5.0)     (5.7)     (5.9)     (4.9)     (5.5)     (5.1)     (6.1)    (5.3)
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses       65.4      62.4      64.3      63.4      64.4      65.7      64.5     59.9
Noninterest income                                        73.0      66.3      63.0      61.1      65.7      65.5      64.3     64.7
Securities gains/(losses)                                  0.7        --        --        --       2.0        --        --       --
-----------------------------------------------------------------------------------------------------------------------------------
Net interest and noninterest income                      139.1     128.7     127.3     124.5     132.1     131.2     128.8    124.6
Noninterest expense                                       80.0      75.2      77.1      79.6      81.7      77.1      75.9     75.3
-----------------------------------------------------------------------------------------------------------------------------------
Income before income taxes and minority interest          59.1      53.5      50.2      44.9      50.4      54.1      52.9     49.3
Applicable income taxes                                   20.8      18.8      17.4      15.3      17.9      19.4      18.5     17.1
-----------------------------------------------------------------------------------------------------------------------------------
Net income before minority interest                       38.3      34.7      32.8      29.6      32.5      34.7      34.4     32.2
Minority interest                                          0.3       0.3       0.2       0.2       0.2       0.2       0.2      0.1
-----------------------------------------------------------------------------------------------------------------------------------
Net income                                             $  38.0   $  34.4   $  32.6   $  29.4   $  32.3   $  34.5   $  34.2   $ 32.1
Net income per share--basic                            $  0.58   $  0.52   $  0.50   $  0.45   $  0.49   $  0.53   $  0.52   $ 0.49
Net income per share--diluted                          $  0.57   $  0.52   $  0.49   $  0.44   $  0.49   $  0.52   $  0.52   $ 0.48

                          Wilmington Trust Corporation

                      CONSOLIDATED STATEMENTS OF CONDITION

(in millions, except per share amounts)
For the year ended December 31                                                                  2003         2002
--------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                                      $    210.2   $    248.9
Federal funds sold and securities purchased under agreements to resell                              3.8           --
Investment securities available for sale                                                        1,875.2      1,343.9
Investment securities held to maturity (market value of $4.5 in 2003 and $5.1 in 2002)              4.2          4.8
Loans:
  Commercial, financial, and agricultural                                                       2,275.2      2,137.1
  Construction/real estate                                                                        699.8        591.9
  Commercial mortgage                                                                           1,078.2      1,065.9
--------------------------------------------------------------------------------------------------------------------
  Total commercial loans                                                                        4,053.2      3,794.9
  Residential mortgage                                                                            489.6        677.2
  Installment loans to individuals                                                              1,077.1      1,046.7
  Secured with liquid collateral                                                                  605.4        506.3
--------------------------------------------------------------------------------------------------------------------
  Total retail loans                                                                            2,172.1      2,230.2
Total loans net of unearned income                                                              6,225.3      6,025.1
Reserve for loan losses                                                                           (89.9)       (85.2)
--------------------------------------------------------------------------------------------------------------------
Net loans                                                                                       6,135.4      5,939.9
Premises and equipment, net                                                                       152.3        155.2
Goodwill, net of accumulated amortization of $29.8 in 2003 and 2002                               243.2        240.2
Other intangible assets, net of accumulated amortization of $11.1 in 2003 and $8.1 in 2002         24.0         21.7
Accrued interest receivable                                                                        39.5         38.6
Other assets                                                                                      132.4        138.1
--------------------------------------------------------------------------------------------------------------------
Total assets                                                                                 $  8,820.2   $  8,131.3
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
  Noninterest-bearing demand                                                                 $  1,025.5   $  1,189.6
  Interest-bearing:
    Savings                                                                                       369.0        349.3
    Interest-bearing demand                                                                     2,364.1      1,833.6
    Certificates under $100,000                                                                   788.3        884.1
    Local certificates $100,000 and over                                                          130.3        135.3
--------------------------------------------------------------------------------------------------------------------
  Total core deposits                                                                           4,677.2      4,391.9
  National certificates $100,000 and over                                                       1,900.0      1,945.2
--------------------------------------------------------------------------------------------------------------------
Total deposits                                                                                  6,577.2      6,337.1
Short-term borrowings:
  Federal funds purchased and securities sold under agreements to repurchase                      820.5        658.8
  U.S. Treasury demand deposits                                                                    48.3         41.9
  Line of credit                                                                                    8.0         34.0
--------------------------------------------------------------------------------------------------------------------
Total short-term borrowings                                                                       876.8        734.7
Accrued interest payable                                                                           23.6         29.7
Other liabilities                                                                                 134.5        128.0
Long-term debt                                                                                    407.1        160.5
--------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                               8,019.2      7,390.0
Minority interest                                                                                   0.2           --
Stockholders' equity:
  Common stock: $1.00 par value, authorized 150,000,000 shares, issued 78,528,346 shares           78.5         78.5
  Capital surplus                                                                                  54.6         49.2
  Retained earnings                                                                               948.4        884.2
  Accumulated other comprehensive income                                                          (16.1)        (1.2)
--------------------------------------------------------------------------------------------------------------------
  Total contributed capital and retained earnings                                               1,065.4      1,010.7
  Less: Treasury stock; 12,465,014 shares in 2003 and 12,900,601 shares in 2002, at cost         (264.6)      (269.4)
--------------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                                        800.8        741.3
--------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                                                   $  8,820.2   $  8,131.3

See notes to consolidated financial statements

                                                           2003 ANNUAL REPORT 41

                          Wilmington Trust Corporation

                        CONSOLIDATED STATEMENTS OF INCOME

(in millions, except per share amounts)
For the year ended December 31                                                          2003      2002     2001
-----------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME
Interest and fees on loans                                                            $ 301.1   $ 331.0   $ 389.5
Interest and dividends on investment securities:
  Taxable interest                                                                       59.5      54.1      69.4
  Tax-exempt interest                                                                     0.9       1.0       1.9
  Dividends                                                                               6.9       6.1       7.0
Interest on federal funds sold and securities purchased under agreements to resell        0.4       0.6       1.0
-----------------------------------------------------------------------------------------------------------------
Total interest income                                                                   368.8     392.8     468.8
Interest on deposits                                                                     63.7      88.0     151.9
Interest on short-term borrowings                                                        14.5      17.7      47.0
Interest on long-term debt                                                               13.5      10.6      11.0
-----------------------------------------------------------------------------------------------------------------
Total interest expense                                                                   91.7     116.3     209.9
Net interest income                                                                     277.1     276.5     258.9
Provision for loan losses                                                               (21.6)    (22.0)    (19.9)
-----------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                                     255.5     254.5     239.0
NONINTEREST INCOME
Advisory fees:
  Wealth Advisory Services                                                              140.4     126.9     109.6
  Corporate Client Services                                                              67.3      64.3      54.9
  Cramer Rosenthal McGlynn                                                                5.3       7.7       6.3
  Roxbury Capital Management                                                             (2.3)      8.6      14.2
-----------------------------------------------------------------------------------------------------------------
Advisory fees                                                                           210.7     207.5     185.0
Amortization of affiliate goodwill and other intangibles                                 (1.7)     (1.3)     (8.2)
-----------------------------------------------------------------------------------------------------------------
Advisory fees after amortization of affiliate goodwill and other intangibles            209.0     206.2     176.8
Service charges on deposit accounts                                                      32.3      29.9      27.2
Loan fees and late charges                                                                8.1       7.7       7.7
Card fees                                                                                 9.4      10.7      10.3
Other noninterest income                                                                  4.7       5.7       4.5
Securities gains                                                                          0.7       2.0       1.5
-----------------------------------------------------------------------------------------------------------------
Total noninterest income                                                                264.2     262.2     228.0
Net interest and noninterest income                                                     519.7     516.7     467.0

                                                                     (continued)

                          Wilmington Trust Corporation

(in millions, except per share amounts)
For the year ended December 31                                                                    2003     2002      2001
---------------------------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSE
Salaries and wages                                                                              $ 124.1   $ 119.5   $ 109.2
Incentives and bonuses                                                                             26.8      30.3      28.4
Employment benefits                                                                                35.6      32.6      29.2
Net occupancy                                                                                      20.6      20.4      16.8
Furniture, equipment and supplies                                                                  28.2      31.9      29.0
Advertising and contributions                                                                       8.0       9.5       8.9
Servicing and consulting fees                                                                      16.3      13.5       9.1
Travel, entertainment and training                                                                  6.9       7.5       6.3
Originating and processing fees                                                                     7.8       7.3       7.5
Other noninterest expense                                                                          37.7      37.4      32.5
---------------------------------------------------------------------------------------------------------------------------
Total noninterest expense                                                                         312.0     309.9     276.9
NET INCOME
Income before income taxes, minority interest and cumulative effect of change in
  accounting principle                                                                            207.7     206.8     190.1
Income tax expense                                                                                 72.2      73.0      66.0
---------------------------------------------------------------------------------------------------------------------------
Net income before minority interest and cumulative effect of change in accounting principle     $ 135.5   $ 133.8   $ 124.1
Minority interest                                                                                   1.1       0.6        --
---------------------------------------------------------------------------------------------------------------------------
Net income before cumulative effect of change in accounting principle                             134.4     133.2     124.1
Cumulative effect of change in accounting principle (net of income taxes of $0.6)                    --        --       1.1
---------------------------------------------------------------------------------------------------------------------------
Net income                                                                                      $ 134.4   $ 133.2   $ 125.2
Net income per share--basic:
 Before cumulative effect of change in accounting principle                                     $  2.04   $  2.03   $  1.90
 Cumulative effect of change in accounting principle                                                 --        --      0.02
---------------------------------------------------------------------------------------------------------------------------
Net income per share--basic                                                                     $  2.04    $ 2.03   $  1.92
Net income per share--diluted:
 Before cumulative effect of change in accounting principle                                     $  2.02   $  2.01   $  1.88
 Cumulative effect of change in accounting principle                                                 --        --      0.02
---------------------------------------------------------------------------------------------------------------------------
Net income per share--diluted                                                                   $  2.02   $  2.01   $  1.90
Weighted average shares outstanding (in thousands):
 Basic                                                                                           65,869    65,617    65,147
 Diluted                                                                                         66,536    66,301    65,942

See notes to consolidated financial statements

                                                           2003 ANNUAL REPORT 43

                          Wilmington Trust Corporation

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                                  Accumulated
                                                                                                     other
                                                                   Common   Capital   Retained   comprehensive  Treasury
(in millions, except per share amounts)                             stock   surplus   earnings      income        stock      Total
-----------------------------------------------------------------------------------------------------------------------------------
2001
Balance at January 1,2001                                          $ 39.3   $  72.8   $  753.4     $   (4.5)    $ (269.1)   $ 591.9
Comprehensive income:
  Net income                                                           --        --      125.2           --           --      125.2
  Other comprehensive income, net of tax:
    Unrealized gains on securities, net of income taxes of $8.3        --        --         --         14.7           --       14.7
    Reclassification adjustment for security losses included
     in net income, net of income taxes of $(0.5)                      --        --         --         (0.9)          --       (0.9)
                                                                                                   --------
    Net unrealized gains on securities                                                                 13.8
    Net unrealized holding gains arising during the year on
     derivatives used for cash flow hedge, net of income
     taxes of  $0.4                                                    --        --         --          0.9           --        0.9
    Reclassification adjustment for derivative gains
     included in net income, net of income taxes of $0.0               --        --         --         (0.2)          --       (0.2)
                                                                                                                            -------
Total comprehensive income                                                                                                    139.7
Cash dividends paid--$.945 per share                                   --        --      (61.6)          --           --      (61.6)
Common stock issued under employment benefit plans and
 to the Board of Directors (364,307 shares issued)                     --       5.3         --           --         10.6       15.9
Nonemployee stock option expense                                       --       0.1         --           --           --        0.1
Acquisition of treasury stock (57,408 shares acquired)                 --        --         --           --         (3.5)      (3.5)
-----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31,2001                                          39.3      78.2      817.0         10.0       (262.0)     682.5

2002
Balance at January 1, 2002                                           39.3      78.2      817.0         10.0       (262.0)     682.5
Comprehensive income:
 Net income                                                            --        --      133.2           --           --      133.2
 Other comprehensive income, net of tax:
  Unrealized gains on securities, net of income taxes of $1.9          --        --         --          3.5           --        3.5
  Reclassification adjustment for security gains included
   in net income, net of income taxes of $(0.7)                        --        --         --         (1.3)          --       (1.3)
                                                                                                   --------
  Net unrealized gains on securities                                                                    2.2
  Reclassification adjustment for derivative gains included
   in net income, net of income taxes of $(1.0)                        --        --         --         (0.2)          --       (0.2)
  Foreign currency translation adjustments, net of income taxes
   of $(0.3)                                                           --        --         --          0.6           --        0.6
  Minimum pension liability adjustment, net of income taxes of
   $(7.5)                                                              --        --         --        (13.8)          --      (13.8)
                                                                                                                            -------
Total comprehensive income                                                                                                    122.0
Cash dividends paid--$1.005 per share                                  --        --      (66.0)          --           --      (66.0)
Stock dividend--100% (32,836,677 shares issued, 6,427,496
 treasury shares)                                                    39.2     (39.2)        --           --           --         --
Common stock issued under employment benefit plans and
 to the Board of Directors (332,561 shares issued)                     --       5.2         --           --          7.3       12.5
Nonemployee stock option expense                                       --       0.1         --           --           --        0.1
Common stock issued for purchase of subsidiary (141,489 shares
 issued)                                                               --       4.9         --           --          4.0        8.9
Acquisition of treasury stock (383,199 shares acquired)                --        --         --           --        (18.7)     (18.7)
-----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31,2002                                        $ 78.5   $  49.2   $  884.2     $   (1.2)    $ (269.4)   $ 741.3

                                                                     (continued)

                          Wilmington Trust Corporation

                                                                                                     Accumulated
                                                                                                        other
                                                                         Common  Capital  Retained  comprehensive  Treasury
(in millions, except per share amounts)                                   stock  surplus  earnings      income       stock   Total
-----------------------------------------------------------------------------------------------------------------------------------
2003
Balance at January 1, 2003                                               $ 78.5  $  49.2  $  884.2  $       (1.2)  $(269.4)  $741.3
Comprehensive income:
 Net income                                                                  --       --     134.4            --        --    134.4
 Other comprehensive income, net of tax:
  Unrealized losses on securities, net of income taxes of $(5.5)             --       --        --         (10.0)       --    (10.0)
  Reclassification adjustment for security gains included
    in net income, net of income taxes of $(0.3)                             --       --        --          (0.4)       --     (0.4)
                                                                                                           -----
  Net unrealized gains on  securities                                                                      (10.4)
  Reclassification adjustment for derivative gains included
    in net income, net of income taxes of $(0.1)                             --       --        --          (0.2)       --     (0.2)
  Foreign currency translation adjustments, net of income taxes of $(0.1)    --       --        --           0.2        --      0.2
  Minimum pension liability  adjustment, net of income taxes of $(2.3)       --       --        --          (4.5)       --     (4.5)
                                                                                                                             ------
Total comprehensive income                                                                                                    119.5
Cash dividends paid -- $1.065 per share                                      --       --     (70.2)           --        --    (70.2)
Common stock issued under employment benefit plans and
  to the Board of Directors (471,222 shares issued)                          --      5.4        --            --       5.9     11.3
Acquisition of treasury stock (35,635 shares acquired)                       --       --        --            --      (1.1)    (1.1)
-----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2003                                             $ 78.5  $  54.6  $  948.4  $      (16.1)  $(264.6)  $800.8

See notes to consolidated financial statements.

                                                         2003 ANNUAL REPORT   45

                          Wilmington Trust Corporation

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)
For the year ended December 31                                                               2003               2002       2001
----------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                                                                $    134.4         $   133.2  $   125.2
Adjustments to reconcile net income to net cash provided by operating activities:
 Provision for loan losses                                                                      21.6              22.0       19.9
 Provision for depreciation and other amortization                                              18.6              21.2       18.6
 Amortization of goodwill and other intangible assets                                            3.0               2.4        9.8
 Minority interest in net income                                                                 1.1               0.6         --
 Compensation expense--nonemployee stock options                                                  --               0.1        0.1
 Amortization of investment securities available for sale discounts and premiums                14.7              15.3       11.3
 Deferred income taxes                                                                          (5.3)              5.8       (2.9)
 Originations of residential mortgages available for sale                                     (198.2)           (129.6)     (87.9)
 Gross proceeds from sales of residential mortgages                                            201.5             131.7       88.8
 Gains on sales of residential mortgages                                                        (3.3)             (2.1)      (0.9)
 Securities gains                                                                               (0.7)             (2.0)      (1.5)
 Decrease/(increase) in other assets                                                             7.9             (21.7)       9.8
 Increase/(decrease) in other liabilities                                                        1.8              10.8       (8.6)
----------------------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                                      197.1             187.7      181.7
INVESTING ACTIVITIES
Proceeds from sales of investment securities available for sale                                 19.6             114.6       54.7
Proceeds from maturities of investment securities available for sale                         1,061.1             661.3      463.5
Proceeds from maturities of investment securities held to maturity                               0.6              11.8        4.2
Purchases of investment securities available for sale                                       (1,642.2)           (865.0)    (331.2)
Purchases of investment securities held to maturity                                               --              (0.1)        --
Investments in affiliates                                                                       (5.9)            (16.9)     (44.6)
Cash paid for purchase of subsidiary                                                              --             (19.1)        --
Purchases of residential mortgages                                                              (5.2)             (3.3)     (12.0)
Net increase in loans                                                                         (211.9)           (551.4)    (303.4)
Purchases of premises and equipment                                                            (27.6)            (40.8)     (49.6)
Dispositions of premises and equipment                                                          12.2               4.8       21.9
----------------------------------------------------------------------------------------------------------------------------------
Net cash used for investing activities                                                        (799.3)           (704.1)    (196.5)

                                                                     (continued)

                          Wilmington Trust Corporation

(in millions)
For the year ended December 31                                                                        2003     2002      2001
----------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Net increase in demand, savings and interest-bearing demand deposits                                $ 386.1   $ 347.7   $ 305.7
Net(decrease)/increase in certificates of deposit                                                    (146.0)    398.6      (0.9)
Net increase/(decrease) in federal funds purchased and securities sold under agreements to
repurchase                                                                                            161.7    (169.5)   (271.1)
Net increase/(decrease) in U.S. Treasury demand                                                         6.4     (53.0)     64.1
Proceeds from issuance of long-term debt                                                              246.6        --        --
Maturity of long-term debt                                                                               --        --      (7.5)
Net(decrease)/increase in line of credit                                                              (26.0)      0.5      16.5
Cash dividends                                                                                        (70.2)    (66.0)    (61.6)
Distributions to minority shareholders                                                                 (0.9)     (0.6)       --
Proceeds from common stock issued under employment benefit plans, net of taxes                         10.5      11.1      14.2
Payments for common stock acquired through buybacks                                                    (1.1)    (18.7)     (3.5)
----------------------------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                                                             567.1     450.1      55.9
Effect of foreign currency translation on cash                                                          0.2       0.1        --
(Decrease)/increase in cash and cash equivalents                                                      (34.9)    (66.2)     41.1
Cash and cash equivalents at beginning of year                                                        248.9     315.1     274.0
----------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                                            $ 214.0   $ 248.9   $ 315.1
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for:
  Interest                                                                                          $  97.8   $ 121.2   $ 227.1
  Taxes                                                                                                63.3      74.8      62.8
In conjunction with the acquisition of Balentine, SPV Management, Rodney Square Investors,
Cramer Rosenthal McGlynn, LLC, Roxbury Capital Management, LLC and Camden Partners
Holdings, LLC, liabilities were assumed as follows:
  Fair value of assets acquired                                                                     $   5.9   $  61.6    $ 44.6
  Common stock issued                                                                                    --      (8.8)       --
  Cash paid                                                                                            (5.9)    (36.0)    (44.6)
  Liabilities assumed                                                                               $    --   $  16.8    $   --

See notes to consolidated financial statements.

                                                         2003 ANNUAL REPORT   47

                          Wilmington Trust Corporation

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1:

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS

     Wilmington Trust Corporation (the Corporation) is a bank and thrift holding company organized under the General Corporation Law of Delaware. In December 2000, the Corporation became a financial holding company under the Bank Holding Company Act. Through its subsidiaries, the Corporation engages in fiduciary, wealth management, investment advisory, financial planning, insurance, broker-dealer services, deposit taking, and lending.

     The Corporation's primary wholly owned subsidiary is Wilmington Trust Company (WTC), a Delaware-chartered bank and trust company. The Corporation holds all of the outstanding capital stock of WTC. The Corporation also owns two other depository institutions, Wilmington Trust of Pennsylvania (WTPA), a Pennsylvania-chartered bank and trust company, and Wilmington Trust FSB (WTFSB), a federally-chartered savings bank. The Corporation also owns a registered investment advisor, Rodney Square Management Corporation (RSMC), and three investment holding companies: WT Investments, Inc. (WTI), Wilmington Trust (UK) Limited (WTUK), and Balentine Holdings, Inc. (BHI).

     The Corporation and its subsidiaries are subject to competition from other financial institutions. The Corporation and its subsidiaries are also subject to the regulations of, and undergo periodic examinations by, certain federal and state regulatory agencies.

AFFILIATE ASSET MANAGERS

     CRAMER ROSENTHAL MCGLYNN: On January 2, 1998, WTI consummated a transaction with Cramer Rosenthal McGlynn, LLC (CRM), an investment advisory firm specializing in equity investments in small- to middle-capitalization stocks with offices in New York, in which WTI acquired a 24% equity interest, with the ability to acquire additional ownership in the future. WTI increased its equity interest in the firm to 34% in 1999, 56.53% in 2000, 63.47% in 2002, and 69.14%
in 2003.

     Under the acquisition agreement, principal members and certain key employees (principals) of CRM were granted options to purchase interests in CRM. If all of these options were exercised at December 31, 2003, WTI's equity interest would be reduced to 52.86%. Additionally, these same principals, subject to certain restrictions, can put their interests in CRM to WTI, which would increase WTI's equity interest. Conversely, WTI, subject to certain restrictions, can call interests held by principals of CRM, which would increase WTI's equity interest. In the event of a change in control of the Corporation, the principals of CRM can call the interests held by WTI and retain ownership. WTI's investment is accounted for under the equity method of accounting and is recorded in the "Goodwill," "Other intangible assets," and "Other assets" lines of the Corporation's Consolidated Statements of Condition. The financial results of CRM are not consolidated with those of the Corporation, in part because of the control the other owners of CRM retain over numerous important governance matters.

     ROXBURY CAPITAL MANAGEMENT: On July 31, 1998, WTI consummated a transaction with Roxbury Capital Management, LLC (RCM), an asset management firm headquartered in California that performs investment management services relating to large-capitalization stocks for institutional and individual clients, in which WTI acquired 100% of the preferred interests of RCM. This entitles WTI to a preferred profits interest equal to 30% of the revenues of RCM. In 2000 WTI acquired 10.96% of the common interests of RCM and increased its ownership of the common interests to 40.25% in 2001, 40.91% in 2002, and 41.23% in 2003.

     Under the acquisition agreement, principal members and certain key employees (principals) of RCM were granted options to purchase common interests in RCM owned by WTI. If all these options were exercised at December 31, 2003, WTI's common interests would be reduced to 32.65%. Additionally, these same principals of RCM can put their common interests in RCM to WTI, which would increase WTI's ownership. Conversely, WTI, subject to certain restrictions, can call common interests held by principals of RCM, which would increase WTI's ownership. WTI's investment is accounted for under the equity method of accounting and is recorded in the "Goodwill," "Other intangible assets," and "Other assets" lines of the Corporation's Consolidated Statements of Condition.

     The excess of the carrying value over the underlying equity resulting from the CRM and RCM transactions was $227 million and $225 million at December
31, 2003, and 2002, respectively.

     CAMDEN PARTNERS: In February 2002 WTI acquired a 25% equity interest in Camden Partners Holdings, LLC, a Baltimore-based private equity firm. In 2003 WTI increased its equity interest to 31.25%.

     BALENTINE & COMPANY: On January 2, 2002, WTI consummated a transaction with Balentine & Company, LLC (Balentine), an investment counseling firm specializing in selecting independent managers across all asset classes, with headquarters in Georgia, in which WTI acquired an 80% interest in Balentine, with the ability to acquire additional ownership in the future. The Corporation's interest in the firm was 78.91% at the end of 2003.

     Under the acquisition agreement, principal members of Balentine, subject to certain restrictions, can put their interests in Balentine to the Corporation, which would increase the Corporation's interest. Conversely, the Corporation, subject to certain restrictions, can call interests held by principals of Balentine, which would increase the Corporation's interest. In the event of a change in control of the Corporation, the principals of Balentine can either put their interests to the Corporation or call the interests held by the Corporation and retain ownership. The financial results of Balentine are consolidated with those of the Corporation.

                          Wilmington Trust Corporation

BASIS OF FINANCIAL STATEMENT PRESENTATION

     The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP) and include, after elimination of material intercompany balances and transactions, the accounts of the Corporation, WTC, WTPA, WTFSB, RSMC, WTI, WTUK, BHI, and WTC's subsidiaries. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Management evaluates these estimates on an ongoing basis, including those estimates related to the reserve for loan losses, stock-based employee compensation, affiliate fee income, impairment of goodwill, recognition of corporate trust fees, loan origination fees, and mortgage servicing assets. Certain prior year amounts have been reclassified to conform to current year presentation. All common stock and per-share amounts have been adjusted to reflect the 100% stock dividend paid on June 17, 2002.

ACCOUNTING PRONOUNCEMENTS

     SFAS NO. 146: In June 2002 the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)." The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. The adoption of this Statement did not have an impact on the Corporation's consolidated earnings, financial condition, or equity.

     SFAS NO. 148: In December 2002 the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation--Transition and Disclosure." This Statement amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for an entity that voluntarily changes to the fair value-based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of that Statement to require prominent disclosure about the effects on reported net income of an entity's accounting policy decisions with respect to stock-based employee compensation. Finally, this Statement amends Accounting Principles Board (APB) Opinion No. 28, "Interim Financial Reporting," to require disclosure about those effects in interim financial information. The requirements for SFAS No. 148 are effective for financial statements for fiscal years ended and interim periods beginning after December 15, 2002. The Corporation uses the "intrinsic value" approach to accounting for stock-based compensation as permitted under APB Opinion No. 25. The Corporation has adopted the disclosure provisions of SFAS No. 148. The disclosure provisions had no impact on the Corporation's consolidated earnings, financial condition, or equity. On April 22, 2003, the FASB announced its intention to require that all companies expense the value of employee stock options. The FASB plans to issue a new exposure draft that could become effective in 2004. Until the new Statement is issued, the provisions of Statement No. 123 remain in effect. See "Stock-based employee compensation" under "Critical accounting policies and estimates."

     SFAS NO. 149: In April 2003 the FASB issued SFAS No. 149, "Amendments of Statement 133 on Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including derivatives embedded in other contracts and hedging activities. This Statement amends Statement No. 133 for decisions made by the FASB as part of its Derivatives Implementation Group process. The Statement also amends Statement No. 133 to incorporate clarifications of the definition of a derivative. The Statement is effective for contracts entered into or modified and hedging relationships designated after June 30, 2003. The provisions of this Statement did not have a material impact on the Corporation's consolidated earnings, financial condition, or equity.

     SFAS NO. 150: In May 2003 the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." This Statement establishes standards for how an issuer classifies financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify these financial instruments as a liability
(or, in certain circumstances, an asset). Previously these financial instruments would have been classified entirely as equity, or between the liabilities section and equity section of the statement of financial condition. This Statement also addresses questions about the classification of certain financial instruments that embody obligations to issue equity shares. The provisions of this Statement are effective for interim periods beginning after June 15, 2003. The adoption of this Statement did not have an impact on the Corporation's consolidated earnings, financial condition, or equity.

     SFAS NO. 132 (REVISED): In December 2003 the FASB issued SFAS No. 132 (revised), "Employers' Disclosures about Pensions and Other Postretirement Benefits." SFAS No. 132 (revised) prescribes employers' disclosures about pension plans and other postretirement benefit plans; it does not change the measurement or recognition of those plans. This Statement retains and revises the disclosure requirements contained in the original Statement 132. It also requires additional disclosures about the assets,

                                                         2003 ANNUAL REPORT   49

                          Wilmington Trust Corporation

obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other postretirement benefit plans. This Statement generally is effective for fiscal years ending after December 15, 2003. The Corporation's disclosures in Note 15 to the Consolidated Financial Statements, which begins on page 61 of this report, incorporate the requirements of SFAS No. 132 (revised).

         FIN NO. 45: In November 2002 the FASB issued Interpretation No.
45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." This is an interpretation of FASB Nos. 5, 57, and 107, and rescinds FASB Interpretation No.
34. The Interpretation elaborates on the disclosures a guarantor is required to make in both its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of the guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and measurement provisions are to be applied on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor's year-end. Accounting for guarantees issued prior to the date of this Interpretation's initial application will not be revised or restated to reflect the effect of the recognition and measurement provisions of the Interpretation. The application of this Interpretation did not have a material effect on the Corporation's consolidated earnings, financial condition, or equity.

         FIN NO. 46: In January 2003 the FASB issued Interpretation No. 46 (FIN
46), "Consolidation of Variable Interest Entities," which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and, accordingly, whether it should consolidate the entity. FIN 46 Revised (FIN 46R), issued in December 2003, replaces FIN 46. FIN 46R requires public entities to apply FIN 46 or FIN 46R to all entities that are considered special purpose entities in practice and under the FASB literature that was applied before the issuance of FIN 46 by the end of the first reporting period that ends after December 15, 2003. For any variable interest entities (VIEs) that must be consolidated under FIN 46R, the assets, liabilities, and noncontrolling interests of the VIE initially would be measured at their carrying amounts with any difference between the net amount added to the balance sheet and any previously recognized interest being recognized as the cumulative effect of an accounting change. If determining the carrying amounts is not practicable, fair value at the date FIN 46R first applies may be used to measure the assets, liabilities, and noncontrolling interest of the VIE. The adoption of FIN 46R did not have a material impact on the Corporation's consolidated earnings, financial condition, or equity, nor has there been any additional requirement for disclosure.

ACCOUNTING POLICIES

         CASH: The Corporation defines cash and cash equivalents as those amounts included in the balance sheet captions "Cash and due from banks" and "Federal funds sold and securities purchased under agreements to resell."

         INVESTMENT SECURITIES: Debt securities that the Corporation has the intent and ability to hold until maturity are classified as "held to maturity" and are carried at historical cost, adjusted for any amortization of premium or accretion of discount. Marketable equity securities and debt securities that are not classified as held to maturity are classified as "available for sale" and are carried at fair value, with the unrealized gains and losses, net of tax, reported as a part of "Other comprehensive income" within stockholders' equity.

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

         LOANS: Loans generally are stated at their outstanding unpaid principal balance, net of any deferred fees or costs on originated loans, and net of any unamortized premiums or discounts on purchased loans. Interest income is accrued and recognized as income based upon the principal amount outstanding. Loan origination and commitment fees, net of certain direct origination costs, are deferred, and the net amounts are amortized over the contractual life of the loans as adjustments to the yield, utilizing the interest method.

         The accrual of interest and fee income is discontinued when a reasonable doubt exists as to the collectibility of interest or principal. A loan is determined to be impaired when it is probable that a borrower will be unable to pay all amounts due according to the contractual terms of the loan agreement. Loans, including those determined impaired under SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," generally are placed on nonaccrual status after they have become 90 days past due. For installment and revolving consumer loans, the accrual of interest income continues until the loan is charged off, which is generally 120 days past due for installment loans and 180 days past due for revolving consumer loans. A nonaccrual loan is not necessarily deemed to be uncollectible.

         Loans are returned to accrual status when all principal and interest delinquency has been cured and reasonable assurance exists (normally six months of satisfactory payment performance) that contractual payments will continue.

         RESERVE FOR LOAN LOSSES: The reserve for loan losses has been established through provisions for loan losses charged against

                          Wilmington Trust Corporation

income. Loans deemed to be uncollectible are charged against the reserve on a quarterly basis. Recoveries, if any, are credited to the reserve.

         It is the policy of the Corporation to maintain a reserve for loan losses that is management's best estimate of known and inherent estimated losses, based on subjective judgments regarding the collectibility of loans within the portfolio. The reserve for loan losses is evaluated on a quarterly basis by personnel independent of the various lending functions. In evaluating the reserve, specific consideration is given to current micro- and macro-economic factors, historical net loss experience, current delinquency trends, and movement within the internally reported loan quality classifications, among other matters. The methodology employed to determine the necessary level of reserve to maintain has been applied on a basis consistent with prior periods.

         Reserve allocations for the commercial portfolios are maintained at various levels. Impairment reserve allocations typically are established for nonperforming commercial credits as identified for evaluation in accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," and are based on the present value of anticipated cash flows discounted at the loan's effective interest rate at the date the loan is determined to be impaired or, for collateral-dependent loans, the fair value of the collateral. For collateral-dependent loans, management obtains appraisals for all significant properties. Specific allocations represent subjective estimates of probable losses and consider estimated collateral shortfalls. All commercial credits and letters of credit not subject to specific impairment allocations are assigned a general reserve based on their internal risk-rating classification. An eight-point risk rating classification system is maintained. The definitions and reserve allocation percentages for all adverse classifications are consistent with current regulatory guidelines.

         Reserve allocations for the retail portfolios are determined using historical trend data. Specific allocations are established for identified problem credits, which typically represent loans nearing the policy guidelines for charge-off recognition. General allocations are established for the remaining retail portfolios by applying a ratio to the outstanding balances that considers the net loss experience recognized over a historical period for the respective product. Adjustments are made as information becomes known that adversely affects the perceived quality of an individual retail portfolio.

         A portion of the reserve is not specifically allocated to the commercial or retail portfolios and represents probable or inherent losses caused by certain business conditions not accounted for otherwise. Typically, business conditions, including current economic and market conditions, portfolio complexity, payment performance, loan portfolio risk rating migration, the level of "serious doubt" loans, litigation impact, and bankruptcy trends comprise the core of an unallocated reserve position.

         The determination of the reserve is inherently subjective, as it requires material estimates, including the amounts and timing of future cash flows expected to be received on impaired loans, that may be susceptible to significant change.

         PREMISES AND EQUIPMENT: Premises and equipment are stated at cost less accumulated depreciation. Depreciation expense is computed on the straight-line basis over the estimated useful life of the asset. Improvements are capitalized and depreciated over their useful lives. Gains or losses on dispositions of property and equipment are included in income as realized.

         GOODWILL AND OTHER INTANGIBLE ASSETS: Goodwill represents the unamortized balance of the excess of the purchase price over the proportionate underlying fair value of net equity at the time of the Corporation's investments in its affiliate asset managers and other acquisitions. In addition to periodic testing, a substantial and permanent loss of either client accounts and/or assets under management would trigger testing for impairment using a discounted cash flow approach. Amortization expense of other intangible assets is computed on the straight-line or sum of the years' digits basis over the estimated useful life of the asset.

         INCOME TAXES: The Corporation accounts for income taxes using the asset and liability method, under which deferred tax assets and liabilities are determined based upon the differences between financial statement carrying amounts and the tax bases of existing assets and liabilities. These temporary differences are measured at prevailing enacted tax rates that will be in effect when the differences are settled or realized.

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

         ADVISORY FEES: Advisory income is recognized on an accrual basis.

         PER-SHARE DATA: Basic net income per share is based on the weighted average number of shares outstanding during each year. Diluted net income per share is similar to basic net income per share, but includes the dilutive effect of shares issuable under stock option plans.

                                                           2003 ANNUAL REPORT 51

                          Wilmington Trust Corporation

         COMPREHENSIVE INCOME: SFAS No. 130, "Reporting Comprehensive
Income," establishes rules for the reporting and display of comprehensive income and its components. This Statement requires, among other things, unrealized gains or losses on the Corporation's available for sale securities, additional minimum pension liabilities, derivative gains and losses, and foreign currency translation adjustments to be included in comprehensive income.

         DERIVATIVE INTEREST RATE CONTRACTS: The Corporation recognizes all derivatives on its balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If a derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the derivative are either offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings, or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be recognized in earnings immediately.

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

         For the period ended December 31, 2001, other noninterest income includes net gains of $596,048 resulting from the change in fair value of floors that was excluded in assessing hedge effectiveness. Net gains or losses resulting from the cash flow hedges' ineffectiveness were immaterial. The amounts recorded to "Other comprehensive income" were subsequently reclassified to "Interest and fees on loans" in the Consolidated Statements of Income as a yield adjustment in the same period in which the hedged forecasted transaction affected earnings.

         On April 17, 2001, the Corporation sold all of its floors at a gain of $32,682. For the 12 months ended December 31, 2003, and 2002, $308,400 and $302,601, respectively, of gains in "Accumulated other comprehensive income" were reclassified to earnings.

         During the twelve months ending December 31, 2004, $308,400 of gains in "Accumulated other comprehensive income" are expected to be reclassified to earnings.

         OTHER REAL ESTATE OWNED: Other real estate owned (OREO), which is reported as a component of "Other assets" in the Consolidated Statements of Condition, consists of assets that have been acquired through foreclosure or acceptance of a deed in lieu of foreclosure, and loans for which the Corporation has taken possession of the collateral. These assets are recorded on the Corporation's books at the lower of their cost or estimated fair value less cost to sell, adjusted periodically based upon current appraisals.

         STOCK-BASED COMPENSATION PLANS: At December 31, 2003, the Corporation had three types of stock-based compensation plans, which are described in Note
15. The Corporation applies APB No. 25 and related Interpretations in accounting for these plans.

         No stock-based compensation cost has been recognized in the accompanying consolidated financial statements for those plans. If compensation cost had been determined based on the fair value at the grant dates for awards under those plans consistent with the methods outlined in SFAS
No. 123, "Accounting for Stock-Based Compensation," the Corporation's net income would have been as follows:

(in millions, except per share amounts)   2003        2002    2001
--------------------------------------------------------------------
NET INCOME:
As reported                              $134.4      $133.2  $125.2
Deduct: Total stock-based employee
  compensation expense determined
  under fair value-based method for
  all awards, net of related tax effects   (3.9)       (4.5)   (4.7)
--------------------------------------------------------------------
Pro forma net income                     $130.5      $128.7  $120.5
Basic earnings per share:
  As reported                            $ 2.04      $ 2.03  $ 1.92
  Pro forma                                1.98        1.96    1.85
Diluted earnings per share:
  As reported                            $ 2.02      $ 2.01  $ 1.90
  Pro forma                                1.96        1.94    1.83

NOTE 2:

RESTRICTIONS ON CASH AND DUE FROM BANKS

         The Federal Reserve Board requires banks to maintain cash reserves against certain categories of average deposit liabilities. Such reserves averaged $12.5 million and $10.8 million during 2003 and 2002, respectively.

                          Wilmington Trust Corporation

NOTE 3:

INVESTMENT SECURITIES

         The amortized cost and estimated market value of securities at year-end 2003 and 2002 are as follows:

                                                         Amortized cost        Gross           Gross      Estimated market value
                                                         --------------     unrealized       unrealized   ----------------------
(in millions)                                          Debt       Equity      gains           losses         Debt      Equity
--------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 2003
INVESTMENT SECURITIES AVAILABLE FOR SALE:
U.S. Treasury and government agencies                  $  464.0   $    --    $   6.0         $       --   $  470.0     $     --
Obligations of state and political subdivisions            12.2        --        0.7                 --       12.9           --
Other securities:
  Preferred stock                                            --     119.2        2.2               (1.3)        --        120.1
  Mortgage-backed securities                              984.4        --        4.4              (10.1)     978.7           --
  Other debt securities                                   251.4        --        1.3               (2.0)     250.7           --
  Other marketable equity securities                         --      42.3        0.5                 --         --         42.8
--------------------------------------------------------------------------------------------------------------------------------
Total investment securities available for sale         $1,712.0    $161.5    $  15.1         $    (13.4)  $1,712.3     $  162.9
INVESTMENT SECURITIES HELD TO MATURITY:
Obligations of state and political subdivisions        $    3.1   $    --    $   0.3         $       --   $    3.4     $     --
Mortgage-backed securities                                  0.3        --         --                 --        0.3           --
Other debt securities                                       0.8        --         --                 --        0.8           --
--------------------------------------------------------------------------------------------------------------------------------
Total investment securities held to maturity           $    4.2   $    --    $   0.3         $       --   $    4.5     $     --

Balance at December 31, 2002
INVESTMENT SECURITIES AVAILABLE FOR SALE:
U.S. Treasury and government agencies                  $  476.2   $    --    $  13.3         $       --   $  489.5     $     --
Obligations of state and political subdivisions            12.3        --        0.8                 --       13.1           --
Other securities:
  Preferred stock                                            --     113.7         --               (1.9)        --        111.8
  Mortgage-backed securities                              496.2        --       11.3                 --      507.5           --
  Other debt securities                                   194.2        --        1.3               (7.4)     188.1           --
  Other marketable equity securities                         --      33.4        0.5                 --         --         33.9
--------------------------------------------------------------------------------------------------------------------------------
Total investment securities available for sale         $1,178.9   $ 147.1    $  27.2         $     (9.3)  $1,198.2     $  145.7
INVESTMENT SECURITIES HELD TO MATURITY:
Obligations of state and political subdivisions        $    3.6   $    --    $   0.3         $       --   $    3.9     $     --
Mortgage-backed securities                                  0.3        --         --                 --        0.3           --
Other debt securities                                       0.9        --         --                 --        0.9           --
--------------------------------------------------------------------------------------------------------------------------------
Total investment securities held to maturity           $    4.8   $    --    $   0.3         $       --   $    5.1     $     --

         The following table shows the amortized cost and estimated market value of debt securities at December 31, 2003, by contractual maturity (in millions). Expected maturities will differ from contractual maturities, because the issuers may have the right to call or prepay obligations without incurring penalties.

                                            Debt securities available for sale         Debt securities held to maturity
                                            ---------------------------------------------------------------------------
                                            Amortized                   Market         Amortized                Market
                                              cost                      value            cost                   value
-----------------------------------------------------------------------------------------------------------------------
Due in one year or less                     $   223.5                 $  226.9          $    --                $   --
Due after one year through five years           273.3                    277.5              1.4                   1.5
Due after five years through ten years          105.2                    107.0              1.7                   1.9
Due after ten years                           1,110.0                  1,100.9              1.1                   1.1
-----------------------------------------------------------------------------------------------------------------------
Total                                       $ 1,712.0                 $1,712.3          $   4.2                $  4.5

         Proceeds from the sales of investment securities available for sale during 2003, 2002, and 2001 were $19.6 million, $114.6 million, and $54.7 million, respectively. Gross gains of $.07 million, $2.0 million, and $1.5 million in 2003, 2002, and 2001, respectively, were realized on those sales. There were no offsetting losses in 2003, 2002, or 2001. Gross gains of $83,000, $7,000, and $20,000 in 2003, 2002, and 2001, respectively, were realized on called securities, with offsetting losses of $134,000 in 2002. There were no offsetting losses in 2003 or 2001. Securities with an aggregate book value of $834.3 million at December 31, 2003, were pledged to secure deposits and other commitments.

                                                           2003 ANNUAL REPORT 53

                          Wilmington Trust Corporation

         The Corporation's preferred stock portfolio consists of cumulative and noncumulative preferred stocks.

         The following table shows the estimated market value and unrealized loss of debt and marketable equity securities that are temporarily impaired.

                                           Less than 12 months    12 months or longer           Total
---------------------------------------------------------------------------------------------------------------
                                          Estimated               Estimated               Estimated
                                            market   Unrealized    market    Unrealized    market   Unrealized
(in millions)                               value      losses      value       losses      value      losses
---------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 2003
Other securities:
  Preferred stock                         $     6.9    $ 0.1      $ 30.1      $  1.2      $ 37.0      $  1.3
  Mortgage-backed securities                  569.9     10.1          --          --       569.9        10.1
  Other debt securities                        78.4      0.5        87.2         1.5       165.6         2.0
---------------------------------------------------------------------------------------------------------------
Total temporarily impaired securities     $   655.2    $10.7      $117.3      $  2.7      $772.5      $ 13.4

         At December 31, 2003, the Corporation's investment portfolio had 78 holdings with an estimated market value of $772.5 million and unrealized losses of $13.4 million.

         Of the 78 holdings, 26 securities, consisting of corporate and equity securities, carried unrealized losses for a continuous 12 month period. These unrealized losses reflected temporary impairment attributable to financial scandals throughout 2002 that caused credit spreads to widen. Higher credit ratings and narrower credit spreads reflected improved investor confidence in 2003.

         The mortgage-backed securities, which carried unrealized losses of $10.1 million for less than 12 months, were attributable to the steep rise in rates in July 2003 that have since moderated. Assuming steady and low interest throughout 2004, the loss position should improve in the corporate and financial sector.

NOTE 4:

CONCENTRATIONS OF LOANS

         The Corporation's lending activity is focused primarily within the Delaware Valley region, which the Corporation defines as including its home state of Delaware, Philadelphia and its surrounding five-county metropolitan area, northeastern Maryland, and Maryland's Eastern Shore. Some lending activity, associated mainly with Wealth Advisory Services clients, occurs in Florida and New York. The Corporation makes no loans outside the United States.

         The following table compares the composition of the loan portfolio by category at December 31, 2003, with the portfolio composition at December 31, 2002. There was no particular concentration of loans in any one category, and the composition remained relatively consistent.

FOR THE YEAR ENDED DECEMBER 31                 2003            2002
--------------------------------------------------------------------
Commercial, financial, and agricultural         37%             36%
Construction/real estate                        11              10
Commercial mortgage                             17              18
Residential mortgage                             8              11
Consumer                                        17              17
Secured with liquid collateral                  10               8

         In addition to these loans outstanding, at December 31, 2003, and 2002, unfunded commitments to lend in the real estate sector were approximately $819.2 million and $856.7 million, respectively. The Corporation generally requires collateral on all real estate exposure and a loan-to-value ratio of no greater than 80% at the time the loan is underwritten. Generally, commercial mortgage loans are secured by income-producing properties.

NOTE 5:

RESERVE FOR LOAN LOSSES

         The following table analyzes the reserve for loan losses.

(in millions)                          2003           2002    2001
-------------------------------------------------------------------
Balance at January 1                  $ 85.2         $ 80.8  $ 76.7
Charge-offs                            (21.0)         (22.4)  (19.3)
Recoveries                               4.1            4.8     3.5
-------------------------------------------------------------------
Net charge-offs                        (16.9)         (17.6)  (15.8)
Provision charged to operations         21.6           22.0    19.9
-------------------------------------------------------------------
Balance at December 31                $ 89.9         $ 85.2  $ 80.8

                          Wilmington Trust Corporation

         The following table contains information about loans that are considered to be impaired under SFAS No. 114.

FOR THE YEAR ENDED DECEMBER 31 (in millions)             2003   2002    2001
----------------------------------------------------------------------------
Average recorded investment in impaired loans           $46.6  $37.9   $34.2
Recorded investment in impaired loans at year-
  end subject to a reserve for loan losses:
  2003 reserve: $14.4
  2002 reserve: $11.7
  2001 reserve: $6.3                                    $39.5  $37.1   $34.5
Recorded investment in impaired loans at year-
  end requiring no reserve for loan losses                0.9    1.2     0.3
Recorded investment in impaired loans at year-end       $40.4  $38.3   $34.8
Recorded investment in impaired loans at year-end
  classified as nonaccruing                             $39.3  $37.4   $32.6
Interest income recognized                              $ 0.8  $ 2.7   $ 2.0
Interest income recognized above using the cash
  basis method of income recognition                      0.8    2.7     1.8

         At December 31, 2003, there were $5.4 million of commitments to lend on nonaccruing loans.

         The following table analyzes the interest on nonaccruing loans.

(in millions)                               2003       2002    2001
--------------------------------------------------------------------
Nonaccruing loans at December 31            $45.4      $42.4   $38.0
Interest income which would have been
  recognized under original terms           $ 2.6      $ 2.8   $ 2.7
Interest received                             1.1        2.9     2.0

NOTE 6:

PREMISES AND EQUIPMENT

         The following table summarizes the value of premises and equipment.

FOR THE YEAR ENDED DECEMBER 31 (in millions)         2003      2002
---------------------------------------------------------------------
Land                                                $  10.1   $  10.1
Buildings and improvements                            147.2     137.6
Furniture and equipment                               164.5     154.9
---------------------------------------------------------------------
                                                      321.8     302.6
Accumulated depreciation                             (169.5)   (147.4)
---------------------------------------------------------------------
Premises and equipment, net                         $ 152.3   $ 155.2

         Buildings and improvements are depreciated on a straight-line basis over an estimated useful life of 39 years. Leasehold improvements are depreciated on a straight-line basis over the life of the lease plus renewal options. Furniture and equipment are depreciated on a straight-line basis over an estimated useful life of three, five, or seven years.

         Minimum future rentals under noncancelable leases for real property are: $2004--$6.4 million; 2005--$6.1 million; 2006--$5.8 million; 2007--$5.0 million; 2008--$4.9 million; 2009 and thereafter--$11.3 million.

NOTE 7:

GOODWILL AND OTHER INTANGIBLE ASSETS

         The following tables summarize goodwill and other intangible assets.

FOR THE YEAR ENDED DECEMBER 31                        2003                               2002
--------------------------------------------------------------------------------------------------------------
                                        Gross                      Net         Gross                    Net
                                       carrying   Accumulated    carrying    carrying   Accumulated   carrying
(in millions)                          amount     amortization    amount      amount    amortization   amount
Goodwill (nonamortizing)               $  273.0    $  29.8       $ 243.2     $  270.0     $  29.8     $240.2
Other intangibles:
  Amortizing:
    Mortgage servicing rights          $    7.2     $  4.0       $   3.2     $    5.4     $   3.0     $  2.4
    Customer lists                         19.1        4.8          14.3         15.2         3.0       12.2
    Acquisition costs                       1.7        1.7            --          1.7         1.5        0.2
    Other intangibles                       0.7        0.6           0.1          0.7         0.6        0.1
  Nonamortizing:
    Pension and SERP intangibles            6.4         --           6.4          6.8          --        6.8
--------------------------------------------------------------------------------------------------------------
Total other intangibles                $   35.1     $ 11.1       $  24.0     $   29.8     $   8.1     $ 21.7
                                       --------     ------       -------

         The amortization expense of goodwill and other intangible assets is as follows:

FOR THE YEAR ENDED DECEMBER 31 (in millions)                                2003   2002   2001
----------------------------------------------------------------------------------------------
Amortization expense                                                        $3.0   $2.4   $9.8

                                                           2003 ANNUAL REPORT 55

                          Wilmington Trust Corporation

         Mortgage servicing rights are amortized over an estimated useful life of eight years. Customer lists are amortized over an estimated useful life of 15 or 20 years.

         The estimated amortization expense of other intangible assets for each of the five succeeding years is:

For the year ended December 31 (in millions)    2004  2005   2006  2007   2008
------------------------------------------------------------------------------
                                                $2.6  $2.5   $2.3  $1.3   $1.3

         The following table shows changes in the carrying amount of goodwill by segment.

                                                                                       Wealth   Corporate  Affiliate
                                                                            Regional  advisory   client     money
(in millions)                                                               banking   services   services  managers   Totals
----------------------------------------------------------------------------------------------------------------------------
For the year ended December 31, 2003
Balance as of January 1                                                      $3.8       $4.4      $7.2      $ 224.8   $240.2
Goodwill acquired                                                              --         --        --          2.4      2.4
Amortization expense                                                           --         --        --           --       --
Impairment loss                                                                --         --        --           --       --
Increase in carrying value due to foreign currency translation adjustments     --         --       0.6           --      0.6
----------------------------------------------------------------------------------------------------------------------------
Balance as of December 31                                                    $3.8       $4.4      $7.8      $ 227.2   $243.2

                                                                                       Wealth   Corporate  Affiliate
                                                                            Regional  advisory   client     money
(in millions)                                                               banking   services   services  managers   Totals
----------------------------------------------------------------------------------------------------------------------------
For the year ended December 31, 2002
Balance as of January 1                                                      $3.8       $ --      $ --      $ 209.1   $212.9
Goodwill acquired                                                              --        4.4       6.5         16.8     27.7
Amortization expense                                                           --         --        --           --       --
Impairment loss                                                                --         --        --         (1.1)    (1.1)
Increase in carrying value due to foreign currency translation adjustments     --         --       0.7           --      0.7
----------------------------------------------------------------------------------------------------------------------------
Balance as of December 31                                                    $3.8       $4.4      $7.2      $ 224.8   $240.2

         In the table above, the goodwill acquired includes $4.4 million recorded in connection with the acquisition of Balentine & Company; $2.4 million recorded in connection with WTI's investment in Camden Partners Holdings; $6.4 million recorded in connection with the acquisition of SPV Management; $13.8 million recorded in connection with increases in WTI's equity interest in Cramer Rosenthal McGlynn; and $0.6 million recorded in connection with increases in WTI's equity interest in Roxbury Capital Management.

         During 2002 a loss was recognized for $1.1 million, which represented the Corporation's remaining investment in Clemente Capital, Inc. (Clemente), a global investment management advisor. Clemente's financial performance and account retention led to the Corporation's write-off of this investment. The loss was recorded in the "Other noninterest expense" line of the Corporation's Consolidated Statements of Income.

         The following table lists other intangible assets acquired during the year ended December 31.

                                                             2003                                2002
----------------------------------------------------------------------------------------------------------------------
                                                                     Weighted                            Weighted
                                                                     average                              average
                                               Amount   Residual   amortization     Amount   Residual   amortization
(in millions)                                 assigned   value    period in years  assigned   value    period in years
----------------------------------------------------------------------------------------------------------------------
Mortgage servicing rights                      $ 1.8       --             8         $ 1.1       --           8
Customer lists                                   3.5       --            20          10.0       --          18
Customer list increase in carrying value due
 to foreign currency translation adjustments     0.4       --            --           0.4       --          --
Pension and SERP intangibles                    (0.4)      --            --           5.8       --          --
----------------------------------------------------------------------------------------------------------------------
Total other intangible assets                  $ 5.3       --                       $17.3       --

                          Wilmington Trust Corporation

         The following table sets forth the computation of basic and diluted net income per share adjusted for the adoption of SFAS No. 142.

(in millions, except per share amounts)    2003       2002      2001
-----------------------------------------------------------------------
Reported net income                     $   134.4  $   133.2  $   125.2
Add back: goodwill amortization                --         --        8.6
Tax effect                                     --         --       (3.0)
-----------------------------------------------------------------------
Adjusted net income                     $   134.4  $   133.2  $   130.8
Net income per share--basic:
 Reported net income                    $    2.04  $    2.03  $    1.92
 Goodwill amortization                         --         --       0.09
-----------------------------------------------------------------------
Adjusted net income per share--basic    $    2.04  $    2.03  $    2.01
Net income per share--diluted:
 Reported net income                    $    2.02  $    2.01  $    1.90
 Goodwill amortization                         --         --       0.08
-----------------------------------------------------------------------
Adjusted net income per share--diluted  $    2.02  $    2.01  $    1.98

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

         The Corporation maintains lines of credit with two unaffiliated banks for $50.0 million and $25.0 million, respectively. Each line provides for interest to be paid on outstanding balances at LIBOR plus 0.35% and 0.30%, respectively. The agreements require the Corporation to maintain certain financial ratios pertaining to loan quality, limitations on debt, and risk-based capital. The Corporation was in compliance with all required covenants contained in the agreements at December 31, 2003, and 2002. The outstanding balances at December 31, 2003, and 2002, on lines of credit were $8.0 million and $34.0 million, respectively.

         The following table summarizes securities purchased under agreements to resell.

At December 31 (in millions)                         2003      2002
---------------------------------------------------------------------
Maximum amount outstanding at any month-end         $ 32.8   $ 108.4
Daily average amount outstanding during the period     5.6       7.4
Weighted average interest rate for average amounts
 outstanding during the period                        1.69%     2.51%

         The following table summarizes securities sold under agreements to repurchase.

At December 31 (in millions)                         2003      2002
---------------------------------------------------------------------
Maximum amount outstanding at any month-end         $337.7   $ 287.2
Daily average amount outstanding during the period   271.5     232.0
Weighted average interest rate for average amounts
 outstanding during the period                        0.61%     1.03%

NOTE 9:

LONG-TERM DEBT

         WTC has obtained advances from the Federal Home Loan Bank of Pittsburgh to finance its operations facility, the Wilmington Trust Plaza. Monthly interest payments are due on the first of each month at a fixed interest rate, with the principal due on the maturity date. Any payment of the principal prior to the originally scheduled maturity date is subject to a prepayment fee. The following table shows the terms, rates, and maturity dates of the advances.

                                 Term        Fixed
Principal amount (in millions)  (years)  interest rate   Maturity date
-------------------------------------------------------------------------
$28.0                             15         6.55%      October 4, 2010
  7.5                             10         6.41       November 6, 2006

         On May 4, 1998, the Corporation issued $125.0 million in unsecured subordinated notes due May 1, 2008. Semiannual interest payments are due on May 1 and November 1 of each year at a fixed interest rate of 6.625%. The notes are not redeemable prior to maturity and will not be subject to any sinking fund.

         On April 4, 2003, the Corporation issued $250.0 million in unsecured subordinated notes due April 15, 2013. Semiannual interest payments are due on April 15 and October 15 of each year at a fixed interest rate of 4.875%. The notes are not redeemable prior to maturity and will not be subject to any sinking fund.

NOTE 10:

CONTINGENT LIABILITIES

         In the ordinary course of business, the Corporation and its subsidiaries are involved in various legal proceedings. While it is not feasible to predict the outcome of all pending suits and claims, management does not believe the ultimate resolution of any of these matters will have a materially adverse effect on the Corporation's consolidated financial condition.

                                                         2003 ANNUAL REPORT   57

                          Wilmington Trust Corporation

NOTE 11:

FAIR VALUE OF FINANCIAL INSTRUMENTS

         Following is a disclosure of the fair value of financial instruments held by the Corporation as of December 31, 2003, and 2002, whether or not such value is recognized in the Consolidated Statements of Condition. In cases in which quoted market prices were not available, fair values were based upon estimates using present value or other valuation techniques. These techniques were affected significantly by the assumptions used, including the discount rate and estimates of cash flows. Consequently, these fair values cannot be substantiated by comparisons with independent markets and, in many cases, may not be realized on the immediate sale of the instrument. Since generally accepted accounting principles do not require that certain financial instruments and all nonfinancial instruments be included in this presentation, the aggregated fair value amounts do not represent the underlying value of the Corporation.

         CASH AND SHORT-TERM INVESTMENTS. The carrying amounts reported for "Cash and due from banks," and "Federal funds sold and securities purchased under agreements to resell" approximate the fair value of those assets.

         INVESTMENT SECURITIES. The fair values of investment securities are based on quoted market prices when available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

         LOANS. The fair values of fixed- and variable-rate loans that reprice within one year with no significant credit risk are based upon their carrying amounts. The fair values of all other loans are estimated using discounted cash flow analyses, which utilize interest rates currently being offered with those offered under similar terms to borrowers of similar credit quality.

         ACCRUED INTEREST RECEIVABLE. The carrying amount of accrued interest receivable approximates its fair value.

         OFF-BALANCE SHEET FINANCIAL INSTRUMENTS. The fair value of outstanding letters of credit and loan commitments approximate the fees charged for providing such services.

         DEPOSITS AND SHORT-TERM BORROWINGS. The fair values for demand deposits are, by definition, equal to the amount payable on demand at the reporting date. The carrying amounts for variable-rate deposits approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using discounted cash flow analyses that utilize interest rates currently being offered on such certificates. The carrying amounts of federal funds purchased and securities sold under agreements to repurchase and other short-term borrowings approximate their fair values.

         LONG-TERM DEBT. The fair value of long-term debt is based on the borrowing rate currently available to WTC for debt with similar terms and remaining maturities.

         ACCRUED INTEREST PAYABLE. The carrying amount of accrued interest payable approximates its fair value.

         DERIVATIVE INTEREST RATE CONTRACTS. The fair values of swaps and floors are based upon pricing models using current assumptions about market conditions and risks existing at each balance sheet date.

         SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," requires the Corporation to recognize all derivatives on its balance sheet at their fair value. Interest rate swap and floor contracts are recorded in the "Other assets" and the "Other liabilities" lines of the Corporation's Consolidated Statements of Condition.

         Some of the Corporation's commercial loan customers minimize their interest rate risk by entering into swaps with the Corporation, in which they exchange the floating interest rate on a particular loan for a fixed interest rate. The Corporation, in turn, offsets this interest rate risk by entering into mirror swaps with a third party, in which the third party exchanges the loan customer's fixed-interest rate payments for floating-rate payments. These interest rate swap contracts are recorded in the "Other assets" and the "Other liabilities" lines of the Corporation's Consolidated Statements of Condition.

         On April 4, 2003, the Corporation entered into interest-rate swap agreements to exchange the 4.875% fixed-rate payments incurred for the newly issued $250.0 million in subordinated notes for floating-rate three-month LIBOR.

         On December 4, 2003, the Corporation entered into interest-rate swap agreements exchanging the 6.625% fixed-rate payments incurred for the $125.0 million subordinated notes issued on May 4, 1998 for floating-rate six-month LIBOR.

         The interest rates on the swaps reset quarterly with semiannual payments that coincide with the subordinated note payments. These interest-rate swap contracts are recorded in the "Other assets" and "Long-term debt" lines of the Corporation's Consolidated Statements of Condition.

                          Wilmington Trust Corporation

         The following tables show the carrying values and estimated fair values of the Corporation's financial assets, liabilities, and off-balance sheet financial instruments.

                                                    2003                     2002
----------------------------------------------------------------------------------------
                                           Carrying       Fair       Carrying     Fair
(in millions)                                value        value        value      value
----------------------------------------------------------------------------------------
FINANCIAL ASSETS:
Cash and due from banks                   $     210.2  $    210.2  $     248.9  $  248.9
Short-term investments                            3.8         3.8           --        --
Investment securities                         1,879.4     1,879.7      1,348.7   1,349.0
Loans, net of reserves                        6,135.4     6,215.4      5,939.9   6,088.3
Interest-rate swap contracts                      2.8         2.8          7.8       7.8
Accrued interest receivable                      39.5        39.5         38.6      38.6
FINANCIAL LIABILITIES:
Deposits                                      6,577.2     6,583.6      6,337.1   6,349.6
Short-term borrowings                           876.8       876.8        734.7     734.7
Interest-rate swap contracts                      5.0         5.0          7.8       7.8
Accrued interest payable                         23.6        23.6         29.7      29.7
Long-term debt                                  407.1       403.5        160.5     158.7

   For the year ended December 31                  2003                     2002
----------------------------------------------------------------------------------------
                                          Contractual     Fair     Contractual    Fair
(in millions)                                amount       value      amount       value
----------------------------------------------------------------------------------------
OFF-BALANCE SHEET FINANCIAL INSTRUMENTS:
Unfunded commitments to extend credit     $   2,988.9  $     11.8  $   2,812.1  $   11.0
Standby and commercial letters of credit        266.0         4.0        247.9       3.7
Loan guaranty--CRM                                8.0         2.0          8.0       2.0

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

         Commitments to extend credit are agreements to lend to a client. Generally, they have fixed expiration dates or termination clauses and may require payment of a fee. Many commitments expire without ever having been drawn upon.

         Letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a client to a third party. Maturities normally are for terms shorter than five years. Many letters of credit expire unfunded.

         The credit risk for both of these instruments is essentially the same as that involved in extending loans. The Corporation evaluates each client's creditworthiness on a case-by-case basis. Collateral (e.g., securities, receivables, inventory, equipment, and residential and commercial properties) is obtained depending on management's credit assessment of the client.

NOTE 13:

CAPITAL REQUIREMENTS

         The Corporation and each of its banking subsidiaries are subject to various regulatory capital requirements by the federal banking agencies. Management believes that, as of December 31, 2003, and 2002, the Corporation and each of its banking subsidiaries meet all capital adequacy requirements to which they are subject.

         Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and each of its banking subsidiaries must meet specific capital guidelines that involve quantitative measures of the Corporation's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. These capital amounts and classifications also are subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

         Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets, and Tier 1 capital to average assets.

         As of the most recent notification from the federal regulators, the Corporation and each of its banking subsidiaries were categorized as well-capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes could change the above categorizations.

                                                         2003 ANNUAL REPORT   59

                          Wilmington Trust Corporation

         Failure to meet minimum capital requirements can result in certain mandatory and possibly additional discretionary actions by regulators that, if undertaken,could have a direct material effect on the Corporation.

         The following table compares the risk-based capital ratios for the Corporation and its principal banking subsidiary with the minimum levels necessary to be categorized as adequately and well capitalized.

                                                                                            To be well-capitalized
                                                                           For capital      under prompt corrective
                                                                        adequacy purposes      action provisions
                                                       Actual           -------------------------------------------
                                                 ------------------     Amount      Ratio     Amount       Ratio
(in millions)                                    Amount      Ratio      > or =     > or =     > or =      > or =
----------------------------------------------------------------------------------------------------------------
AS OF DECEMBER 31, 2003:
Total capital (to risk-weighted assets):
   Wilmington Trust Corporation                  $ 895.3     12.45%
   Wilmington Trust Company                        713.7     10.70      $ 533.4     8.00%     $666.8      10.00%
Tier 1 capital (to risk-weighted assets):
   Wilmington Trust Corporation                    536.6      7.46
   Wilmington Trust Company                        635.3      9.53        266.7     4.00       400.1       6.00
Tier 1 capital (to average assets):
   Wilmington Trust Corporation                    536.6      6.34
   Wilmington Trust Company                        635.3      8.02        316.9     4.00       396.1       5.00
                                                 -------     -----      -------     ----      ------      -----

                                                                                            To be well-capitalized
                                                                           For capital      under prompt corrective
                                                                        adequacy purposes      action provisions
                                                       Actual           -------------------------------------------
                                                 ------------------     Amount      Ratio     Amount       Ratio
(in millions)                                    Amount      Ratio      > or =     > or =     > or =      > or =
----------------------------------------------------------------------------------------------------------------
As of December 31, 2002:
Total capital (to risk-weighted assets):
   Wilmington Trust Corporation                  $ 678.7     10.15%
   Wilmington Trust Company                        614.9     10.10      $ 487.0     8.00%     $608.8       10.00%
Tier 1 capital (to risk-weighted assets):
   Wilmington Trust Corporation                    470.1      7.03
   Wilmington Trust Company                        540.2      8.87        243.5     4.00       365.3        6.00
Tier 1 capital (to average assets):
   Wilmington Trust Corporation                    470.1      6.08
   Wilmington Trust Company                        540.2      7.22        299.3     4.00       374.1        5.00

         The primary source of funds for payment of dividends by the Corporation historically has been dividends received from WTC. The ability to pay dividends is limited by Delaware law, which permits a corporation to pay dividends only out of its capital surplus.

         In April 1996 the Corporation, after obtaining approval of its Board of Directors, announced a plan to buy back 8 million shares of its stock. During the years ended December 31, 2002, and 2001, 551,626 shares and 114,816 shares, respectively, were acquired, completing this program. The total cost was $200.6 million.

         In April 2002 the Corporation, after obtaining approval of its Board of Directors, announced a new plan to buy back 8 million shares of its stock. During the years ended December 31, 2003 and 2002, 35,635 shares and 48,734 shares, respectively, were acquired under this program at a cost of $2.5 million.

NOTE 14:

RELATED PARTY TRANSACTIONS

         In the ordinary course of banking business, loans are made to officers, directors, and associates of the Corporation and its affiliates. In the opinion of management, these loans are consistent with sound banking practices and do not involve more than the normal risk of collectibility.

         At December 31, 2003, and 2002, loans to executive officers, directors, and associates of the Corporation and its principal affiliates totaled $42.2 million and $67.2 million, respectively. During 2003, loan additions were $33.3 million and loan repayments were $58.3 million.

         The Corporation is a guarantor for 69.14%--its ownership interest--of two obligations of its affiliate, Cramer Rosenthal McGlynn. The guaranty is for two lines of credit totaling $8 million, at LIBOR plus 2%, which will expire December 6, 2004.

                          Wilmington Trust Corporation

NOTE 15:

EMPLOYMENT BENEFIT PLANS

         Employment benefit plans offered by the Corporation include long-term incentive plans, an employee stock purchase plan, a non-employee director stock option plan, a pension plan, a supplemental executive retirement plan, a postretirement health care and life insurance benefit plan, and a thrift savings plan.

LONG-TERM INCENTIVE PLANS

         Under its 2002 long-term incentive plan, the Corporation may grant incentive stock options, nonstatutory stock options, and other stock-based and cash-based awards to officers, other key staff members, and directors for up to four million shares of common stock. Under the plan, the exercise price of each option equals the last sale price of the Corporation's stock on the date of grant, and an option's maximum term is 10 years.

         The following table shows option activity and pricing for the Corporation's long-term incentive plans for the last three years.

                                                                              2003                        2002
------------------------------------------------------------------------------------------------------------------------
                                                                                   Weighted                    Weighted
                                                                                   average                     average
                                                                      Options      exercise       Options      exercise
                                                                    outstanding     price       outstanding      price
------------------------------------------------------------------------------------------------------------------------
Balance at January 1                                                 4,254,440    $    27.29     3,906,984    $    25.12
Options granted                                                      1,504,894         27.64       917,796         32.90
Options exercised                                                     (340,756)        20.11      (443,778)        19.12
Options forfeited                                                      (76,698)        28.85      (126,562)        29.49
------------------------------------------------------------------------------------------------------------------------
Balance at December 31                                               5,341,880         27.82     4,254,440         27.29
Options exercisable at December 31                                   3,133,774
Weighted average fair value of options granted during the year                    $     4.92     2,425,240    $     5.86

                                                                                  2001
------------------------------------------------------------------------------------------------
                                                                                       Weighted
                                                                                       average
                                                                          Options      exercise
                                                                        outstanding      price
------------------------------------------------------------------------------------------------
Balance at January 1                                                     3,772,800    $    22.86
Options granted                                                            858,812         30.82
Options exercised                                                         (622,310)        18.89
Options forfeited                                                         (102,318)        27.61
------------------------------------------------------------------------------------------------
Balance at December 31                                                   3,906,984         25.12
Options exercisable at December 31                                       2,069,372
Weighted average fair value of options granted during the year                        $     6.16

         The following table shows the range of weighted average assumptions that were used to estimate the fair value of each option grant on the date of the grant using the Black-Scholes option-pricing model.

                                                            2003           2002             2001
----------------------------------------------------------------------------------------------------
Dividend yields                                           2.96-3.57%           3.02%            2.99%
Expected volatility                                     27.13-27.91     26.73-27.65      27.05-28.20
Risk-free interest rate                                   2.37-2.78       2.37-2.78        3.74-3.99
Expected option life (years)                                    3-5             3-5              3-5

         The following table summarizes stock options outstanding at December 31, 2003.

                                                Options outstanding                            Options exercisable
                              ------------------------------------------------------     --------------------------------
                                              Weighted average
                                Options     remaining contractual   Weighted average       Options       Weighted average
Range of exercise prices      outstanding        life (years)        exercise price      exercisable      exercise price
-------------------------------------------------------------------------------------------------------------------------
     $12.38-16.50                409,562             1.6                $  14.91            409,562        $      14.91
      21.31-26.03                903,282             4.8                   24.63            858,270               24.64
      26.35-29.81              2,085,028             7.4                   27.94            584,020               28.73
      30.12-35.72              1,944,008             8.0                   31.91          1,281,922               31.85
-------------------------------------------------------------------------------------------------------------------------
     $12.38-35.72              5,341,880             6.7                $  27.82          3,133,774        $      27.08

                                                       2003 ANNUAL REPORT     61

                          Wilmington Trust Corporation

2000 EMPLOYEES STOCK PURCHASE PLAN

         Under the Corporation's 2000 employee stock purchase plan, substantially all staff members may elect to participate in purchasing the Corporation's common stock at the beginning of the plan year through payroll deductions of up to the lesser of 10% of their annual base pay or $21,250, and may terminate participation at any time. The price per share is the lower of 85% of fair market value at the time of election to participate or at the end of the plan year, which is May 31.

         The following table shows plan activity for the past three years.

                                    Shares reserved
                                       for future      Subscriptions        Price
                                     subscriptions      outstanding       per share
------------------------------------------------------------------------------------
Balance at January 1, 2001              696,144           103,856
Subscriptions entered into
   on June 1, 2001                      (99,844)           99,844       $      27.26
Forfeitures                               4,416            (4,416)       22.29-27.26
Shares issued                                --          (101,792)             22.29
------------------------------------------------------------------------------------
Balance at December 31, 2001            600,716            97,492
Subscriptions entered into on
   June 1, 2002                        (131,864)          131,864       $      26.10
Forfeitures                               4,169            (4,169)       26.10-27.26
Shares issued                                --           (95,584)             26.53
------------------------------------------------------------------------------------
Balance at December 31, 2002            473,021           129,603
Subscriptions entered into on
   June 1, 2003                        (127,019)          129,019       $      25.03
Forfeitures                               5,337            (5,337)       25.03-26.10
Shares issued                                --          (126,359)             24.65
------------------------------------------------------------------------------------
Balance at December 31, 2003            351,339           124,926

2001 NONEMPLOYEE DIRECTOR STOCK OPTION PLAN

         Under the Corporation's 2001 nonemployee director stock option plan, the Compensation Committee of the Board of Directors was authorized to grant nonstatutory stock options to nonemployee directors for up to 200,000 shares of common stock. Under the plan, the exercise price of each option equals the last sale price of the Corporation's stock on the date of grant, and an option's maximum term is 10 years. This plan terminated on May 17, 2003.

         The following table summarizes activity in this plan for the past three years.

                                           Shares
                                          available       Options          Price
                                          for grant     outstanding       per share
------------------------------------------------------------------------------------
Appropriation--new plan                    200,000             --
Options granted                           (112,000)       112,000       $      31.38
------------------------------------------------------------------------------------
Balance at December 31, 2001                88,000        112,000
Options granted                            (16,000)        16,000       $      32.99
Options forfeited                            8,000         (8,000)             32.99
------------------------------------------------------------------------------------
Balance at December 31, 2002                80,000        120,000
Options granted                            (42,000)        42,000       $      27.91
Options forfeited                            8,000         (8,000)             32.99
------------------------------------------------------------------------------------
Balance at December 31, 2003                46,000        154,000

PENSION PLAN

         The Wilmington Trust pension plan is a noncontributory, defined benefit plan for substantially all staff members of the Corporation and its subsidiaries, and provides for retirement and death benefits. The Corporation has agreed to contribute such amounts as are necessary to provide assets sufficient to meet the benefits to be paid to the plan's members. Annual contributions are designed to fund the plan's current and past service costs plus interest over 10 years.

         Costs of the plan are determined actuarially by the projected unit credit method. Plan benefits are based on years of service and a modified career average formula. The plan's assets are invested primarily in the equity and fixed-income portfolios of the Wilmington Strategic Allocation Funds managed by WTC's affiliates. Participation in these funds by the plan was $95.3 million and $78.2 million at December 31, 2003, and 2002, respectively. The measurement date of the plan was September 30 for all years presented below. The projected benefit obligation and the accumulated benefit obligation exceeded the plan assets by $30.8 million and $15.9 million, respectively, at December 31, 2003, and $38.0 million and $22.2 million, respectively, at December 31, 2002. An additional minimum liability in the amount of $5.7 million and $25.4 million was recorded at December 31, 2003, and 2002, respectively. The market-related value of the plan's assets at December 31, 2003, and 2002 was $136.3 million and $122.4 million, respectively.

         The following table shows the Corporation's pension plan weighted average asset allocations at December 31 by asset category.

                                           Target       Percentage of plan assets
                                         allocation        at measurement date
---------------------------------------------------------------------------------
(in millions)                               2003            2003          2002
---------------------------------------------------------------------------------
Equity securities                           53.0%           63.2%         49.3%
Debt securities                             30.0            28.8          42.4
Real estate                                  9.0             1.4           0.1
Other                                        8.0             6.6           8.2
---------------------------------------------------------------------------------
Total                                      100.0%          100.0%        100.0%

         The Corporation's Pension Investment Committee is responsible for oversight of the pension plan assets. The committee meets quarterly to review performance, asset allocation, and investment manager due diligence. The investment manager responsible for the plan assets has direct responsibility to assure that the plan is managed in accordance with the investment policy. Permitted investments are those on the Corporation's mutual fund approved list or those investment programs that have met the committee's due diligence.

         The expected long-term rate of return for the plan's total assets is based on the expected return of each of the above categories, weighted based on the median of the target allocation for each class using long-term historical returns as published by Ibbotson Associates. For these purposes, equity securities are expected to return 10% to 11% over the long term, while cash and fixed income are expected to return between 4% and 6%.

                          Wilmington Trust Corporation

         The Corporation's pension plan investment policy is as follows:

         - Grow assets at an average annual rate in excess of the actuarially assumed expected rate of return on assets (currently 8.5%) in order to keep pace with future obligations.

         - Provide for maximum stability possible consistent with meeting the target growth rate and a medium level of risk aversion.

         -        Plan assets should show positive returns after inflation.

         The Corporation's pension plan management objectives are as follows:

         - Provide large-cap domestic equity returns in excess of those from the Standard & Poor's 500 Index.

         - Provide mid-cap domestic equity returns in excess of those from the Standard & Poor's Mid Cap 400 Index.

         - Provide small-cap domestic equity returns in excess of those from the Russell 2000 Index.

         - Provide international equity returns in excess of those from the MSCI EAFE Index (Europe, Australia, Far East).

         - Provide fixed income returns in excess of those from the Lehman Government/Credit Index.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

         In 1989 the Corporation adopted a supplemental executive retirement plan (SERP). The plan, which covers selected officers,is a non-qualified defined benefit plan. Assumptions used in determining the net periodic pension costs are similar to those used in determining the cost of the Corporation's pension plan. The Corporation has invested in corporate-owned life insurance contracts to meet its future obligations under this plan. The measurement date of the plan was September 30 for all years presented below. The projected benefit obligation and the accumulated benefit obligation exceeded the plan assets by $19.1 million and $12.8 million, respectively, at December 31,2003, and $16.0 million and $10.7 million, respectively, at December 31, 2002. An additional minimum liability in the amount of $0.4 million was recorded at December 31, 2003. No additional minimum liability was recorded at December 31,2002.

POSTRETIREMENT HEALTH CARE AND LIFE INSURANCE BENEFITS

         In addition to providing pension benefits, the Corporation makes available certain health care and life insurance benefits for substantially all retired staff members. Staff members who retire from the Corporation are eligible to receive up to $7,000 each year toward the premium for medical coverage if they are younger than age 65,and up to $4,000 toward the premium if they are age 65 or older. Staff members who retire also are eligible for $7,500 of life insurance coverage. In accordance with SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," the cost of providing those benefits is recognized on an accrual basis. The measurement date of the plan was December 31 for all years presented below.

         The following table summarizes the pension, SERP, and postretirement benefit plans.

                                                                                      Pension benefits          SERP benefits
                                                                                      -----------------------------------------
(in millions)                                                                         2003        2002        2003        2002
--------------------------------------------------------------------------------------------------------------------------------
Weighted average assumptions used to determine benefit obligations at December 31 were as follows:
       Discount rate                                                                    6.00%       6.75%       6.00%       6.75%
       Rate of compensation increase                                                    4.50        4.50        4.50        4.50

The following table reflects the changes in the projected benefit obligation:
    Projected benefit obligation at beginning of year                                $ 129.9     $ 112.3     $  16.0     $  12.1
    Service cost                                                                         5.2         4.6         0.5         0.3
    Interest cost                                                                        8.8         8.4         1.1         1.0
    Plan participants' contributions                                                      --          --          --          --
    Plan amendments                                                                       --         0.2          --          --
    Actuarial loss/(gain)                                                               10.5         9.6         2.0         3.0
    Gross benefits paid                                                                 (5.2)       (5.2)       (0.5)       (0.4)
--------------------------------------------------------------------------------------------------------------------------------
    Projected benefit obligation at end of year                                      $ 149.2     $ 129.9     $  19.1     $  16.0
    Accumulated benefit obligation                                                   $ 134.3     $ 114.1     $  12.8     $  10.7

The following table reflects the changes in plan assets:
    Fair value of plan assets at beginning of year                                   $  91.9     $  95.9     $    --     $    --
    Actual return on plan assets                                                        16.7        (8.8)         --          --
    Employer contribution                                                               15.0        10.0         0.5         0.4
    Plan participants' contributions                                                      --          --          --          --
    Gross benefits paid                                                                 (5.2)       (5.2)       (0.5)       (0.4)
--------------------------------------------------------------------------------------------------------------------------------
    Fair value of plan assets at end of year                                         $ 118.4     $  91.9     $    --     $    --
    Funded status at end of year                                                     $ (30.8)    $ (38.0)    $ (19.1)    $ (16.0)

                                                                                       Postretirement
                                                                                          benefits
                                                                                     -------------------
(in millions)                                                                         2003        2002
--------------------------------------------------------------------------------------------------------
Weighted average assumptions used to determine benefit obligations at December 31 were as follows:
       Discount rate                                                                    6.25%       6.75%
       Rate of compensation increase                                                      --          --

The following table reflects the changes in the projected benefit obligation:
    Projected benefit obligation at beginning of year                                $  46.0     $  33.5
    Service cost                                                                         0.9         0.7
    Interest cost                                                                        2.5         2.4
    Plan participants' contributions                                                     0.4         0.3
    Plan amendments                                                                       --          --
    Actuarial loss/(gain)                                                               (3.0)       12.2
    Gross benefits paid                                                                 (3.7)       (3.1)
--------------------------------------------------------------------------------------------------------
    Projected benefit obligation at end of year                                      $  43.1     $  46.0
    Accumulated benefit obligation                                                   $    --     $    --

The following table reflects the changes in plan assets:
    Fair value of plan assets at beginning of year                                   $    --     $    --
    Actual return on plan assets                                                          --          --
    Employer contribution                                                                3.3         2.8
    Plan participants' contributions                                                     0.4         0.3
    Gross benefits paid                                                                 (3.7)       (3.1)
--------------------------------------------------------------------------------------------------------
    Fair value of plan assets at end of year                                         $    --     $    --
    Funded status at end of year                                                     $ (43.1)    $ (46.0)

                                                       2003 ANNUAL REPORT     63

                          Wilmington Trust Corporation

                                                                                   Pension benefits           SERP benefits
                                                                               -------------------------------------------------
(in millions)                                                                     2003         2002          2003          2002
--------------------------------------------------------------------------------------------------------------------------------
The following table reflects the net amount recognized in the
    Consolidated Statements of Condition:
       Unrecognized net actuarial loss/(gain)                                  $     43.5   $     38.8   $      6.7   $      5.0
       Unrecognized net transition obligation/(asset)                                (0.8)        (1.7)         0.2          0.3
       Unrecognized prior service cost                                                3.3          4.1          2.9          3.2
       Contributions from measurement date to end of year                              --           --          0.1           --
--------------------------------------------------------------------------------------------------------------------------------
       Net amount recognized at end of year                                    $     15.2   $      3.2   $     (9.2)  $     (7.5)

The following table reflects the components of the net amount recognized in the Consolidated Statements of Condition:
       Accrued benefit cost                                                    $     --     $      3.2   $       --   $     (7.5)
       Accrued benefit liability                                                    (15.8)       (25.4)       (12.8)        (3.2)
       Intangible assets                                                              3.3          4.1          3.1          3.2
--------------------------------------------------------------------------------------------------------------------------------
       Net liability recognized                                                     (12.5)       (18.1)        (9.7)        (7.5)
       Accumulated other comprehensive income                                        27.7         21.3          0.4           --
       Contributions from measurement date to end of year                              --           --          0.1           --
--------------------------------------------------------------------------------------------------------------------------------
       Net amount recognized at end of year                                    $     15.2   $      3.2   $     (9.2)  $     (7.5)
       Increase in minimum liability included in other comprehensive income    $      6.4   $     21.3   $      0.4   $       --

                                                                                      Postretirement
                                                                                         benefits
                                                                               ---------------------------
(in millions)                                                                       2003           2002
----------------------------------------------------------------------------------------------------------
The following table reflects the net amount recognized in the
    Consolidated Statements of Condition:
       Unrecognized net actuarial loss/(gain)                                  $     14.3     $     17.8
       Unrecognized net transition obligation/(asset)                                  --             --
       Unrecognized prior service cost                                                 --             --
       Contributions from measurement date to end of year                              --             --
--------------------------------------------------------------------------------------------------------
       Net amount recognized at end of year                                    $    (28.8)    $    (28.2)

The following table reflects the components of the net amount recognized in the Consolidated Statements of Condition:
       Accrued benefit cost                                                    $    (28.8)    $    (28.2)
       Accrued benefit liability                                                       --             --
       Intangible assets                                                               --             --
--------------------------------------------------------------------------------------------------------
       Net liability recognized                                                     (28.8)         (28.2)
       Accumulated other comprehensive income                                          --             --
       Contributions from measurement date to end of year                              --             --
--------------------------------------------------------------------------------------------------------
       Net amount recognized at end of year                                    $    (28.8)    $    (28.2)
       Increase in minimum liability included in other comprehensive income    $       --     $       --

                                                            Pension benefits                           SERP benefits
                                                  ------------------------------------------------------------------------------
(in millions)                                       2003          2002          2001          2003          2002          2001
--------------------------------------------------------------------------------------------------------------------------------
Weighted average assumptions used to determine
  net periodic benefit cost were as follows:
    Discount rate                                     6.75%         7.25%         7.25%         6.75%         7.25%         7.25%
    Expected return on plan assets                    8.50          9.50          9.50            --            --            --
    Rate of compensation increase                     4.50          4.50          4.50          4.50          4.50          4.50
Components of net periodic benefit cost:
    Service cost                                  $    5.2      $    4.6      $    3.6      $    0.5      $    0.3      $    0.3
    Interest cost                                      8.8           8.4           7.7           1.1           1.0           0.8
Expected return on plan assets                       (11.0)        (11.2)        (10.6)           --            --            --
Amortization of transition obligation/(asset)         (0.8)         (0.8)         (0.8)          0.1           0.1           0.1
Amortization of prior service cost                     0.8           0.8           0.8           0.3           0.4           0.3
Recognized actuarial (gain)/loss                        --            --          (0.8)          0.2           0.2           0.0
--------------------------------------------------------------------------------------------------------------------------------
Net periodic benefit cost                         $    3.0      $    1.8      $   (0.1)     $    2.2      $    2.0      $    1.5

                                                         Postretirement benefits
                                                   -----------------------------------
(in millions)                                             2003       2002       2001
--------------------------------------------------------------------------------------
Weighted average assumptions used to
    determine net periodic benefit cost were
    as follows:
       Discount rate                                        6.75%      7.25%      7.25%
Components of net periodic benefit cost:
    Service cost                                        $    0.9    $   0.7    $   0.6
    Interest cost                                            2.5        2.4        2.0
Recognized actuarial (gain)/loss                             0.5        0.2         --
--------------------------------------------------------------------------------------
Net periodic benefit cost                               $    3.9    $   3.3    $   2.6

       The following table shows the assumed health care cost trend rates, for measurement purposes, at December 31.

                                                                    2003         2002
-------------------------------------------------------------------------------------
Health care cost trend rate assumed for next year                     10%          11%
Rate to which the cost trend rate is assumed to decline
    (the ultimate trend rate)                                          5%           5%
Year that the rate reaches the ultimate trend rate                  2008         2008

       The following table shows what effect a one-percentage-point change in the assumed health care trend rate would have.

(in millions)                                              1% increase   1% decrease
------------------------------------------------------------------------------------
Effect on total service and interest cost
    components of net periodic postretirement
    health care benefit cost                                 $   0.1       $  (0.1)
Effect on accumulated postretirement benefit
    obligation for health care benefits                          1.8          (1.6)

                          Wilmington Trust Corporation

         The following table reflects contributions expected to be made to the respective plans in 2004:

                                       Pension         SERP       Postretirement
                                       benefits      benefits        benefits
--------------------------------------------------------------------------------
Expected employer contributions           $--*          $0.5           $3.0
Expected employee contributions            --            --             0.7

*Management's current position is to make required contributions to the qualified pension plan under Internal Revenue Service guidelines. There are no required contributions for 2004. Management reserves the right, however, to consider emerging information relative to the plan as well as overall corporate cash and tax strategies in determining whether to modify this decision at a later date.

THRIFT SAVINGS PLAN

    The Wilmington Trust Thrift Savings Plan covers all full-time staff members who elect to participate in the plan. Eligible staff members may contribute from 1% to 15% of their annual base pay. The first 6% of each staff member's pay is eligible for matching contributions from the Corporation of $.50 on each $1.00. The amounts contributed by the Corporation to this plan were $3.2 million, $3.0 million, and $2.8 million in 2003, 2002, and 2001, respectively.

NOTE 16:
INCOME TAXES

    The following table provides a reconciliation of the statutory income tax to the income tax expense included in the Consolidated Statements of Income.

For the year ended December 31 (in millions)           2003             2002             2001
----------------------------------------------------------------------------------------------
Income before taxes and cumulative effect
    of change in accounting principle, less
    minority interest                                 $206.6           $206.2           $190.1
Income tax at statutory rate of 35%                   $ 72.3           $ 72.2           $ 66.5
Tax effect of tax-exempt and dividend income            (3.1)            (3.3)            (4.3)
State taxes, net of federal tax benefit                  3.0              3.9              3.0
Other                                                     --              0.2              0.8
----------------------------------------------------------------------------------------------
Total income taxes                                    $ 72.2           $ 73.0           $ 66.0
Taxes currently payable:
    Federal                                           $ 74.2           $ 63.6           $ 64.3
    State                                                3.1              3.5              4.6
    Foreign                                              0.2              0.1               --
Deferred taxes payable (benefit):
    Federal                                             (6.8)             3.3             (2.9)
    State                                                1.5              2.5               --
----------------------------------------------------------------------------------------------
Total income taxes                                    $ 72.2           $ 73.0           $ 66.0

         The Corporation adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as of January 1, 2001. The cumulative effect of the adoption was a $1.1 million increase to consolidated income net of $584,000 of tax expense.

         The common stock issued under employment benefit plans in the Consolidated Statements of Changes in Stockholders' Equity for 2003, 2002, and 2001 includes tax benefits of $0.8 million, $1.4 million, and $1.7 million, respectively, which is recorded as a direct credit to equity.

         The following table shows the significant components of deferred tax liabilities and assets.

For the year ended December 31 (in millions)        2003          2002
-----------------------------------------------------------------------
DEFERRED TAX LIABILITIES:
Prepaid VEBA costs                                 $  --          $ 8.8
Automobile and equipment leases                      1.4            5.0
Partnerships                                        23.0           14.3
Market valuation on investment securities            0.8            6.7
Pension and SERP                                     2.1             --
Other                                                3.2            3.6
-----------------------------------------------------------------------
Total deferred tax liabilities                      30.5           38.4
DEFERRED TAX ASSETS:
Loan loss provision                                 31.5           29.8
OPEB obligation                                     10.1            9.9
Unearned fees                                       10.1            9.6
Pension and SERP                                      --            1.5
Additional minimum pension liability                 9.7            7.4
Other                                                4.2            1.9
-----------------------------------------------------------------------
Total deferred tax assets                           65.6           60.1
Net deferred tax assets                            $35.1          $21.7

         No valuation allowance was recognized for the deferred tax assets of December 31, 2003, and 2002. Management believes it is more likely than not that the deferred tax assets will be realized.

                                                           2003 ANNUAL REPORT 65

                          Wilmington Trust Corporation

NOTE 17:
EARNINGS PER SHARE

         The following table shows the computation of basic and diluted earnings per share.

(in millions)                                            2003              2002            2001
-------------------------------------------------------------------------------------------------
Numerator:
    Net income                                          $ 134.4          $ 133.2          $ 125.2
Denominator:
    Denominator for basic earnings per share--
       weighted average shares                             65.9             65.6             65.1
    Effect of dilutive securities:
       Employee stock options                               0.6              0.7              0.8
-------------------------------------------------------------------------------------------------
    Denominator for diluted earnings per
       share--adjusted weighted average
       shares and assumed conversions                      66.5             66.3             65.9
    Basic earnings per share                            $  2.04          $  2.03          $  1.92
    Diluted earnings per share                          $  2.02          $  2.01          $  1.90

         The number of anti-dilutive stock options excluded from the calculation above were 2.0 million, 1.1 million, and 0.7 million for 2003, 2002, and 2001, respectively.

NOTE 18:
SEGMENT REPORTING

         For the purposes of segment reporting, the Corporation manages its business in four segments. There is a segment for each of the Corporation's three businesses, which are Regional Banking, Wealth Advisory Services, and Corporate Client Services, as well as a segment for Affiliate Money Managers.

         This segment reporting methodology was first implemented for the three and nine months ended September 30, 2003, and included in the Form 10-Q filed by the Corporation with the Securities and Exchange Commission on November 14, 2003. Segment reporting for the full-year 2003 has been revised to reflect that change, and all prior period amounts have been restated accordingly. The new methodology employs activity-based costing principles to assign corporate overhead expenses to each segment. In addition, funds transfer pricing concepts are used to credit and charge segments for funds provided and funds used.

         The Regional Banking segment includes lending, deposit-taking, and branch banking in the Corporation's primary banking markets of Delaware, southeastern Pennsylvania, and Maryland's Eastern Shore. It also includes institutional deposit-taking on a national basis. Lending activities include commercial loans, commercial and residential mortgages, and construction and consumer loans. Deposit products include demand checking, certificates of deposit, negotiable order of withdrawal accounts, and various savings and money market accounts.

         The Wealth Advisory Services segment includes financial planning, asset management, investment counseling, trust services, estate settlement, private banking, tax preparation, mutual fund services, broker-dealer services, and insurance services. Results from Balentine & Company, which the Corporation acquired in January 2002, are consolidated in the Wealth Advisory Services segment.

         The Corporate Client Services segment includes a variety of trust, custody, and administrative services that support capital markets transactions, entity management, and retirement plan assets. Results of SPV Management Limited, which the Corporation acquired in April 2002, are consolidated in the Corporate Client Services segment.

         The Affiliate Money Managers segment includes contributions from Cramer Rosenthal McGlynn (CRM) and Roxbury Capital Management (RCM), which are based on the Corporation's partial ownership interest in each. Services provided by these two affiliates include fixed-income and equity investing services and investment portfolio management services. Neither CRM's or RCM's results are consolidated in the Corporation's financial statements.

         The accounting policies of the segments are the same as those described in the summary of significant accounting policies in Note 1 to the Consolidated Financial Statements in the Corporation's Annual Report to Shareholders for 2003. The Corporation evaluates performance based on profit or loss from operations before income taxes and without including nonrecurring gains and losses. The Corporation generally records intersegment sales and transfers as if the sales or transfers were to third parties (e.g., at current market prices). Profit or loss from infrequent events, such as the sale of a business, is reported separately for each segment.

                          Wilmington Trust Corporation

         The following table reflects financial data by segment for the years 2003, 2002,and 2001.

                                                                                    Wealth       Corporate   Affiliate
                                                                        Regional   Advisory        Client      Money
(in millions)                                                           Banking    Services       Services    Managers      Totals
----------------------------------------------------------------------------------------------------------------------------------
FOR THE YEAR ENDED DECEMBER 31, 2003
Net interest income                                                     $  245.5   $   25.8       $   11.7    $   (5.9)   $  277.1
Provision for loan losses                                                  (20.7)      (0.9)            --          --       (21.6)
----------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision                                        224.8       24.9           11.7        (5.9)      255.5
ADVISORY FEES:
    Wealth Advisory Services                                                 2.5      128.0            9.9          --       140.4
    Corporate Client Services                                                1.3         --           66.0          --        67.3
    Affiliate managers                                                        --         --             --         3.0         3.0
----------------------------------------------------------------------------------------------------------------------------------
Advisory fees                                                                3.8      128.0           75.9         3.0       210.7
    Amortization of affiliate other intangibles                               --       (0.6)          (0.5)       (0.6)       (1.7)
----------------------------------------------------------------------------------------------------------------------------------
Advisory fees after amortization of affiliate other intangibles              3.8      127.4           75.4         2.4       209.0
Other noninterest income                                                    51.6        1.7            1.2          --        54.5
Securities gains/(losses)                                                    0.6        0.1             --          --         0.7
----------------------------------------------------------------------------------------------------------------------------------
Net interest and noninterest income                                        280.8      154.1           88.3        (3.5)      519.7
Noninterest expense                                                       (139.1)    (115.8)         (57.1)         --      (312.0)
----------------------------------------------------------------------------------------------------------------------------------
Segment profit before income taxes                                      $  141.7   $   38.3       $   31.2    $   (3.5)   $  207.7
Depreciation and amortization                                           $   23.3   $    7.0       $    5.4    $    0.6    $   36.3
Investment in equity method investees                                   $     --   $     --       $     --    $  242.7    $  242.7
Segment average assets                                                  $6,998.4   $1,078.2       $  210.0    $  242.9    $8,529.5
                                                                        --------   --------       --------    --------    --------
FOR THE YEAR ENDED DECEMBER 31, 2002
Net interest income                                                     $  245.4   $   25.3       $   11.5    $   (5.7)   $  276.5
Provision for loan losses                                                  (21.1)      (0.9)            --          --       (22.0)
----------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision                                        224.3       24.4           11.5        (5.7)      254.5
ADVISORY FEES:
    Wealth Advisory Services                                                 3.2      113.5           10.2          --       126.9
    Corporate Client Services                                                1.8         --           62.5          --        64.3
    Affiliate managers                                                        --         --             --        16.3        16.3
----------------------------------------------------------------------------------------------------------------------------------
Advisory fees                                                                5.0      113.5           72.7        16.3       207.5
    Amortization of affiliate other intangibles                               --       (0.6)          (0.4)       (0.3)       (1.3)
----------------------------------------------------------------------------------------------------------------------------------
Advisory fees after amortization of
 affiliate other intangibles                                                 5.0      112.9           72.3        16.0       206.2
Other noninterest income                                                    51.3        1.5            1.2          --        54.0
Securities gains/(losses)                                                    2.0         --             --          --         2.0
----------------------------------------------------------------------------------------------------------------------------------
Net interest and noninterest income                                        282.6      138.8           85.0        10.3       516.7
Noninterest expense                                                       (152.2)    (102.4)         (54.1)       (1.2)     (309.9)
----------------------------------------------------------------------------------------------------------------------------------
Segment profit before income taxes                                      $  130.4   $   36.4       $   30.9    $    9.1    $  206.8
Depreciation and amortization                                           $   25.9   $    7.2       $    5.5    $    0.3    $   38.9
Investment in equity method investees                                   $     --   $     --       $     --    $  242.1    $  242.1
Segment average assets                                                  $6,259.8   $  995.0       $  173.1    $  233.1    $7,661.0

FOR THE YEAR ENDED DECEMBER 31, 2001
Net interest income                                                     $  231.9   $   26.3       $    9.2    $   (8.5)   $  258.9
Provision for loan losses                                                  (19.0)      (0.9)            --          --       (19.9)
----------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision                                        212.9       25.4            9.2        (8.5)      239.0
ADVISORY FEES:
    Wealth Advisory Services                                                 3.6       93.4           12.6          --       109.6
    Corporate Client Services                                                1.2         --           53.7          --        54.9
    Affiliate managers                                                        --         --             --        20.5        20.5
----------------------------------------------------------------------------------------------------------------------------------
Advisory fees                                                                4.8       93.4           66.3        20.5       185.0
    Amortization of affiliate goodwill and other intangibles                  --         --             --        (8.2)       (8.2)
----------------------------------------------------------------------------------------------------------------------------------
Advisory fees after amortization of affiliate goodwill and
 other intangibles                                                           4.8       93.4           66.3        12.3       176.8
Other noninterest income                                                    48.4        0.5            0.8          --        49.7
Securities gains/(losses)                                                    1.3        0.1            0.1          --         1.5
----------------------------------------------------------------------------------------------------------------------------------
Net interest and noninterest income                                        267.4      119.4           76.4         3.8       467.0
Noninterest expense                                                       (145.5)     (85.7)         (45.6)       (0.1)     (276.9)
----------------------------------------------------------------------------------------------------------------------------------
Segment profit before income taxes                                      $  121.9   $   33.7       $   30.8    $    3.7    $  190.1
Depreciation and amortization                                           $   22.7   $    4.7       $    4.0    $    8.3    $   39.7
Investment in equity method investees                                   $     --   $     --       $     --    $  221.2    $  221.2
Segment average assets                                                  $5,932.9   $  941.5       $  149.0    $  205.8    $7,229.2

                                                           2003 ANNUAL REPORT 67

                          Wilmington Trust Corporation

NOTE 19:

PARENT COMPANY-ONLY FINANCIAL STATEMENTS

         The following tables show the Statements of Condition, Income, and Cash Flows for the parent company.

STATEMENTS OF CONDITION

For the year ended December 31 (in millions)                     2003         2002
--------------------------------------------------------------------------------------
Assets:
 Cash and due from banks                                      $      11.8  $       0.7
 Investment in subsidiaries                                         896.0        788.3
 Investment securities available for sale                           173.2          5.6
 Advance to subsidiary                                               96.8         96.9
 Income taxes receivable                                              2.3          7.9
 Other assets                                                         3.6          3.2
--------------------------------------------------------------------------------------
Total assets                                                  $   1,183.7  $     902.6
Liabilities and stockholders' equity:
 Liabilities                                                  $       3.3  $       2.3
 Line of credit                                                       8.0         34.0
 Long-term debt                                                     371.6        125.0
 Stockholders' equity                                               800.8        741.3
--------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                    $   1,183.7  $     902.6

STATEMENTS OF INCOME

For the year ended December 31 (in millions)         2003         2002        2001
--------------------------------------------------------------------------------------
Income:
 Dividend from subsidiaries                       $    78.6   $     84.7   $     83.8
 Interest on advance to subsidiaries                    2.6          2.9          4.3
 Interest                                               4.8          0.1          0.2
--------------------------------------------------------------------------------------
Total income                                           86.0         87.7         88.4
Expense:
 Interest on other borrowings                           0.3          0.6          0.9
 Interest on long-term debt                            11.2          8.3          8.3
 Salaries and employment benefits                        --          0.1          0.1
 Other noninterest expense                              1.8          1.6          1.2
--------------------------------------------------------------------------------------
Total expense                                          13.3         10.6         10.5
Income before income tax benefit and equity
 in undistributed income of subsidiaries               72.7         77.1         77.9
Applicable income tax benefit                          (2.0)        (2.7)        (2.1)
Equity in undistributed income of subsidiaries         59.7         53.4         45.2
--------------------------------------------------------------------------------------
Net income                                        $   134.4   $    133.2   $    125.2

STATEMENTS OF CASH FLOWS

For the year ended December 31 (in millions)         2003         2002        2001
--------------------------------------------------------------------------------------
Operating activities:
 Net income                                       $   134.4   $    133.2   $    125.2
Adjustments to reconcile net income to net
 cash provided by operating activities:
  Equity in undistributed income of subsidiaries      (59.7)       (53.4)       (45.2)
  Compensation expense--nonemployee stock
   options                                               --          0.1          0.1
  Amortization of investment securities
   available for sale premiums                          0.6           --           --
  Decrease/(increase) in other assets                   6.0          0.3         (0.2)
  Increase/(decrease) in other liabilities              1.2         (0.2)         0.2
--------------------------------------------------------------------------------------
  Net cash provided by operating activities            82.5         80.0         80.1
Investing activities:
 Proceeds from sales of investment securities
  available for sale                                   68.5         69.0         45.0
 Proceeds from maturities of investment
  securities available for sale                        20.6           --           --
 Purchases of investment securities available
  for sale                                           (257.7)       (59.9)       (59.5)
 Capital contribution to subsidiaries                 (62.7)        (5.3)       (23.0)
 Advance to subsidiary                                 (6.8)       (20.7)       (17.3)
 Repayment of advance to subsidiary                     6.9         11.9         10.1
 Formation of subsidiary                                 --         (5.2)          --
 Purchase of indirect subsidiary                         --           --         (1.0)
--------------------------------------------------------------------------------------
 Net cash used for investing activities              (231.2)       (10.2)       (45.7)
Financing activities:
 Cash dividends                                       (70.2)       (66.0)       (61.6)
 Net (decrease)/increase in line of credit            (26.0)         0.5         16.5
 Proceeds from issuance of long-term debt             246.6           --           --
 Proceeds from common stock issued under
  employment benefit plans                             10.5         11.1         14.2
 Payments for common stock acquired through
  buybacks                                             (1.1)       (18.7)        (3.5)
--------------------------------------------------------------------------------------
 Net cash used for financing activities               159.8        (73.1)       (34.4)
 (Decrease)/increase in cash and cash
  equivalents                                          11.1         (3.3)          --
 Cash and cash equivalents at beginning of year         0.7          4.0          4.0
--------------------------------------------------------------------------------------
 Cash and cash equivalents at end of year         $    11.8   $      0.7   $      4.0

                          Wilmington Trust Corporation

          M A N A G E M E N T ' S  R E S P O N S I B I L I T Y  F O R
                      F I N A N C I A L  R E P O R T I N G

         The management of Wilmington Trust Corporation (the Corporation) is responsible for the financial statements and the other financial information included in this Annual Report. The financial statements have been prepared in accordance with accounting principles generally accepted in the United States, and include amounts based upon management's best judgment where necessary.

         Management maintains a system of internal controls and procedures designed to provide reasonable assurance as to the integrity and reliability of financial records and the protection of assets. The system of internal control is reviewed continually for its effectiveness and is revised, when appropriate, due to changing circumstances and requirements.

         Independent auditors are appointed by the Audit Committee of the Board of Directors, composed exclusively of outside directors, to audit the financial statements in accordance with auditing standards generally accepted in the United States and to independently assess the fair presentation of the Corporation's financial position, results of operations, and cash flows. The report of the independent auditors appears in this Annual Report.

         The Audit Committee is responsible for reviewing and monitoring the Corporation's accounting and reporting practices. The Audit Committee meets periodically with management, internal auditors, and the independent auditors to discuss specific accounting, financial reporting, and internal control matters. Both the internal auditors and the independent auditors have direct access to the Audit Committee.

         Both the chief executive officer and the chief financial officer have provided certifications regarding the quality of the Corporation's public disclosures in all periodic reports filed with the Securities and Exchange Commission that have required these certifications.

/s/ Ted T. Cecala
------------------------------------
Ted T. Cecala
Chairman and Chief Executive Officer

/s/ Robert V.A. Harra Jr.
------------------------------------
Robert V.A. Harra Jr.
President and Chief Operating Officer

/s/ David R. Gibson
------------------------------------
David R. Gibson
Chief Financial Officer and
Executive Vice President,
Finance and Administration

                                                         2003 ANNUAL REPORT   69

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Wilmington Trust Corporation:

         We have audited the accompanying consolidated statements of condition of Wilmington Trust Corporation and subsidiaries (the Corporation) as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders' equity, and cash flows each of the years in the three year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Wilmington Trust Corporation and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

         As discussed in Notes 1, 7, and 16 to the consolidated financial statements, the Corporation adopted Statement of Financial Accounting Standards
(SFAS) No. 142, Goodwill and Other Intangible Assets in 2002 and SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities in 2001.

/s/ KPMG LLP

March 1, 2004

                          Wilmington Trust Corporation

                            DIRECTORS AND COMMITTEES

BOARD OF DIRECTORS

CAROLYN S. BURGER

Former President and Chief Executive Officer, Bell Atlantic Delaware;
Former Principal, CB Associates, Inc.; Director, PJM Interconnection, L.L.C.

TED T. CECALA

Chairman of the Board and Chief Executive Officer; Member, Board of Managers, Cramer Rosenthal McGlynn, LLC, Roxbury Capital Management, LLC, and
Balentine Delaware Holding Company, LLC

RICHARD R. COLLINS

Chairman, Collins, Inc.
Retired, Chief Executive Officer, and Chief Operating Officer,
American Life Insurance Company

CHARLES S. CROMPTON JR., ESQUIRE

Attorney, Counsel, Law Firm of Potter, Anderson and Corroon

EDWARD B. DU PONT

Private Investor; Director, E.I. du Pont de Nemours and Company

R. KEITH ELLIOTT

Retired Director, Chairman, and CEO, Hercules Incorporated;
Director, Computer Task Group, Checkpoint Systems, Inc.,
Windsor Tech, Inc., and The Institute for Defense Analyses

ROBERT V.A. HARRA JR.

President and Chief Operating Officer

REX L. MEARS

President, Ray S. Mears and Sons, Inc.

HUGH E. MILLER

Retired Vice Chairman, ICI Americas Incorporated;
Director, MGI PHARMA, Inc.

STACEY J. MOBLEY

Senior Vice President, General Counsel, and Chief Administrative Officer, E.I. du Pont de Nemours and Company

DR. DAVID P. ROSELLE

President, University of Delaware

H. RODNEY SHARP III

Retired Manager, E.I. du Pont de Nemours and Company;
Director, E.I. du Pont de Nemours and Company

THOMAS P. SWEENEY, ESQUIRE

Attorney, Member, Law Firm of Richards, Layton and Finger, P.A.

ROBERT W. TUNNELL JR.

Managing Partner, Tunnell Companies, L.P.

WALTER D. MERTZ*

Retired Senior Vice President

STANDING COMMITTEES

EXECUTIVE COMMITTEE

Ted T. Cecala, Chair
Charles S. Crompton Jr.
Edward B. du Pont
R. Keith Elliott
Robert V.A. Harra Jr.
Rex L. Mears
Robert W. Tunnell Jr.

AUDIT COMMITTEE

Carolyn S. Burger, Chair
Richard R. Collins
Edward B. du Pont
R. Keith Elliott
Rex L. Mears

COMPENSATION COMMITTEE

Stacey J. Mobley,Chair
Carolyn S. Burger
Charles S. Crompton Jr.
R. Keith Elliott
H. Rodney Sharp III

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Hugh E. Miller,Chair
David P. Roselle
H. Rodney Sharp III
Thomas P. Sweeney

DIVIDEND DECLARATION COMMITTEE

Ted T. Cecala, Chairman
Robert V.A. Harra Jr.

*Associate Director of Wilmington Trust Company

                                                         2003 ANNUAL REPORT   71

                          Wilmington Trust Corporation

                            OFFICERS AND SUBSIDIARIES

WILMINGTON TRUST PRINCIPAL OFFICERS

TED T. CECALA
Chairman of the Board and Chief Executive Officer

ROBERT V.A. HARRA JR.
President and Chief Operating Officer

ROBERT J. CHRISTIAN
Chief Investment Officer and Executive Vice President, Investment Strategy

HOWARD K. COHEN
Executive Vice President, Corporate Client Services

WILLIAM J. FARRELL II
Executive Vice President, Information Technology and Trust Operations

DAVID R. GIBSON
Chief Financial Officer and Executive Vice President, Finance and Administration

ROBERT A. MATARESE
Executive Vice President, Credit Policy and Administration

RITA C. TURNER
Executive Vice President, Client Services and Marketing

RODNEY P. WOOD
Executive Vice President, Wealth Advisory Services

REBECCA A. DEPORTE
Senior Vice President, Personal Financial Services

MICHAEL A. DIGREGORIO
Senior Vice President, Secretary, and Chief Counsel

I. GAIL HOWARD
Senior Vice President, Human Resources

BRADLEY A. HUBLEIN
Senior Vice President, Commercial Banking Delaware/Maryland

GERALD F. SOPP
Vice President and Controller

RONALD K. PENDLETON
Auditor

REGIONAL PRESIDENTS

ROBERT M. BALENTINE
Chairman and Chief Executive Officer, Balentine & Company
Regional President, Georgia, and Wealth Strategy and Family Offices

ALAN K. BONDE
Western United States

MARK A. GRAHAM
Pennsylvania and New Jersey

PETER E. "TONY" GUERNSEY JR.
Northeastern United States and National Expansion

RICHARD F. KLUMPP
President and CEO, Wilmington Trust SP Services, Inc.

MARTIN MCDERMOTT
CEO and Managing Director, SPV Management Limited

KEMP C. STICKNEY
Florida

OPERATING SUBSIDIARIES

WILMINGTON TRUST COMPANY
Brandywine Finance Corporation
Brandywine Insurance Agency, Inc.
Brandywine Life Insurance Company, Inc.
Wilmington Trust SP Services, Inc.
Wilmington Trust SP Services (Delaware), Inc.
Wilmington Trust SP Services (Nevada), Inc.
Wilmington Trust SP Services (New York), Inc.
Special Services Delaware, Inc.
Wilmington Brokerage Services Company
Wilmington Trust Global Services, Ltd.
Wilmington Trust (Cayman), Ltd.
Wilmington Trust (Channel Islands), Ltd.

RODNEY SQUARE MANAGEMENT CORPORATION

WILMINGTON TRUST OF PENNSYLVANIA

WILMINGTON TRUST FSB

WT INVESTMENTS, INC.

BALENTINE HOLDINGS, INC.
Balentine Delaware Holding Company, LLC
Balentine & Company, LLC
Balentine & Company of Tennessee, L.L.C.
Balentine Management, Inc.

WILMINGTON TRUST (UK) LIMITED
SPV Management Limited
SPV Management (Dublin) Limited
SPV Management (Italia) SRL
SPV Jersey Limited
SPV Cayman Limited

                          Wilmington Trust Corporation

                            STOCKHOLDER INFORMATION


CORPORATE HEADQUARTERS
Wilmington Trust Center
Rodney Square North
1100 North Market Street
Wilmington, DE 19890-0001
888.456.9361
wilmingtontrust.com

COMMON STOCK

Wilmington Trust Corporation common stock is traded under the symbol WL on the New York Stock Exchange.

DIVIDENDS

Dividends usually are declared in the first month of each quarter to stockholders of record as of the first business day in February, May, August, and November. Dividend payment dates usually are two weeks later. Wilmington Trust has paid cash dividends on its common stock since 1908; paid quarterly dividends every year since 1916; and increased the cash dividend every year since 1982.

STOCK TRANSFER AGENT, DIVIDEND REINVESTMENT AGENT, AND REGISTRAR OF STOCK

Inquiries relating to stockholder records, stock transfers, changes of ownership, changes of address, duplicate mailings, dividend payments, and the dividend reinvestment plan should be directed to the stock transfer agent:

Wells Fargo Bank, N.A.
Telephone:800.999.9867

Mailing Address:
P.O. Box 64854
St. Paul, MN 55164

Street Address:
161 North Concord Exchange
South St. Paul, MN 55075

DIVIDEND REINVESTMENT AND VOLUNTARY STOCK PURCHASE PLAN

The Corporation offers a plan under which participating stockholders can purchase additional shares of the Corporation's common stock through automatic reinvestment of their regular quarterly cash dividends and/or voluntary cash payments. All commissions and fees connected with the purchase and safekeeping of the shares are paid by the Corporation. For details of the plan, please contact the stock transfer agent.

DUPLICATE MAILINGS

You may receive more than one copy of this annual report due to multiple accounts within your household. The Corporation is required to mail an annual report to each name on our stockholder list unless the stockholder requests that duplicate mailings be eliminated. To eliminate duplicate mailings, please send a written request to the stock transfer agent.

ANNUAL MEETING

The annual meeting of the Corporation's stockholders will be held at the Wilmington Trust Plaza, 301 West 11th Street, Wilmington, Delaware, on Thursday, April 15, 2004, at 10:00 a.m.

INFORMATION REQUESTS

Analysts, investors, and others who seek financial information, including requests for the annual report on Form 10-K filed with the Securities and Exchange Commission, should contact Ellen J. Roberts, Vice President, Investor Relations, 302.651.8069.

Members of the news media who seek information about the Corporation should contact J. William Benintende, Vice President, Public Relations, 302.651.8268.

(C) 2004 Wilmington Trust Corporation. Affiliates in California, Delaware, Florida, Georgia, Maryland, Nevada, New York, and Pennsylvania. Members FDIC. Other offices in Tennessee, London, Channel Islands, and Cayman Islands. Authorized to conduct business in Ireland, Italy, Luxembourg, and the Netherlands.

WILMINGTON TRUST OFFICE LOCATIONS

CALIFORNIA

Costa Mesa 714.384.4150
Los Angeles 310.300.3050

DELAWARE

43 offices throughout the state 877.836.9206

FLORIDA

North Palm Beach 561.630.1477
Palm Beach 561.514.6730
Stuart 772.286.3686
Vero Beach 772.234.1700

GEORGIA

Atlanta 404.760.2100

MARYLAND

Baltimore 410.468.4325

NEVADA

Las Vegas 702.866.2200

NEW YORK

Manhattan 212.751.9500

PENNSYLVANIA

Doylestown 267.880.7000
Philadelphia 215.419.6570
Villanova 610.520.1430
West Chester 610.430.2202

INTERNATIONAL

London +44.20.7614.1111
Channel Islands +44.15.3449.5555
Cayman Islands 345.946.4091

                                                              2003 ANNUAL REPORT

Wilmington Trust Corporation

                              Corporate Headquarters
                              Rodney Square North
                              1100 North Market Street
                              Wilmington, DE
                              19890-0001
                              888.456.9361
                              wilmingtontrust.com