Form 10-K, Exhibit 13
period 2007-12-31
WILMINGTON TRUST CORP
filed 2008-02-29
CIK 872821

2007 at a glance
Corporate Client Services and Wealth Advisory Services recorded double-digit increases in revenue, and total noninterest income surpassed net interest income for the first time in our history. Loan balances reached a new record high, but declining interest rates in the second half of the year and higher loan losses minimized growth in Regional Banking revenue. Our 2007 performance demonstrated how our diversified business mix helps us generate consistent results even when economic conditions challenge one sector.

			Increase/
For the year ended December 31	2007	2006	(decrease)

OPERATING RESULTS (in millions)
Net interest income	$368.9	$363.1	2%
Provision for loan losses	(28.2)	(21.3)	32
Noninterest income	386.0	346.1	12
Noninterest expense	444.1	471.6	(6)
Net income	182.0	143.8	27
Net income excluding impairment write-down	$182.0	$185.5 [1]	(2)

PER-SHARE DATA
Net income per share (diluted)	$2.64	$2.06	28%
Net income per share (diluted) excluding impairment write-down	2.64	2.66 [1]	(1)
Dividends paid per share	1.32	1.245	6
Weighted average shares outstanding (in thousands, diluted)	68,851	69,675

AVERAGE BALANCES (in millions)
Investment securities portfolio	$1,875.9	$1,893.1	(1)%
Loans	8,212.0	7,699.8	7
Reserve for loan losses	(95.5)	(91.8)	4
Earning assets	10,126.3	9,645.7	5
Total assets	10,997.4	10,495.1	5
Core deposits	5,045.5	4,936.7	2
Stockholders’ equity	1,091.0	1,059.1	3

ASSETS UNDER MANAGEMENT (in billions)
Wilmington Trust Company	$35.9	$31.3	15%
Cramer Rosenthal McGlynn	11.4	10.6	8
Roxbury Capital Management	2.5	3.1	(19)

Combined assets under management	$49.8	$45.0	11

STATISTICS AND RATIOS
Return on average assets	1.65%	1.37%
Return on average stockholders’ equity	16.68%	13.58%
Net interest margin (taxable equivalent)	3.67%	3.79%
Staff members (full-time equivalent)	2,672	2,574

1	In 2006 we recorded a non-cash impairment write-down on our investment in affiliate money manager Roxbury Capital Management. We show amounts excluding this write-down because we believe they give investors a more relevant basis for evaluating our performance. For comparisons of 2006 results with and without the impairment write-down, see the five-year comparison of consolidated statements of income and the summary of consolidated quarterly results of operations in this report.
Wilmington Trust is a relationship management company that helps clients increase and preserve their wealth.
Our company was founded by members of the du Pont family in 1903. Since then, we have been in the business of building long-term relationships with clients, investing in long-term growth for our company, and creating long-term value for shareholders.
We offer diversified financial services through three businesses:
Regional Banking services to commercial clients throughout the mid-Atlantic region and to consumer clients primarily in Delaware.
Corporate Client Services for institutional clients in 86 countries.
Wealth Advisory Services for high-net-worth clients throughout the United States and in 35 other countries.
These three businesses generate a mix of revenue that helps us consistently produce profitability, increase net income, and minimize earnings volatility.

TO OUR SHAREHOLDERS
Total assets, loan balances, and stockholders’ equity reached record highs in 2007. So did revenue from Corporate Client Services (CCS), Wealth Advisory Services (WAS), and the affiliate money managers. For the first time in our history, income from CCS, WAS, and other fee-based services was higher than income from Regional Banking. Net income for 2007 was $182.0 million. Earnings per share (on a diluted basis) were $2.64.
The expansion investments we have made in recent years generated growth in all three of our businesses in 2007. This was clearly evident in CCS and WAS, each of which recorded a 15% increase in revenue. It was less evident in Regional Banking, however, because the U.S. economy’s abrupt about-face in 2007 slowed the pace of loan growth and compressed the net interest margin.
One of the questions I hear most frequently is: “Why do you have these three businesses?” I believe our 2007 results make the answer abundantly clear: The diversified sources of revenue these businesses generate help us produce consistent results, even when economic cycles impede some of our progress. In 2007, Regional Banking’s growth was mitigated by the interest rate and economic environment, but CCS and WAS recorded impressive growth.
In the mid-Atlantic region, where our Regional Banking business is centered, the economy remained stable and well diversified. The housing market was less robust than in 2006 and 2005, but population growth in Delaware continued to spur development. Loan balances in total reached $8.21 billion, on average.
The market interest rate environment had much more of an effect on our banking business than the economy. The 100-basis-point decline in short-term interest rates during the last four months of 2007 lowered our net interest margin for the year to 3.67%, a decline of 12 basis points from 2006. Consequently, even though loan balances rose 7%, net interest income was only 2% higher (before the provision for loan losses).
The loan loss provision increased, but year-over-year comparisons of credit quality on an absolute basis are somewhat misleading, because we had extraordinarily low levels of problem loans in 2005 and 2006. In 2007, some credit metrics returned to levels more in line with our historical experience. Actual loan losses, however, as measured by the net charge-off ratio, were 26 basis points, still at the lower end of our historical range.

OUR LONG-TERM VIEW CREATES LONG-TERM CONSISTENCY

Our ability to produce consistent results stems from our diverse business mix — and our long-term commitment to investing in our company’s future. In the past 10 years, we have added 17 new offices in 11 new states, opened five offices in Europe and one in the Caribbean, and completed seven important acquisitions. We made two of these acquisitions in 2007: one in the WAS business and one in the CCS business.
Ted T. Cecala
Chairman and Chief
Executive Officer
Wilmington Trust
In 2007:
•	Loan balances reached a record high, but the interest rate and economic environment limited growth in Regional Banking revenue

•	Wealth Advisory Services and Corporate Client Services recorded impressive growth

•	We completed acquisitions in Boston and Luxembourg

•	We raised our cash dividend for the 26th consecutive year

In the WAS transaction, we acquired Bingham Legg Advisers, an investment consulting firm in Boston that subsequently took the Wilmington Trust name. This acquisition gave us a physical presence in Boston and greater access to the northeastern U.S. high-net-worth market. It also contributed significantly to the increase in revenue from the trust and investment advisory component of the WAS business.
WAS trust and investment advisory revenue rose 16%, as clients continued to value our asset allocation expertise and our use of third-party as well as in-house money managers. Our investment management capabilities received national attention when the Wilmington Funds placed 7th in the Lipper/Barron’s Fund Survey ranking of the 67 best-performing mutual fund families in 2007.
The planning and other services component of the WAS business recorded a 14% increase in revenue. The 2006 investments we made in our family office practice contributed to that growth. We now have close to 80 professionals in our family office practice, and we specialize in four areas: services for clients with inherited wealth, executive compensation planning strategies, legal and tax structures for family offices, and services for entertainment and sports industry professionals.
I believe our family office capabilities are unmatched in the industry. The depth of our services differentiates us in the marketplace, as does the manner in which we deliver and price our services. Instead of basing our fees on client assets under management, we base our fees on the complexity of the services we provide, and the level of staff expertise needed to deliver them. When family office clients ask us to manage their assets, we price those services separately.
The CCS acquisition was in Luxembourg. This country is one of Europe’s leading financial centers and most favorable jurisdictions for corporate matters, and we acquired an entity management services provider there. This followed the 2006 investments we made to open a CCS office in Frankfurt, Germany, and acquire a corporate services business in the Cayman Islands.
These initiatives have enabled us to serve more clients who want to access multiple jurisdictions through the convenience of a single service provider. Combined, our non-U.S. jurisdictions represent an increasing source of growth in CCS entity management revenue, which increased 12% in 2007.
Services that support capital markets transactions continued to comprise the largest component of CCS revenue. In recent years, we have taken steps to diversify the scope of capital markets services we provide, and we have built a degree of counter-cyclicality into the business.
In 2007, the market for asset-backed securitizations, historically a strong revenue generator for us, and other types of capital-raising structures all but disappeared amid the meltdown in the credit markets. Demand continued,
In Regional Banking:
•	We remained the market leader in Delaware

•	We made more commercial loans in Pennsylvania, Maryland, and New Jersey

•	Loan balances rose 7% to $8.21 billion, on average

however, for services that support tender option bonds, commercial defeasance transactions, corporate defaults and bankruptcies, and other types of financing structures — and we recorded a 16% increase in capital markets revenue.

EACH OF OUR BUSINESSES HAS STRONG MOMENTUM

There is strong momentum underway in each of our businesses, and we are cautiously optimistic about our prospects for 2008 — although we are not immune to changing market interest rates, financial market performance, and economic conditions in general.
In WAS, our focus is on increasing the returns from our investments in family office services, in our new Boston office, and in other markets outside of Delaware. In the United States, approximately 43% of the high-net-worth market — clients with investable assets of $25 million or more — is concentrated in seven cities: Boston, New York, Philadelphia, West Palm Beach, Chicago, San Francisco, and Los Angeles. We now have offices in five of these seven cities, and we continue to explore options for entering the Chicago and San Francisco markets.
In CCS, we expect to see additional growth in Europe and in revenue from institutional investment and cash management services. In addition, we expect the retirement services component of the CCS business to increase its contribution substantially as the result of a pending acquisition.
In January, we signed a definitive agreement to acquire AST Capital Trust Company from the shareholders of American Stock Transfer & Trust Company. With more than $28 billion in trust assets, AST Capital Trust is an Arizona-based provider of trust and administrative services for retirement plans, institutional investors, and high-net-worth individuals and families. Subject to regulatory approval, we expect to complete this transaction by this summer.
This is the largest CCS acquisition we have ever undertaken. Upon its completion, we will be one of the largest providers of trust and administrative services in the U.S. retirement plan industry, and we will transfer management responsibility for our retirement services business to AST Capital Trust’s headquarters in Phoenix. We estimate this transaction will add approximately $27 million of revenue, annualized, and be non-dilutive to earnings in 2008.

THERE’S NO PLACE LIKE HOME

As WAS expands throughout the United States, and as CCS expands domestically and internationally, our Regional Banking business remains focused on the mid-Atlantic region. We are the leading consumer and commercial bank in Delaware, and we see tremendous potential for commercial banking growth in our neighboring states.
Bank consolidation in the Philadelphia area and, more recently, in the Baltimore market, has elevated our status as a locally based institution. This is an incredibly important consideration among the owners of privately held and family-owned businesses, and that is the market segment in which we specialize.
Dun & Bradstreet statistics quantify the potential. D&B estimates there are approximately 700 of these middle-market businesses in Delaware. In comparison, southeastern Pennsylvania and the parts of Maryland we are targeting have seven times as many, and southern New Jersey is home to four times as many.
We began to market our commercial banking services actively in the Philadelphia metropolitan area in the late 1990s. In fewer than 10 years, loan balances from the Pennsylvania market have risen from next to nothing to $1.83 billion. In 2006, we began to expand north into Pennsylvania’s Lehigh Valley, east into Princeton, and south into Baltimore — and we have only scratched the surface of opportunity in these markets.
Our approach carries a number of competitive advantages. For the middle-market clients we serve, chief among these is our relationship focus. Some banks set prescribed percentage or dollar-amount limits for categories of loans in their portfolios, and they make lending decisions accordingly. In contrast, having long-term relationships with clients is more important to us than how their borrowings might change the composition of our portfolio. We are the chief source of capital for most of our commercial banking clients, and they value having a banking relationship that withstands economic and business fluctuations.
From a management perspective, the Regional Banking business model helps us manage credit risk. We concentrate on the mid-Atlantic region, because we have considerable knowledge of and experience with the economic dynamics in this four-state area. Almost all of our loans are for projects in this geographic footprint, which places them within a two-hour drive of our Delaware headquarters.
Since banking is not our only source of earnings, we do not need to pursue growth through actions that exceed our comfort level. We do not engage in subprime residential mortgage lending; we do not purchase loans from other banks or brokers; and we did not experience the related problems that befell many other financial institutions in the second half of 2007.
CCS revenue rose 15%, as:
•	Recent expansion investments generated additional business
•	We prevailed against the near-absence of capital markets activity
•	We sold more institutional investment and cash management services
WAS revenue increased 15%, as:
• The family office practice grew significantly
• We acquired a firm in Boston
•	Recent expansion investments generated additional business
Commercial banking growth potential in the mid-Atlantic region

Number of middle market businesses:
Delaware	719
Philadelphia metropolitan area	5,555
Baltimore metropolitan area	4,235
Central & southern New Jersey	3,308

Source: Dun & Bradstreet 2007

TRANSITIONS ON OUR BOARD

We are fortunate to have a Board of Directors that takes an active role in guiding our company. Their leadership is a key element in our ability to produce consistent results.
In 2007, two of our directors retired: Charles S. Crompton Jr., Esq. and H. Rodney Sharp III, and two new directors were elected: Michele M. Rollins, Esq. and Oliver R. Sockwell Jr.
Charlie, who joined our Board in 1982, is of counsel at Potter Anderson & Corroon, Delaware’s oldest law firm. He was a partner at the firm for more than 30 years, and served as its chairman from 1988 to 1997. Charlie is one of the most prominent corporate and commercial law attorneys in Delaware. His expertise and extensive experience with Delaware’s Court of Chancery influenced the growth and development of our CCS business over the years. During his 25 years on our Board, Charlie served on the Audit Committee for 20 years, including seven as its chair. He also served 13 years on the Compensation Committee.
Rod, who joined our Board in 1998, is retired from E.I. du Pont de Nemours and Company. In addition to serving on our Board, Rod was a director of the DuPont Company for 25 years. His tenure on our Board coincided with passage of the Sarbanes-Oxley Act and other sweeping corporate governance changes that resulted from corporate bankruptcies in the early 2000s. Rod’s knowledge of corporate governance matters made him a valuable asset on our Nominating and Corporate Governance Committee, on which he served for four years. In addition, he served on our Compensation Committee for six years.
Charlie and Rod helped lead our company through a time of significant expansion and change. We benefited immeasurably from their wisdom, and we are immensely grateful for their many contributions.
Oliver is the retired president and chief executive officer of the Construction Loan Insurance Corporation, which provided more than $12 billion of guarantees on municipal bonds for hospitals and universities throughout the United States while he was at the helm. He also is a director of R.R. Donnelley & Sons and Liz Claiborne. His extensive experience in corporate finance, credit risk, and executive leadership makes him a valuable addition to our Board.
Michele, a former Securities and Exchange Commission attorney, is the chairman of Rollins Jamaica, the holding company for Rose Hall Developments and Rose Hall Utilities, with which she has been involved since 1978. She brings a unique perspective to our Board. As a long-time Delaware resident, she knows our company’s history. As a business person, she has international experience and deep knowledge of legal and tax matters that will help guide our strategies for future growth.

2007 contribution by buisness line

(In millions, except	Net	Earnings
share amounts)	income	per share
Regional Banking	$129.6	$1.88
Corporate Client Services	$20.8	$0.30
Wealth Advisory Services	$27.5	$0.40
Affiliate Money Managers	$4.1	$0.06
Total	$182.0	$2.64

We are fortunate to have such a talented and diverse board. Of our 14 directors, four are women and two are African-American. Geographically, our Board has representation from Delaware, Florida, Minnesota, New York, the District of Columbia, and Jamaica. Professionally, our Board comprises corporate executives, an academic leader, an investment manager, entrepreneurs, and legal and tax experts, most of whom have international experience.
Our directors perform their duties with diligence, scrutiny, and integrity —and they hold us to the highest standards of conduct. We appreciate their commitment, and we look forward to having the benefit of their counsel in the years to come.
ACKNOWLEDGEMENTS
In addition to our directors, I would like to acknowledge others who contributed to our success in 2007: our clients, our staff, and our shareholders.
Our clients have been the catalyst for much of our expansion over the last 10 years. We have responded to their requests for family office services and open architecture investment management, new products and additional jurisdictions, more office locations, the convenience of online banking, and many other services. Our mission is to help our clients succeed. Their loyalty — and the value they place on having long-term relationships with us — makes it possible for us to fulfill that mission.
I have already cited our diverse business mix, commitment to investing for future growth, and the leadership of our Board as drivers of our ability to produce consistent results — but none of our success would be possible without the efforts of our staff members. I believe we have the best staff in the industry, and they comprise our most critical competitive distinction. We are, after all, in a people business.
Finally, I would like to thank our investors for their continued confidence in our ability to create shareholder value. Paying cash dividends is one way we build shareholder value, and we have a record of consistent increases in the cash dividend that few other companies can match. In 2007, we raised the dividend for the 26th consecutive year. We declared a 6% increase, which took the dividend from $1.26 per share to $1.34 (on an annualized basis).
Looking ahead, we will continue to pursue a strategy designed to produce consistent results. We will accomplish this by investing in activities that have the most potential for long-term growth or high operating profit margins, can enhance our market leadership position, and increase profitability without compromising our overall risk profile. It’s a strategy that has succeeded for 105 years, and I am confident it will benefit our clients, staff, and shareholders.
Ted T. Cecala
Chairman and Chief Executive Officer
According to Mergent, Inc.’s Dividend Achievers, fewer than 3,400 of the stocks trading on U.S. exchanges pay cash dividends — and fewer still increase dividends regularly. Only 112 of these companies can match our track record of raising the dividend for 26 or more consecutive years.

1 Excluding 2006 non-cash impairment write-down. Including the write-down, 2006 earnings per share were $2.06.

TABLE OF CONTENTS

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The purpose of this discussion is to help investors gauge how well we executed our strategy to produce consistent results over the long term.		8

We start with a summary of our 2007 results.	Summary of financial performance	8

Then we provide more detail about each of our three businesses and other factors that affected our 2007 results.	Regional Banking	14

	Corporate Client Services	23

	Wealth Advisory Services	27

	Assets under management and administration	30

	Affiliate Money Managers	31

Then we discuss how we manage capital and fund our business activities.	Capital resources and liquidity	33

Next we discuss our primary risks and the steps we take to mitigate them.	Primary risks	41

	Asset quality and credit risk	43

	Interest rate risk	51

	Financial market risk	55

	Economic risk	56

	Operational and fiduciary risk	57

	Regulatory and legal risk	57

Finally, we summerize our derivative and hedging instruments, other off-balance-sheet arrangements, other contractual obligations, and other information.	Other information	58

SELECTED FINANCIAL DATA
Other multiyear comparisons of financial results		62

AUDITED CONSOLIDATED FINANCIAL STATEMENTS		71

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS		78

MANAGEMENT’S DISCUSSION OF FINANCIAL RESPONSIBILITY
Here we affirm our commitment to presenting information that is complete, transparent, and understandable.		112

REPORTS OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM		113

BOARD OF DIRECTORS AND PRINCIPAL OFFICERS		115

STOCKHOLDER INFORMATION		116

2007 Annual Report	7

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Our mission is to help our clients succeed.
We are driven by the desire to achieve:
•	sustainable earnings growth and

•	consistent profitability with low volatility.
Our strategy is to deliver consistent results by:
•	investing in businesses that have the most potential for long-term growth or high operating profit margins;

•	being the market leader in each of our businesses; and

•	increasing profitability without compromising our overall risk profile.
We were founded in Delaware in 1903.
We have been profitable, increased net income, and minimized earnings volatility across 104 years of economic cycles because we:
•	are not reliant on a single source of revenue;

•	manage risk conservatively; and

•	regularly invest our capital for future growth.
ABOUT WILMINGTON TRUST
Wilmington Trust Corporation is a financial holding company headquartered in Delaware. We provide services that help clients increase and preserve their wealth. We deliver our services through three businesses: Regional Banking, Corporate Client Services (CCS), and Wealth Advisory Services (WAS). Each of these businesses benefits from the expertise and strength of the other two.
Separately, each of our businesses provides different kinds of services, has a different geographic scope, and targets specific kinds of clients. Collectively, the three businesses generate a diversified mix of revenue that helps us produce consistent results across changing economic cycles.
In the pages that follow, we summarize our 2007 performance and discuss each of our businesses in more detail. Our comments in this report reflect our best estimates of the trends we know about, anticipate, and believe are relevant to future operations. Actual results, however, may differ from our estimates.
SUMMARY OF FINANCIAL PERFORMANCE
We established new record highs in 2007 in revenue from the CCS and WAS businesses, in revenue from the affiliate money managers, and in loan balances, total assets, and stockholders’ equity. For the first time in our history, income from CCS, WAS, and other fee-based services (noninterest income) surpassed income from our banking activities (net interest income).
Net income for 2007 totaled $182.0 million and earnings (on a diluted basis) were $2.64 per share. For 2006, net income was $143.8 million and earnings were $2.06 per share. The 2006 amounts included a non-cash impairment write-down of $72.3 million recorded in the 2006 third quarter against the valuation of affiliate money manager Roxbury Capital Management (RCM).
The following table compares net income and earnings per share on a reported basis (including the write-down) and on an operating basis (excluding the write-down).

8 MD&A	Wilmington Trust Corporation

Net income and earnings per share

For the year ended
December 31				Change
(in millions, except				2007 vs.	2006 vs.
share amounts)	2007	2006	2005	2006	2005

Including the non-cash impairment write-down
Reported net income	$182.0	$143.8	$167.0	27%	(14)%
Reported earnings per share (diluted)	$2.64	$2.06	$2.43	28%	(15)%

Excluding the non-cash impairment write-down
Operating net income	$182.0	$185.5	$167.0	(2)%	11%
Operating earnings per share (diluted)	$2.64	$2.66	$2.43	(1)%	9%
We believe amounts that exclude the write-down offer investors a more relevant basis for evaluating our performance, since we would not expect to incur such an expense in the ordinary course of business. For comparisons of 2006 results with and without the impairment write-down, see the five-year comparison of consolidated statements of income and the summary of consolidated quarterly results of operations in this report.
Our 2007 performance illustrated how:
•	The expansion investments we have made in recent years helped us generate higher levels of fee-based income;
•	The slowing economy and declining interest rate environment mitigated growth in the Regional Banking business; and
•	Our business mix produces positive results in times of economic change.
Prevailing against the near-absence of activity in the capital markets, CCS generated revenue of $98.6 million, an increase of 15% from 2006. The WAS business withstood volatility in the financial markets and produced revenue of $220.1 million, also a 15% increase from 2006 – and a growth rate that significantly surpassed the 12-month changes in the Dow Jones Industrial Average, Standard & Poor’s 500, and Nasdaq.
At Cramer Rosenthal McGlynn (CRM), our value-style affiliate money manager, assets under management at year-end were $11.42 billion, up 8% from year-end 2006. Revenue from CRM for 2007 was $20.7 million, also a record high.
Our total noninterest income for 2007 (after amortization) was $386.0 million, an increase of 12% from 2006.
NET INCOME
(In millions)

[1] Excluding non-cash impairment write-down.
NET INTEREST MARGIN

2007 Annual Report	9

ASSETS
(In billions, on average)
The economy in the mid-Atlantic region remained stable and well diversified – and we continued to generate more commercial banking business from the states surrounding Delaware, we remained the banking leader in Delaware, and we continued to increase loan balances. Reticence among borrowers, however, about the state of the economy slowed the pace of loan growth.
For 2007, loan balances were $8.21 billion, on average, and $8.48 billion at year-end. These were increases of 7% and 5%, respectively. In comparison, loan balances for 2006 were 9% higher than for 2005 on both an average and year-end basis.
Net interest income for 2007 (before the provision for loan losses) was $368.9 million, a 2% increase from 2006. In comparison, net interest income for 2006 was 10% higher than for 2005. The slower pace of loan growth contributed to a lower rate of growth in net interest income, as did the interest rate environment, which compressed the net interest margin.
In September 2007, after 13 months of stability, the Federal Open Market Committee (FOMC) began to lower short-term interest rates. Between September and December, the FOMC lowered rates three times. At year-end 2007, short-term rates were 100 basis points lower than they had been at the beginning of September 2007 and the end of 2006. These downward moves affected our net interest income negatively because the yields on our loans declined more rapidly than the rates on our deposits.
Most of our loans have floating rates and most of those rates reset in tandem with FOMC moves – but the pricing on most of our deposits takes longer to reset. This is why our interest rate risk position is considered asset-sensitive.
Our asset sensitivity and the FOMC rate reductions brought the net interest margin for 2007 to 3.67%. This was 12 basis points lower than for 2006.
The provision for loan losses was $28.2 million, which was $6.9 million more than for 2006. The provision increased because loan balances rose, we downgraded the risk ratings of several loans, and the levels of nonperforming and charged-off loans rose. These measures of credit quality, although slightly less favorable than for 2006 and 2005, were in line with what we have experienced historically.
The net charge-off ratio for 2007 was 26 basis points, compared to 24 basis points for 2006, and still at the lower end of our historical range. Since 1996, the net charge-off ratio has ranged from a low of 14 basis points for 2005 to a high of 44 basis points for 2000. A typical net charge-off ratio for us would be in the range of 28 to 31 basis points.
We invested significantly for future growth in 2007:
•	In June, we acquired a wealth consulting firm in Boston, fulfilling our longstanding goal of establishing a WAS presence in that market.
•	In June, we also acquired a small corporate services provider in Luxembourg, adding another key jurisdiction to our CCS capabilities.
•	Late in the year, we added key commercial banking staff in Baltimore, where we see tremendous opportunity.

10 MD&A	Wilmington Trust Corporation

These initiatives followed the major expansion investments we made throughout 2006, which included:
•	Opening new offices in the Lehigh Valley area of eastern Pennsylvania and in Princeton, New Jersey, which we staffed with teams of commercial lenders and wealth advisors.
•	Launching family office services in the WAS business on the East Coast. We opened an office in Stamford, Connecticut, and added staff in New York, Princeton, and Delaware, and gained several new areas of specialization.
•	Opening a CCS office in Germany and acquiring a corporate services provider in the Cayman Islands.
•	Adding staff and building proprietary technology to support CCS services for collateralized debt obligations, tender option bonds, and other new products.
•	Opening a new, larger Pennsylvania headquarters in Villanova.
•	Introducing WTDirect, the Internet-only channel through which we offer a high-yield savings account.
Each of these initiatives contributed to our 2007 growth in revenue and loan balances, but not at a level that corresponded directly with their associated expense. These investments are in markets and services that have long-term growth potential. They add to our expenses from the outset, but we expect revenue to increase as we develop these initiatives over time.
The pace of growth in expenses was higher for 2007 than for 2006, because expenses for 2006 did not reflect a full 12 months of the expansion initiatives we completed in 2006.
Expenses

For the year ended				Change
December 31				2007 vs.	2006 vs.
(dollars in millions)	2007	2006	2005	2006	2005

Full-time-equivalent staff members	2,672	2,574	2,469	4%	4%
Staffing-related expenses	$270.6	$242.5	$225.0	12%	8%
Total expenses (including the non-cash impairment write-down)	$444.1	$471.6	$370.1	(6)%	27%
Total expenses (excluding the non-cash impairment write-down)	$444.1	$399.3	$370.1	11%	8%
We are in a people business, and our single largest expenditure is for staffing-related costs.
EXPENSES
(In millions)

2007 Annual Report	11

As a measure of financial performance, efficiency is the inverse of profitability. In general, lower efficiency ratios indicate higher profitability.
Our 2007 expenses included approximately $3.2 million for our share of Visa Inc.’s litigation with other companies. This equated to approximately $0.03 per share. For more information about this, see Note 13, “Commitments and contingencies,” in this report.
Income tax expense declined in 2007 on an operating basis, because an agreement with state taxing authorities reduced our reserve for state income taxes. This resulted in a credit to income tax expense of approximately $2.7 million. Absent this credit, our effective tax rate for 2007 would have been 36.35%.
In 2006, our tax position was affected by the non-cash impairment write-down, which generated a tax benefit of approximately $30.6 million for the subsidiary that holds our investment in RCM.
Income taxes and tax rate

		2006	2006
		(with	(without
		impairment	impairment
For the year	2007	write-down)	write-down)	2005

Pre-tax income (in millions)	$282.6	$216.3	$288.6	$260.3
Income tax expense (in millions)	$99.7	$72.7	$103.3	$93.0
Effective tax rate	35.28%	33.61%	35.79%	35.73%
For more information about our income taxes, read Note 20, “Income taxes,” in this report.
Expansion investments in all three businesses contributed to a slight deterioration in efficiency in 2007 (on an operating basis). In addition, Regional Banking’s efficiency was affected negatively by the Visa Inc. expense. Both Regional Banking and WAS were affected negatively by the higher loan loss provision. The consolidated efficiency ratio of 66.10% for 2006 reflected the $72.3 million non-cash impairment write-down.
Efficiency ratios

For the year	2007	2006	2005

Regional Banking	42.95%	40.33%	42.19%
Wealth Advisory Services	80.05%	79.05%	80.61%
Corporate Client Services	72.43%	71.59%	72.55%
Wilmington Trust consolidated	58.53%	66.10%	57.28%

Wilmington Trust consolidated, excluding non-cash write-down	58.53%	55.96%	57.28%

12 MD&A	Wilmington Trust Corporation

2007 contribution by business line

		Corporate	Wealth	Affiliate
(In millions,	Regional	Client	Advisory	Money
except share amounts)	Banking	Services	Services	Managers

Total revenue (after the loan loss provision and amortization)	$369.1	$117.7	$231.1	$8.8
Expenses	$170.5	$85.4	$188.2	$–
Net income	$129.6	$20.8	$27.5	$4.1
Earnings per share	$1.88	$0.30	$0.40	$0.06
2006 contribution by business line

		Corporate	Wealth	Affiliate
(In millions,	Regional	Client	Advisory	Money
except share amounts)	Banking	Services	Services	Managers

Total revenue (after the loan loss provision and amortization)	$366.5	$105.4	$208.9	$7.1
Expenses	$157.6	$75.6	$166.0	$72.4
Net income	$135.6	$19.9	$27.7	$(39.4)
Earnings per share	$1.95	$0.28	$0.40	$(0.57)
Our capital position remained strong in 2007. We increased stockholders’ equity, even as we completed two acquisitions, repurchased 2 million of our shares, raised our cash dividend, and maintained regulatory capital ratios that were more than 100 basis points higher than the minimums required for well-capitalized banks.
On January 31, 2008, we announced that we have signed a definitive agreement to acquire AST Capital Trust Company from the shareholders of American Stock Transfer & Trust Company. AST Capital Trust is an Arizona-based provider of trust and administrative services for retirement plans, institutional investors, and high-net-worth individuals and families. Pending regulatory approval, we expect to complete this transaction by the summer of 2008. We estimate this acquisition will add approximately $27 million of revenue, on an annualized basis, and be non-dilutive to earnings in 2008. We will record most of the revenue from AST Capital Trust as retirement services revenue in the CCS business, and the remainder as trust and investment advisory revenue in the WAS business.
The following sections of this report discuss our business activities in more detail.
Mix of revenue

For the year (in millions)	2007	2006	2005

Net interest income (after the loan loss provision)	$340.7	$341.8	$317.1
Noninterest income (after amortization)	386.0	346.1	313.3

Total revenue	$726.7	$687.9	$630.4
Revenue mix in percentages

For the year	2007	2006	2005

Net interest income (after the loan loss provision)	47%	50%	50%
Noninterest income (after amortization)	53%	50%	50%

2007 Annual Report	13

COMPETITIVE ADVANTAGES
Relationship focus. We seek clients who like doing business with their neighbors, who seek long-term relationships with their bankers, and who value having direct access to lending decision-makers.
Locally based, well-known brand. We are among a dwindling number of banks headquartered within the mid-Atlantic region, and one of only two banks headquartered in Delaware that offers services statewide.
Team-based business model. Our teams of commercial lenders and wealth advisors help clients with credit needs in the short term and with financial planning services over the long term.
Concentrated markets. We focus on specific market segments: middle-market clients throughout the mid-Atlantic region, and retail banking clients in Delaware.
Mid-Atlantic region
REGIONAL BANKING
OVERVIEW
Our Regional Banking activities are concentrated in the mid-Atlantic region of the United States.
•	Commercial banking services. We offer a variety of commercial, commercial construction, and commercial mortgage loans, as well as cash management and other banking services. Most of our commercial loans have floating rates, and most are secured by the borrower’s assets and supported by personal guarantees.

We target our commercial banking activities to middle-market clients throughout the mid-Atlantic region who have family-owned or closely held businesses with annual sales of up to $250 million. We serve these clients with teams of commercial lenders and wealth advisors from offices in Delaware; Bethlehem, Doylestown, Philadelphia, Villanova, and West Chester, Pennsylvania; Mt. Laurel and Princeton, New Jersey; and Baltimore and Bel Air, Maryland.
•	Consumer and other retail banking services. These services include a variety of deposit services, loans to individuals, and residential mortgage loans. On our balance sheet, loans secured with liquid collateral are recorded as retail loans, but these loans mainly are associated with Wealth Advisory Services clients.
We focus our retail branch banking, residential mortgage lending, and core deposit-gathering activities in the state of Delaware, where we have 47 branch offices.
We prefer to originate loans ourselves, rather than purchase loans from brokers or other banks. This helps ensure that our underwriting standards are applied consistently throughout the portfolio. In general, we do not pursue syndicated lending opportunities.
We consider average loan and deposit balances, rather than period-end balances, to be a better indicator of trends in the Regional Banking business, because average balances represent client activity over the longer term. This is especially true of core deposit balances, which can be affected by large short-term deposits made at month-ends by Corporate Client Services clients, often for 72 hours or less.
Most of the income from Regional Banking is net interest income, which is the difference between the yields on earning assets (such as loans) and the rates on deposits and other sources of funding. Regional Banking also generates noninterest income in the form of fees charged for loan and deposit services.

14 MD&A	Wilmington Trust Corporation

2007 HIGHLIGHTS
Economic conditions in the mid-Atlantic region affect our ability to grow the Regional Banking business. In 2007, economic activity in the region slowed somewhat from 2006 and 2005, but the economy remained stable overall. The housing market did not collapse, and we did not experience the serious downturns that occurred in other parts of the United States. Our banking business was affected more by the U.S. interest rate environment in 2007 than by regional economic deterioration.
Loan balances topped $8 billion for the first time on an average-balance basis. Loan balances rose 7%, on average, and 5% on a period-end basis. Most of this growth was in commercial loans, as we developed additional business with new and existing clients throughout the mid-Atlantic region.
Loan growth

For the year ended
December 31				Change
(in millions,				2007 vs.	2006 vs.
on average)	2007	2006	2005	2006	2005

Commercial	$5,599.8	$5,195.0	$4,673.5	8%	11%
Consumer and other retail	2,612.2	2,504.8	2,373.6	4%	6%

Total loans	$8,212.0	$7,699.8	$7,047.1	7%	9%
We benefited from the commercial banking expansion we undertook in 2006. Since the end of 2005, we have opened new commercial banking and wealth management offices in the Lehigh Valley area of eastern Pennsylvania and in Princeton, New Jersey. We also have added commercial banking staff to our Baltimore office. Business development from these newer markets helped offset a slower pace of loan growth from our more established Delaware and Philadelphia-area markets.
We continued to be the commercial and consumer banking leader in Delaware. According to the Federal Deposit Insurance Corporation’s 2007 Market Share Report, we had higher loan and core deposit balances than any other full-service financial institution in Delaware.
Key measures of credit quality returned to levels more in line with what we have experienced historically. In our internal risk rating analysis, 96% of loans outstanding had pass ratings, slightly less than the 97% for 2006 and 2005. More information about credit metrics is in the credit quality discussion in this report.
On a percentage basis, the composition of the loan portfolio remained well diversified among commercial and consumer lines. Construction loans, which accounted for much of our loan growth in 2007 and 2006, represented 21% of total loans outstanding at the ends of both years.
In 2007, Regional Banking contributed approximately: 51% of total revenue, 38% of expenses, 71% of net income, and $1.88 of earnings per share.
Geographic sources of loans

As of December 31
(dollars in millions)	2007	2006	2005

Loan balances	$8,475.8	$8,094.9	$7,397.7
Percent by market:
Delaware	59%	61%	61%
Pennsylvania	22	21	22
Other markets	19	18	17
Delaware market share

	Wilmington	Next
	Trust	highest
(Dollars in billions)	Company	balance

Total loans	$7.8	$2.4
Core deposits	$5.2	$2.2

Source:	Federal Deposit Insurance Corporation 2007 Market Share Report

2007 Annual Report	15

Loan portfolio composition at December 31

	2007	2006	2005

Commercial, financial, and agricultural	31%	31%	34%
Commercial real estate/construction	21	21	16
Commercial mortgage	17	16	17
Residential mortgage	6	6	6
Consumer	19	19	19
Secured by liquid collateral	6	7	8
TOTAL LOANS
(In billions, on average)
Loan balances at December 31

(In millions)	2007	2006	2005	2004	2003

Commercial, financial, and agricultural	$2,594.9	$2,533.5	$2,461.3	$2,505.2	$2,275.2
Commercial real estate/construction	1,780.4	1,663.9	1,233.9	735.4	699.8
Commercial mortgage	1,463.4	1,296.1	1,223.9	1,246.8	1,078.2
Residential mortgage	562.0	536.9	455.5	431.3	489.6
Consumer	1,571.6	1,517.0	1,438.3	1,239.6	1,077.1
Secured by liquid collateral	503.5	547.5	584.8	604.7	605.4

Total loans	$8,475.8	$8,094.9	$7,397.7	$6,763.0	$6,225.3
Declining market interest rates in the second half of the year limited net interest income growth. Short-term market interest rates fell 100 basis points during 2007, and the net interest margin dropped 12 basis points from 2006, to 3.67%. For more information about the net interest margin, read the discussion of interest rate risk in this report.
Regional Banking profitability decreased slightly in 2007. This happened because the decline in the net interest margin limited growth in net interest income and because expenses and the provision for loan losses were higher. Expenses rose mainly because 2007 was the first full year of expenses from the Pennsylvania, Maryland, and New Jersey expansion activities undertaken in 2006, and because of the $3.2 million expense for our share of the costs of Visa Inc.’s litigation with other companies.
Regional Banking profitability

For the year ended December 31
(dollars in millions)	2007	2006	2005

Net interest income	$342.0	$334.9	$303.1
Provision for loan losses	(24.4)	(20.5)	(11.2)
Noninterest income	51.5	52.1	51.4
Noninterest expense	(170.5)	(157.6)	(151.0)

Income before taxes and minority interest	198.6	208.9	192.3
Taxes and minority interest	(69.0)	(73.3)	(67.8)

Net income	$129.6	$135.6	$124.5

Efficiency ratio	42.95%	40.33%	42.19%
Profit margin	57.05%	59.67%	57.81%
Regional Banking’s favorable efficiency and profitability reflect the fact that we do not operate a large branch office network outside of Delaware.
THE MID-ATLANTIC REGIONAL ECONOMY
The mid-Atlantic economy is well diversified. Industry sectors represented in the region include the life sciences, financial services, pharmaceutical, health care, education, construction, manufacturing, retail, agriculture, and tourism sectors. This diversification historically has provided a higher degree

16 MD&A	Wilmington Trust Corporation

of economic stability and has helped the region withstand the effects of downturns in any single sector.
Unemployment rates in the region remained below the national average. Delaware’s unemployment rate has been lower than the national unemployment rate since 2001.
Delaware’s population continued to increase. According to the U.S. Census Bureau, Delaware was the 14th fastest-growing state for the 12 months ended July 1, 2007. Delaware’s tax climate is a key attraction: there is no sales tax, no personal property tax, and real estate taxes are considerably lower than those of surrounding states. In addition, AARP and Kiplinger’s consistently rank Delaware among the most desirable locales in the United States for retirement living.
Ranking by population growth rates

For the 12 months ended July 1	2007	2006

Delaware	14	15
Maryland	40	36
New Jersey	43	39
Pennsylvania	41	37

Source:	U.S. Census Bureau
Home prices in the region continued to appreciate, and foreclosure rates reflected the relative stability of the regional economy. According to the Federal Reserve Bank of Philadelphia, the year-to-year rate of price appreciation for the 2007 third quarter (the most recent data available) was 3.7% for Delaware and 4.1% for Pennsylvania – well above the national rate of 1.8%.
Percent of households entering foreclosure

For the year ended December 31	2007	2006

United States	1.0%	1.1%

Within our Regional Banking footprint:
Delaware	0.3	0.1
Maryland	0.8	0.2
New Jersey	0.9	1.2
Pennsylvania	0.3	0.7

Source:	RealtyTrac’s U.S. Foreclosure Market Reports for 2007 and 2006
For more information about the regional economy, read the economic risk section of this report.
Unemployment rates

For December	2007		2006	2005

United States	5.0%		4.4%	4.8%
Delaware	3.8		3.3	4.0
New Jersey	4.5		4.3	4.8
Pennsylvania	4.7		4.7	4.8
Philadelphia/Camden/ Wilmington metropolitan area	4.1	[1]	4.4	4.8
Baltimore/Towson metropolitan area	3.6		3.7	3.8

[1]	As of November 2007

Sources: Federal Reserve Banks of Philadelphia and Richmond

2007 Annual Report	17

Geographic sources of commercial loans

As of December 31
(dollars in millions)	2007	2006	2005

Commercial loan balances	$5,838.7	$5,493.5	$4,919.1

Percent by market:
Delaware	57%	58%	58%
Pennsylvania	27	27	27
Other markets	16	15	15
COMMERCIAL LENDING
Commercial loan balances rose 8% in 2007 to $5.60 billion, on average. A number of large loan pay downs and pay offs, plus decreases in revolving lines of credit, reduced the pace of growth.
Loan growth

For the year ended
December 31				Change
(in millions,				2007 vs.	2006 vs.
on average)	2007	2006	2005	2006	2005

Commercial, financial, and agricultural	$2,485.7	$2,437.4	$2,462.1	2%	(1)%
Commercial real estate/construction	1,731.9	1,516.8	982.3	14%	54%
Commercial mortgage	1,382.2	1,240.8	1,229.1	11%	1%

Total commercial loans	$5,599.8	$5,195.0	$4,673.5	8%	11%
Construction loans accounted for most of the commercial loan growth in 2007 and 2006. This was due largely to Delaware’s population growth and the demand for housing and related services it generated.
The pace of growth accelerated in commercial and industrial (commercial, financial, and agricultural) loans. These loans were primarily for working capital and equipment purchases by clients in a variety of service, transportation, contracting, agricultural, and retail businesses.
Commercial mortgage balances increased because turmoil in the credit markets changed the competitive environment. In the second half of 2007, as access to funding tightened for many lenders who specialize in permanent financing, more of our commercial construction borrowers remained with us for longer-term financing.
Many of our commercial mortgage loans are for income-producing properties that are leased fully and/or occupied by their owners. Generally, the repayment risk on owner-occupied loans is lower than for loans on non-owner-occupied properties.
More than half of our commercial loans were for projects in Delaware. This reflects our position as the market leader in our home state.
Most of our commercial loan amounts were less than $10 million. The dispersion among loan sizes illustrates our focus on middle-market business owners and the loan amounts they typically need.

18 MD&A	Wilmington Trust Corporation

Commercial loans by loan size

As of December 31	2007	2006	2005

Less than $250,000	3%	3%	4%
$250,000 to $1 million	11	12	13
$1 million to $5 million	37	36	37
$5 million to $10 million	25	22	26
$10 million to $20 million	18	20	14
More than $20 million	6	7	6
Almost all of our commercial loans have floating rates. At year-end 2007, 60% were scheduled to mature within five years.
Maturities and rate sensitivity of commercial loans

At December 31, 2007	Less than	1 through	More than	Total gross
(in millions)	1 year	5 years	5 years	loans

Commercial, financial, and agricultural	$1,134.7	$786.5	$673.7	$2,594.9
Commercial real estate/construction	115.0	1,451.3	214.1	1,780.4
Commercial mortgage	3.9	243.3	1,216.2	1,463.4

Total	$1,253.6	$2,481.1	$2,104.0	$5,838.7

Loans with fixed rates	$17.1	$185.6	$622.6	$825.3
Loans with floating rates	1,236.5	2,295.5	1,481.4	5,013.4

Total	$1,253.6	$2,481.1	$2,104.0	$5,838.7
CONSTRUCTION LENDING
While we recognize that repayment risk is inherent in the lending business, our business model gives us a high degree of confidence in the integrity of our commercial construction loan portfolio.
We focus on middle-market clients. We make construction loans to clients whose companies are family-owned or privately held, not to large, national homebuilders. Our clients are based – and their projects are located – within our Regional Banking geographic footprint. They have successful, well-established businesses and they have experienced a variety of economic cycles.
We focus on a specific geographic area. The geographic scope of our construction lending, like the rest of our commercial lending, is concentrated in the mid-Atlantic region, and falls within a two-hour drive from our Wilmington, Delaware, headquarters. This region has not experienced the volume of speculative over-building that other parts of the United States have experienced.
Almost all of the construction loans in our portfolio were for projects in this region, and most were for projects in Delaware and southeastern Pennsylvania.
Most of our construction loans are for single-family homes. Population growth, especially in Delaware, is generating demand for housing and related services. We prefer not to engage in speculative construction lending, and we do very little condominium construction or conversion financing.
Construction loans by geographic location

At December 31	2007	2006

Delaware	61%	58%
Pennsylvania	25	26
Maryland	7	8
New Jersey	4	6
Other	3	2
Construction loans by project type

At December 31	2007	2006

Residential real estate construction	52%	52%
Land development	21	18
Retail and office	14	13
Owner-occupied	5	7
Multi-family	2	3
Other	6	7

2007 Annual Report	19

Geographic sources of consumer loans

As of December 31
(dollars in millions)	2007	2006	2005

Consumer loan balances	$1,571.6	$1,517.0	$1,438.3

Percent by market:
Delaware	73%	78%	81%
Pennsylvania	9	7	6
Other markets	18	15	13
We apply our loan underwriting standards consistently. In addition to the collateral represented by the project itself, we generally obtain personal guarantees from borrowers. Before extending credit, we conduct separate evaluations of a project’s finances and the borrower’s finances. We also stress-test a project’s estimated cash flows in a variety of economic scenarios, including changes in absorption rates.
Construction loan underwriting standards

Maximum term:	Two years on unimproved land Three years on development loans

Target loan size:	$1 million to $10 million

Maximum loan-to-value requirements:	65% on unimproved land 75% on land development 80% on residential construction and income-producing properties

Construction limits on residential projects:	Pre-sold inventory plus a maximum of six unsold single-family homes or 10 unsold town homes
Consistent with industry practice, we generally fund the interest on construction loans by including it as part of the total loan amount.
CONSUMER LENDING
Consumer loan balances rose in 2007, but at a slower pace than in 2006. This was due mainly to a high volume of loan pay downs and pay offs, and lower demand for home equity lines of credit (HELOC). As HELOC demand decreased, demand increased for closed-end home equity loans, which are in the category recorded as “other” consumer loans. This shift suggested client preference for fixed rate loans, which most of our home equity loans have. Most of our HELOC loans have floating rates.
Consumer loans

For the year ended
December 31				Change
(in millions,				2007 vs.	2006 vs.
on average)	2007	2006	2005	2006	2005

Indirect	$708.8	$657.3	$605.1	8%	9%
Home equity lines of credit	302.4	321.9	323.3	(6)%	—%
Credit card	64.6	60.9	59.0	6%	3%
Other consumer	450.8	418.1	341.9	8%	22%

Total consumer loans	$1,526.6	$1,458.2	$1,329.3	5%	10%
The increase in indirect loan balances resulted from our expansion in Maryland, New Jersey, and Pennsylvania. Indirect loans involve three parties: merchants who extend credit to customers, borrowers who seek credit, and financial institutions that provide credit. Most of our indirect loans are for late-model used cars and are made through automobile dealers in the mid-Atlantic region.

20 MD&A	Wilmington Trust Corporation

RESIDENTIAL MORTGAGE LENDING
We are among Delaware’s leading originators of residential mortgages. Most of the residential mortgages we originate are conventional first mortgage loans at fixed rates, with 15- or 30-year terms. We use a third-party provider to service these loans. At times, we finance jumbo residential mortgage loans through third-party lenders. We also purchase residential mortgage loans as part of our compliance with the Community Reinvestment Act (CRA).
We do not engage in subprime residential mortgage lending.
Our residential mortgage balances do not correspond directly with our origination volumes, because:
•	We sell most of the fixed rate residential mortgages we originate into the secondary market, instead of recording them on our balance sheet. For more information about this, see the interest rate risk discussion in this report.
•	Origination volumes include refinancings.
•	Origination volumes do not include the CRA loans we purchase.
Residential mortgage loan activity

For the year ended				Change
December 31				2007 vs.	2006 vs.
(dollars in millions)	2007	2006	2005	2006	2005

Number of residential mortgages originated	869	972	1,077	(11)%	(10)%

Residential mortgage origination volumes	$206.3	$225.5	$221.0	(9)%	2%

Residential mortgage balances, on average	$556.3	$495.2	$438.6	12%	13%

Percentage of residential mortgages originated at fixed rates	74%	80%	78%
In 2007 and 2006, residential mortgage balances increased mainly because we retained more CRA-eligible loans on our balance sheet.
At the ends of 2007 and 2006, our residential mortgage portfolio held:
•	No subprime loans.
•	One interest-only loan.
•	No option adjustable rate mortgages, negatively amortizing adjustable rate mortgages, or other types of nontraditional mortgages.

2007 Annual Report	21

Geographic sources of deposits

As of December 31
(dollars in millions)	2007	2006	2005

Core deposit balances	$5,465.5	$5,275.0	$5,060.6

Percent by market:

Delaware	87%	94%	94%

Pennsylvania	5	5	5

Other markets	8	1	1
Average daily composition
of deposit balances

For the year
ended December 31	2007	2006	2005

Savings	5.34%	3.51%	4.16%

Interest-bearing demand	25.61	26.64	27.82

Certificates of deposits	44.60	48.50	42.66

Short-term borrowings	16.74	12.80	13.38

Demand deposits	7.71	8.55	11.98
Local CDs ≥ $100,000 by type of client

As of December 31	2007	2006

Consumer banking clients in Delaware	68%	74%

Commercial banking clients in Delaware	9	11

Commercial banking clients in Pennsylvania	10	8

Wealth Advisory Services clients	13	7
DEPOSIT-TAKING
We record two types of deposits:
•	Core deposits, which are deposits from clients. These deposits include noninterest-bearing demand deposits, interest-bearing demand deposits, savings deposits, and certificates of deposit (CDs). We record two categories of CDs in core deposits: CDs in amounts less than $100,000 and CDs that total $100,000 or more.

•	National CDs of $100,000 and more. These deposits are not associated with clients. We purchase these deposits through brokers or on a wholesale basis from money center banks. For more information on our use of national CDs, read the funding discussion in this report.
Changes in core deposits, since they are client deposits, are the better indicator of trends in the Regional Banking business.
WTDirect generated most of the 2007 increase in savings deposits and total core deposits. Balances from this Internet-only delivery channel, which we launched in November 2006, reached nearly $400 million at year-end 2007. We offer a high-interest savings account through WTDirect for depositors who maintain average daily balances of at least $10,000. We target WTDirect to the mass-affluent consumer market in the United States. For more information, visit www.wtdirect.com.
Core deposits

For the year ended
December 31				Change
(in millions,				2007 vs.	2006 vs.
on average)	2007	2006	2005	2006	2005

Noninterest-bearing demand deposits	$722.4	$759.1	$992.0	(5)%	(23)%
Savings deposits	500.1	311.4	344.9	61%	(10)%
Interest-bearing demand deposits	2,400.2	2,365.1	2,303.8	1%	3%
CDs < $100,000	1,010.1	979.4	824.4	3%	19%
Local CDs ≥ $100,000	412.7	521.7	401.5	(21)%	30%

Total core deposits	$5,045.5	$4,936.7	$4,866.6	2%	1%
Account sweeps contributed to the decrease between 2005 and 2006 in noninterest-bearing demand deposits. These sweeps, which we instituted for commercial deposits in December 2005, transfer funds into money market accounts, lower our federally mandated deposit reserve requirements, and reduce our borrowing costs and uninvested cash balances.
Most core deposits continued to come from clients in Delaware. WTDirect deposits accounted for the increase in deposits from markets outside Delaware.
Most local CDs in amounts of $100,000 or more were from consumer banking clients in Delaware. Some of these deposits were from commercial banking clients and municipalities in the mid-Atlantic region, which use these CDs to generate returns on their excess cash.
For more information on deposits, read Note 11, “Deposits,” in this report.

22 MD&A	Wilmington Trust Corporation

CORPORATE CLIENT SERVICES
OVERVIEW
The Corporate Client Services (CCS) business provides a variety of trustee, agency, asset management, and administrative services for institutional clients who:
•	Use capital markets financing structures.

•	Seek to establish and maintain legal residency (nexus) for special purpose entities in preferred jurisdictions.

•	Use independent trustees to hold retirement plan assets.

•	Need investment and cash management services.
Capital markets services include owner trustee, indenture trustee, and other specialized services for capital markets transactions, including asset-backed securitizations and other types of structures, such as those used to finance aircraft, power generating facilities, ships, and other types of capital equipment. We also serve as indenture, successor, collateral, or liquidating trustee in corporate debt issuances, reorganizations, debt restructurings, mergers, and bankruptcies. In addition, we provide indenture trustee, administrative, and analytical services for collateralized debt obligations.
Entity management services help special purpose entities and captive insurance companies comply with nexus requirements in preferred jurisdictions. We provide independent directors, administrative, record keeping, and corporate governance services, and office space for these entities.
Retirement services include trustee, administrative, and custodial services for 401(k) and other types of retirement and employee benefits plans. Our clients are plan sponsors who prefer to use different providers for each of the investment management, record keeping, and trustee aspects of administering retirement plans. We work with leading record keepers and third-party plan administrators to market these services.
Institutional investment and cash management services help clients increase the returns on short-term investments and other fixed income portfolios.
The services we provide are specified by legal documents that govern each financing structure, entity, and trust. We include assets for which we serve as custodian, and the funds for which we provide investment management, in our assets under management or administration.
COMPETITIVE ADVANTAGES
Conflict-free. We are an independent service provider with no lending or securities underwriting conflicts of interest.
Credibility. We have extensive experience and international brand recognition and this is a core business for us, not an add-on accommodation.
Market presence. We have deep knowledge of jurisdictional advantages in the United States, Europe, and the Caribbean.
Superior service. We offer clients the convenience of using a single provider for services in multiple jurisdictions.
We do not:
•	Have credit risk exposure to large capital markets transactions.

•	Own the assets or entities for which we serve as trustee or administrator.

•	Record these assets on our balance sheet.

•	Consolidate these entities.

•	Issue, underwrite, set pricing, or establish valuations for the financing structures we support.
CCS has offices in Delaware, Minnesota, Nevada, New York, South Carolina, Vermont, Grand Cayman, the Channel Islands (Jersey), Dublin (Ireland), London (England), Frankfurt (Germany), and Luxembourg.
At the end of 2007, CCS had clients in 86 countries.

2007 Annual Report	23

CORPORATE CLIENT SERVICES TOTAL REVENUE
(In millions)
HOW WE REPORT CCS REVENUE
Most capital markets and entity management fees are based on the scope and complexity of the services we provide, not on asset values. These services include preparing and filing statutory and tax documents, bookkeeping, collecting and issuing payments, serving as registered agent or auction agent, arranging meetings, and other functions. Most CCS contracts span multiple years.
Some retirement services fees are based on the market valuations of retirement plan assets we manage or hold in custody. For 2007, approximately 62% of retirement services revenue was tied to asset valuations. For 2006 and 2005, the percentage was approximately 50%.
All institutional investment and cash management fees are based on asset valuations. Some are based on money market fund balances and some are based on the valuations of investment-grade fixed income instruments.
While most CCS income is noninterest income, CCS also generates net interest income from clients who use banking services.
2007 HIGHLIGHTS
CCS revenue increased 15% in 2007 primarily because:
•	The investments we have made in recent years to expand geographically and develop new capabilities generated additional business.

•	We continued to win contracts amid the near-absence of capital markets activity in the second half of the year.

•	We sold more institutional investment and cash management services.
Corporate Client Services revenue

For the year ended				Change
December 31				2007 vs.	2006 vs.
(dollars in millions)	2007	2006	2005	2006	2005

Capital markets	$42.9	$37.0	$34.3	16%	8%
Entity management	30.0	26.8	23.6	12%	14%
Retirement services	12.9	11.5	10.7	12%	7%
Investment and cash management	12.8	10.3	7.7	24%	34%

Total Corporate Client Services revenue	$98.6	$85.6	$76.3	15%	12%
We prevailed against seesawing capital markets activity. According to Thomson Financial’s fourth quarter 2007 Debt Capital Markets Review, debt issues totaled $4.3 trillion in the first half of 2007, but only $2.3 trillion in the second half. Global underwriting was down 7% for the year, the first year-over-year decline since 2000. Our reputation as a superior service provider helped us win business even though low transaction volumes heightened competitive pressures, and our capital markets revenue rose 16% for the year.

24 MD&A	Wilmington Trust Corporation

Tender option bond (TOB) services contributed to capital markets revenue growth. DAPiRSM, the proprietary Web-based TOB platform we launched in 2006, helped us gain more TOB business, as did our experience with Delaware and New York trusts, through which most TOBs are issued. The TOB services we provide are administrative in nature, and do not include extending credit to or providing liquidity for these transactions.
Our scope of services helped offset a slowdown in the asset-backed securitization (ABS) market. In addition to TOB services, we saw strong demand for services that support corporate issue repacks, the defeasance of commercial mortgage-backed securitizations, trust-preferred securities, and default administration. Although the market stagnated for transactions that have U.S. residential mortgages as the underlying collateral, we continued to see the use of other types of collateral, such as commercial loans and credit card receivables.
We gained momentum in the market for collateralized debt obligations (CDOs). In late 2006, we invested significantly in staff and technology to expand our CDO capabilities. Due to market conditions in 2007, CDO revenue did not match our expectations, but we believe the long-term outlook for growth is positive. We are capable of supporting the full range of CDOs and similarly structured securities, which gives us the diversification necessary to weather a less-than-favorable environment.
We had minimal exposure to the subprime loan problems that wreaked havoc in the credit markets. Some of the ABS transactions we support have a combination of prime and subprime residential mortgages as the underlying collateral. Revenue from these ABS transactions was approximately $5.5 million for 2007 and approximately $5.6 million for 2006.
We expanded in Europe by acquiring a service provider in Luxembourg. This country may be among the world’s smallest, but its favorable tax climate and business environment have made it one of the world’s leading financial centers. Luxembourg is the second largest domicile of investment funds behind the United States and, within Europe, only London has a more extensive banking industry. This acquisition gave us the ability to provide independent directors, accounting, and administrative services for holding companies and other special purpose business entities in the country.
Business development in Europe drove the 12% increase in revenue from entity management services. We now have capabilities in five of Europe’s most favorable jurisdictions: the Channel Islands, Ireland, Germany, Luxembourg, and the United Kingdom. In 2007, the Luxembourg acquisition contributed to revenue growth, as did additional business in Ireland and Germany. Also, 2007 was the first year to reflect a full 12 months of revenue from the office we opened in Frankfurt, Germany, in August 2006, and the corporate services business in the Cayman Islands we acquired from the accounting firm PricewaterhouseCoopers in May 2006.
In 2007, Corporate Client Services contributed approximately:
16% of total revenue,
19% of expenses,
11% of net income, and
$0.30 of earnings per share.

2007 Annual Report	25

OUR ROLE IN THE CDO MARKET
We provide administrative services for CDO issuers, note holders, and asset managers. We act as trustee, custodian, paying agent, and collateral administrator.
We implement operational controls and provide reports that help clients manage the complexity of each issue. We report on the characteristics of the structure’s portfolio, track whether the structure is complying with its covenants, calculate and process payments to note holders, and perform other administrative services.
Our duties are specified by the CDO’s governing documents. The legal documents that govern each structure clearly define the nature and extent of our roles and responsibilities.
We do not:
•	Issue or underwrite CDOs.

•	Establish pricing or valuations of CDO assets or liabilities.

•	Take positions in CDOs.

•	Extend credit to parties in CDO transactions.
Demand for services that support defined contribution and executive compensation plans contributed to the 12% growth in retirement services revenue. This business generates revenue consistently because, as plan participants add to their plans, the asset valuations on which our fees are based increase.
Fees from institutional investment and cash management services were the fastest-growing component of CCS revenue. We achieved this by leveraging our fixed income investment management expertise and marketing these services more proactively.
We opened a small office in Bloomington, Minnesota. Minnesota is the premier U.S. jurisdiction for insurance premium financing and related structures, which require the same types of trust and administrative services we already provide for other capital markets transactions.
CCS expense growth outpaced revenue growth in 2007. CCS profitability declined slightly, mainly due to:
•	The Luxembourg acquisition.

•	Additional investments in CDO capabilities. In addition, 2007 reflected a full year of CDO-related expenses, while there were only two months of associated expenses in 2006.
Corporate Client Services profitability

For the year ended December 31
(dollars in millions)	2007	2006	2005

Net interest income	$13.7	$15.0	$11.4
Provision for loan losses	—	—	—
Noninterest income	104.0	90.4	81.3
Noninterest expense	(85.4)	(75.6)	(67.4)

Income before taxes and minority interest	32.3	29.8	25.3
Taxes and minority interest	(11.5)	(9.9)	(9.1)

Net income	$20.8	$19.9	$16.2

Efficiency ratio	72.43%	71.59%	72.55%
Profit margin	27.57%	28.41%	27.45%
CCS profitability was higher for 2006 than 2005, mainly because of:
•	The operating leverage we gained from expansion investments in Europe and the Grand Cayman acquisition.

•	Higher revenue from institutional investment and cash management services.
For more information about CCS profitability, read Note 23, “Segment reporting,” in this report.

26 MD&A	Wilmington Trust Corporation

WEALTH ADVISORY SERVICES

OVERVIEW
The Wealth Advisory Services (WAS) business provides asset management, family office, and fiduciary services for high-net-worth individuals and families. We specialize in planning for the growth, protection, and transfer of wealth across multiple generations. We target clients with liquid assets of $10 million or more.
Asset management. For WAS clients, managing investment risk is as important as increasing investment return. We help clients meet both objectives by emphasizing diversification and by using forward-looking asset allocation, tactical rebalancing, and a blend of active and passive funds. We provide objectivity by using a mix of investment managers. For fixed income and core equity investment management, we have in-house experts. For other asset classes and styles, we use independent investment managers. We can structure investments in everything from limited partnerships to mutual funds, which means that all clients, regardless of account size, have access to our best thinking.
Family office services. For family office clients, we help identify, review, consolidate, and execute financial and lifestyle management needs. We specialize in four areas: legal structures for family offices, considerations for clients with inherited wealth, compensation strategies for corporate executives, and the needs of entertainment and sports industry professionals. Our services include planning, real estate acquisition and disposition, cash flow management and budgeting, tax planning and compliance, risk assessment, insurance oversight, family security, bill payment, and payroll management, among others. Family office clients may or may not also use our asset management services.
Fiduciary services. Our fiduciary services include trust, administrative, tax, philanthropic, and estate settlement services. We also provide private banking and custom lending services.
HOW WE REPORT WAS REVENUE
Trust and investment advisory revenue represents the fees generated by our core asset management, asset allocation, and trust management services. These fees are based on the market valuations of assets we manage, direct, or hold in custody for clients, and they are tied to movements in the financial markets.
Assets we manage for clients include equities, fixed income instruments, cash and cash equivalents, and other assets. Depending on the mix of assets in client accounts, changes in trust and investment advisory revenue may or may not correspond with changes in financial markets such as the Dow Jones Industrial Average, the S&P 500, NASDAQ, or other markets.
Planning and other services revenue includes fees from family office, financial planning, estate settlement, tax, and other services. These fees are based
COMPETITIVE ADVANTAGES
100+ years of experience. We were founded by members of the du Pont family in 1903.
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
Reputation. Trust and estate attorneys and tax advisors throughout the United States recognize us as a premier provider of trust and other fiduciary services. Most of our business development comes from these advisors and referrals from existing clients.
Long-term relationships. We focus on building relationships, not selling products. Some of our family relationships span five generations.
We have WAS offices in California, Connecticut, Delaware, Florida, Georgia, Maryland, Massachusetts, New Jersey, New York, and Pennsylvania.
At the end of 2007, WAS had clients in 36 countries.

2007 Annual Report	27

WEALTH ADVISORY SERVICES REVENUE
(In millions)
In 2007, Wealth Advisory Services contributed approximately:
32% of total revenue,
42% of expenses,
15% of net income, and
$0.40 of earnings per share.
on the level and complexity of the services we provide, not on the market values of assets we manage or hold in custody. If family office clients use our asset management services, those fees are based on market valuations and recorded as trust and investment advisory revenue.
In some cases, these fees are based on the client’s annual income. These fees can vary widely in amount, and portions may be nonrecurring. Because these fees reflect client demand at any given point in time, it is not unusual for them to fluctuate up or down from period to period.
Mutual fund fees are tied primarily to money market mutual fund and cash balances, and do not reflect equity market movements.
The majority of WAS revenue is noninterest income, but WAS also generates net interest income from private banking and custom lending services. We attribute a portion of the provision for loan losses to WAS.
We think that revenue is a better indicator of WAS business trends than assets under management, because:
•	Changes in managed asset levels do not necessarily reflect the gain or loss of business. Most of the assets we manage for clients are held in trusts. Trust asset levels are affected not just by business development and financial market fluctuations, but also by fund distributions from trusts for tax payments, philanthropic obligations, discretionary spending, trust terminations, and other purposes.

•	Asset management is only one of the wealth management services we offer. Only the portion of WAS revenue that we record as trust and investment advisory revenue is based on asset valuations.

•	WAS trust and investment advisory revenue includes fees we receive for direction trust services, but the assets under management and administration amounts we report do not include direction trust assets.
2007 HIGHLIGHTS
WAS revenue rose 15% in 2007 primarily because:
•	The services we have added, the new markets we have entered, and the staff we have hired in recent years produced higher volumes of business.

•	The family office business grew significantly.

•	We acquired an investment consulting firm in Boston.
Wealth Advisory Services revenue

For the year ended				Change
December 31				2007 vs.	2006 vs.
(dollars in millions)	2007	2006	2005	2006	2005

Trust and investment advisory fees	$158.6	$136.5	$123.9	16%	10%
Planning and other services fees	40.1	35.3	30.4	14%	16%
Mutual fund fees	21.4	20.2	17.8	6%	13%

Total Wealth Advisory Services revenue	$220.1	$192.0	$172.1	15%	12%

28 MD&A	Wilmington Trust Corporation

Revenue growth reflected the return on expansion investments we have made in recent years. Since the end of 2005, we have significantly expanded our family office services; opened new offices in Connecticut, New Jersey, and Pennsylvania; added staff in California, Delaware, Georgia, Maryland, and New York; enhanced our investment platform; and completed an acquisition in Boston.
We added Boston to the list of markets in which we have a physical presence. In June 2007, we acquired Boston-based Bingham Legg Advisers LLC (BLA), an investment consulting firm that specializes in tax-sensitive investment strategies for high-net-worth individuals and families. BLA, which was established in 1999 as a joint venture between what is now Bingham McCutchen LLP, a leading international law firm, and global asset manager Legg Mason, Inc., subsequently took the Wilmington Trust name. Its financial results have been consolidated fully with ours since the third quarter of 2007, and its revenue is recorded in trust and investment advisory revenue. This acquisition added approximately $1.3 billion to our assets under management and 20 people to our staff.
The 16% increase in trust and investment advisory revenue illustrated the strength of our business development efforts and effectiveness of our asset allocation strategies. In comparison, the Standard & Poor’s 500 index was up 4% for 2007. We believe the S&P 500 is a good proxy for the equity investments in our clients’ portfolios.
Family office services drove the 14% increase in revenue from planning and other services. We have a competitive advantage in the growing market for family office services because we have 80 family office professionals in offices on the East and West Coasts who specialize in four areas: family office legal structures, strategies for inherited wealth, executive compensation strategies, and strategies for clients in the entertainment and sports industries.
WAS profitability was lower than for 2006. This happened mainly because:
•	Expense growth outpaced revenue growth as we invested for future growth. Our major investment in 2007 was the Boston acquisition. In 2006, it was the expansion of family office services.

•	The amount of the loan loss provision allocated to WAS increased.
Weath Advisory Services profitability

For the year ended December 31
(dollars in millions)	2007	2006	2005

Net interest income	$25.3	$25.7	$24.1
Provision for loan losses	(3.8)	(0.8)	(0.6)
Noninterest income	209.6	184.0	163.8
Noninterest expense	(188.2)	(166.0)	(151.7)

Income before taxes and minority interest	42.9	42.9	35.6
Taxes and minority interest	(15.4)	(15.2)	(12.0)

Net income	$27.5	$27.7	$23.6
Efficiency ratio	80.05%	79.05%	80.61%
Profit margin	19.95%	20.95%	19.39%
For more information about WAS profitability, read Note 23, “Segment reporting,” in this report.

2007 Annual Report	29

Assets under management (AUM) are assets for which we make investment decisions on behalf of clients. Most of the clients who use our asset management services are WAS clients.
Assets under administration (AUA) are assets we hold in custody or for which we serve as fiduciary on behalf of clients. Most of these assets are from CCS clients.
Investment mix of AUM at Wilmington Trust1

At December 31	2007	2006	2005

Equities	47%	47%	56%
Fixed income	23%	27%	23%
Other assets	30%	26%	21%

[1]	Excludes CRM and RCM.
ASSETS UNDER MANAGEMENT AND ADMINISTRATION
Changes in AUM or AUA amounts do not necessarily indicate that we have gained or lost business. Most of the assets we manage or administer are held in trusts. These assets are affected not just by business development and financial market fluctuations, but also by fund distributions. Typically, these distributions are for tax payments, philanthropic obligations, discretionary spending, trust terminations, and other purposes. Asset levels also are affected by the duration of trust agreements, which can range from a few months to 99 years or more.
We believe that changes in revenue are better indicators of trends in the WAS and CCS businesses than changes in AUM or AUA because:
•	Asset management is only one of the wealth management services we offer.

•	We record three categories of WAS revenue. Only the revenue we record as trust and investment advisory revenue is based on asset valuations.

•	WAS revenue includes fees we receive for direction trust services, but direction trust assets are not counted in our AUM or AUA. Direction trusts, which are permitted in some states, allow clients to use different institutions for fiduciary and asset management services.

•	In the CCS business, except for revenue from investment and cash management services, the majority of revenue is generated on a fee-for-service basis regardless of the value of any associated asset.

•	Monetary assets we manage or administer for CCS clients can fluctuate by hundreds of millions of dollars from one reporting period to the next, depending on the cash management needs of these clients.
Client assets at Wilmington Trust1

At December 31 (in billions)	2007	2006	2005

Assets under management	$35.9	$31.3	$27.9
Assets under administration	$88.4	$76.2	$74.9

Total client assets at Wilmington Trust	$124.3	$107.5	$102.8

[1]	Excludes CRM and RCM. Includes estimates of asset values that are not readily available, such as those held in limited partnerships.
On a percentage basis, the investment mix of managed assets at Wilmington Trust (excluding CRM and RCM) remained relatively unchanged.

30 MD&A	Wilmington Trust Corporation

AFFILIATE MONEY MANAGERS
In addition to our own investment management activities, we have ownership positions in two money management firms:
•	Cramer Rosenthal McGlynn (CRM), a value-style manager based in New York.

•	Roxbury Capital Management (RCM), a growth-style manager based in Santa Monica, California.
In contrast to AUM at Wilmington Trust, changes in AUM at CRM and RCM reflect business flows as well as financial market movements.
Assets under management

At December 31 (in billions)	2007	2006	2005

Wilmington Trust[1]	$35.9	$31.3	$27.9
Cramer Rosenthal McGlynn	11.4	10.6	8.9
Roxbury Capital Management	2.5	3.1	3.3

Combined assets under management	$49.8	$45.0	$40.1

[1]	Includes estimates of asset values that are not readily available, such as those held in limited partnerships.
We affiliated with CRM and RCM in 1998 to gain expertise in stylized investment management, and to help us establish offices in New York and southern California. We subsequently adopted an open-architecture approach to investment management that uses a variety of independent, third party money managers. Although we no longer rely as heavily on CRM and RCM for investment management services, our positions in them represent an important source of revenue.
Revenue from affiliate money managers for the year

(In millions, net of expenses)	2007	2006	2005

Total revenue from affiliate money managers	$21.9	$20.5	$17.5
We do not consolidate CRM’s or RCM’s results in our financial statements because the principals of these firms retain management controls, including veto powers, over a variety of matters. The revenue we record from CRM and RCM is net of their expenses and it is based on our ownership position in each firm.
REVENUE FROM AFFILIATE MONEY MANAGERS
(In millions)

2007 Annual Report	31

CRM ASSETS UNDER MANAGEMENT
(In billions)
RCM ASSETS UNDER MANAGEMENT
(In billions)
At CRM, asset inflows into the firm’s small- and mid-cap products, plus market appreciation, generated increases in AUM and revenue in 2007 and 2006. The revenue from CRM also reflected incentive payments the firm receives on hedge funds it manages.
Cramer Rosenthal McGlynn

(As of and for the year
ended December 31)	2007	2006	2005

Assets under management (in millions)	$11,417.3	$10,623.8	$8,899.0
Revenue (in millions, net of expenses)	$20.7	$19.3	$16.1
Wilmington Trust’s ownership position	82.41%	81.73%	77.24%
Our ownership position in CRM increased in 2007, as permitted by the put (relinquishment of interests) provisions in our agreement with CRM. This increase had a nominal effect on the revenue we receive from CRM. More information about the put provisions is in Note 4, “Affiliates and acquisitions,” in this report.
At RCM, the levels of AUM and revenue reflected the firm’s termination of its micro-cap and fixed income products in 2006. RCM took this action in the second half of 2006, which made 2007 the first full year in which the effects of these changes were evident. RCM’s core small- and mid-cap products continued to perform well and attract assets.
Roxbury Capital Management

(As of and for the year
ended December 31)	2007	2006	2005

Assets under management (in millions)	$2,466.0	$3,138.1	$3,287.3
Revenue (in millions, net of expenses)	$1.2	$1.2	$1.4
Wilmington Trust’s ownership position
Ownership of preferred profits	30%	30%	30%
Ownership of common interests	41.23%	41.23%	41.23%
RCM’s fund terminations led us to record a non-cash impairment write-down in 2006 and reduce the carrying value of our investment in RCM. For more information about this, see Note 4, “Affiliates and acquisitions,” in this report.
Our agreement with RCM includes provisions that permit some of the firm’s portfolio managers to put (relinquish) their ownership of certain free cash flow interests (Class B interests) to us. These Class B interests are in addition to our equity ownership position in RCM. In April 2007, principals of RCM’s office in Portland, Oregon, became eligible to exercise some of their puts, and they put approximately $13 million of their Class B interests to us in 2007. The 2007 revenue related to these puts totaled $1.4 million.
For more information about the portion of our revenue that is based on financial market valuations, read the financial market risk discussion in this report. For more information about our investments in CRM and RCM, see Note 4, “Affiliates and acquisitions,” Note 10, “Goodwill and other intangible assets,” and Note 23, “Segment reporting,” in this report.

32 MD&A	Wilmington Trust Corporation

CAPITAL RESOURCES
We manage capital to meet or exceed appropriate standards of financial safety and soundness and to provide for future growth. We use capital to make loans and gather deposits; cover expenses; invest in buildings, equipment, and technology; purchase investment securities; pay dividends and taxes; make acquisitions and other expansion investments; and meet other needs.
The Federal Reserve Board establishes minimum amounts of capital that it requires banks to meet or exceed. These amounts are expressed as ratios. There are different categories of capital ratios to reflect the degrees of risk associated with different types of on- and off-balance-sheet items. These ratios provide a context in which to measure a bank’s ability to support growth, absorb losses, and invest in future opportunities. For more information about how these categories are determined and how their ratios are calculated, read the UBPR User’s Guide, which is published by the Federal Financial Institution Examination Council and available at www.ffiec.gov/ubprguide.htm.
In 2006, we recorded a $72.3 million non-cash impairment write-down against the carrying value of our investment in Roxbury Capital Management. In this and other sections of this report, we present our results for 2006 with and without the write-down. We believe excluding the write-down offers a more meaningful comparison of continuing business operations. For more information about this impairment write-down, read Note 4, “Affiliates and acquisitions,” and Note 10, “Goodwill and other intangible assets,” in this report.
CAPITAL MANAGEMENT IN 2007
We continued to increase the cash dividend and invest in growth opportunities, and our capital position remained strong. In 2007, we added $90.7 million of earnings to capital. Stockholders’ equity rose, but our returns on capital were slightly lower for 2007 than for 2006 (on an operating basis). For more information about additions to and subtractions from capital, see the consolidated statements of changes in stockholders’ equity in this report.
The Regional Banking business is our most capital-intensive business, and our wholly owned bank subsidiaries are subject to regulatory capital requirements.
The CCS and WAS businesses require less capital. Neither is subject to regulatory capital requirements, although some of our trust agreements include capital specifications.
CRM and RCM are not subject to regulatory capital requirements.

2007 Annual Report	33

Of the stocks that trade on U.S. exchanges, fewer than 3,400 pay dividends — and only 112 have raised their dividends for 26 or more consecutive years.
Source: Mergent, Inc.’s Dividend Achievers
Capital strength

As of and for the year ended
December 31		2006
(dollars in millions,		With	Without
except per share amounts)	2007	impairment	impairment	2005

Net income	$182.0	$143.8	$185.5	$167.0

Stockholders’ equity (period end)	$1,120.3	$1,059.3	$1,101.0	$1,017.7
Stockholders’ equity (on average)	$1,091.0	$1,059.1	$1,069.7	$949.3
Return on average stockholders’ equity	16.68%	13.58%	17.34%	17.59%
Return on average assets	1.65%	1.37%	1.76%	1.70%
Capital generation ratio[1]	8.69%	5.77%	9.87%	9.54%
Average equity to average assets	9.92%	10.09%	10.17%	9.68%

Dividends paid per share	$1.32	$1.245	$1.245	$1.185
Cost of dividends paid	$89.9	$85.1	$85.1	$80.2
Dividend payout ratio	49.40%	59.18%	45.88%	48.02%

[1]	To calculate the capital generation ratio, we divided net income, less dividends paid, by the amount of stockholders’ equity at the end of the prior year.
Net income and capital growth rates on a reported basis

(Percentage change	2007	2006	2005
as of December 31)	vs. 2006	vs. 2005	vs. 2004

Growth in net income	27%	(14)%	22%
Growth in net income, less cash dividends paid	57%	(32)%	40%
Growth in stockholders’ equity (period end)	6%	4%	12%
Growth in stockholders’ equity (on average)	3%	12%	11%
Net income and capital growth rates on an operating basis

(Percentage change	2007	2006	2005
as of December 31)	vs. 2006	vs. 2005	vs. 2004

Growth in net income	(2)%	11%	22%
Growth in net income, less cash dividends paid	(8)%	16%	40%
Growth in stockholders’ equity (period end)	2%	8%	12%
Growth in stockholders’ equity (on average)	2%	13%	11%
We raised our cash dividend for the 26th consecutive year. In April 2007, the Board of Directors approved a 6% increase in the dividend. On an annualized basis, this raised the dividend from $1.26 per share to $1.34 per share.
As capital levels rose, we repurchased more shares. Our share repurchase activity reflects how we choose to deploy capital. Typically, we buy back fewer shares of our stock when we are using capital to fund acquisitions or other expansion activities.

34 MD&A	Wilmington Trust Corporation

Share repurchases

For the year ended December 31	2007	2006	2005

Number of shares repurchased	2,000,000	500,000	—
Average price per share repurchased	$39.60	$44.14	$—
Total cost of shares repurchased (in millions)	$79.2	$22.1	$—
Shares available for repurchase at year-end	4,956,204	6,956,204	7,456,204
Our capital ratios have exceeded the minimum guidelines for well- capitalized institutions every year since regulators established the minimums in 1984. Our capital ratios were slightly lower for 2007 than for 2006 because we used more capital in 2007 to fund acquisitions and repurchase our shares.
Regulatory capital ratios

				Minimum
				to be	Minimum
				adequately	to be well
At December 31	2007	2006	2005	capitalized	capitalized

Total risk-based capital	11.21%	12.10%	11.84%	8%	10%
Tier 1 risk-based capital	7.73%	8.25%	7.43%	4%	6%
Tier 1 leverage capital	7.18%	7.39%	6.69%	4%	5%
We review our capital position and make adjustments as needed to assure that our capital base is sufficient to satisfy existing and impending regulatory requirements, meet appropriate standards of safety, and provide for future growth. Since 2002, our capital ratios have exceeded the well-capitalized minimums by 100 basis points. For more information about the adequacy of our capital, read Note 16, “Capital requirements,” in this report.
LIQUIDITY AND FUNDING
We believe our liquidity position is strong because we:
•	Are well capitalized, as evidenced by our capital ratios.

•	Have access to diverse sources of funding. These sources include deposits, short- and long-term borrowings, cash flow from our loan and investment securities portfolios, stockholders’ equity, and other types of credit facilities, such as long-term debt. Having these varied funding sources mitigates our liquidity risk and gives us the ability to adjust the mix and amount of funding we use as we deem appropriate.

•	Have favorable credit ratings from Standard & Poor’s, Moody’s Investors Service, and Fitch Ratings. This is important because lower credit ratings could increase our funding costs.
Our current share repurchase plan, which was authorized by our Board of Directors in April 2002, permits us to buy back up to 8 million shares of Wilmington Trust stock.
Liquidity is a measure of how well a company is able to obtain the funding it needs to conduct business. As a bank holding company, we need funding to support operating and investing activities, to comply with regulatory requirements, and to minimize the risk of having insufficient funds to conduct business.

2007 Annual Report	35

To manage the risk of having insufficient liquidity, we follow policies established by our Asset/Liability Committee. We also use a funds-at-risk (FAR) ratio, which we calculate monthly. The FAR ratio expresses liquid assets and other dedicated funding sources as a percentage of wholesale liabilities. The FAR ratio considers these items on three-month, six-month, and one-year time horizons.
We categorize liquidity risk into three levels that consider various internal and external scenarios:
•	Level I. This is the level with the least risk. It indicates a normal operating environment with no funding pressures. At this level, the sources of funds available to us are diverse, and we are able to access them immediately at a reasonable cost and at the maturities we desire.

•	Level II. This level indicates that funding difficulties could occur due to real or perceived weakness in earnings, deterioration of asset quality, credit rating downgrades, damage to our reputation, changes in the economic or business climate, and other internal and external factors. We would report a Level II scenario to our Board of Directors and recommend an action plan. Such a plan could include using Federal Home Loan Bank borrowings to fill funding gaps, selling liquid securities, implementing a communications plan to clarify market perceptions, and expanding core deposit strategies.

•	Level III. This level indicates that the current composition of our balance sheet has created excessive liquidity risk. We would report a Level III scenario to our Board of Directors and implement a contingency plan. Such a plan could include the actions recommended in a Level II scenario, restricting the acquisition of additional assets, restricting additional lending activities, restricting off-balance-sheet commitments, and selling liquid assets.
Factors or conditions that could affect our liquidity include changes in types of assets and liabilities on our balance sheet; our investment, loan, and deposit balances; our reputation; and our credit ratings. A significant change in our financial performance or credit ratings could reduce the availability or increase the cost of funding. We monitor our existing and projected liquidity requirements continually. We believe our liquidity management practices give us the flexibility to react to changes that might affect our liquidity adversely.

36 MD&A	Wilmington Trust Corporation

LIQUIDITY AND FUNDING IN 2007
We continued to operate within Level I parameters of our liquidity risk management policy. Our FAR ratio calculations also continued to place our liquidity position with Level I parameters. We have maintained a Level I position since the levels were established in 2004.
Our credit ratings remained favorable.
•	In March 2007, Moody’s Investors Service upgraded its Bank Financial Strength Rating of our primary banking subsidiary, Wilmington Trust Company, to B– from C+. Moody’s said the upgrade “reflects Wilmington’s strong capital and asset quality indicators, as well as its contained market risk appetite, and strong control and risk management. It also considers Wilmington’s limited geographic diversification and material credit risk concentration.”
•	Fitch Ratings affirmed its ratings of Wilmington Trust Corporation and Wilmington Trust Company in August 2007. Fitch’s report said, “Factors supporting Wilmington’s ratings include its balanced business mix, good asset quality, and solid market niches in a number of asset management businesses.”
•	Standard & Poor’s affirmed its ratings of Wilmington Trust Corporation and Wilmington Trust Company in January 2008.
Wilmington Trust Corporation credit ratings

		Moody’s	Standard
	Fitch	Investors	&
	Ratings[1]	Service[2]	Poor’s3

Outlook	Stable	Stable	Stable
Issuer rating (long-term/short-term)	A+/F1	A2/*	A–/A–2
Subordinated debt	A	A3	BBB+
Wilmington Trust Company credit ratings

		Moody’s	Standard
	Fitch	Investors	&
	Ratings[1]	Service[2]	Poor’s3

Outlook	Stable	Stable	Stable
Bank financial strength	A/B	B–	*
Issuer rating (long-term/short-term)	A+/F1	A1	A/A–1
Bank deposits (long-term/short-term)	AA–/F1+	A1/P–1	A/A–1

*	No rating in this category

[1]	As of August 2007

[2]	As of March 2007

[3]	As of January 2008
Our long-term credit ratings have been investment grade since 1998, when they were first issued.

2007 Annual Report	37

Funding sources

As a percentage
of daily average
balances	2007	2006	2005

Core deposits:
Noninterest-bearing demand	8%	9%	12%
Savings	5	3	4
Interest-bearing demand	26	27	28
CDs	15	17	15

Total core deposits	54%	56%	59%

National funding:
National CDs ≥ $100,000	30%	31%	28%
Short-term borrowings	16 [1]	13	13

Total national funding	46%	44%	41%

[1]	Excluding debt maturing in 2008.
Our sources of liquidity remained diversified. As of December 31, 2007, our sources of liquidity included:
•	Core deposit balances of $5.47 billion.
•	National CDs ≥ $100,000 of $2.39 billion.
•	Short-term borrowings of $1.99 billion.
•	Long-term debt of $267.8 million.
•	Stockholders’ equity of $1.12 billion.
•	Investment securities of $1.87 billion.
•	Borrowing capacity of $85.0 million from lines of credit with U.S. financial institutions.
•	Borrowing capacity secured with collateral from the Federal Home Loan Bank (FHLB) of Pittsburgh, of which Wilmington Trust Company and Wilmington Trust of Pennsylvania are members. As of September 30, 2007, our FHLB borrowing capacity was $445.0 million. The FHLB adjusts our borrowing capacity on a quarterly basis, but its adjustment calculations for December 31, 2007, were not available as of the filing date of this report (February 29, 2008).
Our long-term debt currently consists of two issues of subordinated long-term debt. As we assess future funding needs, we may elect to replace existing debt issues as they mature. We also may elect to issue additional long-term debt. For more information about our long-term debt, read Note 12, “Borrowings,” in this report.
Among the risks to our liquidity is a partial guaranty of a line of credit obligation for Cramer Rosenthal McGlynn (CRM). At December 31, this line of credit was $3.0 million, the balance was zero, and our guaranty was for 82.41%, an amount equal to our ownership interest in CRM. This line of credit is scheduled to expire on December 2, 2008.
Core deposits continued to be our primary source of funding. In 2007, the increase in savings deposits from WTDirect offset our need for national funding. For more information about WTDirect, see the Regional Banking section of this report.
We use national funding because there is a disparity between loan growth and core deposit growth inherent in our Regional Banking business model. We augment core deposits with national funding because we are expanding our commercial banking activities throughout the mid-Atlantic region – while our consumer banking and core deposit gathering activities remain focused in Delaware.
National funding helps us curb expense growth. On an absolute basis, the rates on national funding tend to be higher than the rates on core deposits – but core deposit rates do not reflect the costs of staffing and maintaining branch offices. Using national funding is a cost-effective way to add deposits without having to add the expenses associated with a large-scale expansion of our branch office network.

38 MD&A	Wilmington Trust Corporation

National funding helps us manage interest rate risk. We can match the repricing characteristics of national funding with the repricing characteristics of our floating rate loans. We adjust the mix between national CDs and short-term borrowings, depending on which offers more favorable terms. The interest rate risk discussion in this report contains additional information about our interest rate risk management strategies.
INVESTMENT SECURITIES PORTFOLIO
Our investment securities portfolio consists primarily of short-term fixed income instruments, including mortgage-backed instruments, U.S. Treasury and government agency bonds, and corporate bonds. It also includes a small amount of preferred stocks, municipal bonds, and other instruments.
On average, the size of the portfolio was relatively unchanged from 2006 and 2005. On a period-end basis, 2007 balances were lower than for 2006 because we had less need to collateralize some types of commercial client deposits with short-term investments. Demand for these types of collateralized deposits was very high in the fourth quarter of 2006, which is why the portfolio was 10% larger at the end of 2006 than at the end of 2005. In 2007, as we shifted these deposits to products that do not require collateral, we had less need to replace securities as they matured or were called.
Investment securities portfolio

As of and for
the year ended				Change
December 31				2007 vs.	2006 vs.
(in millions)	2007	2006	2005	2006	2005

Period-end balances	$1,869.2	$2,114.6	$1,928.8	(12)%	10%
Average balances	$1,875.9	$1,893.1	$1,876.6	(1)%	1%
Approximate cash flow generated	$479.2	$302.2	$387.5	59%	(22)%
Securities gains, net	$0.1	$0.2	$0.8	(50)%	(75)%
We invest in securities to generate cash flow, to help manage interest rate risk, and to provide collateral for deposits and other liabilities. We do not invest in securities for trading purposes.
Our policy is to invest in securities with an investment grade of “A” or better, as assigned by Standard & Poor’s or Moody’s Investors Service, at the time of purchase.
Average life

At December 31
(in years)	2007	2006	2005

Mortgage-backed instruments	3.48	4.10	4.30
Total portfolio	4.45	4.93	6.14
Duration

At December 31
(in years)	2007	2006	2005

Mortgage-backed instruments	3.20	3.80	3.92
Total portfolio	1.97	2.24	2.63

2007 Annual Report	39

The estimated average life and duration of the portfolio declined in 2007. This happened mainly because:
•	In the first half of the year, pay downs of mortgage-backed instruments accelerated due to flatness in the yield curve.
•	In the second half of the year, shifts in the yield curve and the Federal Reserve’s reduction of short-term interest rates led to assumptions that prepayments of mortgage-backed securities would accelerate.
The composition of the portfolio shifted slightly on a percentage basis. Balances of U.S. Treasury and government agency securities decreased as our need for deposit collateral declined.
Composition of investment securities portfolio

At December 31	2007	2006	2005

Collateralized mortgage obligations	11%	12%	18%
Mortgage-backed securities	28	20	26
Corporate securities	17	17	19
U.S. government agencies	35	38	21
U.S. Treasury	3	6	8
Preferred stock	2	4	5
Municipal bonds	1	1	1
Other	3	2	2

Percentage invested in fixed income instruments	82%	82%	79%
The mortgage-backed securities in the portfolio held no subprime residential mortgages as underlying collateral. All of the mortgage-backed securities in the portfolio were issued by U.S. government-sponsored enterprises (GSEs). These GSEs are AAA-rated, and they guarantee the timing and amount of principal and interest payments on the instruments they issue.
The concentration of investments in mortgage-backed instruments reflects our view of mortgage-related duration and interest rate risk. We believe we can manage these risks more efficiently with investment securities than by retaining residential mortgages on our balance sheet. Residential mortgages typically have 15- to 30-year terms. In comparison, almost all of the mortgage-backed instruments in our securities portfolio are fixed rate instruments with terms of 15 years or less. We provide more information about this in the interest rate risk discussion in this report.
For more information about the investment securities portfolio, read Note 6, “Investment securities,” in this report.

40 MD&A	Wilmington Trust Corporation

RISK
The normal course of business exposes us to a variety of operational, reputational, legal, and regulatory risks. We monitor these risks closely to safeguard our company’s and our clients’ assets. All of these risks, which we discuss in more detail in the following sections, could affect our financial performance and condition adversely.
Lending money is inherently risky. When we make a loan, we make subjective judgments about the borrower’s ability to repay it. No matter how financially sound a client or lending decision may seem, a borrower’s ability to repay can be affected adversely by economic changes and other external factors. If borrowers do not repay their loans, our levels of nonperforming assets, loan losses, and the provision for loan losses could increase.
Adverse economic conditions, especially in the mid-Atlantic region, can increase the degree of repayment risk inherent in our loan portfolio. If economic conditions in the mid-Atlantic region slow or deteriorate, we would expect nonperforming assets, loan losses, and the provision for loan losses to increase. In addition, depreciation in collateral values could reduce the value of property that borrowers use as loan collateral.
Market interest rates can affect loan profitability and increase repayment risk. The interest rates on almost all of our commercial loans and many of our consumer loans are floating. When market interest rates are high, delinquencies of floating rate loans, including residential mortgages, can rise.
Some of the loans we make carry a higher degree of repayment risk than others. Construction loans for residences, commercial buildings, and unimproved land typically have higher yields than other types of loans. Loans for businesses and multi-family residential properties can be riskier than loans for single family homes, because the loan sizes are larger, the borrower’s ability to repay often depends on successful operation of the business or property, and economic downturns tend to affect these borrowers more severely.
Changes in market interest rates, and the pace at which they occur, can affect net interest income. Rate changes, which can affect the yields we earn on loans and investments and the rates we pay on deposits and other borrowings, can affect our net interest margin and net interest income positively or negatively, and ultimately affect our financial performance.
Our primary risks are:
•	The risk that borrowers will be unable to repay their loans.
•	The effects of market interest rates on income.
•	The effects on income of volatility in the financial markets.
•	The risk that economic conditions will affect our ability to conduct business.

2007 Annual Report	41

We compete for business effectively because we:
•	Focus on long-term relationships, not selling products.
•	Have extensive knowledge of the clients and markets we serve.
•	Offer competitive pricing.
•	Attract and retain highly qualified staff.
•	Provide responsive, personalized, and customized services.
•	Have the ability to develop and market new and innovative products and services.
•	Have the ability to deploy new technologies that improve services for clients or achieve cost efficiencies.
Volatility in financial markets can affect our noninterest income. Financial markets determine the valuations of most of the assets we manage or hold in custody for clients. Since some of our WAS and CCS fees, and all of the affiliate money manager fees, are based on these financial market valuations, the performance of one or more of these markets can affect noninterest income positively or negatively, and ultimately affect our financial results.
The fair market value of instruments in our investment securities portfolio may fall below the amount at which we purchased them, and issuers may prepay, revoke, or default on instruments prior to their scheduled maturities. These situations could affect our cash flows and our earnings negatively.
Market interest rates present more risk to us than inflation. As a financial institution, nearly all of our assets and liabilities are monetary in nature. Declines in market interest rates are more likely to erode their valuations than the effects of inflation on currency valuations.
Circumstances in the mid-Atlantic region, throughout the United States, and around the world can reduce demand for our services and negatively affect our ability to conduct business. These circumstances include inflation, recession, unemployment, changes in market interest rates, money supply, the competitive environment, economic uncertainty, military actions, and other factors beyond our control.
Competition can increase the rates we pay to attract deposits, reduce the interest rates we can charge on loans, reduce the fees we charge for services, and affect our ability to retain existing clients and attract new clients. We compete with banks, savings and loan associations, trust companies, mortgage banking companies, deposit and securities brokers, and other types of financial services companies.
Changes in accounting rules may affect our reported earnings and operating income. Generally accepted accounting principles and accompanying accounting pronouncements, implementation guidelines, and interpretations for many aspects of our business are highly complex and may involve subjective judgments. Changes in these rules or their interpretation could affect our earnings significantly.
Changes in the value of goodwill or intangible assets on our balance sheet could affect earnings. If, under generally accepted accounting principles, we determine that any of our goodwill or amortizable intangible assets are impaired, we may be required to record an expense that could reduce earnings.
There are risks associated with making acquisitions. Our attention may be diverted from other business matters; we could lose key clients or staff members; we may have difficulty integrating systems and operations; the acquired

42 MD&A	Wilmington Trust Corporation

business may not perform in line with our expectations; we may assume unanticipated liabilities; we may be unable to anticipate fully the risks associated with entering new market segments or geographical areas; and we may incur unanticipated expenses. These factors could affect our financial performance negatively.
There are risks associated with developing and introducing new products and services. We may not achieve timeframe, price targets, or profitability goals. Changes in the regulatory environment, competition, and market demand could affect our ability to launch new products successfully. Our system of internal controls could be affected. These factors could affect our financial performance negatively.
Negative public opinion could damage our reputation. Negative public opinion can result from the actual or perceived manner in which we conduct business, manage actual or potential conflicts of interest and ethical issues, and protect confidential client information. It can have an adverse effect on our ability to attract and retain clients, expose us to litigation and regulatory actions, and ultimately affect our financial performance negatively.
Human error, systems failures, fraud, or inadequate internal controls and procedures could affect our earnings and damage our reputation. We aim to keep these risks at levels we believe are acceptable, through policies, procedures, and internal controls.
We are subject to a variety of legal and regulatory restrictions. Failure to comply adequately with these requirements could subject us to financial, regulatory, or other sanctions.
Our exposure to these risks is mitigated by our business mix, which is diversified geographically and which produces revenue that is diversified between net interest and noninterest income.
ASSET QUALITY AND CREDIT RISK
Asset quality is a measure of the risk associated with assets on our balance sheet. Most of our assets are loans and investment securities. Our primary asset risk is credit risk (the risk that borrowers will be unable to repay their loans).
In 2006, we reduced the carrying value of our investment in affiliate money manager Roxbury Capital Management, which lowered the amounts recorded for goodwill and other assets. For more information about this, read Note 4, “Affiliates and acquisitions,” in this report.
Assets

At year end	2007	2006	2005

Percentage in loans	74%	73%	72%
Percentage in investment securities	16%	19%	19%
Percentage in other types of assets	10%	8%	9%

2007 Annual Report	43

We classify all loans outstanding in one of four categories of risk:
•	Loans with no current or potential problems receive “pass” ratings.
•	Potentially problematic loans are “watchlisted.”
•	Problem credits with some probability of loss receive “substandard” ratings.
•	Problem credits with a high probability of loss are rated “doubtful.”
We apply these classifications consistently and we analyze migrations within the classifications quarterly. This system has helped us develop adequate reserves for loan losses over the years.
CREDIT RISK
To mitigate credit risk, we:
•	Employ rigorous loan underwriting standards and apply them consistently.
•	Prefer to increase loan balances through our own efforts, using our own underwriting standards, instead of purchasing loans or acquiring other banks.
•	Make the majority of our loans within Regional Banking’s mid-Atlantic geographic footprint. This region has a stable, well diversified economy, and we know this area well.
•	Focus on building long-term relationships with clients, not merely increasing transaction volumes.
•	Maintain a portfolio that is diversified among different types of commercial and consumer loans.
•	Monitor the portfolio to identify potential problems and to avoid disproportionately high concentrations in any single industry sector or to any one borrower.
•	Regularly review all past-due loans, loans not being repaid according to contractual terms, and loans we doubt will be paid on a timely basis.
In addition, we have credit policy and asset review staff who operate independently of each other. Underwriting standards are established and lending decisions are made by Regional Banking staff. The risk rating classifications and other analyses of the loan portfolio are performed by asset review staff members who report to the chief financial officer and are not part of the Regional Banking organization. The asset review group also calculates the reserve and provision for loan losses.
We work with borrowers to resolve repayment problems. Given our relationship focus, we may renegotiate loan terms or explore other repayment options. When we believe there is little chance of repayment, we may charge loans off as uncollectible.
We continue to pursue repayment even after we charge loans off. We record repayments we receive as recoveries.
We believe the net charge-off ratio is the most relevant and revealing measure of credit quality. This ratio expresses net charge-offs (loans charged off minus recoveries received) as a percentage of total loans outstanding, on average. By themselves, other measures of credit quality, including the dollar

44 MD&A	Wilmington Trust Corporation

amount of net charge-offs, do not reflect the nature of our client relationships, changes in total loan balances, or economic considerations. In contrast, the net charge-off ratio is a much better indicator of trends because it presents our rate of loan losses in the context of our lending activities overall.
CREDIT QUALITY IN 2007 AND 2006
At 26 basis points, the 2007 net charge-off ratio was at the lower range of our 10-year experience. Since 1997, the net charge-off ratio has ranged from a low of 14 basis points for 2005 to a high of 44 basis points for 2000. Typically, we would expect our net charge-off ratio to fall within this range.
Other measures of credit quality returned to levels more in line with what we have experienced historically. Compared to 2006 and 2005, nonperforming and past-due loan amounts were higher, but compared to our historical experience, the levels of repayment problems in 2006 and 2005 were extraordinarily low.
Elements of credit risk

At December 31
(dollars in millions)	2007	2006	2005	2004	2003

Total loans outstanding	$8,475.8	$8,094.9	$7,397.7	$6,763.0	$6,225.3

Net charge-offs	$21.3	$18.5	$10.1	$15.8	$16.9
Net charge-off ratio	0.26%	0.24%	0.14%	0.24%	0.28%

Nonaccruing loans	$47.8	$31.0	$39.3	$56.4	$45.4
Renegotiated loans	23.7	–	4.7 *	5.2 *	–
Loans past due 90 days or more	13.7	5.8	4.1	5.5	5.6

Total	$85.2	$36.8	$48.1	$67.1	$51.0

Percent of total loans	1.01%	0.45%	0.65%	0.99%	0.82%

Other real estate owned (OREO)	$9.1	$4.8	$0.2	$0.2	$1.4

*	Restructured as nonaccruing.

2007 Annual Report	45

While most of our loan growth in 2007 was in commercial loans, consumer and other retail loans accounted for the majority of our 2007 net charge-offs. Most of the consumer loans we charged off in 2007 were indirect auto loans.
Analysis of loan loss reserve and net charge-offs for the year ended December 31

(Dollars in millions)	2007	2006	2005	2004	2003

Loan loss reserve at start of year	$94.2	$91.4	$89.7	$89.9	$85.2

Loans charged off:
Commercial	$4.3	$10.8	$4.9	$11.0	$10.9
Commercial real estate/construction	2.9	—	—	—	—
Commercial mortgage	1.3	0.3	—	—	—
Residential mortgage	0.1	—	0.1	0.1	0.1
Consumer and other retail	20.8	13.5	12.2	10.0	10.0

Total loans charged off	$29.4	$24.6	$17.2	$21.1	$21.0

Recoveries on loans previously charged off:
Commercial	$1.0	$0.6	$3.3	$1.4	$1.1
Commercial real estate/construction	—	—	—	—	—
Commercial mortgage	0.2	—	—	0.8	—
Residential mortgage	—	0.1	—	—	0.1
Consumer and other retail	6.9	5.4	3.8	3.1	2.9

Total recoveries	$8.1	$6.1	$7.1	$5.3	$4.1

Net loans charged off:
Commercial	$3.3	$10.2	$1.6	$9.6	$9.8
Commercial real estate/construction	2.9	—	—	—	—
Commercial mortgage	1.1	0.3	—	(0.8)	—
Residential mortgage	0.1	(0.1)	0.1	0.1	—
Consumer and other retail	13.9	8.1	8.4	6.9	7.1

Total net charge-offs	$21.3	$18.5	$10.1	$15.8	$16.9

Provision for loan losses	$28.2	$21.3	$11.8	$15.6	$21.6
Loan loss reserve at year end	$101.1	$94.2	$91.4	$89.7	$89.9
Net charge-off ratio	0.26%	0.24%	0.14%	0.24%	0.28%
Net charge-offs were higher for 2006 than for 2005 mainly because of two commercial loans to clients in the mid-Atlantic region. One of these loans was to a client in the restaurant and entertainment business. The other was to an automobile dealer.

46 MD&A	Wilmington Trust Corporation

A client’s bankruptcy contributed to 2007 net charge-offs and nonperforming loans. Although we normally do not disclose information about our clients, the Elliott Building Group filed for bankruptcy in June 2007 and our relationship became a matter of public record. Our loans to this New Jersey-based builder comprised $10.3 million for two housing developments under construction in southern New Jersey. We foreclosed on these properties in the fourth quarter of 2007, transferred $8.9 million of our exposure to other real estate owned, and charged off the remaining $1.4 million. We have no exposure to any of the Elliott Building Group’s other projects.
Other contributors to the 2007 increase in nonaccruing loans were:
•	A commercial loan of approximately $8.4 million for a hotel project in Ocean City, Maryland. This hotel has operated successfully for some time, but some of the borrower’s other enterprises have created cash flow difficulties. This loan is among our serious doubt loans.

•	A construction loan for a residential housing development in Montgomery County, Pennsylvania. This borrower experienced serious health problems in 2007.

•	Indirect auto loans in the consumer loan portfolio.
Nonaccruing loans are those for which we do not expect to receive any principal or interest payments.
Three loans accounted for the 2007 increase in renegotiated loans.
Approximately $19.0 million of the renegotiated amount was a construction loan for a large single-family and townhome development in Sussex County, Delaware. The other two were commercial loans to clients in the mid-Atlantic region.
Nonperforming loans

At December 31 (dollars in millions)	2007	2006	2005

Nonaccruing loans:
Commercial, financial, and agricultural	$18.7	$13.7	$22.4
Commercial real estate/construction	9.9	—	—
Commercial mortgage	7.1	8.5	9.7
Residential mortgage	4.0	4.1	4.3
Consumer and other retail	8.1	4.7	2.9

Total nonaccruing loans	$47.8	$31.0	$39.3

Other real estate owned (OREO)	9.1	4.8	0.2
Renegotiated loans	23.7	—	4.7

Total nonperforming loans	$80.6	$35.8	$44.2

Ratio of nonaccruing loans to total loans outstanding	0.56%	0.38%	0.53%

Ratio of total nonperforming loans to total loans outstanding	0.95%	0.44%	0.60%

2007 Annual Report	47

Risk rating classifications

At December 31	2007	2006	2005

Pass	96.03%	97.39%	97.24%
Watchlisted	2.69%	1.82%	1.96%
Substandard	1.27%	0.79%	0.73%
Doubtful	0.01%	—%	0.07%
Consumer and other retail loans accounted for most of the 2007 increase in loans past due 90 days or more. Most of these loans were indirect auto loans. Loans in this category continue to accrue interest.
Loans past due 90 days or more

At December 31 (dollars in millions)	2007	2006	2005

Commercial, financial, and agricultural	$2.4	$1.5	$1.3
Commercial real estate/construction	0.7	—	—
Commercial mortgage	1.3	0.2	0.2
Residential mortgage	2.5	1.1	1.4
Consumer and other retail	6.8	3.0	1.2

Total loans past due 90 days or more	$13.7	$5.8	$4.1

Ratio of loans past due 90 days to total loans outstanding	0.16%	0.07%	0.05%
On a percentage basis, the composition of the loan portfolio remained well diversified and relatively unchanged. Construction loans have accounted for 21% of total loans outstanding since the third quarter of 2006.
Loan portfolio composition

At December 31	2007	2006	2005

Commercial, financial, and agricultural	31%	31%	34%
Commercial real estate/construction	21	21	16
Commercial mortgage	17	16	17
Residential mortgages	6	6	6
Consumer:
Home equity lines of credit	4	4	4
Indirect	9	9	9
Credit card	1	1	1
Other consumer (including home equity loans)	5	5	5
Secured by liquid collateral	6	7	8
More than 96% of total loans outstanding had pass ratings in the risk classification system. This was a slight decrease from the 97% recorded for 2006 and 2005. In 2007, we shifted several commercial loans with pass ratings to the watchlisted and substandard categories. The downgraded loans comprised commercial, construction/real estate, and commercial mortgage loans made in the mid-Atlantic region.

48 MD&A	Wilmington Trust Corporation

The percentage of loans with pass ratings has exceeded 95% since the fourth quarter of 2001, and has been higher than 92% since 1998.

Serious-doubt loans were 24% lower at the end of 2007 than at the end of 2006. Serious-doubt loans are loans we think have a high probability of becoming nonperforming loans in the future, even though they were performing in accordance with the contractual terms or were fewer than 90 days past due when we classified them as serious-doubt loans. Most of these loans are commercial loans.
Serious-doubt loans

At December 31 (dollars in millions)	2007	2006	2005

Commercial, financial, and agricultural	$11.3	$13.4	$3.9
Commercial real estate/construction	—	1.4	—
Commercial mortgage	—	1.0	—
Residential mortgage	—	—	—
Consumer and other retail	—	—	—
Contingency allocation	3.0	3.0	3.0

Total serious-doubt loans	$14.3	$18.8	$6.9

Ratio of serious-doubt loans to total loans outstanding	0.17%	0.23%	0.09%
Higher net charge-offs, higher levels of nonperforming loans, and the risk classification downgrades caused the 2007 increases in the provision and reserve for loan losses. The provision and reserve for loan losses represent what we believe are reasonable assessments of our known and probable loan losses.
Provision and reserve for loan losses

(Dollars in millions)	2007	2006	2005

Provision for loan losses for the year ended December 31	$28.2	$21.3	$11.8
Reserve for loan losses at December 31	$101.1	$94.2	$91.4
Loan loss reserve ratio	1.19%	1.16%	1.24%

2007 Annual Report	49

Loan loss reserve allocation in dollars

At December 31
(in millions)	2007	2006	2005	2004	2003

Commercial, financial, and agricultural	$33.7	$36.3	$38.5	$43.4	$45.2
Real estate/construction	25.7	19.2	12.7	7.8	7.2
Commercial mortgage	15.9	14.5	15.4	14.8	14.3
Residential mortgage	1.4	1.3	1.3	1.2	1.2
Consumer	13.4	11.3	11.2	10.4	9.8
Secured by liquid collateral	4.9	5.5	6.2	6.0	6.1
Unallocated	6.1	6.1	6.1	6.1	6.1

Total	$101.1	$94.2	$91.4	$89.7	$89.9
Loan loss reserve allocation by percentage

At December 31	2007	2006	2005	2004	2003

Commercial, financial, and agricultural	31%	31%	33%	37%	37%
Real estate/construction	21	21	17	11	11
Commercial mortgage	17	16	17	19	17
Residential mortgage	6	6	6	6	8
Consumer	19	19	19	18	17
Secured by liquid collateral	6	7	8	9	10
Unallocated	—	—	—	—	—

Total	100%	100%	100%	100%	100%
In calculating the reserve, we make subjective judgments about amounts we might be able to recover. We also consider loan growth, risk rating classifications, the levels of loan recoveries and repayments, market interest rates, regulatory guidelines, and the stability of the economy in the mid-Atlantic region. The reserve and provision for loan losses do not necessarily increase in conjunction with loan growth, because newly added loans do not automatically carry the same or a higher degree of risk than loans already in the portfolio.
For more information about how we establish and account for nonaccruing loans and the loan loss reserve, read Note 2, “Summary of significant accounting policies,” and Note 8, “Reserve for loan losses,” in this report.

50 MD&A	Wilmington Trust Corporation

INTEREST RATE RISK
The main way we manage interest rate risk is to match, as closely as possible, the pricing and maturity characteristics of our assets with those of our liabilities. We do this by:
•	Maintaining a mix of assets and liabilities that gives us flexibility in a dynamic market place. We want loans to comprise the majority of our assets and deposits to comprise the majority of our liabilities.

•	Managing the relative proportion of fixed and floating rate assets and liabilities. We want to be able to match the repricing characteristics of assets and liabilities as closely as possible.

•	Using a blend of core deposits and national funding. National funding (large CDs and other funds we purchase from brokers, money center banks, and other institutions) helps us match pricing and maturity characteristics because we can predict the balances of wholesale funding with more certainty than we can predict the balances of client deposits. We discuss our funding strategy more fully in the liquidity and funding section of this report.

•	Managing the size of our investment securities portfolio and the mix of instruments in it. For more information about this, read the investment securities discussion in this report.

•	Selling most of our new fixed rate residential mortgage production into the secondary market. By limiting the fixed rate residential mortgages in our loan portfolio, we eliminate much of the long-term risk inherent in fixed rate instruments that typically have 15- to 30-year maturities. We believe a more effective way of managing our exposure to fixed rate mortgages is to hold mortgage-backed instruments in our investment securities portfolio. Typically, the instruments we purchase have shorter maturity and duration characteristics than a portfolio of individual mortgage loans.

•	Using off-balance-sheet derivative instruments. We use instruments such as interest rate swaps and floors to hedge the effects of market interest rate changes on net interest income, the fair value of assets and liabilities, and cash flows. For more information about this, read Note 15, “Derivative and hedging activities,” and the discussion of off-balance-sheet arrangements and contractual obligations in this report.
Our interest rate risk management objective is to minimize the negative effect on net interest income from changes in market interest rates. To achieve this objective, we follow guidelines set by our asset/liability management policy. Under the current policy, our objective is to limit any reduction in net interest income from changes in market interest rates to less than 10% in any 12-month period.
The primary tool we use to assess our exposure to interest rate risk is a computer modeling technique that simulates how gradual and sustained changes in market interest rates might affect net interest income. We perform simulations quarterly that compare multiple hypothetical interest rate scenarios to a stable interest rate environment. As a rule, our model employs scenarios in which rates gradually move up or down 250 basis points over a period of 10 months.
Interest rate risk is the risk to net interest income from changes in market interest rates. Changes in market interest rates, and the pace at which they occur, can affect the yields we earn on loans and investments and the rates we pay on deposits and other borrowings. These changes can affect our net interest margin and net interest income, positively or negatively, and ultimately affect our financial performance.
We believe the primary measure of interest rate risk management is the net interest margin. The margin measures the difference, or “spread,” between the yields we earn on assets and the rates we pay on liabilities.

2007 Annual Report	51

INTEREST RATE RISK IN 2007 AND 2006
Approximately 50% of our total 2007 and 2006 revenue (after the provision for loan losses and amortization) was subject to interest rate risk. The Regional Banking business generates most of our net interest income.
Our interest rate risk position in 2007 and 2006 remained asset-sensitive. We have more floating rate assets than floating rate liabilities, and our loans reprice faster than our sources of funding. Most of our floating rate loans reprice within 30 to 45 days after a rate change. In comparison, it typically takes 90 days or more for the pricing on national funding to reset fully. Some categories of core deposits may take even longer to reprice, depending on their maturity.
National funding helped offset the repricing mismatch between floating rate loans and core deposits. At December 31, 2007, approximately $3.30 billion of national CDs and short-term borrowings were repricing in 90 or fewer days, while approximately $5.72 billion of commercial loans were repricing in 30 or fewer days.
Loan and deposit pricing characteristics

As a percentage of total balances at December 31	2007	2006	2005

Total loans outstanding with floating rates	71%	74%	76%
Commercial loans tied to a prime rate	59%	61%	65%
Commercial loans tied to the 30-day LIBOR	36%	35%	32%
National CDs ≥ $100,000 and short-term borrowings maturing in ≤ 90 days	78%[1]	67%	86%

[1] Excluding debt maturing in 2008
The percentage of national CDs and short-term borrowings scheduled to mature in 90 or fewer days was lower at the end of 2006 than 2005 because, at the time, there was little difference between 90-day rates and longer-term rates, so we opted to purchase the longer-term instruments.
In 2006, the interest rate environment affected us positively. Between January and June 2006, the Federal Open Market Committee (FOMC) enacted four 25-basis-point increases in the federal funds target rate. By the end of August 2006, most of our floating rate loans had repriced upward. Deposit repricing, however, did not occur in the same timeframe or at the same pace. Except for CDs, upward repricing pressure on retail deposits was relatively modest until the 2006 fourth quarter.
Just the opposite occurred in 2007. After more than a year of market interest rate stability, the FOMC started to reduce the federal funds target rate in September 2007. The first reduction was 50 basis points. Two additional reductions, of 25 basis points each, occurred in October and December. In this environment, most of our floating rate loans had begun to reprice downward by the 2007 fourth quarter. Except for CDs and WTDirect deposits, however, changes in deposit pricing were minimal in 2007.

52 MD&A	Wilmington Trust Corporation

The following table compares how the effects of changes in asset and liability volumes and rates in 2007 and 2006 affected net interest income.
Interest changes due to volume and rate

	2007/2006			2006/2005
	Increase/(decrease)			Increase/(decrease)
	due to change in			due to change in
(In millions)	Volume[1]	Rate[2]	Total	Volume[1]	Rate[2]	Total

Interest income:
Time deposits in other banks	$—	$—	$—	$—	$—	$—
Federal funds sold and securities purchased under agreements to resell	(0.7)	0.0	(0.7)	0.7	0.9	1.6

Total short-term investments	(0.7)	0.0	(0.7)	0.7	0.9	1.6

U.S. Treasury	(2.1)	0.1	(2.0)	1.0	1.1	2.1
Government agencies	7.3	3.6	10.9	4.6	1.7	6.3
State and municipal*	0.4	(0.2)	0.2	(0.1)	—	(0.1)
Preferred stock*	(1.7)	0.1	(1.6)	(0.2)	0.2	—
Mortgage-backed securities	(5.2)	0.7	(4.5)	(6.1)	0.6	(5.5)
Other*	(0.3)	0.6	0.3	1.8	5.5	7.3

Total investment securities	(1.6)	4.9	3.3	1.0	9.1	10.1

Commercial, financial, and agricultural*	3.8	0.6	4.4	(1.5)	38.9	37.4
Real estate — construction	18.2	(2.3)	15.9	36.7	24.4	61.1
Mortgage — commercial*	11.1	0.9	12.0	0.8	17.5	18.3

Total commercial loans	33.1	(0.8)	32.3	36.0	80.8	116.8

Mortgage — residential	3.5	0.3	3.8	3.3	(0.5)	2.8
Consumer	4.9	3.7	8.6	8.2	11.6	19.8
Loans secured by liquid collateral	(1.4)	1.1	(0.3)	(2.6)	10.1	7.5

Total retail loans	7.0	5.1	12.1	8.9	21.2	30.1
Total loans net of unearned income	40.1	4.3	44.4	44.9	102.0	146.9

Total interest income	$37.8	$9.2	$47.0	$46.6	$112.0	$158.6

Interest expense:
Savings	$0.8	$9.7	$10.5	$(0.1)	$0.5	$0.4
Interest-bearing demand	0.4	6.8	7.2	1.4	5.2	6.6
Certificates < $100,000	1.1	6.0	7.1	4.0	11.4	15.4
Local certificates ≥ $100,000	(4.9)	1.4	(3.5)	3.7	7.5	11.2

Total core interest- bearing deposits	(2.6)	23.9	21.3	9.0	24.6	33.6
National certificates ≥ $100,000	(2.4)	6.8	4.4	16.9	49.4	66.3

Total interest- bearing deposits	(5.0)	30.7	25.7	25.9	74.0	99.9

Federal funds purchased and securities sold under agreements to repurchase	16.6	(1.4)	15.2	0.6	17.5	18.1
U.S. Treasury demand	(0.1)	0.1	—	—	0.2	0.2
Line of credit and other debt	5.1	2.3	7.4	0.5	—	0.5

Total short-term borrowings	21.6	1.0	22.6	1.1	17.7	18.8
Long-term debt	(5.8)	(0.9)	(6.7)	(0.6)	5.9	5.3

Total interest expense	$10.8	$30.8	$41.6	$26.4	$97.6	$124.0
Changes in net interest income	$27.0	$(21.6)	$5.4	$20.2	$14.4	$34.6

*	We calculate variances on a fully tax-equivalent basis, which includes the effects of any disallowed interest expense deduction.

[1]	We define changes attributable to volume as a change in average balance multiplied by the prior year’s rate.

[2]	We define changes attributable to rate as a change in rate multiplied by the average balance in the applicable period for the prior year. We have allocated a change in rate/volume (change in rate multiplied by change in volume) to the change in rate.

2007 Annual Report	53

We changed our prime lending rate in tandem with the FOMC’s rate moves in 2006 and 2007. Our prime lending rate serves as a point of reference for a substantial number of our commercial floating rate loans.
Wilmington Trust prime lending rate

For the year	2007	2006	2005

Wilmington Trust prime lending rate (at year-end)	7.25%	8.25%	7.25%
Wilmington Trust prime lending rate (on average)	8.07%	7.96%	6.19%
The market interest rate environment affected our net interest margin positively in 2006, but negatively in 2007. The magnitude and pace of the FOMC’s downward moves compressed our net interest margin for the fourth quarter of 2007, which lowered the margin for the full year to 3.67%. In comparison, the repricing mismatch in 2006 produced a net interest margin that was 8 basis points higher than for 2005.

For the year ended December 31	2007	2006	2005

Full-year net interest margin	3.67%	3.79%	3.71%
As of December 31, 2007, our interest rate risk simulation model projected that:
• If short-term rates were to increase gradually over a 10-month period in a series of moves that totaled 250 basis points, our net interest income would increase 4.22% over the 12 months beginning December 31, 2007.
• If short-term rates were to decrease gradually over a 10-month period in a series of moves that totaled 250 basis points, our net interest income would decline by 6.67% over the 12 months beginning December 31, 2007.
Effect of interest rate changes on net interest income

For the 12 months beginning December 31	2007	2006	2005

Gradual increase of 250 basis points	4.22%	4.22%	0.56%
Gradual decrease of 250 basis points	(6.67)%	(3.99)%	(3.97)%
The interest rate environment changed dramatically in January 2008, when the FOMC lowered the federal funds target rate by 125 basis points.
In addition, we sold our portfolio of interest rate floor contracts. To assess the effect of these developments, we conducted another simulation. As of January 31, 2008, the model projected that:
•	If short-term rates were to increase gradually over a 10-month period in a series of moves that totaled 250 basis points, our net interest income would increase 5.47% over the 12 months beginning January 31, 2008.
•	If short-term rates were to decrease gradually over a 10-month period in a series of moves that totaled 250 basis points, our net interest income would decline by 11.05% over the 12 months beginning January 31, 2008.
For more information about our interest rate floors, read Note 15, “Derivative and hedging activities,” in this report.

54 MD&A	Wilmington Trust Corporation

In 2006, we adjusted the simulation model to reflect two changes:
•	To reflect pricing characteristics more accurately, we changed some of the assets in the model from fixed rates to floating rates.
•	On March 31, 2006, we terminated $250 million of interest rate swaps that were associated with $250 million of subordinated long-term debt. We issued this debt at a fixed rate, which we immediately swapped for a floating rate. We terminated these swaps to eliminate the potential volatility of changing market valuations. For more information about these swaps, read Note 5, “Derivative and hedging activities,” and the derivatives and hedging instruments discussion in this report.
Our discussion of the interest rate risk simulation model contains forward-looking statements about the anticipated effects on net interest income that may result from hypothetical changes in market interest rates. Assumptions about retail deposit rates, loan prepayments, asset-backed securities, and collateralized mortgage obligations play a significant role in our interest rate simulations. Our assumptions about rates and the pace of changes in payments differ for assets and liabilities in rising as well as in declining rate environments. These assumptions are inherently uncertain, and the simulations cannot predict precisely how actual interest rate changes might affect our net interest income.
FINANCIAL MARKET RISK
Financial market risk is the risk to income from fluctuations or volatility in the equity markets, the fixed income markets, or both markets. These markets determine the valuations of most of the assets we manage or hold in custody for clients.
Financial markets also determine the valuations of investments in our securities portfolio, and can have positive or negative effects on the amount of interest income the securities portfolio generates. For more information about income from the investment securities portfolio, see the quarterly analysis of earnings in this report.
We record the portions of WAS revenue that are subject to financial market risk as trust and investment advisory revenue and as mutual fund revenue. All of this revenue is based on the market values of equity, fixed income, and other classes of assets. Revenue from WAS planning and other services is produced on a fee-for-service basis and is not tied to market valuations.
A much smaller percentage of CCS revenue is based on market valuations. Part of the retirement services revenue is based on the market values of retirement plans for which we are custodian. All of the revenue from investment and cash management services is based on the value of fixed income investments or cash assets in money market mutual funds.
Since some of our CCS and WAS fees, and all of the affiliate money manager fees, are based on asset valuations, the performance of one or more financial markets can affect noninterest income, positively or negatively, and ultimately affect our financial results.

2007 Annual Report	55

All of the revenue we receive from our ownership positions in the two affiliate money managers, Cramer Rosenthal McGlynn and Roxbury Capital Management, is based on equity market valuations.
Economic risk is the risk to income from changes in economic conditions like employment and population levels and the consumption of goods and services.
Revenue subject to financial market risk

For the year (dollars in millions)	2007	2006	2005

WAS trust and investment advisory revenue	$158.6	$136.5	$123.9
CCS retirement services revenue	12.9	11.5	10.7
CCS investment/cash management revenue	12.8	10.3	7.7
Affiliate money manager revenue	21.9	20.5	17.5

Total revenue subject to financial market risk	$206.2	$178.8	$159.8

Total noninterest income[1]	$386.0	$346.1	$313.3
Percent of total subject to financial market risk	53%	52%	51%

Total net interest and noninterest income[1]	$726.7	$687.9	$630.4
Percent of total subject to financial market risk	28%	26%	25%

[1]	Noninterest income after amortization. Net interest income after the provision for loan losses.
ECONOMIC RISK
Changes in economic conditions could change demand for the services we provide and, ultimately, affect loan and deposit balances, revenue, net income, and overall results, positively or negatively.
Among our businesses, Regional Banking has the most exposure to economic risk, and most of that risk is tied to economic conditions within the Regional Banking geographic footprint. We believe this exposure is mitigated by the region’s diversified economy, which provides a degree of economic stability and helps the region withstand the effects of downturns in any single sector. We discuss the regional economy in more detail in the Regional Banking section of this report.
Areas in Maryland within our Regional Banking footprint are slated to grow considerably due to the U.S. military’s Base Realignment and Closing (BRAC) initiative. In December 2006, the Maryland Department of Planning estimated BRAC would add 45,000 to 60,000 direct and indirect jobs in the Baltimore region over the next eight years.
In February 2007, Chrysler announced plans to idle its automobile manufacturing plant in Newark, Delaware, in 2009. At the end of 2007, this plant employed approximately 2,100 workers. It is too early to determine what, if any, effect the idling of this plant might have on the regional economy or our financial results.
Beyond the Delaware Valley region, changes in economic conditions at the national and international level that eliminate or slow demand for our services could affect all of our businesses, loan and deposit balances, revenue, net income, and overall results.

56 MD&A	Wilmington Trust Corporation

OPERATIONAL AND FIDUCIARY RISK
Operational risk is the risk of unexpected losses attributable to human error, systems failures, fraud, or inadequate internal controls and procedures. Fiduciary risk is the risk of loss that may occur if we were to breach a fiduciary duty to a client. To mitigate operational and fiduciary risk, we have policies, procedures, and internal controls designed to reduce the risks of failing to comply with applicable legal and regulatory requirements and failing to discharge our obligations to clients faithfully.
In view of the operational and fiduciary risks inherent in the markets and businesses in which we engage, we aim to keep these risks at levels we believe are acceptable, through policies and procedures for authorizing, approving, documenting, and monitoring transactions; creating, selling, and managing investment products; trading securities; and selecting counterparties. All staff members share responsibility for adhering to our policies, procedures, and internal controls. Our internal auditors and other staff members continually monitor the overall effectiveness of our system of internal controls.
Section 404 of the Sarbanes-Oxley Act requires us to assess the design and effectiveness of our internal controls over financial reporting. We evaluate the documentation of our control processes and test our primary controls continually, and we remediate them as needed. Each quarter we require designated managers in each business unit to certify to the chairman and chief executive officer, and to the chief financial officer, that the internal controls within their respective areas of responsibility are effective.
REGULATORY RISK
We and our subsidiaries are subject to a variety of regulatory restrictions specified by state and federal governments in the United States, government authorities in other jurisdictions, and other regulatory authorities. These restrictions include those specified by the Bank Secrecy Act, the USA PATRIOT Act, the Sarbanes-Oxley Act, the Bank Holding Company Act, the Federal Deposit Insurance Act, the Federal Reserve Act, the Home Owners’ Loan Act, the Securities and Exchange Commission, the New York Stock Exchange, a variety of federal and state consumer protection laws, and other applicable legal and regulatory requirements. If we fail to comply adequately with these regulatory requirements, we may be subject to financial or other sanctions. To limit this risk, we employ policies and procedures to reduce the risk of failing to comply with these requirements.
LEGAL RISK
We and our subsidiaries are subject to various legal proceedings that arise from time to time in the ordinary course of business. Some of these proceedings seek relief or damages in amounts that may be substantial. Because of the complex nature of some of these proceedings, it may be a number of years before they ultimately are resolved. While it is not feasible to predict the outcome of these proceedings, we do not believe that the ultimate resolution of any legal matters outstanding as of December 31, 2007, will have a materially adverse effect on our consolidated financial statements. Furthermore, some of these proceedings involve claims that we believe may be covered by insurance, and we have advised our insurance carriers accordingly.

2007 Annual Report	57

OTHER INFORMATION
DERIVATIVES, HEDGING INSTRUMENTS, OTHER OFF-BALANCE-SHEET ARRANGEMENTS, PENSION AND OTHER POSTRETIREMENT BENEFIT OBLIGATIONS, AND OTHER CONTRACTUAL OBLIGATIONS
We use a variety of financial instruments and contracts to help us manage capital, liquidity, interest rate risk, credit risk, and other aspects of our day-to-day operations. As permissible under regulatory guidelines, we include these instruments in our calculations of regulatory risk-based capital ratios. These instruments and contracts include:
•	Derivative instruments, such as interest rate swaps and interest rate floors. For more information about our derivative instruments, read Note 15, “Derivative and hedging activities,” in this report.

•	Instruments that generally accepted accounting principles deem to be off-balance-sheet arrangements, which means they do not appear on our balance sheet. These instruments include stand-by letters of credit, unfunded loan commitments, unadvanced lines of credit, operating lease obligations, and other guaranties. For more information about these instruments, read Note 12, “Borrowings,” and Note 13, “Commitments and contingencies,” in this report.

•	Pension and other postretirement benefit plan obligations. We contributed $13.2 million and $18.0 million in 2007 and 2006, respectively, to these plans. We expect to contribute at least $3.6 million in 2008. For more information about these plans, read Note 18, “Pension and other postretirement benefits,” in this report.

•	Contractual obligations that do appear on our balance sheet, including certificates of deposit and long-term debt. For more information about certificates of deposit, read Note 11, “Deposits,” in this report. For more information about our long-term debt, read Note 12, “Borrowings,” in this report. As of December 31, 2007, we have unrecognized tax benefits that, if recognized, would affect our effective tax rate in future periods. Due to the uncertainity of the ultimate amounts to be paid, as well as the timing of such payments, we have excluded all uncertain tax liabilities that have not been paid from the table of contractual obligations on the next page. For more information on our income taxes, read Note 20, “Income Taxes,” in this report.
The derivative instruments we use are primarily interest rate swap and interest rate floor contracts. These instruments help us hedge the risk to interest income from fluctuations in floating interest rates on commercial loans and subordinated long-term debt. At December 31, 2007, we had multiple derivative instruments designated as hedges in notional amounts that totaled $1,125.0 million:
•	$1.00 billion of interest rate floor contracts in connection with floating rate loans in our commercial loan portfolio.

•	$125.0 million of swaps with other financial institutions made in connection with our issues of subordinated long-term Debt.
In January 2008, we sold the $1.00 billion of interest rate floors we had at the end of 2007. We realized a gain of $35.5 million on this sale, which we will amortize into interest and fees on loans over the next 78 months.

58 MD&A	Wilmington Trust Corporation

On March 31, 2006, we sold interest rate swaps with a notional value of $250.0 million. These swaps were associated with the $250.0 million of subordinated long-term debt we issued on April 4, 2003. We realized a loss of $12.7 million in this transaction. We will recognize the amount of the loss over the remaining life of the debt, which matures in 2013, and record it in our income statement as interest expense on long-term debt.
We also use interest rate swap contracts to help loan clients manage their interest rate risk. These swaps let loan clients convert floating rate loan payments to fixed rate loan payments. When we enter into one of these contracts with a client, we simultaneously enter into a “mirror” swap contract with a third party (typically a financial institution) that exchanges the fixed rate loan payments for floating rate loan payments.
As of December 31, 2007, we had client swap contracts of $425.0 million and an equal amount of swap contracts with third parties to mirror the client swaps, for a total of $850.0 million of swaps associated with loans to clients.
Our other contractual obligations as of December 31, 2007, consisted of:
•	One $28.0 million loan from the Federal Home Loan Bank of Pittsburgh. We used these funds to construct Wilmington Trust Plaza, our operations center in downtown Wilmington, Delaware, which was completed in 1998.

•	Lease commitments for offices, net of sublease arrangements, which total $67.9 million. In Delaware, we lease many of our branch offices. We lease all of our branch and other offices outside of Delaware.

•	An 82.41% guaranty of a $3.0 million line-of-credit obligation of affiliate money manager Cramer Rosenthal McGlynn (CRM). The guaranty amount represents our current ownership interest in CRM. The balance of this line of credit is zero and it is scheduled to expire on December 2, 2008.

•	Certificates of deposit amounting to $3.76 billion.

•	Letters of credit, unfunded loan commitments, and unadvanced lines of credit amounting to $4.00 billion.
Contractual obligations as of December 31, 2007

Payments due		Less than	1 to	3 to	More than
(in millions)	Total	1 year	3 years	5 years	5 years

Certificates of deposit	$3,759.7	$3,639.6	$84.2	$29.1	$6.8
Debt obligations[1]	403.0	125.0	28.0	—	250.0
Interest on debt	74.3	18.2	27.7	24.4	4.0
Operating lease obligations	67.9	12.2	21.1	13.1	21.5
Benefit plan obligations	3.6	3.6	—	—	—
Guaranty obligations	2.5	2.5	—	—	—

Total	$4,311.0	$3,801.1	$161.0	$66.6	$282.3

[1]	Contractual obligations associated with debt obligations include future interest payments.

2007 Annual Report	59

The debt obligations referenced in the table above consist of two outstanding subordinated debt issues and Federal Home Loan Bank advances. The first debt issue, for $125.0 million, was issued in 1998, was used to support acquisitions and expansion. We have reclassified the debt issue to short-term borrowings because it matures in 2008. The second debt issue, for $250.0 million, was issued in 2003, was used for general liquidity purposes, and is due in 2013. This debt issue is included in the “Long-term debt” line of our balance sheet.
Our agreements with CRM, Roxbury Capital Management, Grant Tani Barash & Altman, and Wilmington Trust Conduit Services permit principal members and designated key employees of each firm, subject to certain restrictions, to put their interests in their respective firms to our company. For more information about these agreements, refer to Note 4, “Affiliates and acquisitions,” in this report.
CONTROLS AND PROCEDURES
Our chairman and chief executive officer, and our chief financial officer, evaluated the effectiveness of our disclosure controls and procedures as of December 31, 2007, pursuant to Securities Exchange Act Rule 13a-15(e). Based on that evaluation, they concluded that our disclosure controls and procedures were effective in alerting them on a timely basis to any material information about our company (including our consolidated subsidiaries) that we are required to include in the periodic filings we make with the Securities and Exchange Commission. There was no change in our internal control over financial reporting during 2007 that materially affected, or is reasonably likely to affect materially, our internal control over financial reporting.
CRITICAL ACCOUNTING POLICIES AND ESTIMATES
Our critical accounting policies conform with U.S. generally accepted accounting principles (GAAP), and with reporting practices prescribed for the banking industry. We maintain our accounting records and prepare our financial statements using the accrual basis of accounting. In applying our critical accounting policies, we make estimates and assumptions about revenue recognition, the reserve for loan losses, stock-based employee compensation, impairment of goodwill, loan origination fees, income taxes, securities valuations, and other items. For more information about our critical accounting policies, read Note 2, “Summary of significant accounting policies,” and Note 3, “Recent accounting pronouncements,” in this report.

60 MD&A	Wilmington Trust Corporation

FACTORS AFFECTING FUTURE RESULTS
This report contains estimates, predictions, opinions, or other statements that might be construed as “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include references to our financial goals, dividend policy, financial and business trends, new business results and outlook, business prospects, market positioning, pricing trends, strategic initiatives, credit quality and the reserve for loans losses, the effects of changes in market interest rates, the effects of changes in securities valuations, the impact of accounting pronouncements, and other internal and external factors that could affect our financial performance.
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

2007 Annual Report	61

ELEVEN-YEAR SUMMARY OF
SELECTED CONSOLIDATED FINANCIAL DATA

(In millions, except share amounts)	2007	2006[7]

CONSOLIDATED AVERAGE STATEMENTS OF CONDITION
ASSETS
Cash and due from banks	$208.7	$210.6
Short-term investments	38.4	52.8
Investment securities	1,875.9	1,893.1
Loans	8,212.0	7,699.8
Reserve for loan losses	(95.5)	(91.8)
Net loans	8,116.5	7,608.0
Other	757.9	730.6

Total	$10,997.4	$10,495.1

LIABILITIES AND STOCKHOLDERS’ EQUITY
Core deposits	$5,045.5	$4,936.7
National certificates $100,000 and over	2,756.7	2,803.9
Short-term borrowings	1,568.2	1,135.8
Other	228.5	164.9
Long-term debt	307.3	394.4

Total	9,906.2	9,435.7
Minority interest	0.2	0.3
Stockholders’ equity	1,091.0	1,059.1

Total	$10,997.4	$10,495.1

CONSOLIDATED STATEMENTS OF INCOME
Net interest income	$368.9	$363.1
Advisory fees:
Wealth Advisory Services	220.1	192.0
Corporate Client Services	98.6	85.6
Cramer Rosenthal McGlynn	20.7	19.3
Roxbury Capital Management	1.2	1.2

Total advisory fees	340.6	298.1
Amortization of affiliate intangibles	(4.7)	(4.2)

Net advisory fees	335.9	293.9
Other noninterest income	50.0	52.0
Securities gains/(losses)	0.1	0.2

Total noninterest income	386.0	346.1
Net interest and noninterest income	754.9	709.2
Provision for loan losses	(28.2)	(21.3)
Salaries and employment benefits	270.6	242.5
Other noninterest expense	173.5	229.1 [7]

Total noninterest expense	444.1	471.6
Income before income taxes, minority interest, and cumulative effect of change in accounting principle	282.6	216.3
Income tax expense	99.7	72.7

Net income before minority interest and cumulative effect of change in accounting principle	182.9	143.6
Minority interest	0.9	(0.2)

Net income before cumulative effect of change in accounting principle	182.0	143.8
Cumulative effect of change in accounting principle (net of income taxes of $0.6 in 2001)	—	—

Net income	$182.0	$143.8 [7]

[1]	1999 results included a $13.4 million one-time pre-tax charge for outsourcing data processing functions.

[2]	Based on income before the cumulative effect of change in accounting principle or one-time pre-tax charge for outsourcing data processing functions.

[3]	At year-end.

[4]	Total other expenses as a percentage of net interest and other income on a tax-equivalent basis.

[5]	Net income minus dividends paid as a percentage of prior year-end stockholders’ equity.

[6]	Adjusted for two-for-one stock split in June 2002.

[7]	2006 results included a $72.3 million non-cash goodwill impairment write-down.

62 Eleven-Year Summary of Selected Consolidated Financial Data	Wilmington Trust Corporation

										Compound
										growth rates
										1997 to	2002 to
2005	2004	2003	2002	2001	2000	1999	[1]	1998	1997	2007	2007

$229.2	$212.2	$190.2	$189.1	$215.8	$194.7	$198.0		$188.2	$190.2	0.93%	1.99%
33.7	23.8	28.5	28.2	28.7	29.5	31.5		31.1	22.4	5.54	6.37
1,876.6	1,868.5	1,742.4	1,295.4	1,341.9	1,567.0	1,594.4		1,609.6	1,386.3	3.07	7.69
7,047.1	6,470.4	6,060.0	5,691.3	5,235.3	5,053.1	4,530.4		4,156.4	3,921.5	7.67	7.61
(90.9)	(90.3)	(86.7)	(83.0)	(77.8)	(75.3)	(73.3)		(66.2)	(56.7)	5.35	2.85
6,956.2	6,380.1	5,973.3	5,608.3	5,157.5	4,977.8	4,457.1		4,090.2	3,864.8	7.70	7.67
707.3	643.2	598.5	542.9	487.6	441.4	409.2		333.9	216.7	13.34	6.90

$9,803.0	$9,127.8	$8,532.9	$7,663.9	$7,231.5	$7,210.4	$6,690.2		$6,253.0	$5,680.4	6.83%	7.49%

$4,866.6	$4,553.7	$4,356.2	$3,981.1	$3,675.0	$3,766.3	$4,004.5		$3,802.1	$3,561.8	3.54%	4.85%
2,306.6	2,039.5	1,937.7	1,846.5	1,588.1	1,504.8	762.0		625.2	308.6	24.48	8.34
1,107.8	1,116.3	975.7	821.1	1,027.7	1,145.9	1,138.1		1,076.5	1,188.2	2.26	12.58
167.0	156.3	144.4	132.1	131.3	92.2	84.9		96.0	99.6	8.66	11.58
405.5	407.3	345.8	160.5	166.3	168.0	168.0		125.9	43.0	24.68	19.45

8,853.5	8,273.1	7,759.8	6,941.3	6,588.4	6,677.2	6,157.5		5,725.7	5,201.2	6.65	7.37
0.2	0.4	0.1	0.1	—	—	—		—	—	—	14.87
949.3	854.3	773.0	722.5	643.1	533.2	532.7		527.3	479.2	8.58	8.59

$9,803.0	$9,127.8	$8,532.9	$7,663.9	$7,231.5	$7,210.4	$6,690.2		$6,253.0	$5,680.4	6.83%	7.49%

$328.9	$294.4	$277.1	$276.5	$258.9	$255.1	$245.9		$237.7	$230.0	4.84%	5.94%

172.1	155.6	140.4	126.9	109.6	104.5	98.1		88.8	81.8	10.40	11.64
76.3	71.6	67.3	64.3	54.9	46.7	40.4		35.8	32.7	11.67	8.93
16.1	10.9	5.3	7.7	6.3	1.6	4.1		4.9	—	—	21.87
1.4	1.6	(2.3)	8.6	14.2	19.7	12.0		2.5	—	—	(32.56)

265.9	239.7	210.7	207.5	185.0	172.5	154.6		132.0	114.5	11.52	10.42
(4.0)	(2.5)	(1.7)	(1.3)	(8.2)	(7.5)	(6.2)		(3.2)	—	—	29.31

261.9	237.2	209.0	206.2	176.8	165.0	148.4		128.8	114.5	11.36	10.25
50.6	50.0	54.5	54.0	49.7	51.6	41.8		48.4	43.0	1.52	(1.53)
0.8	(0.5)	0.7	2.0	1.5	(0.4)	1.3		6.7	—	—	(45.07)

313.3	286.7	264.2	262.2	228.0	216.2	191.5		183.9	157.5	9.38	8.04
642.2	581.1	541.3	538.7	486.9	471.3	437.4		421.6	387.5	6.90	6.98
(11.8)	(15.6)	(21.6)	(22.0)	(19.9)	(21.9)	(17.5)		(20.0)	(21.5)	2.75	5.09
225.0	210.5	190.8	187.5	172.2	167.9	151.7		141.0	133.3	7.34	7.61
145.1	139.3	125.5	127.5	110.1	101.8	111.0	[1]	92.2	77.9	8.34	6.35

370.1	349.8	316.3	315.0	282.3	269.7	262.7		233.2	211.2	7.72	7.11

260.3	215.7	203.4	201.7	184.7	179.7	157.2		168.4	154.8	6.20	6.98
93.0	77.9	71.4	71.8	64.1	62.4	53.2		56.6	51.6	6.81	6.79

167.3	137.8	132.0	129.9	120.6	117.3	104.0		111.8	103.2	5.89	7.08
0.3	0.9	1.1	0.6	—	—	—		—	—	—	8.45

167.0	136.9	130.9	129.3	120.6	117.3	104.0		111.8	103.2	5.84	7.08

—	—	—	—	1.1	—	—		—	—	—	—

$167.0	$136.9	$130.9	$129.3	$121.7	$117.3	$104.0	[1]	$111.8	$103.2	5.84%	7.08%
(CONTINUED)

2007 Annual Report	63

ELEVEN-YEAR SUMMARY OF
SELECTED CONSOLIDATED FINANCIAL DATA (CONTINUED)

(In millions, except share amounts)	2007	2006[7]

Net income per share – diluted:
Income before cumulative effect of change in accounting principle	$2.64	$2.06
Cumulative effect of change in accounting principle[6]	—	—

Net income per share – diluted[6]	$2.64	$2.06
Percentage change from prior year	28%	(15)%

SELECTED FINANCIAL RATIOS AND STATISTICS
Net income as a percentage of:
Average stockholders’ equity[2]	16.68%	13.58%
Average total assets[2]	1.65	1.37
Capital generation ratio[2,5]	8.69	5.77
Average equity to assets ratio	9.92	10.09
Risk-based capital ratio[3]	11.21	12.10

Loan quality:
Percentage of average total loans:
Net charge-offs	0.26%	0.24%
Nonaccruing loans	0.58	0.40
Percentage of total loans:
Reserve for loan losses[3]	1.19%	1.16%

Selected per share data:
Cash dividends declared and paid[6]	$1.320	$1.245
Book value[3,6]	16.70	15.46
Stock price[3,6]	35.20	42.17
Price/earnings multiple[3]	13.13	20.08

Assets under management:
Wilmington Trust Company	$35,934.7	$31,222.9
Cramer Rosenthal McGlynn	11,417.3	10,623.8
Roxbury Capital Management	2,466.0	3,138.1

Combined assets under management	$49,818.0	$44,984.8

Staff members (full-time-equivalent)[3]	2,672	2,574
Net income per staff member (in thousands)[2]	$68.1	$55.9
Efficiency ratio[2,4]	58.53%	66.10%
Registered stockholders[3]	7,718	7,962

[1]	1999 results included a $13.4 million one-time pre-tax charge for outsourcing data processing functions.

[2]	Based on income before the cumulative effect of change in accounting principle or one-time pre-tax charge for outsourcing data processing functions.

[3]	At year-end.

[4]	Total other expenses as a percentage of net interest and other income on a tax-equivalent basis.

[5]	Net income minus dividends paid as a percentage of prior year-end stockholders’ equity.

[6]	Adjusted for two-for-one stock split in June 2002.

[7]	2006 results included a $72.3 million non-cash goodwill impairment write-down.

64 Eleven-Year Summary of Selected Consolidated Financial Data	Wilmington Trust Corporation

									Compound
									growth rates
									1997 to	2002 to
2005	2004	2003	2002	2001	2000	1999 [1]	1998	1997	2007	2007

$2.43	$2.02	$1.97	$1.95	$1.83	$1.80	$1.56 [1]	$1.63	$1.50	5.82%	6.25%
—	—	—	—	0.02	—	—	—	—	—	—

$2.43	$2.02	$1.97	$1.95	$1.85	$1.80	$1.56 [1]	$1.63	$1.50	5.82%	6.25%
20%	3%	1%	5%	3%	15%	(4)%	9%	9%

17.59%	16.02%	16.93%	17.90%	18.92%	22.00%	19.52%	21.20%	21.54%
1.70	1.50	1.53	1.69	1.68	1.63	1.55	1.79	1.82
9.54	7.70	8.15	9.24	10.13	12.04	9.07	12.04	11.98
9.68	9.36	9.06	9.43	8.89	7.39	7.96	8.43	8.44
11.84	11.68	12.52	10.19	11.20	10.83	10.70	12.49	12.39

0.14%	0.24%	0.28%	0.31%	0.30%	0.44%	0.28%	0.29%	0.31%
0.62	0.95	0.75	0.74	0.73	0.80	0.64	0.74	0.73

1.24%	1.33%	1.44%	1.41%	1.47%	1.48%	1.60%	1.66%	1.60%

$1.185	$1.125	$1.065	$1.005	$0.945	$0.885	$0.825	$0.765	$0.705
14.99	13.49	12.17	11.35	10.48	9.17	7.72	8.20	7.51
38.91	36.15	36.00	31.68	31.66	31.03	24.13	30.82	31.19
15.75	17.63	18.09	16.08	16.93	17.05	15.27	18.46	20.39

$25,998.2	$26,464.0	$24,352.8	$20,966.7	$23,829.2	$27,994.4	$25,529.7	$22,770.2	$18,740.7
8,899.0	6,927.2	4,698.6	3,512.0	4,643.0	3,495.0	3,204.0	4,319.0	—
3,287.3	3,138.6	3,210.7	3,712.4	7,700.0	11,300.0	11,200.0	6,000.0	—

$38,184.5	$36,529.8	$32,262.1	$28,191.1	$36,172.2	$42,789.4	$39,933.7	$33,089.2	$18,740.7

2,469	2,428	2,307	2,361	2,316	2,299	2,434	2,442	2,428
$67.6	$56.4	$56.7	$54.8	$52.5	$51.0	$42.7 [1]	$45.8	$42.5
57.28%	59.72%	57.92%	57.93%	57.20%	56.35%	58.99%	54.23%	53.21%
8,180	8,499	8,666	8,712	8,841	9,189	9,617	9,868	10,164

2007 Annual Report	65

FIVE-YEAR ANALYSIS OF EARNINGS AND
CONSOLIDATED AVERAGE STATEMENTS OF CONDITION

	2007
(Dollar amounts in millions;	Average	Income/	Average
rates on a tax-equivalent basis)	balance	expense	rate

ASSETS
Federal funds sold and securities purchased under agreements to resell	$38.4	$2.0	5.23%
U.S. Treasury	103.8	4.0	3.82
Government agencies	659.5	31.3	4.75
Obligations of state and political subdivisions[1]	14.5	1.1	7.48
Preferred stock[1]	68.5	5.3	7.76
Mortgage-backed securities	668.3	28.4	4.25
Other securities[1]	389.9	24.5	6.27

Total investment securities	1,904.5	94.6	4.97
Commercial, financial, and agricultural	2,485.7	194.0	7.81
Real estate — construction	1,731.9	144.4	8.34
Mortgage — commercial	1,382.2	109.6	7.93

Total commercial loans	5,599.8	448.0	8.00
Mortgage — residential	556.3	32.5	5.84
Consumer loans	1,526.6	113.2	7.41
Loans secured with liquid collateral	529.3	35.8	6.76

Total retail loans	2,612.2	181.5	6.95
Total loans[1,2]	8,212.0	629.5	7.67
Total earning assets at historical cost	10,154.9
Fair value adjustment on securities available for sale	(28.6)
Total earning assets	10,126.3	726.1	7.15
Other assets	871.1

Total assets	$10,997.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Savings	$500.1	11.8	2.35%
Interest-bearing demand	2,400.2	33.7	1.40
Certificates under $100,000	1,010.1	43.6	4.32
Local certificates $100,000 and over	412.7	19.8	4.80

Core interest-bearing deposits	4,323.1	108.9	2.52
National certificates $100,000 and over	2,756.7	148.1	5.37

Total interest-bearing deposits	7,079.8	257.0	3.63
Federal funds purchased and securities sold under agreements to repurchase	1,465.0	68.4	4.67
U.S. Treasury demand	9.8	0.5	4.77
Line of credit and other debt	93.4	7.9	8.45

Total short-term borrowings	1,568.2	76.8	4.90
Long-term debt	307.3	19.5	6.33

Total interest-bearing liabilities	8,955.3	353.3	3.95
Demand deposits	722.4
Other noninterest funds	477.2

Total funds used to support earning assets	10,154.9	353.3	3.48
Minority interest	0.2
Stockholders’ equity	1,091.0
Equity used to support earning assets	(477.2)
Other liabilities	228.5

Total liabilities and stockholders’ equity	$10,997.4
Net interest income/margin[3]		372.8	3.67%
Tax-equivalent adjustment		(3.9)

Net interest income		$368.9

[1]	Tax-advantaged income has been adjusted to a tax-equivalent basis using a combined statutory federal and state income tax rate of 35% for all years.

[2]	Loan balances include nonaccrual loans. Interest income includes amortization of deferred loan fees.

[3]	To compute the net interest margin, we divide net interest income on a fully tax-equivalent basis by total earning assets, on average.

Note: Average rates are calculated using average balances based on historical cost and do not reflect market valuation adjustments.

66 Five-Year Analysis of Earnings and	Wilmington Trust Corporation
         Consolidated Average Statements of Condition

2006			2005			2004			2003
Average	Income/	Average	Average	Income/	Average	Average	Income/	Average	Average	Income/	Average
balance	expense	rate	balance	expense	rate	balance	expense	rate	balance	expense	rate

$52.8	$2.7	5.04%	$33.7	$1.1	3.39%	$23.8	$0.4	1.52%	$28.5	$0.4	1.26%
159.1	6.0	3.76	125.7	3.9	3.05	187.9	5.6	2.97	302.4	8.8	2.90
485.9	20.4	4.20	366.8	14.1	3.85	260.6	10.2	3.92	185.9	7.7	4.16
9.8	0.9	8.80	11.2	1.0	8.75	13.0	1.1	8.70	15.6	1.4	9.00
90.6	6.9	7.65	93.1	6.9	7.50	122.3	9.1	7.41	118.4	8.8	7.44
792.7	32.9	4.15	942.0	38.4	4.07	982.5	39.8	4.05	858.2	36.3	4.23
395.2	24.2	6.14	357.6	16.9	4.73	308.6	9.7	3.15	250.9	7.4	2.95

1,933.3	91.3	4.73	1,896.4	81.2	4.28	1,874.9	75.5	4.03	1,731.4	70.4	4.07
2,437.4	189.6	7.78	2,462.1	152.2	6.19	2,374.4	107.9	4.55	2,209.3	97.0	4.39
1,516.8	128.5	8.47	982.3	67.4	6.87	731.8	35.7	4.88	612.4	27.5	4.49
1,240.8	97.6	7.87	1,229.1	79.3	6.46	1,168.6	58.9	5.04	1,044.1	55.7	5.34

5,195.0	415.7	8.00	4,673.5	298.9	6.40	4,274.8	202.5	4.74	3,865.8	180.2	4.66
495.2	28.7	5.80	438.6	25.9	5.89	453.8	27.4	6.04	585.2	39.1	6.67
1,458.2	104.6	7.18	1,329.3	84.8	6.38	1,134.1	67.7	5.97	1,037.9	68.1	6.56
551.4	36.1	6.54	605.7	28.6	4.72	607.7	17.5	2.88	571.1	15.4	2.69

2,504.8	169.4	6.76	2,373.6	139.3	5.86	2,195.6	112.6	5.13	2,194.2	122.6	5.58
7,699.8	585.1	7.60	7,047.1	438.2	6.22	6,470.4	315.1	4.87	6,060.0	302.8	5.00
9,685.9			8,977.2			8,369.1			7,819.9
(40.2)			(19.8)			(6.4)			11.0
9,645.7	679.1	7.01	8,957.4	520.5	5.80	8,362.7	391.0	4.67	7,830.9	373.6	4.78
849.4			845.6			765.1			702.0

$10,495.1			$9,803.0			$9,127.8			$8,532.9

$311.4	1.3	0.41%	$344.9	0.9	0.27%	$369.1	0.7	0.18%	$366.0	0.6	0.16%
2,365.1	26.5	1.12	2,303.8	19.9	0.86	2,311.1	11.6	0.50	2,183.9	9.2	0.42
979.4	36.5	3.73	824.4	21.1	2.56	768.3	15.6	2.03	834.4	22.3	2.67
521.7	23.3	4.48	401.5	12.1	3.01	177.7	3.0	1.69	138.6	2.4	1.74

4,177.6	87.6	2.10	3,874.6	54.0	1.39	3,626.2	30.9	0.85	3,522.9	34.5	0.98
2,803.9	143.7	5.12	2,306.6	77.4	3.36	2,039.5	29.3	1.44	1,937.7	29.2	1.50

6,981.5	231.3	3.31	6,181.2	131.4	2.13	5,665.7	60.2	1.06	5,460.6	63.7	1.17

1,116.2	53.2	4.77	1,096.3	35.1	3.20	1,106.0	18.1	1.64	944.5	14.1	1.49
11.1	0.5	4.77	11.5	0.3	3.04	9.5	0.1	1.10	11.6	0.1	0.87
8.5	0.5	5.95	—	—	—	0.8	—	1.52	19.6	0.3	1.66

1,135.8	54.2	4.77	1,107.8	35.4	3.20	1,116.3	18.2	1.63	975.7	14.5	1.49
394.4	26.2	6.65	405.5	20.9	5.15	407.3	13.7	3.36	345.8	13.5	3.91

8,511.7	311.7	3.66	7,694.5	187.7	2.44	7,189.3	92.1	1.28	6,782.1	91.7	1.35
759.1			992.0			927.5			833.3
415.1			290.7			252.3			204.5

9,685.9	311.7	3.22	8,977.2	187.7	2.09	8,369.1	92.1	1.10	7,819.9	91.7	1.18
0.3			0.2			0.4			0.1
1,059.1			949.3			854.3			773.0
(415.1)			(290.7)			(252.3)			(204.5)
164.9			167.0			156.3			144.4

$10,495.1			$9,803.0			$9,127.8			$8,532.9
	367.4	3.79%		332.8	3.71%		298.9	3.57%		281.9	3.60%
	(4.3)			(3.9)			(4.5)			(4.8)

	$363.1			$328.9			$294.4			$277.1

2007 Annual Report	67

FIVE-YEAR COMPARISON OF
CONSOLIDATED AVERAGE STATEMENTS OF CONDITION

For the year ended December 31 (in millions)	2007	2006	2005	2004	2003

ASSETS
Cash and due from banks	$208.7	$210.6	$229.2	$212.2	$190.2
Federal funds sold and securities purchased under agreements to resell	38.4	52.8	33.7	23.8	28.5
Investment securities:
U.S. Treasury	103.0	156.5	124.4	189.0	308.1
Government agencies	657.8	478.9	363.8	262.2	190.7
Obligations of state and political subdivisions	14.7	10.0	11.5	13.5	16.4
Preferred stock	66.2	90.2	94.0	120.9	118.4
Mortgage-backed securities	647.5	761.9	925.0	973.6	861.1
Other securities	386.7	395.6	357.9	309.3	247.7

Total investment securities	1,875.9	1,893.1	1,876.6	1,868.5	1,742.4
Loans:
Commercial, financial, and agricultural	2,485.7	2,437.4	2,462.1	2,374.4	2,209.3
Real estate — construction	1,731.9	1,516.8	982.3	731.8	612.4
Mortgage — commercial	1,382.2	1,240.8	1,229.1	1,168.6	1,044.1

Total commercial loans	5,599.8	5,195.0	4,673.5	4,274.8	3,865.8
Mortgage — residential	556.3	495.2	438.6	453.8	585.2
Consumer loans	1,526.6	1,458.2	1,329.3	1,134.1	1,037.9
Loans secured with liquid collateral	529.3	551.4	605.7	607.7	571.1

Total retail loans	2,612.2	2,504.8	2,373.6	2,195.6	2,194.2
Total loans net of unearned income	8,212.0	7,699.8	7,047.1	6,470.4	6,060.0
Reserve for loan losses	(95.5)	(91.8)	(90.9)	(90.3)	(86.7)

Net loans	8,116.5	7,608.0	6,956.2	6,380.1	5,973.3
Premises and equipment	149.6	150.6	148.9	152.0	153.4
Goodwill	314.3	339.6	341.4	290.9	244.1
Other intangibles	36.6	37.4	41.5	31.1	22.1
Other assets	257.4	203.0	175.5	169.2	178.9

Total assets	$10,997.4	$10,495.1	$9,803.0	$9,127.8	$8,532.9

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$722.4	$759.1	$992.0	$927.5	$833.3
Interest-bearing:
Savings	500.1	311.4	344.9	369.1	366.0
Interest-bearing demand	2,400.2	2,365.1	2,303.8	2,311.1	2,183.9
Certificates under $100,000	1,010.1	979.4	824.4	768.3	834.4
Local certificates $100,000 and over	412.7	521.7	401.5	177.7	138.6

Total core deposits	5,045.5	4,936.7	4,866.6	4,553.7	4,356.2
National certificates $100,000 and over	2,756.7	2,803.9	2,306.6	2,039.5	1,937.7

Total deposits	7,802.2	7,740.6	7,173.2	6,593.2	6,293.9
Short-term borrowings:
Federal funds purchased and securities sold under agreements to repurchase	1,465.0	1,116.2	1,096.3	1,106.0	944.5
U.S. Treasury demand	9.8	11.1	11.5	9.5	11.6
Line of credit and other debt	93.4	8.5	—	0.8	19.6

Total short-term borrowings	1,568.2	1,135.8	1,107.8	1,116.3	975.7
Other liabilities	228.5	164.9	167.0	156.3	144.4
Long-term debt	307.3	394.4	405.5	407.3	345.8

Total liabilities	9,906.2	9,435.7	8,853.5	8,273.1	7,759.8
Minority interest	0.2	0.3	0.2	0.4	0.1
Stockholders’ equity	1,091.0	1,059.1	949.3	854.3	773.0

Total liabilities and stockholders’ equity	$10,997.4	$10,495.1	$9,803.0	$9,127.8	$8,532.9

68 Five-Year Comparison of Consolidated Average Statements of Condition	Wilmington Trust Corporation

FIVE-YEAR COMPARISON
OF CONSOLIDATED STATEMENTS OF INCOME

For the year ended December 31 (in millions, except share amounts)	2007	2006	2005	2004	2003

NET INTEREST INCOME
Interest income	$722.2	$674.8	$516.6	$386.5	$368.8
Interest expense	353.3	311.7	187.7	92.1	91.7

Net interest income	368.9	363.1	328.9	294.4	277.1
Provision for loan losses	(28.2)	(21.3)	(11.8)	(15.6)	(21.6)

Net interest income after provision for loan losses	340.7	341.8	317.1	278.8	255.5

NONINTEREST INCOME
Advisory fees:
Wealth Advisory Services	220.1	192.0	172.1	155.6	140.4
Corporate Client Services	98.6	85.6	76.3	71.6	67.3
Cramer Rosenthal McGlynn	20.7	19.3	16.1	10.9	5.3
Roxbury Capital Management	1.2	1.2	1.4	1.6	(2.3)

Total advisory fees	340.6	298.1	265.9	239.7	210.7
Amortization of affiliate intangibles	(4.7)	(4.2)	(4.0)	(2.5)	(1.7)

Advisory fees after amortization of affiliate intangibles	335.9	293.9	261.9	237.2	209.0
Service charges on deposit accounts	28.3	28.2	28.1	31.4	32.3
Other noninterest income	21.7	23.8	22.5	18.6	22.2
Securities gains/(losses)	0.1	0.2	0.8	(0.5)	0.7

Total noninterest income	386.0	346.1	313.3	286.7	264.2
Net interest and noninterest income	726.7	687.9	630.4	565.5	519.7

NONINTEREST EXPENSE
Salaries and wages	172.8	154.4	139.8	134.7	124.1
Incentives and bonuses	46.9	39.8	38.0	35.1	31.1
Employment benefits	50.9	48.3	47.2	40.7	35.6
Net occupancy	28.3	25.7	22.4	21.2	20.6
Furniture, equipment, and supplies	39.2	38.3	34.7	32.1	28.2
Impairment write-down	—	72.3	—	—	—
Other noninterest expense	106.0	92.8	88.0	86.0	76.7

Total noninterest expense	444.1	471.6	370.1	349.8	316.3

NET INCOME
Income before income taxes and minority interest	282.6	216.3	260.3	215.7	203.4
Income tax expense	99.7	72.7	93.0	77.9	71.4

Net income before minority interest	182.9	143.6	167.3	137.8	132.0
Minority interest	0.9	(0.2)	0.3	0.9	1.1

Net income	$182.0	$143.8	$167.0	$136.9	$130.9

Net income per share — basic	$2.68	$2.10	$2.47	$2.05	$1.99
Net income per share — diluted	$2.64	$2.06	$2.43	$2.02	$1.97
Weighted average shares outstanding (in thousands)
Basic	67,946	68,413	67,688	66,793	65,869
Diluted	68,851	69,675	68,570	67,749	66,536
Net income as a percentage of:
Average total assets	1.65%	1.37%	1.70%	1.50%	1.53%
Average stockholders’ equity	16.68%	13.58%	17.59%	16.02%	16.93%

EXCLUDING IMPAIRMENT WRITE-DOWN
Income before income taxes and minority interest	$282.6	$216.3	$260.3	$215.7	$203.4
Impairment write-down	—	72.3	—	—	—

Income before income taxes, minority interest and impairment write-down	282.6	288.6	260.3	215.7	203.4
Income tax expense	99.7	103.3	93.0	77.9	71.4

Net income before minority interest and impairment write-down	182.9	185.3	167.3	137.8	132.0
Minority interest	0.9	(0.2)	0.3	0.9	1.1

Net income before impairment write-down	$182.0	$185.5	$167.0	$136.9	$130.9

Net income per share — basic	$2.68	$2.71	$2.47	$2.05	$1.99
Net income per share — diluted	$2.64	$2.66	$2.43	$2.02	$1.97
Weighted average shares outstanding (in thousands):
Basic	67,946	68,413	67,688	66,793	65,869
Diluted	68,851	69,675	68,570	67,749	66,536
Net income as a percentage of:
Average total assets	1.65%	1.76%	1.70%	1.50%	1.53%
Average stockholders’ equity	16.68%	17.34%	17.59%	16.02%	16.93%

2007 Annual Report	69

SUMMARY OF CONSOLIDATED
QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

For the quarter ended	2007				2006
(in millions, except share amounts)	Dec. 31	Sept. 30	June 30	Mar. 31	Dec. 31	Sept. 30	June 30	Mar. 31

NET INTEREST INCOME
Interest income	$177.9	$183.4	$180.8	$180.0	$182.0	$175.0	$165.0	$152.8
Interest expense	86.8	89.3	88.0	89.2	89.6	82.0	74.6	65.5

Net interest income	91.1	94.1	92.8	90.8	92.4	93.0	90.4	87.3
Provision for loan losses	(9.2)	(8.9)	(6.5)	(3.6)	(6.5)	(6.6)	(4.2)	(4.0)

Net interest income after provision for loan losses	81.9	85.2	86.3	87.2	85.9	86.4	86.2	83.3

NONINTEREST INCOME
Advisory fees:
Wealth Advisory Services	59.1	56.1	53.4	51.5	51.3	47.1	47.0	46.3
Corporate Client Services	26.2	23.6	24.8	24.0	23.4	21.1	20.8	20.4
Cramer Rosenthal McGlynn	5.5	4.2	6.3	4.7	5.3	4.6	5.5	4.0
Roxbury Capital Management	0.4	0.4	0.2	0.1	0.1	—	0.3	0.9

Total advisory fees	91.2	84.3	84.7	80.3	80.1	72.8	73.6	71.6
Amortization of affiliate intangibles	(1.3)	(1.2)	(1.1)	(1.1)	(1.1)	(1.1)	(1.0)	(1.0)

Advisory fees after amortization of affiliate intangibles	89.9	83.1	83.6	79.2	79.0	71.7	72.6	70.6
Service charges on deposit accounts	7.3	7.2	7.0	6.8	7.1	7.3	7.0	6.9
Other noninterest income	5.3	4.7	6.2	5.4	6.2	5.5	6.8	5.2
Securities gains/(losses)	0.2	(0.2)	0.1	—	0.2	0.1	(0.1)	—

Noninterest income	102.7	94.8	96.9	91.4	92.5	84.6	86.3	82.7
Net interest and noninterest income	184.6	180.0	183.2	178.6	178.4	171.0	172.5	166.0

NONINTEREST EXPENSE
Salaries and wages	45.0	44.1	41.9	41.8	40.3	39.5	37.8	36.9
Incentives and bonuses	11.5	10.0	11.4	14.0	10.3	8.9	10.3	10.3
Employment benefits	12.0	12.7	11.5	14.6	11.4	11.4	11.9	13.5
Net occupancy	7.4	7.3	6.8	6.8	6.7	6.7	6.3	5.9
Furniture, equipment, and supplies	9.7	10.0	9.8	9.7	10.3	9.2	9.9	9.0
Other noninterest expense:
Advertising and contributions	3.2	2.0	2.8	2.7	3.2	2.2	2.1	1.9
Servicing and consulting fees	3.4	2.6	2.8	2.4	2.9	2.8	2.4	2.3
Subadvisor expense	2.8	2.7	2.5	2.5	2.3	2.7	2.9	2.8
Travel, entertainment, and training	3.3	2.8	2.4	2.2	3.4	2.5	2.3	2.2
Originating and processing fees	2.9	2.8	2.7	2.5	3.1	2.8	2.4	2.8
Other expense	15.7	13.8	11.4	11.2	11.0	9.9	10.0	9.9

Total other noninterest expense	31.3	26.7	24.6	23.5	25.9	22.9	22.1	21.9
Total noninterest expense before impairment	116.9	110.8	106.0	110.4	104.9	98.6	98.3	97.5
Impairment write-down	—	—	—	—	—	72.3	—	—

Total noninterest expense	116.9	110.8	106.0	110.4	104.9	170.9	98.3	97.5

NET INCOME
Income before income taxes and minority interest	67.7	69.2	77.2	68.2	73.5	0.1	74.2	68.5
Income tax expense/(benefit)	23.6	22.9	28.3	24.6	26.3	(5.0)	27.2	24.3

Net income before minority interest	44.1	46.3	48.9	43.6	47.2	5.1	47.0	44.2
Minority interest	0.1	0.1	—	0.6	(0.3)	(0.1)	0.1	0.1

Net income	$44.0	$46.2	$48.9	$43.0	$47.5	$5.2	$46.9	$44.1
Net income per share — basic	$0.66	$0.68	$0.71	$0.63	$0.69	$0.08	$0.69	$0.65
Net income per share — diluted	$0.65	$0.67	$0.70	$0.62	$0.68	$0.07	$0.67	$0.64

EXCLUDING IMPAIRMENT WRITE-DOWN
Income before income taxes and minority interest	$67.7	$69.2	$77.2	$68.2	$73.5	$0.1	$74.2	$68.5
Impairment write-down	—	—	—	—	—	72.3	—	—

Income before income taxes, minority interest, and impairment write-down	67.7	69.2	77.2	68.2	73.5	72.4	74.2	68.5
Income tax expense	23.6	22.9	28.3	24.6	26.3	25.6	27.2	24.3

Net income before minority interest and impairment write-down	44.1	46.3	48.9	43.6	47.2	46.8	47.0	44.2
Minority interest	0.1	0.1	—	0.6	(0.3)	(0.1)	0.1	0.1

Net income before impairment write-down	$44.0	$46.2	$48.9	$43.0	$47.5	$46.9	$46.9	$44.1
Net income per share — basic	$0.66	$0.68	$0.71	$0.63	$0.69	$0.68	$0.69	$0.65
Net income per share — diluted	$0.65	$0.67	$0.70	$0.62	$0.68	$0.68	$0.67	$0.64

70 Summary of Consolidated Quarterly Results of Operations (unaudited)	Wilmington Trust Corporation

CONSOLIDATED STATEMENTS OF CONDITION

As of December 31 (in millions, except share amounts)	2007	2006

ASSETS
Cash and due from banks	$260.5	$249.7
Federal funds sold and securities purchased under agreements to resell	134.0	68.9
Investment securities available for sale	1,867.1	2,112.9
Investment securities held to maturity (fair value of $2.1 in 2007 and $1.8 in 2006)	2.1	1.7
Loans:
Commercial, financial, and agricultural	2,594.9	2,533.5
Real estate — construction	1,780.4	1,663.9
Mortgage — commercial	1,463.4	1,296.1

Total commercial loans	5,838.7	5,493.5
Mortgage — residential	562.0	536.9
Consumer loans	1,571.6	1,517.0
Loans secured with liquid collateral	503.5	547.5

Total retail loans	2,637.1	2,601.4
Total loans, net of unearned income of $5.4 in 2007 and $6.7 in 2006	8,475.8	8,094.9
Reserve for loan losses	(101.1)	(94.2)

Net loans	8,374.7	8,000.7
Premises and equipment, net	152.1	150.3
Goodwill, net of accumulated amortization of $29.8 in 2007 and 2006	330.0	291.4
Other intangible assets, net of accumulated amortization of $31.6 in 2007 and $25.7 in 2006	38.3	35.4
Accrued interest receivable	80.0	74.0
Other assets	246.9	172.0

Total assets	$11,485.7	$11,157.0

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$966.2	$913.6
Interest-bearing:
Savings	659.8	313.8
Interest-bearing demand	2,471.8	2,560.6
Certificates under $100,000	1,011.4	1,012.6
Local certificates $100,000 and over	356.3	474.4

Total core deposits	5,465.5	5,275.0
National certificates $100,000 and over	2,392.0	3,054.1

Total deposits	7,857.5	8,329.1
Short-term borrowings:
Federal funds purchased and securities sold under agreements to repurchase	1,775.3	1,130.8
U.S. Treasury demand deposits	77.3	13.0
Line of credit and other debt	139.5	15.0

Total short-term borrowings	1,992.1	1,158.8
Accrued interest payable	78.5	75.2
Other liabilities	169.4	146.1
Long-term debt	267.8	388.5

Total liabilities	10,365.3	10,097.7
Minority interest	0.1	—
Stockholders’ equity:
Common stock: $1.00 par value, authorized 150,000,000 shares, issued 78,528,346 shares	78.5	78.5
Capital surplus	188.1	168.6
Retained earnings	1,221.1	1,130.4
Accumulated other comprehensive loss	(28.4)	(52.7)

Total contributed capital and retained earnings	1,459.3	1,324.8
Less: treasury stock: 11,441,800 shares in 2007 and 10,068,832 shares in 2006, at cost	(339.0)	(265.5)

Total stockholders’ equity	1,120.3	1,059.3

Total liabilities and stockholders’ equity	$11,485.7	$11,157.0
See Notes to Consolidated Financial Statements

2007 Annual Report	71

CONSOLIDATED STATEMENTS OF INCOME

For the year ended December 31 (in millions, except share amounts)	2007	2006	2005

NET INTEREST INCOME
Interest and fees on loans	$627.5	$583.2	$436.6
Interest and dividends on investment securities:
Taxable interest	87.4	82.3	72.4
Tax-exempt interest	0.5	0.6	0.6
Dividends	4.8	6.0	5.9
Interest on federal funds sold and securities purchased under agreements to resell	2.0	2.7	1.1

Total interest income	722.2	674.8	516.6
Interest on deposits	257.0	231.3	131.4
Interest on short-term borrowings	76.8	54.2	35.4
Interest on long-term debt	19.5	26.2	20.9

Total interest expense	353.3	311.7	187.7
Net interest income	368.9	363.1	328.9
Provision for loan losses	(28.2)	(21.3)	(11.8)

Net interest income after provision for loan losses	340.7	341.8	317.1

NONINTEREST INCOME
Advisory fees:
Wealth Advisory Services:
Trust and investment advisory fees	158.6	136.5	123.9
Mutual fund fees	21.4	20.2	17.8
Planning and other services	40.1	35.3	30.4

Total Wealth Advisory Services	220.1	192.0	172.1
Corporate Client Services:
Capital markets services	42.9	37.0	34.3
Entity management services	30.0	26.8	23.6
Retirement services	12.9	11.5	10.7
Investment/cash management services	12.8	10.3	7.7

Total Corporate Client Services	98.6	85.6	76.3
Cramer Rosenthal McGlynn	20.7	19.3	16.1
Roxbury Capital Management	1.2	1.2	1.4

Total advisory fees	340.6	298.1	265.9
Amortization of affiliate intangibles	(4.7)	(4.2)	(4.0)

Advisory fees after amortization of affiliate intangibles	335.9	293.9	261.9
Service charges on deposit accounts	28.3	28.2	28.1
Loan fees and late charges	8.6	8.0	7.2
Card fees	7.2	9.2	8.1
Other noninterest income	5.9	6.6	7.2
Securities gains	0.1	0.2	0.8

Total noninterest income	386.0	346.1	313.3
Net interest and noninterest income	$726.7	$687.9	$630.4
(CONTINUED)

72 Consolidated Statements of Income	Wilmington Trust Corporation

For the year ended December 31 (in millions, except share amounts)	2007	2006	2005

NONINTEREST EXPENSE
Salaries and wages	$172.8	$154.4	$139.8
Incentives and bonuses	46.9	39.8	38.0
Employment benefits	50.9	48.3	47.2
Net occupancy	28.3	25.7	22.4
Furniture, equipment, and supplies	39.2	38.3	34.7
Advertising and contributions	10.7	9.4	9.1
Servicing and consulting fees	11.2	10.4	10.2
Subadvisor expense	10.5	10.7	9.4
Travel, entertainment, and training	10.7	10.4	8.8
Originating and processing fees	10.9	11.1	10.5
Impairment write-down	—	72.3	—
Other noninterest expense	52.0	40.8	40.0

Total noninterest expense	444.1	471.6	370.1

NET INCOME
Income before income taxes and minority interest	282.6	216.3	260.3
Income tax expense	99.7	72.7	93.0

Net income before minority interest	$182.9	$143.6	$167.3
Minority interest	0.9	(0.2)	0.3

Net income	$182.0	$143.8	$167.0

Net income per share:
Basic	$2.68	$2.10	$2.47
Diluted	$2.64	$2.06	$2.43

Weighted average shares outstanding (in thousands):
Basic	67,946	68,413	67,688
Diluted	68,851	69,675	68,570
See Notes to Consolidated Financial Statements

2007 Annual Report	73

CONSOLIDATED STATEMENTS OF
CHANGES IN STOCKHOLDERS’ EQUITY

					Accumulated
					other com-
	Common	Capital		Retained	prehensive	Treasury
(In millions, except share amounts)	stock[2]	surplus		earnings	loss[3]	stock	Total

2007
Balance at January 1, 2007	$78.5	$168.6		$1,130.4	$(52.7)	$(265.5)	$1,059.3
Comprehensive income:
Net income	—	—		182.0	—	—	182.0
Other comprehensive income[1]	—	—		—	24.3	—	24.3

Total comprehensive income	—	—		—	—	—	206.3
Cash dividends paid: $1.32 per share	—	—		(89.9)	—	—	(89.9)
Common stock issued under employment benefit plans and to the Board of Directors (807,955 shares issued)	—	10.1		—	—	13.0	23.1
Stock-based compensation expense	—	8.1		—	—	—	8.1
Acquisition of treasury stock (2,180,923 shares acquired)	—	—		—	—	(86.5)	(86.5)
Adoption of FASB Interpretation No. 48	—	—		(1.4)	—	—	(1.4)
Tax benefits from stock-based compensation costs	—	1.3		—	—	—	1.3

Balance at December 31, 2007	$78.5	$188.1		$1,221.1	$(28.4)	$(339.0)	$1,120.3

2006
Balance at January 1, 2006	$78.5	$145.0		$1,071.7	$(21.8)	$(255.7)	$1,017.7
Comprehensive income:
Net income	—	—		143.8	—	—	143.8
Other comprehensive income[1]	—	—		—	3.5	—	3.5

Total comprehensive income	—	—		—	—	—	147.3
Effect of adopting SFAS 158, net of taxes of $(18.6)	—	—		—	(34.4)	—	(34.4)
Cash dividends paid: $1.245 per share	—	—		(85.1)	—	—	(85.1)
Common stock issued under employment benefit plans and to the Board of Directors (1,219,231 shares issued)	—	11.3	[4]	—	—	19.3	30.6
Stock-based compensation expense	—	7.8	[5]	—	—	—	7.8
Acquisition of treasury stock (662,996 shares acquired)	—	—		—	—	(29.1)	(29.1)
Tax benefits from stock-based compensation costs	—	4.5		—	—	—	4.5

Balance at December 31, 2006	$78.5	$168.6		$1,130.4	$(52.7)	$(265.5)	$1,059.3
(CONTINUED)

74 Consolidated Statements of Changes in Stockholders’ Equity	Wilmington Trust Corporation

					Accumulated
					other com-
	Common	Capital		Retained	prehensive	Treasury
(In millions, except share amounts)	stock[2]	surplus		earnings	loss[3]	stock	Total

2005
Balance at January 1, 2005	$78.5	$129.7		$984.9	$(22.7)	$(261.0)	$909.4
Comprehensive income:
Net income	—	—		167.0	—	—	167.0
Other comprehensive income[1]	—	—		—	0.9	—	0.9

Total comprehensive income	—	—		—	—	—	167.9
Cash dividends paid: $1.185 per share	—	—		(80.2)	—	—	(80.2)
Common stock issued under employment benefit plans and to the Board of Directors (551,509 shares issued)	—	7.2	[4]	—	—	7.2	14.4
Stock-based compensation expense	—	7.0	[5]	—	—	—	7.0
Acquisition of treasury stock (53,652 shares acquired)	—	—		—	—	(1.9)	(1.9)
Tax benefits from stock-based compensation costs	—	1.1		—	—	—	1.1

Balance at December 31, 2005	$78.5	$145.0		$1,071.7	$(21.8)	$(255.7)	$1,017.7
Other comprehensive income

(In millions)	2007	2006	2005

Other comprehensive income, net of tax:
Net unrealized gains/(losses) on securities, net of taxes of $(2.6), $2.9, and $(10.3)	$(4.5)	$5.0	$(18.3)
Reclassification adjustment for securities losses/(gains) included in net income, net of income taxes of $0.0, $(0.1), and $(0.3)	(0.1)	(0.1)	(0.5)
Net unrealized holding gains/(losses) arising during the year on derivatives used for cash flow hedges, net of taxes of $8.3, $(1.5), and $0.0	15.4	(2.7)	—
Reclassification adjustment for derivative gains included in net income, net of income taxes of $0.0, $0.0, and $(0.1)	—	—	(0.1)
Reclassification adjustment of derivative costs, net of income taxes of $0.7, $0.1, and $0.0	1.3	0.1	—
Foreign currency translation adjustments, net of income taxes of $0.2, $0.7, and $(0.2)	0.3	1.2	(0.5)
SERP[6] liability adjustment, net of income taxes of $(0.4), $0.0, and $0.3	(0.7)	—	0.6
Postretirement benefits liability adjustment, net of income taxes of $0.4, $0.0, and $0.0	0.4	—	—
Minimum pension liability adjustment, net of income taxes of $6.5, $0.0, and $10.6	12.2	—	19.7

Total other comprehensive income	$24.3	$3.5	$0.9

[2]	Shares outstanding at December 31, 2007, 2006, and 2005, respectively, were 67,086,546, 68,459,514, and 67,903,279

[3]	See Note 21 for accumulated other comprehensive loss information

[4]	Includes reclass of $(0.8) for 2006 and $(0.4) for 2005

[5]	Includes reclass of $0.8 for 2006 and $0.4 for 2005

[6]	Supplemental executive retirement plan
See Notes to Consolidated Financial Statements

2007 Annual Report	75

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the year ended December 31 (in millions)	2007	2006	2005

OPERATING ACTIVITIES
Net income	$182.0	$143.8	$167.0
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	28.2	21.3	11.8
Provision for depreciation and other amortization	22.8	21.8	19.3
Impairment write-down	—	72.3	—
Amortization of other intangible assets	5.9	5.4	5.3
Minority interest in net income	0.9	(0.2)	0.3
(Accretion)/amortization of discounts and premiums on investment securities available for sale	(1.4)	0.3	3.8
Deferred income taxes	(14.7)	(32.5)	5.9
Originations of residential mortgages available for sale	(115.7)	(82.4)	(114.0)
Gross proceeds from sales of residential mortgages	117.2	83.2	115.6
Gains on sales of residential mortgages	(1.5)	(0.8)	(1.6)
Securities gains	(0.1)	(0.2)	(0.8)
Employer pension contributions	(10.0)	(15.0)	(25.0)
Stock-based compensation expense[2]	8.1	7.8	7.0
Tax benefit realized on employee exercise of stock options	(1.3)	(4.5)	(1.1)
(Increase)/decrease in other assets	(43.3)	27.6	(24.6)
Increase in other liabilities	46.0	22.2	40.6

Net cash provided by operating activities	$223.1	$270.1	$209.5

INVESTING ACTIVITIES
Proceeds from sales of investment securities available for sale	$52.9	$28.4	$28.4
Proceeds from maturities of investment securities available for sale	1,332.4	1,404.0	528.4
Proceeds from maturities of investment securities held to maturity	0.5	0.8	0.7
Purchases of investment securities available for sale	(1,145.2)	(1,611.4)	(705.3)
Purchases of investment securities held to maturity	(0.9)	—	(0.1)
Investments in affiliates	(17.9)	(13.3)	—
Cash paid for acquisitions	(30.7)	(4.7)	(0.6)
Purchase of client list	—	(0.9)	—
Purchases of residential mortgages	(7.0)	(11.7)	(9.4)
Net increase in loans	(395.2)	(704.0)	(635.4)
Purchases of premises and equipment	(20.8)	(24.1)	(17.0)
Dispositions of premises and equipment	0.2	1.7	0.8
Increase in interest rate floor contracts	—	(20.7)	(0.2)
Swap termination	—	(12.7)	—

Net cash used for investing activities	$(231.7)	$(968.6)	$(809.7)
(CONTINUED)

76 Consolidated Statements of Cash Flows	Wilmington Trust Corporation

For the year ended December 31 (in millions)	2007	2006	2005

FINANCING ACTIVITIES
Net increase/(decrease) in demand, savings, and interest-bearing demand deposits	$309.8	$86.9	$(215.7)
Net (decrease)/increase in certificates of deposit	(781.4)	953.0	633.0
Net increase/(decrease) in federal funds purchased and securities sold under agreements to repurchase	644.5	(224.8)	235.4
Net increase/(decrease) in U.S. Treasury demand deposits	64.3	(5.1)	(19.0)
Maturity of long-term debt	—	(7.5)	—
Net increase in line of credit	—	15.0	—
Cash dividends	(89.9)	(85.1)	(80.2)
Distributions to minority shareholders	(0.8)	—	(0.2)
Proceeds from common stock issued under employment and director benefit plan[3]	23.1	30.6	14.4
Tax benefit realized on employee exercise of stock options	1.3	4.5	1.1
Acquisition of treasury stock	(86.5)	(29.1)	(1.9)

Net cash provided by financing activities	84.4	738.4	566.9
Effect of foreign currency translation on cash	0.1	0.4	(0.3)
Increase/(decrease) in cash and cash equivalents	75.9	40.3	(33.6)
Cash and cash equivalents at beginning of year	318.6	278.3	311.9

Cash and cash equivalents at end of year	$394.5	$318.6	$278.3

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for:
Interest	$349.9	$282.3	$167.6
Taxes	92.6	104.3	80.5
Liabilities were assumed in connection with our interests in Cramer Rosenthal McGlynn, LLC and Roxbury Capital Management, LLC; and with our acquisitions of Binghan Legg Advisers, LLC; GTBA Holdings, Inc.; Amaco (Luxembourg) S.A.; PwC Corporate Services (Cayman) Limited; and Wilmington Trust SP Services (London) Limited, as follows:

Fair value of assets acquired	$4.9	$0.3	$0.1
Goodwill and other intangible assets from acquisitions	46.2	19.2	12.6
Cash paid	(48.6)	(18.9)	(0.6)

Liabilities assumed	$2.5	$0.6	$12.1

Non-cash items during the year:
Net unrealized (losses)/gains on securities, net of tax of $(2.6), $2.8, and $(10.6), respectively	$(4.6)	$4.9	$(18.8)
Net unrealized holding gains/(losses) on derivatives used for cash flow hedges, net of tax of $8.3, $(1.5), and $0.0, respectively	15.4	(2.7)	—
Foreign currency translation adjustment, net of tax of $0.2, $0.7, and $(0.2), respectively	0.3	1.2	(0.5)
Adoption of FASB Interpretation No. 48	(1.4)	—	—
Reclassification adjustment of derivative costs, net of tax of $0.7, $0.1, and $0.0, respectively	1.3	0.1	—
Minimum pension liability adjustment, net of tax of $6.5, $(12.9), and $10.6, respectively	12.2	(23.9)	19.7
Postretirement benefits liability adjustment, net of tax of $0.4, $(3.9), and $0.0, respectively	0.4	(7.1)	—
SERP[1] liability adjustment, net of tax of $(0.4), $(1.8), and $0.3, respectively	(0.7)	(3.4)	0.6

[1]	Supplemental executive retirement plan

[2]	Includes reclass of $0.8 for 2006 and $0.4 for 2005

[3]	Includes reclass of $(0.8) for 2006 and $(0.4) for 2005

See Notes to Consolidated Financial Statements

2007 Annual Report	77

NOTES TO
CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF BUSINESS

Wilmington Trust Corporation is (we are) a Delaware corporation and a financial holding company under the Bank Holding Company Act. We are a relationship management company that helps clients increase and preserve their wealth. We do this through a variety of deposit-taking, lending, fiduciary, trustee, financial planning, investment consulting, asset management, insurance, broker-dealer, and administrative services.
We manage our company through three businesses, each of which targets specific types of clients, provides different kinds of services, and has a different geographic scope. Because we actively seek to deepen our client relationships to the fullest extent possible, many of our clients use services from more than one and, in some cases, all three of these businesses:
Regional Banking. This business serves the mid-Atlantic region, which we define as the state of Delaware; areas that are geographically adjacent to Delaware along the I-95 corridor from Princeton, New Jersey, to the Baltimore-Washington, D.C. area; and Maryland’s Eastern Shore. Throughout this region, we offer a full range of commercial banking services that target family-owned or closely held businesses with annual sales of up to $250 million. We target consumer and other retail banking activities to clients in the state of Delaware.
Our commercial lending services include lines of credit, term loans, and demand loans to finance working capital, accounts receivable, inventory, and equipment purchases. Our consumer lending services include installment loans, residential mortgage loans, home improvement loans, direct and indirect automobile loans, credit cards, and secured and unsecured personal lines of credit. Our deposit-taking services include demand checking, certificate of deposit, negotiable order of withdrawal, money market, and various savings deposit services.
We develop public awareness of our consumer banking products primarily through newspaper advertising and direct mail.
Corporate Client Services (CCS). This business serves institutional clients who seek the advantageous legal, tax, and creditor protections available in jurisdictions in the United States, the Caribbean, and Europe. We provide a variety of trustee, agency, asset management, and administrative services for clients who use capital markets financing structures; clients who seek to establish and maintain legal residency (nexus) for special purpose entities and captive insurance companies; clients who use independent trustees to hold or manage retirement plan assets; and clients who need institutional fixed income investment and cash management services.
We provide owner trustee, indenture trustee, and specialized services for asset-backed securitizations, collateralized debt obligations, and equipment financing transactions that involve aircraft, power generating facilities, ships, and other capital equipment. We also serve as indenture, successor, collateral, and liquidating trustee in corporate debt issuances, reorganizations, debt restructurings, mergers, and bankruptcies.
Wealth Advisory Services (WAS). This business helps individuals and families with substantial wealth preserve and protect their wealth, minimize taxes, transfer wealth to future generations, support charitable endeavors, and manage their business affairs. We target clients who have liquid assets of $10 million or more.
We offer a variety of financial planning, investment counseling, asset management, fiduciary, trust, estate settlement, private banking, tax preparation, mutual fund, broker-dealer, insurance, business management, and family office services. Our investment management capabilities utilize proprietary and third-party products to offer a full spectrum of asset classes and investment styles, including fixed income instruments, mutual funds, domestic and international equities, real estate investment trusts, and alternative investments such as private equity and hedge funds. We provide investment management services to institutional as well as individual clients, including endowment and foundation funds, tax-qualified benefit and defined contribution plans, and taxable and tax-exempt cash portfolios. Our family office services include financial advice, business management, bookkeeping, tax return preparation, investment management, and courier services.
We provide our services through various legal entities and subsidiaries that we own wholly or in part. Our primary wholly owned subsidiary is Wilmington Trust Company, a Delaware-chartered bank and trust company formed in 1903. We have 47 branch offices in Delaware.
We own two other depository institutions through which we conduct business in the United States outside of Delaware:
•	Wilmington Trust of Pennsylvania (WTPA), a Pennsylvania-chartered bank and trust company with offices in Philadelphia, Bethlehem, Doylestown, Villanova, and West Chester, Pennsylvania.

•	Wilmington Trust FSB, a federally chartered savings bank with offices in California, Florida, Georgia, Maryland, Massachusetts, Nevada, New Jersey, and New York.
We own five registered investment advisors:
•	Rodney Square Management Corporation, which oversees the Wilmington family of mutual funds.

•	Wilmington Trust Investment Management, LLC (WTIM), which sets our investment and asset allocation policies and

78 Notes to Consolidated Financial Statements	Wilmington Trust Corporation

selects the independent asset managers we use in our investment consulting services.
•	Grant Tani Barash & Altman, LLC (GTBA) and Grant, Tani, Barash & Altman Management, Inc., the Beverly Hills-based firm through which we offer business management and family office services.

•	Wilmington Family Office, Inc. (WFO), through which we provide family office services.
We own five investment holding companies:
•	WT Investments, Inc. (WTI), which holds interests in five asset management firms: our two affiliate money managers, Cramer Rosenthal McGlynn, LLC and Roxbury Capital Management, LLC; Clemente Capital, Inc.; Camden Partners Holdings, LLC; and Camden Partners Private Equity Advisors, LLC. WTI also holds our interest in Wilmington Trust Conduit Services, LLC, which provides conduit servicing for special purpose vehicles.

•	Wilmington Trust (UK) Limited, through which we conduct business outside the United States through Wilmington Trust SP Services (London) Limited and its subsidiaries.

•	GTBA Holdings, Inc. (GTBAH), through which we conduct the business of GTBA, Grant, Tani, Barash & Altman Management, Inc., and WFO.

•	WTC Camden, Inc., which holds our interest in Camden Partners Equity Managers I, LLC.

•	Wilmington Trust CI Holdings Limited, which owns Wilmington Trust Corporate Services (Cayman) Limited and its subsidiaries.
In addition to the locations noted above, we and our affiliates have offices in Connecticut, Minnesota, South Carolina, Vermont, the Cayman Islands, the Channel Islands, Dublin (Ireland), London (England), Frankfurt am Main (Germany), and Luxembourg.
On December 31, 2007, we and our subsidiaries had 2,672 full-time-equivalent staff members.
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
We are subject to the regulations of, and undergo periodic examinations by, the Federal Reserve Bank, Office of Thrift Supervision, Delaware Department of Banking, Pennsylvania Department of Banking, other U.S. federal and state regulatory agencies, and the regulatory agencies of other countries in which we conduct business.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

We maintain our accounting records and prepare our financial statements in accordance with U.S. generally accepted accounting principles and reporting practices prescribed for the banking industry. Using these principles, we make subjective judgments about uncertainties and trends and we make estimates and assumptions about the amounts we report in our financial statements and notes, including amounts for revenue recognition, the reserve for loan losses, stock-based employee compensation, goodwill impairments, loan origination fees, income taxes, securities valuations, and other items. We evaluate these estimates on an ongoing basis.
The precision of these estimates and the likelihood of future changes depend on a number of underlying variables and a range of possible outcomes. Circumstances that differ significantly from our judgments and estimates could cause our actual financial results to differ from our expectations. Our financial results could be affected adversely by, among other things, changes in national or regional economic conditions; changes in market interest rates; significant changes in banking laws or regulations; the effects of accounting pronouncements; increased competition for business; higher-than-expected credit losses; the effects of acquisitions; the effects of integrating acquired entities; a substantial and permanent loss of either client accounts and/or assets under management at Wilmington Trust and/or affiliate money managers Cramer Rosenthal McGlynn (CRM) and Roxbury Capital Management (RCM); unanticipated changes in the regulatory, judicial, legislative, or tax treatment of business transactions; and uncertainty created by unrest in other parts of the world.
We may use the following abbreviations throughout this report:

APB:	Accounting Principles Board
ARB:	Accounting Research Bulletin
EITF:	Emerging Issues Task Force
FASB:	Financial Accounting Standards Board
FIN:	Financial Interpretation (Number)
GAAP:	Generally accepted accounting principles
NYSE:	New York Stock Exchange
SAB:	Staff Accounting Bulletin
SEC:	Securities and Exchange Commission
SFAS:	Statement of Financial Accounting Standards
The following paragraphs summarize our significant accounting policies.
Consolidation. Our consolidated financial statements include the accounts of Wilmington Trust Corporation, our wholly owned subsidiaries, and the subsidiaries in which we are majority owner. For information on how we account for CRM, RCM and other subsidiaries and affiliates, read Note 4, “Affiliates and acquisitions,” in this report. We

2007 Annual Report	79

eliminate intercompany balances and transactions in consolidation. We have reclassified certain prior year amounts to conform to current year presentation.
Cash. We account for cash and cash equivalents on our balance sheet as “Cash and due from banks” and “Federal funds sold and securities purchased under agreements to resell.”
Investment securities. We classify debt securities that we have the intent and ability to hold until they mature as “held to maturity,” and carry them at historical cost, adjusted for any amortization of premium or accretion of discount. We carry marketable equity and debt securities classified as “available for sale” at fair value, and we report their unrealized gains and losses, net of taxes, as part of other comprehensive income. We include realized gains and losses, and declines in value judged to be other than temporary, in earnings. We use the specific identification method to determine the cost of securities we have sold. We amortize premiums and accrete discounts as an adjustment of a security’s yield using the interest method, adjusted for the effects of prepayments on the underlying assets. We do not hold investment securities for trading purposes. For more information about our investment securities, read Note 6, “Investment securities,” Note 14, “Fair value of financial instruments,” and Note 21, “Other comprehensive income,” in this report.
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
We return loans we have not charged off to accrual status when all principal and interest delinquencies become current, and when we are reasonably assured that contractual payments will continue. Normally, this occurs after six months of satisfactory payment performance.
Reserve for loan losses. We establish a reserve for loan losses in accordance with GAAP by charging a provision for loan losses against income. The reserve reflects our best estimate of known and inherent loan losses, based on subjective judgments about the likelihood that loans will be repaid. In calculating the reserve, we consider current micro- and macro-economic factors, historical net loss experience, current delinquency trends, movements within our internal risk rating classifications, and other factors. On a quarterly basis, we:
•	Charge loans deemed uncollectible against the reserve.
•	Credit recoveries, if any, to the reserve.
•	Reassess the level of the reserve.
•	Have the reserve evaluated by staff members who do not have lending responsibilities.
We have applied our reserve methodology consistently for all periods presented. The process we use to calculate the reserve has provided an appropriate reserve over an extended period of time, and we believe that our methodology is sound.
For commercial loans, we maintain reserve allocations at various levels. We base these impairment reserves on the present value of anticipated cash flows discounted at the loan’s effective interest rate at the date the loan is determined to be impaired or, for collateral-dependent loans, the fair value of the collateral. For collateral-dependent loans, we obtain appraisals for all significant properties. Specific reserve allocations represent subjective estimates of probable losses, and consider estimated collateral shortfalls. For commercial loans that are not subject to specific impairment allocations, we assign a general reserve based on an eight-point risk rating classification system that we maintain internally.
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
A portion of the reserve remains unallocated. This portion represents probable inherent losses caused by certain business

80 Notes to Consolidated Financial Statements	Wilmington Trust Corporation

conditions we have not accounted for otherwise. These conditions include current economic and market conditions, the complexity of the loan portfolio, payment performance, migration within the internal risk rating classification, the amount of loans we seriously doubt will be repaid, the impact of litigation, and bankruptcy trends.
Various regulatory agencies, as an integral part of their examinations, periodically review the reserves of our banking affiliates. These agencies base their judgments on information that is available to them when they conduct their examinations, and they may require us to adjust the reserve.
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
Premises and equipment. We record premises and equipment at cost, less accumulated depreciation. We capitalize and depreciate fixed assets and improvements on the straight-line basis over the estimated useful life of the asset as follows:
•	Buildings and improvements over an estimated useful life of 39 years.
•	Leasehold improvements over the lesser of the asset’s useful life or the life of the lease plus renewal options.
•	Furniture and equipment over the lesser of the asset’s useful life or an estimated useful life of three, five, or seven years.
We include gains or losses on dispositions of property and equipment in income as they are realized.
Goodwill and other intangible assets. We account for goodwill and other intangible assets of our consolidated subsidiaries in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.” All of the goodwill on our books is related to acquisitions we have made and firms in which we have invested, such as affiliate money managers CRM and RCM. The amount we initially record as goodwill reflects the value assigned to the asset at the time of acquisition or investment. To ensure that the amount of goodwill recorded does not exceed the actual fair value of the goodwill, we perform goodwill impairment tests at least annually, or when events occur or circumstances change that would more likely than not reduce the fair value of the acquisition or investment. Our impairment testing methodology is consistent with the methodology prescribed in SFAS No. 142. For our unconsolidated affiliates, our impairment testing methodology is in accordance with APB No. 18, “The Equity Method of Accounting for Investments in Common Stock.” If impairment testing indicates that the fair value of the asset is less than its book value, we are required to record an impairment expense in our income statement.
A substantial and permanent loss of client accounts and/or assets under management at CRM or RCM would trigger impairment testing using a discounted cash flow approach. A decline in the fair value of our investment in any of these firms could cause us to record an impairment expense. In 2006, we recorded an impairment expense associated with RCM. For more information about the RCM impairment, read Note 10, “Goodwill and other intangible assets,” in this report.
We amortize other intangible assets on the straight-line or sum-of-the-years’-digits basis over the estimated useful life of the asset. We currently amortize mortgage servicing rights over an estimated useful life of approximately eight years, and client lists over an estimated useful life of 10 to 20 years.
Other real estate owned (OREO). OREO is property that we have acquired through foreclosure, by accepting a deed in lieu of foreclosure, or by taking possession of assets that were used as loan collateral. We account for OREO as a component of “Other assets” on our balance sheet at the lower of the asset’s cost or the asset’s estimated fair value less cost to sell, based on current appraisals.
Derivative financial instruments. We use derivative financial instruments, such as interest rate swaps and floors, mainly to manage interest rate risk. We also use interest rate swaps to help commercial borrowers manage their interest rate risk. We do not hold or issue derivative financial instruments for trading purposes.
We account for derivative financial instruments in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended. Depending on the type of derivative, we record the income and expense associated with derivatives as components of interest income, interest expense, or net in other income in our income statement. We record the fair value of derivatives as other assets or other liabilities on our balance sheet (statement of condition). To determine a derivative’s fair value, we use external pricing models that incorporate assumptions about market conditions and risks that are current as of the reporting date.
We recognize changes in the fair value of derivatives in our income statement, unless they meet specific accounting criteria prescribed by SFAS No. 133. If we use a derivative to hedge our exposure to changes in the fair value of a recognized asset or liability, and it meets specified accounting criteria, the derivative is a fair value hedge under SFAS No. 133. We recognize the gain or

2007 Annual Report	81

loss of a fair value hedge in earnings, and we attribute the offsetting loss or gain on the hedged item to the risk being hedged. If we use a derivative to hedge our exposure to variable cash flows of a forecasted transaction, and it meets specified accounting criteria, the derivative is a cash flow hedge under SFAS No. 133. For a cash flow hedge, we initially recognize the effective portion of the change in fair value as a component of other comprehensive income, and subsequently reclassify it into earnings when the forecasted transaction affects earnings. We recognize the ineffective portion of the gain or loss in earnings immediately.
If a derivative instrument in a cash flow hedge is terminated or the hedge designation is removed, we reclassify the related amount out of accumulated other comprehensive income and into earnings in the same period or periods during which the hedged forecasted transaction affects earnings. If it is probable that a forecasted transaction will not occur, we reclassify any related amounts out of accumulated other comprehensive income and into earnings in that period.
For interest rate floors, we record changes in fair value that are determined to be ineffective as a component of other noninterest income. We record the effective portion of the change in fair value as a component of other comprehensive income. We amortize the premiums we pay for interest rate floor contracts over the life of each floor and recognize those payments as an offset to interest income.
For more information about derivatives, read Note 14, “Fair value of financial instruments,” Note 15, “Derivative and hedging activities,” and Note 21, “Other comprehensive income,” in this report.
Revenue recognition. Except for nonaccruing loans, we recognize all sources of income on the accrual basis. This includes interest income, advisory fees, income from affiliate money managers, service charges, loan fees, late charges, and other noninterest income. We recognize interest income from non-accrual loans on the cash basis.
Stock-based compensation plans. Effective January 1, 2006, we adopted SFAS No. 123(revised), “Share-Based Payment,” using the modified retrospective method. SFAS No. 123(revised) requires us to recognize the fair value of stock-based awards in our income statement over their vesting periods. The vesting period is the time, during which stock-based award recipients must remain employed by us, between when stock-based awards are granted and when recipients become eligible to exercise their options and/or acquire their awards. The stock-based compensation expense we record includes estimates of forfeitures. We use the Black-Scholes valuation method to estimate the fair value of stock option awards. For more information about our stock-based compensation plans, read Note 19, “Stock-based compensation plans,” in this report.
Pension accounting. As of December 31, 2006, we account for our pension and other postretirement benefits under SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(revised),” which requires us to recognize the funded status of our plans on our balance sheet, and to recognize changes in the funded status of these plans in our income statement as other comprehensive income in the year in which the changes occur. Other requirements of FASB Statements No. 87, 88, 106, and 132(revised) remain in effect and we account for our plans under these statements as applicable. For more information about these plans, read Note 18, “Pension and other postretirement benefits,” in this report.
Income taxes. We use the asset and liability method to account for income taxes. Under this method, deferred tax assets and liabilities are determined based on the differences between financial statement carrying amounts and the tax bases of existing assets and liabilities. These temporary differences are measured at the prevailing enacted tax rates in effect when the differences are settled or realized.
Effective January 1, 2007, we adopted FIN 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109.” FIN 48 clarifies income tax accounting by prescribing that tax positions should be recognized initially in financial statements when it is more likely than not that the position will be sustained when examined by taxing authorities. FIN 48 requires tax positions to be measured as the largest amount of benefit that is more than 50% likely of being realized upon ultimate settlement. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. For more information about income taxes, read Note 20, “Income Taxes,” in this report.
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
Per share data. We use the weighted average number of shares outstanding during each year to calculate basic net income per

82 Notes to Consolidated Financial Statements	Wilmington Trust Corporation

share. Diluted net income per share reflects the dilutive effect of shares issuable under stock option plans and employee stock purchase plan subscriptions. For more information about our earnings per share calculations, read Note 20, “Earnings per share,” in this report.
Comprehensive income. We account for unrealized gains or losses on our available-for-sale securities, additional minimum pension liabilities, derivative gains and losses, and foreign currency translation adjustments in comprehensive income, in accordance with SFAS No. 130, “Reporting Comprehensive Income.” For more information, read Note 22, “Other comprehensive income,” in this report.

3. RECENT ACCOUNTING PRONOUNCEMENTS

SFAS No. 157. In September 2006, FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 defines fair value, provides a framework for measuring fair value in accordance with GAAP, and expands disclosures related to fair value measurements. The definitions, framework, and disclosures required by SFAS No. 157 apply to other accounting pronouncements that require or permit fair value measurement. SFAS No. 157 does not require any new fair value measurements. It was effective for us on January 1, 2008. The adoption of SFAS No. 157 had no material effect on our financial statements.
SFAS No. 158. In September 2006, FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(revised).” SFAS No. 158 requires employers to recognize a plan’s over-funded status as an asset, or a plan’s under-funded status as a liability, on its balance sheet. SFAS No. 158 also requires employers to measure, as of the end of the employer’s fiscal year, the assets and obligations that determine the plan’s funded status, to recognize changes in the funded status of a defined benefit postretirement plan as other comprehensive income in the year in which the changes occur.
The requirement to recognize the funded status of plans was effective for us as of the fiscal year that ended December 31, 2006. For information about how the adoption of this requirement affected our financial statements, read Note 18, “Pension and other postretirement benefits.” The requirement to measure plan assets and benefit obligations as of the end of our fiscal year will be effective for us for the fiscal year ending December 31, 2008.
SFAS No. 159. In February 2007, FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115.” SFAS No. 159 gives entities the option to measure eligible financial instruments at fair value as of specified dates. The election to choose the fair value option generally may be applied on an instrument-by-instrument basis and typically is irrevocable. SFAS No. 159 was effective for us on January 1, 2008. It had no material effect on our financial statements.
SFAS No. 160. In December 2007, FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51.” SFAS No. 160 amends ARB No. 51 and establishes the accounting and reporting standards for a noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS No. 160 requires a noncontrolling interest, sometimes called a minority interest, in a subsidiary to be reported as a component of equity in the consolidated financial statements. SFAS No. 160 also changes the income statement presentation of noncontrolling interests, establishes a single method of accounting for a change in a parent’s ownership percentage in a subsidiary that does not result in deconsolidation, requires a parent to recognize a gain or loss in net income when a subsidiary is deconsolidated, and requires various disclosures. SFAS No. 160 will be effective for us with the fiscal year that begins on January 1, 2009, and will change the presentation and accounting treatment of transactions involving noncontrolling interests.
SFAS No. 141(revised). In December 2007, FASB issued SFAS No. 141(revised 2007), “Business Combinations.” SFAS No. 141(revised) retains the fundamental requirement of SFAS No. 141 that the acquisition method of accounting be used for all business combinations. However, SFAS No. 141(revised) does make significant changes to the accounting for a business combination achieved in stages, the treatment of contingent consideration, transaction and restructuring costs, and other aspects of business combination accounting. SFAS No. 141(revised) will be effective for us with the fiscal year that begins on January 1, 2009, and will change our accounting treatment for business combinations on a prospective basis.
FSP FIN No. 39-1. In April 2007, FASB issued FASB Staff Position (FSP) No. 39-1, “Amendment of FASB Interpretation No. 39.” FSP FIN No. 39-1 amends FIN No. 39, “Offsetting of Amounts Related to Certain Contracts,” by allowing entities that enter into master netting agreements as part of their derivative transactions to offset net derivative positions against the fair value recognized for the right to reclaim cash collateral or the obligation to return cash collateral under those arrangements. FSP FIN No. 39-1 was effective for us on January 1, 2008. The adoption of FSP FIN No. 39-1 did not have a material effect on our consolidated financial statements.

2007 Annual Report	83

SAB No. 109. In November 2007, the SEC issued SAB No. 109, “Written Loan Commitments Recorded at Fair Value Through Earnings.” SAB No. 109 supersedes SAB No. 105, “Loan Commitments Accounted for as Derivative Instruments,” and expresses the view that expected net future cash flows related to the servicing of loans should be included in the fair value measurement of all written loan commitments that are accounted for at fair value through earnings. SAB No. 109 retains the views in SAB No. 105 that internally developed intangible assets (such as client relationship intangible assets) should not be included in the fair value measurement of derivative loan commitments. SAB No. 109 was effective for us on January 1, 2008. We do not expect the adoption of SAB No. 109 to have a material effect on our financial statements.
SAB No. 110. In December 2007, the SEC issued SAB No. 110 and extended, under certain circumstances, the availability of a “simplified” method for estimating the expected term of “plain vanilla” share options in accordance with SFAS No. 123 (revised). Since we do not use the “simplified” method to estimate the expected term of share options, the adoption of SAB No. 110 did not affect our financial statements.

4. AFFILIATES AND ACQUISITIONS

Cramer Rosenthal McGlynn. WT Investments, Inc. (WTI) has an equity interest in Cramer Rosenthal McGlynn, LLC (CRM), an investment advisory firm with offices in New York City and White Plains, New York. CRM specializes in value-style equity and hedge fund investing for institutional clients and wealthy individuals and families.
We account for WTI’s investment in CRM under the equity method of accounting. We record it on our balance sheet in goodwill, other intangible assets, and other categories of assets. We do not consolidate CRM’s financial results with ours because CRM’s principals retain management controls, including veto powers, over a variety of matters. The revenue we record from CRM in our income statement is net of that firm’s expenses and based on WTI’s ownership position as of the reporting date.
WTI acquired its first interest, and the ability to increase its interest in the future, in CRM on January 2, 1998. The following table shows how WTI’s ownership position has changed since 2005.

At December 31	2007	2006	2005

WTI interest in CRM	82.41%	81.73%	77.24%
Under the CRM acquisition agreement, principal members and certain key employees (principals) of CRM were granted options to purchase interests in CRM. If all of these options had been exercised at December 31, 2007, WTI’s equity interest would have been reduced to 63.22%.
The acquisition agreement also allows these same principals, subject to certain restrictions, to put (relinquish) their interests in CRM to WTI, which would increase WTI’s equity interest. Conversely, WTI, subject to certain restrictions, may call (acquire) interests held by principals of CRM, which also would increase WTI’s equity interest. In the event of a change in control of Wilmington Trust Corporation, the principals of CRM may call the interests held by WTI and retain ownership of those interests.
In 2007, puts exercised by CRM principals caused WTI’s ownership position in CRM to increase. This increase had a nominal effect on revenue from CRM.
Roxbury Capital Management. WTI has preferred and common equity interests in Roxbury Capital Management, LLC (RCM), an asset management firm headquartered in Santa Monica, California. RCM specializes in growth-style equity investing for institutional and individual clients.
We account for WTI’s investment in RCM under the equity method of accounting, and record it on our balance sheet in goodwill, other intangible assets, and other categories of assets. We do not consolidate RCM’s financial results with ours, in part because RCM’s principals retain management controls, including veto powers, over a variety of matters. The revenue we record from RCM in our income statement is net of that firm’s expenses and based on WTI’s preferred and common ownership position as of the reporting date.
WTI acquired 100% of RCM’s preferred interests on July 31, 1998. This transaction entitles WTI to a preferred profits interest equal to 30% of RCM’s revenues.

At December 31	2007	2006	2005

WTI ownership of RCM’s preferred profits	30%	30%	30%
WTI ownership of RCM’s common interests	41.23%	41.23%	41.23%
Under the RCM acquisition agreement, principal members and certain key employees (principals) of RCM can put (relinquish) their interests in RCM to WTI, which would increase WTI’s ownership. Conversely, WTI, subject to certain restrictions, may call (acquire) interests held by principals of RCM, which also would increase WTI’s ownership.
During the 2007 first quarter, principals of RCM’s office in Portland, Oregon, became eligible to exercise some of their puts.

84 Notes to Consolidated Financial Statements	Wilmington Trust Corporation

On April 2, 2007, some of these principals put approximately $13 million of their Class B interests to us. These puts generated revenue of $1.4 million in 2007.
In 2006, we reassessed the valuation of our investment in RCM during the third quarter, after the firm terminated its micro-cap fund and decided to exit its fixed income fund by the end of that year. Because these actions reduced current and future levels of assets under management and the number of client accounts at RCM, we determined that our investment in RCM was other than temporarily impaired, and that the carrying value of our investment in the firm should be reduced from $137.6 million to $65.3 million, as of September 30, 2006. We recorded the difference of $72.3 million in our income statement as a non-cash impairment write-down for the 2006 third quarter. This write-down reduced the amount of goodwill associated with RCM from $131.3 million to $59.0 million, as of September 30, 2006.
Underlying equity in affiliate asset manager transactions. The excess of the carrying value over the underlying equity resulting from the CRM and RCM transactions was $198.9 million and $182.0 million at December 31, 2007 and 2006, respectively.
Investments in affiliates

At December 31 (in millions)	2007	2006

Cramer Rosenthal McGlynn	$137.2	$131.3
Roxbury Capital Management	$76.2	$65.3
Camden Partners. On February 22, 2002, WTI acquired a 25% equity interest in Camden Partners Holdings, LLC (Camden), a Baltimore-based private equity firm that organizes venture capital and corporate finance funds. WTI’s investment in Camden increased to 31.25% in 2003; did not change in 2004 or 2005; declined to 28.13% in 2006; did not change in 2007; and declined to 25.0% on January 1, 2008. We account for Camden under the equity method of accounting, and do not consolidate its results in our financial statements.
Grant Tani Barash & Altman. On October 1, 2004, GTBA Holdings, Inc. (GTBAH), acquired a 90% interest in Grant Tani Barash & Altman, LLC (GTBA), a firm based in Beverly Hills, California, that provides business management services for high-net-worth clients. GTBA’s services include bookkeeping, cash flow management, budgeting, investment management, tax preparation, tax planning, insurance consultation, and other services. The acquisition agreement allows principal members (principals), subject to certain restrictions, to put (relinquish) their interests in GTBA to GTBAH, which would increase GTBAH’s equity interest. Conversely, GTBAH, subject to certain restrictions, may call (acquire) interests held by principals of GTBA, which would increase GTBAH’s equity interest. In the event of a change in control of Wilmington Trust Corporation, the principals of GTBA can either put their interests to us, or call the interests held by GTBAH and retain ownership of those interests. We consolidate GTBA’s financial results in our financial statements.
Charleston Captive Management Company. On July 7, 2005, Wilmington Trust SP Services, Inc. acquired 100% of the stock of Charleston Captive Management Company (CCM), a captive insurance manager based in Charleston, South Carolina. CCM provides corporate management, directors, bookkeeping, treasury management, and other services to captive insurance clients. We have consolidated CCM’s financial results in our financial statements since July 2005, when we changed CCM’s name to Wilmington Trust SP Services (South Carolina), Inc.
PwC Corporate Services (Cayman) Limited. On May 24, 2006, Wilmington Trust CI Holdings Limited acquired 100% of the stock of PwC Corporate Services (Cayman) Limited (PwCCS), a firm located in George Town, Grand Cayman. PwCCS and its subsidiaries, Florence Limited, Kendall Corporation Ltd., Redmond Limited, Sentinel Corporation, and Woodbridge Corporation, Ltd., provide registered office, corporate secretarial, corporate officer, administrative, directors, management, and bookkeeping services. We have consolidated the financial results of PwCCS in our financial statements since May 2006, when we changed its name to Wilmington Trust Corporate Services (Cayman) Limited.
Wilmington Trust Conduit Services. On July 13, 2006, we formed Wilmington Trust Conduit Services, LLC (WTCS). Based in New York, New York, WTCS provides conduit administration services for special purpose vehicles, including directors and officers, accounting, compliance monitoring and testing, payment calculations and disbursements, and other services. To staff WTCS, we acquired a team of consultants from PVA International, a firm focused on capital markets and risk management. On August 24, 2006, WTI acquired a 70% equity interest in WTCS, and principal members of the team from PVA International (principals) acquired a 30% equity interest in WTCS. WTI’s agreement with the principals allows them, subject to certain restrictions, to put (relinquish) their interests in WTCS to WTI, which would increase WTI’s equity interest in WTCS. Conversely, WTI, subject to certain restrictions, may call (acquire) interests held by the principals, which also would increase WTI’s equity interest in WTCS. In the event of a change in control of Wilmington Trust Corporation, the principals of WTCS can either put their interests to us or call the interests they hold and retain ownership of those interests. We have consolidated the financial results of WTCS in our financial statements since August 2006.

2007 Annual Report	85

Wilmington Trust SP Services (Luxembourg) S.A. On May 14, 2007, we formed WT Luxembourg SARL to acquire Amaco (Luxembourg) S.A. (Amaco). We subsequently changed Amaco’s name to Wilmington Trust SP Services (Luxembourg) S.A. This firm provides administrative management services for institutional clients who seek the advantageous legal, tax, and creditor protections available in Luxembourg.
Bingham Legg Advisers, LLC. On June 29, 2007, we acquired Bingham Legg Advisers, LLC (BLA), which we subsequently liquidated into Wilmington Trust FSB. This firm provides investment consulting and asset management service for high-net-worth clients. We also acquired BLA Holdings Corp. (as a subsidiary of BLA) and BDG&CO, a company that holds nominee title to shares of stock managed by BLA and whose partners are BLA (now Wilmington Trust FSB) and BLA Holdings Corp.

5. RESTRICTIONS ON CASH AND DUE FROM BANKS

The Board of Governors of the Federal Reserve System requires banks to maintain cash reserves based on a percentage of certain deposits. On an average daily balance basis, these reserves were $6.3 million and $7.1 million for 2007 and 2006, respectively.

6. INVESTMENT SECURITIES

Our investment securities portfolio consists primarily of fixed income instruments, including mortgage-backed instruments, U.S. Treasury and government agency bonds, and corporate bonds. It also includes a small amount of cumulative and noncumulative preferred stocks, municipal bonds, and other instruments. We review the debt and equity securities in our investment portfolio at least quarterly to determine if their fair value is equal to, less than, or in excess of their book value (amortized cost).
For debt securities, the key determinants of fair value are long-term market interest rates. When long-term market interest rates rise, the fair values of debt securities typically decline and unrealized losses increase. Conversely, when long-term market interest rates fall, the fair values of debt securities typically increase. As their fair values rise, the unrealized loss diminishes or disappears. The primary risk associated with temporarily impaired debt securities is interest rate risk. An extended period of increases in long-term interest rates could further reduce the fair values of these securities and create additional unrealized losses.
For preferred stocks, the key determinants of fair value are market interest rates, credit spreads, and investor perceptions. As market interest rates decline or as credit spreads tighten, the valuations of preferred stocks typically increase and unrealized losses decline. Conversely, when interest rates rise or when credit spreads widen, the valuations of preferred stocks typically decline and unrealized losses increase. The primary risks associated with temporarily impaired preferred stocks are interest rate risk and credit erosion. An extended period of increases in long-term interest rates, or a decline in a preferred stock’s credit-worthiness, could further reduce the fair values of these securities and create additional unrealized losses.

	2007		2006
	Amortized	Fair	Amortized	Fair
Book values (amortized cost) and fair values at December 31 (in millions)	cost	value	cost	value

Investment securities available for sale:
U.S. Treasury	$60.0	$60.2	$126.6	$125.2
Government agencies	639.6	646.5	810.6	807.1
Obligations of state and political subdivisions	16.7	16.9	7.7	8.1
Mortgage-backed debt securities	743.1	730.4	711.5	689.3
Corporate securities	336.2	317.7	356.7	356.8
Foreign securities	0.5	0.5	0.5	0.5
Preferred stock	54.2	44.9	90.4	90.5
Other marketable equity securities	49.9	50.0	34.8	35.4

Total	$1,900.2	$1,867.1	$2,138.8	$2,112.9

Investment securities held to maturity:
Obligations of state and political subdivisions	$0.9	$0.9	$1.4	$1.5
Mortgage-backed securities	0.2	0.2	0.2	0.2
Other securities	1.0	1.0	0.1	0.1

Total	$2.1	$2.1	$1.7	$1.8

86 Notes to Consolidated Financial Statements	Wilmington Trust Corporation

	2007		2006
	Unrealized	Unrealized	Unrealized	Unrealized
Unrealized gains/(losses) at December 31 (in millions)	gains	losses	gains	losses

Investment securities available for sale:
U.S. Treasury	$0.2	$—	$—	$(1.4)
Government agencies	7.0	(0.1)	1.7	(5.2)
Obligations of state and political subdivisions	0.2	—	0.4	—
Mortgage-backed securities	0.6	(13.3)	0.2	(22.4)
Corporate securities	0.4	(18.8)	1.9	(1.8)
Foreign securities	—	—	—	—
Preferred stocks	—	(9.3)	1.0	(0.9)
Other marketable equity securities	—	—	0.6	—

Total	$8.4	$(41.5)	$5.8	$(31.7)

Investment securities held to maturity:
Obligations of state and political subdivisions	$—	$—	$0.1	$—
Mortgage-backed securities	—	—	—	—
Other securities	—	—	—	—

Total	$—	$—	$0.1	$—
Contractual maturity of securities

		After	After
		1 year	5 years
	1 year	through	through	After
December 31, 2007 (in millions)	or less	5 years	10 years	10 years	Total

Book value (amortized cost) of debt securities available for sale:
U.S. Treasury	$60.0	$—	$—	$—	$60.0
Government agencies	172.1	344.9	122.6	—	639.6
Obligations of state and political subdivisions	—	0.2	—	16.5	16.7
Mortgage-backed securities	—	9.7	286.8	446.6	743.1
Corporate securities	—	—	—	336.2	336.2
Foreign corporate securities	0.5	—	—	—	0.5

Total book value of debt securities available for sale	$232.6	$354.8	$409.4	$799.3	$1,796.1
Fair value of debt securities available for sale	$232.7	$358.8	$406.0	$774.7	$1,772.2
Weighted average yield of securities available for sale[1]	4.31%	4.79%	4.76%	5.32%	4.96%

Book value of equity securities available for sale (no stated maturity)	$—	$—	$—	$—	$104.1

Book value of debt securities held to maturity:
Obligations of state and political subdivisions	$—	$0.9	$—	$—	$0.9
Mortgage-backed securities	—	—	—	0.2	0.2
Other securities	0.2	0.7	0.1	—	1.0

Total book value of debt securities held to maturity	$0.2	$1.6	$0.1	$0.2	$2.1
Fair value of debt securities held to maturity	$0.2	$1.6	$0.1	$0.2	$2.1
Weighted average yield of securities held to maturity[1]	2.75%	4.31%	6.73%	6.90%	4.92%

[1]	Weighted average yields are not on a tax-equivalent basis.

For securities in the tables above, the expected maturities of securities in the table above will differ from contractual maturities, because issuers may have the right to call or prepay obligations without incurring penalties.

2007 Annual Report	87

Temporarily impaired securities. When a security’s fair value falls below its book value (its value at the time of initial investment), the security is considered impaired. At December 31, 2007, we held positions in 168 temporarily impaired securities with an estimated market value of $1,086.0 million and unrealized losses of $41.5 million. Of these 168 positions, 99 securities carried unrealized losses continuously for a period of 12 months or longer. The largest concentrations of temporarily impaired securities were in mortgage-backed and corporate debt securities.

	Fewer than 12 months		12 months or more		Total
		Estimated		Estimated		Estimated
	Fair	unrealized	Fair	unrealized	Fair	unrealized
Temporarily impaired securities (in millions)	value	losses	value	losses	value	losses

As of December 31, 2007
U.S. Treasury	$20.0	$—	$—	$—	$20.0	$—
Government agencies	116.1	—	82.9	(0.1)	199.0	(0.1)
Mortgage-backed securities	68.3	(0.5)	500.2	(12.8)	568.5	(13.3)
Corporate securities	189.3	(14.4)	67.3	(4.4)	256.6	(18.8)
Preferred stock	29.6	(6.6)	12.3	(2.7)	41.9	(9.3)

Total temporarily impaired securities	$423.3	$(21.5)	$662.7	$(20.0)	$1,086.0	$(41.5)

As of December 31, 2006
U.S. Treasury	$48.9	$—	$76.3	$(1.4)	$125.2	$(1.4)
Government agencies	246.5	(0.5)	339.1	(4.7)	585.6	(5.2)
Mortgage-backed securities	2.9	—	662.1	(22.4)	665.0	(22.4)
Corporate securities	72.1	(0.8)	58.7	(1.0)	130.8	(1.8)
Preferred stock	33.8	(0.6)	5.6	(0.3)	39.4	(0.9)

Total temporarily impaired securities	$404.2	$(1.9)	$1,141.8	$(29.8)	$1,546.0	$(31.7)
The temporary impairments on debt securities are predominantly the result of increases in market interest rates since we acquired these securities, not deterioration in the credit-worthiness of their issuers. When we classify a debt security as temporarily impaired, we do so because we have both the intent and the ability to hold it until it recovers in value, or until it matures, at which point its fair value equals its book value. We retain temporarily impaired debt securities because we know when they will mature, because they have no credit delinquencies, and because they generate strong cash flows.
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
Sale and write-down of investment securities available for sale

(In millions)	2007	2006	2005

Proceeds	$52.9	$28.4	$28.4
Gross gains realized	$0.1	$0.4	$0.7
Offsetting losses	$(0.2)	$(0.2)	$—
Called securities

(In millions)	2007	2006	2005

Gross gains	$0.2	$—	$0.1
Offsetting losses	$—	$—	$—
Pledged securities. At December 31, 2007, securities with an aggregate book value of $1,343.4 million were pledged to secure public deposits, short-term borrowings, demand notes issued to the U.S. Treasury, Federal Home Loan Bank borrowings, repurchase agreements, and interest rate swap agreements, and for other purposes required by law.
We had investments in the securities of regulatory authorities that totaled $23.3 million at December 31, 2007, and $8.0 million at December 31, 2006. These securities are carried at cost.

88 Notes to Consolidated Financial Statements	Wilmington Trust Corporation

7. LOAN CONCENTRATIONS

Loan concentrations as a percentage of total loans outstanding

At December 31	2007	2006

Commercial, financial, and agricultural	31%	31%
Commercial real estate/construction	21	21
Commercial mortgage	17	16
Residential mortgage	6	6
Consumer	19	19
Secured with liquid collateral	6	7
In addition to these outstandings, we had unfunded commitments to lend in the real estate sector of approximately $1,189.1 million and $1,189.9 million at December 31, 2007 and 2006, respectively. For more information on commitments, read Note 13, “Commitments and contingencies,” in this report.
We generally require collateral on all real estate exposure and a loan-to-value ratio of no more than 80% at the time of underwriting. In general, commercial mortgage loans are secured by income-producing properties. We extend loans secured with liquid collateral primarily to Wealth Advisory Services clients.
In addition to servicing our own residential loan portfolio, we service $529.7 million of residential mortgage loans for Fannie Mae and other private investors. For more information about mortgage servicing rights, read Note 10, “Goodwill and other intangible assets,” in this report.
We had $9.1 million and $4.8 million in OREO held for sale at December 31, 2007 and 2006, respectively.

8. RESERVE FOR LOAN LOSSES

Changes in the reserve for loan losses

(In millions)	2007	2006	2005

Reserve for loan losses at January 1	$94.2	$91.4	$89.7
Charge-offs	(29.4)	(24.6)	(17.2)
Recoveries	8.1	6.1	7.1

Net charge-offs	(21.3)	(18.5)	(10.1)
Provision charged to operations	28.2	21.3	11.8

Reserve for loan losses at December 31	$101.1	$94.2	$91.4
Loans past due 90 days and still accruing were $13.7 million at December 31, 2007, and $5.8 million at December 31, 2006.
At December 31, 2007 and 2006, we had commitments to lend on nonaccruing loans of $3.3 million and $6.6 million, respectively.
Impaired loans

For the year ended December 31 (in millions)	2007	2006	2005

Average investment recorded in impaired loans	$37.8	$32.8	$47.3
Year-end investment recorded in impaired loans subject to a reserve for loan losses:
2007 reserve: $5.5	$40.3
2006 reserve: $4.2		$21.9
2005 reserve: $9.8			$37.4
Year-end investment in impaired loans requiring no reserve for loan losses	$27.2	$5.0	$2.3
Year-end investment recorded in impaired loans	$67.5	$26.9	$39.7
Year-end investment recorded in impaired loans classified as nonaccruing	$43.8	$26.9	$39.7
Year-end investment recorded in impaired loans classified as troubled restructured debt	$23.7	$—	$—
Interest income recognized	$1.9	$1.2	$1.3
Interest income recognized using the cash basis method of income recognition	$1.9	$1.2	$1.3
Effect of nonaccruing loans on interest income

(In millions)	2007	2006	2005

Nonaccruing loans at December 31	$47.8	$31.0	$44.0
Interest income that would have been recognized under original terms	$3.4	$2.5	$3.4
Interest actually received	$2.1	$1.3	$1.5

9. PREMISES AND EQUIPMENT

Value of premises and equipment

For the year ended December 31

(in millions)	2007	2006

Land	$10.5	$10.5
Buildings and improvements	165.0	160.1
Furniture and equipment	198.4	183.9

Total	$373.9	$354.5
Accumulated depreciation	(221.8)	(204.5)

Premises and equipment, net	$152.1	$150.3
We lease all of our office locations outside of Delaware, and some of those within Delaware. We use any rental incentives we receive to reduce rental expense over the term of the lease. Our lease expense was $12.9 million for 2007, $11.4 million for 2006, and $9.8 million for 2005. For more information about our real property lease obligations, read Note 13, “Commitments and contingencies,” in this report.

2007 Annual Report	89

10 . GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill and other intangible assets

	2007			2006
	Gross		Net	Gross		Net
	carrying	Accumulated	carrying	carrying	Accumulated	carrying
For the year ended December 31 (in millions)	amount	amortization	amount	amount	amortization	amount

Goodwill (nonamortizing)	$359.8	$29.8	$330.0	$321.2	$29.8	$291.4
Other intangibles (amortizing):
Mortgage servicing rights	$9.1	$7.3	$1.8	$8.3	$6.4	$1.9
Client lists	57.2	21.3	35.9	49.3	16.5	32.8
Acquisition costs	1.7	1.7	—	1.7	1.7	—
Other intangibles	1.9	1.3	0.6	1.8	1.1	0.7

Total other intangibles	$69.9	$31.6	$38.3	$61.1	$25.7	$35.4
During the 2006 third quarter, Roxbury Capital Management (RCM), our growth-style affiliate money manager, terminated its micro-cap fund and decided to exit its fixed income fund by the end of 2006. Because these actions reduced current and future levels of assets under management and numbers of client accounts at RCM, we reassessed the valuation of our investment in RCM. Since we account for RCM under the equity method of accounting, we performed our assessment of RCM’s valuation in accordance with APB No. 18, “The Equity Method of Accounting for Investments in Common Stock.” We used a discounted cash flow methodology in our assessment. We determined that our investment in RCM was other than temporarily impaired, and that the carrying value of the firm should be reduced from $137.6 million to $65.3 million, as of September 30, 2006. We recorded the difference of $72.3 million in our income statement as an impairment write-down for the 2006 third quarter. Since most of RCM’s carrying value is recorded as goodwill, the impairment write-down reduced the amount of goodwill associated with RCM as of September 30, 2006, from $131.3 million to $59.0 million. We recorded the remainder of the carrying value, $6.3 million, in “Other assets.”

Amortization expense of other intangible assets

For the year ended December 31 (in millions)	2007	2006	2005

Amortization expense of other intangible assets	$5.9	$5.4	$5.3
Future amortization expense of other intangible assets

For the year ended December 31 (in millions)	2008	2009	2010	2011	2012

Estimated annual amortization expense of other intangibles	$5.7	$5.2	$4.5	$4.0	$3.5
Carrying amount of goodwill by business segment

		Wealth	Corporate	Affiliate
	Regional	Advisory	Client	Money
(In millions)	Banking	Services	Services	Managers	Total

Balance as of January 1, 2007	$3.8	$88.9	$22.7	$176.0	$291.4
Goodwill acquired	—	18.8	2.1	17.3	38.2
Increase in carrying value due to foreign currency translation adjustments	—	—	0.4	—	0.4

Balance as of December 31, 2007	$3.8	$107.7	$25.2	$193.3	$330.0

Balance as of January 1, 2006	$3.8	$86.7	$19.2	$238.6	$348.3
Goodwill acquired	—	2.2	1.3	10.0	13.5
Impairment write-down	—	—	—	(72.3)	(72.3)
Sale of affiliate interest	—	—	—	(0.3)	(0.3)
Increase in carrying value due to foreign currency translation adjustments	—	—	2.2	—	2.2

Balance as of December 31, 2006	$3.8	$88.9	$22.7	$176.0	$291.4

90 Notes to Consolidated Financial Statements	Wilmington Trust Corporation

The goodwill from acquisitions recorded for 2007 consists of:
•	$16.0 million recorded under Wealth Advisory Services in connection with the acquisition of Bingham Legg Advisers, LLC.

•	A $2.8 million contingent payment recorded under Wealth Advisory Services in connection with the acquisition of Grant Tani Barash & Altman, LLC.

•	$2.1 million recorded under Corporate Client Services in connection with the acquisition of Amaco (Luxembourg) S.A.

•	$13.0 million recorded under Affiliate Money Managers in connection with the purchase of a portion of the Class B interests of principals of the Portland, Oregon, office of Roxbury Capital Management.

•	$4.3 million recorded under Affiliate Money Managers in connection with an increase in WTI’s equity interest in Cramer Rosenthal McGlynn.
The goodwill from acquisitions recorded for 2006 consists of:
•	$10.0 million recorded under Affiliate Money Managers in connection with an increase in WTI’s equity interest in CRM.
•	$1.3 million recorded under Corporate Client Services in connection with the acquisition of PwC Corporate Services (Cayman) Limited.
•	A $2.2 million contingent payment recorded under Wealth Advisory Services in connection with the acquisition of Grant Tani Barash & Altman, LLC.
Changes in other intangible assets

	2007			2006
			Weighted			Weighted
			average			average
			amortization			amortization
	Amount	Residual	period	Amount	Residual	period
For the year ended December 31 (in millions)	assigned	value	in years	assigned	value	in years

Mortgage servicing rights	$0.8	—	8	$0.3	—	8
Client lists	7.9	—	16	6.0	—	16
Increase in carrying value of client lists due to foreign currency translation adjustments	—	—	—	0.3	—	—
Pension and SERP intangibles	—	—	—	(2.3)	—	—
Other intangibles	0.1	—	9	0.2	—	6

Total other intangible assets	$8.8	—		$4.5	—
The amount recorded for client lists in 2007 consists of:
•	$7.3 million recorded under Wealth Advisory Services in connection with the acquisition of Bingham Legg Advisers, LLC.
•	$0.6 million recorded under Affiliate Money Managers in connection with an increase in WTI’s equity interest in Cramer Rosenthal McGlynn.
The amount recorded for client lists in 2006 consists of:
•	$1.3 million recorded under Corporate Client Services in connection with the acquisition of PwC Corporate Services (Cayman) Limited.
•	$1.2 million recorded under Wealth Advisory Services in connection with the purchase of a client list during the formation of Wilmington Family Office, Inc.
•	$3.5 million recorded under Affiliate Money Managers in connection with an increase in WTI’s equity interest in CRM.

11 . DEPOSITS

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

2007 Annual Report	91

Contractual maturities of CDs

(In millions)

2008	$3,639.6
2009	$62.2
2010	$22.0
2011	$17.0
2012	$12.1
2013 and thereafter	$6.8
The aggregate book value of CDs in denominations of $100,000 and more was $2.75 billion and $3.53 billion at December 31, 2007 and 2006, respectively.

Maturities of time deposits ≥ $100,000

		All other
As of December 31, 2007	Certificates	interest-bearing
(in millions)	of deposit	deposits

Three months or less	$1,938.8	$—
More than three through six months	581.6	—
More than six through 12 months	204.8	—
More than 12 months	23.1	—

Total	$2,748.3	$—
Deposit overdrafts reclassified as loans were $41.1 million and $47.5 million at December 31, 2007 and 2006, respectively.
12. BORROWINGS
Our borrowings consist of federal funds purchased, securities sold under agreements to repurchase, U.S. Treasury demand notes, lines of credit, and long-term debt.
Federal funds purchased and securities sold under agreements to repurchase. The securities underlying these agreements are U.S. Treasury bills, notes, bonds, or agencies held at the Federal Reserve as collateral. Federal funds purchased and securities sold under agreements to repurchase generally mature within 365 days from the transaction date. U.S. Treasury demand notes mature overnight.
Federal funds purchased and securities sold under agreements to repurchase

(In millions)	2007	2006	2005

Average amount outstanding during the year	$1,465.0	$1,116.2	$1,096.3
Weighted average interest rate during the year	4.7%	4.8%	3.2%
Weighted average interest rate at December 31	3.9%	4.9%	4.0%
Maximum amount outstanding at any month end	$1,999.3	$1,254.6	$1,355.7
Amount outstanding at December 31	$1,775.3	$1,130.9	$1,355.7
Lines of credit. We maintain lines of credit with two major unaffiliated U.S. financial institutions. Each of these lines is for $50.0 million. One line of credit provides for interest to be paid on the outstanding balances at the London Interbank Offered Rate (LIBOR) plus 0.45%. The interest on the other line of credit is based on LIBOR plus 0.40%. These line of credit agreements require us to maintain certain financial ratios pertaining to loan quality, limitations on debt, and risk-based capital. At December 31, 2007 and 2006, we were in compliance with all required covenants. At December 31, 2007 and 2006, the outstanding balances on these lines of credit were $15.0 million.
Long-term debt. Our long-term debt consists of an advance from the Federal Home Loan Bank of Pittsburgh and issues of subordinated long-term debt.
Federal Home Loan Bank advance
Principal amounts (in millions)

			Fixed
2007	2006	Term	interest ratet	Maturity date

$28.0	$28.0	15 years	6.55%	October 4, 2010
We used this Federal Home Loan Bank (FHLB) advance to finance construction of the Wilmington Trust Plaza, our operations center in downtown Wilmington, Delaware.
Monthly interest payments for this advance are due on the first day of each month at a fixed interest rate, and the principal amounts are due on the maturity date. Any payment of the principal prior to the originally scheduled maturity date is subject to a prepayment fee. Under the advance agreement, we are required to maintain specific levels of collateral as set by the FHLB quarterly. Our collateral was well above the required level for each quarter in 2007.
Subordinated long-term debt. None of our long-term debt is redeemable prior to maturity or subject to any sinking fund.
Subordinated long-term debt

(Dollars in millions)

	Amount
	issued		Semiannual	Fixed
Issue	and out-		payment	payment
date	standing	Term	dates	rates	Maturity

May 4, 1998	$125.0	10 years	May 1 and	6.625%	May 1, 2008
			November 1
April 4, 2003	$250.0	10 years	April 15 and	4.875%	April 15, 2013
			October 15

92 Notes to Consolidated Financial Statements	Wilmington Trust Corporation

The long-term debt balance of $267.8 million on our 2007 balance sheet includes $(9.8) million of fair value adjustments related to interest rate swaps on our long-term debt and $(0.4) million of unamortized discounts related to the $250.0 million debt issue that matures on April 15, 2013.
Due to its pending maturity, we have reclassified the $125.0 million debt issue and the $(0.5) million fair value of the related interest rate sweeps to short-term borrowings.
Shelf registration. From time to time, we may choose to issue debt securities to raise capital for general corporate purposes. A variety of factors, including financial market conditions, could influence the timing of these issues. In order to have the most flexibility under securities registration rules, we filed a shelf registration (Form S-3) with the SEC on November 29, 2007. Pursuant to Rule 415 of the Securities Act of 1933, we have three years from the date of the filing in which to issue the securities we registered.

13. COMMITMENTS AND CONTINGENCIES

Lease commitments. At December 31, 2007, our outstanding operating lease commitments and renewal options totaled $67.9 million and extended through 2022. The minimum payments we will make in the future on noncancelable leases for real property are as follows:
Minimum noncancelable lease payments on real property

	Gross	Sublease	Net
(in millions)	amount	amount	amount

2008	$12.7	$0.5	$12.2
2009	$11.5	$0.1	$11.4
2010	$9.7	$—	$9.7
2011	$7.1	$—	$7.1
2012	$6.0	$—	$6.0
2013 and thereafter	$21.5	$—	$21.5
Off-balance-sheet commitments. In the normal course of business, we engage in off-balance-sheet financial agreements to help us manage interest rate risk, to support the needs of our subsidiaries and affiliates, and to meet the financing needs of our clients. These agreements include commitments to extend credit, letters of credit, and loan guaranties.
Commitments to extend credit and letters of credit. Commitments to extend credit are agreements to lend to clients. These agreements generally have fixed expiration dates, and they may require payment of a fee. Many commitments to extend credit expire without ever having been drawn on, so the total commitment amounts do not necessarily represent future cash requirements. Letters of credit are contingent commitments that we issue to support clients’ financial obligations to third parties, such as for the purchase of goods. Normally, letters of credit are for terms shorter than five years, and many of them expire unfunded.
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
Loan guaranties. We are guarantor of a portion of a line-of-credit obligation for affiliate money manager Cramer Rosenthal McGlynn (CRM). The fair value of this loan guaranty approximates the fees paid on that portion of the line-of-credit obligation for which we are the guarantor, which was 82.41% at December 31, 2007.
Off-balance-sheet items

	2007		2006
At December 31	Contractual	Fair	Contractual	Fair
(in millions)	amount	value	amount	value

Unfunded commitments to extend credit	$3,485.8	$13.4	$3,326.3	$12.7
Standby and commercial letters of credit	$510.4	$3.1	$471.7	$3.3
CRM loan guaranty	$2.5	$—	$2.5	$—
Visa Inc. litigation. Global retail electronic payments network Visa Inc. commenced a restructuring on October 3, 2007, and issued shares of its common stock to its financial institution members, of which we are one. As a U.S.-member bank of Visa, we (and other U.S.-member banks) are obligated to share in potential losses arising from certain indemnified litigation involving Visa.
On November 7, 2007, Visa announced the settlement of litigation with American Express Company. Our proportionate share of that litigation was $1.1 million, and we recorded a liability in that amount.
The SEC has provided guidance to member banks on how to account for contingent obligations (potential losses) that may arise from other indemnified litigation involving Visa. The SEC’s guidance states that member banks must recognize these obligations at their estimated fair value.

2007 Annual Report	93

In a highly judgmental estimate, we established $2.1 million as the fair value of any potential loss we may incur from the pending litigation. We recorded this amount as an additional liability and corresponding expense. Combined with the $1.1 million we recorded for the American Express settlement, the total amount we recorded in 2007 for our proportionate share of Visa’s indemnified litigation was $3.2 million. We recorded this amount in other noninterest expense.
Visa has said that payments related to these litigation matters will be funded from an escrow account it will establish with a portion of the proceeds from an initial public offering (IPO) expected in the first quarter of 2008. We believe that our proportionate share of this IPO’s proceeds will more than offset any of our liabilities related to the Visa litigation.
Legal proceedings. We and our subsidiaries are subject to various legal proceedings that arise from time to time in the ordinary course of our business and operations. Some of these proceedings seek relief or damages in amounts that may be substantial. Because of the complex nature of some of these proceedings, it may be a number of years before these claims ultimately are resolved. While it is not feasible to predict the outcome of these proceedings, we do not believe that the ultimate resolution of any of them will have a materially adverse effect on our consolidated financial condition. We believe that some of these claims may be covered by insurance and we have notified our insurance carriers about these proceedings.

14. FAIR VALUE OF FINANCIAL INSTRUMENTS

In accordance with SFAS No. 107, “Disclosures About Fair Value of Financial Instruments,” we disclose the estimated fair values of certain financial instruments, whether or not we recognize them in our Consolidated Statements of Condition. This note summarizes the methods and assumptions we use to estimate fair value.
Fair value generally is the exchange price on which a willing buyer and a willing seller would agree in other than a distressed sale situation. Because of the uncertainties inherent in determining fair value, fair value estimates may not be precise. Many of our fair value estimates are based on highly subjective judgments and assumptions we make about market information and economic conditions. Changes in market interest rates or any of the assumptions underlying our estimates could cause those estimates to change significantly.
We do not believe that the aggregate fair value amounts presented in this Note offer a full assessment of our consolidated financial condition, our ability to generate net income, or the value of our company, because the fair value amounts presented here do not consider any value that may accrue from existing client relationships or our ability to create value by making loans, gathering deposits, or providing fee-based services. In addition, SFAS No. 107 prohibits us from including the values of all nonfinancial assets and liabilities, intangible assets, and certain other financial instruments.
Carrying values and estimated fair values

For the year ended	2007		2006
December 31	Carrying	Fair	Carrying	Fair
(in millions)	value	value	value	value

Financial assets:
Cash and due from banks	$260.5	$260.5	$249.7	$249.7
Short-term investments	$134.0	$134.0	$68.9	$68.9
Investment securities	$1,869.2	$1,869.2	$2,114.6	$2,114.7
Loans, net of reserves	$8,374.7	$8,313.2	$8,000.7	$7,933.7
Interest rate swap contracts	$9.9	$9.9	$7.6	$7.6
Interest rate floor contracts	$40.4	$40.4	$16.6	$16.6
Accrued interest receivable	$80.0	$80.0	$74.0	$74.0
Financial liabilities:
Deposits	$7,857.5	$7,924.4	$8,329.1	$8,413.3
Short-term borrowings	$1,992.1	$1,992.9	$1,158.8	$1,158.8
Interest rate swap contracts	$10.4	$10.4	$10.1	$10.1
Accrued interest payable	$78.5	$78.5	$75.2	$75.2
Long-term debt	$267.8	$257.7	$388.5	$378.8
Cash and due from banks, short-term investments, accrued interest receivable, short-term borrowings, and accrued interest payable. Due to their short maturities, the fair values of these instruments approximate their carrying values.
Investment securities. We base the fair value estimates of investment securities on quoted bid prices from a third-party pricing service. If quoted market prices are not available, we use quoted market prices of comparable instruments.

94 Notes to Consolidated Financial Statements	Wilmington Trust Corporation

Loans. For fixed rate loans with no significant credit risk, and for variable rate loans with no significant credit risk that reprice within one year, we base fair value estimates on the carrying amounts of the loans. For all other loans, we employ discounted cash flow analyses that use interest rates and terms similar to those currently being offered to borrowers with similar credit quality.
Long-term debt. We base the fair value of long-term debt on the borrowing rate currently available to us for debt with comparable terms and maturities.
Derivative financial instruments. We base the fair value estimates of derivative instruments on pricing models that use assumptions about market conditions and risks that are current as of the reporting date. In accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (as amended), the estimated fair values of derivatives we use to manage interest rate risk, such as interest rate swap and floor agreements, represent the amounts we would have expected to receive or pay to terminate such agreements. For more information about our use of derivatives, read Note 15, “Derivative and hedging activities,” in this report.
Commitments to extend credit and letters of credit. The fair values of loan commitments and letters of credit approximate the fees we charge for providing these services.

15. DERIVATIVE AND HEDGING ACTIVITIES

We use derivative financial instruments, primarily interest rate swaps and floors, to help manage (hedge) the effects that changes in market interest rates may have on net interest income, the fair value of assets and liabilities, and cash flows. The derivative instruments we use are mainly interest rate swaps and floors, which we use primarily to hedge the interest rate risk associated with floating rate commercial loans and subordinated long-term debt. We also use interest rate swaps to help commercial borrowers manage their interest rate risk. We do not hold or issue derivative financial instruments for trading purposes. We account for derivative financial instruments in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended.
Interest rate swaps. An interest rate swap is an agreement between two parties to exchange, at specified intervals, payments that represent fixed and floating rate interest amounts computed on notional amounts of principal. Typically, these payments are based on fixed and floating interest rate benchmarks or indices. The interest rate swap contracts we have with commercial loan clients allow them to convert floating rate loan payments to fixed rate loan payments. When we enter into an interest rate swap contract with a commercial loan client, we simultaneously enter into a “mirror” swap contract with a third party. The third party exchanges the client’s fixed rate loan payments for floating rate loan payments. We retain the credit risk that is associated with the potential failure of counterparties and inherent in making loans.
At December 31, 2007, we had client swap contracts of $425.0 million and an equal amount of swap contracts with third-party financial institutions, for a total notional amount of $850.0 million in swaps associated with loans to clients. We also had $125.0 million of swaps with other financial institutions that were recorded as a fair value hedge against the 10-year subordinated long-term debt we issued on May 4, 1998. We use the short-cut method to account for this fair value hedge. We issued this debt at a fixed rate of 6.625%. On December 4, 2003, we swapped the fixed rate payments on this debt for floating rate payments based on the six-month Libor, which was 4.72% at December 31, 2007. The interest rates on these swaps reset semiannually. Semiannual payments coincide with the subordinated debt payments.
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
At December 31, 2007, we had multiple interest rate floor contracts in notional amounts that totaled $1.00 billion. The maturities of these contracts ranged from 2.1 to 6.5 years; the strike rates ranged from 6.50% to 8.00%; and the strike rates were tied to the Federal Reserve’s H.15 Bank Prime Loan Rate. At December 31, 2006, we had multiple interest rate floor contracts in notional amounts that totaled $1.00 billion. The maturities of

2007 Annual Report	95

these contracts ranged from 3.1 to 7.5 years; the strike rates ranged from 6.50% to 8.00%; and the strike rates were tied to the Federal Reserve’s H.15 Bank Prime Loan Rate. All of our interest rate floor contracts are considered cash flow hedges under SFAS No. 133.
Interest rate floor expense. We amortize the premiums we pay for interest rate floor contracts over the life of each floor and net the expense against interest income from floating rate loans.

For the year ended December 31
(in millions)	2007	2006	2005

Interest rate floor contract expense	$2.0	$0.2	$—
In January 2008, we sold interest rate floor contracts with a notional amount of $1.00 billion and realized a gain of $35.5 million, which we will amortize into interest and fees on loans over the next 78 months.
During the next 12 months, we expect to reclassify to earnings approximately $12.5 million of pretax net gains, or approximately $8.1 million after tax, on cash flow hedges reported in accumulated other comprehensive income. These estimates could differ from the amounts we actually recognize, due to changes in market interest rates and the addition of other hedges after December 31, 2007.
On April 17, 2001, we sold 6 interest rate floor contracts with a notional amount of $175,000,000, and recorded a gain of $32,682. Prior to that sale, we had recorded $1,317,508 of intrinsic value on these floors in other comprehensive income (OCI). We amortized that amount out of OCI and into earnings over what would have been the remaining lives of the floor contracts. The amortization period ended in August 2005. The gains in OCI reclassified into earnings were $180,964 for 2005.
Fair value hedging strategies. Derivatives we use to hedge the effects of fluctuating interest rates on the fair values of assets and liabilities typically are classified as fair value hedges. We record adjustments related to the ineffective portion of fair value hedges in interest income, interest expense, or noninterest income, depending on the item hedged. There was no ineffectiveness for fair value hedges recognized in earnings for 2007 or 2006.
Cash flow hedging strategies. Derivatives used to hedge the effects of fluctuating interest rates on future cash flows typically are classified as cash flow hedges. In cash flow hedges, when the hedged transaction culminates, any unrealized gains or losses related to the swaps are reclassified from accumulated other comprehensive income into earnings in the same period or periods during which the hedge forecasted transaction affects earnings, and they are recorded in interest income.
For cash flow hedges that require testing for ineffectiveness, we recognize any ineffectiveness present in current earnings. There was no ineffectiveness for cash flow hedges recognized in earnings for 2007 or 2006.
For more information about how we account for derivatives and their fair values, read the sections on derivative financial instruments in Note 2, “Summary of significant accounting policies,” and in Note 14, “Fair value of financial instruments,” in this report.

16. CAPITAL REQUIREMENTS

Federal capital adequacy requirements. As of December 31, 2007 and 2006, we were considered well capitalized under the capital standards that U.S. banking regulators use to assess the capital adequacy of bank holding companies. These capital adequacy requirements specify guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The quantitative measures require us to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets, and Tier 1 capital to average quarterly assets. U.S. banking regulators also make qualitative judgments about the components of our capital, risk weightings, and other factors. We use these capital guidelines to calculate our capital position. To be classified as “well capitalized” under the guidelines, banks generally must maintain ratios of total capital that are 100 to 200 basis points higher than the minimum requirements. We review our on- and off-balance-sheet items on a continual basis to ensure that the amounts and sources of our capital enable us to continue to exceed the minimum guidelines.
Failure to meet minimum capital requirements could cause regulatory authorities to take certain mandatory — and possibly additional discretionary — steps, or “prompt, corrective action.” If undertaken, that action could have a material effect on our financial statements and operations.

96 Notes to Consolidated Financial Statements	Wilmington Trust Corporation

U.S. regulatory capital ratios

			Adequately
			capitalized		Well-capitalized
	Actual		minimum		minimum
			Amount	Ratio	Amount	Ratio
(Dollars in millions)	Amount	Ratio	≥	≥	≥	≥

As of December 31, 2007 Total capital (to risk-weighted assets):
Wilmington Trust Corporation	$1,130.0	11.21%	$806.3	8.00%	$1,007.9	10.00%
Wilmington Trust Company	$1,004.3	10.77%	$745.9	8.00%	$932.4	10.00%
Wilmington Trust of Pennsylvania	$112.8	13.78%	$65.5	8.00%	$81.9	10.00%

Tier 1 capital (to risk-weighted assets):
Wilmington Trust Corporation	$779.2	7.73%	$403.1	4.00%	$604.7	6.00%
Wilmington Trust Company	$919.5	9.86%	$373.0	4.00%	$559.5	6.00%
Wilmington Trust of Pennsylvania	$104.8	12.80%	$32.7	4.00%	$49.1	6.00%

Tier 1 capital (to average assets):
Wilmington Trust Corporation	$779.2	7.18%	$434.2	4.00%	$542.8	5.00%
Wilmington Trust Company	$919.5	9.34%	$393.9	4.00%	$492.4	5.00%
Wilmington Trust of Pennsylvania	$104.8	8.60%	$48.8	4.00%	$60.9	5.00%

As of December 31, 2006 Total capital (to risk-weighted assets):
Wilmington Trust Corporation	$1,158.7	12.10%	$765.8	8.00%	$957.3	10.00%
Wilmington Trust Company	$968.9	10.93%	$709.3	8.00%	$886.6	10.00%
Wilmington Trust of Pennsylvania	$104.8	13.87%	$60.4	8.00%	$75.6	10.00%

Tier 1 capital (to risk-weighted assets):
Wilmington Trust Corporation	$789.7	8.25%	$382.9	4.00%	$574.4	6.00%
Wilmington Trust Company	$887.6	10.01%	$354.6	4.00%	$532.0	6.00%
Wilmington Trust of Pennsylvania	$98.1	12.99%	$30.2	4.00%	$45.3	6.00%

Tier 1 capital (to average assets):
Wilmington Trust Corporation	$789.7	7.39%	$427.4	4.00%	$534.3	5.00%
Wilmington Trust Company	$887.6	8.94%	$396.9	4.00%	$496.2	5.00%
Wilmington Trust of Pennsylvania	$98.1	8.74%	$44.9	4.00%	$56.1	5.00%
Capital requirements for dividend payments. Our ability to pay dividends is limited by Delaware law, which permits corporations to pay dividends out of surplus capital only. Historically, the surplus capital we have used to pay dividends has come from our wholly owned primary banking subsidiary, Wilmington Trust Company, and RSMC.
Other capital adequacy requirements. A group of bank regulatory authorities from the United States and multiple other nations, known as the Basel Committee on Banking Supervision (Committee), has published its final rule, known as Basel II, on changes to a framework for measuring capital adequacy. This framework proposes minimum capital requirements and supervisory review of a bank’s internal assessment process, capital adequacy, and effective use of disclosure to strengthen market discipline. This framework, which formerly was scheduled for implementation by year-end 2006, is now scheduled for implementation by year-end 2008. As a depository institution with less than $250 billion in assets and less than $10 billion of foreign balance sheet exposure, we are not subject to the new rules under Basel II. We will continue to calculate our capital adequacy ratios under the rules of its predecessor, Basel I.

2007 Annual Report	97

17. RELATED PARTY TRANSACTIONS
Our banks make loans to officers, directors, and associates of our company and our affiliates in the ordinary course of business. We make these loans in a manner consistent with sound banking practices. We do not consider the credit risk associated with these loans to be any greater or any less than the credit risk we assume in the ordinary course of making loans.

Loans to related parties

At December 31 (in millions)	2007	2006

Total loans to related parties	$62.5	$44.0
Loan additions	$40.8	$37.3
Loan payments received	$22.7	$47.7
Other changes	$0.4	$—
The other changes recorded for 2007 reflect loan additions and payments of retired and newly elected executive officers and directors.
We are guarantor of a portion of a line-of-credit obligation for affiliate money manager CRM. The interest on this line-of-credit is computed at Libor plus 2%. The portion of the line-of-credit obligation for which we are guarantor approximates our ownership position in CRM. At December 31, 2007, the line-of-credit was for $3.0 million; the balance was zero, and our ownership position in CRM was 82.41%. This line-of-credit is scheduled to expire on December 2, 2008.
18. PENSION AND OTHER POSTRETIREMENT BENEFITS
This Note summarizes the status of our pension plan, supplemental executive retirement plan (SERP), and postretirement health care and life insurance benefits plan (collectively, our retirement plans), and our thrift savings plan.
To determine our retirement plan obligations, we use a discount rate assumption based on current yield rates in the AA bond market. To assure that the resulting rates can be achieved by each of these benefit plans, the only bonds used to develop the discount rate are those that satisfy certain criteria and are expected to remain available through the period of maturity of the plan benefits. In the tables below, the measurement date for pension and SERP benefits was September 30, unless noted otherwise. The measurement date for the postretirement benefits plan was December 31, unless noted otherwise.
To set the 2007 and 2006 discount rate for each plan, we used a method that matched projected payouts from each plan with a zero-coupon AA bond yield curve. We constructed this yield curve from the underlying bond price and yield data as of September 30, 2007 (for the pension plan and SERP), and December 31, 2007 (for the postretirement benefits plan), and included a series of annualized individual discount rates with durations ranging from 6 months to 30 years. Each discount rate in the curve was derived from an equal weighting of the AA or higher bond universe, apportioned into distinct maturity groups. These individual discount rates were then converted into a single equivalent discount rate. This process was repeated separately for each plan. For 2005, we set the discount rate assumptions by adding 15 basis points to the investment yields available on AA long-term corporate bonds and then rounding to the next highest 25 basis points.
Actuarial gains and losses for our retirement plans include assumptions we make according to how our actual experience differs from what we expected. These include gains and losses from asset returns, changes in required discount rates, and those caused by demographic characteristics such as mortality, rates of retirement and termination, and other factors. We review these assumptions periodically. Current unamortized losses exist in all three of our retirement plans, due mainly to asset losses in the pension plan in past years and to decreases in the discount rate from prior periods. We use the corridor method to amortize these losses. Accumulated losses that exceed 10% of liabilities (or assets, if greater) are amortized over the future average working lifetime of the population (11 to 13 years) as a component of periodic benefit expense. For 2007, these amounts were $1.8 million for the pension plan, $0.2 million for the SERP, and $0.9 for the postretirement benefits plan.
Weighted average assumptions used to determine benefit obligations

	Pension benefits		SERP benefits		Postretirement benefits
At December 31 (in millions)	2007	2006	2007	2006	2007	2006

Discount rate	6.50%	6.10%	6.50%	6.00%	6.30%	5.90%
Rate of compensation increase	4.50%	4.50%	4.50%	4.50%	—	—

98 Notes to Consolidated Financial Statements	Wilmington Trust Corporation

Changes to assumptions used to determine benefit obligations

			Postretirement
As of the 2007 measurement date (in millions)	Pension plan[1]	SERP[1]	benefits plan[2]

Gain/(loss) due to change in the discount rate	$11.1	$1.8	$1.7
Gain/(loss) due to change in return on assets	$7.3	$—	$—
Increase/(decrease) due to mortality table updates	$(0.9)	$1.0	$—

[1]	Measurement date: September 30, 2007

[2]	Measurement date: December 31, 2007
Our net periodic benefits expense for 2008 will reflect these changes.
Excess/(shortfall) of plan assets compared to plan obligations

					Postretirement
	Pension benefits		SERP benefits		benefits
At December 31 (in millions)	2007	2006	2007	2006	2007	2006

Fair value of plan assets	$223.5	$197.5	$—	$—	$—	$—
Projected benefit obligation	190.8	186.6	25.6	22.4	—	—

Funded status (difference)	$32.7	$10.9	$(25.6)	$(22.4)	$—	$—

Fair value of plan assets	$223.5	$197.5	$—	$—	$—	$—
Accumulated benefit obligation	169.0	165.0	20.2	18.7	41.0	41.0

Funded status (difference)	$54.5	$32.5	$(20.2)	$(18.7)	$(41.0)	$(41.0)
Changes in the net projected benefit obligation and plan assets

					Postretirement
	Pension benefits		SERP benefits		benefits
At December 31 (in millions)	2007	2006	2007	2006	2007	2006

Net projected benefit obligation at start of year	$186.6	$174.9	$22.4	$22.0	$41.0	$37.8
Service cost	9.0	8.3	0.7	0.8	1.3	1.2
Interest cost	11.2	10.3	1.3	1.3	2.4	2.2
Plan participants’ contributions	—	—	—	—	0.4	0.4
Actuarial loss/(gain)	(8.8)	(0.2)	1.8	(1.1)	(1.1)	2.2
Gross benefits paid	(7.2)	(6.7)	(0.6)	(0.6)	(3.0)	(2.8)
Change in plan provisions	—	—	—	—	—	—

Net projected benefit obligation at end of year	$190.8	$186.6	$25.6	$22.4	$41.0	$41.0

Fair value of plan assets at start of year	$197.5	$174.0	$—	$—	$—	$—
Actual return on plan assets	23.2	15.2	—	—	—	—
Employer contributions	10.0	15.0	0.6	0.6	2.6	2.4
Plan participants’ contributions	—	—	—	—	0.4	0.4
Gross benefits paid	(7.2)	(6.7)	(0.6)	(0.6)	(3.0)	(2.8)

Fair value of plan assets at end of year	$223.5	$197.5	$—	$—	$—	$—

Funded status at end of year	$32.7	$10.9	$(25.6)	$(22.4)	$(41.0)	$(41.0)

2007 Annual Report	99

Net amounts recognized in our Consolidated Statements of Condition

					Postretirement
	Pension benefits		SERP benefits		benefits
At December 31 (in millions)	2007	2006	2007	2006	2007	2006

Funded status	$32.7	$10.9	$(25.6)	$(22.4)	$(41.0)	$(41.0)
Unrecognized net actuarial loss/(gain)	—	—	—	—	—	—
Unrecognized net transition obligation/(asset)	—	—	—	—	—	—
Unrecognized prior service cost	—	—	—	—	—	—
Contributions from measurement date to end of year	—	—	0.1	0.1	—	—

Net amount recognized at end of year	$32.7	$10.9	$(25.5)	$(22.3)	$(41.0)	$(41.0)
Components of the net amount recognized in our Consolidated Statements of Condition

					Postretirement
	Pension benefits		SERP benefits		benefits
At December 31 (in millions)	2007	2006	2007	2006	2007	2006

(Accrued)/prepaid benefit cost	$50.8	$47.7	$(18.0)	$(16.0)	$(30.8)	$(29.4)
Accrued benefit liability	—	—	—	—	—	—
Intangible assets	—	—	—	—	—	—

Net asset/(liability) recognized	50.8	47.7	(18.0)	(16.0)	(30.8)	(29.4)
Accumulated other comprehensive income	(18.1)	(36.8)	(7.5)	(6.3)	(10.2)	(11.0)
Contributions from measurement date to end of year	—	—	—	—	—	—

Net amount recognized at end of year	$32.7	$10.9	$(25.5)	$(22.3)	$(41.0)	$(40.4)

Amounts recognized in accumulated other comprehensive income:
Transition obligation (asset)	$—	$—	$—	$—	$—	$—
Prior service cost (credit)	0.1	0.9	1.5	1.9	(3.8)	(4.4)
Net loss/(gain)	18.0	35.9	6.0	4.4	14.0	15.4

Total	$18.1	$36.8	$7.5	$6.3	$10.2	$11.0
Other changes in plan assets and benefit obligations recognized in other comprehensive income

					Postretirement
	Pension benefits		SERP benefits		benefits
At December 31 (in millions)	2007	2006	2007	2006	2007	2006

Prior service cost	$—	$—	$—	$—	$—	$—
Net (gain)/loss	(16.1)	—	1.7	—	(0.4)	—
Amortization of transition obligation	—	—	—	—	—	—
Amortization of prior service cost	(0.8)	—	(0.3)	—	0.5	—
Amortization of net gain/loss	(1.8)	—	(0.2)	—	(0.9)	—

Total recognized in other comprehensive income	$(18.7)	$—	$1.2	$—	$(0.8)	$—

Change in minimum liability included in other comprehensive income	$18.7	$(36.8)	$(1.2)	$(5.2)	$(0.8)	$(11.0)
Net periodic benefit expense we expect to record in 2008

Component of accumulated other comprehensive income (in millions)	Pension plan	SERP plan	Postretirement plan

Expected 2008 amortization of transition obligation	$—	$—	$—
Expected 2008 amortization of prior service cost	$—	$0.3	$(0.5)
Expected 2008 amortization of net loss	$0.5	$0.3	$0.7

100 Notes to Consolidated Financial Statements	Wilmington Trust Corporation

Weighted average assumptions used to determine the net periodic benefit expense of the plans

							Postretirement
	Pension benefits			SERP benefits			benefits
At December 31 (in millions)	2007	2006	2005	2007	2006	2005	2007	2006	2005

Weighted average assumptions used to determine net periodic benefit expense:
Discount rate	6.10%	6.00%	6.00%	6.00%	5.90%	6.00%	5.90%	5.90%	6.00%
Expected return on plan assets	8.50%	8.50%	8.50%	—	—	—	—	—	—
Rate of compensation increase	4.50%	4.50%	4.50%	4.50%	4.50%	4.50%	—	—	—

Components of net periodic benefit cost:
Service cost	$9.0	$8.3	$7.8	$0.7	$0.8	$0.8	$1.3	$1.2	$0.8
Interest cost	11.2	10.3	9.6	1.3	1.3	1.3	2.4	2.2	2.4
Expected return on plan assets	(16.0)	(14.1)	(12.3)	—	—	—	—	—	—
Amortization of transition obligation/(asset)	—	—	—	—	0.1	0.1	—	—	—
Amortization of prior service cost	0.8	0.8	0.8	0.3	0.3	0.3	(0.5)	(0.5)	—
Recognized actuarial loss	1.8	2.0	1.6	0.2	0.3	0.4	0.9	0.9	0.6
Difference in actual expense and estimate	—	—	—	—	—	—	—	—	0.2

Net periodic benefit cost	$6.8	$7.3	$7.5	$2.5	$2.8	$2.9	$4.1	$3.8	$4.0
Plan contributions expected in 2008

	Pension	SERP	Postretirement
(In millions)	benefits	benefits	benefits

Expected employer contributions	$—	$0.6	$3.0
Expected employee contributions	$—	$—	$0.5
Under Internal Revenue Service rules, we are not required to contribute to the pension plan in 2008. We may make voluntary contributions based on corporate, cash, and tax strategies.
Estimated future benefit payments based upon current assumptions

	Pension	SERP	Postretirement
(In millions)	benefits	benefits	benefits

2008	$7.5	$0.6	$3.0
2009	$7.9	$0.7	$3.0
2010	$8.4	$0.8	$3.0
2011	$8.8	$1.1	$3.1
2012	$9.7	$1.2	$3.1
2013–2017	$65.5	$10.6	$15.1
Pension plan. Our pension plan is a noncontributory qualified defined benefit pension plan with retirement and death benefits. It covers substantially all Wilmington Trust staff members. To calculate pension benefits, we use a modified career average formula based on a staff member’s years of service. To ensure that the plan is able to meet its obligations, we contribute to it as necessary and as required by the Internal Revenue Service. Our contributions are designed to fund the plan’s current and past service costs, plus interest, over a 10-year period. Using the projected unit credit method, independent actuaries determine the benefit obligation of the plan (the level of funds needed to pay benefits to the plan’s members). We record the benefit obligation of the plan as a liability on our balance sheet.
We use a market-related asset valuation method to determine asset gains and losses and the expected return on the asset component of periodic net benefit cost. To determine market-related asset values, we use a smoothing method that recognizes the difference in expected versus actual return on the fair value of assets over a 5-year period. Assumptions we make about the pension plan may change from year to year. These changes could affect pension liabilities and expense as follows:

		Increase/	Increase/
At December 31, 2007		(decrease)	(decrease)
(in millions)	Change	in liabilities	in expense

Gain/(loss) due to change in the discount rate	0.25%	$6.9	$1.0
Gain/(loss) due to change in return on assets	0.25%	$—	$1.9

2007 Annual Report	101

Our Benefits Administration Committee is responsible for determining and reviewing the investment policy for the plan, and for overseeing its assets. The Committee conducts quarterly reviews of performance, asset allocation, and investment manager due diligence. Our Investment Strategy Team is responsible for investing the plan’s assets according to the plan’s investment policy.
Our pension plan investment policy is to:
•	Grow assets at an average annual rate that exceeds the actuarially assumed expected rate of return in order to keep pace with future obligations.
•	Provide for the most stability possible to meet the target growth rate with a medium level of risk.
•	Show positive returns after inflation.
•	Provide liquidity so that we can make benefit payments to plan participants who have retired.
Our pension plan investment management objectives are to provide:
•	Returns that exceed, and volatility that is equal to or lower than, those of an index that blends 70% of the Standard and Poor’s 500 Index and 30% of the Lehman Government/Credit Index.
•	Returns that exceed those of the relevant market index for each asset class in which we invest plan assets.
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
Asset allocation

	Target allocation		Actual
	(weighted average)		allocation
At September 30	2007	2007	2006

Equity securities	61%	61%	36%
Debt securities	30%	24%	35%
Real estate	9%	12%	11%
Other	—%	3%	18%

Total	100%	100%	100%
Some of our pension plan’s assets are invested in the equity and fixed income portfolios of the Wilmington Funds, which our subsidiary, WTIM, manages. Plan assets invested in these funds totaled $66.1 million and $104.5 million at December 31, 2007 and 2006, respectively.
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
Postretirement health care and life insurance benefits. Certain health care and life insurance benefits are available for substantially all retired staff members (retirees). Retirees who are younger than age 65 are eligible to receive up to $7,000 each year toward the medical coverage premium. Retirees age 65 or older are eligible to receive up to $4,000 toward the medical coverage premium. Retirees also are eligible for $7,500 of life insurance coverage. Effective January 1, 2006, individuals who were retired prior to that date and some spouses became eligible for $250 per month to subsidize their health care coverage. In accordance with SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions,” and SFAS No. 112, “Employers’ Accounting for Postretirement Benefits,” we recognize the expense of providing these benefits on an accrual basis.
Assumptions used to calculate the accumulated postretirement benefit obligation

At December 31	2007	2006
Health care cost trend rate assumed	10%	9%
Rate to which cost trend rate is assumed to decline (the ultimate trend rate)	5%	6%
Year that rate reaches the ultimate trend rate	2013	2010
Assumptions used to calculate the net periodic benefit expense

For the year ended December 31	2007	2006
Health care cost trend rate assumed	9%	9%
Rate to which cost trend rate is assumed to decline (the ultimate trend rate)	6%	6%
Year that rate reaches the ultimate trend rate	2010	2009

102 Notes to Consolidated Financial Statements	Wilmington Trust Corporation

Effect on postretirement health care benefits of a 1% change in the assumed health care trend rate

	1%	1%
(In millions)	increase	decrease

Effect on total service and interest components of net periodic health care benefit expense	$0.4	$(0.3)
Effect on accumulated postretirement benefit obligation	$3.5	$(2.9)
Thrift savings plan. We have a defined contribution thrift savings plan that covers all full-time staff members who elect to participate in it. Eligible staff members may contribute from 1% to 25% of their annual base pay, up to a maximum of $15,500 per year. We match each $1.00 a staff member contributes with a $0.50 cash contribution, up to the first 6% of each staff member’s pay. We contributed $4.4 million, $4.0 million, and $3.6 million to this plan in 2007, 2006, and 2005, respectively.

19. STOCK-BASED COMPENSATION PLANS

The Compensation Committee and the Select Committee of our Board of Directors administer four types of stock-based compensation plans:
•	Long-term stock-based incentive plans. Under our current long-term incentive plan, which was approved in 2005, we may grant incentive stock options, nonstatutory stock options, restricted stock, and other stock-based awards of up to 4 million shares of common stock to officers, other key staff members, directors, and advisory board members. Under this plan and its predecessors, the exercise price of each option equals the last sale price of our common stock on the date of the grant. Options are subject to a cliff vesting period, which is normally three years (or such other term as our Compensation Committee or Select Committee may determine). Options have a maximum term of 10 years.
•	Executive incentive plan. Our current executive incentive plan, which was approved by shareholders on April 15, 2004, authorizes cash bonuses and issuances of up to 300,000 shares of our common stock with a par value of $1.00 per share. The stock awards we have granted under this plan are for restricted stock and are subject to vesting at the sole discretion of the Compensation Committee. Recent grants typically have vested over a three- or four-year period.
•	Employee stock purchase plan (ESPP). Under the current ESPP, which was approved in 2004, substantially all staff members may purchase our common stock at the beginning of the stock purchase plan year through payroll deductions of up to 10% of their annual base pay, or $21,250, whichever is less. Plan participants may terminate their participation at any time. The price per share is 85% (or such greater percentage as our Compensation Committee may determine) of the stock’s fair market value at the beginning of the plan year.
•	Directors’ deferred fee plan. Our directors may elect to defer receipt of the cash portion of their directors’ fees until they retire from the Board. A director may elect to earn a yield on the deferred cash portion based on yields Wilmington Trust Company pays on certain deposit products and/or changes in the price of our common stock (including dividends). Choosing the latter creates phantom shares. As of December 31, 2007, the fair value of phantom shares granted under the deferral plan was $1.3 million. For more information about our directors’ compensation, please see the proxy statement for our 2008 annual shareholders’ meeting.
We account for our stock-based compensation plans in accordance with SFAS No. 123(revised), “Share-Based Payment.” The table below shows the effects of stock-based awards, in total, in our Consolidated Statements of Income.
The shares we issue as stock-based compensation come from our treasury, which held approximately 11.4 million shares at December 31, 2007. This is more than adequate to meet the share requirements of our current stock-based compensation plans.
Effects of stock-based compensation

For the year ended December 31
(in millions)	2007	2006	2005

Compensation expense:
Stock options	$5.4	$6.4	$5.8
Restricted stock	2.1	0.8	0.3
ESPP	0.6	0.6	0.9

Total compensation expenses	$8.1	$7.8	$7.0
Tax benefit	2.6	1.9	1.2

Net income effect	$5.5	$5.9	$5.8
Stock option valuation. Since adopting SFAS No. 123(revised) on January 1, 2006, we made no modifications to stock options already outstanding as of January 1, 2006. For stock options granted after January 1, 2006, we modified the way we determine their value. We segregated the awards into two groups: one group for designated senior managers and one for all other staff members. We did this because senior managers tend to hold their options for more time than other staff members do. Compared to options held for a short amount of time, options held for longer periods are likely to incur greater degrees of volatility in share price and,

2007 Annual Report	103

therefore, greater degrees of volatility in valuation. Segregating option awards into these two groups lets us:
•	Base the value of the options on the amount of time that typically lapses between when options are granted and when they are exercised.

•	Apply different forfeiture rates for each group.

•	Calculate valuation estimates more precisely.
Stock option valuation assumptions

For the year ended
December 31	2007	2006	2005

Risk-free interest rate	3.25–4.84%	4.51–4.94%	3.04–3.26%
Volatility of Corporation’s stock	13.46-18.25%	14.39-20.82%	19.04-21.57%
Expected dividend yield	2.88–3.87%	2.72–2.99%	3.53–4.48%
Expected life of options	4.5–8.2 years	4.3–8.4 years	3–5 years
In the table above:
•	We use the Black-Scholes valuation method.

•	The risk-free interest rate is the U.S. Treasury rate commensurate with the expected life of options on the date of each grant.

•	We based the volatility of our stock on historical volatility over a span of time equal to the expected life of the options.

•	We based the expected life of stock option awards on historical experience. Expected life is the period of time we estimate that granted stock options will remain outstanding.
Stock-based compensation expense for incentive stock options and the ESPP affects our income tax expense and effective tax rate because we are not allowed a tax deduction unless the award recipient or ESPP subscriber makes a disqualifying disposition upon exercise.
Long-term stock-based incentive plans. When option recipients exercise awards made under the long-term stock-based incentive plan, we issue shares and record the proceeds as additions to capital. When these awards vest, we adjust both retained earnings and stock-based compensation expense to reflect actual forfeitures that occurred prior to the vesting date.
Options exercised

For the year ended December 31
(dollars in millions)	2007	2006	2005

Number of options exercised	657,168	1,071,943	427,608
Total intrinsic value of options exercised	$7.6	$19.3	$4.3
Cash received from options exercised	$19.7	$27.5	$11.3
Tax benefit realized from tax deductions for options exercised	$2.3	$6.0	$1.1
In the table above, 2006 and 2005 were adjusted to state correctly the total intrinsic value of options exercised. Prior year amounts were $4.9 for 2006 and $2.1 for 2005, and only reflected the Black-Scholes value of the options. In addition, cash received from options exercised was adjusted. Prior-year amounts were $28.3 for 2006 and $11.7 for 2005.
Stock option activity

			Weighted
		Weighted	average	Aggregate
		average	remaining	intrinsic
	Stock	exercise	contractual	value
For the year ended December 31, 2007	options	price	term	(in millions)

Outstanding at January 1, 2007	6,161,967	$33.43
Granted	1,000,283	$43.48
Exercised	(657,168)	$29.83
Expired	(7,700)	$33.00
Forfeited	(184,273)	$38.65

Outstanding at December 31, 2007	6,313,109	$35.21	5.5 years	$16.8

Exercisable at December 31, 2007	3,586,321	$31.23	4.2 years	$15.8
Unvested stock options. At December 31, 2007, total unrecognized compensation cost related to unvested options was $7.3 million, which we expect to record over a weighted average period of 1.7 years.

For the year (per share)	2007	2006	2005

Weighted average fair value at grant date of stock options issued during year	$6.92	$7.05	$5.40

104 Notes to Consolidated Financial Statements	Wilmington Trust Corporation

Restricted stock grants. We have made restricted stock grants under our executive incentive and 2005 long-term incentive plans. When restricted stock recipients forfeit their shares before the awards vest, we:
•	Reacquire the shares, hold them in our treasury, and use them to grant new awards.

•	Adjust stockholders’ equity and stock-based compensation expense to reflect these forfeitures.
We measure the fair value of restricted stock by the closing share price on the date of the restricted stock grant. We amortize the value of restricted stock grants into stock-based compensation expense on a straight-line basis over the requisite service period for the entire award. At December 31, 2007, total unrecognized compensation cost related to restricted stock grants was $1.6 million, which we expect to record over a weighted average period of 1.2 years.
Under our incentive plans, the vesting period for restricted stock awards accelerates upon retirement and in certain other circumstances. When we award restricted stock to people from whom we may not receive services in the future, such as those who are eligible for retirement, we recognize the expense of restricted stock grants when we make the award, instead of amortizing the expense over the vesting period of the award. We recorded $2.1 million of expense for restricted stock grants in 2007.

Restricted stock activity

		Weighted average
For the year ended	Restricted	fair value
December 31, 2007	shares	at grant date

Outstanding at January 1, 2007	55,735	$40.84
Granted	54,370	$43.36
Vested	(19,231)	$39.07
Forfeited	(4,743)	$41.82

Outstanding at December 31, 2007	86,131	$42.77

Restricted stock activity

(In millions)	2007	2006	2005

Total value of shares vested during the year	$0.8	$0.3	$0.2
Employee stock purchase plan. For the ESPP, we record stock-based compensation expense based on the fair value of plan participants’ options to purchase shares, amortized over the plan’s fiscal year. We use the Black-Scholes method to determine the fair value. For the year ended December 31, 2007, the total recognized compensation cost related to the ESPP was $0.6 million and the total unrecognized compensation cost related to this plan was $0.3 million. We will recognize this cost in the first five months of 2008. Cash flow from shares issued under these subscriptions was $3.4 million for 2007, and $3.1 million each year for 2006 and 2005.

	Shares reserved
Activity for the 2004 employee stock	for future	Subscriptions
purchase plan and its predecessors	subscriptions	outstanding	Price per share

Balance at January 1, 2005	693,011	106,989
Subscriptions entered into on June 1, 2005	(110,266)	110,266	$30.54
Forfeitures	7,545	(7,545)	$30.54–$31.06
Shares issued	—	(102,874)	$30.46

Balance at January 1, 2006	590,290	106,836
Subscriptions entered into on June 1, 2006	(95,551)	95,551	$37.06
Forfeitures	6,038	(6,038)	$30.54–$37.06
Shares issued	—	(102,348)	$30.54

Balance at January 1, 2007	500,777	94,001
Subscriptions entered into on June 1, 2007	(106,012)	106,012	$36.64
Forfeitures	14,110	(14,110)	$36.64–$37.06
Shares issued	—	(91,911)	$37.06

Balance at December 31, 2007	408,875	93,992

2007 Annual Report	105

20. INCOME TAXES

Reconciliation of statutory income tax to income tax expense

For the year ended
December 31 (in millions)	2007	2006	2005

Income before taxes	$282.6	$216.3	$260.3
Less: Minority interest	0.9	(0.2)	0.3
Less: Foreign income before taxes	1.8	1.5	(0.1)

Domestic income before taxes, less minority interest	279.9	215.0	260.1
Income tax at statutory rate of 35%	98.0	75.3	91.0
Tax effect of tax-exempt and dividend income	(3.0)	(2.9)	(2.9)
Client list adjustment	–	–	(1.4)
Stock option compensation expense	0.3	0.2	(0.6)
State taxes, net of federal tax benefit	5.4	(2.1)	4.4
Other	(1.0)	2.2	2.5

Total income taxes	$99.7	$72.7	$93.0
Current income taxes:
Federal taxes	$92.4	$99.5	$80.4
State taxes	8.4	5.4	6.8
Foreign taxes	0.5	0.3	(0.1)

Total current income taxes	$101.3	$105.2	$87.1
Deferred income taxes:
Federal taxes	$0.2	$(23.8)	$4.2
State taxes	(1.8)	(8.7)	1.7

Total deferred income taxes	$(1.6)	$(32.5)	$5.9
Total income taxes	$99.7	$72.7	$93.0
The amounts recorded in our Consolidated Statements of Changes in Stockholders’ Equity for common stock issued under stock-based compensation plans include tax benefits of $1.3 million, $4.5 million, and $1.1 million, respectively, for 2007, 2006, and 2005. We record these amounts as a direct credit to stockholders’ equity.
In 2006, we reduced the carrying value of affiliate money manager Roxbury Capital Management (RCM) after determining that our investment in that firm was other than temporarily impaired. This non-cash impairment write-down generated a tax benefit of approximately $30.6 million for the subsidiary in which we hold our investment in RCM. For more information about RCM and this impairment write-down, read Note 4, “Affiliates and acquisitions,” and Note 10, “Goodwill and other intangible assets,” in this report.
Significant components of deferred tax liabilities and assets

For the year ended
December 31 (in millions)	2007	2006

Deferred tax liabilities:
Automobile and equipment leases	$1.1	$1.2
Partnerships	48.8	41.0
Pension and Supplemental Executive Retirement Plan	14.4	10.9
Accretion of discount	3.6	1.6
Amortization expense	2.7	2.0
State taxes	5.5	(1.5)
OCI –floors	7.6	(1.4)
Bonus reserve	0.9	–
Other	4.4	3.1

Total deferred tax liabilities	$89.0	$56.9
Deferred tax assets:
Loan loss provision	$36.5	$32.6
Vacation reserve	2.2	0.9
Other postemployment benefits obligation	14.3	13.8
Unearned fees	19.1	15.4
Market valuation on investment securities	12.5	9.9
Additional minimum pension liability	14.0	15.1
Interest on nonaccruing loans	1.5	3.7
Impairment of goodwill	32.1	30.6
Gain on sale of securities	2.2	0.8
Stock option compensation expense	6.6	5.4
Tax depreciation	1.4	(2.2)
Client list	0.3	(1.3)
Other	1.3	3.0

Total deferred tax assets	$144.0	$127.7
Net deferred tax assets	$55.0	$70.8
We recognized no valuation allowance for the deferred tax assets at December 31, 2007 and 2006. We believe it is more likely than not that the results of future operations will generate sufficient taxable income to realize the deferred tax assets. For our non-U.S. subsidiaries, we have not provided for U.S. deferred income taxes or foreign withholding taxes on undistributed earnings of $4.1 million, since we intend to reinvest these earnings indefinitely. It is not practical to estimate the amount of additional taxes that we might owe on these undistributed earnings. At December 31, 2007, we had $330.0 million in goodwill, of which $177.4 million is tax-deductible over a 15-year period.

106 Notes to Consolidated Financial Statements	Wilmington Trust Corporation

In June 2006, FASB issued FIN 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No.109.” FIN 48 was effective for us beginning January 1, 2007. Its adoption did not have a significant impact on our financial statements. Under FIN 48, we have chosen to continue our practice of recognizing interest and penalties related to uncertain tax positions as income tax expense. We have reviewed and, where necessary, accrued for tax liabilities for open periods. We have applied this methodology consistently.
At the adoption of FIN 48, we recorded a reserve for additional unrecognized tax benefits (UTB) of $1.4 million through a charge to retained earnings. If we recognize this $1.4 million of UTB in the future, our effective tax rate would be affected.
In 2007, we recorded $1.0 million of aggregate interest and penalty exposure as accrued income tax expense. During the third quarter of 2007, an agreement with a state taxing authority required us to adjust our FIN 48 liability, which resulted in a credit to income tax expense for 2007 of approximately $2.7 million. The tax years 2004 through 2007 remain subject to United States federal examination.
Unrecognized tax benefits/(liabilities)

(In millions)

Balance at January 1, 2007	$(2.7)
Additions based on tax positions related to the current year	(1.2)
Additions for tax positions of prior years	(1.4)
Reductions for tax positions of prior years	0.1
Reductions due to settlements and payments	2.9
Reductions due to statute expirations	—

Balance at December 31, 2007	$(2.4)
We file income tax returns in more than 30 tax jurisdictions. In some of these jurisdictions, we file returns for multiple legal entities. Generally, we are subject to scrutiny by tax auditors in these jurisdictions for between three and six years (open tax years). No open statutes of limitations have been extended materially in any of our significant locations. Where necessary, we have reviewed and accrued for tax liabilities for open periods.
It is reasonably possible that certain UTB may increase or decrease within the next 12 months due to tax examination changes, settlement changes, settlement activities, expirations of statute of limitations, or the impact on recognition and measurement considerations related to the results of published tax cases or other similar activities. At this time, however, any change is uncertain.

21. ACCUMULATED OTHER COMPREHENSIVE INCOME

Components of accumulated other comprehensive income

For the year	2007	2006	2005

Net unrealized gains/(losses) on securities, net of taxes of $(11.9), $(9.3), and $(12.1)	$(21.2)	$(16.6)	$(21.5)
Net unrealized holding gains/(losses) on derivatives, net of taxes of $6.8, $(1.5), and $0.0	12.7	(2.7)	—
Reclassification adjustment of derivative costs, net of taxes of $0.8, $0.1, and $0.0	1.4	0.1	—
Minimum pension liability, net of taxes of $(6.4), $(12.9), and $0.0	(11.7)	(23.9)	—
Minimum SERP liability, net of taxes of $(2.6), $(2.2) and $(0.4)	(4.8)	(4.1)	(0.7)
Minimum postretirement benefits liability, net of taxes of $(3.5), $(3.9), and $0.0	(6.7)	(7.1)	—
Foreign currency translation, net of taxes of $1.1, $0.9, and $0.2	1.9	1.6	0.4

Total accumulated other comprehensive income	$(28.4)	$(52.7)	$(21.8)
Accumulated derivative gains/(losses) on cash flow hedges

For the year	2007	2006	2005

Beginning accumulated derivative gains/ (losses) on cash flow hedges	$(2.7)	$—	$0.1
Net change associated with current year hedging transactions	15.4	(2.7)	—
Net amount reclassified into earnings	—	—	(0.1)

Ending accumulated derivative gains/ (losses) on cash flow hedges	$12.7	$(2.7)	$—

2007 Annual Report	107

22. EARNINGS PER SHARE

Computation of basic and diluted net earnings per share

(In millions, except earnings
per share and dividends per share)	2007	2006	2005

Numerator:
Net income	$182.0	$143.8	$167.0
Denominator for basic earnings per share:
Weighted average shares	67.9	68.4	67.7

Effect of dilutive securities:
Employee stock options, nonvested restricted stock, and ESPP subscriptions	1.0	1.3	0.9

Denominator for diluted earnings per share:
Adjusted weighted-average shares and assumed conversions	68.9	69.7	68.6

Basic earnings per share	$2.68	$2.10	$2.47

Diluted earnings per share	$2.64	$2.06	$2.43

Annual cash dividend declared per share	$1.32	$1.245	$1.185
Anti-dilutive stock options excluded	0.3	0.5	0.5

23. SEGMENT REPORTING

We report business segment results for four segments: one for each of our three core businesses – Regional Banking, Wealth Advisory Services (WAS), and Corporate Client Services (CCS) – and one for affiliate money managers Cramer Rosenthal McGlynn (CRM) and Roxbury Capital Management (RCM). For more information about our three core businesses, read Note 1, “Nature of business,” in this report. For more information about CRM, RCM, and our ownership interests in them, read Note 4, “Affiliates and acquisitions,” in this report.
The WAS segment includes the results of Grant Tani Barash & Altman, which we acquired in 2004; and Bingham Legg Advisers, which we acquired in 2007. The CCS segment includes the results of Charleston Captive Management, which we acquired in 2005; PwC Corporate Services (Cayman) Limited, which we acquired in 2006; Wilmington Trust Conduit Services, which we formed in 2006; and Wilmington Trust SP Services (Luxembourg) S.A., which we added in 2007. The affiliate money managers segment comprises the combined contributions of CRM and RCM. The $72.3 million non-cash impairment write-down recorded during 2006 for RCM is included in the noninterest expense reported for this segment. Except for the impairment expense, the contributions recorded from CRM and RCM are net of expenses, and based on our partial ownership interests in each firm.
Our business segment accounting policies are the same as those described in Note 2, “Summary of significant accounting policies,” in this report. We use a funds transfer pricing methodology to credit and charge segments for funds provided and funds used. We use activity-based costing principles to assign corporate overhead expenses to each segment. We generally record sales and transfers among segments as if the sales or transfers were to third parties (e.g., at current market prices). We report profit or loss from infrequent events, such as the sale of a business, separately for each segment. We base our evaluation of each segment’s performance on profit or loss from operations before income taxes, without including nonrecurring gains or losses.
Our business segment disclosures mirror the internal profitability reports we produce and review each quarter.
We report segment assets on an average-balance basis, because we believe average balances offer a more relevant measure of business trends than period-end balances; we maintain and review all internal segment data on an average-balance basis; and we base some expense allocations on an average-balance basis.
We have adjusted segment data for prior periods, due to changes in reporting methodology and/or organizational structure.

108 Notes to Consolidated Financial Statements	Wilmington Trust Corporation

Segment reporting

		Wealth	Corporate	Affiliate
	Regional	Advisory	Client	Money
For the year ended December 31, 2007 (in millions)	Banking	Services	Services	Managers	Totals

Net interest income	$342.0	$25.3	$13.7	$(12.1)	$368.9
Provision for loan losses	(24.4)	(3.8)	—	—	(28.2)

Net interest income after provision	317.6	21.5	13.7	(12.1)	340.7
Advisory fees:
Wealth Advisory Services	2.8	210.9	6.4	—	220.1
Corporate Client Services	1.3	—	97.3	—	98.6
Affiliate Money Managers	—	—	—	21.9	21.9

Advisory fees	4.1	210.9	103.7	21.9	340.6
Amortization of affiliate intangibles	—	(3.1)	(0.6)	(1.0)	(4.7)

Advisory fees after amortization of affiliate intangibles	4.1	207.8	103.1	20.9	335.9
Other noninterest income	47.3	1.8	0.9	—	50.0
Securities gains	0.1	—	—	—	0.1

Net interest and noninterest income	369.1	231.1	117.7	8.8	726.7
Noninterest expense	(170.5)	(188.2)	(85.4)	—	(444.1)

Segment profit before income taxes	198.6	42.9	32.3	8.8	282.6
Applicable income taxes and minority interest	69.0	15.4	11.5	4.7	100.6

Segment net income	$129.6	$27.5	$20.8	$4.1	$182.0
Depreciation and amortization	$12.6	$9.1	$4.6	$1.0	$27.3
Investment in equity method investees	$—	$—	$—	$215.3	$215.3
Segment average assets	$9,172.0	$1,412.8	$203.3	$209.3	$10,997.4

Efficiency ratio	42.95%	80.05%	72.43%	—%	58.53%

		Wealth	Corporate	Affiliate
	Regional	Advisory	Client	Money
For the year ended December 31, 2006 (in millions)	Banking	Services	Services	Managers	Totals

Net interest income	$334.9	$25.7	$15.0	$(12.5)	$363.1
Provision for loan losses	(20.5)	(0.8)	—	—	(21.3)

Net interest income after provision	314.4	24.9	15.0	(12.5)	341.8
Advisory fees:
Wealth Advisory Services	2.3	184.4	5.3	—	192.0
Corporate Client Services	1.0	—	84.6	—	85.6
Affiliate Money Managers	—	—	—	20.5	20.5

Advisory fees	3.3	184.4	89.9	20.5	298.1
Amortization of affiliate intangibles	—	(2.7)	(0.6)	(0.9)	(4.2)

Advisory fees after amortization of affiliate intangibles	3.3	181.7	89.3	19.6	293.9
Other noninterest income	48.6	2.3	1.1	—	52.0
Securities gains	0.2	—	—	—	0.2

Net interest and noninterest income	366.5	208.9	105.4	7.0	687.9
Noninterest expense	(157.6)	(166.0)	(75.6)	(72.4)[1]	(471.6)

Segment profit before income taxes	208.9	42.9	29.8	(65.3)	216.3
Applicable income taxes and minority interest	73.3	15.2	9.9	(25.9)	72.5

Segment net income	$135.6	$27.7	$19.9	$(39.4)	$143.8
Depreciation and amortization	$12.7	$9.2	$4.7	$0.9	$27.5
Investment in equity method investees	$—	$—	$—	$198.9	$198.9
Segment average assets	$8,650.3	$1,381.2	$216.6	$247.0	$10,495.1

Efficiency ratio	40.33%	79.05%	71.59%	—%	66.10%

[1]	Includes non-cash impairment write-down.
(CONTINUED)

2007 Annual Report	109

		Wealth	Corporate	Affiliate
	Regional	Advisory	Client	Money
For the year ended December 31, 2005 (in millions)	Banking	Services	Services	Managers	Totals

Net interest income	$303.1	$24.1	$11.4	$(9.7)	$328.9
Provision for loan losses	(11.2)	(0.6)	—	—	(11.8)

Net interest income after provision	291.9	23.5	11.4	(9.7)	317.1
Advisory fees:
Wealth Advisory Services	1.9	164.8	5.4	—	172.1
Corporate Client Services	0.9	—	75.4	—	76.3
Affiliate Money Managers	—	—	—	17.5	17.5

Advisory fees	2.8	164.8	80.8	17.5	265.9
Amortization of affiliate intangibles	—	(2.8)	(0.5)	(0.7)	(4.0)

Advisory fees after amortization of affiliate intangibles	2.8	162.0	80.3	16.8	261.9
Other noninterest income	47.8	1.8	1.0	—	50.6
Securities gains	0.8	—	—	—	0.8

Net interest and noninterest income	343.3	187.3	92.7	7.1	630.4
Noninterest expense	(151.0)	(151.7)	(67.4)	—	(370.1)

Segment profit before income taxes	192.3	35.6	25.3	7.1	260.3
Applicable income taxes and minority interest	67.8	12.0	9.1	4.4	93.3

Segment net income	$124.5	$23.6	$16.2	$2.7	$167.0
Depreciation and amortization	$14.0	$9.1	$4.6	$0.7	$28.4
Investment in equity method investees	$—	$—	$—	$260.8	$260.8
Segment average assets	$8,013.1	$1,340.9	$190.6	$258.4	$9,803.0

Efficiency ratio	42.19%	80.61%	72.55%	—%	57.28%

24. WILMINGTON TRUST CORPORATION (CORPORATION ONLY)
The following tables present condensed financial information for Wilmington Trust Corporation. We use the equity method of accounting to record investments in wholly owned subsidiaries.
Statements of Condition

For the year ended
December 31 (in millions)	2007	2006

Assets:
Cash and due from banks	$11.2	$36.2
Investment in subsidiaries	1,346.6	1,232.6
Investment securities available for sale	54.2	84.5
Advance to subsidiaries	84.4	80.4
Income taxes receivable	3.8	5.4
Other assets	5.0	1.7

Total assets	$1,505.2	$1,440.8

Liabilities and stockholders’equity:
Liabilities	$5.6	$6.0
Line of credit and other debt	139.5	15.0
Long-term debt	239.8	360.5
Stockholders’ equity	1,120.3	1,059.3

Total liabilities and stockholders’ equity	$1,505.2	$1,440.8
Statements of Income

For the year ended
December 31 (in millions)	2007	2006	2005

Income:
Dividend from subsidiaries	$142.1	$73.2	$88.2
Interest on advance to subsidiaries	5.8	5.3	3.8
Interest	2.6	3.3	3.9
Securities gains	0.1	0.1	—

Total income	$150.6	$81.9	$95.9
Expense:
Interest on other borrowings	$7.9	$0.5	$—
Interest on long-term debt	17.6	24.0	18.6
Salaries, incentives, and bonuses	0.3	0.5	6.6
Other noninterest expense	1.4	2.4	2.2

Total expense	$27.2	$27.4	$27.4
Income before income tax benefit and equity in undistributed income of subsidiaries	$123.4	$54.5	$68.5
Income tax benefit	(5.5)	(5.8)	(5.2)
Equity in undistributed income of subsidiaries	53.1	83.5	93.3

Net income	$182.0	$143.8	$167.0

110 Notes to Consolidated Financial Statements	Wilmington Trust Corporation

Statements of Cash Flows

For the year ended
December 31 (in millions)	2007	2006	2005

OPERATING ACTIVITIES

Net income	$182.0	$143.8	$167.0
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed income of subsidiaries	(53.1)	(83.5)	(93.3)
Amortization of premiums on investment securities available for sale	0.3	0.3	0.5
Securities gains	(0.1)	(0.1)	–
Stock-based compensation expense	0.3	0.5	6.6
Tax benefit realized on employee exercise of stock options	–	–	(1.1)
Decrease in other assets	2.7	4.9	0.6
Increase in other liabilities	1.0	0.4	1.8

Net cash provided by operating activities	133.1	66.3	82.1

INVESTING ACTIVITIES

Proceeds from sales of investment securities available for sale	1.0	7.2	–
Proceeds from maturities of investment securities available for sale	29.8	11.0	17.8
Purchases of investment securities available for sale	(0.4)	(7.4)	(4.7)
Capital contribution to subsidiaries	(31.2)	(6.8)	(11.9)
Advance to subsidiary	(15.3)	(15.9)	–
Repayment of advance to subsidiary	11.3	13.3	15.1
Swap termination	–	(12.7)	–

Net cash provided by investing activities	(4.8)	(11.3)	16.3

FINANCING ACTIVITIES

Cash dividends	(89.9)	(85.1)	(80.2)
Net increase in line of credit	–	15.0	–
Proceeds from common stock issued under employment benefit plans	23.1	31.4	14.8
Tax benefit realized on employee exercise of stock options	–	–	1.1
Acquisition of treasury stock	(86.5)	(29.1)	(1.9)

Net cash used for financing activities	(153.3)	(67.8)	(66.2)
(Decrease)/increase in cash and cash equivalents	(25.0)	(12.8)	32.2
Cash and cash equivalents at beginning of year	36.2	49.0	16.8

Cash and cash equivalents at end of year	$11.2	$36.2	$49.0

25. SUBSEQUENT EVENT

On January 31, 2008, we announced that we have signed a definitive agreement to acquire AST Capital Trust Company from the shareholders of American Stock Transfer & Trust Company. AST Capital Trust is an Arizona-based provider of trust and administrative services for retirement plans, institutional investors, and high-net-worth individuals and families. It administers more than $28 billion in trust assets, including more than $19 billion in 1,500 retirement plans, $7 billion in institutional assets, and nearly $2 billion in personal trust assets. The firm, which has 170 staff members, has offices in Phoenix, Arizona, and Wilmington, Delaware. When this transaction closes, AST Capital Trust’s president, Gregory W. Tschider, will become the head of our CCS retirement services business.
Pending regulatory approval, we expect to complete this transaction by the summer of 2008. We estimate this acquisition will add approximately $27 million of revenue, on an annualized basis, and be non-dilutive to earnings in 2008. We will record most of the revenues from AST Capital Trust as retirement services revenue in the CCS business, and the remainder as trust and investment advisory revenue in the WAS business.

2007 Annual Report	111

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
We review our critical accounting policies, financial reporting, and internal control matters with our Audit Committee, which is composed exclusively of independent directors who possess the financial knowledge and experience to provide appropriate oversight. The Audit Committee is responsible for appointing an independent registered public accounting firm to audit our financial statements in accordance with GAAP, and to assess independently the fair presentation of our financial position, results of operations, and cash flows. Our Audit Committee members communicate directly with our internal auditor and our independent registered public accounting firm, KPMG LLP. KPMG’s report is on page 113 of this report.
PRESENTING FINANCIAL RESULTS THAT ARE COMPLETE, TRANSPARENT, AND UNDERSTANDABLE.
As management, we are responsible for the financial statements and financial information that is included in this report. This includes making sure that our financial statements are prepared in accordance with GAAP. Where necessary, amounts recorded reflect our best judgment. We have provided certifications regarding the quality of our public disclosures in all periodic reports filed with the Securities and Exchange Commission as required. In addition, the New York Stock Exchange (NYSE) requires us to certify annually that we are in compliance with the NYSE’s Corporate Governance Listing Standards. We made an unqualified certification regarding our compliance with these standards on May 2, 2007. Our next NYSE certification is due in May 2008.
MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING.
We are responsible for establishing and maintaining adequate internal control over our financial reporting. To assess the effectiveness of that control, we use criteria established in Internal Control – Integrated Framework issued by the Committee on Sponsoring Organizations of the Treadway Commission. As of December 31, 2007, we concluded that our internal control over financial reporting is effective. KPMG has issued an attestation report on the effectiveness of our internal control over financial reporting, which appears on page 114 of this report.
Ted T. Cecala
Chairman and
Chief Executive Officer
Robert V.A. Harra Jr.
President and
Chief Operating Officer
David R. Gibson
Chief Financial Officer and
Executive Vice President, Finance

112 Management’s Discussion of Financial Responsibility	Wilmington Trust Corporation

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders
Wilmington Trust Corporation:
We have audited the accompanying consolidated statements of condition of Wilmington Trust Corporation and subsidiaries (the Corporation) as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007. These consolidated financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
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
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Corporation as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.
As more fully discussed in note 2 to the consolidated financial statements, the Corporation adopted Statement of Financial Accounting Standards No. 123 (revised), “Share-Based Payment,” effective January 1, 2006, and Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” effective December 31, 2006.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Corporation’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 29, 2008 expressed an unqualified opinion on the effectiveness of the Corporation’s internal control over financial reporting.
(signed) KPMG LLP
February 29, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders
Wilmington Trust Corporation:
We have audited the internal control over financial reporting of Wilmington Trust Corporation and subsidiaries (the Corporation) as of December 31, 2007, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Corporation’s internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
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
In our opinion, the Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of condition of the Corporation as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007, and our report dated February 29, 2008 expressed an unqualified opinion on those consolidated financial statements.
(signed) KPMG LLP
February 29, 2008

BOARD OF DIRECTORS
CAROLYN S. BURGER 3*
Former President and Chief Executive
Officer, Bell Atlantic – Delaware, Inc.;
Former Principal, CB Associates, Inc.
TED T. CECALA
Chairman of the Board and
Chief Executive Officer,
Wilmington Trust Corporation;
Director, Federal Reserve Bank
of Philadelphia; Member, Board of
Managers, Cramer Rosenthal
McGlynn, LLC, and Roxbury
Capital Management, LLC; Member,
Board of Trustees of WT Mutual Fund
THOMAS L. du PONT2,3
Chairman and Publisher,
duPont Publishing, Inc.
R. KEITH ELLIOTT 1*
Retired Director, Chairman, and
CEO, Hercules Incorporated;
Lead Director, Checkpoint Systems, Inc.;
Director, QSGI, Inc.; and
Trustee of the Institute for
Defense Analyses
DONALD E. FOLEY1
Senior Vice President, Treasurer, and
Director of Taxes,
ITT Corporation
ROBERT V.A. HARRA JR.
President and Chief Operating Officer,
Wilmington Trust Corporation
GAILEN KRUG1,2
Chief Investment Officer and
Vice President, Waycrosse, Inc.
REX L. MEARS2
President,
Ray S. Mears and Sons, Inc.
STACEY J. MOBLEY3
Senior Vice President, General Counsel,
and Chief Administrative Officer,
E. I. du Pont de Nemours and Company
MICHELE M. ROLLINS, ESQ.
Chairman,
Rollins Jamaica, Ltd.
DR. DAVID P. ROSELLE 1,2*
President Emeritus,
University of Delaware;
Director, OCLC, Inc. and Blue Cross/Blue Shield of Delaware
OLIVER R. SOCKWELL JR.
Retired President and
Chief Executive Officer,
Construction Loan Insurance
Corporation; Director,
R.R. Donnelley & Sons Company
and Liz Clairborne, Inc.
ROBERT W. TUNNELL JR.1
Managing Partner,
Tunnell Companies, L.P.
SUSAN D. WHITING2,3
Executive Vice President,
The Nielsen Company;
Chairman, Nielsen Media Research
Standing Committees of the Board
1 Audit Committee
2 Compensation Committee
3 Nominating and Corporate Governance Committee
* Denotes committee chair
WILMINGTON TRUST PRINCIPAL OFFICERS
TED T. CECALA
Chairman of the Board and
Chief Executive Officer
ROBERT V.A. HARRA JR.
President and Chief Operating Officer
ROBERT M. BALENTINE
Executive Vice President,
Wilmington Trust;
Chairman and Chief Executive Officer,
Wilmington Trust
Investment Management
WILLIAM J. FARRELL II
Executive Vice President,
Corporate Client Services
DAVID R. GIBSON
Chief Financial Officer and
Executive Vice President, Finance
MARK A. GRAHAM
Executive Vice President,
Wealth Advisory Services
MICHAEL A. DIGREGORIO
Senior Vice President,
Secretary, and Chief Legal Counsel
KEVYN N. RAKOWSKI
Senior Vice President and Controller
RONALD K. PENDLETON
Senior Vice President and Auditor

2007 Annual Report	115

STOCKHOLDER INFORMATION

STOCK MARKET LISTING

Stock trading symbol: WL
Stock exchange listing: New York Stock Exchange (NYSE)
Our common stock has been traded on the NYSE since January 12, 1999. Before then, our common stock was traded on the NASDAQ Stock Market® under the symbol WILM.

STOCK PRICE PERFORMANCE

The graph below compares the cumulative total stockholder return (including price appreciation and dividend reinvestments) on our stock with all companies in the Standard & Poor’s 500 Index and companies in the Keefe, Bruyette & Woods 50 Bank Index over the past five years, assuming an initial investment of $100 at the close of business on December 31, 2002. The KBW 50 Bank Index includes all money center banks and most major regional banks, weighted by market capitalization. We regard it as a proxy for the stock price performance of large banks throughout the United States.
STOCKHOLDER RETURN
As of December 31
Source: KBW Research, SNL DataSource, FectSet Research
Cumulative total stockholder return

As of December 31	2002	2003	2004	2005	2006	2007

WL	$100.0	$117.6	$121.8	$135.4	$151.0	$130.3
S&P 500 Index	$100.0	$128.6	$142.6	$149.6	$173.1	$182.6
KBW 50 Bank Index	$100.0	$134.0	$147.5	$149.2	$178.2	$137.2
Stock performance and per-share dividends paid

	2007			2006			2005
			Dividend			Dividend			Dividend
Quarter	High	Low	Paid	High	Low	Paid	High	Low	Paid

First	$44.55	$39.74	$0.315	$44.80	$38.54	$0.300	$36.26	$33.40	$0.285
Second	$43.14	$39.62	$0.335	$45.21	$40.22	$0.315	$36.49	$33.01	$0.300
Third	$42.14	$36.46	$0.335	$45.61	$40.52	$0.315	$39.36	$35.35	$0.300
Fourth	$42.00	$32.57	$0.335	$45.33	$40.54	$0.315	$40.96	$34.65	$0.300

Total	$44.55	$32.57	$1.32	$45.61	$38.54	$1.250	$40.96	$33.01	$1.185

Dividend payout ratio			49.40%			59.18%			48.02%

Dividend payout ratio excluding impairment write-down						45.88%

116 Stockholder Information	Wilmington Trust Corporation

STOCKHOLDER INFORMATION (CONTINUED)
Per-share price and book value

	2007		2006		2005
At quarter end	Closing price	Book value	Closing price	Book value	Closing price	Book value

First	$42.17	$15.90	$43.35	$15.30	$35.10	$13.56
Second	$41.51	$15.77	$42.18	$15.54	$36.01	$14.08
Third	$38.90	$16.23	$44.55	$15.56	$36.45	$14.35
Fourth	$35.20	$16.70	$42.17	$15.46	$38.91	$14.99
Statistical information

At year end	2007	2006	2005

Shareholders of record (approximate)	7,718	7,962	8,180
Diluted shares outstanding (average)	68,860,623	69,674,934	68,570,161
Basic shares outstanding (period end)	67,068,546	68,459,514	67,903,279
Market capitalization	$2.36 billion	$2.89 billion	$2.64 billion

ABOUT OUR DIVIDEND

We generally declare dividends in the first month of each quarter to stockholders of record as of the first business day in February, May, August, and November. Dividend payment dates usually occur 10 business days after the record date.
We have paid cash dividends on our common stock since 1908; paid quarterly dividends every year since 1916; and raised the cash dividend every year since 1982; 2007 marked our 26th consecutive year of dividend increases. According to Mergent, Inc.’s Dividend Achievers (winter 2007 edition), only 112 of the fewer than 3,400 dividend-paying companies that trade on North American exchanges have raised their dividends for 26 or more consecutive years.

ANNUAL MEETING

Our annual meeting of stockholders will be held on Thursday, April 17, 2008, at 10:00 a.m. (Eastern) at the Wilmington Trust Plaza, 301 West 11th Street (between Washington and West Streets), in downtown Wilmington, Delaware.

INQUIRIES REGARDING STOCK HOLDINGS

Registered shareholders (owners who hold shares in their name) should direct inquiries about stockholder records, statements, dividend payments, stock transfers, address changes, lost certificates, duplicate mailings, direct deposit of cash dividend payments, and other administrative services to our stock transfer agent, dividend reinvestment and disbursing agent, and registrar of stock:
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

2007 Annual Report	117

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

ADDITIONAL INFORMATION

We provide corporate news and other information about our company on our Web site at www.wilmingtontrust.com. Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to these reports are available in the Investor Relations section of our Web site, under “SEC filings.” We post these reports to our Web site as quickly as possible after we file them electronically with or furnish them to the SEC.
Our Corporate Governance Guidelines, Code of Conduct and Ethics, and the charters of our Audit, Compensation, and Nominating and Corporate Governance Committees are available in the Investor Relations section of our Web site. This section also contains any amendments to or waivers from the Code of Conduct and Ethics that apply to any of our directors or executive officers.
Printed copies of these materials are available free of charge to any shareholder who requests them by contacting Investor Relations at 302.651.8527 or IR@wilmingtontrust.com.

SEC CERTIFICATIONS

Certifications by the chairman and chief executive officer and the chief financial officer, as required under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, were filed as exhibits to the 2007 Annual Report on Form 10-K and to the quarterly reports on Form 10-Q we filed with the SEC in 2007.

HOW TO CONTACT US

Investors should direct	Members of the news media
inquiries to:	should direct inquiries to:

IR@wilmingtontrust.com	media@wilmingtontrust.com
Ellen J. Roberts	J. William Benintende
Vice President,	Vice President,
Investor Relations	Public Relations
302.651.8069	302.651.8268
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
Wilmington, DE 19890-0001
302.651.1000
www.wilmingtontrust.com

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP
1601 Market Street
Philadelphia, PA 19103
267.256.7000
©2008 Wilmington Trust Corporation. Affiliates in California, Delaware, Florida, Georgia, Maryland, Massachusetts, Minnesota, Nevada, New Jersey, New York, and Pennsylvania. Members FDIC. Other affiliates in Connecticut, South Carolina, Vermont, London, Dublin, Frankfurt, Luxembourg, Channel Islands, and Cayman Islands.

118 Stockholder Information	Wilmington Trust Corporation

CORPORATE HEADQUARTERS Rodney Square North 1100 North Market Street Wilmington, DE 19890-0001 302.651.1000 www.wilmingtontrust.com	CALIFORNIA
BEVERLY HILLS
 310.288.6200

COSTA MESA
 714.384.4150

LOS ANGELES
 310.300.3050

CONNECTICUT
STAMFORD
 203.399.0600

DELAWARE
 47 branch offices
 302.651.1000

FLORIDA
NORTH PALM BEACH
 561.630.1477

PALM BEACH
 561.514.6730

STUART
 772.286.3686

VERO BEACH
 772.234.1700

GEORGIA
ATLANTA
 404.760.2100

MARYLAND
BALTIMORE
 410.468.4325

BEL AIR
 866.243.2290

MASSACHUSETTS
BOSTON
 617.457.2000

MINNESOTA
BLOOMINGTON
 952.921.2176

NEVADA
LAS VEGAS
702.866.2200	NEW JERSEY
MOUNT LAUREL
 856.642.4058

PRINCETON
 609.395.9037

NEW YORK
MANHATTAN
 212.751.9500

SOHO
 212.941.4400

PENNSYLVANIA
DOYLESTOWN
 267.880.7000

LEHIGH VALLEY
 610.814.2140

PHILADELPHIA
 215.419.6570

VILLANOVA
 610.520.1430

WEST CHESTER
 610.430.2202

SOUTH CAROLINA
CHARLESTON
 843.723.0418

VERMONT
BURLINGTON
 802.865.4331

INTERNATIONAL
CAYMAN ISLANDS
 345.946.4091

CHANNEL ISLANDS
 +44.1534.740.000

DUBLIN
 +353.1.612.5555

FRANKFURT
 +49.69.2992.5385

LONDON
 +44.20.7614.1111

LUXEMBOURG
352.260.2491

7