Form 10-K, Exhibit 13
period 2008-12-31
WILMINGTON TRUST CORP
filed 2009-03-02
CIK 872821

2008 at a Glance
In the face of escalating economic turmoil, we remained focused on helping our clients succeed, and all three of our businesses performed well in 2008. The Wealth Advisory and Corporate Client Services businesses produced record-high revenue, and we set new balance sheet benchmarks in loans, core deposits, total assets, and stockholders’ equity. These positives were offset by:
•	Declining market interest rates, which reduced net interest income.

•	A significant increase in the provision for loan losses.

•	A $130.7 million write-down in the value of some of our investment securities.

•	A $66.9 million write-down in the value of our investment in Roxbury Capital Management.

			Increase/
For the year ended December 31	2008	2007	(decrease)

FINANCIAL RESULTS (in millions)
Net interest income	$357.7	$368.9	(3)%
Provision for loan losses	(115.5)	(28.2)	310
Noninterest income	292.4	386.0	(24)
Noninterest expense	559.7	444.1	26
Net (loss)/income	(23.6)	182.0	—
Net income excluding impairment charges[1]	$99.4	$182.0	(45)

PER-SHARE DATA
Net (loss)/income per common share (diluted)	$(0.36)	$2.64	—%
Net income per common share (diluted) excluding impairment charge	1.46	2.64	(45)
Dividends paid per common share	1.37	1.32	4
Weighted average shares outstanding (in thousands, diluted)	67,454	68,851

AVERAGE BALANCES (in millions)
Investment securities portfolio	$1,561.2	$1,863.5	(16)%
Loans	9,200.0	8,212.0	12
Reserve for loan losses	(108.1)	(95.5)	13
Earning assets	10,883.2	10,126.3	8
Total assets	11,881.2	10,997.4	8
Core deposits	5,397.2	5,045.5	7
Stockholders’ equity	1,103.1	1,091.0	1

ASSETS UNDER MANAGEMENT (in billions)
Wilmington Trust Company	$36.6	$35.9	2%
Cramer Rosenthal McGlynn	7.8	11.4	(32)
Roxbury Capital Management	1.3	2.5	(48)
Combined assets under management	$45.7	$49.8	(8)

STATISTICS AND RATIOS
Return on average assets	(0.20)%	1.65%
Return on average common stockholders’ equity	(2.17)%	16.68%
Net interest margin (taxable equivalent)	3.28%	3.67%
Staff members (full-time equivalent)	2,946	2,672

[1]	In 2008 we recorded two non-cash impairment charges: A $66.9 million write-down on our investment in affiliate money manager Roxbury Capital Management and a $130.7 million write-down on investment securities. We show amounts excluding these charges because we believe they give investors a more relevant basis for evaluating our performance. For a detailed comparison of 2008 results with and without these impairment charges, see page 62 of this report.
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
We offer diversified financial services through three businesses:
Regional Banking Services to commercial clients throughout the mid-Atlantic region and to consumer clients in Delaware.
Corporate Client Services for institutional clients in 88 countries.
Wealth Advisory Services for high-net-worth clients throughout the United States and in 35 other countries.
These three businesses generate a mix of revenue that helps us withstand economic volatility and downturns in any single industry sector.

TO OUR SHAREHOLDERS
During my 30-year tenure at Wilmington Trust, I have watched our economy cycle through a number of peaks and valleys. Market interest rates have skyrocketed and plummeted. Financial markets have fluctuated up and down. Consumer confidence has waned and risen. At times, economic conditions have pressured our profits, but our business model has prevailed and our company has continued to grow.
The year 2008, however, was unlike anything in my experience. Market interest rates fell to historic lows, financial market volatility erased years of gains, capital markets froze, and consumer confidence stalled — simultaneously. Several venerable financial institutions failed, and the U.S. government took extraordinary measures to stabilize and bolster the economy.
Amid this turmoil, we continued to focus on our clients and our business in 2008, just as we always have. This focus translated into a number of significant accomplishments. The Regional Banking business produced record-high growth in loan and core deposit balances. The Corporate Client Services (CCS) and Wealth Advisory Services (WAS) businesses each produced record-high revenue.
Our capital position remained strong. We completed one of the largest acquisitions in our history. We continued to invest for future growth and we continued to pay dividends.
As impressive as these achievements are, they could not offset the effects of economic conditions and accounting rules. Consequently, we reported a loss for 2008 of $23.6 million, or $0.36 per common share.
The main causes of this loss were:
•	Downward economic trends in the mid-Atlantic region, which sparked an uptick in loan repayment problems and led us to increase the provision for loan losses.
•	Volatility in the financial markets and illiquidity in the capital markets, which reduced the value of some of our assets, triggered the need for impairment testing under fair value accounting rules, and ultimately caused us to record several non-cash impairment charges.
In the mid-Atlantic region, where we conduct our Regional Banking activities, the economy weakened throughout the first nine months of 2008 and then deteriorated rapidly in the fourth quarter. This environment created problems for some of our borrowers, and we raised our provision for loan losses to $115.5 million. To put that amount in context, consider that the 2007 provision was only $28.2 million.
One of the assets that declined in value was our investment in affiliate money manager Roxbury Capital Management (RCM). Conditions in the financial markets eroded the level of RCM’s assets under management and reduced the firm’s revenue. In addition, RCM’s near-term operating projections were lower than expected. The combination of these factors led us to determine that the value of our investment in RCM had fallen by $66.9 million. Accounting rules required us to record that amount as an impairment expense.
Ted T. Cecala
Chairman and Chief Executive Officer
Wilmington Trust
In 2008, each of our businesses grew and our capital position remained strong.
In Regional Banking, loan balances:
•	Reached record highs.
•	Exceeded $9 billion for the first time on an average-balance basis.
In Corporate Client Services:
•	Our diverse array of products helped counter weakness in the capital markets.
•	Acquisitions doubled our retirement services capacity.
•	Revenue reached a new high.
In Wealth Advisory Services:
•	Turmoil on Wall Street increased interest in our history of strength and stability.
•	The family office practice continued to gain momentum.
•	Revenue increased opposite double-digit declines in financial market valuations.

2 Wilmington Trust Corporation	2008 Annual Report
Market conditions also caused steep declines in the value of some of the securities in our investment portfolio. There was a $97.0 million decrease in the value of some of the pooled trust-preferred securities we hold, mainly due to the lack of activity in the capital markets.
There was a $33.7 million decrease in the value of some of the perpetual preferred stocks we hold. The sharpest of these declines was in perpetual preferred stocks issued by the Federal National Mortgage Association (Fannie Mae) and the Federal Home Loan Mortgage Corporation (Freddie Mac). After the U.S. government placed Fannie Mae and Freddie Mac into conservatorship in September 2008, we concluded that their perpetual preferred stocks had no value at all, and we wrote them off completely.
Altogether, our securities impairments for 2008 totaled $130.7 million. Accounting rules required us to record these impairments as securities losses.
Combined, the RCM and securities impairment charges totaled $197.6 million — an amount that was 9% higher than our net income for 2007. On an after-tax basis, these impairment charges reduced 2008 net income by $123.0 million.
On an operating basis — excluding the impairment charges — our 2008 results were positive. Operating net income was $99.4 million, or $1.46 per common share (on a diluted basis).
Even though operating net income was positive, it was $82.6 million less than for 2007 — mainly because of the increase in the loan loss provision. In addition, revenue from our other affiliate manager, Cramer Rosenthal McGlynn (CRM), was lower than for 2007 by $4.3 million, due to the decline in financial market valuations.

DEVELOPING BUSINESS IN CHALLENGING CONDITIONS

I believe our 2008 results would have been outstanding, were it not for the extraordinary economic and market conditions that prevented our efforts from increasing the bottom line.
For example, we added $1.14 billion of loans between the ends of 2007 and 2008 — an astounding amount for our company, and one that surpassed our expectations. Typically, record-high loan growth would have produced a healthy increase in net interest income. In actuality, our net interest income for 2008 was 3% lower than for 2007.
This was a consequence of a market interest rate environment that was among the most challenging we have ever encountered. In 2008, the Federal Open Market Committee (FOMC) cut interest rates seven times, which left the federal funds target rate 400 basis points lower at the end of 2008 than it was at the beginning. The extent of these rate declines, and the pace at which they occurred, compressed our net interest margin and reduced net interest income.
In December 2008, the FOMC took the unprecedented step of cutting the federal funds target rate to a range of zero percent to one-quarter of a percent. This was a stunning decision, especially to those of us who remember how the rate environment reduced profits in 2003, when market interest rates were only at 40-year lows, not at all-time lows.
Our 2008 achievements were offset by:
•	$130.7 million of investment securities impairments.

•	A $66.9 million decline in the value of our investment in Roxbury Capital Management.

•	A significant increase in the provision for loan losses.

•	Market interest rate pressure on our net interest margin, which reduced net interest income.

[1]	Excluding securities impairment charges.
We believe that our operating results — those that exclude impairment charges — are a better indicator of trends in our business than reported results.
Operating results:
•	Present a more relevant measure of trends in each of our businesses.
•	Offer a more relevant basis for comparison with prior periods.
On an operating basis:
•	Net income for 2008 was $99.4 million.
•	Earnings were $1.46 per common share (on a diluted basis).
A reconciliation of our reported and operating results is on pages 62 and 63 of this report.

2008 Annual Report	Wilmington Trust Corporation 3
Revenue from the WAS business offers another example of how market conditions muted results. The year 2008 marked the first full year of contributions from our Boston office; our family office practice gained momentum; and we continued to develop more business with existing as well as new clients. Despite these efforts, WAS revenue for 2008 was only 2% higher than for 2007 — because declines in asset valuations reduced our trust and investment advisory fees and masked the true extent of growth in the WAS business.
You can see this in the disparity between changes in WAS trust and investment advisory fees and changes in the Standard & Poor’s 500, which is a good proxy for the mix of equities in our clients’ portfolios. The S&P dropped 38% in 2008. The decrease in our trust and investment advisory fees was only 4%.
The challenging environment did not deter us from continuing to invest in our company for future growth. In 2008, our major expansion initiatives were in the CCS business. We doubled the capacity of our retirement services activities by acquiring the former AST Capital Trust Company in April and the former UBS Fiduciary Trust Company in October. The addition of these two retirement services companies gave us access to new markets and products, improved technology, and enhanced our position among the leading service providers in the unbundled retirement plan industry.
We also invested in the capital markets component of CCS. We added a team of 12 seasoned capital markets experts who specialize in some of the activities where we see tremendous potential for growth, such as services that support high-yield debt issuance, distressed debt, loan administration, corporate restructurings, and other types of transactions.
I think one of the most impressive aspects of our 2008 performance was the growth in revenue from the capital markets services we provide in the CCS business. In 2008, activity in the capital markets industry all but ground to a halt — but revenue from our capital markets services rose 12%.
Like our loan growth in 2008, this increase surpassed our expectations. It reflected the diverse array of services we provide, the degree of counter-cyclicality inherent in this business, and how consolidation in the financial services industry has altered the competitive landscape.
Just a few years ago, trust and administrative services that support capital equipment financing and asset-backed securitizations accounted for a significant portion of our capital markets revenue. In 2008, the revenue contribution from those types of transactions was minimal. Instead, the revenue drivers were services that support tender option bonds, repackaged municipal and corporate debt, loan administration, escrow administration, defaults, and bankruptcies.
We win default- and bankruptcy-related appointments because we are free of institutional lending and securities underwriting conflicts. Each merger or consolidation of competitors reduces the number of conflict-free providers available to perform these services, and creates additional opportunities for us.
We remained well capitalized in 2008.
We have been considered well capitalized under U.S. regulatory guidelines since 1984, when the guidelines were established.
In 2008, we expended capital to:
•	Support record-high loan growth.

•	Complete the AST Capital Trust Company acquisition, which was an all-cash transaction.

•	Pay dividends on our common stock.

4 Wilmington Trust Corporation	2008 Annual Report
As evidence of our standing as a premier provider of capital markets services, we announced in mid-February 2009 that we have reached a definitive agreement with Bank of America to assume the corporate debt trustee line of business formerly provided by LaSalle Bank, which merged with Bank of America in 2007. This agreement gives us access to additional clients and enhances our industry standing. We will accommodate the former LaSalle Bank business with existing staff. We expect the addition of this business to be immaterial to our 2009 earnings.

MANAGING CAPITAL IN CHALLENGING CONDITIONS

Bank capitalization became a focus of political debate, news media scrutiny, and consumer concern in 2008. After the Emergency Economic Stabilization Act of 2008 became law, the U.S. Department of the Treasury established the Troubled Asset Relief Program (TARP) to strengthen bank capital and stimulate economic recovery.
TARP was an unfortunate choice of names, for it implies that all banks participating in the program are experiencing a degree of distress. This is not the case. Some parts of the TARP are designed for struggling banks, but others are aimed at increasing capital at healthy banks like Wilmington Trust.
One of the programs for healthy banks is the Capital Purchase Program (CPP). Under the CPP, banks issue preferred stock that the Treasury purchases. The banks then pay dividends on the preferred stock to the Treasury. The dividends will be a source of revenue for the Treasury as long as it holds the preferred stock.
TARP and CPP are often used interchangeably, but these two programs have different objectives. We chose to participate in the CPP, which is entirely voluntary, because it enhanced our financial stability and because we wanted to support the government’s attempts to revive the economy.
On December 12, 2008, we sold 330,000 shares of Wilmington Trust Series A preferred stock and issued associated warrants to the Treasury. In exchange, the Treasury paid us $330.0 million. This addition to capital enhances our financial stability and helps us stimulate economic recovery in the mid-Atlantic region by making loans to qualified commercial and consumer borrowers.
We will pay a 5% dividend on the preferred stock annually until 2013, at which time the dividend will increase to 9%. Our Series A preferred stock currently is held by the U.S. Treasury and not available on the open market. This could change in the future. More details about our participation in the CPP appear throughout this report.
Although our capital position remained strong, our Board of Directors decided in January 2009 to reduce the quarterly cash dividend on our common stock from $0.345 per share to $0.1725 per share. We recognize how important our dividend is to shareholders, and our Board did not make this decision lightly. We felt this was a prudent step to take, however, in light of continued economic uncertainty, our desire to continue making loans, and our intent to remain well capitalized.
The “Troubled Asset Relief Program (TARP)” was an unfortunate choice of names, for it implies that all banks participating in the program are experiencing a degree of distress.
This is not the case.
Some parts of the TARP, like the Capital Purchase Program (CPP), are aimed at increasing capital at healthy banks like Wilmington Trust.
TARP and CPP are often used interchangeably, but these two programs have different objectives.
Wilmington Trust raised $330.0 million in 2008 under the CPP.
This addition to capital:
•	Enhances our financial stability.

•	Helps us stimulate recovery in the mid-Atlantic regional economy by making loans to qualified borrowers.

2008 Annual Report	Wilmington Trust Corporation 5
In addition, at $0.345 per common share, our quarterly dividend payments amounted to approximately $96.0 million per year. It would have been difficult for us to justify this expenditure when our operating net income for 2008 was only $99.4 million.

CAPTURING OPPORTUNITIES IN CHALLENGING CONDITIONS

These are unprecedented times, and they are creating unprecedented opportunities for our company and clients. More business is coming our way because disruption and dislocation in our industry have heightened the attractiveness of our client relationship focus. In addition, mergers and acquisitions continue to alter the competitive landscape.
In terms of business development, 2008 was one of the strongest years in our company’s history. Each of our businesses captured additional market share, as evidenced by loan growth and revenue from CCS and WAS. With that momentum as our starting point, we are excited about what lies ahead of us in 2009 and beyond.
In the Regional Banking business, we see commercial and consumer banking opportunities throughout our mid-Atlantic geographic footprint. In addition, disruption in our newer markets of Pennsylvania, Maryland, and New Jersey, where we now have firm footholds, continues to drive more new relationships to us.
In the CCS business, we will benefit from the retirement services acquisitions we completed in 2008. We also expect to win additional default- and bankruptcy-related business, since investment bank mergers have reduced the number of independent providers available to serve as successor trustees.
Our WAS business may be the biggest beneficiary of the current environment, as competitors struggle and large institutions deal with the distractions created by merger integration, congressional hearings, and negative news coverage. These conditions highlight the value intrinsic in our approach to serving high-net-worth clients.
While we expect to encounter challenges in 2009, it is important to remember that:
•	The U.S. economy is resilient. Over the course of our company’s 105-year history, the American economy has recovered successfully from 20 recessions, two World Wars, and one Great Depression.
•	Our reputation as a stable, relationship-focused company has helped us attract and retain clients throughout the vagaries of economic cycles.
•	Our company has prospered and remained independent for 105 years because we manage for the long term.
•	Over the last 10 years, we have invested carefully to position our company for long-term growth. These initiatives have given us a scope of capabilities that are highly desired by the clients we have and by those we seek.
•	Our business model differentiates us. We do not depend on any single sector for sustainable revenue; we do not venture beyond our core competencies or the markets we know best; and we have not participated in the types of financial transactions in which so many of today’s problems are rooted.

6 Wilmington Trust Corporation	2008 Annual Report
There are several groups of people who make our success possible, and I would like to acknowledge them here.
The first group is our staff. Our staff members comprise our chief competitive distinction, and I believe we have the best in the business.
The second group is our Board of Directors. This talented and diverse group of people holds us to the highest standards of ethical conduct. They perform their duties with diligence, scrutiny, and integrity, and their advice and counsel are invaluable.
The third group is our shareholders. This has been a difficult period for company shareholders, and we appreciate their continued confidence in our business model and management.
Finally, I would like to thank our clients. Financial issues are among the most private of matters, and we highly value the level of trust our clients place in us.
Our business activity in 2009 may be less robust than in recent years, but we will continue to take a long-term view and focus on helping our clients succeed. That approach has helped our company survive economic ups and downs for more than a century, and it will see us through this cycle as well.
Ted T. Cecala
Chairman and Chief Executive Officer

[1]	Excluding securities impairment charge.

[1]	Excluding non-cash impairment charges. Including impairment charges, 2006 earnings were $2.06 per share and 2008 earnings were $(0.36) per common share.

MD&A	7
TABLE OF CONTENTS

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS		8
The purpose of this discussion is to help investors gauge how well we executed our strategy to produce consistent results over the long term.

We start with a summary of our 2008 results.	Summary of financial performance	8

We also summarize our participation in U.S. government economic stimulus programs.	Participation in U.S. government economic stimulus programs	12

Then we provide more detail about each of our three businesses and other factors that affected our 2008 results.	Regional Banking	14
	Corporate Client Services	23

	Wealth Advisory Services	27

	Assets under management and administration	31

	Affiliate Money Managers	32

Then we discuss how we manage capital, liquidity, and funding.	Capital resources	34

Next we discuss our primary risks and the steps we take to mitigate them.	Risk	42

	Asset quality and credit risk	44

	Interest rate risk	53

	Financial market risk	57

	Economic risk	58

	Operational and fiduciary risk	58

	Regulatory and legal risk	58

Finally, we summarize our derivative and hedging instruments, other off-balance-sheet arrangements, other contractual obligations, and other information.	Other information	59

Selected Financial Data		62

Audited Consolidated Financial Statements		73

Notes to Consolidated Financial Statements		80

Management’s Discussion of Financial Responsibility		130
Here we affirm our commitment to presenting information that is complete, transparent, and understandable.

Reports of Independent Registered Public Accounting Firm		131

Board of Directors and Principal Officers		133

Stockholder Information		134

Wilmington Trust Office Locations		138

8 Wilmington Trust Corporation	2008 Annual Report
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
ABOUT WILMINGTON TRUST
Wilmington Trust Corporation, a financial holding company headquartered in Delaware, is a relationship management company that helps individual and institutional clients increase and preserve their wealth. We deliver our services through three businesses:
•	Regional Banking.

•	Corporate Client Services (CCS).

•	Wealth Advisory Services (WAS).
Each of these businesses benefits from the expertise of the other two. Separately, they provide different kinds of services, have different geographic scopes, and target specific kinds of clients. Collectively, our three businesses generate a diversified mix of revenue that helps us produce consistent results across changing economic cycles.
In the pages that follow, we summarize our 2008 performance and discuss each of our businesses in more detail. Our comments in this report reflect our best estimates of the trends we know about, anticipate, and believe are relevant to future operations. Future actual results, however, may differ from our estimates.
SUMMARY OF FINANCIAL PERFORMANCE
In the face of extraordinary market conditions in 2008, we continued to focus on our business plan, opportunities for growth, and the needs of our clients. As a result:
•	We had record-high loan growth. Loan balances rose 12%, on average, and exceeded $9 billion for the first time.

•	Revenue from WAS and CCS surpassed their previous highs.

•	We set new balance sheet benchmarks not just in loans but also in core deposits, total assets, and stockholders’ equity.
We continued to invest strategically in each of our businesses, adding staff in markets where we see the most potential for growth. CCS completed two acquisitions that enhanced our position as one of the largest U.S. providers of trust and related services for unbundled retirement plans.
As economic tensions mounted in 2008, our company remained well capitalized under U.S. regulatory guidelines. The strength of our capital position supported the significant increase in loan balances, allowed us to complete the CCS acquisitions, and enabled us to pay dividends.
We avoided many of the problems that other financial institutions encountered in 2008. We do not engage in subprime residential mortgage lending, and we do not invest in so-called “toxic” assets like credit default swaps.
Our mission is to help our clients succeed.
We are driven by the desire to achieve:
•	Sustainable earnings growth.

•	Consistent profitability with low volatility.
Our strategy is to deliver consistent results by:
•	Investing in businesses that have the most potential for long-term growth or high operating profit margins.
•	Being the market leader in each of our businesses.

•	Increasing profitability without compromising our overall risk profile.
We have succeeded across 105 years of economic cycles because we:
•	Have multiple sources of revenue.

•	Manage risk conservatively.

•	Regularly invest our capital for future growth.

•	Take a long-term view.

MD&A	9
We did not escape the escalating economic pressures, however. A convergence of conditions prevented our many achievements in 2008 from translating into bottom-line results. Two of these conditions reduced net interest income: the market interest rate environment and an increase in the level of troubled loans.
The Federal Open Market Committee (FOMC) lowered short-term interest rates seven times in 2008, and rates were 400 basis points lower at the end of the year than at the beginning. This caused our net interest margin to contract and, even though our loan balances reached a new high, net interest income (before the provision for loan losses) actually decreased from 2007 by 3%.
The economic environment in the mid-Atlantic region, where our Regional Banking business is focused, weakened during the first nine months of 2008 and then deteriorated sharply in the fourth quarter. Our net charge-off ratio for the year was 57 basis points, up from 26 basis points for 2007. Nonperforming loans at the end of 2008 were more than double the amount at year-end 2007.
These and other factors led us to increase our loan loss provision significantly in the 2008 fourth quarter. For the full year, the provision amounted to $115.5 million, versus $28.2 million for 2007. On top of the effects of the market interest rate environment, the higher provision further reduced net income. After the provision for loan losses, net interest income was 29% lower for 2008 than for 2007.
Extreme volatility in the financial markets in 2008 reduced asset valuations and triggered impairment testing under fair value accounting rules. These factors reduced noninterest income and caused us to record non-cash impairment charges on the value of some of our investments.
Assets under management decreased at our affiliate money managers, Cramer Rosenthal McGlynn and Roxbury Capital Management (RCM), due to declines in asset valuations. Combined revenue from these two firms was $6.2 million lower than for 2007.
The decrease in managed asset levels at RCM, combined with near-term operating projections at RCM that were lower than expected, led us to determine that the estimated fair value of our investment in RCM had fallen by $66.9 million. We recorded that amount as a goodwill impairment charge in the 2008 second quarter. We also recorded a goodwill impairment charge for RCM in 2006 that amounted to $72.3 million.
The estimated fair values of some of the securities in our investment portfolio declined sharply, due largely to illiquidity in the capital markets. These conditions led us to record securities impairment charges in 2008 that totaled $130.7 million.
Of this amount, $97.0 million was for some of the pooled trust-preferred securities we hold. The remainder was for perpetual preferred stocks, including those issued by the Federal National Mortgage Association (Fannie Mae) and the Federal Home Loan Mortgage Corporation (Freddie Mac). After the U.S. government seized control of Fannie Mae and Freddie Mac, we decided to write off our investments in their perpetual preferred stocks completely.
The combination of lower net interest income, the RCM impairment charge, and the securities impairment charges caused us to report a loss for 2008 of $23.6 million, or $0.36 per share.

10 Wilmington Trust Corporation	2008 Annual Report
On an operating basis, excluding the securities and RCM impairment charges, our 2008 results were positive. Operating net income was $99.4 million, or $1.46 per share (on a diluted basis). These amounts were lower than for 2007 mainly due to the 29% decline in net interest income.
We believe that operating results — those that exclude the securities and RCM impairment charges — present a more relevant measure of ongoing business trends and offer a better basis of comparison with prior periods. We discuss operating as well as reported results throughout this report. A comparison of our 2008 results with and without the impairment charges is on page 62 of this report. For information about the 2006 as well as the 2008 charges, see the five-year comparison of consolidated statements of income and the summary of consolidated quarterly results of operations in this report.
Net income and earnings per share

For the year ended
December 31				Change	Change
(in millions, except				2008 vs.	2007 vs.
share amounts)	2008	2007	2006	2007	2006

Including the non-cash impairment charges:
Reported net income (in millions)	$(23.6)	$182.0	$143.8	—	27%
Reported earnings per share (diluted)	$(0.36)	$2.64	$2.06	—	28%

Excluding the non-cash impairment charges:
Operating net income (in millions)	$99.4	$182.0	$185.5	(45)%	(2)%
Operating earnings per share (diluted)	$1.46	$2.64	$2.66	(45)%	(1)%
Economic pressures were a factor in our 2007 results, too, although their effects were not as severe as what we experienced in 2008. The FOMC cut short-term interest rates by 100 basis points in 2007, which compressed our net interest margin. Lack of activity in the capital markets and volatility in the financial markets dampened revenue growth in CCS and WAS, respectively.
Our operating results since 2006 demonstrate how our practice of investing for future growth has balanced our sources of revenue and helped us counter the effects of economic challenges. Since 2006, we have:
•	Opened a new, larger Pennsylvania headquarters in Villanova.

•	Opened new offices in the Lehigh Valley area of eastern Pennsylvania and in Princeton, New Jersey, which we staffed with teams of commercial lenders and wealth advisors.

•	Added commercial lending and WAS staff in our Baltimore office.

•	Acquired a consulting firm that gave WAS a presence in Boston.

•	Launched WAS family office services on the East Coast. We opened an office in Stamford, Connecticut, added family office staff in New York, Princeton, and Delaware, and acquired several new areas of specialization.

•	Opened CCS offices in Germany and the Netherlands.

•	Acquired corporate services providers in the Cayman Islands and Luxembourg.

•	Doubled the capacity of our retirement services capabilities.

•	Introduced WTDirect, the Internet-only channel through which we offer a high-yield savings account.
1 Excluding non-cash impairment charges.

MD&A	11
The retirement services acquisitions we completed in 2008 added approximately 180 staff members and approximately $25.9 million of expenses. Absent these acquisitions, 2008 operating expenses would have been approximately $466.9 million, or 5% higher than for 2007. These acquisitions were neutral to earnings in 2008.
EXPENSES

For the year ended				Change	Change
December 31				2008 vs.	2007 vs.
(in millions)	2008	2007	2006	2007	2006

Full-time-equivalent staff members	2,946	2,672	2,574	10%	4%
Staffing-related expenses	$296.1	$270.6	$242.5	9%	12%
Total reported expenses	$559.7	$444.1	$471.6	26%	(6)%
Total operating expenses	$492.8	$444.1	$399.3	11%	11%
Other factors in the 2008 expense growth were increases in:
•	Subadvisor expenses associated with the retirement services business. This increase was offset by the increase in retirement services revenue.

•	Servicing and consulting fees, due to payment to third parties for data we used to estimate the fair values of our investment securities and other assets.

•	Legal costs, due to increased loan collection activities.
In 2007, expenses included approximately $3.2 million for our share of Visa Inc.’s litigation with other companies. This equated to approximately $0.03 per share. For more information about this, see Note 13, “Commitments and contingencies,” in this report.
Our income tax expense reflected:
•	The RCM impairment charges in 2006 and 2008. These write-downs generated a tax benefit for the subsidiary that holds our investment in RCM of approximately $31.5 million for 2006 and approximately $26.5 million for 2008.
•	The addition in 2008 of approximately $4.0 million related to executive compensation as a result of our participation in the U.S. government’s Capital Purchase Program, which we discuss in more detail below.
•	A credit in 2007 of approximately $2.7 million that resulted from an agreement with state taxing authorities that reduced our reserve for state income taxes. Absent this credit, our effective tax rate for 2007 would have been 36.35%.
INCOME TAXES AND TAX RATE

	2008	2008		2006	2006
	(without	(with		(without	(with
	impairment	impairment		impairment	impairment
For the year	write-down)	write-down)	2007	write-down)	write-down)

Pre-tax income (in millions)	$172.5	$(25.1)	$282.6	$288.6	$216.3
Income tax expense/ (benefit) (in millions)	$72.6	$(2.0)	$99.7	$103.3	$72.7
Effective tax rate	42.09%	(7.97)%	35.28%	35.79%	33.61%
For more information about our income taxes, read Note 20, “Income taxes,” in this report.

12 Wilmington Trust Corporation	2008 Annual Report
Our 2008 efficiency ratios were affected negatively by the impairment charges and the higher provision for loan losses. The ratios for 2008 and 2007 also reflected expense increases that resulted from acquisitions and expansion initiatives.
BUSINESS SEGMENT EFFICIENCY RATIOS

For the year	2008	2007	2006

Regional Banking	42.93%	42.81%	40.32%
Wealth Advisory Services	85.01%	80.05%	78.43%
Corporate Client Services	84.55%	72.88%	72.78%
Wilmington Trust consolidated (reported results)	85.73%	58.53%	66.10%
Wilmington Trust consolidated (operating results)	62.89%	58.53%	55.96%
2008 CONTRIBUTION BY BUSINESS LINE

		Corporate	Wealth	Affiliate
(in millions,	Regional	Client	Advisory	Money
except share amounts)	Banking	Services	Services	Managers

Total revenue (after the loan loss provision and amortization)	$291.2	$144.1	$222.9	$7.1
Expenses	$170.0	$122.0	$200.8	$—
Operating net income	$73.2	$10.5	$12.3	$3.4
Operating earnings per common share*	$1.07	$0.16	$0.18	$0.05

*	Dividends on preferred stock were charged to the Regional Banking business line.
2007 CONTRIBUTION BY BUSINESS LINE

		Corporate	Wealth	Affiliate
(in millions,	Regional	Client	Advisory	Money
except share amounts)	Banking	Services	Services	Managers

Total revenue (after the loan loss provision and amortization)	$369.0	$117.8	$231.1	$8.8
Expenses	$169.9	$86.0	$188.2	$—
Operating net income	$128.8	$20.6	$27.4	$5.2
Operating earnings per common share	$1.87	$0.30	$0.40	$0.07
PARTICIPATION IN U.S. GOVERNMENT ECONOMIC STIMULUS PROGRAMS
We are participating in a number of the U.S. government’s economic stimulus programs.
Capital Purchase Program (CPP). In a normal operating environment, there are a number of capital markets sources that banks may access when they want to raise additional capital. Some of these sources became unavailable in 2008 as capital markets activity ground to a halt. To help healthy banks raise capital until a more normal level of capital markets activity resumes, the U.S. Department of the Treasury created the CPP.
As a measure of financial performance, efficiency is the inverse of profitability.
In general, lower efficiency ratios indicate higher profitability.
REVENUE MIX IN DOLLARS

For the year (in millions)	2008	2007	2006

Net interest income[1]	$242.2	$340.7	$341.8
Noninterest income[2]	423.1	386.0	346.1

Total revenue	$665.3	$726.7	$687.9

[1]	After the loan loss provision.

[2]	After amortization and excluding securities impairment charge.
REVENUE MIX IN PERCENTAGES

For the year	2008	2007	2006

Net interest income[1]	36%	47%	50%
Noninterest income[2]	64%	53%	50%

[1]	After the loan loss provision.

[2]	After amortization and excluding securities impairment charge.

MD&A	13
Under this program, banks sell preferred stock to the Treasury. They also pay dividends on the preferred stock as long as it is outstanding. This creates additional revenue for the Treasury and serves as an incentive for banks to reacquire the preferred stock they issue under this program.
In December 2008, we sold 330,000 shares of Wilmington Trust Series A preferred stock and issued associated warrants to the Treasury. In exchange, the Treasury paid us $330 million. This addition to capital enhances our financial stability and helps us stimulate economic recovery in the mid-Atlantic region by making loans to qualified business and consumer borrowers. As an example of our ability and commitment to extend credit, we made approximately $400 million of new loans in the 2008 fourth quarter.
For more information about our participation in the CPP, read the capital resources section and Note 16, “Capital,” in this report.
New deposit insurance limits. Federal Deposit Insurance Corporation (FDIC) deposit insurance coverage was increased on October 3, 2008, from $100,000 to $250,000 per depositor for all deposits (individual retirement account deposits continue to be insured separately up to $250,000). This increase is temporary and, unless extended by Congress, will expire on December 31, 2009.
FDIC Transaction Account Guarantee Program. Under this program, which is part of the FDIC’s Temporary Liquidity Guarantee Program (TLGP), all noninterest-bearing deposit transaction accounts, as well as certain types of transaction accounts with interest rates of 0.5% or less, will be fully guaranteed by the FDIC for the entire amount in the account through December 31, 2009. This is in addition to, and separate from, the coverage available under the FDIC’s general deposit insurance coverage.
FDIC Debt Guarantee Program. This program, also part of the FDIC’s TLGP, guarantees timely principal and interest payments on senior unsecured debt issued between October 14, 2008, and June 30, 2009. Wilmington Trust is participating in this program but, as of December 31, 2008, had no debt issues that qualified for these guarantees.
Temporary Guarantee Program for Money Market Funds. Wilmington Trust’s three money market mutual funds — the Wilmington Prime Money Market Fund, the Wilmington U.S. Government Money Market Fund, and the Wilmington Tax-Exempt Money Market Fund — are participating in the Treasury’s Temporary Money Market Guarantee Program. This program, which currently is scheduled to expire on April 30, 2009, provides insurance protection to shareholders of record in these funds as of September 19, 2008. The guarantee could be triggered if any of the participating funds’ share prices were to fall below $1.00. None of Wilmington Trust’s participating funds have ever fallen below that level. Combined, these three funds had approximately $7.1 billion in assets under management at December 31, 2008.

14 Wilmington Trust Corporation	2008 Annual Report

REGIONAL BANKING

OVERVIEW
Our Regional Banking activities are concentrated in the mid-Atlantic region of the United States. We define this area as the state of Delaware and the parts of Maryland, New Jersey, and Pennsylvania that are within approximately 150 miles of our Wilmington headquarters.
We target commercial banking services to middle-market business owners throughout the mid-Atlantic region. We define this market as businesses that are family-owned or closely held, with annual sales of up to $250 million. We serve this market with teams of wealth advisors and commercial bankers. Many of our commercial banking clients are also clients of our Wealth Advisory Services business.
Most of our commercial banking business comes from areas adjacent to the I-95 corridor between Princeton, New Jersey, and Baltimore, Maryland. Most of our commercial loans have floating rates, are secured by the borrower’s assets, and are supported by personal guarantees.
We focus our consumer lending, residential mortgage lending, and core deposit-gathering activities in the state of Delaware, where we have 48 branch offices. We make the public aware of our consumer banking products mainly through newspaper advertising and direct mail.
We are the leading commercial and consumer bank in Delaware. According to the Federal Deposit Insurance Corporation’s 2008 Market Share Report and other regulatory reports, we had higher loan balances, higher core deposit balances, and more branch offices than any other full-service financial institution in Delaware.
2008 HIGHLIGHTS
Strong demand generated record-high loan growth in 2008. Loan balances, on average, were 12% higher than for 2007 and topped $9 billion for the first time. On a period-end basis, loan balances rose 13% to $9.62 billion. Most of this growth was in the commercial portfolio.
LOAN GROWTH

For the year ended
December 31				Change	Change
(in millions,				2008 vs.	2007 vs.
on average)	2008	2007	2006	2007	2006

Commercial loans	$6,369.3	$5,599.8	$5,195.0	14%	8%
Consumer and other retail loans	2,830.7	2,612.2	2,504.8	8%	4%

Total loans	$9,200.0	$8,212.0	$7,699.8	12%	7%

Our business model and relationship focus attracted additional clients. As negative news about financial institutions permeated the market in 2008, our financial strength and stability and our lack of so-called “toxic” assets enhanced our competitive distinctions.
COMPETITIVE ADVANTAGES
Relationship focus. We seek clients who want long-term relationships with their bankers and who value having direct access to lending decision-makers.
Locally based, well-known brand. We are among a dwindling number of banks headquartered within the mid-Atlantic region, and one of only three Delaware-headquartered banks that offers services statewide.
Team-based business model. Our teams of commercial lenders and wealth advisors help clients with credit needs in the short term and with financial planning services over the long term.
Concentrated markets. We target two specific market segments:
•	Middle-market business clients in the mid-Atlantic region.
•	Consumer banking clients in Delaware.

MD&A	15
Markets outside Delaware contributed a larger percentage of loans in 2008, and reflected the success of our recent expansion initiatives. In 2007 and 2008, we added staff in Baltimore, the Lehigh Valley, and New Jersey, all markets where we see strong growth potential.
GEOGRAPHIC SOURCES OF LOANS

As of December 31 (dollars in millions)	2008	2007	2006

Loan balances at period-end	$9,619.1	$8,475.8	$8,094.9
Percent from Delaware market	54%	57%	60%
Percent from Pennsylvania market	23	23	21
Percent from Maryland market	10	10	6
Percent from New Jersey market	7	5	4
Percent from other markets	6	5	9
The loan portfolio remained well diversified across commercial and consumer lines. The largest concentration of loans was in traditional commercial loans (commercial, financial, and agricultural loans), which comprised 31% of the portfolio at the ends of 2008 and 2007. The second largest concentration was in commercial construction loans, which accounted for 20% of the portfolio at the end of 2008, and 21% of the portfolio at the end of 2007.
LOAN BALANCES

At December 31
(in millions)	2008	2007	2006	2005	2004

Commercial, financial, and agricultural	$2,966.3	$2,594.9	$2,533.5	$2,461.3	$2,505.2
Commercial real estate – construction	1,923.8	1,780.4	1,663.9	1,233.9	735.4
Commercial mortgage	1,870.2	1,463.4	1,296.1	1,223.9	1,246.8
Residential mortgage	571.2	562.0	536.9	455.5	431.3
Consumer	1,732.9	1,571.6	1,517.0	1,438.3	1,239.6
Secured with investments[1]	554.7	503.5	547.5	584.8	604.7

Total loans	$9,619.1	$8,475.8	$8,094.9	$7,397.7	$6,763.0

[1]	Loans secured with investments are mainly loans to Wealth Advisory Services clients. They do not indicate trends in the Regional Banking business.
We installed new imaging and sales support software in our Delaware network of branch offices in 2008. This has helped us improve client service, increase efficiency, and reduce fraud. It also facilitates our Bank Secrecy Act and anti-money laundering reporting requirements.
Regional Banking’s results for 2008 were affected negatively by declines in market interest rates. At the start of 2008, the federal funds target rate was 4.25%. By the end of 2008, it had fallen to a range of zero to 0.25%. This compressed our net interest margin and reduced net interest income. For more information about this, read the interest rate risk discussion in this report.
Results also reflected an increase in the level of troubled loans. This led us to increase the provision for loan losses, which also reduced net interest income. For more information about this, read the credit risk discussion in this report.
Most of Regional Banking’s income is net interest income (the difference between loan yields and rates we pay for deposits and other funds).
Regional Banking also generates noninterest income in the form of loan and deposit service charges.
We consider average loan and deposit balances, rather than period-end balances, to be a better indicator of trends in the Regional Banking business, because average balances represent client activity over the longer term.
This is especially true of core deposit balances, which can be skewed by large short-term deposits made by Corporate Client Services clients at the ends of reporting periods.
We prefer to originate loans ourselves, rather than purchase loans from brokers or other banks.
In general, we do not pursue syndicated lending opportunities.
DELAWARE MARKET SHARE

At June 30, 2008	Wilmington	Nearest
(dollars in billions)	Trust	competitor

Loans	$8.45	$3.24
Core deposits	$4.81	$3.28
Source: Federal Deposit Insurance Corporation 2008 Market Share Report and call reports.

16 Wilmington Trust Corporation	2008 Annual Report
In 2008, Regional Banking generated approximately:
•	44% of total operating revenue.

•	34% of operating expenses.

•	74% of operating net income.

•	$1.07 of operating earnings per common share.
Operating revenue from the Regional Banking business declined, but the efficiency ratio held relatively steady. An important factor in the efficiency ratio is our lack of a large-scale branch office network outside of Delaware.
REGIONAL BANKING PROFITABILITY

For the year ended December 31
(dollar amounts in millions)	2008	2007	2006

Segment operating net income[1]	$73.2	$128.8	$134.0
Efficiency ratio	42.93%	42.81%	40.32%
Profit margin	57.07%	57.19%	59.68%

[1]	Excluding securities and goodwill impairment charges.
For more information about Regional Banking’s profitability, read Note 23, “Segment reporting,” in this report.
THE MID-ATLANTIC REGIONAL ECONOMY
The regional economy weakened in 2008, especially in the fourth quarter. Many full-year economic statistics do not reflect the extent of this deterioration because it accelerated so late in the year.
Unemployment rates in the region increased, but remained below the U.S. average. Delaware’s unemployment rate has been lower than the U.S. average since 2001.
UNEMPLOYMENT RATES

As of December	2008	2007	2006

United States	7.2%	5.0%	4.4%
Delaware	6.2	3.8	3.3
New Jersey	7.1	4.5	4.3
Pennsylvania	6.7	4.7	4.7
Philadelphia/Camden/Wilmington metropolitan area	7.0	4.5	4.3
Baltimore/Towson metropolitan area[1]	5.4	3.5	3.7

[1]	As of November

Sources: Federal Reserve Banks of Philadelphia and Richmond

MD&A	17
The regional housing market softened in 2008, but not to the extent seen in other parts of the United States. The mid-Atlantic region did not experience the rapid appreciation in housing prices that occurred elsewhere in the United States, or the same degree of volatility in prices.
MEDIAN SALES PRICE OF EXISTING SINGLE-FAMILY HOMES

			Change
			2008 vs.
(in thousands)	2008	2007	2007

United States	$197.1	$217.9	(10)%
Philadelphia/Camden/Wilmington metropolitan area	$231.4	$234.9	(1)%
Dover, Delaware metropolitan area	$206.2	$207.5	(1)%
Baltimore/Towson metropolitan area	$274.1	$286.1	(4)%

Las Vegas	$220.5	$297.7	(26)%
Orange County, California	$533.2	$709.5	(25)%
Phoenix	$191.3	$257.4	(26)%
Ft. Myers, Florida	$152.6	$252.1	(39)%
Source: National Association of REALTORS®
SINGLE-FAMILY HOME SALES

			Change
			2008 vs.
(in thousands)	2008	2007	2007

Delaware	11.5	15.7	(27)%
Maryland	63.8	86.4	(26)%
New Jersey	112.6	137.4	(18)%
Pennsylvania	174.7	214.0	(18)%
Source: National Association of REALTORS9
PERCENT CHANGE IN HOUSE PRICE INDEX

(quarter-to-	2007	2008	2008	2008	2008
quarter change)	Q4	Q1	Q2	Q3	Q4

United States	0.1%	(0.2)%	(1.4)%	(2.7)%	(4.4)%

Within our Regional Banking footprint:
Delaware	0.4%	(0.7)%	(1.0)%	(1.0)%	(3.1)%
Pennsylvania	0.4%	0.7%	(0.4)%	(1.5)%	(2.3)%

Comparison with markets where we do not lend:
California	(3.1)%	(4.4)%	(6.9)%	(8.3)%	(7.0)%
Florida	(1.7)%	(3.3)%	(5.3)%	(6.1)%	(7.7)%
Nevada	(3.0)%	(5.0)%	(5.6)%	(9.5)%	(10.9)%
Source: Federal Housing Finance Agency
PERCENT OF HOUSEHOLDS ENTERING FORECLOSURE

For the year ended December 31	2008	2007

United States	1.8%	1.0%

Within our Regional Banking footprint:
Delaware	0.7	0.3
Maryland	1.4	0.8
New Jersey	1.8	0.9
Pennsylvania	0.7	0.3

Comparison with markets where we do not lend:
California	4.0	1.9
Florida	4.5	2.0
Michigan	2.4	1.9
Nevada	7.3	3.4
Source: RealtyTrac’s U.S. Foreclosure Market Reports for 2008 and 2007
Delaware’s population continued to increase. According to the U.S. Census Bureau, Delaware was the 13th fastest-growing state for the 12 months ended July 1, 2008. Delaware’s tax climate is a key attraction: There is no sales tax, and real estate taxes are considerably lower than those of surrounding states. In addition, AARP and Kiplinger’s consistently rank Delaware among the most desirable locales in the United States for retirement living.

The mid-Atlantic regional economy is well diversified across a variety of industry sectors, including:
•	Life sciences
•	Financial services
•	Pharmaceuticals
•	Health care
•	Education
•	Construction
•	Manufacturing
•	Retail
•	Agriculture
•	Tourism

18 Wilmington Trust Corporation	2008 Annual Report
Most of our commercial loans are for less than $10 million.
The amounts of our commercial loans reflect our focus on middle-market business owners and the loan amounts they typically need.
COMMERCIAL LOANS BY LOAN SIZE

As of December 31	2008	2007	2006

Less than $250,000	3%	3%	3%
$250,000 to $1 million	10	11	12
$1 million to $5 million	36	37	36
$5 million to $10 million	23	25	22
$10 million to $20 million	18	18	20
More than $20 million	10	6	7

Our construction borrowers are established, middle-market business owners who have experienced a variety of economic cycles.
Our clients are based — and their projects are located -within the mid-Atlantic region.
We do not lend to large residential or commercial builders who conduct business throughout the United States.
Most of our construction loans are for single-family housing developments in Delaware.
For more information about our construction loan clients and underwriting standards, read the credit risk discussion in this report.
POPULATION GROWTH RANKINGS

For the 12 months ended July 1	2008	2007

Delaware	13	14
Maryland	44	40
New Jersey	40	43
Pennsylvania	46	41
Source: U.S. Census Bureau
For more information about our exposure to economic-related risk, read the credit risk and economic risk discussions in this report.
COMMERCIAL LENDING
Commercial loan balances rose 14%, on average, and exceeded $6 billion for the first time. This growth came from throughout our mid-Atlantic geographic footprint.
COMMERCIAL LOAN BALANCES

For the year ended
December 31				Change	Change
(in millions,				2008 vs.	2007 vs.
on average)	2008	2007	2006	2007	2006

Commercial, financial, and agricultural loans	$2,814.6	$2,485.7	$2,437.4	13%	2%
Commercial real estate – construction loans	1,860.6	1,731.9	1,516.8	7%	14%
Commercial mortgage loans	1,694.1	1,382.2	1,240.8	23%	11%

Total commercial loans	$6,369.3	$5,599.8	$5,195.0	14%	8%
Market disruption drove more commercial clients to us in 2008. This was especially true in the Baltimore market, where many middle-market business owners have become disenfranchised by other bank consolidations and accompanying changes in culture and underwriting standards. This same dynamic has been present in southeastern Pennsylvania, and it has contributed significantly to our success in that market.
GEOGRAPHIC SOURCES OF COMMERCIAL LOANS

As of December 31 (dollars in millions)	2008	2007	2006

Commercial loan balances at period-end	$6,760.3	$5,838.7	$5,493.5
Percent from Delaware market	55%	58%	58%
Percent from Pennsylvania market	26	27	27
Percent from Maryland market	9	9	8
Percent from New Jersey market	7	5	5
Percent from other markets	3	1	2

MD&A	19
Commercial, financial, and agricultural loans accounted for most of the 2008 growth in commercial loan balances, on average. These loans were to clients throughout the mid-Atlantic region in a variety of businesses, including light manufacturing, service, and retail businesses. Borrowers used these loans for working capital, equipment purchases, inventory, and other needs.
The pace of growth in commercial construction lending slowed in 2008 as the regional housing market contracted. At year-end 2008, construction loans accounted for 20% of our total loan portfolio, down slightly from 21% at year-end 2007.
The 2008 increase in commercial mortgage loans resulted from changes in the mortgage financing market. Until commercial mortgage financing availability tightened in the latter half of 2007, our commercial mortgage terms were generally less favorable than what borrowers could obtain from secondary mortgage market sources. We did not alter our terms, but changes in the market made our terms more comparable with those offered by the secondary markets. That, plus less liquidity in the credit markets, prompted many clients who were unable to obtain credit elsewhere to remain with us for their permanent financing.
Most of the commercial mortgage loans we added in 2008 were for owner-occupied properties. These properties included professional offices, retail properties, manufacturing facilities, and industrial properties. These properties are mainly in Delaware, southeastern Pennsylvania, and Maryland.
Almost all of our commercial loans have floating rates. At year-end 2008, 61% were scheduled to mature within five years.
MATURITIES AND RATE SENSITIVITY OF COMMERCIAL LOANS

At December 31, 2008	Less than	1 through	More than	Total gross
(in millions)	1 year	5 years	5 years	loans

Commercial, financial, and agricultural	$1,343.0	$869.4	$753.9	$2,966.3
Commercial real estate — construction	120.5	1,437.4	365.9	1,923.8
Commercial mortgage	4.0	380.7	1,485.5	1,870.2

Total	$1,467.5	$2,687.5	$2,605.3	$6,760.3

Loans with fixed rates	$16.1	$191.6	$560.1	$767.8
Loans with floating rates	1,451.4	2,495.9	2,045.2	5,992.5

Total	$1,467.5	$2,687.5	$2,605.3	$6,760.3
CONSTRUCTION LOANS BY GEOGRAPHIC LOCATION

At December 31	2008	2007

Delaware	60%	61%
Pennsylvania	23	25
Maryland	7	7
New Jersey	7	4
Other	3	3
CONSTRUCTION LOANS BY PROJECT TYPE

At December 31	2008	2007

Residential real estate construction	51%	52%
Land development	21	21
Retail and office	15	14
Owner-occupied	2	5
Multi-family	2	2
Other	9	6

20 Wilmington Trust Corporation	2008 Annual Report
We do not engage in subprime residential mortgage lending.
At the ends of 2008 and 2007, our residential mortgage portfolio held:
•	No subprime loans.
•	No payment option adjustable rate mortgages.
•	No negatively amortizing adjustable rate mortgages.
•	No other types of nontraditional mortgages.
•	One interest-only residential mortgage loan.
Almost all of our residential mortgage loans are for properties in Delaware.
We are among Delaware’s leading residential mortgage originators.
Most of our residential mortgages are conventional first mortgage loans at fixed rates, typically with 15- or 30-year terms.
We use a third-party provider to service these loans.
Our residential mortgage portfolio also includes low-income housing loans we purchase as part of our compliance with the Community Reinvestment Act.
Indirect loans involve three parties:
•	Merchants who extend credit to customers.
•	Borrowers who seek credit.
•	Financial institutions that provide credit.
Our indirect loans are:
•	For new and late-model used cars.
•	Made through automobile dealers in the mid-Atlantic region as an extension of the commercial banking relationships we have with them.
RESIDENTIAL MORTGAGE LENDING
Our residential mortgage balances do not correlate directly with our origination volumes. This is because:
•	We sell most of the fixed residential mortgages we originate into the secondary market, instead of retaining them on our balance sheet. This is one of our interest rate risk management strategies, which we describe in more detail in the interest rate risk section of this report.
•	Origination volumes include refinancings.
•	We do not include the Community Reinvestment Act (CRA) loans we purchase in our origination volumes.
Residential mortgage activity in 2008 reflected weakness in the housing market. Residential mortgage balances increased mainly because we retained more CRA-eligible loans in the portfolio.
RESIDENTIAL MORTGAGE LOAN ACTIVITY

For the year ended				Change	Change
December 31				2008 vs.	2007 vs.
(dollars in millions)	2008	2007	2006	2007	2006

Number of residential mortgages originated	739	869	972	(15)%	(11)%
Residential mortgage origination volumes	$166.8	$206.3	$225.3	(19)%	(8)%
Residential mortgage balances, on average	$562.0	$556.3	$495.2	1%	12%
Percentage of residential mortgages originated at fixed rates	83%	74%	80%
CONSUMER LENDING
Consumer loan balances rose 13%, on average, and exceeded $1.7 billion for the first time. Most of this growth was in indirect loan balances, and resulted from our expansion in Maryland, New Jersey, and Pennsylvania.
CONSUMER LOAN BALANCES

For the year ended				Change	Change
December 31				2008 vs.	2007 vs.
(in millions, on average)	2008	2007	2006	2007	2006

Indirect	$893.9	$708.8	$657.3	26%	8%
Home equity	523.5	486.6	482.3	8%	1%
Credit card	66.9	64.6	60.9	4%	6%
Other	244.4	266.6	257.7	(8)%	3%

Total consumer loans	$1,728.7	$1,526.6	$1,458.2	13%	5%

MD&A	21
Approximately 92% of our indirect loans at year-end 2008 were for automobiles. The rest were for boats, recreational vehicles, and mobile homes.
INDIRECT LOANS ADDED, BY MARKET

During the year	2008	2007

Percent from Delaware market	46%	62%
Percent from Pennsylvania market	21%	13%
Percent from Maryland market	17%	14%
Percent from New Jersey market	15%	11%
Percent from other markets	1%	—%
Most consumer loans continued to come from clients in Delaware.
Outside of Delaware, our banking business is primarily commercial.
GEOGRAPHIC SOURCES OF CONSUMER LOANS

As of December 31 (dollars in millions)	2008	2007	2006

Consumer loan balances at period-end	$1,732.9	$1,571.6	$1,517.0
Percent from Delaware market	53%	58%	78%
Percent from Pennsylvania market	18	14	7
Percent from Maryland market	16	15	*
Percent from New Jersey market	9	6	*
Percent from other markets	4	7	15

*	Market breakdowns not available for 2006.
CORE DEPOSIT GATHERING
Core deposit balances increased 7% in 2008, on average, to $5.40 billion.
At year-end, core deposit balances were $6.12 billion, a record high.
We attribute much of this growth to client demand for “safe havens” amid severe financial market fluctuations. The U.S. government’s increase in deposit insurance coverage also attracted deposits. For more information about this and other government programs in which we are participating, read the summary of financial performance in this report.
CORE DEPOSIT BALANCES

For the year ended				Change	Change
December 31				2008 vs.	2007 vs.
(in millions, on average)	2008	2007	2006	2007	2006

Noninterest-bearing demand deposits	$841.7	$722.4	$759.1	17%	(5)%
Savings deposits	779.3	500.1	311.4	56%	61%
Interest-bearing demand deposits	2,470.4	2,400.2	2,365.1	3%	1%
CDs < $100,000	1,006.3	1,010.1	979.4	—%	3%
Local CDs ≥ $100,000	299.5	412.7	521.7	(27)%	(21)%

Total core deposits	$5,397.2	$5,045.5	$4,936.7	7%	2%
Most of the growth in core deposits in 2007 and 2008 was in savings deposits generated by WTDirect. At year-end 2007, WTDirect balances were approximately $391 million. At year-end 2008, they were approximately $537 million.
Much of the 2008 growth in noninterest-bearing demand deposits was from Corporate Client Services (CCS) clients. CCS-related deposits are typically for paying agent, escrow, and other types of cash management services this business provides.
We record two types of deposits:
•	Core deposits.
•	Non-core deposits.
Core deposits are deposits from our clients. They include:
•	Noninterest-bearing demand deposits.
•	Interest-bearing demand deposits.
•	Savings deposits.
•	Certificates of deposit (CDs).
Non-core deposits are:
•	Deposits from money center banks that we purchase wholesale from brokers.
•	Not associated with clients.
•	Reported as national CDs in amounts of $100,000 or more.
For more information about our use of national CDs, read the capital resources section of this report.
Changes in core deposits indicate trends in the Regional Banking business.
Changes in non-core deposits do not reflect Regional Banking client activity.
WTDirect is our Internet-only delivery channel.
WTDirect offers high-interest savings accounts to depositors who maintain average daily balances of at least $10,000.
Visit www.wtdirect.com for more information.

22 Wilmington Trust Corporation	2008 Annual Report
Most core deposits continued to come from clients in Delaware.
WTDirect deposits accounted for the increase in deposits from markets outside Delaware.
GEOGRAPHIC SOURCES OF CORE DEPOSITS

As of December 31 (dollars in millions)	2008	2007	2006

Core deposit balances at period-end	$6,117.1	$5,465.5	5,275.0
Percent from Delaware market	85%	87%	94%
Percent from Pennsylvania market	3	5	5
Percent from Maryland market	9	8	1
Percent from New Jersey market	—	—	—
Percent from other markets	3	—	—
Most local CDs in amounts of $100,000 or more were from consumer banking clients in Delaware. Some of these deposits were from commercial banking clients and municipalities in the mid-Atlantic region that use these CDs to generate returns on their excess cash.
LOCAL CDS > $100,000 BY CLIENT CATEGORY

As of December 31	2008	2007

Consumer banking clients in Delaware	56%	61%
Commercial banking clients in Delaware	9	9
Commercial banking clients in Pennsylvania	9	9
Wealth Advisory Services clients	10	12
Local CDs from other markets	16	9
For more information on deposits, read the capital resources section and Note 11, “Deposits,” in this report.

MD&A	23

CORPORATE CLIENT SERVICES

OVERVIEW
The Corporate Client Services (CCS) business provides a variety of trustee, agency, investment management, and administrative services for institutional clients. We work with investment bankers and corporate tax, finance, and legal experts who:
•	Use capital markets financing structures.
•	Seek to establish and maintain legal residency (nexus) for special purpose entities in preferred jurisdictions.
•	Use independent trustees to hold retirement plan assets.
•	Need investment and cash management services.
Capital markets services help clients who use a wide variety of institutional financing structures and transactions. We offer a broad array of trustee and administrative services that support these transactions.
Entity management services help special purpose entities and captive insurance companies comply with nexus requirements in preferred jurisdictions. This includes providing corporate governance and performing other activities that demonstrate an entity’s substance.
We specialize in providing retirement services for unbundled retirement plans. Typically, qualified U.S. retirement plans involve an investment manager, a record keeper, and a trustee. When plan sponsors use a single provider to perform all three functions, their plans are considered “bundled.” When plan sponsors select separate, best-in-class providers for each function, their plans are “unbundled.” We work with leading record keepers and third-party administrators to market our retirement services.
Our institutional investment and cash management services help clients increase the returns on fixed income investments and residual cash. Community banks and clients who use construction fund, escrow agent, and other services may place large sums of cash with us for periods that range from as little as 24 hours to as long as several years.
We do not own, take positions in, or participate in the pricing or valuation of CCS client assets. Since our commercial banking business is focused on middle-market business owners in the mid-Atlantic region, we do not lend to CCS clients. Legal documents that govern each financing structure, entity, and trust specify the services each client wants us to provide.
COMPETITIVE ADVANTAGES
Conflict-free. We are an independent service provider with:
•	No lending conflicts of interest.
•	No securities underwriting conflicts of interest.
Credibility. We have more than 40 years of experience in this business.
Reputation. We have extensive experience and international brand recognition in this business.
Market presence. We have deep knowledge of jurisdictional advantages in the United States, Europe, and the Caribbean.
Superior service. We offer a convenient, single-source solution for clients who want to do business in multiple jurisdictions.
We have Corporate Client Services clients in 88 countries.
U.S. office locations
•	Arizona
•	Delaware
•	Minnesota
•	Nevada
•	New Jersey
•	New York
•	South Carolina
•	Vermont
European office locations
•	Channel Islands
•	Dublin
•	Frankfurt
•	London
•	Luxembourg
•	The Netherlands
Caribbean office locations
•	Grand Cayman
We do not:
•	Have credit risk exposure to large capital markets transactions.
•	Own the assets or entities for which we serve as trustee or administrator.
•	Record these assets on our balance sheet.
•	Consolidate these entities in our financial statements.
•	Issue, underwrite, set pricing, or establish valuations for the financing structures we support.
•	Offer high-volume, back office processing services.

24 Wilmington Trust Corporation	2008 Annual Report
CAPITAL MARKETS SERVICES
•	Indenture, successor, collateral, and liquidating trustee and administrative services for:
•	Corporate debt issuances and debt restructurings

•	Reorganizations, mergers, and bankruptcies
•	Owner trustee, indenture trustee, and administrative services for:
•	Securitizations and other structured finance transactions

•	Capital equipment and project financing transactions
•	Loan administration services
•	Investment and cash management services
HOW WE REPORT CCS REVENUE
We report CCS revenue in four categories: capital markets revenue, entity management revenue, retirement services revenue, and revenue from institutional investment and cash management services.
Capital markets and entity management revenue is not based on asset valuations. Fees for these services are based on the complexity of the services we provide. We perform most of these services under multi-year contracts.
A portion of retirement services revenue is based on the market valuations of retirement plans and collective funds for which we are trustee. The remainder is based on the level of service we provide.
Approximately 33% of institutional investment and cash management revenue is based on the market valuations of investment-grade fixed income instruments. The rest is based mostly on money market fund balances.
2008 HIGHLIGHTS
CCS revenue rose 34% in 2008. The main reasons for this growth were:
•	The completion of two acquisitions that made us one of the leading U.S. providers of services for unbundled retirement plans.
•	Our ability to adapt swiftly to changing conditions in the capital markets.
•	Our position as an independent, conflict-free service provider.
The two retirement services acquisitions doubled our retirement services capacity. They were:
•	AST Capital Trust Company (AST), which we acquired on April 30, 2008. AST is a Phoenix-based provider of directed trustee, trust administrative, and back-office services delivered through financial advisors and third-party administrators to retirement plans, high-net-worth individuals and families, and institutional investors.
•	UBS Fiduciary Trust Company (UBSFTC), which we acquired on October 10, 2008. UBSFTC, a former subsidiary of global financial services company UBS AG, is a New Jersey-based provider of trust, custody, and investment management services for retirement and employee benefit plans. UBSFTC had been outsourcing its operations to AST since 2007.
Both of these companies subsequently adopted the Wilmington Trust name.
These two acquisitions accounted for most of the $24.5 million increase in retirement services revenue for 2008. Both acquisitions were non-dilutive to our 2008 financial results. For more information about these acquisitions, read Note 4, “Affiliates and acquisitions,” in this report.

MD&A	25
CORPORATE CLIENT SERVICES REVENUE

For the year ended				Change	Change
December 31				2008 vs.	2007 vs.
(in millions)	2008	2007	2006	2007	2006

Capital markets services	$48.1	$42.9	$37.0	12%	16%
Entity management services	32.4	30.0	26.8	8%	12%
Retirement services	37.4	12.9	11.5	190%	12%
Investment/cash management services	13.9	12.8	10.3	9%	24%

Total Corporate Client Services revenue	$131.8	$98.6	$85.6	34%	15%
Capital markets revenue rose 12% in 2008, even though industry activity was significantly lower. This reflected our agility amid changing market conditions and our ability to meet client needs.
Trustee and other services that support defaults and bankruptcies were significant contributors to the 2008 growth in capital markets revenue. We were awarded trustee and other appointments associated with some of the largest U.S. bankruptcy filings in 2008, including the Lehman Brothers and Washington Mutual bankruptcies.
Services that support tender option bonds (TOBs) continued to be a source of capital markets revenue growth. The proprietary Web-based TOB platform we launched in 2006 has helped us attract additional business. Also working in our favor is the fact that most TOBs are issued in Delaware or New York trusts, two jurisdictions in which we have extensive experience.
Capital markets revenue in 2008 also benefited from downgrades in the credit ratings of:
•	Providers of credit default swaps. This increased the need for custody services as providers were required to post additional collateral.

•	Agent banks. This increased demand for independent providers of loan administration services.
We added a team of 12 seasoned capital markets experts in Minneapolis. This team specializes in supporting high-yield debt issuance, loan administration, distressed debt, corporate restructuring, and other types of transactions in which we see growth potential.
Problems in the subprime residential mortgage market had a minimal effect on CCS revenue. Some of the asset-backed transactions we support have a combination of prime and subprime residential mortgages as the underlying collateral. Revenue from these transactions was $4.9 million in 2008, $5.5 million in 2007, and $5.6 million in 2006.
Entity management services
•	Corporate governance

•	Independent directors

•	Regulatory reporting

•	Tax and accounting services

•	Captive insurance company management

•	Office management

•	Other administrative services
Retirement services
•	Trust services

•	Custody services

•	Accounting services

•	Benefit payment services

•	Collective investment fund administration

•	Investment management services
In 2008, Corporate Client Services contributed approximately:
•	22% of total operating revenue.

•	25% of operating expenses.

•	11% of operating net income.

•	$0.16 of operating earnings per common share.

26 Wilmington Trust Corporation	2008 Annual Report
Revenue from entity management services increased 8% in 2008. Activity in Europe accounted for almost all of this increase.
We added The Netherlands to our jurisdictional capabilities in Europe. In 2008, we formed an alliance in The Netherlands with ANT-Trust, an independent, Amsterdam-based provider of corporate trust and administrative services. In addition, 2008 marked the first full year of revenue from the Luxembourg acquisition we completed in June 2007.
Services that support new securitization structures in Europe contributed to the growth in entity management revenue. In these structures, loans are securitized into asset-backed bonds that may be used as collateral for borrowing at the European Central Bank.
CCS managed asset levels tripled in 2008. This increase was due mainly to the addition of collective fund assets as a result of the two retirement services acquisitions.
CCS ASSETS UNDER MANAGEMENT

At December 31 (in millions)	2008	2007	Change

CCS assets under management	$9,800.0	$3,029.3	224%
At the end of 2008, we decided to close our collateralized debt obligation (CDO) and conduit services business. This business provided administrative services for CDO issuers, note holders, and asset managers. We did not issue, underwrite, establish pricing or valuations, or take positions in CDOs, nor did we extend credit to parties involved in CDO transactions.
Projections for this business were very positive when we launched these services in 2006. By the middle of 2007, however, demand for these services had slowed. In 2008, market conditions brought the market for CDOs to a near-standstill. The closure of this business added approximately $0.4 million to staffing-related expenses and approximately $1.8 million to other operating expenses for the 2008 fourth quarter. We do not expect these expenses to recur. We expect the closure of this business to reduce 2009 expenses by approximately $8.9 million.
CCS revenue was higher for 2008, but its profitability decreased. This was due mainly to the increase in expenses from the retirement services acquisitions.
CORPORATE CLIENT SERVICES PROFITABILITY

For the year ended December 31 (dollars in millions)	2008	2007	2006

Segment operating net income[1]	$10.5	$20.6	$19.2
Efficiency ratio	84.55%	72.88%	72.78%
Profit margin	15.45%	27.12%	27.22%

[1]	Excluding securities and goodwill impairment charges.
For more information about CCS profitability, read Note 23, “Segment reporting,” in this report.

MD&A	27

WEALTH ADVISORY SERVICES

OVERVIEW
The Wealth Advisory Services (WAS) business helps high-net-worth clients grow, protect, and transfer their wealth. We target these services to clients with liquid assets of $10 million or more.
We offer a comprehensive array of wealth management services. Our services include Complete Asset ManagementSM, fiduciary services, and family office services.
We specialize in strategic planning. We offer financial, estate, retirement, succession, and other types of planning services that meet our clients’ needs.
Our Complete Asset ManagementSM approach offers clients a broad spectrum of asset classes and styles. We focus on portfolio construction, not stock-picking.
We provide objectivity by using a mix of investment managers. For fixed income and core equity investment management, we have in-house experts. For other asset classes and styles, we use independent investment managers.
All asset management clients, regardless of account size, have access to our best thinking. We use a variety of investment vehicles to implement asset allocation strategies, including everything from limited partnership structures and separately managed accounts to mutual funds.
We help family office clients identify, review, consolidate, and execute financial and lifestyle management needs. We specialize in the unique needs of family office clients:
•	Family office legal structures.
•	Strategies for clients with inherited wealth.
•	Compensation strategies for corporate executives.
•	Services for entertainment and sports industry professionals.
Family office clients may or may not also use our asset management services. We price family office services separately from asset management services. Our family office services are priced on a fee-for-service basis and depend on the level of complexity. Our clients appreciate knowing what each service costs, instead of having the expense bundled into fees that are based on asset amounts.
We are recognized as a premier provider of trust and other fiduciary services. Our primary sources of business are referrals from existing clients and from trust and estate attorneys, tax advisors, and other influencers throughout the United States.
COMPETITIVE ADVANTAGES
105 years of experience. We were founded in 1903 by members of the du Pont family.
Holistic approach. We provide asset management, family office, trust, and other fiduciary services.
Objective investment advice.
•	We focus on asset allocation and portfolio construction, not stock-picking.
•	We use a combination of in-house and outside investment managers.
“Delaware advantage” experts. We have in-depth knowledge of Delaware’s favorable legal and tax trust laws.
Reputation. We are recognized as a premier provider of trust and other fiduciary services by trust and estate attorneys and tax advisors throughout the United States.
Long-term client relationships. Some of our client relationships span multiple generations.
We have Wealth Advisory clients in all 50 states and 35 other countries.
WEALTH ADVISORY OFFICE LOCATIONS
•	California

•	Connecticut

•	Delaware

•	Florida

•	Georgia

•	Maryland

•	Massachusetts

•	New Jersey

•	New York

•	Pennsylvania
43% of the high-net-worth market in the United States is concentrated in seven cities:
•	Boston

•	Chicago

•	Los Angeles

•	New York
•	Philadelphia

•	San Francisco

•	West Palm Beach
We have offices in all but Chicago and San Francisco.

28 Wilmington Trust Corporation	2008 Annual Report
ASSET MANAGEMENT SERVICES
For our asset management clients, managing investment risk is as important as increasing investment return.
Complete Asset ManagementSM helps clients meet both objectives by:
•	Emphasizing diversification.
•	Applying forward-looking asset allocation.
•	Performing tactical rebalancing.
•	Employing a blend of active and passive funds.
FAMILY OFFICE SERVICES
•	Planning and governance

•	Cash flow management and budgeting

•	Tax planning and compliance

•	Risk assessment

•	Insurance oversight

•	Bill payment and payroll management

•	Family security
FIDUCIARY SERVICES
•	Trust management

•	Trust administration

•	Tax services

•	Estate settlement

•	Philanthropic services
HOW WE REPORT WAS REVENUE
We report WAS revenue in three categories: Trust and investment advisory revenue, planning and other services revenue, and mutual fund revenue.
Trust and investment advisory revenue consists of fees for asset management, asset allocation, and trust management services. These fees are based on the market valuations of assets we manage, direct, or hold in custody for clients. These fees are affected by movements in financial markets such as the Dow Jones Industrial Average, the Standard & Poor’s 500 (S&P 500), NASDAQ, and others. Changes in trust and investment advisory revenue may or may not correlate directly with financial market movements, depending on the mix of assets in client accounts.
We use the S&P 500 as a benchmark for comparison because its composition mirrors, to a large extent, the mix of equities in our clients’ portfolios. For more information about the mix of instruments in client portfolios, read the assets under management discussion in this report.
Planning and other services revenue consists of fees from family office, financial planning, estate settlement, tax, and other services. These fees are based on the level and complexity of the service provided, regardless of the value of any associated assets. In some cases, these fees are based on the client’s annual income. These fees can vary widely in amount and portions may be nonrecurring.
When family office clients use our asset management services, those fees are based on market valuations and recorded as trust and investment advisory revenue.
Mutual fund revenue consists of fees that are tied primarily to money market mutual fund and cash balances. These fees do not necessarily correlate with financial market movements.
Most of the revenue from WAS is noninterest income. WAS also generates net interest income from private banking and custom lending services. We attribute a portion of the provision for loan losses to WAS.
We believe that revenue, rather than managed asset levels, is a better indicator of trends in the WAS business. For more information about this, read the assets under management discussion in this report.
2008 HIGHLIGHTS
Market conditions were highly challenging for WAS in 2008. Business development was solid, but volatility in the financial markets lowered asset valuations, which reduced our fees and muted the rate of growth in 2008.
WAS revenue for 2008 was 2% higher than for 2007. Revenue from family office and mutual fund services accounted for the increase.
The growth in WAS revenue amid such a difficult environment illustrated how our expansion investments are reaping returns. This was especially true for the investments we made in the last two years to expand the family office practice and establish a presence in Boston.

MD&A	29
WEALTH ADVISORY SERVICES REVENUE

For the year ended				Change	Change
December 31				2008 vs.	2007 vs.
(in millions)	2008	2007	2006	2007	2006

Trust and investment advisory fees	$152.0	$158.6	$136.5	(4)%	16%
Planning and other services fees	45.5	40.1	35.3	13%	14%
Mutual fund fees	27.2	21.4	20.2	27%	6%

Total Wealth Advisory Services revenue	$224.7	$220.1	$192.0	2%	15%
Revenue from trust and investment advisory services decreased in 2008, but not nearly as severely as the S&P 500. The disparity between these rates of decline illustrates the strength of our business development activities.
TRUST AND INVESTMENT ADVISORY REVENUE VS. THE S&P 500

	2008 vs.	2007 vs.
As of December 31	2007	2006

Change in trust and investment advisory revenue	(4)%	16%
Change in S&P 500	(38)%	4%
Revenue from our family office practice increased in 2008. We have one of the largest and most specialized family office practices in the industry, with 80 legal, tax, accounting, and other professionals in offices on the East and West Coasts.
Mutual fund fees were the largest contributor to WAS revenue growth for 2008. Many clients opted for the relative safety of mutual fund investments opposite the volatility in equity markets.
Three of our mutual funds participated in the U.S. government’s temporary guarantee program for money market funds. The three Wilmington funds in this program are the Wilmington Prime Money Market Fund, the Wilmington U.S. Government Money Market Fund, and the Wilmington Tax-Exempt Money Market Fund. For more information about this program, read the section in this report on our participation in U.S. government economic stimulus programs.
The year 2008 was our first full year of revenue from our Boston office. In June 2007, we acquired a Boston-based investment consulting firm that specializes in tax-sensitive investment strategies for high-net-worth individuals and families. This firm subsequently adopted the Wilmington Trust name and formed the basis of our office in Boston.
Sales from the Boston market were significantly higher in 2008 than 2007. Sales (new fees, annualized) also were strong in the Florida and Georgia markets.
DELAWARE TRUST AND TAX ADVANTAGES
•	Direction trusts permit the use of third-party investment advisors. Trust laws in most other states require the fiduciary to be the asset manager.

•	Irrevocable trusts are exempt from Delaware income tax on accumulated earnings and capital gains if there are no Delaware beneficiaries.

•	Asset protection trusts provide an alternative to offshore accounts for achieving protection from creditors.

•	Spendthrift trusts provide significant protection from creditors’ claims.

•	Perpetual dynasty trusts may be exempt from certain U.S. transfer taxes.

•	Total return trusts align the interests of income and remainder beneficiaries.

•	Delaware’s Chancery Court keeps trust matters confidential.

30 Wilmington Trust Corporation	2008 Annual Report
In 2008, Wealth Advisory Services contributed approximately:
•	34% of total operating revenue.

•	41% of operating expenses.

•	12% of operating net income.

•	$0.18 of operating earnings per common share.
GEOGRAPHIC COMPOSITION OF WAS SALES

For the year	2008	2007

Mid-Atlantic markets:
Delaware	9%	9%
Maryland	3%	2%
New Jersey	1%	1%
Pennsylvania	12%	12%

National markets:
California	5%	5%
Florida	9%	7%
Georgia	4%	3%
Massachusetts	3%	—%
New York	9%	8%

Family office/family wealth	45%	53%

Total WAS sales (in millions)	$24.9	$25.8
The dollar amount of WAS sales decreased slightly compared to 2007. In 2007, we received fees for large family office projects that did not recur in 2008.
Although WAS revenue was higher for 2008 than 2007, its profitability decreased. This was mainly because:
•	Expenses were higher in 2008 because they included 12 months of Boston-related expenses, while 2007 expenses included only six months.

•	The portion of the loan loss reserve allocated to WAS was higher.
WAS PROFITABILITY

For the year ended December 31 (dollars in millions)	2008	2007	2006

Segment operating net income[1]	$12.3	$27.4	$28.2
Efficiency ratio	85.01%	80.05%	78.43%
Profit margin	14.99%	19.95%	21.57%

[1]	Excluding securities and goodwill impairment charges.
For more information about WAS profitability, read Note 23, “Segment reporting,” in this report.

MD&A	31

ASSETS UNDER MANAGEMENT AND ADMINISTRATION
Changes in AUM or AUA levels do not necessarily reflect business added or lost, nor do they always correlate with movements in financial markets. This is because most of our client assets are held in trusts. Trust assets can be decreased by fund distributions for tax payments, philanthropic obligations, discretionary spending, trust terminations, and other purposes. Asset levels also are affected by the duration of trust agreements, which can range from a few months to 99 years or more.
We believe that changes in revenue, rather than changes in AUM or AUA, are better indicators of trends in the WAS and CCS businesses because:
•	Asset management is only one of the wealth management services we offer.

•	Not all WAS revenue is based on asset valuations.

•	More than half of CCS revenue is generated on a fee-for-service basis and is not tied to the value of any associated assets.

•	WAS and CCS revenue may include fees for direction trust services, but direction trust assets are not included in our AUM or AUA amounts. For more information about direction trusts, read the Wealth Advisory Services section of this report.

•	Monetary assets we manage or administer for CCS clients can fluctuate by hundreds of millions of dollars from one reporting period to the next, depending on the cash management needs of these clients.
The CCS business accounted for most of the 2008 increases in AUM and AUA. Investment and cash management services, plus retirement plan assets added by the AST acquisition, accounted for most of these increases.
CLIENT ASSETS AT WILMINGTON TRUST1

At December 31 (in millions)	2008	2007	2006

Assets under management	$36,571.4	$35,934.7	$31,222.9
Assets under administration	94,422.2	88,348.1	76,282.6

Total client assets at Wilmington Trust[1]	$130,993.6	$124,282.8	$107,505.5
[1]	Excludes CRM and RCM. Includes estimates of asset values that are not readily available, such as those held in limited partnerships.
Assets managed by the CCS business more than tripled on strong demand for institutional investment and cash management services. Volatility in the financial markets was the main cause of the decline in WAS AUM.
ASSETS UNDER MANAGEMENT BY BUSINESS LINE1

	2008		2007
At December 31 (in millions)	Amount	Percent	Amount	Percent

WAS	$26,771.4	73%	$32,905.4	92%
CCS	9,800.0	27%	3,029.3	8%

Total Wilmington Trust AUM[1]	$36,571.4		$35,934.7
[1]	Excludes CRM and RCM. Includes estimates of asset values that are not readily available, such as those held in limited partnerships.
Shifts in the mix of managed assets on a percentage basis reflected the growth in CCS investment/cash management services. Declines in equity market valuations contributed to the decrease in the percentage of client assets invested in equities.
We report two types of client assets:
•	Assets under management (AUM).

•	Assets under administration (AUA).
Assets under management are assets for which we make investment decisions on behalf of clients.
Most of these assets are from WAS clients.
Assets under administration are assets we hold in custody or for which we serve as fiduciary on behalf of clients.
Most of these assets are from CCS retirement services clients.
INVESTMENT MIX OF AUM AT WILMINGTON TRUST1

At December 31	2008	2007	2006

Equities	38%	47%	47%
Fixed income	33%	23%	27%
Cash and cash equivalents	18%	15%	16%
Other assets	11%	15%	10%
[1]	Excludes CRM and RCM.
More information about the portion of our revenue that is based on financial market valuations is in the financial market risk discussion in this report.

32 Wilmington Trust Corporation	2008 Annual Report
CRM and RCM are not part of our WAS business.
The revenue we record from CRM and RCM is:
•	Net of their expenses.
•	Based on our ownership position in each firm.
We do not consolidate CRM’s or RCM’s results in our financial statements because the principals of these firms retain management controls, including veto powers, over a variety of matters.
In contrast to AUM at Wilmington Trust, changes in managed asset levels at CRM and RCM reflect business flows as well as financial market movements.
AFFILIATE MONEY MANAGERS
In addition to our own investment management activities, we have ownership positions in two money management firms:
•	Cramer Rosenthal McGlynn (CRM), a value-style manager based in New York.
•	Roxbury Capital Management (RCM), a growth-style manager based in Santa Monica, California.
We affiliated with CRM and RCM in 1998 to gain expertise in stylized investment management and to help us establish offices in New York and southern California. We subsequently adopted an investment consulting process that uses a variety of independent, third-party money managers. Although we no longer rely as heavily on CRM and RCM for investment management services, we value their contributions to our revenue.
ASSETS UNDER MANAGEMENT

At December 31 (in millions)	2008	2007	2006

Wilmington Trust[1]	$36,571.4	$35,934.7	$31,222.9
Cramer Rosenthal McGlynn	7,817.4	11,417.3	10,623.8
Roxbury Capital Management	1,336.6	2,466.0	3,138.1

Combined assets under management	$45,725.4	$49,818.0	$44,984.8
[1]	Includes estimates of asset values that are not readily available, such as those held in limited partnerships.
For more information about our investments in CRM and RCM, read Note 4, “Affiliates and acquisitions,” Note 10, “Goodwill and other intangible assets,” and Note 23, “Segment reporting,” in this report.
At CRM, business inflows remained solid in 2008, but equity market volatility affected the firm’s AUM levels and revenue negatively. Market valuations declined, which lowered AUM and revenue. In addition, market conditions reduced the performance fees CRM earned on its real estate hedge fund investments.
CRAMER ROSENTHAL MCGLYNN

As of and for the year ended December 31
(dollars in millions)	2008	2007	2006

Assets under management	$7,817.4	$11,417.3	$10,623.8
Revenue (net of expenses)	$16.4	$20.7	$19.3
Wilmington Trust’s ownership position	80.99%	82.41%	81.73%

MD&A	33
Our ownership position in CRM changed slightly. It increased in 2007, when some CRM managers put (relinquished) their interests to us, as permitted by our agreement with CRM. Our ownership position decreased in 2008, when some CRM managers exercised their CRM stock options. More information about these changes is in Note 4, “Affiliates and acquisitions,” in this report.
At RCM, market pressures reduced managed asset levels and caused the firm to record a loss for 2008. Like most growth-style managers, RCM has worked to recover from the collapse of the technology stock bubble, as well as from continued volatility in the equity markets.
Market pressures also led us to write down the carrying value of our investment in RCM. The combination of AUM declines, lower-than-expected operating performance, and near-term projections triggered impairment testing under U.S. generally accepted accounting principles. This test determined that the value of our investment in RCM had fallen from $89.1 million to $22.2 million. We recorded the $66.9 million difference as a non-cash impairment charge (expense) for 2008. We also recorded an impairment charge in 2006 for RCM of $72.3 million. For more information about these impairments, read Note 4, “Affiliates and acquisitions,” Note 10, “Goodwill and other intangible assets,” and Note 20, “Income taxes,” in this report.
New products RCM has developed and launched recently are attracting assets. While early performance indicators are positive, these products have not gained enough momentum yet to offset asset declines in the firm’s mid-cap fund.
ROXBURY CAPITAL MANAGEMENT

As of and for the year ended December 31
(dollars in millions)	2008	2007	2006

Assets under management	$1,336.6	$2,466.0	$3,138.1
Revenue (net of expenses)	$(0.7)	$1.2	$1.2
Wilmington Trust’s ownership position
Ownership of preferred profits	30%	30%	30%
Ownership of common interests	41.23%	41.23%	41.23%
Ownership of Class B interests	67%	25%	—
Our ownership of Class B interests in RCM increased in 2007 and 2008, as permitted by the put provisions in our agreement with RCM. More information about the put provisions is in Note 4, “Affiliates and acquisitions,” in this report.

34 Wilmington Trust Corporation	2008 Annual Report
The Federal Reserve Board requires banks to meet or exceed minimum amounts of capital. These requirements are expressed as ratios.
There are different categories of capital ratios to reflect the degrees of risk associated with different types of on- and off-balance-sheet items.
For more information about how these categories are determined and how their ratios are calculated, read the UBPR User’s Guide, which is published by the Federal Financial Institution Examination Council and available at www.ffiec.gov/ubprguide.htm.
Capital ratios provide a context for measuring a bank’s ability to:
•	Support growth.
•	Absorb losses.
•	Invest in future opportunities.
Our capital ratios have exceeded the amounts required for well-capitalized institutions every year since regulators established the guidelines in 1984.
Our goal is to maintain capital ratios that exceed the U.S. government minimums for well-capitalized institutions.
CAPITAL RESOURCES
We remained well capitalized in 2008. Our strong capital position enabled us to fund record-high loan growth, pay dividends, increase stockholders’ equity, and complete the AST acquisition, one of the largest all-cash acquisitions in our company’s history.
REGULATORY CAPITAL RATIOS

				Minimum
				to be	Minimum
				adequately	to be well
At December 31	2008	2007	2006	capitalized	capitalized

Total risk-based capital	13.97%	11.21%	12.10%	8%	10%
Tier 1 risk-based capital	9.24%	7.73%	8.25%	4%	6%
Tier 1 leverage capital	8.77%	7.18%	7.39%	4%	5%
REGULATORY CAPITAL IN DOLLARS

At December 31 (in millions)	2008	2007	2006

Total risk-based capital	$1,600.3	$1,130.0	$1,158.7
Tier 1 risk-based capital	$1,058.3	$779.2	$789.7
Tier 1 leverage capital	$1,058.3	$779.2	$789.7
We completed three capital-raising activities in 2008. We participated in the U.S. Department of the Treasury’s Capital Purchase Program (CPP), issued subordinated long-term debt, and sold shares of our common stock in an at-the-market equity offering.
We raised $330.0 million by participating in the CPP. We received these funds on December 12, 2008, when we sold 330,000 shares of Wilmington Trust Series A preferred stock, and issued associated warrants, to the U.S. Treasury. We will pay a 5.00% dividend on this preferred stock annually until 2013, and 9.00% annually thereafter. The addition of this capital enhanced our financial stability, and it will help us stimulate economic recovery in the mid-Atlantic region by making loans to businesses and consumers. For more information about our CPP participation, read Note 16, “Capital,” in this report.
We issued $200.0 million of subordinated long-term debt. This offering, which was subscribed fully upon issue, was in 10-year notes at 8.50%. These notes will mature on April 2, 2018. We used some of the proceeds of this offering to repay $125.0 million in subordinated long-term debt that matured on May 1, 2008, and to fund, in part, the AST acquisition. For more information about this debt issue, read Note 12, “Borrowings,” in this report.
Net proceeds from our at-the-market offering of common stock were $43.7 million. We issued 1,727,300 shares of common stock under this program, which we discuss in more detail in Note 16, “Capital,” in this report.

MD&A	35
CAPITAL STRENGTH

As of and for
the year ended
December 31
(dollars in millions,	2008			2006
except per	With	Without		With	Without
share amounts)	impairment	impairment	2007	impairment	impairment

Common stockholders’ equity (period end)	$1,012.4	$1,070.6	$1,120.3	$1,059.3	$1,101.0
Common stockholders’ equity (on average)	$1,085.2	$1,108.4	$1,091.0	$1,059.1	$1,069.7
Return on average common stockholders’ equity	(2.17)%	8.97%	16.68%	13.58%	17.34%
Return on average assets	(0.20)%	0.83%	1.65%	1.37%	1.76%
Capital generation ratio[1]	(10.36)%	0.62%	8.69%	5.77%	9.87%
Average common equity to average assets	9.13%	9.30%	9.92%	10.09%	10.17%
[1]	To calculate the capital generation ratio, we divide net income, less dividends paid, by the amount of common stockholders’ equity at the end of the prior year.
The non-cash impairment charges we recorded in 2008 affected our capital negatively. Although no cash exchanged hands, the impairment charges we recorded on some of our investment securities and in the value of our investment in RCM caused decreases in net income, goodwill, and other assets. This reduced the returns on equity and assets and the capital generation ratio, and it inflated the dividend payout ratio to an artificial high. The 2008 impairment charges are discussed elsewhere in this report and in Note 6, “Investment securities,” and Note 10, “Goodwill and other intangible assets,” in this report.
On an operating basis, capital returns declined because net income was lower. Excluding the impairment charges, net income for 2008 was 45% lower than for 2007. This was primarily the result of the higher provision for loan losses and the declining market interest rate environment, which reduced net interest income.
NET INCOME AND CAPITAL GROWTH RATES ON A REPORTED BASIS

Percentage change	2008 vs.	2007 vs.	2006 vs.
as of December 31	2007	2006	2005

Growth in net income	—%	27%	(14)%
Growth in net income, less cash dividends paid	—%	57%	(32)%
Growth in common stockholders’ equity (period end)	(10)%	6%	4%
Growth in common stockholders’ equity (on average)	(1)%	3%	12%
NET INCOME AND CAPITAL GROWTH RATES ON AN OPERATING BASIS

Percentage change	2008 vs.	2007 vs.	2006 vs.
as of December 31	2007	2006	2005

Growth in net income	(45)%	(2)%	11%
Growth in net income, less cash dividends paid	(93)%	(8)%	16%
Growth in common stockholders’ equity (period end)	(4)%	2%	8%
Growth in common stockholders’ equity (on average)	2%	2%	13%

We manage capital to:
•	Meet or exceed appropriate standards of financial safety and soundness.
•	Provide for future growth.
We use capital to:
•	Make loans.
•	Gather deposits.
•	Cover expenses.
•	Invest in buildings, equipment, and technology.
•	Purchase investment securities.
•	Pay dividends.
•	Pay taxes.
•	Make acquisitions.
•	Fund expansion.
•	Meet other needs.
The Regional Banking business is our most capital-intensive business, and it is subject to regulatory capital requirements.
The CCS and WAS businesses require less capital. Neither is subject to regulatory capital requirements, although some of our trust agreements include capital specifications.
CRM and RCM are not subject to regulatory capital requirements.
We review our capital position and make adjustments as needed to assure that our capital base is sufficient to:
•	Satisfy existing and impending regulatory requirements.
•	Meet appropriate standards of safety.
•	Provide for future growth.
For more information about our capital adequacy, read Note 16, “Capital,” in this report.

36 Wilmington Trust Corporation	2008 Annual Report
Our current share repurchase plan was authorized by our Board of Directors in April 2002.
It permits us to buy back up to 8 million shares of Wilmington Trust common stock.
Our share repurchase activity reflects how we choose to deploy capital.
Our decisions to repurchase shares are not based on share price alone.
The U.S. government has placed some dividend restrictions on banks that participate in the CPP. For more information about these restrictions, read Note 16, “Capital,” in this report.
In January 2009, economic uncertainty led us to reduce the cash dividend on our common stock. The regular quarterly cash dividend we declared on January 29, 2009, was $0.1725 per common share, which was 50% lower than the 2008 third quarter dividend of $0.345. At $0.345 per common share, our quarterly dividend payments amounted to approximately $24.0 million per quarter.
Since we do not know how long the current recession will last, or how long uncertainty in the capital markets will persist, our Board of Directors believed this was the most prudent course of action. We expect this will enable us to continue making loans to qualified borrowers and to maintain a position of capital strength, while simultaneously continuing to pay dividends on our common stock.
CASH DIVIDEND

As of and for
the year ended
December 31
(dollars in millions,	2008			2006
except per	With	Without		With	Without
share amounts)	impairment	impairment	2007	impairment	impairment

Dividends declared per common share (annualized)	$1.38	$1.38	$1.34	$1.26	$1.26
Dividends paid per common share	$1.37	$1.37	$1.32	$1.245	$1.245
Cost of dividends paid (in millions)	$92.5	$92.5	$89.9	$85.1	$85.1
Dividend payout ratio	—%	93.06%	49.40%	59.18%	45.88%
In 2008, we did not repurchase any shares under our currently authorized share repurchase plan. We opted to use capital to fund the AST acquisition and loan growth, which was higher in 2008 than we anticipated.
CURRENT 8-MILLION-SHARE REPURCHASE PLAN ACTIVITY

For the year ended December 31	2008	2007	2006

Number of shares repurchased	—	2,000,000	500,000
Average price per share repurchased	$—	$39.60	$44.14
Total cost of shares repurchased (in millions)	$—	$79.2	$22.1
Total shares purchased under current plan	3,043,796	3,043,796	1,043,796
Shares available for repurchase at year-end	4,956,204	4,956,204	6,956,204
Figures in the table above do not match the figures in the share repurchase table in our Form 10-K. That table includes shares we use when recipients of stock-based compensation exercise their options. We consider those share acquisitions to be outside the parameters of our authorized share repurchase plan, because those shares are not trading on the open market when we acquire them.
We are not permitted to repurchase any of our common stock unless all dividends on the preferred stock we issued to the Treasury in the CPP are paid in full. This limitation applies until December 12, 2012, or until the Treasury no longer holds the preferred stock we issued in the CPP, whichever occurs earlier.
From time to time, we may choose to issue equity or debt securities to raise capital for general corporate or other purposes. A variety of factors, including financial market conditions, could influence the timing of any of these issues. In order to have the most flexibility to make these issues under securities registration requirements, we filed a shelf registration (Form S-3)

MD&A	37
with the SEC on November 29, 2007, and post-effective amendments to that registration statement on September 22, 2008, and January 12, 2009. Pursuant to Rule 415 of the Securities Act of 1933, we have three years from November 29, 2007, in which to issue any such securities.
LIQUIDITY AND FUNDING
We categorize liquidity risk into three levels that consider various internal and external scenarios.
Level I is the level with the least risk. In this scenario, the operating environment is normal and there are no funding pressures. At this level, the sources of funds available to us are diverse, and we are able to access them immediately at a reasonable cost and at the maturities we desire.
Level II indicates that the potential for funding difficulties exists. These difficulties could result from real or perceived weakness in earnings, deterioration of asset quality, credit rating downgrades, damage to our reputation, changes in the economic or business climate, and other internal and external factors. In a Level II scenario, we would report conditions to our Board of Directors and recommend an action plan. Such a plan could include using Federal Home Loan Bank borrowings to fill funding gaps, selling liquid securities, implementing a communications plan to clarify market perceptions, and expanding core deposit strategies.
Level III indicates that the composition of our balance sheet has created excessive liquidity risk. In a Level III scenario, we would report conditions to our Board of Directors and implement a contingency plan. Such a plan could include the actions recommended in a Level II scenario, restricting the acquisition of additional assets, restricting additional lending activities, restricting off-balance-sheet commitments, and selling liquid assets.
At the ends of 2007 and 2008, we were operating within Level I parameters of our liquidity risk management policy. Liquidity management enabled us to fund record-high loan growth in 2008.
If unfavorable market conditions persist in 2009, our liquidity position could be affected adversely. As economic conditions worsened in 2008, illiquidity in the capital markets limited the range of capital-raising options available to us and limited our ability to sell certain types of investment securities. It is impossible to predict how long or to what extent these conditions might continue.
SOURCES OF LIQUIDITY

As of December 31 (in millions)	2008	2007	2006

Core deposit balances	$6,117.1	$5,465.5	$5,275.0
National CDs ≥ $100,000	2,432.9	2,392.0	3,054.1
Short-term borrowings	1,617.2	1,992.1	1,158.8
Long-term debt	468.8	267.8	388.5
Stockholders’ equity	1,333.9	1,120.3	1,059.3
Investment securities	1,373.3	1,846.8	2,107.3
Unused borrowing capacity from lines of credit with U.S. financial institutions	80.0	85.0	85.0
Unused borrowing capacity secured with collateral from the Federal Home Loan Bank of Pittsburgh (FHLB)	665.3	428.5	861.8
Unused borrowing capacity secured with collateral from the Federal Reserve	4,498.4	406.5	378.5

Total	$18,586.9	$14,004.5	$14,368.3
For more information about our long-term debt and lines of credit, read Note 12, “Borrowings,” in this report.
Liquidity is a measure of a company’s ability to obtain the funding it needs to conduct business.
As a bank holding company, we need funding to:
•	Support operating and investing activities.

•	Comply with regulatory requirements.

•	Minimize the risk of being unable to conduct business.
We believe our liquidity position is strong, because we:
•	Are well capitalized.

•	Have access to diverse sources of funding.

•	Have investment-grade credit ratings.
Our diverse sources of liquidity include:
•	Deposits.

•	Short-term borrowings.

•	Long-term borrowings.

•	Cash flows from our loan portfolio.

•	Cash flows from our investment securities portfolio.

•	Stockholders’ equity.

•	Other types of credit facilities.
Having diverse funding sources:
•	Mitigates our liquidity risk.

•	Enables us to adjust the mix and amount of funding as we deem appropriate.

38 Wilmington Trust Corporation	2008 Annual Report
To manage the risk of having insufficient liquidity:
•	We follow policies established by our Asset/ Liability Committee and approved by our Board of Directors.
•	Use a funds-at-risk (FAR) ratio, which we calculate monthly.
The FAR ratio:
•	Expresses liquid assets and other dedicated funding sources as a percentage of wholesale liabilities.
•	Considers these items on three-month, six-month, and one-year time horizons.
Factors or conditions that could affect our liquidity include changes in:
•	The types of assets and liabilities on our balance sheet.
•	Our investment, loan, and deposit balances.
•	Our credit ratings.
•	Our reputation.
A significant change in our financial performance or credit ratings could reduce the availability or increase the cost of funding.
Our long-term credit ratings have been investment grade since 1998, the year they were first issued
Among the risks to our liquidity at year-end 2007 was a partial guaranty of a line of credit obligation for CRM. At December 31, 2007, this line of credit was $3.0 million, the balance was zero, and our guaranty was for 82.41%, an amount equal to our ownership interest in CRM at the time. This line of credit expired on December 2, 2008.
Our credit ratings were downgraded. The credit rating agencies cited the combination of the increase in our troubled loan levels and the uncertain economic outlook as reasons for the downgrades.
Standard & Poor’s revised its outlook on us from stable to negative on September 3, 2008, and downgraded our credit ratings in January 2009. Fitch Ratings and Moody’s Investors Service also cited our 2008 results in their downgrade decisions, which occurred in February 2009.
We do not expect these downgrades to have any significant effect on our operations, financial condition, or business prospects.
WILMINGTON TRUST CORPORATION CREDIT RATINGS

Moody’s
	Fitch	Investors	Standard
	Ratings[1]	Service[2]	& Poor’s3

Outlook	Negative	Negative	Negative
Issuer rating (long-term/short-term)	A/F1	Baa1/*	BBB+/A-2
Subordinated debt	A–	Baa2	BBB
WILMINGTON TRUST COMPANY CREDIT RATINGS

Moody’s
	Fitch	Investors	Standard
	Ratings[1]	Service[2]	& Poor’s3

Outlook	Negative	Negative	Negative
Bank financial strength	B	C	*
Issuer rating (long-term/short-term)	A/F1	A3	A-/A-2
Bank deposits (long-term/short-term)	A+/ F1	A3/P-2	A-/A-2

*	No rating in this category

[1]	As of February 2, 2009

[2]	As of February 3, 2009

[3]	As of January 14, 2009
Core deposits continued to be our primary source of funding. On average, core deposit balances for 2008 were 7% higher than for 2007. For more information about our core deposits, read the Regional Banking section of this report.

MD&A	39
FUNDING SOURCES AS A PERCENTAGE OF DAILY AVERAGE BALANCES

For the year ended December 31	2008	2007	2006

Percentage from core deposits:
Noninterest-bearing demand deposits	8%	8%	9%
Savings deposits	8	5	3
Interest-bearing demand	24	26	27
Certificates of deposits	13	15	17

Total percentage from core deposits	53%	54%	56%

Percentage from non-core deposits:
National funding	28%	30%	31%
Short-term borrowings	19	16 [1]	13

Total percentage from non-core deposits	47%	46%	44%

[1]	Excluding debt that matured in 2008.
LOAN-TO-DEPOSIT RATIO

For the year ended December 31	2008	2007	2006

Loan-to-deposit ratio	1.13%	1.08%	0.97%

Our funding strategy is to use a mix of core deposits and non-core deposits. Core deposits are deposits from clients. Non-core deposits comprise national CDs in amounts of $100,000 or more and short-term borrowings.
This strategy supports our Regional Banking business model. We make commercial loans throughout the mid-Atlantic region, but we gather core deposits primarily in Delaware, where our consumer banking activities are focused.
Using non-core deposits:
•	Is a cost-effective way to add funding without having to incur the expense of a large-scale expansion of our branch office network. On an absolute basis, the rates on non-core deposits tend to be higher than the rates on core deposits — but core deposit rates do not reflect the expense of staffing and maintaining branch offices.
•	Helps us manage interest rate risk. We can match the repricing characteristics of our floating-rate loans more easily with non-core deposits, since they typically mature more quickly than deposits from our clients. We adjust the mix between national CDs and short-term borrowings according to which offers more favorable terms.
See the five-year analysis of earnings and consolidated average statements of condition in this report for a comparison of core deposit and non-core deposit rates. For more information about how we manage interest rate risk, read the interest rate risk discussion in this report.
We monitor our existing and projected liquidity requirements continually.
We believe our liquidity management practices give us the flexibility to react to changes that might affect our liquidity adversely.
As we grow our commercial banking business in the mid-Atlantic region, we expect that:
•	Loan growth will continue to outpace core deposit growth.
•	We will continue to use a blend of core and non-core deposits to support loan growth.

40 Wilmington Trust Corporation	2008 Annual Report
We maintain an investment securities portfolio to:
•	Generate cash flow.
•	Help us manage interest rate risk.
•	Provide collateral for deposits and other liabilities.
We do not invest in securities for trading purposes.
Our investment securities portfolio consists primarily of short-term fixed income instruments. It contains:
•	Mortgage-backed securities.
•	U.S. Treasury and government agency bonds.
•	Corporate bonds.
•	Municipal bonds.
•	Other types of debt and equity securities.
Our policy is to invest in securities that have investment grade ratings of A or better from Standard & Poor’s or Moody’s Investors Service.
INVESTMENT SECURITIES PORTFOLIO
Investment securities balances decreased in 2008. Balances declined because:
•	Realized and unrealized securities losses were higher.
•	As holdings matured amid tightening in the capital markets, we found fewer reinvestment opportunities that satisfied our credit and duration risk preferences.
•	We had less need for securities to collateralize accounts that use short-term cash sweeps.
We recorded $130.7 million of securities impairment charges in 2008. These write-downs were on some of our trust-preferred securities (TruPS) and on perpetual preferred stock issued by Fannie Mae and Freddie Mac. We also changed the way we account for trust-preferred securities. For more information about this, read Note 6, “Investment securities,” in this report.
Securities balances decreased, but cash flows from the portfolio increased. The significant decline in our TruPS valuations reduced balances, but these securities continued to generate cash flows.
INVESTMENT SECURITIES PORTFOLIO

As of and for
the year ended				Change	Change
December 31				2008 vs.	2007 vs.
(in millions)	2008	2007	2006	2007	2006

Period-end balances	$1,373.3	$1,846.8	$2,107.3	(26)%	(12)%
Average balances	$1,561.2	$1,863.5	$1,884.0	(16)%	(1)%
Approximate cash flow generated	$565.2	$470.5	$296.8	20%	59%

Securities gains	$0.1	$0.3	$0.4	(67)%	(25)%
Securities losses	$(130.7)	$(0.2)	$(0.2)	—%	—%

Securities (losses)/ gains (net)	$(130.6)	$0.1	$0.2	—%	(50)%
U.S. government agency securities, trust-preferred securities, and preferred stock accounted for most of the 2008 changes in the portfolio’s composition on a percentage basis. Balances of U.S. government agency securities declined due to a high volume of calls and maturities in 2008. The estimated fair values of trust-preferred securities and preferred stock decreased significantly in 2008. For more information about these decreases, read Note 6, “Investment securities,” and Note 14, “Fair value measurement of assets and liabilities,” in this report.

MD&A	41
COMPOSITION OF INVESTMENT SECURITIES PORTFOLIO

	2008		2007
	Dollar	Percent of	Dollar	Percent of
At December 31 (dollars in millions)	amount	portfolio	amount	portfolio

Collateralized mortgage obligations	$169.0	12%	$210.7	11%
Mortgage-backed securities	491.5	36	519.9	28
Corporate bonds (trust-preferred securities)	160.2	12	317.7	17
U.S. government agency securities	463.0	34	646.5	35
U.S. Treasury securities	41.4	3	60.2	3
Preferred stock	17.1	1	44.9	3
Municipal bonds	6.9	1	17.8	1
Other securities	24.2	1	29.1	2

Total	$1,373.3	100%	$1,846.8	100%
Percentage invested in fixed rate instruments	$1,290.9	94%	$1,514.4	82%
There were no subprime residential mortgages in the underlying collateral of securities in the portfolio in 2007 and 2008. All of the mortgage-backed instruments in our portfolio are issued by U.S. government-sponsored enterprises. As such, they carry an implied credit rating of AAA.
Attrition in the portfolio caused its average life and duration to change. The negative duration at year-end 2008 was caused by the depressed TruPS valuations and the low market interest rate environment. Excluding the TruPS, duration at year-end 2008 would have been 1.38.
AVERAGE LIFE

At December 31 (in years)	2008	2007	2006

Mortgage-backed instruments	2.45	3.48	4.10
Total portfolio	6.32	4.45	4.93

DURATION

At December 31 (in years)	2008	2007	2006

Mortgage-backed instruments	1.37	3.20	3.80
Total portfolio	(0.93)	1.97	2.24
Our investments in mortgage-backed instruments reflect our view of mortgage-related duration and interest rate risk.
We believe we can manage these risks more efficiently with investment securities than by retaining residential mortgages on our balance sheet, because:
•	Residential mortgages typically have 15- to 30-year terms.
•	In comparison, almost all of the mortgage-backed instruments in our securities portfolio are fixed rate instruments with terms of 15 years or less.
More information about how we manage our mortgage exposure is in the interest rate risk discussion in this report.

42 Wilmington Trust Corporation	2008 Annual Report
Our primary risks are:
•	Credit risk: The risk that borrowers might be unable to repay their loans, which could increase our loan losses and our provision for loan losses.
•	Interest rate risk: The risk that fluctuations in market interest rates could decrease the profitability of floating rate loans, compress the net interest margin, and reduce net interest income.
•	Financial market risk: The risk that volatility in the financial markets might reduce the market valuations of assets in:
•	Client portfolios, which could decrease fee income.
•	Our investment securities portfolio, which could require us to record securities losses.
•	Economic risk: The risk that economic conditions might affect our ability to conduct business.
All of these risks could affect our financial performance and condition adversely.
We believe our exposure to these risks is mitigated by our business mix, which:
•	Provides geographic, product, and client diversification.
•	Produces two balanced and diversified sources of revenue (net interest income and noninterest income).

RISK

The normal course of business exposes us to a variety of operational, reputational, legal, and regulatory risks, which we monitor closely to safeguard our clients’ assets and our company’s assets. Some of these risks are summarized below. Additional information about credit risk, interest rate risk, and other risks is in the sections that follow.
Lending money is inherently risky. No matter how financially sound a client or lending decision may seem, a borrower’s ability to repay can be affected adversely by economic changes and other external factors.
Adverse economic conditions, especially within the Regional Banking geographic footprint, can increase the degree of repayment risk. We do most of our lending in the mid-Atlantic region, where our Regional Banking business is concentrated.
Some of the loans we make carry a higher degree of repayment risk than others. This typically depends on the type of loan and the collateral with which it is secured.
Market interest rates can affect loan profitability and increase repayment risk. Low interest rates can reduce the profitability of our loans. When interest rates increase, some borrowers with floating rate loans may have difficulty repaying their loans.
Market interest rates present more risk to us than inflation. As a financial institution, nearly all of our assets and liabilities are monetary in nature. Their values are more likely to be eroded by changes in market interest rates than by the effects of inflation on currency valuations.
Changes in market interest rates, and the pace at which they occur, can increase or decrease our net interest margin and net interest income. Rate changes can affect the yields we earn on loans and investments and the rates we pay on deposits and other borrowings.
Securities in our investment portfolio could decline in value. We could be required to record these valuation declines as securities losses.
Our noninterest income could be reduced by decreases in financial market valuations. Most WAS fees and some CCS fees are based on the market valuations of assets we manage or hold in custody for clients.
Circumstances beyond our control could reduce demand for our services and negatively affect our ability to conduct business. These circumstances include inflation, recession, unemployment, changes in market interest rates, money supply, the competitive environment, economic uncertainty, military actions, and others.
Competition could affect our ability to retain existing clients or attract new clients. We compete with a variety of other financial services providers for loans, deposits, assets to manage or hold in custody, and opportunities to provide trustee, administrative, and other services.

MD&A	43
The competitive environment could affect our business negatively. Failure to offer new products and services, failure to adopt new technologies, changes in market demand, and other factors could affect our ability to launch new products successfully, and could prevent us from achieving pricing, profitability, and other performance targets.
Changes in accounting rules and interpretations could affect our reported earnings and operating income significantly.
The value of goodwill or intangible assets on our balance sheet could decline. In some cases, this could require us to write down the value of these assets and record an associated impairment expense.
Insufficient funding could impede our ability to conduct business. Insufficient funding could impede our ability to make loans, accommodate deposit withdrawals, meet contractual obligations, and conduct other types of transactions.
Unfavorable credit ratings could affect our business negatively. Unfavorable ratings could increase the cost of funding, limit access to some types of funding, and prevent us from meeting contractual requirements.
Making and integrating acquisitions present a degree of risk. These activities can divert our attention from other business matters and create unanticipated problems.
We are subject to a variety of legal and regulatory restrictions. Failure to comply adequately with these requirements could subject us to financial, regulatory, or other sanctions.
We are exposed to a variety of operational risks. These include human error, systems failures, fraud, inadequate controls and procedures, and other risks.
Negative public opinion could damage our reputation. Negative public opinion can result from the actual or perceived manner in which we conduct business.
Disruption in the capital and credit markets has created illiquidity and uncertainty. The capital and credit markets have experienced severe volatility and disruption since the second half of 2007. In some cases, these conditions have reduced securities valuations and the availability of credit, regardless of the financial strength of the underlying issuers.
The failure of other financial institutions could affect us adversely. We have exposure to many different industries and counterparties, and routinely execute transactions with other banks, brokers and dealers, insurers, and other financial services providers. Defaults by, or even questions or rumors about, these providers could lead to losses for us as well as the providers.
There can be no assurance that recent U.S. government intervention will help stabilize the U.S. financial system. A number of details remain unclear about how U.S. government programs will be implemented, managed, and monitored.
We win business in an increasingly competitive environment by:
•	Focusing on long-term relationships with clients.
•	Having extensive knowledge of the clients and markets we serve.
•	Providing responsive, personalized, and customized services.
•	Attracting and retaining highly qualified staff.
•	Offering competitive pricing.
•	Developing and marketing new and innovative products and services.
•	Deploying technology that improves efficiency and client service.

44 Wilmington Trust Corporation	2008 Annual Report
Asset quality is a measure of the risk associated with loans, investment securities, and other assets on our balance sheet.
Asset quality affects cash flows, capital, income, expenses, and, ultimately, our profitability.
Our principal assets are loans, securities we hold in our investment portfolio, and the goodwill we record in conjunction with acquisitions and investments in affiliate money managers.
We believe the most revealing measure of credit quality is the net charge-off ratio. This ratio expresses loan losses minus loan recoveries as a percentage of total loans outstanding.
The net charge-off ratio offers the best basis for analyzing our credit quality because:
•	It presents loan losses in the context of our lending activities overall.
•	As loan balances increase, even if net charge-off dollar amounts rise, the net charge-off ratio may not.
•	Other measures of credit quality do not convey the nature of our client relationships, our efforts to help clients resolve problems, and our pursuit of repayment even after we classify a loan as nonaccruing or charge it off.
Our ability to pay dividends on our common stock depends primarily on our financial results and strategies for managing capital. In addition, our participation in the United States Department of the Treasury’s Capital Purchase Program places some restrictions on our ability to pay or increase dividends on our common stock. For more information about these and other regulatory restrictions on common stock dividend payments, read Note 16, “Capital,” in this report.
For more information about these and other risks, read the discussion of risk factors (Item 1A) in our Form 10-K.
ASSET QUALITY AND CREDIT RISK
COMPOSITION OF ASSETS

At December 31	2008	2007	2006

Percentage in loans	78%	74%	73%
Percentage in investment securities	11%	16%	19%
Percentage in other types of assets	11%	10%	8%
Three factors affected our asset quality in 2008:
•	Loan losses, as well as nonperforming, substandard, and watch-listed loans, were significantly higher than in recent years. We discuss the quality of our loan portfolio elsewhere in this section.
•	Sharp declines in the market values of some of the instruments in our investment securities portfolio led us to record securities losses that totaled $130.7 million. For more information about this, read our discussion of the portfolio in the “Capital resources” section of this report and Note 6, “Investment securities,” in this report.
•	The carrying value of our investment in affiliate money manager Roxbury Capital Management declined, and we recorded a goodwill impairment charge of $66.9 million. For more information about this, read the “Affiliate money managers” section of this report.
More information about specific risks to asset quality is in the discussion of risk factors (Item 1A) in our Form 10-K.
CREDIT RISK
One of our primary risks is credit risk (the risk that borrowers will be unable to repay their loans). To mitigate this risk, we:
•	Employ rigorous loan underwriting standards and apply them consistently.

•	Prefer to grow loan balances ourselves, using our own underwriting standards, instead of purchasing loans or acquiring other banks.

•	Make the majority of our loans within Regional Banking’s mid-Atlantic geographic footprint, in markets we know well.

•	Focus on building long-term relationships with clients, not merely increasing transaction volumes.

•	Maintain a loan portfolio that is diversified among different types of commercial and consumer loans.

MD&A	45
•	Monitor the portfolio to identify potential problems and to avoid disproportionately high concentrations in any single industry sector or to any one borrower.

•	Regularly review all past-due loans, loans not being repaid according to contractual terms, and loans we doubt will be paid on a timely basis.

•	Typically obtain collateral and personal guarantees from commercial loan clients.
CREDIT QUALITY IN 2008 AND 2007
Economic conditions deteriorated in the mid-Atlantic region. After softening in 2007 and the first nine months of 2008, the regional economy weakened significantly in the 2008 fourth quarter. More information about the regional economy is in the Regional Banking discussion in this report.
The number of troubled credits in the portfolio increased, but remained at a manageable level. These credits were spread across the commercial and consumer portfolios, and were not concentrated in any single loan category.
In the internal risk rating analysis, the percentage of loans with pass ratings decreased to 90.80%. Rating downgrades occurred in the commercial, construction-real estate, and commercial mortgage loan portfolios.
We believe the increase in the number of troubled credits resulted from economic pressures, not underwriting inadequacies. Likewise, favorable economic conditions in 2005 and 2006 were the main reason for the low levels of net charge-offs and the net charge-off ratio for those years.
CREDIT QUALITY OVERVIEW

At December 31
(dollars in millions)	2008	2007	2006	2005		2004

Total loans outstanding	$9,619.1	$8,475.8	$8,094.9	$7,397.7		$6,763.0
Nonaccruing loans	$196.3	$47.8	$31.0	$39.3		$56.4
Renegotiated loans	$0.1	$23.7	$—	$4.7	*	$5.2	*
Other real estate owned	$14.5	$9.1	$4.8	$0.2		$0.2
Loans past due 90 days or more	$34.3	$13.7	$5.8	$4.1		$5.5

Net charge-offs	$52.4	$21.3	$18.5	$10.1		$15.8
Net charge-off ratio	0.57%	0.26%	0.24%	0.14%		0.24%

*	Restructured as nonaccruing.
Due to the economic environment, non accruing loans, past-due loans, net charge-offs, the net charge-off ratio, and other real estate owned increased significantly from their 2007 levels. Most of the 2008 increases occurred in the 2008 fourth quarter. The 2007 levels were moderately higher than the 2006 levels, as the regional economy began to soften.
On a percentage basis, the composition of the loan portfolio remained well diversified and relatively unchanged. There are discussions of our commercial real estate and automobile dealer exposure elsewhere in this section.
We maintain an internal risk rating system that classifies all loans into one of four categories of risk:
•	Pass: Loans with no current or potential problems.
•	Watchlisted: Accruing loans that are potentially problematic.
•	Substandard: Accruing or nonaccruing loans with some probability of loss.
•	Doubtful: Nonaccruing loans with a high probability of loss.
We apply these classifications consistently and we analyze migrations within the classifications quarterly.
This system has helped us develop adequate reserves for loan losses for many years.
INTERNAL RISK RATING CLASSIFICATIONS

At December 31	2008	2007	2006

Pass	90.80%	96.03%	97.39%
Watchlisted	5.20%	2.69%	1.82%
Substandard	3.99%	1.27%	0.79%
Doubtful	0.01%	0.01%	—%

We separate credit policy and lending activities from credit risk management activities.
•	Staff in the Regional Banking business set underwriting standards and make credit policy and lending decisions.
•	Staff in the Finance Department perform the internal risk rating analysis, conduct other reviews of the loan portfolio, and calculate the provision and reserve for loan losses.

46 Wilmington Trust Corporation	2008 Annual Report
Because we focus on relationships with clients:
•	We work with borrowers to resolve repayment problems.
•	We may renegotiate loan terms or explore other repayment options.
When we believe there is little chance of repayment, we may charge loans off as uncollectible.
Even after we charge loans off, we continue to pursue repayment.
When we receive these repayments, we record them as loan recoveries. Commercial loan charge-offs are very unpredictable, because:
•	Negotiations with borrowers can affect the timing and extent of charge-offs, or averts them altogether.
•	Associated legal proceedings can affect the timing and amount of charge-offs or recoveries.
NET CHARGE-OFFS, LOAN LOSS PROVISION, AND LOAN LOSS RESERVE
The weaker economy in the mid-Atlantic region drove the net charge-off ratio for 2008 to 57 basis points. It was 26 basis points for 2007, and 24 basis points for 2006.
Quarterly changes in the net charge-off ratio indicate the extent of the economic deterioration we saw in the 2008 fourth quarter.
QUARTERLY NET CHARGE-OFF RATIOS

(not annualized)	2008 Q1	2008 Q2	2008 Q3	2008 Q4

	0.05%	0.13%	0.11%	0.26%

Net charge-offs for 2008 were $52.4 million and split almost evenly between the commercial and retail portfolios. Commercial net charge-offs were $26.6 million. Retail (residential mortgage, consumer, and other retail) charge-offs were $25.8 million. In 2007, retail loan net charge-offs were $14.0 million, or 66% of total net charge-offs for the year.
One loan accounted for approximately 49% of 2008 commercial net charge-offs. This is a commercial construction loan for a single-family and townhouse development in Sussex County, Delaware. We renegotiated this loan in the third quarter of 2007. We transferred it to nonaccruing status in early 2008. An appraisal conducted in late 2008 showed this property had declined in value. Ultimately we charged off approximately $13.0 million of this loan in 2008. At December 31, 2008, approximately $10.7 million of this loan remained in nonaccruing loans.
Three other loans accounted for most of the rest of 2008 commercial net charge-offs:
•	A commercial construction loan for a luxury home development in Montgomery County, Pennsylvania. This loan had been nonaccruing since the 2007 third quarter. In the 2008 second quarter, we foreclosed on this property, charged of a portion of the loan, and recorded the remainder as other real estate owned.
•	A commercial loan to a Pennsylvania-based textile manufacturer.
•	A commercial loan to a Delaware-based sports equipment retailer.
Automobile loans made indirectly (through automobile dealers) accounted for most of the consumer and other retail net charge-offs in 2008 and 2007. In 2008, there also was an increase in net charge-offs of home equity loans, especially in the fourth quarter.
Changes in the status of commercial and consumer loans led to increases in the provision and reserve for loan losses. These increases, most of which occurred in the 2008 fourth quarter, were due to downgrades in internal risk ratings, reductions in appraised values, and the higher levels of nonperforming loans and net charge-offs. The same factors contributed to the 2007 increase in the provision and reserve, albeit to a lesser extent.

MD&A	47
ANALYSIS OF NET CHARGE-OFFS AND THE LOAN LOSS RESERVE

For the year ended
December 31
(dollars in millions)	2008	2007	2006	2005	2004

Loan loss reserve at start of year	$101.1	$94.2	$91.4	$89.7	$89.9

Loans charged off:
Commercial, financial, and agricultural	$12.6	$4.3	$10.8	$4.9	$11.0
Commercial real estate — construction	13.5	2.9	—	—	—
Commercial mortgage	2.0	1.3	0.3	—	—
Residential mortgage	0.4	0.1	—	0.1	0.1
Consumer and other retail	30.5	20.8	13.5	12.2	10.0

Total loans charged off	$59.0	$29.4	$24.6	$17.2	$21.1

Recoveries on loans previously charged off:
Commercial, financial, and agricultural	$0.7	$1.0	$0.6	$3.3	$1.4
Commercial real estate — construction		—	—	—	—
Commercial mortgage	0.8	0.2	—	—	0.8
Residential mortgage	0.1	—	0.1	—	—
Consumer and other retail	5.0	6.9	5.4	3.8	3.1

Total recoveries	$6.6	$8.1	$6.1	$7.1	$5.3

Net loans charged off:
Commercial, financial, and agricultural	$11.9	$3.3	$10.2	$1.6	$9.6
Commercial real estate — construction	13.5	2.9	—	—	—
Commercial mortgage	1.2	1.1	0.3	—	(0.8)
Residential mortgage	0.3	0.1	(0.1)	0.1	0.1
Consumer and other retail	25.5	13.9	8.1	8.4	6.9

Total net charge-offs	$52.4	$21.3	$18.5	$10.1	$15.8

Transfers from/(to) unfunded loan commitments	$(7.1)	$—	$—	$—	$—
Provision for loan losses	$115.5	$28.2	$21.3	$11.8	$15.6

Loan loss reserve at end of year	$157.1	$101.1	$94.2	$91.4	$89.7

Net charge-off ratio (average balances)	0.57%	0.26%	0.24%	0.14%	0.24%

Loan loss reserve ratio	1.63%	1.19%	1.16%	1.24%	1.33%

Reserve for unfunded loan commitments in other liabilities*	$7.1	$—	$—	$—	$—

*	We transferred the reserve for unfunded loan commitments from the reserve into a separate liability account (other liabilities) as of December 31, to comply with current accounting guidelines. We did not reclassify prior periods.
The provision and reserve for loan losses represent what we believe are reasonable assessments of our known, estimated, and inherent loan losses.
Increases in the reserve and provision for loan losses may not correspond with increases in loan balances, because newly added loans do not automatically carry the same or a higher degree of risk than loans already in the portfolio.
In calculating the reserve for loan losses, we make subjective judgments about amounts we might be able to recover. We also consider:
•	Loan growth.
•	Internal risk rating classifications.
•	Payment delinquency patterns.
•	Market interest rates.
•	Regulatory guidelines.
•	Industry conditions and trends.
•	Economic conditions in the mid-Atlantic region.

48 Wilmington Trust Corporation	2008 Annual Report
The residential mortgage loans we make are typically conventional mortgages with terms of 15 to 30 years.
We do not make sub prime, Alt-A, or any other so-called “exotic” residential mortgage loans.
We sell most of our newly originated fixed rate residential mortgages into the secondary market.
Nonperforming loans consist of:
•	Nonaccruing loans.
•	Renegotiated loans.
•	Other real estate owned (OREO).
Nonaccruing loans are loans for which we doubt we will be able to collect principal or interest payments.
Renegotiated loans are loans for which we and the borrower have renegotiated terms or conditions.
LOAN LOSS RESERVE ALLOCATION

At December 31
(in millions)	2008	2007	2006	2005	2004

Commercial, financial, and agricultural	$57.5	$33.7	$36.3	$38.5	$43.4
Real estate — construction	40.1	25.7	19.2	12.7	7.8
Commercial mortgage	18.6	15.9	14.5	15.4	14.8
Residential mortgage	2.3	1.4	1.3	1.3	1.2
Consumer	30.3	13.4	11.3	11.2	10.4
Secured with investments	6.2	4.9	5.5	6.2	6.0
Unallocated	2.1	6.1	6.1	6.1	6.1

Total	$157.1	$101.1	$94.2	$91.4	$89.7

EACH CATEGORY OF LOANS AS A PERCENTAGE OF TOTAL NET LOANS

At December 31
(in millions)	2008	2007	2006	2005	2004

Commercial, financial, and agricultural	31%	31%	31%	33%	37%
Real estate — construction	20	21	21	17	11
Commercial mortgage	19	17	16	17	19
Residential mortgage	6	6	6	6	6
Consumer	18	19	19	19	18
Secured with investments	6	6	7	8	9

Total	100%	100%	100%	100%	100%

NONPERFORMING LOANS
Most of the increase in nonaccruing loans occurred in the 2008 fourth quarter, when additional concerns emerged about the health of the mid-Atlantic regional housing market. Commercial real estate-construction loans accounted for more than two-thirds of the 2008 increase in nonaccruing loans.
Commercial construction loans to several residential housing developers accounted for approximately $78.4 million of the 2008 increase in nonaccruing loans. These developments are in the mid-Atlantic region. We transferred these loans to nonaccruing status after evaluating the near-term prospects for recovery in the regional housing market, which raised concerns about the ability of these borrowers to repay their loans in the future.

MD&A	49
Three loans accounted for most of the increase in nonaccruing commercial mortgage loans. These are mortgages on light manufacturing facilities and a recreational property.
Most of the increase in nonaccruing consumer and other retail loans was concentrated among three loans to WAS clients. Nonaccruing residential mortgage loans also increased in 2008.
Almost all of the 2008 decrease in renegotiated loans, as well as almost all of the 2007 increase in renegotiated loans, involved one project. This is the Sussex County, Delaware, single-family and townhouse development mentioned in the net charge-offs discussion above. This loan was renegotiated in the 2007 third quarter and transferred to nonaccruing status in the 2008 second quarter. Part of this loan was charged off in 2008.
In early 2008, we sold two properties recorded as OREO and recouped $8.9 million. These properties consisted of two housing developments in southern New Jersey being built by the Elliott Building Group. Although we normally do not mention clients by name, this borrower filed for bankruptcy in June 2007, and our $10.3 million relationship became a matter of public record. When we foreclosed on these properties in the 2007 fourth quarter, we transferred $8.9 million of our exposure to OREO, and charged off the remaining $1.4 million. We recouped that $8.9 million in the 2008 first quarter, when we sold these properties to two different buyers. We did not finance either buyer’s purchase.
We foreclosed on two other properties in 2008. Both of these loans had been nonaccruing since the 2007 third quarter.
One is an income-producing hotel and retail property in Ocean City, Maryland. This property accounted for approximately $9.2 million of the OREO at year-end 2008.
The other is the luxury home development in Montgomery County, Pennsylvania, mentioned in the net charge-offs discussion above. This foreclosure initially added approximately $4.6 million to OREO. By year-end 2008, we had sold some of the remaining properties in this development and reduced the associated OREO amount at year-end 2008 to approximately $2.3 million.
Amounts recorded as OREO represent the net realizable value of the underlying property.
The market often views OREO negatively, but we think moving properties to OREO is a positive step in the loan work-out process, because:
•	We gain control of the situation.
•	Negotiations with the borrower cease.
•	Legal expenses associated with collection efforts cease.
•	We gain the ability to facilitate disposition of these properties and recover our cash.
•	We can then redeploy that cash into loans or other earning assets.

50 Wilmington Trust Corporation	2008 Annual Report
For more information about how we establish and account for nonaccruing loans and the loan loss reserve, read Note 2, “Summary of significant accounting policies,” and Note 8, “Reserve for loan losses,” in this report.
Serious-doubt loans are loans that:
•	We think have a high probability of becoming nonperforming loans in the future.
•	Were performing in accordance with their contractual terms, or were fewer than 90 days past due, when we classified them as serious-doubt loans.
Most of our serious-doubt loans are commercial loans.
NONPERFORMING LOANS

At December 31 (dollars in millions)	2008	2007	2006

Nonaccruing loans:
Commercial, financial, and agricultural	$41.2	$23.8	$13.7
Commercial real estate — construction	112.7	9.9	—
Commercial mortgage	21.7	7.1	8.5
Consumer and other retail	20.7	7.0	8.8

Total nonaccruing loans	$196.3	$47.8	$31.0
Renegotiated loans	0.1	23.7	—

Total nonaccruing and renegotiated loans	$196.4	$71.5	$31.0
Other real estate owned (OREO)	14.5	9.1	4.8

Total nonperforming loans	$210.9	$80.6	$35.8

Ratio of total nonperforming loans to total loans outstanding	2.19%	0.95%	0.44%

PAST-DUE LOANS

Consumer and other retail loans accounted for half of the 2008 and 2007 increases in loans past due 90 days or more. This was mainly the result of increases in delinquencies of indirect automobile loans. When loans in the table below initially are categorized as past due 90 days or more, they are still accruing interest.
LOANS PAST DUE 90 DAYS OR MORE

At December 31 (dollars in millions)	2008	2007	2006

Commercial, financial, and agricultural	$8.4	$2.4	$1.5
Commercial real estate — construction	4.8	0.7	—
Commercial mortgage	1.6	1.3	0.2
Consumer and other retail	19.5	9.3	4.1

Total loans past due 90 days or more	$34.3	$13.7	$5.8

Ratio of loans past due 90 days or more to total loans outstanding	0.36%	0.16%	0.07%

SERIOUS-DOUBT LOANS

Economic uncertainty in 2008 led to an increase in serious-doubt loans. Major contributors to this increase were loans to a Pennsylvania-based concrete pipe manufacturer, a Pennsylvania-based tubing manufacturer, and automobile dealers in the mid-Atlantic region.
SERIOUS-DOUBT LOANS

At December 31 (dollars in millions)	2008	2007	2006

Commercial, financial, and agricultural	$82.9	$11.6	$13.4
Commercial real estate — construction	8.4	—	1.4
Commercial mortgage	15.0	—	1.0
Consumer and other retail	0.6	—	—
Contingency allocation	3.0	3.0	3.0

Total serious-doubt loans	$109.9	$14.6	$18.8
Ratio of serious-doubt loans to total loans outstanding	1.14%	0.15%	0.23%

MD&A	51
CREDIT EXPOSURE TO THE COMMERCIAL REAL ESTATE INDUSTRY
Commercial real estate-related loan balances have increased on a dollar-amount basis, but have remained relatively unchanged as a percentage of total loans outstanding. At year-end 2007, commercial real estate-related loans accounted for 38% of total loans outstanding. At year-end 2008, they accounted for 39% of the total.
The growth in commercial real estate-construction and commercial mortgage loans between 2006 and 2008 coincided with a period of tremendous expansion in the Regional Banking business in southeastern Pennsylvania, New Jersey, and Maryland. It also coincided with population growth in the region, primarily in southern Delaware.
COMMERCIAL REAL ESTATE EXPOSURE IN DOLLARS

At December 31 (in millions)	2008	2007	2006

Commercial real estate — construction loans	$1,923.8	$1,780.4	$1,663.9
Commercial mortgage loans	1,870.2	1,463.4	1,296.1

Total	$3,794.0	$3,243.8	$2,960.0

COMMERCIAL REAL ESTATE EXPOSURE AS A PERCENTAGE OF TOTAL NET LOANS

At December 31 (in millions)	2008	2007	2006

Commercial real estate — construction loans	20%	21%	21%
Commercial mortgage loans	19%	17%	16%

Total	39%	38%	37%

We have a high degree of confidence in our construction loan underwriting standards. In addition to the collateral provided by the project itself, we generally obtain personal guarantees from borrowers. Before extending credit, we:
•	Conduct separate evaluations of the project’s finances and the borrower’s finances.

•	Stress-test the project’s estimated cash flows in a variety of economic scenarios, including changes in absorption rates and financing costs.
Our exposure to the commercial real estate industry is limited to the mid-Atlantic region.
We make construction and commercial mortgage loans to clients in this region whose projects are in this region.
We lend to clients with well-established businesses that are family-owned or closely held.
We do not lend to large, national homebuilders.
Most of our construction loans are for single-family homes in Delaware and southeastern Pennsylvania.
We do very little condominium construction or conversion financing.

52 Wilmington Trust Corporation	2008 Annual Report
Read the Regional Banking section in this report for more information on:
•	Our commercial construction-real estate and commercial mortgage lending activities.

•	Economic dynamics in the mid-Atlantic region.
Our exposure to the automobile industry is limited to the mid-Atlantic region, where we make loans to automobile dealers and provide indirect financing for new and late-model used cars.
We do not lend to automobile manufacturers or to primary suppliers to the wholesale manufacturers.
COMMERCIAL CONSTRUCTION LOAN UNDERWRITING STANDARDS

Maximum term:	Two years on unimproved land Three years on land development

Target loan size:	$1 million to $10 million

Maximum loan-to-value requirements:	65% on unimproved land 75% on land development 80% on residential construction and income-producing properties

Construction limits on residential projects:	Pre-sold inventory plus a maximum of:
• 6 unsold single-family homes or
• 10 unsold townhomes
Consistent with industry practice, when we fund an interest reserve on a construction loan, we include it in the loan-to-value calculation and as part of the total loan amount.
CREDIT EXPOSURE TO THE AUTOMOBILE INDUSTRY
We had approximately $450.3 million in commercial loans outstanding to automobile dealers at year-end 2008. These dealers are based in the mid-Atlantic region.
Approximately $234.0 million of this amount was in floor plan (inventory) lending. Inventories financed with these floor plan loans were balanced between U.S.-made cars and imports. The other loans were for working capital and financing showroom and service locations in the mid-Atlantic region.
At year-end 2008, approximately $113.2 of the $450.3 million in automobile dealer outstandings was classified as watchlisted or substandard in the internal risk rating analysis. The watchlisted and substandard automobile loans included serious-doubt loans of approximately $30.2 million.
We had approximately $817.3 million in indirect automobile loans outstanding at year-end 2008. As discussed elsewhere in this section, the net charge-offs, nonaccruals, and delinquencies of these loans increased in 2008. In June 2007, we refined our indirect automobile lending pricing and standards to ensure we attract high-quality loans. More information about these loans is in the Regional Banking discussion in this report.

MD&A	53
INTEREST RATE RISK
One of our primary risks is interest rate risk (the risk to net interest income from changes in market interest rates). To mitigate this risk, we:
•	Maintain a mix of assets and liabilities that give us flexibility in a dynamic marketplace.

•	Manage the relative proportion of fixed and floating rate assets and liabilities so we can manage their repricing characteristics as closely as possible.

•	Use a blend of core deposits and national funding. For more information about this, read the liquidity and funding discussion in this report.

•	Manage the size of our investment securities portfolio and the mix of instruments in it. For more information about this, read the investment securities discussion in this report.

•	Sell most newly originated fixed rate residential mortgages into the secondary market. By limiting the fixed rate residential mortgages in our loan portfolio, we eliminate much of the long-term risk inherent in instruments with fixed rates and 15- to 30-year maturities.

•	Prefer to manage our exposure to fixed rate mortgages in our investment securities portfolio. The mortgage-backed instruments in the portfolio typically have shorter maturity and duration characteristics than a portfolio of individual mortgage loans.

•	Use off-balance-sheet derivative instruments. For more information about this, read Note 15, “Derivative and hedging activities,” and the discussion of off-balance-sheet arrangements and contractual obligations in this report.
INTEREST RATE RISK IN 2008 AND 2007
The market interest rate environment pressured our net interest margin. In January 2007, the federal funds target rate was 5.25%. By the end of 2008, the Federal Open Market Committee (FOMC) had lowered the target rate to a range of zero to 0.25%.
The magnitude of the rate cuts, and the pace at which they occurred, created most of the pressure. The FOMC began reducing rates in September 2007, ultimately cutting rates three times that year, for a total of 100 basis points. The cuts were much more severe in 2008: The FOMC lowered rates seven times, for a total of 400 basis points.
The effects on our net interest margin were decreases of 12 basis points in 2007 and 39 basis points in 2008.
NET INTEREST MARGIN

For the year ended December 31	2008	2007	2006

Net interest margin	3.28%	3.67%	3.79%

The 2008 margin did not reflect the full effect of the FOMC’s 2008 rate cuts. Compression resulting from the cuts the FOMC made in the 2008 fourth quarter will not be fully apparent until the 2009 first quarter, when we estimate our margin will be closer to 3.00%.
We define interest rate risk as the risk that changes in market interest rates might pressure our net interest margin and reduce our net interest income.
Changes in market interest rates, and the pace at which they occur, can affect:
•	The yields we earn on assets like loans and investments.

•	The rates we pay on liabilities like deposits and other borrowings.
We believe the primary measure of interest rate risk management is the net interest margin.
The margin measures the difference, or “spread,” between the yields we earn on assets and the rates we pay on liabilities.
Approximately 37% of our total 2008 revenue and approximately 31% of total 2007 revenue (after the provision for loan losses and amortization) was subject to interest rate risk.
The Regional Banking business generates most of our net interest income.

54 Wilmington Trust Corporation	2008 Annual Report
Our interest rate risk position is asset-sensitive:
•	We have more floating rate assets than floating rate liabilities.

•	Following changes in market interest rates, our assets reprice more quickly than our liabilities.

•	Most of our floating rate loan price adjustments occur within 30 to 45 days of a rate change.

•	It typically takes 90 to 120 days for the pricing on our liabilities to adjust after a rate change.

•	Some categories of core deposits may take even longer to reprice, depending on their maturities.
In general, being asset sensitive means that:
•	Our net interest income is more likely to increase in a rising market interest rate environment.

•	Our net interest income is more likely to decrease in a declining market interest rate environment.
One of the ways we manage interest rate risk is to match the pricing and maturity characteristics of our assets as closely as possible to the pricing and maturity characteristics of our liabilities.
TARGET FEDERAL FUNDS RATE CHANGES SINCE 2007

At January 1, 2007:	5.25%
September 18, 2007:	4.75%
October 31, 2007:	4.50%
December 11, 2007:	4.25%
January 22, 2008:	3.50%
January 30, 2008	3.00%
March 18, 2008:	2.25%
April 30, 2008:	2.00%
October 8, 2008:	1.50%
October 29, 2008:	1.00%
December 16, 2008:	Zero to 0.25%

Our use of non-core deposits helped mitigate the effects of the difficult interest rate environment. Most of our non-core deposits (national CDs of $100,000 or more and short-term borrowings) typically mature more quickly than the majority of our core (client) deposits. As interest rates change, this helps us match the repricing adjustments on these funds more closely with the repricing adjustments on our floating rate loans.
LOAN AND DEPOSIT PRICING CHARACTERISTICS
AS A PERCENTAGE OF TOTAL BALANCES

At December 31	2008	2007	2006

Total loans outstanding with floating rates	74%	71%	74%
Commercial loans with floating rates	88%	85%	89%
Floating rate commercial loans tied to a prime rate	57%	59%	61%
Floating rate commercial loans tied to the 30-day LIBOR	37%	36%	35%

National CDs ≥ $100,000 and short-term borrowings maturing in ≤ 90 days	83%	78%[1]	67%

[1]	Excludes debt that matured in 2008.
At December 31, 2008, approximately $3.35 billion of non-core deposits were repricing in 90 or fewer days, while approximately $5.95 billion of commercial loans were repricing within 30 to 45 days.
The market interest rate environment affected our net interest income negatively and prevented the benefits of record-high loan growth in 2008 from reaching our bottom line. The following table compares how the effects of changes in asset and liability volumes and rates in 2007 and 2008 affected net interest income.

MD&A	55
CHANGES IN INTEREST INCOME AND EXPENSE DUE TO VOLUME AND RATE

	2008/2007			2007/2006
	Increase/(decrease)			Increase/(decrease)
	due to change in			due to change in
(in millions)	Volume[2]	Rate[3]	Total	Volume[2]	Rate[3]	Total

Interest income
Time deposits in other banks	$4.4	$(3.5)	$0.9	$0.1	$0.1	$0.2
Federal funds sold and securities purchased under agreements to resell	(0.1)	(0.9)	(1.0)	(0.8)	(0.1)	(0.9)

Total short-term investments	4.3	(4.4)	(0.1)	(0.7)	—	(0.7)

U.S. Treasury securities	(1.6)	(0.6)	(2.2)	(2.1)	0.1	(2.0)
Government agency securities	(8.3)	—	(8.3)	7.3	3.6	10.9
State and municipal securities*	(0.4)	—	(0.4)	0.4	(0.2)	0.2
Preferred stock*	(2.1)	—	(2.1)	(1.7)	0.1	(1.6)
Mortgage-backed securities	1.6	1.7	3.3	(5.2)	0.7	(4.5)
Other securities*	(1.4)	(5.8)	(7.2)	(0.5)	1.0	0.5

Total investment securities	(12.2)	(4.7)	(16.9)	(1.8)	5.3	3.5

FHLB & FRB stock, at cost[1]	0.4	(0.1)	0.3	0.2	(0.4)	(0.2)

Commercial, financial, and agricultural*	25.7	(54.3)	(28.6)	3.8	0.6	4.4
Real estate-construction	10.7	(52.8)	(42.1)	18.2	(2.3)	15.9
Commercial mortgage*	24.7	(34.1)	(9.4)	11.1	0.9	12.0

Total commercial loans	61.1	(141.2)	(80.1)	33.1	(0.8)	32.3

Residential mortgage	0.3	(0.8)	(0.5)	3.5	0.3	3.8
Installment loans to individuals	15.0	(17.3)	(2.3)	4.9	3.7	8.6
Loans secured with investments	0.7	(13.0)	(12.3)	(1.4)	1.1	(0.3)

Total retail loans	16.0	(31.1)	(15.1)	7.0	5.1	12.1

Total loans net of unearned income	77.1	(172.3)	(95.2)	40.1	4.3	44.4

Total interest income	$69.6	$(181.5)	$(111.9)	$37.8	$9.2	$47.0

Interest expense:
Savings deposits	$6.6	$(0.7)	$5.9	$0.8	$9.7	$10.5
Interest-bearing demand deposits	1.0	(15.8)	(14.8)	0.4	6.8	7.2
Certificates under $100,000	(0.2)	(8.2)	(8.4)	1.1	6.0	7.1
Local certificates $100,000 and over	(5.4)	(3.5)	(8.9)	(4.9)	1.4	(3.5)

Total core interest-bearing deposits	2.0	(28.2)	(26.2)	(2.6)	23.9	21.3
National certificates $100,000 and over	4.8	(52.9)	(48.1)	(2.4)	6.8	4.4

Total interest-bearing deposits	6.8	(81.1)	(74.3)	(5.0)	30.7	25.7

Federal funds purchased and securities sold under agreements to repurchase	16.1	(46.5)	(30.4)	16.6	(1.4)	15.2
U.S. Treasury demand deposits	0.4	(0.7)	(0.3)	(0.1)	0.1	—
Line of credit & other debt	(3.3)	(1.1)	(4.4)	5.1	2.3	7.4

Total short-term borrowings	13.2	(48.3)	(35.1)	21.6	1.0	22.6

Long-term debt	7.0	2.8	9.8	(5.8)	(0.9)	(6.7)

Total interest expense	$27.0	$(126.6)	$(99.6)	$10.8	$30.8	$41.6

Changes in net interest income	$42.6	$(54.9)	$(12.3)	$27.0	$(21.6)	$5.4

*	We calculate variances on a fully tax-equivalent basis, which includes the effects of any disallowed interest expense.

[1]	Federal Home Loan Bank and Federal Reserve Bank stock

[2]	We define changes attributable to volume as changes in average balances multiplied by the prior year’s rate.

[3]	We define changes attributable to rate as changes in rate multiplied by the average balances in the applicable period of the prior year. A change in rate/volume (change in rate multiplied by change in volume) has been allocated to the change in rate.
WILMINGTON TRUST PRIME LENDING RATE

As of and for the year ended December 31	2008	2007	2006

At year-end	4.00%	7.25%	8.25%
On average	5.15%	8.07%	7.96%

Our prime lending rate serves as a point of reference for a substantial number of our commercial floating rate loans.

56 Wilmington Trust Corporation	2008 Annual Report
Our interest rate risk management objective is to minimize reductions to net interest income that might result from changes in market interest rates.
To achieve this objective, we follow guidelines set by an asset-liability management policy that is approved annually by our Board of Directors.
Under the current policy, our objective is to limit any reduction in net interest income from changes in market interest rates to less than 10% in any 12-month period.
The primary tool we use to assess our exposure to interest rate risk is a computer modeling technique that simulates how gradual and sustained changes in market interest rates might affect net interest income.
We perform simulations quarterly that compare a stable interest rate environment to multiple hypothetical interest rate scenarios.
As a rule, our model employs scenarios in which rates gradually move up or down 250 basis points over a period of 10 months.
In April 2008, after the FOMC cut the federal funds target rate to 2.00%, we changed the range of our interest rate risk simulation for the gradual decrease scenario from 250 basis points to 200 basis points. Had we left it at 250 basis points, the model would have created negative interest rates.
In December 2008, after the FOMC included zero percent in its target rate range, we discontinued the declining-rate scenario. We continued to perform the rising-rate scenario.
As of December 31, 2008, the model projected that, if short-term rates were to increase gradually over a 10-month period in a series of moves that totaled 250 basis points, our net interest income would increase 4.03% over the 12 months beginning December 31, 2008.
EFFECT OF INTEREST RATE CHANGES ON NET INTEREST INCOME

For the 12 months beginning December 31	2008	2007	2006

Gradual increase of 250 basis points	4.03%	4.22%	4.22%
Gradual decrease of 250 basis points	Not applicable	(6.67)%	(3.99)%

In 2006, we adjusted the simulation model to reflect two changes:
•	To reflect pricing characteristics more accurately, we changed the rates on some of the assets in the model from fixed to floating.

•	On March 31, 2006, we terminated $250 million of interest rate swaps that were associated with $250 million of 10-year subordinated long-term debt we issued in April 2003. We issued this debt at a fixed rate, which we immediately swapped for a floating rate. We terminated these swaps to eliminate the potential volatility of changing market valuations. For more information about this, read Note 15, “Derivative and hedging activities,” and the discussion of derivatives and hedging instruments in this report.
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

MD&A	57
FINANCIAL MARKET RISK
Most WAS fees, some CCS fees, and all of the revenue we receive from affiliate money managers Cramer Rosenthal McGlynn and Roxbury Capital Management are based on the market values of assets in client portfolios. Equity and debt markets determine these values. Fluctuations in one or both of these markets can increase or decrease fees that are based on asset valuations.
Two categories of WAS revenue are subject to financial market risk: trust and investment advisory fees and mutual fund fees. Together, these fees comprised 80% of total WAS revenue for 2008.
Two categories of CCS revenue are subject to financial market risk: retirement services fees and fees for institutional investment and cash management services. Together, these fees comprised 39% of total CCS revenue for 2008.
REVENUE SUBJECT TO FINANCIAL MARKET RISK

For the year (dollars in millions)	2008	2007	2006

WAS trust and investment advisory fees	$152.0	$158.6	$136.5
WAS mutual fund fees	27.2	21.4	20.2

Total WAS fees subject to financial market risk	$179.2	$180.0	$156.7
Total WAS fees	$224.7	$220.1	$192.0

CCS retirement services fees	37.4	12.9	11.5
CCS investment/cash management fees	13.9	12.8	10.3

Total CCS fees subject to financial market risk	$51.3	$25.7	$21.8
Total CCS fees	$131.8	$98.6	$85.6

Affiliate money manager revenue	15.7	21.9	20.5

Total revenue subject to financial market risk	$246.2	$227.6	$199.0

Total operating noninterest income[1]	$423.1	$386.0	$346.1
Percent of operating noninterest income subject to financial market risk	58%	59%	57%

Total operating net interest and noninterest income[1]	$665.3	$726.7	$687.9
Percent of total operating income subject to financial market risk	37%	31%	29%

[1]	Operating income excludes securities impairment charges. Noninterest income after amortization. Net interest income after the provision for loan losses.
Financial markets also determine the valuations of investments in our securities portfolio. For more information about income from the investment securities portfolio, see the quarterly analysis of earnings in this report.
We define financial market risk as the risk that declines in market valuations could reduce the fees we receive for providing asset management, custody, and other services.
Revenue subject to financial market risk:
•	Most WAS revenue.

•	Some CCS revenue.

•	All of the revenue we receive from Cramer Rosenthal McGlynn and Roxbury Capital Management.

58 Wilmington Trust Corporation	2008 Annual Report
Economic risk is the risk that our financial performance could be affected negatively by changes in economic conditions, including unemployment, population migration, the consumption of goods and services, and other factors.
Operational risk is the risk of unexpected losses attributable to human error, systems failures, fraud, or inadequate internal controls and procedures.
Fiduciary risk is the risk of loss that could occur if we were to breach a fiduciary duty to a client.
Section 404 of the Sarbanes-Oxley Act requires us to assess the design and effectiveness of our internal controls over financial reporting. We evaluate the documentation of our control processes and test our primary controls continually, and we remediate them as needed. Each quarter, we require designated managers in each business unit to certify to the chairman and chief executive officer, and to the chief financial officer, that the internal controls within their respective areas of responsibility are effective.
We summarize the regulatory restrictions that apply to us in the “Supervision and regulation” discussion in our Form 10-K.
ECONOMIC RISK
Among our businesses, Regional Banking has the most exposure to economic risk. Most of that risk is tied to economic conditions within the mid-Atlantic region, where our Regional Banking business is focused. We believe this exposure is mitigated by the region’s diversified economy, which provides a degree of economic stability and helps the region withstand the effects of downturns in any single sector. We discuss the regional economy in more detail in the Regional Banking section of this report.
Beyond the Delaware Valley region, changes in economic conditions at the national and international level that eliminate or slow demand for our services could affect all of our businesses, loan and deposit balances, revenue, net income, and overall results.
OPERATIONAL AND FIDUCIARY RISK
Operational and fiduciary risks are inherent in our business. To mitigate these risks, we have policies, procedures, and internal controls designed to reduce the risks of failing to comply with applicable legal and regulatory requirements and failing to discharge our obligations to clients faithfully. All staff members share responsibility for adhering to our policies and procedures for authorizing, approving, documenting, and monitoring transactions; creating, selling, and managing investment products; trading securities; and selecting counterparties. Our internal auditors and other staff members continually monitor the overall effectiveness of our system of internal controls.
REGULATORY RISK
We are subject to a variety of regulatory restrictions specified by state and federal governments in the United States, government authorities in other jurisdictions, and other regulatory authorities. If we fail to comply adequately with these regulatory requirements, we may be subject to financial or other sanctions. To limit this risk, we employ policies and procedures to reduce the risk of failing to comply with these requirements.
LEGAL RISK
We are subject to various legal proceedings that arise from time to time in the ordinary course of business. Some of these proceedings may seek relief or damages in amounts that may be substantial. Because these proceedings are complex, many years may pass before they are resolved, and it is not feasible to predict their outcomes. Some of these proceedings involve claims that we believe may be covered by insurance, and we have advised our insurance carriers accordingly.
As of December 31, 2008, we believed there were no outstanding legal matters that, upon their ultimate resolution, would have a materially adverse effect on our consolidated financial statements.

MD&A	59
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
We use a variety of financial instruments and contracts to help us manage capital, liquidity, interest rate risk, credit risk, and other aspects of our day-to-day operations. As permissible under regulatory guidelines, we include these instruments in our calculations of regulatory risk-based capital ratios. These instruments and contracts include:
•	Derivative instruments, such as interest rate swaps and interest rate floors. For more information about our derivative instruments, read Note 15, “Derivative and hedging activities,” in this report.

•	Instruments that generally accepted accounting principles deem to be off-balance-sheet arrangements. These instruments include standby letters of credit, unfunded loan commitments, unadvanced lines of credit, operating lease obligations, and other guaranties. For more information about these instruments, read Note 12, “Borrowings,” and Note 13, “Commitments and contingencies,” in this report.

•	Pension and other postretirement benefit plan obligations. We contributed $9.8 million and $13.2 million in 2008 and 2007, respectively, to these plans. For more information about these plans, read Note 18, “Pension and other postretirement benefits,” in this report.

•	Contractual obligations including certificates of deposit and long-term debt, which appear on our balance sheet. For more information about certificates of deposits, read Note 11, “Deposits,” in this report. For more information about our long-term debt, read Note 12, “Borrowings,” in this report.
When we enter into an interest rate swap contract with a commercial loan client, we simultaneously enter into a “mirror” swap contract in the same amount with a third party. This practice allows a client to swap floating rates for fixed rates. We then mirror the client swap by swapping, with a third party, the fixed rate for a floating rate. We retain the associated credit risk in these transactions.
At December 31, 2008, we had interest rate swap contracts associated with loans to clients with a total notional amount of $1,603.7 million. For more information about these swap contracts, read Note 15, “Derivatives and hedging activities,” in this report.
At year-end 2007, we had interest rate floor contracts with a notional amount of $1.00 billion. We sold these contracts in January 2008. We realized a gain on this sale of $35.5 million. We are amortizing this amount into interest and fees on loans on a monthly basis. These monthly reclassifications began in February 2008 and will continue until July 2014. For more information on this sale and gain, read Note 15, “Derivatives and hedging activities,” in this report.
On March 31, 2006, we sold $250.0 million of interest rate swaps associated with the $250.0 million of subordinated long-term debt we issued on April 4, 2003. We realized a loss of $12.7 million in this transaction. We will recognize the amount of the loss over the remaining life of the debt, which matures in 2013, and record it in our income statement as interest expense on long-term debt.
The derivative instruments we use are primarily interest rate swap and interest rate floor contracts.
These instruments help us manage the effects of fluctuating interest rates on net interest income.
We also use interest rate swap contracts to help commercial loan clients manage their interest rate risk.
We do not hold or issue derivative financial instruments for trading purposes.

60 Wilmington Trust Corporation	2008 Annual Report
At December 31, 2008, our other contractual obligations consisted of:
•	One $28.0 million loan from the Federal Home Loan Bank of Pittsburgh (FHLB). We used this loan to construct Wilmington Trust Plaza, our operations center in downtown Wilmington, Delaware, which was completed in 1998.

•	Lease commitments for offices, net of sublease arrangements, which totaled $72.6 million. These lease commitments are for many of our branch offices in Delaware, all of our branch offices outside of Delaware, and all of our non-branch offices outside of Delaware.

•	Certificates of deposit amounting to $3.74 billion.

•	Letters of credit, unfunded loan commitments, and unadvanced lines of credit amounting to $3.67 billion.
AMOUNTS AND DURATION OF PAYMENTS DUE
ON CURRENT CONTRACTUAL OBLIGATIONS

At December 31, 2008		Less than	1 to	3 to	More than
(in millions)	Total	1 year	3 years	5 years	5 years

Certificates of deposit	$3,736.1	$3,413.4	$180.8	$137.4	$4.5
Debt obligations	478.0	—	28.0	250.0	200.0
Interest on debt obligations	213.4	31.0	59.9	50.3	72.2
Operating lease obligations	72.6	13.3	21.4	15.3	22.6
Benefit plan obligations	3.7	3.7	—	—	—

Total	$4,503.8	$3,461.4	$290.1	$453.0	$299.3

The debt obligations in the table above consist of:
•	$250.0 million of subordinated long-term debt that we issued in 2003 and used for general liquidity purposes. This debt is due on April 15, 2013.

•	$200.0 million of subordinated long-term debt that we issued on April 1, 2008. We used some of the proceeds of this issue to repay an aggregate principal amount of $125.0 million in subordinated long-term debt that expired on May 1, 2008. We also used some to fund, in part, our acquisition in April 2008 of AST Capital Trust Company. We intend to use the remaining proceeds for general corporate purposes. This debt is due on April 2, 2018.

•	FHLB advances of $28.0 million.
Both of our issues of subordinated long-term debt are included in the “Long-term debt” line of our balance sheet.
Contractual obligations in the table above do not include uncertain tax liabilities that we have not paid. At December 31, 2008, we had unrecognized tax benefits that, if recognized, would affect our effective tax rate in future periods. The amounts that we ultimately may pay, as well as their timing, remain uncertain. For more information on our income taxes, read Note 20, “Income taxes,” in this report.
Our agreements with CRM, Roxbury Capital Management, and Grant Tani Barash & Altman permit principal members and designated key employees of each firm, subject to certain restrictions, to put (relinquish) their interests in their respective firms to us. For more information about these agreements, read Note 4, “Affiliates and acquisitions,” in this report.

MD&A	61
CONTROLS AND PROCEDURES
Our chairman and chief executive officer, and our chief financial officer, evaluated the effectiveness of our disclosure controls and procedures as of December 31, 2008, pursuant to Securities Exchange Act Rule 13a-15(e). They concluded from that evaluation that our disclosure controls and procedures were effective in alerting them on a timely basis to any material information about our company (including our consolidated subsidiaries) that we are required to include in the periodic filings we make with the Securities and Exchange Commission. There was no change in our internal control over financial reporting during 2008 that materially affected, or is reasonably likely to affect materially, our internal control over financial reporting.
CRITICAL ACCOUNTING POLICIES AND ESTIMATES
Our critical accounting policies conform with U.S. generally accepted accounting principles (GAAP), and with reporting practices prescribed for the banking industry. We maintain our accounting records and prepare our financial statements using the accrual basis of accounting. In applying our critical accounting policies, we make estimates and assumptions about revenue recognition, the reserve for loan losses, stock-based employee compensation, investment securities valuations, goodwill impairments, loan origination fees, income taxes, and other items. For more information about our critical accounting policies, read Note 2, “Summary of significant accounting policies,” and Note 3, “Recent accounting pronouncements,” in this report.
FACTORS AFFECTING FUTURE RESULTS
This report contains estimates, predictions, opinions, and other statements that might be construed as “forward-looking” statements under the Private Securities Litigation Reform Act of 1995. These statements include references to our financial goals, dividend policy, financial and business trends, new business results and outlook, business prospects, market positioning, pricing trends, strategic initiatives, credit quality and the reserve for loan losses, the effects of changes in market interest rates, the effects of changes in securities valuations, the effects of accounting pronouncements, and other internal and external factors that could affect our financial performance.
These statements are based on a number of assumptions, estimates, expectations, and assessments of potential developments, and are subject to various risks and uncertainties that could cause our actual results to differ from our expectations. Our ability to achieve the results reflected in these statements could be affected adversely by, among other things, changes in national or regional economic conditions; changes in market interest rates; fluctuations in equity or fixed income markets; significant changes in banking laws or regulations; changes in accounting policies, procedures, or guidelines; increased competition for business; higher-than-expected credit losses; the effects of acquisitions; the effects of integrating acquired entities; a substantial and permanent loss of either client accounts and/or assets under management at Wilmington Trust and/or affiliate money managers Cramer Rosenthal McGlynn and Roxbury Capital Management; changes in the market values of securities in our investment portfolio; changes in the regulatory, judicial, legislative, or tax treatment of business transactions; new litigation or developments in existing litigation; and economic uncertainty created by unrest in other parts of the world.

62 Wilmington Trust Corporation	2008 Annual Report
COMPARISON OF RESULTS WITH AND WITHOUT
NON-CASH IMPAIRMENT WRITE-DOWNS

As of and for the year ended December 31, 2008

STATEMENT OF CONDITION (in millions)
Investment securities available for sale
Investment securities held to maturity
Goodwill, net of accumulated amortization
Other assets

Total assets
Liabilities
Minority interest
Stockholders’ equity

Total liabilities and stockholders’ equity

OPERATING RESULTS (in millions)
Net interest income
Provision for loan losses
Noninterest income
Noninterest expense

Income before taxes and minority interest
Income tax (benefit)/expense

Net (loss)/income before minority interest
Minority interest

Net (loss)/income

PER SHARE DATA
Basic common shares outstanding (in millions)
Diluted common shares outstanding (in millions)
Basic per-share (loss)/earnings
Diluted per-share (loss)/earnings

STATISTICS AND RATIOS
Total assets, on average (in millions)
Common stockholders’ equity, on average (in millions)
Return on average assets
Return on common equity

Dividends paid on common shares (in millions)
Dividend payout ratio

Common shares outstanding (in millions)
Book value per common share

Staff members
Net (loss)/income per staff member (in thousands)
Capital generation ratio

Stock price
Price/earnings multiple

Net interest before provision and noninterest income
Tax equivalent interest income

Tax equivalent net interest and noninterest income
Noninterest expense

Efficiency ratio

63

With	Without
impairment	impairment	Impairment

$1,210.7	$1,212.1	$(1.4)
162.6	190.6	(28.0)
355.6	422.5	(66.9)
10,590.0	10,545.4	44.6

$12,318.9	$12,370.6	$(51.7)
$10,984.8	$10,978.3	$6.5
0.2	0.2	—
1,333.9	1,392.1	(58.2)

$12,318.9	$12,370.6	$(51.7)

$357.7	$357.7	$—
(115.5)	(115.5)	—
292.4	423.1	(130.7)
559.7	492.8	66.9

(25.1)	172.5	(197.6)
(2.0)	72.6	(74.6)

(23.1)	99.9	(123.0)
0.5	0.5	—

$(23.6)	$99.4	$(123.0)

67.5	67.5	—
67.5	67.6	(0.1)
$(0.36)	$1.46	$(1.82)
$(0.36)	$1.46	$(1.82)

$11,881.2	$11,912.8	$(31.6)
1,085.2	1,108.4	(23.2)
(0.20)%	0.83%	(1.03)%
(2.17)%	8.97%	(11.14)%

$92.5	$92.5	$—
—%	93.06%	—%

69.1	69.1	—
$14.65	$15.49	$(0.84)

2,946	2,946	—
$(8.0)	$33.7	$(41.7)
(10.36)%	0.62%	(10.98)%

$22.24	$22.24	$—
—	15.23	—

$650.1	$780.8	$(130.7)
2.8	2.8	—

652.9	783.6	(130.7)
559.7	492.8	66.9

85.73%	62.89%	22.84%

In 2008 we recorded non-cash impairment write-downs that totaled $197.6 million.
Of this amount:
•	$130.7 million represented declines in the carrying value of some of the securities in our investment portfolio.

•	$66.9 million represented a decline in the carrying value of our investment in Roxbury Capital Management.
Although no cash exchanged hands, these write-downs affected our 2008 financial results negatively.
We discuss our results in two ways throughout this report:
•	On a reported basis, which includes these write-downs.

•	On an operating basis, which excludes these write-downs.
As shown here and discussed elsewhere in this report:
•	On a reported basis, we incurred a loss of $23.6 million, or $0.36 per share, for 2008.

•	On an operating basis, we earned net income of $99.4 million, or $1.46 per common share, for 2008.
We consider operating results to be the better measure of trends in each of our businesses. We also believe our operating results offer a more relevant and comparative basis on which to evaluate our performance.

64 Wilmington Trust Corporation	2008 Annual Report
ELEVEN-YEAR SUMMARY OF
SELECTED CONSOLIDATED FINANCIAL DATA

(in millions, except share amounts)	2008 [8]	2007	2006 [8]	2005	2004	2003

CONSOLIDATED AVERAGE STATEMENTS OF CONDITION
ASSETS
Cash and due from banks	$253.1	$208.7	$210.6	$229.2	$212.2	$190.2
Short-term investments	99.8	38.4	52.8	33.7	23.8	28.5
Investment securities	1,561.2	1,863.5	1,884.0	1,863.3	1,848.3	1,720.0
FHLB and FRB stock, at cost[1]	22.2	12.4	9.1	13.3	20.2	22.4
Loans	9,200.0	8,212.0	7,699.8	7,047.1	6,470.4	6,060.0
Reserve for loan losses	(108.1)	(95.5)	(91.8)	(90.9)	(90.3)	(86.7)
Net loans	9,091.9	8,116.5	7,608.0	6,956.2	6,380.1	5,973.3
Other	853.0	757.9	730.6	707.3	643.2	598.5

Total	$11,881.2	$10,997.4	$10,495.1	$9,803.0	$9,127.8	$8,532.9

LIABILITIES AND STOCKHOLDERS’ EQUITY
Core deposits	$5,397.2	$5,045.5	$4,936.7	$4,866.6	$4,553.7	$4,356.2
National certificates $100,000 and over	2,846.3	2,756.7	2,803.9	2,306.6	2,039.5	1,937.7
Short-term borrowings	1,883.5	1,568.2	1,135.8	1,107.8	1,116.3	975.7
Other	232.6	228.5	164.9	167.0	156.3	144.4
Long-term debt	418.3	307.3	394.4	405.5	407.3	345.8

Total	10,777.9	9,906.2	9,435.7	8,853.5	8,273.1	7,759.8
Minority interest	0.2	0.2	0.3	0.2	0.4	0.1
Stockholders’ equity	1,103.1	1,091.0	1,059.1	949.3	854.3	773.0

Total	$11,881.2	$10,997.4	$10,495.1	$9,803.0	$9,127.8	$8,532.9

CONSOLIDATED STATEMENTS OF INCOME
Net interest income	$357.7	$368.9	$363.1	$328.9	$294.4	$277.1
Advisory fees:
Wealth Advisory Services	224.7	220.1	192.0	172.1	155.6	140.4
Corporate Client Services	131.8	98.6	85.6	76.3	71.6	67.3
Cramer Rosenthal McGlynn	16.4	20.7	19.3	16.1	10.9	5.3
Roxbury Capital Management	(0.7)	1.2	1.2	1.4	1.6	(2.3)

Total advisory fees	372.2	340.6	298.1	265.9	239.7	210.7
Amortization of affiliate intangibles	(7.7)	(4.7)	(4.2)	(4.0)	(2.5)	(1.7)

Total advisory fees after amortization of affiliate intangibles	364.5	335.9	293.9	261.9	237.2	209.0
Other noninterest income	58.5	50.0	52.0	50.6	50.0	54.5
Securities (losses)/gains	(130.6)	0.1	0.2	0.8	(0.5)	0.7

Total noninterest income	292.4	386.0	346.1	313.3	286.7	264.2
Net interest and noninterest income	650.1	754.9	709.2	642.2	581.1	541.3
Provision for loan losses	(115.5)	(28.2)	(21.3)	(11.8)	(15.6)	(21.6)
Salaries and employment benefits	296.1	270.6	242.5	225.0	210.5	190.8
Other noninterest expense	263.6 [8]	173.5	229.1 [8]	145.1	139.3	125.5

Total noninterest expense	559.7	444.1	471.6	370.1	349.8	316.3
(Loss)/income before income taxes, minority interest, and cumulative effect of change in accounting principle	(25.1)	282.6	206.3	260.3	215.7	203.4
Applicable income taxes	(2.0)	99.7	72.7	93.0	77.9	71.4

Net (loss)/income before minority interest and cumulative effect of change in accounting principle	(23.1)	182.9	143.6	167.3	137.8	132.0
Minority interest	0.5	0.9	(0.2)	0.3	0.9	1.1

Net (loss)/income before cumulative effect of change in accounting principle	(23.6)	182.0	143.8	167.0	136.9	130.9
Cumulative effect of change in accounting principle (net of income taxes of $0.6 in 2001)	—	—	—	—	—	—

Net (loss)/income	$(23.6)[8]	$182.0	$143.8 [8]	$167.0	$136.9	$130.9

65

					Compound	Compound
					growth rates	growth rates
					1998 to	2003 to
2002	2001	2000	1999[2]	1998	2008	2008

$189.1	$215.8	$194.7	$198.0	$188.2	3.01%	5.88%
28.2	28.7	29.5	31.5	31.1	12.37	28.49
1,278.2	1,320.8	1,538.1	1,570.5	1,591.4	(0.19)	(1.92)
17.2	21.1	28.9	23.9	18.2	2.01	(0.18)
5,691.3	5,235.3	5,053.1	4,530.4	4,156.4	8.27	8.71
(83.0)	(77.8)	(75.3)	(73.3)	(66.2)	5.03	4.51
5,608.3	5,157.5	4,977.8	4,457.1	4,090.2	8.32	8.76
542.9	487.6	441.4	409.2	333.9	9.83	7.34

$7,663.9	$7,231.5	$7,210.4	$6,690.2	$6,253.0	6.63%	6.84%

$3,981.1	$3,675.0	$3,766.3	$4,004.5	$3,802.1	3.57%	4.38%
1,846.5	1,588.1	1,504.8	762.0	625.2	16.37	7.99
821.1	1,027.7	1,145.9	1,138.1	1,076.5	5.75	14.06
132.1	131.3	92.2	84.9	96.0	9.25	10.00
160.5	166.3	168.0	168.0	125.9	12.76	3.88

6,941.3	6,588.4	6,677.2	6,157.5	5,725.7	6.53	6.79
0.1	—	—	—	—	—	14.87
722.5	643.1	533.2	532.7	527.3	7.66	7.37

$7,663.9	$7,231.5	$7,210.4	$6,690.2	$6,253.0	6.63%	6.84%

$276.5	$258.9	$255.1	$245.9	$237.7	4.17%	5.24%

126.9	109.6	104.5	98.1	88.8	9.73	9.86
64.3	54.9	46.7	40.4	35.8	13.92	14.39
7.7	6.3	1.6	4.1	4.9	12.84	25.35
8.6	14.2	19.7	12.0	2.5	—	(21.17)

207.5	185.0	172.5	154.6	132.0	10.92	12.05
(1.3)	(8.2)	(7.5)	(6.2)	(3.2)	9.18	35.27

206.2	176.8	165.0	148.4	128.8	10.96	11.77
54.0	49.7	51.6	41.8	48.4	1.91	1.43
2.0	1.5	(0.4)	1.3	6.7	—	—

262.2	228.0	216.2	191.5	183.9	4.75	2.05
538.7	486.9	471.3	437.4	421.6	4.43	3.73
(22.0)	(19.9)	(21.9)	(17.5)	(20.0)	19.17	39.84
187.5	172.2	167.9	151.7	141.0	7.70	9.19
127.5	110.1	101.8	111.0 [2]	92.2	11.08	16.00

315.0	282.3	269.7	262.7	233.2	9.15	12.09
201.7	184.7	179.7	157.2	168.4	—	—
71.8	64.1	62.4	53.2	56.6	—	—

129.9	120.6	117.3	104.0	111.8	—	—
0.6	—	—	—	—	—	(14.59)

129.3	120.6	117.3	104.0	111.8	—	—
—	1.1	—	—	—	—	—

$129.3	$121.7	$117.3	$104.0 [2]	$111.8	—%	—%

(continued)

[1]	Federal Home Loan Bank and Federal Reserve Bank stock.

[2]	1999 results included a $13.4 million one-time pre-tax charge for outsourcing data processing functions.

[3]	Based on income before the cumulative effect of change in accounting principle or one-time pre-tax charge for outsourcing data processing functions.

[4]	At year-end.

[5]	Total other expenses as a percentage of net interest and other income on a tax-equivalent basis.

[6]	Net income minus dividends paid as a percentage of prior year-end stockholders’ equity.

[7]	Adjusted for two-for-one stock split in June 2002.

[8]	2008 and 2006 results included non-cash goodwill impairment write-downs of $66.9 and $72.3 million, respectively. 2008 results also include securities write-downs of $130.7 million.

66 Wilmington Trust Corporation	2008 Annual Report
ELEVEN-YEAR SUMMARY OF
SELECTED CONSOLIDATED FINANCIAL DATA (CONTINUED)

(in millions, except share amounts)	2008[8]	2007	2006[8]	2005	2004	2003

Net (loss)/income per common share — diluted:
(Loss)/income before cumulative effect of change in accounting principle	$(0.36) [8]	$2.64	$2.06 [8]	$2.43	$2.02	$1.97
Cumulative effect of change in accounting principle[7]	—	—	—	—	—	—

Net (loss)/income per common share — diluted[7]	$(0.36) [8]	$2.64	$2.06 [8]	$2.43	$2.02	$1.97
Percentage change from prior year	—%	28%	(15)%	20%	3%	1%

SELECTED FINANCIAL RATIOS AND STATISTICS
Net (loss)/income as a percentage of:
Average common stockholders’ equity[3]	(2.17)%	16.68%	13.58%	17.59%	16.02%	16.93%
Average total assets[3]	(0.20)	1.65	1.37	1.70	1.50	1.53
Capital generation ratio[3,6]	(10.36)	8.69	5.77	9.54	7.70	8.15
Average common equity to assets ratio	9.13	9.92	10.09	9.68	9.36	9.06
Risk-based capital ratio[4]	13.97	11.21	12.10	11.84	11.68	12.52

Loan quality:
Percentage of average total loans:
Net charge-offs	0.57%	0.26%	0.24%	0.14%	0.24%	0.28%
Nonaccruing loans	2.13	0.58	0.40	0.62	0.95	0.75
Percentage of total loans:
Reserve for loan losses[4]	1.63%	1.19%	1.16%	1.24%	1.33%	1.44%

Selected per share data:
Cash dividends declared and paid per common share[7]	$1.370	$1.320	$1.245	$1.185	$1.125	$1.065
Book value[4,7]	14.65	16.70	15.46	14.99	13.49	12.17
Stock price[4,7]	22.24	35.20	42.17	38.91	36.15	36.00
Price/earnings multiple[4]	—	13.13	20.08	15.75	17.63	18.09

Assets under management:
Wilmington Trust	$36,571.4	$35,934.7	$31,222.9	$25,998.2	$26,464.0	$24,352.8
Cramer Rosenthal McGlynn	7,817.4	11,417.3	10,623.8	8,899.0	6,927.2	4,698.6
Roxbury Capital Management	1,336.6	2,466.0	3,138.1	3,287.3	3,138.6	3,210.7

Combined assets under management	$45,725.4	$49,818.0	$44,984.8	$38,184.5	$36,529.8	$32,262.1

Staff members (full-time-equivalent)[4]	2,946	2,672	2,574	2,469	2,428	2,307
Net (loss)/income per staff member (in thousands)[3]	$(8.0) [8]	$68.1	$55.9 [8]	$67.6	$56.4	$56.7
Efficiency ratio[3,5]	85.73%	58.53%	66.10%	57.28%	59.72%	57.92%
Registered stockholders[4]	7,534	7,718	7,962	8,180	8,499	8,666

67

					Compound	Compound
					growth rates	growth rates
					1998 to	2003 to
2002	2001	2000	1999[2]	1998	2008	2008

$1.95	$1.83	$1.80	$1.56 [2]	$1.63	—%	—%
—	0.02	—	—	—	—	—

$1.95	$1.85	$1.80	$1.56 [2]	$1.63	—%	—%
5%	3%	15%	(4)%	9%

17.90%	18.92%	22.00%	19.52%	21.20%
1.69	1.68	1.63	1.55	1.79
9.24	10.13	12.04	9.07	12.04
9.43	8.89	7.39	7.96	8.43
10.19	11.20	10.83	10.70	12.49

0.31%	0.30%	0.44%	0.28%	0.29%
0.74	0.73	0.80	0.64	0.74

1.41%	1.47%	1.48%	1.60%	1 .66%

$1.005	$0.945	$0.885	$0.825	$0.765
11.35	10.48	9.17	7.72	8.20
31.68	31.66	31.03	24.13	30.82
16.08	16.93	17.05	15.27	18.46

$20,966.7	$23,829.2	$27,994.4	$25,529.7	$22,770.2
3,512.0	4,643.0	3,495.0	3,204.0	4,319.0
3,712.4	7,700.0	11,300.0	11,200.0	6,000.0

$28,191.1	$36,172.2	$42,789.4	$39,933.7	$33,089.2

2,361	2,316	2,299	2,434	2,442
$54.8	$52.5	$51.0	$42.7 [2]	$45.8
57.93%	57.20%	56.35%	58.99%	54.23%
8,712	8,841	9,189	9,617	9,868

[1]	Federal Home Loan Bank and Federal Reserve Bank stock.

[2]	1999 results included a $13.4 million one-time pre-tax charge for outsourcing data processing functions.

[3]	Based on income before the cumulative effect of change in accounting principle or one-time pre-tax charge for outsourcing data processing functions.

[4]	At year-end.

[5]	Total other expenses as a percentage of net interest and other income on a tax-equivalent basis.

[6]	Net income minus dividends paid as a percentage of prior year-end stockholders’ equity.

[7]	Adjusted for two-for-one stock split in June 2002.

[8]	2008 and 2006 results included non-cash goodwill impairment write-downs of $66.9 and $72.3 million, respectively. 2008 results also include securities write-downs of $130.7 million.

68 Wilmington Trust Corporation	2008 Annual Report
FIVE-YEAR ANALYSIS OF EARNINGS AND
CONSOLIDATED AVERAGE STATEMENTS OF CONDITION

	2008			2007
(dollar amounts in millions;	Average	Income/	Average	Average	Income/	Average
rates on a tax-equivalent basis)	balance	expense	rate	balance	expense	rate

ASSETS
Interest-bearing deposits in other banks	$67.1	$1.2	1.82%	$4.4	$0.3	6.95%
Federal funds sold and securities purchased under agreements to resell	32.7	0.7	2.28	34.0	1.7	5.01

Total short-term investments	99.8	1.9	1.97	38.4	2.0	5.23
U.S. Treasury securities	60.7	1.8	2.97	103.8	4.0	3.82
Government agency securities	485.6	23.0	4.73	659.5	31.3	4.75
Obligations of state and political subdivisions[2]	8.8	0.7	8.10	14.5	1.1	7.48
Preferred stock[2]	41.8	3.2	7.60	68.5	5.3	7.76
Mortgage-backed securities	705.5	31.7	4.50	668.3	28.4	4.25
Other securities[2]	355.5	16.9	4.74	377.5	24.1	6.36

Total investment securities	1,657.9	77.3	4.66	1,892.1	94.2	4.97
FHLB & FRB stock, at cost[1]	22.2	0.7	3.28	12.4	0.4	3.59
Commercial, financial, and agricultural loans	2,814.6	165.4	5.88	2,485.7	194.0	7.81
Real estate — construction loans	1,860.6	102.3	5.50	1,731.9	144.4	8.34
Commercial mortgage loans	1,694.1	100.2	5.91	1,382.2	109.6	7.93

Total commercial loans	6,369.3	367.9	5.77	5,599.8	448.0	8.00
Residential mortgage loans	562.0	32.0	5.70	556.3	32.5	5.84
Consumer loans	1,728.7	110.9	6.42	1,526.6	113.2	7.41
Loans secured with investments	540.0	23.5	4.35	529.3	35.8	6.76

Total retail loans	2,830.7	166.4	5.88	2,612.2	181.5	6.95
Total loans[2,3]	9,200.0	534.3	5.81	8,212.0	629.5	7.67
Total earning assets at historical cost	10,979.9			10,154.9
Fair value adjustment on securities available for sale	(96.7)			(28.6)
Total earning assets	10,883.2	614.2	5.59	10,126.3	726.1	7.15
Other assets	998.0			871.1

Total assets	$11,881.2			$10,997.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Savings	$779.3	17.7	2.28%	$500.1	11.8	2.35%
Interest-bearing demand	2,470.4	18.9	0.77	2,400.2	33.7	1.40
Certificates under $100,000	1,006.3	35.2	3.49	1,010.1	43.6	4.32
Local certificates $100,000 and over	299.5	10.9	3.63	412.7	19.8	4.80

Core interest-bearing deposits	4,555.5	82.7	1.81	4,323.1	108.9	2.52
National certificates $100,000 and over	2,846.3	100.0	3.51	2,756.7	148.1	5.37

Total interest-bearing deposits	7,401.8	182.7	2.47	7,079.8	257.0	3.63
Federal funds purchased and securities sold under agreements to repurchase	1,810.5	38.0	2.10	1,465.0	68.4	4.67
U.S. Treasury demand	18.5	0.2	1.28	9.8	0.5	4.77
Line of credit and other debt	54.5	3.5	6.52	93.4	7.9	8.45

Total short-term borrowings	1,883.5	41.7	2.22	1,568.2	76.8	4.90
Long-term debt	418.3	29.3	7.01	307.3	19.5	6.33

Total interest-bearing liabilities	9,703.6	253.7	2.61	8,955.3	353.3	3.95
Demand deposits	841.7			722.4
Other noninterest funds	434.6			477.2

Total funds used to support earning assets	10,979.9	253.7	2.31	10,154.9	353.3	3.48
Minority interest	0.2			0.2
Stockholders’ equity	1,103.1			1,091.0
Equity used to support earning assets	(434.6)			(477.2)
Other liabilities	232.6			228.5

Total liabilities and stockholders’ equity	$11,881.2			$10,997.4
Net interest income/margin[4]		360.5	3.28%		372.8	3.67%
Tax-equivalent adjustment		(2.8)			(3.9)

Net interest income		$357.7			$368.9

69

2006			2005			2004
Average	Income/	Average	Average	Income/	Average	Average	Income/	Average
balance	expense	rate	balance	expense	rate	balance	expense	rate

$2.9	$0.1	4.16%	$1.0	$0.1	6.44%	$0.5	$—	5.75%
49.9	2.6	5.09	32.7	1.0	3.30	23.3	0.4	1.42

52.8	2.7	5.04	33.7	1.1	3.39	23.8	0.4	1.52
159.1	6.0	3.76	125.7	3.9	3.05	187.9	5.6	2.97
485.9	20.4	4.20	366.8	14.1	3.85	260.6	10.2	3.92
9.8	0.9	8.80	11.2	1.0	8.75	13.0	1.1	8.69
90.6	6.9	7.65	93.1	6.9	7.50	122.3	9.1	7.41
792.7	32.9	4.15	942.0	38.4	4.07	982.5	39.8	4.05
386.1	23.6	6.14	344.3	16.5	4.79	288.4	9.3	3.25

1,924.2	90.7	4.72	1,883.1	80.8	4.29	1,854.7	75.1	4.05
9.1	0.6	6.23	13.3	0.4	3.28	20.2	0.4	1.75
2,437.4	189.6	7.78	2,462.1	152.2	6.19	2,374.4	107.9	4.55
1,516.8	128.5	8.47	982.3	67.4	6.87	731.8	35.7	4.88
1,240.8	97.6	7.87	1,229.1	79.3	6.46	1,168.6	58.9	5.04

5,195.0	415.7	8.00	4,673.5	298.9	6.40	4,274.8	202.5	4.74
495.2	28.7	5.80	438.6	25.9	5.89	453.8	27.4	6.04
1,458.2	104.6	7.18	1,329.3	84.8	6.38	1,134.1	67.7	5.97
551.4	36.1	6.54	605.7	28.6	4.72	607.7	17.5	2.88

2,504.8	169.4	6.76	2,373.6	139.3	5.86	2,195.6	112.6	5.13
7,699.8	585.1	7.60	7,047.1	438.2	6.22	6,470.4	315.1	4.87
9,685.9			8,977.2			8,369.1
(40.2)			(19.8)			(6.4)
9,645.7	679.1	7.01	8,957.4	520.5	5.80	8,362.7	391.0	4.67
849.4			845.6			765.1

$10,495.1			$9,803.0			$9,127.8

$311.4	1.3	0.41%	$344.9	0.9	0.27%	$369.1	0.7	0.18%
2,365.1	26.5	1.12	2,303.8	19.9	0.86	2,311.1	11.6	0.50
979.4	36.5	3.73	824.4	21.1	2.56	768.3	15.6	2.03
521.7	23.3	4.48	401.5	12.1	3.01	177.7	3.0	1.69

4,177.6	87.6	2.10	3,874.6	54.0	1.39	3,626.2	30.9	0.85
2,803.9	143.7	5.12	2,306.6	77.4	3.36	2,039.5	29.3	1.44

6,981.5	231.3	3.31	6,181.2	131.4	2.13	5,665.7	60.2	1.06
1,116.2	53.2	4.77	1,096.3	35.1	3.20	1,106.0	18.1	1.64
11.1	0.5	4.77	11.5	0.3	3.04	9.5	0.1	1.10
8.5	0.5	5.95	—	—	—	0.8	—	1.52

1,135.8	54.2	4.77	1,107.8	35.4	3.20	1,116.3	18.2	1.63
394.4	26.2	6.65	405.5	20.9	5.15	407.3	13.7	3.36

8,511.7	311.7	3.66	7,694.5	187.7	2.44	7,189.3	92.1	1.28
759.1			992.0			927.5
415.1			290.7			252.3

9,685.9	311.7	3.22	8,977.2	187.7	2.09	8,369.1	92.1	1.10
0.3			0.2			0.4
1,059.1			949.3			854.3
(415.1)			(290.7)			(252.3)
164.9			167.0			156.3

$10,495.1			$9,803.0			$9,127.8
	367.4	3.79%		332.8	3.71%		298.9	3.57%
	(4.3)			(3.9)			(4.5)

	$363.1			$328.9			$294.4

[1]	Federal Home Loan Bank and Federal Reserve Bank stock

[2]	Tax-advantaged income has been adjusted to a tax-equivalent basis using an income tax rate of 35% for all years.

[3]	Loan balances include nonaccrual loans. Interest income includes amortization of deferred loan fees.

[4]	To compute the net interest margin, we divide net interest income on a fully tax-equivalent basis by total earning assets, on average.

Note: Average rates are calculated using average balances based on historical cost and do not reflect market valuation adjustments.

70 Wilmington Trust Corporation	2008 Annual Report
FIVE-YEAR COMPARISON OF
CONSOLIDATED AVERAGE STATEMENTS OF CONDITION

For the year ended December 31 (in millions)	2008	2007	2006	2005	2004

ASSETS
Cash and due from banks	$253.1	$208.7	$210.6	$229.2	$212.2
Interest-bearing deposits in other banks	67.1	4.4	2.9	1.0	0.5
Federal funds sold and securities purchased under agreements to resell	32.7	34.0	49.9	32.7	23.3
Investment securities:
U.S. Treasury securities	61.0	103.0	156.5	124.4	189.0
Government agency securities	493.3	657.8	478.9	363.8	262.2
Obligations of state and political subdivisions	9.0	14.7	10.0	11.5	13.5
Preferred stock	35.6	66.2	90.2	94.0	120.9
Mortgage-backed securities	700.2	647.5	761.9	925.0	973.6
Other securities	262.1	374.3	386.5	344.6	289.1

Total investment securities	1,561.2	1,863.5	1,884.0	1,863.3	1,848.3
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	22.2	12.4	9.1	13.3	20.2
Loans:
Commercial, financial, and agricultural	2,814.6	2,485.7	2,437.4	2,462.1	2,374.4
Real estate — construction	1,860.6	1,731.9	1,516.8	982.3	731.8
Commercial mortgage	1,694.1	1,382.2	1,240.8	1,229.1	1,168.6

Total commercial loans	6,369.3	5,599.8	5,195.0	4,673.5	4,274.8
Residential mortgage	562.0	556.3	495.2	438.6	453.8
Consumer	1,728.7	1,526.6	1,458.2	1,329.3	1,134.1
Loans secured with investments	540.0	529.3	551.4	605.7	607.7

Total retail loans	2,830.7	2,612.2	2,504.8	2,373.6	2,195.6
Total loans net of unearned income	9,200.0	8,212.0	7,699.8	7,047.1	6,470.4
Reserve for loan losses	(108.1)	(95.5)	(91.8)	(90.9)	(90.3)

Net loans	9,091.9	8,116.5	7,608.0	6,956.2	6,380.1
Premises and equipment	153.5	149.6	150.6	148.9	152.0
Goodwill	356.0	314.3	339.6	341.4	290.9
Other intangibles	42.4	36.6	37.4	41.5	31.1
Other assets	301.1	257.4	203.0	175.5	169.2

Total assets	$11,881.2	$10,997.4	$10,495.1	$9,803.0	$9,127.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$841.7	$722.4	$759.1	$992.0	$927.5
Interest-bearing:
Savings	779.3	500.1	311.4	344.9	369.1
Interest-bearing demand	2,470.4	2,400.2	2,365.1	2,303.8	2,311.1
Certificates under $100,000	1,006.3	1,010.1	979.4	824.4	768.3
Local certificates $100,000 and over	299.5	412.7	521.7	401.5	177.7

Total core deposits	5,397.2	5,045.5	4,936.7	4,866.6	4,553.7
National certificates $100,000 and over	2,846.3	2,756.7	2,803.9	2,306.6	2,039.5

Total deposits	8,243.5	7,802.2	7,740.6	7,173.2	6,593.2
Short-term borrowings:
Federal funds purchased and securities sold under agreements to repurchase	1,810.5	1,465.0	1,116.2	1,096.3	1,106.0
U.S. Treasury demand	18.5	9.8	11.1	11.5	9.5
Line of credit and other debt	54.5	93.4	8.5	—	0.8

Total short-term borrowings	1,883.5	1,568.2	1,135.8	1,107.8	1,116.3
Other liabilities	232.6	228.5	164.9	167.0	156.3
Long-term debt	418.3	307.3	394.4	405.5	407.3

Total liabilities	10,777.9	9,906.2	9,435.7	8,853.5	8,273.1
Minority interest	0.2	0.2	0.3	0.2	0.4
Stockholders’ equity:
Preferred stock	17.9	—	—	—	—
Other stockholders’ equity	1,085.2	1,091.0	1,059.1	949.3	854.3

Total stockholders’ equity	1,103.1	1,091.0	1,059.1	949.3	854.3

Total liabilities and stockholders’ equity	$11,881.2	$10,997.4	$10,495.1	$9,803.0	$9,127.8

71
FIVE-YEAR COMPARISON OF
CONSOLIDATED STATEMENTS OF INCOME

For the year ended December 31 (in millions, except share amounts)	2008	2007	2006	2005	2004

NET INTEREST INCOME
Interest income	$611.4	$722.2	$674.8	$516.6	$386.5
Interest expense	253.7	353.3	311.7	187.7	92.1

Net interest income	357.7	368.9	363.1	328.9	294.4
Provision for loan losses	(115.5)	(28.2)	(21.3)	(11.8)	(15.6)

Net interest income after provision for loan losses	242.2	340.7	341.8	317.1	278.8
NONINTEREST INCOME
Advisory fees:
Wealth Advisory Services	224.7	220.1	192.0	172.1	155.6
Corporate Client Services	131.8	98.6	85.6	76.3	71.6
Cramer Rosenthal McGlynn	16.4	20.7	19.3	16.1	10.9
Roxbury Capital Management	(0.7)	1.2	1.2	1.4	1.6

Total advisory fees	372.2	340.6	298.1	265.9	239.7
Amortization of affiliate intangibles	(7.7)	(4.7)	(4.2)	(4.0)	(2.5)

Total advisory fees after amortization of affiliate intangibles	364.5	335.9	293.9	261.9	237.2
Service charges on deposit accounts	30.2	28.3	28.2	28.1	31.4
Other noninterest income	28.3	21.7	23.8	22.5	18.6
Securities (losses)/gains	(130.6)	0.1	0.2	0.8	(0.5)

Total noninterest income	292.4	386.0	346.1	313.3	286.7
Net interest and noninterest income	534.6	726.7	687.9	630.4	565.5
NONINTEREST EXPENSE
Salaries and wages	196.3	172.8	154.4	139.8	134.7
Incentives and bonuses	48.1	46.9	39.8	38.0	35.1
Employment benefits	51.7	50.9	48.3	47.2	40.7
Net occupancy	30.8	28.3	25.7	22.4	21.2
Furniture, equipment, and supplies	43.3	39.2	38.3	34.7	32.1
Other noninterest expense	122.6	106.0	92.8	88.0	86.0

Total noninterest expense before impairment	492.8	444.1	399.3	370.1	349.8
Goodwill impairment write-down	66.9	—	72.3	—	—

Total noninterest expense	559.7	444.1	471.6	370.1	349.8
NET(LOSS)/INCOME
(Loss)/income before income taxes and minority interest	(25.1)	282.6	216.3	260.3	215.7
Income tax (benefit)/expense	(2.0)	99.7	72.7	93.0	77.9

Net (loss)/income before minority interest	(23.1)	182.9	143.6	167.3	137.8
Minority interest	0.5	0.9	(0.2)	0.3	0.9

Net(loss)/income	$(23.6)	$182.0	$143.8	$167.0	$136.9

Net (loss)/income per common share — basic	$(0.36)	$2.68	$2.10	$2.47	$2.05
Net (loss)/income per common share — diluted	$(0.36)	$2.64	$2.06	$2.43	$2.02
Weighted average common shares outstanding (in thousands):
Basic	67,454	67,946	68,413	67,688	66,793
Diluted	67,454	68,851	69,675	68,570	67,749
Net (loss)/income as a percentage of:
Average total assets	(0.20)%	1.65%	1.37%	1.70%	1.50%
Average common stockholders’ equity	(2.17)%	16.68%	13.58%	17.59%	16.02%
EXCLUDING IMPAIRMENT WRITE-DOWNS
(Loss)/income before income taxes and minority interest	$(25.1)	$282.6	$216.3	$260.3	$215.7
Impairment write-downs	197.6	—	72.3	—	—

Income before income taxes, minority interest, and impairment write-downs	172.5	282.6	288.6	260.3	215.7
Income tax expense	72.6	99.7	103.3	93.0	77.9

Net income before minority interest and impairment write-downs	99.9	182.9	185.3	167.3	137.8
Minority interest	0.5	0.9	(0.2)	0.3	0.9

Net income before impairment write-downs	$99.4	$182.0	$185.5	$167.0	$136.9
Net income per common share — basic	$1.46	$2.68	$2.71	$2.47	$2.05
Net income per common share — diluted	$1.46	$2.64	$2.66	$2.43	$2.02
Weighted average common shares outstanding (in thousands):
Basic	67,454	67,946	68,413	67,688	66,793
Diluted	67,607	68,851	69,675	68,570	67,749
Net income as a percentage of:
Average total assets	0.83%	1.65%	1.76%	1.70%	1.50%
Average common stockholders’ equity	8.97%	16.68%	17.34%	17.59%	16.02%

72 Wilmington Trust Corporation	2008 Annual Report
SUMMARY OF CONSOLIDATED
QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

For the quarter ended	2008				2007
(in millions, except per share amounts)	Dec. 31	Sept. 30	June 30	Mar. 31	Dec. 31	Sept. 30	June 30	Mar. 31

NET INTEREST INCOME
Interest income	$147.1	$152.1	$150.0	$162.4	$177.9	$183.4	$180.8	$180.0
Interest expense	52.5	61.0	64.8	75.5	86.8	89.3	88.0	89.2

Net interest income	94.6	91.1	85.2	86.9	91.1	94.1	92.8	90.8
Provision for loan losses	(67.5)	(19.6)	(18.5)	(10.0)	(9.2)	(8.9)	(6.5)	(3.6)

Net interest income after provision for loan losses	27.1	71.5	66.7	76.9	81.9	85.2	86.3	87.2

NONINTEREST INCOME
Advisory fees:
Wealth Advisory Services	54.0	57.3	57.8	55.7	59.1	56.1	53.4	51.5
Corporate Client Services	39.7	34.4	31.7	26.0	26.2	23.6	24.8	24.0
Cramer Rosenthal McGlynn	3.1	3.8	5.5	4.0	5.5	4.2	6.3	4.7
Roxbury Capital Management	(0.3)	0.4	(1.1)	0.3	0.4	0.4	0.2	0.1

Total advisory fees	96.5	95.9	93.9	86.0	91.2	84.3	84.7	80.3
Amortization of affiliate intangibles	(2.3)	(2.2)	(2.0)	(1.2)	(1.3)	(1.2)	(1.1)	(1.1)

Advisory fees after amortization of affiliate intangibles	94.2	93.7	91.9	84.8	89.9	83.1	83.6	79.2
Service charges on deposit accounts	7.3	7.7	7.5	7.6	7.3	7.2	7.0	6.8
Other noninterest income	5.5	6.1	6.3	10.4	5.3	4.7	6.2	5.4
Securities (losses)/gains	(98.4)	(19.7)	(12.5)	—	0.2	(0.2)	0.1	—

Noninterest income	8.6	87.8	93.2	102.8	102.7	94.8	96.9	91.4
Net interest and noninterest income	35.7	159.3	159.9	179.7	184.6	180.0	183.2	178.6

NONINTEREST EXPENSE
Salaries and wages	51.7	50.6	48.3	45.7	45.0	44.1	41.9	41.8
Incentives and bonuses	8.6	11.8	13.2	14.5	11.5	10.0	11.4	14.0
Employment benefits	12.1	12.8	12.4	14.3	12.0	12.7	11.5	14.6
Net occupancy	7.3	7.9	8.0	7.5	7.4	7.3	6.8	6.8
Furniture, equipment, and supplies	11.8	11.7	10.3	9.8	9.7	10.0	9.8	9.7
Other noninterest expense:
Advertising and contributions	2.8	2.6	3.0	2.1	3.2	2.0	2.8	2.7
Servicing and consulting fees	4.8	2.9	3.2	2.5	3.4	2.6	2.8	2.4
Subadvisor expense:
Retirement services	6.7	2.0	0.8	—	—	—	0.1	—
Other services	2.4	2.7	2.7	2.7	2.8	2.7	2.4	2.5
Travel, entertainment, and training	2.8	3.2	2.9	2.4	3.3	2.8	2.4	2.2
Originating and processing fees	2.8	2.8	2.6	2.4	2.9	2.8	2.7	2.5
Other expense	18.0	12.9	14.2	11.6	15.7	13.8	11.4	11.2

Total other noninterest expense	40.3	29.1	29.4	23.7	31.3	26.7	24.6	23.5
Total noninterest expense before impairment	131.8	123.9	121.6	115.5	116.9	110.8	106.0	110.4
Goodwill impairment write-down	—	—	66.9	—	—	—	—	—

Total noninterest expense	131.8	123.9	188.5	115.5	116.9	110.8	106.0	110.4

NET (LOSS)/INCOME
(Loss)/income before income taxes and minority interest	(96.1)	35.4	(28.6)	64.2	67.7	69.2	77.2	68.2
Income tax (benefit)/expense	(27.6)	12.3	(9.3)	22.7	23.6	22.9	28.3	24.6

Net (loss)/income before minority interest	(68.5)	23.1	(19.3)	41.5	44.1	46.3	48.9	43.6
Minority interest	—	0.2	0.2	0.1	0.1	0.1	—	0.6

Net (loss)/income	$(68.5)	$22.9	$(19.5)	$41.4	$44.0	$46.2	$48.9	$43.0
Net (loss)/income per common share — basic	$(1.02)	$0.34	$(0.29)	$0.62	$0.66	$0.68	$0.71	$0.63
Net (loss)/income per common share — diluted	$(1.02)	$0.34	$(0.29)	$0.62	$0.65	$0.67	$0.70	$0.62

EXCLUDING IMPAIRMENT WRITE-DOWNS
(Loss)/income before income taxes and minority interest	$(96.1)	$35.4	$(28.6)	$64.2	$67.7	$69.2	$77.2	$68.2
Impairment write-downs	98.4	19.7	79.5	—	—	—	—	—

Income before income taxes, minority interest, and impairment write-downs	2.3	55.1	50.9	64.2	67.7	69.2	77.2	68.2
Income tax expense	11.8	19.5	18.7	22.7	23.6	22.9	28.3	24.6

Net (loss)/income before minority interest and impairment write-downs	(9.5)	35.6	32.2	41.5	44.1	46.3	48.9	43.6
Minority interest	—	0.2	0.2	0.1	0.1	0.1	—	0.6

Net (loss)/income before impairment write-downs	$(9.5)	$35.4	$32.0	$41.4	$44.0	$46.2	$48.9	$43.0
Net (loss)/income per common share - basic	$(0.15)	$0.53	$0.48	$0.62	$0.66	$0.68	$0.71	$0.63
Net (loss)/income per common share - diluted	$(0.15)	$0.53	$0.47	$0.62	$0.65	$0.67	$0.70	$0.62

73
CONSOLIDATED STATEMENTS OF CONDITION

As of December 31 (in millions, except share amounts)	2008	2007

ASSETS
Cash and due from banks	$290.4	$260.5
Interest-bearing deposits in other banks	141.0	4.4
Federal funds sold and securities purchased under agreements to resell	45.3	129.6
Investment securities available for sale	1,210.7	1,844.7
Investment securities held to maturity (fair value of $119.2 in 2008 and $2.1 in 2007)	162.6	2.1
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	20.0	22.4
Loans:
Commercial, financial, and agricultural	2,966.3	2,594.9
Real estate — construction	1,923.8	1,780.4
Commercial mortgage	1,870.2	1,463.4

Total commercial loans	6,760.3	5,838.7
Residential mortgage	571.2	562.0
Consumer	1,732.9	1,571.6
Loans secured with investments	554.7	503.5

Total retail loans	2,858.8	2,637.1
Total loans, net of unearned income of $5.6 in 2008 and $5.4 in 2007	9,619.1	8,475.8
Reserve for loan losses	(157.1)	(101.1)

Net loans	9,462.0	8,374.7
Premises and equipment, net	152.0	152.1
Goodwill, net of accumulated amortization of $29.8 in 2008 and 2007	355.6	330.0
Other intangible assets, net of accumulated amortization of $39.6 in 2008 and $31.6 in 2007	47.0	38.3
Accrued interest receivable	82.0	80.0
Other assets	350.3	246.9

Total assets	$12,318.9	$11,485.7

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$1,365.3	$966.2
Interest-bearing:
Savings	815.7	659.8
Interest-bearing demand	2,632.9	2,471.8
Certificates under $100,000	1,072.5	1,011.4
Local certificates $100,000 and over	230.7	356.3

Total core deposits	6,117.1	5,465.5
National certificates $100,000 and over	2,432.9	2,392.0

Total deposits	8,550.0	7,857.5
Short-term borrowings:
Federal funds purchased and securities sold under agreements to repurchase	1,590.8	1,775.3
U.S. Treasury demand deposits	6.4	77.3
Line of credit and other debt	20.0	139.5

Total short-term borrowings	1,617.2	1,992.1
Accrued interest payable	71.2	78.8
Other liabilities	277.6	169.1
Long-term debt	468.8	267.8

Total liabilities	10,984.8	10,365.3
Minority interest	0.2	0.1
Stockholders’ equity:
Preferred stock: $1.00 par value, 1,000,000 shares authorized, 330,000 5% cumulative shares issued and outstanding	321.5	—
Common stock: $1.00 par value, authorized 150,000,000 shares, issued 78,528,346 shares	78.5	78.5
Capital surplus	216.4	188.1
Retained earnings	1,103.7	1,221.1
Accumulated other comprehensive loss	(84.5)	(28.4)

Total contributed capital and retained earnings	1,635.6	1,459.3
Less: treasury stock: 9,414,898 shares in 2008 and 11,441,800 shares in 2007, at cost	(301.7)	(339.0)

Total stockholders’ equity	1,333.9	1,120.3

Total liabilities and stockholders’ equity	$12,318.9	$11,485.7
See Notes to Consolidated Financial Statements

74 Wilmington Trust Corporation	2008 Annual Report
CONSOLIDATED STATEMENTS OF INCOME

For the year ended December 31 (in millions, except share amounts)	2008	2007	2006

NET INTEREST INCOME
Interest and fees on loans	$532.8	$627.5	$583.2
Interest and dividends on investment securities:
Taxable interest	73.1	87.4	82.3
Tax-exempt interest	0.4	0.5	0.6
Dividends	2.5	4.4	5.4
Interest on deposits in other banks	1.2	0.3	0.2
Interest on federal funds sold and securities purchased under agreements to resell	0.7	1.7	2.5
Dividends on Federal Home Loan Bank and Federal Reserve Bank stock	0.7	0.4	0.6

Total interest income	611.4	722.2	674.8
Interest on deposits	182.7	257.0	231.3
Interest on short-term borrowings	41.7	76.8	54.2
Interest on long-term debt	29.3	19.5	26.2

Total interest expense	253.7	353.3	311.7
Net interest income	357.7	368.9	363.1
Provision for loan losses	(115.5)	(28.2)	(21.3)

Net interest income after provision for loan losses	242.2	340.7	341.8

NONINTEREST INCOME
Advisory fees:
Wealth Advisory Services:
Trust and investment advisory fees	152.0	158.6	136.5
Mutual fund fees	27.2	21.4	20.2
Planning and other services	45.5	40.1	35.3

Total Wealth Advisory Services	224.7	220.1	192.0
Corporate Client Services:
Capital markets services	48.1	42.9	37.0
Entity management services	32.4	30.0	26.8
Retirement services	37.4	12.9	11.5
Investment/cash management services	13.9	12.8	10.3

Total Corporate Client Services	131.8	98.6	85.6
Cramer Rosenthal McGlynn	16.4	20.7	19.3
Roxbury Capital Management	(0.7)	1.2	1.2

Total advisory fees	372.2	340.6	298.1
Amortization of affiliate intangibles	(7.7)	(4.7)	(4.2)

Total advisory fees after amortization of affiliate intangibles	364.5	335.9	293.9
Service charges on deposit accounts	30.2	28.3	28.2
Loan fees and late charges	8.9	8.6	8.0
Card fees	9.6	7.2	9.2
Other noninterest income	9.8	5.9	6.6
Securities (losses)/gains	(130.6)	0.1	0.2

Total noninterest income	292.4	386.0	346.1
Net interest and noninterest income	$534.6	$726.7	$687.9
(CONTINUED)

75

For the year ended December 31 (in millions, except share amounts)	2008	2007	2006

NONINTEREST EXPENSE
Salaries and wages	$196.3	$172.8	$154.4
Incentives and bonuses	48.1	46.9	39.8
Employment benefits	51.7	50.9	48.3
Net occupancy	30.8	28.3	25.7
Furniture, equipment, and supplies	43.3	39.2	38.3
Advertising and contributions	10.5	10.7	9.4
Servicing and consulting fees	13.4	11.2	10.4
Subadvisor expense:
Retirement services	9.6	0.1	0.1
Other services	10.3	10.4	10.6
Travel, entertainment, and training	11.3	10.7	10.4
Originating and processing fees	10.6	10.9	11.1
Other noninterest expense	56.9	52.0	40.8

Total noninterest expense before impairment	492.8	444.1	399.3
Goodwill impairment write-down	66.9	—	72.3

Total noninterest expense	559.7	444.1	471.6

NET (LOSS)/INCOME
(Loss)/income before income taxes and minority interest	(25.1)	282.6	216.3
Income tax (benefit)/expense	(2.0)	99.7	72.7

Net (loss)/income before minority interest	$(23.1)	$182.9	$143.6
Minority interest	0.5	0.9	(0.2)

Net (loss)/income	$(23.6)	$182.0	$143.8
Net (loss)/income per common share:
Basic	$(0.36)	$2.68	$2.10
Diluted	$(0.36)	$2.64	$2.06
Weighted average common shares outstanding (in thousands):
Basic	67,454	67,946	68,413
Diluted	67,454	68,851	69,675
See Notes to Consolidated Financial Statements

76 Wilmington Trust Corporation	2008 Annual Report
CONSOLIDATED STATEMENTS OF
CHANGES IN STOCKHOLDERS’ EQUITY

					Accumulated
					other com-
	Preferred	Common	Capital	Retained	prehensive	Treasury
(in millions, except share amounts)	stock	stock[2]	surplus	earnings	loss[3]	stock	Total

2008
Balance at January 1, 2008	$—	$78.5	$188.1	$1,221.1	$(28.4)	$(339.0)	$1,120.3
Comprehensive loss:
Net loss	—	—	—	(23.6)	—	—	(23.6)
Other comprehensive loss[1]	—	—	—	—	(56.1)	—	(56.1)

Total comprehensive loss							(79.7)
Cash dividends paid: $1.37 per common share	—	—	—	(92.5)	—	—	(92.5)
Preferred stock issued	321.5	—	8.5	—	—	—	330.0
Pension/SERP[6] adjustment due to change in measurement date, net of taxes[7]	—	—	—	(1.3)	—	—	(1.3)
Common stock issued under employment benefit plans and to the Board of Directors (353,197 shares issued)	—	—	1.3	—	—	5.9	7.2
Reissuance of treasury stock (1,727,300 shares)	—	—	10.6	—	—	33.1	43.7
Stock-based compensation expense	—	—	8.0	—	—	—	8.0
Acquisition of treasury stock (53,595 shares)	—	—	—	—	—	(1.7)	(1.7)
Tax expense from stock-based compensation costs	—	—	(0.1)	—	—	—	(0.1)

Balance at December 31, 2008	$321.5	$78.5	$216.4	$1,103.7	$(84.5)	$(301.7)	$1,333.9

2007
Balance at January 1, 2007	$—	$78.5	$168.6	$1,130.4	$(52.7)	$(265.5)	$1,059.3
Comprehensive income:
Net income	—	—	—	182.0	—	—	182.0
Other comprehensive income[1]	—	—	—	—	24.3	—	24.3

Total comprehensive income							206.3
Cash dividends paid: $1.32 per common share	—	—	—	(89.9)	—	—	(89.9)
Common stock issued under employment benefit plans and to the Board of Directors (807,955 shares issued)	—	—	10.1	—	—	13.0	23.1
Stock-based compensation expense	—	—	8.1	—	—	—	8.1
Acquisition of treasury stock (2,180,923 shares)	—	—	—	—	—	(86.5)	(86.5)
Adoption of FASB Interpretation No. 48	—	—	—	(1.4)	—	—	(1.4)
Tax benefits from stock-based compensation costs	—	—	1.3	—	—	—	1.3

Balance at December 31, 2007	$—	$78.5	$188.1	$1,221.1	$(28.4)	$(339.0)	$1,120.3
(CONTINUED)

77

						Accumulated
						other com-
	Preferred	Common	Capital		Retained	prehensive	Treasury
(in millions, except share amounts)	stock	stock[2]	surplus		earnings	loss[3]	stock	Total

2006
Balance at January 1, 2006	$—	$78.5	$145.0		$1,071.7	$(21.8)	$(255.7)	$1,017.7
Comprehensive income:
Net income	—	—	—		143.8	—	—	143.8
Other comprehensive income[1]	—	—	—		—	3.5	—	3.5

Total comprehensive income								147.3
Effect of adopting SFAS 158, net of taxes of $(18.6)	—	—	—		—	(34.4)	—	(34.4)
Cash dividends paid: $1.245 per common share	—	—	—		(85.1)	—	—	(85.1)
Common stock issued under employment benefit plans and to the Board of Directors (1,219,231 shares issued)	—	—	11.3	[4]	—	—	19.3	30.6
Stock-based compensation expense	—	—	7.8	[5]	—	—	—	7.8
Acquisition of treasury stock (662,996 shares)	—	—	—		—	—	(29.1)	(29.1)
Tax benefits from stock-based compensation costs	—	—	4.5		—	—	—	4.5

Balance at December 31, 2006	$—	$78.5	$168.6		$1,130.4	$(52.7)	$(265.5)	$1,059.3

[1] Other comprehensive (loss)/income
(in millions)	2008	2007	2006

Other comprehensive (loss)/income, net of tax:
Net unrealized (losses)/gains on securities, net of taxes of $(54.0), $(2.6), and $2.9	$(95.9)	$(4.5)	$5.0
Net unrealized gain on equity method investments, net of taxes of $0.3, $0.0, and $0.0	0.5	—	—
Reclassification adjustment for securities losses/(gains) included in net income, net of income taxes of $47.0, $0.0, and $(0.1)	83.6	(0.1)	(0.1)
Net unrealized holding gains/(losses) arising during the year on derivatives used for cash flow hedges, net of taxes of $4.9, $8.3, and $(1.5)	8.8	15.4	(2.7)
Reclassification adjustment from accumulated other comprehensive income into earnings of discontinued cash flow hedges, net of taxes of $(3.6), $0.0, and $0.0	(6.7)	—	—
Reclassification adjustment of derivative costs, net of income taxes of $(0.8), $0.7, and $0.1	(1.4)	1.3	0.1
Foreign currency translation adjustments, net of income taxes of $(1.5), $0.2, and $0.7	(2.6)	0.3	1.2
SERP[6] liability adjustment, net of income taxes of $(1.9), $(0.4), and $0.0	(3.6)	(0.7)	—
Postretirement benefits liability adjustment, net of income taxes of $5.1, $0.4, and $0.0	9.6	0.4	—
Pension liability adjustment, net of income taxes of $(26.1), $6.5, and $0.0	(48.4)	12.2	—

Total other comprehensive (loss)/income	$(56.1)	$24.3	$3.5

[2]	Shares outstanding at December 31, 2008, 2007, and 2006 were 69,113,448, 67,086,546, and 68,459,514, respectively

[3]	See Note 21 for additional accumulated other comprehensive loss information

[4]	Includes reclassification of $(0.8) for 2006

[5]	Includes reclassification of $0.8 for 2006

[6]	Supplemental executive retirement plan

[7]	See Note 18 for measurement date information
           See Notes to Consolidated Financial Statements

78 Wilmington Trust Corporation	2008 Annual Report
CONSOLIDATED STATEMENTS OF CASH FLOWS

For the year ended December 31 (in millions)	2008	2007	2006

OPERATING ACTIVITIES

Net (loss)/income	$(23.6)	$182.0	$143.8
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	115.5	28.2	21.3
Provision for depreciation and other amortization	22.8	22.8	21.8
Impairment write-down	66.9	—	72.3
Amortization of other intangible assets	8.9	5.9	5.4
Minority interest in net income	0.5	0.9	(0.2)
(Accretion)/amortization of discounts and premiums on investment securities	0.2	(1.4)	0.3
Deferred income taxes	(110.2)	(14.7)	(32.5)
Originations of residential mortgages available for sale	(96.8)	(115.7)	(82.4)
Gross proceeds from sales of residential mortgages	97.9	117.2	83.2
Gains on sales of residential mortgages	(1.1)	(1.5)	(0.8)
Securities (gains)/losses:
Other-than-temporary impairment	130.7	—	—
Other	(0.1)	(0.1)	(0.2)
Employer pension contributions	(6.5)	(10.0)	(15.0)
Amortization of gain on interest rate floors	(12.7)	—	—
Stock-based compensation expense[2]	8.0	8.1	7.8
Tax expense/(benefit) realized on employee exercise of stock options	0.1	(1.3)	(4.5)
Decrease/(increase) in other assets	16.7	(43.3)	27.6
Increase in other liabilities	33.7	46.0	22.2

Net cash provided by operating activities	$250.9	$223.1	$270.1

INVESTING ACTIVITIES
Proceeds from sales of investment securities available for sale	$11.9	$44.2	$23.0
Proceeds from sales of Federal Home Loan Bank and Federal Reserve Bank stock	17.9	8.7	5.4
Proceeds from maturities of investment securities available for sale	1,208.6	1,332.4	1,404.0
Proceeds from maturities of investment securities held to maturity	4.2	0.5	0.8
Purchases of investment securities available for sale	(900.6)	(1,121.4)	(1,610.8)
Purchases of investment securities held to maturity	(0.6)	(0.9)	—
Purchases of Federal Home Loan Bank and Federal Reserve Bank stock	(15.5)	(23.8)	(0.6)
Investments in affiliates	(16.8)	(17.9)	(13.3)
Cash paid for acquisitions	(109.9)	(30.7)	(4.7)
Proceeds from sale of affiliate interest	0.3	—	—
Purchase of client list	—	—	(0.9)
Purchases of residential mortgages	(2.0)	(7.0)	(11.7)
Net increase in loans	(1,200.8)	(395.2)	(704.0)
Purchases of premises and equipment	(24.2)	(20.8)	(24.1)
Dispositions of premises and equipment	4.0	0.2	1.7
Sale of interest rate floors	55.1	—	—
Increase in interest rate floor contracts	—	—	(20.7)
Swap termination	—	—	(12.7)

Net cash used for investing activities	$(968.4)	$(231.7)	$(968.6)
(CONTINUED)

79

For the year ended December 31 (in millions)	2008	2007	2006

FINANCING ACTIVITIES
Net increase in demand, savings, and interest-bearing demand deposits	$716.1	$309.8	$86.9
Net (decrease)/increase in certificates of deposit	(23.6)	(781.4)	953.0
Net (decrease)/increase in federal funds purchased and securities sold under agreements to repurchase	(184.5)	644.5	(224.8)
Net (decrease)/increase in U.S. Treasury demand deposits	(70.9)	64.3	(5.1)
Proceeds from issuance of long-term debt	198.7	—	—
Proceeds from issuance of preferred stock	330.0	—	—
Maturity of long-term debt	(125.0)	—	(7.5)
Net increase in line of credit	5.0	—	15.0
Cash dividend	(92.5)	(89.9)	(85.1)
Distributions to minority shareholders	(0.4)	(0.8)	—
Proceeds from common stock issued under employment and director benefit plans[3]	5.7	16.8	27.2
Proceeds from reissuance of treasury stock	43.7	—	—
Tax (expense)/benefit realized on employee exercise of stock options	(0.1)	1.3	4.5
Acquisition of treasury stock	(0.2)	(80.2)	(25.7)

Net cash provided by financing activities	802.0	84.4	738.4
Effect of foreign currency translation on cash	(2.3)	0.1	0.4
Increase in cash and cash equivalents	82.2	75.9	40.3
Cash and cash equivalents at beginning of year	394.5	318.6	278.3

Cash and cash equivalents at end of year	$476.7	$394.5	$318.6

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for:
Interest	$261.3	$349.9	$282.3
Taxes	72.9	92.6	104.3
Liabilities were assumed in connection with our interests in Cramer Rosenthal McGlynn; LLC, Roxbury Capital Management, LLC; and Camden Partners Holdings, LLC; and with our acquisitions of AST Capital Trust Company; UBS Fiduciary Trust Company; Grant Tani Barash & Altman, LLC; Amaco (Luxembourg) S.A.; PwC Corporate Services (Cayman) Limited; and SPV Management Limited, as follows:

Fair value of assets acquired	$116.4	$4.9	$0.3
Goodwill and other intangible assets from acquisitions	114.7	46.2	19.2
Cash paid	(126.4)	(48.6)	(18.9)

Liabilities assumed	$104.7	$2.5	$0.6

Non-cash items during the year:
Net unrealized (losses)/gains on securities, net of tax of $(54.0), $(2.6), and $2.8, respectively	$(95.9)	$(4.6)	$4.9
Net unrealized gains on equity method investment, net of tax of $0.3, $0.0, and $0.0, respectively	0.5	—	—
Other-than-temporary impairment losses on securities, net of tax of $47.0, $0.0, and $0.0	83.7	—	—
Transfer of investment securities from available-for-sale to held-to-maturity	189.1	—	—
Net unrealized holding gains/(losses) on derivatives used for cash flow hedges, net of tax of $4.9, $8.3, and $(1.5), respectively	8.8	15.4	(2.7)
Reclassification from accumulated other comprehensive income into earnings of discontinued cash flow hedges, net of tax of $(3.6), $0.0, and $0.0	(6.7)	—	—
Foreign currency translation adjustment, net of tax of $(1.5), $0.2, and $0.7, respectively	(2.6)	0.3	1.2
Adoption of FASB Interpretation No. 48	—	(1.4)	—
Reclassification adjustment of derivative costs, net of tax of $(0.8), $0.7, and $0.1, respectively	(1.4)	1.3	0.1
Pension liability adjustment, net of tax of $(26.1), $6.5, and $(12.9), respectively	(48.4)	12.2	(23.9)
Postretirement benefits liability adjustment, net of tax of $5.1, $0.4, and $(3.9), respectively	9.6	0.4	(7.1)
SERP[1] liability adjustment, net of tax of $(1.9), $(0.4), and $(1.8), respectively	(3.6)	(0.7)	(3.4)

[1]	Supplemental executive retirement plan

[2]	Includes reclassification of $0.8 for 2006

[3]	Includes reclassification of $(0.8) for 2006
See Notes to Consolidated Financial Statements

80 Wilmington Trust Corporation	2008 Annual Report
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
We manage our company through three business lines: Regional Banking, Corporate Client Services (CCS), and Wealth Advisory Services (WAS). Although each of our businesses targets specific types of clients, provides different kinds of services, and has a different geographic scope, many of our clients use services from more than one of these businesses.

Regional Banking	Serves:
	•	Commercial banking clients in the mid-Atlantic region (Delaware and contiguous areas in Pennsylvania, New Jersey, and Maryland)
	•	Retail banking clients in Delaware

Targets:
Family-owned or closely held businesses in the mid-Atlantic region with annual sales of up to $250 million with whom we can develop long-term banking and wealth management relationships

Provides:
	•	Commercial lending, including lines of credit, term loans, and demand loans for working capital and to finance accounts receivable, inventory, and equipment purchases
	•	Consumer lending, including installment loans, residential mortgages, home improvement loans, direct and indirect automobile loans, credit cards, and secured and unsecured lines of credit
	•	Deposit taking, including demand checking, certificate of deposit, negotiable order of withdrawal, money market, and various savings deposit services

Corporate Client	Serves institutional clients who seek:
Services (CCS)	•	The advantageous legal, tax, and creditor protections available in jurisdictions in the United States, the Caribbean, and Europe
	•	Trustee and administrative services that support capital markets transactions
	•	To establish and maintain legal residency (nexus) for special purpose entities
	•	Independent trustees to hold or manage retirement plan assets
	•	Investment and cash management

Targets:
Investment bankers, corporate tax advisors, and financial executives of multinational institutions

Provides:
	•	Indenture, successor, collateral, and liquidating trustee and administrative services that support corporate debt issuances, reorganizations, debt restructurings, mergers, and bankruptcies
	•	Owner and indenture trustee and specialized services that support asset-backed securitizations and financing structures for aircraft, power generating facilities, ships, and other types of capital equipment

Notes to Consolidated Financial Statements	81

• Independent directors, corporate governance, and regulatory reporting services for special purpose entities
• Trust and custody services for unbundled retirement plans
• Fixed income investment and cash management services

Wealth Advisory	Serves:
Services (WAS)
• High-net-worth individuals and families who want to:
• Grow, preserve, and protect their wealth
• Minimize taxes
• Transfer wealth to future generations
• Support charitable endeavors
• Manage family and business affairs
• Foundations and endowments
• Tax-qualified benefit and defined contribution plans

Targets:
Clients throughout the United States with liquid assets of $10 million or more

Provides:
• Investment counseling, asset allocation, and asset management

•   Proprietary and third-party investment management that encompasses a full spectrum of investment styles and asset classes, including domestic and international equities, fixed income instruments, mutual funds, real estate investment trusts, private equity investments, and hedge funds

• Strategies for taxable and tax-exempt cash portfolios
• Fiduciary and trust services
• Financial, estate, succession, and other planning services
• Tax preparation, estate settlement, private banking, and insurance services
• Broker-dealer services
• Corporate governance, business management, bookkeeping, and other administrative services for family offices
We provide our services through various legal entities and subsidiaries that we own wholly or in part.
Our primary wholly owned subsidiary is Wilmington Trust Company, a Delaware-chartered bank and trust company formed in 1903. We have 48 branch offices and one trust office in Delaware.
Our other wholly owned depository institution is Wilmington Trust FSB, through which we conduct business in the United States outside of Delaware. Wilmington Trust FSB is a federally chartered savings bank with offices in California, Florida, Georgia, Maryland, Massachusetts, Nevada, New Jersey, New York, and Pennsylvania.
Until November 2008, we owned a third depository institution, Wilmington Trust of Pennsylvania (WTPA), a Pennsylvania-chartered bank and trust company with five offices in southeastern Pennsylvania. On November 1, 2008, we merged WTPA into Wilmington Trust FSB, which absorbed the former WTPA offices.
We own six registered investment advisors:
•	Rodney Square Management Corporation, which oversees the Wilmington family of mutual funds.

•	Wilmington Trust Investment Management, LLC (WTIM), which sets our investment and asset allocation policies and selects the independent asset managers we use in our investment consulting services.

•	Grant Tani Barash & Altman, LLC (GTBA) and Grant, Tani, Barash & Altman Management, Inc., the Beverly Hills-based firm through which we offer business management and family office services.

•	Wilmington Family Office, Inc. (WFO), through which we provide family office services.

•	Wilmington Brokerage Services Company, which is also a licensed broker-dealer.
We own five investment holding companies:
•	WT Investments, Inc. (WTI), which holds interests in five asset management firms: our two affiliate money managers, Cramer Rosenthal McGlynn, LLC, and Roxbury Capital Management, LLC; Clemente Capital, Inc.; Camden Partners Holdings, LLC;

82 Wilmington Trust Corporation	2008 Annual Report
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
In addition to the locations noted above, we and our affiliates have offices in Arizona, Connecticut, Minnesota, South Carolina, Vermont, the Cayman Islands, the Channel Islands, Amsterdam (The Netherlands), Dublin (Ireland), London (England), Frankfurt am Main (Germany), and Luxembourg.
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
We are subject to the regulations of, and undergo periodic examinations by, the Federal Reserve Bank, the Office of Thrift Supervision, the Delaware Department of Banking, other U.S. federal and state regulatory agencies, and the regulatory agencies of other countries in which we conduct business.
On December 31, 2008, we and our subsidiaries had 2,946 full-time-equivalent staff members.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

We maintain our accounting records and prepare our financial statements in accordance with U.S. generally accepted accounting principles (GAAP) and reporting practices prescribed for the banking industry. Using these principles, we make subjective judgments about uncertainties and trends and we make estimates and assumptions about the amounts we report in our financial statements and notes, including amounts for revenue recognition, the reserve for loan losses, pension and other benefit plans, stock-based employee compensation, investment securities valuations, goodwill impairment, loan origination fees, income taxes, and other items. We evaluate these estimates on an ongoing basis.
The precision of these estimates and the likelihood of future changes are subject to various risks and uncertainties, and depend on a number of assumptions, estimates, expectations, assessments of potential developments, other underlying variables, and a range of possible outcomes. Circumstances that differ significantly from our judgments and estimates could cause our actual financial results to differ from our expectations.
Our financial results could be affected adversely by, among other things, changes in national or regional economic conditions; changes in market interest rates; fluctuations in equity or fixed income markets; changes in the market values of securities in our investment portfolio; significant changes in banking laws or regulations; changes in accounting policies, procedures, or guidelines; increased competition for business; higher-than-expected credit losses; the effects of acquisitions; the effects of integrating acquired entities; a substantial and permanent loss of either client accounts and/or assets under management at Wilmington Trust and/or affiliate money managers Cramer Rosenthal McGlynn and Roxbury Capital Management; changes in the regulatory, judicial, legislative, or tax treatment of business transactions; new litigation or developments in existing litigation; and economic uncertainty created by unrest in other parts of the world.
We may use the following abbreviations throughout this report:

APB:	Accounting Principles Board
ARB:	Accounting Research Bulletin
CPP:	U.S. Department of the Treasury Capital Purchase Program
EITF:	Emerging Issues Task Force
FASB:	The Financial Accounting Standards Board
FHLB:	Federal Home Loan Bank
FIN:	FASB Interpretation (Number)
FRB:	Federal Reserve Bank

Notes to Consolidated Financial Statements	83

FSP:	FASB Staff Position
GAAP:	U.S. generally accepted accounting principles
IRS:	Internal Revenue Service
NYSE:	New York Stock Exchange
SAB:	Staff Accounting Bulletin
SEC:	Securities and Exchange Commission
SFAS:	Statement of Financial Accounting Standards
TARP:	U.S. Department of the Treasury Troubled Asset Relief Program
We have applied our critical accounting policies and estimation methods consistently in all periods presented in this report and we have discussed these policies with our Audit Committee. The following paragraphs summarize our significant accounting policies.
Consolidation. Our consolidated financial statements include the accounts of Wilmington Trust Corporation, our wholly owned subsidiaries, and the subsidiaries in which we are majority owner. We eliminate intercompany balances and transactions in consolidation. We have reclassified certain prior year amounts to conform to current year presentation.
Although we are majority owner of CRM, we do not consolidate its results because CRM owners retain control over certain governance matters. We do not consolidate the results of RCM because we are not majority owner and RCM owners retain control over certain governance matters. For information on how we account for CRM, RCM, and other subsidiaries and affiliates, read Note 4, “Affiliates and acquisitions,” in this report.
Cash. We account for cash and cash equivalents on our balance sheet as “Cash and due from banks,” “Interest-bearing deposits in other banks,” and “Federal funds sold and securities purchased under agreements to resell.”
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
We evaluate securities for other-than-temporary impairment at least quarterly. When testing a security for impairment, we consider the length of time and extent to which the fair value has been less than cost, the financial condition and near-term prospects of the issuer, general market and industry conditions, and our intent and ability to hold the security until its fair value has recovered to a level at least equal to the amortized cost. In addition, we use a cash flow methodology using remaining expected future cash flows for securities that we test for impairment under EITF 99-20, “Recognition of Interest Income and Impairment on Purchased Beneficial Interests and Beneficial Interests That Continue to Be Held by a Transferor in Securitized Financial Assets.” When we determine that a security’s unrealized loss is other-than-temporary, we recognize an impairment loss in the period in which the decline is determined to be other-than-temporary.
We do not hold investment securities for trading purposes. For more information about our investment securities, read Note 6, “Investment securities,” Note 14, “Fair value measurement of assets and liabilities,” and Note 21, “Accumulated other comprehensive income,” in this report.
Fair value. We measure the fair values of assets and liabilities in accordance with SFAS No. 157, “Fair Value Measurements,” and other related guidance. Generally, fair value is the price on which a willing buyer and a willing seller would agree in other than a distressed sale situation. Because of the uncertainties inherent in determining fair value, fair value estimates may not be precise. Many of our fair value estimates are based on highly subjective judgments and assumptions we make about market information and economic conditions. For a detailed discussion of fair value measurements and methodology used to determine fair value, read Note 14, “Fair value measurements of assets and liabilities,” in this report.
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

84 Wilmington Trust Corporation	2008 Annual Report
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
On a quarterly basis, we:
•	Charge loans deemed uncollectible against the reserve.

•	Credit recoveries, if any, to the reserve.

•	Reassess the level of the reserve.

•	Have the reserve evaluated by staff members who do not have lending responsibilities.
We made several enhancements to our reserve methodology in 2008:
•	We expanded the use of historical losses to determine appropriate reserve levels.

•	We added qualitative factors, such as general economic conditions, loan concentrations, and other factors, to the criteria we use to assign reserve levels.

•	We reclassified a portion of the reserve to a separate liability account to create a reserve for unfunded loan commitments, mainly letters of credit.
For commercial loans, we maintain reserve allocations at various levels based on our evaluation of the levels of risk inherent in the loans. For commercial loans that are not subject to specific impairment allocations, we assign reserves based on analysis of historical losses for each loan type and the assessment of qualitative factors. For loans that we have determined to be impaired, we establish reserves to reflect the present value of anticipated cash flows discounted at the loan’s effective interest rate at the date the loan is determined to be impaired or, for collateral-dependent loans, the fair value of the collateral. For collateral-dependent loans, we obtain appraisals for all significant properties. Specific reserve allocations represent subjective estimates of probable losses, and consider estimated collateral shortfalls.
For retail loans, we use historical trend data and the assessment of qualitative factors to determine reserve allocations. We establish specific allocations for impaired credits, which typically are loans that are nearing charge-off status under our charge-off policy guidelines. We establish general allocations for the remainder of the retail portfolio by applying a ratio to the outstanding balances that considers the net loss experience recognized over a historical period for the respective loan product and the assessment of qualitative factors. We adjust these allocations as necessary.
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

Notes to Consolidated Financial Statements	85
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
Goodwill and other intangible assets. We account for goodwill and other intangible assets of our consolidated subsidiaries in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.” All of the goodwill on our books is related to acquisitions we have made and firms in which we have invested, such as affiliate money managers CRM and RCM. The amount we initially record as goodwill reflects the value assigned to the asset at the time of acquisition or investment. To ensure that the amount of goodwill recorded does not exceed the actual fair value of the goodwill, we perform goodwill impairment tests at least annually, or when events occur or circumstances change that would more likely than not reduce the fair value of the goodwill. Our impairment testing methodology is consistent with the methodology prescribed in SFAS No. 142. For our unconsolidated affiliates, our impairment testing methodology is in accordance with APB No. 18, “The Equity Method of Accounting for Investments in Common Stock.” If impairment testing indicates that the fair value of the asset is less than its book value, we are required to record an impairment expense in our income statement.
A substantial and permanent loss of client accounts and/or assets under management at CRM or RCM would trigger impairment testing using a discounted cash flow approach. A decline in the fair value of our investment in either of these firms could cause us to record an impairment expense. In 2008, we recorded an impairment expense associated with RCM. For more information about the RCM impairment, read Note 10, “Goodwill and other intangible assets,” in this report.
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
We account for derivative financial instruments in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended. Depending on the type of derivative, we record the income and expense associated with derivatives as components of interest income or interest expense, or we net the income and expense and record it in other income in our income statement. We record the fair value of derivatives as other assets or other liabilities on our balance sheet (statement of condition). To determine a derivative’s fair value, we use external pricing models that incorporate assumptions about market conditions and risks that are current as of the reporting date.
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

86 Wilmington Trust Corporation	2008 Annual Report
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
For more information about derivatives, read Note 14, “Fair value measurement of assets and liabilities,” Note 15, “Derivative and hedging activities,” and Note 21, “Accumulated other comprehensive income,” in this report.
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
Pension accounting. We account for our pension and other postretirement benefits in accordance with SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106, and 132(revised),” which requires us to recognize the funded status of our plans on our balance sheet, and to recognize changes in the funded status of these plans as other comprehensive income in the year in which the changes occur. Other requirements of FASB Statements No. 87, 88, 106, and 132(revised) remain in effect and we account for our plans under these statements as applicable. For more information about these plans, read Note 18, “Pension and other postretirement benefits,” in this report.
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
Effective January 1, 2007, we adopted FIN 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109.” FIN 48 clarifies income tax accounting by prescribing that tax positions should be recognized initially in financial statements when it is more likely than not that the position will be sustained when examined by taxing authorities. FIN 48 requires tax positions to be measured as the largest amount of benefit that is more than 50% likely of being realized upon ultimate settlement. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. For more information about income taxes, read Note 20, “Income taxes,” in this report.
Our consolidated federal tax return excludes subsidiaries Rodney Square Investors, L.P.; Wilmington Trust (Cayman), Ltd.; Wilmington Trust CI Holdings Limited (WTCIH); WT Luxembourg SARL; and Wilmington Trust (UK) Limited (WTL). Rodney Square Investors, L.P. files its federal tax returns separately. Wilmington Trust (Cayman), Ltd.; WTCIH; WT Luxembourg SARL; and WTL are non-U.S. companies not subject to U.S. federal income taxes.
Per share data. We use the weighted average number of shares outstanding during each year to calculate basic net income per common share. Diluted net income per common share reflects the dilutive effect of shares issuable under stock-based compensation plans and warrants. Net income available to common shareholders for both calculations is net of preferred dividends. For more information about our earnings per share calculations, read Note 22, “Earnings per share,” in this report.
Comprehensive income. We account for unrealized gains or losses on our available-for-sale securities, additional minimum pension liabilities, derivative gains and losses, and foreign currency translation adjustments in comprehensive income, in accordance with SFAS No. 130, “Reporting Comprehensive Income.” For more information, read Note 21, “Accumulated other comprehensive loss,” in this report.

Notes to Consolidated Financial Statements	87

3. RECENT ACCOUNTING PRONOUNCEMENTS

The following recent accounting pronouncements may affect our financial condition and results of operations.
SFAS No. 160. In December 2007, FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements -an amendment of ARB No. 51.” SFAS No. 160 amends ARB No. 51 and establishes the accounting and reporting standards for a noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS No. 160 requires a noncontrolling interest, sometimes called a minority interest, in a subsidiary to be reported as a component of equity in the consolidated financial statements. SFAS No. 160 also changes the income statement presentation of noncontrolling interests, establishes a single method of accounting for a change in a parent’s ownership percentage in a subsidiary that does not result in deconsolidation, requires a parent to recognize a gain or loss in net income when a subsidiary is deconsolidated, and requires various other disclosures. SFAS No. 160 was effective for us on January 1, 2009. It will change the presentation and accounting treatment of affiliates in which we have noncontrolling interests, and of our subsidiaries in which others hold noncontrolling interests.
SFAS No. 141(revised 2007). In December 2007, FASB issued SFAS No. 141(revised 2007), “Business Combinations.” SFAS No. 141(revised 2007) retains the fundamental requirement of SFAS No. 141 that the acquisition method of accounting be used for all business combinations. However, SFAS No. 141(revised 2007) does make significant changes to the accounting for a business combination achieved in stages, the treatment of contingent consideration, transaction and restructuring costs, and other aspects of business combination accounting. SFAS No. 141(revised 2007) was effective for us with the fiscal year that began on January 1, 2009. Its adoption will change our accounting treatment for business combinations on a prospective basis.
SFAS No. 161. In March 2008, FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities -an amendment of FASB Statement No. 133.” SFAS No. 161 amends SFAS No. 133 and its related guidance by requiring expanded disclosures about derivative instruments and hedging activities. This Statement will require us to provide additional disclosure about a) how and why we use derivative instruments; b) how we account for derivative instruments and related hedged items under SFAS No. 133 and its related interpretations; and c) how derivative instruments and related hedged items affect our financial condition, financial performance, and cash flows. SFAS No. 161 does not change the accounting for derivatives under SFAS No. 133. SFAS No. 161 was effective for us on January 1, 2009.
SFAS No. 162. In May 2008, FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles.” SFAS No. 162 is intended to correct flaws in the GAAP hierarchy which, up to now, had been defined in the U. S. auditing literature. The purpose of the new standard is to improve financial reporting by providing a consistent framework for determining what accounting principles should be used when preparing U.S. GAAP financial statements. SFAS No. 162, which was effective for us on November 15, 2008, did not have a material effect on our financial statements.
FSP EITF 03-6-1. In June 2008, FASB issued FSP EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities.” FSP EITF 03-6-1 states that all outstanding unvested share-based payment awards that contain rights to non-forfeitable dividends are considered participating securities. Because the awards are considered participating securities, the issuing entity is required to apply the two-class method of computing basic and diluted earnings per share. FSP EITF 03-6-1 was effective for us on January 1, 2009. We do not expect the adoption of FSP EITF 03-6-1 to have a material effect on our financial statements.
FSP FAS No. 133-1 and FIN 45-4. In September 2008, FASB issued FSP FAS No. 133-1 and FIN 45-4, “Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161.” FSP FAS No. 133-1 and FIN 45-4 amends SFAS 133 to require sellers of credit derivatives to provide certain disclosures for credit derivatives. FSP FAS No. 133-1 and FIN 45-4 also amends FIN 45 to require guarantors to disclose the current status of the payment/performance risk of each guarantee. Although we do not sell credit derivatives, the amendments to FIN 45 apply to some of our guarantee arrangements. Adopting FSP FAS No. 133-1 and FIN 45-4, which were effective for us on December 31, 2008, did not affect our financial statements.
FSP FAS No. 157-3. In October 2008, FASB issued FSP FAS No. 157-3, “Determining the Fair Value of a Financial Asset When the Market for that Asset Is Not Active.” FSP FAS 157-3 clarifies the application of SFAS No. 157 in an inactive market and provides an example of how to determine the fair value of a financial asset when the market for that asset is inactive. Specifically, FSP FAS 157-3 states that management may use estimates that incorporate current market participant expectations of future cash flows and include appropriate risk premiums to determine the fair value of a security when there is not an active market for that security. This FSP also indicates that, in some cases, using unobservable inputs might be more appropriate than using

88 Wilmington Trust Corporation	2008 Annual Report
observable inputs to determine the fair value of a security in an inactive market. FSP FAS 157-3 was effective upon issuance. Its adoption did not affect our financial statements, but it clarified existing guidance about valuation techniques used in illiquid markets. For more information about this, read Note 14, “Fair value measurement of assets and liabilities,” in this report.
FSP FAS No. 132(revised)-1. In December 2008, FASB issued FSP FAS No. 132(revised)-1, “Employers’ Disclosures about Postretirement Benefit Plan Assets.” FSP FAS No. 132(revised)-1 amends SFAS No. 132(revised), “Employers’ Disclosures about Pensions and Other Postretirement Benefits,” to require more detailed disclosures about employers’ defined benefit plan and other post-retirement plan assets, including employers’ investment policies and strategies, major categories of plan assets, concentration of risk within plan assets, and valuation techniques used to measure the fair value of plan assets. FSP FAS No. 132(revised)-1 will not change the accounting for postretirement benefit plan assets. FSP FAS No. 132(revised)-1 will be effective for us for the fiscal year ending December 31, 2009.
FSP No. EITF 99-20-1. In January 2009, FASB issued FSP No. EITF 99-20-1, “Amendments to the Impairment Guidance of EITF Issue No. 99-20.” FSP No. EITF 99-20-1 amends the impairment recognition model provided in EITF 99-20, “Recognition of Interest Income and Impairment on Purchased Beneficial Interests and Beneficial Interests That Continue to Be Held by a Transferor in Securitized Financial Assets.” EITF 99-20 required other-than-temporary impairment recognition to be based on the cash flows that a market participant used to determine an instrument’s fair value. The amendment removes the reference to market participants and instead requires that other-than-temporary impairment be recognized when it is probable that the holder will be unable to collect all amounts due according to the contractual terms of the instrument. FSP No. EITF 99-20-1 was effective for our fiscal year ending December 31, 2008. Its adoption did not have a material effect on our financial statements. For more information about other-than-temporary impairments, read Note 6, “Investment securities,” in this report.

4. AFFILIATES AND ACQUISITIONS

Cramer Rosenthal McGlynn. WT Investments, Inc. (WTI) has an equity interest in Cramer Rosenthal McGlynn, LLC (CRM), an investment advisory firm with offices in New York City and White Plains, New York. CRM specializes in value-style equity and hedge fund investing for institutional clients and wealthy individuals and families.
We account for WTI’s investment in CRM under the equity method of accounting. We record this investment on our balance sheet in goodwill, other intangible assets, and other assets. We do not consolidate CRM’s financial results with ours because CRM’s principals retain management controls, including veto powers, over a variety of matters. The revenue we record from CRM in our income statement is net of that firm’s expenses and based on WTI’s ownership position as of the reporting date.
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
WTI acquired its first interest, and the ability to increase its interest in the future, in CRM on January 2, 1998. The following table shows how WTI’s interest in CRM has changed since 2006.
CRM OWNERSHIP

At December 31	2008	2007	2006

WTI interest in CRM	80.99%	82.41%	81.73%
During 2008, some CRM managers exercised their CRM stock options, which caused WTI’s interest in CRM to decrease.
In 2007, puts exercised by CRM principals caused WTI’s ownership position in CRM to increase. Neither of these actions had a significant effect on the revenue we received from CRM.
If all of the options granted to CRM principals had been exercised at December 31, 2008, WTI’s equity interest would have been reduced to 66.93%.

Notes to Consolidated Financial Statements	89
Roxbury Capital Management. WTI has preferred, common, and Class B interests in Roxbury Capital Management, LLC (RCM), an asset management firm headquartered in Santa Monica, California. RCM specializes in growth-style equity investing for institutional and individual clients.
We account for WTI’s investment in RCM under the equity method of accounting, and record it on our balance sheet in goodwill, other intangible assets, and other assets. We do not consolidate RCM’s financial results with ours, in part because RCM’s principals retain management controls, including veto powers, over a variety of matters. The revenue we record from RCM in our income statement is net of that firm’s expenses and based on WTI’s preferred, common, and Class B ownership position as of the reporting date.
Under the RCM acquisition agreement, principal members and certain key employees (principals) of RCM can put (relinquish) their interests in RCM to WTI, which would increase WTI’s ownership. Conversely, WTI, subject to certain restrictions, may call (acquire) interests held by principals of RCM, which also would increase WTI’s ownership.
WTI’s agreement with RCM also includes provisions that permit some of RCM’s portfolio managers to put (relinquish) their ownership of certain free cash flow interests (Class B interests) to us. These Class B interests are in addition to our equity ownership position in RCM. Exercises of these puts increase the revenue we receive from RCM.
WTI acquired 100% of RCM’s preferred interests on July 31, 1998. This transaction entitles WTI to a preferred profits interest equal to 30% of RCM’s revenues. The following table shows how WTI’s investment in RCM has changed since 2006.
RCM OWNERSHIP

At December 31	2008	2007	2006

WTI interest in RCM’ s preferred profts	30%	30%	30%
WTI interest in RCM’ s common interests	41.23%	41.23%	41.23%
WTI interest in RCM’ s Class B interests	67%	25%	—
In 2007, principals of RCM’s office in Portland, Oregon, became eligible to exercise some of their puts. The following table shows the amounts of these puts, which were exercised in April of 2008 and 2007, and the revenue they generated.
RCM CLASS B PUTS

For the year ended December 31 (in millions)	2008	2007

RCM Class B interests put to Wilmington Trust	$16.8	$13.0
Revenue contribution to Wilmington Trust	$2.3	$1.4
Of the $16.8 million of RCM Class B interests put to us in 2008, approximately $2.5 million was put to us on December 31, 2008. This increased our ownership of RCM Class B interests as of December 31, 2008, but did not entitle us to any revenue related to those additional interests until 2009.
Changes in business conditions at RCM that became apparent during the 2008 second quarter led us to reassess the valuation of our investment in RCM. Among these changes were a protracted decline in assets under management and lower-than-expected operating performance and near-term projections. We determined that the carrying value of our investment in RCM had declined from $89.1 million to $22.2 million, and that this decline was an other-than-temporary impairment. We recorded the $66.9 million decline in value as an impairment write-down for the 2008 second quarter. For more information about this write-down, read Note 10, “Goodwill and other intangible assets,” in this report.
Underlying equity in affiliate asset manager transactions. The excess of the carrying value over the underlying equity resulting from the CRM and RCM transactions was $147.8 million and $198.9 million at December 31, 2008 and 2007, respectively.
INVESTMENTS IN AFFILIATES

At December 31 (in millions)	2008	2007

Cramer Rosenthal McGlynn	$133.3	$137.2
Roxbury Capital Management	$22.5	$76.2

90 Wilmington Trust Corporation	2008 Annual Report
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
In the 2008 fourth quarter, we announced our intent to close this business due to lack of capital markets activity and demand for these services, and we began to transition clients of this business to other service providers. This decision triggered an assessment of the recoverability of our investment in WTCS. As of December 31, 2008, the net realizable value of WTCS’ assets had declined by $1.8 million, and we wrote off that amount in the 2008 fourth quarter.
Amaco (Luxembourg) S.A. On May 14, 2007, we formed WT Luxembourg SARL to acquire Amaco (Luxembourg) S.A. (Amaco). We subsequently changed Amaco’s name to Wilmington Trust SP Services (Luxembourg) S.A. This firm provides administrative management services for institutional clients who seek the advantageous legal, tax, and creditor protections available in Luxembourg. We have consolidated the financial results of Wilmington Trust SP Services (Luxembourg) S.A. in our financial statements since May 2007.
Bingham Legg Advisers, LLC. On June 29, 2007, we acquired Bingham Legg Advisers, LLC (BLA), which we subsequently liquidated into Wilmington Trust FSB. This firm provides investment consulting and asset management service for high-net-worth clients. We also acquired BLA Holdings Corp. (as a subsidiary of BLA) and BDG&CO, a company that holds nominee title to shares of stock managed by BLA and whose partners are BLA (now Wilmington Trust FSB) and BLA Holdings Corp. We have consolidated the financial results of BLA in our financial statements since July 2007.
AST Capital Trust Company of Delaware. On April 30, 2008, Wilmington Trust FSB acquired AST Capital Trust Company of Delaware (AST). This was an all-cash transaction. The purchase price was $90 million. AST provides directed trustee, trust administration, and back-office services offered through financial advisors to retirement plans, high-net-worth individuals and families, and institutional investors. We have consolidated the financial results of AST in our financial statements since May 2008. In August 2008, we rebranded AST as Wilmington Trust Retirement and Institutional Services Company.

Notes to Consolidated Financial Statements	91
UBS Fiduciary Trust Company. On October 10, 2008, Wilmington Trust Retirement and Institutional Services Company acquired UBS Fiduciary Trust Company (UBSFTC) and rebranded it as Wilmington Trust Fiduciary Services Company. UBSFTC provides trust, investment management, fund accounting, and benefit payment services offered through financial advisors for retirement and employee benefit plans. We have consolidated the financial results of UBSFTC in our financial statements since October 2008.

5. RESTRICTIONS ON CASH AND DUE FROM BANKS

The Board of Governors of the Federal Reserve System requires banks to maintain cash reserves based on a percentage of certain deposits. On an average daily balance basis, these reserves were $26.6 million and $6.3 million for 2008 and 2007, respectively.

6. INVESTMENT SECURITIES

We maintain an investment securities portfolio to generate cash flow, to help manage interest rate risk, and to provide collateral for deposits and other liabilities. We do not invest in securities for trading purposes. There are no client funds in this portfolio.
Our investment securities portfolio consists of:
•	Securities issued by the U.S. Treasury.

•	Discount notes and other securities issued by other U.S. government agencies, including the Government National Mortgage Association (Ginnie Mae), Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac), and the Federal Home Loan Bank System.

•	Obligations of state and political subdivisions, which primarily are bonds issued by the state of Delaware and its municipalities.

•	Mortgage-backed securities and collateralized mortgage obligations issued by Fannie Mae, Freddie Mac, and Ginnie Mae in which the underlying collateral consists of adjustable rate and/or fixed rate residential mortgages. As of December 31, 2008, there were no subprime mortgages in the underlying collateral of these securities.

•	Corporate debt securities, which are trust-preferred securities (TruPS) issued by financial institutions.

•	Perpetual preferred stock, which consists of securities issued by Fannie Mae, Freddie Mac, and three other financial institutions.

•	Small amounts of other types of marketable debt and equity securities.
Numerous factors affect the valuations at which we record these securities on our balance sheet, including market interest rates, credit spreads, and investor perceptions. We review the securities in our investment portfolio at least quarterly in order to determine their fair value, which can be equal to, more than, or less than their book value (amortized cost). To determine a security’s fair value, we use a variety of techniques and consult with third-party valuation experts. For more information about the key determinants of a security’s fair value, read Note 14, “Fair value measurement of assets and liabilities,” in this report.
In this note, we discuss the classification and accounting treatment of securities in the portfolio, temporarily impaired securities, trust-preferred securities, other-than-temporarily impaired securities, and other matters pertaining to the portfolio.
We classify investment securities in one of two categories:
1.	Available-for-sale (AFS). This means we have the ability to hold the security, but we may elect to sell it, depending on our needs.

2.	Held-to-maturity (HTM). This means we have not only the ability, but also the intent, to retain the security on our books until it matures.
AFS securities are carried at their estimated fair value. When the fair value of an AFS security exceeds its book value, we record an unrealized gain as a change in stockholders’ equity through accumulated other comprehensive income. This increases stockholders’ equity. It does not affect earnings.
HTM securities are carried at their amortized cost. When the fair value of an HTM security exceeds its book value, there is no effect to our financial statements or earnings. We disclose the fair value of the security in a footnote to the financial statements.
When a security’s fair value falls below its book value, the security is considered impaired, and we must account for it in one of two ways:
1. As temporarily impaired.
2. As other-than-temporarily impaired (OTTI).

92 Wilmington Trust Corporation	2008 Annual Report
To determine whether a security’s impairment is temporary or other-than-temporary, we consider factors that include:
•	The causes of the decline in fair value, such as credit problems, interest rate fluctuations, or market volatility.

•	The severity and duration of the decline.

•	Whether or not the security’s contractual cash flows have been, or are projected to become, impaired.

•	Our ability and intent to hold these investments until they recover in value, mature, or are called.
Under GAAP, we are required to assess HTM securities for impairment consistent with our AFS assessments. There are different accounting treatments for AFS and HTM securities when they are temporarily impaired. If they are OTTI, the accounting treatments for AFS and HTM securities are the same. For a discussion of how we account for security losses, read the sections below on temporarily impaired and other-than-temporarily impaired securites. For more information about how we account for investment securities, read Note 2, “Summary of significant accounting policies,” Note 14, “Fair value of financial instruments,” and Note 21, “Accumulated other comprehensive income,” in this report.
BOOK VALUES (AMORTIZED COST) AND FAIR VALUES

	2008		2007
At December 31 (in millions)	Amortized cost	Fair value	Amortized cost	Fair value

Investment securities available for sale:
U.S. Treasury securities	$41.2	$41.4	$60.0	$60.2
Government agency securities	453.9	463.0	639.6	646.5
Obligations of state and political subdivisions	6.3	6.2	16.7	16.9
Mortgage-backed debt securities	649.6	660.3	743.1	730.4
Corporate debt securities	—	—	336.2	317.7
Foreign securities	—	—	0.5	0.5
Preferred stock	20.5	17.1	54.2	44.9
Other marketable equity securities	26.3	22.7	27.5	27.6

Total	$1,197.8	$1,210.7	$1,877.8	$1,844.7

Investment securities held to maturity:
Obligations of state and political subdivisions	$0.7	$0.7	$0.9	$0.9
Mortgage-backed debt securities	0.2	0.2	0.2	0.2
Corporate debt securities	160.2	116.8	—	—
Foreign securities	0.5	0.5	—	—
Other debt securities	1.0	1.0	1.0	1.0

Total	$162.6	$119.2	$2.1	$2.1
UNREALIZED GAINS/(LOSSES)

	2008		2007
	Unrealized	Unrealized	Unrealized	Unrealized
At December 31 (in millions)	gains	losses	gains	losses

Investment securities available for sale:
U.S. Treasury securities	$0.2	$—	$0.2	$—
Government agency securities	9.1	—	7.0	(0.1)
Obligations of state and political subdivisions	—	(0.1)	0.2	—
Mortgage-backed debt securities	11.5	(0.8)	0.6	(13.3)
Corporate debt securities	—	—	0.4	(18.8)
Preferred stock	0.4	(3.8)	—	(9.3)
Other marketable equity securities	—	(3.6)	—	—

Total	$21.2	$(8.3)	$8.4	$(41.5)

Investment securities held to maturity:
Corporate debt securities	$—	$(43.4)	$—	$—

Total	$—	$(43.4)	$—	$—

Notes to Consolidated Financial Statements	93
CONTRACTUAL MATURITY OF SECURITIES

		After	After
		1 year	5 years
	1 year	through	through	After
At December 31, 2008 (in millions)	or less	5 years	10 years	10 years	Total

Book value (amortized cost) of debt securities available for sale:
U.S. Treasury securities	$37.7	$3.5	$—	$—	$41.2
Government agency securities	242.9	128.0	83.0	—	453.9
Obligations of state and political subdivisions	—	0.2	—	6.1	6.3
Mortgage-backed securities	—	20.4	270.5	358.7	649.6

Total book value of debt securities available for sale	$280.6	$152.1	$353.5	$364.8	$1,151.0
Fair value of debt securities available for sale	$282.0	$156.7	$361.7	$370.5	$1,170.9
Weighted average yield of securities available for sale[1]	2.79%	4.81%	4.59%	4.75%	4.23%

Book value of debt securities held to maturity:
Obligations of state and political subdivisions	$—	$0.7	$—	$—	$0.7
Mortgage-backed securities	—	—	—	0.2	0.2
Corporate debt securities	—	—	—	160.2	160.2
Foreign securities	—	0.5	—	—	0.5
Other debt securities	0.2	0.7	0.1	—	1.0

Total book value of debt securities held to maturity	$0.2	$1.9	$0.1	$160.4	$162.6
Fair value of debt securities held to maturity	$0.2	$1.9	$0.1	$117.0	$119.2
Weighted average yield of securities held to maturity[1]	—%	4.73%	—%	11.73%	11.71%

[1]	Weighted average yields are not on a tax-equivalent basis
For securities in the table above, expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations without incurring penalties.
Temporarily impaired securities. When we classify a security as temporarily impaired, it means we believe the security’s decline in valuation (impairment) is a function of short-term market forces. When a security is determined to be temporarily impaired and there is an associated unrealized loss, its accounting treatment depends on whether it is classified as AFS or HTM.
For temporarily impaired AFS securities, we are required to:
•	Report the amount of the impairment as an unrealized loss.

•	Record the unrealized loss as a change in stockholders’ equity through accumulated other comprehensive income. This reduces stockholders’ equity. It does not affect earnings.
For temporarily impaired HTM securities, we are required to:
•	Disclose the amount of the decline in fair value.

•	Make that disclosure in a footnote, not as a change in stockholders’ equity. There is no effect to our financial statements or earnings.

94 Wilmington Trust Corporation	2008 Annual Report
For temporarily impaired debt securities, the primary risk is interest rate risk. An extended period of increases in long-term interest rates could further reduce the fair value of these securities and create additional unrealized losses. For temporarily impaired preferred stocks, the primary risks are interest rate risk and credit erosion. An extended period of increases in long-term interest rates, or a decline in creditworthiness, could further reduce the fair values of these securities and create additional unrealized losses.
In 2008, uncertainty and volatility in the financial markets caused a) fair value estimates for some of our temporarily impaired securities to decrease and b) the associated estimated unrealized losses to increase. We believe these changes were due mainly to liquidity problems in the financial markets, not deterioration in the creditworthiness of issuers or underlying issuers.
TEMPORARILY IMPAIRED SECURITIES

	Fewer than 12 months		12 months or more		Total
		Estimated		Estimated		Estimated
	Fair	unrealized	Fair	unrealized	Fair	unrealized
(in millions)	value	losses	value	losses	value	losses

As of December 31, 2008:
Obligations of state and political subdivisions	$5.5	$(0.1)	$—	$—	$5.5	$(0.1)
Mortgage-backed securities	20.8	—	39.5	(0.8)	60.3	(0.8)
Corporate debt securities	—	—	84.1	(43.4)	84.1	(43.4)
Preferred stock	—	—	10.8	(3.8)	10.8	(3.8)
Other marketable equity securities	13.6	(3.6)	—	—	13.6	(3.6)

Total temporarily impaired securities	$39.9	$(3.7)	$134.4	$(48.0)	$174.3	$(51.7)

As of December 31, 2007:
U.S. Treasury securities	$20.0	$—	$—	$—	$20.0	$—
Government agency securities	116.1	—	82.9	(0.1)	199.0	(0.1)
Mortgage-backed securities	68.3	(0.5)	500.2	(12.8)	568.5	(13.3)
Corporate debt securities	189.3	(14.4)	67.3	(4.4)	256.6	(18.8)
Preferred stock	29.6	(6.6)	12.3	(2.7)	41.9	(9.3)

Total temporarily impaired securities	$423.3	$(21.5)	$662.7	$(20.0)	$1,086.0	$(41.5)
TEMPORARILY IMPAIRED SECURITIES

At December 31	2008	2007

Number of positions	65	168
Number of positions with unrealized losses continuously for 12 months or more	44	99
We retain temporarily impaired securities because we know when they will mature, they generate expected cash flows, and we have the ability to hold them until they recover in value or mature, at which point their fair values equal their book values. While we have determined these unrealized losses to be temporary, a sustained and prolonged downturn in the financial markets could cause us to reassess our determination.
Trust-preferred securities (TruPS). We record TruPS on our balance sheet as corporate debt securities. At December 31, 2008:
•	The amortized cost of the total TruPS portfolio was $160.2 million.

•	Its estimated fair value was $116.8 million.

•	The TruPS portfolio consisted of 38 pooled issues and 9 single-issue securities. The single-issue TruPS are from money center and large regional banks. The pooled instruments include securities issued by banks, insurance companies, and other financial institutions. Our positions in pooled TruPS are generally secured by over-collateralization or default protections provided by subordinated tranches.

Notes to Consolidated Financial Statements	95
In 2008, the market for TruPS became increasingly illiquid and their fair values declined, due to negative perceptions about the health of the financial sector in general, and to concerns about the financial stability of some of the underlying issuers in pooled TruPS in particular. As 2008 progressed and market conditions deteriorated, it became increasingly difficult to ascertain fair market valuations for these securities and to determine if their impairments were temporary or other-than-temporary.
In the first three quarters of 2008, using the methodologies described in this report in Note 14, “Fair value measurement of assets and liabilities,” we determined that the declines in our TruPS valuations were temporary and due mainly to the market illiquidity.
Until July 31, 2008, we recorded the TruPS valuation declines as unrealized losses within accumulated other comprehensive income, as the TruPS were held as AFS and their impairments were temporary. From the time we initially acquired these TruPS through July 31, 2008, we recorded a total of $138.4 million of associated unrealized losses within accumulated comprehensive income.
On July 31, 2008, we transferred our entire TruPS portfolio from AFS to HTM, because:
•	We have the ability and intent to hold these securities until they mature.

•	These securities have attractive cash flows, and all were meeting their contractual cash flow obligations as of the reclassification date.

•	Reclassifying the TruPS to HTM reduces the volatility and future negative effect on our capital ratios, because HTM securities are not marked-to-market through accumulated other comprehensive income, but carried at their amortized cost basis.
Before the transfer to HTM, the amortized cost basis of the TruPS portfolio was $326.2 million. After the transfer to HTM on July 31, 2008, the amortized cost basis was $189.1 million. We are required to treat the difference between these two amortized cost bases like a discount and accrete it into interest income over the remaining life of each security. The unrealized loss on these securities, which is in accumulated other comprehensive income, will be amortized as an adjustment of yield in a manner consistent with the discount, thus offsetting or mitigating the effect of the amortization of the discount on interest income.
In the 2008 fourth quarter, continued valuation declines in our TruPS, credit ratings downgrades of some of them, the potential that some of their expected cash flows would not equal their contractual cash flows, and other factors led us to determine that 14 of our pooled TruPS were other-than-temporarily impaired (OTTI). We recorded an impairment charge of $97.0 million on these TruPS. At December 31, 2008, after the impairment charge, the amortized cost basis and the estimated fair value of these 14 securities was $32.7 million. We discuss the OTTI TruPS in more detail in the OTTI section below.
The other 24 pooled TruPS and all 9 single-issue TruPS remained temporarily impaired. Our year-end 2008 temporary impairment determinations were based on a number of factors and included:
•	The use of all applicable guidance issued by the SEC and FASB, particularly the guidance issued in the 2008 third and fourth quarters.

•	The cash flow methodology described in this report in Note 14, “Fair value measurement of assets and liabilities.”

•	Our belief that the decline in the fair value of these TruPS was due primarily to the absence of demand for them and the ensuing market illiquidity.

•	An assessment of cash flow projections for individual securities within the pooled TruPS. As of December 31, 2008, we concluded it was probable that we will collect all of the estimated cash flows.
For the temporarily impaired TruPS, no balance sheet adjustments for changes in their fair value were made after July 31, 2008, since these TruPS are recorded as HTM securities.

96 Wilmington Trust Corporation	2008 Annual Report
The tables below summarize the Fitch Ratings and Moody’s Investors Service credit ratings of our entire TruPS portfolio, including the temporarily impaired and OTTI TruPS.
TRUPS IN WILMINGTON TRUST’S PORTFOLIO AS RATED BY FITCH RATINGS1

				Fair value plus
	Number of		Amortized	unrealized
At December 31, 2008 (dollars in millions)	holdings	Fair value	cost	losses

Pooled TruPS:
AAA	5	$13.4	$15.4	$25.2
AA	2	2.2	2.6	4.7
A	30	58.1	81.8	124.2
BBB	1	3.3	3.4	3.3
Below investment grade	—	—	—	—
Not rated	—	—	—	—

Total pooled TruPS	38	$77.0	$103.2	$157.4

Single-issue TruPS:
AAA	—	$—	$—	$—
AA	1	5.4	8.7	11.4
A	6	29.1	39.8	46.0
BBB	2	5.3	8.5	10.7
Below investment grade	—	—	—	—
Not rated	—	—	—	—

Total single-issue TruPS	9	$39.8	$57.0	$68.1

Total TruPS	47	$116.8	$160.2	$225.5

Total investment securities portfolio		$1,329.9	$1,360.4	$1,446.9

[1]	As of January 27, 2009
TRUPS IN WILMINGTON TRUST’S PORTFOLIO AS RATED BY MOODY’S INVESTORS SERVICE1

				Fair value plus
	Number of		Amortized	unrealized
At December 31, 2008 (dollars in millions)	holdings	Fair value	cost	losses

Pooled TruPS:
Aaa	1	$2.0	$2.5	$2.9
Aa	5	12.8	14.8	26.2
A	5	14.9	22.4	42.8
Baa	7	14.2	14.7	14.2
Below investment grade	20	33.1	48.8	71.3
Not rated	—	—	—	—

Total pooled TruPS	38	$77.0	$103.2	$157.4

Single-issue TruPS:
Aaa	—	$—	$—	$—
Aa	—	—	—	—
A	8	37.2	53.1	63.3
Baa	—	—	—	—
Below investment grade	—	—	—	—
Not rated	1	2.6	3.9	4.8

Total single-issue TruPS	9	$39.8	$57.0	$68.1

Total TruPS	47	$116.8	$160.2	$225.5

Total investment securities portfolio		$1,329.9	$1,360.4	$1,446.9

[1]	As of January 27, 2009

Notes to Consolidated Financial Statements	97
TruPS valuation requires substantial judgment and estimation of factors that are not currently observable in the market, given the illiquidity of these securities. Because of market conditions and other factors, it is possible that, in future reporting periods, we could deem more of our TruPS to be OTTI. Such a determination would require us to write down their value and incur a non-cash OTTI charge in the amount of the decrease in valuation.
Other-than-temporarily impaired (OTTI) securities. When we classify a security as OTTI, it means we believe the security’s impairment is due to factors that could include its inability to return expected cash flows over time, its inability to pay interest or dividends, its potential for default, and/or other factors. The OTTI evaluation is a quantitative and qualitative process that is subject to various risks and uncertainties.
When an AFS or HTM security becomes OTTI, we have to record the amount of its impairment as a realized securities loss in our income statement. This reduces stockholders’ equity and earnings. When a security becomes OTTI, its fair value at the time of impairment becomes its new amortized cost basis.
In 2008, we recorded $130.7 million in OTTI securities losses on some of our TruPS holdings and our entire portfolio of perpetual preferred stocks.
As discussed in the TruPS section above, we determined that 14 of our TruPS were OTTI in the 2008 fourth quarter. These 14 securities accounted for $97.0 million of the 2008 OTTI charges. To make the OTTI determination, we used criteria specified by the SEC and FASB. Our assessment was extensive and complex. It considered broker quotes, credit data and cash flow projections generated internally and by third parties, and numerous other factors.
The portfolio of perpetual preferred stocks accounted for $33.7 million of the 2008 OTTI charges. This portfolio consists of perpetual preferred stocks issued by Fannie Mae, Freddie Mac, and two other financial institutions. Uncertainty about future market conditions and underlying problems in the mortgage and housing markets caused the fair values of these stocks to decline sharply in 2008. In the 2008 second quarter, we recorded a $12.6 million OTTI charge on these stocks, most of which was for Fannie Mae and Freddie Mac perpetual preferred stock. The estimated fair values of the Fannie Mae and Freddie Mac stock fell further in the second half of 2008, especially after the U.S. government placed both agencies into conservatorship on September 7, 2008. We recorded additional OTTI write-downs on these stocks in the 2008 third and fourth quarters. These actions reduced the value of our investments in these Fannie Mae and Freddie Mac stocks to zero as of December 31, 2008.
Other matters. At December 31, 2008, securities with an aggregate book value of $1,307.2 million were pledged to secure public deposits, short-term borrowings, demand notes issued to the U.S. Treasury, FHLB borrowings, repurchase agreements, and interest rate swap agreements, and for other purposes required by law.
We had investments in the securities of regulatory authorities that totaled $20.0 million at December 31, 2008, and $22.4 million at December 31, 2007. These securities are carried at cost.
SALE AND WRITE-DOWN OF INVESTMENT SECURITIES AVAILABLE FOR SALE

For the year ended December 31 (in millions)	2008	2007	2006

Proceeds	$11.9	$44.2	$23.0
Gross gains realized	$0.1	$0.1	$0.4
Gross losses realized	$—	$(0.2)	$(0.2)
OTTI charges	$(33.7)	$—	$—
CALLED SECURITIES

For the year ended December 31 (in millions)	2008	2007	2006

Gross gains	$—	$0.2	$—
Offsetting losses	$—	$—	$—

98 Wilmington Trust Corporation	2008 Annual Report

7. LOAN CONCENTRATIONS

LOAN CONCENTRATIONS AS A PERCENTAGE OF TOTAL LOANS OUTSTANDING

At December 31	2008	2007

Commercial, financial, and agricultural	31%	31%
Commercial real estate – construction	20	21
Commercial mortgage	19	17
Residential mortgage	6	6
Consumer	18	19
Secured with investments	6	6

In addition to these outstandings, we had unfunded commitments to lend in the real estate sector of approximately $1,167.5 million and $1,189.1 million at December 31, 2008 and 2007, respectively. For more information on commitments, read Note 13, “Commitments and contingencies,” in this report.
We generally require collateral on all real estate exposure and a loan-to-value ratio of no more than 80% at the time of underwriting. In general, commercial mortgage loans are secured by income-producing properties. We extend loans secured with investments primarily to Wealth Advisory Services clients.
In addition to servicing our own residential mortgage loan portfolio, we service $531.6 million of residential mortgage loans for Fannie Mae and other private investors. For more information about mortgage servicing rights, read Note 10, “Goodwill and other intangible assets,” in this report.
At December 31, 2008, loans with an aggregate book value of $5,548.1 million were pledged as collateral to provide borrowing capacity at the Federal Reserve.
We had $14.5 million and $9.1 million in OREO held for sale as of December 31, 2008 and 2007, respectively.

8. RESERVE FOR LOAN LOSSES

CHANGES IN THE RESERVE FOR LOAN LOSSES

(in millions)	2008	2007	2006

Reserve for loan losses at January 1	$101.1	$94.2	$91.4
Loans charged off:
Commercial, financial, and agricultural	(12.6)	(4.3)	(10.8)
Commercial real estate – construction	(13.5)	(2.9)	—
Commercial mortgage	(2.0)	(1.3)	(0.3)
Residential mortgage	(0.4)	(0.1)	—
Consumer and other retail	(30.5)	(20.8)	(13.5)

Total loans charged off	$(59.0)	$(29.4)	$(24.6)
Recoveries on loans previously charged off:
Commercial, financial, and agricultural	0.7	1.0	0.6
Commercial real estate – construction	—	—	—
Commercial mortgage	0.8	0.2	—
Residential mortgage	0.1	—	0.1
Consumer and other retail	5.0	6.9	5.4

Total recoveries	$6.6	$8.1	$6.1

Net loans charged off	$(52.4)	$(21.3)	$(18.5)
Transfers from/(to) reserve for lending commitments	(7.1)	—	—
Provision charged to operations	115.5	28.2	21.3

Reserve for loan losses at December 31	$157.1	$101.1	$94.2

Reserve for unfunded commitments in other liabilities[1]	$7.1	$—	$—

[1]	The reserve for unfunded commitments was transferred to other liabilities as of December 31, 2008. Prior periods were not reclassified.

Notes to Consolidated Financial Statements	99
Loans past due 90 days and still accruing were $34.3 million at December 31, 2008, and $13.7 million at December 31, 2007.
At December 31, 2008 and 2007, we had commitments to lend on nonaccruing loans of $37.7 million and $3.3 million, respectively.
IMPAIRED LOANS

For the year ended December 31 (in millions)	2008	2007	2006

Average investment recorded in impaired loans	$78.4	$37.8	$32.8
Year-end investment recorded in impaired loans subject to a reserve for loan losses:
2008 reserve: $31.0	$207.5
2007 reserve: $5.5		$40.3
2006 reserve: $4.2			$21.9
Year-end investment in impaired loans requiring no reserve for loan losses	$2.3	$27.2	$5.0
Year-end investment recorded in impaired loans	$209.8	$67.5	$26.9
Year-end investment recorded in impaired loans classified as nonaccruing	$196.3	$43.8	$26.9
Year-end investment recorded in impaired loans classified as troubled restructured debt	$0.1	$23.7	$—
Interest income recognized	$4.4	$1.9	$1.2
Interest income recognized using the cash basis method of income recognition	$4.4	$1.9	$1.2

EFFECT OF NONACCRUING LOANS ON INTEREST INCOME

(in millions)	2008	2007	2006

Nonaccruing loans at December 31	$196.3	$47.8	$31.0
Interest income that would have been recognized under original terms	$5.0	$3.4	$2.5
Interest actually received	$4.3	$2.1	$1.3

9. PREMISES AND EQUIPMENT

VALUE OF PREMISES AND EQUIPMENT

For the year ended December 31 (in millions)	2008	2007

Land	$9.5	$10.5
Buildings and improvements	171.4	165.0
Furniture and equipment	209.9	198.4

Total	$390.8	$373.9
Accumulated depreciation	(238.8)	(221.8)

Premises and equipment, net	$152.0	$152.1

We lease all of our office locations outside of Delaware, and some of those within Delaware. We use any rental incentives we receive to reduce rental expense over the term of the lease. Our lease expense was $14.6 million for 2008, $12.9 million for 2007, and $11.4 million for 2006. For more information about our real property lease obligations, read Note 13, “Commitments and contingencies,” in this report.

100 Wilmington Trust Corporation	2008 Annual Report

10. GOODWILL AND OTHER INTANGIBLE ASSETS

GOODWILL AND OTHER INTANGIBLE ASSETS

	2008				2007
	Gross			Net	Gross		Net
	carrying	Accumulated		carrying	carrying	Accumulated	carrying
For the year ended December 31 (in millions)	amount	amortization		amount	amount	amortization	amount

Goodwill (nonamortizing)	$385.4	$29.8		$355.6	$359.8	$29.8	$330.0
Other intangibles (amortizing):
Mortgage servicing rights	$9.7	$8.0		$1.7	$9.1	$7.3	$1.8
Client lists	73.2	28.4		44.8	57.2	21.3	35.9
Acquisition costs	1.7	1.7		—	1.7	1.7	—
Other intangibles	2.0	1.5		0.5	1.9	1.3	0.6

Total other intangibles	$86.6	$39.6	[1]	$47.0	$69.9	$31.6	$38.3

[1]	The change in accumulated amortization at December 31, 2008, included a decrease of $0.9 million due to foreign currency translation adjustments.
On June 19, 2008, we determined that the carrying value (the value ascribed to the asset) of our investment in growth-style affiliate money manager Roxbury Capital Management (RCM) had declined from $89.1 million to $22.2 million, and that this decline was other-than-temporary. We recorded the $66.9 million difference as an impairment write-down for the 2008 second quarter.
The other-than-temporary determination was the result of an impairment test triggered by business conditions at RCM that became apparent during the 2008 second quarter. One of these conditions was a protracted decline in assets under management. Other conditions included RCM’s lower-than-expected operating performance and near-term projections.
Since we account for our investment in RCM under the equity method of accounting, we performed the impairment test in accordance with APB No. 18, “The Equity Method of Accounting for Investments in Common Stock,” using a discounted cash flow methodology.
As of December 31, 2008, $21.8 million of the carrying value of our investment in RCM was recorded as goodwill and $0.7 million was recorded in other assets.
For more information about our investment in RCM, read Note 4, “Affiliates and acquisitions,” in this report.
AMORTIZATION EXPENSE OF OTHER INTANGIBLE ASSETS

For the year ended December 31 (in millions)	2008	2007	2006

Amortization expense of other intangible assets	$8.9	$5.9	$5.4

FUTURE AMORTIZATION EXPENSE OF OTHER INTANGIBLE ASSETS

For the year ended December 31 (in millions)	2009	2010	2011	2012	2013

Estimated annual amortization expense of other intangibles	$9.4	$8.0	$6.7	$5.5	$4.3

Notes to Consolidated Financial Statements	101
CARRYING AMOUNT OF GOODWILL BY BUSINESS SEGMENT

		Wealth	Corporate	Affiliate
	Regional	Advisory	Client	Money
(in millions)	Banking	Services	Services	Managers	Total

Balance as of January 1, 2008	$3.8	$107.7	$25.2	$193.3	$330.0
Goodwill acquired	—	18.0	63.0	16.8	97.8
Impairment write-down	—	—	—	(66.9)	(66.9)
Sale of affiliate interest	—	—	—	(0.3)	(0.3)
Decrease in carrying value due to foreign currency translation adjustments	—	—	(5.0)	—	(5.0)

Balance as of December 31, 2008	$3.8	$125.7	$83.2	$142.9	$355.6

Balance as of January 1, 2007	$3.8	$88.9	$22.7	$176.0	$291.4
Goodwill acquired	—	18.8	2.1	17.3	38.2
Increase in carrying value due to foreign currency translation adjustments	—	—	0.4	—	0.4

Balance as of December 31, 2007	$3.8	$107.7	$25.2	$193.3	$330.0

Goodwill from acquisitions for 2008 consisted of:
•	The following amounts recorded under Wealth Advisory Services:
•	$13.3 million in connection with the 2008 acquisition of AST Capital Trust Company.

•	A $3.6 million contingent payment in connection with the 2004 acquisition of Grant Tani Barash & Altman, LLC.

•	A $2.5 million contingent payment in connection with the 2007 acquisition of Bingham Legg Advisers, LLC (BLA).

•	$(1.4) million recorded for subsequent adjustments in connection with the 2007 acquisition of BLA.
•	The following amounts recorded under Corporate Client Services:
•	$50.2 million recorded in connection with the 2008 acquisition of AST Capital Trust Company.

•	$12.8 million recorded in connection with the 2008 acquisition of UBS Fiduciary Trust Company.
•	$16.8 million recorded under Affiliate Money Managers in connection with the purchase of a portion of the Class B interests from principals of RCM’s office in Portland, Oregon.
The $0.3 million reduction recorded under Affiliate Money Managers for 2008 reflected Camden Partners’ repurchase of interests previously sold to us. For more information about our interest in Camden Partners, read Note 4, “Affiliates and acquisitions,” in this report.
Goodwill from acquisitions for 2007 consisted of:
•	The following amounts recorded under Wealth Advisory Services:
•	$16.0 million in connection with the 2007 acquisition of Bingham Legg Advisers, LLC.

•	A $2.8 million contingent payment in connection with the 2004 acquisition of Grant Tani Barash & Altman, LLC.
•	$2.1 million recorded under Corporate Client Services in connection with the 2007 acquisition of Amaco (Luxembourg) S.A.

•	The following amounts recorded under Affiliate Money Managers:
•	$13.0 million in connection with the purchase of a portion of the Class B interests of principals of RCM’s office in Portland, Oregon.

•	$4.3 million in connection with an increase in WTI’s equity interest in CRM.
CHANGES IN OTHER INTANGIBLE ASSETS

	2008			2007
	Weighted average amortization			Weighted average amortization
	Amount	Residual	Period	Amount	Residual	Period
For the year ended December 31 (in millions)	assigned	value	in years	assigned	value	in years

Mortgage servicing rights	$0.6	$—	8	$0.8	$—	8
Client lists	17.3	—	7	7.9	—	16
Decrease in carrying value of client lists due to foreign currency translation adjustments	(1.3)	—	—	—	—	—
Other intangibles	0.1	—	9	0.1	—	9

Changes in other intangible assets	$16.7	$—		$8.8	$—

102 Wilmington Trust Corporation	2008 Annual Report
The 2008 amount recorded for client lists consisted of:
•	The following amounts recorded under Corporate Client Services:
•	$10.6 million recorded in connection with the 2008 acquisition of AST Capital Trust Company.

•	$2.5 million recorded in connection with the 2008 acquisition of UBS Fiduciary Trust Company.
•	The following amounts recorded under Wealth Advisory Services:
•	$2.8 million recorded in connection with the 2008 acquisition of AST Capital Trust Company.

•	$1.4 million recorded for subsequent adjustments in connection with the 2007 acquisition of Bingham Legg Advisers, LLC.
The 2007 amount recorded for client lists consisted of:
•	$7.3 million recorded under Wealth Advisory Services in connection with the 2007 acquisition of Bingham Legg Advisers, LLC.

•	$0.6 million recorded under Affiliate Money Managers in connection with an increase in WTI’s equity interest in CRM.

11. DEPOSITS

CONTRACTUAL MATURITIES OF CDS

(in millions)

2009	$3,413.4
2010	$148.4
2011	$32.4
2012	$124.5
2013	$12.9
2014 and thereafter	$4.5

The aggregate book value of CDs in denominations of $100,000 and more was $2.66 billion and $2.75 billion at December 31, 2008 and 2007, respectively.
MATURITIES OF TIME DEPOSITS ≥ $100,000

		All other
		interest-
	Certificates	bearing
As of December 31, 2008 (in millions)	of deposit	deposits

Three months or less	$1,866.4	$—
More than three through six months	504.1	—
More than six through 12 months	262.8	—
More than 12 months	30.3	—

Total	$2,663.6	$—

Deposit overdrafts reclassified as loans were $44.0 million and $41.1 million at December 31, 2008 and 2007, respectively.

Notes to Consolidated Financial Statements	103

12. BORROWINGS

Our short-term borrowings consist of federal funds purchased, securities sold under agreements to repurchase, U.S. Treasury demand notes, lines of credit, and other debt. Our long-term borrowings consist of an advance from the Federal Home Loan Bank of Pittsburgh (FHLB) and two issuances of long-term subordinated debt.
Federal funds purchased and securities sold under agreements to repurchase. The securities underlying these agreements are U.S. Treasury bills, notes, bonds, or agencies held at the Federal Reserve as collateral. Federal funds purchased and securities sold under agreements to repurchase generally mature within 365 days from the transaction date. U.S. Treasury demand notes mature overnight.
FEDERAL FUNDS PURCHASED AND SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

(dollars in millions)	2008	2007	2006

Average amount outstanding during the year	$1,810.5	$1,465.0	$1,116.2
Weighted average interest rate during the year	2.1%	4.7%	4.8%
Weighted average interest rate at December 31	0.4%	3.9%	4.9%
Maximum amount outstanding at any month end	$2,381.7	$1,999.3	$1,254.6
Amount outstanding at December 31	$1,590.8	$1,775.3	$1,130.9

Lines of credit. At December 31, 2008, we had two lines of credit with major unaffiliated U.S. financial institutions. These lines were for $50.0 million each, for a total of $100.0 million. The weighted average interest rate on outstanding balances was 3.2%. In January 2009, we decided not to renew one of these lines of credit.
Our credit agreements with these institutions contain covenants that require us to maintain certain financial ratios. As of December 31, 2008, some of these ratios did not meet the limits specified in the covenants. We have obtained from the lenders waivers or approval to amend the agreements for these ratio specifications for the year ended December 31, 2008.
At December 31, 2007, we were in compliance with all required covenants. At December 31, 2008 and 2007, the outstanding balances on these lines of credit were $20.0 million and $15.0 million, respectively.
FHLB advance. We used the FHLB advance to finance construction of the Wilmington Trust Plaza, our operations center in downtown Wilmington, Delaware, which was completed in 1998.
FEDERAL HOME LOAN BANK ADVANCE

				Fixed
(dollars in millions)	2008	2007	Term	interest rate	Maturity date

Principal amounts	$28.0	$28.0	15 years	6.55%	October 4, 2010

Under the advance agreement, we are required to maintain specific levels of collateral as set by the FHLB quarterly. Our collateral was well above the required level for each quarter in 2008.
Subordinated long-term debt. On April 1, 2008, we issued $200.0 million of subordinated long-term debt in 10-year, 8.50% notes. We used part of the proceeds of this offering to repay an aggregate principal amount of $125.0 million subordinated long-term debt that expired on May 1, 2008, and to fund, in part, our acquisition of AST Capital Trust Company. We intend to use the remaining proceeds for general corporate purposes.

104 Wilmington Trust Corporation	2008 Annual Report
SUBORDINATED LONG-TERM DEBT

(dollars in millions)	Amount issued			Fixed
Issue date	and outstanding	Term	Semiannual payment dates	payment rates	Maturity

April 4, 2003	$250.0	10 years	April 15 and October 15	4.875%	April 15, 2013
April 1, 2008	$200.0	10 years	April 1 and October 1	8.50%	April 2, 2018

The long-term debt of $468.8 million on our balance sheet at December 31, 2008, included, in addition to the FHLB advance, $(7.8) million of unamortized losses related to terminated interest rate swaps on long-term debt, $(0.3) million of unamortized discounts on the $250.0 million of subordinated long-term debt that matures on April 15, 2013, and $(1.1) million of unamortized discounts on the $200.0 million of subordinated long-term debt that matures on April 2, 2018.
None of our long-term debt is redeemable prior to maturity or subject to any sinking fund.

13. COMMITMENTS AND CONTINGENCIES

Lease commitments. At December 31, 2008, our outstanding net operating lease commitments and renewal options totaled $72.6 million and extended through 2022. The minimum payments we will make in the future on noncancelable leases for real property are as follows:
MIMIMUM NONCANCELABLE LEASE PAYMENTS ON REAL PROPERTY

	Gross	Sublease	Net
(in millions)	amount	amount	amount

2009	$13.5	$0.2	$13.3
2010	$12.2	$0.1	$12.1
2011	$9.4	$0.1	$9.3
2012	$8.2	$0.1	$8.1
2013	$7.3	$0.1	$7.2
2014 and thereafter	$23.1	$0.5	$22.6

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
The principal risk associated with commitments to extend credit and letters of credit is essentially the same risk involved in making loans. Before we enter into these types of agreements, we evaluate each client’s creditworthiness on a case-by-case basis. Depending on our assessment of the client, we may obtain collateral, such as securities, receivables, inventory, equipment, and residential and commercial properties.
Loan guaranties. We are guarantor of a portion of a line-of-credit obligation for affiliate money manager Cramer Rosenthal McGlynn (CRM). The fair value of this loan guaranty approximates the fees paid on that portion of the line-of-credit obligation for which we are the guarantor, which was 80.99% at December 31, 2008. This line of credit expired on December 2, 2008, and is being renegotiated. When it expired, this line of credit was for $3.0 million and its balance was zero.

Notes to Consolidated Financial Statements	105
OFF-BALANCE-SHEET COMMITMENTS

	2008		2007
	Contractual	Fair	Contractual	Fair
At December 31 (in millions)	amount	value	amount	value

Unfunded commitments to extend credit	$3,261.3	$12.5	$3,485.8	$13.4
Standby and commercial letters of credit	406.0	2.8	510.4	3.1
CRM loan guaranty	—	—	2.5	—

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
In a highly judgmental estimate, we established $2.1 million in 2007 as the fair value of any potential loss we may incur from the pending litigation. We recorded this amount as an additional liability and corresponding expense for 2007. Combined with the $1.1 million we recorded for the American Express settlement, the total amount we recorded in other noninterest expense for our proportionate share of Visa’s indemnified litigation was $3.2 million in 2007.
In the first quarter of 2008, we recorded approximately $4.9 million of revenue from our share of the proceeds from Visa’s initial public offering, and reduced our proportionate share of Visa’s indemnified litigation by $1.4 million. In October 2008, Visa announced the settlement of litigation with Discover Financial Services. We were required to record an additional liability of approximately $0.6 million for our proportionate share of the indemnified litigation. In December 2008, we recorded approximately $0.6 million of revenue for additional shares purchased by Visa, and reversed the liability recorded previously. At December 31, 2008, the balance of our proportionate share of Visa’s pending litigation was $1.8 million.
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

14. FAIR VALUE MEASUREMENT OF ASSETS AND LIABILITIES

In accordance with SFAS No. 107, “Disclosures About Fair Value of Financial Instruments,” we disclose the estimated fair values of certain financial instruments, whether or not we recognize them at fair value in our Consolidated Statements of Condition. This note summarizes the methods and assumptions we use to estimate fair value.
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

106 Wilmington Trust Corporation	2008 Annual Report
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
On January 1, 2008, we adopted SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 defines fair value, establishes a framework for measuring fair value in accordance with GAAP, and expands disclosures about fair value measurements. The definitions, framework, and disclosures required by SFAS No. 157 apply to other accounting pronouncements that require or permit fair value measurement. SFAS No. 157 does not require any new fair value measurements of reported balances. The adoption of SFAS No. 157 had no material effect on our financial statements.
In conjunction with the adoption of SFAS No. 157, we adopted FSP SFAS No. 157-2, which amends SFAS No. 157 to allow companies to delay the application of this statement until January 1, 2009, for certain nonfinancial assets and liabilities, such as items that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis.
SFAS No. 157 establishes a three-level hierarchy that prioritizes the factors (inputs) used to calculate the fair value of assets and liabilities:
•	Level 1. Level 1 inputs are unadjusted quoted prices, such as a New York Stock Exchange closing price, in active markets for identical assets. Level 1 is the highest priority in the hierarchy.

•	Level 2. Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as other significant inputs that are observable at commonly quoted intervals, such as interest rates, foreign exchange rates, and yield curves.

•	Level 3. Level 3 inputs are unobservable inputs. Typically, our own assumptions determine these inputs, since there is little, if any, related market activity. Level 3 is the lowest priority in the hierarchy.
If we use multiple input levels to calculate the fair value of an asset or liability, then the lowest-level significant input determines the level for the entire fair value measurement of that asset or liability. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and it considers factors specific to the asset or liability.
In accordance with GAAP, we may be required to measure certain assets and liabilities at fair value on a nonrecurring basis. These adjustments typically relate to lower-of-cost or fair value accounting, or write-downs of individual assets due to impairment.
The following paragraphs summarize how we determine fair values and inputs to fair value calculations.
Cash and due from banks, short-term investments, accrued interest receivable, short-term borrowings, and accrued interest payable. Due to their short maturities, the fair values of these instruments approximate their carrying values.
Investment securities. We review our debt and equity investment securities at least quarterly to determine their fair value. For debt securities, the key determinants of fair value are long-term market interest rates. When long-term market interest rates rise, the fair values of debt securities typically decline and unrealized losses increase. Conversely, when long-term market interest rates fall, the fair values of debt securities typically increase. As their fair values rise, the unrealized loss diminishes or disappears.
Most of the equity instruments in our investment portfolio are preferred stocks. For preferred stocks, the key determinants of fair value are market interest rates, credit spreads, and investor perceptions. As market interest rates decline or as credit spreads tighten, the valuations of preferred stocks typically increase and unrealized losses decline. Conversely, when interest rates rise or when credit spreads widen, the valuations of preferred stocks typically decline and unrealized losses increase.
To determine the fair values of most of our investment securities, we consider a variety of factors and use criteria specified by the SEC and FASB. We use financial market data, credit data, cash flow projections, and other analytics generated internally and by third parties. Where possible, we draw parallels from the trades and quotes of securities with similar features. If these parallels are not available, we base fair value on the market prices of comparable instruments as quoted by broker-dealers, with adjustments for maturity dates, underlying assets, credit ratings, and other items, if necessary.
In 2008, due to continued illiquidity in the market for pooled trust-preferred securities (TruPS), we used Level 2 and Level 3 inputs to estimate the fair value of the pooled TruPS in our portfolio. We obtained these inputs from brokers as well as from cash flow projections from third-party advisors. We then used an internal model that reflects liquidity and credit risk to discount the third-party cash flow projections for each TruPS issue. We also used all applicable guidance issued by the SEC and FASB, particularly the guidance issued in the 2008 third and fourth quarters.

Notes to Consolidated Financial Statements	107
The base cash flow for the calculation is the remaining expected future cash flows, based on the contractual terms of the security and adjusted for current and potential future defaults. We adjust our default assumptions each quarter based on, among other factors, the current environment in the financial sector; developments related to the financial institutions whose securities underlie the pooled TruPS; and general market conditions that could affect the default rate, estimated loss severity, and overcollateralization of the security. We also adjust the discount rate for appropriate risk premiums, including liquidity risk and credit risk. Based on changes in certain yield curves related to the financial sector, and other factors, we estimate the associated risk premium for each individual security and adjust the discount rate accordingly.
While estimating fair values and the inputs to fair value calculations in illiquid markets is inherently uncertain, we believe our methodology applies assumptions that market participants would find relevant, and provides the best estimate of fair value at this time.
FHLB and FRB stock. The fair value of FHLB and FRB stock is assumed to equal its cost basis, since the stock is non-marketable but redeemable at its par value.
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
To determine the fair values of our interest rate swaps, we obtain data from an independent third-party advisor on interest rate and foreign exchange risk management. We use data provided by this advisor to determine the fair values of our interest rate swaps by using the market standard methodology of netting the discounted future fixed cash receipts (or payments) and the discounted expected variable cash payments (or receipts). We base the variable cash payments (or receipts) on an expectation of future interest rates (forward curves) derived from observable market interest rate curves.
To comply with SFAS No. 157, we incorporate credit valuation adjustments to reflect both our nonperformance risk and the respective counterparty’s nonperformance risk. In adjusting the fair value of our derivative contracts for the effect of nonperformance risk, we consider the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts, and guarantees.
Most of the inputs we use to value our swap contracts fall within Level 2 of the fair value hierarchy. For the credit valuation adjustments we consider, we use Level 3 inputs, such as estimates of current credit spreads, to evaluate the likelihood of default by us and our counterparties.
Loans. For fixed rate loans with no significant credit risk, and for variable rate loans with no significant credit risk that reprice within one year, we base fair value estimates on the carrying amounts of the loans. For all other loans, we employ discounted cash flow analyses that use interest rates and terms similar to those currently being offered to borrowers with similar credit quality.
We do not record loans at fair value on a recurring basis. We record fair value adjustments to loans on a nonrecurring basis to reflect full and partial charge-offs due to impairment. For impaired loans, we use a variety of techniques to measure fair value, such as using the current appraised value of the collateral, discounting the contractual cash flows, and analyzing market data that we may adjust due to the specific characteristics of the loan or collateral.
Deposits. The fair values of demand deposits equal the amount payable on demand as of the reporting date. The carrying amount for variable rate deposits approximates their fair values as of the reporting date. To estimate the fair values of fixed rate CDs, we use a discounted cash flow analysis that incorporates prevailing market interest rates for CDs with comparable maturities.
Long-term debt. We base the fair value of long-term debt on the borrowing rate currently available to us for debt with comparable terms and maturities.
Commitments to extend credit and letters of credit. The fair values of loan commitments and letters of credit approximate the fees we charge for providing these services.

108 Wilmington Trust Corporation	2008 Annual Report
CARRYING VALUES AND ESTIMATED FAIR VALUES

	2008		2007
For the year ended December 31 (in millions)	Carrying value	Fair value	Carrying value	Fair value

Financial assets:
Cash and due from banks	$290.4	$290.4	$260.5	$260.5
Short-term investments	186.3	186.3	134.0	134.0
Investment securities	1,373.3	1,329.9	1,846.8	1,846.8
Federal Home Loan Bank and Federal Reserve Bank stock	20.0	20.0	22.4	22.4
Loans, net of reserves	9,462.0	9,384.0	8,374.7	8,313.2
Interest rate swap contracts	73.7	73.7	9.9	9.9
Interest rate floor contracts	—	—	40.4	40.4
Accrued interest receivable	82.0	82.0	80.0	80.0
Financial liabilities:
Deposits	$8,550.0	$8,601.6	$7,857.5	$7,924.4
Short-term borrowings	1,617.2	1,617.2	1,992.1	1,992.9
Interest rate swap contracts	74.5	74.5	10.4	10.4
Accrued interest payable	71.2	71.2	78.5	78.5
Long-term debt	468.8	442.7	267.8	257.7

To determine the fair value of our investment securities in 2008, we used Level 1, Level 2, and Level 3 inputs. In the first quarter of 2008, as illiquidity in the market for pooled TruPS made it increasingly difficult to identify observable inputs for determining their fair value, we transferred the valuation of the pooled TruPS in our portfolio from Level 1 to Level 2. In the 2008 second quarter, market prices of comparable instruments became harder to identify, which required us to adjust the observable prices we obtained to compensate for maturity dates, credit ratings, and other items, as well as for market liquidity and volatility. As of June 30, we were using more Level 3 inputs of greater significance, which required us to move the valuation of these securities from Level 2 to Level 3. In the 2008 third quarter, due to further deterioration in the market for pooled TruPS, we placed greater emphasis on the cash flow methodology described earlier to estimate the fair value of these securities.
For our swap contracts, the credit valuation adjustments in 2008 were not significant to the overall valuation, and we used Level 2 inputs to determine our valuations.
FAIR VALUE OF ASSETS AND LIABILITIES MEASURED ON A RECURRING BASIS

	Quoted prices	Significant
	in active	other	Significant
	markets for	observable	unobservable
	identical assets	inputs	inputs
As of December 31, 2008 (in millions)	(Level 1)	(Level 2)	(Level 3)	Total

Assets
Investment securities available for sale	$13.7	$1,197.0	$—	$1,210.7
Interest rate swap contracts	—	73.7	—	73.7

Total assets	$13.7	$1,270.7	$—	$1,284.4

Liabilities
Interest rate swap contracts	$—	$74.5	$—	$74.5

Total liabilities	$—	$74.5	$—	$74.5

In the 2008 third quarter, we reclassified our TruPS from available-for-sale (AFS) to held-to-maturity (HTM). This means we no longer have assets or liabilities for which fair values are measured on a recurring basis using Level 3 inputs, because HTM securities are not marked-to-market on the balance sheet unless they are other-than-temporarily impaired (OTTI). Accordingly, we have omitted the disclosures specific to recurring Level 3 fair value measurements from this report.
At December 31, 2008, all of our HTM investment securities with fair value measured on a nonrecurring basis were TruPS. For more information about this, read Note 6, “Investment Securities,” in this report.

Notes to Consolidated Financial Statements	109
FAIR VALUE OF ASSETS AND LIABILITIES MEASURED ON A NONRECURRING BASIS

	Quoted prices	Significant
	in active	other	Significant
	markets for	observable	unobservable
As of December 31, 2008	identical assets	inputs	inputs
(in millions)	(Level 1)	(Level 2)	(Level 3)	Total

Loans	$—	$28.4	$—	$28.4
Other real estate owned	—	14.5	—	14.5
Investment securities held to maturity	—	39.8	77.0	116.8

In the table above, loan amounts do not include charged-off loans, because we carry fully charged-off loans at zero on our balance sheet. Also, according to SFAS No. 157, measurements for impaired loans that are determined using a present value technique are not considered fair value measurements under the standard and, therefore, are not included in the table above.

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
At December 31, 2008, we had client swap contracts of $1,603.7 million and an equal amount of swap contracts with third-party financial institutions, for a total notional amount of $3,207.4 million in swaps associated with loans to clients. During 2008, we also had $125.0 million of swaps with other financial institutions that were recorded as a fair value hedge against the 10-year subordinated long-term debt we issued on May 4, 1998 at a fixed rate of 6.625%. We used the short-cut method to account for this fair value hedge. On December 4, 2003, we swapped the fixed rate payments on this debt for floating rate payments based on the six-month Libor, which was 4.72% at December 31, 2007. The interest rates on these swaps reset semiannually. Semiannual payments coincided with the subordinated debt payments. These swaps matured when this debt expired on May 1, 2008.
At December 31, 2005, we had $250.0 million of swap contracts recorded as a fair value hedge against the 10-year subordinated long-term debt we issued on April 4, 2003. We issued this debt at a fixed rate of 4.875% and immediately swapped it for a floating rate tied to the three-month Libor, which was 4.53% at December 31, 2005. On March 31, 2006, we sold these contracts and realized a loss of $12.7 million. We are recognizing the amount of this loss as interest expense in our income statement over the remaining life of this debt, which matures in 2013.

110 Wilmington Trust Corporation	2008 Annual Report
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
At December 31, 2007, we had multiple interest rate floor contracts in notional amounts that totaled $1.00 billion. The maturities of these contracts ranged from 2.1 to 6.5 years; the strike rates ranged from 6.50% to 8.00%; and the strike rates were tied to the Federal Reserve’s H.15 Bank Prime Loan Rate. All of our interest rate floor contracts were considered cash flow hedges under SFAS No. 133.
In January 2008, we sold all of our interest rate floor contracts, which had a notional amount of $1.00 billion. We realized a gain on this sale of $35.5 million, which we are reclassifying from accumulated other comprehensive income to interest and fees on loans. For amortizing the gain on this sale into earnings, we use the method described by the Derivatives Implementation Group in DIG issue G20 of SFAS No. 133.
These monthly reclassifications began in February 2008 and will continue until July 2014. In 2008, we reclassified $12.5 million into income. Between January 1 and December 31, 2009, we expect to reclassify approximately $12.0 million of pretax net gains, or approximately $7.7 million after tax, on discontinued cash flow hedges reported in accumulated other comprehensive income. These estimates could differ from the amounts we actually recognize if we add other hedges.
Interest rate floor expense. We amortized the premiums we pay for interest rate floor contracts over the life of each floor, and netted the expense against interest income from floating rate loans.
INTEREST RATE FLOOR EXPENSE

For the year ended December 31 (in millions)	2008	2007	2006

Interest rate floor contract expense	$0.2	$2.0	$0.2

Fair value hedging strategies. Derivatives we use to hedge the effects of fluctuating interest rates on the fair values of assets and liabilities typically are classified as fair value hedges. We record adjustments related to the ineffective portion of fair value hedges in interest income, interest expense, or noninterest income, depending on the item hedged. There was no ineffectiveness for fair value hedges recognized in earnings for 2008 or 2007. We had no fair value hedges at December 31, 2008.
Cash flow hedging strategies. Derivatives used to hedge the effects of fluctuating interest rates on future cash flows typically are classified as cash flow hedges. In cash flow hedges, when the hedged transaction culminates, any unrealized gains or losses related to the swaps are reclassified from accumulated other comprehensive income into earnings in the same period or periods during which the hedge forecasted transaction affects earnings, and they are recorded in interest income. For cash flow hedges that require testing for ineffectiveness, we recognize any ineffectiveness present in current earnings. There was no ineffectiveness for cash flow hedges recognized in earnings for 2008 or 2007. We had no cash flow hedges at December 31, 2008.
For more information about how we account for derivatives and their fair values, read the sections on derivative financial instruments in Note 2, “Summary of significant accounting policies,” and in Note 14, “Fair value of financial instruments,” in this report.

Notes to Consolidated Financial Statements	111

16. CAPITAL

Federal capital adequacy requirements. As of December 31, 2008 and 2007, we were considered well capitalized under the capital standards that U.S. banking regulators use to assess the capital adequacy of bank holding companies. These capital adequacy requirements specify guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The quantitative measures require us to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets, and Tier 1 capital to average quarterly assets. U.S. banking regulators also make qualitative judgments about the components of our capital, risk weightings, and other factors. We use these capital guidelines to calculate our capital position. To be classified as “well capitalized” under the guidelines, banks generally must maintain ratios of total capital that are 100 to 200 basis points higher than the minimum requirements. We review our on- and off-balance-sheet items on a continual basis to ensure that the amounts and sources of our capital enable us to continue to exceed the minimum guidelines.
Failure to meet minimum capital requirements could cause regulatory authorities to take certain mandatory – and possibly additional discretionary – steps, or “prompt, corrective action.” If undertaken, that action could have a material effect on our financial statements and operations.
U.S. REGULATORY CAPITAL RATIOS

	Actual		Adequately capitalized minimum		Well-capitalized minimum
(dollars in millions)	Amount	Ratio	Amount ≥	Ratio ≥	Amount ≥	Ratio ≥

As of December 31, 2008
Total capital (to risk-weighted assets):
Wilmington Trust Corporation	$1,600.3	13.97%	$916.4	8.00%	$1,145.5	10.00%
Wilmington Trust Company	$1,080.0	10.45%	$826.8	8.00%	$1,033.5	10.00%
Wilmington Trust FSB[1]	$166.0	11.09%	$119.7	8.00%	$149.7	10.00%

Tier 1 capital (to risk-weighted assets):
Wilmington Trust Corporation	$1,058.3	9.24%	$458.2	4.00%	$687.3	6.00%
Wilmington Trust Company	$950.6	9.20%	$413.4	4.00%	$620.1	6.00%
Wilmington Trust FSB[1]	$148.4	9.92%	$59.9	4.00%	$89.8	6.00%

Tier 1 capital (to average assets):
Wilmington Trust Corporation	$1,058.3	8.77%	$482.6	4.00%	$603.2	5.00%
Wilmington Trust Company	$950.6	8.88%	$428.1	4.00%	$535.2	5.00%
Wilmington Trust FSB[1]	$148.4	7.27%	$36.1	4.00%	$45.2	5.00%

As of December 31, 2007
Total capital (to risk-weighted assets):
Wilmington Trust Corporation	$1,130.0	11.21%	$806.3	8.00%	$1,007.9	10.00%
Wilmington Trust Company	$1,004.3	10.77%	$745.9	8.00%	$932.4	10.00%
Wilmington Trust of Pennsylvania	$112.8	13.78%	$65.5	8.00%	$81.9	10.00%

Tier 1 capital (to risk-weighted assets):
Wilmington Trust Corporation	$779.2	7.73%	$403.1	4.00%	$604.7	6.00%
Wilmington Trust Company	$919.5	9.86%	$373.0	4.00%	$559.5	6.00%
Wilmington Trust of Pennsylvania	$104.8	12.80%	$32.7	4.00%	$49.1	6.00%

Tier 1 capital (to average assets):
Wilmington Trust Corporation	$779.2	7.18%	$434.2	4.00%	$542.8	5.00%
Wilmington Trust Company	$919.5	9.34%	$393.9	4.00%	$492.4	5.00%
Wilmington Trust of Pennsylvania	$104.8	8.60%	$48.8	4.00%	$60.9	5.00%

[1]	Wilmington Trust of Pennsylvania was merged into Wilmington Trust FSB on November 1, 2008.

112 Wilmington Trust Corporation	2008 Annual Report
Capital Purchase Program (CPP). On December 12, 2008, we entered into an agreement with the United States Department of the Treasury to participate in its CPP. Under this agreement, we sold 330,000 shares of Wilmington Trust Series A cumulative perpetual preferred stock to the Treasury, and issued warrants to the Treasury to purchase up to 1,856,714 shares of our common stock. We will pay a 5% dividend on the Series A preferred stock until 2013, and 9% annually thereafter.
In exchange for the Series A preferred stock and warrants, the Treasury paid us $330.0 million. This addition to capital enhances our financial stability, and it will help us stimulate economic recovery in the mid-Atlantic region by continuing to make loans to qualified businesses and consumers. We sold the preferred stock and the warrants to the Treasury in a transaction exempt from registration under Section 4(2) of the Securities Act of 1933. We subsequently registered the resale of the preferred stock and warrants, and the common stock underlying the warrants, with the SEC on January 12, 2009.
We allocated the proceeds of this sale to the preferred stock and warrants in proportion to their estimated fair values and recorded those amounts in stockholders’ equity. We recorded the Series A preferred stock at a net amount of $321.5 million with a discount of $8.5 million that we will amortize into retained earnings over the next five years. We recorded the warrants at $8.5 million.
The Series A preferred stock qualifies as Tier 1 capital, has no maturity date, and ranks senior to our common stock in terms of dividend payments and distributions upon liquidation, dissolution, and winding up of the Company. The Series A preferred stock is non-voting, except for class voting rights on certain matters that could affect the shares adversely. It may be redeemed by us for the liquidation preference, plus accrued but unpaid dividends, with the approval of the Treasury. The warrants are exercisable immediately at an exercise price of $26.66 per share, subject to certain anti-dilution and other adjustments, and have a 10-year term.
As long as this preferred stock is outstanding, all accrued and unpaid dividends on it must be paid in full and current before we may declare or pay dividends on our common stock or repurchase shares of our common stock. In addition, we must have the Treasury’s consent in order to increase the quarterly cash dividend on common shares from the $0.345 per common share declared on July 17, 2008. This consent is subject to limited exceptions and applies until December 12, 2012, or until neither the Treasury nor any of its affiliates owns the Series A stock, whichever occurs first.
Other details of our participation in the CPP are in a Form 8-K filed with the SEC on December 16, 2008.
At-the-market equity offering. On September 22, 2008, we initiated an at-the-market offering of our common stock. This offering is described in a base prospectus and prospectus supplement we filed with the SEC on September 22, 2008. We terminated this offering on January 29, 2009. Under this offering, we issued 1,727,300 shares of our common stock. Gross proceeds totaled $45.4 million, with an average sale price of $26.29 per share. Net of commissions, proceeds totaled $44.5 million, with an average sale price of $25.76 per share.
Capital requirements for dividend payments. Our ability to pay dividends is limited by Delaware law, which permits corporations to pay dividends out of surplus capital only. Historically, the surplus capital from which we have paid dividends has come from our wholly owned primary banking subsidiary, Wilmington Trust Company, and from another wholly owned subsidiary, Rodney Square Management Corporation.
Other capital adequacy requirements. A group of bank regulatory authorities from the United States and multiple other nations, known as the Basel Committee on Banking Supervision, has published its final rule, known as Basel II, on changes to the framework for measuring capital adequacy. This framework proposes minimum capital requirements and supervisory reviews of a bank’s internal assessment process, capital adequacy, and effective use of disclosure to strengthen market discipline. Since we have less than $250 billion in assets and less than $10 billion of non-U.S. balance sheet exposure, we are not subject to Basel II. We continue to calculate our capital adequacy ratios under the rules of its predecessor framework, Basel I.

Notes to Consolidated Financial Statements	113

17. RELATED PARTY TRANSACTIONS

Our banks make loans to officers, directors, and associates of our company and our affiliates in the ordinary course of business. We make these loans in a manner consistent with sound banking practices. We do not consider the credit risk associated with these loans to be any greater or any less than the credit risk we assume in the ordinary course of making loans.
LOANS TO RELATED PARTIES

At December 31 (in millions)	2008	2007

Total loans to related parties	$57.5	$62.5
Loan additions	$32.3	$40.8
Loan payments received	$37.0	$22.7
Other changes	$(0.3)	$0.4

The amounts recorded as other changes reflect loan additions and payments of retired and newly elected executive officers and directors.
We are guarantor of a portion of a line-of-credit obligation for affiliate money manager CRM. The interest on this line of credit is computed at LIBOR plus 2%. The portion of the obligation for which we are guarantor approximates our ownership position in CRM, which was 80.99% at December 31, 2008. This line of credit expired on December 2, 2008, and is being renegotiated. When it expired, this line of credit was for $3.0 million and its balance was zero.

18. PENSION AND OTHER POSTRETIREMENT BENEFITS

This Note summarizes the status of our pension plan, supplemental executive retirement plan (SERP), and postretirement health care and life insurance benefits plan (collectively, our retirement plans), and our thrift savings plan.
To determine our retirement plan obligations, we use a discount rate assumption based on current yield rates in the AA bond market. To assure that the resulting rates can be achieved by each of these benefit plans, the only bonds used to develop the discount rate are those that satisfy certain criteria and are expected to remain available through the period of maturity of the plan benefits. In the tables below, the measurement date for pension and SERP benefits was December 31 for 2008 and September 30 for the prior years presented. The measurement date for the postretirement benefits plan was December 31 for all years presented.
To set the 2008 and 2007 discount rate for each plan, we used a method that matched projected payouts from each plan with a zero-coupon AA bond yield curve. We constructed this yield curve from the underlying bond price and yield data as of December 31, 2008, and included a series of annualized individual discount rates with durations ranging from 6 months to 30 years. Each discount rate in the curve was derived from an equal weighting of the AA or higher bond universe apportioned into distinct maturity groups. These individual discount rates were then converted into a single equivalent discount rate. This process was repeated separately for each plan.
Actuarial gains and losses for our retirement plans include assumptions we make according to how our actual experience differs from what we expected. These include gains and losses from asset returns, changes in required discount rates, and those caused by demographic characteristics such as mortality, rates of retirement and termination, and other factors. We review these assumptions periodically. Current unamortized losses exist in all three of our retirement plans, due mainly to asset losses in the pension plan in past years and to decreases in the discount rate from prior periods. We use the corridor method to amortize these losses. Accumulated losses that exceed 10% of liabilities (or assets, if greater) are amortized over the future average working lifetime of the population (9 to 15 years) as a component of periodic benefit expense. For 2008, these amounts were $0.5 million for the pension plan, $0.3 million for the SERP, and $0.8 for the postretirement benefits plan.

114 Wilmington Trust Corporation	2008 Annual Report
WEIGHTED AVERAGE ASSUMPTIONS USED TO DETERMINE BENEFIT OBLIGATIONS

	Pension benefits		SERP benefits		Postretirement benefits
At December 31 (in millions)	2008	2007	2008	2007	2008	2007

Discount rate	6.20%	6.50%	6.50%	6.50%	6.75%	6.30%
Rate of compensation increase	4.50%	4.50%	4.50%	4.50%	—	—

CHANGES TO ASSUMPTIONS USED TO DETERMINE BENEFIT OBLIGATIONS

			Postretirement
At December 31 (in millions)	Pension plan	SERP	benefits plan

Gain/(loss) due to change in the discount rate	$9.3	$—	$(1.0)
Gain/(loss) due to change in return on assets	$65.3	$—	$—

Our net periodic benefits expense for 2009 will reflect these changes.
EXCESS/(SHORTFALL) OF PLAN ASSETS COMPARED TO PLAN OBLIGATIONS

	Pension benefits		SERP benefits		Postretirement benefits
At December 31 (in millions)	2008	2007	2008	2007	2008	2007

Fair value of plan assets	$177.7	$223.5	$—	$—	$—	$—
Projected benefit obligation	218.6	190.8	32.6	25.6	—	—

Funded status (difference)	$(40.9)	$32.7	$(32.6)	$(25.6)	$—	$—

Fair value of plan assets	$177.7	$223.5	$—	$—	$—	$—
Accumulated benefit obligation	193.6	169.0	25.4	20.2	27.7	41.0

Funded status (difference)	$(15.9)	$54.5	$(25.4)	$(20.2)	$(27.7)	$(41.0)

CHANGES IN THE NET PROJECTED BENEFIT OBLIGATIONS AND PLAN ASSETS

	Pension benefits		SERP benefits		Postretirement benefits
At December 31 (in millions)	2008	2007	2008	2007	2008	2007

Net projected benefit obligation at start of year	$190.8	$186.6	$25.6	$22.4	$41.0	$41.0
Service cost	12.2	9.0	1.0	0.7	1.2	1.3
Interest cost	15.2	11.2	2.1	1.3	2.6	2.4
Plan participants’ contributions	—	—	—	—	0.4	0.4
Actuarial loss/(gain)	9.8	(8.8)	4.6	1.8	0.6	(1.1)
Gross benefits paid	(9.4)	(7.2)	(0.7)	(0.6)	(3.0)	(3.0)
Change in plan provisions	—	—	—	—	(15.1)	—

Net projected benefit obligation at end of year	$218.6	$190.8	$32.6	$25.6	$27.7	$41.0

Fair value of plan assets at start of year	$223.5	$197.5	$—	$—	$—	$—
Actual return on plan assets	(42.9)	23.2	—	—	—	—
Employer contributions	6.5	10.0	0.7	0.6	2.6	2.6
Plan participants’ contributions	—	—	—	—	0.4	0.4
Gross benefits paid	(9.4)	(7.2)	(0.7)	(0.6)	(3.0)	(3.0)

Fair value of plan assets at end of year	$177.7	$223.5	$—	$—	$—	$—

Funded status at end of year	$(40.9)	$32.7	$(32.6)	$(25.6)	$(27.7)	$(41.0)

Notes to Consolidated Financial Statements	115
NET AMOUNTS RECOGNIZED IN OUR CONSOLIDATED STATEMENTS OF CONDITION

	Pension benefits		SERP benefits		Postretirement benefits
At December 31 (in millions)	2008	2007	2008	2007	2008	2007

Assets	$—	$32.7	$—	$—	$—	$—
Liabilities	40.9	—	32.6	25.5	27.7	41.0

Net amount recognized at end of year	$(40.9)	$32.7	$(32.6)	$(25.5)	$(27.7)	$(41.0)

COMPONENTS OF THE NET AMOUNT RECOGNIZED IN OUR CONSOLIDATED STATEMENTS OF CONDITION

	Pension benefits		SERP benefits		Postretirement benefits
At December 31 (in millions)	2008	2007	2008	2007	2008	2007

(Accrued)/prepaid benefit cost	$51.7	$50.8	$(21.4)	$(18.0)	$(32.2)	$(30.8)

Net asset/(liability) recognized	51.7	50.8	(21.4)	(18.0)	(32.2)	(30.8)
Accumulated other comprehensive (loss)/income	(92.6)	(18.1)	(11.2)	(7.5)	4.5	(10.2)

Net amount recognized at end of year	$(40.9)	$32.7	$(32.6)	$(25.5)	$(27.7)	$(41.0)

Amounts recognized in accumulated other comprehensive loss:
Prior service cost (credit)	$0.1	$0.1	$4.3	$1.5	$(18.4)	$(3.8)
Net loss	92.5	18.0	6.9	6.0	13.9	14.0

Total	$92.6	$18.1	$11.2	$7.5	$(4.5)	$10.2

OTHER CHANGES IN PLAN ASSETS AND BENEFIT OBLIGATIONS RECOGNIZED IN OTHER COMPREHENSIVE (LOSS)/INCOME

	Pension benefits		SERP benefits		Postretirement benefits
At December 31 (in millions)	2008	2007	2008	2007	2008	2007

Prior service cost/(credit)	$—	$—	$3.2	$—	$(15.1)	$—
Net (gain)/loss	75.1	(16.1)	1.4	1.7	0.6	(0.4)
Amortization of prior service cost	—	(0.8)	(0.4)	(0.3)	0.6	0.5
Amortization of net (gain)/loss	(0.6)	(1.8)	(0.4)	(0.2)	(0.8)	(0.9)

Total recognized in other comprehensive (loss)/income	$74.5	$(18.7)	$3.8	$1.2	$(14.7)	$(0.8)

Change in liability included in other comprehensive (loss)/income	$(74.5)	$18.7	$(3.8)	$(1.2)	$14.7	$0.8

NET PERIODIC BENEFIT EXPENSE WE EXPECT TO RECORD IN 2009

			Postretirement
Component of accumulated other comprehensive (loss)/income (in millions)	Pension plan	SERP plan	benefits plan

Expected 2009 amortization of prior service cost	$—	$0.9	$(1.9)
Expected 2009 amortization of net loss	$1.9	$0.4	$0.7

116 Wilmington Trust Corporation	2008 Annual Report
WEIGHTED AVERAGE ASSUMPTIONS USED TO DETERMINE THE NET PERIODIC BENEFIT EXPENSE OF THE PLANS

	Pension benefits			SERP benefits			Postretirement benefits
At December 31 (dollars in millions)	2008	2007	2006	2008	2007	2006	2008	2007	2006

Weighted average assumptions used to determine net periodic benefit expense:
Discount rate	6.50%	6.10%	6.00%	6.50%	6.00%	5.90%	6.30%	5.90%	5.90%
Expected return on plan assets	8.50%	8.50%	8.50%	—	—	—	—	—	—
Rate of compensation increase	4.50%	4.50%	4.50%	4.50%	4.50%	4.50%	—	—	—

Components of net periodic benefit cost:
Service cost	$9.8	$9.0	$8.3	$0.8	$0.7	$0.8	$1.2	$1.3	$1.2
Interest cost	12.2	11.2	10.3	1.7	1.3	1.3	2.6	2.4	2.2
Expected return on plan assets	(18.0)	(16.0)	(14.1)	—	—	—	—	—	—
Amortization of transition obligation/(asset)	—	—	—	—	—	0.1	—	—	—
Amortization of prior service cost	—	0.8	0.8	0.3	0.3	0.3	(0.5)	(0.5)	(0.5)
Recognized actuarial loss	0.5	1.8	2.0	0.3	0.2	0.3	0.8	0.9	0.9

Net periodic benefit cost	$4.5	$6.8	$7.3	$3.1	$2.5	$2.8	$4.1	$4.1	$3.8

PLAN CONTRIBUTIONS EXPECTED IN 2009

	Pension	SERP	Postretirement
(in millions)	plan	plan	benefits plan

Expected employer contributions	$—	$0.7	$3.0
Expected employee contributions	$—	$—	$0.7

Under Internal Revenue Service rules, we are not required to contribute to the pension plan in 2009. We may make voluntary contributions based on corporate, cash, and tax strategies.
ESTIMATED FUTURE BENEFIT PAYMENTS BASED UPON CURRENT ASSUMPTIONS

	Pension	SERP	Postretirement
(in millions)	benefits	benefits	benefits

2009	$7.9	$0.7	$3.0
2010	$8.3	$0.8	$2.9
2011	$8.7	$1.2	$2.9
2012	$9.5	$1.4	$2.8
2013	$10.5	$1.7	$2.7
2014-2018	$69.1	$14.1	$11.9

Pension plan. Our pension plan is a noncontributory qualified defined benefit pension plan with retirement and death benefits. It covers substantially all Wilmington Trust staff members. To calculate pension benefits, we use a modified career-average formula based on a staff member’s years of service. To ensure that the plan is able to meet its obligations, we contribute to it as necessary and as required by the Internal Revenue Service. Our contributions are designed to fund the plan’s current and past service costs, plus interest, over a 10-year period. Using the projected unit credit method, independent actuaries determine the benefit obligation of the plan (the level of funds needed to pay benefits to the plan’s members). We record the benefit obligation of the plan as a liability on our balance sheet.
We use a market-related asset valuation method to determine asset gains and losses and the expected return on the asset component of periodic net benefit cost. To determine market-related asset values, we use a smoothing method that recognizes the differences in expected versus actual returns on the fair value of assets over a 5-year period. Assumptions we make about the pension plan may change from year to year. These changes could affect pension liabilities and expense as follows:

Notes to Consolidated Financial Statements	117
DISCOUNT RATE AND ASSET RETURN ASSUMPTIONS

		Increase/	Increase/
		(decrease)	(decrease)
At December 31, 2008 (dollars in millions)	Change	in liabilities	in expense

Gain/(loss) due to increase in the discount rate	0.25%	$(7.8)	$1.0
Gain/(loss) due to increase in return on assets	0.25%	$—	$0.5
Gain/(loss) due to increase in salary	0.25%	$0.9	$0.3

Our Benefits Administration Committee is responsible for determining and reviewing the investment policy for the plan, and for overseeing its assets. The Committee conducts quarterly reviews of performance, asset allocation, and investment manager due diligence. Our Investment Strategy Team is responsible for investing the plan’s assets according to the plan’s investment policy.
Our pension plan investment policy is to:
•	Grow assets at an average annual rate that exceeds the actuarially assumed expected rate of return in order to keep pace with future obligations.

•	Achieve the target growth rate with a moderate level of risk.

•	Show positive returns after inflation.

•	Provide liquidity for benefit payments to retired plan participants.
Our pension plan investment management objectives are to provide:
•	Returns that exceed, and volatility that is equal to or lower than, those of an index that blends 70% of the Standard and Poor’s 500 Index and 30% of the Barclays Capital Government/Credit Index.

•	Returns that exceed those of the benchmarks for each asset class in which we invest plan assets.
These indices include, in addition to the Standard & Poor’s 500 and the Barclays Capital Government/Credit Index, the Standard & Poor’s Mid Cap 400, the Russell 2000, the MSCI EAFE Index (Europe, Australasia, Far East), and the National Association of Real Estate Investment Trusts (NAREIT) Index. For hedge funds, we seek absolute returns that exceed an index that blends 50% of the Lehman Aggregate Bond Index and 50% of the Standard & Poor’s 500 Index.
We base the long-term rate of return we expect for the plan’s total assets on the return we expect for each asset class in which we have invested plan assets, using long-term historical returns and weightings based on the target allocation for each class. We expect equity securities to return 10% to 11% over the long term. We expect cash and fixed income investments to return between 4% and 6% over the long term. For hedge funds, we seek returns that exceed those generated by fund-of-funds peer groups with similar expected volatility.
PENSION PLAN ASSET ALLOCATION

	Target allocation
	(weighted average)	Actual allocation
At December 31	2008	2008	2007

Equity securities[1]	34%	30%	41%
Debt securities[2]	30%	33%	26%
Real estate[3]	17%	16%	13%
Alternative assets[4]	19%	21%	20%

Total	100%	100%	100%

[1]	Includes large-cap, mid-cap, small-cap, and international equities

[2]	Includes cash and fixed income instruments

[3]	Includes investments in real estate investment trusts, Treasury inflation protection securities, commodities, and private real estate

[4]	Includes low- and moderate-volatility hedge funds and private equity investments
Some of our pension plan’s assets are invested in the equity and fixed income portfolios of the Wilmington Funds, which our subsidiary, WTIM, manages. Plan assets invested in these funds totaled $53.0 million and $66.1 million at December 31, 2008 and 2007, respectively.

118 Wilmington Trust Corporation	2008 Annual Report
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
DISCOUNT RATE, ASSET RETURN, AND SALARY INCREASE ASSUMPTIONS

		Increase/	Increase/
		(decrease)	(decrease)
At December 31, 2008 (dollars in millions)	Change	in liabilities	in expense

Gain/(loss) due to increase in the discount rate	0.25%	$(1.0)	$(0.1)
Gain/(loss) due to increase in return on assets	0.25%	$—	$—
Gain/(loss) due to increase in salary	0.25%	$0.4	$0.1

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
ASSUMPTIONS USED TO CALCULATE THE ACCUMULATED POSTRETIREMENT BENEFIT OBLIGATION

At December 31	2008	2007

Health care cost trend rate assumed	9%	10%
Rate to which cost trend rate is assumed to decline (the ultimate trend rate)	5%	5%
Year that rate reaches the ultimate trend rate	2013	2013

ASSUMPTIONS USED TO CALCULATE THE NET PERIODIC BENEFIT EXPENSE

For the year ended December 31	2008	2007

Health care cost trend rate assumed	10%	9%
Rate to which cost trend rate is assumed to decline (the ultimate trend rate)	5%	6%
Year that rate reaches the ultimate trend rate	2013	2010

DISCOUNT RATE ASSUMPTIONS

		Increase/	Increase/
		(decrease)	(decrease) in
At December 31, 2008 (dollars in millions)	Change	in liabilities	expense

Gain/(loss) due to increase in the discount rate	0.25%	$(0.5)	$—

EFFECT ON POSTRETIREMENT HEALTH CARE BENEFITS OF A 1% CHANGE IN THE ASSUMED HEALTH CARE TREND RATE

(in millions)	1% increase	1% decrease

Effect on total service and interest components of net periodic health care benefit expense	$0.4	$(0.3)
Effect on accumulated postretirement benefit obligation	$1.2	$(1.0)

Thrift savings plan. We have a defined contribution thrift savings plan that covers all full-time staff members who elect to participate in it. Eligible staff members may contribute from 1% to 25% of their annual base pay, up to a maximum of $15,500 per year. We match each $1.00 a staff member contributes with a $0.50 cash contribution, up to the first 6% of each staff member’s pay. We contributed $4.9 million, $4.4 million, and $4.0 million to this plan in 2008, 2007, and 2006, respectively.

Notes to Consolidated Financial Statements	119

19. STOCK-BASED COMPENSATION PLANS

The Compensation Committee and the Select Committee of our Board of Directors administer these stock-based compensation plans:
•	Executive incentive plan. Our current executive incentive plan, which was approved by shareholders on April 15, 2004, authorizes cash bonuses and issuances of up to 300,000 shares of our common stock with a par value of $1.00 per share. The stock awards we have granted under this plan are for restricted stock and are subject to vesting at the sole discretion of the Compensation Committee. Recent grants typically have vested over a three- or four-year period.

•	Employee stock purchase plan (ESPP). Under the current ESPP, which shareholders approved on April 17, 2008, substantially all staff members may purchase our common stock at the beginning of the stock purchase plan year through payroll deductions of up to 10% of their annual base pay, or $21,250, whichever is less. Plan participants may terminate their participation at any time. The price per share is 85% (or such greater percentage as our Compensation Committee may determine) of the stock’s fair market value at the beginning of the plan year.

•	Directors’ deferred fee plan. Our directors may elect to defer receipt of the cash portion of their directors’ fees until they retire from the Board. A director may elect to earn a yield on the deferred cash portion based on yields Wilmington Trust Company pays on certain deposit products and/or changes in the price of our common stock (including dividends). Choosing the latter creates phantom shares. As of December 31, 2008, the fair value of phantom shares granted under the deferral plan was $0.8 million. For more information about our directors’ compensation, please see the proxy statement for our 2009 annual shareholders’ meeting.

•	Long-term incentive plans. These stock-based plans have permitted us to grant incentive stock options, nonstatutory stock options, restricted stock, and other awards of common stock to officers, other key staff members, directors, and advisory board members. Under these plans, the exercise price of each option has equaled the last sale price of our common stock on the date of the grant; options have been subject to a cliff vesting period, which typically has been three years (or such other term as our Compensation Committee or Select Committee determined); and options have had a maximum term of 10 years.
We account for our stock-based compensation plans in accordance with SFAS No. 123(revised), “Share-Based Payment.” The table below shows the effects of stock-based awards, in total, in our Consolidated Statements of Income.
EFFECTS OF STOCK-BASED COMPENSATION

For the year ended December 31 (in millions)	2008	2007	2006

Compensation expense:
Stock options	$5.4	$5.4	$6.4
Restricted stock	2.6	2.1	0.8
ESPP	—	0.6	0.6

Total compensation expense	$8.0	$8.1	$7.8
Tax benefit	2.8	2.6	1.9

Net income effect	$5.2	$5.5	$5.9

The shares we issue as stock-based compensation come from our treasury, which held approximately 9.4 million shares at December 31, 2008. This is more than adequate to meet the share requirements of our current stock-based compensation plans.
Stock option valuation. Since adopting SFAS No. 123(revised) on January 1, 2006, we made no modifications to stock options already outstanding as of January 1, 2006. For stock options granted after January 1, 2006, we modified the way we determine their value. We segregated the awards into two groups: one group for designated senior managers and one for all other staff members. We did this because senior managers tend to hold their options for more time than other staff members do. Compared to options held for a short amount of time, options held for longer periods are likely to incur greater degrees of volatility in share price and, therefore, greater degrees of volatility in valuation. Segregating option awards into these two groups lets us:
•	Base the value of the options on the amount of time that typically lapses between when options are granted and when they are exercised.

•	Apply different forfeiture rates for each group.

•	Calculate valuation estimates more precisely.

120 Wilmington Trust Corporation	2008 Annual Report
STOCK OPTION VALUATION ASSUMPTIONS

For the year ended December 31	2008	2007	2006

Risk-free interest rate	2.49-3.64%	3.25-4.84%	4.51-4.94%
Volatility of Corporation’s stock	13.71-17.86%	13.46-18.25%	14.39-20.82%
Expected dividend yield	3.85-4.34%	2.88-3.87%	2.72-2.99%
Expected life of options	4.7-8.2 years	4.5-8.2 years	4.3-8.4 years

In the table above:
•	We use the Black-Scholes valuation method.

•	The risk-free interest rate is the U.S. Treasury rate commensurate with the expected life of options on the date of each grant.

•	We based the volatility of our stock on historical volatility over a span of time equal to the expected life of the options.

•	We based the expected life of stock option awards on historical experience. Expected life is the period of time we estimate that granted stock options will remain outstanding.
Stock-based compensation expense for incentive stock options and the ESPP affects our income tax expense and effective tax rate because we are not allowed a tax deduction unless the award recipient or ESPP subscriber makes a disqualifying disposition upon exercise. As a participant in the CPP, we may not deduct compensation of more than $500,000 paid to any named executive officer identified in our proxy statement for any year in which the U.S. Treasury holds any debt or equity security issued to that agency by us under the CPP.
Long-term stock-based incentive plans (LTIPs). When LTIP awards vest, we adjust both retained earnings and stock-based compensation expense to reflect actual forfeitures that occurred prior to the vesting date. When option recipients exercise awards made under the LTIPs, we issue shares and record the proceeds as additions to capital.
LONG-TERM INCENTIVE PLAN STOCK OPTIONS EXERCISED

For the year ended December 31 (dollars in millions)	2008	2007	2006

Number of options exercised	219,219	657,168	1,071,943
Total intrinsic value of options exercised	$0.6	$7.6	$19.3
Cash received from options exercised	$5.1	$19.7	$27.5
Tax benefit realized from tax deductions for options exercised	$0.2	$2.3	$6.0

LONG-TERM INCENTIVE PLAN STOCK OPTION ACTIVITY

			Weighted
		Weighted	average	Aggregate
		average	remaining	intrinsic
	Stock	exercise	contractual	value
For the year ended December 31, 2008	options	price	term	(in millions)

Outstanding at January 1, 2008	6,313,109	$35.21
Granted	1,100,156	$33.06
Exercised	(219,219)	$30.32
Expired	(111,709)	$34.86
Forfeited	(100,037)	$40.68

Outstanding at December 31, 2008	6,982,300	$34.95	3.2 years	$00.0	[1]

Exercisable at December 31, 2008	4,116,689	$31.81	2.0 years	$00.0	[1]

[1]	At December 31, 2008, the closing stock price was $22.24, below the strike price for all options.
The LTIP that shareholders approved in 2005 expired in 2008. We submitted its proposed successor, the 2008 LTIP, to a vote of shareholders on April 17, 2008. The provisions of the 2008 LTIP were similar in many respects to the provisions of the 2005 LTIP. Approval of this plan required that a majority of shares outstanding be cast in favor of it. As of the record date of February 19, 2008, there were 67,173,250 shares outstanding, meaning that, in order to be approved, the 2008 LTIP would have needed at least 33,586,626 votes in favor of its adoption. The 2008 LTIP did not receive shareholder approval.

Notes to Consolidated Financial Statements	121
Shareholders cast votes for the 2008 LTIP as follows:
PROPOSED 2008 LONG-TERM INCENTIVE PLAN

	For	Against	Abstain

Shareholder votes	31,023,091	14,806,837	945,718

The combined number of votes cast on the LTIP represented only 70% of total shares outstanding. We consider the lack of voting on the plan to be a factor in its failure to pass. We expect to submit a similar plan for shareholder approval in 2009.
Unvested stock options. At December 31, 2008, total unrecognized compensation cost related to unvested options was $4.8 million, which we expect to record over a weighted average period of 1.5 years.
UNVESTED STOCK OPTIONS

For the year (per share)	2008	2007	2006

Weighted average fair value at grant date of stock options issued during year	$2.95	$6.92	$7.05

Restricted stock grants. We have made restricted stock grants under our executive incentive and 2005 long-term incentive plans. When restricted stock recipients forfeit their shares before the awards vest, we:
•	Reacquire the shares, hold them in our treasury, and use them to grant new awards.

•	Adjust stockholders’ equity and stock-based compensation expense to reflect these forfeitures.
We measure the fair value of restricted stock by the closing share price on the date of the restricted stock grant. We amortize the value of restricted stock grants into stock-based compensation expense on a straight-line basis over the requisite service period for the entire award. At December 31, 2008, total unrecognized compensation cost related to restricted stock grants was $2.4 million, which we expect to record over a weighted average period of 1.4 years.
Under our incentive plans, the vesting period for restricted stock awards accelerates upon retirement and in certain other circumstances. When we award restricted stock to people from whom we may not receive services in the future, such as those who are eligible for retirement, we recognize the expense of restricted stock grants when we make the award, instead of amortizing the expense over the vesting period of the award. We recorded $2.6 million of expense for restricted stock grants in 2008.
RESTRICTED STOCK ACTIVITY

		Weighted
		average
	Restricted	fair value
For the year ended December 31, 2008	shares	at grant date

Outstanding at January 1, 2008	86,131	$42.77
Granted	118,865	$31.26
Vested	(22,539)	$41.14
Forfeited	(3,549)	$35.63

Outstanding at December 31, 2008	178,908	$35.47

VALUE OF VESTED RESTRICTED STOCK

(in millions)	2008	2007	2006

Total value of shares vested during the year	$0.9	$0.8	$0.3

Employee stock purchase plan. For the ESPP, we record stock-based compensation expense based on the fair value of plan participants’ options to purchase shares, amortized over the plan’s fiscal year. We use the Black-Scholes method to determine the fair value. For the year ended December 31, 2008, the total recognized compensation cost related to the ESPP was $16,367 and the total unrecognized compensation cost related to this plan was $0.1 million. We will recognize this cost in the first five months of 2009. Cash flow from shares issued under these subscriptions was $0.6 million for 2008, $3.4 million for 2007, and $3.1 million for 2006.

122 Wilmington Trust Corporation	2008 Annual Report
EMPLOYEE STOCK PURCHASE PLAN ACTIVITY

	Shares reserved
Activity for the 2004 and 2008 employee stock	for future	Subscriptions
purchase plans and their predecessors	subscriptions	outstanding	Price per share

Balance at January 1, 2006	590,290	106,836
Subscriptions entered into on June 1, 2006	(95,551)	95,551	$37.06
Forfeitures	6,038	(6,038)	$30.54-$37.06
Shares issued	—	(102,348)	$30.54

Balance at January 1, 2007	500,777	94,001
Subscriptions entered into on June 1, 2007	(106,012)	106,012	$36.64
Forfeitures	14,110	(14,110)	$36.64-$37.06
Shares issued	—	(91,911)	$37.06

Balance at January 1, 2008	408,875	93,992
New plan adoption	800,000	—
Forfeitures	78,849	(78,849)	$36.64
Shares issued	—	(15,143)	$36.64
Expiration of 2004 plan	(487,724)	—
Subscriptions entered into on June 1, 2008	(116,076)	116,076	$27.67
Forfeitures	25,918	(25,918)	$27.67

Balance at December 31, 2008	709,842	90,158

20. INCOME TAXES

RECONCILIATION OF STATUTORY INCOME TAX TO INCOME TAX (BENEFIT)/EXPENSE

For the year ended December 31 (in millions)	2008	2007	2006

(Loss)/income before taxes	$(25.1)	$282.6	$216.3
Less: Minority interest	0.5	0.9	(0.2)
Less: Foreign income before taxes	3.5	1.8	1.5

Domestic (loss)/income before taxes, less minority interest	$(29.1)	$279.9	$215.0

Domestic (loss)/income before taxes, less minority interest	$(29.1)	$279.9	$215.0
Income tax at statutory rate of 35%	(10.2)	98.0	75.3
Tax effect of tax-exempt and dividend income	(2.2)	(3.0)	(2.9)
Stock compensation expense	3.8	0.3	0.2
State taxes, net of federal tax benefit	(4.0)	5.4	(2.1)
Valuation allowance	2.7	—	—
Tax reserve	4.9	(1.2)	0.8
Other	3.0	0.2	1.4

Total income taxes	$(2.0)	$99.7	$72.7

Current income taxes:
Federal taxes	$96.6	$92.4	$99.5
State taxes	11.2	8.4	5.4
Foreign taxes	0.4	0.5	0.3

Total current income taxes	$108.2	$101.3	$105.2
Deferred income taxes:
Federal taxes	$(101.2)	$0.2	$(23.8)
State taxes	(9.0)	(1.8)	(8.7)

Total deferred income taxes	$(110.2)	$(1.6)	$(32.5)

Total income taxes	$(2.0)	$99.7	$72.7

Notes to Consolidated Financial Statements	123
The amounts recorded in our Consolidated Statements of Changes in Stockholders’ Equity for common stock issued under stock-based compensation plans include tax (expenses)/benefits of $(0.1) million, $1.3 million, and $4.5 million, respectively, for 2008, 2007, and 2006. We record these amounts as direct (debits)/credits to stockholders’ equity.
In 2006, we reduced the carrying value of affiliate money manager Roxbury Capital Management (RCM) after determining that our investment in that firm was other-than-temporarily impaired (OTTI). This non-cash impairment write-down generated a tax benefit for 2006 of approximately $31.5 million for the subsidiary in which we hold our RCM investment. In 2008, we determined that the carrying value of our investment in RCM had undergone another other-than-temporary impairment, and we recorded another non-cash impairment write-down. This resulted in a tax benefit of approximately $29.2 million for 2008. For more information about RCM and this impairment write-down, read Note 4, “Affiliates and acquisitions,” and Note 10, “Goodwill and other intangibles assets,” in this report.
During 2008, we recorded $130.7 million in OTTI securities losses on some of our pooled trust-preferred securities and our entire portfolio of perpetual preferred stocks. This resulted in a tax benefit of approximately $47.8 million for 2008. For more information about our securities portfolio and these losses, read Note 6, “Investment securities,” in this report.
Our results for the year ended December 31, 2008, were affected unfavorably by $6.1 million recorded to income taxes related to adjustments of deferred tax assets. This adjustment was recorded as a result of a detailed review of our deferred taxes. We believe that the effect of the adjustment was not material to our financial position, results of operations, or liquidity for any period.
For our non-U.S. subsidiaries, we have not provided for U.S. deferred income taxes or foreign withholding taxes on undistributed earnings of $6.9 million, since we intend to reinvest these earnings indefinitely. At December 31, 2008, we had $355.6 million in goodwill, of which $249.4 million is tax-deductible over a 15-year period.
SIGNIFICANT COMPONENTS OF DEFERRED TAX LIABILITIES AND ASSETS

For the year ended December 31 (in millions)	2008	2007

Deferred tax liabilities:
Automobile and equipment leases	$0.1	$1.1
Partnerships	47.7	48.8
Pension and SERP	13.1	14.4
Accretion of discount	1.6	3.6
Amortization expense	5.4	2.7
OCI — interest rate floors	8.0	7.6
Bonus reserve	0.1	0.9
State taxes	—	5.5
Other	2.8	4.4

Gross deferred tax liabilities	$78.8	$89.0

Deferred tax assets:
Loan loss provision	$58.4	$36.5
Tax depreciation	3.1	1.4
Customer list	2.9	0.3
Vacation reserve	0.9	2.2
OPEB obligation	10.7	14.3
Unearned fees	16.4	19.1
Market valuation on investment securities	64.9	12.5
OCI — additional pension liability	37.6	14.0
Interest on nonaccruing loans	2.8	1.5
Impairment of goodwill	60.7	32.1
Stock compensation expense	5.3	6.8
Gain on sale of securities	—	2.2
Net interest rate floor gains	8.1	—
Other	0.7	1.1

Gross deferred tax assets	$272.5	$144.0

Valuation allowance	(2.7)	—

Total deferred tax assets, net of valuation allowance	$269.8	$144.0

Net deferred tax assets	$191.0	$55.0

124 Wilmington Trust Corporation	2008 Annual Report
Net deferred assets are included in the “other assets” portion of the balance sheet. To determine whether a valuation allowance is necessary, we use a standard that considers whether it is more likely than not that the deferred tax assets will be realizable through future taxable income. This standard takes into account our historical earnings growth, as well as future profitability and growth sustainability forecasts.
At December 31, 2008, we established a valuation allowance of $2.7 million for deferred tax assets. This $2.7 million is for the likelihood that one of our subsidiaries will not have future taxable income. If this subsidiary does have income, we will reverse a portion of the valuation allowance for deferred tax assets accordingly.
At December 31, 2008, we recorded a $4.0 million charge to reduce certain executive compensation-related to deferred tax assets as a result of our participation in the CPP.
At December 31, 2008, we had state tax net operating loss carryforwards of approximately $3.1 million. These will expire between 2013 and 2027. Due to the likelihood that we will not generate sufficient amounts of future state taxable income to utilize these net operating losses, we have maintained a valuation allowance of $3.1 million for them. We do not reflect the net operating loss carryforwards or the associated valuation allowance in the table on page 123. We believe it is more likely than not that the results of future operations will generate sufficient taxable income to realize the rest of our deferred tax assets.
In June 2006, FASB issued FIN 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109.” FIN 48 was effective for us beginning January 1, 2007. Its adoption did not have a significant effect on our financial statements. Under FIN 48, we have chosen to continue our practice of recognizing interest and penalties related to uncertain tax positions as income tax expense. We have reviewed and, where necessary, accrued for tax liabilities for open periods. We have applied this methodology consistently.
At the adoption of FIN 48, we recorded a reserve for additional unrecognized tax benefits (UTB) of $1.4 million through a charge to retained earnings. As of December 31, 2008, we had recognized (and reduced UTB by) $1.2 million of that amount, due to settlements and payments.
During 2008:
•	We recorded $0.5 million of interest and penalty exposure as accrued income tax expense.

•	Agreements with state taxing authorities required us to adjust our FIN 48 liability, which resulted in a credit to income tax expense of approximately $1.2 million.
UNRECOGNIZED TAX BENEFITS/(LIABILITIES)

(in millions)

Balance at January 1, 2008	$(2.4)
Additions based on tax positions related to the current year	(0.2)
Additions for tax positions of prior years	(5.1)
Reductions for tax positions of prior years	0.1
Reductions due to settlements and payments	1.2
Reductions due to statute expirations	—

Balance at December 31, 2008	$(6.4)

We file income tax returns in more than 30 tax jurisdictions. In some of these jurisdictions, we file returns for multiple legal entities. Generally, we are subject to scrutiny by tax auditors in these jurisdictions for three to six years (open tax years). No open statutes of limitations have been extended materially in any of our significant locations. Where necessary, we have reviewed and accrued for tax liabilities for open periods.
Our federal income tax return for 2006 is currently under IRS examination. Tax years 2005, 2007, and 2008 remain subject to U.S. federal examination.
It is reasonably possible that certain UTB may increase or decrease within the next 12 months due to tax examination changes, settlement changes, settlement activities, statute of limitation expirations, or the effects that published tax cases or other decisions could have on tax recognition and measurement considerations. At this time, however, any change is uncertain and an estimate cannot be made.

Notes to Consolidated Financial Statements	125

21. ACCUMULATED OTHER COMPREHENSIVE LOSS

COMPONENTS OF ACCUMULATED OTHER COMPREHENSIVE LOSS

For the year (in millions)	2008	2007	2006

Net unrealized losses on securities, net of taxes of $(18.8), $(11.9), and $(9.3)	$(33.5)	$(21.2)	$(16.6)
Net unrealized gain on equity method investment, net of taxes of $0.3, $0.0, and $0.0	0.5	—	—
Net unrealized holding gains/(losses) on derivatives, net of taxes of $8.1, $6.8, and $(1.5)	14.8	12.7	(2.7)
Reclassification adjustment of derivative costs, net of taxes of $0.0, $0.8, and $0.1	—	1.4	0.1
Pension liability, net of taxes of $(32.5), $(6.4), and $(12.9)	(60.1)	(11.7)	(23.9)
SERP liability, net of taxes of $(4.5), $(2.6), and $(2.2)	(8.4)	(4.8)	(4.1)
Postretirement benefits liability, net of taxes of $1.6, $(3.5), and $(3.9)	2.9	(6.7)	(7.1)
Foreign currency translation, net of taxes of $(0.4), $1.1, and $0.9	(0.7)	1.9	1.6

Total accumulated other comprehensive loss	$(84.5)	$(28.4)	$(52.7)

ACCUMULATED DERIVATIVE GAINS/(LOSSES) ON CASH FLOW HEDGES

For the year, net of taxes (in millions)	2008	2007	2006

Beginning accumulated derivative gains/(losses) on cash flow hedges	$12.7	$(2.7)	$—
Net change associated with current year hedging transactions	8.8	15.4	(2.7)
Net amount reclassified into earnings	(6.7)	—	—

Ending accumulated derivative gains/(losses) on cash flow hedges	$14.8	$12.7	$(2.7)

22. EARNINGS PER SHARE

COMPUTATION OF BASIC AND DILUTED NET EARNINGS PER COMMON SHARE

(in millions, except earnings per share and dividends per share)	2008	2007	2006

Net (loss)/income	$(23.6)	$182.0	$143.8
Preferred dividends	0.9	—	—

Net (loss)/income available to common shareholders	$(24.5)	$182.0	$143.8

Average common shares issued and outstanding	67.5	67.9	68.4
Dilutive common shares from employee stock options, non-vested restricted stock, ESPP subscriptions, and stock warrants	—	1.0	1.3

Total diluted common shares issued and outstanding	67.5	68.9	69.7

Basic (loss)/income per common share	$(0.36)	$2.68	$2.10
Diluted (loss)/income per common share	$(0.36)	$2.64	$2.06
Annual cash dividend declared per common share	$1.37	$1.32	$1.245
Anti-dilutive options excluded from calculation	7.2 [1]	0.3	0.5

[1]	At December 31, 2008, the closing price of our stock was less than the strike price for all share equivalents.

23. SEGMENT REPORTING

We report business segment results for four segments: one for each of our three core businesses — Regional Banking, Wealth Advisory Services (WAS), and Corporate Client Services (CCS) — and one for affiliate money managers Cramer Rosenthal McGlynn (CRM) and Roxbury Capital Management (RCM). For more information about our three core businesses, read Note 1, “Nature of business,” in this report. For more information about CRM, RCM, and our ownership interests in them, read Note 4, “Affiliates and acquisitions,” in this report.

126 Wilmington Trust Corporation	2008 Annual Report
The WAS segment includes the results of Grant Tani Barash &Altman, which we acquired in 2004; and Bingham Legg Advisers, which we acquired in 2007. The CCS segment includes the results of Charleston Captive Management, which we acquired in 2005; PwC Corporate Services (Cayman) Limited, which we acquired in 2006; Wilmington Trust Conduit Services, which we formed in 2006; Amaco (Luxembourg) S.A., which we acquired in 2007; and AST Capital Trust Company and UBS Fiduciary Trust Company, which we acquired in 2008.
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
We are presenting segment data on an operating basis consistent with our consolidated information. We believe that operating results — those that excluded the effects of impairment write-downs — present a more relevant measure of ongoing business trends and offer a better basis of comparison with prior periods. For information about the write-downs we recorded in 2008 and 2006, read Note 4, “Affiliates and acquisitions,” Note 6, “Investment securities,” and Note 10, “Goodwill and other intangible assets,” in this report.
We have adjusted segment data for prior periods due to changes in reporting methodology and/or organizational structure.
SEGMENT REPORTING

		Wealth	Corporate	Affiliate
	Regional	Advisory	Client	Money
For the year ended December 31, 2008 (in millions)	Banking	Services	Services	Managers	Totals

Net interest income	$334.0	$24.1	$7.3	$(7.7)	$357.7
Provision for loan losses	(102.4)	(13.1)	—	—	(115.5)

Net interest income after provision	231.6	11.0	7.3	(7.7)	242.2
Advisory fees:
Wealth Advisory Services	2.8	214.0	7.9	—	224.7
Corporate Client Services	1.6	—	130.2	—	131.8
Affiliate Money Managers	—	—	—	15.7	15.7

Total advisory fees	4.4	214.0	138.1	15.7	372.2
Amortization of other intangibles	—	(4.1)	(2.7)	(0.9)	(7.7)

Total advisory fees after amortization of other intangibles	4.4	209.9	135.4	14.8	364.5
Other noninterest income	55.1	2.0	1.4	—	58.5
Securities gains	0.1	—	—	—	0.1

Net interest and noninterest income	291.2	222.9	144.1	7.1	665.3
Noninterest expense	(170.0)	(200.8)	(122.0)	—	(492.8)

Segment profit before income taxes	121.2	22.1	22.1	7.1	172.5
Applicable income taxes and minority interest	48.0	9.8	11.6	3.7	73.1

Segment operating income	$73.2	$12.3	$10.5	$3.4	$99.4
Investment securities impairment charge					(130.7)
Roxbury Capital Management impairment charge					(66.9)
Applicable income taxes for impairment charges					74.6

Reported net loss					$(23.6)

Depreciation and amortization	$12.6	$10.3	$8.1	$0.9	$31.9
Investment in equity method investees	$—	$—	$—	$158.1	$158.1
Segment average assets	$9,749.1	$1,590.3	$353.2	$188.6	$11,881.2

Notes to Consolidated Financial Statements	127

		Wealth	Corporate	Affiliate
	Regional	Advisory	Client	Money
For the year ended December 31, 2007 (in millions)	Banking	Services	Services	Managers	Totals

Net interest income	$342.0	$25.2	$13.8	$(12.1)	$368.9
Provision for loan losses	(24.4)	(3.8)	—	—	(28.2)

Net interest income after provision	317.6	21.4	13.8	(12.1)	340.7
Advisory fees:
Wealth Advisory Services	2.8	210.9	6.4	—	220.1
Corporate Client Services	1.3	—	97.3	—	98.6
Affiliate Money Managers	—	—	—	21.9	21.9

Total advisory fees	4.1	210.9	103.7	21.9	340.6
Amortization of affiliate intangibles	—	(3.1)	(0.6)	(1.0)	(4.7)

Total advisory fees after amortization of affiliate intangibles	4.1	207.8	103.1	20.9	335.9
Other noninterest income	47.2	1.9	0.9	—	50.0
Securities gains	0.1	—	—	—	0.1

Net interest and noninterest income	369.0	231.1	117.8	8.8	726.7
Noninterest expense	(169.9)	(188.2)	(86.0)	—	(444.1)

Segment profit before income taxes	199.1	42.9	31.8	8.8	282.6
Applicable income taxes and minority interest	70.3	15.5	11.2	3.6	100.6

Segment net income	$128.8	$27.4	$20.6	$5.2	$182.0

Depreciation and amortization	$12.5	$9.1	$4.7	$1.0	$27.3
Investment in equity method investees	$—	$—	$—	$215.3	$215.3
Segment average assets	$9,172.2	$1,412.7	$203.1	$209.4	$10,997.4

		Wealth	Corporate	Affiliate
	Regional	Advisory	Client	Money
For the year ended December 31, 2006 (in millions)	Banking	Services	Services	Managers	Totals

Net interest income	$334.7	$25.7	$15.2	$(12.5)	$363.1
Provision for loan losses	(20.5)	(0.8)	—	—	(21.3)

Net interest income after provision	314.2	24.9	15.2	(12.5)	341.8
Advisory fees:
Wealth Advisory Services	2.3	184.5	5.2	—	192.0
Corporate Client Services	1.0	—	84.6	—	85.6
Affiliate Money Managers	—	—	—	20.5	20.5

Total advisory fees	3.3	184.5	89.8	20.5	298.1
Amortization of affiliate intangibles	—	(2.8)	(0.5)	(0.9)	(4.2)

Total advisory fees after amortization of affiliate intangibles	3.3	181.7	89.3	19.6	293.9
Other noninterest income	48.6	2.3	1.1	—	52.0
Securities gains	0.2	—	—	—	0.2

Net interest and noninterest income	366.3	208.9	105.6	7.1	687.9
Noninterest expense	(157.5)	(164.7)	(77.0)	(0.1)	(399.3)

Segment profit before income taxes	208.8	44.2	28.6	7.0	288.6
Applicable income taxes and minority interest	74.8	16.0	9.4	2.9	103.1

Segment operating income	134.0	28.2	19.2	4.1	185.5
Roxbury Capital Management impairment charge					(72.3)
Applicable income tax benefit from impairment charge					30.6

Reported net income					$143.8

Depreciation and amortization	$12.7	$9.0	$4.9	$0.9	$27.5
Investment in equity method investees	$—	$—	$—	$198.9	$198.9
Segment average assets	$8,650.1	$1,381.4	$216.6	$247.0	$10,495.1

128 Wilmington Trust Corporation	2008 Annual Report

24. WILMINGTON TRUST CORPORATION (CORPORATION ONLY)

The following tables present condensed financial information for Wilmington Trust Corporation. We use the equity method of accounting to record investments in wholly owned subsidiaries.
STATEMENTS OF CONDITION

As of December 31 (in millions)	2008	2007

Assets:
Cash and due from banks	$303.7	$11.2
Investment in subsidiaries	1,372.4	1,346.6
Investment securities available for sale	43.4	54.2
Advance to subsidiaries	79.8	84.4
Income taxes receivable	2.8	3.8
Other assets	5.7	5.0

Total assets	$1,807.8	$1,505.2

Liabilities and stockholders’ equity:
Liabilities	$13.1	$5.6
Line of credit and other debt	20.0	139.5
Long-term debt	440.8	239.8
Stockholders’ equity	1,333.9	1,120.3

Total liabilities and stockholders’ equity	$1,807.8	$1,505.2

STATEMENTS OF INCOME

For the year ended December 31 (in millions)	2008	2007	2006

Income:
Dividend from subsidiaries	$94.2	$142.1	$73.2
Interest on advance to subsidiaries	3.9	5.8	5.3
Interest	2.0	2.6	3.3
Securities (losses)/gains	0.1	0.1	0.1

Total income	$100.2	$150.6	$81.9

Expense:
Interest on other borrowings	$4.2	$7.9	$0.5
Interest on long-term debt	27.5	17.6	24.0
Salaries, incentives, and bonuses	0.3	0.3	0.5
Other noninterest expense	1.5	1.4	2.4

Total expense	$33.5	$27.2	$27.4

(Loss)/income before income tax benefit and equity in undistributed income of subsidiaries	$66.7	$123.4	$54.5
Income tax benefit	(9.1)	(5.5)	(5.8)
Equity in undistributed (loss)/income of subsidiaries	(99.4)	53.1	83.5

Net (loss)/income	$(23.6)	$182.0	$143.8

Notes to Consolidated Financial Statements	129
STATEMENTS OF CASH FLOW

For the year ended December 31 (in millions)	2008	2007	2006

OPERATING ACTIVITIES

Net (loss)/income	$(23.6)	$182.0	$143.8
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed loss/(income) of subsidiaries	99.4	(53.1)	(83.5)
Amortization of premiums on investment securities available for sale	0.2	0.3	0.3
Securities gains	(0.1)	(0.1)	(0.1)
Stock-based compensation expense	0.3	0.3	0.5
Tax benefit realized on employee exercise of stock options	—	—	—
Decrease in other assets	4.2	2.7	4.9
Increase in other liabilities	9.4	1.0	0.4

Net cash provided by operating activities	89.8	133.1	66.3

INVESTING ACTIVITIES
Proceeds from sales of investment securities available for sale	6.5	1.0	7.2
Proceeds from maturities of investment securities available for sale	7.6	29.8	11.0
Purchases of investment securities available for sale	(4.8)	(0.4)	(7.4)
Capital contribution to subsidiaries	(177.0)	(31.2)	(6.8)
Advance to subsidiary	(8.0)	(15.3)	(15.9)
Repayment of advance to subsidiary	13.0	11.3	13.3
Swap termination	—	—	(12.7)

Net cash used for investing activities	(162.7)	(4.8)	(11.3)

FINANCING ACTIVITIES

Cash dividends	(92.5)	(89.9)	(85.1)
Net increase in line of credit	5.0	—	15.0
Proceeds from common stock issued under employment benefit plans	5.7	23.1	31.4
Proceeds from reissuance of treasury stock	43.7	—	—
Proceeds from issuance of preferred stock	330.0	—	—
Proceeds from issuance of long-term debt	198.7	—	—
Maturity of long-term debt	(125.0)	—	—
Acquisition of treasury stock	(0.2)	(86.5)	(29.1)

Net cash provided by/(used for) financing activities	365.4	(153.3)	(67.8)
Increase/(decrease) in cash and cash equivalents	292.5	(25.0)	(12.8)
Cash and cash equivalents at beginning of year	11.2	36.2	49.0

Cash and cash equivalents at end of year	$303.7	$11.2	$36.2

130 Wilmington Trust Corporation	2008 Annual Report
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
We review our critical accounting policies, financial reporting, and internal control matters with our Audit Committee, which is composed exclusively of independent directors who possess the financial knowledge and experience to provide appropriate oversight. The Audit Committee is responsible for appointing an independent registered public accounting firm to audit our financial statements in accordance with GAAP, and to assess independently the fair presentation of our financial position, results of operations, and cash flows. Our Audit Committee members communicate directly with our internal auditor and our independent registered public accounting firm, KPMG LLP. KPMG’s report is on page 131 of this report.
Presenting financial results that are complete, transparent, and understandable.  As management, we are responsible for the financial statements and financial information that are included in this report. This includes making sure that our financial statements are prepared in accordance with GAAP. Where necessary, amounts recorded reflect our best judgment. We have provided certifications regarding the quality of our public disclosures in all periodic reports filed with the Securities and Exchange Commission as required. In addition, the New York Stock Exchange (NYSE) requires us to certify annually that we are in compliance with the NYSE’s Corporate Governance Listing Standards. We made an unqualified certification regarding our compliance with these standards on May 8, 2008. Our next NYSE certification is due in May 2009.
Management’s report on internal control over financial reporting.  We are responsible for establishing and maintaining adequate internal control over our financial reporting. To assess the effectiveness of that control, we use criteria established in Internal Control — Integrated Framework issued by the Committee on Sponsoring Organizations of the Treadway Commission. As of December 31, 2008, we concluded that our internal control over financial reporting is effective. Our assessment did not include AST Capital Trust Company (AST), the firm we acquired in April 2008. AST had assets of $244.5 million and total revenue of $25.8 million included in our Consolidated Financial Statements as of and for the year ended December 31, 2008. KPMG has issued an attestation report on the effectiveness of our internal control over financial reporting, which appears on page 132 of this report.

Ted T Cecala	Robert V.A. Harra Jr.	David R. Gibson
Chairman and	President and	Chief Financial Officer and
Chief Executive Officer	Chief Operating Officer	Executive Vice President, Finance

131

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Wilmington Trust Corporation:
We have audited the accompanying consolidated statements of condition of Wilmington Trust Corporation and subsidiaries (the Corporation) as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008. These consolidated financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
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
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Corporation as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.
As more fully discussed in note 2 to the consolidated financial statements, the Corporation adopted Statement of Financial Accounting Standards No. 123 (revised), “Share-Based Payment,” effective January 1, 2006, and Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” effective December 31, 2006.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Corporation’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 2, 2009 expressed an unqualified opinion on the effectiveness of the Corporation’s internal control over financial reporting.
/s/ KPMG LLP
Philadelphia, Pennsylvania
March 2, 2009

132 Wilmington Trust Corporation	2008 Annual Report
Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Wilmington Trust Corporation:
We have audited the internal control over financial reporting of Wilmington Trust Corporation and subsidiaries (the Corporation) as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Corporation’s internal control over financial reporting based on our audit.
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
In our opinion, the Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of condition of the Corporation as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008, and our report dated March 2, 2009 expressed an unqualified opinion on those consolidated financial statements.
/s/ KPMG LLP
Philadelphia, Pennsylvania
March 2, 2009

Board Of Directors
Carolyn S. Burger1
Former President and Chief Executive Officer,
Bell Atlantic — Delaware, Inc;
Former Principal, CB Associates, Inc.
Ted T. Cecala
Chairman of the Board and
Chief Executive Officer,
Wilmington Trust Corporation;
Director, Federal Reserve Bank
of Philadelphia;
Member, Board of Managers,
Cramer Rosenthal McGlynn, LLC, and
Roxbury Capital Management, LLC;
Member, Board of Trustees of
WT Mutual Fund
Thomas L. Du Pont2,3
Chairman and Publisher,
duPont Publishing, Inc.
R. Keith Elliott3
Retired Director, Chairman, and CEO,
Hercules Incorporated;
Lead Director,
Checkpoint Systems, Inc.;
Director, QSGI, Inc.; and Trustee of
the Institute for Defense Analyses
Donald E. Foley1*,2
Senior Vice President, Treasurer, and
Director of Taxes, ITT Corporation
Robert V.A. Harra Jr.
President and Chief Operating Officer,
Wilmington Trust Corporation
Gailen Krug1,2
Chief Investment Officer and
Vice President, Waycrosse, Inc.
Rex L. Mears3*
President, Ray S. Mears and Sons, Inc.
Stacey J. Mobley2*
Retired Senior Vice President,
General Counsel, and
Chief Administrative Officer,
E. I. du Pont de Nemours and Company;
Director, International Paper Co.
Michele Rollins, Esq.3
Chairman, Rollins Jamaica
Dr. David P. Roselle1
President Emeritus,
University of Delaware;
Director, OCLC, Inc.,
Blue Cross/Blue Shield of Delaware, and
Winterthur Museum

Oliver R. Sockwell Jr.1
Retired President and
Chief Executive Officer, Construction
Loan Insurance Corporation;
Director, RR Donnelley & Sons
Company and Liz Claiborne, Inc.

Robert W. Tunnell Jr.3
Managing Partner,
Tunnell Companies, L.P.

Susan D. Whiting2
Vice Chair, The Nielsen Company

Standing Committees of the Board:

[1]	Audit Committee

[2]	Compensation Committee

[3]	Nominating and Corporate Governance Committee

*	Denotes committee chair
WILMINGTON TRUST PRINCIPAL OFFICERS
Ted T. Cecala
Chairman of the Board and
Chief Executive Officer
Robert V.A. Harra Jr.
President and Chief Operating Officer
David R. Gibson
Chief Financial Officer and
Executive Vice President, Finance
Robert M. Balentine
Executive Vice President,
Wilmington Trust;
Chairman and Chief Executive Officer,
Wilmington Trust
Investment Management, LLC
William J. Farrell II
Executive Vice President,
Corporate Client Services
Mark A. Graham
Executive Vice President,
Wealth Advisory Services
Michael A. Digregorio
Senior Vice President,
Secretary, and Chief Legal Counsel
Ronald K. Pendleton
Senior Vice President and Auditor
Kevyn N. Rakowski
Senior Vice President and Controller
Kevin J. Conte
Vice President and Treasurer

133

134 Wilmington Trust Corporation	2008 Annual Report
STOCKHOLDER INFORMATION

STOCK MARKET LISTING

Common stock trading symbol: WL
Common stock exchange listing: New York Stock Exchange (NYSE)
Our common stock has been traded on the NYSE since January 12, 1999. Before then, our common stock was traded on the NASDAQ Stock Market® under the symbol WILM.
On December 12, 2008, we issued 330,000 shares of Series A preferred stock and associated warrants to the U.S. Department of the Treasury under its Capital Purchase Program. Unless noted otherwise, information in this section pertains to our common stock. For more information about our Series A preferred stock, read Note 16, “Capital,” in this report.

COMMON STOCK PRICE PERFORMANCE

The graph below compares the cumulative total stockholder return (including price appreciation and dividend reinvestments) on our common stock, all companies in the Standard & Poor’s 500 Index (S&P 500), and companies in the Keefe, Bruyette & Woods (KBW) 50 Bank Index over the past five years, assuming an initial investment of $100 at the close of business on December 31, 2003. The KBW 50 Bank Index includes all money center banks and most major regional banks, weighted by market capitalization. We regard it as a proxy for the stock price performance of large banks throughout the United States.
Source: KBW Research, SNL DataSource, FactSet Research
CUMULATIVE TOTAL STOCKHOLDER RETURN

As of December 31	2003	2004	2005	2006	2007	2008

WL	$100.0	$103.5	$115.1	$128.4	$110.8	$73.7
S&P 500 Index	$100.0	$110.8	$116.3	$134.6	$142.0	$89.5
KBW 50 Bank Index	$100.0	$110.0	$111.3	$132.9	$102.3	$55.8

Stockholder Information	135
COMMON STOCK PRICE PERFORMANCE AND PER-SHARE DIVIDENDS PAID

	2008			2007			2006
			Dividend			Dividend			Dividend
Quarter	High	Low	paid	High	Low	paid	High	Low	paid

First	$35.50	$27.78	$0.335	$44.55	$39.74	$0.315	$44.80	$38.54	$0.300
Second	$35.17	$26.26	$0.345	$43.14	$39.62	$0.335	$45.21	$40.22	$0.315
Third	$46.75	$20.50	$0.345	$42.14	$36.46	$0.335	$45.61	$40.52	$0.315
Fourth	$31.07	$19.49	$0.345	$42.00	$32.57	$0.335	$45.33	$40.54	$0.315

Total	$46.75	$19.49	$1.370	$44.55	$32.57	$1.320	$45.61	$38.54	$1.245

Dividend payout ratio			—%			49.40%			59.18%

Dividend payout ratio excluding impairment write-downs			93.06%						45.88%

PER-SHARE PRICE AND BOOK VALUE

	2008		2007		2006
At quarter end	Closing price	Book value	Closing price	Book value	Closing price	Book value

First	$31.10	$16.99	$42.17	$15.90	$43.35	$15.30
Second	$26.44	$15.84	$41.51	$15.77	$42.18	$15.54
Third	$28.83	$15.60	$38.90	$16.23	$44.55	$15.56
Fourth	$22.24	$14.65	$35.20	$16.70	$42.17	$15.46

STATISTICAL INFORMATION

At year end	2008	2007	2006

Shareholders of record (approximate)	7,534	7,718	7,962
Diluted shares outstanding (average)	67,453,648	68,850,523	69,674,934
Basic shares outstanding (period end)	69,113,448	67,086,546	68,459,514
Market capitalization	$1.54 billion	$2.36 billion	$2.89 billion

DIVIDENDS

We generally declare dividends on our common stock in the first month of each quarter to stockholders of record as of the first business day in February, May, August, and November. Common stock dividend payment dates usually occur 10 business days after the record date.
We have paid cash dividends on our common stock since 1908. We have paid quarterly cash dividends on our common stock every quarter since 1916.

ANNUAL MEETING

Our annual meeting of stockholders will be held on Wednesday, April 22, 2009, at 10:00 a.m. (Eastern) at the Etta A. Harper Conference Center on the mezzanine level of the Wilmington Trust Plaza, 301 West 11th Street (between Washington and West Streets), in downtown Wilmington, Delaware.

136 Wilmington Trust Corporation	2008 Annual Report

INQUIRIES REGARDING STOCK HOLDINGS

Registered shareholders of our common stock (owners who hold shares in their name) should direct inquiries about stockholder records, statements, dividend payments, stock transfers, address changes, lost certificates, duplicate mailings, direct deposit of cash dividend payments, and other administrative services to our stock transfer agent, dividend reinvestment and disbursing agent, and registrar of stock:

Wells Fargo Bank, N.A.
Telephone: 800.999.9867
www.wellsfargo.com/com/
shareowner_services

Mailing Address:
Wells Fargo Shareowner Services
P.O. Box 64854
St. Paul, MN 55164

Street Address:
Wells Fargo Shareowner Services
161 North Concord Exchange
South St. Paul, MN 55075
Beneficial shareholders of our common stock (owners who hold shares in the name of a broker or brokerage house) should direct communications on all administrative matters to the broker.

DIVIDEND REINVESTMENT AND VOLUNTARY STOCK PURCHASE PLAN

Stockholders may purchase additional shares of our common stock by having their regular quarterly cash dividends automatically reinvested and/or by making voluntary cash payments. We pay all commissions and fees connected with the purchase and safekeeping of shares acquired under this plan. For details of this plan, please contact the stock transfer agent. We do not offer a direct stock purchase plan.

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
Our Corporate Governance Guidelines, Code of Conduct and Ethics, and the charters of our Audit, Compensation, and Nominating and Corporate Governance Committees are available in the About Us section of our Web site. This section also contains any amendments to or waivers from the Code of Conduct and Ethics that apply to any of our directors or executive officers.
Printed copies of these materials are available free of charge to any shareholder who requests them by contacting Investor Relations at (302) 651-8527 or IR@wilmingtontrust.com.

SEC CERTIFICATIONS

Certifications by the chairman and chief executive officer and the chief financial officer, as required under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, were filed as exhibits to the 2008 Annual Report on Form 10-K and to the quarterly reports on Form 10-Q we filed with the SEC in 2008.

Stockholder Information	137

HOW TO CONTACT US

Investors should direct inquiries to:	Members of the news media should direct inquiries to:

IR@wilmingtontrust.com	media@wilmingtontrust.com
Ellen J. Roberts,	J. William Benintende,
Vice President, Investor Relations	Vice President, Public Relations
302.651.8069	302.651.8268
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
Wilmington, DE 19890-0001
302.651.1000
www.wilmingtontrust.com

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP
1601 Market Street
Philadelphia, PA 19103
267.256.7000
© 2009 Wilmington Trust Corporation. Affiliates in Arizona, California, Delaware, Florida, Georgia, Maryland, Massachusetts, Minnesota, Nevada, New Jersey, New York, and Pennsylvania. Members FDIC. Other affiliates in Connecticut, South Carolina, Vermont, Amsterdam, Cayman Islands, Channel Islands, Dublin, Frankfurt, London, and Luxembourg.

138 Wilmington Trust Corporation	2008 Annual Report
WILMINGTON TRUST OFFICE LOCATIONS

CORPORATE HEADQUARTERS Rodney Square North 1100 North Market Street Wilmington, DE 19890-0001 302.651.1000 www.wilmingtontrust.com	ARIZONA
Phoenix

CALIFORNIA
Beverly Hills
Costa Mesa
Los Angeles

CONNECTICUT
Guilford
Stamford

DELAWARE
49 offices throughout the state

FLORIDA
North Palm Beach
Palm Beach
Stuart
Vero Beach

GEORGIA
Atlanta

MARYLAND
Baltimore
Bel Air

MASSACHUSETTS
Boston

MINNESOTA
Minneapolis	NEVADA
Las Vegas

NEW JERSEY
Jersey City
Mount Laurel
Princeton

NEW YORK
2 offices in Manhattan

PENNSYLVANIA
Doylestown
Lehigh Valley (Bethlehem)
Philadelphia
Villanova
West Chester

SOUTH CAROLINA
Charleston

VERMONT
Burlington

OUTSIDE THE UNITED STATES
Amsterdam
Cayman Islands
Channel Islands
Dublin
Frankfurt
London
Luxembourg

Wilmington Trust 2008 ANNUAL REPORT AR2008